                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

ADVANCED SERIES ADVISOR PLAN/SM/ III ("ASAP III/SM/")
ADVANCED SERIES APEX II/SM/ ("APEX II/SM/")
ADVANCED SERIES XTRA CREDIT SIX/SM/ ("ASXT6/SM/") OR ("XT6")
ADVANCED SERIES LIFEVEST II/SM/ ("ASL II/SM/")

FLEXIBLE PREMIUM DEFERRED ANNUITIES
PROSPECTUS: APRIL 30, 2015

This prospectus describes four different flexible premium deferred annuities (the "Annuities" or the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us"). If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered for new sales. These Annuities were offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional's decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which each Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Selling broker-dealer firms may not offer all the Annuities described in this prospectus and/or may impose restrictions on the availability of the Annuity based on certain criteria. Please speak to your Financial Professional for further details. EACH ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix G. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. BECAUSE THE XT6 ANNUITY GRANTS CREDITS WITH RESPECT TO YOUR PURCHASE PAYMENTS, THE EXPENSES OF THE XT6 ANNUITY MAY BE HIGHER THAN EXPENSES FOR AN ANNUITY WITHOUT A CREDIT. IN ADDITION, THE AMOUNT OF THE CREDITS THAT YOU RECEIVE UNDER THE XT6 ANNUITY MAY BE MORE THAN OFFSET OVER TIME BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE CREDIT.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, Nationwide Variable Insurance Trust, ProFunds VP, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUSES FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below--see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADVANCED SERIES ADVISOR PLAN/SM/ III, APEX II/SM/, XTRA CREDIT/(R)/ AND
LIFEVEST II/SM/ ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.
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                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2015  Statement of Additional Information Dated: April 30, 2015
COREPROS                                                ASAP3SAI, APEX2SAI, XT6SAI, ASL2SAI

                              INVESTMENT OPTIONS

 Please note that you may not allocate Purchase Payments to the AST Investment
    Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond
                                Portfolio 2025)

ADVANCED SERIES TRUST                                    AST T. Rowe Price Natural Resources Portfolio
   AST Academic Strategies Asset Allocation              AST Templeton Global Bond Portfolio
   Portfolio
   AST Advanced Strategies Portfolio                     AST Wellington Management Hedged Equity Portfolio
   AST AQR Emerging Markets Equity Portfolio             AST Western Asset Core Plus Bond Portfolio
   AST AQR Large-Cap Portfolio                           AST Western Asset Emerging Markets Debt Portfolio
   AST Balanced Asset Allocation Portfolio
   AST BlackRock Global Strategies Portfolio          AIM VARIABLE INSURANCE FUNDS
   AST BlackRock iShares ETF Portfolio                (INVESCO VARIABLE INSURANCE FUNDS)
   AST BlackRock/Loomis Sayles Bond Portfolio            Invesco V.I. Diversified Dividend Fund - Series I shares
   AST Bond Portfolio 2015                               Invesco V.I. Global Health Care Fund - Series I shares
   AST Bond Portfolio 2016                               Invesco V.I. Mid Cap Growth Fund - Series I shares
   AST Bond Portfolio 2017                               Invesco V.I. Technology Fund - Series I shares
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019                            NATIONWIDE VARIABLE INSURANCE TRUST
   AST Bond Portfolio 2020                               NVIT Developing Markets Fund
   AST Bond Portfolio 2021
   AST Bond Portfolio 2022                            PROFUNDS VP
   AST Bond Portfolio 2023                               Access VP High Yield
   AST Bond Portfolio 2024                               Asia 30
   AST Bond Portfolio 2025                               Banks
   AST Bond Portfolio 2026                               Basic Materials
   AST Boston Partners Large-Cap Value Portfolio         Bear
   AST Capital Growth Asset Allocation Portfolio         Biotechnology
   AST ClearBridge Dividend Growth Portfolio             Bull
   AST Cohen & Steers Realty Portfolio                   Consumer Goods
   AST Defensive Asset Allocation Portfolio              Consumer Services
   AST FI Pyramis(R) Asset Allocation Portfolio/1/       Europe 30
   AST FI Pyramis(R) Quantitative Portfolio/1/           Financials
   AST Franklin Templeton Founding Funds
   Allocation Portfolio*                                 Health Care
   AST Franklin Templeton Founding Funds Plus
   Portfolio                                             Industrials
   AST Global Real Estate Portfolio                      Internet
   AST Goldman Sachs Large-Cap Value Portfolio           Japan
   AST Goldman Sachs Mid-Cap Growth Portfolio            Large-Cap Growth
   AST Goldman Sachs Multi-Asset Portfolio               Large-Cap Value
   AST Goldman Sachs Small-Cap Value Portfolio           Mid-Cap Growth
   AST Herndon Large-Cap Value Portfolio                 Mid-Cap Value
   AST High Yield Portfolio                              NASDAQ-100
   AST International Growth Portfolio                    Oil & Gas
   AST International Value Portfolio                     Pharmaceuticals
   AST Investment Grade Bond Portfolio                   Precious Metals
   AST J.P. Morgan Global Thematic Portfolio             Real Estate
   AST J.P. Morgan International Equity Portfolio        Rising Rates Opportunity
   AST J.P. Morgan Strategic Opportunities
   Portfolio                                             Semiconductor
   AST Jennison Large-Cap Growth Portfolio               Short Mid-Cap
   AST Large-Cap Value Portfolio                         Short NASDAQ-100
   AST Loomis Sayles Large-Cap Growth Portfolio          Short Small-Cap
   AST Lord Abbett Core Fixed Income Portfolio           Small-Cap Growth
   AST MFS Global Equity Portfolio                       Small-Cap Value
   AST MFS Growth Portfolio                              Technology
   AST MFS Large-Cap Value Portfolio                     Telecommunications
   AST Mid-Cap Value Portfolio                           U.S. Government Plus
   AST Money Market Portfolio                            UltraBull
   AST Neuberger Berman Core Bond Portfolio              UltraMid-Cap
   AST Neuberger Berman Mid-Cap Growth Portfolio         UltraNASDAQ-100
   AST Neuberger Berman/LSV Mid-Cap Value
   Portfolio                                             UltraSmall-Cap
   AST New Discovery Asset Allocation Portfolio          Utilities
   AST Parametric Emerging Markets Equity
   Portfolio
   AST PIMCO Limited Maturity Bond Portfolio          THE PRUDENTIAL SERIES FUND
   AST Preservation Asset Allocation Portfolio           SP International Growth*
   AST Prudential Core Bond Portfolio
   AST Prudential Growth Allocation Portfolio         WELLS FARGO VARIABLE TRUST
   AST QMA Emerging Markets Equity Portfolio             Wells Fargo Advantage VT International Equity - Class 1
   AST QMA Large-Cap Portfolio                           Wells Fargo Advantage VT Intrinsic Value - Class 2
   AST QMA US Equity Alpha Portfolio                     Wells Fargo Advantage VT Omega Growth - Class 1
   AST Quantitative Modeling Portfolio                   Wells Fargo Advantage VT Small Cap Growth - Class 1
   AST RCM World Trends Portfolio
   AST Schroders Global Tactical Portfolio               /1/ Pyramis is a registed service mark of FMR LLC. Used
                                                         with permission.
   AST Schroders Multi-Asset World Strategies            *No longer offered for new investment. See description
   Portfolio                                             regarding the Portfolio in
   AST Small-Cap Growth Portfolio                        "Investment Options."
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Asset Allocation Portfolio
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio

                                   CONTENTS

GLOSSARY OF TERMS..............................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES...........................................  5
EXPENSE EXAMPLES............................................................... 18
SUMMARY........................................................................ 20
INVESTMENT OPTIONS............................................................. 25
   WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?.......... 25
   WHAT ARE THE FIXED ALLOCATIONS?............................................. 39
FEES AND CHARGES............................................................... 41
   WHAT ARE THE CONTRACT FEES AND CHARGES?..................................... 41
   WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?................................ 43
   WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?................... 43
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES................................... 43
PURCHASING YOUR ANNUITY........................................................ 44
   WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?.............. 44
MANAGING YOUR ANNUITY.......................................................... 47
   MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?............. 47
   MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?................................ 48
   MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?.................................... 48
   MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?................ 49
   MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?............ 49
MANAGING YOUR ACCOUNT VALUE.................................................... 50
   HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?................................ 50
   HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE ASAP III AND APEX II ANNUITIES?. 50
   HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE ASAP III AND
     APEX II ANNUITIES?........................................................ 50
   HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?............................. 51
   HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?............. 51
   ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?.. 52
   DO YOU OFFER DOLLAR COST AVERAGING?......................................... 54
   DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?............................ 56
   ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?................................ 56
   WHAT IS THE BALANCED INVESTMENT PROGRAM?.................................... 56
   MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION
     INSTRUCTIONS?............................................................. 56
   MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?..... 57
   HOW DO THE FIXED ALLOCATIONS WORK?.......................................... 57
   HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?........................... 58
   HOW DOES THE MARKET VALUE ADJUSTMENT WORK?.................................. 58
   WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?.............................. 59
ACCESS TO ACCOUNT VALUE?                                                        60
   WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?............................ 60

                                      (i)

   ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?..............  60
   CAN I WITHDRAW A PORTION OF MY ANNUITY?................................................  60
   HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?..........................................  61
   CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?........  61
   DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL
     REVENUE CODE?........................................................................  62
   WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?............  62
   CAN I SURRENDER MY ANNUITY FOR ITS VALUE?..............................................  62
   WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?............................  62
   WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?...........................................  63
   HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?...................................  64
   HOW ARE ANNUITY PAYMENTS CALCULATED?...................................................  64
LIVING BENEFITS...........................................................................  65
   DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY
     ARE ALIVE?...........................................................................  65
   GUARANTEED RETURN OPTION PLUS II (GRO Plus II).........................................  67
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)..................................  71
   GUARANTEED RETURN OPTION PLUS (GRO Plus)...............................................  75
   GUARANTEED RETURN OPTION (GRO).........................................................  79
   GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008).....................................  82
   HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)........................................  87
   GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)...........................................  92
   GUARANTEED MINIMUM INCOME BENEFIT (GMIB)...............................................  95
   LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)...........................................  99
   SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)........................... 104
   HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)....................................... 107
   HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)..................................... 115
   SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)............................. 126
   HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)............................... 136
   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)....................... 149
   HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)............................... 157
   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)....................... 170
DEATH BENEFIT............................................................................. 180
   WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.......................................... 180
   BASIC DEATH BENEFIT.................................................................... 180
   OPTIONAL DEATH BENEFITS................................................................ 180
   PRUDENTIAL ANNUITIES' ANNUITY REWARDS.................................................. 185
   PAYMENT OF DEATH BENEFITS.............................................................. 185
VALUING YOUR INVESTMENT................................................................... 189
   HOW IS MY ACCOUNT VALUE DETERMINED?.................................................... 189
   WHAT IS THE SURRENDER VALUE OF MY ANNUITY?............................................. 189
   HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?............................................ 189
   HOW DO YOU VALUE FIXED ALLOCATIONS?.................................................... 189
   WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?............................................ 189

                                     (ii)

   WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?...   191
TAX CONSIDERATIONS.................................................................   192
GENERAL INFORMATION................................................................   201
   HOW WILL I RECEIVE STATEMENTS AND REPORTS?......................................   201
   WHO IS PRUDENTIAL ANNUITIES?....................................................   201
   WHAT ARE SEPARATE ACCOUNTS?.....................................................   202
   WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?............................   203
   WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?......................   204
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................   206
   FINANCIAL STATEMENTS............................................................   206
   HOW TO CONTACT US...............................................................   206
   INDEMNIFICATION.................................................................   207
   LEGAL PROCEEDINGS...............................................................   207
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.............................   209
APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B..............   A-1
APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS................................   B-1
APPENDIX C - PLUS40 OPTIONAL LIFE INSURANCE RIDER..................................   C-1
APPENDIX D - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM....................   D-1
APPENDIX E - DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL DEATH
  BENEFITS.........................................................................   E-1
APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT..............   F-1
APPENDIX G - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
  DEPARTMENT.......................................................................   G-1
APPENDIX H - FORMULA UNDER GRO PLUS 2008...........................................   H-1
APPENDIX I - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT......................................   I-1
APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT.....................................   J-1
APPENDIX K - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES....   K-1
APPENDIX L - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT...............   L-1
APPENDIX M - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT....................   M-1
APPENDIX N - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT.....................................   N-1
APPENDIX O - FORMULA FOR GRO PLUS II...............................................   O-1
APPENDIX P - FORMULA FOR HIGHEST DAILY GRO.........................................   P-1
APPENDIX Q - FORMULA FOR HIGHEST DAILY GRO II......................................   Q-1

                                     (iii)

                               GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

ANNUAL INCOME AMOUNT: This is the annual amount of income you are eligible for life under the optional benefits.

ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday and (b) the fifth anniversary of the Issue Date, whichever occurs first. With respect to Annuities issued prior to November 20, 2006, please see the section of this Prospectus entitled "How and When Do I Choose the Annuity Payment Option?".

ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

BENEFICIARY ANNUITY: If you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus, you may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity.

BENEFIT FIXED RATE ACCOUNT: A fixed investment option that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate purchase payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

CODE: The Internal Revenue Code of 1986, as amended from time to time.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among ASAP III, APEX II and XT6. There is no CDSC for ASL II. See "Summary of Contract Fees and Charges" for details on the CDSC for each Annuity.

DCA FIXED RATE OPTION: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of the funds to be transferred is a Fixed Allocation. We no longer offer our 6 or 12 Month DCA Program.

FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS/SM/)/GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/GUARANTEED RETURN OPTION (GRO)(R)/HIGHEST DAILY GUARANTEED RETURN OPTION (HIGHEST DAILY GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit for an additional charge that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

INTERIM VALUE: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SERVICE OFFICE: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled "How to Contact Us" for the Service Office address.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

SPOUSAL LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation. No CDSC applies to the ASL II Annuity.

UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX G - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT.

                         TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY /1/

                                   ASAP III

             Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9
             ----- ----- ----- ----- ----- ----- ----- ----- -----
             7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%  0.0%

                                    APEX II

                         Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5
                         ----- ----- ----- ----- -----
                         8.5%  8.0%  7.0%  6.0%  0.0%

                                      XT6

For Annuities issued prior to November 20, 2006, the following schedule applies:

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
      9.0%  9.0%  8.5%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%   2.0%   0.0%

For Annuities issued on or after November 20, 2006, the following schedule applies

      Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
      ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
      9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%

                                    ASL II
                       There is no CDSC for this Annuity

1 The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a "first-in, first-out" basis.

                      OTHER TRANSACTION FEES AND CHARGES
                        (assessed against each Annuity)

            FEE/CHARGE               ASAP III   APEX II     ASL II      XT6
----------------------------------  ---------- ---------- ---------- ----------
TRANSFER FEE /1/ MAXIMUM                $15.00     $15.00     $15.00     $15.00
CURRENT                                 $10.00     $10.00     $10.00     $10.00
TAX CHARGE (CURRENT) /2/            0% to 3.5% 0% to 3.5% 0% to 3.5% 0% to 3.5%

1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES
                        (assessed against each Annuity)

       FEE/CHARGE                 ASAP III                  APEX II                    ASL II                     XT6
------------------------- ------------------------  ------------------------  ------------------------  ------------------------
ANNUAL MAINTENANCE FEE/1/  Lesser of $35 or 2% of    Lesser of $35 or 2% of    Lesser of $35 or 2% of    Lesser of $35 or 2% of
                              Account Value/2/          Account Value/2/          Account Value/2/          Account Value/2/

BENEFICIARY CONTINUATION   Lesser of $30 or 2% of    Lesser of $30 or 2% of    Lesser of $30 or 2% of    Lesser of $30 or 2% of
OPTION ONLY                    Account Value             Account Value             Account Value             Account Value

                  ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS/3/
    (assessed as a percentage of the daily net assets of the Sub-accounts)

       FEE/CHARGE
------------------------
MORTALITY & EXPENSE RISK           0.50%                     1.50%                     1.50%                     0.50%
CHARGE/4/
ADMINISTRATION CHARGE/4/           0.15%                     0.15%                     0.15%                     0.15%
DISTRIBUTION CHARGE/5/     0.60% in Annuity Years             N/A                       N/A              1.00% in Annuity Years
                                    1-8                                                                           1-10
TOTAL ANNUAL CHARGES OF       1.25% in Annuity               1.65%                     1.65%               1.65% in Annuity
THE SUB-ACCOUNTS                 Years 1-8;                                                                   Years 1-10;
(EXCLUDING SETTLEMENT        0.65% in Annuity                                                              0.65% in Annuity
SERVICE CHARGE)              Years 9 and later                                                             Years 11 and later
SETTLEMENT SERVICE           1.40% (qualified);        1.40% (qualified);        1.40% (qualified);        1.40% (qualified);
CHARGE/6/                   1.00% (nonqualified)      1.00% (nonqualified)      1.00% (nonqualified)      1.00% (nonqualified)

1. Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the nonqualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2. Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3.  These charges are deducted daily and apply to the Sub-accounts only.
4. The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus
5. The Distribution Charge is 0.00% in Annuity Years 9+ for ASAP III and in Annuity Years 11+ for XT6
6. The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                           TOTAL          TOTAL        TOTAL         TOTAL
                                             OPTIONAL      ANNUAL        ANNUAL        ANNUAL        ANNUAL
                                            BENEFIT/FEE  CHARGE/2/      CHARGE/2/    CHARGE/2/      CHARGE/2/
             OPTIONAL BENEFIT                 CHARGE    FOR ASAP III   FOR APEX II   FOR ASL II     FOR XT6
------------------------------------------- ----------- ------------- ------------- ------------- -------------
GRO PLUS II
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)      0.60%            1.85%         2.25%         2.25%         2.25%

HIGHEST DAILY GRO II

CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)      0.60%            1.85%         2.25%         2.25%         2.25%

HIGHEST DAILY LIFETIME 6 PLUS
(HD 6 PLUS)

MAXIMUM CHARGE /3/
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE
AND PWV)                                       1.50%    1.25% + 1.50% 1.65% + 1.50% 1.65% + 1.50% 1.65% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE
AND PWV)                                       0.85%    1.25% + 0.85% 1.65% + 0.85% 1.65% + 0.85% 1.65% + 0.85%

HIGHEST DAILY LIFETIME 6 PLUS
WITH LIFETIME INCOME
ACCELERATOR (LIA)

MAXIMUM CHARGE /3/
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE
AND PWV)                                       2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE
AND PWV)                                       1.20%    1.25% + 1.20% 1.65% + 1.20% 1.65% + 1.20% 1.65% + 1.20%

SPOUSAL HIGHEST DAILY LIFETIME
6 PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE
AND PWV)                                       1.50%    1.25% + 1.50% 1.65% + 1.50% 1.65% + 1.50%  1.65% +1.50%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE
AND PWV)                                       0.95%    1.25% + 0.95% 1.65% + 0.95% 1.65% + 0.95% 1.65% + 0.95%

GUARANTEED RETURN OPTION
(GRO)/GRO PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)      0.75%            2.00%         2.40%         2.40%         2.40%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)      0.25%            1.50%         1.90%         1.90%         1.90%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                          TOTAL          TOTAL        TOTAL         TOTAL
                                            OPTIONAL      ANNUAL        ANNUAL        ANNUAL        ANNUAL
                                           BENEFIT/FEE  CHARGE/2/      CHARGE/2/    CHARGE/2/      CHARGE/2/
            OPTIONAL BENEFIT                 CHARGE    FOR ASAP III   FOR APEX II   FOR ASL II     FOR XT6
------------------------------------------ ----------- ------------- ------------- ------------- -------------
GUARANTEED RETURN OPTION PLUS
2008 (GRO PLUS 2008)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.75%            2.00%         2.40%         2.40%         2.40%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)          0.60%            1.85%         2.25%         2.25%         2.25%

HIGHEST DAILY GUARANTEED
RETURN OPTION (HD GRO)
CURRENT AND MAXIMUM CHARGE /3/
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.60%            1.85%         2.25%         2.25%         2.25%

GUARANTEED MINIMUM
WITHDRAWAL BENEFIT (GMWB)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     1.00%            2.25%         2.65%         2.65%         2.65%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.35%            1.60%         2.00%         2.00%         2.00%

GUARANTEED MINIMUM INCOME
BENEFIT (GMIB)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST PIV)                        1.00%    1.25% + 1.00% 1.65% + 1.00% 1.65% + 1.00% 1.65% + 1.00%
CURRENT CHARGE
(ASSESSED AGAINST PIV)                        0.50%    1.25% + 0.50% 1.65% + 0.50% 1.65% + 0.50%  1.65 + 0.50%

LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     1.50%            2.75%         3.15%         3.15%         3.15%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.60%            1.85%         2.25%         2.25%         2.25%

SPOUSAL LIFETIME FIVE INCOME
BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     1.50%            2.75%         3.15%         3.15%         3.15%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.75%            2.00%         2.40%         2.40%         2.40%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                          TOTAL          TOTAL        TOTAL         TOTAL
                                            OPTIONAL      ANNUAL        ANNUAL        ANNUAL        ANNUAL
                                           BENEFIT/FEE  CHARGE/2/      CHARGE/2/    CHARGE/2/      CHARGE/2/
            OPTIONAL BENEFIT                 CHARGE    FOR ASAP III   FOR APEX II   FOR ASL II     FOR XT6
------------------------------------------ ----------- ------------- ------------- ------------- -------------
HIGHEST DAILY LIFETIME FIVE
INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     1.50%            2.75%         3.15%         3.15%         3.15%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.60%            1.85%         2.25%         2.25%         2.25%

HIGHEST DAILY LIFETIME SEVEN
INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                    1.50%    1.25% + 1.50% 1.65% + 1.50% 1.65% + 1.50% 1.65% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                    0.60%    1.25% + 0.60% 1.65% + 0.60% 1.65% + 0.60% 1.65% + 0.60%

HIGHEST DAILY LIFETIME SEVEN
WITH BENEFICIARY INCOME
OPTION (BIO)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                    2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                    0.95%    1.25% + 0.95% 1.65% + 0.95% 1.65% + 0.95% 1.65% + 0.95%

HIGHEST DAILY LIFETIME SEVEN
WITH LIFETIME INCOME
ACCELERATOR (LIA)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                    2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                    0.95%    1.25% + 0.95% 1.65% + 0.95% 1.65% + 0.95% 1.65% + 0.95%

SPOUSAL HIGHEST DAILY LIFETIME
SEVEN INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                    1.50%    1.25% + 1.50% 1.65% + 1.50% 1.65% + 1.50% 1.65% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                    0.75%    1.25% + 0.75% 1.65% + 0.75% 1.65% + 0.75% 1.65% + 0.75%

SPOUSAL HIGHEST DAILY LIFETIME
SEVEN WITH BENFEFICIARY
INCOME BENEFIT (BIO)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                    2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                    0.95%    1.25% + 0.95% 1.65% + 0.95% 1.65% + 0.95% 1.65% + 0.95%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                          TOTAL          TOTAL        TOTAL          TOTAL
                                            OPTIONAL      ANNUAL        ANNUAL        ANNUAL        ANNUAL
                                           BENEFIT/FEE  CHARGE/ 2/    CHARGE /2/    CHARGE /2/    CHARGE /2/
            OPTIONAL BENEFIT                 CHARGE    FOR ASAP III   FOR APEX II   FOR ASL II      FOR XT6
------------------------------------------ ----------- ------------- ------------- ------------- -------------
HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        1.50%    1.25% + 1.50% 1.65% + 1.50% 1.65% + 1.50% 1.65% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        0.75%    1.25% + 0.75% 1.65% + 0.75% 1.65% + 0.75% 1.65% + 0.75%

HIGHEST DAILY LIFETIME 7 PLUS
WITH BENEFICIARY INCOME
OPTION (BIO)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        1.10%    1.25% + 1.10% 1.65% + 1.10% 1.65% + 1.10% 1.65% + 1.10%

HIGHEST DAILY LIFETIME 7 PLUS
WITH LIFETIME INCOME
ACCELERATOR (LIA)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        1.10%    1.25% + 1.10% 1.65% + 1.10% 1.65% + 1.10% 1.65% + 1.10%

SPOUSAL HIGHEST DAILY LIFETIME
7 PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        1.50%    1.25% + 1.50% 1.65% + 1.50% 1.65% + 1.50% 1.65% + 1.50%
CURRENT CHARGE (ASSESSED AGAINST THE
GREATER OF ACCOUNT VALUE AND PWV)             0.90%    1.25% + 0.90% 1.65% + 0.90% 1.65% + 0.90% 1.65% + 0.90%

SPOUSAL HIGHEST DAILY LIFETIME
7 PLUS WITH BENEFICIARY INCOME
OPTION (BIO)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        2.00%    1.25% + 2.00% 1.65% + 2.00% 1.65% + 2.00% 1.65% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF
ACCOUNT VALUE AND PWV)                        1.10%    1.25% + 1.10% 1.65% + 1.10% 1.65% + 1.10% 1.65% + 1.10%

ENHANCED BENEFICIARY
PROTECTION DEATH BENEFIT
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.25%            1.50%         1.90%         1.90%         1.90%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                          TOTAL        TOTAL      TOTAL      TOTAL
                                            OPTIONAL      ANNUAL      ANNUAL      ANNUAL    ANNUAL
                                           BENEFIT/FEE  CHARGE/ 2/  CHARGE /2/  CHARGE /2/ CHARGE /2/
            OPTIONAL BENEFIT                 CHARGE    FOR ASAP III FOR APEX II FOR ASL II  FOR XT6
------------------------------------------ ----------- ------------ ----------- ---------- ---------
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT
("HAV")
CURRENT AND MAXIMUM CHARGE /4/
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.40%        1.65%       2.05%       2.05%     2.05%

COMBINATION 5% ROLL-UP AND HAV DEATH
BENEFIT
CURRENT AND MAXIMUM CHARGE /4/
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.80%        2.05%       2.45%       2.45%     2.45%

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)     0.50%        1.75%       2.15%       2.15%     2.15%

PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT, INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.

HOW CHARGE IS DETERMINED

1 GRO PLUS II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

   HIGHEST DAILY GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, the 2.25% total annual charge applies in all Annuity Years, and for XT6, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

   HIGHEST DAILY LIFETIME 6 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 6 PLUS WITH LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   GUARANTEED RETURN OPTION/GRO PLUS: Charge for each benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

   GRO PLUS 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity Years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The current charge is .35% of Sub-account assets. For ASAP III, 1.60% total annual charge applies in Annuity years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For APEX II and ASL II, 2.00% total annual charge applies in all Annuity Years, and for XT6, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.

   GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For ASAP III, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For XT6, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For APEX II and ASL II, 2.40% total annual charge applies in all Annuity years, and for XT6, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For APEX II and ASL II, 2.25% total annual charge applies in all Annuity years, and for XT6, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME SEVEN WITH BIO: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME SEVEN WITH LIA: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). For ASAP III, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For APEX II and ASL II, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For XT6, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BIO: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For ASAP III, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 7 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 7 PLUS WITH BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 7 PLUS WITH LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For ASAP III, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For APEX II and ASL II, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For XT6, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

   HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For APEX II and ASL II, 1.90% total annual charge applies in all Annuity Years, and for XT6, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For APEX II and ASL II, 2.05% total annual charge applies in all Annuity Years, and for XT6, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter. This benefit is no longer available for new elections.

   COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For ASAP III, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity Years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For ASAP III, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For APEX II and ASL II, 2.45% total annual charge applies in all Annuity Years, and for XT6, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For ASAP III, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For APEX II and ASL II, 2.15% total annual charge applies in all Annuity years, and for XT6, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.

2 The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

3 We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.

4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") for the year ended December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                   MINIMUM MAXIMUM
TOTAL PORTFOLIO OPERATING EXPENSE   0.60%   2.51%

The following are the total annual expenses for each underlying mutual fund ("Portfolio") for the year ended December 31, 2014, except as noted and except if the underlying portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                              Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                 and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                          Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
  UNDERLYING PORTFOLIO       Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
------------------------- ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
Access VP High Yield
  Fund*                      0.75%     0.68%      0.25%       0.00%        0.00%      0.00%     1.68%        0.00%       1.68%
AST Academic Strategies
  Asset Allocation
  Portfolio                  0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%        0.00%       1.46%
AST Advanced Strategies
  Portfolio*                 0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%        0.01%       0.96%
AST AQR Emerging Markets
  Equity Portfolio           1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%        0.00%       1.35%
AST AQR Large-Cap
  Portfolio*                 0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.24%       0.59%
AST Balanced Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%        0.00%       0.91%
AST BlackRock Global
  Strategies Portfolio       0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%        0.00%       1.13%
AST BlackRock iShares
  ETF Portfolio*             0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%        0.25%       1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*     0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%        0.03%       0.70%
AST Bond Portfolio 2015*     0.63%     0.45%      0.10%       0.00%        0.00%      0.00%     1.18%        0.19%       0.99%
AST Bond Portfolio 2016*     0.63%     1.50%      0.10%       0.00%        0.00%      0.00%     2.23%        1.24%       0.99%
AST Bond Portfolio 2017*     0.63%     0.14%      0.10%       0.00%        0.00%      0.00%     0.87%        0.00%       0.87%
AST Bond Portfolio 2018*     0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST Bond Portfolio 2019*     0.63%     0.21%      0.10%       0.00%        0.00%      0.00%     0.94%        0.00%       0.94%
AST Bond Portfolio 2020*     0.63%     0.11%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST Bond Portfolio 2021*     0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST Bond Portfolio 2022*     0.63%     0.20%      0.10%       0.00%        0.00%      0.00%     0.93%        0.00%       0.93%
AST Bond Portfolio 2023*     0.63%     0.06%      0.10%       0.00%        0.00%      0.00%     0.79%        0.01%       0.78%
AST Bond Portfolio 2024*     0.63%     0.09%      0.10%       0.00%        0.00%      0.00%     0.82%        0.00%       0.82%
AST Bond Portfolio 2025*     0.63%     0.38%      0.10%       0.00%        0.00%      0.00%     1.11%        0.12%       0.99%
AST Bond Portfolio 2026*     0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%        0.00%       0.78%
AST Boston Partners
  Large-Cap Value
  Portfolio                  0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%        0.00%       0.86%
AST Capital Growth Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%        0.00%       0.92%
AST ClearBridge Dividend
  Growth Portfolio*          0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%        0.11%       0.83%
AST Cohen & Steers
  Realty Portfolio*          0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%        0.07%       1.04%
AST Defensive Asset
  Allocation Portfolio       0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%        0.00%       0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*      0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%        0.02%       0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*    0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%        0.14%       0.80%
AST Franklin Templeton
  Founding Funds
  Allocation Portfolio*      0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%        0.00%       1.03%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                  0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%        0.00%       1.05%
AST Global Real Estate
  Portfolio                  0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%        0.00%       1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                 0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.01%       0.83%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                              Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                 and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                          Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
  UNDERLYING PORTFOLIO       Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
------------------------- ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Goldman Sachs
  Mid-Cap Growth
  Portfolio*                 0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%        0.05%       1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*     0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%        0.21%       0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                 0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%        0.01%       1.11%
AST Herndon Large-Cap
  Value Portfolio*           0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%        0.15%       0.80%
AST High Yield Portfolio     0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%        0.00%       0.86%
AST International Growth
  Portfolio*                 0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%        0.01%       1.08%
AST International Value
  Portfolio                  0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%        0.00%       1.10%
AST Investment Grade
  Bond Portfolio*            0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%        0.03%       0.75%
AST J.P. Morgan Global
  Thematic Portfolio         0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%        0.00%       1.06%
AST J.P. Morgan
  International Equity
  Portfolio                  0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%        0.00%       1.02%
AST J.P. Morgan
  Strategic
  Opportunities Portfolio    0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%        0.00%       1.22%
AST Jennison Large-Cap
  Growth Portfolio           0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%        0.00%       1.00%
AST Large-Cap Value
  Portfolio                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                 0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%        0.06%       0.92%
AST Lord Abbett Core
  Fixed Income Portfolio*    0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%        0.29%       0.60%
AST MFS Global Equity
  Portfolio                  0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%        0.00%       1.13%
AST MFS Growth Portfolio     0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%        0.00%       0.99%
AST MFS Large-Cap Value
  Portfolio                  0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST Mid-Cap Value
  Portfolio                  0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%        0.00%       1.08%
AST Money Market
  Portfolio                  0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%        0.00%       0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                 0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%        0.00%       1.00%
AST Neuberger Berman
  Core Bond Portfolio*       0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%        0.15%       0.67%
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                 0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.01%       1.00%
AST New Discovery Asset
  Allocation Portfolio*      0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%        0.01%       1.00%
AST Parametric Emerging
  Markets Equity             1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%        0.00%       1.42%
AST PIMCO Limited
  Maturity Bond Portfolio    0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%        0.00%       0.77%
AST Preservation Asset
  Allocation Portfolio       0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%        0.00%       0.87%
AST Prudential Core Bond
  Portfolio*                 0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%        0.03%       0.75%
AST Prudential Growth
  Allocation Portfolio       0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%        0.00%       0.94%
AST QMA Emerging Markets
  Equity Portfolio           1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%        0.00%       1.45%
AST QMA Large-Cap Core
  Portfolio                  0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST QMA US Equity Alpha
  Portfolio                  0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%        0.00%       1.51%
AST Quantitative
  Modeling Portfolio         0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%        0.00%       1.12%
AST RCM World Trends
  Portfolio                  0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%        0.00%       1.04%
AST Schroders Global
  Tactical Portfolio         0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%        0.00%       1.15%
AST Schroders
  Multi-Asset World
  Strategies Portfolio       1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%        0.00%       1.29%
AST Small Cap Growth
  Portfolio                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%        0.00%       1.01%
AST Small Cap Value
  Portfolio                  0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%        0.00%       1.02%
AST Small-Cap Growth
  Opportunities Portfolio    0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%        0.00%       1.07%
AST T. Rowe Price Asset
  Allocation Portfolio       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%        0.02%       0.89%
AST T. Rowe Price Equity
  Income Portfolio           0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST T. Rowe Price
  Large-Cap Growth
  Portfolio                  0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                  0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%        0.00%       1.02%
AST Templeton Global
  Bond Portfolio             0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%        0.00%       0.97%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                           For the year ended December 31, 2014
                          -----------------------------------------------------------------------------------------------------
                                                                                                Total
                                              Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                 and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                          Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
  UNDERLYING PORTFOLIO       Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
------------------------- ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Wellington Mgmt
  Hedged Equity Portfolio    0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
  Plus Bond Portfolio*       0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%
AST Western Asset
  Emerging Markets Debt*     0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%
Invesco V.I. Diversified
  Dividend Fund - Series
  I shares*                  0.49%     0.24%      0.00%       0.00%        0.00%      0.01%     0.74%       0.01%        0.73%
Invesco V.I. Global
  Health Care Fund -
  Series I shares*           0.75%     0.34%      0.00%       0.00%        0.00%      0.01%     1.10%       0.01%        1.09%
Invesco V.I. Mid Cap
  Growth Fund - Series I
  shares                     0.75%     0.32%      0.00%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
Invesco V.I. Technology
  Fund - Series I shares     0.75%     0.41%      0.00%       0.00%        0.00%      0.00%     1.16%       0.00%        1.16%
NVIT Developing Markets
  Fund                       0.95%     0.49%      0.25%       0.00%        0.00%      0.02%     1.71%       0.05%        1.66%
ProFund VP Asia 30~          0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Banks~            0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP Basic
  Materials~                 0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Bear~             0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%
ProFund VP Biotechnology*    0.75%     0.68%      0.25%       0.00%        0.00%      0.00%     1.68%       0.00%        1.68%
ProFund VP Bull~             0.75%     0.70%      0.25%       0.00%        0.00%      0.00%     1.70%       0.02%        1.68%
ProFund VP Consumer
  Goods Portfolio~           0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Consumer
  Services~                  0.75%     0.75%      0.25%       0.00%        0.00%      0.00%     1.75%       0.07%        1.68%
ProFund VP Europe 30~        0.75%     0.71%      0.25%       0.00%        0.00%      0.00%     1.71%       0.03%        1.68%
ProFund VP Financials~       0.75%     0.73%      0.25%       0.00%        0.00%      0.00%     1.73%       0.05%        1.68%
ProFund VP Health Care~      0.75%     0.69%      0.25%       0.00%        0.00%      0.00%     1.69%       0.01%        1.68%
ProFund VP Industrials~      0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Internet~         0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Japan~            0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Large-Cap
  Growth~                    0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%
ProFund VP Large-Cap
  Value~                     0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Mid-Cap
  Growth~                    0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP Mid-Cap Value~    0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP NASDAQ-100~       0.75%     0.74%      0.25%       0.00%        0.00%      0.00%     1.74%       0.06%        1.68%
ProFund VP Oil & Gas~        0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP
  Pharmaceuticals~           0.75%     0.71%      0.25%       0.00%        0.00%      0.00%     1.71%       0.03%        1.68%
ProFund VP Precious
  Metals~                    0.75%     0.77%      0.25%       0.00%        0.00%      0.00%     1.77%       0.09%        1.68%
ProFund VP Real Estate~      0.75%     0.75%      0.25%       0.00%        0.00%      0.00%     1.75%       0.07%        1.68%
ProFund VP Rising Rates
  Opportunity~*              0.75%     0.70%      0.25%       0.00%        0.00%      0.00%     1.70%       0.02%        1.68%
ProFund VP Semiconductor~    0.75%     0.78%      0.25%       0.00%        0.00%      0.00%     1.78%       0.10%        1.68%
ProFund VP Short Mid-Cap~    0.75%     1.51%      0.25%       0.00%        0.00%      0.00%     2.51%       0.83%        1.68%
ProFund VP Short
  NASDAQ-100~                0.75%     0.99%      0.25%       0.00%        0.00%      0.00%     1.99%       0.31%        1.68%
ProFund VP Short
  Small-Cap~                 0.75%     0.96%      0.25%       0.00%        0.00%      0.00%     1.96%       0.28%        1.68%
ProFund VP Small-Cap
  Growth~                    0.75%     0.82%      0.25%       0.00%        0.00%      0.00%     1.82%       0.14%        1.68%
ProFund VP Small-Cap
  Value~                     0.75%     0.87%      0.25%       0.00%        0.00%      0.02%     1.89%       0.19%        1.70%
ProFund VP Technology*       0.75%     0.68%      0.25%       0.00%        0.00%      0.00%     1.68%       0.00%        1.68%
ProFund VP
  Telecommunications~        0.75%     0.78%      0.25%       0.00%        0.00%      0.00%     1.78%       0.10%        1.68%
ProFund VP U.S.
  Government Plus~           0.50%     0.71%      0.25%       0.00%        0.00%      0.00%     1.46%       0.08%        1.38%
ProFund VP Ultra Mid-Cap*    0.75%     0.79%      0.25%       0.00%        0.00%      0.00%     1.79%       0.11%        1.68%
ProFund VP UltraBull*        0.75%     0.78%      0.25%       0.00%        0.00%      0.00%     1.78%       0.10%        1.68%
ProFund VP
  UltraNASDAQ-100~           0.75%     0.72%      0.25%       0.00%        0.00%      0.00%     1.72%       0.04%        1.68%
ProFund VP
  UltraSmall-Cap~            0.75%     0.76%      0.25%       0.00%        0.00%      0.01%     1.77%       0.08%        1.69%
ProFund VP Utilities~        0.75%     0.76%      0.25%       0.00%        0.00%      0.00%     1.76%       0.08%        1.68%
PSF SP International
  Growth Portfolio-Class
  1                          0.85%     0.39%      0.00%       0.00%        0.00%      0.00%     1.24%       0.01%        1.23%
Wells Fargo Advantage VT
  International Equity
  Fund - Class 1*            0.75%     0.19%      0.00%       0.00%        0.00%      0.01%     0.95%       0.25%        0.70%
Wells Fargo Advantage VT
  Intrinsic Value Fund
  Class 2*                   0.55%     0.28%      0.25%       0.00%        0.00%      0.00%     1.08%       0.08%        1.00%
Wells Fargo Advantage VT
  Omega Growth Fund
  Class 1*                   0.55%     0.20%      0.00%       0.00%        0.00%      0.00%     0.75%       0.00%        0.75%
Wells Fargo Advantage VT
  Small Cap Growth Fund
  Class 1*                   0.75%     0.18%      0.00%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%

* See notes immediately below for important information about this fund.

ACCESS VP HIGH YIELD FUND The recoupment expense of 0.06% is reflected in "Other" expenses.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST TARGET YEAR BOND PORTFOLIOS The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) QUANTITATIVE PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND THE INVESTMENT MANAGERS HAVE CONTRACTUALLY AGREED TO WAIVE A PORTION OF THEIR INVESTMENT MANAGEMENT FEES AND/OR REIMBURSE CERTAIN EXPENSES FOR EACH Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

INVESCO V.I. DIVERSIFIED DIVIDEND FUND - SERIES I SHARES

INVESCO V.I. GLOBAL HEALTH CARE FUND - SERIES I SHARES

Invesco Advisers, Inc. ("Invesco" or the "Adviser") has contractually agreed to waive a portion of the Fund's management fee in an amount equal to the net management fee that Invesco earns on the Fund's investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on June 30, 2016. The fee waiver agreement cannot be terminated during its term.

PROFUND VP FUNDS ProFund Advisors LLC ("ProFund Advisors" or the "Advisor") has contractually agreed to waive Investment Advisory and Management Services Fees and to reimburse Other Expenses to the extent Total Annual Fund Operating Expenses Before Fee Waivers and Expense Reimbursements (excluding "Acquired Fund Fees and Expenses"), as a percentage of average daily net assets, exceed 1.68% (1.38% for ProFund VP U.S. Government Plus and 1.35% for ProFund VP Money Market) through April 30, 2016. After such date, the expense limitation may be terminated or revised by the Advisor. Amounts waived or reimbursed in a particular contractual period may be recouped by ProFund Advisors within three years of the end of the contractual period to the extent that recoupment will not cause the Fund's expenses to exceed any expense limitation in place at that time. The Advisor may also waive fees and/or reimburse expenses to the extent necessary to maintain the net yield of the ProFund VP Money Market at a certain level as determined by the Advisor. The Advisor may recoup from the ProFund VP Money Market any of the fees or expenses it has waived and/or reimbursed until the third anniversary of the end of the 12 month period ending April 30 in which such waiver and/or reimbursement occurs, subject to certain limitations. This recoupment could negatively affect the ProFund VP Money Market's future yield.

PROFUND VP BIOTECHNOLOGY The recoupment expense of 0.04% is reflected in "Other" expenses.

PROFUND VP TECHNOLOGY The recoupment expense of 0.02% is reflected in "Other" expenses.

PROFUND VP ULTRABULL The recoupment expense of 0.01% is reflected in "Other" expenses.

PROFUND VP ULTRAMID-CAP Acquired Fund Fees and Expenses for the fiscal year end December 31, 2014 were less than 0.01% and are included in "Other" expenses.

WELLS FARGO ADVANTAGE VT INTERNATIONAL EQUITY - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT INTRINSIC VALUE - CLASS 2 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT OMEGA GROWTH - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT SMALL CAP GROWTH - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges":

    .  Insurance Charge

    .  Distribution Charge (if applicable)

    .  Contingent Deferred Sales Charge (when and if applicable)

    .  Annual Maintenance Fee

    .  The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2014, and those expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no withdrawals of Account Value

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

    . You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

    . For the XT6 example, no Purchase Payment Credit is granted under the Annuity

    .  For the APEX II example, no Loyalty Credit applies

    .  For the ASAP III example, no Loyalty Credit applies

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

To be filed by amendment

If you surrender your annuity at the end of the applicable time period: /1/

                                          1 YR  3 YRS  5 YRS  10 YRS
                                         ------ ------ ------ ------
ASAP III                                 $1,387 $2,572 $3,721 $6,542
APEX II                                  $1,524 $2,727 $3,385 $6,807
ASL II                                   $  674 $2,027 $3,385 $6,807
XT6/3/                                   $1,574 $2,827 $3,985 $6,907

If you annuitize your annuity at the end of the applicable time period: /2/

                                         1 YR 3 YRS  5 YRS  10 YRS
                                         ---- ------ ------ ------
ASAP III                                 $637 $1,922 $3,221 $6,542
APEX II                                  $674 $2,027 $3,385 $6,807
ASL II                                   $674 $2,027 $3,385 $6,807
XT6/3/                                   $674 $2,027 $3,385 $6,807

If you do not surrender your annuity:

                                         1 YR 3 YRS  5 YRS  10 YRS
                                         ---- ------ ------ ------
ASAP III                                 $637 $1,922 $3,221 $6,542
APEX II                                  $674 $2,027 $3,385 $6,807
ASL II                                   $674 $2,027 $3,385 $6,807
XT6/3/                                   $674 $2,027 $3,385 $6,807

1 There is no CDSC for ASL II. See "Summary of Contract Fees and Charges" for the CDSC schedule for each Annuity.
2 If you own XT6, you may not annuitize in the first Three (3) Annuity Years. If you own ASAP III or APEX II, you may not annuitize in the first
    Annuity Year.
3 XT6 Annuities purchased prior to November 20, 2006 are subject to a different CDSC schedule. Expense examples calculations for XT6 Annuities are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                 Advanced Series Advisor Plan III ("ASAP III")
                      Advanced Series APEX II ("APEX II")
                    Advanced Series XTra Credit Six ("XT6")
                    Advanced Series LifeVest II ("ASL II")

This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your Financial Professional can also help you if you have questions.

WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your Financial Professional, you choose how to invest your money within your annuity (subject to certain restrictions; see "Investment Options"). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

WHAT VARIABLE ANNUITIES ARE OFFERED IN THIS PROSPECTUS? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

..  Advanced Series Advisor Plan III ("ASAP III")

..  Advanced Series APEX II ("APEX II")

..  Advanced Series XTra Credit Six ("XT6")

..  Advanced Series LifeVest II ("ASL II")

HOW DO I PURCHASE ONE OF THE VARIABLE ANNUITIES? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

                                         MAXIMUM AGE FOR  MINIMUM INITIAL
                PRODUCT                  INITIAL PURCHASE PURCHASE PAYMENT
---------------------------------------  ---------------- ----------------
ASAP III                                        80            $ 1,000
APEX II                                         85            $10,000
XT6                                             75            $10,000
ASL II                                          85            $15,000

The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the sections entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

See "What Are Our Requirements for Purchasing One of the Annuities?" for more detail.

WHERE SHOULD I INVEST MY MONEY? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See "Investment Options," and "Managing Your Account Value."

HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See "Access to Account Value."

OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value.

These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..  Highest Daily Lifetime 6 Plus

..  Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..  Spousal Highest Daily Lifetime 6 Plus

..  Highest Daily Lifetime 7 Plus

..  Spousal Highest Daily Lifetime 7 Plus

..  Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

..  Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..  Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..  Highest Daily Lifetime Seven

..  Spousal Highest Daily Lifetime Seven

..  Highest Daily Lifetime Seven with Lifetime Income Accelerator

..  Highest Daily Lifetime Seven with Beneficiary Income Option

..  Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT OPTIONS ARE NO LONGER OFFERED FOR NEW ELECTIONS.

OPTIONS FOR GUARANTEED ACCUMULATION. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..  Guaranteed Return Option Plus II

..  Highest Daily Guaranteed Return Option II

..  Guaranteed Return Option Plus (GRO Plus)*

..  Guaranteed Return Option (GRO)*

..  Guaranteed Return Option Plus 2008*

..  Highest Daily Guaranteed Return Option*

*   No longer available for new elections.

WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent's age).

We also have optional death benefits for an additional charge:

.. HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

.. COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the "Death Benefit" section of the Prospectus for more information.

HOW DO I RECEIVE CREDITS?

With XT6, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made:

For annuities issued on or after February 13, 2006:

                    ANNUITY YEAR                 CREDIT
              ------------------------  ------------------------
                         1                       6.50%
                         2                       5.00%
                         3                       4.00%
                         4                       3.00%
                         5                       2.00%
                         6                       1.00%
                         7+                      0.00%

* For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

Please note that during the first 10 years, the total asset-based charges on the XT6 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT6 annuity is higher and is deducted for a longer period of time as compared to our other annuities. Unless prohibited by applicable State law, we may take back credits applied within 12 months of death or a Medically-Related Surrender. We may also take back credits if you return your Annuity under the "free-look" provision.

For ASAP III annuities issued on or after February 13, 2006, and APEX II annuities issued on or after June 20, 2005, we apply a "loyalty credit" at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For ASAP III, the credit is 0.50%. For APEX II, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.

Please see the section entitled "Managing Your Account Value" for more information.

WHAT ARE THE ANNUITY'S FEES AND CHARGES?

CONTINGENT DEFERRED SALES CHARGE: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and the applicable CDSC percentage (as indicated in the table below) depends on the Annuity Year in which the purchase payment is withdrawn. The CDSC is different depending on which annuity you purchase:

           YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
           ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
ASAP III    7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%  0.0%   --      --
APEX II     8.5%  8.0%  7.0%  6.0%  0.0%   --    --    --    --    --      --
XT6*        9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%  1.0%    0.0%
ASL II - There is no CDSC for this Annuity

*  For annuities issued before November 20, 2006, the schedule is as follows:
   Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year
   6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+:
   0.0%.

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for XT6, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you hold:

FEE/CHARGE                                       ASAP III APEX II ASL II  XT6
-----------------------------------------------  -------- ------- ------ ----
MORTALITY & EXPENSE RISK CHARGE                    0.50%   1.50%   1.50% 0.50%
ADMINISTRATION CHARGE                              0.15%   0.15%   0.15% 0.15%
TOTAL INSURANCE CHARGE                             0.65%   1.65%   1.65% 0.65%

DISTRIBUTION CHARGE: For ASAP III and XT6, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the daily net assets allocated to the Sub-accounts and is equal to the following:

    FEE/CHARGE              ASAP III         APEX II ASL II          XT6
-------------------- ----------------------- ------- ------ -----------------------
DISTRIBUTION CHARGE  0.60% in Annuity Years                 1.00% in Annuity Years
                              1-8              N/A    N/A            1-10

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the

Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY: Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your Financial Professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See "General Information".

OTHER INFORMATION: Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio's investment objective and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading "Fees and Payments Received by Prudential Annuities" for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. Generally, Prudential Companies receive revenue sharing payments from the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Also, in some cases, we offer Portfolios based on the recommendations made by selling broker-dealer firms. These firms may receive payments from the Portfolios they recommend and may benefit accordingly from allocations of Account Value to the sub-accounts that invest in these Portfolios. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

Effective MAY 1, 2004, the SP INTERNATIONAL GROWTH PORTFOLIO (formerly the SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO) was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the SP International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP International Growth Sub-account prior to May 1, 2004 or if you purchased your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP International Growth Sub-account.

Effective APRIL 29, 2013, the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

STIPULATED INVESTMENT OPTIONS IF YOU ELECT CERTAIN OPTIONAL BENEFITS

As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our "Custom Portfolios Program" (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. ANY SUCH MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION.

GROUP I: ALLOWABLE BENEFIT ALLOCATIONS

 OPTIONAL BENEFIT NAME*                 ALLOWABLE BENEFIT ALLOCATIONS:
 GRO Plus II                            AST Academic Strategies Asset
 Highest Daily GRO II                   Allocation Portfolio
 Highest Daily Lifetime Five Income     AST Advanced Strategies Portfolio
 Benefit                                AST Balanced Asset Allocation
 Highest Daily Lifetime Seven Income    Portfolio
 Benefit                                AST BlackRock Global Strategies
 Highest Daily Lifetime 7 Plus Income   Portfolio
 Benefit                                AST BlackRock iShares ETF Portfolio
 Highest Daily Lifetime 7 Plus with     AST BlackRock/Loomis Sayles Bond
 Beneficiary Income Option              Portfolio
 Highest Daily Lifetime 7 Plus with     AST Boston Partners Large-Cap Value
 Lifetime Income Accelerator            Portfolio
 Highest Daily Lifetime Seven with      AST Capital Growth Asset Allocation
 Beneficiary Income Option              Portfolio
 Highest Daily Lifetime Seven with      AST Defensive Asset Allocation
 Lifetime Income Accelerator            Portfolio
 Highest Daily Lifetime 6 Plus          AST FI Pyramis(R) Asset Allocation
 Highest Daily Lifetime 6 Plus with     Portfolio
 Lifetime Income Accelerator            AST FI Pyramis(R) Quantitative
 Highest Daily Value Death Benefit      Portfolio
 Lifetime Five Income Benefit           AST Franklin Templeton Founding Funds
 Spousal Highest Daily Lifetime Seven   Allocation Portfolio**
 Income Benefit                         AST Franklin Templeton Founding Funds
 Spousal Highest Daily Lifetime 7 Plus  Plus Portfolio
 Income Benefit Spousal Highest Daily   AST Goldman Sachs Multi-Asset
 Lifetime 7 Plus with Beneficiary       Portfolio
 Income Option                          AST J.P. Morgan Global Thematic
 Spousal Highest Daily Lifetime Seven   Portfolio
 with Beneficiary Income Option         AST J.P. Morgan Strategic
 Spousal Highest Daily Lifetime 6 Plus  Opportunities Portfolio
 Spousal Lifetime Five Income Benefit   AST Loomis Sayles Large-Cap Growth
                                        Portfolio
                                        AST New Discovery Asset Allocation
                                        Portfolio
                                        AST Preservation Asset Allocation
                                        Portfolio
                                        AST Prudential Growth Allocation
                                        Portfolio
                                        AST RCM World Trends Portfolio
                                        AST Schroders Global Tactical
                                        Portfolio
                                        AST Schroders Multi-Asset World
                                        Strategies Portfolio
                                        AST Small-Cap Growth Opportunities
                                        Portfolio
                                        AST T. Rowe Price Asset Allocation
                                        Portfolio
                                        AST Wellington Management Hedged
                                        Equity Portfolio
 -----------------------------------------------------------------------------
 OPTIONAL BENEFIT NAME*                 ALL INVESTMENT OPTIONS PERMITTED,
                                        EXCEPT THESE:
 Combo 5% Rollup & HAV Death Benefit    Access VP High Yield
 Guaranteed Minimum Income Benefit      AST AQR Emerging Markets Equity
 Guaranteed Minimum Withdrawal Benefit  Portfolio
 Highest Anniversary Value Death        AST QMA Emerging Markets Equity
 Benefit                                Portfolio
                                        AST Western Asset Emerging Markets
                                        Debt Portfolio
                                        Invesco V.I. Technology
                                        ProFund VP Biotechnology
                                        ProFund VP Internet
                                        ProFund VP Semiconductor
                                        ProFund VP Short Mid-Cap
                                        ProFund VP Short Small-Cap
                                        ProFund VP Technology
                                        ProFund VP UltraBull
                                        ProFund VP UltraNASDAQ-100
                                        ProFund VP UltraSmall-Cap
 -----------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                       ALL INVESTMENT OPTIONS PERMITTED,
                                       EXCEPT THESE:
GRO PLUS 2008                          Access VP High Yield
Highest Daily GRO                      AST AQR Emerging Markets Equity
                                       Portfolio
                                       AST QMA Emerging Markets Equity
                                       Portfolio
                                       AST Quantitative Modeling Portfolio
                                       AST Western Asset Emerging Markets Debt
                                       Portfolio
                                       Invesco V.I. Technology
                                       ProFund VP Asia 30
                                       ProFund VP Biotechnology
                                       ProFund VP Internet
                                       ProFund VP NASDAQ-100
                                       ProFund VP Precious Metals
                                       ProFund VP Semiconductor
                                       ProFund VP Short Mid-Cap
                                       ProFund VP Short NASDAQ-100
                                       ProFund VP Short Small-Cap
                                       ProFund VP Technology
                                       ProFund VP UltraBull
                                       ALL INVESTMENT OPTIONS PERMITTED,
                                       EXCEPT THESE:
                                       ProFund VP Ultra Mid-Cap
                                       ProFund VP UltraNASDAQ-100
                                       ProFund VP UltraSmall-Cap
                                       Wells Fargo Advantage VT Small-Cap
                                       Growth
-------------------------------------------------------------------------------
                                       ALL INVESTMENT OPTIONS PERMITTED,
                                       EXCEPT THESE:
GRO/GRO PLUS                           Access VP High Yield
                                       AST AQR Emerging Markets Equity
                                       Portfolio
                                       AST QMA Emerging Markets Equity
                                       Portfolio
                                       AST Quantitative Modeling Portfolio
                                       AST Western Asset Emerging Markets Debt
                                       Portfolio
                                       Invesco V.I. Technology
                                       ProFund VP Biotechnology
                                       ProFund VP Internet
                                       ProFund VP Semiconductor
                                       ProFund VP Short Mid-Cap
                                       ProFund VP Short Small-Cap
                                       ProFund VP Technology
                                       ProFund VP UltraBull
                                       ProFund VP UltraNASDAQ-100
                                       ProFund VP UltraSmall-Cap

* Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
** No longer offered.

The following set of tables describes the second category (i.e., Group II below), under which:

(a) you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST BlackRock/Loomis Sayles Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio).
(b) you may allocate up to 80% in equity and other portfolios listed in the table below.
(c) on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.
(d) between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.
(e) if you are already participating in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

GROUP II: CUSTOM PORTFOLIOS PROGRAM (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials)

 OPTIONAL BENEFIT NAME*                 PERMITTED PORTFOLIOS
 Highest Daily Lifetime Seven           AST Academic Strategies Asset
 Spousal Highest Daily Lifetime Seven   Allocation Portfolio
 Highest Daily Lifetime Seven with      AST Advanced Strategies Portfolio
 Beneficiary Income Option              AST Balanced Asset Allocation
 Spousal Highest Daily Lifetime Seven   Portfolio
 with Beneficiary Income Option         AST BlackRock Global Strategies
 Highest Daily Lifetime Seven with      Portfolio
 Lifetime Income Accelerator            AST BlackRock iShares ETF Portfolio
 Highest Daily Lifetime 7 Plus Spousal  AST BlackRock/Loomis Sayles Bond
 Highest Daily Lifetime 7 Plus          Portfolio
 Highest Daily Lifetime 7 Plus with     AST Boston Partners Large-Cap Value
 Beneficiary Income Option              Portfolio
 Spousal Highest Daily Lifetime 7 Plus  AST Capital Growth Asset Allocation
 with Beneficiary Income Option         Portfolio
 Highest Daily Lifetime 7 Plus with     AST ClearBridge Dividend Growth
 Lifetime Income Accelerator            Portfolio
 Highest Daily Lifetime 6 Plus          AST Cohen & Steers Realty Portfolio
 Highest Daily Lifetime 6 Plus with     AST Defensive Asset Allocation
 Lifetime Income Accelerator            Portfolio
 Spousal Highest Daily Lifetime 6 Plus  AST FI Pyramis(R) Asset Allocation
 GRO Plus II                            Portfolio
 Highest Daily GRO II                   AST FI Pyramis(R) Quantitative
                                        Portfolio Portfolio
                                        AST Franklin Templeton Founding Funds
                                        Allocation Portfolio***
                                        AST Franklin Templeton Founding Funds
                                        Plus Portfolio
                                        AST Global Real Estate Portfolio
                                        AST Goldman Sachs Large-Cap Value
                                        Portfolio
                                        AST Goldman Sachs Mid-Cap Growth
                                        Portfolio
                                        AST Goldman Sachs Multi-Asset
                                        Portfolio
                                        AST Goldman Sachs Small-Cap Value
                                        Portfolio
                                        AST Herndon Large-Cap Value Portfolio
                                        AST High Yield Portfolio
                                        AST International Growth Portfolio
                                        AST International Value Portfolio
                                        AST J.P. Morgan Global Thematic
                                        Portfolio
                                        AST J.P. Morgan International Equity
                                        Portfolio
                                        AST J.P. Morgan Strategic
                                        Opportunities Portfolio
                                        AST Jennison Large-Cap Growth
                                        Portfolio
                                        AST Large-Cap Value Portfolio
                                        AST Loomis Sayles Large-Cap Growth
                                        Portfolio
                                        AST Lord Abbett Core Fixed Income
                                        Portfolio
                                        AST MFS Global Equity Portfolio
                                        PERMITTED PORTFOLIOS
                                        AST MFS Growth Portfolio
                                        AST MFS Large-Cap Value Portfolio
                                        AST Mid-Cap Value Portfolio
                                        AST Money Market Portfolio
                                        AST Neuberger Berman Core Bond
                                        Portfolio
                                        AST Neuberger Berman Mid-Cap Growth
                                        Portfolio
                                        AST Neuberger Berman/LSV Mid-Cap
                                        Value Portfolio
                                        AST New Discovery Asset Allocation
                                        Portfolio
                                        AST Parametric Emerging Markets
                                        Equity Portfolio
                                        AST PIMCO Limited Maturity Bond
                                        Portfolio
                                        AST Preservation Asset Allocation
                                        Portfolio
                                        AST Prudential Core Bond Portfolio
                                        AST Prudential Growth Allocation
                                        Portfolio
                                        AST QMA US Equity Alpha Portfolio
                                        AST RCM World Trends Portfolio
                                        AST Schroders Global Tactical
                                        Portfolio
                                        AST Schroders Multi-Asset World
                                        Strategies Portfolio
                                        AST Small-Cap Growth Portfolio
                                        AST Small-Cap Growth Opportunities
                                        Portfolio
                                        AST Small-Cap Value Portfolio
                                        AST T. Rowe Price Asset Allocation
                                        Portfolio
                                        AST T. Rowe Price Equity Income
                                        Portfolio
                                        AST T. Rowe Price Large-Cap Growth
                                        Portfolio
                                        AST T. Rowe Price Natural Resources
                                        Portfolio

OPTIONAL BENEFIT NAME*                 PERMITTED PORTFOLIOS
                                       AST Templeton Global Bond Portfolio
                                       AST Wellington Management Hedged Equity
                                       Portfolio
                                       AST Western Asset Core Plus Bond
                                       Portfolio

The following additional Portfolios are available subject to certain restrictions:

                                       PROFUND VP**
                                       Consumer Goods
                                       Consumer Services
                                       Financials
                                       Health Care
                                       Industrials
                                       Large-Cap Growth
                                       Large-Cap Value
                                       Mid-Cap Growth
                                       Mid-Cap Value
                                       Real Estate
                                       Small-Cap Growth
                                       Small-Cap Value
                                       Telecommunications
                                       Utilities

* Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
** For ASAP III, XT6, and ASL II Annuities issued beginning on May 26, 2008, we limit the Owner's ability to invest in the ProFund VP Portfolios.
     Specifically:

    . We will not permit those who acquire an ASAP III, XT6, or ASL II Annuity on or after May 26, 2008 (including beneficiaries who acquire such an Annuity under the Beneficiary Continuation Option) to invest in any ProFund VP Portfolio; and

    . Those who acquired an ASAP III, XT6, or ASL II Annuity prior to May 26, 2008 may invest in any ProFund VP Portfolio without being subject to the above restrictions; and

    . Those who currently hold an APEX II Annuity, or who acquired an APEX II Annuity after May 26, 2008, may invest in any ProFund VP Portfolio (except that beneficiaries who acquire an APEX II Annuity on or after May 26, 2008 under the Beneficiary Continuation Option may not invest in any ProFund VP Portfolio).

***  No longer offered.

Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a predetermined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

WHETHER OR NOT YOU ELECTED AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

     (a) a portfolio's investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor's ability to fully implement the portfolio's investment strategy;
     (b) the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;
     (c) a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                      INVESTMENT                                   PORTFOLIO
NAME                           OBJECTIVES                                   ADVISER(S)/SUBADVISER(S)
---------                      -------------------------------------------- -------------------------
Access VP High Yield Fund      Seeks to provide investment results that     ProFund Advisors LLC
                               correspond generally to the total return of
                               the high yield market consistent with
                               maintaining reasonable liquidity.

AIM Variable Insurance Funds   Seeks to provide reasonable current          Invesco Advisers, Inc.
(Invesco Variable Insurance    income and long-term growth of income
Funds) - Invesco V.I.          and capital.
Diversified Dividend Fund -
Series I shares

AIM Variable Insurance Funds   Seeks long-term growth of capital.           Invesco Advisers, Inc.
(Invesco Variable Insurance
Funds) - Invesco V.I. Global
Health Care Fund - Series I
shares

AIM Variable Insurance Funds   Seeks capital growth.                        Invesco Advisers, Inc.
(Invesco Variable Insurance
Funds) - Invesco V.I. Mid Cap
Growth Fund - Series I shares

AIM Variable Insurance Funds   Seeks long-term growth of capital.           Invesco Advisers, Inc.
(Invesco Variable Insurance
Funds) - Invesco V.I.
Technology Fund - Series I
shares

AST Academic Strategies Asset  Seeks long-term capital appreciation.        AlphaSimplex Group, LLC
Allocation Portfolio                                                        AQR Capital Management,
                                                                            LLC and CNH Partners, LLC
                                                                            CoreCommodity
                                                                            Management, LLC
                                                                            First Quadrant, L.P.
                                                                            Jennison Associates LLC
                                                                            J.P. Morgan Investment
                                                                            Management, Inc.
                                                                            Pacific Investment
                                                                            Management Company LLC
                                                                            (PIMCO)
                                                                            Prudential Investments
                                                                            LLC
                                                                            Quantitative Management
                                                                            Associates LLC
                                                                            Western Asset Management
                                                                            Company/ Western Asset
                                                                            Management Company
                                                                            Limited

AST Advanced Strategies        Seeks a high level of absolute return by     Brown Advisory LLC
Portfolio                      using traditional and non-traditional        Loomis, Sayles &
                               investment strategies and by investing in    Company, L.P.
                               domestic and foreign equity and fixed        LSV Asset Management
                               income securities, derivative instruments    Prudential Investment
                               and other investment companies.              Management, Inc.
                                                                            Quantitative Management
                                                                            Associates LLC
                                                                            T. Rowe Price
                                                                            Associates, Inc.
                                                                            William Blair & Company,
                                                                            LLC

AST AQR Emerging Markets       Seeks long-term capital appreciation.        AQR Capital Management,
Equity Portfolio                                                            LLC

AST AQR Large-Cap Portfolio    Seeks long-term capital appreciation.        AQR Capital Management,
                                                                            LLC

AST Balanced Asset Allocation  Seeks to obtain the highest potential total  Prudential Investments
Portfolio                      return consistent with its specified level   LLC
                               of risk tolerance.                           Quantitative Management
                                                                            Associates LLC

AST BlackRock Global           Seeks a high total return consistent with a  BlackRock Financial
Strategies Portfolio           moderate level of risk.                      Management, Inc.
                                                                            BlackRock International
                                                                            Limited

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      -----------------------------  ------------------------------
AST BlackRock iShares ETF      Seeks to maximize total        BlackRock Financial
Portfolio                      return with a moderate level   Management, Inc.
                               of risk.

AST BlackRock/Loomis Sayles    Seek to maximize total         BlackRock Financial
Bond Portfolio (formerly AST   return, consistent with        Management, Inc.
PIMCO Total Return Bond        preservation of capital and    BlackRock International
Portfolio)                     prudent investment management  Limited
                                                              BlackRock (Singapore) Limited
                                                              Loomis, Sayles & Company, L.P.

AST Bond Portfolio 2015        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2016        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2017        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2018        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2019        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2020        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2021        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2022        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2023        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      -----------------------------  ------------------------------
AST Bond Portfolio 2024        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2025        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Bond Portfolio 2026        Seeks the highest total        Prudential Investment
                               return for a specific period   Management, Inc.
                               of time, consistent with the
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST Boston Partners Large-Cap  Seeks capital appreciation.    Boston Partners
Value Portfolio (formerly AST
Jennison Large-Cap Value
Portfolio)

AST Capital Growth Asset       Seeks to obtain the highest    Prudential Investments LLC
Allocation Portfolio           potential total return         Quantitative Management
                               consistent with its specified  Associates LLC
                               level of risk tolerance.

AST ClearBridge Dividend       Seeks income, capital          ClearBridge Investments, LLC
Growth Portfolio               preservation, and capital
                               appreciation.

AST Cohen & Steers Realty      Seeks to maximize total        Cohen & Steers Capital
Portfolio                      return through investment in   Management, Inc.
                               real estate securities.

AST Defensive Asset            Seeks to obtain the highest    Prudential Investments LLC
Allocation Portfolio           potential total return         Quantitative Management
                               consistent with its specified  Associates LLC
                               level of risk tolerance.

AST FI Pyramis(R) Asset        Seeks to maximize total        Pyramis Global Advisors, LLC
Allocation Portfolio           return.                        a Fidelity Investments Company

AST FI Pyramis(R)              Seeks long-term capital        Pyramis Global Advisors, LLC
Quantitative Portfolio         growth balanced by current     a Fidelity Investments Company
                               income.

AST Franklin Templeton         Seeks capital appreciation     Franklin Advisers, Inc.
Founding Funds Allocation      while its secondary            Franklin Mutual Advisers, LLC
Portfolio                      investment objective is to     Templeton Global Advisors
                               seek income.                   Limited

AST Franklin Templeton         Seeks capital appreciation.    AST Investment Services, Inc.
Founding Funds Plus Portfolio                                 Prudential Investments LLC

AST Global Real Estate         Seeks capital appreciation     Prudential Real Estate
Portfolio                      and income.                    Investors

AST Goldman Sachs Large-Cap    Seeks long-term growth of      Goldman Sachs Asset
Value Portfolio                capital.                       Management, L.P.

AST Goldman Sachs Mid-Cap      Seeks long-term growth of      Goldman Sachs Asset
Growth Portfolio               capital.                       Management, L.P.

AST Goldman Sachs Multi-Asset  Seeks to obtain a high level   Goldman Sachs Asset
Portfolio                      of total return consistent     Management, L.P.
                               with its level of risk
                               tolerance.

AST Goldman Sachs Small-Cap    Seeks long-term capital        Goldman Sachs Asset
Value Portfolio                appreciation.                  Management, L.P.

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      ------------------------------ ------------------------------
AST Herndon Large-Cap Value    Seeks maximum growth of        Herndon Capital Management,
Portfolio                      capital by investing           LLC
                               primarily in the value stocks
                               of larger companies.

AST High Yield Portfolio       Seeks maximum total return,    J.P. Morgan Investment
                               consistent with preservation   Management, Inc.
                               of capital and prudent         Prudential Investment
                               investment management.         Management, Inc.

AST International Growth       Seeks long-term capital        Jennison Associates LLC
Portfolio                      growth.                        Neuberger Berman Management
                                                              LLC
                                                              William Blair & Company, LLC

AST International Value        Seeks capital growth.          Lazard Asset Management LLC
Portfolio                                                     LSV Asset Management

AST Investment Grade Bond      Seeks to maximize total        Prudential Investment
Portfolio                      return, consistent with the    Management, Inc.
                               preservation of capital and
                               liquidity needs. Total return
                               is comprised of current
                               income and capital
                               appreciation.

AST J.P. Morgan Global         Seeks capital appreciation     J.P. Morgan Investment
Thematic Portfolio             consistent with its specified  Management, Inc./ Security
                               level of risk tolerance.       Capital Research & Management
                                                              Incorporated

AST J.P. Morgan International  Seeks capital growth.          J.P. Morgan Investment
Equity Portfolio                                              Management, Inc.

AST J.P. Morgan Strategic      Seeks to maximize return       J.P. Morgan Investment
Opportunities Portfolio        compared to the benchmark      Management, Inc.
                               through security selection
                               and tactical asset allocation.

AST Jennison Large-Cap Growth  Seeks long-term growth of      Jennison Associates LLC
Portfolio                      capital.

AST Large-Cap Value Portfolio  Seeks current income and       Hotchkis and Wiley Capital
                               long-term growth of income,    Management, LLC
                               as well as capital
                               appreciation.

AST Loomis Sayles Large-Cap    Seeks capital growth. Income   Loomis, Sayles & Company, L.P.
Growth Portfolio               realization is not an
                               investment objective and any
                               income realized on the
                               Portfolio's investments,
                               therefore, will be incidental
                               to the Portfolio's objective.

AST Lord Abbett Core Fixed     Seeks income and capital       Lord, Abbett & Co. LLC
Income Portfolio               appreciation to produce a
                               high total return.

AST MFS Global Equity          Seeks capital growth.          Massachusetts Financial
Portfolio                                                     Services Company

AST MFS Growth Portfolio       Seeks long-term capital        Massachusetts Financial
                               growth and future, rather      Services Company
                               than current income.

AST MFS Large-Cap Value        Seeks capital appreciation.    Massachusetts Financial
Portfolio                                                     Services Company

AST Mid-Cap Value Portfolio    Seeks to provide capital       EARNEST Partners, LLC
                               growth by investing primarily  WEDGE Capital Management
                               in mid-capitalization stocks   L.L.P.
                               that appear to be undervalued.

AST Money Market Portfolio     Seeks high current income and  Prudential Investment
                               maintain high levels of        Management, Inc.
                               liquidity.

AST Neuberger Berman Core      Seeks to maximize total        Neuberger Berman Fixed Income
Bond Portfolio                 return consistent with the     LLC
                               preservation of capital.

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      ------------------------------ ------------------------------
AST Neuberger Berman Mid-Cap   Seeks capital growth.          Neuberger Berman Management
Growth Portfolio                                              LLC

AST Neuberger Berman/LSV       Seeks capital growth.          LSV Asset Management
Mid-Cap Value Portfolio                                       Neuberger Berman Management
                                                              LLC

AST New Discovery Asset        Seeks total return.            C.S. McKee, LP
Allocation Portfolio                                          EARNEST Partners, LLC
                                                              Epoch Investment Partners,
                                                              Inc.
                                                              Longfellow Investment
                                                              Management Co. LLC
                                                              Parametric Portfolio
                                                              Associates LLC
                                                              Security Investors, LLC
                                                              Thompson, Siegel & Walmsley
                                                              LLC
                                                              Vision Capital Management,
                                                              Inc.

AST Parametric Emerging        Seeks long-term capital        Parametric Portfolio
Markets Equity Portfolio       appreciation.                  Associates LLC

AST PIMCO Limited Maturity     Seeks to maximize total        Pacific Investment Management
Bond Portfolio                 return consistent with         Company LLC (PIMCO)
                               preservation of capital and
                               prudent investment management.

AST Preservation Asset         Seeks to obtain the highest    Prudential Investments LLC
Allocation Portfolio           potential total return         Quantitative Management
                               consistent with its specified  Associates LLC
                               level of risk tolerance.

AST Prudential Core Bond       Seeks to maximize total        Prudential Investment
Portfolio                      return consistent with the     Management, Inc.
                               long-term preservation of
                               capital.

AST Prudential Growth          Seeks total return.            Prudential Investment
Allocation Portfolio                                          Management, Inc.
                                                              Quantitative Management
                                                              Associates LLC

AST QMA Emerging Markets       Seeks long-term capital        Quantitative Management
Equity Portfolio               appreciation.                  Associates LLC

AST QMA Large-Cap Portfolio    Seeks long-term capital        Quantitative Management
                               appreciation.                  Associates LLC

AST QMA US Equity Alpha        Seeks long term capital        Quantitative Management
Portfolio                      appreciation.                  Associates LLC

AST Quantitative Modeling      Seeks a high potential return  Quantitative Management
Portfolio                      while attempting to mitigate   Associates LLC
                               downside risk during adverse
                               market cycles.

AST RCM World Trends Portfolio Seeks highest potential total  Allianz Global Investors U.S.
                               return consistent with its     LLC
                               specified level of risk
                               tolerance.

AST Schroders Global Tactical  Seeks to outperform its        Schroder Investment
Portfolio                      blended performance benchmark. Management North America Inc./
                                                              Schroder Investment
                                                              Management North America Ltd.

AST Schroders Multi-Asset      Seeks long-term capital        Schroder Investment
World Strategies Portfolio     appreciation.                  Management North America Inc./
                                                              Schroder Investment
                                                              Management North America Ltd.

AST Small-Cap Growth Portfolio Seeks long-term capital        Eagle Asset Management, Inc.
                               growth.                        Emerald Mutual Fund Advisers
                                                              Trust

AST Small-Cap Growth           Seeks capital growth.          RS Investment Management Co.
Opportunities Portfolio                                       LLC
(formerly AST Federated                                       Wellington Management
Aggressive Growth Portfolio):                                 Company, LLP

AST Small-Cap Value Portfolio  Seeks to provide long-term     ClearBridge Investments, LLC
                               capital growth by investing    J.P. Morgan Investment
                               primarily in                   Management, Inc.
                               small-capitalization stocks    LMC Investments, LLC
                               that appear to be undervalued.

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      -----------------------------  ------------------------------
AST T. Rowe Price Asset        Seeks a high level of total    T. Rowe Price Associates, Inc.
Allocation Portfolio           return by investing primarily
                               in a diversified portfolio of
                               equity and fixed income
                               securities.

AST T. Rowe Price Equity       Seeks to provide substantial   T. Rowe Price Associates, Inc.
Income Portfolio               dividend income as well as
                               long-term growth of capital
                               through investments in the
                               common stocks of established
                               companies.

AST T. Rowe Price Large-Cap    Seeks long-term growth of      T. Rowe Price Associates, Inc.
Growth Portfolio               capital by investing
                               predominantly in the equity
                               securities of a limited
                               number of large, carefully
                               selected, high-quality U.S.
                               companies that are judged
                               likely to achieve superior
                               earnings growth.

AST T. Rowe Price Natural      Seeks long-term capital        T. Rowe Price Associates, Inc.
Resources Portfolio            growth primarily through
                               investing in the common
                               stocks of companies that own
                               or develop natural resources
                               (such as energy products,
                               precious metals and forest
                               products) and other basic
                               commodities.

AST Templeton Global Bond      Seeks to provide current       Franklin Advisers, Inc.
Portfolio                      income with capital
                               appreciation and growth of
                               income.

AST Wellington Management      Seeks to outperform a mix of   Wellington Management Company
Hedged Equity Portfolio        50% Russell 3000(R) Index,     LLP
                               20% MSCI EAFE Index, and 30%
                               Treasury Bill Index over a
                               full market cycle by
                               preserving capital in adverse
                               markets utilizing an options
                               strategy while maintaining
                               equity exposure to benefit
                               from up markets through
                               investments in Wellington
                               Management's equity
                               investment strategies.

AST Western Asset Core Plus    Seeks to maximize total        Western Asset Management
Bond Portfolio                 return, consistent with        Company/ Western Asset
                               prudent investment management  Management Company Limited
                               and liquidity needs, by
                               investing to obtain the
                               average duration specified
                               for the Portfolio.

AST Western Asset Emerging     Seeks to maximize total        Western Asset Management
Markets Debt Portfolio         return.                        Company/ Western Asset
                                                              Management Company Limited

NVIT Developing Markets Fund   Seeks long-term capital        Nationwide Fund Advisors/The
                               appreciation, under normal     Boston Company Asset
                               conditions by investing at     Management, LLC
                               least 80% of its net assets
                               in equity securities of
                               companies that are tied
                               economically to emerging
                               market countries

ProFund VP Asia 30             Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the ProFunds
                               Asia 30 Index (the "Index").

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      ------------------------------ -----------------------------
ProFund VP Banks               Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. BanksSM Index (the
                               "Index").

ProFund VP Basic Materials     Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Basic MaterialsSM Index
                               (the "Index").

ProFund VP Bear                Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               the inverse (-1x) of the
                               daily performance of the S&P
                               500(R) (the "Index").

ProFund VP Biotechnology       Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. BiotechnologySM Index
                               (the "Index").

ProFund VP Bull                Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P
                               500(R)(the "Index").

ProFund VP Consumer Goods      Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Consumer GoodsSM Index
                               (the "Index").

ProFund VP Consumer Services   Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Consumer ServicesSM
                               Index (the "Index").

ProFund VP Europe 30           Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the ProFunds
                               Europe 30 Index (the "Index").

ProFund VP Financials          Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. FinancialsSM Index (the
                               "Index").

ProFund VP Health Care         Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Health Care/SM/ Index
                               (the "Index").

ProFund VP Industrials         Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. IndustrialsSM Index (the
                               "Index").

ProFund VP Internet            Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               InternetSM Composite/SM/
                               Index.

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      -----------------------------  -----------------------------
ProFund VP Japan               Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Nikkei 225
                               Stock Average (the "Index").
                               The Fund seeks to provide a
                               return consistent with an
                               investment in the component
                               equities in the Index hedged
                               to U.S. Dollars. The Fund
                               determines its success in
                               meeting this investment
                               objective by comparing its
                               daily return on a given day
                               with the daily performance of
                               the dollar denominated Nikkei
                               225 futures contracts traded
                               in the United States.

ProFund VP Large-Cap Growth    Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P 500(R)
                               Growth Index (the "Index").

ProFund VP Large-Cap Value     Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P 500(R)
                               Value Index (the "Index").

ProFund VP Mid-Cap Growth      Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P MidCap
                               400(R) Growth Index (the
                               "Index").

ProFund VP Mid-Cap Value       Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P MidCap
                               400(R) Value Index (the
                               "Index").

ProFund VP NASDAQ-100          Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the
                               NASDAQ-100(R) Index (the
                               "Index").

ProFund VP Oil & Gas           Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Oil & Gas/SM/ Index (the
                               "Index").

ProFund VP Pharmaceuticals     Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. PharmaceuticalsSM Index
                               (the "Index").

ProFund VP Precious Metals     Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               Precious MetalsSM Index (the
                               "Index").

ProFund VP Real Estate         Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Real EstateSM Index (the
                               "Index").

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      -----------------------------  -----------------------------
ProFund VP Rising Rates        Seeks daily investment         ProFund Advisors LLC
Opportunity                    results, before fees and
                               expenses, that correspond to
                               one and one-quarter times the
                               inverse (-1.25x) of the daily
                               price movement of the most
                               recently issued 30-year U.S.
                               Treasury Bond ("Long Bond").

ProFund VP Semiconductor       Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. Semiconductors IndexSM
                               (the "Index").

ProFund VP Short Mid-Cap       Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               the inverse (-1x) of the
                               daily performance of the S&P
                               MidCap 400(R) (the "Index").

ProFund VP Short NASDAQ-100    Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               the inverse (-1x) of the
                               daily performance of the
                               NASDAQ-100(R) Index (the
                               "Index").

ProFund VP Short Small-Cap     Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               the inverse (-1x) of the
                               daily performance of the
                               Russell 2000(R) Index (the
                               "Index").

ProFund VP Small-Cap Growth    Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P
                               SmallCap 600(R) Growth
                               Index(R) (the "Index").

ProFund VP Small-Cap Value     Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the S&P
                               SmallCap 600(R) Value Index
                               (the "Index").

ProFund VP Technology          Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. TechnologySM Index (the
                               "Index").

ProFund VP Telecommunications  Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. TelecommunicationsSM
                               Index (the "Index").

ProFund VP U.S. Government     Seeks daily investment         ProFund Advisors LLC
Plus                           results, before fees and
                               expenses, that correspond to
                               one and one-quarter times
                               (1.25x) the daily movement of
                               the most recently issued
                               30-year U.S. Treasury bond
                               ("Long Bond").

ProFund VP UltraBull           Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               two times (2x) the daily
                               performance of the S&P 500(R)
                               (the "Index").

PORTFOLIO                      INVESTMENT                     PORTFOLIO
NAME                           OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                      -----------------------------  -----------------------------
ProFund VP UltraMid-Cap        Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               two times (2x) the daily
                               performance of the S&P MidCap
                               400(R) (the "Index").

ProFund VP UltraNASDAQ-100     Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               two times (2x) the daily
                               performance of the
                               NASDAQ-100(R) Index (the
                               "Index").

ProFund VP UltraSmall-Cap      Seeks daily investment         ProFund Advisors LLC
                               results, before fees and
                               expenses, that correspond to
                               two times (2x) the daily
                               performance of the Russell
                               2000(R) Index (the "Index").

ProFund VP Utilities           Seeks investment results,      ProFund Advisors LLC
                               before fees and expenses,
                               that correspond to the
                               performance of the Dow Jones
                               U.S. UtilitiesSM Index (the
                               "Index").

SP International Growth        Seeks long-term growth of      Jennison Associates LLC
Portfolio                      capital.                       Neuberger Berman Management
                                                              LLC
                                                              William Blair & Company, LLC

Wells Fargo Advantage VT       Seeks long-term capital        Wells Fargo Funds Management,
International Equity Fund -    appreciation.                  LLC, advisor;
Class 1                                                       Wells Capital Management
                                                              Inc., subadvisor

Wells Fargo Advantage VT       Seeks long-term capital        Wells Fargo Funds Management,
Intrinsic Value Fund - Class 2 appreciation.                  LLC, advisor;
                                                              Metropolitan West Capital
                                                              Management, LLC, subadvisor

Wells Fargo Advantage VT       Seeks long-term capital        Wells Fargo Funds Management,
Omega Growth Fund - Class 1    appreciation.                  LLC, advisor;
                                                              Wells Capital Management
                                                              Inc., subadvisor

Wells Fargo Advantage VT       Seeks long-term capital        Wells Fargo Funds Management,
Small Cap Growth Fund - Class  appreciation.                  LLC, advisor;
1                                                             Wells Capital Management
                                                              Inc., subadvisor

Dow Jones has no relationship to the ProFunds VP, other than the licensing of the Dow Jones sector indices and its service marks for use in connection with the ProFunds VP. The ProFunds VP are not sponsored, endorsed, sold, or promoted by Standard & Poor's or NASDAQ, and neither Standard & Poor's nor NASDAQ makes any representations regarding the advisability of investing in the ProFunds VP.

Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc.

Pyramis Global Advisors, LLC a business unit of Fidelity Investments

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled "Do You Offer Dollar Cost Averaging?" We no longer offer our 6 or 12 Month DCA Program.

MVA FIXED ALLOCATIONS. We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest as long as you remain invested for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate as long as you remain invested for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled "How does the Market Value Adjustment

Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

DCA FIXED RATE OPTIONS. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

                               FEES AND CHARGES

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and, in the case of XT6, ASAP III and APEX II to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including, for ASAP III, XT6 and APEX II, appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

CONTINGENT DEFERRED SALES CHARGE ("CDSC"): We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year
1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for ASAP III, APEX II and XT6 are shown under "Summary of Contract Fees and Charges". No CDSC is deducted from ASL II Annuities. If you purchase XT6 and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

TRANSFER FEE: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20/th/ in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program") and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to ASAP III, APEX II and ASL II, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to XT6, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a

Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a nonqualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

DISTRIBUTION CHARGE: For ASAP III and XT6, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges" on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to XT6, the costs associated with offering Credits which are funded through Prudential Annuities general account. The Distribution Charge is deducted against your Annuity's Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are assessed against each portfolio's net assets, and reflected daily by each portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the portfolios, which can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option upon Annuitization, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

PLEASE NOTE THAT THESE ANNUITIES ARE NO LONGER AVAILABLE FOR NEW SALES. THE INFORMATION PROVIDED IN THIS SECTION IS FOR INFORMATIONAL PURPOSES ONLY.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. ALL SUCH CONDITIONS ARE DESCRIBED BELOW.

INITIAL PURCHASE PAYMENT: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows:
$1,000 for ASAP III, $10,000 for XT6 and APEX II and $15,000 for ASL II. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments with respect to this Annuity and all other annuities owned by the new Owner would equal or exceed that $1 million threshold. We may limit additional Purchase Payments under other circumstances, as explained in "Additional Purchase Payments," below.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

SPECULATIVE INVESTING: Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that may elect to use our Annuity as a funding vehicle.

Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. Our acceptance of a check is subject to our ability to collect funds.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for ASAP III, age 75 for XT6 and age 85 for APEX II and ASL II. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

"BENEFICIARY" ANNUITY

If you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements, you may transfer the proceeds of the decedent's annuity into one of the Annuities described in this Prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2. However, if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in the Tax Considerations section of this Prospectus.

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in the Tax Considerations section of your prospectus.

You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity may provide a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

.. No additional purchase payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple "Transfer of Assets" or "TOA's" into a single contract as part of this "Beneficiary" Annuity. You may not elect any optional living or death benefits. Annuity Rewards is not available.

..  You may not annuitize the Annuity; no annuity options are available.

..  You may participate only in the following programs: Auto-Rebalancing, Dollar
   Cost Averaging (but not the 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.

.. You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A "beneficiary annuity" may not be co-owned.

..  If the Annuity is funded by means of transfer from another "Beneficiary
   Annuity" with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another "Beneficiary Annuity" where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

.. The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust
   (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and
   (3) the beneficiaries of the trust who are beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

.. If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

.. If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named, the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..  a new Owner subsequent to the death of the Owner or the first of any joint
   Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;

..  a new Annuitant subsequent to the Annuity Date;

.. for "nonqualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

.. a change in Beneficiary if the Owner had previously made the designation irrevocable;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..  a new Annuitant for a contract issued to a grantor trust where the new
   Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE DESIGNATED ANNUITANT. WE ARE NOT RESPONSIBLE FOR ANY TRANSACTIONS PROCESSED BEFORE A CHANGE OF OWNER AND/OR BENEFICIARY, AND AN ASSIGNMENT OF THE ANNUITY, IS ACCEPTED AND RECORDED BY US. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS, AND TO THE EXTENT ALLOWED BY STATE LAW, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME.

For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you designate a different Beneficiary. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code

("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. With respect to XT6, if you return your Annuity, we will not return any XTra Credits we applied your Annuity based on your purchase payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the "Living Benefits" section of this prospectus for further information on additional Purchase Payments.

Additional Purchase payments may be limited if the total Purchase Payments under this Annuity and other annuities equals or exceeds $1 million, as described in more detail in "Purchasing Your Annuity - Initial Purchase Payment".

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program "the Systematic Investment Plan." Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or terminated the ability of Owners to submit additional Purchase Payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent purchase payments.)

INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent purchase payments, we will allocate any additional purchase payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent purchase payments according to any new allocation instructions. Unless you tell us otherwise, purchase payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE ASAP III AND APEX II ANNUITIES?

We apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity Year ("fifth Annuity Anniversary"). With respect to ASAP III, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to APEX II, for annuities issued between June 20, 2005 and February 12, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For APEX II Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.

If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE ASAP III AND APEX II ANNUITIES?

Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the "hierarchy" described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows:
(a) if you participate in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), any Loyalty Credit will be invested in accordance with such Program, (b) if you participate in an asset allocation program (see Appendix D for a description of such programs), in accordance with that program, (c) in accordance with your standing allocation instructions (d) if you participate in the Systematic Investment Plan, in accordance with that Plan, (e) if you participate in an automatic rebalancing program, in accordance with that program (f) in accordance with how your most recent purchase payment was allocated and (g) otherwise in accordance with your instructions, if items
(a) through (f) above are not permitted or applicable.

EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO ASAP III.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.

EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO APEX II.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.

HOW DO I RECEIVE CREDITS UNDER THE XT6 ANNUITY?

We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

For annuities issued on or after February 13, 2006 (subject to state availability):

                     ANNUITY YEAR                   CREDIT
                     ------------                   ------
                     1                               6.50%
                     2                               5.00%
                     3                               4.00%
                     4                               3.00%
                     5                               2.00%
                     6                               1.00%
                     7+                              0.00%

For annuities issued prior to February 13, 2006:

                     ANNUITY YEAR                   CREDIT
                     ------------                   ------
                     1                               6.00%
                     2                               5.00%
                     3                               4.00%
                     4                               3.00%
                     5                               2.00%
                     6                               1.00%
                     7+                              0.00%

CREDITS APPLIED TO PURCHASE PAYMENTS FOR DESIGNATED CLASS OF ANNUITY OWNER

Prior to May 1, 2004, where allowed by state law, Annuities could be purchased by a member of the class defined below, with a different table of Credits. The Credit applied to all purchase payments on such Annuities is as follows based on the Annuity Year in which the Purchase Payment was made: Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year 6: 6.0%; Year 7: 5.0%;
Year 8: 4.0%; Year 9: 3.0%; Year 10: 2%; Year 11+: 0.0%.

The designated class of Annuity Owners included: (a) any parent company, affiliate or subsidiary of ours; (b) an officer, director, employee, retiree, sales representative, or in the case of an affiliated broker-dealer, registered representative of such company; (c) a director, officer or trustee of any underlying mutual fund; (d) a director, officer or employee of any investment manager, sub-advisor, transfer agent, custodian, auditing, legal or administrative services provider that is providing investment management, advisory, transfer agency, custodian-ship, auditing, legal and/or administrative services to an underlying mutual fund or any affiliate of such firm; (e) a director, officer, employee or registered representative of a broker-dealer or insurance agency that has a then current selling agreement with us and/or with Prudential Annuities Distributors, Inc., a Prudential Financial Company; (f) a director, officer, employee or authorized representative of any firm providing us or our affiliates with regular legal, actuarial, auditing, underwriting, claims, administrative, computer support, marketing, office or other services; (g) the then current spouse of any such person noted in (b) through (f), above; (h) the parents of any such person noted in (b) through (g), above; (i) the child(ren) or other legal dependent under the age of 21 of any such person noted in (b) through (h); and (j) the siblings of any such persons noted in (b) through (h) above.

All other terms and conditions of the Annuity apply to Owners in the designated class.

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT6 ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

EXAMPLES OF APPLYING CREDITS

INITIAL PURCHASE PAYMENT

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2

Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6

Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

The amount of any XTra Credits applied to your XT6 Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

.. any XTra Credits applied to your Account Value on purchase payments made within the 12 months before the Owner's (or Annuitant's if entity owned) date of death will be taken back (to the extent allowed by state law);

.. the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any XTra Credits payable on purchase payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision (to the extent allowed by State law); and

.. if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any XTra Credits.

The Account Value may be substantially reduced if Prudential Annuities takes back the XTra Credit amount under these circumstances. The amount we take back will equal the XTra Credit, without adjustment up or down for investment performance. Therefore, any gain on the XTra Credit amount will not be taken back. But if there was a loss on the XTra Credit, the amount we take back will still equal amount of the XTra Credit. We do not deduct a CDSC in any situation where we take back the XTra Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to purchase payments.

GENERAL INFORMATION ABOUT CREDITS

.. We do not consider Credits to be "investment in the contract" for income tax purposes.

.. You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

Currently, any transfer involving the ProFunds VP Sub-accounts must be received by us no later than 3:00 p.m. Eastern time (or one hour prior to any announced closing of the applicable securities exchange) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically, including through Prudential Annuities' Internet website (www.prudentialannuities.com).

Currently, we charge $10.00 for each transfer after the 20/th/ transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or
(b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..  With respect to each Sub-account (other than the AST Money Market
   Sub-account, or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;(ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

.. We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY. The portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific Owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the portfolios (and thus Annuity Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

    . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).

    . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

    . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION OR A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OR A DCA FIXED RATE OPTION OVER THE GUARANTEE PERIOD OR THE DURATION OF THE PROGRAM, RESPECTIVELY.

The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program on the APEX II product. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established, and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional purchase payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.

Under our current dollar cost averaging program used with Fixed Allocations, Account Value allocated to the Fixed Allocations will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM"). WE NO LONGER OFFER OUR 6 OR 12 MONTH DCA PROGRAM.

The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

THE KEY FEATURES OF THIS PROGRAM ARE AS FOLLOWS:

    . You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.

    . As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus

       Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

    . Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a "last-in, first-out" basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to "last-in, first-out" means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

    . The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

    . We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

    . The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

    . If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a "Permitted Sub-account" for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

    . If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

    . If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

    .  We impose no fee for your participation in the 6 or 12 Month DCA Program.

    . You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.

    . You cannot utilize "rate lock" with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

    . We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

    . The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

    . The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the "Enhanced Dollar Cost Averaging Program."

NOTE: WHEN A 6 OR 12 MONTH DCA PROGRAM IS ESTABLISHED FROM A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS (INCLUDING ANY TRANSFERS UNDER AN OPTIONAL BENEFIT FORMULA). THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE DCA FIXED RATE OPTION.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
(b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your Annuity. Prior to December 5, 2005, we made certain asset allocation programs available. If you enrolled in one of the asset allocation programs prior to December 5, 2005, see the Appendix D entitled, "Additional Information on the Asset Allocation Programs" for more information on how the programs are administered.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

   EXAMPLE

   Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance.
As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation so long as you remain invested for a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change so long as you remain invested for the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

    . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

    . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

    .  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum rate which may vary by state. Please refer to the Statement of Additional Information. In certain states, the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

.. "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..  "Strip Yields" are the yields payable on coupon Strips of United States
   Treasury securities.

.. "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                        [(1+I)/(1+J+0.0010)]^/(N/365)/

                                    where:

       I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

       J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

       N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. The factor is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                          [(1 + I)/(1 + J)]^/(N/365)/

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

.. You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

.. The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

..  You make no withdrawals or transfers until you decide to withdraw the entire
   MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

   MVA Factor = [(1+I)/(1+J+0.0010)]^/(N/365)/ = [1.055/1.041]/2/ = 1.027078
                          Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

   MVA Factor = [(1+I)/(1+J+0.0010)]^/(N/365)/ = [1.055/1.071]/2/ = 0.970345
                          Interim Value = $57,881.25
      Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE IN THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                            ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions ("RMD"). You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

If you participate in certain Lifetime Guaranteed Minimum Withdrawal Benefits, and you take a withdrawal deemed to be Excess Income that brings your Account Value to zero, both the benefit and the Annuity itself may terminate. See "Living Benefits" later in this prospectus for more information.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?

DURING THE ACCUMULATION PERIOD

For federal income tax purposes, a distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

    . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

    . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments, as described in "Fees, Charges and Deductions - Contingent Deferred Sales Charge ("CDSC")" earlier in this prospectus. These amounts may be subject to the CDSC. Purchase Payments are withdrawn on a first-in, first-out basis. (This step does not apply if all Purchase Payments have been previously withdrawn.)

3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select ("systematic withdrawals"). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

.. Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

.. If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount, Protected Annual Withdrawal Amount, or LIA Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

GROSS WITHDRAWAL OR NET WITHDRAWAL. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

.. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Annual Withdrawal Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

.. For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(T) AND 72(Q) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% penalty tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
Section 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA will be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity WITHOUT a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity WITH certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to XT6, (a) the amount of any XTra Credits applied within 12 months prior to your request to surrender your Annuity (or as otherwise stipulated by applicable State law); and (b) the amount of any XTra Credits added in conjunction with any purchase payments received after our receipt of your request for a Medically-Related Surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back XTra Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

    . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

    . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

    . if the Owner is one or more natural persons, all such Owners must also be alive at such time;

    . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

    .  no additional purchase payments can be made to the Annuity.

A "Contingency Event" occurs if the Annuitant is:

    . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

    . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to XT6, you may not annuitize within the first three Annuity Years and with respect to ASAP III and APEX II, you may not annuitize within the first Annuity Year. With respect to the ASL II Annuity, you may annuitize immediately, if you wish.

For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. IT IS POSSIBLE THAT ONLY ONE PAYMENT WILL BE PAYABLE IF THE DEATH OF THE KEY LIFE OCCURS BEFORE THE DATE THE SECOND PAYMENT WAS DUE, AND NO OTHER PAYMENTS NOR DEATH BENEFITS WOULD BE PAYABLE. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. IT IS POSSIBLE THAT ONLY ONE PAYMENT WILL BE PAYABLE IF THE DEATH OF ALL THE KEY LIVES OCCURS BEFORE THE DATE THE SECOND PAYMENT WAS DUE, AND NO OTHER PAYMENTS OR DEATH BENEFITS WOULD BE PAYABLE. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. THEREFORE, THAT PORTION OF THE INSURANCE CHARGE ASSESSED TO COVER THE RISK THAT KEY LIVES OUTLIVE OUR EXPECTATIONS PROVIDES NO BENEFIT TO AN OWNER SELECTING THIS OPTION. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

For Annuities issued prior to November 20, 2006:

    . if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85/th/ birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

    . unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

For Annuities issued on or after November 20, 2006:

    . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

    . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

.. protecting a principal amount from decreases in value as of specified future dates due to investment performance;

.. taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

.. guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

..  providing spousal continuation of certain benefits.

The "living benefits" are as follows:
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option (GRO)/1/
Guaranteed Return Option Plus (GRO Plus)/1/
Guaranteed Return Option Plus 2008 (GRO Plus 2008)/1/
Highest Daily Guaranteed Return Option (Highest Daily GRO)/1/
Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
Guaranteed Minimum Income Benefit (GMIB)/1/
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
Highest Daily Lifetime Seven Income Benefit/1/
Spousal Highest Daily Lifetime Seven Income Benefit/1/
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit/1/ Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
Highest Daily Lifetime 7 Plus Income Benefit/1/
Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit/1/
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator/1/
Spousal Highest Daily Lifetime 6 Plus Income Benefit/1/

(1)No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

.. GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

.. GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

.. GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

.. LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6
   Plus), withdrawals in excess of the Annual Income Amount, called "Excess Income," will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

FINALLY, PLEASE NOTE THAT CERTAIN OF THESE BENEFITS REQUIRE YOUR PARTICIPATION IN A PREDETERMINED MATHEMATICAL FORMULA THAT MAY TRANSFER YOUR ACCOUNT VALUE BETWEEN CERTAIN PERMITTED SUB-ACCOUNTS AND A BOND PORTFOLIO SUB-ACCOUNT (OR THE GENERAL ACCOUNT, FOR ONE OF THE BENEFITS). ALTHOUGH NOT GUARANTEED, THE OPTIONAL LIVING BENEFIT INVESTMENT REQUIREMENTS AND THE APPLICABLE FORMULA ARE DESIGNED TO REDUCE THE DIFFERENCE BETWEEN YOUR ACCOUNT VALUE AND OUR LIABILITY UNDER THE BENEFIT. MINIMIZING SUCH DIFFERENCE GENERALLY BENEFITS US BY DECREASING THE RISK THAT WE WILL USE OUR OWN ASSETS TO MAKE BENEFIT PAYMENTS TO YOU. THOUGH THE INVESTMENT REQUIREMENTS AND FORMULAS ARE DESIGNED TO REDUCE RISK, THEY DO NOT GUARANTEE ANY APPRECIATION OF YOUR ACCOUNT VALUE. IN FACT, THEY COULD MEAN THAT YOU MISS APPRECIATION OPPORTUNITIES IN OTHER INVESTMENT OPTIONS. WE ARE NOT PROVIDING YOU WITH INVESTMENT ADVICE THROUGH THE USE OF ANY OF THE FORMULAS. IN ADDITION, THE FORMULAS DO NOT CONSTITUTE AN INVESTMENT STRATEGY THAT WE ARE RECOMMENDING TO YOU.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. WE RESERVE THE RIGHT TO TERMINATE THIS BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period to make a new benefit election (you may elect a new benefit beginning on the next Valuation Day) provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. THERE IS NO GUARANTEE THAT ANY BENEFIT WILL BE AVAILABLE FOR ELECTION AT A LATER DATE.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit and the Plus40 Optional Life Insurance Rider. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

..  An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

..  The Account Value immediately prior to the withdrawal is equal to $300,000

.. For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix O of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

    . March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) -the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

THERE IS NO GUARANTEE THAT ANY BENEFIT WILL BE AVAILABLE FOR ELECTION AT A LATER DATE.

SPECIAL CONSIDERATIONS UNDER GRO PLUS II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  Transfers to and from your elected Sub-accounts and an AST bond portfolio
   Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
   (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit or the Plus40 Optional Life Insurance Rider. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

..  An additional guarantee amount of $300,000 is locked in on December 1, 2011

..  The Account Value immediately prior to the withdrawal is equal to $300,000

.. For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Account Value before withdrawal                  $300,000
Equals ratio                                                   16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount                                    $166,667
Additional guarantee amount                                 $250,000

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix Q of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options". In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

.. On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

THERE IS NO GUARANTEE THAT ANY BENEFIT WILL BE AVAILABLE FOR ELECTION AT A LATER DATE.

SPECIAL CONSIDERATIONS UNDER HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  Transfers to and from your elected Sub-accounts and an AST bond portfolio
   Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
   (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

GUARANTEED RETURN OPTION PLUS (GRO PLUS)

GRO PLUS IS NO LONGER AVAILABLE FOR ELECTION.

GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value"). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee. If the maturity date of any guarantee under GRO Plus is not a Valuation Day, and we are required to contribute an amount to your Account Value with respect to that maturing guarantee, we would contribute such an amount on the next Valuation Day.

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

KEY FEATURE - PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

    . BASE GUARANTEE: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

    . ENHANCED GUARANTEE: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE BENEFIT (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE AND ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE AN ENHANCED GUARANTEE, ANY AMOUNTS HELD IN THE MVA FIXED ALLOCATIONS FOR THE ENHANCED GUARANTEE WILL BE LIQUIDATED, ON THE VALUATION DAY THE REQUEST IS PROCESSED, (WHICH MAY RESULT IN A MARKET VALUE ADJUSTMENT), AND SUCH AMOUNTS WILL BE TRANSFERRED ACCORDING TO THE RULES DESCRIBED IN "TERMINATION OF THE BENEFIT/ ENHANCED GUARANTEE". TERMINATION OF AN ENHANCED GUARANTEE WILL NOT RESULT IN TERMINATION OF THE BASE GUARANTEE. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. THE PROTECTED PRINCIPAL VALUE IS REFERRED TO AS THE "BASE GUARANTEE" AND THE ENHANCED PROTECTED PRINCIPAL VALUE IS REFERRED TO AS THE "STEP-UP GUARANTEE" IN THE RIDER WE ISSUE FOR THIS BENEFIT.

WITHDRAWALS UNDER YOUR ANNUITY

Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the benefit (adjusted for any subsequent purchase payments and, with respect to XT6, any Credits applied to such purchase payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit, however, any partial withdrawals in payment of charges for the Plus40 Optional Life Insurance Rider (not currently offered for sale) and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under XT6); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The base guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79)

.. The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations). The formula is set forth in Appendix L.

If your Account Value is greater than or equal to the reallocation trigger, then:

.. your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and

.. if a portion of your Account Value is allocated to an MVA Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts will be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time;

.. if all of your Account Value is allocated to an MVA Fixed Allocation, then all or a portion of that amount may be transferred from the MVA Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy: (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Money Market Sub-account; and

.. a Market Value Adjustment will apply when we reallocate Account Value from an MVA Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value (including any Market Value
   Adjustment) and your Protected Principal Value(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Sub-accounts;

..  The amount invested in, and interest earned within, the MVA Fixed
   Allocations;

..  The current crediting rates associated with MVA Fixed Allocations;

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

You should be aware of the following potential ramifications of the formula:

.. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

.. As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

.. Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

ELECTION OF THE BENEFIT

We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or
(ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program
(b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit - see the Death Benefit section of this prospectus).

In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations may be in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

.. You cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to an MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

.. Transfers from MVA Fixed Allocations made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA
   Fixed Allocation.

..  Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed
   Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

.. Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.

.. As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We currently deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of this prospectus entitled "Your Optional Benefit Fees and Charges."

GUARANTEED RETURN OPTION (GRO)

GRO IS NO LONGER AVAILABLE FOR ELECTION.

GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value").

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

KEY FEATURE - PROTECTED PRINCIPAL VALUE

Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix M. This required formula thus helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the MVA Fixed Allocations).

Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value (including any Market Value
   Adjustment) and your Protected Principal Value(s);

..  The amount of time until the maturity of your Guarantee(s);

..  The amount invested in, and the performance of, the Sub-accounts;

..  The amount invested in, and interest earned within, the MVA Fixed
   Allocations;

..  The current crediting rates associated with MVA Fixed Allocations;

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

You should be aware of the following potential ramifications of the formula:

.. A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

.. As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

.. If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable MVA Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

.. If your Account Value is greater than or equal to the reallocation trigger, and Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

.. Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

ELECTION OF THE BENEFIT

We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

RESTART OF THE BENEFIT

Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to re-start the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit. - see "Charges under the Benefit" below.

As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

TERMINATION OF THE BENEFIT

The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or
(ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program
(b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply (except that if the benefit has terminated automatically due to payment of a death benefit, whether an MVA applies depends solely on the terms of the death benefit - see the Death Benefit section of this prospectus).

In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elected to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

.. Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under XT6) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under XT6) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

.. Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

..  Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA
   Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as "investment in the contract" for income tax purposes.

.. Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows:
   (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.

.. Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.

.. As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We deduct a charge equal to 0.25% of the average daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

With respect to XT6 and APEX II, effective November 18, 2002, Prudential Annuities changed the manner in which the annual charge for the Guaranteed Return Option is deducted to the method described above. The annual charge for the Guaranteed Return Option for Owners who elected the benefit between February 4, 2002 and November 15, 2002 for XT6 and APEX II and subsequent to November 15, 2002 in those states where the daily deduction of the charge has not been approved, is deducted annually, in arrears, according to the prospectus in effect as of the date the benefit was elected.

Owners who purchased an ASAP III Annuity between April 1, 2003 and
September 30, 2003 or an ASL II Annuity between February 4, 2002 and
November 15, 2002 (the "Promotional Period") will not be charged the 0.25% annual fee for the Guaranteed Return Option benefit (or the fee for GRO Plus, if that benefit was elected and the Annuity was acquired during the Promotional Period) if elected at any time while their Annuity is in effect.

.. Prudential Annuities will not charge the 0.25% annual fee for the entire period that the benefit remains in effect, including any extension of the benefit's maturity date resulting from the Owner's election to restart the 7-year benefit duration, regardless of when the Owner elects to participate in the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was during the Promotional Period).

.. Owners who complete the initial 7-year benefit duration OR terminate the benefit before the benefit's maturity date, will not be charged the 0.25% annual fee for participating in the benefit if they re-elect the Guaranteed Return Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period).

..  All other terms and conditions of your Annuity and the Guaranteed Return
   Option benefit (or the fee for GRO Plus if that benefit was elected and the Annuity was acquired during the Promotional Period) apply to Owners who qualify for the waiver of the 0.25% annual fee.

..  Owners who purchase an Annuity after the completion of the Promotional
   Period do not qualify for the 0.25% annual fee waiver.

GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The base guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula described in this section, and which is set forth in Appendix H to this prospectus, applies to both (a) GRO Plus 2008 and
(b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made PRIOR to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made AFTER July 16, 2010, is set forth in Appendix P to this prospectus. The cap can be referred to as the "the 90% cap" OR "the 90% cap rule" OR "the 90% cap feature". A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond Portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows (please see Appendix H). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Guarantee Amount(s);

..  The amount of time until the maturity of your Guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the Bond Portfolios;

..  The discount rate used to determine the present value of your Guarantee(s);

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the Money-market Portfolio.

GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO

RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  You cannot participate in any dollar cost averaging benefit that transfers
   Account Value from a fixed interest rate option to a Sub-account.

..  Transfers between an AST bond portfolio Sub-account and your other
   Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix H in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap feature"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the

Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..  Once there is a transfer out of the Transfer AST bond portfolio Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:

.. At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

.. Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

    . If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

.. Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
(ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by
(i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
(iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The initial guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. In the formula, we use the term "Transfer Account" to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

ELECTION/CANCELLATION OF THE BENEFIT

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the Money-market Portfolio.

Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  You cannot participate in any dollar cost averaging benefit that transfers
   Account Value from a fixed interest rate option to a Sub-account.

.. Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We deduct an annual charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for:
(a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix P of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio
Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the "Projected Future Guarantee" (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..  Once there is a transfer out of the Transfer AST bond portfolio Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:

.. At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

.. Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

KEY FEATURE - PROTECTED VALUE

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under XT6) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

.. If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under XT6).

.. If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

.. If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments under XT6).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5th anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5th anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

..  If, cumulatively, you withdraw an amount less than the Protected Annual
   Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..  Additional purchase payments will increase the Protected Annual Withdrawal
   Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under XT6).

.. If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

.. The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

..  The Protected Value is first reduced by the remaining Protected Annual
   Withdrawal Amount (from $240,000 to $232,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

    . B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..  The Protected Annual Withdrawal Amount is also reduced by the ratio of A to
   B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12.

    . The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

.. The Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

.. The remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

.. In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

.. If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

.. If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

.. Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

.. The GMWB benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF THE BENEFIT

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

CHARGES UNDER THE BENEFIT

.. Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

.. If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

.. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

KEY FEATURE - PROTECTED INCOME VALUE

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6) made after the waiting period begins ("Maximum Protected Income Value"), minus the impact of any withdrawals (as described below in "IMPACT OF WITHDRAWALS ON THE PROTECTED INCOME VALUE") you make from your Annuity after the waiting period begins.

.. Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

.. Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of XT6). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..  Subject to the Maximum Protected Income Value, if you make an additional
   Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment in the case of XT6) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

.. As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

STEPPING-UP THE PROTECTED INCOME VALUE - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

.. A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.

.. The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of XT6), minus the impact of any withdrawals after the date of the step-up.

.. When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

.. If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

.. A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

IMPACT OF WITHDRAWALS ON THE PROTECTED INCOME VALUE - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of XT6); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

.. The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

    . The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The Protected Income Value is first reduced by the Remaining Limit (from
   $242,006.64 to $239,506.64);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

.. The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 - $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X
   0.9655 or $470,689.66).

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

.. The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..  The Maximum Protected Income Value is also reduced by the amount withdrawn
   (i.e., by $10,000 from $470,689.66, to $460,689.66).

.. The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE - GMIB ANNUITY PAYMENTS

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary

.. If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

.. If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS

YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

.. Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

.. Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

.. Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

.. At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

ELECTION OF THE BENEFIT

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

TERMINATION OF THE BENEFIT

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE BENEFIT

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account

Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

.. If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value was your initial Purchase Payment.

.. If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

STEP-UP OF THE PROTECTED WITHDRAWAL VALUE

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

.. You are eligible to step-up the Protected Withdrawal Value on or after the 1/st/ anniversary of the first withdrawal under the Lifetime Five benefit

.. The Protected Withdrawal Value can be stepped up again on or after the 1/st/ anniversary of the preceding step-up.

If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

.. You are eligible to step-up the Protected Withdrawal Value on or after the 5/th/ anniversary of the first withdrawal under the Lifetime Five benefit

.. The Protected Withdrawal Value can be stepped up again on or after the 5/th/ anniversary of the preceding step-up

In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

..  the first Auto Step-Up opportunity will occur on the 1/st/ Annuity
   Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

..  your Protected Withdrawal Value will only be stepped-up if 5% of the Account
   Value is greater than the Annual Income Amount by any amount

..  if at the time of the first Auto Step-Up opportunity, 5% of the Account
   Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

.. once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

.. the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up

..  your Protected Withdrawal Value will only be stepped-up if 5% of the Account
   Value is greater than the Annual Income Amount by 5% or more

..  if at the time of the first Auto Step-Up opportunity, 5% of the Account
   Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

.. once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up

In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to XT6). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

..  If, cumulatively, you withdraw an amount less than the Annual Withdrawal
   Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

.. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

EXAMPLES OF WITHDRAWALS

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
   $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.

..  Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
   = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.

..  Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

(a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

    . Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550

    .  Remaining Annual Income Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93

   Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

    .  Protected Withdrawal Value is reduced by $15,000 from $265,000 to
       $250,000

(b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

    .  Remaining Annual Withdrawal Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

    . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

   Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061

    .  Remaining Annual Income Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623.

   Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

    . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

    . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

BENEFITS UNDER THE LIFETIME FIVE BENEFIT

.. If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

.. If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

         (1) apply your Account Value to any annuity option available; or

         (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

         (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

         (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Account Value.

..  If no withdrawal was ever taken, we will determine a Protected Withdrawal
   Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

.. Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable
   CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

.. In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

.. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. If you are taking your entire Annual Withdrawal Amount through the Systematic Withdrawal Program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

ELECTION OF THE BENEFIT

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit, on the Valuation Day after you have cancelled the Lifetime Five benefit provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Life Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to XT6, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFETIME FIVE INCOME
BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

STEP-UP OF ANNUAL INCOME AMOUNT

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (plus any Credit with respect to XT6). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for

Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

EXAMPLES OF WITHDRAWALS AND STEP-UP

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),(b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result

..  Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
   = $3,250.

..  Annual Income Amount for future Annuity Years remains at $13,250

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Income Amount for current Annuity Year = $0

..  Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 =
   $1,750) reduces Annual Income Amount for future Annuity Years.

..  Reduction to Annual Income Amount = Excess Income/Account Value before
   Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250
   = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 =
   $13,157

EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

.. If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Account Value to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2) the Account Value.

..  If no withdrawal was ever taken, we will determine an initial Protected
   Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

.. Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable
   CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

.. There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..  In order for the Surviving Designated Life to continue the Spousal Lifetime
   Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations", and "Spousal Assumption of Annuity" in this Prospectus.

.. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a) if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

EXCEPT FOR ANNUITIES ISSUED IN THE STATE OF FLORIDA, EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME FIVE BENEFIT. FOR ANNUITIES ISSUED IN FLORIDA, THIS RESTRICTION DOES NOT APPLY AND YOU MAY CONTINUE TO MAKE ADDITIONAL PURCHASE PAYMENTS AT THIS TIME.

The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix F to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:

..  the Protected Withdrawal Value for the immediately preceding Valuation Day
   (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

..  the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a) 200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;

(b) 200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c) 100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

..  The Issue Date is December 1, 2006.

..  The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                     $110,000.00
Less amount of "non" excess withdrawal                              $  3,500.00
Account Value immediately before excess withdrawal of $1,500        $106,500.00
Excess withdrawal amount                                            $  1,500.00
Divided by Account Value immediately before excess withdrawal       $106,500.00
Ratio                                                                      1.41%
Total Annual Income Amount                                          $  6,000.00
Less ratio of 1.41%                                                 $     84.51
Total Annual Income Amount for future Annuity Years                 $  5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to XT6).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                  HIGHEST QUARTERLY VALUE   ADJUSTED TOTAL ANNUAL
                                 (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----              ------------- ------------------------- ------------------------
June 1, 2007        $118,000.00         $118,000.00               $5,900.00
August 6, 2007      $110,000.00         $112,885.55               $5,644.28
September 1, 2007   $112,000.00         $112,885.55               $5,644.28
December 1, 2007    $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
    March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Account Value to any Annuity option available; or

     (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

     (1) the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2) the Account Value.

..  If no withdrawal was ever taken, we will calculate the Total Annual Income
   Amount as if you made your first withdrawal on the date the annuity payments are to begin.

.. Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

.. Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the mathematical formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

.. You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

.. Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

.. The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

.. The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner,

(b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a)  your Account Value on the day that you elected Highest Daily Lifetime Five;
    and

b) the sum of each Purchase Payment you made (including any Credits with respect to XT6) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount.

Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix F to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

..  Not make any transfer between the Permitted Sub-accounts and the Benefit
   Fixed Rate Account; or

..  If a portion of your Account Value was previously allocated to the Benefit
   Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

..  Transfer all or a portion of your Account Value in the Permitted
   Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Total Protected
   Withdrawal Value;

.. The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE ENHANCED PROTECTED WITHDRAWAL VALUE AND AN AMOUNT UNDER THE RETURN OF PRINCIPAL GUARANTEE.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

OPTIONAL 90% CAP FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME FIVE

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix F. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE BENEFIT FIXED RATE ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE BENEFIT FIXED RATE ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

.. March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

.. Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

IMPORTANT CONSIDERATIONS WHEN ELECTING THE NEW FORMULA:

.. At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

.. Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

.. Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN BENEFIT.

Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit or the Plus40 Life Insurance Rider. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2) the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

a)  the Account Value; or

b)  the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1) the Account Value; or

(2) the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3) the sum of:

     (a) 200% of the Account Value on the effective date of the benefit;

     (b) 200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

     (c) all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    .  The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount-$6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                     $110,000.00
Less amount of "non" excess withdrawal                              $  3,500.00
Account Value immediately before excess withdrawal of $1,500        $106,500.00
Excess withdrawal amount                                            $  1,500.00
Divided by Account Value immediately before excess withdrawal       $106,500.00
Ratio                                                                      1.41%
Annual Income Amount                                                $  6,000.00
Less ratio of 1.41%                                                 $     84.51
Annual Income Amount for future Annuity Years                       $  5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                  HIGHEST QUARTERLY VALUE   ADJUSTED ANNUAL INCOME
                                 (ADJUSTED WITH WITHDRAWAL    AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----              ------------- ------------------------- ------------------------
June 1, 2008        $118,000.00         $118,000.00               $5,900.00
August 6, 2008      $110,000.00         $112,885.55               $5,644.28
September 1, 2008   $112,000.00         $112,885.55               $5,644.28
December 1, 2008    $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.
    . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     1)  apply your Account Value to any Annuity option available; or

     2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

     1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     2)  the Account Value.

.. If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

.. Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and an AST Investment Grade
   Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..  The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
   Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Highest Daily Lifetime Seven.

For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount.

Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

..  Not make any transfer between the Permitted Sub-accounts and the AST
   Investment Grade Bond Sub-account; or

..  If a portion of your Account Value was previously allocated to the AST
   Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

..  Transfer all or a portion of your Account Value in the Permitted
   Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST

Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the

Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA.

If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently was based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge

(0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in .the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

     i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

     ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

     iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

     iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

     v.   Transferring: Moving into or out of a bed, chair or wheelchair.

     vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime Seven Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements, you will not receive any additional payments based on the LIA Amount.

OPTIONAL 90% CAP FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix I. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

.. March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix I will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA

.. At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

.. Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

    . If this feature is elected, any Account Value transferred to the Permitted Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven

Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix I to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

2)  the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

1)  the Account Value; or

2)  the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

1)  the Account Value; or

2) the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

3)  the sum of:

     (a) 200% of the Account Value on the effective date of the benefit.

     (b) 200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

     (c) all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    . The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

    . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                     $110,000.00
Less amount of "non" excess withdrawal                              $  3,500.00
Account Value immediately before excess withdrawal of $1,500        $106,500.00
Excess withdrawal amount                                            $  1,500.00
Divided by Account Value immediately before excess withdrawal       $106,500.00
Ratio                                                                      1.41%
Annual Income Amount                                                $  6,000.00
Less ratio of 1.41%                                                 $     84.51
Annual Income Amount for future Annuity Years                       $  5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                  HIGHEST QUARTERLY VALUE   ADJUSTED ANNUAL INCOME
                                 (ADJUSTED WITH WITHDRAWAL    AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----              ------------- ------------------------- ------------------------
June 1, 2008        $118,000.00         $118,000.00               $5,900.00
August 6, 2008      $110,000.00         $112,885.55               $5,644.28
September 1, 2008   $112,000.00         $112,885.55               $5,644.28
December 1, 2008    $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     1)  apply your Account Value to any Annuity option available; or

     2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

     1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

     2)  the Account Value.

.. If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

.. Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

..  The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
   Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

a)  if one Owner dies and the surviving spousal Owner assumes the Annuity or

b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix I to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

..  Not make any transfer between the Permitted Sub-accounts and the AST
   Investment Grade Bond Sub-account; or

..  If a portion of your Account Value was previously allocated to the AST
   Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

OPTIONAL 90% CAP FEATURE FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix I of this prospectus (page I-4). Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap ). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

.. March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix I will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:

.. At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

.. Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus 40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your

Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

2)  the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

1)  the Periodic Value described above or,

2) the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

     (a) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

     (b) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

     (c) all adjusted purchase payments made after one year following the effective date of the benefit.

If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

RETURN OF PRINCIPAL GUARANTEE

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the

Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2 , 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2008

    .  The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $118,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $114,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $114,500.00
Ratio                                                                 1.31%
Annual Income Amount                                           $  6,000.00
Less ratio of 1.31%                                            $     78.60
Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                           HIGHEST DAILY VALUE    ADJUSTED ANNUAL INCOME
                                        (ADJUSTED WITH WITHDRAWAL   AMOUNT (5% OF THE
DATE*                     ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----                     ------------- ------------------------- ----------------------
November 25, 2009          $119,000.00      $      119,000.00           $5,950.00
November 26, 2009                            Thanksgiving Day
November 27, 2009          $113,000.00      $      113,986.95           $5,699.35
November 30, 2009          $113,000.00      $      113,986.95           $5,699.35
December 01, 2009          $119,000.00      $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
       . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1, 2008

..  The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 7 Plus benefit.

..  No previous withdrawals have been taken under the Highest Daily Lifetime 7
   Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20th benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal Amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Return of Principal                    $ 91,875
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500
25/th/ benefit year Minimum Periodic Value                 $551,250

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amount will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal.

In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

ANNUAL INCOME AMOUNT = $5,000

REMAINING ANNUAL INCOME AMOUNT = $3,000

REQUIRED MINIMUM DISTRIBUTION = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Account Value to any Annuity option available; or

     (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2) the Account Value.

..  If no Lifetime Withdrawal was ever taken, we will calculate the Annual
   Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

.. Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your

   Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation
   Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..  The Basic Death Benefit will terminate if withdrawals taken under Highest
   Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR

ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix J.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..  March 19, 2009 - a transfer is made to the AST Investment Grade Bond
   Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b)  An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

    . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

    . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

    . The difference between your Account Value and your Protected Withdrawal Value;

    . The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

    . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

    . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

    . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL (EXCEPT THE NON-LIFETIME WITHDRAWAL) YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily

Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.    Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment.

Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL.

If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL.

If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT.

If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options"
section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

     (a) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

     (b) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

     (c) All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

RETURN OF PRINCIPAL GUARANTEE

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages
85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..  The Issue Date is December 1, 2008

..  The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The younger Designated Life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 7 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $118,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $114,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $114,500.00
Ratio                                                                 1.31%
Annual Income Amount                                           $  6,000.00
Less ratio of 1.31%                                            $     78.60
Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                           HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                        (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                     ACCOUNT VALUE AND PURCHASE PAYMENTS)**    HIGHEST DAILY VALUE)
-----                     ------------- ------------------------- ------------------------
November 25, 2009          $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                            Thanksgiving Day
November 27, 2009          $113,000.00      $      113,986.95            $5,699.35
November 30, 2009          $113,000.00      $      113,986.95            $5,699.35
December 01, 2009          $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

    .  The Account Value at benefit election was $105,000

    . The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit

    . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal Amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Return of Principal                    $ 91,875
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500
25/th/ benefit year Minimum Periodic Value                 $551,250

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Account Value to any Annuity option available; or

     (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

     (2) the Account Value.

..  If no Lifetime Withdrawal was ever taken, we will calculate the Annual
   Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

    . Please note that payments that we make under this benefit after the Annuity Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

.. Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

.. The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..  The Basic Death Benefit will terminate if withdrawals taken under Spousal
   Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing

Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2 . For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL (EXCEPT THE NON-LIFETIME WITHDRAWAL) YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, HIGHEST DAILY LIFETIME 6 PLUS IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

     (a) 200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

     (b) 200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

     (c) all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime

Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

    .  The Issue Date is December 1, 2008

    .  The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $118,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $114,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $114,500.00
Ratio                                                                 1.31%
Annual Income Amount                                           $  6,000.00
Less ratio of 1.31%                                            $     78.60
Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                           HIGHEST DAILY VALUE     ADJUSTED ANNUAL INCOME
                                        (ADJUSTED WITH WITHDRAWAL    AMOUNT (5% OF THE
DATE*                     ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----                     ------------- ------------------------- ------------------------
November 25, 2009          $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                            Thanksgiving Day
November 27, 2009          $113,000.00      $      113,986.95            $5,699.35
November 30, 2009          $113,000.00      $      113,986.95            $5,699.35
December 1, 2009           $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
       . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    .  The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    .  The Account Value at benefit election was $105,000

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

    . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

..  the basic death benefit under the Annuity; and

.. the amount of any optional death benefit you may have elected and remains in effect; and

.. (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.

.. Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Account Value to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

     (2) the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge.

   On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

    . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..  The Basic Death Benefit will terminate if withdrawals taken under Highest
   Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:

(i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and
(ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the "Bond Sub-account"), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix N.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

.. September 4, 2012 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. September 5, 2012 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

.. On September 5, 2012 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

.. Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts.

This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a)  The total value of all your Account Value in the Bond Sub-account, or

b)  An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the Bond
   Sub-account; or

..  If a portion of your Account Value was previously allocated to the Bond
   Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

.. Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily

Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR

EFFECTIVE SEPTEMBER 14, 2012, HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

     i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

     ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

     iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

     v.  Transferring: Moving into or out of a bed, chair or wheelchair.

     vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE PERMITTED. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

     (a) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

     (b) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

     (c) all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an

Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    HIGHEST DAILY VALUE    ADJUSTED ANNUAL INCOME
                                 (ADJUSTED WITH WITHDRAWAL   AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE AND PURCHASE PAYMENTS)**   HIGHEST DAILY VALUE)
-----              ------------- ------------------------- ----------------------
November 25, 2009   $119,000.00      $      119,000.00           $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95           $5,699.35
November 30, 2009   $113,000.00      $      113,986.95           $5,699.35
December 01, 2009   $119,000.00      $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.

** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    .  The Account Value at benefit election was $105,000

    . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

    . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

..  the basic death benefit under the Annuity; and

.. the amount of any optional death benefit you may have elected and remains in effect; and

.. a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an XT6 Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

.. Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

         (1) apply your Account Value to any annuity option available; or
         (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

         (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

         (2) the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge.

   On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

.. Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..  The Basic Death Benefit will terminate if withdrawals taken under Spousal
   Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-Lifetime Withdrawal provisions will apply.

                                 DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

Each Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION, WITH RESPECT TO XT6, UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

For ASAP III, APEX II and XT6 Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

.. The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.

.. The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6, if allowed by applicable State law).

For ASL II Annuities issued before July 21, 2008, where death occurs before the decedent's age 85, the basic Death Benefit is the greater of:

.. The sum of all purchase payments less the sum of all proportional withdrawals.

.. The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

For ASL II Annuities issued before July 21, 2008 where death occurs after the decedent's age 85, the Death Benefit is (a) your Account Value (for Annuities other than those issued in New York) or (b) your Account Value in the Sub-accounts plus your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (for Annuities issued in New York only).

For ASL II Annuities issued on or after July 21, 2008 the basic Death Benefit is the greater of:

.. The sum of all purchase payments less the sum of all proportional withdrawals.

.. The sum of your Account Value in the Sub-accounts, your Interim Value in the MVA Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS, OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. WITH RESPECT TO XT6, UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT WAS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1.  the BASIC DEATH BENEFIT described above;

    PLUS

2.  40% of your "GROWTH" under an Annuity, as defined below.

"GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all purchase payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to XT6, if allowed by applicable State law) reduced by the sum of all proportional withdrawals.

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS. WITH RESPECT TO XT6, APEX II AND ASL II, PLEASE SEE APPENDIX E FOR A DESCRIPTION OF THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS.

CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value as of the Owner's date of death.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU HAVE ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT. WITH RESPECT TO XT6, APEX II AND ASL II, PLEASE SEE APPENDIX E FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER AN ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S). IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT EQUALS THE GREATEST OF:

       1. the basic Death Benefit described above; and
       2. the Highest Anniversary Value Death Benefit described above; and

           3. 5% Roll-up described below.

       The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE THE 5% ROLL UP IS EQUAL TO:

       . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

   MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE THE 5% ROLL-UP IS EQUAL TO:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of XT6 or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

   MINUS

       .  the sum of all withdrawals which reduce the 5% Roll-up proportionally.

IN THE CASE OF XT6, AS INDICATED, THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES, IF ALLOWED UNDER APPLICABLE STATE LAW. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR THE BIO FEATURE OF THE HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS. IN THE CASE OF XT6, APEX II AND ASL II, PLEASE SEE APPENDIX E FOR A DESCRIPTION OF THE GUARANTEED MINIMUM DEATH BENEFIT OFFERED BEFORE NOVEMBER 18, 2002 IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL.

See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

    . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

    . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

    . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such anniversary.

    . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law)

    . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

IF YOU ELECTED THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT.

       The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law); and

       2. the HDV as of the Owner's date of death.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and

       2. the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

    . The DEATH BENEFIT TARGET DATE for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

    . The HIGHEST DAILY VALUE equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any purchase payments (plus associated Credits applied more than twelve
       (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law) since such date.

    . The DAILY VALUE is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of XT6 or as otherwise provided for under applicable State law).

    . PROPORTIONAL WITHDRAWALS are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

ANNUITIES WITH JOINT OWNERS

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).

ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES' ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT IN ASAP III, APEX II AND XT6?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available under ASL II or if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (not associated with Tax-Favored Plans) Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

    .  within five (5) years of the date of death (the "5 Year Deadline"); or

    . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

    .  as a lump sum payment; or

    . Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

    . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.

    . If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

    . If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.

UNDER THE BENEFICIARY CONTINUATION OPTION:

    . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.

    . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.

    . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

    . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For nonqualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

    . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

    . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

    . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

    . No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

    .  No additional purchase payments can be applied to the Annuity.

    . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

    . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.

    .  Withdrawals are not subject to CDSC.

    . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

    . If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

SPOUSAL ASSUMPTION OF ANNUITY

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity, (if available under your Annuity) the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

A surviving spouse's ability to continue ownership of the Annuity may be impacted (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled "Managing Your Annuity - Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

WHEN DO YOU DETERMINE THE DEATH BENEFIT?

We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND MAY BE SUBJECT TO MARKET FLUCTUATIONS.

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

DEATH BENEFIT SUSPENSION PERIOD. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for XT6) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

BENEFICIARY ANNUITY. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to ASAP III and APEX II, the Account Value includes any Loyalty Credit we apply. With respect to XT6, the Account Value includes any Credits we applied to your purchase payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to XT6) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional purchase payments (and any associated Credit with respect to XT6) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see "Living Benefits" for further information on additional purchase payments.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code systematic withdrawals, and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

TRANSACTIONS IN PROFUNDS VP SUB-ACCOUNTS: Generally, purchase or redemption orders or transfer requests must be received by us by no later than the close of the NYSE to be processed on the current Valuation Day. However, any purchase order or transfer request involving the

ProFunds VP Sub-accounts must be received by us no later than one hour prior to any announced closing of the applicable securities exchange (generally, 3:00 p.m. Eastern time) to be processed on the current Valuation Day. The "cut-off" time for such financial transactions involving a ProFunds VP Sub-account will be extended to 1/2 hour prior to any announced closing (generally, 3:30 p.m. Eastern time) for transactions submitted electronically through Prudential Annuities' Internet website (www.prudentialannuities.com). You cannot request a transaction (other than a redemption order) involving the transfer of units in one of the ProFunds VP Sub-accounts between the applicable "cut-off" time and 4:00 p.m. Eastern Time Owners attempting to process a purchase order or transfer request between the applicable "cut-off" time and 4:00 p.m. Eastern Time, are informed that their transactions cannot be processed as requested. We will not process the trade until we receive further instructions from you. However, Owners receiving the "cut-off" message may process a purchase order or transfer request up until 4:00 p.m. Eastern Time on that same day with respect to any other available investment option under their Annuity, other than ProFunds. Transactions received after 4:00 p.m. Eastern Time will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

DISTRIBUTION CHARGE APPLICABLE TO ASAP III AND XT6: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. THE ADJUSTMENT IN THE NUMBER OF UNITS AND UNIT PRICE WILL NOT AFFECT YOUR ACCOUNT VALUE. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

    .  the amount is paid on or after you reach age 59 1/2 or die;

    .  the amount received is attributable to your becoming disabled;

    . generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

    . the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..  Individual retirement accounts and annuities (IRAs), including inherited
   IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..  Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary
   Roth IRA) under Section 408A of the Code;

..  A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..  Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
   Deferred Annuities or TDAs);

..  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarize the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

REQUIRED PROVISIONS. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..  You, as Owner of the Annuity, must be the "Annuitant" under the contract
   (except in certain cases involving the division of property under a decree of divorce);

..  Your rights as Owner are non-forfeitable;

..  You cannot sell, assign or pledge the Annuity;

.. The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

.. The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

.. Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..  A 10% early withdrawal penalty described below;

.. Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

.. If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS
If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

    . If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

    . If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

    . If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                              GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional purchase payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company ("Prudential Annuities"), is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States.

SERVICE PROVIDERS

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

NAME OF SERVICE PROVIDER            SERVICES PROVIDED                             ADDRESS
------------------------  -------------------------------------- -------------------------------------------
Broadridge Investor       Proxy services and regulatory mailings 51 Mercedes Way, Edgewood, NY 11717
Communication Solutions,
Inc.
CT Corporation System     UCC filings, corporate filings and     111 Eighth Avenue, New York, NY
                          annual report filings                  10011
Depository Trust &        Clearing and settlement services       55 Water Street, 26/th/ Floor, New York,
Clearing Corporation                                             NY 10041
EDM Americas              Records management and administration  301 Fayetteville Street, Suite 1500,
                          of annuity contracts                   Raleigh, NC 27601
ExlService Holdings, Inc. Administration of annuity contracts    350 Park Avenue, 10/th/ Floor, New York,
                                                                 NY 10022
National Financial        Clearing and settlement services       82 Devonshire Street Boston, MA 02109
Services
NEPS, LLC                 Composition, printing, and mailing of  12 Manor Parkway, Salem, NH 03079 contracts and benefit documents
Pershing LLC              Order-entry systems provider           One Pershing Plaza, Jersey City, NJ
                                                                 07399
Thomson Reuters           Tax form printing                      3 Times Square New York, NY 10036
Venio                     Claim related services                 4031 University Drive, Suite 100, Fairfax,
                                                                 VA 22030

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B".

Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts, including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

FEES AND PAYMENTS RECEIVED BY PRUDENTIAL ANNUITIES

As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products and the AST Portfolios. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners;
(2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for ASAP III, 6.0% for XT6, 5.5% for APEX II and 2.0% for ASL II. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

    . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria, in certain Prudential Annuities products.

    . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

    . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $0.38 and $6,711,354.31, respectively.

NAME OF FIRM:

Allstate Financial Services, LLC       Invest Financial Corporation        Sagepoint Financial, Inc.
American Portfolio Financial Services  Investacorp                         Sammons Securities Co., LLC
Inc.
Associated Securities Corporation      Investment Centers of America       Securian Financial Services, Inc.
AXA Advisors, LLC                      Investment Professionals            Securities America, Inc.
BBVA Compass Investment Solutions,     Investors Capital Corporation       Securities Service Network
Inc.
BFT Financial Group, LLC               Janney Montgomery Scott, LLC.       Sigma Financial Corporation
Cadaret, Grant & Co., Inc.             Legend Equities Corporation         Signator Investors, Inc.
Cambridge Investment Research, Inc.    Lincoln Financial Advisors          SII Investments, Inc.
Capital One Investment Services, LLC   Lincoln Financial Securities        Stifel Nicolaus & Co.
                                       Corporation
Centaurus Financial, Inc.              Lincoln Investment Planning         Summit Brokerage Services, Inc.
Cetera Advisor Network LLC             LPL Financial Corporation           TFS Securities, Inc.
Cetera Financial Group LLC             LPL Financial Corporation (OAP)     The Investment Center
Cetera Financial Specialists           M Holdings Securities, Inc.         TransAmerica Financial Advisors, Inc.
Cetera Investment Services             MetLife                             Triad Advisors, Inc.
CFD Investments, Inc.                  Mutual Service Corporation          UBS Financial Services, Inc.
Commonwealth Financial Network         National Planning Corporation       United Planners Financial Service
Crown Capital Securities, L.P.         Next Financial Group, Inc.          Wall Street Financial Group
CUSO Financial Services, L.P.          NFP Securities, Inc.                Waterstone Financial Group Inc.
Equity Services, Inc.                  PNC Investments, LLC                Wells Fargo Advisors LLC
First Allied Securities Inc.           ProEquities                         Wells Fargo Advisors LLC - Wealth
FSC Securities Corporation             Questar Capital Corporation         Wells Fargo Investments LLC
Gary Goldberg & Co., Inc.              Raymond James & Associates          Woodbury Financial Services
Geneos Wealth Management, Inc.         Raymond James Financial Services    World Group Securities, Inc.
H. Beck, Inc.                          RBC Capital Markets Corporation     WRP Investments, Inc.
Hantz Financial Services, Inc.         Robert W. Baird & Co., Inc.
ING Financial Partners, LLC            Royal Alliance Associates

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to
Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Prudential Annuities's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

  The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc. How the Unit Price is Determined
Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Cyber Security Risk
Annuitization
Experts
Legal Experts
Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 Unit Prices And Numbers Of Units. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31/st/ of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2015.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                                    ASAP III
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.25%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
ACCESS VP High Yield Fund
   05/02/2005* to 12/31/2005                              $10.00           $10.59             299,885
   01/01/2006 to 12/31/2006                               $10.59           $11.46              27,550
   01/01/2007 to 12/31/2007                               $11.46           $11.90             350,487
   01/01/2008 to 12/31/2008                               $11.90           $11.21              85,000
   01/01/2009 to 12/31/2009                               $11.21           $12.94              33,068
   01/01/2010 to 12/31/2010                               $12.94           $14.87              56,428
   01/01/2011 to 12/31/2011                               $14.87           $15.09             134,154
   01/01/2012 to 12/31/2012                               $15.09           $17.01              24,740
   01/01/2013 to 12/31/2013                               $17.01           $18.48               9,020
   01/01/2014 to 12/31/2014                               $18.48           $18.67               5,986
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02             405,782
   01/01/2006 to 12/31/2006                               $10.02           $11.06           3,716,970
   01/01/2007 to 12/31/2007                               $11.06           $11.93           5,006,440
   01/01/2008 to 12/31/2008                               $11.93            $8.03           6,104,215
   01/01/2009 to 12/31/2009                                $8.03            $9.86          26,917,264
   01/01/2010 to 12/31/2010                                $9.86           $10.90          35,419,588
   01/01/2011 to 12/31/2011                               $10.90           $10.48          27,867,684
   01/01/2012 to 12/31/2012                               $10.48           $11.65          31,632,710
   01/01/2013 to 12/31/2013                               $11.65           $12.65          31,978,989
   01/01/2014 to 12/31/2014                               $12.65           $12.97          30,105,387

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/20/2006* to 12/31/2006                            $10.00           $10.69             795,953
   01/01/2007 to 12/31/2007                             $10.69           $11.56           1,509,134
   01/01/2008 to 12/31/2008                             $11.56            $8.02           2,921,992
   01/01/2009 to 12/31/2009                              $8.02            $9.99          11,833,477
   01/01/2010 to 12/31/2010                              $9.99           $11.22          16,518,077
   01/01/2011 to 12/31/2011                             $11.22           $11.09          13,916,989
   01/01/2012 to 12/31/2012                             $11.09           $12.44          16,310,593
   01/01/2013 to 12/31/2013                             $12.44           $14.32          17,307,512
   01/01/2014 to 12/31/2014                             $14.32           $15.01          17,057,115
--------------------------------------------------------------------------------------------------------
AST Alger All-Cap Growth Portfolio
   01/01/2005 to 12/02/2005                              $6.49            $7.48                   0
--------------------------------------------------------------------------------------------------------
AST AllianceBernstein Growth + Value Portfolio
   01/01/2005 to 12/02/2005                              $9.66           $10.72                   0
--------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   01/01/2005 to 12/31/2005                              $9.48            $9.79             626,417
   01/01/2006 to 12/31/2006                              $9.79           $11.30             579,491
   01/01/2007 to 12/31/2007                             $11.30           $11.15             493,545
   01/01/2008 to 12/31/2008                             $11.15            $7.18             440,398
   01/01/2009 to 12/31/2009                              $7.18            $8.35           1,506,808
   01/01/2010 to 12/31/2010                              $8.35            $9.39           2,225,396
   01/01/2011 to 12/31/2011                              $9.39            $9.60           1,745,553
   01/01/2012 to 05/04/2012                              $9.60           $10.45                   0
--------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                            $10.00           $10.13               7,363
   01/01/2014 to 12/31/2014                             $10.13            $9.69              21,879
--------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $11.67               2,950
   01/01/2014 to 12/31/2014                             $11.67           $13.04              10,911
--------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.03              53,897
   01/01/2006 to 12/31/2006                             $10.03           $10.95           1,008,771
   01/01/2007 to 12/31/2007                             $10.95           $11.79           1,635,321
   01/01/2008 to 12/31/2008                             $11.79            $8.30           3,896,032
   01/01/2009 to 12/31/2009                              $8.30           $10.11          26,515,475
   01/01/2010 to 12/31/2010                             $10.11           $11.21          36,140,128
   01/01/2011 to 12/31/2011                             $11.21           $10.94          30,390,625
   01/01/2012 to 12/31/2012                             $10.94           $12.15          33,353,854
   01/01/2013 to 12/31/2013                             $12.15           $14.12          32,580,994
   01/01/2014 to 12/31/2014                             $14.12           $14.85          31,331,321
--------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $9.19             574,642
   01/01/2012 to 12/31/2012                              $9.19           $10.16             990,484
   01/01/2013 to 12/31/2013                             $10.16           $11.12           1,435,345
   01/01/2014 to 12/31/2014                             $11.12           $11.52           1,600,090
--------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $10.53             140,647
   01/01/2014 to 12/31/2014                             $10.53           $10.77             283,388
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.15           $10.31              12,617
   01/01/2010 to 12/31/2010                             $10.31           $11.57             232,319
   01/01/2011 to 12/31/2011                             $11.57           $10.76             231,641
   01/01/2012 to 12/31/2012                             $10.76           $12.03             245,550
   01/01/2013 to 12/31/2013                             $12.03           $15.61             326,167
   01/01/2014 to 12/31/2014                             $15.61           $17.00             367,570

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                                      $10.00           $10.01             403,183
   01/01/2006 to 12/31/2006                                       $10.01           $11.24           4,226,992
   01/01/2007 to 12/31/2007                                       $11.24           $12.18           5,738,690
   01/01/2008 to 12/31/2008                                       $12.18            $7.82           6,696,087
   01/01/2009 to 12/31/2009                                        $7.82            $9.68          31,792,069
   01/01/2010 to 12/31/2010                                        $9.68           $10.84          41,650,794
   01/01/2011 to 12/31/2011                                       $10.84           $10.44          30,125,427
   01/01/2012 to 12/31/2012                                       $10.44           $11.73          36,635,255
   01/01/2013 to 12/31/2013                                       $11.73           $14.21          42,035,241
   01/01/2014 to 12/31/2014                                       $14.21           $15.01          45,541,719
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.70              62,740
   01/01/2014 to 12/31/2014                                       $11.70           $13.13             327,518
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   01/01/2005 to 12/31/2005                                       $22.03           $24.98             223,265
   01/01/2006 to 12/31/2006                                       $24.98           $33.72             265,912
   01/01/2007 to 12/31/2007                                       $33.72           $26.66             201,539
   01/01/2008 to 12/31/2008                                       $26.66           $17.10             163,226
   01/01/2009 to 12/31/2009                                       $17.10           $22.28             328,842
   01/01/2010 to 12/31/2010                                       $22.28           $28.31             510,403
   01/01/2011 to 12/31/2011                                       $28.31           $29.80             376,813
   01/01/2012 to 12/31/2012                                       $29.80           $33.94             463,095
   01/01/2013 to 12/31/2013                                       $33.94           $34.57             450,921
   01/01/2014 to 12/31/2014                                       $34.57           $44.69             435,105
------------------------------------------------------------------------------------------------------------------
AST DeAm Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                       $13.13           $13.12             187,207
   01/01/2006 to 12/31/2006                                       $13.12           $15.54             201,904
   01/01/2007 to 12/31/2007                                       $15.54           $12.62             180,260
   01/01/2008 to 07/18/2008                                       $12.62           $11.59                   0
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.72             303,073
   01/01/2014 to 12/31/2014                                        $9.72           $10.08             746,488
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/20/2006* to 12/31/2006                                      $10.00           $10.61             563,523
   01/01/2007 to 12/31/2007                                       $10.61           $11.38           1,273,685
   01/01/2008 to 12/31/2008                                       $11.38            $7.36           2,512,483
   01/01/2009 to 12/31/2009                                        $7.36            $9.00          13,285,906
   01/01/2010 to 12/31/2010                                        $9.00           $10.17          18,069,778
   01/01/2011 to 12/31/2011                                       $10.17            $9.89          14,621,843
   01/01/2012 to 12/31/2012                                        $9.89           $10.80          16,149,940
   01/01/2013 to 12/31/2013                                       $10.80           $12.24          16,127,379
   01/01/2014 to 12/31/2014                                       $12.24           $12.47          15,527,345
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   11/19/2007* to 12/31/2007                                      $10.00           $10.00               7,406
   01/01/2008 to 12/31/2008                                       $10.00            $7.19             357,647
   01/01/2009 to 12/31/2009                                        $7.19            $8.61           4,494,394
   01/01/2010 to 12/31/2010                                        $8.61            $9.64           5,446,761
   01/01/2011 to 12/31/2011                                        $9.64            $9.28           3,985,768
   01/01/2012 to 12/31/2012                                        $9.28           $10.41           5,011,567
   01/01/2013 to 12/31/2013                                       $10.41           $12.26           5,891,470
   01/01/2014 to 12/31/2014                                       $12.26           $12.80           5,891,137
------------------------------------------------------------------------------------------------------------------
AST Focus Four Plus Portfolio
   07/21/2008* to 12/31/2008                                      $10.00            $7.49             330,061
   01/01/2009 to 11/13/2009                                        $7.49            $8.40                   0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.78          21,787,715
   01/01/2013 to 12/31/2013                                       $10.78           $13.25          22,443,796
   01/01/2014 to 12/31/2014                                       $13.25           $13.50          20,750,425

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                $10.00           $10.85           1,176,421
   01/01/2014 to 12/31/2014                                 $10.85           $10.99           1,997,017
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   07/21/2008* to 12/31/2008                                $10.18            $6.12              18,489
   01/01/2009 to 12/31/2009                                  $6.12            $8.17             392,443
   01/01/2010 to 12/31/2010                                  $8.17            $9.70             703,230
   01/01/2011 to 12/31/2011                                  $9.70            $9.10             496,999
   01/01/2012 to 12/31/2012                                  $9.10           $11.39             678,965
   01/01/2013 to 12/31/2013                                 $11.39           $11.74             726,338
   01/01/2014 to 12/31/2014                                 $11.74           $13.20             640,841
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   01/01/2005 to 12/31/2005                                  $4.68            $4.77             657,831
   01/01/2006 to 12/31/2006                                  $4.77            $5.18             791,152
   01/01/2007 to 12/31/2007                                  $5.18            $5.84           1,134,004
   01/01/2008 to 12/31/2008                                  $5.84            $3.44             756,326
   01/01/2009 to 12/31/2009                                  $3.44            $5.08           2,674,512
   01/01/2010 to 12/31/2010                                  $5.08            $5.53           3,127,898
   01/01/2011 to 12/31/2011                                  $5.53            $5.25           2,222,540
   01/01/2012 to 12/31/2012                                  $5.25            $6.20           2,485,564
   01/01/2013 to 12/31/2013                                  $6.20            $7.95           2,301,474
   01/01/2014 to 02/07/2014                                  $7.95            $7.82                   0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                 $11.24           $11.63           5,200,125
   01/01/2006 to 12/31/2006                                 $11.63           $13.46           3,863,961
   01/01/2007 to 12/31/2007                                 $13.46           $13.98           3,567,122
   01/01/2008 to 12/31/2008                                 $13.98            $8.19           2,148,857
   01/01/2009 to 12/31/2009                                  $8.19            $9.64           3,356,527
   01/01/2010 to 12/31/2010                                  $9.64           $10.74           3,792,800
   01/01/2011 to 12/31/2011                                 $10.74           $10.02           2,403,875
   01/01/2012 to 12/31/2012                                 $10.02           $11.84           2,347,900
   01/01/2013 to 12/31/2013                                 $11.84           $15.62           3,172,056
   01/01/2014 to 12/31/2014                                 $15.62           $17.45           3,008,724
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                  $4.44            $4.60           2,666,931
   01/01/2006 to 12/31/2006                                  $4.60            $4.83           2,231,991
   01/01/2007 to 12/31/2007                                  $4.83            $5.69           2,097,846
   01/01/2008 to 12/31/2008                                  $5.69            $3.32           1,540,597
   01/01/2009 to 12/31/2009                                  $3.32            $5.16           3,511,898
   01/01/2010 to 12/31/2010                                  $5.16            $6.10           4,701,456
   01/01/2011 to 12/31/2011                                  $6.10            $5.85           2,984,433
   01/01/2012 to 12/31/2012                                  $5.85            $6.91           3,543,005
   01/01/2013 to 12/31/2013                                  $6.91            $9.02           3,803,084
   01/01/2014 to 12/31/2014                                  $9.02            $9.93           3,451,022
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $10.17                   0
   01/01/2008 to 12/31/2008                                 $10.17            $7.62             580,121
   01/01/2009 to 12/31/2009                                  $7.62            $9.28          10,277,818
   01/01/2010 to 12/31/2010                                  $9.28           $10.23          15,177,989
   01/01/2011 to 12/31/2011                                 $10.23           $10.05          13,203,096
   01/01/2012 to 12/31/2012                                 $10.05           $10.93          13,851,569
   01/01/2013 to 12/31/2013                                 $10.93           $11.85          12,668,648
   01/01/2014 to 12/31/2014                                 $11.85           $12.17          11,883,638
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009* to 12/31/2009                                $16.24           $20.94             421,295
   01/01/2010 to 12/31/2010                                 $20.94           $26.21             766,856
   01/01/2011 to 12/31/2011                                 $26.21           $26.22             545,711
   01/01/2012 to 12/31/2012                                 $26.22           $29.96             718,499
   01/01/2013 to 12/31/2013                                 $29.96           $41.07             746,802
   01/01/2014 to 12/31/2014                                 $41.07           $43.47             743,211

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                      $11.18           $12.07             242,790
   01/01/2006 to 12/31/2006                      $12.07           $14.51             524,592
   01/01/2007 to 12/31/2007                      $14.51           $14.50             421,188
   01/01/2008 to 12/31/2008                      $14.50            $8.98             486,765
   01/01/2009 to 12/31/2009                       $8.98           $10.49             858,302
   01/01/2010 to 12/31/2010                      $10.49           $11.64           1,078,324
   01/01/2011 to 12/31/2011                      $11.64           $11.44             864,374
   01/01/2012 to 12/31/2012                      $11.44           $12.81           1,095,404
   01/01/2013 to 12/31/2013                      $12.81           $17.03           1,093,521
   01/01/2014 to 12/31/2014                      $17.03           $17.08             968,257
-------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   01/01/2005 to 12/31/2005                      $12.06           $12.04             873,439
   01/01/2006 to 12/31/2006                      $12.04           $13.12           1,019,726
   01/01/2007 to 12/31/2007                      $13.12           $13.28             683,986
   01/01/2008 to 12/31/2008                      $13.28            $9.76             483,533
   01/01/2009 to 12/31/2009                       $9.76           $13.07           1,798,628
   01/01/2010 to 12/31/2010                      $13.07           $14.65           1,948,092
   01/01/2011 to 12/31/2011                      $14.65           $14.93           1,565,537
   01/01/2012 to 12/31/2012                      $14.93           $16.78           1,557,475
   01/01/2013 to 12/31/2013                      $16.78           $17.76           1,226,395
   01/01/2014 to 12/31/2014                      $17.76           $17.99             960,460
-------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                      $16.42           $18.90           2,113,594
   01/01/2006 to 12/31/2006                      $18.90           $22.58           1,664,525
   01/01/2007 to 12/31/2007                      $22.58           $26.55           1,428,930
   01/01/2008 to 12/31/2008                      $26.55           $13.05             942,837
   01/01/2009 to 12/31/2009                      $13.05           $17.43           1,310,930
   01/01/2010 to 12/31/2010                      $17.43           $19.71           1,459,929
   01/01/2011 to 12/31/2011                      $19.71           $16.95             915,042
   01/01/2012 to 12/31/2012                      $16.95           $20.14             876,174
   01/01/2013 to 12/31/2013                      $20.14           $23.68           1,198,831
   01/01/2014 to 12/31/2014                      $23.68           $22.09           1,223,949
-------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                       $7.01            $7.87             402,498
   01/01/2006 to 12/31/2006                       $7.87            $9.90             593,100
   01/01/2007 to 12/31/2007                       $9.90           $11.52             794,549
   01/01/2008 to 12/31/2008                      $11.52            $6.37             641,680
   01/01/2009 to 12/31/2009                       $6.37            $8.21           1,442,051
   01/01/2010 to 12/31/2010                       $8.21            $9.01           1,743,754
   01/01/2011 to 12/31/2011                       $9.01            $7.78           1,310,153
   01/01/2012 to 12/31/2012                       $7.78            $8.96           1,443,923
   01/01/2013 to 12/31/2013                       $8.96           $10.57           1,466,476
   01/01/2014 to 12/31/2014                      $10.57            $9.74           1,498,945
-------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   11/19/2007* to 12/31/2007                     $10.00           $10.19                   0
   01/01/2008 to 12/31/2008                      $10.19            $6.98             399,983
   01/01/2009 to 12/31/2009                       $6.98            $8.73           7,461,975
   01/01/2010 to 12/31/2010                       $8.73            $9.81          11,413,961
   01/01/2011 to 12/31/2011                       $9.81            $9.63           9,459,319
   01/01/2012 to 12/31/2012                       $9.63           $10.80          10,990,212
   01/01/2013 to 12/31/2013                      $10.80           $12.40          11,236,583
   01/01/2014 to 12/31/2014                      $12.40           $13.03          10,578,434

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                               $8.24            $9.04           1,051,555
   01/01/2006 to 12/31/2006                               $9.04           $10.96           1,002,727
   01/01/2007 to 12/31/2007                              $10.96           $11.84             985,495
   01/01/2008 to 12/31/2008                              $11.84            $6.85             614,606
   01/01/2009 to 12/31/2009                               $6.85            $9.20           1,827,855
   01/01/2010 to 12/31/2010                               $9.20            $9.73           2,492,453
   01/01/2011 to 12/31/2011                               $9.73            $8.73           1,670,674
   01/01/2012 to 12/31/2012                               $8.73           $10.51           1,947,918
   01/01/2013 to 12/31/2013                              $10.51           $11.98           2,070,280
   01/01/2014 to 12/31/2014                              $11.98           $11.07           2,030,830
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   01/01/2005 to 12/31/2005                               $9.55           $10.09              80,895
   01/01/2006 to 12/31/2006                              $10.09           $11.07              97,906
   01/01/2007 to 12/31/2007                              $11.07           $11.15             378,693
   01/01/2008 to 12/31/2008                              $11.15            $9.07           2,914,005
   01/01/2009 to 12/31/2009                               $9.07           $10.93          11,840,797
   01/01/2010 to 12/31/2010                              $10.93           $11.58          12,820,574
   01/01/2011 to 12/31/2011                              $11.58           $11.46          10,703,645
   01/01/2012 to 12/31/2012                              $11.46           $12.53          11,456,895
   01/01/2013 to 12/31/2013                              $12.53           $13.74          10,732,965
   01/01/2014 to 12/31/2014                              $13.74           $14.31           9,639,995
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.30               8,995
   01/01/2010 to 12/31/2010                              $10.30           $11.32             127,021
   01/01/2011 to 12/31/2011                              $11.32           $11.25             177,346
   01/01/2012 to 12/31/2012                              $11.25           $12.80             291,710
   01/01/2013 to 12/31/2013                              $12.80           $17.25             337,499
   01/01/2014 to 12/31/2014                              $17.25           $18.65             400,956
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                              $10.25           $10.77             694,885
   01/01/2006 to 12/31/2006                              $10.77           $12.60             680,203
   01/01/2007 to 12/31/2007                              $12.60           $12.07             680,350
   01/01/2008 to 12/31/2008                              $12.07            $6.97             649,783
   01/01/2009 to 12/31/2009                               $6.97            $8.23           1,032,590
   01/01/2010 to 12/31/2010                               $8.23            $9.19           1,205,571
   01/01/2011 to 12/31/2011                               $9.19            $8.70             860,066
   01/01/2012 to 12/31/2012                               $8.70           $10.04             942,929
   01/01/2013 to 12/31/2013                              $10.04           $13.86           1,237,335
   01/01/2014 to 12/31/2014                              $13.86           $15.57           1,567,637
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                               $9.67           $10.20           7,048,023
   01/01/2006 to 12/31/2006                              $10.20           $10.80           5,983,458
   01/01/2007 to 12/31/2007                              $10.80           $12.26           5,638,342
   01/01/2008 to 12/31/2008                              $12.26            $6.82           3,539,119
   01/01/2009 to 12/31/2009                               $6.82            $8.74           4,539,651
   01/01/2010 to 12/31/2010                               $8.74           $10.34           4,594,031
   01/01/2011 to 12/31/2011                              $10.34           $10.11           3,055,225
   01/01/2012 to 12/31/2012                              $10.11           $11.21           2,844,826
   01/01/2013 to 12/31/2013                              $11.21           $15.12           3,397,998
   01/01/2014 to 12/31/2014                              $15.12           $16.52           3,969,455

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                        $12.71           $12.69          1,294,706
   01/01/2006 to 12/31/2006                        $12.69           $13.76          1,196,608
   01/01/2007 to 12/31/2007                        $13.76           $14.42          1,051,089
   01/01/2008 to 12/31/2008                        $14.42           $10.93            929,322
   01/01/2009 to 12/31/2009                        $10.93           $14.52          1,689,546
   01/01/2010 to 12/31/2010                        $14.52           $16.27          1,430,293
   01/01/2011 to 12/31/2011                        $16.27           $17.70          1,455,420
   01/01/2012 to 12/31/2012                        $17.70           $18.51          1,706,809
   01/01/2013 to 12/31/2013                        $18.51           $17.91          1,893,341
   01/01/2014 to 12/31/2014                        $17.91           $18.82          1,987,724
---------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   01/01/2005 to 12/31/2005                        $10.98           $11.67            218,706
   01/01/2006 to 12/31/2006                        $11.67           $14.32            349,460
   01/01/2007 to 12/31/2007                        $14.32           $15.47            339,584
   01/01/2008 to 12/31/2008                        $15.47           $10.09            263,096
   01/01/2009 to 12/31/2009                        $10.09           $13.10            807,357
   01/01/2010 to 12/31/2010                        $13.10           $14.49          1,434,007
   01/01/2011 to 12/31/2011                        $14.49           $13.86          1,104,093
   01/01/2012 to 12/31/2012                        $13.86           $16.85          1,340,014
   01/01/2013 to 12/31/2013                        $16.85           $21.24          1,588,995
   01/01/2014 to 12/31/2014                        $21.24           $21.73          1,725,316
---------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                         $7.04            $7.39          1,025,239
   01/01/2006 to 12/31/2006                         $7.39            $8.01            758,550
   01/01/2007 to 12/31/2007                         $8.01            $9.10            686,498
   01/01/2008 to 12/31/2008                         $9.10            $5.72            700,352
   01/01/2009 to 12/31/2009                         $5.72            $7.03          1,732,194
   01/01/2010 to 12/31/2010                         $7.03            $7.82          2,119,460
   01/01/2011 to 12/31/2011                         $7.82            $7.68          1,429,953
   01/01/2012 to 12/31/2012                         $7.68            $8.88          1,486,414
   01/01/2013 to 12/31/2013                         $8.88           $11.99          1,613,878
   01/01/2014 to 12/31/2014                        $11.99           $12.87          1,604,312
---------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                       $10.00           $10.21             14,203
   01/01/2013 to 12/31/2013                        $10.21           $13.56            157,910
   01/01/2014 to 12/31/2014                        $13.56           $14.76            253,800
---------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                        $11.63           $12.11            192,419
   01/01/2006 to 12/31/2006                        $12.11           $13.66            174,411
   01/01/2007 to 12/31/2007                        $13.66           $13.86            156,606
   01/01/2008 to 12/31/2008                        $13.86            $8.47            191,791
   01/01/2009 to 12/31/2009                         $8.47           $11.62            547,214
   01/01/2010 to 12/31/2010                        $11.62           $14.18            743,476
   01/01/2011 to 12/31/2011                        $14.18           $13.52            516,116
   01/01/2012 to 12/31/2012                        $13.52           $15.81            587,711
   01/01/2013 to 12/31/2013                        $15.81           $20.67            561,570
   01/01/2014 to 12/31/2014                        $20.67           $23.47            523,357
---------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                        $10.46           $10.62          3,179,375
   01/01/2006 to 12/31/2006                        $10.62           $10.96          3,505,960
   01/01/2007 to 12/31/2007                        $10.96           $11.36          4,361,361
   01/01/2008 to 12/31/2008                        $11.36           $11.50          7,844,009
   01/01/2009 to 12/31/2009                        $11.50           $11.38          7,658,391
   01/01/2010 to 12/31/2010                        $11.38           $11.24          6,801,612
   01/01/2011 to 12/31/2011                        $11.24           $11.10          6,279,406
   01/01/2012 to 12/31/2012                        $11.10           $10.96          4,601,307
   01/01/2013 to 12/31/2013                        $10.96           $10.83          3,604,420
   01/01/2014 to 12/31/2014                        $10.83           $10.69          3,389,920

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $16.76           $18.55          1,303,740
   01/01/2006 to 12/31/2006                               $18.55           $20.28          1,086,861
   01/01/2007 to 12/31/2007                               $20.28           $20.66            975,347
   01/01/2008 to 12/31/2008                               $20.66           $11.78            570,591
   01/01/2009 to 12/31/2009                               $11.78           $16.36            867,525
   01/01/2010 to 12/31/2010                               $16.36           $19.95          1,067,139
   01/01/2011 to 12/31/2011                               $19.95           $19.21            718,917
   01/01/2012 to 12/31/2012                               $19.21           $22.22            726,117
   01/01/2013 to 12/31/2013                               $22.22           $31.16            958,640
   01/01/2014 to 12/31/2014                               $31.16           $35.15            927,072
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.08             42,951
   01/01/2012 to 12/31/2012                               $10.08           $10.44            158,119
   01/01/2013 to 12/31/2013                               $10.44           $10.01            172,211
   01/01/2014 to 12/31/2014                               $10.01           $10.40            356,190
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                $7.14            $8.00            771,461
   01/01/2006 to 12/31/2006                                $8.00            $9.01            697,877
   01/01/2007 to 12/31/2007                                $9.01           $10.88            971,242
   01/01/2008 to 12/31/2008                               $10.88            $6.10            610,828
   01/01/2009 to 12/31/2009                                $6.10            $7.82          1,281,862
   01/01/2010 to 12/31/2010                                $7.82            $9.94          1,796,178
   01/01/2011 to 12/31/2011                                $9.94            $9.98          1,468,365
   01/01/2012 to 12/31/2012                                $9.98           $11.08          1,554,762
   01/01/2013 to 12/31/2013                               $11.08           $14.51          1,582,884
   01/01/2014 to 12/31/2014                               $14.51           $15.46          1,649,910
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                $7.41            $7.35            267,925
   01/01/2006 to 12/31/2006                                $7.35            $7.82            344,893
   01/01/2007 to 12/31/2007                                $7.82            $9.17            382,635
   01/01/2008 to 12/31/2008                                $9.17            $5.20            242,993
   01/01/2009 to 12/31/2009                                $5.20            $6.30            809,394
   01/01/2010 to 12/31/2010                                $6.30            $7.48          1,201,338
   01/01/2011 to 04/29/2011                                $7.48            $8.40                  0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.35          1,899,490
   01/01/2013 to 12/31/2013                               $10.35           $12.16          2,026,276
   01/01/2014 to 12/31/2014                               $12.16           $12.62          1,937,576
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   07/21/2008* to 12/31/2008                              $10.10            $5.58             25,631
   01/01/2009 to 12/31/2009                                $5.58            $9.18          1,699,847
   01/01/2010 to 12/31/2010                                $9.18           $11.09          2,970,397
   01/01/2011 to 12/31/2011                               $11.09            $8.73          2,098,763
   01/01/2012 to 12/31/2012                                $8.73           $10.17          2,548,478
   01/01/2013 to 12/31/2013                               $10.17           $10.06          2,789,183
   01/01/2014 to 12/31/2014                               $10.06            $9.47          2,532,733
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                               $12.18           $12.22          2,996,256
   01/01/2006 to 12/31/2006                               $12.22           $12.53          2,687,532
   01/01/2007 to 12/31/2007                               $12.53           $13.21          2,594,813
   01/01/2008 to 12/31/2008                               $13.21           $13.19          1,654,958
   01/01/2009 to 12/31/2009                               $13.19           $14.36          2,949,882
   01/01/2010 to 12/31/2010                               $14.36           $14.74          3,080,140
   01/01/2011 to 12/31/2011                               $14.74           $14.88          2,600,827
   01/01/2012 to 12/31/2012                               $14.88           $15.38          2,281,868
   01/01/2013 to 12/31/2013                               $15.38           $14.86          2,529,324
   01/01/2014 to 12/31/2014                               $14.86           $14.66          2,269,196

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                        $13.72           $13.88           1,924,370
   01/01/2006 to 12/31/2006                        $13.88           $14.22           2,004,498
   01/01/2007 to 12/31/2007                        $14.22           $15.21           2,344,694
   01/01/2008 to 12/31/2008                        $15.21           $14.68           2,402,587
   01/01/2009 to 12/31/2009                        $14.68           $16.90          10,715,121
   01/01/2010 to 12/31/2010                        $16.90           $17.97          15,065,751
   01/01/2011 to 12/31/2011                        $17.97           $18.31          11,688,146
   01/01/2012 to 12/31/2012                        $18.31           $19.77          12,996,719
   01/01/2013 to 12/31/2013                        $19.77           $19.16          12,953,608
   01/01/2014 to 12/31/2014                        $19.16           $19.72          11,489,506
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                       $10.00           $10.04             215,280
   01/01/2006 to 12/31/2006                        $10.04           $10.70             443,968
   01/01/2007 to 12/31/2007                        $10.70           $11.49             649,597
   01/01/2008 to 12/31/2008                        $11.49            $9.14           3,492,156
   01/01/2009 to 12/31/2009                         $9.14           $10.83          16,345,435
   01/01/2010 to 12/31/2010                        $10.83           $11.83          21,296,028
   01/01/2011 to 12/31/2011                        $11.83           $11.79          20,978,607
   01/01/2012 to 12/31/2012                        $11.79           $12.85          21,413,601
   01/01/2013 to 12/31/2013                        $12.85           $13.86          19,382,539
   01/01/2014 to 12/31/2014                        $13.86           $14.48          18,214,833
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.08              86,299
   01/01/2012 to 12/31/2012                        $10.08           $10.66             270,512
   01/01/2013 to 12/31/2013                        $10.66           $10.28             380,485
   01/01/2014 to 12/31/2014                        $10.28           $10.77             613,579
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/20/2006* to 12/31/2006                       $10.00           $10.52             510,953
   01/01/2007 to 12/31/2007                        $10.52           $11.57           1,352,476
   01/01/2008 to 12/31/2008                        $11.57            $6.77           2,352,959
   01/01/2009 to 12/31/2009                         $6.77            $8.43          21,782,141
   01/01/2010 to 12/31/2010                         $8.43            $9.90          28,197,221
   01/01/2011 to 12/31/2011                         $9.90            $9.17          19,004,621
   01/01/2012 to 12/31/2012                         $9.17           $10.23          23,045,803
   01/01/2013 to 12/31/2013                        $10.23           $11.82          24,763,025
   01/01/2014 to 12/31/2014                        $11.82           $12.74          25,431,636
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $10.00            $9.64               5,288
   01/01/2014 to 12/31/2014                         $9.64            $9.28               4,684
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $10.00           $11.71                 507
   01/01/2014 to 12/31/2014                        $11.71           $13.33               7,189
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   01/01/2005 to 12/31/2005                         $8.99            $9.20             851,019
   01/01/2006 to 12/31/2006                         $9.20           $10.23             842,745
   01/01/2007 to 12/31/2007                        $10.23           $10.31             958,429
   01/01/2008 to 12/31/2008                        $10.31            $6.24             452,522
   01/01/2009 to 12/31/2009                         $6.24            $7.51             644,194
   01/01/2010 to 12/31/2010                         $7.51            $8.53             777,947
   01/01/2011 to 12/31/2011                         $8.53            $8.71             677,195
   01/01/2012 to 12/31/2012                         $8.71           $10.22             816,572
   01/01/2013 to 12/31/2013                        $10.22           $13.36             820,238
   01/01/2014 to 12/31/2014                        $13.36           $15.47           1,195,358
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.92              66,424
   01/01/2012 to 12/31/2012                         $8.92            $9.97             290,810
   01/01/2013 to 12/31/2013                         $9.97           $12.05           2,668,831
   01/01/2014 to 12/31/2014                        $12.05           $12.68           3,053,418

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $10.04                   0
   01/01/2008 to 12/31/2008                                 $10.04            $7.19           1,187,445
   01/01/2009 to 12/31/2009                                  $7.19            $8.76          11,457,091
   01/01/2010 to 12/31/2010                                  $8.76            $9.68          16,850,087
   01/01/2011 to 12/31/2011                                  $9.68            $9.38          14,386,818
   01/01/2012 to 12/31/2012                                  $9.38           $10.22          15,668,930
   01/01/2013 to 12/31/2013                                 $10.22           $11.34          14,696,813
   01/01/2014 to 12/31/2014                                 $11.34           $11.78          13,705,628
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $11.51              31,450
   01/01/2008 to 12/31/2008                                 $11.51            $7.37             468,660
   01/01/2009 to 12/31/2009                                  $7.37            $9.23           7,963,536
   01/01/2010 to 12/31/2010                                  $9.23           $10.42          13,249,095
   01/01/2011 to 12/31/2011                                 $10.42           $10.04           9,509,858
   01/01/2012 to 12/31/2012                                 $10.04           $11.49          12,073,527
   01/01/2013 to 12/31/2013                                 $11.49           $13.40          12,983,577
   01/01/2014 to 12/31/2014                                 $13.40           $13.95          12,556,866
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   01/01/2005 to 12/31/2005                                 $10.56           $10.91             173,191
   01/01/2006 to 12/31/2006                                 $10.91           $11.82             174,226
   01/01/2007 to 12/31/2007                                 $11.82           $12.71             214,498
   01/01/2008 to 12/31/2008                                 $12.71            $8.76             613,791
   01/01/2009 to 12/31/2009                                  $8.76           $11.02           9,604,813
   01/01/2010 to 12/31/2010                                 $11.02           $12.17          16,692,964
   01/01/2011 to 12/31/2011                                 $12.17           $11.61          13,447,730
   01/01/2012 to 12/31/2012                                 $11.61           $12.74          14,684,084
   01/01/2013 to 12/31/2013                                 $12.74           $14.40          13,958,016
   01/01/2014 to 12/31/2014                                 $14.40           $14.65          12,728,753
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                 $10.12           $10.94           1,386,930
   01/01/2006 to 12/31/2006                                 $10.94           $12.20           1,165,926
   01/01/2007 to 12/31/2007                                 $12.20           $13.39           1,078,773
   01/01/2008 to 12/31/2008                                 $13.39            $7.39             767,197
   01/01/2009 to 12/31/2009                                  $7.39            $9.69           1,308,983
   01/01/2010 to 12/31/2010                                  $9.69           $12.68           1,500,026
   01/01/2011 to 12/31/2011                                 $12.68           $10.88           1,440,412
   01/01/2012 to 12/31/2012                                 $10.88           $12.90           1,624,583
   01/01/2013 to 12/31/2013                                 $12.90           $17.94           1,692,703
   01/01/2014 to 12/31/2014                                 $17.94           $18.59           1,505,947
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                 $15.97           $16.00             126,824
   01/01/2006 to 12/31/2006                                 $16.00           $17.80             111,114
   01/01/2007 to 12/31/2007                                 $17.80           $18.83             118,021
   01/01/2008 to 12/31/2008                                 $18.83           $12.09             187,342
   01/01/2009 to 12/31/2009                                 $12.09           $15.98             375,867
   01/01/2010 to 12/31/2010                                 $15.98           $21.53             527,269
   01/01/2011 to 12/31/2011                                 $21.53           $21.05             412,276
   01/01/2012 to 12/31/2012                                 $21.05           $23.32             475,113
   01/01/2013 to 12/31/2013                                 $23.32           $31.13             525,441
   01/01/2014 to 12/31/2014                                 $31.13           $31.92             468,074

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                          $16.64           $17.52           1,484,713
   01/01/2006 to 12/31/2006                          $17.52           $20.77           1,198,255
   01/01/2007 to 12/31/2007                          $20.77           $19.36           1,176,566
   01/01/2008 to 12/31/2008                          $19.36           $13.44             760,721
   01/01/2009 to 12/31/2009                          $13.44           $16.85             971,333
   01/01/2010 to 12/31/2010                          $16.85           $20.96             983,045
   01/01/2011 to 12/31/2011                          $20.96           $19.47             633,878
   01/01/2012 to 12/31/2012                          $19.47           $22.71             589,246
   01/01/2013 to 12/31/2013                          $22.71           $30.82             725,986
   01/01/2014 to 12/31/2014                          $30.82           $32.03             663,097
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   01/01/2005 to 12/31/2005                          $11.39           $11.77             558,394
   01/01/2006 to 12/31/2006                          $11.77           $13.08             665,726
   01/01/2007 to 12/31/2007                          $13.08           $13.73             949,867
   01/01/2008 to 12/31/2008                          $13.73           $10.04           2,067,659
   01/01/2009 to 12/31/2009                          $10.04           $12.31          13,701,662
   01/01/2010 to 12/31/2010                          $12.31           $13.56          19,352,932
   01/01/2011 to 12/31/2011                          $13.56           $13.65          16,991,612
   01/01/2012 to 12/31/2012                          $13.65           $15.30          19,880,313
   01/01/2013 to 12/31/2013                          $15.30           $17.66          20,439,261
   01/01/2014 to 12/31/2014                          $17.66           $18.46          20,317,384
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                          $12.28           $12.79             635,233
   01/01/2006 to 12/31/2006                          $12.79           $15.33             815,109
   01/01/2007 to 12/31/2007                          $15.33           $14.60             776,427
   01/01/2008 to 12/31/2008                          $14.60            $8.38             424,531
   01/01/2009 to 12/31/2009                           $8.38           $10.24             788,524
   01/01/2010 to 12/31/2010                          $10.24           $11.45           1,004,584
   01/01/2011 to 12/31/2011                          $11.45           $11.12             741,548
   01/01/2012 to 12/31/2012                          $11.12           $12.88             986,090
   01/01/2013 to 12/31/2013                          $12.88           $16.50           1,240,563
   01/01/2014 to 12/31/2014                          $16.50           $17.51           1,307,147
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                           $6.19            $7.12             512,014
   01/01/2006 to 12/31/2006                           $7.12            $7.43             608,747
   01/01/2007 to 12/31/2007                           $7.43            $7.94             919,355
   01/01/2008 to 12/31/2008                           $7.94            $4.66           1,074,328
   01/01/2009 to 12/31/2009                           $4.66            $7.06           3,806,238
   01/01/2010 to 12/31/2010                           $7.06            $8.07           5,578,264
   01/01/2011 to 12/31/2011                           $8.07            $7.84           3,909,559
   01/01/2012 to 12/31/2012                           $7.84            $9.10           4,988,062
   01/01/2013 to 12/31/2013                           $9.10           $12.94           5,503,342
   01/01/2014 to 12/31/2014                          $12.94           $13.84           5,405,579
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   01/01/2005 to 12/31/2005                          $17.81           $23.11             254,041
   01/01/2006 to 12/31/2006                          $23.11           $26.44             291,510
   01/01/2007 to 12/31/2007                          $26.44           $36.68             378,258
   01/01/2008 to 12/31/2008                          $36.68           $18.12             317,719
   01/01/2009 to 12/31/2009                          $18.12           $26.72             995,022
   01/01/2010 to 12/31/2010                          $26.72           $31.78           1,431,376
   01/01/2011 to 12/31/2011                          $31.78           $26.70           1,050,814
   01/01/2012 to 12/31/2012                          $26.70           $27.32           1,265,297
   01/01/2013 to 12/31/2013                          $27.32           $31.13           1,137,103
   01/01/2014 to 12/31/2014                          $31.13           $28.17           1,041,403

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                              $14.73           $13.89            938,587
   01/01/2006 to 12/31/2006                              $13.89           $14.58            836,914
   01/01/2007 to 12/31/2007                              $14.58           $15.79            874,210
   01/01/2008 to 12/31/2008                              $15.79           $15.21            536,127
   01/01/2009 to 12/31/2009                              $15.21           $16.84          1,081,396
   01/01/2010 to 12/31/2010                              $16.84           $17.58          1,391,312
   01/01/2011 to 12/31/2011                              $17.58           $18.08          1,078,586
   01/01/2012 to 12/31/2012                              $18.08           $18.79          1,116,940
   01/01/2013 to 12/31/2013                              $18.79           $17.85          1,226,981
   01/01/2014 to 12/31/2014                              $17.85           $17.73          1,116,770
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   12/05/2005* to 12/31/2005                             $10.00           $10.00            171,403
   01/01/2006 to 12/31/2006                              $10.00           $11.42          1,094,157
   01/01/2007 to 12/31/2007                              $11.42           $12.36          1,458,079
   01/01/2008 to 12/31/2008                              $12.36            $7.04          1,329,693
   01/01/2009 to 12/31/2009                               $7.04            $8.93          2,519,429
   01/01/2010 to 12/31/2010                               $8.93           $10.11          2,581,966
   01/01/2011 to 12/31/2011                              $10.11            $9.63          2,323,329
   01/01/2012 to 12/31/2012                               $9.63           $10.56          2,476,015
   01/01/2013 to 12/31/2013                              $10.56           $12.57          3,362,021
   01/01/2014 to 12/31/2014                              $12.57           $13.09          4,086,066
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                             $10.00            $9.98             48,832
   01/01/2008 to 12/31/2008                               $9.98            $9.35            677,200
   01/01/2009 to 12/31/2009                               $9.35           $10.30          2,726,911
   01/01/2010 to 12/31/2010                              $10.30           $10.97          3,801,379
   01/01/2011 to 12/31/2011                              $10.97           $11.48          3,277,047
   01/01/2012 to 12/31/2012                              $11.48           $12.23          3,417,319
   01/01/2013 to 12/31/2013                              $12.23           $11.90          3,858,415
   01/01/2014 to 12/31/2014                              $11.90           $12.59          4,617,743
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.40             13,099
   01/01/2013 to 12/31/2013                              $10.40            $9.44             17,245
   01/01/2014 to 12/31/2014                               $9.44            $9.44             23,236
---------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   04/15/2005* to 12/31/2005                              $9.82           $11.47             64,775
   01/01/2006 to 12/31/2006                              $11.47           $12.58             72,371
   01/01/2007 to 12/31/2007                              $12.58           $13.79             85,135
   01/01/2008 to 12/31/2008                              $13.79            $8.02             66,604
   01/01/2009 to 12/31/2009                               $8.02           $11.07             93,737
   01/01/2010 to 07/16/2010                              $11.07           $10.86                  0
---------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                              $12.31           $14.10            130,749
   01/01/2006 to 12/31/2006                              $14.10           $17.15            182,002
   01/01/2007 to 12/31/2007                              $17.15           $19.47            167,896
   01/01/2008 to 12/31/2008                              $19.47           $11.25            150,691
   01/01/2009 to 12/31/2009                              $11.25           $12.88            146,213
   01/01/2010 to 07/16/2010                              $12.88           $12.26                  0
---------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                               $9.75           $10.00             18,356
   01/01/2006 to 12/31/2006                              $10.00           $10.47             19,700
   01/01/2007 to 12/31/2007                              $10.47           $11.58             38,907
   01/01/2008 to 12/31/2008                              $11.58            $8.32             68,712
   01/01/2009 to 12/31/2009                               $8.32           $11.83            117,760
   01/01/2010 to 07/16/2010                              $11.83           $11.08                  0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   01/01/2005 to 12/31/2005                                   $4.38            $4.35              14,496
   01/01/2006 to 12/31/2006                                   $4.35            $4.47              19,492
   01/01/2007 to 12/31/2007                                   $4.47            $4.67              73,318
   01/01/2008 to 12/31/2008                                   $4.67            $2.59              70,049
   01/01/2009 to 12/31/2009                                   $2.59            $3.29             131,587
   01/01/2010 to 12/31/2010                                   $3.29            $3.87             132,842
   01/01/2011 to 12/31/2011                                   $3.87            $3.40             102,394
   01/01/2012 to 12/31/2012                                   $3.40            $3.83              68,721
   01/01/2013 to 12/31/2013                                   $3.83            $4.95              72,953
   01/01/2014 to 04/25/2014                                   $4.95            $5.11                   0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2008* to 12/31/2008                                 $10.08            $6.66           1,369,089
   01/01/2009 to 12/31/2009                                   $6.66            $8.56          16,250,197
   01/01/2010 to 12/31/2010                                   $8.56            $9.31          26,361,883
   01/01/2011 to 12/31/2011                                   $9.31            $9.04          18,981,983
   01/01/2012 to 09/21/2012                                   $9.04           $10.16                   0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   01/01/2005 to 12/31/2005                                  $16.05           $17.46              52,338
   01/01/2006 to 12/31/2006                                  $17.46           $23.87             152,515
   01/01/2007 to 12/31/2007                                  $23.87           $26.71             239,619
   01/01/2008 to 12/31/2008                                  $26.71           $15.09             114,200
   01/01/2009 to 12/31/2009                                  $15.09           $21.03             106,503
   01/01/2010 to 12/31/2010                                  $21.03           $22.78              80,881
   01/01/2011 to 12/31/2011                                  $22.78           $20.81              65,179
   01/01/2012 to 12/31/2012                                  $20.81           $25.77              60,373
   01/01/2013 to 12/31/2013                                  $25.77           $29.09              52,406
   01/01/2014 to 04/25/2014                                  $29.09           $28.51                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.19              44,314
   01/01/2012 to 04/27/2012                                   $8.19            $9.30                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.15              47,399
   01/01/2012 to 12/31/2012                                   $9.15           $10.72              40,329
   01/01/2013 to 12/31/2013                                  $10.72           $13.88              47,261
   01/01/2014 to 12/31/2014                                  $13.88           $15.46              44,532
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   01/01/2005 to 12/31/2005                                   $6.96            $7.61             135,001
   01/01/2006 to 12/31/2006                                   $7.61            $8.73             124,196
   01/01/2007 to 12/31/2007                                   $8.73            $9.67             132,861
   01/01/2008 to 12/31/2008                                   $9.67            $4.96              78,078
   01/01/2009 to 12/31/2009                                   $4.96            $6.97              90,078
   01/01/2010 to 12/31/2010                                   $6.97            $8.53              75,642
   01/01/2011 to 04/29/2011                                   $8.53            $9.51                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   01/01/2005 to 12/31/2005                                  $12.72           $13.30              48,007
   01/01/2006 to 12/31/2006                                  $13.30           $15.30              89,614
   01/01/2007 to 12/31/2007                                  $15.30           $11.75              53,310
   01/01/2008 to 12/31/2008                                  $11.75            $4.70              91,978
   01/01/2009 to 12/31/2009                                   $4.70            $5.92              87,326
   01/01/2010 to 12/31/2010                                   $5.92            $6.45              81,632
   01/01/2011 to 04/29/2011                                   $6.45            $6.81                   0

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   01/01/2005 to 12/31/2005                            $11.34           $12.12           106,295
   01/01/2006 to 12/31/2006                            $12.12           $12.59           110,470
   01/01/2007 to 12/31/2007                            $12.59           $13.91           109,826
   01/01/2008 to 12/31/2008                            $13.91            $9.80            81,377
   01/01/2009 to 12/31/2009                             $9.80           $12.36            81,357
   01/01/2010 to 12/31/2010                            $12.36           $12.85            74,735
   01/01/2011 to 12/31/2011                            $12.85           $13.19            67,482
   01/01/2012 to 12/31/2012                            $13.19           $15.75            46,919
   01/01/2013 to 12/31/2013                            $15.75           $21.86            41,655
   01/01/2014 to 12/31/2014                            $21.86           $25.83            44,574
-------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                           $10.05            $9.79            22,049
   01/01/2013 to 12/31/2013                             $9.79           $13.25            24,453
   01/01/2014 to 12/31/2014                            $13.25           $14.14            25,473
-------------------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   01/01/2005 to 12/31/2005                             $3.32            $3.35            77,942
   01/01/2006 to 12/31/2006                             $3.35            $3.65           254,798
   01/01/2007 to 12/31/2007                             $3.65            $3.89           126,039
   01/01/2008 to 12/31/2008                             $3.89            $2.13            95,405
   01/01/2009 to 12/31/2009                             $2.13            $3.31           166,230
   01/01/2010 to 12/31/2010                             $3.31            $3.97           298,028
   01/01/2011 to 12/31/2011                             $3.97            $3.72           145,369
   01/01/2012 to 12/31/2012                             $3.72            $4.09           133,777
   01/01/2013 to 12/31/2013                             $4.09            $5.05           113,570
   01/01/2014 to 12/31/2014                             $5.05            $5.54           109,125
-------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   01/01/2005 to 12/31/2005                            $12.54           $12.79            10,385
   01/01/2006 to 12/31/2006                            $12.79           $13.76            15,488
   01/01/2007 to 12/31/2007                            $13.76           $16.54            27,898
   01/01/2008 to 12/31/2008                            $16.54            $8.02            34,032
   01/01/2009 to 12/31/2009                             $8.02            $9.26            28,094
   01/01/2010 to 12/31/2010                             $9.26           $11.92            29,023
   01/01/2011 to 12/31/2011                            $11.92           $11.93            19,317
   01/01/2012 to 12/31/2012                            $11.93           $13.31            12,247
   01/01/2013 to 12/31/2013                            $13.31           $19.56            14,409
   01/01/2014 to 04/25/2014                            $19.56           $19.51                 0
-------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   01/01/2005 to 12/31/2005                            $12.52           $16.26           351,335
   01/01/2006 to 12/31/2006                            $16.26           $21.61           316,324
   01/01/2007 to 12/31/2007                            $21.61           $30.63           435,146
   01/01/2008 to 12/31/2008                            $30.63           $12.74           289,778
   01/01/2009 to 12/31/2009                            $12.74           $20.42           332,583
   01/01/2010 to 12/31/2010                            $20.42           $23.42           323,539
   01/01/2011 to 12/31/2011                            $23.42           $17.94           198,299
   01/01/2012 to 12/31/2012                            $17.94           $20.69           150,414
   01/01/2013 to 12/31/2013                            $20.69           $20.44           105,018
   01/01/2014 to 12/31/2014                            $20.44           $19.00            65,733
-------------------------------------------------------------------------------------------------------
ProFund VP Asia 30
   01/01/2005 to 12/31/2005                            $12.43           $14.67            83,233
   01/01/2006 to 12/31/2006                            $14.67           $20.18           235,779
   01/01/2007 to 12/31/2007                            $20.18           $29.44           204,415
   01/01/2008 to 12/31/2008                            $29.44           $14.30           109,480
   01/01/2009 to 12/31/2009                            $14.30           $21.77           143,857
   01/01/2010 to 12/31/2010                            $21.77           $24.49           124,035
   01/01/2011 to 12/31/2011                            $24.49           $17.65            40,910
   01/01/2012 to 12/31/2012                            $17.65           $20.13            35,115
   01/01/2013 to 12/31/2013                            $20.13           $22.85            23,327
   01/01/2014 to 12/31/2014                            $22.85           $22.21             7,118

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Banks
   01/01/2005 to 12/31/2005          $12.11           $11.94            44,665
   01/01/2006 to 12/31/2006          $11.94           $13.61            35,707
   01/01/2007 to 12/31/2007          $13.61            $9.77            12,962
   01/01/2008 to 12/31/2008           $9.77            $5.12            71,458
   01/01/2009 to 12/31/2009           $5.12            $4.84            19,936
   01/01/2010 to 12/31/2010           $4.84            $5.18            19,494
   01/01/2011 to 12/31/2011           $5.18            $3.75             9,774
   01/01/2012 to 12/31/2012           $3.75            $4.94            12,044
   01/01/2013 to 12/31/2013           $4.94            $6.51             8,941
   01/01/2014 to 12/31/2014           $6.51            $7.09             1,524
-------------------------------------------------------------------------------------
ProFund VP Basic Materials
   01/01/2005 to 12/31/2005          $12.00           $12.13            53,592
   01/01/2006 to 12/31/2006          $12.13           $13.84            67,645
   01/01/2007 to 12/31/2007          $13.84           $17.86           199,608
   01/01/2008 to 12/31/2008          $17.86            $8.57           114,858
   01/01/2009 to 12/31/2009           $8.57           $13.74           145,393
   01/01/2010 to 12/31/2010          $13.74           $17.59           122,575
   01/01/2011 to 12/31/2011          $17.59           $14.57            39,084
   01/01/2012 to 12/31/2012          $14.57           $15.61            25,470
   01/01/2013 to 12/31/2013          $15.61           $18.25            18,333
   01/01/2014 to 12/31/2014          $18.25           $18.33            10,506
-------------------------------------------------------------------------------------
ProFund VP Bear
   01/01/2005 to 12/31/2005           $9.09            $8.86            35,611
   01/01/2006 to 12/31/2006           $8.86            $8.09            56,286
   01/01/2007 to 12/31/2007           $8.09            $8.04            56,088
   01/01/2008 to 12/31/2008           $8.04           $11.10           157,817
   01/01/2009 to 12/31/2009          $11.10            $7.91           138,663
   01/01/2010 to 12/31/2010           $7.91            $6.42           145,694
   01/01/2011 to 12/31/2011           $6.42            $5.78            65,795
   01/01/2012 to 12/31/2012           $5.78            $4.76            52,785
   01/01/2013 to 12/31/2013           $4.76            $3.45            30,178
   01/01/2014 to 12/31/2014           $3.45            $2.92            27,169
-------------------------------------------------------------------------------------
ProFund VP Biotechnology
   01/01/2005 to 12/31/2005           $7.73            $9.11            73,804
   01/01/2006 to 12/31/2006           $9.11            $8.63            56,416
   01/01/2007 to 12/31/2007           $8.63            $8.42           165,309
   01/01/2008 to 12/31/2008           $8.42            $8.47           117,598
   01/01/2009 to 12/31/2009           $8.47            $8.67            40,735
   01/01/2010 to 12/31/2010           $8.67            $9.00            38,083
   01/01/2011 to 12/31/2011           $9.00            $9.47            22,275
   01/01/2012 to 12/31/2012           $9.47           $13.16            20,018
   01/01/2013 to 12/31/2013          $13.16           $21.89            24,007
   01/01/2014 to 12/31/2014          $21.89           $28.04            17,515
-------------------------------------------------------------------------------------
ProFund VP Bull
   01/01/2005 to 12/31/2005          $10.65           $10.80           384,501
   01/01/2006 to 12/31/2006          $10.80           $12.12           306,353
   01/01/2007 to 12/31/2007          $12.12           $12.40           217,866
   01/01/2008 to 12/31/2008          $12.40            $7.63           184,775
   01/01/2009 to 12/31/2009           $7.63            $9.37           436,640
   01/01/2010 to 12/31/2010           $9.37           $10.42           358,651
   01/01/2011 to 12/31/2011          $10.42           $10.29           252,508
   01/01/2012 to 12/31/2012          $10.29           $11.57           116,185
   01/01/2013 to 12/31/2013          $11.57           $14.82            73,816
   01/01/2014 to 12/31/2014          $14.82           $16.32            72,219

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   01/01/2005 to 12/31/2005                $10.47           $10.31             6,876
   01/01/2006 to 12/31/2006                $10.31           $11.46            39,408
   01/01/2007 to 12/31/2007                $11.46           $12.18           150,560
   01/01/2008 to 12/31/2008                $12.18            $8.81            19,941
   01/01/2009 to 12/31/2009                 $8.81           $10.58            17,782
   01/01/2010 to 12/31/2010                $10.58           $12.26            26,562
   01/01/2011 to 12/31/2011                $12.26           $12.95            25,754
   01/01/2012 to 12/31/2012                $12.95           $14.18            13,002
   01/01/2013 to 12/31/2013                $14.18           $17.98            15,729
   01/01/2014 to 12/31/2014                $17.98           $19.57             5,871
-------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   01/01/2005 to 12/31/2005                 $9.67            $9.10             3,866
   01/01/2006 to 12/31/2006                 $9.10           $10.06            15,819
   01/01/2007 to 12/31/2007                $10.06            $9.12             5,165
   01/01/2008 to 12/31/2008                 $9.12            $6.18            16,093
   01/01/2009 to 12/31/2009                 $6.18            $7.98            19,670
   01/01/2010 to 12/31/2010                 $7.98            $9.57            28,520
   01/01/2011 to 12/31/2011                 $9.57            $9.97            21,528
   01/01/2012 to 12/31/2012                 $9.97           $12.02            16,814
   01/01/2013 to 12/31/2013                $12.02           $16.60             9,044
   01/01/2014 to 12/31/2014                $16.60           $18.43             2,640
-------------------------------------------------------------------------------------------
ProFund VP Europe 30
   01/01/2005 to 12/31/2005                 $7.90            $8.43            76,381
   01/01/2006 to 12/31/2006                 $8.43            $9.79           370,628
   01/01/2007 to 12/31/2007                 $9.79           $11.07           331,218
   01/01/2008 to 12/31/2008                $11.07            $6.12           126,269
   01/01/2009 to 12/31/2009                 $6.12            $8.00           313,143
   01/01/2010 to 12/31/2010                 $8.00            $8.11           272,463
   01/01/2011 to 12/31/2011                 $8.11            $7.29            52,358
   01/01/2012 to 12/31/2012                 $7.29            $8.40            55,477
   01/01/2013 to 12/31/2013                 $8.40           $10.09            46,769
   01/01/2014 to 12/31/2014                $10.09            $9.10             7,134
-------------------------------------------------------------------------------------------
ProFund VP Financials
   01/01/2005 to 12/31/2005                $10.77           $11.06            43,105
   01/01/2006 to 12/31/2006                $11.06           $12.81           108,064
   01/01/2007 to 12/31/2007                $12.81           $10.23            27,930
   01/01/2008 to 12/31/2008                $10.23            $5.00            52,097
   01/01/2009 to 12/31/2009                 $5.00            $5.68           140,784
   01/01/2010 to 12/31/2010                 $5.68            $6.22            44,908
   01/01/2011 to 12/31/2011                 $6.22            $5.29            23,822
   01/01/2012 to 12/31/2012                 $5.29            $6.52            22,703
   01/01/2013 to 12/31/2013                 $6.52            $8.50            46,043
   01/01/2014 to 12/31/2014                 $8.50            $9.48             8,474
-------------------------------------------------------------------------------------------
ProFund VP Health Care
   01/01/2005 to 12/31/2005                 $8.38            $8.77            83,943
   01/01/2006 to 12/31/2006                 $8.77            $9.12           179,877
   01/01/2007 to 12/31/2007                 $9.12            $9.60           255,222
   01/01/2008 to 12/31/2008                 $9.60            $7.17            79,165
   01/01/2009 to 12/31/2009                 $7.17            $8.47            73,901
   01/01/2010 to 12/31/2010                 $8.47            $8.60            65,780
   01/01/2011 to 12/31/2011                 $8.60            $9.35            84,331
   01/01/2012 to 12/31/2012                 $9.35           $10.85            82,149
   01/01/2013 to 12/31/2013                $10.85           $14.97            53,151
   01/01/2014 to 12/31/2014                $14.97           $18.28            52,418

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Industrials
   01/01/2005 to 12/31/2005          $11.27           $11.40             9,851
   01/01/2006 to 12/31/2006          $11.40           $12.57            21,635
   01/01/2007 to 12/31/2007          $12.57           $13.87            15,320
   01/01/2008 to 12/31/2008          $13.87            $8.15            39,857
   01/01/2009 to 12/31/2009           $8.15            $9.99            27,311
   01/01/2010 to 12/31/2010           $9.99           $12.20            21,347
   01/01/2011 to 12/31/2011          $12.20           $11.84            16,683
   01/01/2012 to 12/31/2012          $11.84           $13.53             8,126
   01/01/2013 to 12/31/2013          $13.53           $18.47             7,284
   01/01/2014 to 12/31/2014          $18.47           $19.26             7,788
-------------------------------------------------------------------------------------
ProFund VP Internet
   01/01/2005 to 12/31/2005          $18.08           $19.18            46,724
   01/01/2006 to 12/31/2006          $19.18           $19.20             6,326
   01/01/2007 to 12/31/2007          $19.20           $20.89            16,744
   01/01/2008 to 12/31/2008          $20.89           $11.38             7,505
   01/01/2009 to 12/31/2009          $11.38           $19.93            16,747
   01/01/2010 to 12/31/2010          $19.93           $26.62            31,261
   01/01/2011 to 12/31/2011          $26.62           $24.47             3,751
   01/01/2012 to 12/31/2012          $24.47           $28.94             2,884
   01/01/2013 to 12/31/2013          $28.94           $43.35             7,173
   01/01/2014 to 12/31/2014          $43.35           $43.29             1,698
-------------------------------------------------------------------------------------
ProFund VP Japan
   01/01/2005 to 12/31/2005           $9.65           $13.51           165,707
   01/01/2006 to 12/31/2006          $13.51           $14.79           117,156
   01/01/2007 to 12/31/2007          $14.79           $13.14            54,211
   01/01/2008 to 12/31/2008          $13.14            $7.68            67,522
   01/01/2009 to 12/31/2009           $7.68            $8.37            84,572
   01/01/2010 to 12/31/2010           $8.37            $7.72            72,550
   01/01/2011 to 12/31/2011           $7.72            $6.21            38,109
   01/01/2012 to 12/31/2012           $6.21            $7.54            35,371
   01/01/2013 to 12/31/2013           $7.54           $11.04            20,262
   01/01/2014 to 12/31/2014          $11.04           $11.25               507
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   01/01/2005 to 12/31/2005          $10.38           $10.35            98,334
   01/01/2006 to 12/31/2006          $10.35           $11.14            87,853
   01/01/2007 to 12/31/2007          $11.14           $11.77           111,093
   01/01/2008 to 12/31/2008          $11.77            $7.49           123,085
   01/01/2009 to 12/31/2009           $7.49            $9.60           134,716
   01/01/2010 to 12/31/2010           $9.60           $10.73            89,108
   01/01/2011 to 12/31/2011          $10.73           $10.93           120,030
   01/01/2012 to 12/31/2012          $10.93           $12.16            63,603
   01/01/2013 to 12/31/2013          $12.16           $15.70            72,486
   01/01/2014 to 12/31/2014          $15.70           $17.50            57,882
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   01/01/2005 to 12/31/2005          $10.37           $10.55           131,174
   01/01/2006 to 12/31/2006          $10.55           $12.37           296,094
   01/01/2007 to 12/31/2007          $12.37           $12.23           172,527
   01/01/2008 to 12/31/2008          $12.23            $7.19           138,391
   01/01/2009 to 12/31/2009           $7.19            $8.48            83,232
   01/01/2010 to 12/31/2010           $8.48            $9.46            89,765
   01/01/2011 to 12/31/2011           $9.46            $9.22            42,710
   01/01/2012 to 12/31/2012           $9.22           $10.51            26,138
   01/01/2013 to 12/31/2013          $10.51           $13.48            56,359
   01/01/2014 to 12/31/2014          $13.48           $14.70            66,994

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   01/01/2005 to 12/31/2005          $10.70           $11.75           181,173
   01/01/2006 to 12/31/2006          $11.75           $12.06            55,706
   01/01/2007 to 12/31/2007          $12.06           $13.31            89,654
   01/01/2008 to 12/31/2008          $13.31            $8.04            62,780
   01/01/2009 to 12/31/2009           $8.04           $10.99            83,374
   01/01/2010 to 12/31/2010          $10.99           $13.93           205,337
   01/01/2011 to 12/31/2011          $13.93           $13.36            64,733
   01/01/2012 to 12/31/2012          $13.36           $15.22            52,836
   01/01/2013 to 12/31/2013          $15.22           $19.62            41,531
   01/01/2014 to 12/31/2014          $19.62           $20.52             3,575
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   01/01/2005 to 12/31/2005          $11.80           $12.68            86,401
   01/01/2006 to 12/31/2006          $12.68           $14.06           216,242
   01/01/2007 to 12/31/2007          $14.06           $14.02           130,141
   01/01/2008 to 12/31/2008          $14.02            $8.82            68,810
   01/01/2009 to 12/31/2009           $8.82           $11.40            58,665
   01/01/2010 to 12/31/2010          $11.40           $13.56            63,526
   01/01/2011 to 12/31/2011          $13.56           $12.86            58,692
   01/01/2012 to 12/31/2012          $12.86           $14.80            40,665
   01/01/2013 to 12/31/2013          $14.80           $19.32            35,724
   01/01/2014 to 12/31/2014          $19.32           $21.02             6,232
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   01/01/2005 to 12/31/2005           $5.44            $5.38           234,957
   01/01/2006 to 12/31/2006           $5.38            $5.60           266,020
   01/01/2007 to 12/31/2007           $5.60            $6.50           383,014
   01/01/2008 to 12/31/2008           $6.50            $3.69           318,742
   01/01/2009 to 12/31/2009           $3.69            $5.55           327,797
   01/01/2010 to 12/31/2010           $5.55            $6.48           316,781
   01/01/2011 to 12/31/2011           $6.48            $6.49           232,290
   01/01/2012 to 12/31/2012           $6.49            $7.45           217,667
   01/01/2013 to 12/31/2013           $7.45            $9.87           162,863
   01/01/2014 to 12/31/2014           $9.87           $11.41            53,447
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   01/01/2005 to 12/31/2005          $11.62           $15.07           278,771
   01/01/2006 to 12/31/2006          $15.07           $17.96           226,319
   01/01/2007 to 12/31/2007          $17.96           $23.49           230,618
   01/01/2008 to 12/31/2008          $23.49           $14.62           186,825
   01/01/2009 to 12/31/2009          $14.62           $16.68           156,252
   01/01/2010 to 12/31/2010          $16.68           $19.40           135,958
   01/01/2011 to 12/31/2011          $19.40           $19.59            76,432
   01/01/2012 to 12/31/2012          $19.59           $19.90            53,849
   01/01/2013 to 12/31/2013          $19.90           $24.38            38,076
   01/01/2014 to 12/31/2014          $24.38           $21.46            22,287
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   01/01/2005 to 12/31/2005           $8.02            $7.62            36,753
   01/01/2006 to 12/31/2006           $7.62            $8.44           116,086
   01/01/2007 to 12/31/2007           $8.44            $8.53            85,082
   01/01/2008 to 12/31/2008           $8.53            $6.78            76,505
   01/01/2009 to 12/31/2009           $6.78            $7.82            74,314
   01/01/2010 to 12/31/2010           $7.82            $7.76            31,364
   01/01/2011 to 12/31/2011           $7.76            $8.90            38,921
   01/01/2012 to 12/31/2012           $8.90            $9.83            24,365
   01/01/2013 to 12/31/2013           $9.83           $12.78            14,760
   01/01/2014 to 12/31/2014          $12.78           $15.07             4,043

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Precious Metals
   01/01/2005 to 12/31/2005                $11.90           $14.84           200,314
   01/01/2006 to 12/31/2006                $14.84           $15.74           233,772
   01/01/2007 to 12/31/2007                $15.74           $19.03           203,953
   01/01/2008 to 12/31/2008                $19.03           $13.01           256,815
   01/01/2009 to 12/31/2009                $13.01           $17.39           237,439
   01/01/2010 to 12/31/2010                $17.39           $22.83           247,308
   01/01/2011 to 12/31/2011                $22.83           $18.21           173,485
   01/01/2012 to 12/31/2012                $18.21           $15.37           113,803
   01/01/2013 to 12/31/2013                $15.37            $9.42            59,192
   01/01/2014 to 12/31/2014                 $9.42            $7.08            32,404
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   01/01/2005 to 12/31/2005                $17.58           $18.54            31,980
   01/01/2006 to 12/31/2006                $18.54           $24.25            61,873
   01/01/2007 to 12/31/2007                $24.25           $19.25            39,817
   01/01/2008 to 12/31/2008                $19.25           $11.17            46,281
   01/01/2009 to 12/31/2009                $11.17           $14.10            52,257
   01/01/2010 to 12/31/2010                $14.10           $17.37            29,823
   01/01/2011 to 12/31/2011                $17.37           $17.96            20,201
   01/01/2012 to 12/31/2012                $17.96           $20.79            16,035
   01/01/2013 to 12/31/2013                $20.79           $20.54             8,707
   01/01/2014 to 12/31/2014                $20.54           $25.36             6,792
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   01/01/2005 to 12/31/2005                 $6.70            $6.09           302,979
   01/01/2006 to 12/31/2006                 $6.09            $6.63           268,688
   01/01/2007 to 12/31/2007                 $6.63            $6.20           268,294
   01/01/2008 to 12/31/2008                 $6.20            $3.80           202,541
   01/01/2009 to 12/31/2009                 $3.80            $4.96           266,088
   01/01/2010 to 12/31/2010                 $4.96            $4.11           219,463
   01/01/2011 to 12/31/2011                 $4.11            $2.54           212,763
   01/01/2012 to 12/31/2012                 $2.54            $2.33            82,640
   01/01/2013 to 12/31/2013                 $2.33            $2.68            63,720
   01/01/2014 to 12/31/2014                 $2.68            $1.85            20,069
-------------------------------------------------------------------------------------------
ProFund VP Semiconductor
   01/01/2005 to 12/31/2005                 $7.23            $7.76            68,309
   01/01/2006 to 12/31/2006                 $7.76            $7.12             9,658
   01/01/2007 to 12/31/2007                 $7.12            $7.53            18,356
   01/01/2008 to 12/31/2008                 $7.53            $3.73            21,594
   01/01/2009 to 12/31/2009                 $3.73            $6.04            68,094
   01/01/2010 to 12/31/2010                 $6.04            $6.71            23,685
   01/01/2011 to 12/31/2011                 $6.71            $6.36            13,072
   01/01/2012 to 12/31/2012                 $6.36            $6.02             4,765
   01/01/2013 to 12/31/2013                 $6.02            $7.94             3,787
   01/01/2014 to 12/31/2014                 $7.94           $10.55             3,513
-------------------------------------------------------------------------------------------
ProFund VP Short Mid-Cap
   01/01/2005 to 12/31/2005                 $9.70            $8.67               975
   01/01/2006 to 12/31/2006                 $8.67            $8.26             4,948
   01/01/2007 to 12/31/2007                 $8.26            $7.92            17,295
   01/01/2008 to 12/31/2008                 $7.92           $10.31            19,300
   01/01/2009 to 12/31/2009                $10.31            $6.58            57,877
   01/01/2010 to 12/31/2010                 $6.58            $4.82            47,099
   01/01/2011 to 12/31/2011                 $4.82            $4.37            43,108
   01/01/2012 to 12/31/2012                 $4.37            $3.49            32,090
   01/01/2013 to 12/31/2013                 $3.49            $2.49            29,274
   01/01/2014 to 12/31/2014                 $2.49            $2.16            13,424

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   01/01/2005 to 12/31/2005           $5.99            $5.97            77,758
   01/01/2006 to 12/31/2006           $5.97            $5.81            53,401
   01/01/2007 to 12/31/2007           $5.81            $5.08            37,820
   01/01/2008 to 12/31/2008           $5.08            $7.43            61,822
   01/01/2009 to 12/31/2009           $7.43            $4.35            83,247
   01/01/2010 to 12/31/2010           $4.35            $3.39            75,845
   01/01/2011 to 12/31/2011           $3.39            $2.99            92,806
   01/01/2012 to 12/31/2012           $2.99            $2.40            55,833
   01/01/2013 to 12/31/2013           $2.40            $1.67            23,914
   01/01/2014 to 12/31/2014           $1.67            $1.33               339
-------------------------------------------------------------------------------------
ProFund VP Short Small-Cap
   01/01/2005 to 12/31/2005           $9.55            $9.15            11,578
   01/01/2006 to 12/31/2006           $9.15            $7.97             6,984
   01/01/2007 to 12/31/2007           $7.97            $8.23            35,184
   01/01/2008 to 12/31/2008           $8.23           $10.08            25,904
   01/01/2009 to 12/31/2009          $10.08            $6.73            32,810
   01/01/2010 to 12/31/2010           $6.73            $4.72            38,078
   01/01/2011 to 12/31/2011           $4.72            $4.24            53,572
   01/01/2012 to 12/31/2012           $4.24            $3.39            25,569
   01/01/2013 to 12/31/2013           $3.39            $2.30            16,724
   01/01/2014 to 12/31/2014           $2.30            $2.07               375
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   01/01/2005 to 12/31/2005          $12.11           $12.86           341,834
   01/01/2006 to 12/31/2006          $12.86           $13.79           103,542
   01/01/2007 to 12/31/2007          $13.79           $14.17            70,944
   01/01/2008 to 12/31/2008          $14.17            $9.23            89,300
   01/01/2009 to 12/31/2009           $9.23           $11.50            80,525
   01/01/2010 to 12/31/2010          $11.50           $14.28           164,711
   01/01/2011 to 12/31/2011          $14.28           $14.29            44,095
   01/01/2012 to 12/31/2012          $14.29           $15.87            27,995
   01/01/2013 to 12/31/2013          $15.87           $22.00            55,364
   01/01/2014 to 12/31/2014          $22.00           $22.20             8,956
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   01/01/2005 to 12/31/2005          $11.22           $11.52            53,564
   01/01/2006 to 12/31/2006          $11.52           $13.36           181,265
   01/01/2007 to 12/31/2007          $13.36           $12.24            56,109
   01/01/2008 to 12/31/2008          $12.24            $8.38            63,921
   01/01/2009 to 12/31/2009           $8.38            $9.96            41,964
   01/01/2010 to 12/31/2010           $9.96           $12.01            57,571
   01/01/2011 to 12/31/2011          $12.01           $11.37            67,448
   01/01/2012 to 12/31/2012          $11.37           $13.05            34,099
   01/01/2013 to 12/31/2013          $13.05           $17.74            40,932
   01/01/2014 to 12/31/2014          $17.74           $18.53             6,476
-------------------------------------------------------------------------------------
ProFund VP Technology
   01/01/2005 to 12/31/2005           $4.91            $4.91           109,697
   01/01/2006 to 12/31/2006           $4.91            $5.24            74,232
   01/01/2007 to 12/31/2007           $5.24            $5.92           199,048
   01/01/2008 to 12/31/2008           $5.92            $3.25            78,353
   01/01/2009 to 12/31/2009           $3.25            $5.19           138,365
   01/01/2010 to 12/31/2010           $5.19            $5.67           108,312
   01/01/2011 to 12/31/2011           $5.67            $5.53           131,824
   01/01/2012 to 12/31/2012           $5.53            $6.02            43,220
   01/01/2013 to 12/31/2013           $6.02            $7.44            29,687
   01/01/2014 to 12/31/2014           $7.44            $8.68            24,076

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
ProFund VP Telecommunications
   01/01/2005 to 12/31/2005             $5.04            $4.64             45,277
   01/01/2006 to 12/31/2006             $4.64            $6.16            207,252
   01/01/2007 to 12/31/2007             $6.16            $6.59            120,262
   01/01/2008 to 12/31/2008             $6.59            $4.27             89,358
   01/01/2009 to 12/31/2009             $4.27            $4.52             80,465
   01/01/2010 to 12/31/2010             $4.52            $5.17             83,526
   01/01/2011 to 12/31/2011             $5.17            $5.20             36,580
   01/01/2012 to 12/31/2012             $5.20            $5.98             22,687
   01/01/2013 to 12/31/2013             $5.98            $6.62             13,136
   01/01/2014 to 12/31/2014             $6.62            $6.57              9,188
---------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   01/01/2005 to 12/31/2005            $11.91           $12.83            119,421
   01/01/2006 to 12/31/2006            $12.83           $12.09             50,469
   01/01/2007 to 12/31/2007            $12.09           $13.15            250,069
   01/01/2008 to 12/31/2008            $13.15           $19.44            169,486
   01/01/2009 to 12/31/2009            $19.44           $12.93             80,750
   01/01/2010 to 12/31/2010            $12.93           $14.06             70,483
   01/01/2011 to 12/31/2011            $14.06           $19.93             41,695
   01/01/2012 to 12/31/2012            $19.93           $19.87             22,641
   01/01/2013 to 12/31/2013            $19.87           $15.87              6,603
   01/01/2014 to 12/31/2014            $15.87           $21.38              8,857
---------------------------------------------------------------------------------------
ProFund VP UltraBull
   01/01/2005 to 12/31/2005             $8.25            $8.36             82,031
   01/01/2006 to 12/31/2006             $8.36           $10.16             91,153
   01/01/2007 to 12/31/2007            $10.16           $10.11            117,940
   01/01/2008 to 12/31/2008            $10.11            $3.26            201,842
   01/01/2009 to 12/31/2009             $3.26            $4.65            187,230
   01/01/2010 to 12/31/2010             $4.65            $5.61            134,141
   01/01/2011 to 12/31/2011             $5.61            $5.27             92,855
   01/01/2012 to 12/31/2012             $5.27            $6.71             49,626
   01/01/2013 to 12/31/2013             $6.71           $11.14             34,632
   01/01/2014 to 12/31/2014            $11.14           $13.56             25,593
---------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   01/01/2005 to 12/31/2005            $12.13           $14.12            150,869
   01/01/2006 to 12/31/2006            $14.12           $15.42            133,297
   01/01/2007 to 12/31/2007            $15.42           $16.14             93,025
   01/01/2008 to 12/31/2008            $16.14            $5.18            149,958
   01/01/2009 to 12/31/2009             $5.18            $8.49            113,659
   01/01/2010 to 12/31/2010             $8.49           $12.54            116,062
   01/01/2011 to 12/31/2011            $12.54           $10.70             53,860
   01/01/2012 to 12/31/2012            $10.70           $13.99             45,039
   01/01/2013 to 12/31/2013            $13.99           $23.58             37,444
   01/01/2014 to 12/31/2014            $23.58           $26.85             31,570
---------------------------------------------------------------------------------------
ProFund VP UltraNASDAQ-100
   01/01/2005 to 12/31/2005             $0.87            $0.82          7,044,313
   01/01/2006 to 12/31/2006             $0.82            $0.85          6,941,343
   01/01/2007 to 12/31/2007             $0.85            $1.08          6,538,979
   01/01/2008 to 12/31/2008             $1.08            $0.29          2,231,878
   01/01/2009 to 12/31/2009             $0.29            $0.63          3,119,054
   01/01/2010 to 12/31/2010             $0.63            $0.84          2,867,144
   01/01/2011 to 12/31/2011             $0.84            $0.82          2,037,370
   01/01/2012 to 12/31/2012             $0.82            $1.09            712,083
   01/01/2013 to 12/31/2013             $1.09            $1.92            244,843
   01/01/2014 to 12/31/2014             $1.92            $2.58            152,464

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
ProFund VP UltraSmall-Cap
   01/01/2005 to 12/31/2005                         $12.28           $12.10            52,922
   01/01/2006 to 12/31/2006                         $12.10           $15.06            56,197
   01/01/2007 to 12/31/2007                         $15.06           $12.91            55,859
   01/01/2008 to 12/31/2008                         $12.91            $4.31           126,179
   01/01/2009 to 12/31/2009                          $4.31            $5.97           128,561
   01/01/2010 to 12/31/2010                          $5.97            $8.75            82,740
   01/01/2011 to 12/31/2011                          $8.75            $7.01            71,070
   01/01/2012 to 12/31/2012                          $7.01            $8.97            39,554
   01/01/2013 to 12/31/2013                          $8.97           $16.53            33,774
   01/01/2014 to 12/31/2014                         $16.53           $17.20            24,615
----------------------------------------------------------------------------------------------------
ProFund VP Utilities
   01/01/2005 to 12/31/2005                          $8.75            $9.77           213,814
   01/01/2006 to 12/31/2006                          $9.77           $11.51           237,712
   01/01/2007 to 12/31/2007                         $11.51           $13.16           338,965
   01/01/2008 to 12/31/2008                         $13.16            $9.00           105,879
   01/01/2009 to 12/31/2009                          $9.00            $9.85            95,836
   01/01/2010 to 12/31/2010                          $9.85           $10.30            65,508
   01/01/2011 to 12/31/2011                         $10.30           $11.96            79,104
   01/01/2012 to 12/31/2012                         $11.96           $11.82            38,438
   01/01/2013 to 12/31/2013                         $11.82           $13.23            35,829
   01/01/2014 to 12/31/2014                         $13.23           $16.44            21,724
----------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   01/01/2005 to 12/31/2005                         $10.53           $12.10            32,119
   01/01/2006 to 12/31/2006                         $12.10           $14.47           100,114
   01/01/2007 to 12/31/2007                         $14.47           $17.08           109,207
   01/01/2008 to 12/31/2008                         $17.08            $8.38            53,085
   01/01/2009 to 12/31/2009                          $8.38           $11.35            39,038
   01/01/2010 to 12/31/2010                         $11.35           $12.78            37,153
   01/01/2011 to 12/31/2011                         $12.78           $10.74            22,812
   01/01/2012 to 12/31/2012                         $10.74           $12.98            15,184
   01/01/2013 to 12/31/2013                         $12.98           $15.24            17,838
   01/01/2014 to 12/31/2014                         $15.24           $14.19             9,703
----------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   01/01/2005 to 12/31/2005                         $13.34           $13.72            46,537
   01/01/2006 to 12/31/2006                         $13.72           $13.94            45,207
   01/01/2007 to 12/31/2007                         $13.94           $14.35            57,244
   01/01/2008 to 12/31/2008                         $14.35           $10.21            32,217
   01/01/2009 to 12/31/2009                         $10.21           $11.47            38,613
   01/01/2010 to 12/31/2010                         $11.47           $13.51            20,090
   01/01/2011 to 12/31/2011                         $13.51           $14.49            15,815
   01/01/2012 to 12/31/2012                         $14.49           $15.66            15,930
   01/01/2013 to 12/31/2013                         $15.66           $21.98            21,990
   01/01/2014 to 04/25/2014                         $21.98           $21.72                 0
----------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   01/01/2005 to 12/31/2005                         $14.64           $15.50           732,183
   01/01/2006 to 12/31/2006                         $15.50           $17.07           751,781
   01/01/2007 to 12/31/2007                         $17.07           $18.45           676,438
   01/01/2008 to 12/31/2008                         $18.45           $10.05           229,477
   01/01/2009 to 12/31/2009                         $10.05           $11.22           142,533
   01/01/2010 to 12/31/2010                         $11.22           $13.20           110,909
   01/01/2011 to 12/31/2011                         $13.20           $12.81            88,019
   01/01/2012 to 12/31/2012                         $12.81           $14.30            83,048
   01/01/2013 to 12/31/2013                         $14.30           $19.18            47,324
   01/01/2014 to 04/25/2014                         $19.18           $19.08                 0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   01/01/2005 to 12/31/2005                                                  $12.35           $11.81            25,001
   01/01/2006 to 12/31/2006                                                  $11.81           $14.64            50,230
   01/01/2007 to 12/31/2007                                                  $14.64           $14.55            42,707
   01/01/2008 to 12/31/2008                                                  $14.55           $10.27            13,353
   01/01/2009 to 12/31/2009                                                  $10.27           $11.56            10,232
   01/01/2010 to 12/31/2010                                                  $11.56           $13.33            15,522
   01/01/2011 to 12/31/2011                                                  $13.33           $14.17            12,267
   01/01/2012 to 12/31/2012                                                  $14.17           $15.50            11,871
   01/01/2013 to 12/31/2013                                                  $15.50           $20.03            11,910
   01/01/2014 to 04/25/2014                                                  $20.03           $19.74                 0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/02/2005* to 12/31/2005                                                 $10.00            $9.79           290,983
   01/01/2006 to 12/31/2006                                                   $9.79           $11.42           415,893
   01/01/2007 to 12/31/2007                                                  $11.42           $11.40           397,672
   01/01/2008 to 12/31/2008                                                  $11.40            $6.69           263,193
   01/01/2009 to 12/31/2009                                                   $6.69            $7.54           233,259
   01/01/2010 to 12/31/2010                                                   $7.54            $8.68           192,557
   01/01/2011 to 12/31/2011                                                   $8.68            $9.08           156,556
   01/01/2012 to 12/31/2012                                                   $9.08            $9.47           120,219
   01/01/2013 to 12/31/2013                                                   $9.47           $11.99           102,535
   01/01/2014 to 04/25/2014                                                  $11.99           $12.41                 0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   01/01/2005 to 12/31/2005                                                  $16.61           $19.64           130,528
   01/01/2006 to 12/31/2006                                                  $19.64           $19.95           178,140
   01/01/2007 to 12/31/2007                                                  $19.95           $23.28           204,229
   01/01/2008 to 12/31/2008                                                  $23.28           $10.39           181,230
   01/01/2009 to 12/31/2009                                                  $10.39           $10.99           158,950
   01/01/2010 to 12/31/2010                                                  $10.99           $14.15           124,480
   01/01/2011 to 12/31/2011                                                  $14.15           $10.53           101,101
   01/01/2012 to 12/31/2012                                                  $10.53           $12.61            71,786
   01/01/2013 to 12/31/2013                                                  $12.61           $16.37            49,260
   01/01/2014 to 04/25/2014                                                  $16.37           $17.50                 0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   01/01/2005 to 12/31/2005                                                  $17.32           $18.02            23,574
   01/01/2006 to 12/31/2006                                                  $18.02           $21.10            23,739
   01/01/2007 to 12/31/2007                                                  $21.10           $21.42            20,467
   01/01/2008 to 12/31/2008                                                  $21.42           $13.44            55,757
   01/01/2009 to 12/31/2009                                                  $13.44           $15.51            30,734
   01/01/2010 to 07/16/2010                                                  $15.51           $14.93                 0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.28           $14.87           173,563
   01/01/2011 to 12/31/2011                                                  $14.87           $12.81           149,767
   01/01/2012 to 12/31/2012                                                  $12.81           $14.38           122,892
   01/01/2013 to 12/31/2013                                                  $14.38           $17.03           100,597
   01/01/2014 to 12/31/2014                                                  $17.03           $15.93            76,194
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $14.93           $17.43            37,256
   01/01/2011 to 12/31/2011                                                  $17.43           $16.84            22,159
   01/01/2012 to 12/31/2012                                                  $16.84           $19.87            20,199
   01/01/2013 to 12/31/2013                                                  $19.87           $25.57            15,181
   01/01/2014 to 12/31/2014                                                  $25.57           $27.85            15,043
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.08           $14.00           129,477
   01/01/2011 to 12/31/2011                                                  $14.00           $13.08            90,859
   01/01/2012 to 12/31/2012                                                  $13.08           $15.60            50,798
   01/01/2013 to 12/31/2013                                                  $15.60           $21.60            38,150
   01/01/2014 to 12/31/2014                                                  $21.60           $22.20            22,509

                                                                                                          Number of
                                                                      Accumulation     Accumulation      Accumulation
                                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                       Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                              $9.59           $12.27           116,451
   01/01/2011 to 12/31/2011                                              $12.27           $11.59            69,975
   01/01/2012 to 12/31/2012                                              $11.59           $12.38            43,174
   01/01/2013 to 12/31/2013                                              $12.38           $18.40            36,856
   01/01/2014 to 12/31/2014                                              $18.40           $17.87            29,817

 *  Denotes the start date of these sub-accounts

                                    ASAP III
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (2.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
ACCESS VP High Yield Fund
   05/01/2009 to 12/31/2009                                $9.85           $12.11                 0
   01/01/2010 to 12/31/2010                               $12.11           $13.72                 0
   01/01/2011 to 12/31/2011                               $13.72           $13.72                 0
   01/01/2012 to 12/31/2012                               $13.72           $15.24                 0
   01/01/2013 to 12/31/2013                               $15.24           $16.32                 0
   01/01/2014 to 12/31/2014                               $16.32           $16.26                 0
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $7.66            $9.30           159,301
   01/01/2010 to 12/31/2010                                $9.30           $10.14           212,391
   01/01/2011 to 12/31/2011                               $10.14            $9.61           105,066
   01/01/2012 to 12/31/2012                                $9.61           $10.53           134,457
   01/01/2013 to 12/31/2013                               $10.53           $11.27            66,527
   01/01/2014 to 12/31/2014                               $11.27           $11.39            69,109
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/01/2009 to 12/31/2009                                $7.68            $9.46           108,658
   01/01/2010 to 12/31/2010                                $9.46           $10.47           131,942
   01/01/2011 to 12/31/2011                               $10.47           $10.21            48,552
   01/01/2012 to 12/31/2012                               $10.21           $11.29            57,706
   01/01/2013 to 12/31/2013                               $11.29           $12.82            25,222
   01/01/2014 to 12/31/2014                               $12.82           $13.24            28,188
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                                $6.70            $8.26            53,149
   01/01/2010 to 12/31/2010                                $8.26            $9.15            55,133
   01/01/2011 to 12/31/2011                                $9.15            $9.23            13,061
   01/01/2012 to 05/04/2012                                $9.23            $9.99                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $7.97            $9.54           676,115
   01/01/2010 to 12/31/2010                                $9.54           $10.43           803,521
   01/01/2011 to 12/31/2011                               $10.43           $10.03           368,297
   01/01/2012 to 12/31/2012                               $10.03           $10.98           447,452
   01/01/2013 to 12/31/2013                               $10.98           $12.58           326,622
   01/01/2014 to 12/31/2014                               $12.58           $13.04           360,939
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $10.00            $9.10             6,280
   01/01/2012 to 12/31/2012                                $9.10            $9.92            23,922
   01/01/2013 to 12/31/2013                                $9.92           $10.70            18,253
   01/01/2014 to 12/31/2014                               $10.70           $10.93             8,630

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013               $10.00           $10.43                  0
   01/01/2014 to 12/31/2014                $10.43           $10.51                387
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                 $9.96            $9.95                  0
   01/01/2010 to 12/31/2010                 $9.95           $10.59                  0
   01/01/2011 to 12/31/2011                $10.59           $10.97                  0
   01/01/2012 to 12/31/2012                $10.97           $11.01                  0
   01/01/2013 to 12/31/2013                $11.01           $10.68                  0
   01/01/2014 to 12/31/2014                $10.68           $10.38                  0
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                 $9.94            $9.57              5,603
   01/01/2010 to 12/31/2010                 $9.57           $10.30            156,943
   01/01/2011 to 12/31/2011                $10.30           $11.00            575,620
   01/01/2012 to 12/31/2012                $11.00           $11.15            307,580
   01/01/2013 to 12/31/2013                $11.15           $10.78             65,976
   01/01/2014 to 12/31/2014                $10.78           $10.54             48,868
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010               $10.00           $10.67            310,356
   01/01/2011 to 12/31/2011                $10.67           $11.57            645,073
   01/01/2012 to 12/31/2012                $11.57           $11.84            401,438
   01/01/2013 to 12/31/2013                $11.84           $11.29            152,935
   01/01/2014 to 12/31/2014                $11.29           $11.15             98,153
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                 $9.92            $9.64                  0
   01/01/2010 to 12/31/2010                 $9.64           $10.43                  0
   01/01/2011 to 12/31/2011                $10.43           $11.53            794,107
   01/01/2012 to 12/31/2012                $11.53           $11.87            526,285
   01/01/2013 to 12/31/2013                $11.87           $11.19            279,656
   01/01/2014 to 12/31/2014                $11.19           $11.18            103,650
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                 $9.91            $9.54                  0
   01/01/2010 to 12/31/2010                 $9.54           $10.34              6,929
   01/01/2011 to 12/31/2011                $10.34           $11.67                  0
   01/01/2012 to 12/31/2012                $11.67           $12.03            305,082
   01/01/2013 to 12/31/2013                $12.03           $11.15            288,796
   01/01/2014 to 12/31/2014                $11.15           $11.31            135,552
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                 $9.88            $9.21                  0
   01/01/2010 to 12/31/2010                 $9.21           $10.03            100,282
   01/01/2011 to 12/31/2011                $10.03           $11.59              8,944
   01/01/2012 to 12/31/2012                $11.59           $12.00              7,256
   01/01/2013 to 12/31/2013                $12.00           $10.92            685,862
   01/01/2014 to 12/31/2014                $10.92           $11.28            352,471
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010               $10.00           $10.91             64,449
   01/01/2011 to 12/31/2011                $10.91           $12.78            706,219
   01/01/2012 to 12/31/2012                $12.78           $13.29            323,557
   01/01/2013 to 12/31/2013                $13.29           $12.03             15,261
   01/01/2014 to 12/31/2014                $12.03           $12.61            444,243
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011               $10.00           $11.92            329,141
   01/01/2012 to 12/31/2012                $11.92           $12.28            414,448
   01/01/2013 to 12/31/2013                $12.28           $10.79             45,625
   01/01/2014 to 12/31/2014                $10.79           $11.59             42,773
-------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012               $10.00           $10.31            155,312
   01/01/2013 to 12/31/2013                $10.31            $9.01          1,001,752
   01/01/2014 to 12/31/2014                 $9.01            $9.88            492,219

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                                      $10.00            $8.67           405,665
   01/01/2014 to 12/31/2014                                        $8.67            $9.68           251,870
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                                      $10.00           $11.21            52,018
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                                      $10.14           $10.29                 0
   01/01/2010 to 12/31/2010                                       $10.29           $11.39             6,807
   01/01/2011 to 12/31/2011                                       $11.39           $10.44               549
   01/01/2012 to 12/31/2012                                       $10.44           $11.50               554
   01/01/2013 to 12/31/2013                                       $11.50           $14.72                11
   01/01/2014 to 12/31/2014                                       $14.72           $15.80                69
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                        $7.48            $9.13           708,219
   01/01/2010 to 12/31/2010                                        $9.13           $10.08           749,579
   01/01/2011 to 12/31/2011                                       $10.08            $9.58           281,330
   01/01/2012 to 12/31/2012                                        $9.58           $10.60           358,749
   01/01/2013 to 12/31/2013                                       $10.60           $12.66           307,488
   01/01/2014 to 12/31/2014                                       $12.66           $13.19           309,371
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.56                 0
   01/01/2014 to 12/31/2014                                       $11.56           $12.79               109
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                                        $6.68           $10.04            39,209
   01/01/2010 to 12/31/2010                                       $10.04           $12.58            51,647
   01/01/2011 to 12/31/2011                                       $12.58           $13.05            12,690
   01/01/2012 to 12/31/2012                                       $13.05           $14.65            15,675
   01/01/2013 to 12/31/2013                                       $14.65           $14.71            10,375
   01/01/2014 to 12/31/2014                                       $14.71           $18.75            11,401
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.62                 0
   01/01/2014 to 12/31/2014                                        $9.62            $9.85                 0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/01/2009 to 12/31/2009                                        $6.97            $8.53           137,785
   01/01/2010 to 12/31/2010                                        $8.53            $9.49           188,595
   01/01/2011 to 12/31/2011                                        $9.49            $9.10            91,985
   01/01/2012 to 12/31/2012                                        $9.10            $9.80           102,678
   01/01/2013 to 12/31/2013                                        $9.80           $10.95            41,823
   01/01/2014 to 12/31/2014                                       $10.95           $11.00            53,089
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                        $7.02            $8.35            30,995
   01/01/2010 to 12/31/2010                                        $8.35            $9.22            58,869
   01/01/2011 to 12/31/2011                                        $9.22            $8.75            19,800
   01/01/2012 to 12/31/2012                                        $8.75            $9.68            22,329
   01/01/2013 to 12/31/2013                                        $9.68           $11.23            25,652
   01/01/2014 to 12/31/2014                                       $11.23           $11.56            24,522
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.67           120,659
   01/01/2013 to 12/31/2013                                       $10.67           $12.93            69,377
   01/01/2014 to 12/31/2014                                       $12.93           $12.99            73,181
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.74                 0
   01/01/2014 to 12/31/2014                                       $10.74           $10.72               994

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/01/2009 to 12/31/2009                             $5.68            $8.00            45,530
   01/01/2010 to 12/31/2010                             $8.00            $9.37            52,578
   01/01/2011 to 12/31/2011                             $9.37            $8.66            13,704
   01/01/2012 to 12/31/2012                             $8.66           $10.69            16,463
   01/01/2013 to 12/31/2013                            $10.69           $10.86             8,942
   01/01/2014 to 12/31/2014                            $10.86           $12.04            10,387
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/01/2009 to 12/31/2009                             $8.42           $10.72            11,362
   01/01/2010 to 12/31/2010                            $10.72           $11.51            26,337
   01/01/2011 to 12/31/2011                            $11.51           $10.76             8,661
   01/01/2012 to 12/31/2012                            $10.76           $12.55             9,618
   01/01/2013 to 12/31/2013                            $12.55           $15.85             6,547
   01/01/2014 to 02/07/2014                            $15.85           $15.57                 0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                             $6.64            $7.97             6,997
   01/01/2010 to 12/31/2010                             $7.97            $8.76            13,269
   01/01/2011 to 12/31/2011                             $8.76            $8.05             4,169
   01/01/2012 to 12/31/2012                             $8.05            $9.38             4,513
   01/01/2013 to 12/31/2013                             $9.38           $12.20             2,530
   01/01/2014 to 12/31/2014                            $12.20           $13.43             6,298
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                             $8.32           $11.11            17,908
   01/01/2010 to 12/31/2010                            $11.11           $12.96            39,965
   01/01/2011 to 12/31/2011                            $12.96           $12.25            10,818
   01/01/2012 to 12/31/2012                            $12.25           $14.26            13,842
   01/01/2013 to 12/31/2013                            $14.26           $18.35            17,574
   01/01/2014 to 12/31/2014                            $18.35           $19.92            17,554
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/01/2009 to 12/31/2009                             $7.64            $9.00            91,733
   01/01/2010 to 12/31/2010                             $9.00            $9.78           111,962
   01/01/2011 to 12/31/2011                             $9.78            $9.47            37,760
   01/01/2012 to 12/31/2012                             $9.47           $10.16            41,636
   01/01/2013 to 12/31/2013                            $10.16           $10.86            29,512
   01/01/2014 to 12/31/2014                            $10.86           $11.00            19,617
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                             $7.62            $9.73             7,376
   01/01/2010 to 12/31/2010                             $9.73           $12.01            32,918
   01/01/2011 to 12/31/2011                            $12.01           $11.84            10,130
   01/01/2012 to 12/31/2012                            $11.84           $13.34            12,406
   01/01/2013 to 12/31/2013                            $13.34           $18.03             9,636
   01/01/2014 to 12/31/2014                            $18.03           $18.81             8,718
-------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                             $6.93            $8.71            23,375
   01/01/2010 to 12/31/2010                             $8.71            $9.54            49,989
   01/01/2011 to 12/31/2011                             $9.54            $9.24            18,206
   01/01/2012 to 12/31/2012                             $9.24           $10.20            15,220
   01/01/2013 to 12/31/2013                            $10.20           $13.37             1,249
   01/01/2014 to 12/31/2014                            $13.37           $13.22               881
-------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/01/2009 to 12/31/2009                             $8.05           $10.02            34,468
   01/01/2010 to 12/31/2010                            $10.02           $11.07            56,851
   01/01/2011 to 12/31/2011                            $11.07           $11.12            18,231
   01/01/2012 to 12/31/2012                            $11.12           $12.33            31,773
   01/01/2013 to 12/31/2013                            $12.33           $12.86            11,852
   01/01/2014 to 12/31/2014                            $12.86           $12.84            18,616

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                               $7.48            $9.75            27,547
   01/01/2010 to 12/31/2010                               $9.75           $10.86            42,682
   01/01/2011 to 12/31/2011                              $10.86            $9.21            14,523
   01/01/2012 to 12/31/2012                               $9.21           $10.79            13,807
   01/01/2013 to 12/31/2013                              $10.79           $12.51            28,143
   01/01/2014 to 12/31/2014                              $12.51           $11.50            24,466
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                               $8.11           $10.46            44,606
   01/01/2010 to 12/31/2010                              $10.46           $11.31            49,149
   01/01/2011 to 12/31/2011                              $11.31            $9.63            11,615
   01/01/2012 to 12/31/2012                               $9.63           $10.94            25,404
   01/01/2013 to 12/31/2013                              $10.94           $12.72            12,457
   01/01/2014 to 12/31/2014                              $12.72           $11.56             6,767
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/01/2009 to 12/31/2009                               $6.97            $8.47           147,100
   01/01/2010 to 12/31/2010                               $8.47            $9.38           204,130
   01/01/2011 to 12/31/2011                               $9.38            $9.08            79,044
   01/01/2012 to 12/31/2012                               $9.08           $10.04            86,248
   01/01/2013 to 12/31/2013                              $10.04           $11.36            52,088
   01/01/2014 to 12/31/2014                              $11.36           $11.77            71,138
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                               $7.60           $10.15             9,545
   01/01/2010 to 12/31/2010                              $10.15           $10.59            37,715
   01/01/2011 to 12/31/2011                              $10.59            $9.37            12,895
   01/01/2012 to 12/31/2012                               $9.37           $11.12            15,160
   01/01/2013 to 12/31/2013                              $11.12           $12.49             9,996
   01/01/2014 to 12/31/2014                              $12.49           $11.38            11,150
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/01/2009 to 12/31/2009                               $9.35           $10.77            81,132
   01/01/2010 to 12/31/2010                              $10.77           $11.26            55,706
   01/01/2011 to 12/31/2011                              $11.26           $10.99            32,627
   01/01/2012 to 12/31/2012                              $10.99           $11.84            45,485
   01/01/2013 to 12/31/2013                              $11.84           $12.80            26,599
   01/01/2014 to 12/31/2014                              $12.80           $13.14            28,919
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.28                 0
   01/01/2010 to 12/31/2010                              $10.28           $11.14             5,980
   01/01/2011 to 12/31/2011                              $11.14           $10.91             1,722
   01/01/2012 to 12/31/2012                              $10.91           $12.24             2,198
   01/01/2013 to 12/31/2013                              $12.24           $16.26               777
   01/01/2014 to 12/31/2014                              $16.26           $17.33             3,190
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $5.99            $7.55            12,659
   01/01/2010 to 12/31/2010                               $7.55            $8.32             4,760
   01/01/2011 to 12/31/2011                               $8.32            $7.76             3,241
   01/01/2012 to 12/31/2012                               $7.76            $8.83            12,829
   01/01/2013 to 12/31/2013                               $8.83           $12.02            34,651
   01/01/2014 to 12/31/2014                              $12.02           $13.31            26,370
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                               $6.91            $8.75            37,494
   01/01/2010 to 12/31/2010                               $8.75           $10.20            63,578
   01/01/2011 to 12/31/2011                              $10.20            $9.84            22,561
   01/01/2012 to 12/31/2012                               $9.84           $10.76            21,520
   01/01/2013 to 12/31/2013                              $10.76           $14.30             4,048
   01/01/2014 to 12/31/2014                              $14.30           $15.40            11,540

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                                $8.89           $10.66            27,186
   01/01/2010 to 12/31/2010                               $10.66           $11.77            21,065
   01/01/2011 to 12/31/2011                               $11.77           $12.63            24,541
   01/01/2012 to 12/31/2012                               $12.63           $13.02            18,227
   01/01/2013 to 12/31/2013                               $13.02           $12.42            10,377
   01/01/2014 to 12/31/2014                               $12.42           $12.86            11,063
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/01/2009 to 12/31/2009                                $8.33           $11.01             6,858
   01/01/2010 to 12/31/2010                               $11.01           $12.01            12,938
   01/01/2011 to 12/31/2011                               $12.01           $11.33             5,269
   01/01/2012 to 12/31/2012                               $11.33           $13.57             3,362
   01/01/2013 to 12/31/2013                               $13.57           $16.87             2,723
   01/01/2014 to 12/31/2014                               $16.87           $17.02             2,686
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                                $7.93            $9.58             7,736
   01/01/2010 to 12/31/2010                                $9.58           $10.51             8,723
   01/01/2011 to 12/31/2011                               $10.51           $10.18             3,745
   01/01/2012 to 12/31/2012                               $10.18           $11.60            12,102
   01/01/2013 to 12/31/2013                               $11.60           $15.44            16,542
   01/01/2014 to 12/31/2014                               $15.44           $16.33            14,230
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.16                 0
   01/01/2013 to 12/31/2013                               $10.16           $13.30                 0
   01/01/2014 to 12/31/2014                               $13.30           $14.27                 0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $7.05            $9.30             8,401
   01/01/2010 to 12/31/2010                                $9.30           $11.19            30,309
   01/01/2011 to 12/31/2011                               $11.19           $10.52            11,640
   01/01/2012 to 12/31/2012                               $10.52           $12.13            14,025
   01/01/2013 to 12/31/2013                               $12.13           $15.63            20,604
   01/01/2014 to 12/31/2014                               $15.63           $17.49            17,595
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.32           $10.14           186,292
   01/01/2010 to 12/31/2010                               $10.14            $9.88            56,299
   01/01/2011 to 12/31/2011                                $9.88            $9.62            49,295
   01/01/2012 to 12/31/2012                                $9.62            $9.36            40,412
   01/01/2013 to 12/31/2013                                $9.36            $9.11            11,715
   01/01/2014 to 12/31/2014                                $9.11            $8.87             8,866
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $6.67            $8.99            13,800
   01/01/2010 to 12/31/2010                                $8.99           $10.81            36,557
   01/01/2011 to 12/31/2011                               $10.81           $10.26            11,055
   01/01/2012 to 12/31/2012                               $10.26           $11.70            14,944
   01/01/2013 to 12/31/2013                               $11.70           $16.17             7,481
   01/01/2014 to 12/31/2014                               $16.17           $17.99             9,475
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.05                 0
   01/01/2012 to 12/31/2012                               $10.05           $10.26               780
   01/01/2013 to 12/31/2013                               $10.26            $9.71               420
   01/01/2014 to 12/31/2014                                $9.71            $9.94             2,646
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $8.41           $10.38             8,686
   01/01/2010 to 12/31/2010                               $10.38           $13.00            18,742
   01/01/2011 to 12/31/2011                               $13.00           $12.87             5,978
   01/01/2012 to 12/31/2012                               $12.87           $14.08            12,258
   01/01/2013 to 12/31/2013                               $14.08           $18.17             4,962
   01/01/2014 to 12/31/2014                               $18.17           $19.10             5,605

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                              $6.84            $8.27             9,909
   01/01/2010 to 12/31/2010                              $8.27            $9.69            15,269
   01/01/2011 to 04/29/2011                              $9.69           $10.83                 0
--------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                            $10.00           $10.25            10,230
   01/01/2013 to 12/31/2013                             $10.25           $11.87             7,334
   01/01/2014 to 12/31/2014                             $11.87           $12.15             7,401
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/01/2009 to 12/31/2009                              $6.14            $8.99            15,797
   01/01/2010 to 12/31/2010                              $8.99           $10.71            34,990
   01/01/2011 to 12/31/2011                             $10.71            $8.31            11,571
   01/01/2012 to 12/31/2012                              $8.31            $9.54            15,406
   01/01/2013 to 12/31/2013                              $9.54            $9.31             3,091
   01/01/2014 to 12/31/2014                              $9.31            $8.64             8,003
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                             $10.59           $11.07            27,342
   01/01/2010 to 12/31/2010                             $11.07           $11.20            33,522
   01/01/2011 to 12/31/2011                             $11.20           $11.14            14,026
   01/01/2012 to 12/31/2012                             $11.14           $11.36             8,601
   01/01/2013 to 12/31/2013                             $11.36           $10.82             4,268
   01/01/2014 to 12/31/2014                             $10.82           $10.52             2,997
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                             $10.49           $11.57           100,899
   01/01/2010 to 12/31/2010                             $11.57           $12.13           259,444
   01/01/2011 to 12/31/2011                             $12.13           $12.18            94,206
   01/01/2012 to 12/31/2012                             $12.18           $12.97            96,756
   01/01/2013 to 12/31/2013                             $12.97           $12.39            59,772
   01/01/2014 to 12/31/2014                             $12.39           $12.57            59,859
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                              $8.86           $10.22           159,770
   01/01/2010 to 12/31/2010                             $10.22           $11.00           172,519
   01/01/2011 to 12/31/2011                             $11.00           $10.81            76,467
   01/01/2012 to 12/31/2012                             $10.81           $11.62            85,882
   01/01/2013 to 12/31/2013                             $11.62           $12.35            28,140
   01/01/2014 to 12/31/2014                             $12.35           $12.72            44,324
--------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                            $10.02           $10.05                 0
   01/01/2012 to 12/31/2012                             $10.05           $10.48               623
   01/01/2013 to 12/31/2013                             $10.48            $9.97               925
   01/01/2014 to 12/31/2014                              $9.97           $10.29             2,813
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/01/2009 to 12/31/2009                              $6.58            $7.98           350,219
   01/01/2010 to 12/31/2010                              $7.98            $9.25           333,228
   01/01/2011 to 12/31/2011                              $9.25            $8.44           126,388
   01/01/2012 to 12/31/2012                              $8.44            $9.28           162,969
   01/01/2013 to 12/31/2013                              $9.28           $10.57            77,591
   01/01/2014 to 12/31/2014                             $10.57           $11.24            76,565
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/01/2009 to 12/31/2009                              $6.28            $7.95               440
   01/01/2010 to 12/31/2010                              $7.95            $8.90             3,799
   01/01/2011 to 12/31/2011                              $8.90            $8.97             1,298
   01/01/2012 to 12/31/2012                              $8.97           $10.37             2,513
   01/01/2013 to 12/31/2013                             $10.37           $13.37             1,248
   01/01/2014 to 12/31/2014                             $13.37           $15.25             2,992
--------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $8.84                 0
   01/01/2012 to 12/31/2012                              $8.84            $9.74                 0
   01/01/2013 to 12/31/2013                              $9.74           $11.60                 0
   01/01/2014 to 12/31/2014                             $11.60           $12.03                 0

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/01/2009 to 12/31/2009                                  $7.17            $8.49           138,328
   01/01/2010 to 12/31/2010                                  $8.49            $9.25           113,621
   01/01/2011 to 12/31/2011                                  $9.25            $8.85            45,096
   01/01/2012 to 12/31/2012                                  $8.85            $9.50            48,074
   01/01/2013 to 12/31/2013                                  $9.50           $10.39            22,804
   01/01/2014 to 12/31/2014                                 $10.39           $10.64            35,167
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/01/2009 to 12/31/2009                                  $7.32            $8.95            77,197
   01/01/2010 to 12/31/2010                                  $8.95            $9.96           101,506
   01/01/2011 to 12/31/2011                                  $9.96            $9.47            41,550
   01/01/2012 to 12/31/2012                                  $9.47           $10.68            44,657
   01/01/2013 to 12/31/2013                                 $10.68           $12.28            20,811
   01/01/2014 to 12/31/2014                                 $12.28           $12.60            27,107
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/01/2009 to 12/31/2009                                  $7.98            $9.76           101,532
   01/01/2010 to 12/31/2010                                  $9.76           $10.62           180,063
   01/01/2011 to 12/31/2011                                 $10.62            $9.99            67,956
   01/01/2012 to 12/31/2012                                  $9.99           $10.81            77,240
   01/01/2013 to 12/31/2013                                 $10.81           $12.04            35,159
   01/01/2014 to 12/31/2014                                 $12.04           $12.08            36,792
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                  $7.01            $9.09            19,394
   01/01/2010 to 12/31/2010                                  $9.09           $11.73            35,005
   01/01/2011 to 12/31/2011                                 $11.73            $9.92            19,569
   01/01/2012 to 12/31/2012                                  $9.92           $11.60            17,162
   01/01/2013 to 12/31/2013                                 $11.60           $15.89            14,881
   01/01/2014 to 12/31/2014                                 $15.89           $16.24            15,001
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                  $7.46            $9.76             4,989
   01/01/2010 to 12/31/2010                                  $9.76           $12.96             8,672
   01/01/2011 to 12/31/2011                                 $12.96           $12.49             3,795
   01/01/2012 to 12/31/2012                                 $12.49           $13.64             9,240
   01/01/2013 to 12/31/2013                                 $13.64           $17.95            10,329
   01/01/2014 to 12/31/2014                                 $17.95           $18.14             9,004
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $7.42            $9.59            57,584
   01/01/2010 to 12/31/2010                                  $9.59           $11.76            57,699
   01/01/2011 to 12/31/2011                                 $11.76           $10.77            18,951
   01/01/2012 to 12/31/2012                                 $10.77           $12.38            25,564
   01/01/2013 to 12/31/2013                                 $12.38           $16.57            26,533
   01/01/2014 to 12/31/2014                                 $16.57           $16.98            21,303
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                  $8.41           $10.14           110,706
   01/01/2010 to 12/31/2010                                 $10.14           $11.01           148,995
   01/01/2011 to 12/31/2011                                 $11.01           $10.93            63,515
   01/01/2012 to 12/31/2012                                 $10.93           $12.08            75,183
   01/01/2013 to 12/31/2013                                 $12.08           $13.74            37,483
   01/01/2014 to 12/31/2014                                 $13.74           $14.16            60,719
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                  $6.07            $7.73            14,808
   01/01/2010 to 12/31/2010                                  $7.73            $8.52            17,597
   01/01/2011 to 12/31/2011                                  $8.52            $8.16             8,102
   01/01/2012 to 12/31/2012                                  $8.16            $9.32            19,482
   01/01/2013 to 12/31/2013                                  $9.32           $11.76            24,827
   01/01/2014 to 12/31/2014                                 $11.76           $12.30            22,884

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                   $8.57           $11.25            13,227
   01/01/2010 to 12/31/2010                                  $11.25           $12.68            16,377
   01/01/2011 to 12/31/2011                                  $12.68           $12.14             5,215
   01/01/2012 to 12/31/2012                                  $12.14           $13.89             7,212
   01/01/2013 to 12/31/2013                                  $13.89           $19.48            20,350
   01/01/2014 to 12/31/2014                                  $19.48           $20.55            17,245
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/01/2009 to 12/31/2009                                   $9.56           $12.71            61,248
   01/01/2010 to 12/31/2010                                  $12.71           $14.91            92,333
   01/01/2011 to 12/31/2011                                  $14.91           $12.35            29,413
   01/01/2012 to 12/31/2012                                  $12.35           $12.45            34,645
   01/01/2013 to 12/31/2013                                  $12.45           $13.99            20,962
   01/01/2014 to 12/31/2014                                  $13.99           $12.48            20,951
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.71           $10.73            31,524
   01/01/2010 to 12/31/2010                                  $10.73           $11.04            39,047
   01/01/2011 to 12/31/2011                                  $11.04           $11.19            17,715
   01/01/2012 to 12/31/2012                                  $11.19           $11.46            17,456
   01/01/2013 to 12/31/2013                                  $11.46           $10.74             6,107
   01/01/2014 to 12/31/2014                                  $10.74           $10.52             6,879
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/01/2009 to 12/31/2009                                   $6.67            $8.42            36,911
   01/01/2010 to 12/31/2010                                   $8.42            $9.40            54,929
   01/01/2011 to 12/31/2011                                   $9.40            $8.83            15,323
   01/01/2012 to 12/31/2012                                   $8.83            $9.55            21,695
   01/01/2013 to 12/31/2013                                   $9.55           $11.20            19,797
   01/01/2014 to 12/31/2014                                  $11.20           $11.50            22,610
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.32            $9.99            50,536
   01/01/2010 to 12/31/2010                                   $9.99           $10.49            80,747
   01/01/2011 to 12/31/2011                                  $10.49           $10.83            33,098
   01/01/2012 to 12/31/2012                                  $10.83           $11.37            41,891
   01/01/2013 to 12/31/2013                                  $11.37           $10.90            64,111
   01/01/2014 to 12/31/2014                                  $10.90           $11.38            62,478
-------------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   05/01/2009 to 12/31/2009                                   $8.26           $10.35                 0
   01/01/2010 to 07/16/2010                                  $10.35           $10.08                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                   $7.46            $9.41             2,694
   01/01/2010 to 07/16/2010                                   $9.41            $8.89                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                   $9.09           $11.76             1,366
   01/01/2010 to 07/16/2010                                  $11.76           $10.93                 0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   05/01/2009 to 12/31/2009                                   $5.33            $6.98               214
   01/01/2010 to 12/31/2010                                   $6.98            $8.08               376
   01/01/2011 to 12/31/2011                                   $8.08            $7.01                79
   01/01/2012 to 12/31/2012                                   $7.01            $7.77                 0
   01/01/2013 to 12/31/2013                                   $7.77            $9.91                 0
   01/01/2014 to 04/25/2014                                   $9.91           $10.19                 0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2009 to 12/31/2009                                   $6.59            $8.35           206,785
   01/01/2010 to 12/31/2010                                   $8.35            $8.97           267,746
   01/01/2011 to 12/31/2011                                   $8.97            $8.58           115,073
   01/01/2012 to 09/21/2012                                   $8.58            $9.54                 0

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   05/01/2009 to 12/31/2009                               $8.61           $12.35             9,823
   01/01/2010 to 12/31/2010                              $12.35           $13.19             9,210
   01/01/2011 to 12/31/2011                              $13.19           $11.88             2,325
   01/01/2012 to 12/31/2012                              $11.88           $14.50             4,266
   01/01/2013 to 12/31/2013                              $14.50           $16.14             2,145
   01/01/2014 to 04/25/2014                              $16.14           $15.75                 0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                             $10.03            $8.11               821
   01/01/2012 to 04/27/2012                               $8.11            $9.17                 0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                              $9.99            $9.06               392
   01/01/2012 to 12/31/2012                               $9.06           $10.47               544
   01/01/2013 to 12/31/2013                              $10.47           $13.36               311
   01/01/2014 to 12/31/2014                              $13.36           $14.67             2,501
---------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   05/01/2009 to 12/31/2009                               $7.18            $9.37               964
   01/01/2010 to 12/31/2010                               $9.37           $11.29             1,855
   01/01/2011 to 04/29/2011                              $11.29           $12.53                 0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   05/01/2009 to 12/31/2009                               $3.21            $4.48             1,270
   01/01/2010 to 12/31/2010                               $4.48            $4.81             2,100
   01/01/2011 to 04/29/2011                               $4.81            $5.06                 0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   05/01/2009 to 12/31/2009                               $8.36           $10.67             1,728
   01/01/2010 to 12/31/2010                              $10.67           $10.94             1,668
   01/01/2011 to 12/31/2011                              $10.94           $11.07               716
   01/01/2012 to 12/31/2012                              $11.07           $13.03               948
   01/01/2013 to 12/31/2013                              $13.03           $17.82               634
   01/01/2014 to 12/31/2014                              $17.82           $20.76             1,245
---------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                             $10.05            $9.70             1,134
   01/01/2013 to 12/31/2013                               $9.70           $12.94                91
   01/01/2014 to 12/31/2014                              $12.94           $13.61               224
---------------------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   05/01/2009 to 12/31/2009                               $7.51            $9.92                 0
   01/01/2010 to 12/31/2010                               $9.92           $11.72                 0
   01/01/2011 to 12/31/2011                              $11.72           $10.83                 0
   01/01/2012 to 12/31/2012                              $10.83           $11.73                 0
   01/01/2013 to 12/31/2013                              $11.73           $14.30                 0
   01/01/2014 to 12/31/2014                              $14.30           $15.46                 0
---------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   05/01/2009 to 12/31/2009                               $6.36            $7.37                 0
   01/01/2010 to 12/31/2010                               $7.37            $9.35                 0
   01/01/2011 to 12/31/2011                               $9.35            $9.22                 0
   01/01/2012 to 12/31/2012                               $9.22           $10.14                 0
   01/01/2013 to 12/31/2013                              $10.14           $14.70                 0
   01/01/2014 to 04/25/2014                              $14.70           $14.60                 0
---------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   05/01/2009 to 12/31/2009                               $9.93           $14.18            40,036
   01/01/2010 to 12/31/2010                              $14.18           $16.03            36,238
   01/01/2011 to 12/31/2011                              $16.03           $12.11             7,991
   01/01/2012 to 12/31/2012                              $12.11           $13.77            23,728
   01/01/2013 to 12/31/2013                              $13.77           $13.41             8,249
   01/01/2014 to 12/31/2014                              $13.41           $12.29             3,361

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Asia 30
   05/01/2009 to 12/31/2009                $11.40           $15.60                 0
   01/01/2010 to 12/31/2010                $15.60           $17.29                 0
   01/01/2011 to 12/31/2011                $17.29           $12.29                 0
   01/01/2012 to 12/31/2012                $12.29           $13.82                 0
   01/01/2013 to 12/31/2013                $13.82           $15.46                 0
   01/01/2014 to 12/31/2014                $15.46           $14.82                 0
-------------------------------------------------------------------------------------------
ProFund VP Banks
   05/01/2009 to 12/31/2009                 $3.04            $3.88                 0
   01/01/2010 to 12/31/2010                 $3.88            $4.09                 0
   01/01/2011 to 12/31/2011                 $4.09            $2.92                 0
   01/01/2012 to 12/31/2012                 $2.92            $3.79                 0
   01/01/2013 to 12/31/2013                 $3.79            $4.92                 0
   01/01/2014 to 12/31/2014                 $4.92            $5.29                 0
-------------------------------------------------------------------------------------------
ProFund VP Basic Materials
   05/01/2009 to 12/31/2009                 $7.24           $10.16            12,634
   01/01/2010 to 12/31/2010                $10.16           $12.83             8,573
   01/01/2011 to 12/31/2011                $12.83           $10.47             2,409
   01/01/2012 to 12/31/2012                $10.47           $11.06             3,899
   01/01/2013 to 12/31/2013                $11.06           $12.75             3,745
   01/01/2014 to 12/31/2014                $12.75           $12.62             3,075
-------------------------------------------------------------------------------------------
ProFund VP Bear
   05/01/2009 to 12/31/2009                $10.99            $8.07                 0
   01/01/2010 to 12/31/2010                 $8.07            $6.46                 0
   01/01/2011 to 12/31/2011                 $6.46            $5.73                 0
   01/01/2012 to 12/31/2012                 $5.73            $4.65                 0
   01/01/2013 to 12/31/2013                 $4.65            $3.33                 0
   01/01/2014 to 12/31/2014                 $3.33            $2.78                 0
-------------------------------------------------------------------------------------------
ProFund VP Biotechnology
   05/01/2009 to 12/31/2009                $10.90           $12.16                 0
   01/01/2010 to 12/31/2010                $12.16           $12.44                 0
   01/01/2011 to 12/31/2011                $12.44           $12.91                 0
   01/01/2012 to 12/31/2012                $12.91           $17.68                 0
   01/01/2013 to 12/31/2013                $17.68           $28.99                 0
   01/01/2014 to 12/31/2014                $28.99           $36.61                 0
-------------------------------------------------------------------------------------------
ProFund VP Bull
   05/01/2009 to 12/31/2009                 $6.62            $8.31             1,719
   01/01/2010 to 12/31/2010                 $8.31            $9.11                 0
   01/01/2011 to 12/31/2011                 $9.11            $8.87                 0
   01/01/2012 to 12/31/2012                 $8.87            $9.83                 0
   01/01/2013 to 12/31/2013                 $9.83           $12.42                 0
   01/01/2014 to 12/31/2014                $12.42           $13.48                 0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   05/01/2009 to 12/31/2009                 $7.58            $9.46                 0
   01/01/2010 to 12/31/2010                 $9.46           $10.81               180
   01/01/2011 to 12/31/2011                $10.81           $11.26                 0
   01/01/2012 to 12/31/2012                $11.26           $12.15                 0
   01/01/2013 to 12/31/2013                $12.15           $15.19                 0
   01/01/2014 to 12/31/2014                $15.19           $16.30                84
-------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   05/01/2009 to 12/31/2009                 $6.52            $8.03             5,204
   01/01/2010 to 12/31/2010                 $8.03            $9.49               212
   01/01/2011 to 12/31/2011                 $9.49            $9.74                 0
   01/01/2012 to 12/31/2012                 $9.74           $11.58                 0
   01/01/2013 to 12/31/2013                $11.58           $15.77                 0
   01/01/2014 to 12/31/2014                $15.77           $17.26                 0

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Europe 30
   05/01/2009 to 12/31/2009           $6.99            $9.36                0
   01/01/2010 to 12/31/2010           $9.36            $9.35                0
   01/01/2011 to 12/31/2011           $9.35            $8.29                0
   01/01/2012 to 12/31/2012           $8.29            $9.41                0
   01/01/2013 to 12/31/2013           $9.41           $11.14                0
   01/01/2014 to 12/31/2014          $11.14            $9.91                0
-------------------------------------------------------------------------------------
ProFund VP Financials
   05/01/2009 to 12/31/2009           $3.92            $5.12            3,519
   01/01/2010 to 12/31/2010           $5.12            $5.53            4,649
   01/01/2011 to 12/31/2011           $5.53            $4.64            1,408
   01/01/2012 to 12/31/2012           $4.64            $5.63            2,549
   01/01/2013 to 12/31/2013           $5.63            $7.24              843
   01/01/2014 to 12/31/2014           $7.24            $7.96              765
-------------------------------------------------------------------------------------
ProFund VP Health Care
   05/01/2009 to 12/31/2009           $7.49            $9.57              705
   01/01/2010 to 12/31/2010           $9.57            $9.58            1,966
   01/01/2011 to 12/31/2011           $9.58           $10.27              599
   01/01/2012 to 12/31/2012          $10.27           $11.73              768
   01/01/2013 to 12/31/2013          $11.73           $15.96              486
   01/01/2014 to 12/31/2014          $15.96           $19.22              835
-------------------------------------------------------------------------------------
ProFund VP Industrials
   05/01/2009 to 12/31/2009           $6.63            $8.35                0
   01/01/2010 to 12/31/2010           $8.35           $10.06              294
   01/01/2011 to 12/31/2011          $10.06            $9.62              201
   01/01/2012 to 12/31/2012           $9.62           $10.84              230
   01/01/2013 to 12/31/2013          $10.84           $14.59              182
   01/01/2014 to 12/31/2014          $14.59           $14.99              190
-------------------------------------------------------------------------------------
ProFund VP Internet
   05/01/2009 to 12/31/2009           $9.25           $12.51                0
   01/01/2010 to 12/31/2010          $12.51           $16.47                0
   01/01/2011 to 12/31/2011          $16.47           $14.93                0
   01/01/2012 to 12/31/2012          $14.93           $17.40                0
   01/01/2013 to 12/31/2013          $17.40           $25.71                0
   01/01/2014 to 12/31/2014          $25.71           $25.30                0
-------------------------------------------------------------------------------------
ProFund VP Japan
   05/01/2009 to 12/31/2009           $7.08            $7.84                0
   01/01/2010 to 12/31/2010           $7.84            $7.14                0
   01/01/2011 to 12/31/2011           $7.14            $5.66                0
   01/01/2012 to 12/31/2012           $5.66            $6.77                0
   01/01/2013 to 12/31/2013           $6.77            $9.78                0
   01/01/2014 to 12/31/2014           $9.78            $9.82                0
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   05/01/2009 to 12/31/2009           $7.02            $8.78                0
   01/01/2010 to 12/31/2010           $8.78            $9.67              243
   01/01/2011 to 12/31/2011           $9.67            $9.71                0
   01/01/2012 to 12/31/2012           $9.71           $10.65                0
   01/01/2013 to 12/31/2013          $10.65           $13.55                0
   01/01/2014 to 12/31/2014          $13.55           $14.90              291
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   05/01/2009 to 12/31/2009           $6.16            $7.76                0
   01/01/2010 to 12/31/2010           $7.76            $8.53                0
   01/01/2011 to 12/31/2011           $8.53            $8.20                0
   01/01/2012 to 12/31/2012           $8.20            $9.21                0
   01/01/2013 to 12/31/2013           $9.21           $11.65                0
   01/01/2014 to 12/31/2014          $11.65           $12.53              347

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   05/01/2009 to 12/31/2009                 $7.55            $9.53                0
   01/01/2010 to 12/31/2010                 $9.53           $11.91              504
   01/01/2011 to 12/31/2011                $11.91           $11.26              209
   01/01/2012 to 12/31/2012                $11.26           $12.65              508
   01/01/2013 to 12/31/2013                $12.65           $16.07              234
   01/01/2014 to 12/31/2014                $16.07           $16.56              412
-------------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   05/01/2009 to 12/31/2009                 $7.04            $9.02                0
   01/01/2010 to 12/31/2010                 $9.02           $10.58                0
   01/01/2011 to 12/31/2011                $10.58            $9.90                0
   01/01/2012 to 12/31/2012                 $9.90           $11.23              200
   01/01/2013 to 12/31/2013                $11.23           $14.45                0
   01/01/2014 to 12/31/2014                $14.45           $15.50                0
-------------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   05/01/2009 to 12/31/2009                 $7.93           $10.31                0
   01/01/2010 to 12/31/2010                $10.31           $11.86                0
   01/01/2011 to 12/31/2011                $11.86           $11.72                0
   01/01/2012 to 12/31/2012                $11.72           $13.26                0
   01/01/2013 to 12/31/2013                $13.26           $17.33                0
   01/01/2014 to 12/31/2014                $17.33           $19.74                0
-------------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   05/01/2009 to 12/31/2009                 $9.92           $11.45            6,547
   01/01/2010 to 12/31/2010                $11.45           $13.12            3,236
   01/01/2011 to 12/31/2011                $13.12           $13.06            1,649
   01/01/2012 to 12/31/2012                $13.06           $13.09            1,244
   01/01/2013 to 12/31/2013                $13.09           $15.80              467
   01/01/2014 to 12/31/2014                $15.80           $13.71              420
-------------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   05/01/2009 to 12/31/2009                 $7.06            $9.18              116
   01/01/2010 to 12/31/2010                 $9.18            $8.98              471
   01/01/2011 to 12/31/2011                 $8.98           $10.15              350
   01/01/2012 to 12/31/2012                $10.15           $11.05              309
   01/01/2013 to 12/31/2013                $11.05           $14.16              244
   01/01/2014 to 12/31/2014                $14.16           $16.46              425
-------------------------------------------------------------------------------------------
ProFund VP Precious Metals
   05/01/2009 to 12/31/2009                 $9.78           $13.31                0
   01/01/2010 to 12/31/2010                $13.31           $17.22                0
   01/01/2011 to 12/31/2011                $17.22           $13.55                0
   01/01/2012 to 12/31/2012                $13.55           $11.27                0
   01/01/2013 to 12/31/2013                $11.27            $6.81                0
   01/01/2014 to 12/31/2014                 $6.81            $5.04                0
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   05/01/2009 to 12/31/2009                 $5.54            $8.05            1,440
   01/01/2010 to 12/31/2010                 $8.05            $9.77            1,103
   01/01/2011 to 12/31/2011                 $9.77            $9.97              292
   01/01/2012 to 12/31/2012                 $9.97           $11.37              356
   01/01/2013 to 12/31/2013                $11.37           $11.08              132
   01/01/2014 to 12/31/2014                $11.08           $13.48              184
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   05/01/2009 to 12/31/2009                 $6.95            $7.00            1,983
   01/01/2010 to 12/31/2010                 $7.00            $5.73            4,321
   01/01/2011 to 12/31/2011                 $5.73            $3.48            1,971
   01/01/2012 to 12/31/2012                 $3.48            $3.16            2,279
   01/01/2013 to 12/31/2013                 $3.16            $3.58              529
   01/01/2014 to 12/31/2014                 $3.58            $2.43              714

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Semiconductor
   05/01/2009 to 12/31/2009           $5.78            $7.86               0
   01/01/2010 to 12/31/2010           $7.86            $8.60               0
   01/01/2011 to 12/31/2011           $8.60            $8.04               0
   01/01/2012 to 12/31/2012           $8.04            $7.50               0
   01/01/2013 to 12/31/2013           $7.50            $9.75               0
   01/01/2014 to 12/31/2014           $9.75           $12.77               0
-------------------------------------------------------------------------------------
ProFund VP Short Mid-Cap
   05/01/2009 to 12/31/2009           $9.03            $6.42               0
   01/01/2010 to 12/31/2010           $6.42            $4.63               0
   01/01/2011 to 12/31/2011           $4.63            $4.14               0
   01/01/2012 to 12/31/2012           $4.14            $3.27               0
   01/01/2013 to 12/31/2013           $3.27            $2.30               0
   01/01/2014 to 12/31/2014           $2.30            $1.96               0
-------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   05/01/2009 to 12/31/2009           $8.92            $6.32               0
   01/01/2010 to 12/31/2010           $6.32            $4.85               0
   01/01/2011 to 12/31/2011           $4.85            $4.22               0
   01/01/2012 to 12/31/2012           $4.22            $3.34               0
   01/01/2013 to 12/31/2013           $3.34            $2.29               0
   01/01/2014 to 12/31/2014           $2.29            $1.80               0
-------------------------------------------------------------------------------------
ProFund VP Short Small-Cap
   05/01/2009 to 12/31/2009           $8.87            $6.39               0
   01/01/2010 to 12/31/2010           $6.39            $4.42               0
   01/01/2011 to 12/31/2011           $4.42            $3.91               0
   01/01/2012 to 12/31/2012           $3.91            $3.09               0
   01/01/2013 to 12/31/2013           $3.09            $2.06               0
   01/01/2014 to 12/31/2014           $2.06            $1.82               0
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   05/01/2009 to 12/31/2009           $7.09            $8.88               0
   01/01/2010 to 12/31/2010           $8.88           $10.87             396
   01/01/2011 to 12/31/2011          $10.87           $10.72              38
   01/01/2012 to 12/31/2012          $10.72           $11.74             287
   01/01/2013 to 12/31/2013          $11.74           $16.04              45
   01/01/2014 to 12/31/2014          $16.04           $15.96             222
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   05/01/2009 to 12/31/2009           $6.80            $8.43             625
   01/01/2010 to 12/31/2010           $8.43           $10.02             509
   01/01/2011 to 12/31/2011          $10.02            $9.36             300
   01/01/2012 to 12/31/2012           $9.36           $10.58             318
   01/01/2013 to 12/31/2013          $10.58           $14.18             119
   01/01/2014 to 12/31/2014          $14.18           $14.61             343
-------------------------------------------------------------------------------------
ProFund VP Technology
   05/01/2009 to 12/31/2009           $7.85           $10.54               0
   01/01/2010 to 12/31/2010          $10.54           $11.36               0
   01/01/2011 to 12/31/2011          $11.36           $10.91               0
   01/01/2012 to 12/31/2012          $10.91           $11.72               0
   01/01/2013 to 12/31/2013          $11.72           $14.28               0
   01/01/2014 to 12/31/2014          $14.28           $16.42               0
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   05/01/2009 to 12/31/2009           $8.31            $8.98               0
   01/01/2010 to 12/31/2010           $8.98           $10.12             239
   01/01/2011 to 12/31/2011          $10.12           $10.03               0
   01/01/2012 to 12/31/2012          $10.03           $11.38               0
   01/01/2013 to 12/31/2013          $11.38           $12.41               0
   01/01/2014 to 12/31/2014          $12.41           $12.15               0

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   05/01/2009 to 12/31/2009                         $11.23           $10.07              298
   01/01/2010 to 12/31/2010                         $10.07           $10.80            1,744
   01/01/2011 to 12/31/2011                         $10.80           $15.08            1,541
   01/01/2012 to 12/31/2012                         $15.08           $14.83            1,014
   01/01/2013 to 12/31/2013                         $14.83           $11.67                0
   01/01/2014 to 12/31/2014                         $11.67           $15.50               41
----------------------------------------------------------------------------------------------------
ProFund VP UltraBull
   05/01/2009 to 12/31/2009                          $3.45            $5.40                0
   01/01/2010 to 12/31/2010                          $5.40            $6.42                0
   01/01/2011 to 12/31/2011                          $6.42            $5.95                0
   01/01/2012 to 12/31/2012                          $5.95            $7.47                0
   01/01/2013 to 12/31/2013                          $7.47           $12.22                0
   01/01/2014 to 12/31/2014                         $12.22           $14.66                0
----------------------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   05/01/2009 to 12/31/2009                          $4.03            $6.48                0
   01/01/2010 to 12/31/2010                          $6.48            $9.44                0
   01/01/2011 to 12/31/2011                          $9.44            $7.94                0
   01/01/2012 to 12/31/2012                          $7.94           $10.24                0
   01/01/2013 to 12/31/2013                         $10.24           $17.00                0
   01/01/2014 to 12/31/2014                         $17.00           $19.09                0
----------------------------------------------------------------------------------------------------
ProFund VP UltraNASDAQ-100
   05/01/2009 to 12/31/2009                          $4.71            $8.01                0
   01/01/2010 to 12/31/2010                          $8.01           $10.54                0
   01/01/2011 to 12/31/2011                         $10.54           $10.14                0
   01/01/2012 to 12/31/2012                         $10.14           $13.21                0
   01/01/2013 to 12/31/2013                         $13.21           $23.02                0
   01/01/2014 to 12/31/2014                         $23.02           $30.44                0
----------------------------------------------------------------------------------------------------
ProFund VP UltraSmall-Cap
   05/01/2009 to 12/31/2009                          $3.17            $4.98                0
   01/01/2010 to 12/31/2010                          $4.98            $7.19                0
   01/01/2011 to 12/31/2011                          $7.19            $5.68                0
   01/01/2012 to 12/31/2012                          $5.68            $7.17                0
   01/01/2013 to 12/31/2013                          $7.17           $13.02                0
   01/01/2014 to 12/31/2014                         $13.02           $13.36                0
----------------------------------------------------------------------------------------------------
ProFund VP Utilities
   05/01/2009 to 12/31/2009                          $8.48           $10.12                0
   01/01/2010 to 12/31/2010                         $10.12           $10.43            3,356
   01/01/2011 to 12/31/2011                         $10.43           $11.94            1,527
   01/01/2012 to 12/31/2012                         $11.94           $11.64            2,109
   01/01/2013 to 12/31/2013                         $11.64           $12.84            2,367
   01/01/2014 to 12/31/2014                         $12.84           $15.73            2,574
----------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   05/01/2009 to 12/31/2009                          $7.54            $9.93               35
   01/01/2010 to 12/31/2010                          $9.93           $11.02               24
   01/01/2011 to 12/31/2011                         $11.02            $9.13                0
   01/01/2012 to 12/31/2012                          $9.13           $10.88                0
   01/01/2013 to 12/31/2013                         $10.88           $12.59                0
   01/01/2014 to 12/31/2014                         $12.59           $11.55                0
----------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   05/01/2009 to 12/31/2009                          $6.93            $8.30            2,264
   01/01/2010 to 12/31/2010                          $8.30            $9.64            2,158
   01/01/2011 to 12/31/2011                          $9.64           $10.18            1,013
   01/01/2012 to 12/31/2012                         $10.18           $10.85            1,334
   01/01/2013 to 12/31/2013                         $10.85           $15.02              421
   01/01/2014 to 04/25/2014                         $15.02           $14.77                0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   05/01/2009 to 12/31/2009                                                   $5.83            $7.15            1,112
   01/01/2010 to 12/31/2010                                                   $7.15            $8.29              841
   01/01/2011 to 12/31/2011                                                   $8.29            $7.94              297
   01/01/2012 to 12/31/2012                                                   $7.94            $8.73              292
   01/01/2013 to 12/31/2013                                                   $8.73           $11.55              248
   01/01/2014 to 04/25/2014                                                  $11.55           $11.44                0
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   05/01/2009 to 12/31/2009                                                   $6.76            $8.84              923
   01/01/2010 to 12/31/2010                                                   $8.84           $10.05              759
   01/01/2011 to 12/31/2011                                                  $10.05           $10.54              186
   01/01/2012 to 12/31/2012                                                  $10.54           $11.36              240
   01/01/2013 to 12/31/2013                                                  $11.36           $14.47              204
   01/01/2014 to 04/25/2014                                                  $14.47           $14.20                0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/01/2009 to 12/31/2009                                                   $5.19            $7.06            2,234
   01/01/2010 to 12/31/2010                                                   $7.06            $8.00            1,739
   01/01/2011 to 12/31/2011                                                   $8.00            $8.26              425
   01/01/2012 to 12/31/2012                                                   $8.26            $8.49              647
   01/01/2013 to 12/31/2013                                                   $8.49           $10.59              445
   01/01/2014 to 04/25/2014                                                  $10.59           $10.91                0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   05/01/2009 to 12/31/2009                                                   $5.41            $5.89                0
   01/01/2010 to 12/31/2010                                                   $5.89            $7.47                0
   01/01/2011 to 12/31/2011                                                   $7.47            $5.48                0
   01/01/2012 to 12/31/2012                                                   $5.48            $6.47                0
   01/01/2013 to 12/31/2013                                                   $6.47            $8.28                0
   01/01/2014 to 04/25/2014                                                   $8.28            $8.81                0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   05/01/2009 to 12/31/2009                                                   $6.78            $8.22            1,309
   01/01/2010 to 07/16/2010                                                   $8.22            $7.85                0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $8.91           $10.72            2,060
   01/01/2011 to 12/31/2011                                                  $10.72            $9.10              775
   01/01/2012 to 12/31/2012                                                   $9.10           $10.07            1,130
   01/01/2013 to 12/31/2013                                                  $10.07           $11.76              873
   01/01/2014 to 12/31/2014                                                  $11.76           $10.84              538
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                  $7.85            $9.11            1,063
   01/01/2011 to 12/31/2011                                                   $9.11            $8.67              613
   01/01/2012 to 12/31/2012                                                   $8.67           $10.09              649
   01/01/2013 to 12/31/2013                                                  $10.09           $12.80              243
   01/01/2014 to 12/31/2014                                                  $12.80           $13.74              499
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $10.93           $13.72            1,684
   01/01/2011 to 12/31/2011                                                  $13.72           $12.64              457
   01/01/2012 to 12/31/2012                                                  $12.64           $14.86              898
   01/01/2013 to 12/31/2013                                                  $14.86           $20.28              821
   01/01/2014 to 12/31/2014                                                  $20.28           $20.55              819
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.19                0
   01/01/2011 to 12/31/2011                                                  $12.19           $11.35                0
   01/01/2012 to 12/31/2012                                                  $11.35           $11.95                0
   01/01/2013 to 12/31/2013                                                  $11.95           $17.51                0
   01/01/2014 to 12/31/2014                                                  $17.51           $16.76                0

 *  Denotes the start date of these sub-accounts

                                    APEX II
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
ACCESS VP High Yield Fund
   05/02/2005* to 12/31/2005                              $10.00           $10.56             899,139
   01/01/2006 to 12/31/2006                               $10.56           $11.38           1,207,864
   01/01/2007 to 12/31/2007                               $11.38           $11.78             898,024
   01/01/2008 to 12/31/2008                               $11.78           $11.04             901,901
   01/01/2009 to 12/31/2009                               $11.04           $12.70             686,444
   01/01/2010 to 12/31/2010                               $12.70           $14.53             627,620
   01/01/2011 to 12/31/2011                               $14.53           $14.69           1,447,058
   01/01/2012 to 12/31/2012                               $14.69           $16.48             880,304
   01/01/2013 to 12/31/2013                               $16.48           $17.84             528,834
   01/01/2014 to 12/31/2014                               $17.84           $17.95             298,989
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02           2,726,484
   01/01/2006 to 12/31/2006                               $10.02           $11.01          21,829,919
   01/01/2007 to 12/31/2007                               $11.01           $11.83          30,616,578
   01/01/2008 to 12/31/2008                               $11.83            $7.93          35,995,508
   01/01/2009 to 12/31/2009                                $7.93            $9.70         107,441,591
   01/01/2010 to 12/31/2010                                $9.70           $10.68         133,580,486
   01/01/2011 to 12/31/2011                               $10.68           $10.22         102,346,558
   01/01/2012 to 12/31/2012                               $10.22           $11.32         108,178,074
   01/01/2013 to 12/31/2013                               $11.32           $12.24         100,174,797
   01/01/2014 to 12/31/2014                               $12.24           $12.50          87,606,755
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/20/2006* to 12/31/2006                              $10.00           $10.66           5,258,474
   01/01/2007 to 12/31/2007                               $10.66           $11.48           8,525,849
   01/01/2008 to 12/31/2008                               $11.48            $7.93          16,229,117
   01/01/2009 to 12/31/2009                                $7.93            $9.84          54,720,347
   01/01/2010 to 12/31/2010                                $9.84           $11.00          68,974,007
   01/01/2011 to 12/31/2011                               $11.00           $10.83          55,424,347
   01/01/2012 to 12/31/2012                               $10.83           $12.11          63,361,367
   01/01/2013 to 12/31/2013                               $12.11           $13.88          63,758,948
   01/01/2014 to 12/31/2014                               $13.88           $14.48          59,078,042
----------------------------------------------------------------------------------------------------------
AST Alger All-Cap Growth Portfolio
   01/01/2005 to 12/02/2005                                $9.67           $11.10                   0
----------------------------------------------------------------------------------------------------------
AST AllianceBernstein Growth + Value Portfolio
   01/01/2005 to 12/02/2005                               $10.72           $11.86                   0
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   01/01/2005 to 12/31/2005                               $11.57           $11.90           4,205,656
   01/01/2006 to 12/31/2006                               $11.90           $13.68           3,984,557
   01/01/2007 to 12/31/2007                               $13.68           $13.44           3,435,528
   01/01/2008 to 12/31/2008                               $13.44            $8.62           2,803,150
   01/01/2009 to 12/31/2009                                $8.62            $9.99           4,930,435
   01/01/2010 to 12/31/2010                                $9.99           $11.18           6,178,407
   01/01/2011 to 12/31/2011                               $11.18           $11.39           5,937,210
   01/01/2012 to 05/04/2012                               $11.39           $12.38                   0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $10.00           $10.10              48,359
   01/01/2014 to 12/31/2014                               $10.10            $9.62              82,633
----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                              $10.00           $11.64              58,666
   01/01/2014 to 12/31/2014                               $11.64           $12.95             125,345

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.03             685,724
   01/01/2006 to 12/31/2006                             $10.03           $10.90           7,315,279
   01/01/2007 to 12/31/2007                             $10.90           $11.70          12,873,620
   01/01/2008 to 12/31/2008                             $11.70            $8.20          24,018,186
   01/01/2009 to 12/31/2009                              $8.20            $9.95          97,458,970
   01/01/2010 to 12/31/2010                              $9.95           $10.99         124,066,065
   01/01/2011 to 12/31/2011                             $10.99           $10.67          99,522,684
   01/01/2012 to 12/31/2012                             $10.67           $11.81         107,656,583
   01/01/2013 to 12/31/2013                             $11.81           $13.66         103,827,389
   01/01/2014 to 12/31/2014                             $13.66           $14.31          95,621,538
--------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $9.17           2,940,794
   01/01/2012 to 12/31/2012                              $9.17           $10.09           4,644,573
   01/01/2013 to 12/31/2013                             $10.09           $11.00           5,783,459
   01/01/2014 to 12/31/2014                             $11.00           $11.35           5,607,802
--------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $10.50             872,802
   01/01/2014 to 12/31/2014                             $10.50           $10.70           1,112,165
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.15           $10.30              58,774
   01/01/2010 to 12/31/2010                             $10.30           $11.52             748,340
   01/01/2011 to 12/31/2011                             $11.52           $10.67             655,241
   01/01/2012 to 12/31/2012                             $10.67           $11.88             688,787
   01/01/2013 to 12/31/2013                             $11.88           $15.35             921,219
   01/01/2014 to 12/31/2014                             $15.35           $16.65             861,669
--------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.01           2,586,013
   01/01/2006 to 12/31/2006                             $10.01           $11.19          23,048,850
   01/01/2007 to 12/31/2007                             $11.19           $12.07          31,465,957
   01/01/2008 to 12/31/2008                             $12.07            $7.73          32,624,883
   01/01/2009 to 12/31/2009                              $7.73            $9.52         118,425,926
   01/01/2010 to 12/31/2010                              $9.52           $10.62         141,306,019
   01/01/2011 to 12/31/2011                             $10.62           $10.19         100,099,910
   01/01/2012 to 12/31/2012                             $10.19           $11.40         113,717,767
   01/01/2013 to 12/31/2013                             $11.40           $13.75         125,316,122
   01/01/2014 to 12/31/2014                             $13.75           $14.47         121,728,074
--------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                            $10.00           $11.66             342,569
   01/01/2014 to 12/31/2014                             $11.66           $13.03           1,094,841
--------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   01/01/2005 to 12/31/2005                             $18.49           $20.88           3,749,124
   01/01/2006 to 12/31/2006                             $20.88           $28.08           3,925,105
   01/01/2007 to 12/31/2007                             $28.08           $22.11           2,254,421
   01/01/2008 to 12/31/2008                             $22.11           $14.12           1,741,032
   01/01/2009 to 12/31/2009                             $14.12           $18.32           2,154,565
   01/01/2010 to 12/31/2010                             $18.32           $23.19           2,674,245
   01/01/2011 to 12/31/2011                             $23.19           $24.31           2,210,944
   01/01/2012 to 12/31/2012                             $24.31           $27.58           2,291,954
   01/01/2013 to 12/31/2013                             $27.58           $27.98           2,083,185
   01/01/2014 to 12/31/2014                             $27.98           $36.02           2,044,785
--------------------------------------------------------------------------------------------------------
AST DeAm Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                             $12.99           $12.92           2,106,236
   01/01/2006 to 12/31/2006                             $12.92           $15.25           1,874,276
   01/01/2007 to 12/31/2007                             $15.25           $12.33           1,578,237
   01/01/2008 to 07/18/2008                             $12.33           $11.30                   0

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.69           1,906,618
   01/01/2014 to 12/31/2014                                        $9.69           $10.02           2,122,274
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/20/2006* to 12/31/2006                                      $10.00           $10.58           3,781,525
   01/01/2007 to 12/31/2007                                       $10.58           $11.30           7,801,920
   01/01/2008 to 12/31/2008                                       $11.30            $7.28          13,486,356
   01/01/2009 to 12/31/2009                                        $7.28            $8.87          54,387,061
   01/01/2010 to 12/31/2010                                        $8.87            $9.97          68,927,498
   01/01/2011 to 12/31/2011                                        $9.97            $9.66          53,951,634
   01/01/2012 to 12/31/2012                                        $9.66           $10.51          57,684,295
   01/01/2013 to 12/31/2013                                       $10.51           $11.86          55,226,008
   01/01/2014 to 12/31/2014                                       $11.86           $12.03          48,707,547
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   11/19/2007* to 12/31/2007                                      $10.00           $10.00              50,892
   01/01/2008 to 12/31/2008                                       $10.00            $7.16           2,156,002
   01/01/2009 to 12/31/2009                                        $7.16            $8.54          18,482,649
   01/01/2010 to 12/31/2010                                        $8.54            $9.51          20,766,873
   01/01/2011 to 12/31/2011                                        $9.51            $9.13          15,624,739
   01/01/2012 to 12/31/2012                                        $9.13           $10.20          18,821,366
   01/01/2013 to 12/31/2013                                       $10.20           $11.96          23,114,459
   01/01/2014 to 12/31/2014                                       $11.96           $12.43          21,739,589
------------------------------------------------------------------------------------------------------------------
AST Focus Four Plus Portfolio
   07/21/2008* to 12/31/2008                                      $10.00            $7.47           1,469,632
   01/01/2009 to 11/13/2009                                        $7.47            $8.36                   0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.75          58,178,008
   01/01/2013 to 12/31/2013                                       $10.75           $13.16          59,310,001
   01/01/2014 to 12/31/2014                                       $13.16           $13.35          54,167,034
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.82           5,741,090
   01/01/2014 to 12/31/2014                                       $10.82           $10.91           8,049,243
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   07/21/2008* to 12/31/2008                                      $10.18            $6.11             100,170
   01/01/2009 to 12/31/2009                                        $6.11            $8.12           1,148,210
   01/01/2010 to 12/31/2010                                        $8.12            $9.60           2,343,259
   01/01/2011 to 12/31/2011                                        $9.60            $8.97           1,365,221
   01/01/2012 to 12/31/2012                                        $8.97           $11.18           1,941,296
   01/01/2013 to 12/31/2013                                       $11.18           $11.48           2,026,740
   01/01/2014 to 12/31/2014                                       $11.48           $12.86           1,953,120
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   01/01/2005 to 12/31/2005                                        $9.64            $9.80           2,531,901
   01/01/2006 to 12/31/2006                                        $9.80           $10.60           2,498,654
   01/01/2007 to 12/31/2007                                       $10.60           $11.88           2,806,534
   01/01/2008 to 12/31/2008                                       $11.88            $6.98           1,877,493
   01/01/2009 to 12/31/2009                                        $6.98           $10.25           5,358,114
   01/01/2010 to 12/31/2010                                       $10.25           $11.12           5,307,161
   01/01/2011 to 12/31/2011                                       $11.12           $10.51           3,678,070
   01/01/2012 to 12/31/2012                                       $10.51           $12.37           3,859,929
   01/01/2013 to 12/31/2013                                       $12.37           $15.79           4,053,712
   01/01/2014 to 02/07/2014                                       $15.79           $15.53                   0

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                        $11.46           $11.81          31,190,346
   01/01/2006 to 12/31/2006                        $11.81           $13.62          23,350,650
   01/01/2007 to 12/31/2007                        $13.62           $14.08          19,997,748
   01/01/2008 to 12/31/2008                        $14.08            $8.22          14,384,005
   01/01/2009 to 12/31/2009                         $8.22            $9.63          15,821,358
   01/01/2010 to 12/31/2010                         $9.63           $10.69          15,820,580
   01/01/2011 to 12/31/2011                        $10.69            $9.94          12,948,030
   01/01/2012 to 12/31/2012                         $9.94           $11.69          10,758,682
   01/01/2013 to 12/31/2013                        $11.69           $15.36           8,989,436
   01/01/2014 to 12/31/2014                        $15.36           $17.09           7,637,977
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                        $11.80           $12.16           5,391,424
   01/01/2006 to 12/31/2006                        $12.16           $12.71           4,189,111
   01/01/2007 to 12/31/2007                        $12.71           $14.92           3,918,725
   01/01/2008 to 12/31/2008                        $14.92            $8.69           2,808,881
   01/01/2009 to 12/31/2009                         $8.69           $13.42           5,868,356
   01/01/2010 to 12/31/2010                        $13.42           $15.82           6,728,348
   01/01/2011 to 12/31/2011                        $15.82           $15.10           4,560,864
   01/01/2012 to 12/31/2012                        $15.10           $17.76           4,904,077
   01/01/2013 to 12/31/2013                        $17.76           $23.09           5,099,534
   01/01/2014 to 12/31/2014                        $23.09           $25.32           4,212,533
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   11/19/2007* to 12/31/2007                       $10.00           $10.17              39,143
   01/01/2008 to 12/31/2008                        $10.17            $7.58           3,825,075
   01/01/2009 to 12/31/2009                         $7.58            $9.20          36,241,046
   01/01/2010 to 12/31/2010                         $9.20           $10.10          50,682,089
   01/01/2011 to 12/31/2011                        $10.10            $9.88          43,785,652
   01/01/2012 to 12/31/2012                         $9.88           $10.70          45,432,815
   01/01/2013 to 12/31/2013                        $10.70           $11.56          40,182,442
   01/01/2014 to 12/31/2014                        $11.56           $11.83          35,662,590
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                        $15.19           $15.68           1,243,642
   01/01/2006 to 12/31/2006                        $15.68           $18.08           1,000,596
   01/01/2007 to 12/31/2007                        $18.08           $16.87             758,170
   01/01/2008 to 12/31/2008                        $16.87           $12.17             667,006
   01/01/2009 to 12/31/2009                        $12.17           $15.19           2,182,014
   01/01/2010 to 12/31/2010                        $15.19           $18.93           3,471,178
   01/01/2011 to 12/31/2011                        $18.93           $18.86           2,549,765
   01/01/2012 to 12/31/2012                        $18.86           $21.46           2,633,520
   01/01/2013 to 12/31/2013                        $21.46           $29.30           3,094,420
   01/01/2014 to 12/31/2014                        $29.30           $30.89           2,931,970
---------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                        $12.53           $13.47           2,585,881
   01/01/2006 to 12/31/2006                        $13.47           $16.13           4,397,725
   01/01/2007 to 12/31/2007                        $16.13           $16.05           3,751,417
   01/01/2008 to 12/31/2008                        $16.05            $9.90           2,589,179
   01/01/2009 to 12/31/2009                         $9.90           $11.51           3,294,871
   01/01/2010 to 12/31/2010                        $11.51           $12.73           3,942,580
   01/01/2011 to 12/31/2011                        $12.73           $12.46           3,528,509
   01/01/2012 to 12/31/2012                        $12.46           $13.89           3,502,241
   01/01/2013 to 12/31/2013                        $13.89           $18.40           2,924,047
   01/01/2014 to 12/31/2014                        $18.40           $18.38           2,608,050

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   01/01/2005 to 12/31/2005                           $12.69           $12.62           9,658,908
   01/01/2006 to 12/31/2006                           $12.62           $13.70           9,653,937
   01/01/2007 to 12/31/2007                           $13.70           $13.80           6,461,538
   01/01/2008 to 12/31/2008                           $13.80           $10.11           5,931,752
   01/01/2009 to 12/31/2009                           $10.11           $13.47          13,509,194
   01/01/2010 to 12/31/2010                           $13.47           $15.04          12,605,729
   01/01/2011 to 12/31/2011                           $15.04           $15.26          11,922,775
   01/01/2012 to 12/31/2012                           $15.26           $17.09          10,459,161
   01/01/2013 to 12/31/2013                           $17.09           $18.02           8,393,440
   01/01/2014 to 12/31/2014                           $18.02           $18.17           5,236,999
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
   01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
   01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
   01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
   01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
   01/01/2010 to 12/31/2010                           $15.91           $17.92           7,241,298
   01/01/2011 to 12/31/2011                           $17.92           $15.34           5,734,722
   01/01/2012 to 12/31/2012                           $15.34           $18.16           4,942,527
   01/01/2013 to 12/31/2013                           $18.16           $21.27           4,582,698
   01/01/2014 to 12/31/2014                           $21.27           $19.76           3,989,471
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
   01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
   01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
   01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
   01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
   01/01/2010 to 12/31/2010                           $14.74           $16.10           3,649,081
   01/01/2011 to 12/31/2011                           $16.10           $13.85           2,916,031
   01/01/2012 to 12/31/2012                           $13.85           $15.89           2,668,328
   01/01/2013 to 12/31/2013                           $15.89           $18.67           2,705,225
   01/01/2014 to 12/31/2014                           $18.67           $17.13           2,548,306
------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   11/19/2007* to 12/31/2007                          $10.00           $10.19             157,014
   01/01/2008 to 12/31/2008                           $10.19            $6.94           1,952,838
   01/01/2009 to 12/31/2009                            $6.94            $8.65          25,271,257
   01/01/2010 to 12/31/2010                            $8.65            $9.68          38,344,545
   01/01/2011 to 12/31/2011                            $9.68            $9.47          31,542,321
   01/01/2012 to 12/31/2012                            $9.47           $10.58          33,772,279
   01/01/2013 to 12/31/2013                           $10.58           $12.10          34,620,680
   01/01/2014 to 12/31/2014                           $12.10           $12.66          31,218,936
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                           $12.67           $13.84           5,621,834
   01/01/2006 to 12/31/2006                           $13.84           $16.71           4,715,269
   01/01/2007 to 12/31/2007                           $16.71           $17.98           4,504,935
   01/01/2008 to 12/31/2008                           $17.98           $10.37           2,459,224
   01/01/2009 to 12/31/2009                           $10.37           $13.86           5,086,873
   01/01/2010 to 12/31/2010                           $13.86           $14.60           5,905,133
   01/01/2011 to 12/31/2011                           $14.60           $13.05           4,359,903
   01/01/2012 to 12/31/2012                           $13.05           $15.65           4,428,816
   01/01/2013 to 12/31/2013                           $15.65           $17.75           4,647,244
   01/01/2014 to 12/31/2014                           $17.75           $16.35           4,276,895

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   01/01/2005 to 12/31/2005                              $11.19           $11.77           1,055,034
   01/01/2006 to 12/31/2006                              $11.77           $12.86           1,120,866
   01/01/2007 to 12/31/2007                              $12.86           $12.90           2,745,236
   01/01/2008 to 12/31/2008                              $12.90           $10.45          15,430,642
   01/01/2009 to 12/31/2009                              $10.45           $12.54          46,430,018
   01/01/2010 to 12/31/2010                              $12.54           $13.23          46,748,068
   01/01/2011 to 12/31/2011                              $13.23           $13.05          38,241,675
   01/01/2012 to 12/31/2012                              $13.05           $14.21          39,470,209
   01/01/2013 to 12/31/2013                              $14.21           $15.51          35,738,716
   01/01/2014 to 12/31/2014                              $15.51           $16.09          31,774,661
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.29             141,417
   01/01/2010 to 12/31/2010                              $10.29           $11.27             473,823
   01/01/2011 to 12/31/2011                              $11.27           $11.15             755,324
   01/01/2012 to 12/31/2012                              $11.15           $12.64           1,110,275
   01/01/2013 to 12/31/2013                              $12.64           $16.96           1,223,206
   01/01/2014 to 12/31/2014                              $16.96           $18.27           1,330,655
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                              $11.17           $11.69           5,245,458
   01/01/2006 to 12/31/2006                              $11.69           $13.62           5,568,043
   01/01/2007 to 12/31/2007                              $13.62           $13.00           4,973,375
   01/01/2008 to 12/31/2008                              $13.00            $7.48           4,027,564
   01/01/2009 to 12/31/2009                               $7.48            $8.78           5,087,827
   01/01/2010 to 12/31/2010                               $8.78            $9.78           5,307,829
   01/01/2011 to 12/31/2011                               $9.78            $9.21           4,698,568
   01/01/2012 to 12/31/2012                               $9.21           $10.59           4,248,181
   01/01/2013 to 12/31/2013                              $10.59           $14.57           5,494,376
   01/01/2014 to 12/31/2014                              $14.57           $16.30           5,782,801
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                              $12.26           $12.88          32,140,125
   01/01/2006 to 12/31/2006                              $12.88           $13.59          26,497,526
   01/01/2007 to 12/31/2007                              $13.59           $15.36          23,963,028
   01/01/2008 to 12/31/2008                              $15.36            $8.51          16,673,165
   01/01/2009 to 12/31/2009                               $8.51           $10.86          17,250,307
   01/01/2010 to 12/31/2010                              $10.86           $12.79          17,364,094
   01/01/2011 to 12/31/2011                              $12.79           $12.47          14,080,420
   01/01/2012 to 12/31/2012                              $12.47           $13.77          11,942,585
   01/01/2013 to 12/31/2013                              $13.77           $18.50           9,091,584
   01/01/2014 to 12/31/2014                              $18.50           $20.12           9,720,568
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                              $12.26           $12.20          12,427,806
   01/01/2006 to 12/31/2006                              $12.20           $13.17          10,147,675
   01/01/2007 to 12/31/2007                              $13.17           $13.74           8,365,789
   01/01/2008 to 12/31/2008                              $13.74           $10.37           8,586,978
   01/01/2009 to 12/31/2009                              $10.37           $13.73          10,096,051
   01/01/2010 to 12/31/2010                              $13.73           $15.32           8,604,037
   01/01/2011 to 12/31/2011                              $15.32           $16.60           9,200,629
   01/01/2012 to 12/31/2012                              $16.60           $17.29           8,547,651
   01/01/2013 to 12/31/2013                              $17.29           $16.67           6,345,324
   01/01/2014 to 12/31/2014                              $16.67           $17.44           6,499,325

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   01/01/2005 to 12/31/2005                               $13.16           $13.92           1,907,777
   01/01/2006 to 12/31/2006                               $13.92           $17.02           2,905,252
   01/01/2007 to 12/31/2007                               $17.02           $18.31           2,119,181
   01/01/2008 to 12/31/2008                               $18.31           $11.88           1,412,847
   01/01/2009 to 12/31/2009                               $11.88           $15.37           2,567,781
   01/01/2010 to 12/31/2010                               $15.37           $16.94           3,612,405
   01/01/2011 to 12/31/2011                               $16.94           $16.14           3,114,124
   01/01/2012 to 12/31/2012                               $16.14           $19.53           3,437,135
   01/01/2013 to 12/31/2013                               $19.53           $24.52           3,984,432
   01/01/2014 to 12/31/2014                               $24.52           $24.99           3,982,260
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                                $9.97           $10.43           5,915,443
   01/01/2006 to 12/31/2006                               $10.43           $11.25           4,572,301
   01/01/2007 to 12/31/2007                               $11.25           $12.73           3,902,210
   01/01/2008 to 12/31/2008                               $12.73            $7.98           3,159,245
   01/01/2009 to 12/31/2009                                $7.98            $9.75           4,944,538
   01/01/2010 to 12/31/2010                                $9.75           $10.82           5,238,425
   01/01/2011 to 12/31/2011                               $10.82           $10.57           4,289,955
   01/01/2012 to 12/31/2012                               $10.57           $12.18           4,420,398
   01/01/2013 to 12/31/2013                               $12.18           $16.37           4,361,903
   01/01/2014 to 12/31/2014                               $16.37           $17.50           3,793,575
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.20              55,298
   01/01/2013 to 12/31/2013                               $10.20           $13.49             867,495
   01/01/2014 to 12/31/2014                               $13.49           $14.62           1,003,365
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $12.38           $12.83           1,988,251
   01/01/2006 to 12/31/2006                               $12.83           $14.42           1,907,063
   01/01/2007 to 12/31/2007                               $14.42           $14.57           1,540,522
   01/01/2008 to 12/31/2008                               $14.57            $8.87           1,381,269
   01/01/2009 to 12/31/2009                                $8.87           $12.11           2,137,413
   01/01/2010 to 12/31/2010                               $12.11           $14.72           2,978,973
   01/01/2011 to 12/31/2011                               $14.72           $13.98           2,405,087
   01/01/2012 to 12/31/2012                               $13.98           $16.28           2,424,624
   01/01/2013 to 12/31/2013                               $16.28           $21.20           2,138,372
   01/01/2014 to 12/31/2014                               $21.20           $23.97           1,904,816
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                                $9.78            $9.88          42,442,274
   01/01/2006 to 12/31/2006                                $9.88           $10.16          46,325,237
   01/01/2007 to 12/31/2007                               $10.16           $10.48          56,111,128
   01/01/2008 to 12/31/2008                               $10.48           $10.57          91,319,625
   01/01/2009 to 12/31/2009                               $10.57           $10.42          66,786,776
   01/01/2010 to 12/31/2010                               $10.42           $10.25          50,307,852
   01/01/2011 to 12/31/2011                               $10.25           $10.09          50,902,069
   01/01/2012 to 12/31/2012                               $10.09            $9.92          39,894,836
   01/01/2013 to 12/31/2013                                $9.92            $9.76          29,504,243
   01/01/2014 to 12/31/2014                                $9.76            $9.60          25,524,289
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $14.51           $15.99          12,260,006
   01/01/2006 to 12/31/2006                               $15.99           $17.42           9,574,218
   01/01/2007 to 12/31/2007                               $17.42           $17.67           8,191,847
   01/01/2008 to 12/31/2008                               $17.67           $10.03           5,184,438
   01/01/2009 to 12/31/2009                               $10.03           $13.88           5,689,131
   01/01/2010 to 12/31/2010                               $13.88           $16.85           5,901,157
   01/01/2011 to 12/31/2011                               $16.85           $16.16           4,911,194
   01/01/2012 to 12/31/2012                               $16.16           $18.62           4,148,499
   01/01/2013 to 12/31/2013                               $18.62           $26.00           4,423,739
   01/01/2014 to 12/31/2014                               $26.00           $29.21           4,014,110

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                            $10.03           $10.07             577,115
   01/01/2012 to 12/31/2012                             $10.07           $10.39           1,360,083
   01/01/2013 to 12/31/2013                             $10.39            $9.93           1,174,650
   01/01/2014 to 12/31/2014                              $9.93           $10.27           1,748,755
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                             $10.86           $12.12           5,728,444
   01/01/2006 to 12/31/2006                             $12.12           $13.59           5,378,198
   01/01/2007 to 12/31/2007                             $13.59           $16.34           6,560,811
   01/01/2008 to 12/31/2008                             $16.34            $9.13           3,042,143
   01/01/2009 to 12/31/2009                              $9.13           $11.65           4,022,837
   01/01/2010 to 12/31/2010                             $11.65           $14.75           5,702,161
   01/01/2011 to 12/31/2011                             $14.75           $14.75           4,466,247
   01/01/2012 to 12/31/2012                             $14.75           $16.30           3,764,767
   01/01/2013 to 12/31/2013                             $16.30           $21.26           3,561,170
   01/01/2014 to 12/31/2014                             $21.26           $22.57           3,128,103
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                             $11.98           $11.83           1,385,431
   01/01/2006 to 12/31/2006                             $11.83           $12.53           1,174,654
   01/01/2007 to 12/31/2007                             $12.53           $14.63           1,215,825
   01/01/2008 to 12/31/2008                             $14.63            $8.27             768,282
   01/01/2009 to 12/31/2009                              $8.27            $9.97           1,585,215
   01/01/2010 to 12/31/2010                              $9.97           $11.79           2,045,616
   01/01/2011 to 04/29/2011                             $11.79           $13.23                   0
--------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                            $10.00           $10.32           5,908,428
   01/01/2013 to 12/31/2013                             $10.32           $12.07           6,987,054
   01/01/2014 to 12/31/2014                             $12.07           $12.48           5,942,954
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   07/21/2008* to 12/31/2008                            $10.10            $5.57             126,548
   01/01/2009 to 12/31/2009                              $5.57            $9.13           6,599,316
   01/01/2010 to 12/31/2010                              $9.13           $10.98          11,156,029
   01/01/2011 to 12/31/2011                             $10.98            $8.61           6,749,550
   01/01/2012 to 12/31/2012                              $8.61            $9.98           7,897,745
   01/01/2013 to 12/31/2013                              $9.98            $9.84           8,565,272
   01/01/2014 to 12/31/2014                              $9.84            $9.22           7,895,167
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                             $10.55           $10.54          28,031,651
   01/01/2006 to 12/31/2006                             $10.54           $10.76          22,394,558
   01/01/2007 to 12/31/2007                             $10.76           $11.31          20,392,150
   01/01/2008 to 12/31/2008                             $11.31           $11.24          15,403,578
   01/01/2009 to 12/31/2009                             $11.24           $12.19          19,779,745
   01/01/2010 to 12/31/2010                             $12.19           $12.46          20,255,855
   01/01/2011 to 12/31/2011                             $12.46           $12.53          18,155,075
   01/01/2012 to 12/31/2012                             $12.53           $12.90          15,540,231
   01/01/2013 to 12/31/2013                             $12.90           $12.41          10,724,539
   01/01/2014 to 12/31/2014                             $12.41           $12.19           7,424,203
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                             $11.31           $11.40          22,436,395
   01/01/2006 to 12/31/2006                             $11.40           $11.63          21,700,661
   01/01/2007 to 12/31/2007                             $11.63           $12.39          21,645,194
   01/01/2008 to 12/31/2008                             $12.39           $11.91          20,478,277
   01/01/2009 to 12/31/2009                             $11.91           $13.65          59,442,486
   01/01/2010 to 12/31/2010                             $13.65           $14.46          75,211,006
   01/01/2011 to 12/31/2011                             $14.46           $14.67          60,233,010
   01/01/2012 to 12/31/2012                             $14.67           $15.77          65,143,645
   01/01/2013 to 12/31/2013                             $15.77           $15.23          54,477,871
   01/01/2014 to 12/31/2014                             $15.23           $15.61          44,662,030

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                       $10.00           $10.04             115,215
   01/01/2006 to 12/31/2006                        $10.04           $10.66           3,303,256
   01/01/2007 to 12/31/2007                        $10.66           $11.40           7,359,596
   01/01/2008 to 12/31/2008                        $11.40            $9.02          24,830,005
   01/01/2009 to 12/31/2009                         $9.02           $10.65          82,197,582
   01/01/2010 to 12/31/2010                        $10.65           $11.58         100,001,194
   01/01/2011 to 12/31/2011                        $11.58           $11.51          96,778,216
   01/01/2012 to 12/31/2012                        $11.51           $12.49          98,362,559
   01/01/2013 to 12/31/2013                        $12.49           $13.42          79,093,854
   01/01/2014 to 12/31/2014                        $13.42           $13.96          69,937,144
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.07             990,348
   01/01/2012 to 12/31/2012                        $10.07           $10.61           2,178,847
   01/01/2013 to 12/31/2013                        $10.61           $10.19           1,488,696
   01/01/2014 to 12/31/2014                        $10.19           $10.63           2,499,201
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/20/2006* to 12/31/2006                       $10.00           $10.48           3,795,562
   01/01/2007 to 12/31/2007                        $10.48           $11.49           7,899,326
   01/01/2008 to 12/31/2008                        $11.49            $6.70          13,640,692
   01/01/2009 to 12/31/2009                         $6.70            $8.30          93,813,703
   01/01/2010 to 12/31/2010                         $8.30            $9.71         115,827,900
   01/01/2011 to 12/31/2011                         $9.71            $8.96          75,603,365
   01/01/2012 to 12/31/2012                         $8.96            $9.95          89,282,138
   01/01/2013 to 12/31/2013                         $9.95           $11.45          87,210,945
   01/01/2014 to 12/31/2014                        $11.45           $12.30          83,056,988
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $10.00            $9.60              20,413
   01/01/2014 to 12/31/2014                         $9.60            $9.21              15,611
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $10.00           $11.68               5,665
   01/01/2014 to 12/31/2014                        $11.68           $13.23             121,259
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   01/01/2005 to 12/31/2005                        $11.07           $11.27           6,774,077
   01/01/2006 to 12/31/2006                        $11.27           $12.48           6,255,253
   01/01/2007 to 12/31/2007                        $12.48           $12.53           5,371,782
   01/01/2008 to 12/31/2008                        $12.53            $7.55           2,747,511
   01/01/2009 to 12/31/2009                         $7.55            $9.05           3,372,332
   01/01/2010 to 12/31/2010                         $9.05           $10.24           3,360,531
   01/01/2011 to 12/31/2011                        $10.24           $10.42           3,055,694
   01/01/2012 to 12/31/2012                        $10.42           $12.17           3,262,831
   01/01/2013 to 12/31/2013                        $12.17           $15.85           2,976,003
   01/01/2014 to 12/31/2014                        $15.85           $18.27           3,494,194
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.90             201,672
   01/01/2012 to 12/31/2012                         $8.90            $9.90             384,520
   01/01/2013 to 12/31/2013                         $9.90           $11.92           2,227,707
   01/01/2014 to 12/31/2014                        $11.92           $12.49           3,954,057
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   11/19/2007* to 12/31/2007                       $10.00           $10.04              74,936
   01/01/2008 to 12/31/2008                        $10.04            $7.15           5,507,286
   01/01/2009 to 12/31/2009                         $7.15            $8.68          39,406,298
   01/01/2010 to 12/31/2010                         $8.68            $9.55          54,818,248
   01/01/2011 to 12/31/2011                         $9.55            $9.23          46,132,040
   01/01/2012 to 12/31/2012                         $9.23           $10.01          48,879,191
   01/01/2013 to 12/31/2013                        $10.01           $11.07          45,150,001
   01/01/2014 to 12/31/2014                        $11.07           $11.44          40,205,928

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
   01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
   01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
   01/01/2010 to 12/31/2010                                  $9.15           $10.29          36,192,438
   01/01/2011 to 12/31/2011                                 $10.29            $9.88          25,866,646
   01/01/2012 to 12/31/2012                                  $9.88           $11.26          34,127,062
   01/01/2013 to 12/31/2013                                 $11.26           $13.07          39,171,659
   01/01/2014 to 12/31/2014                                 $13.07           $13.55          34,959,693
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   01/01/2005 to 12/31/2005                                 $11.46           $11.79           2,294,529
   01/01/2006 to 12/31/2006                                 $11.79           $12.72           2,165,859
   01/01/2007 to 12/31/2007                                 $12.72           $13.62           2,277,264
   01/01/2008 to 12/31/2008                                 $13.62            $9.35           3,074,479
   01/01/2009 to 12/31/2009                                  $9.35           $11.72          33,399,889
   01/01/2010 to 12/31/2010                                 $11.72           $12.89          55,550,099
   01/01/2011 to 12/31/2011                                 $12.89           $12.25          42,779,977
   01/01/2012 to 12/31/2012                                 $12.25           $13.39          45,395,568
   01/01/2013 to 12/31/2013                                 $13.39           $15.06          41,756,708
   01/01/2014 to 12/31/2014                                 $15.06           $15.26          36,993,426
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                 $15.42           $16.60           5,464,855
   01/01/2006 to 12/31/2006                                 $16.60           $18.43           4,641,175
   01/01/2007 to 12/31/2007                                 $18.43           $20.16           4,026,646
   01/01/2008 to 12/31/2008                                 $20.16           $11.08           2,977,983
   01/01/2009 to 12/31/2009                                 $11.08           $14.46           3,702,808
   01/01/2010 to 12/31/2010                                 $14.46           $18.85           4,200,876
   01/01/2011 to 12/31/2011                                 $18.85           $16.11           4,029,967
   01/01/2012 to 12/31/2012                                 $16.11           $19.02           3,987,156
   01/01/2013 to 12/31/2013                                 $19.02           $26.34           3,589,232
   01/01/2014 to 12/31/2014                                 $26.34           $27.19           3,049,744
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                  $9.05            $9.04           2,134,731
   01/01/2006 to 12/31/2006                                  $9.04           $10.01           1,867,490
   01/01/2007 to 12/31/2007                                 $10.01           $10.55           1,740,242
   01/01/2008 to 12/31/2008                                 $10.55            $6.74           1,375,635
   01/01/2009 to 12/31/2009                                  $6.74            $8.88           2,524,147
   01/01/2010 to 12/31/2010                                  $8.88           $11.91           4,648,452
   01/01/2011 to 12/31/2011                                 $11.91           $11.60           3,213,655
   01/01/2012 to 12/31/2012                                 $11.60           $12.80           3,096,260
   01/01/2013 to 12/31/2013                                 $12.80           $17.01           4,073,887
   01/01/2014 to 12/31/2014                                 $17.01           $17.37           3,201,641
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                 $14.22           $14.91          11,285,282
   01/01/2006 to 12/31/2006                                 $14.91           $17.61           9,098,178
   01/01/2007 to 12/31/2007                                 $17.61           $16.34           8,130,632
   01/01/2008 to 12/31/2008                                 $16.34           $11.30           6,242,966
   01/01/2009 to 12/31/2009                                 $11.30           $14.11           6,242,625
   01/01/2010 to 12/31/2010                                 $14.11           $17.49           6,195,308
   01/01/2011 to 12/31/2011                                 $17.49           $16.17           5,166,090
   01/01/2012 to 12/31/2012                                 $16.17           $18.79           3,913,693
   01/01/2013 to 12/31/2013                                 $18.79           $25.39           3,418,708
   01/01/2014 to 12/31/2014                                 $25.39           $26.29           2,808,610

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   01/01/2005 to 12/31/2005                          $12.13           $12.49           4,192,627
   01/01/2006 to 12/31/2006                          $12.49           $13.82           4,776,442
   01/01/2007 to 12/31/2007                          $13.82           $14.45           6,387,795
   01/01/2008 to 12/31/2008                          $14.45           $10.52          10,697,390
   01/01/2009 to 12/31/2009                          $10.52           $12.85          40,732,836
   01/01/2010 to 12/31/2010                          $12.85           $14.09          53,827,291
   01/01/2011 to 12/31/2011                          $14.09           $14.13          46,623,273
   01/01/2012 to 12/31/2012                          $14.13           $15.78          53,661,984
   01/01/2013 to 12/31/2013                          $15.78           $18.13          56,537,325
   01/01/2014 to 12/31/2014                          $18.13           $18.88          53,036,351
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                          $12.39           $12.86           4,311,857
   01/01/2006 to 12/31/2006                          $12.86           $15.34           5,318,094
   01/01/2007 to 12/31/2007                          $15.34           $14.55           4,469,636
   01/01/2008 to 12/31/2008                          $14.55            $8.32           2,874,755
   01/01/2009 to 12/31/2009                           $8.32           $10.13           3,572,238
   01/01/2010 to 12/31/2010                          $10.13           $11.28           4,182,015
   01/01/2011 to 12/31/2011                          $11.28           $10.91           3,313,597
   01/01/2012 to 12/31/2012                          $10.91           $12.58           4,588,707
   01/01/2013 to 12/31/2013                          $12.58           $16.05           5,133,443
   01/01/2014 to 12/31/2014                          $16.05           $16.96           4,589,369
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                           $9.44           $10.81           3,925,742
   01/01/2006 to 12/31/2006                          $10.81           $11.23           4,132,529
   01/01/2007 to 12/31/2007                          $11.23           $11.96           5,137,246
   01/01/2008 to 12/31/2008                          $11.96            $6.99           4,437,756
   01/01/2009 to 12/31/2009                           $6.99           $10.54          10,159,519
   01/01/2010 to 12/31/2010                          $10.54           $12.01          12,250,636
   01/01/2011 to 12/31/2011                          $12.01           $11.61           9,294,364
   01/01/2012 to 12/31/2012                          $11.61           $13.43          10,725,477
   01/01/2013 to 12/31/2013                          $13.43           $19.02          11,809,685
   01/01/2014 to 12/31/2014                          $19.02           $20.27          11,237,461
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   01/01/2005 to 12/31/2005                          $16.25           $21.00           3,677,613
   01/01/2006 to 12/31/2006                          $21.00           $23.93           2,942,718
   01/01/2007 to 12/31/2007                          $23.93           $33.07           3,950,105
   01/01/2008 to 12/31/2008                          $33.07           $16.27           2,088,027
   01/01/2009 to 12/31/2009                          $16.27           $23.89           4,621,252
   01/01/2010 to 12/31/2010                          $23.89           $28.31           5,827,673
   01/01/2011 to 12/31/2011                          $28.31           $23.69           4,562,770
   01/01/2012 to 12/31/2012                          $23.69           $24.14           4,495,210
   01/01/2013 to 12/31/2013                          $24.14           $27.39           3,688,022
   01/01/2014 to 12/31/2014                          $27.39           $24.69           3,347,866
-----------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                          $13.45           $12.64           6,261,824
   01/01/2006 to 12/31/2006                          $12.64           $13.21           6,093,700
   01/01/2007 to 12/31/2007                          $13.21           $14.24           6,452,566
   01/01/2008 to 12/31/2008                          $14.24           $13.67           4,228,137
   01/01/2009 to 12/31/2009                          $13.67           $15.07           6,337,072
   01/01/2010 to 12/31/2010                          $15.07           $15.67           7,114,847
   01/01/2011 to 12/31/2011                          $15.67           $16.05           6,639,260
   01/01/2012 to 12/31/2012                          $16.05           $16.61           5,533,305
   01/01/2013 to 12/31/2013                          $16.61           $15.72           4,600,108
   01/01/2014 to 12/31/2014                          $15.72           $15.55           3,672,856

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
   01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
   01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
   01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
   01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
   01/01/2010 to 12/31/2010                               $8.78            $9.90          10,821,793
   01/01/2011 to 12/31/2011                               $9.90            $9.40           9,943,871
   01/01/2012 to 12/31/2012                               $9.40           $10.26          11,856,015
   01/01/2013 to 12/31/2013                              $10.26           $12.16          18,749,421
   01/01/2014 to 12/31/2014                              $12.16           $12.62          17,319,518
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                             $10.00            $9.98             213,630
   01/01/2008 to 12/31/2008                               $9.98            $9.30           4,064,760
   01/01/2009 to 12/31/2009                               $9.30           $10.21          12,750,275
   01/01/2010 to 12/31/2010                              $10.21           $10.83          17,651,916
   01/01/2011 to 12/31/2011                              $10.83           $11.29          18,170,336
   01/01/2012 to 12/31/2012                              $11.29           $11.98          18,416,796
   01/01/2013 to 12/31/2013                              $11.98           $11.60          17,928,589
   01/01/2014 to 12/31/2014                              $11.60           $12.23          19,702,934
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.39             105,388
   01/01/2013 to 12/31/2013                              $10.39            $9.38              38,455
   01/01/2014 to 12/31/2014                               $9.38            $9.35              31,203
---------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   04/15/2005* to 12/31/2005                              $9.82           $11.44             606,613
   01/01/2006 to 12/31/2006                              $11.44           $12.49             553,827
   01/01/2007 to 12/31/2007                              $12.49           $13.64             604,401
   01/01/2008 to 12/31/2008                              $13.64            $7.90             346,210
   01/01/2009 to 12/31/2009                               $7.90           $10.86             554,304
   01/01/2010 to 07/16/2010                              $10.86           $10.63                   0
---------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                              $13.66           $15.59             689,816
   01/01/2006 to 12/31/2006                              $15.59           $18.88           1,081,552
   01/01/2007 to 12/31/2007                              $18.88           $21.35           1,401,663
   01/01/2008 to 12/31/2008                              $21.35           $12.29             984,931
   01/01/2009 to 12/31/2009                              $12.29           $14.01             668,798
   01/01/2010 to 07/16/2010                              $14.01           $13.31                   0
---------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                              $11.29           $11.53             281,775
   01/01/2006 to 12/31/2006                              $11.53           $12.03             241,307
   01/01/2007 to 12/31/2007                              $12.03           $13.24             249,298
   01/01/2008 to 12/31/2008                              $13.24            $9.48             271,517
   01/01/2009 to 12/31/2009                               $9.48           $13.42             749,780
   01/01/2010 to 07/16/2010                              $13.42           $12.54                   0
---------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   01/01/2005 to 12/31/2005                              $10.03            $9.92              87,726
   01/01/2006 to 12/31/2006                               $9.92           $10.15             100,227
   01/01/2007 to 12/31/2007                              $10.15           $10.55             106,856
   01/01/2008 to 12/31/2008                              $10.55            $5.83             190,718
   01/01/2009 to 12/31/2009                               $5.83            $7.38             331,489
   01/01/2010 to 12/31/2010                               $7.38            $8.64             309,321
   01/01/2011 to 12/31/2011                               $8.64            $7.57             380,808
   01/01/2012 to 12/31/2012                               $7.57            $8.48             218,904
   01/01/2013 to 12/31/2013                               $8.48           $10.93             125,986
   01/01/2014 to 04/25/2014                              $10.93           $11.26                   0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2008* to 12/31/2008                                 $10.08            $6.64           5,636,967
   01/01/2009 to 12/31/2009                                   $6.64            $8.50          51,503,013
   01/01/2010 to 12/31/2010                                   $8.50            $9.21          75,249,224
   01/01/2011 to 12/31/2011                                   $9.21            $8.91          53,326,792
   01/01/2012 to 09/21/2012                                   $8.91            $9.98                   0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   01/01/2005 to 12/31/2005                                  $11.85           $12.84             590,605
   01/01/2006 to 12/31/2006                                  $12.84           $17.48           1,507,757
   01/01/2007 to 12/31/2007                                  $17.48           $19.49           2,078,809
   01/01/2008 to 12/31/2008                                  $19.49           $10.97           1,122,006
   01/01/2009 to 12/31/2009                                  $10.97           $15.21             835,629
   01/01/2010 to 12/31/2010                                  $15.21           $16.42             651,544
   01/01/2011 to 12/31/2011                                  $16.42           $14.94             542,156
   01/01/2012 to 12/31/2012                                  $14.94           $18.42             521,128
   01/01/2013 to 12/31/2013                                  $18.42           $20.71             381,588
   01/01/2014 to 04/25/2014                                  $20.71           $20.27                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.17             387,650
   01/01/2012 to 04/27/2012                                   $8.17            $9.26                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.12             385,638
   01/01/2012 to 12/31/2012                                   $9.12           $10.65             500,266
   01/01/2013 to 12/31/2013                                  $10.65           $13.73             615,161
   01/01/2014 to 12/31/2014                                  $13.73           $15.23             471,181
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   01/01/2005 to 12/31/2005                                  $10.72           $11.67             602,063
   01/01/2006 to 12/31/2006                                  $11.67           $13.33             605,730
   01/01/2007 to 12/31/2007                                  $13.33           $14.70             631,476
   01/01/2008 to 12/31/2008                                  $14.70            $7.51             384,426
   01/01/2009 to 12/31/2009                                   $7.51           $10.52             430,777
   01/01/2010 to 12/31/2010                                  $10.52           $12.81             390,143
   01/01/2011 to 04/29/2011                                  $12.81           $14.27                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   01/01/2005 to 12/31/2005                                  $11.94           $12.43           1,042,992
   01/01/2006 to 12/31/2006                                  $12.43           $14.24             778,674
   01/01/2007 to 12/31/2007                                  $14.24           $10.89             465,175
   01/01/2008 to 12/31/2008                                  $10.89            $4.34             540,897
   01/01/2009 to 12/31/2009                                   $4.34            $5.44             779,148
   01/01/2010 to 12/31/2010                                   $5.44            $5.91             872,026
   01/01/2011 to 04/29/2011                                   $5.91            $6.23                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   01/01/2005 to 12/31/2005                                  $10.64           $11.31           1,131,376
   01/01/2006 to 12/31/2006                                  $11.31           $11.71           1,250,782
   01/01/2007 to 12/31/2007                                  $11.71           $12.88           1,163,277
   01/01/2008 to 12/31/2008                                  $12.88            $9.04             849,932
   01/01/2009 to 12/31/2009                                   $9.04           $11.35           1,181,689
   01/01/2010 to 12/31/2010                                  $11.35           $11.76             545,135
   01/01/2011 to 12/31/2011                                  $11.76           $12.02             524,638
   01/01/2012 to 12/31/2012                                  $12.02           $14.29             462,518
   01/01/2013 to 12/31/2013                                  $14.29           $19.76             464,049
   01/01/2014 to 12/31/2014                                  $19.76           $23.25             483,876
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                                 $10.05            $9.77             229,829
   01/01/2013 to 12/31/2013                                   $9.77           $13.16             522,396
   01/01/2014 to 12/31/2014                                  $13.16           $13.98             170,256

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   01/01/2005 to 12/31/2005                     $8.09            $8.13            453,392
   01/01/2006 to 12/31/2006                     $8.13            $8.84            513,442
   01/01/2007 to 12/31/2007                     $8.84            $9.36            630,739
   01/01/2008 to 12/31/2008                     $9.36            $5.11            453,772
   01/01/2009 to 12/31/2009                     $5.11            $7.91            970,438
   01/01/2010 to 12/31/2010                     $7.91            $9.44          1,132,899
   01/01/2011 to 12/31/2011                     $9.44            $8.81            530,679
   01/01/2012 to 12/31/2012                     $8.81            $9.64            353,005
   01/01/2013 to 12/31/2013                     $9.64           $11.87            292,049
   01/01/2014 to 12/31/2014                    $11.87           $12.96            263,606
-----------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   01/01/2005 to 12/31/2005                    $10.66           $10.83            134,177
   01/01/2006 to 12/31/2006                    $10.83           $11.60            199,508
   01/01/2007 to 12/31/2007                    $11.60           $13.88            403,709
   01/01/2008 to 12/31/2008                    $13.88            $6.71            199,304
   01/01/2009 to 12/31/2009                     $6.71            $7.71            140,231
   01/01/2010 to 12/31/2010                     $7.71            $9.89            511,072
   01/01/2011 to 12/31/2011                     $9.89            $9.85            211,183
   01/01/2012 to 12/31/2012                     $9.85           $10.95            144,674
   01/01/2013 to 12/31/2013                    $10.95           $16.02            172,418
   01/01/2014 to 04/25/2014                    $16.02           $15.97                  0
-----------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   01/01/2005 to 12/31/2005                    $16.02           $20.72          3,395,891
   01/01/2006 to 12/31/2006                    $20.72           $27.43          2,835,328
   01/01/2007 to 12/31/2007                    $27.43           $38.71          3,344,620
   01/01/2008 to 12/31/2008                    $38.71           $16.04          1,630,334
   01/01/2009 to 12/31/2009                    $16.04           $25.59          2,133,897
   01/01/2010 to 12/31/2010                    $25.59           $29.23          1,632,797
   01/01/2011 to 12/31/2011                    $29.23           $22.31          1,023,231
   01/01/2012 to 12/31/2012                    $22.31           $25.62            797,727
   01/01/2013 to 12/31/2013                    $25.62           $25.21            589,332
   01/01/2014 to 12/31/2014                    $25.21           $23.34            449,200
-----------------------------------------------------------------------------------------------
ProFund VP Asia 30
   01/01/2005 to 12/31/2005                    $12.30           $14.45          1,723,105
   01/01/2006 to 12/31/2006                    $14.45           $19.80          3,073,769
   01/01/2007 to 12/31/2007                    $19.80           $28.77          2,473,589
   01/01/2008 to 12/31/2008                    $28.77           $13.91          1,337,672
   01/01/2009 to 12/31/2009                    $13.91           $21.10          1,821,822
   01/01/2010 to 12/31/2010                    $21.10           $23.64          1,172,241
   01/01/2011 to 12/31/2011                    $23.64           $16.97            568,287
   01/01/2012 to 12/31/2012                    $16.97           $19.28            518,241
   01/01/2013 to 12/31/2013                    $19.28           $21.80            354,325
   01/01/2014 to 12/31/2014                    $21.80           $21.10            204,908
-----------------------------------------------------------------------------------------------
ProFund VP Banks
   01/01/2005 to 12/31/2005                    $11.98           $11.77            351,876
   01/01/2006 to 12/31/2006                    $11.77           $13.35            402,883
   01/01/2007 to 12/31/2007                    $13.35            $9.55            389,926
   01/01/2008 to 12/31/2008                     $9.55            $4.99          2,409,143
   01/01/2009 to 12/31/2009                     $4.99            $4.70            746,620
   01/01/2010 to 12/31/2010                     $4.70            $5.00            821,032
   01/01/2011 to 12/31/2011                     $5.00            $3.60            310,912
   01/01/2012 to 12/31/2012                     $3.60            $4.73            683,662
   01/01/2013 to 12/31/2013                     $4.73            $6.21            377,961
   01/01/2014 to 12/31/2014                     $6.21            $6.74            257,672

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Basic Materials
   01/01/2005 to 12/31/2005                $11.87           $11.96            681,690
   01/01/2006 to 12/31/2006                $11.96           $13.58            779,466
   01/01/2007 to 12/31/2007                $13.58           $17.45          2,684,333
   01/01/2008 to 12/31/2008                $17.45            $8.34          1,183,553
   01/01/2009 to 12/31/2009                 $8.34           $13.32          1,841,267
   01/01/2010 to 12/31/2010                $13.32           $16.99          1,479,120
   01/01/2011 to 12/31/2011                $16.99           $14.01            513,298
   01/01/2012 to 12/31/2012                $14.01           $14.94            344,526
   01/01/2013 to 12/31/2013                $14.94           $17.41            287,699
   01/01/2014 to 12/31/2014                $17.41           $17.41            201,578
-------------------------------------------------------------------------------------------
ProFund VP Bear
   01/01/2005 to 12/31/2005                 $7.45            $7.23          2,169,659
   01/01/2006 to 12/31/2006                 $7.23            $6.57          1,868,606
   01/01/2007 to 12/31/2007                 $6.57            $6.50          1,722,065
   01/01/2008 to 12/31/2008                 $6.50            $8.95          2,326,201
   01/01/2009 to 12/31/2009                 $8.95            $6.35          1,995,516
   01/01/2010 to 12/31/2010                 $6.35            $5.13          1,870,682
   01/01/2011 to 12/31/2011                 $5.13            $4.60          2,082,893
   01/01/2012 to 12/31/2012                 $4.60            $3.77            965,635
   01/01/2013 to 12/31/2013                 $3.77            $2.73            911,837
   01/01/2014 to 12/31/2014                 $2.73            $2.30            951,939
-------------------------------------------------------------------------------------------
ProFund VP Biotechnology
   01/01/2005 to 12/31/2005                $10.52           $12.34            697,687
   01/01/2006 to 12/31/2006                $12.34           $11.64            393,923
   01/01/2007 to 12/31/2007                $11.64           $11.31            609,746
   01/01/2008 to 12/31/2008                $11.31           $11.33          1,249,287
   01/01/2009 to 12/31/2009                $11.33           $11.56            355,182
   01/01/2010 to 12/31/2010                $11.56           $11.95            254,803
   01/01/2011 to 12/31/2011                $11.95           $12.52            188,759
   01/01/2012 to 12/31/2012                $12.52           $17.33            338,800
   01/01/2013 to 12/31/2013                $17.33           $28.71            326,187
   01/01/2014 to 12/31/2014                $28.71           $36.62            259,481
-------------------------------------------------------------------------------------------
ProFund VP Bull
   01/01/2005 to 12/31/2005                $10.53           $10.64          7,846,866
   01/01/2006 to 12/31/2006                $10.64           $11.90          7,031,661
   01/01/2007 to 12/31/2007                $11.90           $12.12          4,013,033
   01/01/2008 to 12/31/2008                $12.12            $7.43          2,963,943
   01/01/2009 to 12/31/2009                 $7.43            $9.08          3,113,781
   01/01/2010 to 12/31/2010                 $9.08           $10.06          2,476,971
   01/01/2011 to 12/31/2011                $10.06            $9.89          3,165,929
   01/01/2012 to 12/31/2012                 $9.89           $11.08          1,499,016
   01/01/2013 to 12/31/2013                $11.08           $14.14          1,204,038
   01/01/2014 to 12/31/2014                $14.14           $15.50          1,173,460
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   01/01/2005 to 12/31/2005                $10.36           $10.15            161,038
   01/01/2006 to 12/31/2006                $10.15           $11.25            548,567
   01/01/2007 to 12/31/2007                $11.25           $11.90            715,235
   01/01/2008 to 12/31/2008                $11.90            $8.58            609,574
   01/01/2009 to 12/31/2009                 $8.58           $10.26            812,567
   01/01/2010 to 12/31/2010                $10.26           $11.84            702,138
   01/01/2011 to 12/31/2011                $11.84           $12.45            765,549
   01/01/2012 to 12/31/2012                $12.45           $13.58            450,591
   01/01/2013 to 12/31/2013                $13.58           $17.15            573,128
   01/01/2014 to 12/31/2014                $17.15           $18.59            574,747

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Consumer Services
   01/01/2005 to 12/31/2005           $9.56            $8.97             86,431
   01/01/2006 to 12/31/2006           $8.97            $9.88            192,639
   01/01/2007 to 12/31/2007           $9.88            $8.91             67,292
   01/01/2008 to 12/31/2008           $8.91            $6.01            448,604
   01/01/2009 to 12/31/2009           $6.01            $7.74            295,250
   01/01/2010 to 12/31/2010           $7.74            $9.24          1,046,739
   01/01/2011 to 12/31/2011           $9.24            $9.58            481,308
   01/01/2012 to 12/31/2012           $9.58           $11.51            539,898
   01/01/2013 to 12/31/2013          $11.51           $15.83            745,470
   01/01/2014 to 12/31/2014          $15.83           $17.51            425,388
-------------------------------------------------------------------------------------
ProFund VP Europe 30
   01/01/2005 to 12/31/2005          $12.17           $12.94          1,133,420
   01/01/2006 to 12/31/2006          $12.94           $14.95          2,790,577
   01/01/2007 to 12/31/2007          $14.95           $16.85          1,487,885
   01/01/2008 to 12/31/2008          $16.85            $9.28            649,001
   01/01/2009 to 12/31/2009           $9.28           $12.07          1,184,717
   01/01/2010 to 12/31/2010          $12.07           $12.19            852,300
   01/01/2011 to 12/31/2011          $12.19           $10.92            333,570
   01/01/2012 to 12/31/2012          $10.92           $12.52            461,143
   01/01/2013 to 12/31/2013          $12.52           $14.98            561,564
   01/01/2014 to 12/31/2014          $14.98           $13.46            318,682
-------------------------------------------------------------------------------------
ProFund VP Financials
   01/01/2005 to 12/31/2005          $12.19           $12.46            616,872
   01/01/2006 to 12/31/2006          $12.46           $14.38            913,872
   01/01/2007 to 12/31/2007          $14.38           $11.44            498,292
   01/01/2008 to 12/31/2008          $11.44            $5.57          2,008,426
   01/01/2009 to 12/31/2009           $5.57            $6.30          1,432,294
   01/01/2010 to 12/31/2010           $6.30            $6.87          1,397,974
   01/01/2011 to 12/31/2011           $6.87            $5.82          1,034,776
   01/01/2012 to 12/31/2012           $5.82            $7.14          1,345,907
   01/01/2013 to 12/31/2013           $7.14            $9.27          1,595,424
   01/01/2014 to 12/31/2014           $9.27           $10.30          1,201,102
-------------------------------------------------------------------------------------
ProFund VP Health Care
   01/01/2005 to 12/31/2005           $9.23            $9.63          2,175,821
   01/01/2006 to 12/31/2006           $9.63            $9.96          2,106,409
   01/01/2007 to 12/31/2007           $9.96           $10.44          2,120,859
   01/01/2008 to 12/31/2008          $10.44            $7.78          1,638,682
   01/01/2009 to 12/31/2009           $7.78            $9.14          1,148,607
   01/01/2010 to 12/31/2010           $9.14            $9.25            875,030
   01/01/2011 to 12/31/2011           $9.25           $10.01            924,616
   01/01/2012 to 12/31/2012          $10.01           $11.56          1,121,561
   01/01/2013 to 12/31/2013          $11.56           $15.89          1,361,062
   01/01/2014 to 12/31/2014          $15.89           $19.34          1,316,203
-------------------------------------------------------------------------------------
ProFund VP Industrials
   01/01/2005 to 12/31/2005          $11.15           $11.23            211,678
   01/01/2006 to 12/31/2006          $11.23           $12.33            242,684
   01/01/2007 to 12/31/2007          $12.33           $13.55            708,921
   01/01/2008 to 12/31/2008          $13.55            $7.93            348,521
   01/01/2009 to 12/31/2009           $7.93            $9.68            634,240
   01/01/2010 to 12/31/2010           $9.68           $11.78            641,229
   01/01/2011 to 12/31/2011          $11.78           $11.38            404,533
   01/01/2012 to 12/31/2012          $11.38           $12.96            379,889
   01/01/2013 to 12/31/2013          $12.96           $17.62            514,535
   01/01/2014 to 12/31/2014          $17.62           $18.29            381,463

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Internet
   01/01/2005 to 12/31/2005          $17.89           $18.90            467,320
   01/01/2006 to 12/31/2006          $18.90           $18.84            200,072
   01/01/2007 to 12/31/2007          $18.84           $20.42            435,015
   01/01/2008 to 12/31/2008          $20.42           $11.08            116,246
   01/01/2009 to 12/31/2009          $11.08           $19.31            507,210
   01/01/2010 to 12/31/2010          $19.31           $25.70            455,035
   01/01/2011 to 12/31/2011          $25.70           $23.53             92,624
   01/01/2012 to 12/31/2012          $23.53           $27.71             98,828
   01/01/2013 to 12/31/2013          $27.71           $41.35            134,453
   01/01/2014 to 12/31/2014          $41.35           $41.12             46,264
-------------------------------------------------------------------------------------
ProFund VP Japan
   01/01/2005 to 12/31/2005           $9.55           $13.31          3,413,954
   01/01/2006 to 12/31/2006          $13.31           $14.51          1,650,266
   01/01/2007 to 12/31/2007          $14.51           $12.85            552,230
   01/01/2008 to 12/31/2008          $12.85            $7.47            553,832
   01/01/2009 to 12/31/2009           $7.47            $8.11            519,793
   01/01/2010 to 12/31/2010           $8.11            $7.45            414,005
   01/01/2011 to 12/31/2011           $7.45            $5.97            292,468
   01/01/2012 to 12/31/2012           $5.97            $7.22            445,817
   01/01/2013 to 12/31/2013           $7.22           $10.53            616,969
   01/01/2014 to 12/31/2014          $10.53           $10.69            321,351
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   01/01/2005 to 12/31/2005          $10.37           $10.30          2,620,748
   01/01/2006 to 12/31/2006          $10.30           $11.05          2,181,106
   01/01/2007 to 12/31/2007          $11.05           $11.62          2,009,820
   01/01/2008 to 12/31/2008          $11.62            $7.37          1,340,839
   01/01/2009 to 12/31/2009           $7.37            $9.40          1,530,601
   01/01/2010 to 12/31/2010           $9.40           $10.47          1,282,022
   01/01/2011 to 12/31/2011          $10.47           $10.62          1,146,789
   01/01/2012 to 12/31/2012          $10.62           $11.77            796,871
   01/01/2013 to 12/31/2013          $11.77           $15.12            730,784
   01/01/2014 to 12/31/2014          $15.12           $16.80            876,271
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   01/01/2005 to 12/31/2005          $10.37           $10.51          2,141,309
   01/01/2006 to 12/31/2006          $10.51           $12.26          4,023,312
   01/01/2007 to 12/31/2007          $12.26           $12.08          1,984,257
   01/01/2008 to 12/31/2008          $12.08            $7.07          1,514,949
   01/01/2009 to 12/31/2009           $7.07            $8.31          1,108,254
   01/01/2010 to 12/31/2010           $8.31            $9.22          1,501,797
   01/01/2011 to 12/31/2011           $9.22            $8.96          1,122,050
   01/01/2012 to 12/31/2012           $8.96           $10.17            776,810
   01/01/2013 to 12/31/2013          $10.17           $12.99            482,427
   01/01/2014 to 12/31/2014          $12.99           $14.11            780,687
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   01/01/2005 to 12/31/2005          $10.58           $11.58          5,059,312
   01/01/2006 to 12/31/2006          $11.58           $11.84          1,594,539
   01/01/2007 to 12/31/2007          $11.84           $13.01          2,101,505
   01/01/2008 to 12/31/2008          $13.01            $7.83          1,117,437
   01/01/2009 to 12/31/2009           $7.83           $10.65          1,903,627
   01/01/2010 to 12/31/2010          $10.65           $13.45          2,021,397
   01/01/2011 to 12/31/2011          $13.45           $12.85          1,040,542
   01/01/2012 to 12/31/2012          $12.85           $14.58            684,764
   01/01/2013 to 12/31/2013          $14.58           $18.71            592,623
   01/01/2014 to 12/31/2014          $18.71           $19.49            371,987

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   01/01/2005 to 12/31/2005          $11.67           $12.49          2,164,543
   01/01/2006 to 12/31/2006          $12.49           $13.80          1,978,580
   01/01/2007 to 12/31/2007          $13.80           $13.70          1,436,105
   01/01/2008 to 12/31/2008          $13.70            $8.58            733,971
   01/01/2009 to 12/31/2009           $8.58           $11.05          1,398,727
   01/01/2010 to 12/31/2010          $11.05           $13.09            908,539
   01/01/2011 to 12/31/2011          $13.09           $12.37            727,867
   01/01/2012 to 12/31/2012          $12.37           $14.18            552,448
   01/01/2013 to 12/31/2013          $14.18           $18.43            479,583
   01/01/2014 to 12/31/2014          $18.43           $19.97            288,875
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   01/01/2005 to 12/31/2005           $9.94            $9.80          2,467,486
   01/01/2006 to 12/31/2006           $9.80           $10.16          1,764,614
   01/01/2007 to 12/31/2007          $10.16           $11.76          2,265,084
   01/01/2008 to 12/31/2008          $11.76            $6.65          1,171,313
   01/01/2009 to 12/31/2009           $6.65            $9.94          1,813,909
   01/01/2010 to 12/31/2010           $9.94           $11.56          1,576,633
   01/01/2011 to 12/31/2011          $11.56           $11.54            909,044
   01/01/2012 to 12/31/2012          $11.54           $13.19            644,940
   01/01/2013 to 12/31/2013          $13.19           $17.42            507,723
   01/01/2014 to 12/31/2014          $17.42           $20.04            490,538
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   01/01/2005 to 12/31/2005          $13.33           $17.22          2,573,777
   01/01/2006 to 12/31/2006          $17.22           $20.43          2,251,126
   01/01/2007 to 12/31/2007          $20.43           $26.61          2,322,451
   01/01/2008 to 12/31/2008          $26.61           $16.50          1,351,549
   01/01/2009 to 12/31/2009          $16.50           $18.75          1,326,030
   01/01/2010 to 12/31/2010          $18.75           $21.71          1,296,969
   01/01/2011 to 12/31/2011          $21.71           $21.83            829,408
   01/01/2012 to 12/31/2012          $21.83           $22.09            551,530
   01/01/2013 to 12/31/2013          $22.09           $26.96            414,618
   01/01/2014 to 12/31/2014          $26.96           $23.63            346,412
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   01/01/2005 to 12/31/2005           $7.93            $7.51            515,769
   01/01/2006 to 12/31/2006           $7.51            $8.28            716,678
   01/01/2007 to 12/31/2007           $8.28            $8.33            492,538
   01/01/2008 to 12/31/2008           $8.33            $6.60            588,925
   01/01/2009 to 12/31/2009           $6.60            $7.58            521,245
   01/01/2010 to 12/31/2010           $7.58            $7.49            268,122
   01/01/2011 to 12/31/2011           $7.49            $8.56            862,925
   01/01/2012 to 12/31/2012           $8.56            $9.42            302,309
   01/01/2013 to 12/31/2013           $9.42           $12.19            276,233
   01/01/2014 to 12/31/2014          $12.19           $14.31            297,503
-------------------------------------------------------------------------------------
ProFund VP Precious Metals
   01/01/2005 to 12/31/2005          $11.77           $14.62          2,426,531
   01/01/2006 to 12/31/2006          $14.62           $15.44          2,487,596
   01/01/2007 to 12/31/2007          $15.44           $18.60          3,177,702
   01/01/2008 to 12/31/2008          $18.60           $12.66          2,709,868
   01/01/2009 to 12/31/2009          $12.66           $16.86          2,850,817
   01/01/2010 to 12/31/2010          $16.86           $22.04          2,921,018
   01/01/2011 to 12/31/2011          $22.04           $17.51          2,103,701
   01/01/2012 to 12/31/2012          $17.51           $14.71          1,572,080
   01/01/2013 to 12/31/2013          $14.71            $8.98          1,162,887
   01/01/2014 to 12/31/2014           $8.98            $6.72            630,558

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   01/01/2005 to 12/31/2005                $16.15           $16.96            501,989
   01/01/2006 to 12/31/2006                $16.96           $22.10            926,728
   01/01/2007 to 12/31/2007                $22.10           $17.47            505,436
   01/01/2008 to 12/31/2008                $17.47           $10.09            587,638
   01/01/2009 to 12/31/2009                $10.09           $12.69            557,087
   01/01/2010 to 12/31/2010                $12.69           $15.57            509,622
   01/01/2011 to 12/31/2011                $15.57           $16.04            345,408
   01/01/2012 to 12/31/2012                $16.04           $18.48            392,557
   01/01/2013 to 12/31/2013                $18.48           $18.19            325,883
   01/01/2014 to 12/31/2014                $18.19           $22.37            289,291
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   01/01/2005 to 12/31/2005                 $6.63            $6.00          3,415,324
   01/01/2006 to 12/31/2006                 $6.00            $6.50          4,567,551
   01/01/2007 to 12/31/2007                 $6.50            $6.06          1,806,294
   01/01/2008 to 12/31/2008                 $6.06            $3.70          2,315,493
   01/01/2009 to 12/31/2009                 $3.70            $4.81          3,128,225
   01/01/2010 to 12/31/2010                 $4.81            $3.97          4,679,376
   01/01/2011 to 12/31/2011                 $3.97            $2.44          2,645,539
   01/01/2012 to 12/31/2012                 $2.44            $2.23          1,760,429
   01/01/2013 to 12/31/2013                 $2.23            $2.56          3,779,215
   01/01/2014 to 12/31/2014                 $2.56            $1.76          3,810,891
-------------------------------------------------------------------------------------------
ProFund VP Semiconductor
   01/01/2005 to 12/31/2005                 $7.15            $7.64            746,084
   01/01/2006 to 12/31/2006                 $7.64            $6.98            339,250
   01/01/2007 to 12/31/2007                 $6.98            $7.35            272,048
   01/01/2008 to 12/31/2008                 $7.35            $3.63            166,664
   01/01/2009 to 12/31/2009                 $3.63            $5.86            794,698
   01/01/2010 to 12/31/2010                 $5.86            $6.47            188,040
   01/01/2011 to 12/31/2011                 $6.47            $6.12            125,111
   01/01/2012 to 12/31/2012                 $6.12            $5.77             77,903
   01/01/2013 to 12/31/2013                 $5.77            $7.57             62,931
   01/01/2014 to 12/31/2014                 $7.57           $10.02            125,840
-------------------------------------------------------------------------------------------
ProFund VP Short Mid-Cap
   01/01/2005 to 12/31/2005                 $9.70            $8.64            364,782
   01/01/2006 to 12/31/2006                 $8.64            $8.18            254,207
   01/01/2007 to 12/31/2007                 $8.18            $7.82            131,223
   01/01/2008 to 12/31/2008                 $7.82           $10.14            177,441
   01/01/2009 to 12/31/2009                $10.14            $6.44            364,588
   01/01/2010 to 12/31/2010                 $6.44            $4.70            280,837
   01/01/2011 to 12/31/2011                 $4.70            $4.24            232,550
   01/01/2012 to 12/31/2012                 $4.24            $3.38            139,533
   01/01/2013 to 12/31/2013                 $3.38            $2.40            116,769
   01/01/2014 to 12/31/2014                 $2.40            $2.07            171,122
-------------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   01/01/2005 to 12/31/2005                 $5.93            $5.88          2,494,108
   01/01/2006 to 12/31/2006                 $5.88            $5.70          1,891,265
   01/01/2007 to 12/31/2007                 $5.70            $4.96            860,024
   01/01/2008 to 12/31/2008                 $4.96            $7.23            722,924
   01/01/2009 to 12/31/2009                 $7.23            $4.22            898,026
   01/01/2010 to 12/31/2010                 $4.22            $3.27            782,589
   01/01/2011 to 12/31/2011                 $3.27            $2.88          1,249,273
   01/01/2012 to 12/31/2012                 $2.88            $2.30            957,612
   01/01/2013 to 12/31/2013                 $2.30            $1.60            348,933
   01/01/2014 to 12/31/2014                 $1.60            $1.27            241,202

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Short Small-Cap
   01/01/2005 to 12/31/2005           $9.54            $9.11            220,842
   01/01/2006 to 12/31/2006           $9.11            $7.90            560,897
   01/01/2007 to 12/31/2007           $7.90            $8.12          1,000,449
   01/01/2008 to 12/31/2008           $8.12            $9.92            233,809
   01/01/2009 to 12/31/2009           $9.92            $6.59            463,501
   01/01/2010 to 12/31/2010           $6.59            $4.61            355,244
   01/01/2011 to 12/31/2011           $4.61            $4.12            702,306
   01/01/2012 to 12/31/2012           $4.12            $3.28            351,352
   01/01/2013 to 12/31/2013           $3.28            $2.22            176,749
   01/01/2014 to 12/31/2014           $2.22            $1.98            197,127
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   01/01/2005 to 12/31/2005          $11.98           $12.67          4,579,886
   01/01/2006 to 12/31/2006          $12.67           $13.54          1,643,633
   01/01/2007 to 12/31/2007          $13.54           $13.85            676,467
   01/01/2008 to 12/31/2008          $13.85            $8.99            990,289
   01/01/2009 to 12/31/2009           $8.99           $11.15          1,476,283
   01/01/2010 to 12/31/2010          $11.15           $13.79          1,733,790
   01/01/2011 to 12/31/2011          $13.79           $13.73          1,437,215
   01/01/2012 to 12/31/2012          $13.73           $15.19            495,243
   01/01/2013 to 12/31/2013          $15.19           $20.98            722,604
   01/01/2014 to 12/31/2014          $20.98           $21.09            341,491
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   01/01/2005 to 12/31/2005          $11.10           $11.35          1,398,441
   01/01/2006 to 12/31/2006          $11.35           $13.11          2,446,357
   01/01/2007 to 12/31/2007          $13.11           $11.96            714,107
   01/01/2008 to 12/31/2008          $11.96            $8.15            838,930
   01/01/2009 to 12/31/2009           $8.15            $9.65            610,084
   01/01/2010 to 12/31/2010           $9.65           $11.59            743,101
   01/01/2011 to 12/31/2011          $11.59           $10.94            752,713
   01/01/2012 to 12/31/2012          $10.94           $12.49            481,299
   01/01/2013 to 12/31/2013          $12.49           $16.91            412,071
   01/01/2014 to 12/31/2014          $16.91           $17.60            237,908
-------------------------------------------------------------------------------------
ProFund VP Technology
   01/01/2005 to 12/31/2005           $8.48            $8.45            577,737
   01/01/2006 to 12/31/2006           $8.45            $8.98            673,628
   01/01/2007 to 12/31/2007           $8.98           $10.10          1,668,456
   01/01/2008 to 12/31/2008          $10.10            $5.53            322,313
   01/01/2009 to 12/31/2009           $5.53            $8.78          1,361,950
   01/01/2010 to 12/31/2010           $8.78            $9.56            652,534
   01/01/2011 to 12/31/2011           $9.56            $9.27            719,037
   01/01/2012 to 12/31/2012           $9.27           $10.06            287,188
   01/01/2013 to 12/31/2013          $10.06           $12.38            175,316
   01/01/2014 to 12/31/2014          $12.38           $14.39            179,412
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   01/01/2005 to 12/31/2005           $8.19            $7.52            456,586
   01/01/2006 to 12/31/2006           $7.52            $9.93          1,277,316
   01/01/2007 to 12/31/2007           $9.93           $10.59          1,098,402
   01/01/2008 to 12/31/2008          $10.59            $6.83            840,295
   01/01/2009 to 12/31/2009           $6.83            $7.21            472,593
   01/01/2010 to 12/31/2010           $7.21            $8.20            847,216
   01/01/2011 to 12/31/2011           $8.20            $8.22            476,200
   01/01/2012 to 12/31/2012           $8.22            $9.42            486,914
   01/01/2013 to 12/31/2013           $9.42           $10.38            375,062
   01/01/2014 to 12/31/2014          $10.38           $10.26            329,989

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   01/01/2005 to 12/31/2005            $11.79           $12.64          2,312,868
   01/01/2006 to 12/31/2006            $12.64           $11.86            821,668
   01/01/2007 to 12/31/2007            $11.86           $12.85          2,443,725
   01/01/2008 to 12/31/2008            $12.85           $18.92          2,696,273
   01/01/2009 to 12/31/2009            $18.92           $12.54          1,333,606
   01/01/2010 to 12/31/2010            $12.54           $13.58          1,042,250
   01/01/2011 to 12/31/2011            $13.58           $19.17          1,145,039
   01/01/2012 to 12/31/2012            $19.17           $19.03            721,134
   01/01/2013 to 12/31/2013            $19.03           $15.14            419,798
   01/01/2014 to 12/31/2014            $15.14           $20.31            243,348
---------------------------------------------------------------------------------------
ProFund VP UltraBull
   01/01/2005 to 12/31/2005            $11.76           $11.87          1,158,024
   01/01/2006 to 12/31/2006            $11.87           $14.36          1,596,920
   01/01/2007 to 12/31/2007            $14.36           $14.24          1,964,725
   01/01/2008 to 12/31/2008            $14.24            $4.57          8,061,341
   01/01/2009 to 12/31/2009             $4.57            $6.50          1,590,074
   01/01/2010 to 12/31/2010             $6.50            $7.81            914,644
   01/01/2011 to 12/31/2011             $7.81            $7.31            689,374
   01/01/2012 to 12/31/2012             $7.31            $9.26            451,227
   01/01/2013 to 12/31/2013             $9.26           $15.31            302,573
   01/01/2014 to 12/31/2014            $15.31           $18.56            265,404
---------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   01/01/2005 to 12/31/2005            $11.99           $13.91          1,935,489
   01/01/2006 to 12/31/2006            $13.91           $15.14          1,588,771
   01/01/2007 to 12/31/2007            $15.14           $15.77          1,072,846
   01/01/2008 to 12/31/2008            $15.77            $5.04          2,684,256
   01/01/2009 to 12/31/2009             $5.04            $8.23          1,356,598
   01/01/2010 to 12/31/2010             $8.23           $12.11          1,530,577
   01/01/2011 to 12/31/2011            $12.11           $10.28            591,778
   01/01/2012 to 12/31/2012            $10.28           $13.40            516,451
   01/01/2013 to 12/31/2013            $13.40           $22.48            317,543
   01/01/2014 to 12/31/2014            $22.48           $25.51            386,697
---------------------------------------------------------------------------------------
ProFund VP UltraNASDAQ-100
   01/01/2005 to 12/31/2005             $7.89            $7.47          4,740,165
   01/01/2006 to 12/31/2006             $7.47            $7.70          2,319,572
   01/01/2007 to 12/31/2007             $7.70            $9.73          4,024,405
   01/01/2008 to 12/31/2008             $9.73            $2.61          3,358,757
   01/01/2009 to 12/31/2009             $2.61            $5.63          1,661,197
   01/01/2010 to 12/31/2010             $5.63            $7.48          1,359,439
   01/01/2011 to 12/31/2011             $7.48            $7.27          1,795,997
   01/01/2012 to 12/31/2012             $7.27            $9.57            563,727
   01/01/2013 to 12/31/2013             $9.57           $16.84            561,715
   01/01/2014 to 12/31/2014            $16.84           $22.50            414,291
---------------------------------------------------------------------------------------
ProFund VP UltraSmall-Cap
   01/01/2005 to 12/31/2005            $15.52           $15.23            816,754
   01/01/2006 to 12/31/2006            $15.23           $18.87          1,580,595
   01/01/2007 to 12/31/2007            $18.87           $16.11            527,856
   01/01/2008 to 12/31/2008            $16.11            $5.36          2,519,397
   01/01/2009 to 12/31/2009             $5.36            $7.39            747,146
   01/01/2010 to 12/31/2010             $7.39           $10.79            930,703
   01/01/2011 to 12/31/2011            $10.79            $8.61            508,081
   01/01/2012 to 12/31/2012             $8.61           $10.97            395,941
   01/01/2013 to 12/31/2013            $10.97           $20.13            296,920
   01/01/2014 to 12/31/2014            $20.13           $20.87            228,008

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
ProFund VP Utilities
   01/01/2005 to 12/31/2005                         $11.13           $12.37          1,996,877
   01/01/2006 to 12/31/2006                         $12.37           $14.51          2,195,309
   01/01/2007 to 12/31/2007                         $14.51           $16.52          3,808,582
   01/01/2008 to 12/31/2008                         $16.52           $11.26          1,279,942
   01/01/2009 to 12/31/2009                         $11.26           $12.27            940,314
   01/01/2010 to 12/31/2010                         $12.27           $12.78            893,746
   01/01/2011 to 12/31/2011                         $12.78           $14.77          1,349,692
   01/01/2012 to 12/31/2012                         $14.77           $14.55            788,140
   01/01/2013 to 12/31/2013                         $14.55           $16.21            725,550
   01/01/2014 to 12/31/2014                         $16.21           $20.07            821,630
----------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   01/01/2005 to 12/31/2005                         $10.53           $12.05            672,243
   01/01/2006 to 12/31/2006                         $12.05           $14.35            742,865
   01/01/2007 to 12/31/2007                         $14.35           $16.87            828,104
   01/01/2008 to 12/31/2008                         $16.87            $8.25            357,600
   01/01/2009 to 12/31/2009                          $8.25           $11.12            408,047
   01/01/2010 to 12/31/2010                         $11.12           $12.47            346,910
   01/01/2011 to 12/31/2011                         $12.47           $10.44            327,254
   01/01/2012 to 12/31/2012                         $10.44           $12.56            230,539
   01/01/2013 to 12/31/2013                         $12.56           $14.69            101,416
   01/01/2014 to 12/31/2014                         $14.69           $13.62             73,228
----------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   01/01/2005 to 12/31/2005                         $10.75           $11.01            304,840
   01/01/2006 to 12/31/2006                         $11.01           $11.14            290,152
   01/01/2007 to 12/31/2007                         $11.14           $11.42            274,858
   01/01/2008 to 12/31/2008                         $11.42            $8.09            259,188
   01/01/2009 to 12/31/2009                          $8.09            $9.05            240,776
   01/01/2010 to 12/31/2010                          $9.05           $10.62            226,552
   01/01/2011 to 12/31/2011                         $10.62           $11.34            243,395
   01/01/2012 to 12/31/2012                         $11.34           $12.21            149,031
   01/01/2013 to 12/31/2013                         $12.21           $17.07            202,561
   01/01/2014 to 04/25/2014                         $17.07           $16.84                  0
----------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   01/01/2005 to 12/31/2005                         $11.32           $11.94          2,420,874
   01/01/2006 to 12/31/2006                         $11.94           $13.10          2,772,210
   01/01/2007 to 12/31/2007                         $13.10           $14.10          2,203,754
   01/01/2008 to 12/31/2008                         $14.10            $7.65          1,345,285
   01/01/2009 to 12/31/2009                          $7.65            $8.51            861,853
   01/01/2010 to 12/31/2010                          $8.51            $9.96            654,754
   01/01/2011 to 12/31/2011                          $9.96            $9.64            581,345
   01/01/2012 to 12/31/2012                          $9.64           $10.71            565,987
   01/01/2013 to 12/31/2013                         $10.71           $14.30            532,138
   01/01/2014 to 04/25/2014                         $14.30           $14.21                  0
----------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   01/01/2005 to 12/31/2005                         $10.48            $9.98            194,864
   01/01/2006 to 12/31/2006                          $9.98           $12.32            481,064
   01/01/2007 to 12/31/2007                         $12.32           $12.20            235,030
   01/01/2008 to 12/31/2008                         $12.20            $8.58            249,670
   01/01/2009 to 12/31/2009                          $8.58            $9.61            136,907
   01/01/2010 to 12/31/2010                          $9.61           $11.04            221,649
   01/01/2011 to 12/31/2011                         $11.04           $11.69            189,624
   01/01/2012 to 12/31/2012                         $11.69           $12.73            184,517
   01/01/2013 to 12/31/2013                         $12.73           $16.39            166,823
   01/01/2014 to 04/25/2014                         $16.39           $16.13                  0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/02/2005* to 12/31/2005                                                 $10.00            $9.76          1,240,525
   01/01/2006 to 12/31/2006                                                   $9.76           $11.34          2,310,768
   01/01/2007 to 12/31/2007                                                  $11.34           $11.28          2,000,024
   01/01/2008 to 12/31/2008                                                  $11.28            $6.59          1,374,063
   01/01/2009 to 12/31/2009                                                   $6.59            $7.40            996,116
   01/01/2010 to 12/31/2010                                                   $7.40            $8.48            902,956
   01/01/2011 to 12/31/2011                                                   $8.48            $8.84          1,077,472
   01/01/2012 to 12/31/2012                                                   $8.84            $9.18            630,897
   01/01/2013 to 12/31/2013                                                   $9.18           $11.57            561,037
   01/01/2014 to 04/25/2014                                                  $11.57           $11.97                  0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   01/01/2005 to 12/31/2005                                                  $12.59           $14.82          1,068,337
   01/01/2006 to 12/31/2006                                                  $14.82           $15.00          1,119,827
   01/01/2007 to 12/31/2007                                                  $15.00           $17.43          1,173,103
   01/01/2008 to 12/31/2008                                                  $17.43            $7.74          1,027,401
   01/01/2009 to 12/31/2009                                                   $7.74            $8.16            663,617
   01/01/2010 to 12/31/2010                                                   $8.16           $10.47            604,695
   01/01/2011 to 12/31/2011                                                  $10.47            $7.75            467,540
   01/01/2012 to 12/31/2012                                                   $7.75            $9.25            312,129
   01/01/2013 to 12/31/2013                                                   $9.25           $11.96            253,593
   01/01/2014 to 04/25/2014                                                  $11.96           $12.77                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   01/01/2005 to 12/31/2005                                                  $11.18           $11.59            534,648
   01/01/2006 to 12/31/2006                                                  $11.59           $13.51            582,613
   01/01/2007 to 12/31/2007                                                  $13.51           $13.66            497,287
   01/01/2008 to 12/31/2008                                                  $13.66            $8.53            312,113
   01/01/2009 to 12/31/2009                                                   $8.53            $9.81            287,896
   01/01/2010 to 07/16/2010                                                   $9.81            $9.43                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $13.33           $16.11            637,587
   01/01/2011 to 12/31/2011                                                  $16.11           $13.82            523,908
   01/01/2012 to 12/31/2012                                                  $13.82           $15.45            401,945
   01/01/2013 to 12/31/2013                                                  $15.45           $18.23            283,907
   01/01/2014 to 12/31/2014                                                  $18.23           $16.98            217,416
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                  $9.43           $10.98            306,415
   01/01/2011 to 12/31/2011                                                  $10.98           $10.57            290,158
   01/01/2012 to 12/31/2012                                                  $10.57           $12.42            233,447
   01/01/2013 to 12/31/2013                                                  $12.42           $15.91            251,990
   01/01/2014 to 12/31/2014                                                  $15.91           $17.26            202,790
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.54           $15.82            385,986
   01/01/2011 to 12/31/2011                                                  $15.82           $14.72            411,256
   01/01/2012 to 12/31/2012                                                  $14.72           $17.48            413,544
   01/01/2013 to 12/31/2013                                                  $17.48           $24.11            306,342
   01/01/2014 to 12/31/2014                                                  $24.11           $24.68            201,332
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.25            617,813
   01/01/2011 to 12/31/2011                                                  $12.25           $11.52            383,450
   01/01/2012 to 12/31/2012                                                  $11.52           $12.25            264,060
   01/01/2013 to 12/31/2013                                                  $12.25           $18.14            293,944
   01/01/2014 to 12/31/2014                                                  $18.14           $17.54            192,275

 *  Denotes the start date of these sub-accounts

                                    APEX II
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13            20,597
   01/01/2010 to 12/31/2010                               $12.13           $13.17            65,536
   01/01/2011 to 12/31/2011                               $13.17           $12.43            29,622
   01/01/2012 to 12/31/2012                               $12.43           $13.57            36,253
   01/01/2013 to 12/31/2013                               $13.57           $14.46            11,985
   01/01/2014 to 12/31/2014                               $14.46           $14.56            21,734
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/01/2009 to 12/31/2009                               $10.04           $12.33            33,933
   01/01/2010 to 12/31/2010                               $12.33           $13.59            52,061
   01/01/2011 to 12/31/2011                               $13.59           $13.19            26,435
   01/01/2012 to 12/31/2012                               $13.19           $14.54            36,464
   01/01/2013 to 12/31/2013                               $14.54           $16.43            19,293
   01/01/2014 to 12/31/2014                               $16.43           $16.90            28,366
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.38            11,520
   01/01/2010 to 12/31/2010                               $12.38           $13.66            10,502
   01/01/2011 to 12/31/2011                               $13.66           $13.72             7,324
   01/01/2012 to 05/04/2012                               $13.72           $14.83                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.96           104,004
   01/01/2010 to 12/31/2010                               $11.96           $13.02           131,786
   01/01/2011 to 12/31/2011                               $13.02           $12.47            52,667
   01/01/2012 to 12/31/2012                               $12.47           $13.60            56,424
   01/01/2013 to 12/31/2013                               $13.60           $15.51            26,419
   01/01/2014 to 12/31/2014                               $15.51           $16.02            35,868
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $10.00            $9.08                 0
   01/01/2012 to 12/31/2012                                $9.08            $9.85                 0
   01/01/2013 to 12/31/2013                                $9.85           $10.58             3,133
   01/01/2014 to 12/31/2014                               $10.58           $10.76             3,650
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $10.00           $10.40             1,087
   01/01/2014 to 12/31/2014                               $10.40           $10.44               859
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.92                 0
   01/01/2010 to 12/31/2010                                $9.92           $10.52                 0
   01/01/2011 to 12/31/2011                               $10.52           $10.85                 0
   01/01/2012 to 12/31/2012                               $10.85           $10.84                 0
   01/01/2013 to 12/31/2013                               $10.84           $10.48                 0
   01/01/2014 to 12/31/2014                               $10.48           $10.14                 0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.54            10,856
   01/01/2010 to 12/31/2010                                $9.54           $10.23            53,548
   01/01/2011 to 12/31/2011                               $10.23           $10.88            99,457
   01/01/2012 to 12/31/2012                               $10.88           $10.98            49,369
   01/01/2013 to 12/31/2013                               $10.98           $10.58            31,441
   01/01/2014 to 12/31/2014                               $10.58           $10.30            14,936

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                            $10.00           $10.63            78,013
   01/01/2011 to 12/31/2011                             $10.63           $11.48           166,186
   01/01/2012 to 12/31/2012                             $11.48           $11.70           128,946
   01/01/2013 to 12/31/2013                             $11.70           $11.11            97,521
   01/01/2014 to 12/31/2014                             $11.11           $10.92            54,941
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                              $9.92            $9.61                 0
   01/01/2010 to 12/31/2010                              $9.61           $10.36                 0
   01/01/2011 to 12/31/2011                             $10.36           $11.41           300,079
   01/01/2012 to 12/31/2012                             $11.41           $11.69           203,929
   01/01/2013 to 12/31/2013                             $11.69           $10.98           124,021
   01/01/2014 to 12/31/2014                             $10.98           $10.93            85,105
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                              $9.91            $9.51                 0
   01/01/2010 to 12/31/2010                              $9.51           $10.27                 0
   01/01/2011 to 12/31/2011                             $10.27           $11.55                 0
   01/01/2012 to 12/31/2012                             $11.55           $11.85            57,097
   01/01/2013 to 12/31/2013                             $11.85           $10.93            75,887
   01/01/2014 to 12/31/2014                             $10.93           $11.05            30,895
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                              $9.88            $9.19                 0
   01/01/2010 to 12/31/2010                              $9.19            $9.96            67,081
   01/01/2011 to 12/31/2011                              $9.96           $11.46             5,989
   01/01/2012 to 12/31/2012                             $11.46           $11.82             3,224
   01/01/2013 to 12/31/2013                             $11.82           $10.71           100,166
   01/01/2014 to 12/31/2014                             $10.71           $11.02            58,122
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                            $10.00           $10.87            55,827
   01/01/2011 to 12/31/2011                             $10.87           $12.68           479,189
   01/01/2012 to 12/31/2012                             $12.68           $13.12           250,845
   01/01/2013 to 12/31/2013                             $13.12           $11.83            78,873
   01/01/2014 to 12/31/2014                             $11.83           $12.35           169,047
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                            $10.00           $11.87           148,179
   01/01/2012 to 12/31/2012                             $11.87           $12.18           231,919
   01/01/2013 to 12/31/2013                             $12.18           $10.66            25,469
   01/01/2014 to 12/31/2014                             $10.66           $11.40            15,562
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                            $10.00           $10.27            77,251
   01/01/2013 to 12/31/2013                             $10.27            $8.94           685,322
   01/01/2014 to 12/31/2014                              $8.94            $9.76           475,047
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                            $10.00            $8.64           347,529
   01/01/2014 to 12/31/2014                              $8.64            $9.60           177,322
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                            $10.00           $11.16            16,526
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.14           $10.28                 0
   01/01/2010 to 12/31/2010                             $10.28           $11.34               916
   01/01/2011 to 12/31/2011                             $11.34           $10.34               252
   01/01/2012 to 12/31/2012                             $10.34           $11.36               289
   01/01/2013 to 12/31/2013                             $11.36           $14.47               201
   01/01/2014 to 12/31/2014                             $14.47           $15.47               783

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.04           $12.23            88,371
   01/01/2010 to 12/31/2010                                       $12.23           $13.44           112,968
   01/01/2011 to 12/31/2011                                       $13.44           $12.71            48,818
   01/01/2012 to 12/31/2012                                       $12.71           $14.02            64,061
   01/01/2013 to 12/31/2013                                       $14.02           $16.67            34,911
   01/01/2014 to 12/31/2014                                       $16.67           $17.29            31,756
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.52                 0
   01/01/2014 to 12/31/2014                                       $11.52           $12.69               237
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                                        $9.61           $14.41             3,009
   01/01/2010 to 12/31/2010                                       $14.41           $17.98             2,762
   01/01/2011 to 12/31/2011                                       $17.98           $18.59             1,055
   01/01/2012 to 12/31/2012                                       $18.59           $20.78             1,973
   01/01/2013 to 12/31/2013                                       $20.78           $20.78               973
   01/01/2014 to 12/31/2014                                       $20.78           $26.38             1,299
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.60                 0
   01/01/2014 to 12/31/2014                                        $9.60            $9.78                 0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/01/2009 to 12/31/2009                                       $10.01           $12.21            40,030
   01/01/2010 to 12/31/2010                                       $12.21           $13.54            69,693
   01/01/2011 to 12/31/2011                                       $13.54           $12.93            27,636
   01/01/2012 to 12/31/2012                                       $12.93           $13.87            29,060
   01/01/2013 to 12/31/2013                                       $13.87           $15.43            12,216
   01/01/2014 to 12/31/2014                                       $15.43           $15.43            13,448
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.03           $11.89             9,882
   01/01/2010 to 12/31/2010                                       $11.89           $13.06            11,383
   01/01/2011 to 12/31/2011                                       $13.06           $12.35             6,047
   01/01/2012 to 12/31/2012                                       $12.35           $13.61             6,502
   01/01/2013 to 12/31/2013                                       $13.61           $15.73             1,090
   01/01/2014 to 12/31/2014                                       $15.73           $16.12             1,812
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.64            85,979
   01/01/2013 to 12/31/2013                                       $10.64           $12.85            61,658
   01/01/2014 to 12/31/2014                                       $12.85           $12.85            66,734
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.71                 0
   01/01/2014 to 12/31/2014                                       $10.71           $10.65               235
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/01/2009 to 12/31/2009                                        $9.86           $13.84             5,212
   01/01/2010 to 12/31/2010                                       $13.84           $16.13             5,671
   01/01/2011 to 12/31/2011                                       $16.13           $14.85             2,697
   01/01/2012 to 12/31/2012                                       $14.85           $18.26             2,502
   01/01/2013 to 12/31/2013                                       $18.26           $18.47               757
   01/01/2014 to 12/31/2014                                       $18.47           $20.40             1,542
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/01/2009 to 12/31/2009                                       $10.05           $12.75             5,300
   01/01/2010 to 12/31/2010                                       $12.75           $13.64             5,682
   01/01/2011 to 12/31/2011                                       $13.64           $12.70               564
   01/01/2012 to 12/31/2012                                       $12.70           $14.74             1,000
   01/01/2013 to 12/31/2013                                       $14.74           $18.54               549
   01/01/2014 to 02/07/2014                                       $18.54           $18.22                 0

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                        $10.12           $12.12             5,259
   01/01/2010 to 12/31/2010                        $12.12           $13.27             4,461
   01/01/2011 to 12/31/2011                        $13.27           $12.15             2,054
   01/01/2012 to 12/31/2012                        $12.15           $14.10             2,577
   01/01/2013 to 12/31/2013                        $14.10           $18.25             2,072
   01/01/2014 to 12/31/2014                        $18.25           $20.02             2,527
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                        $10.06           $13.39            10,087
   01/01/2010 to 12/31/2010                        $13.39           $15.56            11,918
   01/01/2011 to 12/31/2011                        $15.56           $14.64             5,719
   01/01/2012 to 12/31/2012                        $14.64           $16.97             5,361
   01/01/2013 to 12/31/2013                        $16.97           $21.75             3,788
   01/01/2014 to 12/31/2014                        $21.75           $23.52             5,202
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $11.78             8,173
   01/01/2010 to 12/31/2010                        $11.78           $12.74            48,976
   01/01/2011 to 12/31/2011                        $12.74           $12.29            29,103
   01/01/2012 to 12/31/2012                        $12.29           $13.13            27,510
   01/01/2013 to 12/31/2013                        $13.13           $13.98             3,763
   01/01/2014 to 12/31/2014                        $13.98           $14.10            12,688
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                         $9.95           $12.67            11,393
   01/01/2010 to 12/31/2010                        $12.67           $15.58            11,365
   01/01/2011 to 12/31/2011                        $15.58           $15.30             2,764
   01/01/2012 to 12/31/2012                        $15.30           $17.16             5,135
   01/01/2013 to 12/31/2013                        $17.16           $23.09             1,883
   01/01/2014 to 12/31/2014                        $23.09           $24.00             5,106
---------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                        $10.10           $12.67             3,083
   01/01/2010 to 12/31/2010                        $12.67           $13.81             2,749
   01/01/2011 to 12/31/2011                        $13.81           $13.33             1,157
   01/01/2012 to 12/31/2012                        $13.33           $14.65               912
   01/01/2013 to 12/31/2013                        $14.65           $19.12               533
   01/01/2014 to 12/31/2014                        $19.12           $18.83             3,009
---------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $12.43             5,092
   01/01/2010 to 12/31/2010                        $12.43           $13.68            10,081
   01/01/2011 to 12/31/2011                        $13.68           $13.68             2,509
   01/01/2012 to 12/31/2012                        $13.68           $15.11             5,003
   01/01/2013 to 12/31/2013                        $15.11           $15.70             4,092
   01/01/2014 to 12/31/2014                        $15.70           $15.61             4,193
---------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                        $10.14           $13.18             2,490
   01/01/2010 to 12/31/2010                        $13.18           $14.63            11,291
   01/01/2011 to 12/31/2011                        $14.63           $12.35             3,255
   01/01/2012 to 12/31/2012                        $12.35           $14.42             4,810
   01/01/2013 to 12/31/2013                        $14.42           $16.64             2,931
   01/01/2014 to 12/31/2014                        $16.64           $15.24             3,701
---------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                        $10.12           $13.01             2,413
   01/01/2010 to 12/31/2010                        $13.01           $14.02             2,501
   01/01/2011 to 12/31/2011                        $14.02           $11.88             1,271
   01/01/2012 to 12/31/2012                        $11.88           $13.44             1,073
   01/01/2013 to 12/31/2013                        $13.44           $15.57               345
   01/01/2014 to 12/31/2014                        $15.57           $14.08               415

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/01/2009 to 12/31/2009                              $10.04           $12.17            20,236
   01/01/2010 to 12/31/2010                              $12.17           $13.42            32,414
   01/01/2011 to 12/31/2011                              $13.42           $12.94            14,505
   01/01/2012 to 12/31/2012                              $12.94           $14.25            12,999
   01/01/2013 to 12/31/2013                              $14.25           $16.07             2,443
   01/01/2014 to 12/31/2014                              $16.07           $16.57             3,605
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.13           $13.50             6,659
   01/01/2010 to 12/31/2010                              $13.50           $14.02            15,984
   01/01/2011 to 12/31/2011                              $14.02           $12.35             3,646
   01/01/2012 to 12/31/2012                              $12.35           $14.60             4,897
   01/01/2013 to 12/31/2013                              $14.60           $16.33             2,837
   01/01/2014 to 12/31/2014                              $16.33           $14.82             3,439
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/01/2009 to 12/31/2009                              $10.08           $11.59            20,757
   01/01/2010 to 12/31/2010                              $11.59           $12.06            27,863
   01/01/2011 to 12/31/2011                              $12.06           $11.72            14,468
   01/01/2012 to 12/31/2012                              $11.72           $12.58            14,931
   01/01/2013 to 12/31/2013                              $12.58           $13.54             3,132
   01/01/2014 to 12/31/2014                              $13.54           $13.84             3,997
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.27                 0
   01/01/2010 to 12/31/2010                              $10.27           $11.09               692
   01/01/2011 to 12/31/2011                              $11.09           $10.82               502
   01/01/2012 to 12/31/2012                              $10.82           $12.08             5,202
   01/01/2013 to 12/31/2013                              $12.08           $15.99             3,955
   01/01/2014 to 12/31/2014                              $15.99           $16.97             1,311
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                              $10.06           $12.65               573
   01/01/2010 to 12/31/2010                              $12.65           $13.88            14,237
   01/01/2011 to 12/31/2011                              $13.88           $12.89             2,571
   01/01/2012 to 12/31/2012                              $12.89           $14.61             3,452
   01/01/2013 to 12/31/2013                              $14.61           $19.81             2,533
   01/01/2014 to 12/31/2014                              $19.81           $21.84             2,755
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                              $10.01           $12.63            10,541
   01/01/2010 to 12/31/2010                              $12.63           $14.66            10,205
   01/01/2011 to 12/31/2011                              $14.66           $14.09             6,178
   01/01/2012 to 12/31/2012                              $14.09           $15.33             5,047
   01/01/2013 to 12/31/2013                              $15.33           $20.31             4,771
   01/01/2014 to 12/31/2014                              $20.31           $21.77             5,355
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                              $10.03           $12.00             1,494
   01/01/2010 to 12/31/2010                              $12.00           $13.20             5,460
   01/01/2011 to 12/31/2011                              $13.20           $14.10             3,371
   01/01/2012 to 12/31/2012                              $14.10           $14.48             3,340
   01/01/2013 to 12/31/2013                              $14.48           $13.76               550
   01/01/2014 to 12/31/2014                              $13.76           $14.19             2,615
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.07           $13.28             9,929
   01/01/2010 to 12/31/2010                              $13.28           $14.42             7,763
   01/01/2011 to 12/31/2011                              $14.42           $13.54             3,117
   01/01/2012 to 12/31/2012                              $13.54           $16.16             6,301
   01/01/2013 to 12/31/2013                              $16.16           $20.00             2,669
   01/01/2014 to 12/31/2014                              $20.00           $20.09             6,478

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07            12,013
   01/01/2010 to 12/31/2010                               $12.07           $13.20            19,094
   01/01/2011 to 12/31/2011                               $13.20           $12.72             5,650
   01/01/2012 to 12/31/2012                               $12.72           $14.44            12,520
   01/01/2013 to 12/31/2013                               $14.44           $19.14             7,446
   01/01/2014 to 12/31/2014                               $19.14           $20.17             7,479
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.14                 0
   01/01/2013 to 12/31/2013                               $10.14           $13.23                 0
   01/01/2014 to 12/31/2014                               $13.23           $14.13                 0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14            12,399
   01/01/2010 to 12/31/2010                               $13.14           $15.75             8,558
   01/01/2011 to 12/31/2011                               $15.75           $14.74             4,926
   01/01/2012 to 12/31/2012                               $14.74           $16.92             5,226
   01/01/2013 to 12/31/2013                               $16.92           $21.73             2,453
   01/01/2014 to 12/31/2014                               $21.73           $24.22             4,675
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80            61,155
   01/01/2010 to 12/31/2010                                $9.80            $9.50            66,807
   01/01/2011 to 12/31/2011                                $9.50            $9.22            22,753
   01/01/2012 to 12/31/2012                                $9.22            $8.94            21,654
   01/01/2013 to 12/31/2013                                $8.94            $8.66            38,219
   01/01/2014 to 12/31/2014                                $8.66            $8.40            34,608
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62             1,324
   01/01/2010 to 12/31/2010                               $13.62           $16.31             2,199
   01/01/2011 to 12/31/2011                               $16.31           $15.42               751
   01/01/2012 to 12/31/2012                               $15.42           $17.51             4,345
   01/01/2013 to 12/31/2013                               $17.51           $24.10             3,593
   01/01/2014 to 12/31/2014                               $24.10           $26.70             2,440
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.05                 0
   01/01/2012 to 12/31/2012                               $10.05           $10.21               454
   01/01/2013 to 12/31/2013                               $10.21            $9.62                 0
   01/01/2014 to 12/31/2014                                $9.62            $9.81             1,453
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28             2,880
   01/01/2010 to 12/31/2010                               $12.28           $15.32            12,697
   01/01/2011 to 12/31/2011                               $15.32           $15.10             3,661
   01/01/2012 to 12/31/2012                               $15.10           $16.46            10,250
   01/01/2013 to 12/31/2013                               $16.46           $21.16             6,640
   01/01/2014 to 12/31/2014                               $21.16           $22.14             4,576
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.99             1,364
   01/01/2010 to 12/31/2010                               $11.99           $13.98            13,027
   01/01/2011 to 04/29/2011                               $13.98           $15.60                 0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.22            17,403
   01/01/2013 to 12/31/2013                               $10.22           $11.79            12,005
   01/01/2014 to 12/31/2014                               $11.79           $12.01             6,593
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/01/2009 to 12/31/2009                               $10.05           $14.70               544
   01/01/2010 to 12/31/2010                               $14.70           $17.42             8,655
   01/01/2011 to 12/31/2011                               $17.42           $13.47             3,004
   01/01/2012 to 12/31/2012                               $13.47           $15.40             3,488
   01/01/2013 to 12/31/2013                               $15.40           $14.96               966
   01/01/2014 to 12/31/2014                               $14.96           $13.82             1,352

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                         $9.99           $10.41            10,719
   01/01/2010 to 12/31/2010                        $10.41           $10.49             8,917
   01/01/2011 to 12/31/2011                        $10.49           $10.40             3,150
   01/01/2012 to 12/31/2012                        $10.40           $10.55             3,391
   01/01/2013 to 12/31/2013                        $10.55           $10.01               590
   01/01/2014 to 12/31/2014                        $10.01            $9.70               546
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                         $9.98           $10.98           109,219
   01/01/2010 to 12/31/2010                        $10.98           $11.46           174,087
   01/01/2011 to 12/31/2011                        $11.46           $11.47            92,726
   01/01/2012 to 12/31/2012                        $11.47           $12.15            96,820
   01/01/2013 to 12/31/2013                        $12.15           $11.57            35,919
   01/01/2014 to 12/31/2014                        $11.57           $11.69            32,447
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $11.53           117,847
   01/01/2010 to 12/31/2010                        $11.53           $12.36           141,279
   01/01/2011 to 12/31/2011                        $12.36           $12.10            76,596
   01/01/2012 to 12/31/2012                        $12.10           $12.95            76,027
   01/01/2013 to 12/31/2013                        $12.95           $13.71            18,950
   01/01/2014 to 12/31/2014                        $13.71           $14.06            22,497
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.05               193
   01/01/2012 to 12/31/2012                        $10.05           $10.43                85
   01/01/2013 to 12/31/2013                        $10.43            $9.88                 0
   01/01/2014 to 12/31/2014                         $9.88           $10.16             6,980
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/01/2009 to 12/31/2009                         $9.98           $12.07            33,032
   01/01/2010 to 12/31/2010                        $12.07           $13.93            76,341
   01/01/2011 to 12/31/2011                        $13.93           $12.67            31,690
   01/01/2012 to 12/31/2012                        $12.67           $13.87            41,291
   01/01/2013 to 12/31/2013                        $13.87           $15.74            17,345
   01/01/2014 to 12/31/2014                        $15.74           $16.66            25,798
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/01/2009 to 12/31/2009                        $10.08           $12.72                56
   01/01/2010 to 12/31/2010                        $12.72           $14.19               312
   01/01/2011 to 12/31/2011                        $14.19           $14.23               118
   01/01/2012 to 12/31/2012                        $14.23           $16.39                83
   01/01/2013 to 12/31/2013                        $16.39           $21.05                34
   01/01/2014 to 12/31/2014                        $21.05           $23.92               165
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.81                 0
   01/01/2012 to 12/31/2012                         $8.81            $9.67                 0
   01/01/2013 to 12/31/2013                         $9.67           $11.47                 0
   01/01/2014 to 12/31/2014                        $11.47           $11.85                 0
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/01/2009 to 12/31/2009                        $10.04           $11.86            24,557
   01/01/2010 to 12/31/2010                        $11.86           $12.87            39,827
   01/01/2011 to 12/31/2011                        $12.87           $12.25            16,831
   01/01/2012 to 12/31/2012                        $12.25           $13.09            20,040
   01/01/2013 to 12/31/2013                        $13.09           $14.27             5,148
   01/01/2014 to 12/31/2014                        $14.27           $14.55            10,773
---------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/01/2009 to 12/31/2009                        $10.05           $12.26             8,395
   01/01/2010 to 12/31/2010                        $12.26           $13.59            20,779
   01/01/2011 to 12/31/2011                        $13.59           $12.86             9,445
   01/01/2012 to 12/31/2012                        $12.86           $14.45            11,058
   01/01/2013 to 12/31/2013                        $14.45           $16.54             4,145
   01/01/2014 to 12/31/2014                        $16.54           $16.91             8,569

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/01/2009 to 12/31/2009                                 $10.08           $12.30            20,952
   01/01/2010 to 12/31/2010                                 $12.30           $13.34            37,585
   01/01/2011 to 12/31/2011                                 $13.34           $12.49            18,344
   01/01/2012 to 12/31/2012                                 $12.49           $13.46            17,149
   01/01/2013 to 12/31/2013                                 $13.46           $14.93             6,711
   01/01/2014 to 12/31/2014                                 $14.93           $14.91             8,691
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.90             3,606
   01/01/2010 to 12/31/2010                                 $12.90           $16.57             4,862
   01/01/2011 to 12/31/2011                                 $16.57           $13.96             5,255
   01/01/2012 to 12/31/2012                                 $13.96           $16.25             5,823
   01/01/2013 to 12/31/2013                                 $16.25           $22.19             4,781
   01/01/2014 to 12/31/2014                                 $22.19           $22.57             6,128
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.01           $13.05             1,009
   01/01/2010 to 12/31/2010                                 $13.05           $17.25             4,684
   01/01/2011 to 12/31/2011                                 $17.25           $16.57             1,545
   01/01/2012 to 12/31/2012                                 $16.57           $18.01             4,955
   01/01/2013 to 12/31/2013                                 $18.01           $23.61             3,505
   01/01/2014 to 12/31/2014                                 $23.61           $23.76             1,821
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.85               758
   01/01/2010 to 12/31/2010                                 $12.85           $15.70             9,508
   01/01/2011 to 12/31/2011                                 $15.70           $14.31             2,394
   01/01/2012 to 12/31/2012                                 $14.31           $16.40             3,290
   01/01/2013 to 12/31/2013                                 $16.40           $21.84             2,171
   01/01/2014 to 12/31/2014                                 $21.84           $22.29             2,870
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                 $10.04           $12.06            43,885
   01/01/2010 to 12/31/2010                                 $12.06           $13.05            45,724
   01/01/2011 to 12/31/2011                                 $13.05           $12.90            20,735
   01/01/2012 to 12/31/2012                                 $12.90           $14.19            29,389
   01/01/2013 to 12/31/2013                                 $14.19           $16.08            15,266
   01/01/2014 to 12/31/2014                                 $16.08           $16.50            25,157
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                 $10.10           $12.82               240
   01/01/2010 to 12/31/2010                                 $12.82           $14.07               187
   01/01/2011 to 12/31/2011                                 $14.07           $13.42             1,337
   01/01/2012 to 12/31/2012                                 $13.42           $15.25               120
   01/01/2013 to 12/31/2013                                 $15.25           $19.18               429
   01/01/2014 to 12/31/2014                                 $19.18           $19.98             1,130
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.99           $13.07             5,649
   01/01/2010 to 12/31/2010                                 $13.07           $14.68            16,473
   01/01/2011 to 12/31/2011                                 $14.68           $13.99             4,943
   01/01/2012 to 12/31/2012                                 $13.99           $15.95             7,580
   01/01/2013 to 12/31/2013                                 $15.95           $22.27             3,641
   01/01/2014 to 12/31/2014                                 $22.27           $23.39             8,038
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/01/2009 to 12/31/2009                                 $10.30           $13.66            22,188
   01/01/2010 to 12/31/2010                                 $13.66           $15.96            33,585
   01/01/2011 to 12/31/2011                                 $15.96           $13.16            12,364
   01/01/2012 to 12/31/2012                                 $13.16           $13.22            17,404
   01/01/2013 to 12/31/2013                                 $13.22           $14.79             7,649
   01/01/2014 to 12/31/2014                                 $14.79           $13.14             8,829

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                  $10.02           $11.03             7,216
   01/01/2010 to 12/31/2010                                  $11.03           $11.31            13,161
   01/01/2011 to 12/31/2011                                  $11.31           $11.42             8,552
   01/01/2012 to 12/31/2012                                  $11.42           $11.65             8,562
   01/01/2013 to 12/31/2013                                  $11.65           $10.87               953
   01/01/2014 to 12/31/2014                                  $10.87           $10.59             1,094
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $12.68            35,658
   01/01/2010 to 12/31/2010                                  $12.68           $14.09            29,905
   01/01/2011 to 12/31/2011                                  $14.09           $13.19             9,998
   01/01/2012 to 12/31/2012                                  $13.19           $14.19            18,422
   01/01/2013 to 12/31/2013                                  $14.19           $16.58            11,668
   01/01/2014 to 12/31/2014                                  $16.58           $16.96            12,844
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.99           $10.68               608
   01/01/2010 to 12/31/2010                                  $10.68           $11.17             8,009
   01/01/2011 to 12/31/2011                                  $11.17           $11.48             2,004
   01/01/2012 to 12/31/2012                                  $11.48           $12.00             4,104
   01/01/2013 to 12/31/2013                                  $12.00           $11.46             1,345
   01/01/2014 to 12/31/2014                                  $11.46           $11.91             3,980
-------------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   05/01/2009 to 12/31/2009                                  $10.04           $12.55                 0
   01/01/2010 to 07/16/2010                                  $12.55           $12.19                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                  $10.05           $12.65                96
   01/01/2010 to 07/16/2010                                  $12.65           $11.93                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                   $9.89           $12.76               471
   01/01/2010 to 07/16/2010                                  $12.76           $11.82                 0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   05/01/2009 to 12/31/2009                                  $10.10           $13.19                 0
   01/01/2010 to 12/31/2010                                  $13.19           $15.21               400
   01/01/2011 to 12/31/2011                                  $15.21           $13.14               113
   01/01/2012 to 12/31/2012                                  $13.14           $14.50               127
   01/01/2013 to 12/31/2013                                  $14.50           $18.43                 0
   01/01/2014 to 04/25/2014                                  $18.43           $18.91                 0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2009 to 12/31/2009                                  $10.07           $12.74            43,424
   01/01/2010 to 12/31/2010                                  $12.74           $13.62           109,519
   01/01/2011 to 12/31/2011                                  $13.62           $12.98            50,893
   01/01/2012 to 09/21/2012                                  $12.98           $14.39                 0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $14.39               685
   01/01/2010 to 12/31/2010                                  $14.39           $15.31             1,333
   01/01/2011 to 12/31/2011                                  $15.31           $13.73               657
   01/01/2012 to 12/31/2012                                  $13.73           $16.69               812
   01/01/2013 to 12/31/2013                                  $16.69           $18.50                52
   01/01/2014 to 04/25/2014                                  $18.50           $18.03                 0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.09               380
   01/01/2012 to 04/27/2012                                   $8.09            $9.13                 0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.03               981
   01/01/2012 to 12/31/2012                                   $9.03           $10.40             1,301
   01/01/2013 to 12/31/2013                                  $10.40           $13.21               478
   01/01/2014 to 12/31/2014                                  $13.21           $14.45             1,153

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   05/01/2009 to 12/31/2009                            $10.04           $13.06              637
   01/01/2010 to 12/31/2010                            $13.06           $15.68              576
   01/01/2011 to 04/29/2011                            $15.68           $17.38                0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   05/01/2009 to 12/31/2009                            $10.00           $13.90            2,477
   01/01/2010 to 12/31/2010                            $13.90           $14.86            1,798
   01/01/2011 to 04/29/2011                            $14.86           $15.61                0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   05/01/2009 to 12/31/2009                             $9.95           $12.67              410
   01/01/2010 to 12/31/2010                            $12.67           $12.93            1,135
   01/01/2011 to 12/31/2011                            $12.93           $13.03              509
   01/01/2012 to 12/31/2012                            $13.03           $15.28              646
   01/01/2013 to 12/31/2013                            $15.28           $20.81               58
   01/01/2014 to 12/31/2014                            $20.81           $24.15              145
-------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                           $10.05            $9.67              486
   01/01/2013 to 12/31/2013                             $9.67           $12.85              147
   01/01/2014 to 12/31/2014                            $12.85           $13.46              396
-------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   05/01/2009 to 12/31/2009                            $10.12           $14.41            3,106
   01/01/2010 to 12/31/2010                            $14.41           $16.23            2,867
   01/01/2011 to 12/31/2011                            $16.23           $12.21              701
   01/01/2012 to 12/31/2012                            $12.21           $13.82              674
   01/01/2013 to 12/31/2013                            $13.82           $13.40               15
   01/01/2014 to 12/31/2014                            $13.40           $12.24              400
-------------------------------------------------------------------------------------------------------
ProFund VP Asia 30
   05/01/2009 to 12/31/2009                            $10.20           $13.92                0
   01/01/2010 to 12/31/2010                            $13.92           $15.37                0
   01/01/2011 to 12/31/2011                            $15.37           $10.88                0
   01/01/2012 to 12/31/2012                            $10.88           $12.18                0
   01/01/2013 to 12/31/2013                            $12.18           $13.58                0
   01/01/2014 to 12/31/2014                            $13.58           $12.96                0
-------------------------------------------------------------------------------------------------------
ProFund VP Banks
   05/01/2009 to 12/31/2009                             $9.77           $12.43                0
   01/01/2010 to 12/31/2010                            $12.43           $13.05                0
   01/01/2011 to 12/31/2011                            $13.05            $9.27                0
   01/01/2012 to 12/31/2012                             $9.27           $11.99                0
   01/01/2013 to 12/31/2013                            $11.99           $15.51                0
   01/01/2014 to 12/31/2014                            $15.51           $16.60                0
-------------------------------------------------------------------------------------------------------
ProFund VP Basic Materials
   05/01/2009 to 12/31/2009                            $10.15           $14.20              347
   01/01/2010 to 12/31/2010                            $14.20           $17.86              463
   01/01/2011 to 12/31/2011                            $17.86           $14.52                0
   01/01/2012 to 12/31/2012                            $14.52           $15.27                0
   01/01/2013 to 12/31/2013                            $15.27           $17.53                0
   01/01/2014 to 12/31/2014                            $17.53           $17.28                0
-------------------------------------------------------------------------------------------------------
ProFund VP Bear
   05/01/2009 to 12/31/2009                             $9.94            $7.28            1,686
   01/01/2010 to 12/31/2010                             $7.28            $5.80            7,621
   01/01/2011 to 12/31/2011                             $5.80            $5.13            1,565
   01/01/2012 to 12/31/2012                             $5.13            $4.14            1,206
   01/01/2013 to 12/31/2013                             $4.14            $2.95                0
   01/01/2014 to 12/31/2014                             $2.95            $2.45                0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Bull
   05/01/2009 to 12/31/2009                $10.05           $12.58               0
   01/01/2010 to 12/31/2010                $12.58           $13.74               0
   01/01/2011 to 12/31/2011                $13.74           $13.32               0
   01/01/2012 to 12/31/2012                $13.32           $14.70               0
   01/01/2013 to 12/31/2013                $14.70           $18.50               0
   01/01/2014 to 12/31/2014                $18.50           $19.99               0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   05/01/2009 to 12/31/2009                $10.03           $12.49               0
   01/01/2010 to 12/31/2010                $12.49           $14.21             391
   01/01/2011 to 12/31/2011                $14.21           $14.73               0
   01/01/2012 to 12/31/2012                $14.73           $15.83               0
   01/01/2013 to 12/31/2013                $15.83           $19.72               0
   01/01/2014 to 12/31/2014                $19.72           $21.07               0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   05/01/2009 to 12/31/2009                 $9.95           $12.22               0
   01/01/2010 to 12/31/2010                $12.22           $14.39             399
   01/01/2011 to 12/31/2011                $14.39           $14.72               0
   01/01/2012 to 12/31/2012                $14.72           $17.42               0
   01/01/2013 to 12/31/2013                $17.42           $23.62               0
   01/01/2014 to 12/31/2014                $23.62           $25.75               0
-------------------------------------------------------------------------------------------
ProFund VP Europe 30
   05/01/2009 to 12/31/2009                $10.15           $13.55               0
   01/01/2010 to 12/31/2010                $13.55           $13.48               0
   01/01/2011 to 12/31/2011                $13.48           $11.91               0
   01/01/2012 to 12/31/2012                $11.91           $13.46               0
   01/01/2013 to 12/31/2013                $13.46           $15.87               0
   01/01/2014 to 12/31/2014                $15.87           $14.06               0
-------------------------------------------------------------------------------------------
ProFund VP Financials
   05/01/2009 to 12/31/2009                 $9.83           $12.79             834
   01/01/2010 to 12/31/2010                $12.79           $13.76             685
   01/01/2011 to 12/31/2011                $13.76           $11.50             115
   01/01/2012 to 12/31/2012                $11.50           $13.90             179
   01/01/2013 to 12/31/2013                $13.90           $17.80              20
   01/01/2014 to 12/31/2014                $17.80           $19.49               0
-------------------------------------------------------------------------------------------
ProFund VP Health Care
   05/01/2009 to 12/31/2009                 $9.98           $12.70               0
   01/01/2010 to 12/31/2010                $12.70           $12.66               0
   01/01/2011 to 12/31/2011                $12.66           $13.52               0
   01/01/2012 to 12/31/2012                $13.52           $15.39               0
   01/01/2013 to 12/31/2013                $15.39           $20.85               0
   01/01/2014 to 12/31/2014                $20.85           $25.01               0
-------------------------------------------------------------------------------------------
ProFund VP Industrials
   05/01/2009 to 12/31/2009                $10.11           $12.70               0
   01/01/2010 to 12/31/2010                $12.70           $15.23               0
   01/01/2011 to 12/31/2011                $15.23           $14.50               0
   01/01/2012 to 12/31/2012                $14.50           $16.28               0
   01/01/2013 to 12/31/2013                $16.28           $21.82               0
   01/01/2014 to 12/31/2014                $21.82           $22.33               0
-------------------------------------------------------------------------------------------
ProFund VP Japan
   05/01/2009 to 12/31/2009                $10.22           $11.29               0
   01/01/2010 to 12/31/2010                $11.29           $10.23               0
   01/01/2011 to 12/31/2011                $10.23            $8.08               0
   01/01/2012 to 12/31/2012                 $8.08            $9.63               0
   01/01/2013 to 12/31/2013                 $9.63           $13.84               0
   01/01/2014 to 12/31/2014                $13.84           $13.85               0

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   05/01/2009 to 12/31/2009          $10.07           $12.56                0
   01/01/2010 to 12/31/2010          $12.56           $13.78                0
   01/01/2011 to 12/31/2011          $13.78           $13.78                0
   01/01/2012 to 12/31/2012          $13.78           $15.06                0
   01/01/2013 to 12/31/2013          $15.06           $19.08                0
   01/01/2014 to 12/31/2014          $19.08           $20.88                0
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   05/01/2009 to 12/31/2009          $10.03           $12.61            1,267
   01/01/2010 to 12/31/2010          $12.61           $13.81              699
   01/01/2011 to 12/31/2011          $13.81           $13.21               66
   01/01/2012 to 12/31/2012          $13.21           $14.79               87
   01/01/2013 to 12/31/2013          $14.79           $18.62                0
   01/01/2014 to 12/31/2014          $18.62           $19.94                0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   05/01/2009 to 12/31/2009           $9.99           $12.58            1,273
   01/01/2010 to 12/31/2010          $12.58           $15.66              702
   01/01/2011 to 12/31/2011          $15.66           $14.75               66
   01/01/2012 to 12/31/2012          $14.75           $16.50               88
   01/01/2013 to 12/31/2013          $16.50           $20.88                0
   01/01/2014 to 12/31/2014          $20.88           $21.43                0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   05/01/2009 to 12/31/2009           $9.92           $12.68                0
   01/01/2010 to 12/31/2010          $12.68           $14.81                0
   01/01/2011 to 12/31/2011          $14.81           $13.80                0
   01/01/2012 to 12/31/2012          $13.80           $15.59                0
   01/01/2013 to 12/31/2013          $15.59           $19.98                0
   01/01/2014 to 12/31/2014          $19.98           $21.34                0
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   05/01/2009 to 12/31/2009          $10.01           $12.96                0
   01/01/2010 to 12/31/2010          $12.96           $14.86                0
   01/01/2011 to 12/31/2011          $14.86           $14.62                0
   01/01/2012 to 12/31/2012          $14.62           $16.47                0
   01/01/2013 to 12/31/2013          $16.47           $21.45                0
   01/01/2014 to 12/31/2014          $21.45           $24.33                0
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   05/01/2009 to 12/31/2009          $10.30           $11.85              404
   01/01/2010 to 12/31/2010          $11.85           $13.53              340
   01/01/2011 to 12/31/2011          $13.53           $13.42              115
   01/01/2012 to 12/31/2012          $13.42           $13.38              133
   01/01/2013 to 12/31/2013          $13.38           $16.10               36
   01/01/2014 to 12/31/2014          $16.10           $13.91                0
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   05/01/2009 to 12/31/2009          $10.02           $13.00                0
   01/01/2010 to 12/31/2010          $13.00           $12.67                0
   01/01/2011 to 12/31/2011          $12.67           $14.26                0
   01/01/2012 to 12/31/2012          $14.26           $15.47                0
   01/01/2013 to 12/31/2013          $15.47           $19.74                0
   01/01/2014 to 12/31/2014          $19.74           $22.84                0
-------------------------------------------------------------------------------------
ProFund VP Precious Metals
   05/01/2009 to 12/31/2009          $10.01           $13.59                0
   01/01/2010 to 12/31/2010          $13.59           $17.51                0
   01/01/2011 to 12/31/2011          $17.51           $13.72                0
   01/01/2012 to 12/31/2012          $13.72           $11.36                0
   01/01/2013 to 12/31/2013          $11.36            $6.84                0
   01/01/2014 to 12/31/2014           $6.84            $5.05                0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   05/01/2009 to 12/31/2009                 $9.62           $13.94                0
   01/01/2010 to 12/31/2010                $13.94           $16.85               40
   01/01/2011 to 12/31/2011                $16.85           $17.11                0
   01/01/2012 to 12/31/2012                $17.11           $19.44                0
   01/01/2013 to 12/31/2013                $19.44           $18.86                0
   01/01/2014 to 12/31/2014                $18.86           $22.86                0
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   05/01/2009 to 12/31/2009                $10.11           $10.16            2,366
   01/01/2010 to 12/31/2010                $10.16            $8.27            7,909
   01/01/2011 to 12/31/2011                 $8.27            $5.01            1,557
   01/01/2012 to 12/31/2012                 $5.01            $4.52            1,288
   01/01/2013 to 12/31/2013                 $4.52            $5.11               22
   01/01/2014 to 12/31/2014                 $5.11            $3.45                0
-------------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   05/01/2009 to 12/31/2009                 $9.99            $7.05                0
   01/01/2010 to 12/31/2010                 $7.05            $5.39                0
   01/01/2011 to 12/31/2011                 $5.39            $4.68                0
   01/01/2012 to 12/31/2012                 $4.68            $3.68                0
   01/01/2013 to 12/31/2013                 $3.68            $2.52                0
   01/01/2014 to 12/31/2014                 $2.52            $1.97                0
-------------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   05/01/2009 to 12/31/2009                $10.01           $12.50                0
   01/01/2010 to 12/31/2010                $12.50           $15.24               28
   01/01/2011 to 12/31/2011                $15.24           $14.96                0
   01/01/2012 to 12/31/2012                $14.96           $16.32                0
   01/01/2013 to 12/31/2013                $16.32           $22.21                0
   01/01/2014 to 12/31/2014                $22.21           $22.00                0
-------------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   05/01/2009 to 12/31/2009                 $9.96           $12.32            1,307
   01/01/2010 to 12/31/2010                $12.32           $14.59              721
   01/01/2011 to 12/31/2011                $14.59           $13.56               68
   01/01/2012 to 12/31/2012                $13.56           $15.27               90
   01/01/2013 to 12/31/2013                $15.27           $20.39                0
   01/01/2014 to 12/31/2014                $20.39           $20.91                0
-------------------------------------------------------------------------------------------
ProFund VP Telecommunications
   05/01/2009 to 12/31/2009                $10.15           $10.95            1,469
   01/01/2010 to 12/31/2010                $10.95           $12.28              966
   01/01/2011 to 12/31/2011                $12.28           $12.13              120
   01/01/2012 to 12/31/2012                $12.13           $13.70              174
   01/01/2013 to 12/31/2013                $13.70           $14.89               14
   01/01/2014 to 12/31/2014                $14.89           $14.51                0
-------------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   05/01/2009 to 12/31/2009                 $9.89            $8.85            1,341
   01/01/2010 to 12/31/2010                 $8.85            $9.44              156
   01/01/2011 to 12/31/2011                 $9.44           $13.14                0
   01/01/2012 to 12/31/2012                $13.14           $12.86                0
   01/01/2013 to 12/31/2013                $12.86           $10.09                0
   01/01/2014 to 12/31/2014                $10.09           $13.34                0
-------------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   05/01/2009 to 12/31/2009                 $9.94           $15.92                0
   01/01/2010 to 12/31/2010                $15.92           $23.11                0
   01/01/2011 to 12/31/2011                $23.11           $19.35                0
   01/01/2012 to 12/31/2012                $19.35           $24.85                0
   01/01/2013 to 12/31/2013                $24.85           $41.10                0
   01/01/2014 to 12/31/2014                $41.10           $45.96                0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
ProFund VP Utilities
   05/01/2009 to 12/31/2009                                                  $10.23           $12.17             875
   01/01/2010 to 12/31/2010                                                  $12.17           $12.50             483
   01/01/2011 to 12/31/2011                                                  $12.50           $14.25              45
   01/01/2012 to 12/31/2012                                                  $14.25           $13.83              60
   01/01/2013 to 12/31/2013                                                  $13.83           $15.19               0
   01/01/2014 to 12/31/2014                                                  $15.19           $18.54               0
-----------------------------------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.32               0
   01/01/2010 to 12/31/2010                                                  $13.32           $14.72               0
   01/01/2011 to 12/31/2011                                                  $14.72           $12.14               0
   01/01/2012 to 12/31/2012                                                  $12.14           $14.41               0
   01/01/2013 to 12/31/2013                                                  $14.41           $16.61               0
   01/01/2014 to 12/31/2014                                                  $16.61           $15.18               0
-----------------------------------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $11.93               0
   01/01/2010 to 12/31/2010                                                  $11.93           $13.80             316
   01/01/2011 to 12/31/2011                                                  $13.80           $14.53              56
   01/01/2012 to 12/31/2012                                                  $14.53           $15.41              76
   01/01/2013 to 12/31/2013                                                  $15.41           $21.24               0
   01/01/2014 to 04/25/2014                                                  $21.24           $20.86               0
-----------------------------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $12.22               0
   01/01/2010 to 12/31/2010                                                  $12.22           $14.12               0
   01/01/2011 to 12/31/2011                                                  $14.12           $13.46               0
   01/01/2012 to 12/31/2012                                                  $13.46           $14.75               0
   01/01/2013 to 12/31/2013                                                  $14.75           $19.41               0
   01/01/2014 to 04/25/2014                                                  $19.41           $19.20               0
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.21               0
   01/01/2010 to 12/31/2010                                                  $13.21           $14.95             449
   01/01/2011 to 12/31/2011                                                  $14.95           $15.62              96
   01/01/2012 to 12/31/2012                                                  $15.62           $16.77             131
   01/01/2013 to 12/31/2013                                                  $16.77           $21.27               0
   01/01/2014 to 04/25/2014                                                  $21.27           $20.85               0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/01/2009 to 12/31/2009                                                  $10.05           $13.63               0
   01/01/2010 to 12/31/2010                                                  $13.63           $15.39               0
   01/01/2011 to 12/31/2011                                                  $15.39           $15.82               0
   01/01/2012 to 12/31/2012                                                  $15.82           $16.19               0
   01/01/2013 to 12/31/2013                                                  $16.19           $20.12               0
   01/01/2014 to 04/25/2014                                                  $20.12           $20.71               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   05/01/2009 to 12/31/2009                                                  $10.09           $12.19             329
   01/01/2010 to 07/16/2010                                                  $12.19           $11.63               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.94           $14.34               0
   01/01/2011 to 12/31/2011                                                  $14.34           $12.13               0
   01/01/2012 to 12/31/2012                                                  $12.13           $13.37               0
   01/01/2013 to 12/31/2013                                                  $13.37           $15.54               0
   01/01/2014 to 12/31/2014                                                  $15.54           $14.27               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.63           $13.46             282
   01/01/2011 to 12/31/2011                                                  $13.46           $12.77             122
   01/01/2012 to 12/31/2012                                                  $12.77           $14.79             154
   01/01/2013 to 12/31/2013                                                  $14.79           $18.68              45
   01/01/2014 to 12/31/2014                                                  $18.68           $19.98             122

                                                                                                          Number of
                                                                      Accumulation     Accumulation      Accumulation
                                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                       Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                             $11.82           $14.81              0
   01/01/2011 to 12/31/2011                                              $14.81           $13.59              0
   01/01/2012 to 12/31/2012                                              $13.59           $15.91              0
   01/01/2013 to 12/31/2013                                              $15.91           $21.63              0
   01/01/2014 to 12/31/2014                                              $21.63           $21.83              0
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                              $9.59           $12.17              0
   01/01/2011 to 12/31/2011                                              $12.17           $11.28              0
   01/01/2012 to 12/31/2012                                              $11.28           $11.83              0
   01/01/2013 to 12/31/2013                                              $11.83           $17.26              0
   01/01/2014 to 12/31/2014                                              $17.26           $16.46              0

 *  Denotes the start date of these sub-accounts

                                    ASXT SIX
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
ACCESS VP High Yield Fund
   05/02/2005* to 12/31/2005                              $10.00           $10.56             899,139
   01/01/2006 to 12/31/2006                               $10.56           $11.38           1,207,864
   01/01/2007 to 12/31/2007                               $11.38           $11.78             898,024
   01/01/2008 to 12/31/2008                               $11.78           $11.04             901,901
   01/01/2009 to 12/31/2009                               $11.04           $12.70             686,444
   01/01/2010 to 12/31/2010                               $12.70           $14.53             627,620
   01/01/2011 to 12/31/2011                               $14.53           $14.69           1,447,058
   01/01/2012 to 12/31/2012                               $14.69           $16.48             880,304
   01/01/2013 to 12/31/2013                               $16.48           $17.84             528,834
   01/01/2014 to 12/31/2014                               $17.84           $17.95             298,989
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02           2,726,484
   01/01/2006 to 12/31/2006                               $10.02           $11.01          21,829,919
   01/01/2007 to 12/31/2007                               $11.01           $11.83          30,616,578
   01/01/2008 to 12/31/2008                               $11.83            $7.93          35,995,508
   01/01/2009 to 12/31/2009                                $7.93            $9.70         107,441,591
   01/01/2010 to 12/31/2010                                $9.70           $10.68         133,580,486
   01/01/2011 to 12/31/2011                               $10.68           $10.22         102,346,558
   01/01/2012 to 12/31/2012                               $10.22           $11.32         108,178,074
   01/01/2013 to 12/31/2013                               $11.32           $12.24         100,174,797
   01/01/2014 to 12/31/2014                               $12.24           $12.50          87,606,755
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/20/2006* to 12/31/2006                              $10.00           $10.66           5,258,474
   01/01/2007 to 12/31/2007                               $10.66           $11.48           8,525,849
   01/01/2008 to 12/31/2008                               $11.48            $7.93          16,229,117
   01/01/2009 to 12/31/2009                                $7.93            $9.84          54,720,347
   01/01/2010 to 12/31/2010                                $9.84           $11.00          68,974,007
   01/01/2011 to 12/31/2011                               $11.00           $10.83          55,424,347
   01/01/2012 to 12/31/2012                               $10.83           $12.11          63,361,367
   01/01/2013 to 12/31/2013                               $12.11           $13.88          63,758,948
   01/01/2014 to 12/31/2014                               $13.88           $14.48          59,078,042
----------------------------------------------------------------------------------------------------------
AST Alger All-Cap Growth Portfolio
   01/01/2005 to 12/02/2005                                $9.67           $11.10                   0

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST AllianceBernstein Growth + Value Portfolio
   01/01/2005 to 12/02/2005                             $10.72           $11.86                   0
--------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   01/01/2005 to 12/31/2005                             $11.57           $11.90           4,205,656
   01/01/2006 to 12/31/2006                             $11.90           $13.68           3,984,557
   01/01/2007 to 12/31/2007                             $13.68           $13.44           3,435,528
   01/01/2008 to 12/31/2008                             $13.44            $8.62           2,803,150
   01/01/2009 to 12/31/2009                              $8.62            $9.99           4,930,435
   01/01/2010 to 12/31/2010                              $9.99           $11.18           6,178,407
   01/01/2011 to 12/31/2011                             $11.18           $11.39           5,937,210
   01/01/2012 to 05/04/2012                             $11.39           $12.38                   0
--------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                            $10.00           $10.10              48,359
   01/01/2014 to 12/31/2014                             $10.10            $9.62              82,633
--------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $11.64              58,666
   01/01/2014 to 12/31/2014                             $11.64           $12.95             125,345
--------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.03             685,724
   01/01/2006 to 12/31/2006                             $10.03           $10.90           7,315,279
   01/01/2007 to 12/31/2007                             $10.90           $11.70          12,873,620
   01/01/2008 to 12/31/2008                             $11.70            $8.20          24,018,186
   01/01/2009 to 12/31/2009                              $8.20            $9.95          97,458,970
   01/01/2010 to 12/31/2010                              $9.95           $10.99         124,066,065
   01/01/2011 to 12/31/2011                             $10.99           $10.67          99,522,684
   01/01/2012 to 12/31/2012                             $10.67           $11.81         107,656,583
   01/01/2013 to 12/31/2013                             $11.81           $13.66         103,827,389
   01/01/2014 to 12/31/2014                             $13.66           $14.31          95,621,538
--------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $9.17           2,940,794
   01/01/2012 to 12/31/2012                              $9.17           $10.09           4,644,573
   01/01/2013 to 12/31/2013                             $10.09           $11.00           5,783,459
   01/01/2014 to 12/31/2014                             $11.00           $11.35           5,607,802
--------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $10.50             872,802
   01/01/2014 to 12/31/2014                             $10.50           $10.70           1,112,165
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.15           $10.30              58,774
   01/01/2010 to 12/31/2010                             $10.30           $11.52             748,340
   01/01/2011 to 12/31/2011                             $11.52           $10.67             655,241
   01/01/2012 to 12/31/2012                             $10.67           $11.88             688,787
   01/01/2013 to 12/31/2013                             $11.88           $15.35             921,219
   01/01/2014 to 12/31/2014                             $15.35           $16.65             861,669
--------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.01           2,586,013
   01/01/2006 to 12/31/2006                             $10.01           $11.19          23,048,850
   01/01/2007 to 12/31/2007                             $11.19           $12.07          31,465,957
   01/01/2008 to 12/31/2008                             $12.07            $7.73          32,624,883
   01/01/2009 to 12/31/2009                              $7.73            $9.52         118,425,926
   01/01/2010 to 12/31/2010                              $9.52           $10.62         141,306,019
   01/01/2011 to 12/31/2011                             $10.62           $10.19         100,099,910
   01/01/2012 to 12/31/2012                             $10.19           $11.40         113,717,767
   01/01/2013 to 12/31/2013                             $11.40           $13.75         125,316,122
   01/01/2014 to 12/31/2014                             $13.75           $14.47         121,728,074
--------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                            $10.00           $11.66             342,569
   01/01/2014 to 12/31/2014                             $11.66           $13.03           1,094,841

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   01/01/2005 to 12/31/2005                                       $18.49           $20.88           3,749,124
   01/01/2006 to 12/31/2006                                       $20.88           $28.08           3,925,105
   01/01/2007 to 12/31/2007                                       $28.08           $22.11           2,254,421
   01/01/2008 to 12/31/2008                                       $22.11           $14.12           1,741,032
   01/01/2009 to 12/31/2009                                       $14.12           $18.32           2,154,565
   01/01/2010 to 12/31/2010                                       $18.32           $23.19           2,674,245
   01/01/2011 to 12/31/2011                                       $23.19           $24.31           2,210,944
   01/01/2012 to 12/31/2012                                       $24.31           $27.58           2,291,954
   01/01/2013 to 12/31/2013                                       $27.58           $27.98           2,083,185
   01/01/2014 to 12/31/2014                                       $27.98           $36.02           2,044,785
------------------------------------------------------------------------------------------------------------------
AST DeAm Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                       $12.99           $12.92           2,106,236
   01/01/2006 to 12/31/2006                                       $12.92           $15.25           1,874,276
   01/01/2007 to 12/31/2007                                       $15.25           $12.33           1,578,237
   01/01/2008 to 07/18/2008                                       $12.33           $11.30                   0
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.69           1,906,618
   01/01/2014 to 12/31/2014                                        $9.69           $10.02           2,122,274
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/20/2006* to 12/31/2006                                      $10.00           $10.58           3,781,525
   01/01/2007 to 12/31/2007                                       $10.58           $11.30           7,801,920
   01/01/2008 to 12/31/2008                                       $11.30            $7.28          13,486,356
   01/01/2009 to 12/31/2009                                        $7.28            $8.87          54,387,061
   01/01/2010 to 12/31/2010                                        $8.87            $9.97          68,927,498
   01/01/2011 to 12/31/2011                                        $9.97            $9.66          53,951,634
   01/01/2012 to 12/31/2012                                        $9.66           $10.51          57,684,295
   01/01/2013 to 12/31/2013                                       $10.51           $11.86          55,226,008
   01/01/2014 to 12/31/2014                                       $11.86           $12.03          48,707,547
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   11/19/2007* to 12/31/2007                                      $10.00           $10.00              50,892
   01/01/2008 to 12/31/2008                                       $10.00            $7.16           2,156,002
   01/01/2009 to 12/31/2009                                        $7.16            $8.54          18,482,649
   01/01/2010 to 12/31/2010                                        $8.54            $9.51          20,766,873
   01/01/2011 to 12/31/2011                                        $9.51            $9.13          15,624,739
   01/01/2012 to 12/31/2012                                        $9.13           $10.20          18,821,366
   01/01/2013 to 12/31/2013                                       $10.20           $11.96          23,114,459
   01/01/2014 to 12/31/2014                                       $11.96           $12.43          21,739,589
------------------------------------------------------------------------------------------------------------------
AST Focus Four Plus Portfolio
   07/21/2008* to 12/31/2008                                      $10.00            $7.47           1,469,632
   01/01/2009 to 11/13/2009                                        $7.47            $8.36                   0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.75          58,178,008
   01/01/2013 to 12/31/2013                                       $10.75           $13.16          59,310,001
   01/01/2014 to 12/31/2014                                       $13.16           $13.35          54,167,034
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.82           5,741,090
   01/01/2014 to 12/31/2014                                       $10.82           $10.91           8,049,243
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   07/21/2008* to 12/31/2008                                      $10.18            $6.11             100,170
   01/01/2009 to 12/31/2009                                        $6.11            $8.12           1,148,210
   01/01/2010 to 12/31/2010                                        $8.12            $9.60           2,343,259
   01/01/2011 to 12/31/2011                                        $9.60            $8.97           1,365,221
   01/01/2012 to 12/31/2012                                        $8.97           $11.18           1,941,296
   01/01/2013 to 12/31/2013                                       $11.18           $11.48           2,026,740
   01/01/2014 to 12/31/2014                                       $11.48           $12.86           1,953,120

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   01/01/2005 to 12/31/2005                             $9.64            $9.80           2,531,901
   01/01/2006 to 12/31/2006                             $9.80           $10.60           2,498,654
   01/01/2007 to 12/31/2007                            $10.60           $11.88           2,806,534
   01/01/2008 to 12/31/2008                            $11.88            $6.98           1,877,493
   01/01/2009 to 12/31/2009                             $6.98           $10.25           5,358,114
   01/01/2010 to 12/31/2010                            $10.25           $11.12           5,307,161
   01/01/2011 to 12/31/2011                            $11.12           $10.51           3,678,070
   01/01/2012 to 12/31/2012                            $10.51           $12.37           3,859,929
   01/01/2013 to 12/31/2013                            $12.37           $15.79           4,053,712
   01/01/2014 to 02/07/2014                            $15.79           $15.53                   0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                            $11.46           $11.81          31,190,346
   01/01/2006 to 12/31/2006                            $11.81           $13.62          23,350,650
   01/01/2007 to 12/31/2007                            $13.62           $14.08          19,997,748
   01/01/2008 to 12/31/2008                            $14.08            $8.22          14,384,005
   01/01/2009 to 12/31/2009                             $8.22            $9.63          15,821,358
   01/01/2010 to 12/31/2010                             $9.63           $10.69          15,820,580
   01/01/2011 to 12/31/2011                            $10.69            $9.94          12,948,030
   01/01/2012 to 12/31/2012                             $9.94           $11.69          10,758,682
   01/01/2013 to 12/31/2013                            $11.69           $15.36           8,989,436
   01/01/2014 to 12/31/2014                            $15.36           $17.09           7,637,977
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                            $11.80           $12.16           5,391,424
   01/01/2006 to 12/31/2006                            $12.16           $12.71           4,189,111
   01/01/2007 to 12/31/2007                            $12.71           $14.92           3,918,725
   01/01/2008 to 12/31/2008                            $14.92            $8.69           2,808,881
   01/01/2009 to 12/31/2009                             $8.69           $13.42           5,868,356
   01/01/2010 to 12/31/2010                            $13.42           $15.82           6,728,348
   01/01/2011 to 12/31/2011                            $15.82           $15.10           4,560,864
   01/01/2012 to 12/31/2012                            $15.10           $17.76           4,904,077
   01/01/2013 to 12/31/2013                            $17.76           $23.09           5,099,534
   01/01/2014 to 12/31/2014                            $23.09           $25.32           4,212,533
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   11/19/2007* to 12/31/2007                           $10.00           $10.17              39,143
   01/01/2008 to 12/31/2008                            $10.17            $7.58           3,825,075
   01/01/2009 to 12/31/2009                             $7.58            $9.20          36,241,046
   01/01/2010 to 12/31/2010                             $9.20           $10.10          50,682,089
   01/01/2011 to 12/31/2011                            $10.10            $9.88          43,785,652
   01/01/2012 to 12/31/2012                             $9.88           $10.70          45,432,815
   01/01/2013 to 12/31/2013                            $10.70           $11.56          40,182,442
   01/01/2014 to 12/31/2014                            $11.56           $11.83          35,662,590
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                            $15.19           $15.68           1,243,642
   01/01/2006 to 12/31/2006                            $15.68           $18.08           1,000,596
   01/01/2007 to 12/31/2007                            $18.08           $16.87             758,170
   01/01/2008 to 12/31/2008                            $16.87           $12.17             667,006
   01/01/2009 to 12/31/2009                            $12.17           $15.19           2,182,014
   01/01/2010 to 12/31/2010                            $15.19           $18.93           3,471,178
   01/01/2011 to 12/31/2011                            $18.93           $18.86           2,549,765
   01/01/2012 to 12/31/2012                            $18.86           $21.46           2,633,520
   01/01/2013 to 12/31/2013                            $21.46           $29.30           3,094,420
   01/01/2014 to 12/31/2014                            $29.30           $30.89           2,931,970

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                      $12.53           $13.47           2,585,881
   01/01/2006 to 12/31/2006                      $13.47           $16.13           4,397,725
   01/01/2007 to 12/31/2007                      $16.13           $16.05           3,751,417
   01/01/2008 to 12/31/2008                      $16.05            $9.90           2,589,179
   01/01/2009 to 12/31/2009                       $9.90           $11.51           3,294,871
   01/01/2010 to 12/31/2010                      $11.51           $12.73           3,942,580
   01/01/2011 to 12/31/2011                      $12.73           $12.46           3,528,509
   01/01/2012 to 12/31/2012                      $12.46           $13.89           3,502,241
   01/01/2013 to 12/31/2013                      $13.89           $18.40           2,924,047
   01/01/2014 to 12/31/2014                      $18.40           $18.38           2,608,050
-------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   01/01/2005 to 12/31/2005                      $12.69           $12.62           9,658,908
   01/01/2006 to 12/31/2006                      $12.62           $13.70           9,653,937
   01/01/2007 to 12/31/2007                      $13.70           $13.80           6,461,538
   01/01/2008 to 12/31/2008                      $13.80           $10.11           5,931,752
   01/01/2009 to 12/31/2009                      $10.11           $13.47          13,509,194
   01/01/2010 to 12/31/2010                      $13.47           $15.04          12,605,729
   01/01/2011 to 12/31/2011                      $15.04           $15.26          11,922,775
   01/01/2012 to 12/31/2012                      $15.26           $17.09          10,459,161
   01/01/2013 to 12/31/2013                      $17.09           $18.02           8,393,440
   01/01/2014 to 12/31/2014                      $18.02           $18.17           5,236,999
-------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                      $15.30           $17.54          12,141,521
   01/01/2006 to 12/31/2006                      $17.54           $20.87           9,628,446
   01/01/2007 to 12/31/2007                      $20.87           $24.43           8,347,423
   01/01/2008 to 12/31/2008                      $24.43           $11.96           6,129,240
   01/01/2009 to 12/31/2009                      $11.96           $15.91           6,854,079
   01/01/2010 to 12/31/2010                      $15.91           $17.92           7,241,298
   01/01/2011 to 12/31/2011                      $17.92           $15.34           5,734,722
   01/01/2012 to 12/31/2012                      $15.34           $18.16           4,942,527
   01/01/2013 to 12/31/2013                      $18.16           $21.27           4,582,698
   01/01/2014 to 12/31/2014                      $21.27           $19.76           3,989,471
-------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                      $12.84           $14.36           2,013,543
   01/01/2006 to 12/31/2006                      $14.36           $18.00           3,305,654
   01/01/2007 to 12/31/2007                      $18.00           $20.85           4,044,519
   01/01/2008 to 12/31/2008                      $20.85           $11.48           2,393,870
   01/01/2009 to 12/31/2009                      $11.48           $14.74           3,492,926
   01/01/2010 to 12/31/2010                      $14.74           $16.10           3,649,081
   01/01/2011 to 12/31/2011                      $16.10           $13.85           2,916,031
   01/01/2012 to 12/31/2012                      $13.85           $15.89           2,668,328
   01/01/2013 to 12/31/2013                      $15.89           $18.67           2,705,225
   01/01/2014 to 12/31/2014                      $18.67           $17.13           2,548,306
-------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   11/19/2007* to 12/31/2007                     $10.00           $10.19             157,014
   01/01/2008 to 12/31/2008                      $10.19            $6.94           1,952,838
   01/01/2009 to 12/31/2009                       $6.94            $8.65          25,271,257
   01/01/2010 to 12/31/2010                       $8.65            $9.68          38,344,545
   01/01/2011 to 12/31/2011                       $9.68            $9.47          31,542,321
   01/01/2012 to 12/31/2012                       $9.47           $10.58          33,772,279
   01/01/2013 to 12/31/2013                      $10.58           $12.10          34,620,680
   01/01/2014 to 12/31/2014                      $12.10           $12.66          31,218,936

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                              $12.67           $13.84           5,621,834
   01/01/2006 to 12/31/2006                              $13.84           $16.71           4,715,269
   01/01/2007 to 12/31/2007                              $16.71           $17.98           4,504,935
   01/01/2008 to 12/31/2008                              $17.98           $10.37           2,459,224
   01/01/2009 to 12/31/2009                              $10.37           $13.86           5,086,873
   01/01/2010 to 12/31/2010                              $13.86           $14.60           5,905,133
   01/01/2011 to 12/31/2011                              $14.60           $13.05           4,359,903
   01/01/2012 to 12/31/2012                              $13.05           $15.65           4,428,816
   01/01/2013 to 12/31/2013                              $15.65           $17.75           4,647,244
   01/01/2014 to 12/31/2014                              $17.75           $16.35           4,276,895
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   01/01/2005 to 12/31/2005                              $11.19           $11.77           1,055,034
   01/01/2006 to 12/31/2006                              $11.77           $12.86           1,120,866
   01/01/2007 to 12/31/2007                              $12.86           $12.90           2,745,236
   01/01/2008 to 12/31/2008                              $12.90           $10.45          15,430,642
   01/01/2009 to 12/31/2009                              $10.45           $12.54          46,430,018
   01/01/2010 to 12/31/2010                              $12.54           $13.23          46,748,068
   01/01/2011 to 12/31/2011                              $13.23           $13.05          38,241,675
   01/01/2012 to 12/31/2012                              $13.05           $14.21          39,470,209
   01/01/2013 to 12/31/2013                              $14.21           $15.51          35,738,716
   01/01/2014 to 12/31/2014                              $15.51           $16.09          31,774,661
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.29             141,417
   01/01/2010 to 12/31/2010                              $10.29           $11.27             473,823
   01/01/2011 to 12/31/2011                              $11.27           $11.15             755,324
   01/01/2012 to 12/31/2012                              $11.15           $12.64           1,110,275
   01/01/2013 to 12/31/2013                              $12.64           $16.96           1,223,206
   01/01/2014 to 12/31/2014                              $16.96           $18.27           1,330,655
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                              $11.17           $11.69           5,245,458
   01/01/2006 to 12/31/2006                              $11.69           $13.62           5,568,043
   01/01/2007 to 12/31/2007                              $13.62           $13.00           4,973,375
   01/01/2008 to 12/31/2008                              $13.00            $7.48           4,027,564
   01/01/2009 to 12/31/2009                               $7.48            $8.78           5,087,827
   01/01/2010 to 12/31/2010                               $8.78            $9.78           5,307,829
   01/01/2011 to 12/31/2011                               $9.78            $9.21           4,698,568
   01/01/2012 to 12/31/2012                               $9.21           $10.59           4,248,181
   01/01/2013 to 12/31/2013                              $10.59           $14.57           5,494,376
   01/01/2014 to 12/31/2014                              $14.57           $16.30           5,782,801
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                              $12.26           $12.88          32,140,125
   01/01/2006 to 12/31/2006                              $12.88           $13.59          26,497,526
   01/01/2007 to 12/31/2007                              $13.59           $15.36          23,963,028
   01/01/2008 to 12/31/2008                              $15.36            $8.51          16,673,165
   01/01/2009 to 12/31/2009                               $8.51           $10.86          17,250,307
   01/01/2010 to 12/31/2010                              $10.86           $12.79          17,364,094
   01/01/2011 to 12/31/2011                              $12.79           $12.47          14,080,420
   01/01/2012 to 12/31/2012                              $12.47           $13.77          11,942,585
   01/01/2013 to 12/31/2013                              $13.77           $18.50           9,091,584
   01/01/2014 to 12/31/2014                              $18.50           $20.12           9,720,568

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                        $12.26           $12.20          12,427,806
   01/01/2006 to 12/31/2006                        $12.20           $13.17          10,147,675
   01/01/2007 to 12/31/2007                        $13.17           $13.74           8,365,789
   01/01/2008 to 12/31/2008                        $13.74           $10.37           8,586,978
   01/01/2009 to 12/31/2009                        $10.37           $13.73          10,096,051
   01/01/2010 to 12/31/2010                        $13.73           $15.32           8,604,037
   01/01/2011 to 12/31/2011                        $15.32           $16.60           9,200,629
   01/01/2012 to 12/31/2012                        $16.60           $17.29           8,547,651
   01/01/2013 to 12/31/2013                        $17.29           $16.67           6,345,324
   01/01/2014 to 12/31/2014                        $16.67           $17.44           6,499,325
---------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   01/01/2005 to 12/31/2005                        $13.16           $13.92           1,907,777
   01/01/2006 to 12/31/2006                        $13.92           $17.02           2,905,252
   01/01/2007 to 12/31/2007                        $17.02           $18.31           2,119,181
   01/01/2008 to 12/31/2008                        $18.31           $11.88           1,412,847
   01/01/2009 to 12/31/2009                        $11.88           $15.37           2,567,781
   01/01/2010 to 12/31/2010                        $15.37           $16.94           3,612,405
   01/01/2011 to 12/31/2011                        $16.94           $16.14           3,114,124
   01/01/2012 to 12/31/2012                        $16.14           $19.53           3,437,135
   01/01/2013 to 12/31/2013                        $19.53           $24.52           3,984,432
   01/01/2014 to 12/31/2014                        $24.52           $24.99           3,982,260
---------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                         $9.97           $10.43           5,915,443
   01/01/2006 to 12/31/2006                        $10.43           $11.25           4,572,301
   01/01/2007 to 12/31/2007                        $11.25           $12.73           3,902,210
   01/01/2008 to 12/31/2008                        $12.73            $7.98           3,159,245
   01/01/2009 to 12/31/2009                         $7.98            $9.75           4,944,538
   01/01/2010 to 12/31/2010                         $9.75           $10.82           5,238,425
   01/01/2011 to 12/31/2011                        $10.82           $10.57           4,289,955
   01/01/2012 to 12/31/2012                        $10.57           $12.18           4,420,398
   01/01/2013 to 12/31/2013                        $12.18           $16.37           4,361,903
   01/01/2014 to 12/31/2014                        $16.37           $17.50           3,793,575
---------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                       $10.00           $10.20              55,298
   01/01/2013 to 12/31/2013                        $10.20           $13.49             867,495
   01/01/2014 to 12/31/2014                        $13.49           $14.62           1,003,365
---------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                        $12.38           $12.83           1,988,251
   01/01/2006 to 12/31/2006                        $12.83           $14.42           1,907,063
   01/01/2007 to 12/31/2007                        $14.42           $14.57           1,540,522
   01/01/2008 to 12/31/2008                        $14.57            $8.87           1,381,269
   01/01/2009 to 12/31/2009                         $8.87           $12.11           2,137,413
   01/01/2010 to 12/31/2010                        $12.11           $14.72           2,978,973
   01/01/2011 to 12/31/2011                        $14.72           $13.98           2,405,087
   01/01/2012 to 12/31/2012                        $13.98           $16.28           2,424,624
   01/01/2013 to 12/31/2013                        $16.28           $21.20           2,138,372
   01/01/2014 to 12/31/2014                        $21.20           $23.97           1,904,816
---------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                         $9.78            $9.88          42,442,274
   01/01/2006 to 12/31/2006                         $9.88           $10.16          46,325,237
   01/01/2007 to 12/31/2007                        $10.16           $10.48          56,111,128
   01/01/2008 to 12/31/2008                        $10.48           $10.57          91,319,625
   01/01/2009 to 12/31/2009                        $10.57           $10.42          66,786,776
   01/01/2010 to 12/31/2010                        $10.42           $10.25          50,307,852
   01/01/2011 to 12/31/2011                        $10.25           $10.09          50,902,069
   01/01/2012 to 12/31/2012                        $10.09            $9.92          39,894,836
   01/01/2013 to 12/31/2013                         $9.92            $9.76          29,504,243
   01/01/2014 to 12/31/2014                         $9.76            $9.60          25,524,289

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $14.51           $15.99          12,260,006
   01/01/2006 to 12/31/2006                               $15.99           $17.42           9,574,218
   01/01/2007 to 12/31/2007                               $17.42           $17.67           8,191,847
   01/01/2008 to 12/31/2008                               $17.67           $10.03           5,184,438
   01/01/2009 to 12/31/2009                               $10.03           $13.88           5,689,131
   01/01/2010 to 12/31/2010                               $13.88           $16.85           5,901,157
   01/01/2011 to 12/31/2011                               $16.85           $16.16           4,911,194
   01/01/2012 to 12/31/2012                               $16.16           $18.62           4,148,499
   01/01/2013 to 12/31/2013                               $18.62           $26.00           4,423,739
   01/01/2014 to 12/31/2014                               $26.00           $29.21           4,014,110
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.07             577,115
   01/01/2012 to 12/31/2012                               $10.07           $10.39           1,360,083
   01/01/2013 to 12/31/2013                               $10.39            $9.93           1,174,650
   01/01/2014 to 12/31/2014                                $9.93           $10.27           1,748,755
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                               $10.86           $12.12           5,728,444
   01/01/2006 to 12/31/2006                               $12.12           $13.59           5,378,198
   01/01/2007 to 12/31/2007                               $13.59           $16.34           6,560,811
   01/01/2008 to 12/31/2008                               $16.34            $9.13           3,042,143
   01/01/2009 to 12/31/2009                                $9.13           $11.65           4,022,837
   01/01/2010 to 12/31/2010                               $11.65           $14.75           5,702,161
   01/01/2011 to 12/31/2011                               $14.75           $14.75           4,466,247
   01/01/2012 to 12/31/2012                               $14.75           $16.30           3,764,767
   01/01/2013 to 12/31/2013                               $16.30           $21.26           3,561,170
   01/01/2014 to 12/31/2014                               $21.26           $22.57           3,128,103
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                               $11.98           $11.83           1,385,431
   01/01/2006 to 12/31/2006                               $11.83           $12.53           1,174,654
   01/01/2007 to 12/31/2007                               $12.53           $14.63           1,215,825
   01/01/2008 to 12/31/2008                               $14.63            $8.27             768,282
   01/01/2009 to 12/31/2009                                $8.27            $9.97           1,585,215
   01/01/2010 to 12/31/2010                                $9.97           $11.79           2,045,616
   01/01/2011 to 04/29/2011                               $11.79           $13.23                   0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.32           5,908,428
   01/01/2013 to 12/31/2013                               $10.32           $12.07           6,987,054
   01/01/2014 to 12/31/2014                               $12.07           $12.48           5,942,954
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   07/21/2008* to 12/31/2008                              $10.10            $5.57             126,548
   01/01/2009 to 12/31/2009                                $5.57            $9.13           6,599,316
   01/01/2010 to 12/31/2010                                $9.13           $10.98          11,156,029
   01/01/2011 to 12/31/2011                               $10.98            $8.61           6,749,550
   01/01/2012 to 12/31/2012                                $8.61            $9.98           7,897,745
   01/01/2013 to 12/31/2013                                $9.98            $9.84           8,565,272
   01/01/2014 to 12/31/2014                                $9.84            $9.22           7,895,167
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                               $10.55           $10.54          28,031,651
   01/01/2006 to 12/31/2006                               $10.54           $10.76          22,394,558
   01/01/2007 to 12/31/2007                               $10.76           $11.31          20,392,150
   01/01/2008 to 12/31/2008                               $11.31           $11.24          15,403,578
   01/01/2009 to 12/31/2009                               $11.24           $12.19          19,779,745
   01/01/2010 to 12/31/2010                               $12.19           $12.46          20,255,855
   01/01/2011 to 12/31/2011                               $12.46           $12.53          18,155,075
   01/01/2012 to 12/31/2012                               $12.53           $12.90          15,540,231
   01/01/2013 to 12/31/2013                               $12.90           $12.41          10,724,539
   01/01/2014 to 12/31/2014                               $12.41           $12.19           7,424,203

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                        $11.31           $11.40          22,436,395
   01/01/2006 to 12/31/2006                        $11.40           $11.63          21,700,661
   01/01/2007 to 12/31/2007                        $11.63           $12.39          21,645,194
   01/01/2008 to 12/31/2008                        $12.39           $11.91          20,478,277
   01/01/2009 to 12/31/2009                        $11.91           $13.65          59,442,486
   01/01/2010 to 12/31/2010                        $13.65           $14.46          75,211,006
   01/01/2011 to 12/31/2011                        $14.46           $14.67          60,233,010
   01/01/2012 to 12/31/2012                        $14.67           $15.77          65,143,645
   01/01/2013 to 12/31/2013                        $15.77           $15.23          54,477,871
   01/01/2014 to 12/31/2014                        $15.23           $15.61          44,662,030
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                       $10.00           $10.04             115,215
   01/01/2006 to 12/31/2006                        $10.04           $10.66           3,303,256
   01/01/2007 to 12/31/2007                        $10.66           $11.40           7,359,596
   01/01/2008 to 12/31/2008                        $11.40            $9.02          24,830,005
   01/01/2009 to 12/31/2009                         $9.02           $10.65          82,197,582
   01/01/2010 to 12/31/2010                        $10.65           $11.58         100,001,194
   01/01/2011 to 12/31/2011                        $11.58           $11.51          96,778,216
   01/01/2012 to 12/31/2012                        $11.51           $12.49          98,362,559
   01/01/2013 to 12/31/2013                        $12.49           $13.42          79,093,854
   01/01/2014 to 12/31/2014                        $13.42           $13.96          69,937,144
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.07             990,348
   01/01/2012 to 12/31/2012                        $10.07           $10.61           2,178,847
   01/01/2013 to 12/31/2013                        $10.61           $10.19           1,488,696
   01/01/2014 to 12/31/2014                        $10.19           $10.63           2,499,201
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/20/2006* to 12/31/2006                       $10.00           $10.48           3,795,562
   01/01/2007 to 12/31/2007                        $10.48           $11.49           7,899,326
   01/01/2008 to 12/31/2008                        $11.49            $6.70          13,640,692
   01/01/2009 to 12/31/2009                         $6.70            $8.30          93,813,703
   01/01/2010 to 12/31/2010                         $8.30            $9.71         115,827,900
   01/01/2011 to 12/31/2011                         $9.71            $8.96          75,603,365
   01/01/2012 to 12/31/2012                         $8.96            $9.95          89,282,138
   01/01/2013 to 12/31/2013                         $9.95           $11.45          87,210,945
   01/01/2014 to 12/31/2014                        $11.45           $12.30          83,056,988
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $10.00            $9.60              20,413
   01/01/2014 to 12/31/2014                         $9.60            $9.21              15,611
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $10.00           $11.68               5,665
   01/01/2014 to 12/31/2014                        $11.68           $13.23             121,259
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   01/01/2005 to 12/31/2005                        $11.07           $11.27           6,774,077
   01/01/2006 to 12/31/2006                        $11.27           $12.48           6,255,253
   01/01/2007 to 12/31/2007                        $12.48           $12.53           5,371,782
   01/01/2008 to 12/31/2008                        $12.53            $7.55           2,747,511
   01/01/2009 to 12/31/2009                         $7.55            $9.05           3,372,332
   01/01/2010 to 12/31/2010                         $9.05           $10.24           3,360,531
   01/01/2011 to 12/31/2011                        $10.24           $10.42           3,055,694
   01/01/2012 to 12/31/2012                        $10.42           $12.17           3,262,831
   01/01/2013 to 12/31/2013                        $12.17           $15.85           2,976,003
   01/01/2014 to 12/31/2014                        $15.85           $18.27           3,494,194
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.90             201,672
   01/01/2012 to 12/31/2012                         $8.90            $9.90             384,520
   01/01/2013 to 12/31/2013                         $9.90           $11.92           2,227,707
   01/01/2014 to 12/31/2014                        $11.92           $12.49           3,954,057

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $10.04              74,936
   01/01/2008 to 12/31/2008                                 $10.04            $7.15           5,507,286
   01/01/2009 to 12/31/2009                                  $7.15            $8.68          39,406,298
   01/01/2010 to 12/31/2010                                  $8.68            $9.55          54,818,248
   01/01/2011 to 12/31/2011                                  $9.55            $9.23          46,132,040
   01/01/2012 to 12/31/2012                                  $9.23           $10.01          48,879,191
   01/01/2013 to 12/31/2013                                 $10.01           $11.07          45,150,001
   01/01/2014 to 12/31/2014                                 $11.07           $11.44          40,205,928
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
   01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
   01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
   01/01/2010 to 12/31/2010                                  $9.15           $10.29          36,192,438
   01/01/2011 to 12/31/2011                                 $10.29            $9.88          25,866,646
   01/01/2012 to 12/31/2012                                  $9.88           $11.26          34,127,062
   01/01/2013 to 12/31/2013                                 $11.26           $13.07          39,171,659
   01/01/2014 to 12/31/2014                                 $13.07           $13.55          34,959,693
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   01/01/2005 to 12/31/2005                                 $11.46           $11.79           2,294,529
   01/01/2006 to 12/31/2006                                 $11.79           $12.72           2,165,859
   01/01/2007 to 12/31/2007                                 $12.72           $13.62           2,277,264
   01/01/2008 to 12/31/2008                                 $13.62            $9.35           3,074,479
   01/01/2009 to 12/31/2009                                  $9.35           $11.72          33,399,889
   01/01/2010 to 12/31/2010                                 $11.72           $12.89          55,550,099
   01/01/2011 to 12/31/2011                                 $12.89           $12.25          42,779,977
   01/01/2012 to 12/31/2012                                 $12.25           $13.39          45,395,568
   01/01/2013 to 12/31/2013                                 $13.39           $15.06          41,756,708
   01/01/2014 to 12/31/2014                                 $15.06           $15.26          36,993,426
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                 $15.42           $16.60           5,464,855
   01/01/2006 to 12/31/2006                                 $16.60           $18.43           4,641,175
   01/01/2007 to 12/31/2007                                 $18.43           $20.16           4,026,646
   01/01/2008 to 12/31/2008                                 $20.16           $11.08           2,977,983
   01/01/2009 to 12/31/2009                                 $11.08           $14.46           3,702,808
   01/01/2010 to 12/31/2010                                 $14.46           $18.85           4,200,876
   01/01/2011 to 12/31/2011                                 $18.85           $16.11           4,029,967
   01/01/2012 to 12/31/2012                                 $16.11           $19.02           3,987,156
   01/01/2013 to 12/31/2013                                 $19.02           $26.34           3,589,232
   01/01/2014 to 12/31/2014                                 $26.34           $27.19           3,049,744
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                  $9.05            $9.04           2,134,731
   01/01/2006 to 12/31/2006                                  $9.04           $10.01           1,867,490
   01/01/2007 to 12/31/2007                                 $10.01           $10.55           1,740,242
   01/01/2008 to 12/31/2008                                 $10.55            $6.74           1,375,635
   01/01/2009 to 12/31/2009                                  $6.74            $8.88           2,524,147
   01/01/2010 to 12/31/2010                                  $8.88           $11.91           4,648,452
   01/01/2011 to 12/31/2011                                 $11.91           $11.60           3,213,655
   01/01/2012 to 12/31/2012                                 $11.60           $12.80           3,096,260
   01/01/2013 to 12/31/2013                                 $12.80           $17.01           4,073,887
   01/01/2014 to 12/31/2014                                 $17.01           $17.37           3,201,641

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                          $14.22           $14.91          11,285,282
   01/01/2006 to 12/31/2006                          $14.91           $17.61           9,098,178
   01/01/2007 to 12/31/2007                          $17.61           $16.34           8,130,632
   01/01/2008 to 12/31/2008                          $16.34           $11.30           6,242,966
   01/01/2009 to 12/31/2009                          $11.30           $14.11           6,242,625
   01/01/2010 to 12/31/2010                          $14.11           $17.49           6,195,308
   01/01/2011 to 12/31/2011                          $17.49           $16.17           5,166,090
   01/01/2012 to 12/31/2012                          $16.17           $18.79           3,913,693
   01/01/2013 to 12/31/2013                          $18.79           $25.39           3,418,708
   01/01/2014 to 12/31/2014                          $25.39           $26.29           2,808,610
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   01/01/2005 to 12/31/2005                          $12.13           $12.49           4,192,627
   01/01/2006 to 12/31/2006                          $12.49           $13.82           4,776,442
   01/01/2007 to 12/31/2007                          $13.82           $14.45           6,387,795
   01/01/2008 to 12/31/2008                          $14.45           $10.52          10,697,390
   01/01/2009 to 12/31/2009                          $10.52           $12.85          40,732,836
   01/01/2010 to 12/31/2010                          $12.85           $14.09          53,827,291
   01/01/2011 to 12/31/2011                          $14.09           $14.13          46,623,273
   01/01/2012 to 12/31/2012                          $14.13           $15.78          53,661,984
   01/01/2013 to 12/31/2013                          $15.78           $18.13          56,537,325
   01/01/2014 to 12/31/2014                          $18.13           $18.88          53,036,351
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                          $12.39           $12.86           4,311,857
   01/01/2006 to 12/31/2006                          $12.86           $15.34           5,318,094
   01/01/2007 to 12/31/2007                          $15.34           $14.55           4,469,636
   01/01/2008 to 12/31/2008                          $14.55            $8.32           2,874,755
   01/01/2009 to 12/31/2009                           $8.32           $10.13           3,572,238
   01/01/2010 to 12/31/2010                          $10.13           $11.28           4,182,015
   01/01/2011 to 12/31/2011                          $11.28           $10.91           3,313,597
   01/01/2012 to 12/31/2012                          $10.91           $12.58           4,588,707
   01/01/2013 to 12/31/2013                          $12.58           $16.05           5,133,443
   01/01/2014 to 12/31/2014                          $16.05           $16.96           4,589,369
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                           $9.44           $10.81           3,925,742
   01/01/2006 to 12/31/2006                          $10.81           $11.23           4,132,529
   01/01/2007 to 12/31/2007                          $11.23           $11.96           5,137,246
   01/01/2008 to 12/31/2008                          $11.96            $6.99           4,437,756
   01/01/2009 to 12/31/2009                           $6.99           $10.54          10,159,519
   01/01/2010 to 12/31/2010                          $10.54           $12.01          12,250,636
   01/01/2011 to 12/31/2011                          $12.01           $11.61           9,294,364
   01/01/2012 to 12/31/2012                          $11.61           $13.43          10,725,477
   01/01/2013 to 12/31/2013                          $13.43           $19.02          11,809,685
   01/01/2014 to 12/31/2014                          $19.02           $20.27          11,237,461
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   01/01/2005 to 12/31/2005                          $16.25           $21.00           3,677,613
   01/01/2006 to 12/31/2006                          $21.00           $23.93           2,942,718
   01/01/2007 to 12/31/2007                          $23.93           $33.07           3,950,105
   01/01/2008 to 12/31/2008                          $33.07           $16.27           2,088,027
   01/01/2009 to 12/31/2009                          $16.27           $23.89           4,621,252
   01/01/2010 to 12/31/2010                          $23.89           $28.31           5,827,673
   01/01/2011 to 12/31/2011                          $28.31           $23.69           4,562,770
   01/01/2012 to 12/31/2012                          $23.69           $24.14           4,495,210
   01/01/2013 to 12/31/2013                          $24.14           $27.39           3,688,022
   01/01/2014 to 12/31/2014                          $27.39           $24.69           3,347,866

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                              $13.45           $12.64           6,261,824
   01/01/2006 to 12/31/2006                              $12.64           $13.21           6,093,700
   01/01/2007 to 12/31/2007                              $13.21           $14.24           6,452,566
   01/01/2008 to 12/31/2008                              $14.24           $13.67           4,228,137
   01/01/2009 to 12/31/2009                              $13.67           $15.07           6,337,072
   01/01/2010 to 12/31/2010                              $15.07           $15.67           7,114,847
   01/01/2011 to 12/31/2011                              $15.67           $16.05           6,639,260
   01/01/2012 to 12/31/2012                              $16.05           $16.61           5,533,305
   01/01/2013 to 12/31/2013                              $16.61           $15.72           4,600,108
   01/01/2014 to 12/31/2014                              $15.72           $15.55           3,672,856
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
   01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
   01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
   01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
   01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
   01/01/2010 to 12/31/2010                               $8.78            $9.90          10,821,793
   01/01/2011 to 12/31/2011                               $9.90            $9.40           9,943,871
   01/01/2012 to 12/31/2012                               $9.40           $10.26          11,856,015
   01/01/2013 to 12/31/2013                              $10.26           $12.16          18,749,421
   01/01/2014 to 12/31/2014                              $12.16           $12.62          17,319,518
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                             $10.00            $9.98             213,630
   01/01/2008 to 12/31/2008                               $9.98            $9.30           4,064,760
   01/01/2009 to 12/31/2009                               $9.30           $10.21          12,750,275
   01/01/2010 to 12/31/2010                              $10.21           $10.83          17,651,916
   01/01/2011 to 12/31/2011                              $10.83           $11.29          18,170,336
   01/01/2012 to 12/31/2012                              $11.29           $11.98          18,416,796
   01/01/2013 to 12/31/2013                              $11.98           $11.60          17,928,589
   01/01/2014 to 12/31/2014                              $11.60           $12.23          19,702,934
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.39             105,388
   01/01/2013 to 12/31/2013                              $10.39            $9.38              38,455
   01/01/2014 to 12/31/2014                               $9.38            $9.35              31,203
---------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   04/15/2005* to 12/31/2005                              $9.82           $11.44             606,613
   01/01/2006 to 12/31/2006                              $11.44           $12.49             553,827
   01/01/2007 to 12/31/2007                              $12.49           $13.64             604,401
   01/01/2008 to 12/31/2008                              $13.64            $7.90             346,210
   01/01/2009 to 12/31/2009                               $7.90           $10.86             554,304
   01/01/2010 to 07/16/2010                              $10.86           $10.63                   0
---------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                              $13.66           $15.59             689,816
   01/01/2006 to 12/31/2006                              $15.59           $18.88           1,081,552
   01/01/2007 to 12/31/2007                              $18.88           $21.35           1,401,663
   01/01/2008 to 12/31/2008                              $21.35           $12.29             984,931
   01/01/2009 to 12/31/2009                              $12.29           $14.01             668,798
   01/01/2010 to 07/16/2010                              $14.01           $13.31                   0
---------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                              $11.29           $11.53             281,775
   01/01/2006 to 12/31/2006                              $11.53           $12.03             241,307
   01/01/2007 to 12/31/2007                              $12.03           $13.24             249,298
   01/01/2008 to 12/31/2008                              $13.24            $9.48             271,517
   01/01/2009 to 12/31/2009                               $9.48           $13.42             749,780
   01/01/2010 to 07/16/2010                              $13.42           $12.54                   0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   01/01/2005 to 12/31/2005                                  $10.03            $9.92              87,726
   01/01/2006 to 12/31/2006                                   $9.92           $10.15             100,227
   01/01/2007 to 12/31/2007                                  $10.15           $10.55             106,856
   01/01/2008 to 12/31/2008                                  $10.55            $5.83             190,718
   01/01/2009 to 12/31/2009                                   $5.83            $7.38             331,489
   01/01/2010 to 12/31/2010                                   $7.38            $8.64             309,321
   01/01/2011 to 12/31/2011                                   $8.64            $7.57             380,808
   01/01/2012 to 12/31/2012                                   $7.57            $8.48             218,904
   01/01/2013 to 12/31/2013                                   $8.48           $10.93             125,986
   01/01/2014 to 04/25/2014                                  $10.93           $11.26                   0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2008* to 12/31/2008                                 $10.08            $6.64           5,636,967
   01/01/2009 to 12/31/2009                                   $6.64            $8.50          51,503,013
   01/01/2010 to 12/31/2010                                   $8.50            $9.21          75,249,224
   01/01/2011 to 12/31/2011                                   $9.21            $8.91          53,326,792
   01/01/2012 to 09/21/2012                                   $8.91            $9.98                   0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   01/01/2005 to 12/31/2005                                  $11.85           $12.84             590,605
   01/01/2006 to 12/31/2006                                  $12.84           $17.48           1,507,757
   01/01/2007 to 12/31/2007                                  $17.48           $19.49           2,078,809
   01/01/2008 to 12/31/2008                                  $19.49           $10.97           1,122,006
   01/01/2009 to 12/31/2009                                  $10.97           $15.21             835,629
   01/01/2010 to 12/31/2010                                  $15.21           $16.42             651,544
   01/01/2011 to 12/31/2011                                  $16.42           $14.94             542,156
   01/01/2012 to 12/31/2012                                  $14.94           $18.42             521,128
   01/01/2013 to 12/31/2013                                  $18.42           $20.71             381,588
   01/01/2014 to 04/25/2014                                  $20.71           $20.27                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.17             387,650
   01/01/2012 to 04/27/2012                                   $8.17            $9.26                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.12             385,638
   01/01/2012 to 12/31/2012                                   $9.12           $10.65             500,266
   01/01/2013 to 12/31/2013                                  $10.65           $13.73             615,161
   01/01/2014 to 12/31/2014                                  $13.73           $15.23             471,181
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   01/01/2005 to 12/31/2005                                  $10.72           $11.67             602,063
   01/01/2006 to 12/31/2006                                  $11.67           $13.33             605,730
   01/01/2007 to 12/31/2007                                  $13.33           $14.70             631,476
   01/01/2008 to 12/31/2008                                  $14.70            $7.51             384,426
   01/01/2009 to 12/31/2009                                   $7.51           $10.52             430,777
   01/01/2010 to 12/31/2010                                  $10.52           $12.81             390,143
   01/01/2011 to 04/29/2011                                  $12.81           $14.27                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   01/01/2005 to 12/31/2005                                  $11.94           $12.43           1,042,992
   01/01/2006 to 12/31/2006                                  $12.43           $14.24             778,674
   01/01/2007 to 12/31/2007                                  $14.24           $10.89             465,175
   01/01/2008 to 12/31/2008                                  $10.89            $4.34             540,897
   01/01/2009 to 12/31/2009                                   $4.34            $5.44             779,148
   01/01/2010 to 12/31/2010                                   $5.44            $5.91             872,026
   01/01/2011 to 04/29/2011                                   $5.91            $6.23                   0

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   01/01/2005 to 12/31/2005                            $10.64           $11.31          1,131,376
   01/01/2006 to 12/31/2006                            $11.31           $11.71          1,250,782
   01/01/2007 to 12/31/2007                            $11.71           $12.88          1,163,277
   01/01/2008 to 12/31/2008                            $12.88            $9.04            849,932
   01/01/2009 to 12/31/2009                             $9.04           $11.35          1,181,689
   01/01/2010 to 12/31/2010                            $11.35           $11.76            545,135
   01/01/2011 to 12/31/2011                            $11.76           $12.02            524,638
   01/01/2012 to 12/31/2012                            $12.02           $14.29            462,518
   01/01/2013 to 12/31/2013                            $14.29           $19.76            464,049
   01/01/2014 to 12/31/2014                            $19.76           $23.25            483,876
-------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                           $10.05            $9.77            229,829
   01/01/2013 to 12/31/2013                             $9.77           $13.16            522,396
   01/01/2014 to 12/31/2014                            $13.16           $13.98            170,256
-------------------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   01/01/2005 to 12/31/2005                             $8.09            $8.13            453,392
   01/01/2006 to 12/31/2006                             $8.13            $8.84            513,442
   01/01/2007 to 12/31/2007                             $8.84            $9.36            630,739
   01/01/2008 to 12/31/2008                             $9.36            $5.11            453,772
   01/01/2009 to 12/31/2009                             $5.11            $7.91            970,438
   01/01/2010 to 12/31/2010                             $7.91            $9.44          1,132,899
   01/01/2011 to 12/31/2011                             $9.44            $8.81            530,679
   01/01/2012 to 12/31/2012                             $8.81            $9.64            353,005
   01/01/2013 to 12/31/2013                             $9.64           $11.87            292,049
   01/01/2014 to 12/31/2014                            $11.87           $12.96            263,606
-------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   01/01/2005 to 12/31/2005                            $10.66           $10.83            134,177
   01/01/2006 to 12/31/2006                            $10.83           $11.60            199,508
   01/01/2007 to 12/31/2007                            $11.60           $13.88            403,709
   01/01/2008 to 12/31/2008                            $13.88            $6.71            199,304
   01/01/2009 to 12/31/2009                             $6.71            $7.71            140,231
   01/01/2010 to 12/31/2010                             $7.71            $9.89            511,072
   01/01/2011 to 12/31/2011                             $9.89            $9.85            211,183
   01/01/2012 to 12/31/2012                             $9.85           $10.95            144,674
   01/01/2013 to 12/31/2013                            $10.95           $16.02            172,418
   01/01/2014 to 04/25/2014                            $16.02           $15.97                  0
-------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   01/01/2005 to 12/31/2005                            $16.02           $20.72          3,395,891
   01/01/2006 to 12/31/2006                            $20.72           $27.43          2,835,328
   01/01/2007 to 12/31/2007                            $27.43           $38.71          3,344,620
   01/01/2008 to 12/31/2008                            $38.71           $16.04          1,630,334
   01/01/2009 to 12/31/2009                            $16.04           $25.59          2,133,897
   01/01/2010 to 12/31/2010                            $25.59           $29.23          1,632,797
   01/01/2011 to 12/31/2011                            $29.23           $22.31          1,023,231
   01/01/2012 to 12/31/2012                            $22.31           $25.62            797,727
   01/01/2013 to 12/31/2013                            $25.62           $25.21            589,332
   01/01/2014 to 12/31/2014                            $25.21           $23.34            449,200
-------------------------------------------------------------------------------------------------------
ProFund VP Asia 30
   01/01/2005 to 12/31/2005                            $12.30           $14.45          1,723,105
   01/01/2006 to 12/31/2006                            $14.45           $19.80          3,073,769
   01/01/2007 to 12/31/2007                            $19.80           $28.77          2,473,589
   01/01/2008 to 12/31/2008                            $28.77           $13.91          1,337,672
   01/01/2009 to 12/31/2009                            $13.91           $21.10          1,821,822
   01/01/2010 to 12/31/2010                            $21.10           $23.64          1,172,241
   01/01/2011 to 12/31/2011                            $23.64           $16.97            568,287
   01/01/2012 to 12/31/2012                            $16.97           $19.28            518,241
   01/01/2013 to 12/31/2013                            $19.28           $21.80            354,325
   01/01/2014 to 12/31/2014                            $21.80           $21.10            204,908

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Banks
   01/01/2005 to 12/31/2005          $11.98           $11.77            351,876
   01/01/2006 to 12/31/2006          $11.77           $13.35            402,883
   01/01/2007 to 12/31/2007          $13.35            $9.55            389,926
   01/01/2008 to 12/31/2008           $9.55            $4.99          2,409,143
   01/01/2009 to 12/31/2009           $4.99            $4.70            746,620
   01/01/2010 to 12/31/2010           $4.70            $5.00            821,032
   01/01/2011 to 12/31/2011           $5.00            $3.60            310,912
   01/01/2012 to 12/31/2012           $3.60            $4.73            683,662
   01/01/2013 to 12/31/2013           $4.73            $6.21            377,961
   01/01/2014 to 12/31/2014           $6.21            $6.74            257,672
-------------------------------------------------------------------------------------
ProFund VP Basic Materials
   01/01/2005 to 12/31/2005          $11.87           $11.96            681,690
   01/01/2006 to 12/31/2006          $11.96           $13.58            779,466
   01/01/2007 to 12/31/2007          $13.58           $17.45          2,684,333
   01/01/2008 to 12/31/2008          $17.45            $8.34          1,183,553
   01/01/2009 to 12/31/2009           $8.34           $13.32          1,841,267
   01/01/2010 to 12/31/2010          $13.32           $16.99          1,479,120
   01/01/2011 to 12/31/2011          $16.99           $14.01            513,298
   01/01/2012 to 12/31/2012          $14.01           $14.94            344,526
   01/01/2013 to 12/31/2013          $14.94           $17.41            287,699
   01/01/2014 to 12/31/2014          $17.41           $17.41            201,578
-------------------------------------------------------------------------------------
ProFund VP Bear
   01/01/2005 to 12/31/2005           $7.45            $7.23          2,169,659
   01/01/2006 to 12/31/2006           $7.23            $6.57          1,868,606
   01/01/2007 to 12/31/2007           $6.57            $6.50          1,722,065
   01/01/2008 to 12/31/2008           $6.50            $8.95          2,326,201
   01/01/2009 to 12/31/2009           $8.95            $6.35          1,995,516
   01/01/2010 to 12/31/2010           $6.35            $5.13          1,870,682
   01/01/2011 to 12/31/2011           $5.13            $4.60          2,082,893
   01/01/2012 to 12/31/2012           $4.60            $3.77            965,635
   01/01/2013 to 12/31/2013           $3.77            $2.73            911,837
   01/01/2014 to 12/31/2014           $2.73            $2.30            951,939
-------------------------------------------------------------------------------------
ProFund VP Biotechnology
   01/01/2005 to 12/31/2005          $10.52           $12.34            697,687
   01/01/2006 to 12/31/2006          $12.34           $11.64            393,923
   01/01/2007 to 12/31/2007          $11.64           $11.31            609,746
   01/01/2008 to 12/31/2008          $11.31           $11.33          1,249,287
   01/01/2009 to 12/31/2009          $11.33           $11.56            355,182
   01/01/2010 to 12/31/2010          $11.56           $11.95            254,803
   01/01/2011 to 12/31/2011          $11.95           $12.52            188,759
   01/01/2012 to 12/31/2012          $12.52           $17.33            338,800
   01/01/2013 to 12/31/2013          $17.33           $28.71            326,187
   01/01/2014 to 12/31/2014          $28.71           $36.62            259,481
-------------------------------------------------------------------------------------
ProFund VP Bull
   01/01/2005 to 12/31/2005          $10.53           $10.64          7,846,866
   01/01/2006 to 12/31/2006          $10.64           $11.90          7,031,661
   01/01/2007 to 12/31/2007          $11.90           $12.12          4,013,033
   01/01/2008 to 12/31/2008          $12.12            $7.43          2,963,943
   01/01/2009 to 12/31/2009           $7.43            $9.08          3,113,781
   01/01/2010 to 12/31/2010           $9.08           $10.06          2,476,971
   01/01/2011 to 12/31/2011          $10.06            $9.89          3,165,929
   01/01/2012 to 12/31/2012           $9.89           $11.08          1,499,016
   01/01/2013 to 12/31/2013          $11.08           $14.14          1,204,038
   01/01/2014 to 12/31/2014          $14.14           $15.50          1,173,460

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   01/01/2005 to 12/31/2005                $10.36           $10.15            161,038
   01/01/2006 to 12/31/2006                $10.15           $11.25            548,567
   01/01/2007 to 12/31/2007                $11.25           $11.90            715,235
   01/01/2008 to 12/31/2008                $11.90            $8.58            609,574
   01/01/2009 to 12/31/2009                 $8.58           $10.26            812,567
   01/01/2010 to 12/31/2010                $10.26           $11.84            702,138
   01/01/2011 to 12/31/2011                $11.84           $12.45            765,549
   01/01/2012 to 12/31/2012                $12.45           $13.58            450,591
   01/01/2013 to 12/31/2013                $13.58           $17.15            573,128
   01/01/2014 to 12/31/2014                $17.15           $18.59            574,747
-------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   01/01/2005 to 12/31/2005                 $9.56            $8.97             86,431
   01/01/2006 to 12/31/2006                 $8.97            $9.88            192,639
   01/01/2007 to 12/31/2007                 $9.88            $8.91             67,292
   01/01/2008 to 12/31/2008                 $8.91            $6.01            448,604
   01/01/2009 to 12/31/2009                 $6.01            $7.74            295,250
   01/01/2010 to 12/31/2010                 $7.74            $9.24          1,046,739
   01/01/2011 to 12/31/2011                 $9.24            $9.58            481,308
   01/01/2012 to 12/31/2012                 $9.58           $11.51            539,898
   01/01/2013 to 12/31/2013                $11.51           $15.83            745,470
   01/01/2014 to 12/31/2014                $15.83           $17.51            425,388
-------------------------------------------------------------------------------------------
ProFund VP Europe 30
   01/01/2005 to 12/31/2005                $12.17           $12.94          1,133,420
   01/01/2006 to 12/31/2006                $12.94           $14.95          2,790,577
   01/01/2007 to 12/31/2007                $14.95           $16.85          1,487,885
   01/01/2008 to 12/31/2008                $16.85            $9.28            649,001
   01/01/2009 to 12/31/2009                 $9.28           $12.07          1,184,717
   01/01/2010 to 12/31/2010                $12.07           $12.19            852,300
   01/01/2011 to 12/31/2011                $12.19           $10.92            333,570
   01/01/2012 to 12/31/2012                $10.92           $12.52            461,143
   01/01/2013 to 12/31/2013                $12.52           $14.98            561,564
   01/01/2014 to 12/31/2014                $14.98           $13.46            318,682
-------------------------------------------------------------------------------------------
ProFund VP Financials
   01/01/2005 to 12/31/2005                $12.19           $12.46            616,872
   01/01/2006 to 12/31/2006                $12.46           $14.38            913,872
   01/01/2007 to 12/31/2007                $14.38           $11.44            498,292
   01/01/2008 to 12/31/2008                $11.44            $5.57          2,008,426
   01/01/2009 to 12/31/2009                 $5.57            $6.30          1,432,294
   01/01/2010 to 12/31/2010                 $6.30            $6.87          1,397,974
   01/01/2011 to 12/31/2011                 $6.87            $5.82          1,034,776
   01/01/2012 to 12/31/2012                 $5.82            $7.14          1,345,907
   01/01/2013 to 12/31/2013                 $7.14            $9.27          1,595,424
   01/01/2014 to 12/31/2014                 $9.27           $10.30          1,201,102
-------------------------------------------------------------------------------------------
ProFund VP Health Care
   01/01/2005 to 12/31/2005                 $9.23            $9.63          2,175,821
   01/01/2006 to 12/31/2006                 $9.63            $9.96          2,106,409
   01/01/2007 to 12/31/2007                 $9.96           $10.44          2,120,859
   01/01/2008 to 12/31/2008                $10.44            $7.78          1,638,682
   01/01/2009 to 12/31/2009                 $7.78            $9.14          1,148,607
   01/01/2010 to 12/31/2010                 $9.14            $9.25            875,030
   01/01/2011 to 12/31/2011                 $9.25           $10.01            924,616
   01/01/2012 to 12/31/2012                $10.01           $11.56          1,121,561
   01/01/2013 to 12/31/2013                $11.56           $15.89          1,361,062
   01/01/2014 to 12/31/2014                $15.89           $19.34          1,316,203

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Industrials
   01/01/2005 to 12/31/2005          $11.15           $11.23            211,678
   01/01/2006 to 12/31/2006          $11.23           $12.33            242,684
   01/01/2007 to 12/31/2007          $12.33           $13.55            708,921
   01/01/2008 to 12/31/2008          $13.55            $7.93            348,521
   01/01/2009 to 12/31/2009           $7.93            $9.68            634,240
   01/01/2010 to 12/31/2010           $9.68           $11.78            641,229
   01/01/2011 to 12/31/2011          $11.78           $11.38            404,533
   01/01/2012 to 12/31/2012          $11.38           $12.96            379,889
   01/01/2013 to 12/31/2013          $12.96           $17.62            514,535
   01/01/2014 to 12/31/2014          $17.62           $18.29            381,463
-------------------------------------------------------------------------------------
ProFund VP Internet
   01/01/2005 to 12/31/2005          $17.89           $18.90            467,320
   01/01/2006 to 12/31/2006          $18.90           $18.84            200,072
   01/01/2007 to 12/31/2007          $18.84           $20.42            435,015
   01/01/2008 to 12/31/2008          $20.42           $11.08            116,246
   01/01/2009 to 12/31/2009          $11.08           $19.31            507,210
   01/01/2010 to 12/31/2010          $19.31           $25.70            455,035
   01/01/2011 to 12/31/2011          $25.70           $23.53             92,624
   01/01/2012 to 12/31/2012          $23.53           $27.71             98,828
   01/01/2013 to 12/31/2013          $27.71           $41.35            134,453
   01/01/2014 to 12/31/2014          $41.35           $41.12             46,264
-------------------------------------------------------------------------------------
ProFund VP Japan
   01/01/2005 to 12/31/2005           $9.55           $13.31          3,413,954
   01/01/2006 to 12/31/2006          $13.31           $14.51          1,650,266
   01/01/2007 to 12/31/2007          $14.51           $12.85            552,230
   01/01/2008 to 12/31/2008          $12.85            $7.47            553,832
   01/01/2009 to 12/31/2009           $7.47            $8.11            519,793
   01/01/2010 to 12/31/2010           $8.11            $7.45            414,005
   01/01/2011 to 12/31/2011           $7.45            $5.97            292,468
   01/01/2012 to 12/31/2012           $5.97            $7.22            445,817
   01/01/2013 to 12/31/2013           $7.22           $10.53            616,969
   01/01/2014 to 12/31/2014          $10.53           $10.69            321,351
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   01/01/2005 to 12/31/2005          $10.37           $10.30          2,620,748
   01/01/2006 to 12/31/2006          $10.30           $11.05          2,181,106
   01/01/2007 to 12/31/2007          $11.05           $11.62          2,009,820
   01/01/2008 to 12/31/2008          $11.62            $7.37          1,340,839
   01/01/2009 to 12/31/2009           $7.37            $9.40          1,530,601
   01/01/2010 to 12/31/2010           $9.40           $10.47          1,282,022
   01/01/2011 to 12/31/2011          $10.47           $10.62          1,146,789
   01/01/2012 to 12/31/2012          $10.62           $11.77            796,871
   01/01/2013 to 12/31/2013          $11.77           $15.12            730,784
   01/01/2014 to 12/31/2014          $15.12           $16.80            876,271
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   01/01/2005 to 12/31/2005          $10.37           $10.51          2,141,309
   01/01/2006 to 12/31/2006          $10.51           $12.26          4,023,312
   01/01/2007 to 12/31/2007          $12.26           $12.08          1,984,257
   01/01/2008 to 12/31/2008          $12.08            $7.07          1,514,949
   01/01/2009 to 12/31/2009           $7.07            $8.31          1,108,254
   01/01/2010 to 12/31/2010           $8.31            $9.22          1,501,797
   01/01/2011 to 12/31/2011           $9.22            $8.96          1,122,050
   01/01/2012 to 12/31/2012           $8.96           $10.17            776,810
   01/01/2013 to 12/31/2013          $10.17           $12.99            482,427
   01/01/2014 to 12/31/2014          $12.99           $14.11            780,687

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   01/01/2005 to 12/31/2005          $10.58           $11.58          5,059,312
   01/01/2006 to 12/31/2006          $11.58           $11.84          1,594,539
   01/01/2007 to 12/31/2007          $11.84           $13.01          2,101,505
   01/01/2008 to 12/31/2008          $13.01            $7.83          1,117,437
   01/01/2009 to 12/31/2009           $7.83           $10.65          1,903,627
   01/01/2010 to 12/31/2010          $10.65           $13.45          2,021,397
   01/01/2011 to 12/31/2011          $13.45           $12.85          1,040,542
   01/01/2012 to 12/31/2012          $12.85           $14.58            684,764
   01/01/2013 to 12/31/2013          $14.58           $18.71            592,623
   01/01/2014 to 12/31/2014          $18.71           $19.49            371,987
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   01/01/2005 to 12/31/2005          $11.67           $12.49          2,164,543
   01/01/2006 to 12/31/2006          $12.49           $13.80          1,978,580
   01/01/2007 to 12/31/2007          $13.80           $13.70          1,436,105
   01/01/2008 to 12/31/2008          $13.70            $8.58            733,971
   01/01/2009 to 12/31/2009           $8.58           $11.05          1,398,727
   01/01/2010 to 12/31/2010          $11.05           $13.09            908,539
   01/01/2011 to 12/31/2011          $13.09           $12.37            727,867
   01/01/2012 to 12/31/2012          $12.37           $14.18            552,448
   01/01/2013 to 12/31/2013          $14.18           $18.43            479,583
   01/01/2014 to 12/31/2014          $18.43           $19.97            288,875
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   01/01/2005 to 12/31/2005           $9.94            $9.80          2,467,486
   01/01/2006 to 12/31/2006           $9.80           $10.16          1,764,614
   01/01/2007 to 12/31/2007          $10.16           $11.76          2,265,084
   01/01/2008 to 12/31/2008          $11.76            $6.65          1,171,313
   01/01/2009 to 12/31/2009           $6.65            $9.94          1,813,909
   01/01/2010 to 12/31/2010           $9.94           $11.56          1,576,633
   01/01/2011 to 12/31/2011          $11.56           $11.54            909,044
   01/01/2012 to 12/31/2012          $11.54           $13.19            644,940
   01/01/2013 to 12/31/2013          $13.19           $17.42            507,723
   01/01/2014 to 12/31/2014          $17.42           $20.04            490,538
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   01/01/2005 to 12/31/2005          $13.33           $17.22          2,573,777
   01/01/2006 to 12/31/2006          $17.22           $20.43          2,251,126
   01/01/2007 to 12/31/2007          $20.43           $26.61          2,322,451
   01/01/2008 to 12/31/2008          $26.61           $16.50          1,351,549
   01/01/2009 to 12/31/2009          $16.50           $18.75          1,326,030
   01/01/2010 to 12/31/2010          $18.75           $21.71          1,296,969
   01/01/2011 to 12/31/2011          $21.71           $21.83            829,408
   01/01/2012 to 12/31/2012          $21.83           $22.09            551,530
   01/01/2013 to 12/31/2013          $22.09           $26.96            414,618
   01/01/2014 to 12/31/2014          $26.96           $23.63            346,412
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   01/01/2005 to 12/31/2005           $7.93            $7.51            515,769
   01/01/2006 to 12/31/2006           $7.51            $8.28            716,678
   01/01/2007 to 12/31/2007           $8.28            $8.33            492,538
   01/01/2008 to 12/31/2008           $8.33            $6.60            588,925
   01/01/2009 to 12/31/2009           $6.60            $7.58            521,245
   01/01/2010 to 12/31/2010           $7.58            $7.49            268,122
   01/01/2011 to 12/31/2011           $7.49            $8.56            862,925
   01/01/2012 to 12/31/2012           $8.56            $9.42            302,309
   01/01/2013 to 12/31/2013           $9.42           $12.19            276,233
   01/01/2014 to 12/31/2014          $12.19           $14.31            297,503

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Precious Metals
   01/01/2005 to 12/31/2005                $11.77           $14.62          2,426,531
   01/01/2006 to 12/31/2006                $14.62           $15.44          2,487,596
   01/01/2007 to 12/31/2007                $15.44           $18.60          3,177,702
   01/01/2008 to 12/31/2008                $18.60           $12.66          2,709,868
   01/01/2009 to 12/31/2009                $12.66           $16.86          2,850,817
   01/01/2010 to 12/31/2010                $16.86           $22.04          2,921,018
   01/01/2011 to 12/31/2011                $22.04           $17.51          2,103,701
   01/01/2012 to 12/31/2012                $17.51           $14.71          1,572,080
   01/01/2013 to 12/31/2013                $14.71            $8.98          1,162,887
   01/01/2014 to 12/31/2014                 $8.98            $6.72            630,558
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   01/01/2005 to 12/31/2005                $16.15           $16.96            501,989
   01/01/2006 to 12/31/2006                $16.96           $22.10            926,728
   01/01/2007 to 12/31/2007                $22.10           $17.47            505,436
   01/01/2008 to 12/31/2008                $17.47           $10.09            587,638
   01/01/2009 to 12/31/2009                $10.09           $12.69            557,087
   01/01/2010 to 12/31/2010                $12.69           $15.57            509,622
   01/01/2011 to 12/31/2011                $15.57           $16.04            345,408
   01/01/2012 to 12/31/2012                $16.04           $18.48            392,557
   01/01/2013 to 12/31/2013                $18.48           $18.19            325,883
   01/01/2014 to 12/31/2014                $18.19           $22.37            289,291
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   01/01/2005 to 12/31/2005                 $6.63            $6.00          3,415,324
   01/01/2006 to 12/31/2006                 $6.00            $6.50          4,567,551
   01/01/2007 to 12/31/2007                 $6.50            $6.06          1,806,294
   01/01/2008 to 12/31/2008                 $6.06            $3.70          2,315,493
   01/01/2009 to 12/31/2009                 $3.70            $4.81          3,128,225
   01/01/2010 to 12/31/2010                 $4.81            $3.97          4,679,376
   01/01/2011 to 12/31/2011                 $3.97            $2.44          2,645,539
   01/01/2012 to 12/31/2012                 $2.44            $2.23          1,760,429
   01/01/2013 to 12/31/2013                 $2.23            $2.56          3,779,215
   01/01/2014 to 12/31/2014                 $2.56            $1.76          3,810,891
-------------------------------------------------------------------------------------------
ProFund VP Semiconductor
   01/01/2005 to 12/31/2005                 $7.15            $7.64            746,084
   01/01/2006 to 12/31/2006                 $7.64            $6.98            339,250
   01/01/2007 to 12/31/2007                 $6.98            $7.35            272,048
   01/01/2008 to 12/31/2008                 $7.35            $3.63            166,664
   01/01/2009 to 12/31/2009                 $3.63            $5.86            794,698
   01/01/2010 to 12/31/2010                 $5.86            $6.47            188,040
   01/01/2011 to 12/31/2011                 $6.47            $6.12            125,111
   01/01/2012 to 12/31/2012                 $6.12            $5.77             77,903
   01/01/2013 to 12/31/2013                 $5.77            $7.57             62,931
   01/01/2014 to 12/31/2014                 $7.57           $10.02            125,840
-------------------------------------------------------------------------------------------
ProFund VP Short Mid-Cap
   01/01/2005 to 12/31/2005                 $9.70            $8.64            364,782
   01/01/2006 to 12/31/2006                 $8.64            $8.18            254,207
   01/01/2007 to 12/31/2007                 $8.18            $7.82            131,223
   01/01/2008 to 12/31/2008                 $7.82           $10.14            177,441
   01/01/2009 to 12/31/2009                $10.14            $6.44            364,588
   01/01/2010 to 12/31/2010                 $6.44            $4.70            280,837
   01/01/2011 to 12/31/2011                 $4.70            $4.24            232,550
   01/01/2012 to 12/31/2012                 $4.24            $3.38            139,533
   01/01/2013 to 12/31/2013                 $3.38            $2.40            116,769
   01/01/2014 to 12/31/2014                 $2.40            $2.07            171,122

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   01/01/2005 to 12/31/2005           $5.93            $5.88          2,494,108
   01/01/2006 to 12/31/2006           $5.88            $5.70          1,891,265
   01/01/2007 to 12/31/2007           $5.70            $4.96            860,024
   01/01/2008 to 12/31/2008           $4.96            $7.23            722,924
   01/01/2009 to 12/31/2009           $7.23            $4.22            898,026
   01/01/2010 to 12/31/2010           $4.22            $3.27            782,589
   01/01/2011 to 12/31/2011           $3.27            $2.88          1,249,273
   01/01/2012 to 12/31/2012           $2.88            $2.30            957,612
   01/01/2013 to 12/31/2013           $2.30            $1.60            348,933
   01/01/2014 to 12/31/2014           $1.60            $1.27            241,202
-------------------------------------------------------------------------------------
ProFund VP Short Small-Cap
   01/01/2005 to 12/31/2005           $9.54            $9.11            220,842
   01/01/2006 to 12/31/2006           $9.11            $7.90            560,897
   01/01/2007 to 12/31/2007           $7.90            $8.12          1,000,449
   01/01/2008 to 12/31/2008           $8.12            $9.92            233,809
   01/01/2009 to 12/31/2009           $9.92            $6.59            463,501
   01/01/2010 to 12/31/2010           $6.59            $4.61            355,244
   01/01/2011 to 12/31/2011           $4.61            $4.12            702,306
   01/01/2012 to 12/31/2012           $4.12            $3.28            351,352
   01/01/2013 to 12/31/2013           $3.28            $2.22            176,749
   01/01/2014 to 12/31/2014           $2.22            $1.98            197,127
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   01/01/2005 to 12/31/2005          $11.98           $12.67          4,579,886
   01/01/2006 to 12/31/2006          $12.67           $13.54          1,643,633
   01/01/2007 to 12/31/2007          $13.54           $13.85            676,467
   01/01/2008 to 12/31/2008          $13.85            $8.99            990,289
   01/01/2009 to 12/31/2009           $8.99           $11.15          1,476,283
   01/01/2010 to 12/31/2010          $11.15           $13.79          1,733,790
   01/01/2011 to 12/31/2011          $13.79           $13.73          1,437,215
   01/01/2012 to 12/31/2012          $13.73           $15.19            495,243
   01/01/2013 to 12/31/2013          $15.19           $20.98            722,604
   01/01/2014 to 12/31/2014          $20.98           $21.09            341,491
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   01/01/2005 to 12/31/2005          $11.10           $11.35          1,398,441
   01/01/2006 to 12/31/2006          $11.35           $13.11          2,446,357
   01/01/2007 to 12/31/2007          $13.11           $11.96            714,107
   01/01/2008 to 12/31/2008          $11.96            $8.15            838,930
   01/01/2009 to 12/31/2009           $8.15            $9.65            610,084
   01/01/2010 to 12/31/2010           $9.65           $11.59            743,101
   01/01/2011 to 12/31/2011          $11.59           $10.94            752,713
   01/01/2012 to 12/31/2012          $10.94           $12.49            481,299
   01/01/2013 to 12/31/2013          $12.49           $16.91            412,071
   01/01/2014 to 12/31/2014          $16.91           $17.60            237,908
-------------------------------------------------------------------------------------
ProFund VP Technology
   01/01/2005 to 12/31/2005           $8.48            $8.45            577,737
   01/01/2006 to 12/31/2006           $8.45            $8.98            673,628
   01/01/2007 to 12/31/2007           $8.98           $10.10          1,668,456
   01/01/2008 to 12/31/2008          $10.10            $5.53            322,313
   01/01/2009 to 12/31/2009           $5.53            $8.78          1,361,950
   01/01/2010 to 12/31/2010           $8.78            $9.56            652,534
   01/01/2011 to 12/31/2011           $9.56            $9.27            719,037
   01/01/2012 to 12/31/2012           $9.27           $10.06            287,188
   01/01/2013 to 12/31/2013          $10.06           $12.38            175,316
   01/01/2014 to 12/31/2014          $12.38           $14.39            179,412

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
ProFund VP Telecommunications
   01/01/2005 to 12/31/2005             $8.19            $7.52            456,586
   01/01/2006 to 12/31/2006             $7.52            $9.93          1,277,316
   01/01/2007 to 12/31/2007             $9.93           $10.59          1,098,402
   01/01/2008 to 12/31/2008            $10.59            $6.83            840,295
   01/01/2009 to 12/31/2009             $6.83            $7.21            472,593
   01/01/2010 to 12/31/2010             $7.21            $8.20            847,216
   01/01/2011 to 12/31/2011             $8.20            $8.22            476,200
   01/01/2012 to 12/31/2012             $8.22            $9.42            486,914
   01/01/2013 to 12/31/2013             $9.42           $10.38            375,062
   01/01/2014 to 12/31/2014            $10.38           $10.26            329,989
---------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   01/01/2005 to 12/31/2005            $11.79           $12.64          2,312,868
   01/01/2006 to 12/31/2006            $12.64           $11.86            821,668
   01/01/2007 to 12/31/2007            $11.86           $12.85          2,443,725
   01/01/2008 to 12/31/2008            $12.85           $18.92          2,696,273
   01/01/2009 to 12/31/2009            $18.92           $12.54          1,333,606
   01/01/2010 to 12/31/2010            $12.54           $13.58          1,042,250
   01/01/2011 to 12/31/2011            $13.58           $19.17          1,145,039
   01/01/2012 to 12/31/2012            $19.17           $19.03            721,134
   01/01/2013 to 12/31/2013            $19.03           $15.14            419,798
   01/01/2014 to 12/31/2014            $15.14           $20.31            243,348
---------------------------------------------------------------------------------------
ProFund VP UltraBull
   01/01/2005 to 12/31/2005            $11.76           $11.87          1,158,024
   01/01/2006 to 12/31/2006            $11.87           $14.36          1,596,920
   01/01/2007 to 12/31/2007            $14.36           $14.24          1,964,725
   01/01/2008 to 12/31/2008            $14.24            $4.57          8,061,341
   01/01/2009 to 12/31/2009             $4.57            $6.50          1,590,074
   01/01/2010 to 12/31/2010             $6.50            $7.81            914,644
   01/01/2011 to 12/31/2011             $7.81            $7.31            689,374
   01/01/2012 to 12/31/2012             $7.31            $9.26            451,227
   01/01/2013 to 12/31/2013             $9.26           $15.31            302,573
   01/01/2014 to 12/31/2014            $15.31           $18.56            265,404
---------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   01/01/2005 to 12/31/2005            $11.99           $13.91          1,935,489
   01/01/2006 to 12/31/2006            $13.91           $15.14          1,588,771
   01/01/2007 to 12/31/2007            $15.14           $15.77          1,072,846
   01/01/2008 to 12/31/2008            $15.77            $5.04          2,684,256
   01/01/2009 to 12/31/2009             $5.04            $8.23          1,356,598
   01/01/2010 to 12/31/2010             $8.23           $12.11          1,530,577
   01/01/2011 to 12/31/2011            $12.11           $10.28            591,778
   01/01/2012 to 12/31/2012            $10.28           $13.40            516,451
   01/01/2013 to 12/31/2013            $13.40           $22.48            317,543
   01/01/2014 to 12/31/2014            $22.48           $25.51            386,697
---------------------------------------------------------------------------------------
ProFund VP UltraNASDAQ-100
   01/01/2005 to 12/31/2005             $7.89            $7.47          4,740,165
   01/01/2006 to 12/31/2006             $7.47            $7.70          2,319,572
   01/01/2007 to 12/31/2007             $7.70            $9.73          4,024,405
   01/01/2008 to 12/31/2008             $9.73            $2.61          3,358,757
   01/01/2009 to 12/31/2009             $2.61            $5.63          1,661,197
   01/01/2010 to 12/31/2010             $5.63            $7.48          1,359,439
   01/01/2011 to 12/31/2011             $7.48            $7.27          1,795,997
   01/01/2012 to 12/31/2012             $7.27            $9.57            563,727
   01/01/2013 to 12/31/2013             $9.57           $16.84            561,715
   01/01/2014 to 12/31/2014            $16.84           $22.50            414,291

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
ProFund VP UltraSmall-Cap
   01/01/2005 to 12/31/2005                         $15.52           $15.23            816,754
   01/01/2006 to 12/31/2006                         $15.23           $18.87          1,580,595
   01/01/2007 to 12/31/2007                         $18.87           $16.11            527,856
   01/01/2008 to 12/31/2008                         $16.11            $5.36          2,519,397
   01/01/2009 to 12/31/2009                          $5.36            $7.39            747,146
   01/01/2010 to 12/31/2010                          $7.39           $10.79            930,703
   01/01/2011 to 12/31/2011                         $10.79            $8.61            508,081
   01/01/2012 to 12/31/2012                          $8.61           $10.97            395,941
   01/01/2013 to 12/31/2013                         $10.97           $20.13            296,920
   01/01/2014 to 12/31/2014                         $20.13           $20.87            228,008
----------------------------------------------------------------------------------------------------
ProFund VP Utilities
   01/01/2005 to 12/31/2005                         $11.13           $12.37          1,996,877
   01/01/2006 to 12/31/2006                         $12.37           $14.51          2,195,309
   01/01/2007 to 12/31/2007                         $14.51           $16.52          3,808,582
   01/01/2008 to 12/31/2008                         $16.52           $11.26          1,279,942
   01/01/2009 to 12/31/2009                         $11.26           $12.27            940,314
   01/01/2010 to 12/31/2010                         $12.27           $12.78            893,746
   01/01/2011 to 12/31/2011                         $12.78           $14.77          1,349,692
   01/01/2012 to 12/31/2012                         $14.77           $14.55            788,140
   01/01/2013 to 12/31/2013                         $14.55           $16.21            725,550
   01/01/2014 to 12/31/2014                         $16.21           $20.07            821,630
----------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   01/01/2005 to 12/31/2005                         $10.53           $12.05            672,243
   01/01/2006 to 12/31/2006                         $12.05           $14.35            742,865
   01/01/2007 to 12/31/2007                         $14.35           $16.87            828,104
   01/01/2008 to 12/31/2008                         $16.87            $8.25            357,600
   01/01/2009 to 12/31/2009                          $8.25           $11.12            408,047
   01/01/2010 to 12/31/2010                         $11.12           $12.47            346,910
   01/01/2011 to 12/31/2011                         $12.47           $10.44            327,254
   01/01/2012 to 12/31/2012                         $10.44           $12.56            230,539
   01/01/2013 to 12/31/2013                         $12.56           $14.69            101,416
   01/01/2014 to 12/31/2014                         $14.69           $13.62             73,228
----------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   01/01/2005 to 12/31/2005                         $10.75           $11.01            304,840
   01/01/2006 to 12/31/2006                         $11.01           $11.14            290,152
   01/01/2007 to 12/31/2007                         $11.14           $11.42            274,858
   01/01/2008 to 12/31/2008                         $11.42            $8.09            259,188
   01/01/2009 to 12/31/2009                          $8.09            $9.05            240,776
   01/01/2010 to 12/31/2010                          $9.05           $10.62            226,552
   01/01/2011 to 12/31/2011                         $10.62           $11.34            243,395
   01/01/2012 to 12/31/2012                         $11.34           $12.21            149,031
   01/01/2013 to 12/31/2013                         $12.21           $17.07            202,561
   01/01/2014 to 04/25/2014                         $17.07           $16.84                  0
----------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   01/01/2005 to 12/31/2005                         $11.32           $11.94          2,420,874
   01/01/2006 to 12/31/2006                         $11.94           $13.10          2,772,210
   01/01/2007 to 12/31/2007                         $13.10           $14.10          2,203,754
   01/01/2008 to 12/31/2008                         $14.10            $7.65          1,345,285
   01/01/2009 to 12/31/2009                          $7.65            $8.51            861,853
   01/01/2010 to 12/31/2010                          $8.51            $9.96            654,754
   01/01/2011 to 12/31/2011                          $9.96            $9.64            581,345
   01/01/2012 to 12/31/2012                          $9.64           $10.71            565,987
   01/01/2013 to 12/31/2013                         $10.71           $14.30            532,138
   01/01/2014 to 04/25/2014                         $14.30           $14.21                  0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   01/01/2005 to 12/31/2005                                                  $10.48            $9.98            194,864
   01/01/2006 to 12/31/2006                                                   $9.98           $12.32            481,064
   01/01/2007 to 12/31/2007                                                  $12.32           $12.20            235,030
   01/01/2008 to 12/31/2008                                                  $12.20            $8.58            249,670
   01/01/2009 to 12/31/2009                                                   $8.58            $9.61            136,907
   01/01/2010 to 12/31/2010                                                   $9.61           $11.04            221,649
   01/01/2011 to 12/31/2011                                                  $11.04           $11.69            189,624
   01/01/2012 to 12/31/2012                                                  $11.69           $12.73            184,517
   01/01/2013 to 12/31/2013                                                  $12.73           $16.39            166,823
   01/01/2014 to 04/25/2014                                                  $16.39           $16.13                  0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/02/2005* to 12/31/2005                                                 $10.00            $9.76          1,240,525
   01/01/2006 to 12/31/2006                                                   $9.76           $11.34          2,310,768
   01/01/2007 to 12/31/2007                                                  $11.34           $11.28          2,000,024
   01/01/2008 to 12/31/2008                                                  $11.28            $6.59          1,374,063
   01/01/2009 to 12/31/2009                                                   $6.59            $7.40            996,116
   01/01/2010 to 12/31/2010                                                   $7.40            $8.48            902,956
   01/01/2011 to 12/31/2011                                                   $8.48            $8.84          1,077,472
   01/01/2012 to 12/31/2012                                                   $8.84            $9.18            630,897
   01/01/2013 to 12/31/2013                                                   $9.18           $11.57            561,037
   01/01/2014 to 04/25/2014                                                  $11.57           $11.97                  0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   01/01/2005 to 12/31/2005                                                  $12.59           $14.82          1,068,337
   01/01/2006 to 12/31/2006                                                  $14.82           $15.00          1,119,827
   01/01/2007 to 12/31/2007                                                  $15.00           $17.43          1,173,103
   01/01/2008 to 12/31/2008                                                  $17.43            $7.74          1,027,401
   01/01/2009 to 12/31/2009                                                   $7.74            $8.16            663,617
   01/01/2010 to 12/31/2010                                                   $8.16           $10.47            604,695
   01/01/2011 to 12/31/2011                                                  $10.47            $7.75            467,540
   01/01/2012 to 12/31/2012                                                   $7.75            $9.25            312,129
   01/01/2013 to 12/31/2013                                                   $9.25           $11.96            253,593
   01/01/2014 to 04/25/2014                                                  $11.96           $12.77                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   01/01/2005 to 12/31/2005                                                  $11.18           $11.59            534,648
   01/01/2006 to 12/31/2006                                                  $11.59           $13.51            582,613
   01/01/2007 to 12/31/2007                                                  $13.51           $13.66            497,287
   01/01/2008 to 12/31/2008                                                  $13.66            $8.53            312,113
   01/01/2009 to 12/31/2009                                                   $8.53            $9.81            287,896
   01/01/2010 to 07/16/2010                                                   $9.81            $9.43                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $13.33           $16.11            637,587
   01/01/2011 to 12/31/2011                                                  $16.11           $13.82            523,908
   01/01/2012 to 12/31/2012                                                  $13.82           $15.45            401,945
   01/01/2013 to 12/31/2013                                                  $15.45           $18.23            283,907
   01/01/2014 to 12/31/2014                                                  $18.23           $16.98            217,416
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                  $9.43           $10.98            306,415
   01/01/2011 to 12/31/2011                                                  $10.98           $10.57            290,158
   01/01/2012 to 12/31/2012                                                  $10.57           $12.42            233,447
   01/01/2013 to 12/31/2013                                                  $12.42           $15.91            251,990
   01/01/2014 to 12/31/2014                                                  $15.91           $17.26            202,790
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.54           $15.82            385,986
   01/01/2011 to 12/31/2011                                                  $15.82           $14.72            411,256
   01/01/2012 to 12/31/2012                                                  $14.72           $17.48            413,544
   01/01/2013 to 12/31/2013                                                  $17.48           $24.11            306,342
   01/01/2014 to 12/31/2014                                                  $24.11           $24.68            201,332

                                                                                                          Number of
                                                                      Accumulation     Accumulation      Accumulation
                                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                       Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                              $9.59           $12.25           617,813
   01/01/2011 to 12/31/2011                                              $12.25           $11.52           383,450
   01/01/2012 to 12/31/2012                                              $11.52           $12.25           264,060
   01/01/2013 to 12/31/2013                                              $12.25           $18.14           293,944
   01/01/2014 to 12/31/2014                                              $18.14           $17.54           192,275

 *  Denotes the start date of these sub-accounts

                                    ASXT SIX
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13            20,597
   01/01/2010 to 12/31/2010                               $12.13           $13.17            65,536
   01/01/2011 to 12/31/2011                               $13.17           $12.43            29,622
   01/01/2012 to 12/31/2012                               $12.43           $13.57            36,253
   01/01/2013 to 12/31/2013                               $13.57           $14.46            11,985
   01/01/2014 to 12/31/2014                               $14.46           $14.56            21,734
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/01/2009 to 12/31/2009                               $10.04           $12.33            33,933
   01/01/2010 to 12/31/2010                               $12.33           $13.59            52,061
   01/01/2011 to 12/31/2011                               $13.59           $13.19            26,435
   01/01/2012 to 12/31/2012                               $13.19           $14.54            36,464
   01/01/2013 to 12/31/2013                               $14.54           $16.43            19,293
   01/01/2014 to 12/31/2014                               $16.43           $16.90            28,366
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.38            11,520
   01/01/2010 to 12/31/2010                               $12.38           $13.66            10,502
   01/01/2011 to 12/31/2011                               $13.66           $13.72             7,324
   01/01/2012 to 05/04/2012                               $13.72           $14.83                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.96           104,004
   01/01/2010 to 12/31/2010                               $11.96           $13.02           131,786
   01/01/2011 to 12/31/2011                               $13.02           $12.47            52,667
   01/01/2012 to 12/31/2012                               $12.47           $13.60            56,424
   01/01/2013 to 12/31/2013                               $13.60           $15.51            26,419
   01/01/2014 to 12/31/2014                               $15.51           $16.02            35,868
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $10.00            $9.08                 0
   01/01/2012 to 12/31/2012                                $9.08            $9.85                 0
   01/01/2013 to 12/31/2013                                $9.85           $10.58             3,133
   01/01/2014 to 12/31/2014                               $10.58           $10.76             3,650
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $10.00           $10.40             1,087
   01/01/2014 to 12/31/2014                               $10.40           $10.44               859
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.92                 0
   01/01/2010 to 12/31/2010                                $9.92           $10.52                 0
   01/01/2011 to 12/31/2011                               $10.52           $10.85                 0
   01/01/2012 to 12/31/2012                               $10.85           $10.84                 0
   01/01/2013 to 12/31/2013                               $10.84           $10.48                 0
   01/01/2014 to 12/31/2014                               $10.48           $10.14                 0

                                                                       Number of
                                   Accumulation     Accumulation      Accumulation
                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                    Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009            $9.94            $9.54            10,856
   01/01/2010 to 12/31/2010            $9.54           $10.23            53,548
   01/01/2011 to 12/31/2011           $10.23           $10.88            99,457
   01/01/2012 to 12/31/2012           $10.88           $10.98            49,369
   01/01/2013 to 12/31/2013           $10.98           $10.58            31,441
   01/01/2014 to 12/31/2014           $10.58           $10.30            14,936
--------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010          $10.00           $10.63            78,013
   01/01/2011 to 12/31/2011           $10.63           $11.48           166,186
   01/01/2012 to 12/31/2012           $11.48           $11.70           128,946
   01/01/2013 to 12/31/2013           $11.70           $11.11            97,521
   01/01/2014 to 12/31/2014           $11.11           $10.92            54,941
--------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009            $9.92            $9.61                 0
   01/01/2010 to 12/31/2010            $9.61           $10.36                 0
   01/01/2011 to 12/31/2011           $10.36           $11.41           300,079
   01/01/2012 to 12/31/2012           $11.41           $11.69           203,929
   01/01/2013 to 12/31/2013           $11.69           $10.98           124,021
   01/01/2014 to 12/31/2014           $10.98           $10.93            85,105
--------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009            $9.91            $9.51                 0
   01/01/2010 to 12/31/2010            $9.51           $10.27                 0
   01/01/2011 to 12/31/2011           $10.27           $11.55                 0
   01/01/2012 to 12/31/2012           $11.55           $11.85            57,097
   01/01/2013 to 12/31/2013           $11.85           $10.93            75,887
   01/01/2014 to 12/31/2014           $10.93           $11.05            30,895
--------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009            $9.88            $9.19                 0
   01/01/2010 to 12/31/2010            $9.19            $9.96            67,081
   01/01/2011 to 12/31/2011            $9.96           $11.46             5,989
   01/01/2012 to 12/31/2012           $11.46           $11.82             3,224
   01/01/2013 to 12/31/2013           $11.82           $10.71           100,166
   01/01/2014 to 12/31/2014           $10.71           $11.02            58,122
--------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010          $10.00           $10.87            55,827
   01/01/2011 to 12/31/2011           $10.87           $12.68           479,189
   01/01/2012 to 12/31/2012           $12.68           $13.12           250,845
   01/01/2013 to 12/31/2013           $13.12           $11.83            78,873
   01/01/2014 to 12/31/2014           $11.83           $12.35           169,047
--------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011          $10.00           $11.87           148,179
   01/01/2012 to 12/31/2012           $11.87           $12.18           231,919
   01/01/2013 to 12/31/2013           $12.18           $10.66            25,469
   01/01/2014 to 12/31/2014           $10.66           $11.40            15,562
--------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012          $10.00           $10.27            77,251
   01/01/2013 to 12/31/2013           $10.27            $8.94           685,322
   01/01/2014 to 12/31/2014            $8.94            $9.76           475,047
--------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013          $10.00            $8.64           347,529
   01/01/2014 to 12/31/2014            $8.64            $9.60           177,322
--------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014          $10.00           $11.16            16,526

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                                      $10.14           $10.28                 0
   01/01/2010 to 12/31/2010                                       $10.28           $11.34               916
   01/01/2011 to 12/31/2011                                       $11.34           $10.34               252
   01/01/2012 to 12/31/2012                                       $10.34           $11.36               289
   01/01/2013 to 12/31/2013                                       $11.36           $14.47               201
   01/01/2014 to 12/31/2014                                       $14.47           $15.47               783
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.04           $12.23            88,371
   01/01/2010 to 12/31/2010                                       $12.23           $13.44           112,968
   01/01/2011 to 12/31/2011                                       $13.44           $12.71            48,818
   01/01/2012 to 12/31/2012                                       $12.71           $14.02            64,061
   01/01/2013 to 12/31/2013                                       $14.02           $16.67            34,911
   01/01/2014 to 12/31/2014                                       $16.67           $17.29            31,756
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.52                 0
   01/01/2014 to 12/31/2014                                       $11.52           $12.69               237
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                                        $9.61           $14.41             3,009
   01/01/2010 to 12/31/2010                                       $14.41           $17.98             2,762
   01/01/2011 to 12/31/2011                                       $17.98           $18.59             1,055
   01/01/2012 to 12/31/2012                                       $18.59           $20.78             1,973
   01/01/2013 to 12/31/2013                                       $20.78           $20.78               973
   01/01/2014 to 12/31/2014                                       $20.78           $26.38             1,299
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.60                 0
   01/01/2014 to 12/31/2014                                        $9.60            $9.78                 0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/01/2009 to 12/31/2009                                       $10.01           $12.21            40,030
   01/01/2010 to 12/31/2010                                       $12.21           $13.54            69,693
   01/01/2011 to 12/31/2011                                       $13.54           $12.93            27,636
   01/01/2012 to 12/31/2012                                       $12.93           $13.87            29,060
   01/01/2013 to 12/31/2013                                       $13.87           $15.43            12,216
   01/01/2014 to 12/31/2014                                       $15.43           $15.43            13,448
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.03           $11.89             9,882
   01/01/2010 to 12/31/2010                                       $11.89           $13.06            11,383
   01/01/2011 to 12/31/2011                                       $13.06           $12.35             6,047
   01/01/2012 to 12/31/2012                                       $12.35           $13.61             6,502
   01/01/2013 to 12/31/2013                                       $13.61           $15.73             1,090
   01/01/2014 to 12/31/2014                                       $15.73           $16.12             1,812
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.64            85,979
   01/01/2013 to 12/31/2013                                       $10.64           $12.85            61,658
   01/01/2014 to 12/31/2014                                       $12.85           $12.85            66,734
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.71                 0
   01/01/2014 to 12/31/2014                                       $10.71           $10.65               235
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/01/2009 to 12/31/2009                                        $9.86           $13.84             5,212
   01/01/2010 to 12/31/2010                                       $13.84           $16.13             5,671
   01/01/2011 to 12/31/2011                                       $16.13           $14.85             2,697
   01/01/2012 to 12/31/2012                                       $14.85           $18.26             2,502
   01/01/2013 to 12/31/2013                                       $18.26           $18.47               757
   01/01/2014 to 12/31/2014                                       $18.47           $20.40             1,542

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/01/2009 to 12/31/2009                            $10.05           $12.75             5,300
   01/01/2010 to 12/31/2010                            $12.75           $13.64             5,682
   01/01/2011 to 12/31/2011                            $13.64           $12.70               564
   01/01/2012 to 12/31/2012                            $12.70           $14.74             1,000
   01/01/2013 to 12/31/2013                            $14.74           $18.54               549
   01/01/2014 to 02/07/2014                            $18.54           $18.22                 0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                            $10.12           $12.12             5,259
   01/01/2010 to 12/31/2010                            $12.12           $13.27             4,461
   01/01/2011 to 12/31/2011                            $13.27           $12.15             2,054
   01/01/2012 to 12/31/2012                            $12.15           $14.10             2,577
   01/01/2013 to 12/31/2013                            $14.10           $18.25             2,072
   01/01/2014 to 12/31/2014                            $18.25           $20.02             2,527
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                            $10.06           $13.39            10,087
   01/01/2010 to 12/31/2010                            $13.39           $15.56            11,918
   01/01/2011 to 12/31/2011                            $15.56           $14.64             5,719
   01/01/2012 to 12/31/2012                            $14.64           $16.97             5,361
   01/01/2013 to 12/31/2013                            $16.97           $21.75             3,788
   01/01/2014 to 12/31/2014                            $21.75           $23.52             5,202
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/01/2009 to 12/31/2009                            $10.02           $11.78             8,173
   01/01/2010 to 12/31/2010                            $11.78           $12.74            48,976
   01/01/2011 to 12/31/2011                            $12.74           $12.29            29,103
   01/01/2012 to 12/31/2012                            $12.29           $13.13            27,510
   01/01/2013 to 12/31/2013                            $13.13           $13.98             3,763
   01/01/2014 to 12/31/2014                            $13.98           $14.10            12,688
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                             $9.95           $12.67            11,393
   01/01/2010 to 12/31/2010                            $12.67           $15.58            11,365
   01/01/2011 to 12/31/2011                            $15.58           $15.30             2,764
   01/01/2012 to 12/31/2012                            $15.30           $17.16             5,135
   01/01/2013 to 12/31/2013                            $17.16           $23.09             1,883
   01/01/2014 to 12/31/2014                            $23.09           $24.00             5,106
-------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                            $10.10           $12.67             3,083
   01/01/2010 to 12/31/2010                            $12.67           $13.81             2,749
   01/01/2011 to 12/31/2011                            $13.81           $13.33             1,157
   01/01/2012 to 12/31/2012                            $13.33           $14.65               912
   01/01/2013 to 12/31/2013                            $14.65           $19.12               533
   01/01/2014 to 12/31/2014                            $19.12           $18.83             3,009
-------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/01/2009 to 12/31/2009                            $10.02           $12.43             5,092
   01/01/2010 to 12/31/2010                            $12.43           $13.68            10,081
   01/01/2011 to 12/31/2011                            $13.68           $13.68             2,509
   01/01/2012 to 12/31/2012                            $13.68           $15.11             5,003
   01/01/2013 to 12/31/2013                            $15.11           $15.70             4,092
   01/01/2014 to 12/31/2014                            $15.70           $15.61             4,193
-------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                            $10.14           $13.18             2,490
   01/01/2010 to 12/31/2010                            $13.18           $14.63            11,291
   01/01/2011 to 12/31/2011                            $14.63           $12.35             3,255
   01/01/2012 to 12/31/2012                            $12.35           $14.42             4,810
   01/01/2013 to 12/31/2013                            $14.42           $16.64             2,931
   01/01/2014 to 12/31/2014                            $16.64           $15.24             3,701

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                              $10.12           $13.01             2,413
   01/01/2010 to 12/31/2010                              $13.01           $14.02             2,501
   01/01/2011 to 12/31/2011                              $14.02           $11.88             1,271
   01/01/2012 to 12/31/2012                              $11.88           $13.44             1,073
   01/01/2013 to 12/31/2013                              $13.44           $15.57               345
   01/01/2014 to 12/31/2014                              $15.57           $14.08               415
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/01/2009 to 12/31/2009                              $10.04           $12.17            20,236
   01/01/2010 to 12/31/2010                              $12.17           $13.42            32,414
   01/01/2011 to 12/31/2011                              $13.42           $12.94            14,505
   01/01/2012 to 12/31/2012                              $12.94           $14.25            12,999
   01/01/2013 to 12/31/2013                              $14.25           $16.07             2,443
   01/01/2014 to 12/31/2014                              $16.07           $16.57             3,605
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.13           $13.50             6,659
   01/01/2010 to 12/31/2010                              $13.50           $14.02            15,984
   01/01/2011 to 12/31/2011                              $14.02           $12.35             3,646
   01/01/2012 to 12/31/2012                              $12.35           $14.60             4,897
   01/01/2013 to 12/31/2013                              $14.60           $16.33             2,837
   01/01/2014 to 12/31/2014                              $16.33           $14.82             3,439
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/01/2009 to 12/31/2009                              $10.08           $11.59            20,757
   01/01/2010 to 12/31/2010                              $11.59           $12.06            27,863
   01/01/2011 to 12/31/2011                              $12.06           $11.72            14,468
   01/01/2012 to 12/31/2012                              $11.72           $12.58            14,931
   01/01/2013 to 12/31/2013                              $12.58           $13.54             3,132
   01/01/2014 to 12/31/2014                              $13.54           $13.84             3,997
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.27                 0
   01/01/2010 to 12/31/2010                              $10.27           $11.09               692
   01/01/2011 to 12/31/2011                              $11.09           $10.82               502
   01/01/2012 to 12/31/2012                              $10.82           $12.08             5,202
   01/01/2013 to 12/31/2013                              $12.08           $15.99             3,955
   01/01/2014 to 12/31/2014                              $15.99           $16.97             1,311
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                              $10.06           $12.65               573
   01/01/2010 to 12/31/2010                              $12.65           $13.88            14,237
   01/01/2011 to 12/31/2011                              $13.88           $12.89             2,571
   01/01/2012 to 12/31/2012                              $12.89           $14.61             3,452
   01/01/2013 to 12/31/2013                              $14.61           $19.81             2,533
   01/01/2014 to 12/31/2014                              $19.81           $21.84             2,755
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                              $10.01           $12.63            10,541
   01/01/2010 to 12/31/2010                              $12.63           $14.66            10,205
   01/01/2011 to 12/31/2011                              $14.66           $14.09             6,178
   01/01/2012 to 12/31/2012                              $14.09           $15.33             5,047
   01/01/2013 to 12/31/2013                              $15.33           $20.31             4,771
   01/01/2014 to 12/31/2014                              $20.31           $21.77             5,355
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                              $10.03           $12.00             1,494
   01/01/2010 to 12/31/2010                              $12.00           $13.20             5,460
   01/01/2011 to 12/31/2011                              $13.20           $14.10             3,371
   01/01/2012 to 12/31/2012                              $14.10           $14.48             3,340
   01/01/2013 to 12/31/2013                              $14.48           $13.76               550
   01/01/2014 to 12/31/2014                              $13.76           $14.19             2,615

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/01/2009 to 12/31/2009                               $10.07           $13.28             9,929
   01/01/2010 to 12/31/2010                               $13.28           $14.42             7,763
   01/01/2011 to 12/31/2011                               $14.42           $13.54             3,117
   01/01/2012 to 12/31/2012                               $13.54           $16.16             6,301
   01/01/2013 to 12/31/2013                               $16.16           $20.00             2,669
   01/01/2014 to 12/31/2014                               $20.00           $20.09             6,478
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07            12,013
   01/01/2010 to 12/31/2010                               $12.07           $13.20            19,094
   01/01/2011 to 12/31/2011                               $13.20           $12.72             5,650
   01/01/2012 to 12/31/2012                               $12.72           $14.44            12,520
   01/01/2013 to 12/31/2013                               $14.44           $19.14             7,446
   01/01/2014 to 12/31/2014                               $19.14           $20.17             7,479
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.14                 0
   01/01/2013 to 12/31/2013                               $10.14           $13.23                 0
   01/01/2014 to 12/31/2014                               $13.23           $14.13                 0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14            12,399
   01/01/2010 to 12/31/2010                               $13.14           $15.75             8,558
   01/01/2011 to 12/31/2011                               $15.75           $14.74             4,926
   01/01/2012 to 12/31/2012                               $14.74           $16.92             5,226
   01/01/2013 to 12/31/2013                               $16.92           $21.73             2,453
   01/01/2014 to 12/31/2014                               $21.73           $24.22             4,675
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80            61,155
   01/01/2010 to 12/31/2010                                $9.80            $9.50            66,807
   01/01/2011 to 12/31/2011                                $9.50            $9.22            22,753
   01/01/2012 to 12/31/2012                                $9.22            $8.94            21,654
   01/01/2013 to 12/31/2013                                $8.94            $8.66            38,219
   01/01/2014 to 12/31/2014                                $8.66            $8.40            34,608
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62             1,324
   01/01/2010 to 12/31/2010                               $13.62           $16.31             2,199
   01/01/2011 to 12/31/2011                               $16.31           $15.42               751
   01/01/2012 to 12/31/2012                               $15.42           $17.51             4,345
   01/01/2013 to 12/31/2013                               $17.51           $24.10             3,593
   01/01/2014 to 12/31/2014                               $24.10           $26.70             2,440
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.05                 0
   01/01/2012 to 12/31/2012                               $10.05           $10.21               454
   01/01/2013 to 12/31/2013                               $10.21            $9.62                 0
   01/01/2014 to 12/31/2014                                $9.62            $9.81             1,453
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28             2,880
   01/01/2010 to 12/31/2010                               $12.28           $15.32            12,697
   01/01/2011 to 12/31/2011                               $15.32           $15.10             3,661
   01/01/2012 to 12/31/2012                               $15.10           $16.46            10,250
   01/01/2013 to 12/31/2013                               $16.46           $21.16             6,640
   01/01/2014 to 12/31/2014                               $21.16           $22.14             4,576
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.99             1,364
   01/01/2010 to 12/31/2010                               $11.99           $13.98            13,027
   01/01/2011 to 04/29/2011                               $13.98           $15.60                 0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.22            17,403
   01/01/2013 to 12/31/2013                               $10.22           $11.79            12,005
   01/01/2014 to 12/31/2014                               $11.79           $12.01             6,593

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/01/2009 to 12/31/2009                             $10.05           $14.70               544
   01/01/2010 to 12/31/2010                             $14.70           $17.42             8,655
   01/01/2011 to 12/31/2011                             $17.42           $13.47             3,004
   01/01/2012 to 12/31/2012                             $13.47           $15.40             3,488
   01/01/2013 to 12/31/2013                             $15.40           $14.96               966
   01/01/2014 to 12/31/2014                             $14.96           $13.82             1,352
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                              $9.99           $10.41            10,719
   01/01/2010 to 12/31/2010                             $10.41           $10.49             8,917
   01/01/2011 to 12/31/2011                             $10.49           $10.40             3,150
   01/01/2012 to 12/31/2012                             $10.40           $10.55             3,391
   01/01/2013 to 12/31/2013                             $10.55           $10.01               590
   01/01/2014 to 12/31/2014                             $10.01            $9.70               546
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                              $9.98           $10.98           109,219
   01/01/2010 to 12/31/2010                             $10.98           $11.46           174,087
   01/01/2011 to 12/31/2011                             $11.46           $11.47            92,726
   01/01/2012 to 12/31/2012                             $11.47           $12.15            96,820
   01/01/2013 to 12/31/2013                             $12.15           $11.57            35,919
   01/01/2014 to 12/31/2014                             $11.57           $11.69            32,447
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                             $10.02           $11.53           117,847
   01/01/2010 to 12/31/2010                             $11.53           $12.36           141,279
   01/01/2011 to 12/31/2011                             $12.36           $12.10            76,596
   01/01/2012 to 12/31/2012                             $12.10           $12.95            76,027
   01/01/2013 to 12/31/2013                             $12.95           $13.71            18,950
   01/01/2014 to 12/31/2014                             $13.71           $14.06            22,497
--------------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                            $10.02           $10.05               193
   01/01/2012 to 12/31/2012                             $10.05           $10.43                85
   01/01/2013 to 12/31/2013                             $10.43            $9.88                 0
   01/01/2014 to 12/31/2014                              $9.88           $10.16             6,980
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/01/2009 to 12/31/2009                              $9.98           $12.07            33,032
   01/01/2010 to 12/31/2010                             $12.07           $13.93            76,341
   01/01/2011 to 12/31/2011                             $13.93           $12.67            31,690
   01/01/2012 to 12/31/2012                             $12.67           $13.87            41,291
   01/01/2013 to 12/31/2013                             $13.87           $15.74            17,345
   01/01/2014 to 12/31/2014                             $15.74           $16.66            25,798
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/01/2009 to 12/31/2009                             $10.08           $12.72                56
   01/01/2010 to 12/31/2010                             $12.72           $14.19               312
   01/01/2011 to 12/31/2011                             $14.19           $14.23               118
   01/01/2012 to 12/31/2012                             $14.23           $16.39                83
   01/01/2013 to 12/31/2013                             $16.39           $21.05                34
   01/01/2014 to 12/31/2014                             $21.05           $23.92               165
--------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $8.81                 0
   01/01/2012 to 12/31/2012                              $8.81            $9.67                 0
   01/01/2013 to 12/31/2013                              $9.67           $11.47                 0
   01/01/2014 to 12/31/2014                             $11.47           $11.85                 0
--------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/01/2009 to 12/31/2009                             $10.04           $11.86            24,557
   01/01/2010 to 12/31/2010                             $11.86           $12.87            39,827
   01/01/2011 to 12/31/2011                             $12.87           $12.25            16,831
   01/01/2012 to 12/31/2012                             $12.25           $13.09            20,040
   01/01/2013 to 12/31/2013                             $13.09           $14.27             5,148
   01/01/2014 to 12/31/2014                             $14.27           $14.55            10,773

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/01/2009 to 12/31/2009                                 $10.05           $12.26             8,395
   01/01/2010 to 12/31/2010                                 $12.26           $13.59            20,779
   01/01/2011 to 12/31/2011                                 $13.59           $12.86             9,445
   01/01/2012 to 12/31/2012                                 $12.86           $14.45            11,058
   01/01/2013 to 12/31/2013                                 $14.45           $16.54             4,145
   01/01/2014 to 12/31/2014                                 $16.54           $16.91             8,569
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/01/2009 to 12/31/2009                                 $10.08           $12.30            20,952
   01/01/2010 to 12/31/2010                                 $12.30           $13.34            37,585
   01/01/2011 to 12/31/2011                                 $13.34           $12.49            18,344
   01/01/2012 to 12/31/2012                                 $12.49           $13.46            17,149
   01/01/2013 to 12/31/2013                                 $13.46           $14.93             6,711
   01/01/2014 to 12/31/2014                                 $14.93           $14.91             8,691
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.90             3,606
   01/01/2010 to 12/31/2010                                 $12.90           $16.57             4,862
   01/01/2011 to 12/31/2011                                 $16.57           $13.96             5,255
   01/01/2012 to 12/31/2012                                 $13.96           $16.25             5,823
   01/01/2013 to 12/31/2013                                 $16.25           $22.19             4,781
   01/01/2014 to 12/31/2014                                 $22.19           $22.57             6,128
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.01           $13.05             1,009
   01/01/2010 to 12/31/2010                                 $13.05           $17.25             4,684
   01/01/2011 to 12/31/2011                                 $17.25           $16.57             1,545
   01/01/2012 to 12/31/2012                                 $16.57           $18.01             4,955
   01/01/2013 to 12/31/2013                                 $18.01           $23.61             3,505
   01/01/2014 to 12/31/2014                                 $23.61           $23.76             1,821
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.85               758
   01/01/2010 to 12/31/2010                                 $12.85           $15.70             9,508
   01/01/2011 to 12/31/2011                                 $15.70           $14.31             2,394
   01/01/2012 to 12/31/2012                                 $14.31           $16.40             3,290
   01/01/2013 to 12/31/2013                                 $16.40           $21.84             2,171
   01/01/2014 to 12/31/2014                                 $21.84           $22.29             2,870
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                 $10.04           $12.06            43,885
   01/01/2010 to 12/31/2010                                 $12.06           $13.05            45,724
   01/01/2011 to 12/31/2011                                 $13.05           $12.90            20,735
   01/01/2012 to 12/31/2012                                 $12.90           $14.19            29,389
   01/01/2013 to 12/31/2013                                 $14.19           $16.08            15,266
   01/01/2014 to 12/31/2014                                 $16.08           $16.50            25,157
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                 $10.10           $12.82               240
   01/01/2010 to 12/31/2010                                 $12.82           $14.07               187
   01/01/2011 to 12/31/2011                                 $14.07           $13.42             1,337
   01/01/2012 to 12/31/2012                                 $13.42           $15.25               120
   01/01/2013 to 12/31/2013                                 $15.25           $19.18               429
   01/01/2014 to 12/31/2014                                 $19.18           $19.98             1,130
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.99           $13.07             5,649
   01/01/2010 to 12/31/2010                                 $13.07           $14.68            16,473
   01/01/2011 to 12/31/2011                                 $14.68           $13.99             4,943
   01/01/2012 to 12/31/2012                                 $13.99           $15.95             7,580
   01/01/2013 to 12/31/2013                                 $15.95           $22.27             3,641
   01/01/2014 to 12/31/2014                                 $22.27           $23.39             8,038

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/01/2009 to 12/31/2009                                  $10.30           $13.66            22,188
   01/01/2010 to 12/31/2010                                  $13.66           $15.96            33,585
   01/01/2011 to 12/31/2011                                  $15.96           $13.16            12,364
   01/01/2012 to 12/31/2012                                  $13.16           $13.22            17,404
   01/01/2013 to 12/31/2013                                  $13.22           $14.79             7,649
   01/01/2014 to 12/31/2014                                  $14.79           $13.14             8,829
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                  $10.02           $11.03             7,216
   01/01/2010 to 12/31/2010                                  $11.03           $11.31            13,161
   01/01/2011 to 12/31/2011                                  $11.31           $11.42             8,552
   01/01/2012 to 12/31/2012                                  $11.42           $11.65             8,562
   01/01/2013 to 12/31/2013                                  $11.65           $10.87               953
   01/01/2014 to 12/31/2014                                  $10.87           $10.59             1,094
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $12.68            35,658
   01/01/2010 to 12/31/2010                                  $12.68           $14.09            29,905
   01/01/2011 to 12/31/2011                                  $14.09           $13.19             9,998
   01/01/2012 to 12/31/2012                                  $13.19           $14.19            18,422
   01/01/2013 to 12/31/2013                                  $14.19           $16.58            11,668
   01/01/2014 to 12/31/2014                                  $16.58           $16.96            12,844
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.99           $10.68               608
   01/01/2010 to 12/31/2010                                  $10.68           $11.17             8,009
   01/01/2011 to 12/31/2011                                  $11.17           $11.48             2,004
   01/01/2012 to 12/31/2012                                  $11.48           $12.00             4,104
   01/01/2013 to 12/31/2013                                  $12.00           $11.46             1,345
   01/01/2014 to 12/31/2014                                  $11.46           $11.91             3,980
-------------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   05/01/2009 to 12/31/2009                                  $10.04           $12.55                 0
   01/01/2010 to 07/16/2010                                  $12.55           $12.19                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                  $10.05           $12.65                96
   01/01/2010 to 07/16/2010                                  $12.65           $11.93                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                   $9.89           $12.76               471
   01/01/2010 to 07/16/2010                                  $12.76           $11.82                 0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   05/01/2009 to 12/31/2009                                  $10.10           $13.19                 0
   01/01/2010 to 12/31/2010                                  $13.19           $15.21               400
   01/01/2011 to 12/31/2011                                  $15.21           $13.14               113
   01/01/2012 to 12/31/2012                                  $13.14           $14.50               127
   01/01/2013 to 12/31/2013                                  $14.50           $18.43                 0
   01/01/2014 to 04/25/2014                                  $18.43           $18.91                 0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2009 to 12/31/2009                                  $10.07           $12.74            43,424
   01/01/2010 to 12/31/2010                                  $12.74           $13.62           109,519
   01/01/2011 to 12/31/2011                                  $13.62           $12.98            50,893
   01/01/2012 to 09/21/2012                                  $12.98           $14.39                 0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $14.39               685
   01/01/2010 to 12/31/2010                                  $14.39           $15.31             1,333
   01/01/2011 to 12/31/2011                                  $15.31           $13.73               657
   01/01/2012 to 12/31/2012                                  $13.73           $16.69               812
   01/01/2013 to 12/31/2013                                  $16.69           $18.50                52
   01/01/2014 to 04/25/2014                                  $18.50           $18.03                 0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.09               380
   01/01/2012 to 04/27/2012                                   $8.09            $9.13                 0

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                              $9.99            $9.03              981
   01/01/2012 to 12/31/2012                               $9.03           $10.40            1,301
   01/01/2013 to 12/31/2013                              $10.40           $13.21              478
   01/01/2014 to 12/31/2014                              $13.21           $14.45            1,153
---------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   05/01/2009 to 12/31/2009                              $10.04           $13.06              637
   01/01/2010 to 12/31/2010                              $13.06           $15.68              576
   01/01/2011 to 04/29/2011                              $15.68           $17.38                0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   05/01/2009 to 12/31/2009                              $10.00           $13.90            2,477
   01/01/2010 to 12/31/2010                              $13.90           $14.86            1,798
   01/01/2011 to 04/29/2011                              $14.86           $15.61                0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   05/01/2009 to 12/31/2009                               $9.95           $12.67              410
   01/01/2010 to 12/31/2010                              $12.67           $12.93            1,135
   01/01/2011 to 12/31/2011                              $12.93           $13.03              509
   01/01/2012 to 12/31/2012                              $13.03           $15.28              646
   01/01/2013 to 12/31/2013                              $15.28           $20.81               58
   01/01/2014 to 12/31/2014                              $20.81           $24.15              145
---------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                             $10.05            $9.67              486
   01/01/2013 to 12/31/2013                               $9.67           $12.85              147
   01/01/2014 to 12/31/2014                              $12.85           $13.46              396
---------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   05/01/2009 to 12/31/2009                              $10.12           $14.41            3,106
   01/01/2010 to 12/31/2010                              $14.41           $16.23            2,867
   01/01/2011 to 12/31/2011                              $16.23           $12.21              701
   01/01/2012 to 12/31/2012                              $12.21           $13.82              674
   01/01/2013 to 12/31/2013                              $13.82           $13.40               15
   01/01/2014 to 12/31/2014                              $13.40           $12.24              400
---------------------------------------------------------------------------------------------------------
ProFund VP Asia 30
   05/01/2009 to 12/31/2009                              $10.20           $13.92                0
   01/01/2010 to 12/31/2010                              $13.92           $15.37                0
   01/01/2011 to 12/31/2011                              $15.37           $10.88                0
   01/01/2012 to 12/31/2012                              $10.88           $12.18                0
   01/01/2013 to 12/31/2013                              $12.18           $13.58                0
   01/01/2014 to 12/31/2014                              $13.58           $12.96                0
---------------------------------------------------------------------------------------------------------
ProFund VP Banks
   05/01/2009 to 12/31/2009                               $9.77           $12.43                0
   01/01/2010 to 12/31/2010                              $12.43           $13.05                0
   01/01/2011 to 12/31/2011                              $13.05            $9.27                0
   01/01/2012 to 12/31/2012                               $9.27           $11.99                0
   01/01/2013 to 12/31/2013                              $11.99           $15.51                0
   01/01/2014 to 12/31/2014                              $15.51           $16.60                0
---------------------------------------------------------------------------------------------------------
ProFund VP Basic Materials
   05/01/2009 to 12/31/2009                              $10.15           $14.20              347
   01/01/2010 to 12/31/2010                              $14.20           $17.86              463
   01/01/2011 to 12/31/2011                              $17.86           $14.52                0
   01/01/2012 to 12/31/2012                              $14.52           $15.27                0
   01/01/2013 to 12/31/2013                              $15.27           $17.53                0
   01/01/2014 to 12/31/2014                              $17.53           $17.28                0
---------------------------------------------------------------------------------------------------------
ProFund VP Bear
   05/01/2009 to 12/31/2009                               $9.94            $7.28            1,686
   01/01/2010 to 12/31/2010                               $7.28            $5.80            7,621
   01/01/2011 to 12/31/2011                               $5.80            $5.13            1,565
   01/01/2012 to 12/31/2012                               $5.13            $4.14            1,206
   01/01/2013 to 12/31/2013                               $4.14            $2.95                0
   01/01/2014 to 12/31/2014                               $2.95            $2.45                0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Bull
   05/01/2009 to 12/31/2009                $10.05           $12.58               0
   01/01/2010 to 12/31/2010                $12.58           $13.74               0
   01/01/2011 to 12/31/2011                $13.74           $13.32               0
   01/01/2012 to 12/31/2012                $13.32           $14.70               0
   01/01/2013 to 12/31/2013                $14.70           $18.50               0
   01/01/2014 to 12/31/2014                $18.50           $19.99               0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   05/01/2009 to 12/31/2009                $10.03           $12.49               0
   01/01/2010 to 12/31/2010                $12.49           $14.21             391
   01/01/2011 to 12/31/2011                $14.21           $14.73               0
   01/01/2012 to 12/31/2012                $14.73           $15.83               0
   01/01/2013 to 12/31/2013                $15.83           $19.72               0
   01/01/2014 to 12/31/2014                $19.72           $21.07               0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   05/01/2009 to 12/31/2009                 $9.95           $12.22               0
   01/01/2010 to 12/31/2010                $12.22           $14.39             399
   01/01/2011 to 12/31/2011                $14.39           $14.72               0
   01/01/2012 to 12/31/2012                $14.72           $17.42               0
   01/01/2013 to 12/31/2013                $17.42           $23.62               0
   01/01/2014 to 12/31/2014                $23.62           $25.75               0
-------------------------------------------------------------------------------------------
ProFund VP Europe 30
   05/01/2009 to 12/31/2009                $10.15           $13.55               0
   01/01/2010 to 12/31/2010                $13.55           $13.48               0
   01/01/2011 to 12/31/2011                $13.48           $11.91               0
   01/01/2012 to 12/31/2012                $11.91           $13.46               0
   01/01/2013 to 12/31/2013                $13.46           $15.87               0
   01/01/2014 to 12/31/2014                $15.87           $14.06               0
-------------------------------------------------------------------------------------------
ProFund VP Financials
   05/01/2009 to 12/31/2009                 $9.83           $12.79             834
   01/01/2010 to 12/31/2010                $12.79           $13.76             685
   01/01/2011 to 12/31/2011                $13.76           $11.50             115
   01/01/2012 to 12/31/2012                $11.50           $13.90             179
   01/01/2013 to 12/31/2013                $13.90           $17.80              20
   01/01/2014 to 12/31/2014                $17.80           $19.49               0
-------------------------------------------------------------------------------------------
ProFund VP Health Care
   05/01/2009 to 12/31/2009                 $9.98           $12.70               0
   01/01/2010 to 12/31/2010                $12.70           $12.66               0
   01/01/2011 to 12/31/2011                $12.66           $13.52               0
   01/01/2012 to 12/31/2012                $13.52           $15.39               0
   01/01/2013 to 12/31/2013                $15.39           $20.85               0
   01/01/2014 to 12/31/2014                $20.85           $25.01               0
-------------------------------------------------------------------------------------------
ProFund VP Industrials
   05/01/2009 to 12/31/2009                $10.11           $12.70               0
   01/01/2010 to 12/31/2010                $12.70           $15.23               0
   01/01/2011 to 12/31/2011                $15.23           $14.50               0
   01/01/2012 to 12/31/2012                $14.50           $16.28               0
   01/01/2013 to 12/31/2013                $16.28           $21.82               0
   01/01/2014 to 12/31/2014                $21.82           $22.33               0
-------------------------------------------------------------------------------------------
ProFund VP Japan
   05/01/2009 to 12/31/2009                $10.22           $11.29               0
   01/01/2010 to 12/31/2010                $11.29           $10.23               0
   01/01/2011 to 12/31/2011                $10.23            $8.08               0
   01/01/2012 to 12/31/2012                 $8.08            $9.63               0
   01/01/2013 to 12/31/2013                 $9.63           $13.84               0
   01/01/2014 to 12/31/2014                $13.84           $13.85               0

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   05/01/2009 to 12/31/2009          $10.07           $12.56                0
   01/01/2010 to 12/31/2010          $12.56           $13.78                0
   01/01/2011 to 12/31/2011          $13.78           $13.78                0
   01/01/2012 to 12/31/2012          $13.78           $15.06                0
   01/01/2013 to 12/31/2013          $15.06           $19.08                0
   01/01/2014 to 12/31/2014          $19.08           $20.88                0
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   05/01/2009 to 12/31/2009          $10.03           $12.61            1,267
   01/01/2010 to 12/31/2010          $12.61           $13.81              699
   01/01/2011 to 12/31/2011          $13.81           $13.21               66
   01/01/2012 to 12/31/2012          $13.21           $14.79               87
   01/01/2013 to 12/31/2013          $14.79           $18.62                0
   01/01/2014 to 12/31/2014          $18.62           $19.94                0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   05/01/2009 to 12/31/2009           $9.99           $12.58            1,273
   01/01/2010 to 12/31/2010          $12.58           $15.66              702
   01/01/2011 to 12/31/2011          $15.66           $14.75               66
   01/01/2012 to 12/31/2012          $14.75           $16.50               88
   01/01/2013 to 12/31/2013          $16.50           $20.88                0
   01/01/2014 to 12/31/2014          $20.88           $21.43                0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   05/01/2009 to 12/31/2009           $9.92           $12.68                0
   01/01/2010 to 12/31/2010          $12.68           $14.81                0
   01/01/2011 to 12/31/2011          $14.81           $13.80                0
   01/01/2012 to 12/31/2012          $13.80           $15.59                0
   01/01/2013 to 12/31/2013          $15.59           $19.98                0
   01/01/2014 to 12/31/2014          $19.98           $21.34                0
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   05/01/2009 to 12/31/2009          $10.01           $12.96                0
   01/01/2010 to 12/31/2010          $12.96           $14.86                0
   01/01/2011 to 12/31/2011          $14.86           $14.62                0
   01/01/2012 to 12/31/2012          $14.62           $16.47                0
   01/01/2013 to 12/31/2013          $16.47           $21.45                0
   01/01/2014 to 12/31/2014          $21.45           $24.33                0
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   05/01/2009 to 12/31/2009          $10.30           $11.85              404
   01/01/2010 to 12/31/2010          $11.85           $13.53              340
   01/01/2011 to 12/31/2011          $13.53           $13.42              115
   01/01/2012 to 12/31/2012          $13.42           $13.38              133
   01/01/2013 to 12/31/2013          $13.38           $16.10               36
   01/01/2014 to 12/31/2014          $16.10           $13.91                0
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   05/01/2009 to 12/31/2009          $10.02           $13.00                0
   01/01/2010 to 12/31/2010          $13.00           $12.67                0
   01/01/2011 to 12/31/2011          $12.67           $14.26                0
   01/01/2012 to 12/31/2012          $14.26           $15.47                0
   01/01/2013 to 12/31/2013          $15.47           $19.74                0
   01/01/2014 to 12/31/2014          $19.74           $22.84                0
-------------------------------------------------------------------------------------
ProFund VP Precious Metals
   05/01/2009 to 12/31/2009          $10.01           $13.59                0
   01/01/2010 to 12/31/2010          $13.59           $17.51                0
   01/01/2011 to 12/31/2011          $17.51           $13.72                0
   01/01/2012 to 12/31/2012          $13.72           $11.36                0
   01/01/2013 to 12/31/2013          $11.36            $6.84                0
   01/01/2014 to 12/31/2014           $6.84            $5.05                0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   05/01/2009 to 12/31/2009                 $9.62           $13.94                0
   01/01/2010 to 12/31/2010                $13.94           $16.85               40
   01/01/2011 to 12/31/2011                $16.85           $17.11                0
   01/01/2012 to 12/31/2012                $17.11           $19.44                0
   01/01/2013 to 12/31/2013                $19.44           $18.86                0
   01/01/2014 to 12/31/2014                $18.86           $22.86                0
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   05/01/2009 to 12/31/2009                $10.11           $10.16            2,366
   01/01/2010 to 12/31/2010                $10.16            $8.27            7,909
   01/01/2011 to 12/31/2011                 $8.27            $5.01            1,557
   01/01/2012 to 12/31/2012                 $5.01            $4.52            1,288
   01/01/2013 to 12/31/2013                 $4.52            $5.11               22
   01/01/2014 to 12/31/2014                 $5.11            $3.45                0
-------------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   05/01/2009 to 12/31/2009                 $9.99            $7.05                0
   01/01/2010 to 12/31/2010                 $7.05            $5.39                0
   01/01/2011 to 12/31/2011                 $5.39            $4.68                0
   01/01/2012 to 12/31/2012                 $4.68            $3.68                0
   01/01/2013 to 12/31/2013                 $3.68            $2.52                0
   01/01/2014 to 12/31/2014                 $2.52            $1.97                0
-------------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   05/01/2009 to 12/31/2009                $10.01           $12.50                0
   01/01/2010 to 12/31/2010                $12.50           $15.24               28
   01/01/2011 to 12/31/2011                $15.24           $14.96                0
   01/01/2012 to 12/31/2012                $14.96           $16.32                0
   01/01/2013 to 12/31/2013                $16.32           $22.21                0
   01/01/2014 to 12/31/2014                $22.21           $22.00                0
-------------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   05/01/2009 to 12/31/2009                 $9.96           $12.32            1,307
   01/01/2010 to 12/31/2010                $12.32           $14.59              721
   01/01/2011 to 12/31/2011                $14.59           $13.56               68
   01/01/2012 to 12/31/2012                $13.56           $15.27               90
   01/01/2013 to 12/31/2013                $15.27           $20.39                0
   01/01/2014 to 12/31/2014                $20.39           $20.91                0
-------------------------------------------------------------------------------------------
ProFund VP Telecommunications
   05/01/2009 to 12/31/2009                $10.15           $10.95            1,469
   01/01/2010 to 12/31/2010                $10.95           $12.28              966
   01/01/2011 to 12/31/2011                $12.28           $12.13              120
   01/01/2012 to 12/31/2012                $12.13           $13.70              174
   01/01/2013 to 12/31/2013                $13.70           $14.89               14
   01/01/2014 to 12/31/2014                $14.89           $14.51                0
-------------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   05/01/2009 to 12/31/2009                 $9.89            $8.85            1,341
   01/01/2010 to 12/31/2010                 $8.85            $9.44              156
   01/01/2011 to 12/31/2011                 $9.44           $13.14                0
   01/01/2012 to 12/31/2012                $13.14           $12.86                0
   01/01/2013 to 12/31/2013                $12.86           $10.09                0
   01/01/2014 to 12/31/2014                $10.09           $13.34                0
-------------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   05/01/2009 to 12/31/2009                 $9.94           $15.92                0
   01/01/2010 to 12/31/2010                $15.92           $23.11                0
   01/01/2011 to 12/31/2011                $23.11           $19.35                0
   01/01/2012 to 12/31/2012                $19.35           $24.85                0
   01/01/2013 to 12/31/2013                $24.85           $41.10                0
   01/01/2014 to 12/31/2014                $41.10           $45.96                0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
ProFund VP Utilities
   05/01/2009 to 12/31/2009                                                  $10.23           $12.17             875
   01/01/2010 to 12/31/2010                                                  $12.17           $12.50             483
   01/01/2011 to 12/31/2011                                                  $12.50           $14.25              45
   01/01/2012 to 12/31/2012                                                  $14.25           $13.83              60
   01/01/2013 to 12/31/2013                                                  $13.83           $15.19               0
   01/01/2014 to 12/31/2014                                                  $15.19           $18.54               0
-----------------------------------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.32               0
   01/01/2010 to 12/31/2010                                                  $13.32           $14.72               0
   01/01/2011 to 12/31/2011                                                  $14.72           $12.14               0
   01/01/2012 to 12/31/2012                                                  $12.14           $14.41               0
   01/01/2013 to 12/31/2013                                                  $14.41           $16.61               0
   01/01/2014 to 12/31/2014                                                  $16.61           $15.18               0
-----------------------------------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $11.93               0
   01/01/2010 to 12/31/2010                                                  $11.93           $13.80             316
   01/01/2011 to 12/31/2011                                                  $13.80           $14.53              56
   01/01/2012 to 12/31/2012                                                  $14.53           $15.41              76
   01/01/2013 to 12/31/2013                                                  $15.41           $21.24               0
   01/01/2014 to 04/25/2014                                                  $21.24           $20.86               0
-----------------------------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $12.22               0
   01/01/2010 to 12/31/2010                                                  $12.22           $14.12               0
   01/01/2011 to 12/31/2011                                                  $14.12           $13.46               0
   01/01/2012 to 12/31/2012                                                  $13.46           $14.75               0
   01/01/2013 to 12/31/2013                                                  $14.75           $19.41               0
   01/01/2014 to 04/25/2014                                                  $19.41           $19.20               0
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.21               0
   01/01/2010 to 12/31/2010                                                  $13.21           $14.95             449
   01/01/2011 to 12/31/2011                                                  $14.95           $15.62              96
   01/01/2012 to 12/31/2012                                                  $15.62           $16.77             131
   01/01/2013 to 12/31/2013                                                  $16.77           $21.27               0
   01/01/2014 to 04/25/2014                                                  $21.27           $20.85               0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/01/2009 to 12/31/2009                                                  $10.05           $13.63               0
   01/01/2010 to 12/31/2010                                                  $13.63           $15.39               0
   01/01/2011 to 12/31/2011                                                  $15.39           $15.82               0
   01/01/2012 to 12/31/2012                                                  $15.82           $16.19               0
   01/01/2013 to 12/31/2013                                                  $16.19           $20.12               0
   01/01/2014 to 04/25/2014                                                  $20.12           $20.71               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   05/01/2009 to 12/31/2009                                                  $10.09           $12.19             329
   01/01/2010 to 07/16/2010                                                  $12.19           $11.63               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.94           $14.34               0
   01/01/2011 to 12/31/2011                                                  $14.34           $12.13               0
   01/01/2012 to 12/31/2012                                                  $12.13           $13.37               0
   01/01/2013 to 12/31/2013                                                  $13.37           $15.54               0
   01/01/2014 to 12/31/2014                                                  $15.54           $14.27               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.63           $13.46             282
   01/01/2011 to 12/31/2011                                                  $13.46           $12.77             122
   01/01/2012 to 12/31/2012                                                  $12.77           $14.79             154
   01/01/2013 to 12/31/2013                                                  $14.79           $18.68              45
   01/01/2014 to 12/31/2014                                                  $18.68           $19.98             122

                                                                                                          Number of
                                                                      Accumulation     Accumulation      Accumulation
                                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                       Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                             $11.82           $14.81              0
   01/01/2011 to 12/31/2011                                              $14.81           $13.59              0
   01/01/2012 to 12/31/2012                                              $13.59           $15.91              0
   01/01/2013 to 12/31/2013                                              $15.91           $21.63              0
   01/01/2014 to 12/31/2014                                              $21.63           $21.83              0
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                              $9.59           $12.17              0
   01/01/2011 to 12/31/2011                                              $12.17           $11.28              0
   01/01/2012 to 12/31/2012                                              $11.28           $11.83              0
   01/01/2013 to 12/31/2013                                              $11.83           $17.26              0
   01/01/2014 to 12/31/2014                                              $17.26           $16.46              0

 *  Denotes the start date of these sub-accounts

                                     ASL II
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
ACCESS VP High Yield Fund
   05/02/2005* to 12/31/2005                              $10.00           $10.56             899,139
   01/01/2006 to 12/31/2006                               $10.56           $11.38           1,207,864
   01/01/2007 to 12/31/2007                               $11.38           $11.78             898,024
   01/01/2008 to 12/31/2008                               $11.78           $11.04             901,901
   01/01/2009 to 12/31/2009                               $11.04           $12.70             686,444
   01/01/2010 to 12/31/2010                               $12.70           $14.53             627,620
   01/01/2011 to 12/31/2011                               $14.53           $14.69           1,447,058
   01/01/2012 to 12/31/2012                               $14.69           $16.48             880,304
   01/01/2013 to 12/31/2013                               $16.48           $17.84             528,834
   01/01/2014 to 12/31/2014                               $17.84           $17.95             298,989
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02           2,726,484
   01/01/2006 to 12/31/2006                               $10.02           $11.01          21,829,919
   01/01/2007 to 12/31/2007                               $11.01           $11.83          30,616,578
   01/01/2008 to 12/31/2008                               $11.83            $7.93          35,995,508
   01/01/2009 to 12/31/2009                                $7.93            $9.70         107,441,591
   01/01/2010 to 12/31/2010                                $9.70           $10.68         133,580,486
   01/01/2011 to 12/31/2011                               $10.68           $10.22         102,346,558
   01/01/2012 to 12/31/2012                               $10.22           $11.32         108,178,074
   01/01/2013 to 12/31/2013                               $11.32           $12.24         100,174,797
   01/01/2014 to 12/31/2014                               $12.24           $12.50          87,606,755
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   03/20/2006* to 12/31/2006                              $10.00           $10.66           5,258,474
   01/01/2007 to 12/31/2007                               $10.66           $11.48           8,525,849
   01/01/2008 to 12/31/2008                               $11.48            $7.93          16,229,117
   01/01/2009 to 12/31/2009                                $7.93            $9.84          54,720,347
   01/01/2010 to 12/31/2010                                $9.84           $11.00          68,974,007
   01/01/2011 to 12/31/2011                               $11.00           $10.83          55,424,347
   01/01/2012 to 12/31/2012                               $10.83           $12.11          63,361,367
   01/01/2013 to 12/31/2013                               $12.11           $13.88          63,758,948
   01/01/2014 to 12/31/2014                               $13.88           $14.48          59,078,042
----------------------------------------------------------------------------------------------------------
AST Alger All-Cap Growth Portfolio
   01/01/2005 to 12/02/2005                                $9.67           $11.10                   0

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST AllianceBernstein Growth + Value Portfolio
   01/01/2005 to 12/02/2005                             $10.72           $11.86                   0
--------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   01/01/2005 to 12/31/2005                             $11.57           $11.90           4,205,656
   01/01/2006 to 12/31/2006                             $11.90           $13.68           3,984,557
   01/01/2007 to 12/31/2007                             $13.68           $13.44           3,435,528
   01/01/2008 to 12/31/2008                             $13.44            $8.62           2,803,150
   01/01/2009 to 12/31/2009                              $8.62            $9.99           4,930,435
   01/01/2010 to 12/31/2010                              $9.99           $11.18           6,178,407
   01/01/2011 to 12/31/2011                             $11.18           $11.39           5,937,210
   01/01/2012 to 05/04/2012                             $11.39           $12.38                   0
--------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                            $10.00           $10.10              48,359
   01/01/2014 to 12/31/2014                             $10.10            $9.62              82,633
--------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $11.64              58,666
   01/01/2014 to 12/31/2014                             $11.64           $12.95             125,345
--------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.03             685,724
   01/01/2006 to 12/31/2006                             $10.03           $10.90           7,315,279
   01/01/2007 to 12/31/2007                             $10.90           $11.70          12,873,620
   01/01/2008 to 12/31/2008                             $11.70            $8.20          24,018,186
   01/01/2009 to 12/31/2009                              $8.20            $9.95          97,458,970
   01/01/2010 to 12/31/2010                              $9.95           $10.99         124,066,065
   01/01/2011 to 12/31/2011                             $10.99           $10.67          99,522,684
   01/01/2012 to 12/31/2012                             $10.67           $11.81         107,656,583
   01/01/2013 to 12/31/2013                             $11.81           $13.66         103,827,389
   01/01/2014 to 12/31/2014                             $13.66           $14.31          95,621,538
--------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $9.17           2,940,794
   01/01/2012 to 12/31/2012                              $9.17           $10.09           4,644,573
   01/01/2013 to 12/31/2013                             $10.09           $11.00           5,783,459
   01/01/2014 to 12/31/2014                             $11.00           $11.35           5,607,802
--------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                            $10.00           $10.50             872,802
   01/01/2014 to 12/31/2014                             $10.50           $10.70           1,112,165
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.15           $10.30              58,774
   01/01/2010 to 12/31/2010                             $10.30           $11.52             748,340
   01/01/2011 to 12/31/2011                             $11.52           $10.67             655,241
   01/01/2012 to 12/31/2012                             $10.67           $11.88             688,787
   01/01/2013 to 12/31/2013                             $11.88           $15.35             921,219
   01/01/2014 to 12/31/2014                             $15.35           $16.65             861,669
--------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                            $10.00           $10.01           2,586,013
   01/01/2006 to 12/31/2006                             $10.01           $11.19          23,048,850
   01/01/2007 to 12/31/2007                             $11.19           $12.07          31,465,957
   01/01/2008 to 12/31/2008                             $12.07            $7.73          32,624,883
   01/01/2009 to 12/31/2009                              $7.73            $9.52         118,425,926
   01/01/2010 to 12/31/2010                              $9.52           $10.62         141,306,019
   01/01/2011 to 12/31/2011                             $10.62           $10.19         100,099,910
   01/01/2012 to 12/31/2012                             $10.19           $11.40         113,717,767
   01/01/2013 to 12/31/2013                             $11.40           $13.75         125,316,122
   01/01/2014 to 12/31/2014                             $13.75           $14.47         121,728,074
--------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                            $10.00           $11.66             342,569
   01/01/2014 to 12/31/2014                             $11.66           $13.03           1,094,841

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   01/01/2005 to 12/31/2005                                       $18.49           $20.88           3,749,124
   01/01/2006 to 12/31/2006                                       $20.88           $28.08           3,925,105
   01/01/2007 to 12/31/2007                                       $28.08           $22.11           2,254,421
   01/01/2008 to 12/31/2008                                       $22.11           $14.12           1,741,032
   01/01/2009 to 12/31/2009                                       $14.12           $18.32           2,154,565
   01/01/2010 to 12/31/2010                                       $18.32           $23.19           2,674,245
   01/01/2011 to 12/31/2011                                       $23.19           $24.31           2,210,944
   01/01/2012 to 12/31/2012                                       $24.31           $27.58           2,291,954
   01/01/2013 to 12/31/2013                                       $27.58           $27.98           2,083,185
   01/01/2014 to 12/31/2014                                       $27.98           $36.02           2,044,785
------------------------------------------------------------------------------------------------------------------
AST DeAm Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                       $12.99           $12.92           2,106,236
   01/01/2006 to 12/31/2006                                       $12.92           $15.25           1,874,276
   01/01/2007 to 12/31/2007                                       $15.25           $12.33           1,578,237
   01/01/2008 to 07/18/2008                                       $12.33           $11.30                   0
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.69           1,906,618
   01/01/2014 to 12/31/2014                                        $9.69           $10.02           2,122,274
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   03/20/2006* to 12/31/2006                                      $10.00           $10.58           3,781,525
   01/01/2007 to 12/31/2007                                       $10.58           $11.30           7,801,920
   01/01/2008 to 12/31/2008                                       $11.30            $7.28          13,486,356
   01/01/2009 to 12/31/2009                                        $7.28            $8.87          54,387,061
   01/01/2010 to 12/31/2010                                        $8.87            $9.97          68,927,498
   01/01/2011 to 12/31/2011                                        $9.97            $9.66          53,951,634
   01/01/2012 to 12/31/2012                                        $9.66           $10.51          57,684,295
   01/01/2013 to 12/31/2013                                       $10.51           $11.86          55,226,008
   01/01/2014 to 12/31/2014                                       $11.86           $12.03          48,707,547
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   11/19/2007* to 12/31/2007                                      $10.00           $10.00              50,892
   01/01/2008 to 12/31/2008                                       $10.00            $7.16           2,156,002
   01/01/2009 to 12/31/2009                                        $7.16            $8.54          18,482,649
   01/01/2010 to 12/31/2010                                        $8.54            $9.51          20,766,873
   01/01/2011 to 12/31/2011                                        $9.51            $9.13          15,624,739
   01/01/2012 to 12/31/2012                                        $9.13           $10.20          18,821,366
   01/01/2013 to 12/31/2013                                       $10.20           $11.96          23,114,459
   01/01/2014 to 12/31/2014                                       $11.96           $12.43          21,739,589
------------------------------------------------------------------------------------------------------------------
AST Focus Four Plus Portfolio
   07/21/2008* to 12/31/2008                                      $10.00            $7.47           1,469,632
   01/01/2009 to 11/13/2009                                        $7.47            $8.36                   0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.75          58,178,008
   01/01/2013 to 12/31/2013                                       $10.75           $13.16          59,310,001
   01/01/2014 to 12/31/2014                                       $13.16           $13.35          54,167,034
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.82           5,741,090
   01/01/2014 to 12/31/2014                                       $10.82           $10.91           8,049,243
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   07/21/2008* to 12/31/2008                                      $10.18            $6.11             100,170
   01/01/2009 to 12/31/2009                                        $6.11            $8.12           1,148,210
   01/01/2010 to 12/31/2010                                        $8.12            $9.60           2,343,259
   01/01/2011 to 12/31/2011                                        $9.60            $8.97           1,365,221
   01/01/2012 to 12/31/2012                                        $8.97           $11.18           1,941,296
   01/01/2013 to 12/31/2013                                       $11.18           $11.48           2,026,740
   01/01/2014 to 12/31/2014                                       $11.48           $12.86           1,953,120

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   01/01/2005 to 12/31/2005                             $9.64            $9.80           2,531,901
   01/01/2006 to 12/31/2006                             $9.80           $10.60           2,498,654
   01/01/2007 to 12/31/2007                            $10.60           $11.88           2,806,534
   01/01/2008 to 12/31/2008                            $11.88            $6.98           1,877,493
   01/01/2009 to 12/31/2009                             $6.98           $10.25           5,358,114
   01/01/2010 to 12/31/2010                            $10.25           $11.12           5,307,161
   01/01/2011 to 12/31/2011                            $11.12           $10.51           3,678,070
   01/01/2012 to 12/31/2012                            $10.51           $12.37           3,859,929
   01/01/2013 to 12/31/2013                            $12.37           $15.79           4,053,712
   01/01/2014 to 02/07/2014                            $15.79           $15.53                   0
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                            $11.46           $11.81          31,190,346
   01/01/2006 to 12/31/2006                            $11.81           $13.62          23,350,650
   01/01/2007 to 12/31/2007                            $13.62           $14.08          19,997,748
   01/01/2008 to 12/31/2008                            $14.08            $8.22          14,384,005
   01/01/2009 to 12/31/2009                             $8.22            $9.63          15,821,358
   01/01/2010 to 12/31/2010                             $9.63           $10.69          15,820,580
   01/01/2011 to 12/31/2011                            $10.69            $9.94          12,948,030
   01/01/2012 to 12/31/2012                             $9.94           $11.69          10,758,682
   01/01/2013 to 12/31/2013                            $11.69           $15.36           8,989,436
   01/01/2014 to 12/31/2014                            $15.36           $17.09           7,637,977
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                            $11.80           $12.16           5,391,424
   01/01/2006 to 12/31/2006                            $12.16           $12.71           4,189,111
   01/01/2007 to 12/31/2007                            $12.71           $14.92           3,918,725
   01/01/2008 to 12/31/2008                            $14.92            $8.69           2,808,881
   01/01/2009 to 12/31/2009                             $8.69           $13.42           5,868,356
   01/01/2010 to 12/31/2010                            $13.42           $15.82           6,728,348
   01/01/2011 to 12/31/2011                            $15.82           $15.10           4,560,864
   01/01/2012 to 12/31/2012                            $15.10           $17.76           4,904,077
   01/01/2013 to 12/31/2013                            $17.76           $23.09           5,099,534
   01/01/2014 to 12/31/2014                            $23.09           $25.32           4,212,533
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   11/19/2007* to 12/31/2007                           $10.00           $10.17              39,143
   01/01/2008 to 12/31/2008                            $10.17            $7.58           3,825,075
   01/01/2009 to 12/31/2009                             $7.58            $9.20          36,241,046
   01/01/2010 to 12/31/2010                             $9.20           $10.10          50,682,089
   01/01/2011 to 12/31/2011                            $10.10            $9.88          43,785,652
   01/01/2012 to 12/31/2012                             $9.88           $10.70          45,432,815
   01/01/2013 to 12/31/2013                            $10.70           $11.56          40,182,442
   01/01/2014 to 12/31/2014                            $11.56           $11.83          35,662,590
-------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                            $15.19           $15.68           1,243,642
   01/01/2006 to 12/31/2006                            $15.68           $18.08           1,000,596
   01/01/2007 to 12/31/2007                            $18.08           $16.87             758,170
   01/01/2008 to 12/31/2008                            $16.87           $12.17             667,006
   01/01/2009 to 12/31/2009                            $12.17           $15.19           2,182,014
   01/01/2010 to 12/31/2010                            $15.19           $18.93           3,471,178
   01/01/2011 to 12/31/2011                            $18.93           $18.86           2,549,765
   01/01/2012 to 12/31/2012                            $18.86           $21.46           2,633,520
   01/01/2013 to 12/31/2013                            $21.46           $29.30           3,094,420
   01/01/2014 to 12/31/2014                            $29.30           $30.89           2,931,970

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                      $12.53           $13.47           2,585,881
   01/01/2006 to 12/31/2006                      $13.47           $16.13           4,397,725
   01/01/2007 to 12/31/2007                      $16.13           $16.05           3,751,417
   01/01/2008 to 12/31/2008                      $16.05            $9.90           2,589,179
   01/01/2009 to 12/31/2009                       $9.90           $11.51           3,294,871
   01/01/2010 to 12/31/2010                      $11.51           $12.73           3,942,580
   01/01/2011 to 12/31/2011                      $12.73           $12.46           3,528,509
   01/01/2012 to 12/31/2012                      $12.46           $13.89           3,502,241
   01/01/2013 to 12/31/2013                      $13.89           $18.40           2,924,047
   01/01/2014 to 12/31/2014                      $18.40           $18.38           2,608,050
-------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   01/01/2005 to 12/31/2005                      $12.69           $12.62           9,658,908
   01/01/2006 to 12/31/2006                      $12.62           $13.70           9,653,937
   01/01/2007 to 12/31/2007                      $13.70           $13.80           6,461,538
   01/01/2008 to 12/31/2008                      $13.80           $10.11           5,931,752
   01/01/2009 to 12/31/2009                      $10.11           $13.47          13,509,194
   01/01/2010 to 12/31/2010                      $13.47           $15.04          12,605,729
   01/01/2011 to 12/31/2011                      $15.04           $15.26          11,922,775
   01/01/2012 to 12/31/2012                      $15.26           $17.09          10,459,161
   01/01/2013 to 12/31/2013                      $17.09           $18.02           8,393,440
   01/01/2014 to 12/31/2014                      $18.02           $18.17           5,236,999
-------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                      $15.30           $17.54          12,141,521
   01/01/2006 to 12/31/2006                      $17.54           $20.87           9,628,446
   01/01/2007 to 12/31/2007                      $20.87           $24.43           8,347,423
   01/01/2008 to 12/31/2008                      $24.43           $11.96           6,129,240
   01/01/2009 to 12/31/2009                      $11.96           $15.91           6,854,079
   01/01/2010 to 12/31/2010                      $15.91           $17.92           7,241,298
   01/01/2011 to 12/31/2011                      $17.92           $15.34           5,734,722
   01/01/2012 to 12/31/2012                      $15.34           $18.16           4,942,527
   01/01/2013 to 12/31/2013                      $18.16           $21.27           4,582,698
   01/01/2014 to 12/31/2014                      $21.27           $19.76           3,989,471
-------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                      $12.84           $14.36           2,013,543
   01/01/2006 to 12/31/2006                      $14.36           $18.00           3,305,654
   01/01/2007 to 12/31/2007                      $18.00           $20.85           4,044,519
   01/01/2008 to 12/31/2008                      $20.85           $11.48           2,393,870
   01/01/2009 to 12/31/2009                      $11.48           $14.74           3,492,926
   01/01/2010 to 12/31/2010                      $14.74           $16.10           3,649,081
   01/01/2011 to 12/31/2011                      $16.10           $13.85           2,916,031
   01/01/2012 to 12/31/2012                      $13.85           $15.89           2,668,328
   01/01/2013 to 12/31/2013                      $15.89           $18.67           2,705,225
   01/01/2014 to 12/31/2014                      $18.67           $17.13           2,548,306
-------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   11/19/2007* to 12/31/2007                     $10.00           $10.19             157,014
   01/01/2008 to 12/31/2008                      $10.19            $6.94           1,952,838
   01/01/2009 to 12/31/2009                       $6.94            $8.65          25,271,257
   01/01/2010 to 12/31/2010                       $8.65            $9.68          38,344,545
   01/01/2011 to 12/31/2011                       $9.68            $9.47          31,542,321
   01/01/2012 to 12/31/2012                       $9.47           $10.58          33,772,279
   01/01/2013 to 12/31/2013                      $10.58           $12.10          34,620,680
   01/01/2014 to 12/31/2014                      $12.10           $12.66          31,218,936

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                              $12.67           $13.84           5,621,834
   01/01/2006 to 12/31/2006                              $13.84           $16.71           4,715,269
   01/01/2007 to 12/31/2007                              $16.71           $17.98           4,504,935
   01/01/2008 to 12/31/2008                              $17.98           $10.37           2,459,224
   01/01/2009 to 12/31/2009                              $10.37           $13.86           5,086,873
   01/01/2010 to 12/31/2010                              $13.86           $14.60           5,905,133
   01/01/2011 to 12/31/2011                              $14.60           $13.05           4,359,903
   01/01/2012 to 12/31/2012                              $13.05           $15.65           4,428,816
   01/01/2013 to 12/31/2013                              $15.65           $17.75           4,647,244
   01/01/2014 to 12/31/2014                              $17.75           $16.35           4,276,895
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   01/01/2005 to 12/31/2005                              $11.19           $11.77           1,055,034
   01/01/2006 to 12/31/2006                              $11.77           $12.86           1,120,866
   01/01/2007 to 12/31/2007                              $12.86           $12.90           2,745,236
   01/01/2008 to 12/31/2008                              $12.90           $10.45          15,430,642
   01/01/2009 to 12/31/2009                              $10.45           $12.54          46,430,018
   01/01/2010 to 12/31/2010                              $12.54           $13.23          46,748,068
   01/01/2011 to 12/31/2011                              $13.23           $13.05          38,241,675
   01/01/2012 to 12/31/2012                              $13.05           $14.21          39,470,209
   01/01/2013 to 12/31/2013                              $14.21           $15.51          35,738,716
   01/01/2014 to 12/31/2014                              $15.51           $16.09          31,774,661
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.29             141,417
   01/01/2010 to 12/31/2010                              $10.29           $11.27             473,823
   01/01/2011 to 12/31/2011                              $11.27           $11.15             755,324
   01/01/2012 to 12/31/2012                              $11.15           $12.64           1,110,275
   01/01/2013 to 12/31/2013                              $12.64           $16.96           1,223,206
   01/01/2014 to 12/31/2014                              $16.96           $18.27           1,330,655
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                              $11.17           $11.69           5,245,458
   01/01/2006 to 12/31/2006                              $11.69           $13.62           5,568,043
   01/01/2007 to 12/31/2007                              $13.62           $13.00           4,973,375
   01/01/2008 to 12/31/2008                              $13.00            $7.48           4,027,564
   01/01/2009 to 12/31/2009                               $7.48            $8.78           5,087,827
   01/01/2010 to 12/31/2010                               $8.78            $9.78           5,307,829
   01/01/2011 to 12/31/2011                               $9.78            $9.21           4,698,568
   01/01/2012 to 12/31/2012                               $9.21           $10.59           4,248,181
   01/01/2013 to 12/31/2013                              $10.59           $14.57           5,494,376
   01/01/2014 to 12/31/2014                              $14.57           $16.30           5,782,801
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                              $12.26           $12.88          32,140,125
   01/01/2006 to 12/31/2006                              $12.88           $13.59          26,497,526
   01/01/2007 to 12/31/2007                              $13.59           $15.36          23,963,028
   01/01/2008 to 12/31/2008                              $15.36            $8.51          16,673,165
   01/01/2009 to 12/31/2009                               $8.51           $10.86          17,250,307
   01/01/2010 to 12/31/2010                              $10.86           $12.79          17,364,094
   01/01/2011 to 12/31/2011                              $12.79           $12.47          14,080,420
   01/01/2012 to 12/31/2012                              $12.47           $13.77          11,942,585
   01/01/2013 to 12/31/2013                              $13.77           $18.50           9,091,584
   01/01/2014 to 12/31/2014                              $18.50           $20.12           9,720,568
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                              $12.26           $12.20          12,427,806
   01/01/2006 to 12/31/2006                              $12.20           $13.17          10,147,675
   01/01/2007 to 12/31/2007                              $13.17           $13.74           8,365,789
   01/01/2008 to 12/31/2008                              $13.74           $10.37           8,586,978
   01/01/2009 to 12/31/2009                              $10.37           $13.73          10,096,051
   01/01/2010 to 12/31/2010                              $13.73           $15.32           8,604,037
   01/01/2011 to 12/31/2011                              $15.32           $16.60           9,200,629
   01/01/2012 to 12/31/2012                              $16.60           $17.29           8,547,651
   01/01/2013 to 12/31/2013                              $17.29           $16.67           6,345,324
   01/01/2014 to 12/31/2014                              $16.67           $17.44           6,499,325

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   01/01/2005 to 12/31/2005                               $13.16           $13.92           1,907,777
   01/01/2006 to 12/31/2006                               $13.92           $17.02           2,905,252
   01/01/2007 to 12/31/2007                               $17.02           $18.31           2,119,181
   01/01/2008 to 12/31/2008                               $18.31           $11.88           1,412,847
   01/01/2009 to 12/31/2009                               $11.88           $15.37           2,567,781
   01/01/2010 to 12/31/2010                               $15.37           $16.94           3,612,405
   01/01/2011 to 12/31/2011                               $16.94           $16.14           3,114,124
   01/01/2012 to 12/31/2012                               $16.14           $19.53           3,437,135
   01/01/2013 to 12/31/2013                               $19.53           $24.52           3,984,432
   01/01/2014 to 12/31/2014                               $24.52           $24.99           3,982,260
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                                $9.97           $10.43           5,915,443
   01/01/2006 to 12/31/2006                               $10.43           $11.25           4,572,301
   01/01/2007 to 12/31/2007                               $11.25           $12.73           3,902,210
   01/01/2008 to 12/31/2008                               $12.73            $7.98           3,159,245
   01/01/2009 to 12/31/2009                                $7.98            $9.75           4,944,538
   01/01/2010 to 12/31/2010                                $9.75           $10.82           5,238,425
   01/01/2011 to 12/31/2011                               $10.82           $10.57           4,289,955
   01/01/2012 to 12/31/2012                               $10.57           $12.18           4,420,398
   01/01/2013 to 12/31/2013                               $12.18           $16.37           4,361,903
   01/01/2014 to 12/31/2014                               $16.37           $17.50           3,793,575
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.20              55,298
   01/01/2013 to 12/31/2013                               $10.20           $13.49             867,495
   01/01/2014 to 12/31/2014                               $13.49           $14.62           1,003,365
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $12.38           $12.83           1,988,251
   01/01/2006 to 12/31/2006                               $12.83           $14.42           1,907,063
   01/01/2007 to 12/31/2007                               $14.42           $14.57           1,540,522
   01/01/2008 to 12/31/2008                               $14.57            $8.87           1,381,269
   01/01/2009 to 12/31/2009                                $8.87           $12.11           2,137,413
   01/01/2010 to 12/31/2010                               $12.11           $14.72           2,978,973
   01/01/2011 to 12/31/2011                               $14.72           $13.98           2,405,087
   01/01/2012 to 12/31/2012                               $13.98           $16.28           2,424,624
   01/01/2013 to 12/31/2013                               $16.28           $21.20           2,138,372
   01/01/2014 to 12/31/2014                               $21.20           $23.97           1,904,816
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                                $9.78            $9.88          42,442,274
   01/01/2006 to 12/31/2006                                $9.88           $10.16          46,325,237
   01/01/2007 to 12/31/2007                               $10.16           $10.48          56,111,128
   01/01/2008 to 12/31/2008                               $10.48           $10.57          91,319,625
   01/01/2009 to 12/31/2009                               $10.57           $10.42          66,786,776
   01/01/2010 to 12/31/2010                               $10.42           $10.25          50,307,852
   01/01/2011 to 12/31/2011                               $10.25           $10.09          50,902,069
   01/01/2012 to 12/31/2012                               $10.09            $9.92          39,894,836
   01/01/2013 to 12/31/2013                                $9.92            $9.76          29,504,243
   01/01/2014 to 12/31/2014                                $9.76            $9.60          25,524,289
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $14.51           $15.99          12,260,006
   01/01/2006 to 12/31/2006                               $15.99           $17.42           9,574,218
   01/01/2007 to 12/31/2007                               $17.42           $17.67           8,191,847
   01/01/2008 to 12/31/2008                               $17.67           $10.03           5,184,438
   01/01/2009 to 12/31/2009                               $10.03           $13.88           5,689,131
   01/01/2010 to 12/31/2010                               $13.88           $16.85           5,901,157
   01/01/2011 to 12/31/2011                               $16.85           $16.16           4,911,194
   01/01/2012 to 12/31/2012                               $16.16           $18.62           4,148,499
   01/01/2013 to 12/31/2013                               $18.62           $26.00           4,423,739
   01/01/2014 to 12/31/2014                               $26.00           $29.21           4,014,110

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                            $10.03           $10.07             577,115
   01/01/2012 to 12/31/2012                             $10.07           $10.39           1,360,083
   01/01/2013 to 12/31/2013                             $10.39            $9.93           1,174,650
   01/01/2014 to 12/31/2014                              $9.93           $10.27           1,748,755
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                             $10.86           $12.12           5,728,444
   01/01/2006 to 12/31/2006                             $12.12           $13.59           5,378,198
   01/01/2007 to 12/31/2007                             $13.59           $16.34           6,560,811
   01/01/2008 to 12/31/2008                             $16.34            $9.13           3,042,143
   01/01/2009 to 12/31/2009                              $9.13           $11.65           4,022,837
   01/01/2010 to 12/31/2010                             $11.65           $14.75           5,702,161
   01/01/2011 to 12/31/2011                             $14.75           $14.75           4,466,247
   01/01/2012 to 12/31/2012                             $14.75           $16.30           3,764,767
   01/01/2013 to 12/31/2013                             $16.30           $21.26           3,561,170
   01/01/2014 to 12/31/2014                             $21.26           $22.57           3,128,103
--------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                             $11.98           $11.83           1,385,431
   01/01/2006 to 12/31/2006                             $11.83           $12.53           1,174,654
   01/01/2007 to 12/31/2007                             $12.53           $14.63           1,215,825
   01/01/2008 to 12/31/2008                             $14.63            $8.27             768,282
   01/01/2009 to 12/31/2009                              $8.27            $9.97           1,585,215
   01/01/2010 to 12/31/2010                              $9.97           $11.79           2,045,616
   01/01/2011 to 04/29/2011                             $11.79           $13.23                   0
--------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                            $10.00           $10.32           5,908,428
   01/01/2013 to 12/31/2013                             $10.32           $12.07           6,987,054
   01/01/2014 to 12/31/2014                             $12.07           $12.48           5,942,954
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   07/21/2008* to 12/31/2008                            $10.10            $5.57             126,548
   01/01/2009 to 12/31/2009                              $5.57            $9.13           6,599,316
   01/01/2010 to 12/31/2010                              $9.13           $10.98          11,156,029
   01/01/2011 to 12/31/2011                             $10.98            $8.61           6,749,550
   01/01/2012 to 12/31/2012                              $8.61            $9.98           7,897,745
   01/01/2013 to 12/31/2013                              $9.98            $9.84           8,565,272
   01/01/2014 to 12/31/2014                              $9.84            $9.22           7,895,167
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                             $10.55           $10.54          28,031,651
   01/01/2006 to 12/31/2006                             $10.54           $10.76          22,394,558
   01/01/2007 to 12/31/2007                             $10.76           $11.31          20,392,150
   01/01/2008 to 12/31/2008                             $11.31           $11.24          15,403,578
   01/01/2009 to 12/31/2009                             $11.24           $12.19          19,779,745
   01/01/2010 to 12/31/2010                             $12.19           $12.46          20,255,855
   01/01/2011 to 12/31/2011                             $12.46           $12.53          18,155,075
   01/01/2012 to 12/31/2012                             $12.53           $12.90          15,540,231
   01/01/2013 to 12/31/2013                             $12.90           $12.41          10,724,539
   01/01/2014 to 12/31/2014                             $12.41           $12.19           7,424,203
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                             $11.31           $11.40          22,436,395
   01/01/2006 to 12/31/2006                             $11.40           $11.63          21,700,661
   01/01/2007 to 12/31/2007                             $11.63           $12.39          21,645,194
   01/01/2008 to 12/31/2008                             $12.39           $11.91          20,478,277
   01/01/2009 to 12/31/2009                             $11.91           $13.65          59,442,486
   01/01/2010 to 12/31/2010                             $13.65           $14.46          75,211,006
   01/01/2011 to 12/31/2011                             $14.46           $14.67          60,233,010
   01/01/2012 to 12/31/2012                             $14.67           $15.77          65,143,645
   01/01/2013 to 12/31/2013                             $15.77           $15.23          54,477,871
   01/01/2014 to 12/31/2014                             $15.23           $15.61          44,662,030

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                       $10.00           $10.04             115,215
   01/01/2006 to 12/31/2006                        $10.04           $10.66           3,303,256
   01/01/2007 to 12/31/2007                        $10.66           $11.40           7,359,596
   01/01/2008 to 12/31/2008                        $11.40            $9.02          24,830,005
   01/01/2009 to 12/31/2009                         $9.02           $10.65          82,197,582
   01/01/2010 to 12/31/2010                        $10.65           $11.58         100,001,194
   01/01/2011 to 12/31/2011                        $11.58           $11.51          96,778,216
   01/01/2012 to 12/31/2012                        $11.51           $12.49          98,362,559
   01/01/2013 to 12/31/2013                        $12.49           $13.42          79,093,854
   01/01/2014 to 12/31/2014                        $13.42           $13.96          69,937,144
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.07             990,348
   01/01/2012 to 12/31/2012                        $10.07           $10.61           2,178,847
   01/01/2013 to 12/31/2013                        $10.61           $10.19           1,488,696
   01/01/2014 to 12/31/2014                        $10.19           $10.63           2,499,201
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   03/20/2006* to 12/31/2006                       $10.00           $10.48           3,795,562
   01/01/2007 to 12/31/2007                        $10.48           $11.49           7,899,326
   01/01/2008 to 12/31/2008                        $11.49            $6.70          13,640,692
   01/01/2009 to 12/31/2009                         $6.70            $8.30          93,813,703
   01/01/2010 to 12/31/2010                         $8.30            $9.71         115,827,900
   01/01/2011 to 12/31/2011                         $9.71            $8.96          75,603,365
   01/01/2012 to 12/31/2012                         $8.96            $9.95          89,282,138
   01/01/2013 to 12/31/2013                         $9.95           $11.45          87,210,945
   01/01/2014 to 12/31/2014                        $11.45           $12.30          83,056,988
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $10.00            $9.60              20,413
   01/01/2014 to 12/31/2014                         $9.60            $9.21              15,611
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $10.00           $11.68               5,665
   01/01/2014 to 12/31/2014                        $11.68           $13.23             121,259
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   01/01/2005 to 12/31/2005                        $11.07           $11.27           6,774,077
   01/01/2006 to 12/31/2006                        $11.27           $12.48           6,255,253
   01/01/2007 to 12/31/2007                        $12.48           $12.53           5,371,782
   01/01/2008 to 12/31/2008                        $12.53            $7.55           2,747,511
   01/01/2009 to 12/31/2009                         $7.55            $9.05           3,372,332
   01/01/2010 to 12/31/2010                         $9.05           $10.24           3,360,531
   01/01/2011 to 12/31/2011                        $10.24           $10.42           3,055,694
   01/01/2012 to 12/31/2012                        $10.42           $12.17           3,262,831
   01/01/2013 to 12/31/2013                        $12.17           $15.85           2,976,003
   01/01/2014 to 12/31/2014                        $15.85           $18.27           3,494,194
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.90             201,672
   01/01/2012 to 12/31/2012                         $8.90            $9.90             384,520
   01/01/2013 to 12/31/2013                         $9.90           $11.92           2,227,707
   01/01/2014 to 12/31/2014                        $11.92           $12.49           3,954,057
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   11/19/2007* to 12/31/2007                       $10.00           $10.04              74,936
   01/01/2008 to 12/31/2008                        $10.04            $7.15           5,507,286
   01/01/2009 to 12/31/2009                         $7.15            $8.68          39,406,298
   01/01/2010 to 12/31/2010                         $8.68            $9.55          54,818,248
   01/01/2011 to 12/31/2011                         $9.55            $9.23          46,132,040
   01/01/2012 to 12/31/2012                         $9.23           $10.01          48,879,191
   01/01/2013 to 12/31/2013                        $10.01           $11.07          45,150,001
   01/01/2014 to 12/31/2014                        $11.07           $11.44          40,205,928

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   11/19/2007* to 12/31/2007                                $10.00           $11.51             120,901
   01/01/2008 to 12/31/2008                                 $11.51            $7.33           2,184,002
   01/01/2009 to 12/31/2009                                  $7.33            $9.15          23,955,044
   01/01/2010 to 12/31/2010                                  $9.15           $10.29          36,192,438
   01/01/2011 to 12/31/2011                                 $10.29            $9.88          25,866,646
   01/01/2012 to 12/31/2012                                  $9.88           $11.26          34,127,062
   01/01/2013 to 12/31/2013                                 $11.26           $13.07          39,171,659
   01/01/2014 to 12/31/2014                                 $13.07           $13.55          34,959,693
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   01/01/2005 to 12/31/2005                                 $11.46           $11.79           2,294,529
   01/01/2006 to 12/31/2006                                 $11.79           $12.72           2,165,859
   01/01/2007 to 12/31/2007                                 $12.72           $13.62           2,277,264
   01/01/2008 to 12/31/2008                                 $13.62            $9.35           3,074,479
   01/01/2009 to 12/31/2009                                  $9.35           $11.72          33,399,889
   01/01/2010 to 12/31/2010                                 $11.72           $12.89          55,550,099
   01/01/2011 to 12/31/2011                                 $12.89           $12.25          42,779,977
   01/01/2012 to 12/31/2012                                 $12.25           $13.39          45,395,568
   01/01/2013 to 12/31/2013                                 $13.39           $15.06          41,756,708
   01/01/2014 to 12/31/2014                                 $15.06           $15.26          36,993,426
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                 $15.42           $16.60           5,464,855
   01/01/2006 to 12/31/2006                                 $16.60           $18.43           4,641,175
   01/01/2007 to 12/31/2007                                 $18.43           $20.16           4,026,646
   01/01/2008 to 12/31/2008                                 $20.16           $11.08           2,977,983
   01/01/2009 to 12/31/2009                                 $11.08           $14.46           3,702,808
   01/01/2010 to 12/31/2010                                 $14.46           $18.85           4,200,876
   01/01/2011 to 12/31/2011                                 $18.85           $16.11           4,029,967
   01/01/2012 to 12/31/2012                                 $16.11           $19.02           3,987,156
   01/01/2013 to 12/31/2013                                 $19.02           $26.34           3,589,232
   01/01/2014 to 12/31/2014                                 $26.34           $27.19           3,049,744
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                  $9.05            $9.04           2,134,731
   01/01/2006 to 12/31/2006                                  $9.04           $10.01           1,867,490
   01/01/2007 to 12/31/2007                                 $10.01           $10.55           1,740,242
   01/01/2008 to 12/31/2008                                 $10.55            $6.74           1,375,635
   01/01/2009 to 12/31/2009                                  $6.74            $8.88           2,524,147
   01/01/2010 to 12/31/2010                                  $8.88           $11.91           4,648,452
   01/01/2011 to 12/31/2011                                 $11.91           $11.60           3,213,655
   01/01/2012 to 12/31/2012                                 $11.60           $12.80           3,096,260
   01/01/2013 to 12/31/2013                                 $12.80           $17.01           4,073,887
   01/01/2014 to 12/31/2014                                 $17.01           $17.37           3,201,641
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                 $14.22           $14.91          11,285,282
   01/01/2006 to 12/31/2006                                 $14.91           $17.61           9,098,178
   01/01/2007 to 12/31/2007                                 $17.61           $16.34           8,130,632
   01/01/2008 to 12/31/2008                                 $16.34           $11.30           6,242,966
   01/01/2009 to 12/31/2009                                 $11.30           $14.11           6,242,625
   01/01/2010 to 12/31/2010                                 $14.11           $17.49           6,195,308
   01/01/2011 to 12/31/2011                                 $17.49           $16.17           5,166,090
   01/01/2012 to 12/31/2012                                 $16.17           $18.79           3,913,693
   01/01/2013 to 12/31/2013                                 $18.79           $25.39           3,418,708
   01/01/2014 to 12/31/2014                                 $25.39           $26.29           2,808,610

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   01/01/2005 to 12/31/2005                          $12.13           $12.49           4,192,627
   01/01/2006 to 12/31/2006                          $12.49           $13.82           4,776,442
   01/01/2007 to 12/31/2007                          $13.82           $14.45           6,387,795
   01/01/2008 to 12/31/2008                          $14.45           $10.52          10,697,390
   01/01/2009 to 12/31/2009                          $10.52           $12.85          40,732,836
   01/01/2010 to 12/31/2010                          $12.85           $14.09          53,827,291
   01/01/2011 to 12/31/2011                          $14.09           $14.13          46,623,273
   01/01/2012 to 12/31/2012                          $14.13           $15.78          53,661,984
   01/01/2013 to 12/31/2013                          $15.78           $18.13          56,537,325
   01/01/2014 to 12/31/2014                          $18.13           $18.88          53,036,351
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                          $12.39           $12.86           4,311,857
   01/01/2006 to 12/31/2006                          $12.86           $15.34           5,318,094
   01/01/2007 to 12/31/2007                          $15.34           $14.55           4,469,636
   01/01/2008 to 12/31/2008                          $14.55            $8.32           2,874,755
   01/01/2009 to 12/31/2009                           $8.32           $10.13           3,572,238
   01/01/2010 to 12/31/2010                          $10.13           $11.28           4,182,015
   01/01/2011 to 12/31/2011                          $11.28           $10.91           3,313,597
   01/01/2012 to 12/31/2012                          $10.91           $12.58           4,588,707
   01/01/2013 to 12/31/2013                          $12.58           $16.05           5,133,443
   01/01/2014 to 12/31/2014                          $16.05           $16.96           4,589,369
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                           $9.44           $10.81           3,925,742
   01/01/2006 to 12/31/2006                          $10.81           $11.23           4,132,529
   01/01/2007 to 12/31/2007                          $11.23           $11.96           5,137,246
   01/01/2008 to 12/31/2008                          $11.96            $6.99           4,437,756
   01/01/2009 to 12/31/2009                           $6.99           $10.54          10,159,519
   01/01/2010 to 12/31/2010                          $10.54           $12.01          12,250,636
   01/01/2011 to 12/31/2011                          $12.01           $11.61           9,294,364
   01/01/2012 to 12/31/2012                          $11.61           $13.43          10,725,477
   01/01/2013 to 12/31/2013                          $13.43           $19.02          11,809,685
   01/01/2014 to 12/31/2014                          $19.02           $20.27          11,237,461
-----------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   01/01/2005 to 12/31/2005                          $16.25           $21.00           3,677,613
   01/01/2006 to 12/31/2006                          $21.00           $23.93           2,942,718
   01/01/2007 to 12/31/2007                          $23.93           $33.07           3,950,105
   01/01/2008 to 12/31/2008                          $33.07           $16.27           2,088,027
   01/01/2009 to 12/31/2009                          $16.27           $23.89           4,621,252
   01/01/2010 to 12/31/2010                          $23.89           $28.31           5,827,673
   01/01/2011 to 12/31/2011                          $28.31           $23.69           4,562,770
   01/01/2012 to 12/31/2012                          $23.69           $24.14           4,495,210
   01/01/2013 to 12/31/2013                          $24.14           $27.39           3,688,022
   01/01/2014 to 12/31/2014                          $27.39           $24.69           3,347,866
-----------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                          $13.45           $12.64           6,261,824
   01/01/2006 to 12/31/2006                          $12.64           $13.21           6,093,700
   01/01/2007 to 12/31/2007                          $13.21           $14.24           6,452,566
   01/01/2008 to 12/31/2008                          $14.24           $13.67           4,228,137
   01/01/2009 to 12/31/2009                          $13.67           $15.07           6,337,072
   01/01/2010 to 12/31/2010                          $15.07           $15.67           7,114,847
   01/01/2011 to 12/31/2011                          $15.67           $16.05           6,639,260
   01/01/2012 to 12/31/2012                          $16.05           $16.61           5,533,305
   01/01/2013 to 12/31/2013                          $16.61           $15.72           4,600,108
   01/01/2014 to 12/31/2014                          $15.72           $15.55           3,672,856

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   12/05/2005* to 12/31/2005                             $10.00           $10.00             649,828
   01/01/2006 to 12/31/2006                              $10.00           $11.38           5,212,589
   01/01/2007 to 12/31/2007                              $11.38           $12.26           8,022,912
   01/01/2008 to 12/31/2008                              $12.26            $6.95           5,663,091
   01/01/2009 to 12/31/2009                               $6.95            $8.78           9,942,981
   01/01/2010 to 12/31/2010                               $8.78            $9.90          10,821,793
   01/01/2011 to 12/31/2011                               $9.90            $9.40           9,943,871
   01/01/2012 to 12/31/2012                               $9.40           $10.26          11,856,015
   01/01/2013 to 12/31/2013                              $10.26           $12.16          18,749,421
   01/01/2014 to 12/31/2014                              $12.16           $12.62          17,319,518
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                             $10.00            $9.98             213,630
   01/01/2008 to 12/31/2008                               $9.98            $9.30           4,064,760
   01/01/2009 to 12/31/2009                               $9.30           $10.21          12,750,275
   01/01/2010 to 12/31/2010                              $10.21           $10.83          17,651,916
   01/01/2011 to 12/31/2011                              $10.83           $11.29          18,170,336
   01/01/2012 to 12/31/2012                              $11.29           $11.98          18,416,796
   01/01/2013 to 12/31/2013                              $11.98           $11.60          17,928,589
   01/01/2014 to 12/31/2014                              $11.60           $12.23          19,702,934
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.39             105,388
   01/01/2013 to 12/31/2013                              $10.39            $9.38              38,455
   01/01/2014 to 12/31/2014                               $9.38            $9.35              31,203
---------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   04/15/2005* to 12/31/2005                              $9.82           $11.44             606,613
   01/01/2006 to 12/31/2006                              $11.44           $12.49             553,827
   01/01/2007 to 12/31/2007                              $12.49           $13.64             604,401
   01/01/2008 to 12/31/2008                              $13.64            $7.90             346,210
   01/01/2009 to 12/31/2009                               $7.90           $10.86             554,304
   01/01/2010 to 07/16/2010                              $10.86           $10.63                   0
---------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                              $13.66           $15.59             689,816
   01/01/2006 to 12/31/2006                              $15.59           $18.88           1,081,552
   01/01/2007 to 12/31/2007                              $18.88           $21.35           1,401,663
   01/01/2008 to 12/31/2008                              $21.35           $12.29             984,931
   01/01/2009 to 12/31/2009                              $12.29           $14.01             668,798
   01/01/2010 to 07/16/2010                              $14.01           $13.31                   0
---------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                              $11.29           $11.53             281,775
   01/01/2006 to 12/31/2006                              $11.53           $12.03             241,307
   01/01/2007 to 12/31/2007                              $12.03           $13.24             249,298
   01/01/2008 to 12/31/2008                              $13.24            $9.48             271,517
   01/01/2009 to 12/31/2009                               $9.48           $13.42             749,780
   01/01/2010 to 07/16/2010                              $13.42           $12.54                   0
---------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   01/01/2005 to 12/31/2005                              $10.03            $9.92              87,726
   01/01/2006 to 12/31/2006                               $9.92           $10.15             100,227
   01/01/2007 to 12/31/2007                              $10.15           $10.55             106,856
   01/01/2008 to 12/31/2008                              $10.55            $5.83             190,718
   01/01/2009 to 12/31/2009                               $5.83            $7.38             331,489
   01/01/2010 to 12/31/2010                               $7.38            $8.64             309,321
   01/01/2011 to 12/31/2011                               $8.64            $7.57             380,808
   01/01/2012 to 12/31/2012                               $7.57            $8.48             218,904
   01/01/2013 to 12/31/2013                               $8.48           $10.93             125,986
   01/01/2014 to 04/25/2014                              $10.93           $11.26                   0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2008* to 12/31/2008                                 $10.08            $6.64           5,636,967
   01/01/2009 to 12/31/2009                                   $6.64            $8.50          51,503,013
   01/01/2010 to 12/31/2010                                   $8.50            $9.21          75,249,224
   01/01/2011 to 12/31/2011                                   $9.21            $8.91          53,326,792
   01/01/2012 to 09/21/2012                                   $8.91            $9.98                   0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   01/01/2005 to 12/31/2005                                  $11.85           $12.84             590,605
   01/01/2006 to 12/31/2006                                  $12.84           $17.48           1,507,757
   01/01/2007 to 12/31/2007                                  $17.48           $19.49           2,078,809
   01/01/2008 to 12/31/2008                                  $19.49           $10.97           1,122,006
   01/01/2009 to 12/31/2009                                  $10.97           $15.21             835,629
   01/01/2010 to 12/31/2010                                  $15.21           $16.42             651,544
   01/01/2011 to 12/31/2011                                  $16.42           $14.94             542,156
   01/01/2012 to 12/31/2012                                  $14.94           $18.42             521,128
   01/01/2013 to 12/31/2013                                  $18.42           $20.71             381,588
   01/01/2014 to 04/25/2014                                  $20.71           $20.27                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.17             387,650
   01/01/2012 to 04/27/2012                                   $8.17            $9.26                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.12             385,638
   01/01/2012 to 12/31/2012                                   $9.12           $10.65             500,266
   01/01/2013 to 12/31/2013                                  $10.65           $13.73             615,161
   01/01/2014 to 12/31/2014                                  $13.73           $15.23             471,181
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   01/01/2005 to 12/31/2005                                  $10.72           $11.67             602,063
   01/01/2006 to 12/31/2006                                  $11.67           $13.33             605,730
   01/01/2007 to 12/31/2007                                  $13.33           $14.70             631,476
   01/01/2008 to 12/31/2008                                  $14.70            $7.51             384,426
   01/01/2009 to 12/31/2009                                   $7.51           $10.52             430,777
   01/01/2010 to 12/31/2010                                  $10.52           $12.81             390,143
   01/01/2011 to 04/29/2011                                  $12.81           $14.27                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   01/01/2005 to 12/31/2005                                  $11.94           $12.43           1,042,992
   01/01/2006 to 12/31/2006                                  $12.43           $14.24             778,674
   01/01/2007 to 12/31/2007                                  $14.24           $10.89             465,175
   01/01/2008 to 12/31/2008                                  $10.89            $4.34             540,897
   01/01/2009 to 12/31/2009                                   $4.34            $5.44             779,148
   01/01/2010 to 12/31/2010                                   $5.44            $5.91             872,026
   01/01/2011 to 04/29/2011                                   $5.91            $6.23                   0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   01/01/2005 to 12/31/2005                                  $10.64           $11.31           1,131,376
   01/01/2006 to 12/31/2006                                  $11.31           $11.71           1,250,782
   01/01/2007 to 12/31/2007                                  $11.71           $12.88           1,163,277
   01/01/2008 to 12/31/2008                                  $12.88            $9.04             849,932
   01/01/2009 to 12/31/2009                                   $9.04           $11.35           1,181,689
   01/01/2010 to 12/31/2010                                  $11.35           $11.76             545,135
   01/01/2011 to 12/31/2011                                  $11.76           $12.02             524,638
   01/01/2012 to 12/31/2012                                  $12.02           $14.29             462,518
   01/01/2013 to 12/31/2013                                  $14.29           $19.76             464,049
   01/01/2014 to 12/31/2014                                  $19.76           $23.25             483,876
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                                 $10.05            $9.77             229,829
   01/01/2013 to 12/31/2013                                   $9.77           $13.16             522,396
   01/01/2014 to 12/31/2014                                  $13.16           $13.98             170,256

                                                                                Number of
                                            Accumulation     Accumulation      Accumulation
                                            Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                             Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   01/01/2005 to 12/31/2005                     $8.09            $8.13            453,392
   01/01/2006 to 12/31/2006                     $8.13            $8.84            513,442
   01/01/2007 to 12/31/2007                     $8.84            $9.36            630,739
   01/01/2008 to 12/31/2008                     $9.36            $5.11            453,772
   01/01/2009 to 12/31/2009                     $5.11            $7.91            970,438
   01/01/2010 to 12/31/2010                     $7.91            $9.44          1,132,899
   01/01/2011 to 12/31/2011                     $9.44            $8.81            530,679
   01/01/2012 to 12/31/2012                     $8.81            $9.64            353,005
   01/01/2013 to 12/31/2013                     $9.64           $11.87            292,049
   01/01/2014 to 12/31/2014                    $11.87           $12.96            263,606
-----------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   01/01/2005 to 12/31/2005                    $10.66           $10.83            134,177
   01/01/2006 to 12/31/2006                    $10.83           $11.60            199,508
   01/01/2007 to 12/31/2007                    $11.60           $13.88            403,709
   01/01/2008 to 12/31/2008                    $13.88            $6.71            199,304
   01/01/2009 to 12/31/2009                     $6.71            $7.71            140,231
   01/01/2010 to 12/31/2010                     $7.71            $9.89            511,072
   01/01/2011 to 12/31/2011                     $9.89            $9.85            211,183
   01/01/2012 to 12/31/2012                     $9.85           $10.95            144,674
   01/01/2013 to 12/31/2013                    $10.95           $16.02            172,418
   01/01/2014 to 04/25/2014                    $16.02           $15.97                  0
-----------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   01/01/2005 to 12/31/2005                    $16.02           $20.72          3,395,891
   01/01/2006 to 12/31/2006                    $20.72           $27.43          2,835,328
   01/01/2007 to 12/31/2007                    $27.43           $38.71          3,344,620
   01/01/2008 to 12/31/2008                    $38.71           $16.04          1,630,334
   01/01/2009 to 12/31/2009                    $16.04           $25.59          2,133,897
   01/01/2010 to 12/31/2010                    $25.59           $29.23          1,632,797
   01/01/2011 to 12/31/2011                    $29.23           $22.31          1,023,231
   01/01/2012 to 12/31/2012                    $22.31           $25.62            797,727
   01/01/2013 to 12/31/2013                    $25.62           $25.21            589,332
   01/01/2014 to 12/31/2014                    $25.21           $23.34            449,200
-----------------------------------------------------------------------------------------------
ProFund VP Asia 30
   01/01/2005 to 12/31/2005                    $12.30           $14.45          1,723,105
   01/01/2006 to 12/31/2006                    $14.45           $19.80          3,073,769
   01/01/2007 to 12/31/2007                    $19.80           $28.77          2,473,589
   01/01/2008 to 12/31/2008                    $28.77           $13.91          1,337,672
   01/01/2009 to 12/31/2009                    $13.91           $21.10          1,821,822
   01/01/2010 to 12/31/2010                    $21.10           $23.64          1,172,241
   01/01/2011 to 12/31/2011                    $23.64           $16.97            568,287
   01/01/2012 to 12/31/2012                    $16.97           $19.28            518,241
   01/01/2013 to 12/31/2013                    $19.28           $21.80            354,325
   01/01/2014 to 12/31/2014                    $21.80           $21.10            204,908
-----------------------------------------------------------------------------------------------
ProFund VP Banks
   01/01/2005 to 12/31/2005                    $11.98           $11.77            351,876
   01/01/2006 to 12/31/2006                    $11.77           $13.35            402,883
   01/01/2007 to 12/31/2007                    $13.35            $9.55            389,926
   01/01/2008 to 12/31/2008                     $9.55            $4.99          2,409,143
   01/01/2009 to 12/31/2009                     $4.99            $4.70            746,620
   01/01/2010 to 12/31/2010                     $4.70            $5.00            821,032
   01/01/2011 to 12/31/2011                     $5.00            $3.60            310,912
   01/01/2012 to 12/31/2012                     $3.60            $4.73            683,662
   01/01/2013 to 12/31/2013                     $4.73            $6.21            377,961
   01/01/2014 to 12/31/2014                     $6.21            $6.74            257,672

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Basic Materials
   01/01/2005 to 12/31/2005                $11.87           $11.96            681,690
   01/01/2006 to 12/31/2006                $11.96           $13.58            779,466
   01/01/2007 to 12/31/2007                $13.58           $17.45          2,684,333
   01/01/2008 to 12/31/2008                $17.45            $8.34          1,183,553
   01/01/2009 to 12/31/2009                 $8.34           $13.32          1,841,267
   01/01/2010 to 12/31/2010                $13.32           $16.99          1,479,120
   01/01/2011 to 12/31/2011                $16.99           $14.01            513,298
   01/01/2012 to 12/31/2012                $14.01           $14.94            344,526
   01/01/2013 to 12/31/2013                $14.94           $17.41            287,699
   01/01/2014 to 12/31/2014                $17.41           $17.41            201,578
-------------------------------------------------------------------------------------------
ProFund VP Bear
   01/01/2005 to 12/31/2005                 $7.45            $7.23          2,169,659
   01/01/2006 to 12/31/2006                 $7.23            $6.57          1,868,606
   01/01/2007 to 12/31/2007                 $6.57            $6.50          1,722,065
   01/01/2008 to 12/31/2008                 $6.50            $8.95          2,326,201
   01/01/2009 to 12/31/2009                 $8.95            $6.35          1,995,516
   01/01/2010 to 12/31/2010                 $6.35            $5.13          1,870,682
   01/01/2011 to 12/31/2011                 $5.13            $4.60          2,082,893
   01/01/2012 to 12/31/2012                 $4.60            $3.77            965,635
   01/01/2013 to 12/31/2013                 $3.77            $2.73            911,837
   01/01/2014 to 12/31/2014                 $2.73            $2.30            951,939
-------------------------------------------------------------------------------------------
ProFund VP Biotechnology
   01/01/2005 to 12/31/2005                $10.52           $12.34            697,687
   01/01/2006 to 12/31/2006                $12.34           $11.64            393,923
   01/01/2007 to 12/31/2007                $11.64           $11.31            609,746
   01/01/2008 to 12/31/2008                $11.31           $11.33          1,249,287
   01/01/2009 to 12/31/2009                $11.33           $11.56            355,182
   01/01/2010 to 12/31/2010                $11.56           $11.95            254,803
   01/01/2011 to 12/31/2011                $11.95           $12.52            188,759
   01/01/2012 to 12/31/2012                $12.52           $17.33            338,800
   01/01/2013 to 12/31/2013                $17.33           $28.71            326,187
   01/01/2014 to 12/31/2014                $28.71           $36.62            259,481
-------------------------------------------------------------------------------------------
ProFund VP Bull
   01/01/2005 to 12/31/2005                $10.53           $10.64          7,846,866
   01/01/2006 to 12/31/2006                $10.64           $11.90          7,031,661
   01/01/2007 to 12/31/2007                $11.90           $12.12          4,013,033
   01/01/2008 to 12/31/2008                $12.12            $7.43          2,963,943
   01/01/2009 to 12/31/2009                 $7.43            $9.08          3,113,781
   01/01/2010 to 12/31/2010                 $9.08           $10.06          2,476,971
   01/01/2011 to 12/31/2011                $10.06            $9.89          3,165,929
   01/01/2012 to 12/31/2012                 $9.89           $11.08          1,499,016
   01/01/2013 to 12/31/2013                $11.08           $14.14          1,204,038
   01/01/2014 to 12/31/2014                $14.14           $15.50          1,173,460
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   01/01/2005 to 12/31/2005                $10.36           $10.15            161,038
   01/01/2006 to 12/31/2006                $10.15           $11.25            548,567
   01/01/2007 to 12/31/2007                $11.25           $11.90            715,235
   01/01/2008 to 12/31/2008                $11.90            $8.58            609,574
   01/01/2009 to 12/31/2009                 $8.58           $10.26            812,567
   01/01/2010 to 12/31/2010                $10.26           $11.84            702,138
   01/01/2011 to 12/31/2011                $11.84           $12.45            765,549
   01/01/2012 to 12/31/2012                $12.45           $13.58            450,591
   01/01/2013 to 12/31/2013                $13.58           $17.15            573,128
   01/01/2014 to 12/31/2014                $17.15           $18.59            574,747

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Consumer Services
   01/01/2005 to 12/31/2005           $9.56            $8.97             86,431
   01/01/2006 to 12/31/2006           $8.97            $9.88            192,639
   01/01/2007 to 12/31/2007           $9.88            $8.91             67,292
   01/01/2008 to 12/31/2008           $8.91            $6.01            448,604
   01/01/2009 to 12/31/2009           $6.01            $7.74            295,250
   01/01/2010 to 12/31/2010           $7.74            $9.24          1,046,739
   01/01/2011 to 12/31/2011           $9.24            $9.58            481,308
   01/01/2012 to 12/31/2012           $9.58           $11.51            539,898
   01/01/2013 to 12/31/2013          $11.51           $15.83            745,470
   01/01/2014 to 12/31/2014          $15.83           $17.51            425,388
-------------------------------------------------------------------------------------
ProFund VP Europe 30
   01/01/2005 to 12/31/2005          $12.17           $12.94          1,133,420
   01/01/2006 to 12/31/2006          $12.94           $14.95          2,790,577
   01/01/2007 to 12/31/2007          $14.95           $16.85          1,487,885
   01/01/2008 to 12/31/2008          $16.85            $9.28            649,001
   01/01/2009 to 12/31/2009           $9.28           $12.07          1,184,717
   01/01/2010 to 12/31/2010          $12.07           $12.19            852,300
   01/01/2011 to 12/31/2011          $12.19           $10.92            333,570
   01/01/2012 to 12/31/2012          $10.92           $12.52            461,143
   01/01/2013 to 12/31/2013          $12.52           $14.98            561,564
   01/01/2014 to 12/31/2014          $14.98           $13.46            318,682
-------------------------------------------------------------------------------------
ProFund VP Financials
   01/01/2005 to 12/31/2005          $12.19           $12.46            616,872
   01/01/2006 to 12/31/2006          $12.46           $14.38            913,872
   01/01/2007 to 12/31/2007          $14.38           $11.44            498,292
   01/01/2008 to 12/31/2008          $11.44            $5.57          2,008,426
   01/01/2009 to 12/31/2009           $5.57            $6.30          1,432,294
   01/01/2010 to 12/31/2010           $6.30            $6.87          1,397,974
   01/01/2011 to 12/31/2011           $6.87            $5.82          1,034,776
   01/01/2012 to 12/31/2012           $5.82            $7.14          1,345,907
   01/01/2013 to 12/31/2013           $7.14            $9.27          1,595,424
   01/01/2014 to 12/31/2014           $9.27           $10.30          1,201,102
-------------------------------------------------------------------------------------
ProFund VP Health Care
   01/01/2005 to 12/31/2005           $9.23            $9.63          2,175,821
   01/01/2006 to 12/31/2006           $9.63            $9.96          2,106,409
   01/01/2007 to 12/31/2007           $9.96           $10.44          2,120,859
   01/01/2008 to 12/31/2008          $10.44            $7.78          1,638,682
   01/01/2009 to 12/31/2009           $7.78            $9.14          1,148,607
   01/01/2010 to 12/31/2010           $9.14            $9.25            875,030
   01/01/2011 to 12/31/2011           $9.25           $10.01            924,616
   01/01/2012 to 12/31/2012          $10.01           $11.56          1,121,561
   01/01/2013 to 12/31/2013          $11.56           $15.89          1,361,062
   01/01/2014 to 12/31/2014          $15.89           $19.34          1,316,203
-------------------------------------------------------------------------------------
ProFund VP Industrials
   01/01/2005 to 12/31/2005          $11.15           $11.23            211,678
   01/01/2006 to 12/31/2006          $11.23           $12.33            242,684
   01/01/2007 to 12/31/2007          $12.33           $13.55            708,921
   01/01/2008 to 12/31/2008          $13.55            $7.93            348,521
   01/01/2009 to 12/31/2009           $7.93            $9.68            634,240
   01/01/2010 to 12/31/2010           $9.68           $11.78            641,229
   01/01/2011 to 12/31/2011          $11.78           $11.38            404,533
   01/01/2012 to 12/31/2012          $11.38           $12.96            379,889
   01/01/2013 to 12/31/2013          $12.96           $17.62            514,535
   01/01/2014 to 12/31/2014          $17.62           $18.29            381,463

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Internet
   01/01/2005 to 12/31/2005          $17.89           $18.90            467,320
   01/01/2006 to 12/31/2006          $18.90           $18.84            200,072
   01/01/2007 to 12/31/2007          $18.84           $20.42            435,015
   01/01/2008 to 12/31/2008          $20.42           $11.08            116,246
   01/01/2009 to 12/31/2009          $11.08           $19.31            507,210
   01/01/2010 to 12/31/2010          $19.31           $25.70            455,035
   01/01/2011 to 12/31/2011          $25.70           $23.53             92,624
   01/01/2012 to 12/31/2012          $23.53           $27.71             98,828
   01/01/2013 to 12/31/2013          $27.71           $41.35            134,453
   01/01/2014 to 12/31/2014          $41.35           $41.12             46,264
-------------------------------------------------------------------------------------
ProFund VP Japan
   01/01/2005 to 12/31/2005           $9.55           $13.31          3,413,954
   01/01/2006 to 12/31/2006          $13.31           $14.51          1,650,266
   01/01/2007 to 12/31/2007          $14.51           $12.85            552,230
   01/01/2008 to 12/31/2008          $12.85            $7.47            553,832
   01/01/2009 to 12/31/2009           $7.47            $8.11            519,793
   01/01/2010 to 12/31/2010           $8.11            $7.45            414,005
   01/01/2011 to 12/31/2011           $7.45            $5.97            292,468
   01/01/2012 to 12/31/2012           $5.97            $7.22            445,817
   01/01/2013 to 12/31/2013           $7.22           $10.53            616,969
   01/01/2014 to 12/31/2014          $10.53           $10.69            321,351
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   01/01/2005 to 12/31/2005          $10.37           $10.30          2,620,748
   01/01/2006 to 12/31/2006          $10.30           $11.05          2,181,106
   01/01/2007 to 12/31/2007          $11.05           $11.62          2,009,820
   01/01/2008 to 12/31/2008          $11.62            $7.37          1,340,839
   01/01/2009 to 12/31/2009           $7.37            $9.40          1,530,601
   01/01/2010 to 12/31/2010           $9.40           $10.47          1,282,022
   01/01/2011 to 12/31/2011          $10.47           $10.62          1,146,789
   01/01/2012 to 12/31/2012          $10.62           $11.77            796,871
   01/01/2013 to 12/31/2013          $11.77           $15.12            730,784
   01/01/2014 to 12/31/2014          $15.12           $16.80            876,271
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   01/01/2005 to 12/31/2005          $10.37           $10.51          2,141,309
   01/01/2006 to 12/31/2006          $10.51           $12.26          4,023,312
   01/01/2007 to 12/31/2007          $12.26           $12.08          1,984,257
   01/01/2008 to 12/31/2008          $12.08            $7.07          1,514,949
   01/01/2009 to 12/31/2009           $7.07            $8.31          1,108,254
   01/01/2010 to 12/31/2010           $8.31            $9.22          1,501,797
   01/01/2011 to 12/31/2011           $9.22            $8.96          1,122,050
   01/01/2012 to 12/31/2012           $8.96           $10.17            776,810
   01/01/2013 to 12/31/2013          $10.17           $12.99            482,427
   01/01/2014 to 12/31/2014          $12.99           $14.11            780,687
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   01/01/2005 to 12/31/2005          $10.58           $11.58          5,059,312
   01/01/2006 to 12/31/2006          $11.58           $11.84          1,594,539
   01/01/2007 to 12/31/2007          $11.84           $13.01          2,101,505
   01/01/2008 to 12/31/2008          $13.01            $7.83          1,117,437
   01/01/2009 to 12/31/2009           $7.83           $10.65          1,903,627
   01/01/2010 to 12/31/2010          $10.65           $13.45          2,021,397
   01/01/2011 to 12/31/2011          $13.45           $12.85          1,040,542
   01/01/2012 to 12/31/2012          $12.85           $14.58            684,764
   01/01/2013 to 12/31/2013          $14.58           $18.71            592,623
   01/01/2014 to 12/31/2014          $18.71           $19.49            371,987

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   01/01/2005 to 12/31/2005          $11.67           $12.49          2,164,543
   01/01/2006 to 12/31/2006          $12.49           $13.80          1,978,580
   01/01/2007 to 12/31/2007          $13.80           $13.70          1,436,105
   01/01/2008 to 12/31/2008          $13.70            $8.58            733,971
   01/01/2009 to 12/31/2009           $8.58           $11.05          1,398,727
   01/01/2010 to 12/31/2010          $11.05           $13.09            908,539
   01/01/2011 to 12/31/2011          $13.09           $12.37            727,867
   01/01/2012 to 12/31/2012          $12.37           $14.18            552,448
   01/01/2013 to 12/31/2013          $14.18           $18.43            479,583
   01/01/2014 to 12/31/2014          $18.43           $19.97            288,875
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   01/01/2005 to 12/31/2005           $9.94            $9.80          2,467,486
   01/01/2006 to 12/31/2006           $9.80           $10.16          1,764,614
   01/01/2007 to 12/31/2007          $10.16           $11.76          2,265,084
   01/01/2008 to 12/31/2008          $11.76            $6.65          1,171,313
   01/01/2009 to 12/31/2009           $6.65            $9.94          1,813,909
   01/01/2010 to 12/31/2010           $9.94           $11.56          1,576,633
   01/01/2011 to 12/31/2011          $11.56           $11.54            909,044
   01/01/2012 to 12/31/2012          $11.54           $13.19            644,940
   01/01/2013 to 12/31/2013          $13.19           $17.42            507,723
   01/01/2014 to 12/31/2014          $17.42           $20.04            490,538
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   01/01/2005 to 12/31/2005          $13.33           $17.22          2,573,777
   01/01/2006 to 12/31/2006          $17.22           $20.43          2,251,126
   01/01/2007 to 12/31/2007          $20.43           $26.61          2,322,451
   01/01/2008 to 12/31/2008          $26.61           $16.50          1,351,549
   01/01/2009 to 12/31/2009          $16.50           $18.75          1,326,030
   01/01/2010 to 12/31/2010          $18.75           $21.71          1,296,969
   01/01/2011 to 12/31/2011          $21.71           $21.83            829,408
   01/01/2012 to 12/31/2012          $21.83           $22.09            551,530
   01/01/2013 to 12/31/2013          $22.09           $26.96            414,618
   01/01/2014 to 12/31/2014          $26.96           $23.63            346,412
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   01/01/2005 to 12/31/2005           $7.93            $7.51            515,769
   01/01/2006 to 12/31/2006           $7.51            $8.28            716,678
   01/01/2007 to 12/31/2007           $8.28            $8.33            492,538
   01/01/2008 to 12/31/2008           $8.33            $6.60            588,925
   01/01/2009 to 12/31/2009           $6.60            $7.58            521,245
   01/01/2010 to 12/31/2010           $7.58            $7.49            268,122
   01/01/2011 to 12/31/2011           $7.49            $8.56            862,925
   01/01/2012 to 12/31/2012           $8.56            $9.42            302,309
   01/01/2013 to 12/31/2013           $9.42           $12.19            276,233
   01/01/2014 to 12/31/2014          $12.19           $14.31            297,503
-------------------------------------------------------------------------------------
ProFund VP Precious Metals
   01/01/2005 to 12/31/2005          $11.77           $14.62          2,426,531
   01/01/2006 to 12/31/2006          $14.62           $15.44          2,487,596
   01/01/2007 to 12/31/2007          $15.44           $18.60          3,177,702
   01/01/2008 to 12/31/2008          $18.60           $12.66          2,709,868
   01/01/2009 to 12/31/2009          $12.66           $16.86          2,850,817
   01/01/2010 to 12/31/2010          $16.86           $22.04          2,921,018
   01/01/2011 to 12/31/2011          $22.04           $17.51          2,103,701
   01/01/2012 to 12/31/2012          $17.51           $14.71          1,572,080
   01/01/2013 to 12/31/2013          $14.71            $8.98          1,162,887
   01/01/2014 to 12/31/2014           $8.98            $6.72            630,558

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   01/01/2005 to 12/31/2005                $16.15           $16.96            501,989
   01/01/2006 to 12/31/2006                $16.96           $22.10            926,728
   01/01/2007 to 12/31/2007                $22.10           $17.47            505,436
   01/01/2008 to 12/31/2008                $17.47           $10.09            587,638
   01/01/2009 to 12/31/2009                $10.09           $12.69            557,087
   01/01/2010 to 12/31/2010                $12.69           $15.57            509,622
   01/01/2011 to 12/31/2011                $15.57           $16.04            345,408
   01/01/2012 to 12/31/2012                $16.04           $18.48            392,557
   01/01/2013 to 12/31/2013                $18.48           $18.19            325,883
   01/01/2014 to 12/31/2014                $18.19           $22.37            289,291
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   01/01/2005 to 12/31/2005                 $6.63            $6.00          3,415,324
   01/01/2006 to 12/31/2006                 $6.00            $6.50          4,567,551
   01/01/2007 to 12/31/2007                 $6.50            $6.06          1,806,294
   01/01/2008 to 12/31/2008                 $6.06            $3.70          2,315,493
   01/01/2009 to 12/31/2009                 $3.70            $4.81          3,128,225
   01/01/2010 to 12/31/2010                 $4.81            $3.97          4,679,376
   01/01/2011 to 12/31/2011                 $3.97            $2.44          2,645,539
   01/01/2012 to 12/31/2012                 $2.44            $2.23          1,760,429
   01/01/2013 to 12/31/2013                 $2.23            $2.56          3,779,215
   01/01/2014 to 12/31/2014                 $2.56            $1.76          3,810,891
-------------------------------------------------------------------------------------------
ProFund VP Semiconductor
   01/01/2005 to 12/31/2005                 $7.15            $7.64            746,084
   01/01/2006 to 12/31/2006                 $7.64            $6.98            339,250
   01/01/2007 to 12/31/2007                 $6.98            $7.35            272,048
   01/01/2008 to 12/31/2008                 $7.35            $3.63            166,664
   01/01/2009 to 12/31/2009                 $3.63            $5.86            794,698
   01/01/2010 to 12/31/2010                 $5.86            $6.47            188,040
   01/01/2011 to 12/31/2011                 $6.47            $6.12            125,111
   01/01/2012 to 12/31/2012                 $6.12            $5.77             77,903
   01/01/2013 to 12/31/2013                 $5.77            $7.57             62,931
   01/01/2014 to 12/31/2014                 $7.57           $10.02            125,840
-------------------------------------------------------------------------------------------
ProFund VP Short Mid-Cap
   01/01/2005 to 12/31/2005                 $9.70            $8.64            364,782
   01/01/2006 to 12/31/2006                 $8.64            $8.18            254,207
   01/01/2007 to 12/31/2007                 $8.18            $7.82            131,223
   01/01/2008 to 12/31/2008                 $7.82           $10.14            177,441
   01/01/2009 to 12/31/2009                $10.14            $6.44            364,588
   01/01/2010 to 12/31/2010                 $6.44            $4.70            280,837
   01/01/2011 to 12/31/2011                 $4.70            $4.24            232,550
   01/01/2012 to 12/31/2012                 $4.24            $3.38            139,533
   01/01/2013 to 12/31/2013                 $3.38            $2.40            116,769
   01/01/2014 to 12/31/2014                 $2.40            $2.07            171,122
-------------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   01/01/2005 to 12/31/2005                 $5.93            $5.88          2,494,108
   01/01/2006 to 12/31/2006                 $5.88            $5.70          1,891,265
   01/01/2007 to 12/31/2007                 $5.70            $4.96            860,024
   01/01/2008 to 12/31/2008                 $4.96            $7.23            722,924
   01/01/2009 to 12/31/2009                 $7.23            $4.22            898,026
   01/01/2010 to 12/31/2010                 $4.22            $3.27            782,589
   01/01/2011 to 12/31/2011                 $3.27            $2.88          1,249,273
   01/01/2012 to 12/31/2012                 $2.88            $2.30            957,612
   01/01/2013 to 12/31/2013                 $2.30            $1.60            348,933
   01/01/2014 to 12/31/2014                 $1.60            $1.27            241,202

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Short Small-Cap
   01/01/2005 to 12/31/2005           $9.54            $9.11            220,842
   01/01/2006 to 12/31/2006           $9.11            $7.90            560,897
   01/01/2007 to 12/31/2007           $7.90            $8.12          1,000,449
   01/01/2008 to 12/31/2008           $8.12            $9.92            233,809
   01/01/2009 to 12/31/2009           $9.92            $6.59            463,501
   01/01/2010 to 12/31/2010           $6.59            $4.61            355,244
   01/01/2011 to 12/31/2011           $4.61            $4.12            702,306
   01/01/2012 to 12/31/2012           $4.12            $3.28            351,352
   01/01/2013 to 12/31/2013           $3.28            $2.22            176,749
   01/01/2014 to 12/31/2014           $2.22            $1.98            197,127
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   01/01/2005 to 12/31/2005          $11.98           $12.67          4,579,886
   01/01/2006 to 12/31/2006          $12.67           $13.54          1,643,633
   01/01/2007 to 12/31/2007          $13.54           $13.85            676,467
   01/01/2008 to 12/31/2008          $13.85            $8.99            990,289
   01/01/2009 to 12/31/2009           $8.99           $11.15          1,476,283
   01/01/2010 to 12/31/2010          $11.15           $13.79          1,733,790
   01/01/2011 to 12/31/2011          $13.79           $13.73          1,437,215
   01/01/2012 to 12/31/2012          $13.73           $15.19            495,243
   01/01/2013 to 12/31/2013          $15.19           $20.98            722,604
   01/01/2014 to 12/31/2014          $20.98           $21.09            341,491
-------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   01/01/2005 to 12/31/2005          $11.10           $11.35          1,398,441
   01/01/2006 to 12/31/2006          $11.35           $13.11          2,446,357
   01/01/2007 to 12/31/2007          $13.11           $11.96            714,107
   01/01/2008 to 12/31/2008          $11.96            $8.15            838,930
   01/01/2009 to 12/31/2009           $8.15            $9.65            610,084
   01/01/2010 to 12/31/2010           $9.65           $11.59            743,101
   01/01/2011 to 12/31/2011          $11.59           $10.94            752,713
   01/01/2012 to 12/31/2012          $10.94           $12.49            481,299
   01/01/2013 to 12/31/2013          $12.49           $16.91            412,071
   01/01/2014 to 12/31/2014          $16.91           $17.60            237,908
-------------------------------------------------------------------------------------
ProFund VP Technology
   01/01/2005 to 12/31/2005           $8.48            $8.45            577,737
   01/01/2006 to 12/31/2006           $8.45            $8.98            673,628
   01/01/2007 to 12/31/2007           $8.98           $10.10          1,668,456
   01/01/2008 to 12/31/2008          $10.10            $5.53            322,313
   01/01/2009 to 12/31/2009           $5.53            $8.78          1,361,950
   01/01/2010 to 12/31/2010           $8.78            $9.56            652,534
   01/01/2011 to 12/31/2011           $9.56            $9.27            719,037
   01/01/2012 to 12/31/2012           $9.27           $10.06            287,188
   01/01/2013 to 12/31/2013          $10.06           $12.38            175,316
   01/01/2014 to 12/31/2014          $12.38           $14.39            179,412
-------------------------------------------------------------------------------------
ProFund VP Telecommunications
   01/01/2005 to 12/31/2005           $8.19            $7.52            456,586
   01/01/2006 to 12/31/2006           $7.52            $9.93          1,277,316
   01/01/2007 to 12/31/2007           $9.93           $10.59          1,098,402
   01/01/2008 to 12/31/2008          $10.59            $6.83            840,295
   01/01/2009 to 12/31/2009           $6.83            $7.21            472,593
   01/01/2010 to 12/31/2010           $7.21            $8.20            847,216
   01/01/2011 to 12/31/2011           $8.20            $8.22            476,200
   01/01/2012 to 12/31/2012           $8.22            $9.42            486,914
   01/01/2013 to 12/31/2013           $9.42           $10.38            375,062
   01/01/2014 to 12/31/2014          $10.38           $10.26            329,989

                                                                        Number of
                                    Accumulation     Accumulation      Accumulation
                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                     Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   01/01/2005 to 12/31/2005            $11.79           $12.64          2,312,868
   01/01/2006 to 12/31/2006            $12.64           $11.86            821,668
   01/01/2007 to 12/31/2007            $11.86           $12.85          2,443,725
   01/01/2008 to 12/31/2008            $12.85           $18.92          2,696,273
   01/01/2009 to 12/31/2009            $18.92           $12.54          1,333,606
   01/01/2010 to 12/31/2010            $12.54           $13.58          1,042,250
   01/01/2011 to 12/31/2011            $13.58           $19.17          1,145,039
   01/01/2012 to 12/31/2012            $19.17           $19.03            721,134
   01/01/2013 to 12/31/2013            $19.03           $15.14            419,798
   01/01/2014 to 12/31/2014            $15.14           $20.31            243,348
---------------------------------------------------------------------------------------
ProFund VP UltraBull
   01/01/2005 to 12/31/2005            $11.76           $11.87          1,158,024
   01/01/2006 to 12/31/2006            $11.87           $14.36          1,596,920
   01/01/2007 to 12/31/2007            $14.36           $14.24          1,964,725
   01/01/2008 to 12/31/2008            $14.24            $4.57          8,061,341
   01/01/2009 to 12/31/2009             $4.57            $6.50          1,590,074
   01/01/2010 to 12/31/2010             $6.50            $7.81            914,644
   01/01/2011 to 12/31/2011             $7.81            $7.31            689,374
   01/01/2012 to 12/31/2012             $7.31            $9.26            451,227
   01/01/2013 to 12/31/2013             $9.26           $15.31            302,573
   01/01/2014 to 12/31/2014            $15.31           $18.56            265,404
---------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   01/01/2005 to 12/31/2005            $11.99           $13.91          1,935,489
   01/01/2006 to 12/31/2006            $13.91           $15.14          1,588,771
   01/01/2007 to 12/31/2007            $15.14           $15.77          1,072,846
   01/01/2008 to 12/31/2008            $15.77            $5.04          2,684,256
   01/01/2009 to 12/31/2009             $5.04            $8.23          1,356,598
   01/01/2010 to 12/31/2010             $8.23           $12.11          1,530,577
   01/01/2011 to 12/31/2011            $12.11           $10.28            591,778
   01/01/2012 to 12/31/2012            $10.28           $13.40            516,451
   01/01/2013 to 12/31/2013            $13.40           $22.48            317,543
   01/01/2014 to 12/31/2014            $22.48           $25.51            386,697
---------------------------------------------------------------------------------------
ProFund VP UltraNASDAQ-100
   01/01/2005 to 12/31/2005             $7.89            $7.47          4,740,165
   01/01/2006 to 12/31/2006             $7.47            $7.70          2,319,572
   01/01/2007 to 12/31/2007             $7.70            $9.73          4,024,405
   01/01/2008 to 12/31/2008             $9.73            $2.61          3,358,757
   01/01/2009 to 12/31/2009             $2.61            $5.63          1,661,197
   01/01/2010 to 12/31/2010             $5.63            $7.48          1,359,439
   01/01/2011 to 12/31/2011             $7.48            $7.27          1,795,997
   01/01/2012 to 12/31/2012             $7.27            $9.57            563,727
   01/01/2013 to 12/31/2013             $9.57           $16.84            561,715
   01/01/2014 to 12/31/2014            $16.84           $22.50            414,291
---------------------------------------------------------------------------------------
ProFund VP UltraSmall-Cap
   01/01/2005 to 12/31/2005            $15.52           $15.23            816,754
   01/01/2006 to 12/31/2006            $15.23           $18.87          1,580,595
   01/01/2007 to 12/31/2007            $18.87           $16.11            527,856
   01/01/2008 to 12/31/2008            $16.11            $5.36          2,519,397
   01/01/2009 to 12/31/2009             $5.36            $7.39            747,146
   01/01/2010 to 12/31/2010             $7.39           $10.79            930,703
   01/01/2011 to 12/31/2011            $10.79            $8.61            508,081
   01/01/2012 to 12/31/2012             $8.61           $10.97            395,941
   01/01/2013 to 12/31/2013            $10.97           $20.13            296,920
   01/01/2014 to 12/31/2014            $20.13           $20.87            228,008

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
ProFund VP Utilities
   01/01/2005 to 12/31/2005                         $11.13           $12.37          1,996,877
   01/01/2006 to 12/31/2006                         $12.37           $14.51          2,195,309
   01/01/2007 to 12/31/2007                         $14.51           $16.52          3,808,582
   01/01/2008 to 12/31/2008                         $16.52           $11.26          1,279,942
   01/01/2009 to 12/31/2009                         $11.26           $12.27            940,314
   01/01/2010 to 12/31/2010                         $12.27           $12.78            893,746
   01/01/2011 to 12/31/2011                         $12.78           $14.77          1,349,692
   01/01/2012 to 12/31/2012                         $14.77           $14.55            788,140
   01/01/2013 to 12/31/2013                         $14.55           $16.21            725,550
   01/01/2014 to 12/31/2014                         $16.21           $20.07            821,630
----------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   01/01/2005 to 12/31/2005                         $10.53           $12.05            672,243
   01/01/2006 to 12/31/2006                         $12.05           $14.35            742,865
   01/01/2007 to 12/31/2007                         $14.35           $16.87            828,104
   01/01/2008 to 12/31/2008                         $16.87            $8.25            357,600
   01/01/2009 to 12/31/2009                          $8.25           $11.12            408,047
   01/01/2010 to 12/31/2010                         $11.12           $12.47            346,910
   01/01/2011 to 12/31/2011                         $12.47           $10.44            327,254
   01/01/2012 to 12/31/2012                         $10.44           $12.56            230,539
   01/01/2013 to 12/31/2013                         $12.56           $14.69            101,416
   01/01/2014 to 12/31/2014                         $14.69           $13.62             73,228
----------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   01/01/2005 to 12/31/2005                         $10.75           $11.01            304,840
   01/01/2006 to 12/31/2006                         $11.01           $11.14            290,152
   01/01/2007 to 12/31/2007                         $11.14           $11.42            274,858
   01/01/2008 to 12/31/2008                         $11.42            $8.09            259,188
   01/01/2009 to 12/31/2009                          $8.09            $9.05            240,776
   01/01/2010 to 12/31/2010                          $9.05           $10.62            226,552
   01/01/2011 to 12/31/2011                         $10.62           $11.34            243,395
   01/01/2012 to 12/31/2012                         $11.34           $12.21            149,031
   01/01/2013 to 12/31/2013                         $12.21           $17.07            202,561
   01/01/2014 to 04/25/2014                         $17.07           $16.84                  0
----------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   01/01/2005 to 12/31/2005                         $11.32           $11.94          2,420,874
   01/01/2006 to 12/31/2006                         $11.94           $13.10          2,772,210
   01/01/2007 to 12/31/2007                         $13.10           $14.10          2,203,754
   01/01/2008 to 12/31/2008                         $14.10            $7.65          1,345,285
   01/01/2009 to 12/31/2009                          $7.65            $8.51            861,853
   01/01/2010 to 12/31/2010                          $8.51            $9.96            654,754
   01/01/2011 to 12/31/2011                          $9.96            $9.64            581,345
   01/01/2012 to 12/31/2012                          $9.64           $10.71            565,987
   01/01/2013 to 12/31/2013                         $10.71           $14.30            532,138
   01/01/2014 to 04/25/2014                         $14.30           $14.21                  0
----------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   01/01/2005 to 12/31/2005                         $10.48            $9.98            194,864
   01/01/2006 to 12/31/2006                          $9.98           $12.32            481,064
   01/01/2007 to 12/31/2007                         $12.32           $12.20            235,030
   01/01/2008 to 12/31/2008                         $12.20            $8.58            249,670
   01/01/2009 to 12/31/2009                          $8.58            $9.61            136,907
   01/01/2010 to 12/31/2010                          $9.61           $11.04            221,649
   01/01/2011 to 12/31/2011                         $11.04           $11.69            189,624
   01/01/2012 to 12/31/2012                         $11.69           $12.73            184,517
   01/01/2013 to 12/31/2013                         $12.73           $16.39            166,823
   01/01/2014 to 04/25/2014                         $16.39           $16.13                  0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/02/2005* to 12/31/2005                                                 $10.00            $9.76          1,240,525
   01/01/2006 to 12/31/2006                                                   $9.76           $11.34          2,310,768
   01/01/2007 to 12/31/2007                                                  $11.34           $11.28          2,000,024
   01/01/2008 to 12/31/2008                                                  $11.28            $6.59          1,374,063
   01/01/2009 to 12/31/2009                                                   $6.59            $7.40            996,116
   01/01/2010 to 12/31/2010                                                   $7.40            $8.48            902,956
   01/01/2011 to 12/31/2011                                                   $8.48            $8.84          1,077,472
   01/01/2012 to 12/31/2012                                                   $8.84            $9.18            630,897
   01/01/2013 to 12/31/2013                                                   $9.18           $11.57            561,037
   01/01/2014 to 04/25/2014                                                  $11.57           $11.97                  0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   01/01/2005 to 12/31/2005                                                  $12.59           $14.82          1,068,337
   01/01/2006 to 12/31/2006                                                  $14.82           $15.00          1,119,827
   01/01/2007 to 12/31/2007                                                  $15.00           $17.43          1,173,103
   01/01/2008 to 12/31/2008                                                  $17.43            $7.74          1,027,401
   01/01/2009 to 12/31/2009                                                   $7.74            $8.16            663,617
   01/01/2010 to 12/31/2010                                                   $8.16           $10.47            604,695
   01/01/2011 to 12/31/2011                                                  $10.47            $7.75            467,540
   01/01/2012 to 12/31/2012                                                   $7.75            $9.25            312,129
   01/01/2013 to 12/31/2013                                                   $9.25           $11.96            253,593
   01/01/2014 to 04/25/2014                                                  $11.96           $12.77                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   01/01/2005 to 12/31/2005                                                  $11.18           $11.59            534,648
   01/01/2006 to 12/31/2006                                                  $11.59           $13.51            582,613
   01/01/2007 to 12/31/2007                                                  $13.51           $13.66            497,287
   01/01/2008 to 12/31/2008                                                  $13.66            $8.53            312,113
   01/01/2009 to 12/31/2009                                                   $8.53            $9.81            287,896
   01/01/2010 to 07/16/2010                                                   $9.81            $9.43                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $13.33           $16.11            637,587
   01/01/2011 to 12/31/2011                                                  $16.11           $13.82            523,908
   01/01/2012 to 12/31/2012                                                  $13.82           $15.45            401,945
   01/01/2013 to 12/31/2013                                                  $15.45           $18.23            283,907
   01/01/2014 to 12/31/2014                                                  $18.23           $16.98            217,416
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                  $9.43           $10.98            306,415
   01/01/2011 to 12/31/2011                                                  $10.98           $10.57            290,158
   01/01/2012 to 12/31/2012                                                  $10.57           $12.42            233,447
   01/01/2013 to 12/31/2013                                                  $12.42           $15.91            251,990
   01/01/2014 to 12/31/2014                                                  $15.91           $17.26            202,790
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.54           $15.82            385,986
   01/01/2011 to 12/31/2011                                                  $15.82           $14.72            411,256
   01/01/2012 to 12/31/2012                                                  $14.72           $17.48            413,544
   01/01/2013 to 12/31/2013                                                  $17.48           $24.11            306,342
   01/01/2014 to 12/31/2014                                                  $24.11           $24.68            201,332
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.25            617,813
   01/01/2011 to 12/31/2011                                                  $12.25           $11.52            383,450
   01/01/2012 to 12/31/2012                                                  $11.52           $12.25            264,060
   01/01/2013 to 12/31/2013                                                  $12.25           $18.14            293,944
   01/01/2014 to 12/31/2014                                                  $18.14           $17.54            192,275

 *  Denotes the start date of these sub-accounts

                                     ASL II
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13            20,597
   01/01/2010 to 12/31/2010                               $12.13           $13.17            65,536
   01/01/2011 to 12/31/2011                               $13.17           $12.43            29,622
   01/01/2012 to 12/31/2012                               $12.43           $13.57            36,253
   01/01/2013 to 12/31/2013                               $13.57           $14.46            11,985
   01/01/2014 to 12/31/2014                               $14.46           $14.56            21,734
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/01/2009 to 12/31/2009                               $10.04           $12.33            33,933
   01/01/2010 to 12/31/2010                               $12.33           $13.59            52,061
   01/01/2011 to 12/31/2011                               $13.59           $13.19            26,435
   01/01/2012 to 12/31/2012                               $13.19           $14.54            36,464
   01/01/2013 to 12/31/2013                               $14.54           $16.43            19,293
   01/01/2014 to 12/31/2014                               $16.43           $16.90            28,366
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.38            11,520
   01/01/2010 to 12/31/2010                               $12.38           $13.66            10,502
   01/01/2011 to 12/31/2011                               $13.66           $13.72             7,324
   01/01/2012 to 05/04/2012                               $13.72           $14.83                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.96           104,004
   01/01/2010 to 12/31/2010                               $11.96           $13.02           131,786
   01/01/2011 to 12/31/2011                               $13.02           $12.47            52,667
   01/01/2012 to 12/31/2012                               $12.47           $13.60            56,424
   01/01/2013 to 12/31/2013                               $13.60           $15.51            26,419
   01/01/2014 to 12/31/2014                               $15.51           $16.02            35,868
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $10.00            $9.08                 0
   01/01/2012 to 12/31/2012                                $9.08            $9.85                 0
   01/01/2013 to 12/31/2013                                $9.85           $10.58             3,133
   01/01/2014 to 12/31/2014                               $10.58           $10.76             3,650
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $10.00           $10.40             1,087
   01/01/2014 to 12/31/2014                               $10.40           $10.44               859
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.92                 0
   01/01/2010 to 12/31/2010                                $9.92           $10.52                 0
   01/01/2011 to 12/31/2011                               $10.52           $10.85                 0
   01/01/2012 to 12/31/2012                               $10.85           $10.84                 0
   01/01/2013 to 12/31/2013                               $10.84           $10.48                 0
   01/01/2014 to 12/31/2014                               $10.48           $10.14                 0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.54            10,856
   01/01/2010 to 12/31/2010                                $9.54           $10.23            53,548
   01/01/2011 to 12/31/2011                               $10.23           $10.88            99,457
   01/01/2012 to 12/31/2012                               $10.88           $10.98            49,369
   01/01/2013 to 12/31/2013                               $10.98           $10.58            31,441
   01/01/2014 to 12/31/2014                               $10.58           $10.30            14,936

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                            $10.00           $10.63            78,013
   01/01/2011 to 12/31/2011                             $10.63           $11.48           166,186
   01/01/2012 to 12/31/2012                             $11.48           $11.70           128,946
   01/01/2013 to 12/31/2013                             $11.70           $11.11            97,521
   01/01/2014 to 12/31/2014                             $11.11           $10.92            54,941
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                              $9.92            $9.61                 0
   01/01/2010 to 12/31/2010                              $9.61           $10.36                 0
   01/01/2011 to 12/31/2011                             $10.36           $11.41           300,079
   01/01/2012 to 12/31/2012                             $11.41           $11.69           203,929
   01/01/2013 to 12/31/2013                             $11.69           $10.98           124,021
   01/01/2014 to 12/31/2014                             $10.98           $10.93            85,105
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                              $9.91            $9.51                 0
   01/01/2010 to 12/31/2010                              $9.51           $10.27                 0
   01/01/2011 to 12/31/2011                             $10.27           $11.55                 0
   01/01/2012 to 12/31/2012                             $11.55           $11.85            57,097
   01/01/2013 to 12/31/2013                             $11.85           $10.93            75,887
   01/01/2014 to 12/31/2014                             $10.93           $11.05            30,895
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                              $9.88            $9.19                 0
   01/01/2010 to 12/31/2010                              $9.19            $9.96            67,081
   01/01/2011 to 12/31/2011                              $9.96           $11.46             5,989
   01/01/2012 to 12/31/2012                             $11.46           $11.82             3,224
   01/01/2013 to 12/31/2013                             $11.82           $10.71           100,166
   01/01/2014 to 12/31/2014                             $10.71           $11.02            58,122
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                            $10.00           $10.87            55,827
   01/01/2011 to 12/31/2011                             $10.87           $12.68           479,189
   01/01/2012 to 12/31/2012                             $12.68           $13.12           250,845
   01/01/2013 to 12/31/2013                             $13.12           $11.83            78,873
   01/01/2014 to 12/31/2014                             $11.83           $12.35           169,047
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                            $10.00           $11.87           148,179
   01/01/2012 to 12/31/2012                             $11.87           $12.18           231,919
   01/01/2013 to 12/31/2013                             $12.18           $10.66            25,469
   01/01/2014 to 12/31/2014                             $10.66           $11.40            15,562
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                            $10.00           $10.27            77,251
   01/01/2013 to 12/31/2013                             $10.27            $8.94           685,322
   01/01/2014 to 12/31/2014                              $8.94            $9.76           475,047
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                            $10.00            $8.64           347,529
   01/01/2014 to 12/31/2014                              $8.64            $9.60           177,322
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                            $10.00           $11.16            16,526
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.14           $10.28                 0
   01/01/2010 to 12/31/2010                             $10.28           $11.34               916
   01/01/2011 to 12/31/2011                             $11.34           $10.34               252
   01/01/2012 to 12/31/2012                             $10.34           $11.36               289
   01/01/2013 to 12/31/2013                             $11.36           $14.47               201
   01/01/2014 to 12/31/2014                             $14.47           $15.47               783

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.04           $12.23            88,371
   01/01/2010 to 12/31/2010                                       $12.23           $13.44           112,968
   01/01/2011 to 12/31/2011                                       $13.44           $12.71            48,818
   01/01/2012 to 12/31/2012                                       $12.71           $14.02            64,061
   01/01/2013 to 12/31/2013                                       $14.02           $16.67            34,911
   01/01/2014 to 12/31/2014                                       $16.67           $17.29            31,756
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.52                 0
   01/01/2014 to 12/31/2014                                       $11.52           $12.69               237
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                                        $9.61           $14.41             3,009
   01/01/2010 to 12/31/2010                                       $14.41           $17.98             2,762
   01/01/2011 to 12/31/2011                                       $17.98           $18.59             1,055
   01/01/2012 to 12/31/2012                                       $18.59           $20.78             1,973
   01/01/2013 to 12/31/2013                                       $20.78           $20.78               973
   01/01/2014 to 12/31/2014                                       $20.78           $26.38             1,299
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.60                 0
   01/01/2014 to 12/31/2014                                        $9.60            $9.78                 0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/01/2009 to 12/31/2009                                       $10.01           $12.21            40,030
   01/01/2010 to 12/31/2010                                       $12.21           $13.54            69,693
   01/01/2011 to 12/31/2011                                       $13.54           $12.93            27,636
   01/01/2012 to 12/31/2012                                       $12.93           $13.87            29,060
   01/01/2013 to 12/31/2013                                       $13.87           $15.43            12,216
   01/01/2014 to 12/31/2014                                       $15.43           $15.43            13,448
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.03           $11.89             9,882
   01/01/2010 to 12/31/2010                                       $11.89           $13.06            11,383
   01/01/2011 to 12/31/2011                                       $13.06           $12.35             6,047
   01/01/2012 to 12/31/2012                                       $12.35           $13.61             6,502
   01/01/2013 to 12/31/2013                                       $13.61           $15.73             1,090
   01/01/2014 to 12/31/2014                                       $15.73           $16.12             1,812
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.64            85,979
   01/01/2013 to 12/31/2013                                       $10.64           $12.85            61,658
   01/01/2014 to 12/31/2014                                       $12.85           $12.85            66,734
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.71                 0
   01/01/2014 to 12/31/2014                                       $10.71           $10.65               235
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/01/2009 to 12/31/2009                                        $9.86           $13.84             5,212
   01/01/2010 to 12/31/2010                                       $13.84           $16.13             5,671
   01/01/2011 to 12/31/2011                                       $16.13           $14.85             2,697
   01/01/2012 to 12/31/2012                                       $14.85           $18.26             2,502
   01/01/2013 to 12/31/2013                                       $18.26           $18.47               757
   01/01/2014 to 12/31/2014                                       $18.47           $20.40             1,542
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/01/2009 to 12/31/2009                                       $10.05           $12.75             5,300
   01/01/2010 to 12/31/2010                                       $12.75           $13.64             5,682
   01/01/2011 to 12/31/2011                                       $13.64           $12.70               564
   01/01/2012 to 12/31/2012                                       $12.70           $14.74             1,000
   01/01/2013 to 12/31/2013                                       $14.74           $18.54               549
   01/01/2014 to 02/07/2014                                       $18.54           $18.22                 0

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                        $10.12           $12.12             5,259
   01/01/2010 to 12/31/2010                        $12.12           $13.27             4,461
   01/01/2011 to 12/31/2011                        $13.27           $12.15             2,054
   01/01/2012 to 12/31/2012                        $12.15           $14.10             2,577
   01/01/2013 to 12/31/2013                        $14.10           $18.25             2,072
   01/01/2014 to 12/31/2014                        $18.25           $20.02             2,527
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                        $10.06           $13.39            10,087
   01/01/2010 to 12/31/2010                        $13.39           $15.56            11,918
   01/01/2011 to 12/31/2011                        $15.56           $14.64             5,719
   01/01/2012 to 12/31/2012                        $14.64           $16.97             5,361
   01/01/2013 to 12/31/2013                        $16.97           $21.75             3,788
   01/01/2014 to 12/31/2014                        $21.75           $23.52             5,202
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $11.78             8,173
   01/01/2010 to 12/31/2010                        $11.78           $12.74            48,976
   01/01/2011 to 12/31/2011                        $12.74           $12.29            29,103
   01/01/2012 to 12/31/2012                        $12.29           $13.13            27,510
   01/01/2013 to 12/31/2013                        $13.13           $13.98             3,763
   01/01/2014 to 12/31/2014                        $13.98           $14.10            12,688
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                         $9.95           $12.67            11,393
   01/01/2010 to 12/31/2010                        $12.67           $15.58            11,365
   01/01/2011 to 12/31/2011                        $15.58           $15.30             2,764
   01/01/2012 to 12/31/2012                        $15.30           $17.16             5,135
   01/01/2013 to 12/31/2013                        $17.16           $23.09             1,883
   01/01/2014 to 12/31/2014                        $23.09           $24.00             5,106
---------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                        $10.10           $12.67             3,083
   01/01/2010 to 12/31/2010                        $12.67           $13.81             2,749
   01/01/2011 to 12/31/2011                        $13.81           $13.33             1,157
   01/01/2012 to 12/31/2012                        $13.33           $14.65               912
   01/01/2013 to 12/31/2013                        $14.65           $19.12               533
   01/01/2014 to 12/31/2014                        $19.12           $18.83             3,009
---------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $12.43             5,092
   01/01/2010 to 12/31/2010                        $12.43           $13.68            10,081
   01/01/2011 to 12/31/2011                        $13.68           $13.68             2,509
   01/01/2012 to 12/31/2012                        $13.68           $15.11             5,003
   01/01/2013 to 12/31/2013                        $15.11           $15.70             4,092
   01/01/2014 to 12/31/2014                        $15.70           $15.61             4,193
---------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                        $10.14           $13.18             2,490
   01/01/2010 to 12/31/2010                        $13.18           $14.63            11,291
   01/01/2011 to 12/31/2011                        $14.63           $12.35             3,255
   01/01/2012 to 12/31/2012                        $12.35           $14.42             4,810
   01/01/2013 to 12/31/2013                        $14.42           $16.64             2,931
   01/01/2014 to 12/31/2014                        $16.64           $15.24             3,701
---------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                        $10.12           $13.01             2,413
   01/01/2010 to 12/31/2010                        $13.01           $14.02             2,501
   01/01/2011 to 12/31/2011                        $14.02           $11.88             1,271
   01/01/2012 to 12/31/2012                        $11.88           $13.44             1,073
   01/01/2013 to 12/31/2013                        $13.44           $15.57               345
   01/01/2014 to 12/31/2014                        $15.57           $14.08               415

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/01/2009 to 12/31/2009                              $10.04           $12.17            20,236
   01/01/2010 to 12/31/2010                              $12.17           $13.42            32,414
   01/01/2011 to 12/31/2011                              $13.42           $12.94            14,505
   01/01/2012 to 12/31/2012                              $12.94           $14.25            12,999
   01/01/2013 to 12/31/2013                              $14.25           $16.07             2,443
   01/01/2014 to 12/31/2014                              $16.07           $16.57             3,605
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.13           $13.50             6,659
   01/01/2010 to 12/31/2010                              $13.50           $14.02            15,984
   01/01/2011 to 12/31/2011                              $14.02           $12.35             3,646
   01/01/2012 to 12/31/2012                              $12.35           $14.60             4,897
   01/01/2013 to 12/31/2013                              $14.60           $16.33             2,837
   01/01/2014 to 12/31/2014                              $16.33           $14.82             3,439
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/01/2009 to 12/31/2009                              $10.08           $11.59            20,757
   01/01/2010 to 12/31/2010                              $11.59           $12.06            27,863
   01/01/2011 to 12/31/2011                              $12.06           $11.72            14,468
   01/01/2012 to 12/31/2012                              $11.72           $12.58            14,931
   01/01/2013 to 12/31/2013                              $12.58           $13.54             3,132
   01/01/2014 to 12/31/2014                              $13.54           $13.84             3,997
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.27                 0
   01/01/2010 to 12/31/2010                              $10.27           $11.09               692
   01/01/2011 to 12/31/2011                              $11.09           $10.82               502
   01/01/2012 to 12/31/2012                              $10.82           $12.08             5,202
   01/01/2013 to 12/31/2013                              $12.08           $15.99             3,955
   01/01/2014 to 12/31/2014                              $15.99           $16.97             1,311
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                              $10.06           $12.65               573
   01/01/2010 to 12/31/2010                              $12.65           $13.88            14,237
   01/01/2011 to 12/31/2011                              $13.88           $12.89             2,571
   01/01/2012 to 12/31/2012                              $12.89           $14.61             3,452
   01/01/2013 to 12/31/2013                              $14.61           $19.81             2,533
   01/01/2014 to 12/31/2014                              $19.81           $21.84             2,755
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                              $10.01           $12.63            10,541
   01/01/2010 to 12/31/2010                              $12.63           $14.66            10,205
   01/01/2011 to 12/31/2011                              $14.66           $14.09             6,178
   01/01/2012 to 12/31/2012                              $14.09           $15.33             5,047
   01/01/2013 to 12/31/2013                              $15.33           $20.31             4,771
   01/01/2014 to 12/31/2014                              $20.31           $21.77             5,355
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                              $10.03           $12.00             1,494
   01/01/2010 to 12/31/2010                              $12.00           $13.20             5,460
   01/01/2011 to 12/31/2011                              $13.20           $14.10             3,371
   01/01/2012 to 12/31/2012                              $14.10           $14.48             3,340
   01/01/2013 to 12/31/2013                              $14.48           $13.76               550
   01/01/2014 to 12/31/2014                              $13.76           $14.19             2,615
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.07           $13.28             9,929
   01/01/2010 to 12/31/2010                              $13.28           $14.42             7,763
   01/01/2011 to 12/31/2011                              $14.42           $13.54             3,117
   01/01/2012 to 12/31/2012                              $13.54           $16.16             6,301
   01/01/2013 to 12/31/2013                              $16.16           $20.00             2,669
   01/01/2014 to 12/31/2014                              $20.00           $20.09             6,478

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07            12,013
   01/01/2010 to 12/31/2010                               $12.07           $13.20            19,094
   01/01/2011 to 12/31/2011                               $13.20           $12.72             5,650
   01/01/2012 to 12/31/2012                               $12.72           $14.44            12,520
   01/01/2013 to 12/31/2013                               $14.44           $19.14             7,446
   01/01/2014 to 12/31/2014                               $19.14           $20.17             7,479
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.14                 0
   01/01/2013 to 12/31/2013                               $10.14           $13.23                 0
   01/01/2014 to 12/31/2014                               $13.23           $14.13                 0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14            12,399
   01/01/2010 to 12/31/2010                               $13.14           $15.75             8,558
   01/01/2011 to 12/31/2011                               $15.75           $14.74             4,926
   01/01/2012 to 12/31/2012                               $14.74           $16.92             5,226
   01/01/2013 to 12/31/2013                               $16.92           $21.73             2,453
   01/01/2014 to 12/31/2014                               $21.73           $24.22             4,675
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80            61,155
   01/01/2010 to 12/31/2010                                $9.80            $9.50            66,807
   01/01/2011 to 12/31/2011                                $9.50            $9.22            22,753
   01/01/2012 to 12/31/2012                                $9.22            $8.94            21,654
   01/01/2013 to 12/31/2013                                $8.94            $8.66            38,219
   01/01/2014 to 12/31/2014                                $8.66            $8.40            34,608
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62             1,324
   01/01/2010 to 12/31/2010                               $13.62           $16.31             2,199
   01/01/2011 to 12/31/2011                               $16.31           $15.42               751
   01/01/2012 to 12/31/2012                               $15.42           $17.51             4,345
   01/01/2013 to 12/31/2013                               $17.51           $24.10             3,593
   01/01/2014 to 12/31/2014                               $24.10           $26.70             2,440
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.05                 0
   01/01/2012 to 12/31/2012                               $10.05           $10.21               454
   01/01/2013 to 12/31/2013                               $10.21            $9.62                 0
   01/01/2014 to 12/31/2014                                $9.62            $9.81             1,453
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28             2,880
   01/01/2010 to 12/31/2010                               $12.28           $15.32            12,697
   01/01/2011 to 12/31/2011                               $15.32           $15.10             3,661
   01/01/2012 to 12/31/2012                               $15.10           $16.46            10,250
   01/01/2013 to 12/31/2013                               $16.46           $21.16             6,640
   01/01/2014 to 12/31/2014                               $21.16           $22.14             4,576
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.99             1,364
   01/01/2010 to 12/31/2010                               $11.99           $13.98            13,027
   01/01/2011 to 04/29/2011                               $13.98           $15.60                 0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.22            17,403
   01/01/2013 to 12/31/2013                               $10.22           $11.79            12,005
   01/01/2014 to 12/31/2014                               $11.79           $12.01             6,593
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/01/2009 to 12/31/2009                               $10.05           $14.70               544
   01/01/2010 to 12/31/2010                               $14.70           $17.42             8,655
   01/01/2011 to 12/31/2011                               $17.42           $13.47             3,004
   01/01/2012 to 12/31/2012                               $13.47           $15.40             3,488
   01/01/2013 to 12/31/2013                               $15.40           $14.96               966
   01/01/2014 to 12/31/2014                               $14.96           $13.82             1,352

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                         $9.99           $10.41            10,719
   01/01/2010 to 12/31/2010                        $10.41           $10.49             8,917
   01/01/2011 to 12/31/2011                        $10.49           $10.40             3,150
   01/01/2012 to 12/31/2012                        $10.40           $10.55             3,391
   01/01/2013 to 12/31/2013                        $10.55           $10.01               590
   01/01/2014 to 12/31/2014                        $10.01            $9.70               546
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                         $9.98           $10.98           109,219
   01/01/2010 to 12/31/2010                        $10.98           $11.46           174,087
   01/01/2011 to 12/31/2011                        $11.46           $11.47            92,726
   01/01/2012 to 12/31/2012                        $11.47           $12.15            96,820
   01/01/2013 to 12/31/2013                        $12.15           $11.57            35,919
   01/01/2014 to 12/31/2014                        $11.57           $11.69            32,447
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $11.53           117,847
   01/01/2010 to 12/31/2010                        $11.53           $12.36           141,279
   01/01/2011 to 12/31/2011                        $12.36           $12.10            76,596
   01/01/2012 to 12/31/2012                        $12.10           $12.95            76,027
   01/01/2013 to 12/31/2013                        $12.95           $13.71            18,950
   01/01/2014 to 12/31/2014                        $13.71           $14.06            22,497
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.05               193
   01/01/2012 to 12/31/2012                        $10.05           $10.43                85
   01/01/2013 to 12/31/2013                        $10.43            $9.88                 0
   01/01/2014 to 12/31/2014                         $9.88           $10.16             6,980
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/01/2009 to 12/31/2009                         $9.98           $12.07            33,032
   01/01/2010 to 12/31/2010                        $12.07           $13.93            76,341
   01/01/2011 to 12/31/2011                        $13.93           $12.67            31,690
   01/01/2012 to 12/31/2012                        $12.67           $13.87            41,291
   01/01/2013 to 12/31/2013                        $13.87           $15.74            17,345
   01/01/2014 to 12/31/2014                        $15.74           $16.66            25,798
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/01/2009 to 12/31/2009                        $10.08           $12.72                56
   01/01/2010 to 12/31/2010                        $12.72           $14.19               312
   01/01/2011 to 12/31/2011                        $14.19           $14.23               118
   01/01/2012 to 12/31/2012                        $14.23           $16.39                83
   01/01/2013 to 12/31/2013                        $16.39           $21.05                34
   01/01/2014 to 12/31/2014                        $21.05           $23.92               165
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.81                 0
   01/01/2012 to 12/31/2012                         $8.81            $9.67                 0
   01/01/2013 to 12/31/2013                         $9.67           $11.47                 0
   01/01/2014 to 12/31/2014                        $11.47           $11.85                 0
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/01/2009 to 12/31/2009                        $10.04           $11.86            24,557
   01/01/2010 to 12/31/2010                        $11.86           $12.87            39,827
   01/01/2011 to 12/31/2011                        $12.87           $12.25            16,831
   01/01/2012 to 12/31/2012                        $12.25           $13.09            20,040
   01/01/2013 to 12/31/2013                        $13.09           $14.27             5,148
   01/01/2014 to 12/31/2014                        $14.27           $14.55            10,773
---------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/01/2009 to 12/31/2009                        $10.05           $12.26             8,395
   01/01/2010 to 12/31/2010                        $12.26           $13.59            20,779
   01/01/2011 to 12/31/2011                        $13.59           $12.86             9,445
   01/01/2012 to 12/31/2012                        $12.86           $14.45            11,058
   01/01/2013 to 12/31/2013                        $14.45           $16.54             4,145
   01/01/2014 to 12/31/2014                        $16.54           $16.91             8,569

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/01/2009 to 12/31/2009                                 $10.08           $12.30            20,952
   01/01/2010 to 12/31/2010                                 $12.30           $13.34            37,585
   01/01/2011 to 12/31/2011                                 $13.34           $12.49            18,344
   01/01/2012 to 12/31/2012                                 $12.49           $13.46            17,149
   01/01/2013 to 12/31/2013                                 $13.46           $14.93             6,711
   01/01/2014 to 12/31/2014                                 $14.93           $14.91             8,691
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.90             3,606
   01/01/2010 to 12/31/2010                                 $12.90           $16.57             4,862
   01/01/2011 to 12/31/2011                                 $16.57           $13.96             5,255
   01/01/2012 to 12/31/2012                                 $13.96           $16.25             5,823
   01/01/2013 to 12/31/2013                                 $16.25           $22.19             4,781
   01/01/2014 to 12/31/2014                                 $22.19           $22.57             6,128
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.01           $13.05             1,009
   01/01/2010 to 12/31/2010                                 $13.05           $17.25             4,684
   01/01/2011 to 12/31/2011                                 $17.25           $16.57             1,545
   01/01/2012 to 12/31/2012                                 $16.57           $18.01             4,955
   01/01/2013 to 12/31/2013                                 $18.01           $23.61             3,505
   01/01/2014 to 12/31/2014                                 $23.61           $23.76             1,821
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.85               758
   01/01/2010 to 12/31/2010                                 $12.85           $15.70             9,508
   01/01/2011 to 12/31/2011                                 $15.70           $14.31             2,394
   01/01/2012 to 12/31/2012                                 $14.31           $16.40             3,290
   01/01/2013 to 12/31/2013                                 $16.40           $21.84             2,171
   01/01/2014 to 12/31/2014                                 $21.84           $22.29             2,870
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                 $10.04           $12.06            43,885
   01/01/2010 to 12/31/2010                                 $12.06           $13.05            45,724
   01/01/2011 to 12/31/2011                                 $13.05           $12.90            20,735
   01/01/2012 to 12/31/2012                                 $12.90           $14.19            29,389
   01/01/2013 to 12/31/2013                                 $14.19           $16.08            15,266
   01/01/2014 to 12/31/2014                                 $16.08           $16.50            25,157
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                 $10.10           $12.82               240
   01/01/2010 to 12/31/2010                                 $12.82           $14.07               187
   01/01/2011 to 12/31/2011                                 $14.07           $13.42             1,337
   01/01/2012 to 12/31/2012                                 $13.42           $15.25               120
   01/01/2013 to 12/31/2013                                 $15.25           $19.18               429
   01/01/2014 to 12/31/2014                                 $19.18           $19.98             1,130
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.99           $13.07             5,649
   01/01/2010 to 12/31/2010                                 $13.07           $14.68            16,473
   01/01/2011 to 12/31/2011                                 $14.68           $13.99             4,943
   01/01/2012 to 12/31/2012                                 $13.99           $15.95             7,580
   01/01/2013 to 12/31/2013                                 $15.95           $22.27             3,641
   01/01/2014 to 12/31/2014                                 $22.27           $23.39             8,038
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/01/2009 to 12/31/2009                                 $10.30           $13.66            22,188
   01/01/2010 to 12/31/2010                                 $13.66           $15.96            33,585
   01/01/2011 to 12/31/2011                                 $15.96           $13.16            12,364
   01/01/2012 to 12/31/2012                                 $13.16           $13.22            17,404
   01/01/2013 to 12/31/2013                                 $13.22           $14.79             7,649
   01/01/2014 to 12/31/2014                                 $14.79           $13.14             8,829

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                  $10.02           $11.03             7,216
   01/01/2010 to 12/31/2010                                  $11.03           $11.31            13,161
   01/01/2011 to 12/31/2011                                  $11.31           $11.42             8,552
   01/01/2012 to 12/31/2012                                  $11.42           $11.65             8,562
   01/01/2013 to 12/31/2013                                  $11.65           $10.87               953
   01/01/2014 to 12/31/2014                                  $10.87           $10.59             1,094
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $12.68            35,658
   01/01/2010 to 12/31/2010                                  $12.68           $14.09            29,905
   01/01/2011 to 12/31/2011                                  $14.09           $13.19             9,998
   01/01/2012 to 12/31/2012                                  $13.19           $14.19            18,422
   01/01/2013 to 12/31/2013                                  $14.19           $16.58            11,668
   01/01/2014 to 12/31/2014                                  $16.58           $16.96            12,844
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.99           $10.68               608
   01/01/2010 to 12/31/2010                                  $10.68           $11.17             8,009
   01/01/2011 to 12/31/2011                                  $11.17           $11.48             2,004
   01/01/2012 to 12/31/2012                                  $11.48           $12.00             4,104
   01/01/2013 to 12/31/2013                                  $12.00           $11.46             1,345
   01/01/2014 to 12/31/2014                                  $11.46           $11.91             3,980
-------------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   05/01/2009 to 12/31/2009                                  $10.04           $12.55                 0
   01/01/2010 to 07/16/2010                                  $12.55           $12.19                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                  $10.05           $12.65                96
   01/01/2010 to 07/16/2010                                  $12.65           $11.93                 0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                   $9.89           $12.76               471
   01/01/2010 to 07/16/2010                                  $12.76           $11.82                 0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   05/01/2009 to 12/31/2009                                  $10.10           $13.19                 0
   01/01/2010 to 12/31/2010                                  $13.19           $15.21               400
   01/01/2011 to 12/31/2011                                  $15.21           $13.14               113
   01/01/2012 to 12/31/2012                                  $13.14           $14.50               127
   01/01/2013 to 12/31/2013                                  $14.50           $18.43                 0
   01/01/2014 to 04/25/2014                                  $18.43           $18.91                 0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2009 to 12/31/2009                                  $10.07           $12.74            43,424
   01/01/2010 to 12/31/2010                                  $12.74           $13.62           109,519
   01/01/2011 to 12/31/2011                                  $13.62           $12.98            50,893
   01/01/2012 to 09/21/2012                                  $12.98           $14.39                 0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $14.39               685
   01/01/2010 to 12/31/2010                                  $14.39           $15.31             1,333
   01/01/2011 to 12/31/2011                                  $15.31           $13.73               657
   01/01/2012 to 12/31/2012                                  $13.73           $16.69               812
   01/01/2013 to 12/31/2013                                  $16.69           $18.50                52
   01/01/2014 to 04/25/2014                                  $18.50           $18.03                 0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.09               380
   01/01/2012 to 04/27/2012                                   $8.09            $9.13                 0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.03               981
   01/01/2012 to 12/31/2012                                   $9.03           $10.40             1,301
   01/01/2013 to 12/31/2013                                  $10.40           $13.21               478
   01/01/2014 to 12/31/2014                                  $13.21           $14.45             1,153

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   05/01/2009 to 12/31/2009                            $10.04           $13.06              637
   01/01/2010 to 12/31/2010                            $13.06           $15.68              576
   01/01/2011 to 04/29/2011                            $15.68           $17.38                0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   05/01/2009 to 12/31/2009                            $10.00           $13.90            2,477
   01/01/2010 to 12/31/2010                            $13.90           $14.86            1,798
   01/01/2011 to 04/29/2011                            $14.86           $15.61                0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   05/01/2009 to 12/31/2009                             $9.95           $12.67              410
   01/01/2010 to 12/31/2010                            $12.67           $12.93            1,135
   01/01/2011 to 12/31/2011                            $12.93           $13.03              509
   01/01/2012 to 12/31/2012                            $13.03           $15.28              646
   01/01/2013 to 12/31/2013                            $15.28           $20.81               58
   01/01/2014 to 12/31/2014                            $20.81           $24.15              145
-------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                           $10.05            $9.67              486
   01/01/2013 to 12/31/2013                             $9.67           $12.85              147
   01/01/2014 to 12/31/2014                            $12.85           $13.46              396
-------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   05/01/2009 to 12/31/2009                            $10.12           $14.41            3,106
   01/01/2010 to 12/31/2010                            $14.41           $16.23            2,867
   01/01/2011 to 12/31/2011                            $16.23           $12.21              701
   01/01/2012 to 12/31/2012                            $12.21           $13.82              674
   01/01/2013 to 12/31/2013                            $13.82           $13.40               15
   01/01/2014 to 12/31/2014                            $13.40           $12.24              400
-------------------------------------------------------------------------------------------------------
ProFund VP Asia 30
   05/01/2009 to 12/31/2009                            $10.20           $13.92                0
   01/01/2010 to 12/31/2010                            $13.92           $15.37                0
   01/01/2011 to 12/31/2011                            $15.37           $10.88                0
   01/01/2012 to 12/31/2012                            $10.88           $12.18                0
   01/01/2013 to 12/31/2013                            $12.18           $13.58                0
   01/01/2014 to 12/31/2014                            $13.58           $12.96                0
-------------------------------------------------------------------------------------------------------
ProFund VP Banks
   05/01/2009 to 12/31/2009                             $9.77           $12.43                0
   01/01/2010 to 12/31/2010                            $12.43           $13.05                0
   01/01/2011 to 12/31/2011                            $13.05            $9.27                0
   01/01/2012 to 12/31/2012                             $9.27           $11.99                0
   01/01/2013 to 12/31/2013                            $11.99           $15.51                0
   01/01/2014 to 12/31/2014                            $15.51           $16.60                0
-------------------------------------------------------------------------------------------------------
ProFund VP Basic Materials
   05/01/2009 to 12/31/2009                            $10.15           $14.20              347
   01/01/2010 to 12/31/2010                            $14.20           $17.86              463
   01/01/2011 to 12/31/2011                            $17.86           $14.52                0
   01/01/2012 to 12/31/2012                            $14.52           $15.27                0
   01/01/2013 to 12/31/2013                            $15.27           $17.53                0
   01/01/2014 to 12/31/2014                            $17.53           $17.28                0
-------------------------------------------------------------------------------------------------------
ProFund VP Bear
   05/01/2009 to 12/31/2009                             $9.94            $7.28            1,686
   01/01/2010 to 12/31/2010                             $7.28            $5.80            7,621
   01/01/2011 to 12/31/2011                             $5.80            $5.13            1,565
   01/01/2012 to 12/31/2012                             $5.13            $4.14            1,206
   01/01/2013 to 12/31/2013                             $4.14            $2.95                0
   01/01/2014 to 12/31/2014                             $2.95            $2.45                0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Bull
   05/01/2009 to 12/31/2009                $10.05           $12.58               0
   01/01/2010 to 12/31/2010                $12.58           $13.74               0
   01/01/2011 to 12/31/2011                $13.74           $13.32               0
   01/01/2012 to 12/31/2012                $13.32           $14.70               0
   01/01/2013 to 12/31/2013                $14.70           $18.50               0
   01/01/2014 to 12/31/2014                $18.50           $19.99               0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Goods Portfolio
   05/01/2009 to 12/31/2009                $10.03           $12.49               0
   01/01/2010 to 12/31/2010                $12.49           $14.21             391
   01/01/2011 to 12/31/2011                $14.21           $14.73               0
   01/01/2012 to 12/31/2012                $14.73           $15.83               0
   01/01/2013 to 12/31/2013                $15.83           $19.72               0
   01/01/2014 to 12/31/2014                $19.72           $21.07               0
-------------------------------------------------------------------------------------------
ProFund VP Consumer Services
   05/01/2009 to 12/31/2009                 $9.95           $12.22               0
   01/01/2010 to 12/31/2010                $12.22           $14.39             399
   01/01/2011 to 12/31/2011                $14.39           $14.72               0
   01/01/2012 to 12/31/2012                $14.72           $17.42               0
   01/01/2013 to 12/31/2013                $17.42           $23.62               0
   01/01/2014 to 12/31/2014                $23.62           $25.75               0
-------------------------------------------------------------------------------------------
ProFund VP Europe 30
   05/01/2009 to 12/31/2009                $10.15           $13.55               0
   01/01/2010 to 12/31/2010                $13.55           $13.48               0
   01/01/2011 to 12/31/2011                $13.48           $11.91               0
   01/01/2012 to 12/31/2012                $11.91           $13.46               0
   01/01/2013 to 12/31/2013                $13.46           $15.87               0
   01/01/2014 to 12/31/2014                $15.87           $14.06               0
-------------------------------------------------------------------------------------------
ProFund VP Financials
   05/01/2009 to 12/31/2009                 $9.83           $12.79             834
   01/01/2010 to 12/31/2010                $12.79           $13.76             685
   01/01/2011 to 12/31/2011                $13.76           $11.50             115
   01/01/2012 to 12/31/2012                $11.50           $13.90             179
   01/01/2013 to 12/31/2013                $13.90           $17.80              20
   01/01/2014 to 12/31/2014                $17.80           $19.49               0
-------------------------------------------------------------------------------------------
ProFund VP Health Care
   05/01/2009 to 12/31/2009                 $9.98           $12.70               0
   01/01/2010 to 12/31/2010                $12.70           $12.66               0
   01/01/2011 to 12/31/2011                $12.66           $13.52               0
   01/01/2012 to 12/31/2012                $13.52           $15.39               0
   01/01/2013 to 12/31/2013                $15.39           $20.85               0
   01/01/2014 to 12/31/2014                $20.85           $25.01               0
-------------------------------------------------------------------------------------------
ProFund VP Industrials
   05/01/2009 to 12/31/2009                $10.11           $12.70               0
   01/01/2010 to 12/31/2010                $12.70           $15.23               0
   01/01/2011 to 12/31/2011                $15.23           $14.50               0
   01/01/2012 to 12/31/2012                $14.50           $16.28               0
   01/01/2013 to 12/31/2013                $16.28           $21.82               0
   01/01/2014 to 12/31/2014                $21.82           $22.33               0
-------------------------------------------------------------------------------------------
ProFund VP Japan
   05/01/2009 to 12/31/2009                $10.22           $11.29               0
   01/01/2010 to 12/31/2010                $11.29           $10.23               0
   01/01/2011 to 12/31/2011                $10.23            $8.08               0
   01/01/2012 to 12/31/2012                 $8.08            $9.63               0
   01/01/2013 to 12/31/2013                 $9.63           $13.84               0
   01/01/2014 to 12/31/2014                $13.84           $13.85               0

                                                                      Number of
                                  Accumulation     Accumulation      Accumulation
                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                   Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Growth
   05/01/2009 to 12/31/2009          $10.07           $12.56                0
   01/01/2010 to 12/31/2010          $12.56           $13.78                0
   01/01/2011 to 12/31/2011          $13.78           $13.78                0
   01/01/2012 to 12/31/2012          $13.78           $15.06                0
   01/01/2013 to 12/31/2013          $15.06           $19.08                0
   01/01/2014 to 12/31/2014          $19.08           $20.88                0
-------------------------------------------------------------------------------------
ProFund VP Large-Cap Value
   05/01/2009 to 12/31/2009          $10.03           $12.61            1,267
   01/01/2010 to 12/31/2010          $12.61           $13.81              699
   01/01/2011 to 12/31/2011          $13.81           $13.21               66
   01/01/2012 to 12/31/2012          $13.21           $14.79               87
   01/01/2013 to 12/31/2013          $14.79           $18.62                0
   01/01/2014 to 12/31/2014          $18.62           $19.94                0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Growth
   05/01/2009 to 12/31/2009           $9.99           $12.58            1,273
   01/01/2010 to 12/31/2010          $12.58           $15.66              702
   01/01/2011 to 12/31/2011          $15.66           $14.75               66
   01/01/2012 to 12/31/2012          $14.75           $16.50               88
   01/01/2013 to 12/31/2013          $16.50           $20.88                0
   01/01/2014 to 12/31/2014          $20.88           $21.43                0
-------------------------------------------------------------------------------------
ProFund VP Mid-Cap Value
   05/01/2009 to 12/31/2009           $9.92           $12.68                0
   01/01/2010 to 12/31/2010          $12.68           $14.81                0
   01/01/2011 to 12/31/2011          $14.81           $13.80                0
   01/01/2012 to 12/31/2012          $13.80           $15.59                0
   01/01/2013 to 12/31/2013          $15.59           $19.98                0
   01/01/2014 to 12/31/2014          $19.98           $21.34                0
-------------------------------------------------------------------------------------
ProFund VP NASDAQ-100
   05/01/2009 to 12/31/2009          $10.01           $12.96                0
   01/01/2010 to 12/31/2010          $12.96           $14.86                0
   01/01/2011 to 12/31/2011          $14.86           $14.62                0
   01/01/2012 to 12/31/2012          $14.62           $16.47                0
   01/01/2013 to 12/31/2013          $16.47           $21.45                0
   01/01/2014 to 12/31/2014          $21.45           $24.33                0
-------------------------------------------------------------------------------------
ProFund VP Oil & Gas
   05/01/2009 to 12/31/2009          $10.30           $11.85              404
   01/01/2010 to 12/31/2010          $11.85           $13.53              340
   01/01/2011 to 12/31/2011          $13.53           $13.42              115
   01/01/2012 to 12/31/2012          $13.42           $13.38              133
   01/01/2013 to 12/31/2013          $13.38           $16.10               36
   01/01/2014 to 12/31/2014          $16.10           $13.91                0
-------------------------------------------------------------------------------------
ProFund VP Pharmaceuticals
   05/01/2009 to 12/31/2009          $10.02           $13.00                0
   01/01/2010 to 12/31/2010          $13.00           $12.67                0
   01/01/2011 to 12/31/2011          $12.67           $14.26                0
   01/01/2012 to 12/31/2012          $14.26           $15.47                0
   01/01/2013 to 12/31/2013          $15.47           $19.74                0
   01/01/2014 to 12/31/2014          $19.74           $22.84                0
-------------------------------------------------------------------------------------
ProFund VP Precious Metals
   05/01/2009 to 12/31/2009          $10.01           $13.59                0
   01/01/2010 to 12/31/2010          $13.59           $17.51                0
   01/01/2011 to 12/31/2011          $17.51           $13.72                0
   01/01/2012 to 12/31/2012          $13.72           $11.36                0
   01/01/2013 to 12/31/2013          $11.36            $6.84                0
   01/01/2014 to 12/31/2014           $6.84            $5.05                0

                                                                            Number of
                                        Accumulation     Accumulation      Accumulation
                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                         Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------
ProFund VP Real Estate
   05/01/2009 to 12/31/2009                 $9.62           $13.94                0
   01/01/2010 to 12/31/2010                $13.94           $16.85               40
   01/01/2011 to 12/31/2011                $16.85           $17.11                0
   01/01/2012 to 12/31/2012                $17.11           $19.44                0
   01/01/2013 to 12/31/2013                $19.44           $18.86                0
   01/01/2014 to 12/31/2014                $18.86           $22.86                0
-------------------------------------------------------------------------------------------
ProFund VP Rising Rates Opportunity
   05/01/2009 to 12/31/2009                $10.11           $10.16            2,366
   01/01/2010 to 12/31/2010                $10.16            $8.27            7,909
   01/01/2011 to 12/31/2011                 $8.27            $5.01            1,557
   01/01/2012 to 12/31/2012                 $5.01            $4.52            1,288
   01/01/2013 to 12/31/2013                 $4.52            $5.11               22
   01/01/2014 to 12/31/2014                 $5.11            $3.45                0
-------------------------------------------------------------------------------------------
ProFund VP Short NASDAQ-100
   05/01/2009 to 12/31/2009                 $9.99            $7.05                0
   01/01/2010 to 12/31/2010                 $7.05            $5.39                0
   01/01/2011 to 12/31/2011                 $5.39            $4.68                0
   01/01/2012 to 12/31/2012                 $4.68            $3.68                0
   01/01/2013 to 12/31/2013                 $3.68            $2.52                0
   01/01/2014 to 12/31/2014                 $2.52            $1.97                0
-------------------------------------------------------------------------------------------
ProFund VP Small-Cap Growth
   05/01/2009 to 12/31/2009                $10.01           $12.50                0
   01/01/2010 to 12/31/2010                $12.50           $15.24               28
   01/01/2011 to 12/31/2011                $15.24           $14.96                0
   01/01/2012 to 12/31/2012                $14.96           $16.32                0
   01/01/2013 to 12/31/2013                $16.32           $22.21                0
   01/01/2014 to 12/31/2014                $22.21           $22.00                0
-------------------------------------------------------------------------------------------
ProFund VP Small-Cap Value
   05/01/2009 to 12/31/2009                 $9.96           $12.32            1,307
   01/01/2010 to 12/31/2010                $12.32           $14.59              721
   01/01/2011 to 12/31/2011                $14.59           $13.56               68
   01/01/2012 to 12/31/2012                $13.56           $15.27               90
   01/01/2013 to 12/31/2013                $15.27           $20.39                0
   01/01/2014 to 12/31/2014                $20.39           $20.91                0
-------------------------------------------------------------------------------------------
ProFund VP Telecommunications
   05/01/2009 to 12/31/2009                $10.15           $10.95            1,469
   01/01/2010 to 12/31/2010                $10.95           $12.28              966
   01/01/2011 to 12/31/2011                $12.28           $12.13              120
   01/01/2012 to 12/31/2012                $12.13           $13.70              174
   01/01/2013 to 12/31/2013                $13.70           $14.89               14
   01/01/2014 to 12/31/2014                $14.89           $14.51                0
-------------------------------------------------------------------------------------------
ProFund VP U.S. Government Plus
   05/01/2009 to 12/31/2009                 $9.89            $8.85            1,341
   01/01/2010 to 12/31/2010                 $8.85            $9.44              156
   01/01/2011 to 12/31/2011                 $9.44           $13.14                0
   01/01/2012 to 12/31/2012                $13.14           $12.86                0
   01/01/2013 to 12/31/2013                $12.86           $10.09                0
   01/01/2014 to 12/31/2014                $10.09           $13.34                0
-------------------------------------------------------------------------------------------
ProFund VP UltraMid-Cap
   05/01/2009 to 12/31/2009                 $9.94           $15.92                0
   01/01/2010 to 12/31/2010                $15.92           $23.11                0
   01/01/2011 to 12/31/2011                $23.11           $19.35                0
   01/01/2012 to 12/31/2012                $19.35           $24.85                0
   01/01/2013 to 12/31/2013                $24.85           $41.10                0
   01/01/2014 to 12/31/2014                $41.10           $45.96                0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
ProFund VP Utilities
   05/01/2009 to 12/31/2009                                                  $10.23           $12.17             875
   01/01/2010 to 12/31/2010                                                  $12.17           $12.50             483
   01/01/2011 to 12/31/2011                                                  $12.50           $14.25              45
   01/01/2012 to 12/31/2012                                                  $14.25           $13.83              60
   01/01/2013 to 12/31/2013                                                  $13.83           $15.19               0
   01/01/2014 to 12/31/2014                                                  $15.19           $18.54               0
-----------------------------------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.32               0
   01/01/2010 to 12/31/2010                                                  $13.32           $14.72               0
   01/01/2011 to 12/31/2011                                                  $14.72           $12.14               0
   01/01/2012 to 12/31/2012                                                  $12.14           $14.41               0
   01/01/2013 to 12/31/2013                                                  $14.41           $16.61               0
   01/01/2014 to 12/31/2014                                                  $16.61           $15.18               0
-----------------------------------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $11.93               0
   01/01/2010 to 12/31/2010                                                  $11.93           $13.80             316
   01/01/2011 to 12/31/2011                                                  $13.80           $14.53              56
   01/01/2012 to 12/31/2012                                                  $14.53           $15.41              76
   01/01/2013 to 12/31/2013                                                  $15.41           $21.24               0
   01/01/2014 to 04/25/2014                                                  $21.24           $20.86               0
-----------------------------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $12.22               0
   01/01/2010 to 12/31/2010                                                  $12.22           $14.12               0
   01/01/2011 to 12/31/2011                                                  $14.12           $13.46               0
   01/01/2012 to 12/31/2012                                                  $13.46           $14.75               0
   01/01/2013 to 12/31/2013                                                  $14.75           $19.41               0
   01/01/2014 to 04/25/2014                                                  $19.41           $19.20               0
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.21               0
   01/01/2010 to 12/31/2010                                                  $13.21           $14.95             449
   01/01/2011 to 12/31/2011                                                  $14.95           $15.62              96
   01/01/2012 to 12/31/2012                                                  $15.62           $16.77             131
   01/01/2013 to 12/31/2013                                                  $16.77           $21.27               0
   01/01/2014 to 04/25/2014                                                  $21.27           $20.85               0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/01/2009 to 12/31/2009                                                  $10.05           $13.63               0
   01/01/2010 to 12/31/2010                                                  $13.63           $15.39               0
   01/01/2011 to 12/31/2011                                                  $15.39           $15.82               0
   01/01/2012 to 12/31/2012                                                  $15.82           $16.19               0
   01/01/2013 to 12/31/2013                                                  $16.19           $20.12               0
   01/01/2014 to 04/25/2014                                                  $20.12           $20.71               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   05/01/2009 to 12/31/2009                                                  $10.09           $12.19             329
   01/01/2010 to 07/16/2010                                                  $12.19           $11.63               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.94           $14.34               0
   01/01/2011 to 12/31/2011                                                  $14.34           $12.13               0
   01/01/2012 to 12/31/2012                                                  $12.13           $13.37               0
   01/01/2013 to 12/31/2013                                                  $13.37           $15.54               0
   01/01/2014 to 12/31/2014                                                  $15.54           $14.27               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.63           $13.46             282
   01/01/2011 to 12/31/2011                                                  $13.46           $12.77             122
   01/01/2012 to 12/31/2012                                                  $12.77           $14.79             154
   01/01/2013 to 12/31/2013                                                  $14.79           $18.68              45
   01/01/2014 to 12/31/2014                                                  $18.68           $19.98             122

                                                                                                          Number of
                                                                      Accumulation     Accumulation      Accumulation
                                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                       Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                             $11.82           $14.81              0
   01/01/2011 to 12/31/2011                                              $14.81           $13.59              0
   01/01/2012 to 12/31/2012                                              $13.59           $15.91              0
   01/01/2013 to 12/31/2013                                              $15.91           $21.63              0
   01/01/2014 to 12/31/2014                                              $21.63           $21.83              0
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                              $9.59           $12.17              0
   01/01/2011 to 12/31/2011                                              $12.17           $11.28              0
   01/01/2012 to 12/31/2012                                              $11.28           $11.83              0
   01/01/2013 to 12/31/2013                                              $11.83           $17.26              0
   01/01/2014 to 12/31/2014                                              $17.26           $16.46              0

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

  Growth    =     Account Value of variable    minus    purchase payments -
                   investment options plus            proportional withdrawals
                           Interim
                Value of Fixed Allocations (no
                        MVA applies)

EXAMPLE WITH MARKET INCREASE

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

    Growth  =   $75,000 - [$50,000 - $0]
            =   $25,000

    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
            =   $25,000 * 0.40
            =   $10,000

    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =   $85,000

EXAMPLES WITH MARKET DECLINE

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

    Growth  =   $45,000 - [$50,000 - $0]
            =   $-5,000

    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
            NO BENEFIT IS PAYABLE

    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
            =   $50,000

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

EXAMPLE WITH MARKET INCREASE AND WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

    Growth  =   $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
            =   $90,000 - [$50,000 - $10,000]
            =   $90,000 - $40,000
            =   $50,000

    Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
        =    $50,000 * 0.40
        =    $20,000

    Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
        =    $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

EXAMPLE WITH WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

    Highest Anniversary Value  =   $90,000 - [$90,000 * $15,000/$75,000]
                               =   $90,000 - $18,000
                               =   $72,000

    Basic Death Benefit        =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                               =   max [$80,000, $40,000]
                               =   $80,000

    The Death Benefit therefore is $80,000.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.


    Highest Anniversary Value  =   $80,000 + $15,000 - [($80,000 + $15,000) *
                                   $5,000/$70,000]
                               =   $80,000 + $15,000 - $6,786
                               =   $88,214

    Basic Death Benefit        =   max [$75,000, ($50,000 + $15,000) - {($50,000 +
                                   $15,000) * $5,000/$70,000}]
                               =   max [$75,000, $60,357]
                               =   $75,000

    The Death Benefit therefore is $88,214.

EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

EXAMPLE WITH WITHDRAWALS

Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2/nd/ anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

    Roll-Up Value              =   {(67,005 - $3,350) - [($67,005 - $3,350) *
                                   $1,650/($45,000 - $3,350)]} * 1.05
                               =   ($63,655 - $2,522) * 1.05
                               =   $64,190

    Highest Anniversary Value  =   $70,000 - [$70,000 * $5,000/$45,000]
                               =   $70,000 - $7,778
                               =   $62,222

    Basic Death Benefit        =   max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                               =   max [$43,000, $44,444]
                               =   $44,444

    The Death Benefit therefore is $64,190.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

    Roll-Up Value              =   $81,445 + $15,000 - [($81,445 + 15,000) *
                                   $5,000/$70,000]
                               =   $81,445 + $15,000 - $6,889
                               =   $89,556

    Highest Anniversary Value  =   $85,000 + $15,000 - [($85,000 + 15,000) *
                                   $5,000/$70,000]
                               =   $85,000 + $15,000 - $7,143
                               =   $92,857

    Basic Death Benefit        =   max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000)
                                   * $5,000/$70,000}]
                               =   max [$75,000, $60,357]
                               =   $75,000

    The Death Benefit therefore is $92,857.

EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

EXAMPLE WITH WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

    Highest Daily Value  =   $90,000 - [$90,000 * $15,000/$75,000]
                         =   $90,000 - $18,000
                         =   $72,000

    Basic Death Benefit  =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                         =   max [$80,000, $40,000]
                         =   $80,000

    The Death Benefit therefore is $80,000.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

    Highest Daily Value  =   $80,000 + $15,000 - [($80,000 + $15,000) *
                             $5,000/$70,000]
                         =   $80,000 + $15,000 - $6,786
                         =   $88,214

    Basic Death Benefit  =   max [$75,000, ($50,000 + $15,000) - {($50,000 +
                             $15,000) * $5,000/$70,000}]
                         =   max [$75,000, $60,357]
                         =   $75,000

    The Death Benefit therefore is $88,214.

               APPENDIX C - PLUS40 OPTIONAL LIFE INSURANCE RIDER

PRUDENTIAL ANNUITIES' PLUS40 OPTIONAL LIFE INSURANCE RIDER WAS OFFERED, IN THOSE STATES WHERE APPROVED, BETWEEN NOVEMBER 18, 2002 FOR ASAP III,
JANUARY 17, 2002 FOR ASL II AND APEX II, AND JANUARY 23, 2002 FOR XT6 AND MAY 1, 2003. THE DESCRIPTION BELOW OF THE PLUS40 BENEFIT APPLIES TO THOSE CONTRACT OWNERS WHO PURCHASED AN ANNUITY DURING THAT TIME PERIOD AND ELECTED THE PLUS40 BENEFIT.

THE LIFE INSURANCE COVERAGE PROVIDED UNDER THE PLUS40 OPTIONAL LIFE INSURANCE RIDER ("PLUS40 RIDER" OR THE "RIDER") IS SUPPORTED BY PRUDENTIAL ANNUITIES' GENERAL ACCOUNT AND IS NOT SUBJECT TO, OR REGISTERED AS A SECURITY UNDER, EITHER THE SECURITIES ACT OF 1933 OR THE INVESTMENT COMPANY ACT OF 1940. INFORMATION ABOUT THE PLUS40 RIDER IS INCLUDED AS AN APPENDIX TO THIS PROSPECTUS TO HELP YOU UNDERSTAND THE RIDER AND THE RELATIONSHIP BETWEEN THE RIDER AND THE VALUE OF YOUR ANNUITY. IT IS ALSO INCLUDED BECAUSE YOU CAN ELECT TO PAY FOR THE RIDER WITH TAXABLE WITHDRAWALS FROM YOUR ANNUITY. THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION HAS NOT REVIEWED THIS INFORMATION. HOWEVER, THE INFORMATION MAY BE SUBJECT TO CERTAIN GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS.

THE INCOME TAX-FREE LIFE INSURANCE PAYABLE TO YOUR BENEFICIARY(IES) UNDER THE PLUS40 RIDER IS EQUAL TO 40% OF THE ACCOUNT VALUE OF YOUR ANNUITY AS OF THE DATE WE RECEIVE DUE PROOF OF DEATH, SUBJECT TO CERTAIN ADJUSTMENTS, RESTRICTIONS AND LIMITATIONS DESCRIBED BELOW.

ELIGIBILITY

The Plus40 rider may be purchased as a rider on your Annuity. The Rider must cover those persons upon whose death the Annuity's death benefit becomes payable - the Annuity's owner or owners, or the Annuitant (in the case of an entity owned Annuity). If the Annuity has two Owners, the Rider's death benefit is payable upon the first death of such persons. If the Annuity is owned by an entity, the Rider's death benefit is payable upon the death of the Annuitant, even if a Contingent Annuitant is named.

The minimum allowable age to purchase the Plus40 rider is 40; the maximum allowable age is 75. If the Rider is purchased on two lives, both persons must meet the age eligibility requirements. The Plus40 rider is not available to purchasers who use their Annuity as a funding vehicle for a Tax Sheltered Annuity (or 403(b)) or as a funding vehicle for a qualified plan under
Section 401 of the Internal Revenue Code ("Code").

ADJUSTMENTS, RESTRICTIONS & LIMITATIONS

    . If you die during the first 24 months following the effective date of the Plus40 rider (generally, the Issue Date of your Annuity), the death benefit will be limited to the amount of any charges paid for the Rider while it was in effect. WHILE WE WILL RETURN THE CHARGES YOU HAVE PAID DURING THE APPLICABLE PERIOD AS THE DEATH BENEFIT, YOUR BENEFICIARY(IES) WILL RECEIVE NO ADDITIONAL LIFE INSURANCE BENEFIT FROM THE PLUS40 RIDER IF YOU DIE WITHIN 24 MONTHS OF ITS EFFECTIVE DATE.

    . If you make a Purchase Payment within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Purchase Payment(s). If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on those purchase payments as an additional amount included in the death benefit under the Rider.

    . If we apply Credits to your Annuity based on purchase payments, such Credits are treated as Account Value for purposes of determining the death benefit payable under the Plus40 rider. However, if Credits were applied to purchase payments made within 24 months prior to the date of death, the Account Value used to determine the amount of the death benefit will be reduced by the amount of such Credits. If we reduce the death benefit payable under the Plus40 rider based on this provision, we will return 50% of any charges paid for the Rider based on such Credits as an additional amount included in the death benefit under the Rider.

    . If you become terminally ill (as defined in the Rider) and elect to receive a portion of the Plus40 rider's death benefit under the Accelerated Death Benefit provision, the amount that will be payable under the Rider upon your death will be reduced. Please refer to the Accelerated Death Benefit provision described below.

    . If charges for the Plus40 rider are due and are unpaid as of the date the death benefit is being determined, such charges will be deducted from the amount paid to your Beneficiary(ies).

    . If the age of any person covered under the Plus40 rider is misstated, we will adjust any coverage under the Rider to conform to the facts. For example, if, due to the misstatement, we overcharged you for coverage under the Rider, we will add any additional charges paid to the amount payable to your Beneficiary(ies). If, due to the misstatement, we undercharged you for coverage under the Rider, we will reduce the death benefit in proportion to the charges not paid as compared to the charges that would have been paid had there been no misstatement.

    . On or after an Owner reaches the expiry date of the Rider (the anniversary of the Annuity's Issue Date on or immediately after the 95/th/ birthday), coverage will terminate. No charge will be made for an Owner following the expiry date. If there are two Owners, the expiry date applies separately to each Owner; therefore, coverage may continue for one Owner and terminate as to the other Owner.

MAXIMUM BENEFIT

The Plus40 rider is subject to a Maximum Death Benefit Amount based on the purchase payments applied to your Annuity. The Plus40 rider may also be subject to a Per Life Maximum Benefit that is based on all amounts paid under any annuity contract we issue to you under which you have elected the Plus40 rider or similar life insurance coverage.

    . The MAXIMUM DEATH BENEFIT AMOUNT is 100% of the purchase payments increasing at 5% per year following the date each Purchase Payment is applied to the Annuity until the date of death. If purchase payments are applied to the Annuity within 24 months prior to the date of death, the Maximum Death Benefit Amount is decreased by the amount of such purchase payments.

    . The PER LIFE MAXIMUM BENEFIT applies to purchase payments applied to any such annuity contracts more than 24 months from the date of death that exceed $1,000,000. If you make purchase payments in excess of $1,000,000, we will reduce the aggregate death benefit payable under all Plus40 riders, or similar riders issued by us, based on the combined amount of purchase payments in excess of $1,000,000 multiplied by 40%. If the Per Life Maximum Benefit applies, we will reduce the amount payable under each applicable Plus40 rider on a pro-rata basis. If the Per Life Maximum Benefit applies upon your death, we will return any excess charges that you paid on the portion of your Account Value on which no benefit is payable. THE PER LIFE MAXIMUM BENEFIT DOES NOT LIMIT THE AMOUNT OF PURCHASE PAYMENTS THAT YOU MAY APPLY TO YOUR ANNUITY.

ACCELERATED DEATH BENEFIT PROVISION

If you become terminally ill, you may request that a portion of the death benefit payable under the Plus40 rider be prepaid instead of being paid to your Beneficiary(ies) upon your death. Subject to our requirements and where allowed by law, we will make a one time, lump sum payment. Our requirements include proof satisfactory to us, in writing, of terminal illness after the Rider's Effective Date.

The maximum we will pay, before any reduction, is the lesser of 50% of the Rider's death benefit or $100,000. If you elect to accelerate payment of a portion of the death benefit under the Plus40 rider, the amount of the remaining death benefit is reduced by the prepaid amount accumulating at an annualized interest rate of 6.0%. Eligibility for an accelerated payout of a portion of your Plus40 rider death benefit may be more restrictive than any Medically-Related Surrender provision that may be applicable to you under the Annuity.

CHARGES FOR THE PLUS40 RIDER

The Plus40 rider has a current charge and a guaranteed maximum charge. The current charge for the Plus40 rider is based on a percentage of your Account Value as of the anniversary of the Issue Date of your Annuity. The applicable percentages differ based on the attained age, last birthday of the Owner(s) or Annuitant (in the case of an entity owned Annuity) as of the date the charge is due. We reserve the right to change the current charge, at any time, subject to regulatory approval where required. If there are two Owners, we calculate the current charge that applies to each Owner individually and deduct the combined amount as the charge for the Rider. There is no charge based on a person's life after coverage expires as to that person. However, a charge will still apply to the second of two Owners (and coverage will continue for such Owner) if such Owner has not reached the expiry date.

                                        PERCENTAGE OF
                          ATTAINED AGE  ACCOUNT VALUE
                          ------------  -------------
                           Age 40-75         .80%
                           Age 76-80        1.60%
                           Age 81-85        3.20%
                           Age 86-90        4.80%
                            Age 91          6.50%
                            Age 92          7.50%
                            Age 93          8.50%
                            Age 94          9.50%
                            Age 95          10.50%

The charge for the Plus40 rider may also be subject to a guaranteed maximum charge that will apply if the current charge, when applied to the Account Value, exceeds the guaranteed maximum charge. The guaranteed maximum charge is based on a charge per $1,000 of insurance.

We determine the charge for the Rider annually, in arrears. We deduct the charge: (1) upon your death; (2) on each anniversary of the Issue Date; (3) on the date that you begin receiving annuity payments; (4) if you surrender your Annuity other than a Medically-Related Surrender; or (5) if you choose to terminate the Rider. If the Rider terminates for any of the preceding reasons on a date other than the anniversary of the Annuity's Issue Date, the charge will be prorated. During the first year after the Annuity's Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, the charge will be prorated from the last anniversary of the Issue Date.

You can elect to pay the annual charge through a redemption from your Annuity's Account Value or through funds other than those within the Annuity. If you do not elect a method of payment, we will automatically deduct the annual charge from your Annuity's Account Value. The manner in which you elect to pay for the Rider may have tax implications.

    . If you elect to pay the charge through a redemption of your Annuity's Account Value, the withdrawal will be treated as a taxable distribution, and will generally be subject to ordinary income tax on the amount of any investment gain withdrawn. If you are under age 59 1/2, the distribution may also be subject to a 10% penalty on any gain withdrawn, in addition to ordinary income taxes. We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge.

    . If you elect to pay the charge through funds other than those from your Annuity, we require that payment be made electronically in U.S. currency through a U.S. financial institution. If you elect to pay the charge through electronic transfer of funds and payment has not been received within 31 days from the due date, we will deduct the charge as a redemption from your Annuity, as described above.

TERMINATION

You can terminate the Plus40 rider at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the Rider. The Plus40 rider will terminate automatically on the date your Account Value is applied to begin receiving annuity payments, on the date you surrender the Annuity or, on the expiry date with respect to such person who reaches the expiry date. We may also terminate the Plus40 rider, if necessary, to comply with our interpretation of the Code and applicable regulations. Once terminated, you may not reinstate your coverage under the Plus40 rider.

CHANGES IN ANNUITY DESIGNATIONS

Changes in ownership and annuitant designations under the Annuity may result in changes in eligibility and charges under the Plus40 rider. These changes may include termination of the Rider. Please refer to the Rider for specific details.

SPOUSAL ASSUMPTION

A spousal beneficiary may elect to assume ownership of the Annuity instead of taking the Annuity's Death Benefit. However, regardless of whether a spousal beneficiary assumes ownership of the Annuity, the death benefit under the Plus40 rider will be paid despite the fact that the Annuity will continue. The spousal beneficiary can apply the death benefit proceeds under the Plus40 rider to the Annuity as a new Purchase Payment, can purchase a new annuity contract or use the death benefit proceeds for any other purpose. Certain restrictions may apply to an Annuity that is used as a qualified investment. Spousal beneficiaries may also be eligible to purchase the Plus40 rider, in which case the Annuity's Account Value, as of the date the assumption is effective, will be treated as the initial Purchase Payment under applicable provisions of the Rider.

TAX CONSIDERATION

The Plus40 rider was designed to qualify as a life insurance contract under the Code. As life insurance, under most circumstances, the Beneficiary(ies) does not pay any Federal income tax on the death benefit payable under the Rider.

If your Annuity is being used as an Individual Retirement Annuity (IRA), we consider the Plus40 rider to be outside of your IRA, since premium for the Rider is paid for either with funds outside of your Annuity or with withdrawals previously subject to tax and any applicable tax penalty.

We believe payments under the accelerated payout provision of the Rider will meet the requirements of the Code and the regulations in order to qualify as tax-free payments. To the extent permitted by law, we will change our procedures in relation to the Rider, or the definition of terminally ill, or any other applicable term in order to maintain the tax-free status of any amounts paid out under the accelerated payout provision.

        APPENDIX D - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAM

PROGRAM RULES

    . Prior to December 5, 2005, you could elect an asset allocation program where the Sub-accounts for each asset class in each model portfolio were designated based on an evaluation of available Sub-accounts. Effective December 5, 2005, you can no longer enroll in an asset allocation program, but you will be permitted to remain in the program if you enrolled prior to the date. These program Rules reflect how the asset allocation program will be administered as of December 5, 2005 for those Owners who have chosen to remain in their program. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

HOW THE ASSET ALLOCATION PROGRAM WORKS

    . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you previously chose. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You will not be permitted to change from one model portfolio to another. Upon each rebalance, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

    . ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional purchase payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you chose. Allocation of additional purchase payments outside of your model portfolio but into a Sub-account will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

    . REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or had later been modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

    . SUB-ACCOUNT CHANGES WITHIN THE MODEL PORTFOLIOS: From time to time there may be a change in a Sub-account within your model portfolio. Unless directed by you or your Financial Professional to reallocate to the new Sub-account, rebalancing will continue in accordance with your unchanged model portfolio, unless the Sub-account is no longer available under your Annuity. If the Sub-account is no longer available we will notify you. If you do not consent to the new Sub-account, your lack of consent will be deemed a request to terminate the asset allocation program and the provisions under "Termination or Modification of the Asset Allocation Program" will apply.

    . OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: You may not change from the model portfolio that you have elected to any other model portfolio.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

    . You may request to terminate your asset allocation program at any time. Once you terminate your asset allocation program, you will not be permitted to re-enroll in the program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you are enrolled in certain optional benefits, termination of your asset allocation program must coincide with (i) the enrollment in a then currently available and approved asset allocation program or other approved option, or (ii) the allocation of your entire account value to the then required investment option(s) available with these benefits. However, if you are enrolled in certain optional benefits, you may terminate the benefit in order to then terminate your asset allocation program. Prudential Annuities reserves the right to terminate or modify the asset allocation program at any time.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

    . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program and Systematic Withdrawals can only be made as flat dollar amounts.

    APPENDIX E - DESCRIPTION AND CALCULATION OF PREVIOUSLY OFFERED OPTIONAL
        DEATH BENEFITS (THIS APPLIES SOLELY TO APEX II, ASL II AND XT6)

If you purchased your Annuity before November 18, 2002 and were not a resident of the State of New York, the following optional death benefits were offered:

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

The Enhanced Beneficiary Protection Optional Death Benefit can provide additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDES A BENEFIT THAT IS PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT. If the Annuity has one Owner, the Owner must be age 75 or less at the time the benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 75 or less. If the Annuity is owned by an entity, the Annuitant must be age 75 or less.

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

     1.  the basic Death Benefit described above

         PLUS

     2. 50% of the "DEATH BENEFIT AMOUNT" less purchase payments reduced by proportional withdrawals.

"DEATH BENEFIT AMOUNT" includes your Account Value and any amounts added to your Account Value under the Annuity's basic Death Benefit when the Death Benefit is calculated. Under the basic Death Benefit, amounts are added to your Account Value when the Account Value is less than purchase payments minus proportional withdrawals.

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn.

   The amount calculated in Items 1 & 2 above may be reduced by any Credits under certain circumstances.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 50% OF ALL PURCHASE PAYMENTS APPLIED TO THE ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT.

NOTE: YOU MAY NOT ELECT THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IF YOU HAVE ELECTED ANY OTHER OPTIONAL DEATH BENEFIT.

GUARANTEED MINIMUM DEATH BENEFIT

If the Annuity has one Owner, the Owner must be age 80 or less at the time the optional Death Benefit is purchased. If the Annuity has joint Owners, the oldest Owner must be age 80 or less. If the Annuity is owned by an entity, the Annuitant must be age 80 or less.

KEY TERMS USED WITH THE GUARANTEED MINIMUM DEATH BENEFIT

    . The Death Benefit Target Date is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

    . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" on or before the earlier of the Owner's date of death and the "Death Benefit Target Date".

    . The Anniversary Value is the Account Value as of each anniversary of the Issue Date plus the sum of all purchase payments on or after such anniversary less the sum of all "Proportional Reductions" since such anniversary.

    . A Proportional Reduction is a reduction to the value being measured caused by a withdrawal, equaling the percentage of the withdrawal as compared to the Account Value as of the date of the withdrawal. For example, if your Account Value is $10,000 and you withdraw $2,000 (a 20% reduction), we will reduce both your Anniversary Value and the amount determined by purchase payments increasing at the appropriate interest rate by 20%.

CALCULATION OF GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATEST OF:

1. the Account Value in the Sub-accounts plus the Interim Value of any Fixed Allocations (no MVA) as of the date we receive in writing "due proof of death"; and

2. the sum of all purchase payments minus the sum of all Proportional Reductions, each increasing daily until the Owner's date of death at a rate of 5.0%, subject to a limit of 200% of the difference between the sum of all purchase payments and the sum of all withdrawals as of the Owner's date of death; and

3. the "Highest Anniversary Value" on or immediately preceding the Owner's date of death.

The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any Proportional Reductions since such date. The amount calculated in Items 1 & 3 above may be reduced by any Credits under certain circumstances.

IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

1. the Account Value as of the date we receive in writing "due proof of death" (an MVA may be applicable to amounts in any Fixed Allocations); and

2. the greater of Item 2 & 3 above on the Death Benefit Target Date plus the sum of all purchase payments less the sum of all Proportional Reductions since the Death Benefit Target Date.

The amount calculated in Item 1 above may be reduced by any Credits under certain circumstances.

ANNUITIES WITH JOINT OWNERS

For Annuities with Joint Owners, the Death Benefit is calculated as shown above except that the age of the oldest of the Joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own the Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of the Annuity and continue the contract instead of receiving the Death Benefit.

ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefit is calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?

You can terminate the Enhanced Beneficiary Protection Optional Death Benefit and the Guaranteed Minimum Death Benefit at any time. Upon termination, you will be required to pay a pro-rata portion of the annual charge for the benefit. Both optional Death Benefits will terminate automatically on the Annuity Date. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations.

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

We deduct a charge from your Account Value if you elect to purchase either optional Death Benefit. The Enhanced Beneficiary Protection Death Benefit costs 0.25% of Account Value. The Guaranteed Minimum Death Benefit costs 0.30% of the current Death Benefit. The charges for these death benefits are deducted in arrears each Annuity Year. No charge applies after the Annuity Date. We deduct the charge:

1.  on each anniversary of the Issue Date;

2. when Account Value is transferred to our general account prior to the Annuity Date;

3.  if you surrender your Annuity; and

4. if you choose to terminate the benefit (Enhanced Beneficiary Protection Optional Death Benefit only)

If you surrender the Annuity, elect to begin receiving annuity payments or terminate the benefit on a date other than an anniversary of the Issue Date, the charge will be prorated. During the first year after the Issue Date, the charge will be prorated from the Issue Date. In all subsequent years, it would be prorated from the last anniversary of the Issue Date.

We first deduct the amount of the charge pro-rata from the Account Value in the variable investment options. We only deduct the charge pro-rata from the Fixed Allocations to the extent there is insufficient Account Value in the variable investment options to pay the charge. If your Annuity's Account Value is insufficient to pay the charge, we may deduct your remaining Account Value and terminate your Annuity. We will notify you if your Account Value is insufficient to pay the charge and allow you to submit an additional Purchase Payment to continue your Annuity.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

ADDITIONAL CALCULATIONS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

   NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

EXAMPLE WITH MARKET INCREASE

Assume that the Owner's Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 50% of the "Death Benefit Amount" less purchase payments reduced by proportional withdrawals.

    Purchase payments     =   $50,000
    Account Value         =   $75,000
    Basic Death Benefit   =   $75,000
    Death Benefit Amount  =   $75,000 - $50,000 = $25,000

    Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
                          =   $75,000 + $12,500 = $87,500

EXAMPLES WITH MARKET DECLINE

Assume that the Owner's Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value less the amount of any Credits applied within 12-months prior to the date of death, whichever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS 50% of the "Death Benefit Amount" less purchase payments reduced by proportional withdrawals.

    Purchase payments     =   $50,000
    Account Value         =   $40,000
    Basic Death Benefit   =   $50,000
    Death Benefit Amount  =   $50,000 - $50,000 = $0

    Amount Payable Under Enhanced Beneficiary Protection Optional Death Benefit
                          =   $50,000 + $0 = $50,000

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

EXAMPLES OF GUARANTEED MINIMUM DEATH BENEFIT CALCULATION

The following are examples of how the Guaranteed Minimum Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made and that no withdrawals are made prior to the Owner's death. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options.

     NOTE: The examples below do not include Credits which may be recovered by Prudential Annuities under certain circumstances.

EXAMPLE OF MARKET INCREASE

Assume that the Owner's Account Value has generally been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $90,000. The Highest Anniversary Value at the end of any previous period is $72,000. The Death Benefit would be the Account Value ($90,000) because it is greater than the Highest Anniversary Value ($72,000) or the sum of prior purchase payments increased by 5.0% annually ($73,872.77).

EXAMPLE OF MARKET DECREASE

Assume that the Owner's Account Value generally increased until the fifth anniversary but generally has been decreasing since the fifth contract anniversary. On the date we receive due proof of death, the Account Value is $48,000. The Highest Anniversary Value at the end of any previous period is $54,000. The Death Benefit would be the sum of prior purchase payments increased by 5.0% annually ($73,872.77) because it is greater than the Highest Anniversary Value ($54,000) or the Account Value ($48,000).

EXAMPLE OF MARKET INCREASE FOLLOWED BY DECREASE

Assume that the Owner's Account Value increased significantly during the first six years following the Issue Date. On the sixth anniversary date the Account Value is $90,000. During the seventh Annuity Year, the Account Value increases to as high as $100,000 but then subsequently falls to $80,000 on the date we receive due proof of death. The Death Benefit would be the Highest Anniversary Value at the end of any previous period ($90,000), which occurred on the sixth anniversary, although the Account Value was higher during the subsequent period. The Account Value on the date we receive due proof of death ($80,000) is lower, as is the sum of all prior purchase payments increased by 5.0% annually ($73,872.77).

     APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

    . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

    .  V - the total value of all Permitted Sub-accounts in the Annuity.

    .  F - the total value of all Benefit Fixed Rate Account allocations.

    . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

    .  T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

    . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L    =    I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r    =    (L - F) / V.

       . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r < C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

       T    =         {Min(V, [L - F - V *      T>0, Money moving from the
                      C\\t\\] / (1 - C\\t\\))}  Permitted Sub-accounts to the
                                                Benefit Fixed Rate Account

       T    =         {Min(F, [L - F - V *      T<0, Money moving from the
                      C\\t\\] / (1 - C\\t\\))}  Benefit Fixed Rate Account to
                                                the Permitted Sub-accounts]

EXAMPLE:

MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

TARGET VALUE CALCULATION:

       L    =    I * Q * a

            =    5000.67 * 1 * 15.34

            =    76,710.28

TARGET RATIO:

       r    =    (L - F) / V

            =     (76,710.28 - 0) / 92,300.00

            =     83.11%

SINCE R > CU ( BECAUSE 83.11% > 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

       T    =    {Min (V, [L - F - V * C\\t\\] / (1 - C\\t\\))}

            =    {Min (92,300.00, [76,710.28 - 0 - 92,300.00 * 0.80] /
                 (1 - 0.80))}

            =    {Min (92,300.00,14,351.40)}

            =    14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L    =    I * Q * a

If you elect this feature, the following replaces the "Transfer Calculation" above.

TRANSFER CALCULATION:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
Account:

               If (F / (V + F) > .90) then T = F - (V + F) * .90

If T is greater than $0 as described above, then no additional transfer calculations are performed on the effective date.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

       Target Ratio r    =    (L - F) / V

       . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

       . If r < C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

   T    =    Min(MAX (0, (0.90 *    Money is transferred from the
             (V + F)) - F), [L - F  elected Permitted Sub-accounts to
             - V * C\\t\\] / (1 -   Benefit Fixed Rate Account
             C\\t\\))

   T    =    Min(F, - [L - F - V *  Money is transferred from the
             C\\t\\] / (1 -         Benefit Fixed Rate Account to the
             C\\t\\)),              Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11    12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
 31     4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
 32     3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
 33     3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
 34     3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
 35     3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
 36     3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
 37     2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
 38     2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
 39     2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
 40     2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
 41     2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

        APPENDIX G - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE
                             INSURANCE DEPARTMENT

                             ASL II NY                 APEX II NY                 ASAP III NY            XTra Credit SIX NY
                     -------------------------- -------------------------- -------------------------- --------------------------
Minimum Investment   $15,000                    $10,000                    $1,000                     $10,000

Maximum Issue Age    Annuitant 85; Oldest       Annuitant 85 Oldest        Annuitant 85 Oldest        Annuitant 85 Oldest
                     Owner 85                   Owner 85                   Owner 80                   Owner 75

Contingent Deferred  None                       4 Years (7%, 6%, 5%,       7 Years (7%, 6%, 5%,       10 Years (9%, 9%, 8%,
Sales Charge                                    4%) (Applied to            4%, 3%, 2%, 1%)            7%, 6%, 5%, 4%, 3%,
Schedule                                        purchase payments          (Applied to purchase       2%, 1%) (Applied to
                                                based on the inception     payments based on the      purchase payments
                                                date of the Annuity)       inception date of the      based on the inception
                                                                           Annuity)                   date of the Annuity)

Insurance Charge     1.65%                      1.65%                      0.65%                      0.65%

Distribution Charge  N/A                        N/A                        0.60% annuity years 1-7    1.00% annuity years 1-
                                                                           0.0% annuity years 8+      10 0.00% annuity years
                                                                                                      11+

Annual Maintenance   Lesser of $30 or 2% of     Lesser of $30 or 2% of     Lesser of $30 or 2% of     Lesser of $30 or 2% of
Fee                  Account Value Waived       Account Value Waived       Account Value Waived       Account Value
                     for Account Values         for Account Values         for Account Values
                     exceeding $100,000         exceeding $100,000         exceeding $100,000

Transfer Fee         $10 after twenty in any    $10 after twenty in any    $10 after twenty in any    $10 after twenty in any
                     annuity year. May be       annuity year.              annuity year. May be       annuity year
                     increased to $15 after                                increased to $15 after
                     eight in any annuity                                  eight in any annuity
                     year                                                  year

Contract Credit      No                         Yes. Effective for         Yes. Effective for         Yes The amount of the
                                                Contracts issued on or     Contracts issued on or     credit applied to a
                                                after June 20, 2005.       after July 24, 2006.       Purchase Payment is
                                                Generally we apply a       Generally we apply a       based on the year the
                                                Loyalty Credit to your     Loyalty Credit to your     Purchase Payment is
                                                Annuity's Account          Annuity's Account          received, for the first 6
                                                Value at the end of your   Value at the end of your   years of the contract.
                                                fifth contract year (i.e.  fifth contract year (i.e.  Currently the credit
                                                on your fifth Contract     on your fifth Contract     percentages for each
                                                Anniversary). Currently    Anniversary). Currently    year starting with the
                                                the Loyalty Credit is      the Loyalty Credit is      first year are: 6.50%,
                                                equal to 2.75% of total    equal to 0.50% of total    5.00%, 4.00%, 3.00%,
                                                purchase payments          purchase payments          2.00%, and 1.00%.
                                                made during the first      made during the first
                                                four contract years less   four contract years less
                                                the cumulative amount      the cumulative amount
                                                of withdrawals made        of withdrawals made
                                                (including the deduction   (including the deduction
                                                of any CDSC amounts)       of any CDSC amounts)
                                                through the fifth          through the fifth
                                                Contract Anniversary       Contract Anniversary

Fixed Allocation     Fixed Allocations          Fixed Allocations          Fixed Allocations          No
(If available,       Available (Currently       Available (Currently       Available (Currently
early withdrawals    offering durations of: 5,  offering durations of: 5,  offering durations of: 2,
are subject to a     7, and 10 years) The       7, and 10 years) The       3, 5, 7, and 10 years)
Market Value         MVA formula for NY is      MVA formula for NY is      The MVA formula for
Adjustment) ("MVA")  [(1+I)/ (1+J)] N/365       [(1+I)/ (1+J)] N/365       NY is [(1+I)/ (1+J)] N/
                     The MVA formula does       The MVA formula does       365 The MVA formula
                     not apply during the 30    not apply during the 30    does not apply during
                     day period immediately     day period immediately     the 30 day period
                     before the end of the      before the end of the      immediately before the
                     Guarantee Period.          Guarantee Period.          end of the Guarantee
                                                                           Period.

Variable Investment  All options generally      All options generally      All options generally      All options generally
Options              available except where     available except where     available except where     available except where
                     restrictions apply when    restrictions apply when    restrictions apply when    restrictions apply when
                     certain riders are         certain riders are         certain riders are         certain riders are
                     purchased. ProFund         purchased. ProFund         purchased. ProFund         purchased. ProFund
                     Portfolios are restricted  Portfolios are restricted  Portfolios are restricted  Portfolios are restricted
                     for ASL II, ASAP III,      for ASL II, ASAP III,      for ASL II, ASAP III,      for ASL II, ASAP III,
                     and XTra Credit SIX.       and XTra Credit SIX.       and XTra Credit SIX.       and XTra Credit SIX.

                             ASL II NY                 APEX II NY                 ASAP III NY            XTra Credit SIX NY
                     -------------------------- -------------------------- -------------------------- --------------------------
Basic Death Benefit  The greater of: purchase   The greater of: purchase   The greater of: purchase   The greater of: purchase
                     payments less              payments less              payments less              payments less
                     proportional               proportional               proportional               proportional
                     withdrawals or Account     withdrawals or Account     withdrawals or Account     withdrawals or Account
                     Value (variable) plus      Value (variable) plus      Value (variable) plus      Value (variable) (No
                     Interim Value (fixed).     Interim Value (fixed).     Interim Value (fixed).     MVA applied) (No
                     (No MVA applied)           (No MVA applied)           (No MVA applied)           recapture of credits
                                                                                                      applied within 12
                                                                                                      months prior to date of
                                                                                                      death)
Optional Death       Highest Anniversary        HAV                        HAV                        HAV
Benefits (for an     Value (HAV)
additional cost)/1/
Optional Living      GRO Plus, GRO Plus         GRO Plus, GRO Plus         GRO Plus, GRO Plus         GRO Plus, GRO Plus
Benefits (for an     2008 Guaranteed            2008 GMWB, GMIB,           2008 GMWB, GMIB,           2008 GMWB, GMIB,
additional cost)/2/  Minimum Withdrawal         Lifetime Five, Spousal     Lifetime Five, Spousal     Lifetime Five, Spousal
                     Benefit, (GMWB),           Lifetime Five, Highest     Lifetime Five, Highest     Lifetime Five, Highest
                     Guaranteed Minimum         Daily Lifetime Five,       Daily Lifetime Five,       Daily Lifetime Five,
                     Income Benefit             Highest Daily Lifetime     Highest Daily Lifetime     Highest Daily Lifetime
                     (GMIB), Lifetime Five,     Seven, Spousal Highest     Seven, Spousal Highest     Seven, Spousal Highest
                     Spousal Lifetime Five,     Daily Lifetime Seven,      Daily Lifetime Seven,      Daily Lifetime Seven,
                     Highest Daily Lifetime     Highest Daily GRO,         Highest Daily GRO,         Highest Daily GRO,
                     Five, Highest Daily        Highest Daily Lifetime     Highest Daily Lifetime     Highest Daily Lifetime
                     Lifetime Seven,            7 Plus, Spousal Highest    7 Plus and Spousal         7 Plus and Spousal
                     Spousal Highest Daily      Daily Lifetime 7 Plus,     Highest Daily Lifetime     Highest Daily Lifetime
                     Lifetime Seven, Highest    Highest Daily Lifetime     7 Plus, Highest Daily      7 Plus, Highest Daily
                     Daily GRO, Highest         6 Plus, Spousal Highest    Lifetime 6 Plus,           Lifetime 6 Plus,
                     Daily Lifetime 7 Plus,     Daily Lifetime 6 Plus      Spousal Highest Daily      Spousal Highest Daily
                     Spousal Highest Daily                                 Lifetime 6 Plus            Lifetime 6 Plus
                     Lifetime 7 Plus, Highest
                     Daily Lifetime 6 Plus,
                     Spousal Highest Daily
                     Lifetime 6 Plus
Annuity Rewards/3/   No                         Available after initial    Available after initial    Available after initial
                                                CDSC period                CDSC period                CDSC period
Annuitization        Fixed option only          Fixed option only          Fixed option only          Fixed option only
Options              Annuity date cannot        Annuity date cannot        Annuity date cannot        Annuity date cannot
                     exceed the first day of    exceed the first day of    exceed the first day of    exceed the first day of
                     the calendar month         the calendar month         the calendar month         the calendar month
                     following Annuitant's      following Annuitant's      following Annuitant's      following Annuitant's
                     90th birthday. The         90th birthday. The         90th birthday. The         90th birthday. The
                     maximum Annuity Date       maximum Annuity Date       maximum Annuity Date       maximum Annuity Date
                     is based on the first      is based on the first      is based on the first      is based on the first
                     Owner or Annuitant to      Owner or Annuitant to      Owner or Annuitant to      Owner or Annuitant to
                     reach the maximum          reach the maximum          reach the maximum          reach the maximum
                     age, as indicated in your  age, as indicated in your  age, as indicated in your  age, as indicated in your
                     Annuity.                   Annuity.                   Annuity.                   Annuity.

(1) For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
(2) For more information on these benefits, refer to the "Living Benefits"
    section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
(3) The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

FOR MORE INFORMATION ABOUT VARIATIONS APPLICABLE TO ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT, PLEASE REFER TO YOUR ANNUITY CONTRACT.

                   APPENDIX H - FORMULA UNDER GRO PLUS 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

       L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni /365)/.

Next the formula calculates the following formula ratio:

       r    =    (L - B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\.

The transfer amount is calculated by the following formula:

       T    =    {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

       T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

      FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND
                               HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\1\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

TRANSFER CALCULATION

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

       If (B / (V + B) > .90), then

       T    =    B - [(V + B) * .90]

If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)."

       L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni /365)/.

Next the formula calculates the following formula ratio:

       r    =    (L - B) / V

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

       T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] /
                 (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

    APPENDIX I - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
            AND SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. FORMULA FOR CONTRACTS ISSUED ON OR AFTER JULY 21, 2008 (WITHOUT ELECTION OF 90% CAP FEATURE)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

    .  L - the target value as of the current business day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r   =   (L - B) / (V\\V\\ + V\\F\\).

       . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

    T  =  {Min (V\\V\\ + V\\F\\), [L - B -                  Money is transferred from the Permitted Sub-accounts
          (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}      and Fixed Rate Options to the AST
                                                            Investment Grade Bond Sub-account
    T  =  {Min (B, - [L - B - (V\\V\\ + V\\F\\)             Money is transferred from the AST Investment
          * C\\t\\] / (1 - C\\t\\))}                        Grade Bond Sub-account to the Permitted
                                                            Sub-accounts

2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08 (WITHOUT ELECTION OF 90% CAP FEATURE)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

    .  L - the target value as of the current business day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

    .  V - the total value of all Permitted Sub-accounts in the annuity.

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r   =   (L - B) / V.

       . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

   T  =  {Min (V, [L - B - V * C\\t\\] / (1 -      Money is transferred from the Permitted
          C\\t\\))},                               Sub-accounts to the AST Investment
                                                   Grade Bond Portfolio Sub-account

   T  =  {Min (B, - [L - B - V * C\\t\\] / (1 -    Money is transferred from the AST
          C\\t\\))}                                Investment Grade Bond Portfolio
                                                   Sub-account to the Permitted
                                                   Sub-accounts

3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008

SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

          L    =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

          If (B / (V + B) > .90) then
          T = B - [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r = (L - B) / V

       . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

       T  =  Min (MAX (0, (0.90 * (V +  Money is transferred from the
              B)) - B), [L - B - V *    elected Sub-accounts to the AST
              C\\t\\] / (1 - C\\t\\))   Investment Grade Bond Portfolio
                                        Sub-account

       T  =  {Min (B, - [L - B - V *    Money is transferred from the AST
              C\\t\\] / (1 - C\\t\\))}  Investment Grade Bond Portfolio
                                        Sub-account to the elected
                                        Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade

Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008

SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

          L    =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

          If (B / (V\\V\\ + V\\F\\ + B) > .90) then
          T = B - [(V\\V\\ + V\\F\\ + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r   =   (L - B) / (V\\V\\ + V\\F\\)

       . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

    T  =  Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),         Money is transferred from the elected Sub-accounts to AST
          [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))      Investment Grade Bond Portfolio Sub-account.

    T  =  {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] /         Money is transferred from the AST Investment Grade Bond
          (1 - C\\t\\))}                                            Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the

AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1       2      3      4      5      6      7      8      9     10     11     12
-----  ------  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
  1    15.34   15.31  15.27  15.23  15.20  15.16  15.13  15.09  15.05  15.02  14.98  14.95
  2    14.91   14.87  14.84  14.80  14.76  14.73  14.69  14.66  14.62  14.58  14.55  14.51
  3    14.47   14.44  14.40  14.36  14.33  14.29  14.26  14.22  14.18  14.15  14.11  14.07
  4    14.04   14.00  13.96  13.93  13.89  13.85  13.82  13.78  13.74  13.71  13.67  13.63
  5    13.60   13.56  13.52  13.48  13.45  13.41  13.37  13.34  13.30  13.26  13.23  13.19
  6    13.15   13.12  13.08  13.04  13.00  12.97  12.93  12.89  12.86  12.82  12.78  12.75
  7    12.71   12.67  12.63  12.60  12.56  12.52  12.49  12.45  12.41  12.38  12.34  12.30
  8    12.26   12.23  12.19  12.15  12.12  12.08  12.04  12.01  11.97  11.93  11.90  11.86
  9    11.82   11.78  11.75  11.71  11.67  11.64  11.60  11.56  11.53  11.49  11.45  11.42
 10    11.38   11.34  11.31  11.27  11.23  11.20  11.16  11.12  11.09  11.05  11.01  10.98
 11    10.94   10.90  10.87  10.83  10.79  10.76  10.72  10.69  10.65  10.61  10.58  10.54
 12    10.50   10.47  10.43  10.40  10.36  10.32  10.29  10.25  10.21  10.18  10.14  10.11
 13    10.07   10.04  10.00   9.96   9.93   9.89   9.86   9.82   9.79   9.75   9.71   9.68
 14     9.64    9.61   9.57   9.54   9.50   9.47   9.43   9.40   9.36   9.33   9.29   9.26
 15     9.22    9.19   9.15   9.12   9.08   9.05   9.02   8.98   8.95   8.91   8.88   8.84
 16     8.81    8.77   8.74   8.71   8.67   8.64   8.60   8.57   8.54   8.50   8.47   8.44
 17     8.40    8.37   8.34   8.30   8.27   8.24   8.20   8.17   8.14   8.10   8.07   8.04
 18     8.00    7.97   7.94   7.91   7.88   7.84   7.81   7.78   7.75   7.71   7.68   7.65
 19     7.62    7.59   7.55   7.52   7.49   7.46   7.43   7.40   7.37   7.33   7.30   7.27
 20     7.24    7.21   7.18   7.15   7.12   7.09   7.06   7.03   7.00   6.97   6.94   6.91
 21     6.88    6.85   6.82   6.79   6.76   6.73   6.70   6.67   6.64   6.61   6.58   6.55
 22     6.52    6.50   6.47   6.44   6.41   6.38   6.36   6.33   6.30   6.27   6.24   6.22
 23     6.19    6.16   6.13   6.11   6.08   6.05   6.03   6.00   5.97   5.94   5.92   5.89
 24     5.86    5.84   5.81   5.79   5.76   5.74   5.71   5.69   5.66   5.63   5.61   5.58
 25     5.56    5.53   5.51   5.48   5.46   5.44   5.41   5.39   5.36   5.34   5.32   5.29
 26     5.27    5.24   5.22   5.20   5.18   5.15   5.13   5.11   5.08   5.06   5.04   5.01
 27     4.99    4.97   4.95   4.93   4.91   4.88   4.86   4.84   4.82   4.80   4.78   4.75
 28     4.73    4.71   4.69   4.67   4.65   4.63   4.61   4.59   4.57   4.55   4.53   4.51
 29     4.49    4.47   4.45   4.43   4.41   4.39   4.37   4.35   4.33   4.32   4.30   4.28
 30     4.26    4.24   4.22   4.20   4.18   4.17   4.15   4.13   4.11   4.09   4.07   4.06
 31     4.04    4.02   4.00   3.98   3.97   3.95   3.93   3.91   3.90   3.88   3.86   3.84
 32     3.83    3.81   3.79   3.78   3.76   3.74   3.72   3.71   3.69   3.67   3.66   3.64
 33     3.62    3.61   3.59   3.57   3.55   3.54   3.52   3.50   3.49   3.47   3.45   3.44
 34     3.42    3.40   3.39   3.37   3.35   3.34   3.32   3.30   3.29   3.27   3.25   3.24
 35     3.22    3.20   3.18   3.17   3.15   3.13   3.12   3.10   3.08   3.07   3.05   3.03
 36     3.02    3.00   2.98   2.96   2.95   2.93   2.91   2.90   2.88   2.86   2.85   2.83
 37     2.81    2.79   2.78   2.76   2.74   2.73   2.71   2.69   2.68   2.66   2.64   2.62
 38     2.61    2.59   2.57   2.56   2.54   2.52   2.51   2.49   2.47   2.45   2.44   2.42
 39     2.40    2.39   2.37   2.35   2.34   2.32   2.30   2.29   2.27   2.25   2.24   2.22
 40     2.20    2.19   2.17   2.15   2.14   2.12   2.11   2.09   2.07   2.06   2.04   2.02
 41     2.01    1.84   1.67   1.51   1.34   1.17   1.00   0.84   0.67   0.50   0.33   0.17

* The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

    APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT
           AND SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

      TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
                   THE ASTINVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\1\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    .  V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

          Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

    . If on the third consecutive Valuation Day r > Cu and r (less or =) Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

    . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

       T   =   Min (MAX (0, (0.90 *
              (V\\V\\ + V\\F\\ + B)) -  Money is transferred from the
              B), [L - B - (V\\V\\ +    Permitted Sub-accounts and Fixed
              V\\F\\) * C\\t\\]/(1 -    Rate Options to the AST Investment
              C\\t\\))                  Grade Bond Sub-account

       T   =   {Min (B, - [L - B -      Money is transferred from the AST
              (V\\V\\ + V\\F\\)*        Investment Grade Bond Sub-account
              C\\t\\]/ (1 - C\\t\\))}   to the Permitted
                                        Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V\\F\\) - L + B) /
(1 - C\\u\\), then

       T\\M\\    =   {Min (B, .05 *     Money is transferred from the AST
              (V\\V\\ + V\\F\\ + B))}   Investment Grade Bond Sub-account
                                        to the Permitted Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2      3      4      5      6      7      8      9     10     11      12
-----  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------
  1    15.34  15.31  15.27  15.23  15.20  15.16  15.13  15.09  15.05  15.02  14.98   14.95
  2    14.91  14.87  14.84  14.80  14.76  14.73  14.69  14.66  14.62  14.58  14.55   14.51
  3    14.47  14.44  14.40  14.36  14.33  14.29  14.26  14.22  14.18  14.15  14.11   14.07
  4    14.04  14.00  13.96  13.93  13.89  13.85  13.82  13.78  13.74  13.71  13.67   13.63
  5    13.60  13.56  13.52  13.48  13.45  13.41  13.37  13.34  13.30  13.26  13.23   13.19
  6    13.15  13.12  13.08  13.04  13.00  12.97  12.93  12.89  12.86  12.82  12.78   12.75
  7    12.71  12.67  12.63  12.60  12.56  12.52  12.49  12.45  12.41  12.38  12.34   12.30
  8    12.26  12.23  12.19  12.15  12.12  12.08  12.04  12.01  11.97  11.93  11.90   11.86
  9    11.82  11.78  11.75  11.71  11.67  11.64  11.60  11.56  11.53  11.49  11.45   11.42
 10    11.38  11.34  11.31  11.27  11.23  11.20  11.16  11.12  11.09  11.05  11.01   10.98
 11    10.94  10.90  10.87  10.83  10.79  10.76  10.72  10.69  10.65  10.61  10.58   10.54
 12    10.50  10.47  10.43  10.40  10.36  10.32  10.29  10.25  10.21  10.18  10.14   10.11
 13    10.07  10.04  10.00   9.96   9.93   9.89   9.86   9.82   9.79   9.75   9.71    9.68
 14     9.64   9.61   9.57   9.54   9.50   9.47   9.43   9.40   9.36   9.33   9.29    9.26
 15     9.22   9.19   9.15   9.12   9.08   9.05   9.02   8.98   8.95   8.91   8.88    8.84
 16     8.81   8.77   8.74   8.71   8.67   8.64   8.60   8.57   8.54   8.50   8.47    8.44
 17     8.40   8.37   8.34   8.30   8.27   8.24   8.20   8.17   8.14   8.10   8.07    8.04
 18     8.00   7.97   7.94   7.91   7.88   7.84   7.81   7.78   7.75   7.71   7.68    7.65
 19     7.62   7.59   7.55   7.52   7.49   7.46   7.43   7.40   7.37   7.33   7.30    7.27
 20     7.24   7.21   7.18   7.15   7.12   7.09   7.06   7.03   7.00   6.97   6.94    6.91
 21     6.88   6.85   6.82   6.79   6.76   6.73   6.70   6.67   6.64   6.61   6.58    6.55
 22     6.52   6.50   6.47   6.44   6.41   6.38   6.36   6.33   6.30   6.27   6.24    6.22
 23     6.19   6.16   6.13   6.11   6.08   6.05   6.03   6.00   5.97   5.94   5.92    5.89
 24     5.86   5.84   5.81   5.79   5.76   5.74   5.71   5.69   5.66   5.63   5.61    5.58
 25     5.56   5.53   5.51   5.48   5.46   5.44   5.41   5.39   5.36   5.34   5.32    5.29
 26     5.27   5.24   5.22   5.20   5.18   5.15   5.13   5.11   5.08   5.06   5.04    5.01
 27     4.99   4.97   4.95   4.93   4.91   4.88   4.86   4.84   4.82   4.80   4.78    4.75
 28     4.73   4.71   4.69   4.67   4.65   4.63   4.61   4.59   4.57   4.55   4.53    4.51
 29     4.49   4.47   4.45   4.43   4.41   4.39   4.37   4.35   4.33   4.32   4.30    4.28
 30     4.26   4.24   4.22   4.20   4.18   4.17   4.15   4.13   4.11   4.09   4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

   APPENDIX K - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
                                    STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix G.

Jurisdiction                           Special Provisions
------------   ------------------------------------------------------------------
Connecticut    Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland       Fixed Allocations are not available.
Massachusetts  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed
               Minimum Withdrawal Benefit).
               Medically Related Surrenders are not available.
Montana        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
Nevada         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York       Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota   Fixed Allocations are not available.
Texas          Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.
Utah           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont        Fixed Allocations are not available.
Washington     If your Annuity was issued in Washington, and you have elected
               Highest Daily Lifetime Five, or any version of Highest Daily
               Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed
               Minimum Account Value Credit otherwise available on these optional benefits is not available. Fixed Allocations are not available.
               Combination Roll-Up Value and Highest Periodic Value Death Benefit
               not available. Highest Daily Lifetime 6 Plus with Lifetime Income
               Accelerator is not available.

     APPENDIX L - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  F is the current Account Value of the Fixed Allocations

For each guarantee provided under the program,

    .  G\\i\\ is the Principal Value of the guarantee

    . t\\i\\ is the number of whole and partial years until the maturity date of the guarantee.

    . r\\i\\ is the current fixed rate associated with Fixed Allocations of length t\\i\\ (t\\i\\ is rounded to the next highest integer to determine this rate).

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each guarantee the value (L\\i\\) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the "current liability (L)."

          L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + r\\i\\)/ti/

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if L > (AV - 0.2 * V), and V >
0.

The transfer amount is calculated by the following formula:

          T = MIN(V, (V - (1 / 0.23) * (AV - L)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV
- 0.26 * V), and F > 0.

The transfer amount is calculated by the following formula:

          T = MIN(F, ((1 / 0.23) * (AV - L) - V))

        APPENDIX M - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  F is the current Account Value of the Fixed Allocations

    .  G is the Principal Value of the guarantee

    . t is the number of whole and partial years between the current Valuation Day and the maturity date.

    . t\\i\\ is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

    . r is the fixed rate associated with Fixed Allocations of length t (t\\1\\ is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

    . r\\i\\ is the fixed rate associated with Fixed Allocations of length t\\1\\ (t\\1\\ is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

    . M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining a "cushion", D:

          D = 1 - [(G - M) / (1 + r)/t/] / V

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if D < 0.20, V > 0, and V >
0.02 * AV.

The transfer amount is calculated by the following formula:

          T = MIN(V, (V * (0.75 * (1 + r\\i\\)/ti/ - G + M) / (0.75 * (1 +
          r\\i\\)/ti/ - (1 + r)/t/)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if D >
0.30 and F > 0.

The transfer amount is calculated by the following formula:

          T = MIN(F, (V * (0.75 * (1 + r\\i\\)/ti/ - G + M) / ((1 + r)/t/ -
          0.75 * (1 + r\\i\\)/ti/)))

   APPENDIX N - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

          Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

           . If on the third consecutive Valuation Day r > C\\u\\ and r (less or =) Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

           . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T =  Min (MAX (0, (0.90 * (V\\V\\ +      Money is transferred from the
     V\\F\\ + B)) - B), [L -B - (V\\V\\  Permitted Sub-accounts and DCA
     + V\\F\\) * C\\t\\] / (1 - C\\t\\)) Fixed Rate Options to the AST
                                         Investment Grade Bond Sub-account

T =  {Min (B, - [L - B - (V\\V\\ +       Money is transferred from the AST
     V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Investment Grade Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V\\F\\) - L + B) /
(1 - C\\u\\), then

T\\M\\ =  {Min (B, .05 * (V\\V\\ +       Money is transferred from the AST
          V\\F\\ + B))}                  Investment Grade Bond Sub-account
                                         to the Permitted Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*   The values set forth in this table are applied to all ages.
**  In all subsequent years and months thereafter, the annuity factor is 4.06.

                     APPENDIX O - FORMULA FOR GRO PLUS II

(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

          L = MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni /365)/

Next the formula calculates the following formula ratio:

          r = (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

          T = {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\
              + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T = {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                  APPENDIX P - FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee
       Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

          L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni /365)/.

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of the Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

          r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

          T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
              V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

                 APPENDIX Q - FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

          L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni /365)/.

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of the Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

          r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

          T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
              V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) ASAPIIIPROS (4/30/2015), APEX2PROS (4/30/2015), ASL2PROS (4/30/2015), XT6PROS (4/30/2015).

              --------------------------------------------------
                               (print your name)

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 Variable Annuity Issued by:                 Variable Annuity Distributed by:
 PRUDENTIAL ANNUITIES LIFE                               PRUDENTIAL ANNUITIES
 ASSURANCE CORPORATION                                     DISTRIBUTORS, INC.
 A PRUDENTIAL FINANCIAL COMPANY                A PRUDENTIAL FINANCIAL COMPANY
 One Corporate Drive                                      One Corporate Drive
 Shelton, Connecticut 06484                        Shelton, Connecticut 06484
 Telephone: 1-888-PRU-2888                            Telephone: 203-926-1888
 http://www.prudentialannuities.com        http://www.prudentialannuities.com

                              MAILING ADDRESSES:

  Please see the section of this prospectus entitled "How To Contact Us" for where to send your request for a Statement of Additional
                                 Information.

[LOGO OF PRUDENTIAL]

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

ADVANCED SERIES CORNERSTONE/SM/ ("AS CORNERSTONE")/SM/

Flexible Premium Deferred Annuity
PROSPECTUS: APRIL 30, 2015

This prospectus describes the Advanced Series Cornerstone Flexible Premium Annuity ("Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities"(R), "we", "our", or "us"). If you are receiving this prospectus, it is because you currently own this Annuity. This Annuity is no longer offered for new sales. This Annuity was offered as an individual annuity contract or as an interest in a group annuity. This Annuity has features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. Selling broker-dealer firms through which this Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. This Annuity or certain of its investment options and/or features may not be available in all states. The guarantees provided by the variable annuity contract and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. For some of the variations specific to this Annuity approved for sale by the New York State Insurance Department, see Appendix G. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this Prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

This Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, is NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADVANCED SERIES CORNERSTONE/SM/ IS A SERVICE MARK OR REGISTERED TRADEMARK OF
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.
--------------------------------------------------------------------------------

                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2015  Statement of Additional Information Dated:
CORNERPROS                                                   April 30, 2015

                              INVESTMENT OPTIONS

Please note that you may not allocate Purchase Payments to the AST Investment Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond Portfolio 2025)

Advanced Series Trust

   AST Academic Strategies Asset Allocation Portfolio        AST T. Rowe Price Natural Resources Portfolio
   AST Advanced Strategies Portfolio                         AST Templeton Global Bond Portfolio
   AST AQR Emerging Markets Equity Portfolio                 AST Wellington Management Hedged Equity Portfolio
   AST AQR Large-Cap Portfolio                               AST Western Asset Core Plus Bond Portfolio
   AST Balanced Asset Allocation Portfolio                   AST Western Asset Emerging Markets Debt Portfolio
   AST BlackRock Global Strategies Portfolio
   AST BlackRock iShares ETF Portfolio                    Aim Variable Insurance Funds
   AST BlackRock/Loomis Sayles Bond Portfolio             (Invesco Variable Insurance Funds)
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016                                   Invesco V.I. Diversified Dividend Fund -- Series I shares
   AST Bond Portfolio 2017                                   Invesco V.I. Global Health Care Fund -- Series I shares
   AST Bond Portfolio 2018                                   Invesco V.I. Mid Cap Growth Fund - Series I shares
   AST Bond Portfolio 2019                                   Invesco V.I. Technology Fund -- Series I shares
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021                                Nationwide Variable Insurance Trust
   AST Bond Portfolio 2022
   AST Bond Portfolio 2023                                   NVIT Developing Markets Fund
   AST Bond Portfolio 2024
   AST Bond Portfolio 2025                                The Prudential Series Fund
   AST Bond Portfolio 2026
   AST Boston Partners Large-Cap Value Portfolio             SP International Growth*
   AST Capital Growth Asset Allocation Portfolio
   AST ClearBridge Dividend Growth Portfolio              Wells Fargo Variable Trust
   AST Cohen & Steers Realty Portfolio
   AST Defensive Asset Allocation Portfolio                  Wells Fargo Advantage VT International Equity -- Class 1
   AST FI Pyramis(R) Asset Allocation Portfolio/1/           Wells Fargo Advantage VT Intrinsic Value -- Class 2
   AST FI Pyramis(R) Quantitative Portfolio/1/               Wells Fargo Advantage VT Omega Growth -- Class 1
   AST Franklin Templeton Founding Funds Allocation          Wells Fargo Advantage VT Small Cap Growth -- Class 1
     Portfolio*
   AST Franklin Templeton Founding Funds Plus Portfolio   1  Pyramis is a registered service mark of FMR LLC. Used
   AST Global Real Estate Portfolio                          with permission.
   AST Goldman Sachs Large-Cap Value Portfolio            *  No longer offered for new investment. See description
   AST Goldman Sachs Mid-Cap Growth Portfolio                regarding the Portfolio in "Investment Options."
   AST Goldman Sachs Multi-Asset Portfolio
   AST Goldman Sachs Small-Cap Value Portfolio
   AST Herndon Large-Cap Value Portfolio
   AST High Yield Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Investment Grade Bond Portfolio
   AST J.P. Morgan Global Thematic Portfolio
   AST J.P. Morgan International Equity Portfolio
   AST J.P. Morgan Strategic Opportunities Portfolio
   AST Jennison Large-Cap Growth Portfolio
   AST Large-Cap Value Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Global Equity Portfolio
   AST MFS Growth Portfolio
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio
   AST Prudential Core Bond Portfolio
   AST Prudential Growth Allocation Portfolio
   AST QMA Emerging Markets Equity Portfolio
   AST QMA Large-Cap Portfolio
   AST QMA US Equity Alpha Portfolio
   AST Quantitative Modeling Portfolio
   AST RCM World Trends Portfolio
   AST Schroders Global Tactical Portfolio
   AST Schroders Multi-Asset World Strategies Portfolio
   AST Small-Cap Growth Portfolio
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Asset Allocation Portfolio
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio

                                   CONTENTS

GLOSSARY OF TERMS..........................................................  1

SUMMARY OF CONTRACT FEES AND CHARGES.......................................  4

EXPENSE EXAMPLES........................................................... 15

SUMMARY.................................................................... 16

INVESTMENT OPTIONS......................................................... 20

   WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?...... 20
   WHAT ARE THE FIXED ALLOCATIONS?......................................... 30

FEES AND CHARGES........................................................... 31

   WHAT ARE THE CONTRACT FEES AND CHARGES?................................. 31
   WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?............................ 32
   WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?............... 32
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES............................... 33

PURCHASING YOUR ANNUITY.................................................... 34

   WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?................... 34

MANAGING YOUR ANNUITY...................................................... 37

   MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?......... 37
   MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?............................ 38
   MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?................................ 38
   MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?............ 38
   MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?........ 39

MANAGING YOUR ACCOUNT VALUE................................................ 40

   HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?............................ 40
   ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT
     OPTIONS?.............................................................. 40
   DO YOU OFFER DOLLAR COST AVERAGING?..................................... 41
   HOW DO THE FIXED ALLOCATIONS WORK?...................................... 43
   HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?....................... 44
   DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?........................ 44
   ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?............................ 44
   MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION
     INSTRUCTIONS?......................................................... 44
   MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY
     ACCOUNT?.............................................................. 45

ACCESS TO ACCOUNT VALUE.................................................... 46

   WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?........................ 46
   ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED
     ANNUITIES?............................................................ 46
   CAN I WITHDRAW A PORTION OF MY ANNUITY?................................. 46
   HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?........................... 46
   CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION
     PERIOD?............................................................... 47
   DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q)
     OF THE INTERNAL REVENUE CODE?......................................... 47
   WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE
     THEM?................................................................. 48
   CAN I SURRENDER MY ANNUITY FOR ITS VALUE?............................... 48
   WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?............. 48
   WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?............................ 49

                                      (i)

   HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?....................  50
   HOW ARE ANNUITY PAYMENTS CALCULATED?....................................  50

LIVING BENEFITS............................................................  51

   DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR
     OWNERS WHILE THEY ARE ALIVE?..........................................  51
   GUARANTEED RETURN OPTION PLUS II (GRO Plus II)..........................  53
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)...................  57
   GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)......................  61
   HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO).........................  66
   GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)............................  71
   GUARANTEED MINIMUM INCOME BENEFIT (GMIB)................................  74
   LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)............................  77
   SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)............  82
   HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)......................  86
   SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)..............  97
   HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)................ 106
   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)........ 119
   HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)................ 128
   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)........ 141

DEATH BENEFIT.............................................................. 150

   WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?........................... 150
   BASIC DEATH BENEFIT..................................................... 150
   OPTIONAL DEATH BENEFITS................................................. 150
   PRUDENTIAL ANNUITIES' ANNUITY REWARDS................................... 154
   PAYMENT OF DEATH BENEFITS............................................... 155

VALUING YOUR INVESTMENT.................................................... 158

   HOW IS MY ACCOUNT VALUE DETERMINED?..................................... 158
   WHAT IS THE SURRENDER VALUE OF MY ANNUITY?.............................. 158
   HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?............................. 158
   HOW DO YOU VALUE FIXED ALLOCATIONS?..................................... 158
   WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?............................. 158
   WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED
     CHARGES?.............................................................. 159

TAX CONSIDERATIONS......................................................... 160

GENERAL INFORMATION........................................................ 169

   HOW WILL I RECEIVE STATEMENTS AND REPORTS?.............................. 169
   WHO IS PRUDENTIAL ANNUITIES?............................................ 169
   WHAT ARE SEPARATE ACCOUNTS?............................................. 170
   WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?.................... 171
   WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?.............. 172
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................... 174
   FINANCIAL STATEMENTS.................................................... 174
   HOW TO CONTACT US....................................................... 174
   INDEMNIFICATION......................................................... 175
   LEGAL PROCEEDINGS....................................................... 175

                                     (ii)

   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION..................... 177

APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B...... A-1

APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS........................ B-1

APPENDIX C - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
  DEPARTMENT............................................................... C-1

APPENDIX D - FORMULA UNDER GRO PLUS 2008................................... D-1

APPENDIX E - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
  SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT...................... E-1

APPENDIX F - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
  SPOUSAL HIGHEST..........................................................

DAILY LIFETIME 7 PLUS INCOME BENEFIT....................................... F-1

APPENDIX G - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN
  STATES................................................................... G-1

APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
  SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT..................... H-1

APPENDIX I - FORMULA FOR GRO PLUS II....................................... I-1

APPENDIX J - FORMULA FOR HIGHEST DAILY GRO................................. J-1

APPENDIX K - FORMULA FOR HIGHEST DAILY GRO II.............................. K-1

                                     (iii)

                               GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are Purchase Payments, and decreased by any charges deducted from such Purchase Payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95th birthday, and (b) the fifth anniversary of the Issue Date, whichever occurs first. With respect to Annuities issued prior to November 20, 2006, please see the section of this Prospectus entitled "How and When Do I Choose the Annuity Payment Option?".

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Beneficiary Annuity: If you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-Up and HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. See "Summary of Contract Fees and Charges" for details on the CDSC for this Annuity.

DCA Fixed Rate Option: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.

Enhanced Beneficiary Protection Death Benefit: An Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value. We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a Fixed Allocation. We no longer offer our 6 or 12 Month DCA Program.

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option Plus 2008/SM/ (GRO Plus 2008)/Highest Daily Guaranteed Return Option (Highest Daily GRO)/SM//Guaranteed Return Option/SM/ Plus II (GRO Plus II)/SM//Highest Daily/SM/ Guaranteed Return Option/SM/ II (HD GRO II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit ("HAV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime Seven Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

Highest Daily Value Death Benefit ("HDV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

Lifetime Five Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled "How to Contact Us" for the Service Office address.

Spousal Highest Daily Lifetime Seven Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime Five/SM/ Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

Sub-Account: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against the Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from the Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX C - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

                         TRANSACTION FEES AND CHARGES

CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY /1/

                                AS Cornerstone

                Yr. 1  Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8
                -----  ----- ----- ----- ----- ----- ----- -----
                7.0%    6.0%  5.0%  4.0%  3.0%  2.0%  1.0%  0.0%

1 The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a "first-in, first-out" basis.

                      OTHER TRANSACTION FEES AND CHARGES

                        (assessed against the Annuity)

 FEE/CHARGE                                        AS Cornerstone
 ----------                             -------------------------------------
 Transfer Fee /1/                         Currently $10 after twenty in any
                                        annuity year. May be increased to $15
                                          after 8 in any annuity year (may
                                           increase to $20 after 12 in NY)
 Maximum                                               $15.00
 Current                                               $10.00
 Tax Charge (current) /2/                            0% to 3.5%

1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES

                     (assessed against the Account Value)

FEE/CHARGE                                 AS Cornerstone
Annual Maintenance Fee /1/              Lesser of $35 or 2% of
                                          Account Value /2/
   Beneficiary Continuation Option Only  Lesser of $30 or 2% of
                                            Account Value

                  ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS /3/

    (assessed as a percentage of the daily net assets of the Sub-accounts)

                FEE/CHARGE
                Mortality & Expense Risk Charge /4/       1.00%
                Administration Charge /4/                 0.15%
                Settlement Service Charge /5/
                   Qualified                              1.40%
                   Nonqualified                           1.00%
                Total Annual Charges of the Sub-accounts
                (excluding settlement service charge)     1.15%

1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the nonqualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2 Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3  These charges are deducted daily and apply to the Sub-accounts only.
4 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
5 The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                                   TOTAL
                                                                  OPTIONAL         ANNUAL
                                                                BENEFIT FEE/     CHARGE /2/
OPTIONAL BENEFIT                                                   CHARGE    for AS Cornerstone
----------------                                                ------------ ------------------
GRO PLUS II
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                           0.60%               1.75%

HIGHEST DAILY GRO II
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                           0.60%               1.75%

HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)

Maximum Charge /3/
(assessed against greater of Account Value and PWV)                 1.50%           1.15% + 1.50%
Current Charge
(assessed against greater of Account Value and PWV)                 0.85%           1.15% + 0.85%

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR
  (LIA)

Maximum Charge /3/
(assessed against greater of Account Value and PWV)                 2.00%           1.15% + 2.00%
Current Charge
(assessed against greater of Account Value and PWV)                 1.20%           1.15% + 1.20%

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

Maximum Charge /3/
(assessed against greater of Account Value and PWV)                 1.50%           1.15% + 1.50%
Current Charge
(assessed against greater of Account Value and PWV)                 0.95%           1.15% + 0.95%

GUARANTEED RETURN OPTION PLUS (GRO Plus 2008)

Maximum Charge /3/
(assessed against Sub-account net assets)                           0.75%               1.90%
Current Charge
(assessed against Sub-account net assets)
(if elected on or after May 1, 2009)                                0.60%               1.75%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                    TOTAL
                                                   OPTIONAL         ANNUAL
                                                 BENEFIT FEE/     CHARGE /2/
OPTIONAL BENEFIT                                    CHARGE    for AS Cornerstone
----------------                                 ------------ ------------------
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

Maximum Charge /3/
(assessed against Sub-account net assets)            0.75%               1.90%
Current Charge
(assessed against Sub-account net assets)
(if elected on or after May 1, 2009)                 0.60%               1.75%

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

Maximum Charge /3/
(assessed against Sub-account net assets)            1.00%               2.15%
Current Charge
(assessed against Sub-account net assets)            0.35%               1.50%

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

Maximum Charge /3/
(assessed against PIV)                               1.00%           1.15% + 1.00%
Current Charge
(assessed against PIV)                               0.50%           1.15% + 0.50%

LIFETIME FIVE/SM/ INCOME BENEFIT

Maximum Charge /3/
(assessed against Sub-account net assets)            1.50%               2.65%
Current Charge
(assessed against Sub-account net assets)            0.60%               1.75%

SPOUSAL LIFETIME FIVE INCOME BENEFIT

Maximum Charge /3/
(assessed against Sub-account net assets)            1.50%               2.65%
Current Charge
(assessed against Sub-account net assets)            0.75%               1.90%

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge /3/
(assessed against the PWV)                           1.50%           1.15% + 1.50%
Current Charge
(assessed against the PWV)                           0.60%           1.15% + 0.60%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                                       TOTAL
                                                                      OPTIONAL         ANNUAL
                                                                    BENEFIT FEE/     CHARGE /2/
OPTIONAL BENEFIT                                                       CHARGE    for AS Cornerstone
----------------                                                    ------------ ------------------
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT WITH BENEFICIARY
  INCOME OPTION (BIO)

Maximum Charge /3/
(assessed against the PWV)                                              2.00%           1.15% + 2.00%
Current Charge
(assessed against the PWV)                                              0.95%           1.15% + 0.95%

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT WITH LIFETIME INCOME
  ACCELERATOR (LIA)

Maximum Charge /3/
(assessed against the PWV)                                              2.00%           1.15% + 2.00%
Current Charge
(assessed against the PWV)                                              0.95%           1.15% + 0.95%

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge /3/
(assessed against the PWV)                                              1.50%           1.15% + 1.50%
Current Charge
(assessed against the PWV)                                              0.75%           1.15% + 0.75%

SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME
  OPTION (BIO)

Maximum Charge /3/
(assessed against the PWV)                                              2.00%           1.15% + 2.00%
Current Charge
(assessed against the PWV)                                              0.95%           1.15% + 0.95%

HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 1.50%           1.15% + 1.50%
Current Charge
(assessed against the greater of Account Value and PWV)                 0.75%           1.15% + 0.75%

HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 2.00%           1.15% + 2.00%
Current Charge
(assessed against the greater of Account Value and PWV)                 1.10%           1.15% + 1.10%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                                  TOTAL
                                                                 OPTIONAL         ANNUAL
                                                               BENEFIT FEE/     CHARGE /2/
OPTIONAL BENEFIT                                                  CHARGE    for AS Cornerstone
----------------                                               ------------ ------------------
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME
  ACCELERATOR (LIA)

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)            2.00%           1.15% + 2.00%
Current Charge
(assessed against the greater of Account Value and PWV)            1.10%           1.15% + 1.10%

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)            1.50%           1.15% + 1.50%
Current Charge
(assessed against the greater of Account Value and PWV)            0.90%           1.15% + 0.90%

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME
  OPTION (BIO)

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)            2.00%           1.15% + 2.00%
Current Charge
(assessed against the greater of Account Value and PWV)            1.10%           1.15% + 1.10%

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT

Current and Maximum Charge /4/
(assessed against Sub-account net assets)                          0.25%               1.40%

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT (HAV)
Current and Maximum Charge /4/
(if elected on or after May 1, 2009)
(assessed against Sub-account net assets)                          0.40%               1.55%

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge /4/
(if elected on or after May 1, 2009)
(assessed against Sub-account net assets)                          0.80%               1.95%

HIGHEST DAILY VALUE DEATH BENEFIT (HDV)
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                          0.50%               1.65%

Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

How Charge is Determined

1 GRO Plus II. Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years.

   Highest Daily GRO II. Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, the 1.75% total annual charge applies in all Annuity Years.

   Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.85% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Highest Daily Lifetime 6 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 1.20% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Spousal Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For AS Cornerstone, 0.95% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   GRO Plus 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.

   Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: 0.35% charge of the Sub-account assets. For AS Cornerstone, 1.50% total annual charge applies in all Annuity Years. If you elect the benefit on or after May 1, 2009: For AS Cornerstone, 1.75% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.

   Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.50% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.

   Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For AS Cornerstone, 0.50% of PIV for GMIB is in addition to 1.15% annual charge in all Annuity years. This benefit is no longer available for new elections.

   Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.75% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.

   Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.90% total annual charge applies in all Annuity years.

   Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.60% for Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. This benefit is no longer available for new elections.

   Highest Daily Lifetime Seven With Beneficiary Income Option. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% in all Annuity Years. This benefit is no longer available for new elections.

   Highest Daily Lifetime Seven With Lifetime Income Accelerator. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% is in addition to 1.15% annual charge in all Annuity Years. This benefit is no longer available for new elections.

   Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). For AS Cornerstone, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.15% annual charge in all Annuity years. This benefit is no longer available for new elections.

   Spousal Highest Daily Lifetime Seven With Beneficiary Income Option. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For AS Cornerstone, 0.95% of PWV is in addition to 1.15% annual charge in all Annuity Years. This benefit is no longer available for new elections.

   Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.75% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Highest Daily Lifetime 7 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 0.90% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Spousal Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. For AS Cornerstone, 1.10% is in addition to 1.15% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.

   Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For
   AS Cornerstone, 1.40% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.

   Highest Anniversary Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.25% of the assets. For AS Cornerstone, 1.40% total annual charge applies in all Annuity Years. For AS Cornerstone, 1.55% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.

   Combination 5% Roll-up and HAV Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts, if you elected the benefit prior to May 1, 2009 the fees are as follows: 0.50% of Sub-account assets if you elected benefit prior to May 1, 2009. For
   AS Cornerstone, 1.65% total annual charge applies in all Annuity Years. If you elected the benefit on or after May 1, 2009 the fees are as follows: For AS Cornerstone, 1.95% total annual charge applies in all Annuity Years. This benefit is no longer available for new elections.

   Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For AS Cornerstone, 1.65% total annual charge applies in all Annuity years. This benefit is no longer available for new elections.

2. The Total Annual Charge includes the Insurance Charge assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.

3. We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.

4. Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES


                                                          MINIMUM MAXIMUM
                                                          ------- -------
       Total Portfolio Operating Expense                   0.60%   2.23%

The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2014, except as noted and except if the underlying portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                               Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                  and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                           Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
UNDERLYING PORTFOLIO          Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
--------------------       ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                   0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Advanced Strategies
  Portfolio*                  0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%       0.01%        0.96%
AST AQR Emerging
  Markets Equity
  Portfolio                   1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%       0.00%        1.35%
AST AQR Large-Cap
  Portfolio*                  0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.24%        0.59%
AST Balanced Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock Global
  Strategies Portfolio        0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%       0.00%        1.13%
AST BlackRock iShares
  ETF Portfolio*              0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%       0.25%        1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*      0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Bond Portfolio
  2015*                       0.63%     0.45%      0.10%       0.00%        0.00%      0.00%     1.18%       0.19%        0.99%
AST Bond Portfolio
  2016*                       0.63%     1.50%      0.10%       0.00%        0.00%      0.00%     2.23%       1.24%        0.99%
AST Bond Portfolio
  2017*                       0.63%     0.14%      0.10%       0.00%        0.00%      0.00%     0.87%       0.00%        0.87%
AST Bond Portfolio
  2018*                       0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio
  2019*                       0.63%     0.21%      0.10%       0.00%        0.00%      0.00%     0.94%       0.00%        0.94%
AST Bond Portfolio
  2020*                       0.63%     0.11%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Bond Portfolio
  2021*                       0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio
  2022*                       0.63%     0.20%      0.10%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%
AST Bond Portfolio
  2023*                       0.63%     0.06%      0.10%       0.00%        0.00%      0.00%     0.79%       0.01%        0.78%
AST Bond Portfolio
  2024*                       0.63%     0.09%      0.10%       0.00%        0.00%      0.00%     0.82%       0.00%        0.82%
AST Bond Portfolio
  2025*                       0.63%     0.38%      0.10%       0.00%        0.00%      0.00%     1.11%       0.12%        0.99%
AST Bond Portfolio
  2026*                       0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.00%        0.78%
AST Boston Partners
  Large-Cap Value
  Portfolio                   0.73%     0.03%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST Capital Growth
  Asset Allocation
  Portfolio                   0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST ClearBridge
  Dividend Growth
  Portfolio*                  0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%       0.11%        0.83%
AST Cohen & Steers
  Realty Portfolio*           0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Defensive Asset
  Allocation Portfolio        0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%       0.00%        0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%       0.02%        0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%       0.14%        0.80%
AST Franklin Templeton
  Founding Funds
  Allocation Portfolio*       0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%       0.00%        1.03%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%
AST Global Real Estate
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs
  Mid-Cap Growth
  Portfolio*                  0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
  Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio      0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
  Portfolio*                  0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
  Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
  Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
  International Equity
  Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan
  Strategic Opportunities
  Portfolio                   0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Jennison Large-Cap
  Growth Portfolio            0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Large-Cap Value
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
  Fixed Income
  Portfolio*                  0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                               Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                  and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                           Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
UNDERLYING PORTFOLIO          Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
--------------------       ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST MFS Global Equity
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST MFS Growth
  Portfolio                   0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST MFS Large-Cap
  Value Portfolio             0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Mid-Cap Value
  Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%
AST Money Market
  Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Neuberger Berman
  Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST New Discovery
  Asset Allocation
  Portfolio*                  0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Parametric Emerging
  Markets Equity
  Portfolio                   1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%
AST PIMCO Limited
  Maturity Bond
  Portfolio                   0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Prudential Core
  Bond Portfolio*             0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST Prudential Growth
  Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%
AST QMA Emerging
  Markets Equity
  Portfolio                   1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%
AST QMA Large-Cap
  Core Portfolio              0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST QMA US Equity
  Alpha Portfolio             0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%
AST Quantitative
  Modeling Portfolio          0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%       0.00%        1.12%
AST RCM World Trends
  Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%
AST Schroders Global
  Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%
AST Schroders Multi-
  Asset World Strategies
  Portfolio                   1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%
AST Small Cap Growth
  Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
  Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
  Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
AST T. Rowe Price Asset
  Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%
AST T. Rowe Price
  Equity Income
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price
  Large-Cap Growth
  Portfolio                   0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST Templeton Global
  Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Wellington Mgmt
  Hedged Equity
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
  Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%
AST Western Asset
  Emerging Markets Debt
  Portfolio*                  0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%
Invesco V.I. Diversified
  Dividend Fund - Series
  I shares*                   0.49%     0.24%      0.00%       0.00%        0.00%      0.01%     0.74%       0.01%        0.73%
Invesco V.I. Global
  Health Care Fund -
  Series I shares*            0.75%     0.34%      0.00%       0.00%        0.00%      0.01%     1.10%       0.01%        1.09%
Invesco V.I. Mid Cap
  Growth Fund - Series I
  shares                      0.75%     0.32%      0.00%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
Invesco V.I. Technology
  Fund - Series I shares      0.75%     0.41%      0.00%       0.00%        0.00%      0.00%     1.16%       0.00%        1.16%
NVIT Developing
  Markets Fund                0.95%     0.49%      0.25%       0.00%        0.00%      0.02%     1.71%       0.05%        1.66%
PSF SP International
  Growth Portfolio-
  Class 1                     0.85%     0.39%      0.00%       0.00%        0.00%      0.00%     1.24%       0.01%        1.23%
Wells Fargo Advantage
  VT International Equity
  Fund - Class 1*             0.75%     0.19%      0.00%       0.00%        0.00%      0.01%     0.95%       0.25%        0.70%
Wells Fargo Advantage
  VT Intrinsic Value
  Fund Class 2*               0.55%     0.28%      0.25%       0.00%        0.00%      0.00%     1.08%       0.08%        1.00%
Wells Fargo Advantage
  VT Omega                    0.55%     0.20%      0.00%       0.00%        0.00%      0.00%     0.75%       0.00%        0.75%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES

   (as a percentage of the average net assets of the underlying Portfolios)

                                                         For the year ended December 31, 2014
                        -----------------------------------------------------------------------------------------------------
                                                                                              Total
                                            Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                               and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                        Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
UNDERLYING PORTFOLIO       Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
--------------------    ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
  Growth Fund Class 1*
Wells Fargo Advantage
  VT Small Cap Growth
  Fund Class 1*            0.75%     0.18%      0.00%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%

* See notes immediately below for important information about this fund.

AST Advanced Strategies Portfolio The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR Large-Cap Portfolio The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Blackrock iShares ETF Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BlackRock/Loomis Sayles Bond Portfolio

The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Target Year Bond Portfolios The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST ClearBridge Dividend Growth Portfolio The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Cohen & Steers Realty Portfolio

The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI Pyramis(R) Quantitative Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Franklin Templeton Founding Funds Allocation Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio

The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Mid-Cap Growth Portfolio

The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Multi-Asset Portfolio The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Small-Cap Value Portfolio

The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Herndon Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST International Growth Portfolio

The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Investment Grade Bond The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio

The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Lord Abbett Core Fixed Income Portfolio

The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Core Bond Portfolio The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman/LSV Mid-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST New Discovery Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Prudential Core Bond Portfolio The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. Rowe Price Asset Allocation The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Core Plus Bond Portfolio The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Emerging Markets Debt Portfolio The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

Invesco V.I. Diversified Dividend Fund - Series I shares

Invesco V.I. Global Health Care Fund - Series I shares Invesco Advisers, Inc. ("Invesco" or the "Adviser") has contractually agreed to waive a portion of the Fund's management fee in an amount equal to the net management fee that Invesco earns on the Fund's investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on June 30, 2016. The fee waiver agreement cannot be terminated during its term.

Wells Fargo Advantage VT International Equity - class 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo Advantage VT Intrinsic Value - class 2 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo Advantage VT Omega Growth - class 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo Advantage VT Small Cap Growth - class 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for the Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for the Annuity as described in "Summary of Contract Fees and Charges":

   .   Insurance Charge

   .   Contingent Deferred Sales Charge (when and if applicable)

   .   Annual Maintenance Fee

   .   The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

   . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2014 and those expenses remain the same each year*

   . For each charge, we deduct the maximum charge rather than the current charge

   .   You make no withdrawals of Account Value

   .   You make no transfers, or other transactions for which we charge a fee

   .   No tax charge applies

   . You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period: /1/

                                           1 yr  3 yrs  5 yrs  10 yrs
                                          ------ ------ ------ ------
           AS Cornerstone                 $1,301 $2,320 $3,363 $6,279

If you annuitize your annuity at the end of the applicable time period: /2/

                                           1 yr 3 yrs  5 yrs  10 yrs
                                           ---- ------ ------ ------
            AS Cornerstone                 $601 $1,820 $3,063 $6,279

If you do not surrender your annuity:

                                           1 yr 3 yrs  5 yrs  10 yrs
                                           ---- ------ ------ ------
            AS Cornerstone                 $601 $1,820 $3,063 $6,279

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                Advanced Series Cornerstone ("AS Cornerstone")

This Summary describes key features of the variable annuity described in this prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity (subject to certain restrictions; see "Investment Options"). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals, or provide minimum death benefits for your beneficiaries or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is "tax-deferred"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

How do I purchase this variable annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuity was as follows:

                               Maximum Age for  Minimum Initial
               Product         Initial Purchase Purchase Payment
               -------         ---------------- ----------------
               AS Cornerstone         85            $10,000

The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the sections entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

You may make additional payments of at least $100 into your annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law. You must cancel your Annuity in writing.

See "What Are Our Requirements for Purchasing One of the Annuities?" for more detail.

Where should I invest my money? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See "Investment Options," and "Managing Your Account Value."

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See "Access to Account Value."

Options For Guaranteed Lifetime Withdrawals. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income for life. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefit section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..   Highest Daily Lifetime 6 Plus

..   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime 6 Plus

..   Highest Daily Lifetime 7 Plus

..   Spousal Highest Daily Lifetime 7 Plus

..   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

..   Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..   Highest Daily Lifetime Seven

..   Spousal Highest Daily Lifetime Seven

..   Highest Daily Lifetime Seven with Lifetime Income Accelerator

..   Highest Daily Lifetime Seven with Beneficiary Income Option

..   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.

Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see the applicable optional benefits section for more information.

These benefits contain detailed provisions, so please see the following sections of the prospectus for complete details:

..   Guaranteed Return Option Plus II

..   Highest Daily Guaranteed Return Option II

..   Guaranteed Return Option Plus 2008*

..   Highest Daily Guaranteed Return Option*

* No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.

We also have optional death benefits for an additional charge:

..   Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

..   Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers
    the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the "Death Benefit" section of the Prospectus for more information.

Please see the section entitled "Managing Your Account Value" for more information.

What are the Annuity's Fees and Charges?

Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and the applicable CDSC percentage (as indicated in the table below) depends on the Annuity year in which the purchase payment is withdrawn.

                        Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8
                        ----- ----- ----- ----- ----- ----- ----- -----
        AS Cornerstone  7.00% 6.00% 5.00% 4.00% 3.00% 2.00% 1.00% 0.00%

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your Purchase Payments and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you hold:

                FEE/CHARGE                       AS Cornerstone
                ----------                       --------------
                Mortality & Expense Risk Charge       1.00%
                Administration Charge                 0.15%
                Total Insurance Charge                1.15%

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity: Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial advisor to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See "General Information".

Other Information

Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "Fees and Payments Received by Prudential Annuities" for a discussion of fees that we may receive from underlying mutual funds and /or their affiliates.

The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

Effective May 1, 2004, the SP International Growth Portfolio (formerly the SP William Blair International Growth Portfolio) was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to May 1, 2004 you had any portion of your Account Value allocated to the SP International Growth Sub-account, you may continue to allocate Account Value and make transfers into and/ or out of the SP International Growth Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the SP International Growth Sub-account prior to May 1, 2004 or if you purchased your Annuity on or after May 1, 2004, you cannot allocate Account Value to the SP International Growth Sub-account.

Effective April 29, 2013, the AST Franklin Templeton Founding Funds Allocation Portfolio was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

Stipulated Investment Options if you Elect Certain Optional Benefits

As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our "Custom Portfolios Program" (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials). If you participate in the Optional Allocation and Rebalancing Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. Any such modification or termination will (i) be implemented only after we have notified you in advance, (ii) not affect the guarantees you had accrued under the optional benefit or your ability to continue to participate in those optional benefits, and (iii) not require you to transfer Account Value out of any Portfolio in which you participated immediately prior to the modification or termination.

Group I: Allowable Benefit Allocations

Optional Benefit Name*                                          Allowable Benefit Allocations:
Lifetime Five Income Benefit                                    AST Academic Strategies Asset Allocation Portfolio
Spousal Lifetime Five Income Benefit                            AST Advanced Strategies Portfolio
Highest Daily Lifetime Seven Income Benefit                     AST Balanced Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven Income Benefit             AST BlackRock Global Strategies Portfolio
Highest Daily Value Death Benefit                               AST BlackRock iShares ETF Portfolio
Highest Daily Lifetime Seven with Beneficiary Income Option     AST Capital Growth Asset Allocation Portfolio
Spousal Highest Daily Lifetime Seven with Beneficiary Income    AST Defensive Asset Allocation Portfolio
  Option                                                        AST FI Pyramis(R) Asset Allocation Portfolio
Highest Daily Lifetime Seven with Lifetime Income Accelerator   AST FI Pyramis(R) Quantitative Portfolio
Highest Daily Lifetime 7 Plus Income Benefit                    AST Franklin Templeton Founding Funds Allocation
Highest Daily Lifetime 7 Plus with Beneficiary Income Option    Portfolio**
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator  AST Franklin Templeton Founding Funds Plus Portfolio
Spousal Highest Daily Lifetime 7 Plus Income Benefit            AST Goldman Sachs Multi-Asset Portfolio
Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income   AST J.P. Morgan Global Thematic Portfolio
  Option                                                        AST J.P. Morgan Strategic Opportunities Portfolio
Highest Daily Lifetime 6 Plus                                   AST New Discovery Asset Allocation Portfolio
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator  AST Preservation Asset Allocation Portfolio
Spousal Highest Daily Lifetime 6 Plus                           AST Prudential Growth Allocation Portfolio
Highest Daily GRO II                                            AST RCM World Trends Portfolio
GRO Plus II                                                     AST Schroders Global Tactical Portfolio
                                                                AST Schroders Multi-Asset World Strategies Portfolio
                                                                AST T. Rowe Price Asset Allocation Portfolio
                                                                AST Wellington Management Hedged Equity Portfolio

Optional Benefit Name*                                          All investment options permitted, EXCEPT these:
Combo 5% Rollup & HAV Death Benefit                             Access VP High Yield
Guaranteed Minimum Income Benefit                               AST AQR Emerging Markets Equity Portfolio
Guaranteed Minimum Withdrawal Benefit                           AST QMA Emerging Markets Equity Portfolio
Highest Anniversary Value Death Benefit                         AST Western Asset Emerging Markets Debt Portfolio
GRO PLUS 2008                                                   Invesco V.I. Technology
Highest Daily GRO                                               Access VP High Yield
                                                                AST AQR Emerging Markets Equity Portfolio
                                                                AST QMA Emerging Markets Equity Portfolio
                                                                AST Quantitative Modeling Portfolio
                                                                AST Western Asset Emerging Markets Debt Portfolio
                                                                Invesco V.I. Technology
                                                                Wells Fargo Advantage VT Small-Cap Growth

* Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
** No longer offered.

The following set of tables describes the second category (i.e., Group II below), under which:

(a) you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST BlackRock/Loomis Sayles Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Core Bond Portfolio, and/or the AST Prudential Core Bond Portfolio).

(b) you may allocate up to 80% in equity and other portfolios listed in the table below.

(c) on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Programs (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.

(d) between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

(e) if you are already participating in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

Group II: Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials)

 Optional Benefit Name*                 Permitted Portfolios
 Highest Daily Lifetime Seven           AST Academic Strategies Asset
 Spousal Highest Daily Lifetime Seven   Allocation Portfolio
 Highest Daily Lifetime Seven with      AST Advanced Strategies Portfolio
   Beneficiary Income Option            AST Balanced Asset Allocation
 Spousal Highest Daily Lifetime Seven   Portfolio
   with Beneficiary Income Option       AST BlackRock Global Strategies
 Highest Daily Lifetime Seven with      Portfolio
   Lifetime Income Accelerator          AST BlackRock iShares ETF Portfolio
 Highest Daily Lifetime 7 Plus          AST BlackRock/Loomis Sayles Bond
 Spousal Highest Daily Lifetime 7 Plus  Portfolio
 Highest Daily Lifetime 7 Plus with     AST Boston Partners Large-Cap Growth
   Beneficiary Income Option            Portfolio
 Spousal Highest Daily Lifetime 7 Plus  AST Capital Growth Asset Allocation
   with Beneficiary Income Option       Portfolio
 Highest Daily Lifetime 7 Plus with     AST ClearBridge Dividend Growth
   Lifetime Income Accelerator          Portfolio
 Highest Daily Lifetime 6 Plus          AST Cohen & Steers Realty Portfolio
 Highest Daily Lifetime 6 Plus with     AST Defensive Asset Allocation
   Lifetime Income Accelerator          Portfolio
 Spousal Highest Daily Lifetime 6 Plus  AST FI Pyramis(R) Asset Allocation
 GRO Plus II                            Portfolio
 Highest Daily GRO II                   AST FI Pyramis(R) Quantitative
                                        Portfolio Portfolio
                                        AST Franklin Templeton Founding Funds
                                        Allocation Portfolio**
                                        AST Franklin Templeton Founding Funds
                                        Plus Portfolio
                                        AST Global Real Estate Portfolio
                                        AST Goldman Sachs Concentrated Growth
                                        Portfolio
                                        AST Goldman Sachs Large-Cap Value
                                        Portfolio
                                        AST Goldman Sachs Mid-Cap Growth
                                        Portfolio
                                        AST Goldman Sachs Multi-Asset
                                        Portfolio
                                        AST Goldman Sachs Small-Cap Value
                                        Portfolio
                                        AST Herndon Large-Cap Value Portfolio
                                        AST High Yield Portfolio
                                        AST International Growth Portfolio
                                        AST International Value Portfolio
                                        AST J.P. Morgan Global Thematic
                                        Portfolio
                                        AST J.P. Morgan International Equity
                                        Portfolio
                                        AST J.P. Morgan Strategic
                                        Opportunities Portfolio
                                        AST Jennison Large-Cap Growth
                                        Portfolio
                                        AST Large-Cap Value Portfolio
                                        AST Loomis Sayles Large-Cap Growth
                                        Portfolio
                                        AST Lord Abbett Core Fixed Income
                                        Portfolio
                                        AST MFS Global Equity Portfolio
                                        AST MFS Growth Portfolio
                                        AST MFS Large-Cap Value Portfolio
                                        AST Mid-Cap Value Portfolio
                                        AST Money Market Portfolio
                                        AST Neuberger Berman Core Bond
                                        Portfolio
                                        AST Neuberger Berman Mid-Cap Growth
                                        Portfolio
                                        AST Neuberger Berman/LSV Mid-Cap
                                        Value Portfolio
                                        AST New Discovery Asset Allocation
                                        Portfolio
                                        AST Parametric Emerging Markets
                                        Equity Portfolio
                                        AST PIMCO Limited Maturity Bond
                                        Portfolio
                                        AST Preservation Asset Allocation
                                        Portfolio
                                        AST Prudential Core Bond Portfolio
                                        AST Prudential Growth Allocation
                                        Portfolio
                                        AST QMA US Equity Alpha Portfolio
                                        AST RCM World Trends Portfolio
                                        AST Schroders Global Tactical
                                        Portfolio
                                        AST Schroders Multi-Asset World
                                        Strategies Portfolio
                                        AST Small-Cap Growth Portfolio
                                        AST Small-Cap Growth Opportunities
                                        Portfolio
                                        AST Small-Cap Value Portfolio
                                        AST T. Rowe Price Asset Allocation
                                        Portfolio
                                        AST T. Rowe Price Equity Income
                                        Portfolio
                                        AST T. Rowe Price Large-Cap Growth
                                        Portfolio

                 AST T. Rowe Price Natural Resources Portfolio
                 AST Templeton Global Bond Portfolio
                 AST Wellington Management Hedged Equity Portfolio
                 AST Western Asset Core Plus Bond Portfolio

* Detailed Information regarding these optional benefits can be fund in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
** No longer offered.

Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a predetermined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

Whether or not you elected an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

    (a) a portfolio's investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor's ability to fully implement the portfolio's investment strategy;

    (b) the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c) a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

The following table contains limited information about the portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the portfolios, which contain details about the investment objectives, policies, risks, costs and management of the portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

PORTFOLIO                                                 INVESTMENT                       PORTFOLIO
NAME                                                      OBJECTIVES                ADVISER(S)/SUBADVISER(S)
---------                                    -------------------------------------- ------------------------
AIM Variable Insurance Funds (Invesco        Seeks to provide reasonable current    Invesco Advisers, Inc.
  Variable Insurance Funds) - Invesco V.I.   income and long-term growth of income
  Diversified Dividend Fund - Series I       and capital.
  shares

AIM Variable Insurance Funds (Invesco        Seeks long-term growth of capital.     Invesco Advisers, Inc.
  Variable Insurance Funds) - Invesco V.I.
  Global Health Care Fund - Series I shares

AIM Variable Insurance Funds (Invesco        Seeks capital growth.                  Invesco Advisers, Inc.
  Variable Insurance Funds) - Invesco V.I.
  Mid Cap Growth Fund - Series I shares

AIM Variable Insurance Funds (Invesco        Seeks long-term growth of capital.     Invesco Advisers, Inc.
  Variable Insurance Funds) - Invesco V.I.
  Technology Fund - Series I shares

PORTFOLIO                                                  INVESTMENT                                 PORTFOLIO
NAME                                                       OBJECTIVES                          ADVISER(S)/SUBADVISER(S)
---------                                  -------------------------------------------- ---------------------------------------
AST Academic Strategies Asset Allocation   Seeks long-term capital appreciation.        AlphaSimplex Group, LLC
  Portfolio                                                                             AQR Capital Management, LLC and
                                                                                        CNH Partners, LLC
                                                                                        CoreCommodity Management, LLC
                                                                                        First Quadrant, L.P.
                                                                                        Jennison Associates LLC
                                                                                        J.P. Morgan Investment Management,
                                                                                        Inc.
                                                                                        Pacific Investment Management
                                                                                        Company LLC (PIMCO)
                                                                                        Prudential Investments LLC
                                                                                        Quantitative Management Associates
                                                                                        LLC
                                                                                        Western Asset Management Company/
                                                                                        Western Asset Management Company
                                                                                        Limited

AST Advanced Strategies Portfolio          Seeks a high level of absolute return by     Brown Advisory LLC
                                           using traditional and non-traditional        Loomis, Sayles & Company, L.P.
                                           investment strategies and by investing in    LSV Asset Management
                                           domestic and foreign equity and fixed        Prudential Investment Management, Inc.
                                           income securities, derivative instruments    Quantitative Management Associates
                                           and other investment companies.              LLC
                                                                                        T. Rowe Price Associates, Inc.
                                                                                        William Blair & Company, LLC

AST AQR Emerging Markets Equity            Seeks long-term capital appreciation.        AQR Capital Management, LLC
  Portfolio

AST AQR Large-Cap Portfolio                Seeks long-term capital appreciation.        AQR Capital Management, LLC

AST Balanced Asset Allocation Portfolio    Seeks to obtain the highest potential total  Prudential Investments LLC
                                           return consistent with its specified level   Quantitative Management Associates
                                           of risk tolerance.                           LLC

AST BlackRock Global Strategies Portfolio  Seeks a high total return consistent with a  BlackRock Financial Management, Inc.
                                           moderate level of risk.                      BlackRock International Limited

AST BlackRock iShares ETF Portfolio        Seeks to maximize total return with a        BlackRock Financial Management, Inc.
                                           moderate level of risk.

AST BlackRock/Loomis Sayles Bond           Seek to maximize total return, consistent    BlackRock Financial Management, Inc.
  Portfolio (formerly AST PIMCO Total      with preservation of capital and prudent     BlackRock International Limited
  Return Bond Portfolio)                   investment management                        BlackRock (Singapore) Limited
                                                                                        Loomis, Sayles & Company, L.P.

AST Bond Portfolio 2015                    Seeks the highest total return for a         Prudential Investment Management, Inc.
                                           specific period of time, consistent with
                                           the preservation of capital and liquidity
                                           needs. Total return is comprised of
                                           current income and capital appreciation.

AST Bond Portfolio 2016                    Seeks the highest total return for a         Prudential Investment Management, Inc.
                                           specific period of time, consistent with
                                           the preservation of capital and liquidity
                                           needs. Total return is comprised of
                                           current income and capital appreciation.

AST Bond Portfolio 2017                    Seeks the highest total return for a         Prudential Investment Management, Inc.
                                           specific period of time, consistent with
                                           the preservation of capital and liquidity
                                           needs. Total return is comprised of
                                           current income and capital appreciation.

PORTFOLIO                                                 INVESTMENT                                 PORTFOLIO
NAME                                                      OBJECTIVES                          ADVISER(S)/SUBADVISER(S)
---------                                 -------------------------------------------- ---------------------------------------
AST Bond Portfolio 2018                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2019                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2020                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2021                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2022                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2023                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2024                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2025                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2026                   Seeks the highest total return for a         Prudential Investment Management, Inc.
                                          specific period of time, consistent with
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Boston Partners Large-Cap Value       Seeks capital appreciation.                  Boston Partners
  Portfolio (formerly AST Jennison Large-
  Cap Value Portfolio)

AST Capital Growth Asset Allocation       Seeks to obtain the highest potential total  Prudential Investments LLC
  Portfolio                               return consistent with its specified level   Quantitative Management Associates
                                          of risk tolerance.                           LLC

AST ClearBridge Dividend Growth           Seeks income, capital preservation, and      ClearBridge Investments, LLC
  Portfolio                               capital appreciation.

 PORTFOLIO                        INVESTMENT                PORTFOLIO
 NAME                             OBJECTIVES         ADVISER(S)/SUBADVISER(S)
 ---------                 ------------------------  ------------------------
 AST Cohen & Steers        Seeks to maximize total   Cohen & Steers Capital
   Realty Portfolio        return through            Management, Inc.
                           investment in real
                           estate securities.

 AST Defensive Asset       Seeks to obtain the       Prudential Investments
   Allocation Portfolio    highest potential total   LLC
                           return consistent with    Quantitative Management
                           its specified level of    Associates LLC
                           risk tolerance.

 AST FI Pyramis(R) Asset   Seeks to maximize total   Pyramis Global Advisors,
   Allocation Portfolio    return.                   LLC a Fidelity
                                                     Investments Company

 AST FI Pyramis(R)         Seeks long-term capital   Pyramis Global Advisors,
   Quantitative Portfolio  growth balanced by        LLC a Fidelity
                           current income.           Investments Company

 AST Franklin Templeton    Seeks capital             Franklin Advisers, Inc.
   Founding Funds          appreciation while its    Franklin Mutual
   Allocation Portfolio    secondary investment      Advisers, LLC
                           objective is to seek      Templeton Global
                           income.                   Advisors Limited

 AST Franklin Templeton    Seeks capital             AST Investment Services,
   Founding Funds Plus     appreciation.             Inc.
   Portfolio                                         Prudential Investments
                                                     LLC

 AST Global Real Estate    Seeks capital             Prudential Real Estate
   Portfolio               appreciation and income.  Investors

 AST Goldman Sachs         Seeks long-term growth    Goldman Sachs Asset
   Large-Cap Value         of capital.               Management, L.P.
   Portfolio

 AST Goldman Sachs         Seeks long-term growth    Goldman Sachs Asset
   Mid-Cap Growth          of capital.               Management, L.P.
   Portfolio

 AST Goldman Sachs         Seeks to obtain a high    Goldman Sachs Asset
   Multi-Asset Portfolio   level of total return     Management, L.P.
                           consistent with its
                           level of risk tolerance.

 AST Goldman Sachs         Seeks long-term capital   Goldman Sachs Asset
   Small-Cap Value         appreciation.             Management, L.P.
   Portfolio

 AST Herndon Large-Cap     Seeks maximum growth of   Herndon Capital
   Value Portfolio         capital by investing      Management, LLC
                           primarily in the value
                           stocks of larger
                           companies.

 AST High Yield Portfolio  Seeks maximum total       J.P. Morgan Investment
                           return, consistent with   Management, Inc.
                           preservation of capital   Prudential Investment
                           and prudent investment    Management, Inc.
                           management.

 AST International Growth  Seeks long-term capital   Jennison Associates LLC
   Portfolio               growth.                   Neuberger Berman
                                                     Management LLC
                                                     William Blair & Company,
                                                     LLC

 AST International Value   Seeks capital growth.     Lazard Asset Management
   Portfolio                                         LLC
                                                     LSV Asset Management

 AST Investment Grade      Seeks to maximize total   Prudential Investment
   Bond Portfolio          return, consistent with   Management, Inc.
                           the preservation of
                           capital and liquidity
                           needs. Total return is
                           comprised of current
                           income and capital
                           appreciation.

 AST J.P. Morgan Global    Seeks capital             J.P. Morgan Investment
   Thematic Portfolio      appreciation consistent   Management, Inc./
                           with its specified level  Security Capital
                           of risk tolerance.        Research & Management
                                                     Incorporated

 AST J.P. Morgan           Seeks capital growth.     J.P. Morgan Investment
   International Equity                              Management, Inc.
   Portfolio

 AST J.P. Morgan           Seeks to maximize return  J.P. Morgan Investment
   Strategic               compared to the           Management, Inc.
   Opportunities Portfolio benchmark through
                           security selection and
                           tactical asset
                           allocation.

 AST Jennison Large-Cap    Seeks long-term growth    Jennison Associates LLC
   Growth Portfolio        of capital.

PORTFOLIO                                           INVESTMENT                            PORTFOLIO
NAME                                                OBJECTIVES                     ADVISER(S)/SUBADVISER(S)
---------                              -------------------------------------  -----------------------------------
AST Large-Cap Value Portfolio          Seeks current income and long-term     Hotchkis and Wiley Capital
                                       growth of income, as well as capital   Management, LLC
                                       appreciation.

AST Loomis Sayles Large-Cap Growth     Seeks capital growth. Income           Loomis, Sayles & Company, L.P.
  Portfolio                            realization is not an investment
                                       objective and any income realized on
                                       the Portfolio's investments,
                                       therefore, will be incidental to the
                                       Portfolio's objective.

AST Lord Abbett Core Fixed Income      Seeks income and capital appreciation  Lord, Abbett & Co. LLC
  Portfolio                            to produce a high total return.

AST MFS Global Equity Portfolio        Seeks capital growth.                  Massachusetts Financial Services
                                                                              Company

AST MFS Growth Portfolio               Seeks long-term capital growth and     Massachusetts Financial Services
                                       future, rather than current income.    Company

AST MFS Large-Cap Value Portfolio      Seeks capital appreciation.            Massachusetts Financial Services
                                                                              Company

AST Mid-Cap Value Portfolio            Seeks to provide capital growth by     EARNEST Partners, LLC
                                       investing primarily in                 WEDGE Capital Management L.L.P.
                                       mid-capitalization stocks that appear
                                       to be undervalued.

AST Money Market Portfolio             Seeks high current income and          Prudential Investment Management,
                                       maintain high levels of liquidity.     Inc.

AST Neuberger Berman Core Bond         Seeks to maximize total return         Neuberger Berman Fixed Income LLC
  Portfolio                            consistent with the preservation of
                                       capital.

AST Neuberger Berman Mid-Cap Growth    Seeks capital growth.                  Neuberger Berman Management LLC
  Portfolio

AST Neuberger Berman/LSV Mid-Cap       Seeks capital growth.                  LSV Asset Management
  Value Portfolio                                                             Neuberger Berman Management LLC

AST New Discovery Asset Allocation     Seeks total return.                    C.S. McKee, LP
  Portfolio                                                                   EARNEST Partners, LLC
                                                                              Epoch Investment Partners, Inc.
                                                                              Longfellow Investment Management
                                                                              Co. LLC
                                                                              Parametric Portfolio Associates LLC
                                                                              Security Investors, LLC
                                                                              Thompson, Siegel & Walmsley LLC
                                                                              Vision Capital Management, Inc.

AST Parametric Emerging Markets        Seeks long-term capital appreciation.  Parametric Portfolio Associates LLC
  Equity Portfolio

AST PIMCO Limited Maturity Bond        Seeks to maximize total return         Pacific Investment Management
  Portfolio                            consistent with preservation of        Company LLC (PIMCO)
                                       capital and prudent investment
                                       management.

AST Preservation Asset Allocation      Seeks to obtain the highest potential  Prudential Investments LLC
  Portfolio                            total return consistent with its       Quantitative Management Associates
                                       specified level of risk tolerance.     LLC

AST Prudential Core Bond Portfolio     Seeks to maximize total return         Prudential Investment Management,
                                       consistent with the long-term          Inc.
                                       preservation of capital.

AST Prudential Growth Allocation       Seeks total return.                    Prudential Investment Management,
  Portfolio                                                                   Inc.
                                                                              Quantitative Management Associates
                                                                              LLC

AST QMA Emerging Markets Equity        Seeks long-term capital appreciation.  Quantitative Management Associates
  Portfolio                                                                   LLC

PORTFOLIO                                                  INVESTMENT                                PORTFOLIO
NAME                                                       OBJECTIVES                         ADVISER(S)/SUBADVISER(S)
---------                                  -------------------------------------------- -------------------------------------
AST QMA Large-Cap Portfolio                Seeks long-term capital appreciation.        Quantitative Management Associates
                                                                                        LLC

AST QMA US Equity Alpha Portfolio          Seeks long term capital appreciation.        Quantitative Management Associates
                                                                                        LLC

AST Quantitative Modeling Portfolio        Seeks a high potential return while          Quantitative Management Associates
                                           attempting to mitigate downside risk         LLC
                                           during adverse market cycles.

AST RCM World Trends Portfolio             Seeks highest potential total return         Allianz Global Investors U.S. LLC
                                           consistent with its specified level of risk
                                           tolerance.

AST Schroders Global Tactical Portfolio    Seeks to outperform its blended              Schroder Investment Management North
                                           performance benchmark.                       America Inc./ Schroder Investment
                                                                                        Management North America Ltd.

AST Schroders Multi-Asset World            Seeks long-term capital appreciation.        Schroder Investment Management North
  Strategies Portfolio                                                                  America Inc./ Schroder Investment
                                                                                        Management North America Ltd.

AST Small-Cap Growth Portfolio             Seeks long-term capital growth.              Eagle Asset Management, Inc.
                                                                                        Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities         Seeks capital growth.                        RS Investment Management Co. LLC
  Portfolio (formerly AST Federated                                                     Wellington Management Company, LLP
  Aggressive Growth Portfolio):

AST Small-Cap Value Portfolio              Seeks to provide long-term capital growth    ClearBridge Investments, LLC
                                           by investing primarily in small-             J.P. Morgan Investment Management,
                                           capitalization stocks that appear to be      Inc.
                                           undervalued.                                 LMC Investments, LLC

AST T. Rowe Price Asset Allocation         Seeks a high level of total return by        T. Rowe Price Associates, Inc.
  Portfolio                                investing primarily in a diversified
                                           portfolio of equity and fixed income
                                           securities.

AST T. Rowe Price Equity Income Portfolio  Seeks to provide substantial dividend        T. Rowe Price Associates, Inc.
                                           income as well as long-term growth of
                                           capital through investments in the
                                           common stocks of established companies.

AST T. Rowe Price Large-Cap Growth         Seeks long-term growth of capital by         T. Rowe Price Associates, Inc.
  Portfolio                                investing predominantly in the equity
                                           securities of a limited number of large,
                                           carefully selected, high-quality U.S.
                                           companies that are judged likely to
                                           achieve superior earnings growth.

AST T. Rowe Price Natural Resources        Seeks long-term capital growth primarily     T. Rowe Price Associates, Inc.
  Portfolio                                through investing in the common stocks
                                           of companies that own or develop natural
                                           resources (such as energy products,
                                           precious metals and forest products) and
                                           other basic commodities.

AST Templeton Global Bond Portfolio        Seeks to provide current income with         Franklin Advisers, Inc.
                                           capital appreciation and growth of
                                           income.

PORTFOLIO                                                 INVESTMENT                                PORTFOLIO
NAME                                                      OBJECTIVES                        ADVISER(S)/SUBADVISER(S)
---------                                 -------------------------------------------- ------------------------------------
AST Wellington Management Hedged          Seeks to outperform a mix of 50% Russell     Wellington Management Company LLP
  Equity Portfolio                        3000(R) Index, 20% MSCI EAFE Index,
                                          and 30% Treasury Bill Index over a full
                                          market cycle by preserving capital in
                                          adverse markets utilizing an options
                                          strategy while maintaining equity
                                          exposure to benefit from up markets
                                          through investments in Wellington
                                          Management's equity investment
                                          strategies.

AST Western Asset Core Plus Bond          Seeks to maximize total return, consistent   Western Asset Management Company/
  Portfolio                               with prudent investment management and       Western Asset Management Company
                                          liquidity needs, by investing to obtain the  Limited
                                          average duration specified for the
                                          Portfolio.

AST Western Asset Emerging Markets Debt   Seeks to maximize total return.              Western Asset Management Company/
  Portfolio                                                                            Western Asset Management Company
                                                                                       Limited

NVIT Developing Markets Fund              Seeks long-term capital appreciation,        Nationwide Fund Advisors/The Boston
                                          under normal conditions by investing at      Company Asset Management, LLC
                                          least 80% of its net assets in equity
                                          securities of companies that are tied
                                          economically to emerging market
                                          countries

SP International Growth Portfolio         Seeks long-term growth of capital.           Jennison Associates LLC
                                                                                       Neuberger Berman Management LLC
                                                                                       William Blair & Company, LLC

Wells Fargo Advantage VT International    Seeks long-term capital appreciation.        Wells Fargo Funds Management, LLC,
  Equity Fund - Class 1                                                                advisor;
                                                                                       Wells Capital Management Inc.,
                                                                                       subadvisor

Wells Fargo Advantage VT Intrinsic Value  Seeks long-term capital appreciation.        Wells Fargo Funds Management, LLC,
  Fund - Class 2                                                                       advisor; Metropolitan West Capital
                                                                                       Management, LLC, subadvisor

Wells Fargo Advantage VT Omega Growth     Seeks long-term capital appreciation.        Wells Fargo Funds Management, LLC,
  Fund - Class 1                                                                       advisor;
                                                                                       Wells Capital Management Inc.,
                                                                                       subadvisor

Wells Fargo Advantage VT Small Cap        Seeks long-term capital appreciation.        Wells Fargo Funds Management, LLC,
  Growth Fund - Class 1                                                                advisor;
                                                                                       Wells Capital Management Inc.,
                                                                                       subadvisor

Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc.

Pyramis Global Advisors, LLC a business unit of Fidelity Investments

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program") and the Fixed Allocations used with our dollar-cost averaging program. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled "Do You Offer Dollar
Cost Averaging?" We no longer offer our 6 or 12 Month DCA Program.

DCA Fixed Rate Options. We offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

                               FEES AND CHARGES

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for AS Cornerstone are shown under "Summary of Contract Fees and Charges".

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20/th/ in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one (1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program") and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations), whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000 on the anniversary of the Issue Date or at the time of surrender. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a nonqualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of Purchase Payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under the Annuity, including the Annuity's basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that the person we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under the Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Rate Options or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each Optional Benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

Please note that this Annuity is no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000 for the Annuity. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age of 85 as of the Issue Date of the Annuity. If the Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

"Beneficiary" Annuity

If you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements, you may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. You must take required distributions at least annually, which we will calculate based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70 1/2, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in the Tax Considerations section of this Prospectus.

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in the Tax Considerations section of your prospectus.

You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity may provide a basic Death Benefit upon death, and you may name "successors" who may either receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations for a Beneficiary Annuity:

..   No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple "Transfer of Assets" or "TOA's" into a single contract as part of this "Beneficiary" Annuity.

..   You may not elect any optional living or death benefits. Annuity Rewards is not available.

..   You may not annuitize the Annuity; no annuity options are available.

..   You may participate only in the following programs: Auto-Rebalancing,
    Dollar Cost Averaging (but not 6 or 12 Month Dollar Cost Averaging Program), Systematic Withdrawals, and Third Party Investment Advisor.

..   You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A "beneficiary annuity" may not be co-owned.

..   If the Annuity is funded by means of transfer from another "Beneficiary
    Annuity" with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another "Beneficiary Annuity" where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

..   The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and
    (3) the beneficiaries of the trust who are beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

..   If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

..   If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "successor" is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA Beneficiary Annuity or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any joint
    Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date;

..   for "nonqualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

..   a change in Beneficiary if the Owner had previously made the designation irrevocable;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..   a new Annuitant for a contract issued to a grantor trust where the new
    Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. We accept assignment of nonqualified Annuities only.

Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and Contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program. Additional Purchase Payments may be made at any time before the Annuity Date (unless the Annuity is held as a Beneficiary Annuity), or prior to the Account Value being reduced to zero. Purchase Payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the "Living Benefits" section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program "The Systematic Investment Plan." Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate Purchase Payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate purchase payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

Currently, we charge $10.00 for each transfer after the 20/th/ transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the 20 free transfer limit. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e. one or more of the Sub-accounts corresponding to the ProFund Portfolios and the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..   With respect to each Sub-account (other than the AST Money Market
    Sub-account or a Sub-account corresponding to a ProFund Portfolio), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
    (ii) do not count any transfer that solely involves Sub-accounts corresponding to any ProFund Portfolio and/or the AST Money Market Sub-account; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

Contract owners in New York who purchased their contracts prior to March 15, 2004 are not subject to the specific restrictions outlined in bulleted paragraphs immediately above. In addition, there are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction-specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number) and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations (not available with AS Cornerstone) is subject to a number of rules that include, but are not limited to the following:

   . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).

   . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the DCA Fixed Allocation.

   . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation or the DCA Fixed Rate Options, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts.

This will reduce the effective rate of return on the Fixed Allocation or the DCA Fixed Rate Options over the Guarantee Period or the duration of the program, respectively.

The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program.

Under our current dollar cost averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM") WE NO LONGER OFFER OUR 6 OR 12 MONTH DCA PROGRAM. The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

The key features of this Program are as follows:

   . You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.

   . As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus. In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

   . Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a "last-in, first-out" basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to "last-in, first-out" means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

   . The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

   . We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

   . The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

   . If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus Highest Daily Lifetime 6 Plus, or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or

       12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a "Permitted Sub-account" for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

   . If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

   . If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

   .   We impose no fee for your participation in the 6 or 12 Month DCA Program.

   . You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.

   . You cannot utilize "rate lock" with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

   . We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

   . The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

   . The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the "Enhanced Dollar Cost Averaging Program."

NOTE: When a 6 or 12 Month DCA program is established from a DCA Fixed Rate Option, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts (including any transfers under an optional benefit formula). This will reduce the effective rate of return on the DCA Fixed Rate Option.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional

Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. The interest rate that we credit to the Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), which is available if you have elected one of the Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing, you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
(b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your Annuity.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance.
As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

                            ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions. You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?

During the Accumulation Period

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During the Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.

3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select ("systematic withdrawals"). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts. Please note that systematic withdrawals may be subject to any applicable CDSC. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

..   Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

..   If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

..   If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

..   For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% penalty under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code. Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distribution if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state.

If you request a full surrender, the amount payable will be your Account Value plus any Purchase Payments received after our receipt of your request for a Medically-Related Surrender.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;

   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

   .   no additional Purchase Payments can be made to the Annuity.

A "Contingency Event" occurs if the Annuitant is:

   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments or adjustable annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, you may not annuitize within the first Annuity Year.

For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the key lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that Key Lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity

   . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

   . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at the time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;

..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

..   providing spousal continuation of certain benefits.

The "living benefits" are as follows:

Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option Plus 2008 (GRO Plus 2008) /1/
Highest Daily Guaranteed Return Option (Highest Daily GRO) /1/
Guaranteed Minimum Withdrawal Benefit (GMWB) /1/
Guaranteed Minimum Income Benefit (GMIB) /1/
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit /1/ Highest Daily Lifetime Seven Income Benefit /1/
Spousal Highest Daily Lifetime Seven Income Benefit /1/
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit /1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit /1/ Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit /1/
Highest Daily Lifetime 7 Plus Income Benefit /1/
Spousal Highest Daily Lifetime 7 Plus Income Benefit /1/
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit /1/
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit /1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit /1/ Highest Daily Lifetime 6 Plus Income Benefit /1/
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator /1/
Spousal Highest Daily Lifetime 6 Plus Income Benefit /1/

/1/ No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

..   Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account. The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

..   Guaranteed Minimum Income Benefit or ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

..   Guaranteed Minimum Withdrawal Benefit or ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

..   Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6
    Plus), withdrawals in excess of the Annual Income Amount, called "Excess Income," will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. See the chart in the "Investment Options" section of the Prospectus for a list of investment options available and permitted with each benefit. We reserve the right to terminate this benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

Termination of Existing Benefits and Election of New Benefits

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..   The Issue Date is December 1, 2010

..   The benefit is elected on December 1, 2010

..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

..   The Account Value immediately prior to the withdrawal is equal to $300,000

..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

Key Feature - Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix N of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your guarantee amount(s);

..   The amount of time until the maturity of your guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);

..   Additional purchase payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

There is no guarantee that any benefit will be available for election at a later date.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..   The Issue Date is December 1, 2010

..   The benefit is elected on December 1, 2010

..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

..   An additional guarantee amount of $300,000 is locked in on December 1, 2011

..   The Account Value immediately prior to the withdrawal is equal to $300,000

..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

          Withdrawal Amount                                  $ 50,000
          Divided by Account Value before withdrawal         $300,000
          Equals ratio                                          16.67%
          All guarantees will be reduced by the above ratio
          (16.67%)
          Initial guarantee amount                           $166,667
          Additional guarantee amount                        $250,000

Key Feature - Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix P of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options". In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals and additional Purchase Payments, as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

..   March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

..   On March 18, 2011 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your guarantee amount(s);

..   The amount of time until the maturity of your guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);

..   Additional Purchase Payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

There is no guarantee that any benefit will be available for election at a later date.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the "dollar-for-dollar corridor."

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for- dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000; 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).

..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

   . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500
    / $177,500), or $11,971.83.

Key Feature - Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula also contemplates the transfer of assets from an AST bond portfolio to the other Sub-accounts in certain other scenarios. The formula described in this section, and which is set forth in Appendix G to this prospectus, applies to both (a) GRO Plus 2008 and (b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix P to this prospectus. The cap can be referred to as the "the 90% cap" OR "the 90% cap rule" OR "the 90% cap feature". A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios". You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees.

In general, the formula works as follows (please see Appendix G). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your Guarantee Amount(s);

..   The amount of time until the maturity of your Guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the Bond Portfolios;

..   The discount rate used to determine the present value of your Guarantee(s);

..   Additional Purchase Payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also may cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio. GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.

..   Transfers between an AST bond portfolio Sub-account and your other
    Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix G in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap feature"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

..   March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio

Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or
(c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

..   Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the "dollar-for-dollar corridor."

We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
(ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by
(i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
(iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000; 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).

..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

   . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

Key Feature - Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. In the formula, we use the term "Transfer Account" to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals and additional Purchase Payments, as described in the section of the prospectus concerning HD
GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your guarantee amount(s);

..   The amount of time until the maturity of your guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);

..   Additional Purchase Payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Election/Cancellation of the Benefit

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we generally no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the Money-market portfolio. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   You cannot participate in any dollar cost averaging benefit that transfers
    Account Value from a fixed interest rate option to a Sub-account.

..   Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for:
(a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix O of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the "Projected Future Guarantee" (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

..   March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature - Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional Purchase

Payments before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

..   If you elect the GMWB benefit at the time you purchase your Annuity, the
    Account Value will be your initial Purchase Payment.

..   If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

..   If you make additional Purchase Payments after your first withdrawal, the
    Protected Value will be increased by the amount of the additional Purchase Payment.

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature - Protected Annual Withdrawal Amount.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

..   If, cumulatively, you withdraw an amount less than the Protected Annual
    Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..   Additional purchase payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable purchase payment.

..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

..   the Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

   . B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12.

   . The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the Maximum Annual Benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).

..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

..   In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

..   If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity's other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity's other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

..   If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

..   Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

..   Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

..   The GMWB benefit does not directly affect your Annuity's Account Value or
    Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Charges under the Benefit

..   Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

Key Feature - Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments made after the waiting period begins ("Maximum Protected Income Value"), minus the impact of any withdrawals (as described below in "Impact of Withdrawals on the Protected Income Value") you make from your Annuity after the waiting period begins.

..   Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..   Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments. Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..   Subject to the Maximum Protected Income Value, if you make an additional
    Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

..   As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

..   A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.

..   The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments, minus the impact of any withdrawals after the date of the step-up.

..   When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

..   If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

..   A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000; 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).

..   The Maximum Protected Income Value is reduced by the amount withdrawn
    (i.e., by $10,000 from $500,000.00 to $490,000.00).

..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..   The Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

   . B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

..   The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 - $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X
    0.9655 or $470,689.66).

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

..   The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..   The Maximum Protected Income Value is also reduced by the amount withdrawn
    (i.e., by $10,000 from $470,689.66, to $460,689.66).

..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature - GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 - Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB Annuity Payment Option 2 - Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

..   Where allowed by law, we reserve the right to limit subsequent Purchase
    Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

..   Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

..   At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your

Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. See below for a description of Annual Income Amount and Annual Withdrawal Amount.

..   If you elected the Lifetime Five benefit at the time you purchase your
    Annuity, the Account Value was your initial Purchase Payment.

..   If you make additional purchase payments after your first withdrawal, the
    Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

..   you are eligible to step-up the Protected Withdrawal Value on or after the
    1/st/ anniversary of the first withdrawal under the Lifetime Five benefit;

..   the Protected Withdrawal Value can be stepped up again on or after the
    1/st/ anniversary of the preceding step-up.

If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

..   you are eligible to step-up the Protected Withdrawal Value on or after the
    5/th/ anniversary of the first withdrawal under the Lifetime Five benefit;

..   the Protected Withdrawal Value can be stepped up again on or after the
    5/th/ anniversary of the preceding step-up.

In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

..   the first Auto Step-Up opportunity will occur on the 1/st/ Annuity
    Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by any amount

..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    1/st/ Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

..   the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five Benefit or (2) the most recent step-up

..   your Protected Withdrawal Value will only be stepped-up if 5% of the
    Account Value is greater than the Annual Income Amount by 5% or more

..   if at the time of the first Auto Step-Up opportunity, 5% of the Account
    Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

..   once a step-up occurs, the next Auto Step-Up opportunity will occur on the
    Annuity Anniversary that is at least 5 years after the most recent step-up

In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature - Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

Key Feature - Annual Withdrawal Amount under the Withdrawal Benefit

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments. A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

..   If, cumulatively, you withdraw an amount less than the Annual Withdrawal
    Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

..   If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawals

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^/(393/365)/ = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550.

..   Annual Withdrawal Amount for future Annuity Years remains at $18,550.

..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.

..   Annual Income Amount for future Annuity Years remains at $13,250.

..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

   . Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550

   .   Remaining Annual Income Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

   . Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93

   Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

   .   Protected Withdrawal Value is reduced by $15,000 from $265,000 to
       $250,000

(b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

   .   Remaining Annual Withdrawal Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

   . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

   Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061

   .   Remaining Annual Income Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

   . Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623.

Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

   . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

   . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

..   If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.

..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

           (1) apply your Account Value to any annuity option available; or

           (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

           (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

           (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

           (2) the Account Value.

..   If no withdrawal was ever taken, we will determine a Protected Withdrawal
    Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

..   Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

..   Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

..   You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such new benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature - Initial Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. See below for a description of Annual Income Amount.

Key Feature - Annual Income Amount under the Spousal Lifetime Five Income
Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments. Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the purchase payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of withdrawals and step-up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05^/(393/365)/ = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.

..   Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-for-dollar and proportional reductions

If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

..   Remaining Annual Income Amount for current Annuity Year = $0

..   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 =
    $1,750) reduces Annual Income Amount for future Annuity Years.

..   Reduction to Annual Income Amount = Excess Income/Account Value before
    Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

Example 3. Step-up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1) apply your Account Value to any annuity option available; or

           (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

           (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

           (2) the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

..   Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

..   Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your

    Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

..   There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..   In order for the Surviving Designated Life to continue the Spousal Lifetime
    Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations", and "Spousal Assumption of Annuity" in this Prospectus.

..   You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on Account Value at that time. Any such new benefit may be more expensive.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a) if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments.

You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix H to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and

(2) the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a) the Account Value; or

(b) the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1) the Account Value; or

(2) the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or

(3) the sum of:

     (a) 200% of the Account Value on the effective date of the benefit;

     (b) 200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and

     (c) all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature - Annual Income Amount under the Highest Daily Lifetime Seven
Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime

Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

   .   The Issue Date is December 1, 2007

   .   The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before withdrawal                                $ 110,000.00
  Less amount of "non" excess withdrawal                         $   3,500.00
  Account Value immediately before excess withdrawal of $1,500   $ 106,500.00
  Excess withdrawal amount                                       $   1,500.00
  Divided by Account Value immediately before excess withdrawal  $ 106,500.00
  Ratio                                                                  1.41%
  Annual Income Amount                                           $   6,000.00
  Less ratio of 1.41%                                            $      84.51
  Annual Income Amount for future Annuity Years                  $   5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                  Highest Quarterly Value   Adjusted Annual Income
                                 (adjusted with withdrawal    Amount (5% of the
Date*              Account value and purchase payments)**  Highest Quarterly Value)
-----              ------------- ------------------------- ------------------------
June 1, 2008        $118,000.00         $118,000.00               $5,900.00
August 6, 2008      $110,000.00         $112,885.55               $5,644.28
September 1, 2008   $112,000.00         $112,885.55               $5,644.28
December 1, 2008    $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Highest Daily Lifetime Seven Benefit

..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1) apply your Account Value to any Annuity option available; or

           (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

           (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

           (2) the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

..   Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and an AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
    Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter.
    We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime Seven. For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix H to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

   . The difference between your Account Value and your Protected Withdrawal Value;

   . The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

   . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

   . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

   . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

Highest Daily Lifetime Seven with Lifetime Income Accelerator

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

     i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

     ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

     iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

     iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

     v.   Transferring: Moving into or out of a bed, chair or wheelchair.

     vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime Seven Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the

LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix H (page H-4). There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix H will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix H to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election

(the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted purchase payment made on the Current Valuation Day; and

(2)the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)the sum of:

    (a)200% of the Account Value on the effective date of the benefit;

    (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

    (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

   .   The Issue Date is December 1, 2007

   .   The Spousal Highest Daily Lifetime Seven benefit is elected on March 5,
       2008

   . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before withdrawal                                $ 110,000.00
  Less amount of "non" excess withdrawal                         $   3,500.00
  Account Value immediately before excess withdrawal of $1,500   $ 106,500.00
  Excess withdrawal amount                                       $   1,500.00
  Divided by Account Value immediately before excess withdrawal  $ 106,500.00
  Ratio                                                                  1.41%
  Annual Income Amount                                           $   6,000.00
  Less ratio of 1.41%                                            $      84.51
  Annual Income Amount for future Annuity Years                  $   5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                  Highest Quarterly Value   Adjusted Annual Income
                                 (adjusted with withdrawal    Amount (5% of the
Date*              Account value and purchase payments)**  Highest Quarterly Value)
-----              ------------- ------------------------- ------------------------
June 1, 2008        $118,000.00         $118,000.00               $5,900.00
August 6, 2008      $110,000.00         $112,885.55               $5,644.28
September 1, 2008   $112,000.00         $112,885.55               $5,644.28
December 1, 2008    $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under the Spousal Highest Daily Lifetime Seven Benefit

..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1)apply your Account Value to any Annuity option available; or

           (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

           (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

           (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

..   Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.

..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

..   The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
    Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit.

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix H to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

   . The difference between your Account Value and your Protected Withdrawal Value;

   . The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

   . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

   . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

   . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Spousal Highest Daily Lifetime Seven/SM/ with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

Optional 90% Cap Feature for the Formula for Spousal Highest Daily Lifetime
Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature, which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix E
(page E-4) of this prospectus. There is no cost to adding this feature to your Annuity. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix H will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account on the effective date of this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing The New Formula:

..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect any available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Plus 40 life insurance rider and Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

    (c)all adjusted purchase payments made after one year following the effective date of the benefit.

If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature - Annual Income Amount under the Highest Daily Lifetime 7 Plus
Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7% for ages 80-84, and 8%
for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2 - 74, 6% for ages 75-79, 7%
for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are:
4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7%
for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..   The Issue Date is December 1, 2008

..   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 7 Plus benefit

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $ 118,000.00
  Less amount of "non" excess withdrawal                         $   3,500.00
  Account Value immediately before excess withdrawal of $1,500   $ 114,500.00
  Excess withdrawal amount                                       $   1,500.00
  Divided by Account Value immediately before excess withdrawal  $ 114,500.00
  Ratio                                                                  1.31%
  Annual Income Amount                                           $   6,000.00
  Less ratio of 1.31%                                            $      78.60
  Annual Income Amount for future Annuity Years                  $   5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    Highest Daily Value        Adjusted Annual
                                 (adjusted with withdrawal Income Amount (5% of the
Date*              Account value and purchase payments)**    Highest Daily Value)
-----              ------------- ------------------------- ------------------------
November 25, 2009   $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95            $5,699.35
November 30, 2009   $113,000.00      $      113,986.95            $5,699.35
December 01, 2009   $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

   .   The Account Value at benefit election was $105,000

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit

   . No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example - Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Highest Daily Lifetime 7 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1)apply your Account Value to any Annuity option available; or

           (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

           (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

           (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under Highest
    Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix I.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..   March 19, 2009 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   On March 20, 2009 (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or

..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your Protected Withdrawal
    Value;

..   The amount of time Highest Daily Lifetime 7 Plus has been in effect on your
    Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 Plus/SM/ with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator/SM/

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV.

We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value and the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.   Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in ""Key Feature
- Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options"
section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

    (c)All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older), and
(ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

   .   The Issue Date is December 1, 2008

   .   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
       2009

   . The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   Highest Daily Value
                                        (adjusted
                                     with withdrawal   Adjusted Annual Income
                                      and purchase       Amount (5% of the
  Date*              Account value     payments)**      Highest Daily Value)
  -----              ------------- ------------------- ----------------------
  November 25, 2009   $119,000.00   $      119,000.00        $5,950.00
  November 26, 2009                  Thanksgiving Day
  November 27, 2009   $113,000.00   $      113,986.95        $5,699.35
  November 30, 2009   $113,000.00   $      113,986.95        $5,699.35
  December 01, 2009   $119,000.00   $      119,000.00        $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..   The Issue Date is December 1, 2008

..   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
    2009

..   The Account Value at benefit election was $105,000

..   The younger Designated Life was 70 years old when he/she elected the
    Spousal Highest Daily Lifetime 7 Plus benefit

..   No previous withdrawals have been taken under the Spousal Highest Daily
    Lifetime 7 Plus benefit

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example - Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000
Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1)apply your Account Value to any Annuity option available; or

           (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

           (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

           (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit, and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.

..   You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how

   Account Value must be allocated under the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional purchase payments may be subject to new investment limitations.

..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond
    Sub-account and from the DCA Fund Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under Spousal
    Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Accordingly, if you were receiving income through a systematic withdrawal program that was based on your LIA Amount but you subsequently become ineligible to receive your LIA Amount, we will adjust such systematic withdrawal program at the next Annuity Anniversary to equal your Annual Income Amount. You will be notified of your subsequent ineligibility and the date and amount of such adjustment before it occurs. If you wish to establish or make changes to any systematic withdrawal program at any time, please contact our Annuity Service Office. Please note that if you subsequently become ineligible to receive your LIA Amount but you wish to receive income based on any dollar amount other than the Annual Income Amount, you must provide new withdrawal instructions or enroll in a new systematic withdrawal program. All "Excess Income" conditions described above in ""Key Feature - Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit" would apply.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest

Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts:
(a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

We offered a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments made on that day;

    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments made within one year following the effective date of the benefit; and

    (c)all purchase payments made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature - Annual Income Amount under the Highest Daily Lifetime 6 Plus
Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual

Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and
(ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..   The Issue Date is December 1, 2008

..   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

..   The Annuitant was 70 years old when he/she elected the Highest Daily
    Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    Highest Daily Value    Adjusted Annual Income
                                 (adjusted with withdrawal   Amount (5% of the
Date*              Account value and Purchase Payments)**   Highest Daily Value)
-----              ------------- ------------------------- ----------------------
November 25, 2009   $119,000.00      $      119,000.00           $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95           $5,699.35
November 30, 2009   $113,000.00      $      113,986.95           $5,699.35
December 01, 2009   $119,000.00      $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   .   The Account Value at benefit election was $105,000

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example - Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

..   the basic death benefit under the Annuity; and

..   the amount of any optional death benefit you may have elected and remains in effect; and

..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Highest Daily Lifetime 6 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.

..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1)apply your Account Value to any annuity option available; or

           (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

           (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

           (2)the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the
    AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..   The Basic Death Benefit will terminate if withdrawals taken under Highest
    Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and
(ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the "Bond Sub-account"), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix M.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments, and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the

Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

..   September 4, 2012 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   September 5, 2012 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

..   On September 5, 2012 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

..   Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..   Not make any transfer between the Permitted Sub-accounts and the Bond
    Sub-account; or

..   If a portion of your Account Value was previously allocated to the Bond
    Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..   Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your Protected Withdrawal
    Value;

..   The amount of time Highest Daily Lifetime 6 Plus has been in effect on your
    Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v. Transferring: Moving into or out of a bed, chair or wheelchair.

    vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment. The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment.

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent's death.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must have been elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments made on that day;

    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments made within one year following the effective date of the benefit; and

    (c)all purchase payments made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

   .   The Issue Date is December 1, 2008

   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments.

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments, is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    Highest Daily Value    Adjusted Annual Income
                                 (adjusted with withdrawal   Amount (5% of the
Date*              Account value and Purchase Payments)**   Highest Daily Value)
-----              ------------- ------------------------- ----------------------
November 25, 2009   $119,000.00      $      119,000.00           $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95           $5,699.35
November 30, 2009   $113,000.00      $      113,986.95           $5,699.35
December 01, 2009   $119,000.00      $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   .   The Account Value at benefit election was $105,000

   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example - Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

..   the basic death benefit under the Annuity; and

..   the amount of any optional death benefit you may have elected and remains in effect; and

..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Spousal Highest Daily Lifetime 6 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1)apply your Account Value to any annuity option available; or

           (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

           (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

           (2)the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

..   Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..   The Basic Death Benefit will terminate if withdrawals taken under Spousal
    Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

                                 DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

Each Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. Please note that if your Annuity is held as a Beneficiary Annuity and owned by one of the permissible entities, no death benefit will be payable since the Annuity will continue distributing the required distributions over the life expectancy of the Key Life until either the Account Value is depleted or the Annuity is fully surrendered. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.

For AS Cornerstone, the existing basic Death Benefit (for all decedent ages) is the greater of:

..   The sum of all Purchase Payments less the sum of all proportional withdrawals.

..   The sum of your Account Value in the Sub-accounts, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options.

"Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of the Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus suite of benefits, you are not permitted to elect an optional Death Benefit.

Investment Restrictions may apply if you elect certain optional death benefits. See the chart in the "Investment Options" section of the Prospectus for a list of investment options available and permitted with each benefit.

Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit was purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation of Enhanced Beneficiary Protection Optional Death Benefit

If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1. the basic Death Benefit described above;

   PLUS

2. 40% of your "Growth" under an Annuity, as defined below.

"Growth" means the sum of your Account Value in the Sub-accounts, minus the total of all Purchase Payments reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all Purchase Payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven or Highest Daily Lifetime Seven with BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Highest Anniversary Value Death Benefit ("HAV")

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit. In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this death benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected the "Combination 5% Roll-up and Highest Anniversary Value" or the "Highest Daily Value" Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the Spousal Highest Daily Lifetime 7 Plus benefit.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for

Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain of the Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value Death Benefit described above; and

       3. 5% Roll-up described below.

       The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

       . all purchase payments increasing at an annual effective interest rate of 5% starting on the date that each purchase payment is made and ending on the Owner's date of death;

   MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments made after the Death Benefit Target Date;

   MINUS

       .  the sum of all withdrawals which reduce the 5% Roll-up proportionally.

Please refer to the definitions of Death Benefit Target Date below. This Death Benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus benefit.

See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments since such anniversary.

   . The Anniversary Value is the Account Value in the Sub-accounts as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment.

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you allocate your Account Value in accordance with the permitted and available option(s) with this benefit.

          The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

          If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

           1. the basic Death Benefit described above; and

           2. the HDV as of the Owner's date of death.

          If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

           1. the basic Death Benefit described above; and

           2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments less the sum of all proportional withdrawals since the Death Benefit Target Date.

The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, or the BIO feature of Highest Daily Lifetime Seven or the Highest Daily Lifetime 7 Plus benefit, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

   . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments since such date.

   .   The Daily Value is the Account Value as of the end of each Valuation
       Day. The Daily Value on the Issue Date is equal to your Purchase Payment.

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is held as a Beneficiary Annuity).

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust, but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

Can I terminate the optional Death Benefits? Do the optional Death Benefits terminate under other circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

What are the charges for the optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the average daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and
0.50% per year of the average daily net assets of the Sub-accounts the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES' ANNUITY REWARDS

What is the Annuity Rewards Benefit?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

..   your Account Value in the Sub-accounts as of the effective date of the benefit

..   MINUS any proportional withdrawals following the effective date of the benefit

..   PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

Who is eligible for the Annuity Rewards benefit?

Owners can elect the Annuity Rewards Death Benefit enhancement when the original CDSC period is over. However, the Account Value on the date that the Annuity Rewards benefit is effective, must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). The effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options - Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

   .   within five (5) years of the date of death (the "5 Year Deadline"); or

   . as a series of payments not extending beyond the life expectancy of the Beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

   .   as a lump sum payment; or

   . Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

       . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.

       . If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

       . If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.

Under the Beneficiary Continuation Option:

   . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the Death Benefit must be at least $15,000.

   . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.

   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

   . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For nonqualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

   . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

   . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

   . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

   . No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

   .   No additional Purchase Payments can be applied to the Annuity.

   . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

   . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.

   .   Withdrawals are not subject to CDSC.

   . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

   . If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust and the ProFund VP are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation or the Annuity is held as a Beneficiary Annuity (if available under your Annuity), the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

A surviving spouse's ability to continue ownership of the Annuity may be impacted (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled "Managing Your Annuity - Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

Exceptions to Amount of Death Benefit

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional purchase payments on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see "Living Benefits" for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

Transactions received after 4:00 p.m. will be treated as received by us on the next Valuation Day.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

Same Sex Marriages, Civil Unions and Domestic Partnerships

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

Partial Annuitization

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

Taxes Payable by Beneficiaries for a Nonqualified Annuity

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments.

Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..   Individual retirement accounts and annuities (IRAs), including inherited
    IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..   Roth IRAs, including inherited Roth IRAs (which we refer to as a
    Beneficiary Roth IRA) under Section 408A of the Code;

..   A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..   Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
    Deferred Annuities or TDAs);

..   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarizes the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions.Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

       .  Your attainment of age 59 1/2;

       .  Your severance of employment;

       .  Your death;

       .  Your total and permanent disability; or

       . Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for a Qualified Annuity

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from a Qualified Annuity You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans - Qualified Annuities

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                              GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios, to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States.

Service Providers

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.


Name of Service Provider                              Services Provided                               Address
------------------------                  ------------------------------------------ -------------------------------------------
Broadridge Investor Communication         Proxy services and regulatory mailings     51 Mercedes Way, Edgewood, NY 11717
  Solutions, Inc.

CT Corporation System                     UCC filings, corporate filings and annual  111 Eighth Avenue, New York, NY
                                          report filings                             10011

Depository Trust & Clearing Corporation   Clearing and settlement services           55 Water Street, 26/th/ Floor, New York,
                                                                                     NY 10041

EDM Americas                              Records management and administration      301 Fayetteville Street, Suite 1500,
                                          of annuity contracts                       Raleigh, NC 27601

ExlService Holdings, Inc.                 Administration of annuity contracts        350 Park Avenue, 10/th/ Floor, New York,
                                                                                     NY 10022

National Financial Services               Clearing and settlement services           82 Devonshire Street Boston, MA 02109

NEPS, LLC                                 Composition, printing, and mailing of      12 Manor Parkway, Salem, NH 03079
                                          contracts and benefit documents

Pershing LLC                              Order-entry systems provider               One Pershing Plaza, Jersey City, NJ
                                                                                     07399

Thomson Reuters                           Tax form printing                          3 Times Square
                                                                                     New York, NY 10036

Venio                                     Claim related services                     4031 University Drive, Suite 100, Fairfax,
                                                                                     VA 22030

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B".

Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the Purchase Payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Fees and Payments Received by Prudential Annuities

As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners;
(2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 7.0% for AS Cornerstone. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

A list of the firms to whom Prudential Annuities pays an amount under these arrangements is provided below. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain Prudential Annuities products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

   . Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to annuity business during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $0.38 and $6,711,354.31, respectively.

Name of Firm:

Allstate Financial                          Invest Financial Corporation              Sagepoint Financial, Inc.
Services, LLC                               Investacorp                               Sammons Securities Co., LLC
American Portfolio Financial Services Inc.  Investment Centers of America             Securian Financial Services, Inc.
Associated Securities Corporation           Investment Professionals                  Securities America, Inc.
AXA Advisors, LLC                           Investors Capital Corporation             Securities Service Network
BBVA Compass Investment Solutions, Inc.     Janney Montgomery Scott, LLC.             Sigma Financial Corporation
BFT Financial Group, LLC                    Legend Equities Corporation               Signator Investors, Inc.
Cadaret, Grant & Co., Inc.                  Lincoln Financial Advisors                SII Investments, Inc.
Cambridge Investment Research, Inc.         Lincoln Financial Securities Corporation  Stifel Nicolaus & Co.
Capital One Investment Services, LLC        Lincoln Investment Planning               Summit Brokerage Services, Inc.
Centaurus Financial, Inc.                   LPL Financial Corporation                 TFS Securities, Inc.
Cetera Advisor Network LLC                  LPL Financial Corporation (OAP)           The Investment Center
Cetera Financial Group LLC                  M Holdings Securities, Inc.               TransAmerica Financial Advisors, Inc.
Cetera Financial Specialists                MetLife                                   Triad Advisors, Inc.
Cetera Investment Services                  Mutual Service Corporation                UBS Financial Services, Inc.
CFD Investments, Inc.                       National Planning Corporation             United Planners Financial Service
Commonwealth Financial Network              Next Financial Group, Inc.                Wall Street Financial Group
Crown Capital Securities, L.P.              NFP Securities, Inc.                      Waterstone Financial Group Inc.
CUSO Financial Services, L.P.               PNC Investments, LLC                      Wells Fargo Advisors LLC
Equity Services, Inc.                       ProEquities                               Wells Fargo Advisors LLC - Wealth
First Allied Securities Inc.                Questar Capital Corporation               Wells Fargo Investments LLC
FSC Securities Corporation                  Raymond James & Associates                Woodbury Financial Services
Gary Goldberg & Co., Inc.                   Raymond James Financial Services          World Group Securities, Inc.
Geneos Wealth Management, Inc.              RBC Capital Markets Corporation           WRP Investments, Inc.
H. Beck, Inc.                               Robert W. Baird & Co., Inc.
Hantz Financial Services, Inc.              Royal Alliance Associates
ING Financial Partners, LLC

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to
Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential's Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website:
www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight*, Certified or Registered Mail

Prudential Annuity Service Center
2101 Welsh Road

Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Prudential Annuities's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities's financial position.

              CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
  The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc. How the Unit Price is Determined
Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 Unit Prices And Numbers Of Units. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2015.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                          Advanced Series Cornerstone
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.15%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   11/10/2008 to 12/31/2008                                $8.05            $8.05             24,711
   01/01/2009 to 12/31/2009                                $8.05            $9.90            914,061
   01/01/2010 to 12/31/2010                                $9.90           $10.96          1,562,926
   01/01/2011 to 12/31/2011                               $10.96           $10.54          1,174,245
   01/01/2012 to 12/31/2012                               $10.54           $11.73          1,346,497
   01/01/2013 to 12/31/2013                               $11.73           $12.75          1,371,076
   01/01/2014 to 12/31/2014                               $12.75           $13.09          1,367,935
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   11/10/2008 to 12/31/2008                                $8.10            $8.04              5,721
   01/01/2009 to 12/31/2009                                $8.04           $10.03            389,063
   01/01/2010 to 12/31/2010                               $10.03           $11.27            640,211
   01/01/2011 to 12/31/2011                               $11.27           $11.15            523,986
   01/01/2012 to 12/31/2012                               $11.15           $12.53            631,188
   01/01/2013 to 12/31/2013                               $12.53           $14.44            646,076
   01/01/2014 to 12/31/2014                               $14.44           $15.14            672,879
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   11/10/2008 to 12/31/2008                               $10.56           $10.67             18,304
   01/01/2009 to 12/31/2009                               $10.67           $12.43             25,083
   01/01/2010 to 12/31/2010                               $12.43           $13.99             34,878
   01/01/2011 to 12/31/2011                               $13.99           $14.32             42,362
   01/01/2012 to 05/04/2012                               $14.32           $15.59                  0
----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                              $10.00           $10.14              4,223
   01/01/2014 to 12/31/2014                               $10.14            $9.71              4,223

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                               $10.00           $11.68              4,797
   01/01/2014 to 12/31/2014                                $11.68           $13.06              2,877
-----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   11/10/2008 to 12/31/2008                                 $8.36            $8.33             32,085
   01/01/2009 to 12/31/2009                                 $8.33           $10.15          1,542,673
   01/01/2010 to 12/31/2010                                $10.15           $11.27          2,439,825
   01/01/2011 to 12/31/2011                                $11.27           $11.01          2,070,102
   01/01/2012 to 12/31/2012                                $11.01           $12.24          2,216,155
   01/01/2013 to 12/31/2013                                $12.24           $14.23          2,221,933
   01/01/2014 to 12/31/2014                                $14.23           $14.99          2,224,012
-----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                               $10.00            $9.20             18,409
   01/01/2012 to 12/31/2012                                 $9.20           $10.17             38,432
   01/01/2013 to 12/31/2013                                $10.17           $11.15             46,603
   01/01/2014 to 12/31/2014                                $11.15           $11.56             59,052
-----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                               $10.00           $10.54              1,989
   01/01/2014 to 12/31/2014                                $10.54           $10.79             10,539
-----------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                               $10.15           $10.31              2,701
   01/01/2010 to 12/31/2010                                $10.31           $11.59              6,969
   01/01/2011 to 12/31/2011                                $11.59           $10.78              4,622
   01/01/2012 to 12/31/2012                                $10.78           $12.07             15,600
   01/01/2013 to 12/31/2013                                $12.07           $15.68             15,537
   01/01/2014 to 12/31/2014                                $15.68           $17.09             15,800
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   11/10/2008 to 12/31/2008                                 $7.89            $7.85             16,496
   01/01/2009 to 12/31/2009                                 $7.85            $9.72          1,321,943
   01/01/2010 to 12/31/2010                                 $9.72           $10.89          2,065,600
   01/01/2011 to 12/31/2011                                $10.89           $10.51          1,469,934
   01/01/2012 to 12/31/2012                                $10.51           $11.81          1,825,382
   01/01/2013 to 12/31/2013                                $11.81           $14.33          2,003,360
   01/01/2014 to 12/31/2014                                $14.33           $15.15          2,316,265
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                               $10.00           $11.71             11,466
   01/01/2014 to 12/31/2014                                $11.71           $13.15             39,712
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   11/10/2008 to 12/31/2008                                $13.88           $14.93              5,934
   01/01/2009 to 12/31/2009                                $14.93           $19.46              9,804
   01/01/2010 to 12/31/2010                                $19.46           $24.76             13,156
   01/01/2011 to 12/31/2011                                $24.76           $26.09             21,984
   01/01/2012 to 12/31/2012                                $26.09           $29.75             27,252
   01/01/2013 to 12/31/2013                                $29.75           $30.33             36,608
   01/01/2014 to 12/31/2014                                $30.33           $39.25             38,386
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                               $10.00            $9.72                  0
   01/01/2014 to 12/31/2014                                 $9.72           $10.10              5,612
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   11/10/2008 to 12/31/2008                                 $7.21            $7.38              6,160
   01/01/2009 to 12/31/2009                                 $7.38            $9.04            522,945
   01/01/2010 to 12/31/2010                                 $9.04           $10.22            813,324
   01/01/2011 to 12/31/2011                                $10.22            $9.95            677,785
   01/01/2012 to 12/31/2012                                 $9.95           $10.88            794,402
   01/01/2013 to 12/31/2013                                $10.88           $12.34            750,114
   01/01/2014 to 12/31/2014                                $12.34           $12.58            739,676

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   11/10/2008 to 12/31/2008                                        $7.23            $7.20              6,088
   01/01/2009 to 12/31/2009                                        $7.20            $8.63            268,814
   01/01/2010 to 12/31/2010                                        $8.63            $9.67            374,680
   01/01/2011 to 12/31/2011                                        $9.67            $9.32            305,979
   01/01/2012 to 12/31/2012                                        $9.32           $10.47            374,058
   01/01/2013 to 12/31/2013                                       $10.47           $12.34            415,075
   01/01/2014 to 12/31/2014                                       $12.34           $12.89            414,440
------------------------------------------------------------------------------------------------------------------
AST Focus Four Plus Portfolio
   11/10/2008 to 12/31/2008                                        $7.62            $7.49              9,758
   01/01/2009 to 11/13/2009                                        $7.49            $8.41                  0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.79          1,161,219
   01/01/2013 to 12/31/2013                                       $10.79           $13.27          1,198,820
   01/01/2014 to 12/31/2014                                       $13.27           $13.53          1,000,015
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.85             47,511
   01/01/2014 to 12/31/2014                                       $10.85           $11.00             69,541
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   11/10/2008 to 12/31/2008                                        $6.15            $6.13                  0
   01/01/2009 to 12/31/2009                                        $6.13            $8.18             28,235
   01/01/2010 to 12/31/2010                                        $8.18            $9.72             32,992
   01/01/2011 to 12/31/2011                                        $9.72            $9.13             13,376
   01/01/2012 to 12/31/2012                                        $9.13           $11.44             32,283
   01/01/2013 to 12/31/2013                                       $11.44           $11.80             20,604
   01/01/2014 to 12/31/2014                                       $11.80           $13.29             23,715
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   11/10/2008 to 12/31/2008                                        $8.95            $8.88                 12
   01/01/2009 to 12/31/2009                                        $8.88           $13.11             58,648
   01/01/2010 to 12/31/2010                                       $13.11           $14.30             41,510
   01/01/2011 to 12/31/2011                                       $14.30           $13.57             20,038
   01/01/2012 to 12/31/2012                                       $13.57           $16.07             41,245
   01/01/2013 to 12/31/2013                                       $16.07           $20.61             29,937
   01/01/2014 to 02/07/2014                                       $20.61           $20.28                  0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   11/10/2008 to 12/31/2008                                        $9.84           $10.34              2,145
   01/01/2009 to 12/31/2009                                       $10.34           $12.18             25,175
   01/01/2010 to 12/31/2010                                       $12.18           $13.59             41,638
   01/01/2011 to 12/31/2011                                       $13.59           $12.70             34,198
   01/01/2012 to 12/31/2012                                       $12.70           $15.02             90,626
   01/01/2013 to 12/31/2013                                       $15.02           $19.83            182,543
   01/01/2014 to 12/31/2014                                       $19.83           $22.17            239,027
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   11/10/2008 to 12/31/2008                                       $11.36           $11.11                522
   01/01/2009 to 12/31/2009                                       $11.11           $17.25             59,746
   01/01/2010 to 12/31/2010                                       $17.25           $20.43             79,495
   01/01/2011 to 12/31/2011                                       $20.43           $19.60             29,042
   01/01/2012 to 12/31/2012                                       $19.60           $23.17             61,641
   01/01/2013 to 12/31/2013                                       $23.17           $30.28             74,871
   01/01/2014 to 12/31/2014                                       $30.28           $33.38             69,326
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   11/10/2008 to 12/31/2008                                        $7.65            $7.62                  0
   01/01/2009 to 12/31/2009                                        $7.62            $9.30            360,411
   01/01/2010 to 12/31/2010                                        $9.30           $10.26            829,285
   01/01/2011 to 12/31/2011                                       $10.26           $10.09            733,417
   01/01/2012 to 12/31/2012                                       $10.09           $10.98            752,656
   01/01/2013 to 12/31/2013                                       $10.98           $11.92            696,614
   01/01/2014 to 12/31/2014                                       $11.92           $12.26            670,322

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   11/10/2008 to 12/31/2008                           $13.57           $13.69             7,017
   01/01/2009 to 12/31/2009                           $13.69           $17.17            35,275
   01/01/2010 to 12/31/2010                           $17.17           $21.51            40,042
   01/01/2011 to 12/31/2011                           $21.51           $21.54            23,451
   01/01/2012 to 12/31/2012                           $21.54           $24.63            33,805
   01/01/2013 to 12/31/2013                           $24.63           $33.80            33,279
   01/01/2014 to 12/31/2014                           $33.80           $35.82            34,985
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   11/10/2008 to 12/31/2008                           $11.63           $11.77             7,903
   01/01/2009 to 12/31/2009                           $11.77           $13.75            13,420
   01/01/2010 to 12/31/2010                           $13.75           $15.29            16,860
   01/01/2011 to 12/31/2011                           $15.29           $15.04            12,395
   01/01/2012 to 12/31/2012                           $15.04           $16.86            14,645
   01/01/2013 to 12/31/2013                           $16.86           $22.43            38,184
   01/01/2014 to 12/31/2014                           $22.43           $22.52            26,343
------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   11/10/2008 to 12/31/2008                           $11.43           $11.02            28,527
   01/01/2009 to 12/31/2009                           $11.02           $14.77            88,476
   01/01/2010 to 12/31/2010                           $14.77           $16.57            80,556
   01/01/2011 to 12/31/2011                           $16.57           $16.90           144,474
   01/01/2012 to 12/31/2012                           $16.90           $19.02            45,575
   01/01/2013 to 12/31/2013                           $19.02           $20.15            48,884
   01/01/2014 to 12/31/2014                           $20.15           $20.43            64,482
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   11/10/2008 to 12/31/2008                           $12.16           $12.33             5,078
   01/01/2009 to 12/31/2009                           $12.33           $16.50             9,731
   01/01/2010 to 12/31/2010                           $16.50           $18.67            19,252
   01/01/2011 to 12/31/2011                           $18.67           $16.07            23,180
   01/01/2012 to 12/31/2012                           $16.07           $19.12            60,384
   01/01/2013 to 12/31/2013                           $19.12           $22.50           116,775
   01/01/2014 to 12/31/2014                           $22.50           $21.01           177,592
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   11/10/2008 to 12/31/2008                           $14.20           $14.17             7,925
   01/01/2009 to 12/31/2009                           $14.17           $18.27            14,938
   01/01/2010 to 12/31/2010                           $18.27           $20.07            21,715
   01/01/2011 to 12/31/2011                           $20.07           $17.35            18,167
   01/01/2012 to 12/31/2012                           $17.35           $20.01            30,153
   01/01/2013 to 12/31/2013                           $20.01           $23.63            46,439
   01/01/2014 to 12/31/2014                           $23.63           $21.79            63,246
------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   11/10/2008 to 12/31/2008                            $6.99            $6.98                 0
   01/01/2009 to 12/31/2009                            $6.98            $8.74           476,451
   01/01/2010 to 12/31/2010                            $8.74            $9.84           772,403
   01/01/2011 to 12/31/2011                            $9.84            $9.67           606,311
   01/01/2012 to 12/31/2012                            $9.67           $10.86           677,571
   01/01/2013 to 12/31/2013                           $10.86           $12.48           712,642
   01/01/2014 to 12/31/2014                           $12.48           $13.12           651,318
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   11/10/2008 to 12/31/2008                           $12.31           $12.43             5,876
   01/01/2009 to 12/31/2009                           $12.43           $16.70            55,206
   01/01/2010 to 12/31/2010                           $16.70           $17.69            97,614
   01/01/2011 to 12/31/2011                           $17.69           $15.89            49,839
   01/01/2012 to 12/31/2012                           $15.89           $19.14            64,570
   01/01/2013 to 12/31/2013                           $19.14           $21.83            78,923
   01/01/2014 to 12/31/2014                           $21.83           $20.21            74,393

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   11/10/2008 to 12/31/2008                              $13.13           $12.30               929
   01/01/2009 to 12/31/2009                              $12.30           $14.83           180,568
   01/01/2010 to 12/31/2010                              $14.83           $15.73           240,367
   01/01/2011 to 12/31/2011                              $15.73           $15.59           202,928
   01/01/2012 to 12/31/2012                              $15.59           $17.06           218,413
   01/01/2013 to 12/31/2013                              $17.06           $18.73           216,556
   01/01/2014 to 12/31/2014                              $18.73           $19.52           214,800
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.30             3,282
   01/01/2010 to 12/31/2010                              $10.30           $11.33             4,874
   01/01/2011 to 12/31/2011                              $11.33           $11.27            16,047
   01/01/2012 to 12/31/2012                              $11.27           $12.84            22,569
   01/01/2013 to 12/31/2013                              $12.84           $17.32            96,833
   01/01/2014 to 12/31/2014                              $17.32           $18.75            86,659
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   11/10/2008 to 12/31/2008                               $9.21            $9.16               764
   01/01/2009 to 12/31/2009                               $9.16           $10.82             4,280
   01/01/2010 to 12/31/2010                              $10.82           $12.10            17,238
   01/01/2011 to 12/31/2011                              $12.10           $11.46             9,745
   01/01/2012 to 12/31/2012                              $11.46           $13.24            17,860
   01/01/2013 to 12/31/2013                              $13.24           $18.31            55,359
   01/01/2014 to 12/31/2014                              $18.31           $20.58            95,330
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   11/10/2008 to 12/31/2008                              $10.51           $10.05            34,318
   01/01/2009 to 12/31/2009                              $10.05           $12.89            46,693
   01/01/2010 to 12/31/2010                              $12.89           $15.25            58,471
   01/01/2011 to 12/31/2011                              $15.25           $14.94            52,237
   01/01/2012 to 12/31/2012                              $14.94           $16.58           113,942
   01/01/2013 to 12/31/2013                              $16.58           $22.39           238,651
   01/01/2014 to 12/31/2014                              $22.39           $24.48           298,328
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   11/10/2008 to 12/31/2008                              $11.25           $11.02            51,247
   01/01/2009 to 12/31/2009                              $11.02           $14.66            57,575
   01/01/2010 to 12/31/2010                              $14.66           $16.44            67,953
   01/01/2011 to 12/31/2011                              $16.44           $17.90            13,452
   01/01/2012 to 12/31/2012                              $17.90           $18.75            58,338
   01/01/2013 to 12/31/2013                              $18.75           $18.16           123,101
   01/01/2014 to 12/31/2014                              $18.16           $19.10           137,193
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   11/10/2008 to 12/31/2008                              $13.28           $13.39             4,900
   01/01/2009 to 12/31/2009                              $13.39           $17.41            17,137
   01/01/2010 to 12/31/2010                              $17.41           $19.28            27,945
   01/01/2011 to 12/31/2011                              $19.28           $18.46            19,656
   01/01/2012 to 12/31/2012                              $18.46           $22.46            45,046
   01/01/2013 to 12/31/2013                              $22.46           $28.34            41,487
   01/01/2014 to 12/31/2014                              $28.34           $29.03            43,931
---------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   11/10/2008 to 12/31/2008                              $10.64           $10.28             1,505
   01/01/2009 to 12/31/2009                              $10.28           $12.63            16,608
   01/01/2010 to 12/31/2010                              $12.63           $14.08            29,835
   01/01/2011 to 12/31/2011                              $14.08           $13.84            21,047
   01/01/2012 to 12/31/2012                              $13.84           $16.02            41,995
   01/01/2013 to 12/31/2013                              $16.02           $21.64            52,397
   01/01/2014 to 12/31/2014                              $21.64           $23.26            68,684
---------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.22                 0
   01/01/2013 to 12/31/2013                              $10.22           $13.58               659
   01/01/2014 to 12/31/2014                              $13.58           $14.80             7,626

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   11/10/2008 to 12/31/2008                               $11.08           $11.25               415
   01/01/2009 to 12/31/2009                               $11.25           $15.44            10,773
   01/01/2010 to 12/31/2010                               $15.44           $18.87            21,245
   01/01/2011 to 12/31/2011                               $18.87           $18.01            10,531
   01/01/2012 to 12/31/2012                               $18.01           $21.08            14,127
   01/01/2013 to 12/31/2013                               $21.08           $27.59            21,318
   01/01/2014 to 12/31/2014                               $27.59           $31.36            28,408
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   11/10/2008 to 12/31/2008                               $10.93           $10.94           176,488
   01/01/2009 to 12/31/2009                               $10.94           $10.84           108,717
   01/01/2010 to 12/31/2010                               $10.84           $10.71           111,243
   01/01/2011 to 12/31/2011                               $10.71           $10.59           103,617
   01/01/2012 to 12/31/2012                               $10.59           $10.47           130,013
   01/01/2013 to 12/31/2013                               $10.47           $10.35           288,635
   01/01/2014 to 12/31/2014                               $10.35           $10.23           603,201
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   11/10/2008 to 12/31/2008                               $11.35           $11.53               924
   01/01/2009 to 12/31/2009                               $11.53           $16.04            12,210
   01/01/2010 to 12/31/2010                               $16.04           $19.57            35,111
   01/01/2011 to 12/31/2011                               $19.57           $18.86            24,057
   01/01/2012 to 12/31/2012                               $18.86           $21.84            41,521
   01/01/2013 to 12/31/2013                               $21.84           $30.65            82,935
   01/01/2014 to 12/31/2014                               $30.65           $34.62            87,437
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.08               756
   01/01/2012 to 12/31/2012                               $10.08           $10.45                 0
   01/01/2013 to 12/31/2013                               $10.45           $10.04             3,149
   01/01/2014 to 12/31/2014                               $10.04           $10.43             4,646
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   11/10/2008 to 12/31/2008                               $12.59           $12.10               141
   01/01/2009 to 12/31/2009                               $12.10           $15.52             6,961
   01/01/2010 to 12/31/2010                               $15.52           $19.74            19,356
   01/01/2011 to 12/31/2011                               $19.74           $19.84            28,636
   01/01/2012 to 12/31/2012                               $19.84           $22.04            31,765
   01/01/2013 to 12/31/2013                               $22.04           $28.90            36,981
   01/01/2014 to 12/31/2014                               $28.90           $30.83            48,325
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   11/10/2008 to 12/31/2008                               $11.26           $10.81               169
   01/01/2009 to 12/31/2009                               $10.81           $13.09             3,887
   01/01/2010 to 12/31/2010                               $13.09           $15.57             7,941
   01/01/2011 to 04/29/2011                               $15.57           $17.49                 0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.36            64,385
   01/01/2013 to 12/31/2013                               $10.36           $12.18            99,126
   01/01/2014 to 12/31/2014                               $12.18           $12.66            83,665
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   11/10/2008 to 12/31/2008                                $5.76            $5.59                 0
   01/01/2009 to 12/31/2009                                $5.59            $9.20           117,999
   01/01/2010 to 12/31/2010                                $9.20           $11.11           241,651
   01/01/2011 to 12/31/2011                               $11.11            $8.76           118,710
   01/01/2012 to 12/31/2012                                $8.76           $10.21           173,167
   01/01/2013 to 12/31/2013                               $10.21           $10.12           175,990
   01/01/2014 to 12/31/2014                               $10.12            $9.53           171,468

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   11/10/2008 to 12/31/2008                        $11.61           $11.31             63,423
   01/01/2009 to 12/31/2009                        $11.31           $12.32             42,844
   01/01/2010 to 12/31/2010                        $12.32           $12.66             81,187
   01/01/2011 to 12/31/2011                        $12.66           $12.79             68,255
   01/01/2012 to 12/31/2012                        $12.79           $13.24            146,946
   01/01/2013 to 12/31/2013                        $13.24           $12.80            293,078
   01/01/2014 to 12/31/2014                        $12.80           $12.64            338,182
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   11/10/2008 to 12/31/2008                        $11.93           $11.82             33,428
   01/01/2009 to 12/31/2009                        $11.82           $13.61            403,919
   01/01/2010 to 12/31/2010                        $13.61           $14.49            719,024
   01/01/2011 to 12/31/2011                        $14.49           $14.78            632,075
   01/01/2012 to 12/31/2012                        $14.78           $15.97            838,162
   01/01/2013 to 12/31/2013                        $15.97           $15.50            755,745
   01/01/2014 to 12/31/2014                        $15.50           $15.97            807,741
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   11/10/2008 to 12/31/2008                         $9.20            $9.17             42,451
   01/01/2009 to 12/31/2009                         $9.17           $10.88            354,949
   01/01/2010 to 12/31/2010                        $10.88           $11.89            688,176
   01/01/2011 to 12/31/2011                        $11.89           $11.87            709,217
   01/01/2012 to 12/31/2012                        $11.87           $12.95            839,716
   01/01/2013 to 12/31/2013                        $12.95           $13.98            738,781
   01/01/2014 to 12/31/2014                        $13.98           $14.62            800,719
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.08             10,791
   01/01/2012 to 12/31/2012                        $10.08           $10.67             19,739
   01/01/2013 to 12/31/2013                        $10.67           $10.31             13,958
   01/01/2014 to 12/31/2014                        $10.31           $10.80             19,583
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   11/10/2008 to 12/31/2008                         $6.79            $6.79             16,663
   01/01/2009 to 12/31/2009                         $6.79            $8.46          1,176,271
   01/01/2010 to 12/31/2010                         $8.46            $9.95          1,733,959
   01/01/2011 to 12/31/2011                         $9.95            $9.23          1,209,165
   01/01/2012 to 12/31/2012                         $9.23           $10.30          1,426,557
   01/01/2013 to 12/31/2013                        $10.30           $11.91          1,452,243
   01/01/2014 to 12/31/2014                        $11.91           $12.86          1,435,017
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $10.00            $9.64                  0
   01/01/2014 to 12/31/2014                         $9.64            $9.30                  0
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $10.00           $11.72                  0
   01/01/2014 to 12/31/2014                        $11.72           $13.35                  0
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   11/10/2008 to 12/31/2008                         $9.38            $9.35              8,903
   01/01/2009 to 12/31/2009                         $9.35           $11.27             12,417
   01/01/2010 to 12/31/2010                        $11.27           $12.81             75,339
   01/01/2011 to 12/31/2011                        $12.81           $13.10             49,507
   01/01/2012 to 12/31/2012                        $13.10           $15.39             68,326
   01/01/2013 to 12/31/2013                        $15.39           $20.14             76,396
   01/01/2014 to 12/31/2014                        $20.14           $23.34            105,836
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.93                  0
   01/01/2012 to 12/31/2012                         $8.93            $9.99                  0
   01/01/2013 to 12/31/2013                         $9.99           $12.09             33,710
   01/01/2014 to 12/31/2014                        $12.09           $12.72                 39

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   11/10/2008 to 12/31/2008                                  $7.25            $7.19              8,594
   01/01/2009 to 12/31/2009                                  $7.19            $8.77            438,182
   01/01/2010 to 12/31/2010                                  $8.77            $9.71            955,369
   01/01/2011 to 12/31/2011                                  $9.71            $9.42            840,799
   01/01/2012 to 12/31/2012                                  $9.42           $10.27            879,464
   01/01/2013 to 12/31/2013                                 $10.27           $11.41            850,564
   01/01/2014 to 12/31/2014                                 $11.41           $11.86            816,461
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   11/10/2008 to 12/31/2008                                  $7.42            $7.37                  0
   01/01/2009 to 12/31/2009                                  $7.37            $9.25            803,042
   01/01/2010 to 12/31/2010                                  $9.25           $10.45          1,248,548
   01/01/2011 to 12/31/2011                                 $10.45           $10.08            831,635
   01/01/2012 to 12/31/2012                                 $10.08           $11.55          1,166,672
   01/01/2013 to 12/31/2013                                 $11.55           $13.48          1,202,425
   01/01/2014 to 12/31/2014                                 $13.48           $14.05          1,146,395
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   11/10/2008 to 12/31/2008                                 $10.57           $10.52                377
   01/01/2009 to 12/31/2009                                 $10.52           $13.25            312,504
   01/01/2010 to 12/31/2010                                 $13.25           $14.64            775,054
   01/01/2011 to 12/31/2011                                 $14.64           $13.99            664,597
   01/01/2012 to 12/31/2012                                 $13.99           $15.36            743,969
   01/01/2013 to 12/31/2013                                 $15.36           $17.37            757,780
   01/01/2014 to 12/31/2014                                 $17.37           $17.70            728,070
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   11/10/2008 to 12/31/2008                                 $14.84           $14.76             11,948
   01/01/2009 to 12/31/2009                                 $14.76           $19.35             23,783
   01/01/2010 to 12/31/2010                                 $19.35           $25.35             23,796
   01/01/2011 to 12/31/2011                                 $25.35           $21.78             27,459
   01/01/2012 to 12/31/2012                                 $21.78           $25.85             36,427
   01/01/2013 to 12/31/2013                                 $25.85           $35.98             46,755
   01/01/2014 to 12/31/2014                                 $35.98           $37.32             53,798
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   11/10/2008 to 12/31/2008                                  $9.38            $9.52              2,121
   01/01/2009 to 12/31/2009                                  $9.52           $12.60             34,079
   01/01/2010 to 12/31/2010                                 $12.60           $16.99             12,258
   01/01/2011 to 12/31/2011                                 $16.99           $16.63              9,822
   01/01/2012 to 12/31/2012                                 $16.63           $18.44             14,615
   01/01/2013 to 12/31/2013                                 $18.44           $24.65             62,996
   01/01/2014 to 12/31/2014                                 $24.65           $25.29             49,354
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   11/10/2008 to 12/31/2008                                 $12.33           $12.64             14,814
   01/01/2009 to 12/31/2009                                 $12.64           $15.87             20,198
   01/01/2010 to 12/31/2010                                 $15.87           $19.77             20,406
   01/01/2011 to 12/31/2011                                 $19.77           $18.37             18,778
   01/01/2012 to 12/31/2012                                 $18.37           $21.46             35,533
   01/01/2013 to 12/31/2013                                 $21.46           $29.14             92,549
   01/01/2014 to 12/31/2014                                 $29.14           $30.33            102,295
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   11/10/2008 to 12/31/2008                                 $11.80           $11.89              4,984
   01/01/2009 to 12/31/2009                                 $11.89           $14.59            554,032
   01/01/2010 to 12/31/2010                                 $14.59           $16.09          1,083,296
   01/01/2011 to 12/31/2011                                 $16.09           $16.22            999,857
   01/01/2012 to 12/31/2012                                 $16.22           $18.20          1,271,409
   01/01/2013 to 12/31/2013                                 $18.20           $21.02          1,276,857
   01/01/2014 to 12/31/2014                                 $21.02           $22.00          1,236,928

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   11/10/2008 to 12/31/2008                               $9.90            $9.87             5,384
   01/01/2009 to 12/31/2009                               $9.87           $12.08            10,638
   01/01/2010 to 12/31/2010                              $12.08           $13.52            21,769
   01/01/2011 to 12/31/2011                              $13.52           $13.15            15,374
   01/01/2012 to 12/31/2012                              $13.15           $15.24            50,027
   01/01/2013 to 12/31/2013                              $15.24           $19.54           114,432
   01/01/2014 to 12/31/2014                              $19.54           $20.76           132,651
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   11/10/2008 to 12/31/2008                               $9.07            $9.03                88
   01/01/2009 to 12/31/2009                               $9.03           $13.69            60,752
   01/01/2010 to 12/31/2010                              $13.69           $15.67            99,978
   01/01/2011 to 12/31/2011                              $15.67           $15.23            46,258
   01/01/2012 to 12/31/2012                              $15.23           $17.70            59,479
   01/01/2013 to 12/31/2013                              $17.70           $25.19            99,275
   01/01/2014 to 12/31/2014                              $25.19           $26.98           119,471
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   11/10/2008 to 12/31/2008                              $19.61           $18.27             7,141
   01/01/2009 to 12/31/2009                              $18.27           $26.97            41,100
   01/01/2010 to 12/31/2010                              $26.97           $32.11            63,949
   01/01/2011 to 12/31/2011                              $32.11           $27.01            51,278
   01/01/2012 to 12/31/2012                              $27.01           $27.66            69,365
   01/01/2013 to 12/31/2013                              $27.66           $31.55            68,307
   01/01/2014 to 12/31/2014                              $31.55           $28.58            73,225
---------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   11/10/2008 to 12/31/2008                              $12.02           $12.82            32,537
   01/01/2009 to 12/31/2009                              $12.82           $14.21            39,438
   01/01/2010 to 12/31/2010                              $14.21           $14.85            45,074
   01/01/2011 to 12/31/2011                              $14.85           $15.29            39,211
   01/01/2012 to 12/31/2012                              $15.29           $15.90            53,980
   01/01/2013 to 12/31/2013                              $15.90           $15.13           113,438
   01/01/2014 to 12/31/2014                              $15.13           $15.04           132,013
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   11/10/2008 to 12/31/2008                               $7.11            $7.06            12,822
   01/01/2009 to 12/31/2009                               $7.06            $8.96           225,384
   01/01/2010 to 12/31/2010                               $8.96           $10.16           319,967
   01/01/2011 to 12/31/2011                              $10.16            $9.69           288,135
   01/01/2012 to 12/31/2012                               $9.69           $10.64           348,044
   01/01/2013 to 12/31/2013                              $10.64           $12.67           412,006
   01/01/2014 to 12/31/2014                              $12.67           $13.21           513,376
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/10/2008 to 12/31/2008                               $9.26            $9.36             1,731
   01/01/2009 to 12/31/2009                               $9.36           $10.32           133,974
   01/01/2010 to 12/31/2010                              $10.32           $11.00           244,533
   01/01/2011 to 12/31/2011                              $11.00           $11.53           207,165
   01/01/2012 to 12/31/2012                              $11.53           $12.29           244,516
   01/01/2013 to 12/31/2013                              $12.29           $11.97           328,315
   01/01/2014 to 12/31/2014                              $11.97           $12.68           354,642
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.41                 0
   01/01/2013 to 12/31/2013                              $10.41            $9.45                 0
   01/01/2014 to 12/31/2014                               $9.45            $9.47                 0
---------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   11/10/2008 to 12/31/2008                               $8.05            $8.05             2,136
   01/01/2009 to 12/31/2009                               $8.05           $11.12             2,097
   01/01/2010 to 07/16/2010                              $11.12           $10.92                 0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   11/10/2008 to 12/31/2008                                  $11.09           $11.31                 22
   01/01/2009 to 12/31/2009                                  $11.31           $12.96              1,485
   01/01/2010 to 07/16/2010                                  $12.96           $12.35                  0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   11/10/2008 to 12/31/2008                                  $11.81           $12.09                  0
   01/01/2009 to 12/31/2009                                  $12.09           $17.21                815
   01/01/2010 to 07/16/2010                                  $17.21           $16.12                  0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   11/10/2008 to 12/31/2008                                   $8.71            $8.67                  0
   01/01/2009 to 12/31/2009                                   $8.67           $11.04                  0
   01/01/2010 to 12/31/2010                                  $11.04           $12.99                  0
   01/01/2011 to 12/31/2011                                  $12.99           $11.44                  0
   01/01/2012 to 12/31/2012                                  $11.44           $12.87                  0
   01/01/2013 to 12/31/2013                                  $12.87           $16.67                 73
   01/01/2014 to 04/25/2014                                  $16.67           $17.22                  0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   11/10/2008 to 12/31/2008                                   $6.73            $6.67              6,808
   01/01/2009 to 12/31/2009                                   $6.67            $8.57            607,785
   01/01/2010 to 12/31/2010                                   $8.57            $9.34          1,430,034
   01/01/2011 to 12/31/2011                                   $9.34            $9.08            959,901
   01/01/2012 to 09/21/2012                                   $9.08           $10.21                  0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   11/10/2008 to 12/31/2008                                  $11.29           $11.23                867
   01/01/2009 to 12/31/2009                                  $11.23           $15.66                859
   01/01/2010 to 12/31/2010                                  $15.66           $16.98                756
   01/01/2011 to 12/31/2011                                  $16.98           $15.53                752
   01/01/2012 to 12/31/2012                                  $15.53           $19.24             23,267
   01/01/2013 to 12/31/2013                                  $19.24           $21.75             25,764
   01/01/2014 to 04/25/2014                                  $21.75           $21.32                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.20                  2
   01/01/2012 to 04/27/2012                                   $8.20            $9.31                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.15                477
   01/01/2012 to 12/31/2012                                   $9.15           $10.74              1,688
   01/01/2013 to 12/31/2013                                  $10.74           $13.91              1,859
   01/01/2014 to 12/31/2014                                  $13.91           $15.52             13,794
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   11/10/2008 to 12/31/2008                                  $10.95           $10.60                  4
   01/01/2009 to 12/31/2009                                  $10.60           $14.93                  3
   01/01/2010 to 12/31/2010                                  $14.93           $18.27                  0
   01/01/2011 to 04/29/2011                                  $18.27           $20.38                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   11/10/2008 to 12/31/2008                                   $5.63            $5.07                618
   01/01/2009 to 12/31/2009                                   $5.07            $6.39                609
   01/01/2010 to 12/31/2010                                   $6.39            $6.97              5,059
   01/01/2011 to 04/29/2011                                   $6.97            $7.37                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   11/10/2008 to 12/31/2008                                  $11.18           $11.10                  0
   01/01/2009 to 12/31/2009                                  $11.10           $14.00                  0
   01/01/2010 to 12/31/2010                                  $14.00           $14.58                  0
   01/01/2011 to 12/31/2011                                  $14.58           $14.98                 23
   01/01/2012 to 12/31/2012                                  $14.98           $17.90              2,635
   01/01/2013 to 12/31/2013                                  $17.90           $24.87              6,228
   01/01/2014 to 12/31/2014                                  $24.87           $29.41             13,970

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                           $10.05            $9.80             1,609
   01/01/2013 to 12/31/2013                             $9.80           $13.27             4,838
   01/01/2014 to 12/31/2014                            $13.27           $14.17             6,965
-------------------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   11/10/2008 to 12/31/2008                             $6.45            $6.24                 0
   01/01/2009 to 12/31/2009                             $6.24            $9.70               714
   01/01/2010 to 12/31/2010                             $9.70           $11.63             1,935
   01/01/2011 to 12/31/2011                            $11.63           $10.92             1,178
   01/01/2012 to 12/31/2012                            $10.92           $12.01                 0
   01/01/2013 to 12/31/2013                            $12.01           $14.86                 0
   01/01/2014 to 12/31/2014                            $14.86           $16.31                 0
-------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   11/10/2008 to 12/31/2008                             $7.15            $6.87                 0
   01/01/2009 to 12/31/2009                             $6.87            $7.94                 0
   01/01/2010 to 12/31/2010                             $7.94           $10.23                 0
   01/01/2011 to 12/31/2011                            $10.23           $10.24                 0
   01/01/2012 to 12/31/2012                            $10.24           $11.44                 0
   01/01/2013 to 12/31/2013                            $11.44           $16.83                 0
   01/01/2014 to 04/25/2014                            $16.83           $16.80                 0
-------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   11/10/2008 to 12/31/2008                            $19.28           $18.99             4,931
   01/01/2009 to 12/31/2009                            $18.99           $30.45             5,599
   01/01/2010 to 12/31/2010                            $30.45           $34.96             7,326
   01/01/2011 to 12/31/2011                            $34.96           $26.82             7,062
   01/01/2012 to 12/31/2012                            $26.82           $30.96            21,717
   01/01/2013 to 12/31/2013                            $30.96           $30.61            25,271
   01/01/2014 to 12/31/2014                            $30.61           $28.49            28,707
-------------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   11/10/2008 to 12/31/2008                             $8.31            $8.42                49
   01/01/2009 to 12/31/2009                             $8.42           $11.41                73
   01/01/2010 to 12/31/2010                            $11.41           $12.86                72
   01/01/2011 to 12/31/2011                            $12.86           $10.82                 0
   01/01/2012 to 12/31/2012                            $10.82           $13.09                 0
   01/01/2013 to 12/31/2013                            $13.09           $15.38             1,010
   01/01/2014 to 12/31/2014                            $15.38           $14.33             2,425
-------------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   11/10/2008 to 12/31/2008                             $7.86            $8.29                 0
   01/01/2009 to 12/31/2009                             $8.29            $9.32                 0
   01/01/2010 to 12/31/2010                             $9.32           $10.99                 0
   01/01/2011 to 12/31/2011                            $10.99           $11.79               153
   01/01/2012 to 12/31/2012                            $11.79           $12.76               652
   01/01/2013 to 12/31/2013                            $12.76           $17.93             4,594
   01/01/2014 to 04/25/2014                            $17.93           $17.72                 0
-------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   11/10/2008 to 12/31/2008                             $7.85            $7.84                 0
   01/01/2009 to 12/31/2009                             $7.84            $8.75                 0
   01/01/2010 to 12/31/2010                             $8.75           $10.31                 0
   01/01/2011 to 12/31/2011                            $10.31           $10.02               106
   01/01/2012 to 12/31/2012                            $10.02           $11.19             1,700
   01/01/2013 to 12/31/2013                            $11.19           $15.02             4,055
   01/01/2014 to 04/25/2014                            $15.02           $14.95                 0
-------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   11/10/2008 to 12/31/2008                             $8.70            $8.78                 0
   01/01/2009 to 12/31/2009                             $8.78            $9.89                 0
   01/01/2010 to 12/31/2010                             $9.89           $11.41                 0
   01/01/2011 to 12/31/2011                            $11.41           $12.15                 0
   01/01/2012 to 12/31/2012                            $12.15           $13.30               496
   01/01/2013 to 12/31/2013                            $13.30           $17.21               333
   01/01/2014 to 04/25/2014                            $17.21           $16.97                 0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   11/10/2008 to 12/31/2008                                                   $7.17            $6.72                 0
   01/01/2009 to 12/31/2009                                                   $6.72            $7.58                 0
   01/01/2010 to 12/31/2010                                                   $7.58            $8.73                 0
   01/01/2011 to 12/31/2011                                                   $8.73            $9.15                 0
   01/01/2012 to 12/31/2012                                                   $9.15            $9.54                 0
   01/01/2013 to 12/31/2013                                                   $9.54           $12.09             7,851
   01/01/2014 to 04/25/2014                                                  $12.09           $12.52                 0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   11/10/2008 to 12/31/2008                                                   $7.97            $7.93                 0
   01/01/2009 to 12/31/2009                                                   $7.93            $8.40                 0
   01/01/2010 to 12/31/2010                                                   $8.40           $10.83                 0
   01/01/2011 to 12/31/2011                                                  $10.83            $8.06                 0
   01/01/2012 to 12/31/2012                                                   $8.06            $9.67                 0
   01/01/2013 to 12/31/2013                                                   $9.67           $12.56                 0
   01/01/2014 to 04/25/2014                                                  $12.56           $13.43                 0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   11/10/2008 to 12/31/2008                                                  $10.71           $10.58                 8
   01/01/2009 to 12/31/2009                                                  $10.58           $12.22             2,378
   01/01/2010 to 07/16/2010                                                  $12.22           $11.77                 0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.36           $14.98                11
   01/01/2011 to 12/31/2011                                                  $14.98           $12.92               739
   01/01/2012 to 12/31/2012                                                  $12.92           $14.51             2,608
   01/01/2013 to 12/31/2013                                                  $14.51           $17.21             8,258
   01/01/2014 to 12/31/2014                                                  $17.21           $16.11             8,215
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.77           $13.75             5,712
   01/01/2011 to 12/31/2011                                                  $13.75           $13.30                 0
   01/01/2012 to 12/31/2012                                                  $13.30           $15.70             1,427
   01/01/2013 to 12/31/2013                                                  $15.70           $20.23             1,787
   01/01/2014 to 12/31/2014                                                  $20.23           $22.06             5,253
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $16.12           $20.38               670
   01/01/2011 to 12/31/2011                                                  $20.38           $19.07               850
   01/01/2012 to 12/31/2012                                                  $19.07           $22.76             1,067
   01/01/2013 to 12/31/2013                                                  $22.76           $31.54             4,227
   01/01/2014 to 12/31/2014                                                  $31.54           $32.46             8,956
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.28             2,168
   01/01/2011 to 12/31/2011                                                  $12.28           $11.61             4,228
   01/01/2012 to 12/31/2012                                                  $11.61           $12.41            33,251
   01/01/2013 to 12/31/2013                                                  $12.41           $18.46            39,312
   01/01/2014 to 12/31/2014                                                  $18.46           $17.95            38,746

 *  Denotes the start date of these sub-accounts

                          Advanced Series Cornerstone
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (2.55%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.18               0
   01/01/2010 to 12/31/2010                               $12.18           $13.29             816
   01/01/2011 to 12/31/2011                               $13.29           $12.60             445
   01/01/2012 to 12/31/2012                               $12.60           $13.82             523
   01/01/2013 to 12/31/2013                               $13.82           $14.82              76
   01/01/2014 to 12/31/2014                               $14.82           $14.99             130
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/01/2009 to 12/31/2009                               $10.04           $12.37               0
   01/01/2010 to 12/31/2010                               $12.37           $13.71               0
   01/01/2011 to 12/31/2011                               $13.71           $13.38               0
   01/01/2012 to 12/31/2012                               $13.38           $14.81               0
   01/01/2013 to 12/31/2013                               $14.81           $16.83               0
   01/01/2014 to 12/31/2014                               $16.83           $17.40               0
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.42               0
   01/01/2010 to 12/31/2010                               $12.42           $13.78             819
   01/01/2011 to 12/31/2011                               $13.78           $13.91             411
   01/01/2012 to 05/04/2012                               $13.91           $15.06               0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.00               0
   01/01/2010 to 12/31/2010                               $12.00           $13.14               0
   01/01/2011 to 12/31/2011                               $13.14           $12.65               0
   01/01/2012 to 12/31/2012                               $12.65           $13.86               0
   01/01/2013 to 12/31/2013                               $13.86           $15.89               0
   01/01/2014 to 12/31/2014                               $15.89           $16.50               0
----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                              $10.00            $9.11               0
   01/01/2012 to 12/31/2012                                $9.11            $9.93               0
   01/01/2013 to 12/31/2013                                $9.93           $10.73               0
   01/01/2014 to 12/31/2014                               $10.73           $10.97               0
----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                              $10.00           $10.43               0
   01/01/2014 to 12/31/2014                               $10.43           $10.53               0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.96               0
   01/01/2010 to 12/31/2010                                $9.96           $10.61               0
   01/01/2011 to 12/31/2011                               $10.61           $11.00               0
   01/01/2012 to 12/31/2012                               $11.00           $11.05               0
   01/01/2013 to 12/31/2013                               $11.05           $10.73               0
   01/01/2014 to 12/31/2014                               $10.73           $10.44               0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.58               0
   01/01/2010 to 12/31/2010                                $9.58           $10.32               0
   01/01/2011 to 12/31/2011                               $10.32           $11.03               0
   01/01/2012 to 12/31/2012                               $11.03           $11.19               0
   01/01/2013 to 12/31/2013                               $11.19           $10.83               0
   01/01/2014 to 12/31/2014                               $10.83           $10.61               0

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                            $10.00           $10.68                 0
   01/01/2011 to 12/31/2011                             $10.68           $11.60                 0
   01/01/2012 to 12/31/2012                             $11.60           $11.88                 0
   01/01/2013 to 12/31/2013                             $11.88           $11.34                 0
   01/01/2014 to 12/31/2014                             $11.34           $11.21                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                              $9.92            $9.64                 0
   01/01/2010 to 12/31/2010                              $9.64           $10.45                 0
   01/01/2011 to 12/31/2011                             $10.45           $11.57             4,662
   01/01/2012 to 12/31/2012                             $11.57           $11.91             3,803
   01/01/2013 to 12/31/2013                             $11.91           $11.25                 0
   01/01/2014 to 12/31/2014                             $11.25           $11.25                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                              $9.91            $9.54                 0
   01/01/2010 to 12/31/2010                              $9.54           $10.36                 0
   01/01/2011 to 12/31/2011                             $10.36           $11.71                 0
   01/01/2012 to 12/31/2012                             $11.71           $12.08                 0
   01/01/2013 to 12/31/2013                             $12.08           $11.20                 0
   01/01/2014 to 12/31/2014                             $11.20           $11.38                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                              $9.88            $9.22                 0
   01/01/2010 to 12/31/2010                              $9.22           $10.05                 0
   01/01/2011 to 12/31/2011                             $10.05           $11.62                 0
   01/01/2012 to 12/31/2012                             $11.62           $12.04                 0
   01/01/2013 to 12/31/2013                             $12.04           $10.97             9,100
   01/01/2014 to 12/31/2014                             $10.97           $11.35             8,451
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                            $10.00           $10.92                 0
   01/01/2011 to 12/31/2011                             $10.92           $12.81                 0
   01/01/2012 to 12/31/2012                             $12.81           $13.33                 0
   01/01/2013 to 12/31/2013                             $13.33           $12.08                 0
   01/01/2014 to 12/31/2014                             $12.08           $12.68                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                            $10.00           $11.93            15,844
   01/01/2012 to 12/31/2012                             $11.93           $12.30            14,670
   01/01/2013 to 12/31/2013                             $12.30           $10.82                 0
   01/01/2014 to 12/31/2014                             $10.82           $11.64                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                            $10.00           $10.32                 0
   01/01/2013 to 12/31/2013                             $10.32            $9.03            35,592
   01/01/2014 to 12/31/2014                              $9.03            $9.91                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                            $10.00            $8.68                 0
   01/01/2014 to 12/31/2014                              $8.68            $9.70                 0
--------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                            $10.00           $11.22                 0
--------------------------------------------------------------------------------------------------------
AST Boston Partners Large-Cap Value Portfolio
formerly, AST Jennison Large-Cap Value Portfolio
   11/16/2009* to 12/31/2009                            $10.14           $10.29                 0
   01/01/2010 to 12/31/2010                             $10.29           $11.40                 0
   01/01/2011 to 12/31/2011                             $11.40           $10.46                 0
   01/01/2012 to 12/31/2012                             $10.46           $11.54                 0
   01/01/2013 to 12/31/2013                             $11.54           $14.78                 0
   01/01/2014 to 12/31/2014                             $14.78           $15.88                 0

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.04           $12.27              0
   01/01/2010 to 12/31/2010                                       $12.27           $13.56              0
   01/01/2011 to 12/31/2011                                       $13.56           $12.89              0
   01/01/2012 to 12/31/2012                                       $12.89           $14.28              0
   01/01/2013 to 12/31/2013                                       $14.28           $17.08              0
   01/01/2014 to 12/31/2014                                       $17.08           $17.81              0
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.57              0
   01/01/2014 to 12/31/2014                                       $11.57           $12.81              0
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                                        $9.61           $14.46              0
   01/01/2010 to 12/31/2010                                       $14.46           $18.14              0
   01/01/2011 to 12/31/2011                                       $18.14           $18.84              0
   01/01/2012 to 12/31/2012                                       $18.84           $21.18              0
   01/01/2013 to 12/31/2013                                       $21.18           $21.29              0
   01/01/2014 to 12/31/2014                                       $21.29           $27.16              0
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.63              0
   01/01/2014 to 12/31/2014                                        $9.63            $9.86              0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/01/2009 to 12/31/2009                                       $10.01           $12.26              0
   01/01/2010 to 12/31/2010                                       $12.26           $13.66              0
   01/01/2011 to 12/31/2011                                       $13.66           $13.11              0
   01/01/2012 to 12/31/2012                                       $13.11           $14.14              0
   01/01/2013 to 12/31/2013                                       $14.14           $15.81              0
   01/01/2014 to 12/31/2014                                       $15.81           $15.89              0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.03           $11.93              0
   01/01/2010 to 12/31/2010                                       $11.93           $13.18              0
   01/01/2011 to 12/31/2011                                       $13.18           $12.52              0
   01/01/2012 to 12/31/2012                                       $12.52           $13.87              0
   01/01/2013 to 12/31/2013                                       $13.87           $16.11              0
   01/01/2014 to 12/31/2014                                       $16.11           $16.60              0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.68              0
   01/01/2013 to 12/31/2013                                       $10.68           $12.96              0
   01/01/2014 to 12/31/2014                                       $12.96           $13.03              0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.75              0
   01/01/2014 to 12/31/2014                                       $10.75           $10.74              0
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/01/2009 to 12/31/2009                                        $9.86           $13.89              0
   01/01/2010 to 12/31/2010                                       $13.89           $16.27              0
   01/01/2011 to 12/31/2011                                       $16.27           $15.06              0
   01/01/2012 to 12/31/2012                                       $15.06           $18.60              0
   01/01/2013 to 12/31/2013                                       $18.60           $18.92              0
   01/01/2014 to 12/31/2014                                       $18.92           $21.00              0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/01/2009 to 12/31/2009                                       $10.05           $12.80              0
   01/01/2010 to 12/31/2010                                       $12.80           $13.75              0
   01/01/2011 to 12/31/2011                                       $13.75           $12.87              0
   01/01/2012 to 12/31/2012                                       $12.87           $15.02              0
   01/01/2013 to 12/31/2013                                       $15.02           $19.00              0
   01/01/2014 to 02/07/2014                                       $19.00           $18.67              0

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                        $10.12           $12.16               0
   01/01/2010 to 12/31/2010                        $12.16           $13.38               0
   01/01/2011 to 12/31/2011                        $13.38           $12.32               0
   01/01/2012 to 12/31/2012                        $12.32           $14.37               0
   01/01/2013 to 12/31/2013                        $14.37           $18.70               0
   01/01/2014 to 12/31/2014                        $18.70           $20.61               0
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                        $10.06           $13.44               0
   01/01/2010 to 12/31/2010                        $13.44           $15.69               0
   01/01/2011 to 12/31/2011                        $15.69           $14.84               0
   01/01/2012 to 12/31/2012                        $14.84           $17.30               0
   01/01/2013 to 12/31/2013                        $17.30           $22.28               0
   01/01/2014 to 12/31/2014                        $22.28           $24.22               0
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $11.82               0
   01/01/2010 to 12/31/2010                        $11.82           $12.85               0
   01/01/2011 to 12/31/2011                        $12.85           $12.46               0
   01/01/2012 to 12/31/2012                        $12.46           $13.38               0
   01/01/2013 to 12/31/2013                        $13.38           $14.32               0
   01/01/2014 to 12/31/2014                        $14.32           $14.51               0
---------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                         $9.95           $12.72               0
   01/01/2010 to 12/31/2010                        $12.72           $15.71               0
   01/01/2011 to 12/31/2011                        $15.71           $15.51               0
   01/01/2012 to 12/31/2012                        $15.51           $17.48               0
   01/01/2013 to 12/31/2013                        $17.48           $23.65               0
   01/01/2014 to 12/31/2014                        $23.65           $24.71               0
---------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                        $10.10           $12.71               0
   01/01/2010 to 12/31/2010                        $12.71           $13.93             813
   01/01/2011 to 12/31/2011                        $13.93           $13.51             429
   01/01/2012 to 12/31/2012                        $13.51           $14.93             476
   01/01/2013 to 12/31/2013                        $14.93           $19.59              60
   01/01/2014 to 12/31/2014                        $19.59           $19.39              99
---------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $12.48               0
   01/01/2010 to 12/31/2010                        $12.48           $13.80               0
   01/01/2011 to 12/31/2011                        $13.80           $13.87               0
   01/01/2012 to 12/31/2012                        $13.87           $15.40               0
   01/01/2013 to 12/31/2013                        $15.40           $16.08               0
   01/01/2014 to 12/31/2014                        $16.08           $16.07               0
---------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                        $10.14           $13.23               0
   01/01/2010 to 12/31/2010                        $13.23           $14.76               0
   01/01/2011 to 12/31/2011                        $14.76           $12.52               0
   01/01/2012 to 12/31/2012                        $12.52           $14.69               0
   01/01/2013 to 12/31/2013                        $14.69           $17.04               0
   01/01/2014 to 12/31/2014                        $17.04           $15.69               0
---------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                        $10.12           $13.06               0
   01/01/2010 to 12/31/2010                        $13.06           $14.14               0
   01/01/2011 to 12/31/2011                        $14.14           $12.05               0
   01/01/2012 to 12/31/2012                        $12.05           $13.70               0
   01/01/2013 to 12/31/2013                        $13.70           $15.95               0
   01/01/2014 to 12/31/2014                        $15.95           $14.50               0

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/01/2009 to 12/31/2009                              $10.04           $12.21              0
   01/01/2010 to 12/31/2010                              $12.21           $13.54              0
   01/01/2011 to 12/31/2011                              $13.54           $13.12              0
   01/01/2012 to 12/31/2012                              $13.12           $14.52              0
   01/01/2013 to 12/31/2013                              $14.52           $16.46              0
   01/01/2014 to 12/31/2014                              $16.46           $17.06              0
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.13           $13.54              0
   01/01/2010 to 12/31/2010                              $13.54           $14.15              0
   01/01/2011 to 12/31/2011                              $14.15           $12.52              0
   01/01/2012 to 12/31/2012                              $12.52           $14.88              0
   01/01/2013 to 12/31/2013                              $14.88           $16.73              0
   01/01/2014 to 12/31/2014                              $16.73           $15.26              0
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/01/2009 to 12/31/2009                              $10.08           $11.63              0
   01/01/2010 to 12/31/2010                              $11.63           $12.16              0
   01/01/2011 to 12/31/2011                              $12.16           $11.88              0
   01/01/2012 to 12/31/2012                              $11.88           $12.82              0
   01/01/2013 to 12/31/2013                              $12.82           $13.87              0
   01/01/2014 to 12/31/2014                              $13.87           $14.25              0
---------------------------------------------------------------------------------------------------------
AST Jennison Large-Cap Growth Portfolio
   11/16/2009* to 12/31/2009                             $10.08           $10.28              0
   01/01/2010 to 12/31/2010                              $10.28           $11.15              0
   01/01/2011 to 12/31/2011                              $11.15           $10.94              0
   01/01/2012 to 12/31/2012                              $10.94           $12.28              0
   01/01/2013 to 12/31/2013                              $12.28           $16.33              0
   01/01/2014 to 12/31/2014                              $16.33           $17.43              0
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                              $10.06           $12.69              0
   01/01/2010 to 12/31/2010                              $12.69           $14.00              0
   01/01/2011 to 12/31/2011                              $14.00           $13.07              0
   01/01/2012 to 12/31/2012                              $13.07           $14.89              0
   01/01/2013 to 12/31/2013                              $14.89           $20.29              0
   01/01/2014 to 12/31/2014                              $20.29           $22.49              0
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                              $10.01           $12.67              0
   01/01/2010 to 12/31/2010                              $12.67           $14.79              0
   01/01/2011 to 12/31/2011                              $14.79           $14.28              0
   01/01/2012 to 12/31/2012                              $14.28           $15.62              0
   01/01/2013 to 12/31/2013                              $15.62           $20.80              0
   01/01/2014 to 12/31/2014                              $20.80           $22.42              0
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                              $10.03           $12.04              0
   01/01/2010 to 12/31/2010                              $12.04           $13.31              0
   01/01/2011 to 12/31/2011                              $13.31           $14.29              0
   01/01/2012 to 12/31/2012                              $14.29           $14.75              0
   01/01/2013 to 12/31/2013                              $14.75           $14.09              0
   01/01/2014 to 12/31/2014                              $14.09           $14.61              0
---------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.07           $13.32              0
   01/01/2010 to 12/31/2010                              $13.32           $14.55              0
   01/01/2011 to 12/31/2011                              $14.55           $13.73              0
   01/01/2012 to 12/31/2012                              $13.73           $16.47              0
   01/01/2013 to 12/31/2013                              $16.47           $20.48              0
   01/01/2014 to 12/31/2014                              $20.48           $20.69              0

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.11               0
   01/01/2010 to 12/31/2010                               $12.11           $13.31               0
   01/01/2011 to 12/31/2011                               $13.31           $12.90               0
   01/01/2012 to 12/31/2012                               $12.90           $14.71               0
   01/01/2013 to 12/31/2013                               $14.71           $19.60               0
   01/01/2014 to 12/31/2014                               $19.60           $20.77               0
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.16               0
   01/01/2013 to 12/31/2013                               $10.16           $13.32               0
   01/01/2014 to 12/31/2014                               $13.32           $14.31               0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.19               0
   01/01/2010 to 12/31/2010                               $13.19           $15.89               0
   01/01/2011 to 12/31/2011                               $15.89           $14.95               0
   01/01/2012 to 12/31/2012                               $14.95           $17.25               0
   01/01/2013 to 12/31/2013                               $17.25           $22.25               0
   01/01/2014 to 12/31/2014                               $22.25           $24.93               0
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.83               0
   01/01/2010 to 12/31/2010                                $9.83            $9.59               0
   01/01/2011 to 12/31/2011                                $9.59            $9.34               0
   01/01/2012 to 12/31/2012                                $9.34            $9.11               0
   01/01/2013 to 12/31/2013                                $9.11            $8.87               0
   01/01/2014 to 12/31/2014                                $8.87            $8.65               0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.67               0
   01/01/2010 to 12/31/2010                               $13.67           $16.45               0
   01/01/2011 to 12/31/2011                               $16.45           $15.63               0
   01/01/2012 to 12/31/2012                               $15.63           $17.84               0
   01/01/2013 to 12/31/2013                               $17.84           $24.69               0
   01/01/2014 to 12/31/2014                               $24.69           $27.49               0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.05               0
   01/01/2012 to 12/31/2012                               $10.05           $10.28               0
   01/01/2013 to 12/31/2013                               $10.28            $9.73               0
   01/01/2014 to 12/31/2014                                $9.73            $9.97               0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.32               0
   01/01/2010 to 12/31/2010                               $12.32           $15.45               0
   01/01/2011 to 12/31/2011                               $15.45           $15.31               0
   01/01/2012 to 12/31/2012                               $15.31           $16.77               0
   01/01/2013 to 12/31/2013                               $16.77           $21.67               0
   01/01/2014 to 12/31/2014                               $21.67           $22.80               0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $12.03               0
   01/01/2010 to 12/31/2010                               $12.03           $14.10               0
   01/01/2011 to 04/29/2011                               $14.10           $15.76               0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.26             705
   01/01/2013 to 12/31/2013                               $10.26           $11.89              96
   01/01/2014 to 12/31/2014                               $11.89           $12.18             162
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/01/2009 to 12/31/2009                               $10.05           $14.75               0
   01/01/2010 to 12/31/2010                               $14.75           $17.57               0
   01/01/2011 to 12/31/2011                               $17.57           $13.65               0
   01/01/2012 to 12/31/2012                               $13.65           $15.69               0
   01/01/2013 to 12/31/2013                               $15.69           $15.32               0
   01/01/2014 to 12/31/2014                               $15.32           $14.23               0

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                         $9.99           $10.45                 0
   01/01/2010 to 12/31/2010                        $10.45           $10.58                 0
   01/01/2011 to 12/31/2011                        $10.58           $10.54                 0
   01/01/2012 to 12/31/2012                        $10.54           $10.75                 0
   01/01/2013 to 12/31/2013                        $10.75           $10.25                 0
   01/01/2014 to 12/31/2014                        $10.25            $9.98                 0
---------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                         $9.98           $11.01                 0
   01/01/2010 to 12/31/2010                        $11.01           $11.56             5,726
   01/01/2011 to 12/31/2011                        $11.56           $11.63             2,994
   01/01/2012 to 12/31/2012                        $11.63           $12.38             3,446
   01/01/2013 to 12/31/2013                        $12.38           $11.85               681
   01/01/2014 to 12/31/2014                        $11.85           $12.03               482
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                        $10.02           $11.57                 0
   01/01/2010 to 12/31/2010                        $11.57           $12.47                 0
   01/01/2011 to 12/31/2011                        $12.47           $12.27                 0
   01/01/2012 to 12/31/2012                        $12.27           $13.20                 0
   01/01/2013 to 12/31/2013                        $13.20           $14.04                 0
   01/01/2014 to 12/31/2014                        $14.04           $14.48                 0
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.05                 0
   01/01/2012 to 12/31/2012                        $10.05           $10.49                 0
   01/01/2013 to 12/31/2013                        $10.49            $9.99                 0
   01/01/2014 to 12/31/2014                         $9.99           $10.33                 0
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/01/2009 to 12/31/2009                         $9.99           $12.12                 0
   01/01/2010 to 12/31/2010                        $12.12           $14.05                 0
   01/01/2011 to 12/31/2011                        $14.05           $12.84                 0
   01/01/2012 to 12/31/2012                        $12.84           $14.13                 0
   01/01/2013 to 12/31/2013                        $14.13           $16.12                 0
   01/01/2014 to 12/31/2014                        $16.12           $17.15                 0
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/01/2009 to 12/31/2009                        $10.08           $12.76                 0
   01/01/2010 to 12/31/2010                        $12.76           $14.31                 0
   01/01/2011 to 12/31/2011                        $14.31           $14.43                 0
   01/01/2012 to 12/31/2012                        $14.43           $16.70                 0
   01/01/2013 to 12/31/2013                        $16.70           $21.56                 0
   01/01/2014 to 12/31/2014                        $21.56           $24.62                 0
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.85                 0
   01/01/2012 to 12/31/2012                         $8.85            $9.75                 0
   01/01/2013 to 12/31/2013                         $9.75           $11.63                 0
   01/01/2014 to 12/31/2014                        $11.63           $12.07                 0
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/01/2009 to 12/31/2009                        $10.04           $11.90                 0
   01/01/2010 to 12/31/2010                        $11.90           $12.98            23,042
   01/01/2011 to 12/31/2011                        $12.98           $12.42            11,606
   01/01/2012 to 12/31/2012                        $12.42           $13.34            12,728
   01/01/2013 to 12/31/2013                        $13.34           $14.62             2,722
   01/01/2014 to 12/31/2014                        $14.62           $14.98                 0
---------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/01/2009 to 12/31/2009                        $10.05           $12.30                 0
   01/01/2010 to 12/31/2010                        $12.30           $13.71               403
   01/01/2011 to 12/31/2011                        $13.71           $13.04               216
   01/01/2012 to 12/31/2012                        $13.04           $14.73               245
   01/01/2013 to 12/31/2013                        $14.73           $16.94                34
   01/01/2014 to 12/31/2014                        $16.94           $17.41                57

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/01/2009 to 12/31/2009                                 $10.08           $12.34              0
   01/01/2010 to 12/31/2010                                 $12.34           $13.45              0
   01/01/2011 to 12/31/2011                                 $13.45           $12.67              0
   01/01/2012 to 12/31/2012                                 $12.67           $13.72              0
   01/01/2013 to 12/31/2013                                 $13.72           $15.29              0
   01/01/2014 to 12/31/2014                                 $15.29           $15.35              0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.94              0
   01/01/2010 to 12/31/2010                                 $12.94           $16.72              0
   01/01/2011 to 12/31/2011                                 $16.72           $14.15              0
   01/01/2012 to 12/31/2012                                 $14.15           $16.56              0
   01/01/2013 to 12/31/2013                                 $16.56           $22.73              0
   01/01/2014 to 12/31/2014                                 $22.73           $23.24              0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.01           $13.09              0
   01/01/2010 to 12/31/2010                                 $13.09           $17.40              0
   01/01/2011 to 12/31/2011                                 $17.40           $16.79              0
   01/01/2012 to 12/31/2012                                 $16.79           $18.36              0
   01/01/2013 to 12/31/2013                                 $18.36           $24.18              0
   01/01/2014 to 12/31/2014                                 $24.18           $24.47              0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.90              0
   01/01/2010 to 12/31/2010                                 $12.90           $15.84              0
   01/01/2011 to 12/31/2011                                 $15.84           $14.51              0
   01/01/2012 to 12/31/2012                                 $14.51           $16.71              0
   01/01/2013 to 12/31/2013                                 $16.71           $22.37              0
   01/01/2014 to 12/31/2014                                 $22.37           $22.95              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                 $10.04           $12.11              0
   01/01/2010 to 12/31/2010                                 $12.11           $13.16              0
   01/01/2011 to 12/31/2011                                 $13.16           $13.08              0
   01/01/2012 to 12/31/2012                                 $13.08           $14.46              0
   01/01/2013 to 12/31/2013                                 $14.46           $16.47              0
   01/01/2014 to 12/31/2014                                 $16.47           $16.99              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                 $10.10           $12.86              0
   01/01/2010 to 12/31/2010                                 $12.86           $14.19              0
   01/01/2011 to 12/31/2011                                 $14.19           $13.61              0
   01/01/2012 to 12/31/2012                                 $13.61           $15.55              0
   01/01/2013 to 12/31/2013                                 $15.55           $19.65              0
   01/01/2014 to 12/31/2014                                 $19.65           $20.57              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.99           $13.12              0
   01/01/2010 to 12/31/2010                                 $13.12           $14.80              0
   01/01/2011 to 12/31/2011                                 $14.80           $14.18              0
   01/01/2012 to 12/31/2012                                 $14.18           $16.25              0
   01/01/2013 to 12/31/2013                                 $16.25           $22.81              0
   01/01/2014 to 12/31/2014                                 $22.81           $24.08              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/01/2009 to 12/31/2009                                 $10.30           $13.71              0
   01/01/2010 to 12/31/2010                                 $13.71           $16.09              0
   01/01/2011 to 12/31/2011                                 $16.09           $13.34              0
   01/01/2012 to 12/31/2012                                 $13.34           $13.47              0
   01/01/2013 to 12/31/2013                                 $13.47           $15.15              0
   01/01/2014 to 12/31/2014                                 $15.15           $13.53              0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                  $10.02           $11.07                0
   01/01/2010 to 12/31/2010                                  $11.07           $11.41                0
   01/01/2011 to 12/31/2011                                  $11.41           $11.57                0
   01/01/2012 to 12/31/2012                                  $11.57           $11.87                0
   01/01/2013 to 12/31/2013                                  $11.87           $11.13                0
   01/01/2014 to 12/31/2014                                  $11.13           $10.91                0
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $12.72                0
   01/01/2010 to 12/31/2010                                  $12.72           $14.21                0
   01/01/2011 to 12/31/2011                                  $14.21           $13.37                0
   01/01/2012 to 12/31/2012                                  $13.37           $14.46                0
   01/01/2013 to 12/31/2013                                  $14.46           $16.99                0
   01/01/2014 to 12/31/2014                                  $16.99           $17.46                0
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.99           $10.72                0
   01/01/2010 to 12/31/2010                                  $10.72           $11.26            6,383
   01/01/2011 to 12/31/2011                                  $11.26           $11.64            3,228
   01/01/2012 to 12/31/2012                                  $11.64           $12.23            3,770
   01/01/2013 to 12/31/2013                                  $12.23           $11.74              736
   01/01/2014 to 12/31/2014                                  $11.74           $12.27              553
-------------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   05/01/2009 to 12/31/2009                                  $10.04           $12.59                0
   01/01/2010 to 07/16/2010                                  $12.59           $12.27                0
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                  $10.05           $12.70                0
   01/01/2010 to 07/16/2010                                  $12.70           $12.00                0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                   $9.89           $12.80                0
   01/01/2010 to 07/16/2010                                  $12.80           $11.90                0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   05/01/2009 to 12/31/2009                                  $10.10           $13.23                0
   01/01/2010 to 12/31/2010                                  $13.23           $15.34                0
   01/01/2011 to 12/31/2011                                  $15.34           $13.32                0
   01/01/2012 to 12/31/2012                                  $13.32           $14.78                0
   01/01/2013 to 12/31/2013                                  $14.78           $18.88                0
   01/01/2014 to 04/25/2014                                  $18.88           $19.40                0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2009 to 12/31/2009                                  $10.07           $12.78                0
   01/01/2010 to 12/31/2010                                  $12.78           $13.73                0
   01/01/2011 to 12/31/2011                                  $13.73           $13.16                0
   01/01/2012 to 09/21/2012                                  $13.16           $14.65                0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $14.44                0
   01/01/2010 to 12/31/2010                                  $14.44           $15.44                0
   01/01/2011 to 12/31/2011                                  $15.44           $13.92                0
   01/01/2012 to 12/31/2012                                  $13.92           $17.01                0
   01/01/2013 to 12/31/2013                                  $17.01           $18.95                0
   01/01/2014 to 04/25/2014                                  $18.95           $18.50                0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.12                0
   01/01/2012 to 04/27/2012                                   $8.12            $9.18                0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.07                0
   01/01/2012 to 12/31/2012                                   $9.07           $10.49                0
   01/01/2013 to 12/31/2013                                  $10.49           $13.39                0
   01/01/2014 to 12/31/2014                                  $13.39           $14.73                0

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   05/01/2009 to 12/31/2009                            $10.04           $13.11              0
   01/01/2010 to 12/31/2010                            $13.11           $15.82              0
   01/01/2011 to 04/29/2011                            $15.82           $17.56              0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   05/01/2009 to 12/31/2009                            $10.00           $13.95              0
   01/01/2010 to 12/31/2010                            $13.95           $14.99              0
   01/01/2011 to 04/29/2011                            $14.99           $15.77              0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   05/01/2009 to 12/31/2009                             $9.95           $12.71              0
   01/01/2010 to 12/31/2010                            $12.71           $13.04              0
   01/01/2011 to 12/31/2011                            $13.04           $13.21              0
   01/01/2012 to 12/31/2012                            $13.21           $15.57              0
   01/01/2013 to 12/31/2013                            $15.57           $21.32              0
   01/01/2014 to 12/31/2014                            $21.32           $24.86              0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                           $10.05            $9.70              0
   01/01/2013 to 12/31/2013                             $9.70           $12.96              0
   01/01/2014 to 12/31/2014                            $12.96           $13.64              0
-------------------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   05/01/2009 to 12/31/2009                            $10.08           $13.32              0
   01/01/2010 to 12/31/2010                            $13.32           $15.75              0
   01/01/2011 to 12/31/2011                            $15.75           $14.57              0
   01/01/2012 to 12/31/2012                            $14.57           $15.80              0
   01/01/2013 to 12/31/2013                            $15.80           $19.27              0
   01/01/2014 to 12/31/2014                            $19.27           $20.86              0
-------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   05/01/2009 to 12/31/2009                             $9.88           $11.46              0
   01/01/2010 to 12/31/2010                            $11.46           $14.56              0
   01/01/2011 to 12/31/2011                            $14.56           $14.37              0
   01/01/2012 to 12/31/2012                            $14.37           $15.82              0
   01/01/2013 to 12/31/2013                            $15.82           $22.95              0
   01/01/2014 to 04/25/2014                            $22.95           $22.80              0
-------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   05/01/2009 to 12/31/2009                            $10.12           $14.46              0
   01/01/2010 to 12/31/2010                            $14.46           $16.37              0
   01/01/2011 to 12/31/2011                            $16.37           $12.38              0
   01/01/2012 to 12/31/2012                            $12.38           $14.09              0
   01/01/2013 to 12/31/2013                            $14.09           $13.73              0
   01/01/2014 to 12/31/2014                            $13.73           $12.60              0
-------------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   05/01/2009 to 12/31/2009                            $10.14           $13.36              0
   01/01/2010 to 12/31/2010                            $13.36           $14.85              0
   01/01/2011 to 12/31/2011                            $14.85           $12.31              0
   01/01/2012 to 12/31/2012                            $12.31           $14.68              0
   01/01/2013 to 12/31/2013                            $14.68           $17.01              0
   01/01/2014 to 12/31/2014                            $17.01           $15.63              0
-------------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   05/01/2009 to 12/31/2009                            $10.00           $11.97              0
   01/01/2010 to 12/31/2010                            $11.97           $13.92              0
   01/01/2011 to 12/31/2011                            $13.92           $14.73              0
   01/01/2012 to 12/31/2012                            $14.73           $15.70              0
   01/01/2013 to 12/31/2013                            $15.70           $21.76              0
   01/01/2014 to 04/25/2014                            $21.76           $21.40              0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   05/01/2009 to 12/31/2009                                                  $10.00           $12.27              0
   01/01/2010 to 12/31/2010                                                  $12.27           $14.24              0
   01/01/2011 to 12/31/2011                                                  $14.24           $13.64              0
   01/01/2012 to 12/31/2012                                                  $13.64           $15.03              0
   01/01/2013 to 12/31/2013                                                  $15.03           $19.89              0
   01/01/2014 to 04/25/2014                                                  $19.89           $19.70              0
-----------------------------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   05/01/2009 to 12/31/2009                                                  $10.14           $13.26              0
   01/01/2010 to 12/31/2010                                                  $13.26           $15.08              0
   01/01/2011 to 12/31/2011                                                  $15.08           $15.83              0
   01/01/2012 to 12/31/2012                                                  $15.83           $17.09              0
   01/01/2013 to 12/31/2013                                                  $17.09           $21.79              0
   01/01/2014 to 04/25/2014                                                  $21.79           $21.39              0
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/01/2009 to 12/31/2009                                                  $10.05           $13.67              0
   01/01/2010 to 12/31/2010                                                  $13.67           $15.53              0
   01/01/2011 to 12/31/2011                                                  $15.53           $16.04              0
   01/01/2012 to 12/31/2012                                                  $16.04           $16.50              0
   01/01/2013 to 12/31/2013                                                  $16.50           $20.61              0
   01/01/2014 to 04/25/2014                                                  $20.61           $21.25              0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   05/01/2009 to 12/31/2009                                                   $9.81           $10.69              0
   01/01/2010 to 12/31/2010                                                  $10.69           $13.58              0
   01/01/2011 to 12/31/2011                                                  $13.58            $9.97              0
   01/01/2012 to 12/31/2012                                                   $9.97           $11.79              0
   01/01/2013 to 12/31/2013                                                  $11.79           $15.10              0
   01/01/2014 to 04/25/2014                                                  $15.10           $16.07              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   05/01/2009 to 12/31/2009                                                  $10.09           $12.24              0
   01/01/2010 to 07/16/2010                                                  $12.24           $11.70              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.02           $14.47              0
   01/01/2011 to 12/31/2011                                                  $14.47           $12.30              0
   01/01/2012 to 12/31/2012                                                  $12.30           $13.62              0
   01/01/2013 to 12/31/2013                                                  $13.62           $15.92              0
   01/01/2014 to 12/31/2014                                                  $15.92           $14.69              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.70           $13.57              0
   01/01/2011 to 12/31/2011                                                  $13.57           $12.94              0
   01/01/2012 to 12/31/2012                                                  $12.94           $15.07              0
   01/01/2013 to 12/31/2013                                                  $15.07           $19.13              0
   01/01/2014 to 12/31/2014                                                  $19.13           $20.57              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.90           $14.94              0
   01/01/2011 to 12/31/2011                                                  $14.94           $13.78              0
   01/01/2012 to 12/31/2012                                                  $13.78           $16.22              0
   01/01/2013 to 12/31/2013                                                  $16.22           $22.16              0
   01/01/2014 to 12/31/2014                                                  $22.16           $22.48              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.20              0
   01/01/2011 to 12/31/2011                                                  $12.20           $11.37              0
   01/01/2012 to 12/31/2012                                                  $11.37           $11.98              0
   01/01/2013 to 12/31/2013                                                  $11.98           $17.57              0
   01/01/2014 to 12/31/2014                                                  $17.57           $16.84              0

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                 Account Value of variable             purchase payments -
  Growth  =   investment options plus Interim  minus proportional withdrawals
                 Value of Fixed Allocations


Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

                 Growth          =   $75,000 - [$50,000 - $0]
                                 =   $25,000

                 Benefit Payable under Enhanced Beneficiary
                 Protection Optional Death Benefit = 40% of
                 Growth
                                 =   $25,000 * 0.40
                                 =   $10,000

                 Benefit Payable under Basic Death Benefit
                 PLUS Enhanced Beneficiary Protection
                 Optional Death Benefit
                                 =   $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as Purchase Payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

                 Growth          =   $45,000 - [$50,000 - $0]
                                 =   $-5,000

                 Benefit Payable under Enhanced Beneficiary
                 Protection Optional Death Benefit = 40% of
                 Growth
                                     NO BENEFIT IS PAYABLE

                 Benefit Payable under Basic Death Benefit
                 PLUS Enhanced Beneficiary Protection
                 Optional Death Benefit
                                 =   $50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

               Growth                    =              $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                                         =              $90,000 - [$50,000 - $10,000]
                                         =              $90,000 - $40,000
                                         =              $50,000

               Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                         =              $50,000 * 0.40
                                         =              $20,000

               Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                         =              $110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

         Highest Anniversary Value  =   $90,000 - [$90,000 * $15,000/$75,000]
                                    =   $90,000 - $18,000
                                    =   $72,000

         Basic Death Benefit        =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                                    =   max [$80,000, $40,000]
                                    =   $80,000

         The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

         Highest Anniversary Value  =   $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                                    =   $80,000 + $15,000 - $6,786
                                    =   $88,214

         Basic Death Benefit        =   max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                                    =   max [$75,000, $60,357]
                                    =   $75,000

         The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-Up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

         Roll-Up Value              =   {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                                    =   ($63,655 - $2,522) * 1.05
                                    =   $64,190

         Highest Anniversary Value  =   $70,000 - [$70,000 * $5,000/$45,000]
                                    =   $70,000 - $7,778
                                    =   $62,222

         Basic Death Benefit        =   max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                                    =   max [$43,000, $44,444]
                                    =   $44,444

         The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

         Roll-Up Value              =   $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                                    =   $81,445 + $15,000 - $6,889
                                    =   $89,556

         Highest Anniversary Value  =   $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                                    =   $85,000 + $15,000 - $7,143
                                    =   $92,857

         Basic Death Benefit        =   max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                                    =   max [$75,000, $60,357]
                                    =   $75,000

         The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

         Highest Daily Value  =   $90,000 - [$90,000 * $15,000/$75,000]
                              =   $90,000 - $18,000
                              =   $72,000

         Basic Death Benefit  =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                              =   max [$80,000, $40,000]
                              =   $80,000

         The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

         Highest Daily Value  =   $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                              =   $80,000 + $15,000 - $6,786
                              =   $88,214

         Basic Death Benefit  =   max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                              =   max [$75,000, $60,357]
                              =   $75,000

         The Death Benefit therefore is $88,214.

   APPENDIX C - AS CORNERSTONE NY - APPROVED FOR SALE BY THE NEW YORK STATE
                             INSURANCE DEPARTMENT

                                                                             AS Cornerstone NY
                                                      ----------------------------------------------------------------
Minimum Investment                                    $10,000
Maximum Issue Age                                     Annuitant 85
                                                      Oldest Owner 85
Contingent Deferred Sales Charge Schedule             7 Years
                                                      (7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied to Purchase
                                                      Payments based on the inception date of the Annuity)
Insurance Charge                                      1.15%
Annual Maintenance Fee                                Lesser of $30 or 2% of Account Value Waived for Account
                                                      Values exceeding $100,000
Transfer Fee                                          $10 after twenty in any annuity year. May be increased to $15 after eight in any annuity year
Contract Credit                                       No
Variable Investment Options                           All options generally available except where restrictions apply when certain riders are purchased.
Basic Death Benefit                                   The greater of: Purchase Payments less proportional
                                                      withdrawals or Account Value (variable)
Optional Death Benefits (for an additional cost)/1/   Highest Anniversary Value (HAV)
Optional Living Benefits (for an additional cost)/2/  Highest Daily GRO, GRO Plus 2008, GMWB, GMIB, Lifetime
                                                      Five, Spousal Lifetime Five, Highest Daily Lifetime Seven,
                                                      Spousal Highest Daily Lifetime Seven, (Highest Daily GRO,
                                                      and GRO Plus 2008 Highest Daily Lifetime 7 Plus and Spousal
                                                      Highest Daily Lifetime 7 Plus GRO Plus II, HD GRO II,
                                                      Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 6
                                                      Plus
Annuity Rewards/3/                                    Available after initial CDSC period
Annuitization Options                                 Fixed option only Annuity date cannot exceed the first day of the calendar month following Annuitant's 90/th/ birthday. The maximum Annuity Date is based on the first Owner or
                                                      Annuitant to reach the maximum age, as indicated in your
                                                      Annuity.

(1)For more information on these benefits, refer to the "Death Benefit" section in the Prospectus.
(2)For more information on these benefits, refer to the "Living Benefits"
   section in the Prospectus.
(3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

                   APPENDIX D - FORMULA UNDER GRO PLUS 2008
   (The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

       L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)^/(Ni/365)/.

Next the formula calculates the following formula ratio:

       r = (L - B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\.

The transfer amount is calculated by the following formula:

       T = {Min(V, [L - B - V*C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

       T = {Min(B, - [L - B - V*C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

      FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND
                               HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)

The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:

   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

       If (B / (V + B) > .90), then
       T = B - [(V + B) * .90]

If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)."

       L = MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)^/(Ni/365)/

Next the formula calculates the following formula ratio:

       r = (L - B) / V

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

       T = {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 -
       C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T = {Min(B, - [L - B - V * C\\t\\] / (1 - Ct))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX E - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. Formula for Contracts Issued on or after July 21, 2008

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L  =  0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r  =  (L - B) / (V\\V\\ + V\\F\\).

      . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

      . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   {Min (V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) *  Money is transferred
          C\\t\\] / (1 - C\\t\\))}                              from the Permitted
                                                                Sub-accounts and Fixed
                                                                Rate Options to the AST
                                                                Investment Grade Bond
                                                                Sub-account

  T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\)*                Money is transferred
          C\\t\\] / (1 - C\\t\\))}                              from the AST Investment
                                                                Grade Bond Sub-account
                                                                to the Permitted
                                                                Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V - the total value of all Permitted Sub-accounts in the annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

       L  =  0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r  =  (L - B) / V.

      . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

      . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},   Money is transferred
                                                           from the Permitted
                                                           Sub-accounts to the AST
                                                           Investment Grade Bond
                                                           Portfolio Sub-account

  T   =   {Min(B, - [L - B - V * C\\t\\] / (1 -C\\t\\))},  Money is transferred from the AST Investment
                                                           Grade Bond Portfolio
                                                           Sub-account to the
                                                           Permitted Sub-accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

       L  =  0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

       If (B / (V + B) > .90) then
       T  =  B - [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r  =  (L - B) / V

      . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

      . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 * (V + B)) - B),               Money is transferred
          [L - B - V * C\\t\\] / (1 - C\\t\\))              from the elected
                                                            Sub-accounts to the AST
                                                            Investment Grade Bond
                                                            Portfolio Sub-account

  T   =   {Min (B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the AST Investment
                                                            Grade Bond Portfolio
                                                            Sub-account to the
                                                            elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

       L  =  0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

       If (B / (V\\V\\ + V\\F\\ + B) > .90) then
       T  =  B - [(V\\V\\ + V\\F\\ + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r  =  (L - B) / (V\\V\\ + V\\F\\)

      . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

      . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                 Money is transferred
          [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))              from the elected
                                                                            Sub-accounts to AST
                                                                            Investment Grade Bond
                                                                            Portfolio Sub-account.

  T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the AST Investment
                                                                            Grade Bond Portfolio
                                                                            Sub-account to the
                                                                            elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11    12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
 31     4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
 32     3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
 33     3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
 34     3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
 35     3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
 36     3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
 37     2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
 38     2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
 39     2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
 40     2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
 41     2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX F - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

  (including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7
       Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

      TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
                   THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

       L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r   =   (L - B) / (V\\V\\ + V\\F\\).

   . If on the third consecutive Valuation Day r > Cu and r (less or =) Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

   . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                      Money is transferred from the
        [L -B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))                    Permitted Sub-accounts and
                                                                               Fixed Rate Options to the AST
                                                                               Investment Grade Bond
                                                                               Sub-account

T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}        Money is transferred from the
                                                                               AST Investment Grade Bond
                                                                               Sub-account to the Permitted
                                                                               Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V\\F\\) - L + B) /
(1 - C\\u\\), then

T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}             Money is transferred from the
                                                               AST Investment Grade Bond
                                                               Sub-account to the Permitted
                                                               Sub-accounts.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX G - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix G.

Jurisdiction                            Special Provisions
------------   ---------------------------------------------------------------------
Connecticut    Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Hawaii         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Iowa           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Maryland       Fixed Allocations are not available.

Massachusetts  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal
               Benefit).

               Medically Related Surrenders are not available.

Montana If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).

Nevada         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.

New York       Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

North Dakota   Fixed Allocations are not available.

Texas          Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.

Utah           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Vermont        Fixed Allocations are not available.

Washington     If your Annuity was issued in Washington, and you have elected
               Highest Daily Lifetime Five, or any version of Highest Daily Lifetime
               Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum
               Account Value Credit otherwise available on these optional benefits is not available.

               Fixed Allocations are not available. Combination Roll-Up Value and
               Highest Periodic Value Death Benefit not available. Highest Daily
               Lifetime 6 Plus with Lifetime Income Accelerator is not available.

   APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L  =  0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:


       Target Ratio r  =  (L - B) / (V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r > C\\u\\ and r (less or =) Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

      . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),     Money is transferred
        [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))  from the Permitted
                                                              Sub-accounts and DCA
                                                              Fixed Rate Options to
                                                              the AST Investment Grade
                                                              Bond Sub-account

T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) *               Money is transferred
        C\\t\\] / (1 - C\\t\\))}                              from the AST Investment
                                                              Grade Bond Sub-account
                                                              to the Permitted
                                                              Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V \\F\\) - L + B)
/ (1 - C \\u\\), then

 T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST Investment
                                                     Grade Bond Sub-account
                                                     to the Permitted
                                                     Sub-accounts.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06.

                     APPENDIX I - FORMULA FOR GRO PLUS II

(The following formula also applies to election of HD GRO II, if HD GRO was elected prior to July 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

       L    =    MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)^/(Ni/365)/

Next the formula calculates the following formula ratio:

       r    =    (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

       T      =      {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B -
       (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T    =    {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                  APPENDIX J - FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

   .   B is the total current value of the Transfer Account

   . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

   .   T is the amount of a transfer into or out of the Transfer Account

   . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee
       Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

       L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)^/(Ni/365)/.

Where:

   .   G\\i\\ is the value of the Guarantee Amount or the Projected Future
       Guarantee

   .   N\\i\\ is the number of days until the end of the Guarantee Period

   . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

       r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

       T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
       V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

                 APPENDIX K - FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

   .   B is the total current value of the Transfer Account

   . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

   .   T is the amount of a transfer into or out of the Transfer Account

   . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

       L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)^/(Ni/365)/.

Where:

   .   G\\i\\ is the value of the Guarantee Amount or the Projected Future
       Guarantee

   .   N\\i\\ is the number of days until the end of the Guarantee Period

   . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

       r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

       T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
       V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) ASCORNERSTONEPROS (4/30/2015).

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Variable Annuity Issued by:                   Variable Annuity Distributed by:

PRUDENTIAL ANNUITIES LIFE                                 PRUDENTIAL ANNUITIES
ASSURANCE CORPORATION                                       DISTRIBUTORS, INC.
A Prudential Financial Company                  A Prudential Financial Company
One Corporate Drive                                        One Corporate Drive
Shelton, Connecticut 06484                          Shelton, Connecticut 06484
Telephone: 1-888-PRU-2888                              Telephone: 203-926-1888
http://www.prudentialannuities.com          http://www.prudentialannuities.com

                              MAILING ADDRESSES:

  Please see the section of this prospectus entitled "How To Contact Us" for where to send your request for a Statement of Additional Information.

[LOGO OF PRUDENTIAL]

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

ADVANCED SERIES XTRA CREDIT EIGHT/SM/ ("XT8")/SM/

FLEXIBLE PREMIUM DEFERRED ANNUITIES
PROSPECTUS: APRIL 30, 2015

This prospectus describes a flexible premium deferred annuity (the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us"). If you are receiving this prospectus, it is because you currently own this Annuity. The Annuity was offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. The Prospectus also describes the fees and charges you pay and product features such as the availability of certain bonus amounts and basic death benefit protection. These features are discussed more fully in the Prospectus. There may be differences in compensation among different annuity products that could influence a Financial Professional's decision as to which annuity to recommend to you. In addition, selling broker-dealer firms through which the Annuity is sold may not make available or may not recommend to their customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firms may restrict the optional benefits that they do make available to their customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. THE ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix D. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. BECAUSE THIS ANNUITY GRANTS CREDIT AMOUNTS WITH RESPECT TO YOUR PURCHASE PAYMENTS, THE EXPENSES OF THIS ANNUITY MAY BE HIGHER THAN EXPENSES FOR AN ANNUITY WITHOUT A CREDIT. IN ADDITION, THE AMOUNT OF THE CREDITS THAT YOU RECEIVE UNDER THIS ANNUITY MAY BE MORE THAN OFFSET OVER TIME BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE CREDIT. This Annuity is no longer offered for new sales, however, existing owners may continue to make purchase payments.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Prudential Annuities Life Assurance Corporation Variable Account B is a separate account of Prudential Annuities, and is the investment vehicle in which your Purchase Payments are held. Currently, portfolios of the following underlying mutual funds are being offered: AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Advanced Series Trust, First Defined Portfolio Fund, LLC, Nationwide Variable Insurance Trust, The Prudential Series Fund, and Wells Fargo Variable Trust. See the following page for the complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUSES FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under "Contents of Statement of Additional Information". The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How To Contact Us" later in this prospectus for our Service Office address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

XTRA CREDIT(R) IS A REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENSE BY ITS AFFILIATES.

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                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2015  Statement of Additional Information Dated: April 30, 2015
ASXT8PROS                                                                            XT8SAI

                              INVESTMENT OPTIONS

 Please note that you may not allocate Purchase Payments to the AST Investment
            Grade Bond Portfolio or the target date bond portfolios
                        (e.g., AST Bond Portfolio 2025)

ADVANCED SERIES TRUST                                          AST Prudential Growth Allocation Portfolio
   AST Academic Strategies Asset Allocation Portfolio          AST QMA Emerging Markets Equity Portfolio
   AST Advanced Strategies Portfolio                           AST QMA Large-Cap Portfolio
   AST AQR Emerging Markets Equity Portfolio                   AST QMA US Equity Alpha Portfolio
   AST AQR Large-Cap Portfolio                                 AST Quantitative Modeling Portfolio
   AST Balanced Asset Allocation Portfolio                     AST RCM World Trends Portfolio
   AST BlackRock Global Strategies Portfolio                   AST Schroders Global Tactical Portfolio
   AST BlackRock iShares ETF Portfolio                         AST Schroders Multi-Asset World Strategies Portfolio
   AST BlackRock/Loomis Sayles Bond Portfolio                  AST Small-Cap Growth Portfolio
   AST Bond Portfolio 2015                                     AST Small-Cap Growth Opportunities Portfolio
   AST Bond Portfolio 2016                                     AST Small-Cap Value Portfolio
   AST Bond Portfolio 2017                                     AST T. Rowe Price Asset Allocation Portfolio
   AST Bond Portfolio 2018                                     AST T. Rowe Price Equity Income Portfolio
   AST Bond Portfolio 2019                                     AST T. Rowe Price Large-Cap Growth Portfolio
   AST Bond Portfolio 2020                                     AST T. Rowe Price Natural Resources Portfolio
   AST Bond Portfolio 2021                                     AST Templeton Global Bond Portfolio
   AST Bond Portfolio 2022                                     AST Wellington Management Hedged Equity Portfolio
   AST Bond Portfolio 2023                                     AST Western Asset Core Plus Bond Portfolio
   AST Bond Portfolio 2024                                     AST Western Asset Emerging Markets Debt Portfolio
   AST Bond Portfolio 2025
   AST Bond Portfolio 2026                                  AIM VARIABLE INSURANCE FUNDS
   AST Capital Growth Asset Allocation Portfolio            (INVESCO VARIABLE INSURANCE FUNDS)
   AST ClearBridge Dividend Growth Portfolio                   Invesco V.I. Diversified Dividend Fund - Series I shares
   AST Cohen & Steers Realty Portfolio                         Invesco V.I. Global Health Care Fund - Series I shares
   AST Defensive Asset Allocation Portfolio                    Invesco V.I. Mid Cap Growth Fund - Series I shares
   AST FI Pyramis(R) Asset Allocation Portfolio/1/             Invesco V.I. Technology Fund - Series I shares
   AST FI Pyramis(R) Quantitative Portfolio/1/
   AST Franklin Templeton Founding Funds Allocation
   Portfolio*                                               NATIONWIDE VARIABLE INSURANCE TRUST
   AST Franklin Templeton Founding Funds Plus Portfolio        NVIT Developing Markets Fund
   AST Global Real Estate Portfolio
   AST Goldman Sachs Large-Cap Value Portfolio              WELLS FARGO VARIABLE TRUST
   AST Goldman Sachs Mid-Cap Growth Portfolio                  Wells Fargo Advantage VT International Equity - Class 1
   AST Goldman Sachs Multi-Asset Portfolio                     Wells Fargo Advantage VT Intrinsic Value - Class 2
   AST Goldman Sachs Small-Cap Value Portfolio                 Wells Fargo Advantage VT Omega Growth - Class 1
   AST Herndon Large-Cap Value Portfolio Portfolio             Wells Fargo Advantage VT Small Cap Growth - Class 1
   AST High Yield Portfolio
   AST International Growth Portfolio                       1 Pyramis is a registered service mark of FMR LLC. Used
   AST International Value Portfolio                          with permission.
   AST Investment Grade Bond Portfolio                      * No longer offered for new investment. See description
   AST J.P. Morgan Global Thematic Portfolio                  regarding the Portfolio in "Investment Options."
   AST J.P. Morgan International Equity Portfolio
   AST J.P. Morgan Strategic Opportunities Portfolio
   AST Large-Cap Value Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Global Equity Portfolio
   AST MFS Growth Portfolio
   AST MFS Large-Cap Value Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Core Bond Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio
   AST Parametric Emerging Markets Equity Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio
   AST Prudential Core Bond Portfolio

                                   CONTENTS

GLOSSARY OF TERMS.........................................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES......................................................  4
EXPENSE EXAMPLES.......................................................................... 14
SUMMARY................................................................................... 15
INVESTMENT OPTIONS........................................................................ 19
   WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?..................... 19
   WHAT ARE THE FIXED ALLOCATIONS?........................................................ 29
FEES AND CHARGES.......................................................................... 31
   WHAT ARE THE CONTRACT FEES AND CHARGES?................................................ 31
   WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?........................................... 32
   WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?.............................. 32
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES.............................................. 33
PURCHASING YOUR ANNUITY................................................................... 34
   WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?.................................. 34
MANAGING YOUR ANNUITY..................................................................... 36
   MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?........................ 36
   MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?........................................... 37
   MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?............................................... 37
   MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?........................... 37
   MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?....................... 38
MANAGING YOUR ACCOUNT VALUE............................................................... 39
   HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?........................................... 39
   HOW DO I RECEIVE CREDITS UNDER THE XT8 ANNUITY?........................................ 39
   HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT8 ANNUITY?........................ 39
   ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?............. 40
   DO YOU OFFER DOLLAR COST AVERAGING?.................................................... 41
   HOW DO THE FIXED ALLOCATIONS WORK?..................................................... 43
   HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?...................................... 44
   WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?......................................... 44
   DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?....................................... 44
   ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?........................................... 45
   WHAT IS THE BALANCED INVESTMENT PROGRAM?............................................... 45
   MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION
     INSTRUCTIONS?........................................................................ 45
   MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?................ 45
   HOW DOES THE MARKET VALUE ADJUSTMENT WORK?............................................. 46
ACCESS TO ACCOUNT VALUE................................................................... 48
   WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?....................................... 48
   ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?.............. 48
   CAN I WITHDRAW A PORTION OF MY ANNUITY?................................................ 48
   HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?.......................................... 48
   CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?........ 49
   DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL
     REVENUE CODE?........................................................................ 49

                                      (i)

   WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?.......  50
   CAN I SURRENDER MY ANNUITY FOR ITS VALUE?.........................................  50
   WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?.......................  50
   WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?......................................  51
   HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?..............................  52
   HOW ARE ANNUITY PAYMENTS CALCULATED?..............................................  52
LIVING BENEFITS......................................................................  53
   DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE
     THEY ARE ALIVE?.................................................................  53
   GUARANTEED RETURN OPTION PLUS II (GRO Plus II)....................................  55
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II).............................  59
   GUARANTEED RETURN OPTION PLUS 2008SM (GRO Plus 2008)..............................  63
   HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO)/SM/...........................  68
   GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)......................................  73
   GUARANTEED MINIMUM INCOME BENEFIT (GMIB)..........................................  76
   LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)......................................  79
   SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)......................  84
   HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)..................................  87
   HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)................................  95
   SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)........................ 106
   HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus).......................... 116
   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus).................. 129
   HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus).......................... 137
   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus).................. 150
DEATH BENEFIT........................................................................ 160
   WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?..................................... 160
   BASIC DEATH BENEFIT............................................................... 160
   OPTIONAL DEATH BENEFITS........................................................... 160
   PRUDENTIAL ANNUITIES' ANNUITY REWARDS............................................. 164
   PAYMENT OF DEATH BENEFITS......................................................... 165
VALUING YOUR INVESTMENT.............................................................. 168
   HOW IS MY ACCOUNT VALUE DETERMINED?............................................... 168
   WHAT IS THE SURRENDER VALUE OF MY ANNUITY?........................................ 168
   HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?....................................... 168
   HOW DO YOU VALUE FIXED ALLOCATIONS?............................................... 168
   WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?....................................... 168
TAX CONSIDERATIONS................................................................... 171
   NONQUALIFIED ANNUITIES............................................................ 171
   QUALIFIED ANNUITIES............................................................... 174
GENERAL INFORMATION.................................................................. 180
   HOW WILL I RECEIVE STATEMENTS AND REPORTS?........................................ 180
   WHO IS PRUDENTIAL ANNUITIES?...................................................... 180
   WHAT ARE SEPARATE ACCOUNTS?....................................................... 181
   WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?.............................. 182
   WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?........................ 183
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................... 185

                                     (ii)

   FINANCIAL STATEMENTS......................................................... 185
   HOW TO CONTACT US............................................................ 185
   INDEMNIFICATION.............................................................. 186
   LEGAL PROCEEDINGS............................................................ 186
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.......................... 188
APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B........... A-1
APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS............................. B-1
APPENDIX C - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT........... C-1
APPENDIX D - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
  DEPARTMENT.................................................................... D-1
APPENDIX E - FORMULA UNDER GRO PLUS 2008........................................ E-1
APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND......
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT............................. F-1
APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND.....
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT............................ G-1
APPENDIX H - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES. H-1
APPENDIX I - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS AND SPOUSAL HIGHEST......
DAILY LIFETIME 6 PLUS INCOME BENEFIT............................................ I-1
APPENDIX J - FORMULA FOR GRO PLUS II BENEFIT.................................... J-1
APPENDIX K - FORMULA UNDER HIGHEST DAILY GRO.................................... K-1
APPENDIX L - FORMULA UNDER HIGHEST DAILY GRO II................................. L-1

                                     (iii)

                               GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") or a Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each Fixed Allocation on other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your Purchase Payments that we are entitled to take back under certain circumstances. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such Purchase Payments.

ANNUAL INCOME AMOUNT: This is the annual amount of income you are eligible for life under the optional benefits.

ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday, and (b) the fifth anniversary of the Issue Date, whichever occurs first.

ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

BENEFIT FIXED RATE ACCOUNT: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Income Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

CODE: The Internal Revenue Code of 1986, as amended from time to time.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. See "Summary of Contract Fees and Charges" for details on the CDSC.

DCA FIXED RATE OPTION: An investment option that offers a fixed rate of interest for a specified period during the accumulation period. The DCA Fixed Rate Option is used only with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), under which the Purchase Payments that you have allocated to that DCA Fixed Rate Option are transferred to the designated Sub-accounts over a 6 month or 12 month period. Withdrawals or transfers from the DCA Fixed Rate Option are not subject to any Market Value Adjustment. We no longer offer our 6 or 12 Month DCA Program.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: We offer an Optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation). We also offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any market value adjustment. You may participate in a dollar cost averaging program outside of the 6 or 12 Month DCA Program, where the source of funds to be transferred is a fixed allocation. We no longer offer our 6 or 12 Month DCA Program.

FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total Purchase Payments and an annual increase of 5% on such Purchase Payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)/SM//GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS
II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

INTERIM VALUE: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.

LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of a MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation. In addition to MVA Fixed Allocations that are subject to an MVA, Book Value Fixed Allocations may be used with our enhanced dollar cost averaging program, and are not subject to any MVA.

OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SERVICE OFFICE: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled "How to Contact Us" for the Service Office address.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime Seven.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Values are calculated and to how the lifetime withdrawals are calculated. Starting in 2009, we began offering Spousal Highest Daily Lifetime 7 Plus in lieu of Spousal Highest Daily Lifetime Seven wherever we have received the required State and selling firm approvals. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

SPOUSAL LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, Tax Charge and the charge for any optional benefits and any additional amounts we applied to your Purchase Payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any Fixed Allocation.

UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX D - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT.

                         TRANSACTION FEES AND CHARGES

         CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY /1/

     Yr. 1  Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
     9.0%   9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%   1.0%   0.0%

1 The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a "first-in, first-out" basis.

                      OTHER TRANSACTION FEES AND CHARGES
                        (assessed against the Annuity)

       FEE/CHARGE            XT8
       ----------            ---
TRANSFER FEE /1/
MAXIMUM                     $15.00
CURRENT                     $10.00
TAX CHARGE (CURRENT) /2/  0% to 3.5%

1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2 In some states a tax is payable, either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of Purchase Payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES

               FEE/CHARGE                                  XT8
 ANNUAL MAINTENANCE FEE /1/                Lesser of $35 or 2% of Account Value
                                           ------------------------------------
    BENEFICIARY CONTINUATION OPTION ONLY   Lesser of $30 or 2% of Account Value

                  ANNUAL FEES/CHARGES OF THE SUB-ACCOUNTS /2/
    (assessed as a percentage of the daily net assets of the Sub-accounts)

               FEE/CHARGE
MORTALITY & EXPENSE RISK CHARGE /3/       1.60%
ADMINISTRATION CHARGE /3/                 0.15%
SETTLEMENT SERVICE CHARGE /4/
QUALIFIED:                                1.40%
NONQUALIFIED:                             1.00%
TOTAL ANNUAL CHARGES OF THE SUB-ACCOUNTS  1.75%
(EXCLUDING SETTLEMENT SERVICE CHARGE)

1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the nonqualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2  These charges are deducted daily and apply to the Sub-accounts only.
3 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
4 The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option.
   The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges. We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. The Total Charge column depicts the sum of the 1.75% Insurance Charge and the charge for the particular optional benefit.

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                     OPTIONAL BENEFIT   TOTAL ANNUAL
OPTIONAL BENEFIT                                        FEE/CHARGE    CHARGE /2/ FOR XT8
----------------                                     ---------------- ----------------
GRO PLUS II
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.60%            2.35%
HIGHEST DAILY GRO II
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.60%            2.35%
HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE AND PWV)       1.50%        1.75% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE AND PWV)       0.85%        1.75% + 0.85%
HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME
  ACCELERATOR (LIA)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE AND PWV)       2.00%        1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE AND PWV)       1.20%        1.75% + 1.20%
SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE AND PWV)       1.50%        1.75% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST GREATER OF ACCOUNT VALUE AND PWV)       0.95%        1.75% + 0.95%
GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.75%            2.50%
CURRENT CHARGE (IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.60%            2.35%
HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.75%            2.50%
CURRENT CHARGE (IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.60%            2.35%
GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 1.00%            2.75%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                 0.35%            2.10%

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                            OPTIONAL BENEFIT   TOTAL ANNUAL
OPTIONAL BENEFIT                                               FEE/CHARGE    CHARGE /2/ FOR XT8
----------------                                            ---------------- ----------------
GUARANTEED MINIMUM INCOME BENEFIT (GMIB)
MAXIMUM CHARGE /3/
(ASSESSED AGAINST PIV)                                           1.00%        1.75% + 1.00%
CURRENT CHARGE
(ASSESSED AGAINST PIV)                                           0.50%        1.75% + 0.50%
LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                        1.50%            3.25%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                        0.60%            2.35%
SPOUSAL LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                        1.50%            3.25%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                        0.75%            2.50%
HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                        1.50%            3.25%
CURRENT CHARGE
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                        0.60%            2.35%
HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
MAXIMUM CHARGE /3/
(ASSESSED AGAINST PWV)                                           1.50%        1.75% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST PWV)                                           0.60%        1.75% + 0.60%
HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY INCOME OPTION
MAXIMUM CHARGE /3/
(ASSESSED AGAINST PWV)                                           2.00%        1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST PWV)                                           0.95%        1.75% + 0.95%
HIGHEST DAILY LIFETIME SEVEN W/LIFETIME INCOME ACCELERATOR
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                                       2.00%        1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                                       0.95%        1.75% + 0.95%
SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT
MAXIMUM CHARGE /3/                                               1.50%        1.75% + 1.50%
CURRENT CHARGE                                                   0.75%        1.75% + 0.75%

                    YOUR OPTIONAL BENEFIT FEES AND CHARGES

                                                                         OPTIONAL BENEFIT             TOTAL ANNUAL
OPTIONAL BENEFIT                                                            FEE/CHARGE              CHARGE /2/ FOR XT8
----------------                                                         ----------------           ----------------
SPOUSAL HIGHEST DAILY LIFETIME SEVEN W/BENEFICIARY INCOME
  OPTION
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE PWV)                                                    2.00%                  1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE PWV)                                                    0.95%                  1.75% + 0.95%
HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       1.50%                  1.75% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       0.75%                  1.75% + 0.75%
HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       2.00%                  1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       1.10%                  1.75% + 1.10%
HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME
  ACCELERATOR
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       2.00%                  1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       1.10%                  1.75% + 1.10%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       1.50%                  1.75% + 1.50%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       0.90%                  1.75% + 0.90%
SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME
  OPTION
MAXIMUM CHARGE /3/
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       2.00%                  1.75% + 2.00%
CURRENT CHARGE
(ASSESSED AGAINST THE GREATER OF ACCOUNT VALUE AND PWV)                       1.10%                  1.75% + 1.10%
ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                                     0.25%                      2.00%
HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                                     0.25%                      2.00%
COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                                     0.50%                      2.25%
HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")
CURRENT AND MAXIMUM CHARGE /4/
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)                                     0.50%                      2.25%
PLEASE REFER TO THE SECTION OF THIS PROSPECTUS THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A COMPLETE DESCRIPTION OF THE BENEFIT,
  INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT MAY APPLY.

HOW CHARGE IS DETERMINED

1 GRO PLUS II. Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.
   HIGHEST DAILY GRO II. Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge.
   HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is equal to 0.85% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 1.20% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   GRO PLUS 2008: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1,
   2009). This benefit is no longer available for new elections.
   HIGHEST DAILY GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.10% (for elections prior to May 1, 2009) or 2.35%, (for elections on or after May 1,
   2009). This benefit is no longer available for new elections.
   GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.10%. This benefit is no longer available for new elections. GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. The current charge is 0.50% of PIV for GMIB and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.
   SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.50%. This benefit is no longer available for new elections. HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual current charge is 2.35%. This benefit is no longer available for new elections.
   HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.60% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% in addition to 1.75% annual charge. SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.75% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. The current charge is 0.95% and is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.75% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
   HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections. HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections. SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 0.90% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.
   This benefit is no longer available for new elections.
   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. 1.10% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
   ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections. HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.00%. This benefit is no longer available for new elections.
   COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections. HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The total annual charge is 2.25%. This benefit is no longer available for new elections.
2 The Total Annual Charge includes the Insurance Charge assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3 We reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                   MINIMUM MAXIMUM
TOTAL PORTFOLIO OPERATING EXPENSE   0.60%   2.23%

The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2014, except as noted and except if the underlying portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                               Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                  and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
UNDERLYING                 Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
PORTFOLIO                     Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
----------                 ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                   0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%        0.00%       1.46%
AST Advanced Strategies
  Portfolio*                  0.80%     0.02%      0.10%       0.00%        0.00%      0.05%     0.97%        0.01%       0.96%
AST AQR Emerging
  Markets Equity
  Portfolio                   1.09%     0.16%      0.10%       0.00%        0.00%      0.00%     1.35%        0.00%       1.35%
AST AQR Large-Cap
  Portfolio*                  0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%        0.24%       0.59%
AST Balanced Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%        0.00%       0.91%
AST BlackRock Global
  Strategies Portfolio        0.97%     0.04%      0.10%       0.00%        0.00%      0.02%     1.13%        0.00%       1.13%
AST BlackRock iShares
  ETF Portfolio*              0.89%     0.07%      0.10%       0.00%        0.00%      0.21%     1.27%        0.25%       1.02%
AST BlackRock/Loomis
  Sayles Bond Portfolio*      0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%        0.03%       0.70%
AST Bond Portfolio
  2015*                       0.63%     0.45%      0.10%       0.00%        0.00%      0.00%     1.18%        0.19%       0.99%
AST Bond Portfolio
  2016*                       0.63%     1.50%      0.10%       0.00%        0.00%      0.00%     2.23%        1.24%       0.99%
AST Bond Portfolio
  2017*                       0.63%     0.14%      0.10%       0.00%        0.00%      0.00%     0.87%        0.00%       0.87%
AST Bond Portfolio
  2018*                       0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST Bond Portfolio
  2019*                       0.63%     0.21%      0.10%       0.00%        0.00%      0.00%     0.94%        0.00%       0.94%
AST Bond Portfolio
  2020*                       0.63%     0.11%      0.10%       0.00%        0.00%      0.00%     0.84%        0.00%       0.84%
AST Bond Portfolio
  2021*                       0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%        0.00%       0.83%
AST Bond Portfolio
  2022*                       0.63%     0.20%      0.10%       0.00%        0.00%      0.00%     0.93%        0.00%       0.93%
AST Bond Portfolio
  2023*                       0.63%     0.06%      0.10%       0.00%        0.00%      0.00%     0.79%        0.01%       0.78%
AST Bond Portfolio
  2024*                       0.63%     0.09%      0.10%       0.00%        0.00%      0.00%     0.82%        0.00%       0.82%
AST Bond Portfolio
  2025*                       0.63%     0.38%      0.10%       0.00%        0.00%      0.00%     1.11%        0.12%       0.99%
AST Bond Portfolio
  2026*                       0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%        0.00%       0.78%
AST Capital Growth
  Asset Allocation
  Portfolio                   0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%        0.00%       0.92%
AST ClearBridge
  Dividend Growth
  Portfolio*                  0.82%     0.02%      0.10%       0.00%        0.00%      0.00%     0.94%        0.11%       0.83%
AST Cohen & Steers
  Realty Portfolio*           0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%        0.07%       1.04%
AST Defensive Asset
  Allocation Portfolio        0.15%     0.06%      0.00%       0.00%        0.00%      0.73%     0.94%        0.00%       0.94%
AST FI Pyramis(R) Asset
  Allocation Portfolio*       0.82%     0.03%      0.10%       0.00%        0.00%      0.00%     0.95%        0.02%       0.93%
AST FI Pyramis(R)
  Quantitative Portfolio*     0.81%     0.03%      0.10%       0.00%        0.00%      0.00%     0.94%        0.14%       0.80%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                               Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                  and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
UNDERLYING                 Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
PORTFOLIO                     Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
----------                 ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Franklin Templeton
  Founding Funds
  Allocation Portfolio*       0.91%     0.02%      0.10%       0.00%        0.00%      0.00%     1.03%       0.00%        1.03%
AST Franklin Templeton
  Founding Funds Plus
  Portfolio                   0.02%     0.02%      0.00%       0.00%        0.00%      1.01%     1.05%       0.00%        1.05%
AST Global Real Estate
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                  0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs
  Mid-Cap Growth
  Portfolio*                  0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Goldman Sachs
  Multi-Asset Portfolio*      0.92%     0.05%      0.10%       0.00%        0.00%      0.00%     1.07%       0.21%        0.86%
AST Goldman Sachs
  Small-Cap Value
  Portfolio*                  0.93%     0.03%      0.10%       0.00%        0.00%      0.06%     1.12%       0.01%        1.11%
AST Herndon Large-Cap
  Value Portfolio*            0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST High Yield Portfolio      0.72%     0.04%      0.10%       0.00%        0.00%      0.00%     0.86%       0.00%        0.86%
AST International Growth
  Portfolio*                  0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
  Bond Portfolio*             0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan Global
  Thematic Portfolio          0.92%     0.04%      0.10%       0.00%        0.00%      0.00%     1.06%       0.00%        1.06%
AST J.P. Morgan
  International Equity
  Portfolio                   0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST J.P. Morgan
  Strategic Opportunities
  Portfolio                   0.97%     0.05%      0.10%       0.10%        0.00%      0.00%     1.22%       0.00%        1.22%
AST Large-Cap Value
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                  0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
  Fixed Income
  Portfolio*                  0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%
AST MFS Global Equity
  Portfolio                   0.98%     0.05%      0.10%       0.00%        0.00%      0.00%     1.13%       0.00%        1.13%
AST MFS Growth
  Portfolio                   0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST MFS Large-Cap
  Value Portfolio             0.83%     0.04%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Mid-Cap Value
  Portfolio                   0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%
AST Money Market
  Portfolio                   0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                  0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST Neuberger Berman
  Core Bond Portfolio*        0.68%     0.04%      0.10%       0.00%        0.00%      0.00%     0.82%       0.15%        0.67%
AST Neuberger Berman
  Mid-Cap Growth
  Portfolio*                  0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST New Discovery
  Asset Allocation
  Portfolio*                  0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Parametric Emerging
  Markets Equity              1.08%     0.24%      0.10%       0.00%        0.00%      0.00%     1.42%       0.00%        1.42%
AST PIMCO Limited
  Maturity Bond
  Portfolio                   0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
  Allocation Portfolio        0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Prudential Core
  Bond Portfolio*             0.66%     0.02%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST Prudential Growth
  Allocation Portfolio        0.80%     0.03%      0.10%       0.00%        0.00%      0.01%     0.94%       0.00%        0.94%
AST QMA Emerging
  Markets Equity
  Portfolio                   1.09%     0.24%      0.10%       0.00%        0.00%      0.02%     1.45%       0.00%        1.45%
AST QMA Large-Cap
  Core Portfolio              0.72%     0.01%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST QMA US Equity
  Alpha Portfolio             0.99%     0.04%      0.10%       0.13%        0.25%      0.00%     1.51%       0.00%        1.51%
AST Quantitative
  Modeling Portfolio          0.25%     0.03%      0.00%       0.00%        0.00%      0.84%     1.12%       0.00%        1.12%
AST RCM World Trends
  Portfolio                   0.91%     0.03%      0.10%       0.00%        0.00%      0.00%     1.04%       0.00%        1.04%
AST Schroders Global
  Tactical Portfolio          0.91%     0.03%      0.10%       0.00%        0.00%      0.11%     1.15%       0.00%        1.15%
AST Schroders Multi-
  Asset World Strategies
  Portfolio                   1.06%     0.04%      0.10%       0.00%        0.00%      0.09%     1.29%       0.00%        1.29%
AST Small Cap Growth
  Portfolio                   0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
  Portfolio                   0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
  Opportunities Portfolio     0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                            For the year ended December 31, 2014
                           -----------------------------------------------------------------------------------------------------
                                                                                                 Total
                                               Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                  and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
UNDERLYING                 Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
PORTFOLIO                     Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
----------                 ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST T. Rowe Price Asset
  Allocation Portfolio*       0.79%     0.02%      0.10%       0.00%        0.00%      0.00%     0.91%       0.02%        0.89%
AST T. Rowe Price
  Equity Income
  Portfolio                   0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price
  Large-Cap Growth
  Portfolio                   0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST T. Rowe Price
  Natural Resources
  Portfolio                   0.88%     0.04%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST Templeton Global
  Bond Portfolio              0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Wellington Mgmt
  Hedged Equity
  Portfolio                   0.97%     0.03%      0.10%       0.00%        0.00%      0.02%     1.12%       0.00%        1.12%
AST Western Asset Core
  Plus Bond Portfolio*        0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%
AST Western Asset
  Emerging Markets
  Debt*                       0.84%     0.06%      0.10%       0.00%        0.00%      0.00%     1.00%       0.05%        0.95%
Invesco V.I. Diversified
  Dividend Fund - Series
  I shares*                   0.49%     0.24%      0.00%       0.00%        0.00%      0.01%     0.74%       0.01%        0.73%
Invesco V.I. Global
  Health Care Fund -
  Series I shares*            0.75%     0.34%      0.00%       0.00%        0.00%      0.01%     1.10%       0.01%        1.09%
Invesco V.I. Mid Cap
  Growth Fund - Series I
  shares                      0.75%     0.32%      0.00%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
Invesco V.I. Technology
  Fund - Series I shares      0.75%     0.41%      0.00%       0.00%        0.00%      0.00%     1.16%       0.00%        1.16%
NVIT Developing
  Markets Fund                0.95%     0.49%      0.25%       0.00%        0.00%      0.02%     1.71%       0.05%        1.66%
Wells Fargo Advantage
  VT International Equity
  Fund - Class 1*             0.75%     0.19%      0.00%       0.00%        0.00%      0.01%     0.95%       0.25%        0.70%
Wells Fargo Advantage
  VT Intrinsic Value
  Fund Class 2*               0.55%     0.28%      0.25%       0.00%        0.00%      0.00%     1.08%       0.08%        1.00%
Wells Fargo Advantage
  VT Omega Growth
  Fund Class 1*               0.55%     0.20%      0.00%       0.00%        0.00%      0.00%     0.75%       0.00%        0.75%
Wells Fargo Advantage
  VT Small Cap Growth
  Fund Class 1*               0.75%     0.18%      0.00%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%

* See notes immediately below for important information about this fund.

AST ADVANCED STRATEGIES PORTFOLIO The Investment Managers have contractually agreed to waive 0.014% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST AQR LARGE-CAP PORTFOLIO The Investment Managers have contractually agreed to waive 0.24% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK ISHARES ETF PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fee equal to the acquired fund fees and expenses due to investments in iShares ETFs. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees (after the waiver described in the first sentence) and other expenses (including distribution fees, acquired fund fees and expenses due to investments in iShares ETFs, and other expenses excluding taxes, interest and brokerage commissions) do not exceed 1.02% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST TARGET YEAR BOND PORTFOLIOS The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST CLEARBRIDGE DIVIDEND GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.11% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.018% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FI PYRAMIS(R) QUANTITATIVE PORTFOLIO The Investment Managers have contractually agreed to waive 0.137% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses so that the investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, underlying fund fees and expenses, and extraordinary expenses) for the Portfolio do not exceed 1.10% of the average daily net assets of the Portfolio through June 30, 2016. This expense limitation may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MULTI-ASSET PORTFOLIO The Investment Managers have contractually agreed to waive 0.213% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS SMALL-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.14% of their investment management fee through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees, as follows: 0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST PRUDENTIAL CORE BOND PORTFOLIO The Investment Managers have contractually agreed to waive a portion of their investment management fees as follows:
0.025% of the Portfolio's average daily net assets between $500 million and $1 billion, and 0.05% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. The waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST T. ROWE PRICE ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.022% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET EMERGING MARKETS DEBT PORTFOLIO The Investment Managers have contractually agreed to waive 0.05% of their investment management fee through June 30, 2016. This waiver arrangement may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

INVESCO V.I. DIVERSIFIED DIVIDEND FUND - SERIES I SHARES

INVESCO V.I. GLOBAL HEALTH CARE FUND - SERIES I SHARES Invesco Advisers, Inc. ("Invesco" or the "Adviser") has contractually agreed to waive a portion of the Fund's management fee in an amount equal to the net management fee that Invesco earns on the Fund's investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on June 30, 2016. The fee waiver agreement cannot be terminated during its term.

WELLS FARGO ADVANTAGE VT INTERNATIONAL EQUITY - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT INTRINSIC VALUE - CLASS 2 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT OMEGA GROWTH - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT SMALL CAP GROWTH - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.95% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuities Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges":

    .  Insurance Charge

    .  Contingent Deferred Sales Charge

    .  Annual Maintenance Fee

    .  The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2014, and those expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no withdrawals of Account Value

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

    . You elect the Highest Daily Lifetime 6 Plus with the Combination 5% Roll-Up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

    . Expense example calculations are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

If you surrender your entire contract at the end of the applicable time period:
/1/

                                                                           1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                                           ------ ------- ------- --------
YOU WOULD PAY THE FOLLOWING EXPENSES ON THE $10,000 INVESTED, ASSUMING 5%
  ANNUAL RETURN ON ASSETS:                                                 $1,529 $2,700  $3,788   $6,588

If you annuitize at the end of the applicable time period: /2/

                                                                           1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                                           ------ ------- ------- --------
YOU WOULD PAY THE FOLLOWING EXPENSES ON THE $10,000 INVESTED, ASSUMING 5%
  ANNUAL RETURN ON ASSETS:                                                  $629  $1,900  $3,188   $6,488

If you do not surrender your contract at the end of the applicable time period:

                                                                           1 YEAR 3 YEARS 5 YEARS 10 YEARS
                                                                           ------ ------- ------- --------
YOU WOULD PAY THE FOLLOWING EXPENSES ON THE $10,000 INVESTED, ASSUMING 5%
  ANNUAL RETURN ON ASSETS:                                                  $629  $1,900  $3,188   $6,488

1 See "Summary of Contract Fees and Charges" for the CDSC schedule. 2 You may not annuitize in the first Three (3) Annuity Years.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                   Advanced Series XTra Credit Eight ("XT8")

This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your financial advisor can also help you if you have questions.

WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your financial advisor, you choose how to invest your money within your annuity (subject to certain restrictions; see "Investment Options"). Any allocation that is recommended to you by your financial professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your financial advisor will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals, or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

HOW DO I PURCHASE THE XTRA CREDIT EIGHT VARIABLE ANNUITY? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuity are as follows:

         MAXIMUM AGE FOR  MINIMUM INITIAL
PRODUCT  INITIAL PURCHASE PURCHASE PAYMENT
-------  ---------------- ----------------
 XT8            75            $10,000

The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of he day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the sections entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

We may allow you to purchase the Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your Annuity. You must cancel your Annuity in writing.

See "What Are Our Requirements for Purchasing One of the Annuities?" for more detail.

WHERE SHOULD I INVEST MY MONEY? With the help of your financial advisor, you choose where to invest your money within the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1888-PRU-2888 or at www.prudentialannuties.com. There is no assurance that any investment option will meet its investment objective.

You may also allocate money to a fixed rate account that earns interest guaranteed by our general assets. We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See "Investment Options," and "Managing Your Account Value."

HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See "Access to Account Value."

OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section a well as the Appendices to this prospectus for more information on each formula. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..  Highest Daily Lifetime 6 Plus

..  Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..  Spousal Highest Daily Lifetime 6 Plus

..  Highest Daily Lifetime 7 Plus

..  Spousal Highest Daily Lifetime 7 Plus

..  Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

..  Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..  Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..  Highest Daily Lifetime Seven

..  Spousal Highest Daily Lifetime Seven

..  Highest Daily Lifetime Seven with Lifetime Income Accelerator

..  Highest Daily Lifetime Seven with Beneficiary Income Option

..  Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT OPTIONS ARE NO LONGER OFFERED FOR NEW ELECTIONS.

OPTIONS FOR GUARANTEED ACCUMULATION. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections as well as the Appendices to this Prospectus for more information on each formula.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..  Guaranteed Return Option Plus II

..  Highest Daily Guaranteed Return Option II

..  Guaranteed Return Option Plus 2008*

..  Highest Daily Guaranteed Return Option*

* No longer available for new elections.

WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death.

We also offer optional death benefits for an additional charge:

.. HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

.. COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the "Death Benefit" section of the Prospectus for more information. There are other optional living and death benefits that we previously offered, but are not currently available. See the applicable section of this Prospectus for details.

HOW DO I RECEIVE CREDITS?

With XT8, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the year during which the purchase payment is made and the amount of your purchase payment:

                                  CREDIT              CREDIT
                               (Cumulative          (Cumulative
                            Purchase Payments    Purchase Payments
             ANNUITY YEAR  $100,000 or Greater) Less than $100,000)
             ------------  -------------------- -------------------
                 1                 8.00%               6.00%
                 2                 6.00%               5.00%
                 3                 4.00%               4.00%
                 4                 3.00%               3.00%
                 5                 2.00%               2.00%
                 6                 1.00%               1.00%
                 7+                0.00%               0.00%

Please note that during the first 10 years, the total based asset-based charges on the XT8 annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the XT8 annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State Law, we may also take back credits if you return your annuity under the "free-look" provision.

Please see the section entitled "Managing Your Account Value" for more information.

WHAT ARE THE ANNUITY'S FEES AND CHARGES?

CONTINGENT DEFERRED SALES CHARGE: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long you have held your Annuity. The CDSC schedule is as follows:

        YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
        ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
   XT8   9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%  1.0%    0.0%

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Any transfers made as a result of the mathematical formula used with an optional benefit will not count towards the total transfers allowed.

ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is the lesser of $35.00 or 2% of your Account Value.

TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your Purchase Payments or Account Value and is designed to approximate the taxes that we are required to pay.

INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

                     FEE/CHARGE                        XT8
                     ----------                       ----
                     MORTALITY & EXPENSE RISK CHARGE  1.60%
                     ADMINISTRATION CHARGE            0.15%
                     TOTAL INSURANCE CHARGE           1.75%

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the average assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY: Your financial professional may receive a commission for selling one of our variable annuities to you. We may also pay fees to your financial professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your financial professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your financial professional or us. See "General Information".

OTHER INFORMATION

Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives Policies chart below provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. Thus, if you selected particular optional benefits, you would be precluded from investing in certain portfolios and therefore would not receive investment appreciation (or depreciation) affecting those Portfolios. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the General Information section of this Prospectus, under the heading concerning "Fees and Payments Received by Prudential Annuities" for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

Effective APRIL 29, 2013, the AST FRANKLIN TEMPLETON FOUNDING FUNDS ALLOCATION PORTFOLIO was no longer offered as a Sub-account under the Annuities, except as follows: if at any time prior to April 29, 2013 you had any portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account, you may continue to allocate Account Value and make transfers into and/or out of the AST Franklin Templeton Founding Funds Allocation Sub-account, including any electronic funds transfer, dollar cost averaging, asset allocation and rebalancing programs. If you never had a portion of your Account Value allocated to the AST Franklin Templeton Founding Funds Allocation Sub-account prior to April 29, 2013, you cannot allocate Account Value to the AST Franklin Templeton Founding Funds Allocation Sub-account.

STIPULATED INVESTMENT OPTIONS IF YOU ELECT CERTAIN OPTIONAL BENEFITS

As a condition to your participating in certain optional benefits, we limit the investment options to which you may allocate your Account Value. Broadly speaking, we offer two groups of "Permitted Sub-accounts". Under the first group (Group I), your allowable investment options are more limited, but you are not subject to mandatory quarterly re-balancing. Under the second group (Group II), you may allocate your Account Value between a broader range of investment options, but must participate in quarterly re-balancing. The set of tables immediately below describes the first category of permitted investment options.

While those who do not participate in any optional benefit generally may invest in any of the investment options described in the Prospectus, only those who participate in the optional benefits listed in Group II below may participate in the second category (along with its attendant re-balancing requirement). This second category is called our "Custom Portfolios Program" (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials). If you participate in the Custom Portfolios Program, you may not participate in an Automatic Rebalancing Program. We may modify or terminate the Custom Portfolios Program at any time. ANY SUCH MODIFICATION OR TERMINATION WILL (I) BE IMPLEMENTED ONLY AFTER WE HAVE NOTIFIED YOU IN ADVANCE, (II) NOT AFFECT THE GUARANTEES YOU HAD ACCRUED UNDER THE OPTIONAL BENEFIT OR YOUR ABILITY TO CONTINUE TO PARTICIPATE IN THOSE OPTIONAL BENEFITS, AND (III) NOT REQUIRE YOU TO TRANSFER ACCOUNT VALUE OUT OF ANY PORTFOLIO IN WHICH YOU PARTICIPATED IMMEDIATELY PRIOR TO THE MODIFICATION OR TERMINATION.

Group I: Allowable Benefit Allocations

 OPTIONAL BENEFIT NAME*                 ALLOWABLE BENEFIT ALLOCATIONS:
 Lifetime Five Income Benefit           AST Academic Strategies Asset
 Spousal Lifetime Five Income Benefit   Allocation Portfolio
 Highest Daily Lifetime Five Income     AST Advanced Strategies Portfolio
 Benefit                                AST Balanced Asset Allocation
 Highest Daily Lifetime Seven Income    Portfolio
 Benefit                                AST BlackRock Global Strategies
 Spousal Highest Daily Lifetime Seven   Portfolio
 Income Benefit                         AST BlackRock iShares ETF Portfolio
 Highest Daily Value Death Benefit      AST Capital Growth Asset Allocation
 Highest Daily Lifetime Seven with      Portfolio
 Beneficiary Income Option              AST Defensive Asset Allocation
 Spousal Highest Daily Lifetime Seven   Portfolio
 with Beneficiary Income Option         AST FI Pyramis(R) Asset Allocation
 Highest Daily Lifetime Seven with      Portfolio
 Lifetime Income Accelerator            AST FI Pyramis(R) Quantitative
 Highest Daily Lifetime 7 Plus Income   Portfolio
 Benefit                                AST Franklin Templeton Founding Funds
 Highest Daily Lifetime 7 Plus with     Allocation Portfolio**
 Beneficiary Income Option              AST Franklin Templeton Founding Funds
 Highest Daily Lifetime 7 Plus with     Plus Portfolio
 Lifetime Income Accelerator            AST Goldman Sachs Multi-Asset
 Spousal Highest Daily Lifetime 7 Plus  Portfolio
 Income Benefit                         AST J.P. Morgan Global Thematic
 Spousal Highest Daily Lifetime 7 Plus  Portfolio
 with Beneficiary Income Option         AST J.P. Morgan Strategic
 Highest Daily Lifetime 6 Plus          Opportunities Portfolio
 Highest Daily Lifetime 6 Plus with     AST New Discovery Asset Allocation
 Lifetime Income Accelerator            Portfolio
 Spousal Highest Daily Lifetime 6 Plus  AST Preservation Asset Allocation
 Highest Daily GRO II                   Portfolio
 GRO Plus II                            AST Prudential Growth Allocation
                                        Portfolio
                                        AST RCM World Trends Portfolio
                                        AST Schroders Global Tactical
                                        Portfolio
                                        AST Schroders Multi-Asset World
                                        Strategies Portfolio
                                        AST T. Rowe Price Asset Allocation
                                        Portfolio
                                        AST Wellington Management Hedged
                                        Equity Portfolio

 OPTIONAL BENEFIT NAME*                 ALL INVESTMENT OPTIONS PERMITTED,
                                        EXCEPT THESE:
 Combo 5% Rollup & HAV Death Benefit    AST AQR Emerging Markets Equity
 Guaranteed Minimum Income Benefit      Portfolio
 Guaranteed Minimum Withdrawal Benefit  AST QMA Emerging Markets Equity
 GRO/GRO PLUS/GRO PLUS 2008             Portfolio
 Highest Anniversary Value Death        AST Western Asset Emerging Markets
 Benefit                                Debt Portfolio
 Highest Daily GRO                      Invesco V.I. Technology
                                        Wells Fargo Advantage VT Small-Cap
                                        Growth

 OPTIONAL BENEFIT NAME*                 ALL INVESTMENT OPTIONS PERMITTED,
                                        EXCEPT THESE:
 GRO PLUS 2008                          AST AQR Emerging Markets Equity
 Highest Daily GRO                      Portfolio
                                        AST QMA Emerging Markets Equity
                                        Portfolio
                                        AST Quantitative Modeling Portfolio
                                        AST Western Asset Emerging Markets
                                        Debt Portfolio
                                        Invesco V.I. Technology
                                        Wells Fargo Advantage VT Small-Cap
                                        Growth

* Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
** No longer offered.

The following set of tables describes the second category (i.e., Group II below), under which:

(a) you must allocate at least 20% of your Account Value to certain fixed income portfolios (currently, the AST BlackRock/Loomis Sayles Bond Portfolio, the AST Western Asset Core Plus Bond Portfolio, the AST Lord Abbett Core Fixed Income Portfolio, the AST Neuberger Core Bond Portfolio, and the AST Prudential Core Bond Portfolio).

(b) you may allocate up to 80% in equity and other portfolios listed in the table below.

(c) on each benefit quarter (or the next Valuation Day, if the quarter-end is not a Valuation Day), we will automatically re-balance your Account Value, so that the percentages devoted to each Portfolio remain the same as those in effect on the immediately preceding quarter-end, subject to the predetermined mathematical formula inherent in any applicable optional benefit. Note that on the first quarter-end following your participation in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), we will re-balance your Account Value so that the percentages devoted to each Portfolio remain the same as those in effect when you began the Custom Portfolios Program.

(d) between quarter-ends, you may re-allocate your Account Value among the investment options permitted within this category. If you reallocate, the next quarterly rebalancing will restore the percentages to those of your most recent reallocation.

(e) if you are already participating in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials) and add a new benefit that also participates in this program, your rebalancing date will continue to be based upon the quarterly anniversary of your initial benefit election.

Group II: Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials)

 OPTIONAL BENEFIT NAME*                 PERMITTED PORTFOLIOS
 Highest Daily Lifetime Seven           AST Academic Strategies Asset
 Spousal Highest Daily Lifetime Seven   Allocation Portfolio
 Highest Daily Lifetime Seven with      AST Advanced Strategies Portfolio
 Beneficiary Income Option              AST Balanced Asset Allocation
 Spousal Highest Daily Lifetime Seven   Portfolio
 with Beneficiary Income Option         AST BlackRock Global Strategies
 Highest Daily Lifetime Seven with      Portfolio
 Lifetime Income Accelerator            AST BlackRock iShares ETF Portfolio
 Highest Daily Lifetime 7 Plus          AST BlackRock/Loomis Sayles Bond
 Spousal Highest Daily Lifetime 7 Plus  Portfolio
 Highest Daily Lifetime 7 Plus with     AST Capital Growth Asset Allocation
 Beneficiary Income Option              Portfolio
 Spousal Highest Daily Lifetime 7 Plus  AST ClearBridge Dividend Growth
 with Beneficiary Income Option         Portfolio
 Highest Daily Lifetime 7 Plus with     AST Cohen & Steers Realty Portfolio
 Lifetime Income Accelerator            AST Defensive Asset Allocation
 Highest Daily Lifetime 6 Plus          Portfolio
 Highest Daily Lifetime 6 Plus with     AST FI Pyramis(R) Asset Allocation
 Lifetime Income Accelerator            Portfolio
 Spousal Highest Daily Lifetime 6 Plus  AST FI Pyramis(R) Quantitative
 GRO Plus II                            Portfolio
 Highest Daily GRO II                   AST Franklin Templeton Founding Funds
                                        Allocation Portfolio **
                                        AST Franklin Templeton Founding Funds
                                        Plus Portfolio
                                        AST Global Real Estate Portfolio
                                        AST Goldman Sachs Large-Cap Value
                                        Portfolio
                                        AST Goldman Sachs Mid-Cap Growth
                                        Portfolio
                                        AST Goldman Sachs Multi-Asset
                                        Portfolio
                                        AST Goldman Sachs Small-Cap Value
                                        Portfolio
                                        AST Herndon Large-Cap Value Portfolio
                                        AST High Yield Portfolio
                                        AST International Growth Portfolio
                                        AST International Value Portfolio
                                        AST J.P. Morgan Global Thematic
                                        Portfolio
                                        AST J.P. Morgan International Equity
                                        Portfolio
                                        AST J.P. Morgan Strategic
                                        Opportunities Portfolio
                                        AST Large-Cap Value Portfolio
                                        AST Loomis Sayles Large-Cap Growth
                                        Portfolio
                                        AST Lord Abbett Core Fixed Income
                                        Portfolio
                                        AST MFS Global Equity Portfolio
                                        AST MFS Growth Portfolio
                                        AST MFS Large-Cap Value Portfolio
                                        AST Mid-Cap Value Portfolio
                                        AST Money Market Portfolio
                                        AST Neuberger Berman Core Bond
                                        Portfolio
                                        AST Neuberger Berman Mid-Cap Growth
                                        Portfolio
                                        AST Neuberger Berman/LSV Mid-Cap
                                        Value Portfolio
                                        AST New Discovery Asset Allocation
                                        Portfolio
                                        AST Parametric Emerging Markets
                                        Equity Portfolio
                                        AST PIMCO Limited Maturity Bond
                                        Portfolio
                                        AST Preservation Asset Allocation
                                        Portfolio
                                        AST Prudential Core Bond Portfolio
                                        AST Prudential Growth Allocation
                                        Portfolio
                                        AST QMA US Equity Alpha Portfolio
                                        AST RCM World Trends Portfolio
                                        AST Schroders Global Tactical
                                        Portfolio
                                        AST Schroders Multi-Asset World
                                        Strategies Portfolio
                                        AST Small-Cap Growth Portfolio
                                        AST Small-Cap Growth Opportunities
                                        Portfolio
                                        AST Small-Cap Value Portfolio
                                        AST T. Rowe Price Asset Allocation
                                        Portfolio
                                        AST T. Rowe Price Equity Income
                                        Portfolio
                                        AST T. Rowe Price Large-Cap Growth
                                        Portfolio
                                        AST T. Rowe Price Natural Resources
                                        Portfolio
                                        AST Templeton Global Bond Portfolio
                                        AST Wellington Management Hedged
                                        Equity Portfolio
                                        AST Western Asset Core Plus Bond
                                        Portfolio

* Detailed Information regarding these optional benefits can be found in the "Living Benefits" and "Death Benefit" sections of this Prospectus.
**  No longer offered.

Certain optional living benefits (e.g., Highest Daily Lifetime 7 Plus) employ a predetermined formula, under which money is transferred between your chosen variable sub-accounts and a bond portfolio (e.g., the AST Investment Grade Bond Sub-account).

WHETHER OR NOT YOU ELECT AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

        (a) a portfolio's investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadviser's ability to fully implement the portfolio's investment strategy;

        (b) the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

        (c) a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES AND PROSPECTUSES FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                                    INVESTMENT                                 PORTFOLIO
NAME                                         OBJECTIVES                          ADVISER(S)/SUBADVISER(S)
---------                                    ----------                          ------------------------

AIM Variable Insurance Funds (Invesco        Seeks to provide reasonable current  Invesco Advisers, Inc.
Variable Insurance Funds) - Invesco V.I.     income and long-term growth of
Diversified Dividend Fund - Series I shares  income and capital.

AIM Variable Insurance Funds (Invesco        Seeks long-term growth of capital.   Invesco Advisers, Inc.
Variable Insurance Funds) - Invesco V.I.
Global Health Care Fund - Series I shares

AIM Variable Insurance Funds (Invesco        Seeks capital growth.                Invesco Advisers, Inc.
Variable Insurance Funds) - Invesco V.I.
Mid Cap Growth Fund - Series I shares

AIM Variable Insurance Funds (Invesco        Seeks long-term growth of capital.   Invesco Advisers, Inc.
Variable Insurance Funds) - Invesco V.I.
Technology Fund - Series I shares

PORTFOLIO                                  INVESTMENT                                                PORTFOLIO
NAME                                       OBJECTIVES                                         ADVISER(S)/SUBADVISER(S)
---------                                  ----------                                  ------------------------

AST Academic Strategies Asset Allocation   Seeks long-term capital appreciation.         AlphaSimplex Group, LLC
Portfolio                                                                                AQR Capital Management, LLC and
                                                                                         CNH Partners, LLC
                                                                                         CoreCommodity Management, LLC
                                                                                         First Quadrant, L.P.
                                                                                         Jennison Associates LLC
                                                                                         J.P. Morgan Investment Management,
                                                                                         Inc.
                                                                                         Pacific Investment Management
                                                                                         Company LLC (PIMCO)
                                                                                         Prudential Investments LLC
                                                                                         Quantitative Management Associates
                                                                                         LLC
                                                                                         Western Asset Management Company/
                                                                                         Western Asset Management Company
                                                                                         Limited

AST Advanced Strategies Portfolio          Seeks a high level of absolute return by      Brown Advisory LLC
                                           using traditional and non-traditional         Loomis, Sayles & Company, L.P.
                                           investment strategies and by investing in     LSV Asset Management
                                           domestic and foreign equity and fixed         Prudential Investment Management, Inc.
                                           income securities, derivative instruments     Quantitative Management Associates
                                           and other investment companies.               LLC
                                                                                         T. Rowe Price Associates, Inc.
                                                                                         William Blair & Company, LLC

AST AQR Emerging Markets Equity            Seeks long-term capital appreciation.         AQR Capital Management, LLC
Portfolio

AST AQR Large-Cap Portfolio                Seeks long-term capital appreciation.         AQR Capital Management, LLC

AST Balanced Asset Allocation Portfolio    Seeks to obtain the highest potential total   Prudential Investments LLC
                                           return consistent with its specified level    Quantitative Management Associates
                                           of risk tolerance.                            LLC

AST BlackRock Global Strategies Portfolio  Seeks a high total return consistent with a   BlackRock Financial Management, Inc.
                                           moderate level of risk.                       BlackRock International Limited

AST BlackRock iShares ETF Portfolio        Seeks to maximize total return with a         BlackRock Financial Management, Inc.
                                           moderate level of risk.

AST BlackRock/Loomis Sayles Bond           Seek to maximize total return, consistent     BlackRock Financial Management, Inc.
Portfolio (formerly AST PIMCO Total        with preservation of capital and prudent      BlackRock International Limited
Return Bond Portfolio)                     investment management                         BlackRock (Singapore) Limited
                                                                                         Loomis, Sayles & Company, L.P.

AST Bond Portfolio 2015                    Seeks the highest total return for a          Prudential Investment Management, Inc.
                                           specific period of time, consistent with
                                           the preservation of capital and liquidity
                                           needs. Total return is comprised of
                                           current income and capital appreciation.

AST Bond Portfolio 2016                    Seeks the highest total return for a          Prudential Investment Management, Inc.
                                           specific period of time, consistent with
                                           the preservation of capital and liquidity
                                           needs. Total return is comprised of
                                           current income and capital appreciation.

AST Bond Portfolio 2017                    Seeks the highest total return for a          Prudential Investment Management, Inc.
                                           specific period of time, consistent with
                                           the preservation of capital and liquidity
                                           needs. Total return is comprised of
                                           current income and capital appreciation.

PORTFOLIO                            INVESTMENT                                                PORTFOLIO
NAME                                 OBJECTIVES                                         ADVISER(S)/SUBADVISER(S)
---------                            ----------                                         ------------------------

AST Bond Portfolio 2018              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2019              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2020              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2021              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2022              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2023              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2024              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2025              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2026              Seeks the highest total return for a        Prudential Investment Management, Inc.
                                     specific period of time, consistent with
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Capital Growth Asset Allocation  Seeks to obtain the highest potential total Prudential Investments LLC
Portfolio                            return consistent with its specified level  Quantitative Management Associates
                                     of risk tolerance.                          LLC

AST ClearBridge Dividend Growth      Seeks income, capital preservation, and     ClearBridge Investments, LLC
Portfolio                            capital appreciation.

AST Cohen & Steers Realty Portfolio  Seeks to maximize total return through      Cohen & Steers Capital Management,
                                     investment in real estate securities.       Inc.

PORTFOLIO                                     INVESTMENT                                                 PORTFOLIO
NAME                                          OBJECTIVES                                          ADVISER(S)/SUBADVISER(S)
---------                                     ----------                                          ------------------------

AST Defensive Asset Allocation Portfolio      Seeks to obtain the highest potential total  Prudential Investments LLC
                                              return consistent with its specified level   Quantitative Management Associates
                                              of risk tolerance.                           LLC

AST FI Pyramis(R) Asset Allocation Portfolio  Seeks to maximize total return.              Pyramis Global Advisors, LLC a
                                                                                           Fidelity Investments Company

AST FI Pyramis(R) Quantitative Portfolio      Seeks long-term capital growth balanced      Pyramis Global Advisors, LLC a
                                              by current income.                           Fidelity Investments Company

AST Franklin Templeton Founding Funds         Seeks capital appreciation while its         Franklin Advisers, Inc.
Allocation Portfolio                          secondary investment objective is to seek    Franklin Mutual Advisers, LLC
                                              income.                                      Templeton Global Advisors Limited

AST Franklin Templeton Founding Funds         Seeks capital appreciation.                  AST Investment Services, Inc.
Plus Portfolio                                                                             Prudential Investments LLC

AST Global Real Estate Portfolio              Seeks capital appreciation and income.       Prudential Real Estate Investors

AST Goldman Sachs Large-Cap Value             Seeks long-term growth of capital.           Goldman Sachs Asset Management, L.P.
Portfolio

AST Goldman Sachs Mid-Cap Growth              Seeks long-term growth of capital.           Goldman Sachs Asset Management, L.P.
Portfolio

AST Goldman Sachs Multi-Asset Portfolio       Seeks to obtain a high level of total return Goldman Sachs Asset Management, L.P.
                                              consistent with its level of risk tolerance.

AST Goldman Sachs Small-Cap Value             Seeks long-term capital appreciation.        Goldman Sachs Asset Management, L.P.
Portfolio

AST Herndon Large-Cap Value Portfolio         Seeks maximum growth of capital by           Herndon Capital Management, LLC
                                              investing primarily in the value stocks of
                                              larger companies.

AST High Yield Portfolio                      Seeks maximum total return, consistent       J.P. Morgan Investment Management,
                                              with preservation of capital and prudent     Inc.
                                              investment management.                       Prudential Investment Management, Inc.

AST International Growth Portfolio            Seeks long-term capital growth.              Jennison Associates LLC
                                                                                           Neuberger Berman Management LLC
                                                                                           William Blair & Company, LLC

AST International Value Portfolio             Seeks capital growth.                        Lazard Asset Management LLC
                                                                                           LSV Asset Management

AST Investment Grade Bond Portfolio           Seeks to maximize total return, consistent   Prudential Investment Management, Inc.
                                              with the preservation of capital and
                                              liquidity needs. Total return is comprised
                                              of current income and capital
                                              appreciation.

AST J.P. Morgan Global Thematic Portfolio     Seeks capital appreciation consistent with   J.P. Morgan Investment Management,
                                              its specified level of risk tolerance.       Inc./ Security Capital Research &
                                                                                           Management Incorporated

AST J.P. Morgan International Equity          Seeks capital growth.                        J.P. Morgan Investment Management,
Portfolio                                                                                  Inc.

AST J.P. Morgan Strategic Opportunities       Seeks to maximize return compared to the     J.P. Morgan Investment Management,
Portfolio                                     benchmark through security selection and     Inc.
                                              tactical asset allocation.

AST Large-Cap Value Portfolio                 Seeks current income and long-term           Hotchkis and Wiley Capital
                                              growth of income, as well as capital         Management, LLC
                                              appreciation.

PORTFOLIO                                    INVESTMENT                                                PORTFOLIO
NAME                                         OBJECTIVES                                         ADVISER(S)/SUBADVISER(S)
---------                                    ----------                                     ------------------------

AST Loomis Sayles Large-Cap Growth           Seeks capital growth. Income realization    Loomis, Sayles & Company, L.P.
Portfolio                                    is not an investment objective and any
                                             income realized on the Portfolio's
                                             investments, therefore, will be incidental
                                             to the Portfolio's objective.

AST Lord Abbett Core Fixed Income            Seeks income and capital appreciation to    Lord, Abbett & Co. LLC
Portfolio                                    produce a high total return.

AST MFS Global Equity Portfolio              Seeks capital growth.                       Massachusetts Financial Services
                                                                                         Company

AST MFS Growth Portfolio                     Seeks long-term capital growth and          Massachusetts Financial Services
                                             future, rather than current income.         Company

AST MFS Large-Cap Value Portfolio            Seeks capital appreciation.                 Massachusetts Financial Services
                                                                                         Company

AST Mid-Cap Value Portfolio                  Seeks to provide capital growth by          EARNEST Partners, LLC
                                             investing primarily in mid-capitalization   WEDGE Capital Management L.L.P.
                                             stocks that appear to be undervalued.

AST Money Market Portfolio                   Seeks high current income and maintain      Prudential Investment Management, Inc.
                                             high levels of liquidity.

AST Neuberger Berman Core Bond               Seeks to maximize total return consistent   Neuberger Berman Fixed Income LLC
Portfolio                                    with the preservation of capital.

AST Neuberger Berman Mid-Cap Growth          Seeks capital growth.                       Neuberger Berman Management LLC
Portfolio

AST Neuberger Berman/LSV Mid-Cap             Seeks capital growth.                       LSV Asset Management
Value Portfolio                                                                          Neuberger Berman Management LLC

AST New Discovery Asset Allocation           Seeks total return.                         C.S. McKee, LP
Portfolio                                                                                EARNEST Partners, LLC
                                                                                         Epoch Investment Partners, Inc.
                                                                                         Longfellow Investment Management Co.
                                                                                         LLC
                                                                                         Parametric Portfolio Associates LLC
                                                                                         Security Investors, LLC
                                                                                         Thompson, Siegel & Walmsley LLC
                                                                                         Vision Capital Management, Inc.

AST Parametric Emerging Markets Equity       Seeks long-term capital appreciation.       Parametric Portfolio Associates LLC
Portfolio

AST PIMCO Limited Maturity Bond              Seeks to maximize total return consistent   Pacific Investment Management
Portfolio                                    with preservation of capital and prudent    Company LLC (PIMCO)
                                             investment management.

AST Preservation Asset Allocation Portfolio  Seeks to obtain the highest potential total Prudential Investments LLC return consistent with its specified level  Quantitative Management Associates
                                             of risk tolerance.                          LLC

AST Prudential Core Bond Portfolio           Seeks to maximize total return consistent   Prudential Investment Management, Inc.
                                             with the long-term preservation of capital.

AST Prudential Growth Allocation Portfolio   Seeks total return.                         Prudential Investment Management, Inc.
                                                                                         Quantitative Management Associates
                                                                                         LLC

AST QMA Emerging Markets Equity              Seeks long-term capital appreciation.       Quantitative Management Associates
Portfolio                                                                                LLC

AST QMA Large-Cap Portfolio                  Seeks long-term capital appreciation.       Quantitative Management Associates
                                                                                         LLC

AST QMA US Equity Alpha Portfolio            Seeks long term capital appreciation.       Quantitative Management Associates
                                                                                         LLC

PORTFOLIO                                  INVESTMENT                                                  PORTFOLIO
NAME                                       OBJECTIVES                                           ADVISER(S)/SUBADVISER(S)
---------                                  ----------                                           ------------------------

AST Quantitative Modeling Portfolio           Seeks a high potential return while         Quantitative Management Associates
                                              attempting to mitigate downside risk        LLC
                                              during adverse market cycles.

AST RCM World Trends Portfolio                Seeks highest potential total return        Allianz Global Investors U.S. LLC
                                              consistent with its specified level of risk
                                              tolerance.

AST Schroders Global Tactical Portfolio       Seeks to outperform its blended             Schroder Investment Management North
                                              performance benchmark.                      America Inc./ Schroder Investment
                                                                                          Management North America Ltd.

AST Schroders Multi-Asset World               Seeks long-term capital appreciation.       Schroder Investment Management North
Strategies Portfolio                                                                      America Inc./ Schroder Investment
                                                                                          Management North America Ltd.

AST Small-Cap Growth Portfolio                Seeks long-term capital growth.             Eagle Asset Management, Inc.
                                                                                          Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities            Seeks capital growth.                       RS Investment Management Co. LLC
Portfolio (formerly AST Federated                                                         Wellington Management Company, LLP
Aggressive Growth Portfolio):

AST Small-Cap Value Portfolio                 Seeks to provide long-term capital growth   ClearBridge Investments, LLC
                                              by investing primarily in small-            J.P. Morgan Investment Management,
                                              capitalization stocks that appear to be     Inc.
                                              undervalued.                                LMC Investments, LLC

AST T. Rowe Price Asset Allocation            Seeks a high level of total return by       T. Rowe Price Associates, Inc.
Portfolio                                     investing primarily in a diversified
                                              portfolio of equity and fixed income
                                              securities.

AST T. Rowe Price Equity Income Portfolio     Seeks to provide substantial dividend       T. Rowe Price Associates, Inc.
                                              income as well as long-term growth of
                                              capital through investments in the
                                              common stocks of established companies.

AST T. Rowe Price Large-Cap Growth            Seeks long-term growth of capital by        T. Rowe Price Associates, Inc.
Portfolio                                     investing predominantly in the equity
                                              securities of a limited number of large,
                                              carefully selected, high-quality U.S.
                                              companies that are judged likely to
                                              achieve superior earnings growth.

AST T. Rowe Price Natural Resources           Seeks long-term capital growth primarily    T. Rowe Price Associates, Inc.
Portfolio                                     through investing in the common stocks
                                              of companies that own or develop natural
                                              resources (such as energy products,
                                              precious metals and forest products) and
                                              other basic commodities.

AST Templeton Global Bond Portfolio           Seeks to provide current income with        Franklin Advisers, Inc.
                                              capital appreciation and growth of
                                              income.

PORTFOLIO                                 INVESTMENT                                                 PORTFOLIO
NAME                                      OBJECTIVES                                          ADVISER(S)/SUBADVISER(S)
---------                                 ----------                                          ------------------------

AST Wellington Management Hedged             Seeks to outperform a mix of 50% Russell    Wellington Management Company LLP
Equity Portfolio                             3000(R) Index, 20% MSCI EAFE Index,
                                             and 30% Treasury Bill Index over a full
                                             market cycle by preserving capital in
                                             adverse markets utilizing an options
                                             strategy while maintaining equity
                                             exposure to benefit from up markets
                                             through investments in Wellington
                                             Management's equity investment
                                             strategies.

AST Western Asset Core Plus Bond             Seeks to maximize total return, consistent  Western Asset Management Company/
Portfolio                                    with prudent investment management and      Western Asset Management Company
                                             liquidity needs, by investing to obtain the Limited
                                             average duration specified for the
                                             Portfolio.

AST Western Asset Emerging Markets Debt      Seeks to maximize total return.             Western Asset Management Company/
Portfolio                                                                                Western Asset Management Company
                                                                                         Limited

NVIT Developing Markets Fund                 Seeks long-term capital appreciation,       Nationwide Fund Advisors/The Boston
                                             under normal conditions by investing at     Company Asset Management, LLC
                                             least 80% of its net assets in equity
                                             securities of companies that are tied
                                             economically to emerging market
                                             countries

Wells Fargo Advantage VT International       Seeks long-term capital appreciation.       Wells Fargo Funds Management, LLC,
Equity Fund - Class 1                                                                    advisor;
                                                                                         Wells Capital Management Inc.,
                                                                                         subadvisor

Wells Fargo Advantage VT Intrinsic Value     Seeks long-term capital appreciation.       Wells Fargo Funds Management, LLC,
Fund - Class 2                                                                           advisor; Metropolitan West Capital
                                                                                         Management, LLC, subadvisor

Wells Fargo Advantage VT Omega Growth        Seeks long-term capital appreciation.       Wells Fargo Funds Management, LLC,
Fund - Class 1                                                                           advisor;
                                                                                         Wells Capital Management Inc.,
                                                                                         subadvisor

Wells Fargo Advantage VT Small Cap           Seeks long-term capital appreciation.       Wells Fargo Funds Management, LLC,
Growth Fund - Class 1                                                                    advisor;
                                                                                         Wells Capital Management Inc.,
                                                                                         subadvisor

Prudential Real Estate Investors is a business unit of Prudential Investment Management, Inc.

Pyramis Global Advisors, LLC a business unit of Fidelity Investments

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Rate Options used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), the Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the prospectus concerning Highest Daily Lifetime Five. We describe the Fixed Allocations used with our dollar cost averaging program outside of the 6 or 12 Month DCA Program in the section entitled "Do You Offer Dollar Cost Averaging?" We no longer offer our 6 or 12 Month DCA Program.

MVA FIXED ALLOCATIONS. We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates payable on Strips of the appropriate duration. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula (including a description of Strips) along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

MVA Fixed Allocations are not available in Washington, Nevada, North Dakota, Maryland and Vermont. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator, and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

DCA FIXED RATE OPTIONS. In addition to Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"), and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated. Because the interest we credit is applied against a balance that declines as transfers are made periodically to the Sub-accounts, you do not earn interest on the full amount that you allocated initially to the DCA Fixed Rate Options. A dollar cost averaging program does not assure a profit, or protect against a loss. We no longer offer our 6 or 12 Month DCA Program.

                               FEES AND CHARGES

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from Purchase Payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year 1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages are shown under "Summary of Contract Fees and Charges". If you purchase the Annuity and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from Purchase Payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

TRANSFER FEE: Currently, you may make 20 free transfers between investment options each Annuity Year. We will charge $10.00 for each transfer after the 20/th/ in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the twenty free transfers. All transfers made on the same day will be treated as one
(1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the twenty free transfers. Similarly, transfers made under our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program") and transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer Fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amount in Fixed Allocations) whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of

Account Value. For a nonqualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations or the DCA Fixed Rate Option, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily
Lifetime 6 Plus and DCA Fixed Rate Options, the charge is assessed against the greater of Account Value and the Protected Withdrawal Value and taken out of the Sub-accounts, periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from a Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

PLEASE NOTE THAT THESE ANNUITIES ARE NO LONGER AVAILABLE FOR NEW SALES. THE INFORMATION PROVIDED IN THIS SECTION IS FOR INFORMATIONAL PURPOSES ONLY.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

INITIAL PURCHASE PAYMENT: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

SPECULATIVE INVESTING - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships and endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. ADDITIONAL Purchase Payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

    . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

    . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

    . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of a Beneficiary, the term "Successor" is used.

Your right to make certain designations may be limited if your Annuity is to be used as a "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary Designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..  a new Owner subsequent to the death of the Owner or the first of any joint
   Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;

..  a new Annuitant subsequent to the Annuity Date;

.. for "nonqualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

.. a change in Beneficiary if the Owner had previously made the designation irrevocable;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..  a new Annuitant for a contract issued to a grantor trust where the new
   Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). WE WILL ALLOW CHANGES OF OWNERSHIP AND/OR ASSIGNMENTS ONLY IF THE ANNUITY IS HELD EXCLUSIVELY FOR THE BENEFIT OF THE DESIGNATED ANNUITANT. WE ARE NOT RESPONSIBLE FOR ANY TRANSACTIONS PROCESSED BEFORE A CHANGE OF OWNER AND/OR BENEFICIARY, AND AN ASSIGNMENT OF THE ANNUITY, IS ACCEPTED AND RECORDED BY US. UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS, AND TO THE EXTENT ALLOWED BY STATE LAW, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

We accept assignments of nonqualified Annuities only.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect a different Beneficiary. Unless you elect a different Beneficiary, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouses. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements typically is longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. If you return your Annuity, we will not return any XTra Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional Purchase Payments may be made at anytime before the Annuity Date or prior to the Account Value being reduced to zero. Please see the "Living Benefits" section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program the "Systematic Investment Plan." Purchase Payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic Purchase Payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent Purchase Payments.)

INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payment to one or more Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain available optional benefits.

SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE CREDITS UNDER THE XT8 ANNUITY?

We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, and the amount of the Purchase Payment according to the table below:

               CREDIT (Cumulative             CREDIT
               Purchase Payments   (Cumulative Purchase Payments
ANNUITY YEAR  $100,000 or Greater)      Less than $100,000)
------------  -------------------- -----------------------------
    1                 8.00%                    6.00%
    2                 6.00%                    5.00%
    3                 4.00%                    4.00%
    4                 3.00%                    3.00%
    5                 2.00%                    2.00%
    6                 1.00%                    1.00%
    7+                0.00%                    0.00%

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE XT8 ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

If your Annuity is being funded with an initial Purchase Payments that includes a transfer of assets, as we define through our administrative procedures, and the total initial Purchase Payment equals or exceeds $100,000, we will Credit you with the higher Credit described in the chart above.

EXAMPLES OF APPLYING CREDITS

INITIAL PURCHASE PAYMENT

Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 X .060) to your Account Value in the proportion that your Purchase Payment is allocated.

INITIAL PURCHASE PAYMENT WITH TRANSFER OF ASSETS

Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 X .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 X .080) to your Account Value on January 16, 2009.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 1

Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 X .08) to your Account Value.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6

Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 X .01) to your Account Value.

RECAPTURE OF XTRA CREDITS

The amount of any XTra Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any XTra Credits.

We obtained an exemptive order from the SEC that allows us to recapture the XTra Credit amounts under this Annuity (a) if you return the Annuity during the "free look" period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity's death benefit (if allowed by State law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the Medically-Related Surrender provision of the Annuity. We have determined not to recapture Credits under that order. Thus, we will not recapture Credits granted within 12 months prior to death or a Medically-Related Surrender.

GENERAL INFORMATION ABOUT CREDITS

.. We do not consider Credits to be "investment in the contract" for income tax purposes.

.. You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of Purchase Payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any Fixed Allocation used with a dollar cost averaging program or any DCA Fixed Rate Options. You may only allocate Purchase Payments to Fixed Allocations used with a dollar cost averaging program or the DCA Fixed Rate Options.

Currently, we charge $10.00 for each transfer after the twentieth
(20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging (including the 6 or 12 Month Dollar Cost Averaging Program), Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from a MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..  With respect to each Sub-account (other than the AST Money Market
   Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals and
   (ii) do not categorize as a
   transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

.. We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.

The Portfolios have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from Fixed Allocations or the DCA Fixed Rate Options. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts, the Fixed Allocations or the DCA Fixed Rate Options. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

    . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years (except for the DCA Fixed Rate Options).

    . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

    . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION OR A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS.

THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OR A DCA FIXED RATE OPTION OVER THE GUARANTEE PERIOD OR THE DURATION OF THE PROGRAM, RESPECTIVELY.

The Dollar Cost Averaging programs are not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities originally offered specific Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program. Those 6 month/12 month Fixed Allocations were designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers commenced on the date the Fixed Allocation was established and then proceeded each month following until the entire principal amount plus earnings was transferred. Fixed Allocations could only be established with your initial Purchase Payment or additional Purchase Payments. You could not transfer existing Account Value to a Fixed Allocation. We discontinued offering these 6 and 12 month Fixed Allocations beginning on May 1, 2009.

Under our current dollar cost averaging programs used with Fixed Allocations, Account Value allocated to the Fixed Allocation will be transferred to the Sub-accounts you choose. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account, unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s). Please note that under the 6 or 12 Month DCA Program (described immediately below), no Market Value Adjustment applies.

6 OR 12 MONTH DOLLAR COST AVERAGING PROGRAM (THE "6 OR 12 MONTH DCA PROGRAM")-We no longer offer our 6 or 12 Month DCA Program. The 6 or 12 Month DCA Program was available for contracts issued between May 1, 2009 and October 31, 2011. The program is subject to our rules at the time of election and may not be available in conjunction with other programs and benefits we make available. We may discontinue, modify or amend this program from time to time. Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus are the only optional living benefits and the Highest Anniversary Value death benefit and the Combination 5% Roll-up + HAV death benefit are the only death benefits you may participate in if you also participate in the 6 or 12 Month DCA Program, although you do not need to select any optional benefit to participate in the program. To participate in the 6 or 12 Month DCA Program, you must allocate at least a $2000 Purchase Payment to our DCA Fixed Rate Options. These DCA Fixed Rate Options are distinct from the Fixed Allocations described immediately above. Most notably, transfers out of a DCA Fixed Rate Option are never subject to a Market Value Adjustment. Dollar cost averaging does not assure a profit, or protect against a loss.

THE KEY FEATURES OF THIS PROGRAM ARE AS FOLLOWS:

    . You may only allocate purchase payments to these DCA Fixed Rate Options. You may not transfer Account Value into this program.

    . As part of your election to participate in the 6 or 12 Month DCA Program, you specify whether the monthly transfers under the 6 or 12 Month DCA Program are to be made over a 6 month or 12 month period. We then set the monthly transfer amount, by dividing the Purchase Payment (including any associated credit) you have allocated to the DCA Fixed Rate Options by the number of months. For example, if you allocated $6000, and selected a 6 month DCA Program, we would transfer $1000 each month. We will adjust the monthly transfer amount if, during the transfer period, the amount allocated to the DCA Fixed Rate Options is reduced (e.g., due to the deduction of the applicable portion of the fee for an optional benefit, withdrawals or due to a transfer of Account Value out of the DCA Fixed Rate Options initiated by the mathematical formula used with Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus). In that event, we will re-calculate the amount of each remaining transfer by dividing the amount in the DCA Fixed Rate Option by the number of remaining transfers. If the recalculated transfer amount is below the minimum transfer required by the program, we will transfer the remaining amount from the DCA Fixed Rate Option on the next scheduled transfer and terminate the program.

    . Any withdrawals, transfers, or fees deducted from the DCA Fixed Rate Options will reduce the DCA Fixed Rate Options on a "last-in, first-out" basis. If you have only one 6 or 12 Month DCA Program in operation, withdrawals, transfers, or fees may be deducted from the DCA Fixed Rate Options associated with that Program. You may, however, have more than one 6 or 12 Month DCA Program operating at the same time (so long as any such additional 6 or 12 Month DCA Program is of the same duration). For example, you may have more than one 6 month DCA Program running, but may not have a 6 month Program running simultaneously with a 12 month Program. If you have multiple 6 or 12 Month DCA Programs running, then the above reference to "last-in, first-out" means that amounts will be deducted first from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program that was established most recently.

    . The first transfer under the Program occurs on the day you allocate a Purchase Payment to the DCA Fixed Rate Options (unless modified to comply with State law) and on each month following until the entire principal amount plus earnings is transferred.

    . We do not count transfers under the 6 or 12 Month DCA Program against the number of free transfers allowed under your Annuity.

    . The minimum transfer amount is $100, although we will not impose that requirement with respect to the final amount to be transferred under the Program.

    . If you are not participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus, we will make transfers under the 6 or 12 Month DCA Program to the Sub-accounts that you specified upon your election of the Program. If you are participating in any Highest Daily Lifetime 7 Plus benefit or Highest Daily

       Lifetime 6 Plus benefit, we will allocate amounts transferred out of the DCA Fixed Rate Options in the following manner: (a) if you are participating in the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), we will allocate to the Sub-accounts in accordance with the rules of that program (b) if you are not participating in the Custom Portfolios Program, we will make transfers under the Program to the Sub-accounts that you specified upon your election of the Program, provided those instructions comply with the allocation requirements for Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Spousal Highest Daily Lifetime 7 Plus or Spousal Highest Daily Lifetime 6 Plus (as applicable) and (c) whether or not you participate in the Custom Portfolios Program, no portion of our monthly transfer under the 6 or 12 Month DCA Program will be directed initially to the AST Investment Grade Bond Sub-account (although the DCA Fixed Rate Option is treated as a "Permitted Sub-account" for purposes of transfers to the AST Investment Grade Bond Sub-account under the pre-determined mathematical formula under the Highest Daily Lifetime 7 Plus or Highest Daily Lifetime 6 Plus benefits) (see below).

    . If you are participating in Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus or Spousal Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options associated with the 6 or 12 Month DCA Program. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis.

    . If you are participating in one of our automated withdrawal programs (e.g., Systematic Withdrawals), we may include within that withdrawal program amounts held within the DCA Fixed Rate Options. If you have elected any Highest Daily Lifetime 7 Plus benefit or Highest Daily Lifetime 6 Plus benefit, any withdrawals will be taken on a pro-rata basis from your Sub-accounts and the DCA Fixed Rate Options.

    .  We impose no fee for your participation in the 6 or 12 Month DCA Program.

    . You may cancel the DCA Program at any time. If you do, we will transfer any remaining amount held within the DCA Fixed Rate Options according to your instructions. If you do not provide any such instructions, we will transfer any remaining amount held in the DCA Fixed Rate Options on a pro rata basis to the Sub-accounts in which you are invested currently. If any such Sub-account is no longer available, we may allocate the amount that would have been applied to that Sub-account to the AST Money Market Sub-account.

    . You cannot utilize "rate lock" with the 6 or 12 Month DCA Program. The interest rate we credit under the program will be the rate on the date the purchase payment is allocated to the 6 or 12 Month DCA Program.

    . We credit interest to amounts held within the DCA Fixed Rate Options at the applicable declared rates. We credit such interest until the earliest of the following (a) the date the entire amount in the DCA Fixed Rate Option has been transferred out (b) the date the entire amount in the DCA Fixed Rate Option is withdrawn (c) the date as of which any death benefit payable is determined or (d) the Annuity Date.

    . The interest rate earned in a DCA Fixed Rate Option will be no less than the minimum guaranteed interest rate. We may, from time to time, declare new interest rates for new purchase payments that are higher than the minimum guaranteed interest rate. Please note that the interest rate that we apply under the 6 or 12 Month DCA Program is applied to a declining balance. Therefore, the amount of interest you receive will decrease as amounts are systematically transferred from the DCA Fixed Rate Option to the Sub-accounts, and the effective interest rate earned will therefore be less than the declared interest rate.

    . The 6 or 12 Month DCA Program may be referred to in your Rider and/or the Application as the "Enhanced Dollar Cost Averaging Program."

NOTE: WHEN A 6 OR 12 MONTH DCA PROGRAM IS ESTABLISHED FROM A DCA FIXED RATE OPTION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS (INCLUDING ANY TRANSFERS UNDER AN OPTIONAL BENEFIT FORMULA). THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE DCA FIXED RATE OPTION.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

    . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

    . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

    .  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate Options). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE IN THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift. We also offer the Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), which is available if you have elected one of the Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus, Highest Daily GRO II, or GRO Plus II benefits.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you have opted for automatic rebalancing; you should be aware that: (a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and
(b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

We currently do not offer any asset allocation programs for use with your Annuity.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

   EXAMPLE

   Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance.
As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fee charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated.

.. "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..  "Strip Yields" are the yields payable on coupon Strips of United States
   Treasury securities.

.. "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the Fixed Allocation on a particular date. The formula is as follows:

                        [(1+I)/(1+J+0.0010)]/^(N/365)/

                                    where:

       I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

       J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

       N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                          [(1 + I)/(1 + J)]/^(N/365)/

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

    . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

    . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

    . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

   MVA Factor = [(1+I)/(1+J+0.0010)]/^(N/365)/ = [1.055/1.041]/2/ = 1.027078
                          Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

   MVA Factor = [(1+I)/(1+J+0.0010)]/^(N/365)/ = [1.055/1.071]/2/ = 0.970345
                          Interim Value = $57,881.25
      Account Value after MVA = Interim Value X MVA Factor = $56,164.78.

                            ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions ("RMD"). You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to any MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

    . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your Annuity. The minimum Free Withdrawal you may request is $100.

    . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are withdrawals of Purchase Payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of Purchase Payments unless all Purchase Payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase Payments are withdrawn on a first in, first out basis.

3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all Purchase Payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select ("systematic withdrawals"). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

.. Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

.. If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

GROSS WITHDRAWAL OR NET WITHDRAWAL. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

.. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

.. For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(T) AND 72(Q) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments". For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% penalty tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any Fixed Allocations. To request a program that complies with Sections 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under Sections 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the Purchase Payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity WITHOUT a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity WITH certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state. We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value.

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

    . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

    . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

    . if the Owner is one or more natural persons, all such Owners must also be alive at such time;

    . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

    .  no additional Purchase Payments can be made to the Annuity.

A "Contingency Event" occurs if the Annuitant is:

    . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

    . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. If a CDSC is still remaining on your Annuity, any period certain must be at least 10 years (or the maximum period certain available, if life expectancy is less than 10 years). You may change your choices before the Annuity Date.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

You may not annuitize within the first three Annuity Years.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. IT IS POSSIBLE THAT ONLY ONE PAYMENT WILL BE PAYABLE IF THE DEATH OF THE KEY LIFE OCCURS BEFORE THE DATE THE SECOND PAYMENT WAS DUE, AND NO OTHER PAYMENTS NOR DEATH BENEFITS WOULD BE PAYABLE. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two Key Lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. IT IS POSSIBLE THAT ONLY ONE PAYMENT WILL BE PAYABLE IF THE DEATH OF ALL THE KEY LIVES OCCURS BEFORE THE DATE THE SECOND PAYMENT WAS DUE, AND NO OTHER PAYMENTS OR DEATH BENEFITS WOULD BE PAYABLE. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the Key Life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. NOTE THAT UNDER THIS OPTION, PAYMENTS ARE NOT BASED ON ANY ASSUMPTIONS OF LIFE EXPECTANCY. THEREFORE, THAT PORTION OF THE INSURANCE CHARGE ASSESSED TO COVER THE RISK THAT KEY LIVES OUTLIVE OUR EXPECTATIONS PROVIDES NO BENEFIT TO AN OWNER SELECTING THIS OPTION. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date, provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

    . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

    . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

.. protecting a principal amount from decreases in value as of specified future dates due to investment performance;

.. taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

.. guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

..  providing spousal continuation of certain benefits.

The "living benefits" are as follows:

Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option Plus 2008 (GRO Plus 2008)/1/
Highest Daily Guaranteed Return Option (Highest Daily GRO)/1/
Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
Guaranteed Minimum Income Benefit (GMIB)/1/
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
Highest Daily Lifetime Seven Income Benefit/1/
Spousal Highest Daily Lifetime Seven Income Benefit/1/
Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit/1/ Highest Daily Lifetime 7 Plus Income Benefit/1/
Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit/1/
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator/1/
Spousal Highest Daily Lifetime 6 Plus Income Benefit/1/

1  No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

.. GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

.. GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

.. GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

.. LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6
   Plus), withdrawals in excess of the Annual Income Amount, called "Excess Income," will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

FINALLY, PLEASE NOTE THAT CERTAIN OF THESE BENEFITS REQUIRE YOUR PARTICIPATION IN A PREDETERMINED MATHEMATICAL FORMULA THAT MAY TRANSFER YOUR ACCOUNT VALUE BETWEEN CERTAIN PERMITTED SUB-ACCOUNTS AND A BOND PORTFOLIO SUB-ACCOUNT (OR THE GENERAL ACCOUNT, FOR ONE OF THE BENEFITS). ALTHOUGH NOT GUARANTEED, THE OPTIONAL LIVING BENEFIT INVESTMENT REQUIREMENTS AND THE APPLICABLE FORMULA ARE DESIGNED TO REDUCE THE DIFFERENCE BETWEEN YOUR ACCOUNT VALUE AND OUR LIABILITY UNDER THE BENEFIT. MINIMIZING SUCH DIFFERENCE GENERALLY BENEFITS US BY DECREASING THE RISK THAT WE WILL USE OUR OWN ASSETS TO MAKE BENEFIT PAYMENTS TO YOU. THOUGH THE INVESTMENT REQUIREMENTS AND FORMULAS ARE DESIGNED TO REDUCE RISK, THEY DO NOT GUARANTEE ANY APPRECIATION OF YOUR ACCOUNT VALUE. IN FACT, THEY COULD MEAN THAT YOU MISS APPRECIATION OPPORTUNITIES IN OTHER INVESTMENT OPTIONS. WE ARE NOT PROVIDING YOU WITH INVESTMENT ADVICE THROUGH THE USE OF ANY OF THE FORMULAS. IN ADDITION, THE FORMULAS DO NOT CONSTITUTE AN INVESTMENT STRATEGY THAT WE ARE RECOMMENDING TO YOU.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT. WE RESERVE THE RIGHT TO TERMINATE THIS BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments and comparing annuity benefits with benefits of other products).

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your financial professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. There is no guarantee that any benefit will be available for election at a later date.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

..  An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

..  The Account Value immediately prior to the withdrawal is equal to $300,000

.. For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Account Value before withdrawal                  $300,000
Equals ratio                                                   16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount                                       $166,667
Enhanced guarantee amount                                   $250,000

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix J of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. THERE IS NO GUARANTEE THAT ANY BENEFIT WILL BE AVAILABLE FOR ELECTION AT A LATER DATE.

SPECIAL CONSIDERATIONS UNDER GRO PLUS II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  Transfers to and from your elected Sub-accounts and an AST bond portfolio
   Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
   (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

..  An additional guarantee amount of $300,000 is locked in on December 1, 2011

..  The Account Value immediately prior to the withdrawal is equal to $300,000

.. For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Account Value before withdrawal                  $300,000
Equals ratio                                                   16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount                                    $166,667
Additional guarantee amount                                 $250,000

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options". In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

.. On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. THERE IS NO GUARANTEE THAT ANY BENEFIT WILL BE AVAILABLE FOR ELECTION AT A LATER DATE.

SPECIAL CONSIDERATIONS UNDER HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  Transfers to and from your elected Sub-accounts and an AST bond portfolio
   Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
   (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)

GRO PLUS 2008 IS NO LONGER AVAILABLE FOR NEW ELECTIONS.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent Purchase Payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to

$130,000. As illustrated in the examples below, additional Purchase Payments also increase an amount we refer to as the "dollar-for-dollar corridor."

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent Purchase Payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  the base guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year. The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula described in this section, and which is set forth in Appendix E to this prospectus, applies to both (a) GRO Plus 2008 and
(b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made PRIOR to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made AFTER July 16, 2010, is set forth in Appendix K to this prospectus. The cap can be referred to as the "the 90% cap" OR "the 90% cap rule" OR "the 90% cap feature". A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate Purchase Payments to such a Portfolio. Please see this prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows (please see Appendix E). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the Purchase Payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Guarantee Amount(s);

..  The amount of time until the maturity of your Guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the Bond Portfolios;

..  The discount rate used to determine the present value of your Guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate Purchase Payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. The permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  You cannot participate in any dollar cost averaging benefit that transfers
   Account Value from a fixed interest rate option to a Sub-account.

..  Transfers between an AST bond portfolio Sub-account and your other
   Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix E in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your

Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap feature"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..  Once there is a transfer out of the Transfer AST bond portfolio Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:

.. At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

.. Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

.. Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO)/SM/

We no longer permit new elections of Highest Daily GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
(ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal")
(ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  the initial guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix K of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. In the formula, we use the term "Transfer Account" to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio

Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

ELECTION/CANCELLATION OF THE BENEFIT

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions,we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  You cannot participate in any dollar cost averaging benefit that transfers
   Account Value from a fixed interest rate option to a Sub-account.

.. Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We deduct an annual charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix K of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio
Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the "Projected Future Guarantee" (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap rule is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made that results in the 90% cap rule being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..  Once there is a transfer out of the Transfer AST bond portfolio Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap rule).

If at the time you elect the 90% cap rule, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap rule is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:

.. At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

.. Please be aware that because of the way the 90% cap feature rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elected the GMWB benefit; however, the charge may be waived under certain circumstances described below.

KEY FEATURE - PROTECTED VALUE

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

.. If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).

.. If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

.. If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional Purchase Payment (plus any Credits applied to such purchase payments).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

..  If, cumulatively, you withdraw an amount less than the Protected Annual
   Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..  Additional Purchase Payments will increase the Protected Annual Withdrawal
   Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such Purchase Payments).

.. If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

.. The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

..  the Protected Value is first reduced by the remaining Protected Annual
   Withdrawal Amount (from $240,000 to $232,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

    . B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..  the Protected Annual Withdrawal Amount is also reduced by the ratio of A to
   B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12.

    . The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

.. the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

.. the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

.. In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

.. If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

.. If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

.. Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

.. The GMWB benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF THE BENEFIT

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

CHARGES UNDER THE BENEFIT

.. Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

.. If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

.. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

KEY FEATURE - PROTECTED INCOME VALUE

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional Purchase Payments (and any Credit that is applied to such Purchase Payments) made after the waiting period begins ("Maximum Protected Income Value"), minus the impact of any withdrawals (as described below in "IMPACT OF WITHDRAWALS ON THE PROTECTED INCOME VALUE") you make from your Annuity after the waiting period begins.

.. Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

.. Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional Purchase Payments (and any Credit that is applied to such Purchase Payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..  Subject to the Maximum Protected Income Value, if you make an additional
   Purchase Payment, we will increase the Protected Income Value by the amount of the Purchase Payment (and any Credit that is applied to such Purchase Payment) and will apply the 5% annual growth rate on the new amount from the date the Purchase Payment is applied.

.. As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

STEPPING-UP THE PROTECTED INCOME VALUE - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

.. A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.

.. The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent Purchase Payments (and any Credit that is applied to such Purchase Payments), minus the impact of any withdrawals after the date of the step-up.

.. When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

.. If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

.. A step-up will increase the dollar for dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

IMPACT OF WITHDRAWALS ON THE PROTECTED INCOME VALUE - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

.. The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

.. The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The Protected Income Value is first reduced by the Remaining Limit (from
   $242,006.64 to $239,506.64);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

.. The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 - $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X
   0.9655 or $470,689.66).

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

.. The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..  The Maximum Protected Income Value is also reduced by the amount withdrawn
   (i.e., by $10,000 from $470,689.66, to $460,689.66).

.. The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE - GMIB ANNUITY PAYMENTS

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday (whichever is sooner), except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

.. If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

.. If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS

YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

.. Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

..  Where allowed by law, we reserve the right to limit subsequent Purchase
   Payments if we determine, at our sole discretion, that based on the timing of your Purchase Payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

.. Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

.. At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

ELECTION OF THE BENEFIT

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB .

TERMINATION OF THE BENEFIT

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE BENEFIT

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional Purchase Payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

.. If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value was your initial Purchase Payment.

.. If you make additional Purchase Payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional Purchase Payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional Purchase Payments being made into the Annuity).

STEP-UP OF THE PROTECTED WITHDRAWAL VALUE

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

.. You are eligible to step-up the Protected Withdrawal Value on or after the 1/st/ anniversary of the first withdrawal under the Lifetime Five benefit.

.. The Protected Withdrawal Value can be stepped up again on or after the 1/st/ anniversary of the preceding step-up.

If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:

..  the first Auto Step-Up opportunity will occur on the 1/st/ Annuity
   Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

..  your Protected Withdrawal Value will only be stepped-up if 5% of the Account
   Value is greater than the Annual Income Amount by any amount

..  if at the time of the first Auto Step-Up opportunity, 5% of the Account
   Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

.. once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the most recent step-up

If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current Annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (and any associated Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 7% of any additional Purchase Payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

..  If, cumulatively, you withdraw an amount less than the Annual Withdrawal
   Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

.. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

EXAMPLES OF WITHDRAWALS

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
   $10,000 = $8,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550.

..  Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
   = $3,250. Annual Income Amount for future Annuity Years remains at $13,250.

..  Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

(a) If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

    . Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550. Annual Withdrawal Amount for future Annuity Years remains at $18,550

    .  Remaining Annual Income Amount for current Annuity Year = $0

    Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93

    Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

    .  Protected Withdrawal Value is reduced by $15,000 from $265,000 to
       $250,000

(b) If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

    .  Remaining Annual Withdrawal Amount for current Annuity Year = $0

    Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

    . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

    Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061

    .  Remaining Annual Income Amount for current Annuity Year = $0

    Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623.

    Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

    . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

    . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503 Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

BENEFITS UNDER THE LIFETIME FIVE BENEFIT

.. If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further Purchase Payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further Purchase Payments will be accepted under your Annuity.

.. If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

         (1) apply your Account Value to any annuity option available; or

         (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

         (3) request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

         (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Account Value.

..  If no withdrawal was ever taken, we will determine a Protected Withdrawal
   Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

.. Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable
   CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five benefit. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

.. In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

.. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

ELECTION OF THE BENEFIT

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis.
IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this Prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional Purchase Payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent Purchase Payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent Purchase Payments. Credits are added to Purchase Payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFETIME FIVE INCOME
BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

STEP-UP OF ANNUAL INCOME AMOUNT

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current Annuity year. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

EXAMPLES OF WITHDRAWALS AND STEP-UP

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5.) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a) Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b) Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c) Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
   = $3,250.

..  Annual Income Amount for future Annuity Years remains at $13,250

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Income Amount for current Annuity Year = $0

..  Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 =
   $1,750) reduces Annual Income Amount for future Annuity Years.

..  Reduction to Annual Income Amount = Excess Income/Account Value before
   Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250
   = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 =
   $13,157

EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further Purchase Payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

.. If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

         (1) apply your Account Value to any annuity option available; or

         (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

         (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Account Value.

..  If no withdrawal was ever taken, we will determine an initial Protected
   Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

.. Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable
   CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

.. There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..  In order for the Surviving Designated Life to continue the Spousal Lifetime
   Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations", and "Spousal Assumption of Annuity" in this Prospectus.

.. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a) if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

EXCEPT FOR ANNUITIES ISSUED IN THE STATE OF FLORIDA, EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME FIVE BENEFIT. FOR ANNUITIES ISSUED IN FLORIDA, THIS RESTRICTION DOES NOT APPLY AND YOU MAY CONTINUE TO MAKE ADDITIONAL PURCHASE PAYMENTS AT THIS TIME.

The Highest Daily Lifetime Five benefit is no longer offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit. Any DCA Program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix C to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:

..  the Protected Withdrawal Value for the immediately preceding Valuation Day
   (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

..  the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a) 200% of the Account Value on the date you elected Highest Daily Lifetime
    Five;

(b) 200% of all Purchase Payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c) 100% of all Purchase Payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent Purchase Payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2006.

    .  The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                $ 110,000.00
Less amount of "non" excess withdrawal                         $   3,500.00
Account Value immediately before excess withdrawal of $1,500   $ 106,500.00
Excess withdrawal amount                                       $   1,500.00
Divided by Account Value immediately before excess withdrawal  $ 106,500.00
Ratio                                                                  1.41%
Total Annual Income Amount                                     $   6,000.00
Less ratio of 1.41%                                            $      84.51
Total Annual Income Amount for future Annuity Years            $   5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credit).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                  HIGHEST QUARTERLY VALUE   ADJUSTED TOTAL ANNUAL
                                 (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----              ------------- ------------------------- ------------------------
June 1, 2007        $118,000.00         $118,000.00               $5,900.00
August 6, 2007      $110,000.00         $112,885.55               $5,644.28
September 1, 2007   $112,000.00         $112,885.55               $5,644.28
December 1, 2007    $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $ 5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

         (1) apply your Account Value to any Annuity option available; or

         (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

         (1) the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Account Value.

..  If no withdrawal was ever taken, we will calculate the Total Annual Income
   Amount as if you made your first withdrawal on the date the annuity payments are to begin.

.. Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

.. Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

.. You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

.. Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

.. The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

.. The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the pre-determined mathematical formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a) your Account Value on the day that you elected Highest Daily Lifetime Five; and

(b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of our variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix C to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

..  Not make any transfer between the Permitted Sub-accounts and the Benefit
   Fixed Rate Account; or

..  If a portion of your Account Value was previously allocated to the Benefit
   Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

..  Transfer all or a portion of your Account Value in the Permitted
   Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Total Protected
   Withdrawal Value;

.. The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE ENHANCED PROTECTED WITHDRAWAL VALUE AND AN AMOUNT UNDER THE RETURN OF PRINCIPAL GUARANTEE.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

OPTIONAL 90% CAP FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME FIVE.

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix C. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account. PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE BENEFIT FIXED RATE ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE BENEFIT FIXED RATE ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

.. March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

.. Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule). IT IS POSSIBLE THAT ADDITIONAL TRANSFERS MIGHT OCCUR AFTER THIS INITIAL TRANSFER IF DICTATED BY THE FORMULA. THE AMOUNTS OF SUCH ADDITIONAL TRANSFER(S) WILL VARY.

Once the 90% cap rule is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

IMPORTANT CONSIDERATIONS WHEN ELECTING THE NEW FORMULA:

.. At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

.. Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

.. Because the charge for Highest Daily Lifetime Five is assessed against the daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD 7)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN BENEFIT.

Highest Daily Lifetime Seven Income Benefit is no longer available for new elections.

The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix J to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2) the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a) the Account Value; or

(b) the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1) the Account Value; or

(2) the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or

(3) the sum of:

    (a) 200% of the Account Value on the effective date of the benefit;

    (b) 200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and

    (c) all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    .  The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                        $110,000.00
Less amount of "non" excess withdrawal                                 $  3,500.00
Account Value immediately before excess withdrawal of $1,500           $106,500.00
Excess withdrawal amount                                               $  1,500.00
Divided by Account Value immediately before excess withdrawal          $106,500.00
Ratio                                                                         1.41%
Annual Income Amount                                                   $  6,000.00
Less ratio of 1.41%                                                    $     84.51
Annual Income Amount for future Annuity Years                          $  5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                                        HIGHEST QUARTERLY VALUE   ADJUSTED ANNUAL INCOME
                                                       (ADJUSTED WITH WITHDRAWAL    AMOUNT (5% OF THE
DATE*                                    ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----                                    ------------- ------------------------- ------------------------
June 1, 2008                              $118,000.00         $118,000.00               $5,900.00
August 6, 2008                            $110,000.00         $112,885.55               $5,644.28
September 1, 2008                         $112,000.00         $112,885.55               $5,644.28
December 1, 2008                          $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

    . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Account Value to any Annuity option available; or

       (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2) the Account Value.

.. If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

.. Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been be allocated to the permitted Sub-accounts.

.. You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and an AST Investment Grade
   Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional Purchase Payments may be subject to new investment limitations.

..  The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
   Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Highest Daily Seven.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

    . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

    . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

    . The difference between your Account Value and your Protected Withdrawal Value;

    . The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

    . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

    . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

    . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. In addition, the amount and duration of payments under the annuity payment and death benefit provisions may be adjusted so that the payments do not trigger any penalty or excise taxes due to tax considerations such as Required Minimum Distribution provisions under the tax law. PLEASE NOTE, HOWEVER, THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven with LIA Benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with LIA benefit and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new. Benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein. Currently, if you elect Highest Daily Lifetime Seven with LIA and subsequently terminate the benefit, you will be able to re-elect Highest Daily Lifetime Seven with LIA but all conditions of the benefit described below must be met, and you may be subject to a waiting period until you can elect this or another lifetime withdrawal benefit.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.   Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime Seven Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

OPTIONAL 90% CAP FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula found in Appendix F (page F-4). There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

.. March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix F will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:

.. At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

.. Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven

Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix F to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2) the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1) the Account Value; or

(2) the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1) the Account Value; or

(2) the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted Purchase Payments; or

(3) the sum of:

    (a)  200% of the Account Value on the effective date of the benefit;

    (b) 200% of all adjusted Purchase Payments made within one year after the effective date of the benefit; and

    (c) all adjusted Purchase Payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and Purchase Payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    . The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

    . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                        $110,000.00
Less amount of "non" excess withdrawal                                 $  3,500.00
Account Value immediately before excess withdrawal of $1,500           $106,500.00
Excess withdrawal amount                                               $  1,500.00
Divided by Account Value immediately before excess withdrawal          $106,500.00
Ratio                                                                         1.41%
Annual Income Amount                                                   $  6,000.00
Less ratio of 1.41%                                                    $     84.51
Annual Income Amount for future Annuity Years                          $  5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                                        HIGHEST QUARTERLY VALUE      ADJUSTED ANNUAL
                                                       (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                                    ACCOUNT VALUE AND PURCHASE PAYMENTS)**  HIGHEST QUARTERLY VALUE)
-----                                    ------------- ------------------------- ------------------------
June 1, 2008                              $118,000.00         $118,000.00               $5,900.00
August 6, 2008                            $110,000.00         $112,885.55               $5,644.28
September 1, 2008                         $112,000.00         $112,885.55               $5,644.28
December 1, 2008                          $119,000.00         $119,000.00               $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on

December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Account Value to any Annuity option available; or

       (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2) the Account Value.

.. If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

.. Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime Seven benefit. The Spousal Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

.. You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of Additional Purchase Payments may be subject to new investment limitations.

..  The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
   Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT.

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a) if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the pre-determined mathematical formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE

MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the a bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix F to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

    . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

    . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

    . The difference between your Account Value and your Protected Withdrawal Value;

    . The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

    . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

    . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

    . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/ EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

OPTIONAL 90% CAP FEATURE FOR THE FORMULA FOR SPOUSAL HIGHEST DAILY LIFETIME
SEVEN

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix F (page F-4) of this prospectus. There is no cost to adding this feature to your Annuity. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

.. March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix F will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:

.. At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

.. Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your

Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and

    (c) all adjusted Purchase Payments made after one year following the effective date of the benefit.

If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

RETURN OF PRINCIPAL GUARANTEE

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and
b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the

Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..  The Issue Date is December 1, 2008

..  The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 7 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                               $118,000.00
Less amount of "non" excess withdrawal                                 $  3,500.00
Account Value immediately before excess withdrawal of $1,500           $114,500.00
Excess withdrawal amount                                               $  1,500.00
Divided by Account Value immediately before excess withdrawal          $114,500.00
Ratio                                                                         1.31%
Annual Income Amount                                                   $  6,000.00
Less ratio of 1.31%                                                    $     78.60
Annual Income Amount for future Annuity Years                          $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                                          HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                                       (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                                    ACCOUNT VALUE AND PURCHASE PAYMENTS)**    HIGHEST DAILY VALUE)
-----                                    ------------- ------------------------- ------------------------
November 25, 2009                         $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                                           Thanksgiving Day
November 27, 2009                         $113,000.00      $      113,986.95            $5,699.35
November 30, 2009                         $113,000.00      $      113,986.95            $5,699.35
December 01, 2009                         $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1, 2008

..  The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 7 Plus benefit.

..  No previous withdrawals have been taken under the Highest Daily Lifetime 7
   Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal Amount divided by.......................................... $ 15,000
Account Value before withdrawal....................................... $120,000
Equals ratio..........................................................     12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value............................................ $109,375
10/th/ benefit year Return of Principal............................... $ 91,875
10/th/ benefit year Minimum Periodic Value............................ $183,750
20/th/ benefit year Minimum Periodic Value............................ $367,500
25/th/ benefit year Minimum Periodic Value............................ $551,250


REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amount will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If your required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income

Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

ANNUAL INCOME AMOUNT = $5,000

REMAINING ANNUAL INCOME AMOUNT = $3,000

REQUIRED MINIMUM DISTRIBUTION = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Account Value to any Annuity option available; or

       (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2) the Account Value.

..  If no Lifetime Withdrawal was ever taken, we will calculate the Annual
   Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

.. Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

.. You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation
   Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..  The Basic Death Benefit will terminate if withdrawals taken under Highest
   Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administration ownership guidelines.

PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". If your annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 7 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of this prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the AST Investment Grade Bond Sub-account will be transferred to the Permitted Sub-accounts, not including the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix G.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the AST Investment Grade Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..  March 19, 2009 - a transfer is made to the AST Investment Grade Bond
   Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b)  An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the AST
   Investment Grade Bond Sub-account; or

..  If a portion of your Account Value was previously allocated to the AST
   Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

.. Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL (EXCEPT THE NON-LIFETIME WITHDRAWAL) YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.   Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in ""Key Feature
- Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus, and is no longer available for new elections. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus must have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b) 200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted Purchase Payments made within one year following the effective date of the benefit; and

    (c) All adjusted Purchase Payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent Purchase Payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

RETURN OF PRINCIPAL GUARANTEE
If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages
85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2-79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..  The Issue Date is December 1, 2008

..  The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The younger Designated Life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 7 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                               $118,000.00
Less amount of "non" excess withdrawal                                 $  3,500.00
Account Value immediately before excess withdrawal of $1,500           $114,500.00
Excess withdrawal amount                                               $  1,500.00
Divided by Account Value immediately before excess withdrawal          $114,500.00
Ratio                                                                         1.31%
Annual Income Amount                                                   $  6,000.00
Less ratio of 1.31%                                                    $     78.60
Annual Income Amount for future Annuity Years                          $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional Purchase Payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional Purchase Payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and Purchase Payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                                          HIGHEST DAILY VALUE         ADJUSTED ANNUAL
                                                       (ADJUSTED WITH WITHDRAWAL INCOME) AMOUNT (5% OF THE
DATE*                                    ACCOUNT VALUE AND PURCHASE PAYMENTS)**    HIGHEST DAILY VALUE)
-----                                    ------------- ------------------------- -------------------------
November 25, 2009                         $119,000.00      $      119,000.00             $5,950.00
November 26, 2009                                           Thanksgiving Day
November 27, 2009                         $113,000.00      $      113,986.95             $5,699.35
November 30, 2009                         $113,000.00      $      113,986.95             $5,699.35
December 01, 2009                         $119,000.00      $      119,000.00             $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1, 2008

..  The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The Account Value at benefit election was $105,000

..  The younger Designated Life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 7 Plus benefit.

..  No previous withdrawals have been taken under the Spousal Highest Daily
   Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal Amount divided by                                           $ 15,000
Account Value before withdrawal                                        $120,000
Equals ratio                                                               12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                             $109,375
10/th/ benefit year Return of Principal                                $ 91,875
10/th/ benefit year Minimum Periodic Value                             $183,750
20/th/ benefit year Minimum Periodic Value                             $367,500
25/th/ benefit year Minimum Periodic Value                             $551,250

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

      (1)  apply your Account Value to any Annuity option available; or

      (2) request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

      (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

      (2)  the Account Value.

..  If no Lifetime Withdrawal was ever taken, we will calculate the Annual
   Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

.. Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

.. You cannot allocate Purchase Payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elected this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..  The Basic Death Benefit will terminate if withdrawals taken under Spousal
   Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.


We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing

Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" above for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL (EXCEPT THE NON-LIFETIME WITHDRAWAL) YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with Purchase Payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, HIGHEST DAILY LIFETIME 6 PLUS IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

    (b) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

    (c) all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime

Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is December 1, 2008

..  The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 6 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                               $118,000.00
Less amount of "non" excess withdrawal                                 $  3,500.00
Account Value immediately before excess withdrawal of $1,500           $114,500.00
Excess withdrawal amount                                               $  1,500.00
Divided by Account Value immediately before excess withdrawal          $114,500.00
Ratio                                                                         1.31%
Annual Income Amount                                                   $  6,000.00
Less ratio of 1.31%                                                    $     78.60
Annual Income Amount for future Annuity Years                          $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                                          HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                                       (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*                                    ACCOUNT VALUE AND PURCHASE PAYMENTS)**    HIGHEST DAILY VALUE)
-----                                    ------------- ------------------------- ------------------------
November 25, 2009                         $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                                           Thanksgiving Day
November 27, 2009                         $113,000.00      $      113,986.95            $5,699.35
November 30, 2009                         $113,000.00      $      113,986.95            $5,699.35
December 01, 2009                         $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    .  The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    .  The Account Value at benefit election was $105,000

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

    . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, and the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount divided by                                           $ 15,000
Account Value before withdrawal                                        $120,000
Equals ratio                                                               12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                             $109,375
10/th/ benefit year Minimum Periodic Value                             $183,750
20/th/ benefit year Minimum Periodic Value                             $367,500

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

..  the basic death benefit under the Annuity; and

.. the amount of any optional death benefit you may have elected and remains in effect; and

.. (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional Purchase Payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.

.. Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1) apply your Account Value to any annuity option available; or

       (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2) the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

.. Transfers to and from the Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..  The Basic Death Benefit will terminate if withdrawals taken under Highest
   Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and
(ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program for which we are providing administrative support), transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth. If your Annuity was issued on or after May 1, 2009 (subject to regulatory approval), you may also choose to allocate purchase payments while this program is in effect to DCA Fixed Rate Options utilized with our 6 or 12 Month Dollar Cost Averaging Program ("6 or 12 Month DCA Program"). If you are participating in Highest Daily Lifetime 6 Plus and also are participating in the 6 or 12 Month DCA Program, and the formula under the benefit dictates a transfer from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account (the "Bond Sub-account"), then the amount to be transferred will be taken entirely from the Sub-accounts, provided there is sufficient Account Value in those Sub-accounts to meet the required transfer amount. Only if there is insufficient Account Value in those Sub-accounts will an amount be withdrawn from the DCA Fixed Rate Options. Amounts withdrawn from the DCA Fixed Rate Options under the formula will be taken on a last-in, first-out basis. For purposes of the discussion below concerning transfers from the Permitted Sub-accounts to the Bond Sub-account, amounts held within the DCA Fixed Rate Options are included within the term "Permitted Sub-Accounts". Thus, amounts may be transferred from the DCA Fixed Rate Options in the circumstances described above and in the section of the prospectus entitled 6 or 12 Month Dollar Cost Averaging Program. Any transfer dictated by the formula out of the Bond Sub-account will only be transferred to the Permitted Sub-accounts, not the DCA Fixed Rate Options.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is set forth in Appendix I.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts including any amounts allocated to DCA Fixed Rate Options. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. As discussed above, if all or a portion of your Account Value is allocated to one or more DCA Fixed Rate Options at the time a transfer to the Bond Sub-account is required under the formula, we will first look to process the transfer from the Permitted Sub-accounts, other than the DCA Fixed Rate Options. If the amount allocated to the Permitted Sub-accounts is insufficient to satisfy the transfer, then any remaining amounts will be transferred from the DCA Fixed Rate Options on a "last-in, first-out" basis. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts (excluding the DCA Fixed Rate Options) will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

.. September 4, 2012 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. September 5, 2012 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

.. On September 5, 2012 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

.. Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the Bond
   Sub-account; or

..  If a portion of your Account Value was previously allocated to the Bond
   Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

.. Transfer a portion of your Account Value in the Permitted Sub-accounts and the DCA Fixed Rate Options to the Bond Sub-account.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR

EFFECTIVE SEPTEMBER 14, 2012, HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%).

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1) The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2) The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

     i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

     ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

     iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

     iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

     v.  Transferring: Moving into or out of a bed, chair or wheelchair.

     vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess

Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE PERMITTED. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual

Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

You may also participate in the 6 or 12 Month Dollar Cost Averaging Program if you elect Spousal Highest Daily Lifetime 6 Plus for Annuities issued on or after May 1, 2009, subject to the 6 or 12 Month DCA Program's rules, and subject to State approvals. The 6 or 12 Month DCA Program is not available in certain states.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2) the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

(1) the Periodic Value described above or,

(2) the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

     (a) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

     (b) 200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

     (c) all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $ 118,000.00
Less amount of "non" excess withdrawal                         $   3,500.00
Account Value immediately before excess withdrawal of $1,500   $ 114,500.00
Excess withdrawal amount                                       $   1,500.00
Divided by Account Value immediately before excess withdrawal  $ 114,500.00
Ratio                                                                  1.31%
Annual Income Amount                                           $   6,000.00
Less ratio of 1.31%                                            $      78.60
Annual Income Amount for future Annuity Years                  $   5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    HIGHEST DAILY VALUE        ADJUSTED ANNUAL
                                 (ADJUSTED WITH WITHDRAWAL INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE AND PURCHASE PAYMENTS)**    HIGHEST DAILY VALUE)
-----              ------------- ------------------------- ------------------------
November 25, 2009   $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95            $5,699.35
November 30, 2009   $113,000.00      $      113,986.95            $5,699.35
December 01, 2009   $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    .  The Account Value at benefit election was $105,000

    . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

    . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount divided by                               $  15,000
Account Value before withdrawal                            $ 120,000
Equals ratio                                                    12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $ 109,375
10th benefit year Minimum Periodic Value                   $ 183,750
20th benefit year Minimum Periodic Value                   $ 367,500

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

..  the basic death benefit under the Annuity; and

.. the amount of any optional death benefit you may have elected and remains in effect; and

.. a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

.. Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

     (1) apply your Account Value to any annuity option available; or

     (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

     (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

     (2) the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account) and the DCA Fixed Rate Options (if you are participating in the 6 or 12 Month DCA

   Program). Withdrawals from the DCA Fixed Rate Options will be taken on a last-in, first-out basis. As discussed in the prospectus, you may participate in the 6 or 12 Month Dollar Cost Averaging Program only if your Annuity was issued on or after May 1, 2009.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

.. Transfers to and from the elected Sub-accounts, the DCA Fixed Rate Options, and the AST Investment Grade Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts (or any DCA Fixed Rate Options if you elect the 6 or 12 Month DCA Program). If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..  The Basic Death Benefit will terminate if withdrawals taken under Spousal
   Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Options (if applicable). Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your financial professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts (including any amounts in the DCA Fixed Rate Options), and (ii) unless you are participating in an asset allocation program (i.e., Custom Portfolios Program (we may have referred to the "Custom Portfolios Program" as the "Optional Allocation and Rebalancing Program" in other materials), Automatic Rebalancing Program, or 6 or 12 Month DCA Program) for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

                                 DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers four different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

The basic Death Benefit is the greater of:

.. The sum of all Purchase Payments (not including any Credits) less the sum of all proportional withdrawals.

.. The sum of your Account Value in the Sub-accounts, your Interim Value in the Fixed Allocations, and any Account Value in the Benefit Fixed Rate Account or the DCA Fixed Rate Options (less the amount of any Credits applied within 12-months prior to the date of death).

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. We reserve the right to cease offering any optional death benefit.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS SUITE OF BENEFITS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS. SEE THE CHART IN THE "INVESTMENT OPTIONS" SECTION OF THE PROSPECTUS FOR A LIST OF INVESTMENT OPTIONS AVAILABLE AND PERMITTED WITH EACH BENEFIT.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT WAS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchased the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1. the BASIC DEATH BENEFIT described above;

   PLUS

2. 40% of your "GROWTH" under an Annuity, as defined below.

"GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death if allowed by applicable State law) reduced by the sum of all proportional withdrawals.

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT, THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS.

CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

   IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

    1. the basic Death Benefit described above; and

    2. the Highest Anniversary Value as of the Owner's date of death.

   IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

    1. the basic Death Benefit described above; and

    2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

   THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

   THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECTED THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER AN ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S).

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT EQUALS THE GREATEST OF:

    1. the basic Death Benefit described above; and

    2. the Highest Anniversary Value Death Benefit described above; and

    3. 5% Roll-up described below.

   The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

   IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE THE 5% ROLL UP IS EQUAL TO:

       . all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

  MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

   IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE THE 5% ROLL-UP IS EQUAL TO:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to date of death) made after the Death Benefit Target Date;

  MINUS

       .  the sum of all withdrawals which reduce the 5% Roll-up proportionally.

THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES IF ALLOWED UNDER APPLICABLE STATE LAW. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT. See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

    . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

    . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

    . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such anniversary.

    . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocation as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your Purchase Payment. (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law)

    . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less at the time of election and death of the Owner refers to the death of the Annuitant.

IF YOU ELECTED THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT.

       The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       IF THE OWNER DIES BEFORE THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law); and

       2. the HDV as of the Owner's date of death.

       IF THE OWNER DIES ON OR AFTER THE DEATH BENEFIT TARGET DATE, THE DEATH BENEFIT EQUALS THE GREATER OF:

       1. the basic Death Benefit described above; and

       2. the HDV on the Death Benefit Target Date plus the sum of all Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any Purchase Payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit is not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, Spousal Highest Daily Lifetime Seven, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

    . The DEATH BENEFIT TARGET DATE for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

    . The HIGHEST DAILY VALUE equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any Purchase Payments (plus associated Credits or as otherwise provided for under applicable State law) since such date.

    . The DAILY VALUE is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

    . PROPORTIONAL WITHDRAWALS are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest

       Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

ANNUITIES WITH JOINT OWNERS

For Annuities with Joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.

ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits, and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue if a surviving spouse continues the Annuity. Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and
0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES' ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)
Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

    .  within five (5) years of the date of death (the "5 Year Deadline"); or

    . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

    . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. Note that the Worker, Retiree and Employer Recovery Act of 2008 suspended Required Minimum Distributions for 2009. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.

    . If you die before a designated beneficiary is named and BEFORE the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

    . If you die before a designated beneficiary is named and AFTER the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.

UNDER THE BENEFICIARY CONTINUATION OPTION:

..  The beneficiary must apply at least $15,000 to the Beneficiary Continuation
   Option. Thus, the death benefit must be at least $15,000.

.. The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.

.. Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

.. Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For nonqualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

.. The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

.. The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

.. The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

.. No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

..  No additional Purchase Payments can be applied to the Annuity.

.. The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

..  The beneficiary can request a withdrawal of all or a portion of the Account
   Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.

..  Withdrawals are not subject to CDSC.

.. Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

.. If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

SPOUSAL ASSUMPTION OF ANNUITY

You may name your spouse as your Beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary Beneficiary will be the surviving spouse unless you elect an alternative Beneficiary Designation. Unless you elect an alternative Beneficiary Designation, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional Purchase Payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional Purchase Payments.

A surviving spouse's ability to continue ownership of the Annuity may be impacted (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled "Managing Your Annuity - Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

WHEN DO YOU DETERMINE THE DEATH BENEFIT?

We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND MAY BE SUBJECT TO MARKET FLUCTUATIONS.

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Unadjusted Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

DEATH BENEFIT SUSPENSION PERIOD. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

                            VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to a MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to a MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to a MVA Fixed Allocation plus all interest credited to a MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of a MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor. In addition to MVA Fixed Allocations that are subject to a Market Value Adjustment, we offer DCA Fixed Rate Options that are used with our 6 or 12 Month Dollar Cost Averaging Program, and are not subject to any MVA. Account Value allocated to the DCA Fixed Rate Options earns the declared rate of interest while it is transferred over a 6 month or 12 month period into the Sub-accounts that you have designated.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency, as determined by the SEC, exists as determined by the SEC making redemption or valuation of securities held in the separate account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits) and issue an Annuity within two (2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments (and any associated Credit) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see "Living Benefits" for further information on additional purchase payments.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which generally cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in UNITED STATES V. WINDSOR, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The WINDSOR decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.
Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled;

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

.. the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase

Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

ANNUITY QUALIFICATION

DIVERSIFICATION AND INVESTOR CONTROL. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.
CHANGES IN YOUR ANNUITY. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

..  Individual retirement accounts and annuities (IRAs), including inherited
   IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

..  Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary
   Roth IRA) under Section 408A of the Code;

..  A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

..  H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

..  Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax
   Deferred Annuities or TDAs);

..  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarizes the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

CONTRIBUTIONS LIMITS/ROLLOVERS. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

REQUIRED PROVISIONS. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..  You, as Owner of the Annuity, must be the "Annuitant" under the contract
   (except in certain cases involving the division of property under a decree of divorce);

..  Your rights as Owner are non-forfeitable;

..  You cannot sell, assign or pledge the Annuity;

.. The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

.. The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

.. Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..  A 10% early withdrawal penalty described below;

.. Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

.. If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum

Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.
Other relevant information required by the exemptions is contained in the contract and accompanying documentation.
Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

DEFINED BENEFIT PLANS AND MONEY PURCHASE PENSION PLANS. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

DEFINED CONTRIBUTION PLANS (INCLUDING 401(K) PLANS AND ERISA 403(B) ANNUITIES). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAS, NON-ERISA 403(B) ANNUITIES, AND 457 PLANS. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                              GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfer, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States.

SERVICE PROVIDERS

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

        NAME OF SERVICE PROVIDER                      SERVICES PROVIDED                               ADDRESS
----------------------------------------- ------------------------------------------ -------------------------------------------
Broadridge Investor Communication         Proxy services and regulatory mailings     51 Mercedes Way, Edgewood, NY 11717
Solutions, Inc.
CT Corporation System                     UCC filings, corporate filings and annual  111 Eighth Avenue, New York, NY
                                          report filings                             10011
Depository Trust & Clearing Corporation   Clearing and settlement services           55 Water Street, 26/th/ Floor, New York,
                                                                                     NY 10041
EDM Americas                              Records management and administration      301 Fayetteville Street, Suite 1500,
                                          of annuity contracts                       Raleigh, NC 27601
ExlService Holdings, Inc.                 Administration of annuity contracts        350 Park Avenue, 10/th/ Floor, New York,
                                                                                     NY 10022
National Financial Services               Clearing and settlement services           82 Devonshire Street Boston, MA 02109
NEPS, LLC                                 Composition, printing, and mailing of      12 Manor Parkway, Salem, NH 03079
                                          contracts and benefit documents
Pershing LLC                              Order-entry systems provider               One Pershing Plaza, Jersey City, NJ
                                                                                     07399
Thomson Reuters                           Tax form printing                          3 Times Square New York, NY 10036
Venio                                     Claim related services                     4031 University Drive, Suite 100, Fairfax,
                                                                                     VA 22030

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B".

Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B.

Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B.

We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional Purchase Payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law. Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain.

We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The exemption does not apply to the AST Franklin Templeton Founding Funds Allocation Portfolio; shareholder approval of new subadvisory agreements for this Portfolio only is required. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

FEES AND PAYMENTS RECEIVED BY PRUDENTIAL ANNUITIES

As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

The Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for the Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners;
(2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements commissions are paid to firms on sales of the Annuity according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0%. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's' features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

A list of the firms to whom Prudential Annuities pays an amount of greater than $10,000 under these arrangements is provided below, which is available upon request. You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

    . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain Prudential Annuities products.

    . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

    . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to annuity business during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $0.38 and $6,711,354.31, respectively.

NAME OF FIRM:

Allstate Financial Services, LLC            Invest Financial Corporation              Sagepoint Financial, Inc.
American Portfolio Financial Services Inc.  Investacorp                               Sammons Securities Co., LLC
Associated Securities Corporation           Investment Centers of America             Securian Financial Services, Inc.
AXA Advisors, LLC                           Investment Professionals                  Securities America, Inc.
BBVA Compass Investment Solutions, Inc.     Investors Capital Corporation             Securities Service Network
BFT Financial Group, LLC                    Janney Montgomery Scott, LLC.             Sigma Financial Corporation
Cadaret, Grant & Co., Inc.                  Legend Equities Corporation               Signator Investors, Inc.
Cambridge Investment Research, Inc.         Lincoln Financial Advisors                SII Investments, Inc.
Capital One Investment Services, LLC        Lincoln Financial Securities Corporation  Stifel Nicolaus & Co.
Centaurus Financial, Inc.                   Lincoln Investment Planning               Summit Brokerage Services, Inc.
Cetera Advisor Network LLC                  LPL Financial Corporation                 TFS Securities, Inc.
Cetera Financial Group LLC                  LPL Financial Corporation (OAP)           The Investment Center
Cetera Financial Specialists                M Holdings Securities, Inc.               TransAmerica Financial Advisors, Inc.
Cetera Investment Services                  MetLife                                   Triad Advisors, Inc.
CFD Investments, Inc.                       Mutual Service Corporation                UBS Financial Services, Inc.
Commonwealth Financial Network              National Planning Corporation             United Planners Financial Service
Crown Capital Securities, L.P.              Next Financial Group, Inc.                Wall Street Financial Group
CUSO Financial Services, L.P.               NFP Securities, Inc.                      Waterstone Financial Group Inc.
Equity Services, Inc.                       PNC Investments, LLC                      Wells Fargo Advisors LLC
First Allied Securities Inc.                ProEquities                               Wells Fargo Advisors LLC--Wealth
FSC Securities Corporation                  Questar Capital Corporation               Wells Fargo Investments LLC
Gary Goldberg & Co., Inc.                   Raymond James & Associates                Woodbury Financial Services
Geneos Wealth Management, Inc.              Raymond James Financial Services          World Group Securities, Inc.
H. Beck, Inc.                               RBC Capital Markets Corporation           WRP Investments, Inc.
Hantz Financial Services, Inc.              Robert W. Baird & Co., Inc.
ING Financial Partners, LLC                 Royal Alliance Associates

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to
Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the separate account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL
Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Prudential Annuities's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities's financial position.

              CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
  The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc. How the Unit Price is Determined
Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 Unit Prices And Numbers Of Units. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31/st/ of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2015.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                 ADVANCED SERIES XTRA CREDIT EIGHT/SM/ ("XT8")
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                               $10.73            $7.90          4,352,710
   01/01/2009 to 12/31/2009                                $7.90            $9.66          7,832,549
   01/01/2010 to 12/31/2010                                $9.66           $10.62          8,125,948
   01/01/2011 to 12/31/2011                               $10.62           $10.16          5,875,413
   01/01/2012 to 12/31/2012                               $10.16           $11.24          5,884,306
   01/01/2013 to 12/31/2013                               $11.24           $12.14          5,528,716
   01/01/2014 to 12/31/2014                               $12.14           $12.38          5,179,509
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   06/30/2008 to 12/31/2008                               $10.72            $7.90          2,718,573
   01/01/2009 to 12/31/2009                                $7.90            $9.80          5,159,418
   01/01/2010 to 12/31/2010                                $9.80           $10.95          5,137,092
   01/01/2011 to 12/31/2011                               $10.95           $10.77          3,694,717
   01/01/2012 to 12/31/2012                               $10.77           $12.02          4,319,358
   01/01/2013 to 12/31/2013                               $12.02           $13.77          4,466,220
   01/01/2014 to 12/31/2014                               $13.77           $14.35          4,186,938
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   06/30/2008 to 12/31/2008                               $13.99           $10.28            116,472
   01/01/2009 to 12/31/2009                               $10.28           $11.90            295,585
   01/01/2010 to 12/31/2010                               $11.90           $13.31            387,586
   01/01/2011 to 12/31/2011                               $13.31           $13.55            332,429
   01/01/2012 to 05/04/2012                               $13.55           $14.71                  0

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST AQR Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                               $10.00           $10.09                395
   01/01/2014 to 12/31/2014                                $10.09            $9.60                818
-----------------------------------------------------------------------------------------------------------
AST AQR Large-Cap Portfolio
   04/29/2013* to 12/31/2013                               $10.00           $11.63                156
   01/01/2014 to 12/31/2014                                $11.63           $12.93              8,101
-----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                                $10.78            $8.18          4,544,410
   01/01/2009 to 12/31/2009                                 $8.18            $9.90          9,195,019
   01/01/2010 to 12/31/2010                                 $9.90           $10.93          8,699,486
   01/01/2011 to 12/31/2011                                $10.93           $10.61          6,901,091
   01/01/2012 to 12/31/2012                                $10.61           $11.72          7,178,712
   01/01/2013 to 12/31/2013                                $11.72           $13.55          7,213,994
   01/01/2014 to 12/31/2014                                $13.55           $14.18          6,928,953
-----------------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                               $10.00            $9.16            186,720
   01/01/2012 to 12/31/2012                                 $9.16           $10.07            329,722
   01/01/2013 to 12/31/2013                                $10.07           $10.97            394,788
   01/01/2014 to 12/31/2014                                $10.97           $11.30            406,475
-----------------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                               $10.00           $10.49             74,848
   01/01/2014 to 12/31/2014                                $10.49           $10.68             82,957
-----------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                                $10.79            $7.70          5,254,768
   01/01/2009 to 12/31/2009                                 $7.70            $9.48          9,649,337
   01/01/2010 to 12/31/2010                                 $9.48           $10.56          9,541,918
   01/01/2011 to 12/31/2011                                $10.56           $10.13          6,564,135
   01/01/2012 to 12/31/2012                                $10.13           $11.31          7,253,930
   01/01/2013 to 12/31/2013                                $11.31           $13.64          8,307,070
   01/01/2014 to 12/31/2014                                $13.64           $14.34          8,547,398
-----------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                               $10.00           $11.65             31,689
   01/01/2014 to 12/31/2014                                $11.65           $13.01             77,924
-----------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   06/30/2008 to 12/31/2008                                $21.71           $14.38             50,033
   01/01/2009 to 12/31/2009                                $14.38           $18.64            105,825
   01/01/2010 to 12/31/2010                                $18.64           $23.57            111,924
   01/01/2011 to 12/31/2011                                $23.57           $24.68             97,984
   01/01/2012 to 12/31/2012                                $24.68           $27.97            103,989
   01/01/2013 to 12/31/2013                                $27.97           $28.34            114,992
   01/01/2014 to 12/31/2014                                $28.34           $36.45            117,778
-----------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                               $10.00            $9.68            195,251
   01/01/2014 to 12/31/2014                                 $9.68           $10.00            247,494
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   06/30/2008 to 12/31/2008                                 $9.86            $7.26          2,521,848
   01/01/2009 to 12/31/2009                                 $7.26            $8.83          4,794,825
   01/01/2010 to 12/31/2010                                 $8.83            $9.92          4,948,687
   01/01/2011 to 12/31/2011                                 $9.92            $9.60          3,579,527
   01/01/2012 to 12/31/2012                                 $9.60           $10.44          4,166,207
   01/01/2013 to 12/31/2013                                $10.44           $11.77          3,954,033
   01/01/2014 to 12/31/2014                                $11.77           $11.93          3,548,387
-----------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                                 $9.07            $7.15            571,212
   01/01/2009 to 12/31/2009                                 $7.15            $8.52          1,341,861
   01/01/2010 to 12/31/2010                                 $8.52            $9.48          1,442,865
   01/01/2011 to 12/31/2011                                 $9.48            $9.09          1,157,723
   01/01/2012 to 12/31/2012                                 $9.09           $10.15          1,264,287
   01/01/2013 to 12/31/2013                                $10.15           $11.89          1,513,789
   01/01/2014 to 12/31/2014                                $11.89           $12.34          1,382,395

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Focus Four Plus Portfolio
   07/21/2008* to 12/31/2008                                      $10.00            $7.47            573,235
   01/01/2009 to 11/13/2009                                        $7.47            $8.35                  0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.74          3,803,999
   01/01/2013 to 12/31/2013                                       $10.74           $13.14          3,745,291
   01/01/2014 to 12/31/2014                                       $13.14           $13.32          3,343,145
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                      $10.00           $10.81            309,658
   01/01/2014 to 12/31/2014                                       $10.81           $10.89            443,364
------------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   07/21/2008* to 12/31/2008                                      $10.18            $6.11             50,776
   01/01/2009 to 12/31/2009                                        $6.11            $8.11            118,446
   01/01/2010 to 12/31/2010                                        $8.11            $9.58            151,468
   01/01/2011 to 12/31/2011                                        $9.58            $8.94             88,211
   01/01/2012 to 12/31/2012                                        $8.94           $11.13            113,541
   01/01/2013 to 12/31/2013                                       $11.13           $11.41            120,665
   01/01/2014 to 12/31/2014                                       $11.41           $12.78            124,541
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   06/30/2008 to 12/31/2008                                       $13.63            $8.55             81,276
   01/01/2009 to 12/31/2009                                        $8.55           $12.56            180,978
   01/01/2010 to 12/31/2010                                       $12.56           $13.61            179,004
   01/01/2011 to 12/31/2011                                       $13.61           $12.84             88,351
   01/01/2012 to 12/31/2012                                       $12.84           $15.11            100,006
   01/01/2013 to 12/31/2013                                       $15.11           $19.26            107,953
   01/01/2014 to 02/07/2014                                       $19.26           $18.94                  0
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   06/30/2008 to 12/31/2008                                       $14.10            $9.96            371,815
   01/01/2009 to 12/31/2009                                        $9.96           $11.67            621,602
   01/01/2010 to 12/31/2010                                       $11.67           $12.94            632,157
   01/01/2011 to 12/31/2011                                       $12.94           $12.01            436,847
   01/01/2012 to 12/31/2012                                       $12.01           $14.12            404,667
   01/01/2013 to 12/31/2013                                       $14.12           $18.53            518,331
   01/01/2014 to 12/31/2014                                       $18.53           $20.59            488,701
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                                       $17.45           $10.70             86,649
   01/01/2009 to 12/31/2009                                       $10.70           $16.52            253,562
   01/01/2010 to 12/31/2010                                       $16.52           $19.45            254,558
   01/01/2011 to 12/31/2011                                       $19.45           $18.54            155,235
   01/01/2012 to 12/31/2012                                       $18.54           $21.78            158,856
   01/01/2013 to 12/31/2013                                       $21.78           $28.29            227,835
   01/01/2014 to 12/31/2014                                       $28.29           $31.00            190,945
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   06/30/2008 to 12/31/2008                                        $9.46            $7.57          1,188,844
   01/01/2009 to 12/31/2009                                        $7.57            $9.18          2,696,442
   01/01/2010 to 12/31/2010                                        $9.18           $10.07          2,606,302
   01/01/2011 to 12/31/2011                                       $10.07            $9.84          2,336,688
   01/01/2012 to 12/31/2012                                        $9.84           $10.65          2,364,544
   01/01/2013 to 12/31/2013                                       $10.65           $11.49          2,165,383
   01/01/2014 to 12/31/2014                                       $11.49           $11.74          1,933,669
------------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   06/30/2008 to 12/31/2008                                       $17.05           $13.19             41,001
   01/01/2009 to 12/31/2009                                       $13.19           $16.44            121,815
   01/01/2010 to 12/31/2010                                       $16.44           $20.47            129,429
   01/01/2011 to 12/31/2011                                       $20.47           $20.38            104,405
   01/01/2012 to 12/31/2012                                       $20.38           $23.16            115,043
   01/01/2013 to 12/31/2013                                       $23.16           $31.59            157,388
   01/01/2014 to 12/31/2014                                       $31.59           $33.27            133,833

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   06/30/2008 to 12/31/2008                              $15.78           $11.34            124,499
   01/01/2009 to 12/31/2009                              $11.34           $13.17            292,701
   01/01/2010 to 12/31/2010                              $13.17           $14.55            285,605
   01/01/2011 to 12/31/2011                              $14.55           $14.23            245,098
   01/01/2012 to 12/31/2012                              $14.23           $15.85            280,404
   01/01/2013 to 12/31/2013                              $15.85           $20.97            214,589
   01/01/2014 to 12/31/2014                              $20.97           $20.92            156,711
---------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   06/30/2008 to 12/31/2008                              $14.13           $10.62            140,984
   01/01/2009 to 12/31/2009                              $10.62           $14.14            428,488
   01/01/2010 to 12/31/2010                              $14.14           $15.77            372,390
   01/01/2011 to 12/31/2011                              $15.77           $15.99            364,824
   01/01/2012 to 12/31/2012                              $15.99           $17.88            373,793
   01/01/2013 to 12/31/2013                              $17.88           $18.83            284,857
   01/01/2014 to 12/31/2014                              $18.83           $18.98            193,814
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   06/30/2008 to 12/31/2008                              $21.21           $11.88            279,897
   01/01/2009 to 12/31/2009                              $11.88           $15.80            487,491
   01/01/2010 to 12/31/2010                              $15.80           $17.77            425,028
   01/01/2011 to 12/31/2011                              $17.77           $15.20            278,398
   01/01/2012 to 12/31/2012                              $15.20           $17.98            225,134
   01/01/2013 to 12/31/2013                              $17.98           $21.03            314,013
   01/01/2014 to 12/31/2014                              $21.03           $19.52            326,012
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   06/30/2008 to 12/31/2008                              $21.23           $13.65            149,062
   01/01/2009 to 12/31/2009                              $13.65           $17.50            230,878
   01/01/2010 to 12/31/2010                              $17.50           $19.10            223,400
   01/01/2011 to 12/31/2011                              $19.10           $16.41            166,971
   01/01/2012 to 12/31/2012                              $16.41           $18.81            154,255
   01/01/2013 to 12/31/2013                              $18.81           $22.08            154,201
   01/01/2014 to 12/31/2014                              $22.08           $20.24            152,233
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   06/30/2008 to 12/31/2008                               $9.17            $6.94            863,227
   01/01/2009 to 12/31/2009                               $6.94            $8.63          2,307,480
   01/01/2010 to 12/31/2010                               $8.63            $9.65          2,099,781
   01/01/2011 to 12/31/2011                               $9.65            $9.43          1,614,883
   01/01/2012 to 12/31/2012                               $9.43           $10.52          1,676,781
   01/01/2013 to 12/31/2013                              $10.52           $12.02          1,947,729
   01/01/2014 to 12/31/2014                              $12.02           $12.56          1,729,141
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   06/30/2008 to 12/31/2008                              $18.54           $11.98            113,373
   01/01/2009 to 12/31/2009                              $11.98           $15.99            221,273
   01/01/2010 to 12/31/2010                              $15.99           $16.84            185,707
   01/01/2011 to 12/31/2011                              $16.84           $15.03            114,544
   01/01/2012 to 12/31/2012                              $15.03           $18.00            173,844
   01/01/2013 to 12/31/2013                              $18.00           $20.40            175,509
   01/01/2014 to 12/31/2014                              $20.40           $18.77            156,627
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   06/30/2008 to 12/31/2008                              $14.59           $11.85          3,160,598
   01/01/2009 to 12/31/2009                              $11.85           $14.20          5,395,477
   01/01/2010 to 12/31/2010                              $14.20           $14.97          4,994,247
   01/01/2011 to 12/31/2011                              $14.97           $14.75          3,977,587
   01/01/2012 to 12/31/2012                              $14.75           $16.04          3,829,637
   01/01/2013 to 12/31/2013                              $16.04           $17.50          3,462,249
   01/01/2014 to 12/31/2014                              $17.50           $18.13          3,177,278

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   06/30/2008 to 12/31/2008                         $12.72            $8.83            276,477
   01/01/2009 to 12/31/2009                          $8.83           $10.36            346,012
   01/01/2010 to 12/31/2010                         $10.36           $11.52            329,940
   01/01/2011 to 12/31/2011                         $11.52           $10.84            425,797
   01/01/2012 to 12/31/2012                         $10.84           $12.45            310,531
   01/01/2013 to 12/31/2013                         $12.45           $17.11            379,818
   01/01/2014 to 12/31/2014                         $17.11           $19.12            413,328
----------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                         $15.05            $9.68            585,331
   01/01/2009 to 12/31/2009                          $9.68           $12.34            888,567
   01/01/2010 to 12/31/2010                         $12.34           $14.52            935,347
   01/01/2011 to 12/31/2011                         $14.52           $14.13            601,374
   01/01/2012 to 12/31/2012                         $14.13           $15.59            530,840
   01/01/2013 to 12/31/2013                         $15.59           $20.93            528,924
   01/01/2014 to 12/31/2014                         $20.93           $22.74            586,879
----------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   06/30/2008 to 12/31/2008                         $13.78           $10.62            187,186
   01/01/2009 to 12/31/2009                         $10.62           $14.04            462,990
   01/01/2010 to 12/31/2010                         $14.04           $15.65            363,535
   01/01/2011 to 12/31/2011                         $15.65           $16.94            802,019
   01/01/2012 to 12/31/2012                         $16.94           $17.63            499,905
   01/01/2013 to 12/31/2013                         $17.63           $16.97            370,452
   01/01/2014 to 12/31/2014                         $16.97           $17.74            381,932
----------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   06/30/2008 to 12/31/2008                         $17.81           $12.90             29,392
   01/01/2009 to 12/31/2009                         $12.90           $16.67            102,445
   01/01/2010 to 12/31/2010                         $16.67           $18.35            118,460
   01/01/2011 to 12/31/2011                         $18.35           $17.47            117,512
   01/01/2012 to 12/31/2012                         $17.47           $21.12            124,134
   01/01/2013 to 12/31/2013                         $21.12           $26.49            154,845
   01/01/2014 to 12/31/2014                         $26.49           $26.97            125,007
----------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   06/30/2008 to 12/31/2008                         $14.65            $9.90            101,558
   01/01/2009 to 12/31/2009                          $9.90           $12.10            319,640
   01/01/2010 to 12/31/2010                         $12.10           $13.40            285,466
   01/01/2011 to 12/31/2011                         $13.40           $13.09            256,621
   01/01/2012 to 12/31/2012                         $13.09           $15.06            275,009
   01/01/2013 to 12/31/2013                         $15.06           $20.23            302,283
   01/01/2014 to 12/31/2014                         $20.23           $21.60            310,671
----------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                        $10.00           $10.19                  0
   01/01/2013 to 12/31/2013                         $10.19           $13.47             21,063
   01/01/2014 to 12/31/2014                         $13.47           $14.59             25,568
----------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   06/30/2008 to 12/31/2008                         $16.54           $10.84             84,121
   01/01/2009 to 12/31/2009                         $10.84           $14.79            131,073
   01/01/2010 to 12/31/2010                         $14.79           $17.96            245,356
   01/01/2011 to 12/31/2011                         $17.96           $17.04            194,504
   01/01/2012 to 12/31/2012                         $17.04           $19.82            208,652
   01/01/2013 to 12/31/2013                         $19.82           $25.79            167,490
   01/01/2014 to 12/31/2014                         $25.79           $29.13            144,781
----------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   06/30/2008 to 12/31/2008                         $10.52           $10.54          4,924,789
   01/01/2009 to 12/31/2009                         $10.54           $10.38          6,589,463
   01/01/2010 to 12/31/2010                         $10.38           $10.20          3,952,695
   01/01/2011 to 12/31/2011                         $10.20           $10.02          3,134,616
   01/01/2012 to 12/31/2012                         $10.02            $9.85          2,455,891
   01/01/2013 to 12/31/2013                          $9.85            $9.67          1,802,602
   01/01/2014 to 12/31/2014                          $9.67            $9.50          1,296,519

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   06/30/2008 to 12/31/2008                               $18.09           $11.11            126,789
   01/01/2009 to 12/31/2009                               $11.11           $15.36            175,659
   01/01/2010 to 12/31/2010                               $15.36           $18.62            179,576
   01/01/2011 to 12/31/2011                               $18.62           $17.84            124,275
   01/01/2012 to 12/31/2012                               $17.84           $20.53            124,963
   01/01/2013 to 12/31/2013                               $20.53           $28.65            168,627
   01/01/2014 to 12/31/2014                               $28.65           $32.16            158,533
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Core Bond Portfolio
   10/31/2011* to 12/31/2011                              $10.03           $10.07            109,152
   01/01/2012 to 12/31/2012                               $10.07           $10.37            126,809
   01/01/2013 to 12/31/2013                               $10.37            $9.90            157,029
   01/01/2014 to 12/31/2014                                $9.90           $10.23            187,975
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                               $18.31           $11.65            166,699
   01/01/2009 to 12/31/2009                               $11.65           $14.86            194,357
   01/01/2010 to 12/31/2010                               $14.86           $18.79            265,825
   01/01/2011 to 12/31/2011                               $18.79           $18.77            159,187
   01/01/2012 to 12/31/2012                               $18.77           $20.73            170,702
   01/01/2013 to 12/31/2013                               $20.73           $27.01            217,953
   01/01/2014 to 12/31/2014                               $27.01           $28.64            184,093
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                               $16.13           $10.41             40,300
   01/01/2009 to 12/31/2009                               $10.41           $12.54             83,604
   01/01/2010 to 12/31/2010                               $12.54           $14.82            106,919
   01/01/2011 to 04/29/2011                               $14.82           $16.61                  0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.32            463,129
   01/01/2013 to 12/31/2013                               $10.32           $12.05            472,377
   01/01/2014 to 12/31/2014                               $12.05           $12.45            452,235
----------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   07/21/2008* to 12/31/2008                              $10.10            $5.57             41,994
   01/01/2009 to 12/31/2009                                $5.57            $9.11            411,638
   01/01/2010 to 12/31/2010                                $9.11           $10.95            575,179
   01/01/2011 to 12/31/2011                               $10.95            $8.58            282,385
   01/01/2012 to 12/31/2012                                $8.58            $9.94            278,402
   01/01/2013 to 12/31/2013                                $9.94            $9.79            308,384
   01/01/2014 to 12/31/2014                                $9.79            $9.16            281,538
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   06/30/2008 to 12/31/2008                               $11.15           $10.90            712,342
   01/01/2009 to 12/31/2009                               $10.90           $11.80          1,339,103
   01/01/2010 to 12/31/2010                               $11.80           $12.05          1,296,102
   01/01/2011 to 12/31/2011                               $12.05           $12.10          1,090,180
   01/01/2012 to 12/31/2012                               $12.10           $12.45            906,164
   01/01/2013 to 12/31/2013                               $12.45           $11.96            703,101
   01/01/2014 to 12/31/2014                               $11.96           $11.74            547,508
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   06/30/2008 to 12/31/2008                               $11.90           $11.38          1,923,586
   01/01/2009 to 12/31/2009                               $11.38           $13.03          6,477,063
   01/01/2010 to 12/31/2010                               $13.03           $13.79          5,823,131
   01/01/2011 to 12/31/2011                               $13.79           $13.98          4,380,484
   01/01/2012 to 12/31/2012                               $13.98           $15.02          4,925,654
   01/01/2013 to 12/31/2013                               $15.02           $14.48          3,565,817
   01/01/2014 to 12/31/2014                               $14.48           $14.83          3,009,945

                                                                                    Number of
                                                Accumulation     Accumulation      Accumulation
                                                Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                 Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                        $10.81            $9.00          5,689,527
   01/01/2009 to 12/31/2009                         $9.00           $10.61          8,876,053
   01/01/2010 to 12/31/2010                        $10.61           $11.52          8,285,111
   01/01/2011 to 12/31/2011                        $11.52           $11.44          9,292,075
   01/01/2012 to 12/31/2012                        $11.44           $12.40          7,824,702
   01/01/2013 to 12/31/2013                        $12.40           $13.31          6,555,353
   01/01/2014 to 12/31/2014                        $13.31           $13.83          5,989,981
---------------------------------------------------------------------------------------------------
AST Prudential Core Bond Portfolio
   10/31/2011* to 12/31/2011                       $10.02           $10.07             68,332
   01/01/2012 to 12/31/2012                        $10.07           $10.60            127,200
   01/01/2013 to 12/31/2013                        $10.60           $10.17            131,237
   01/01/2014 to 12/31/2014                        $10.17           $10.60            254,998
---------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   06/30/2008 to 12/31/2008                        $10.35            $6.68          3,179,075
   01/01/2009 to 12/31/2009                         $6.68            $8.27          8,102,750
   01/01/2010 to 12/31/2010                         $8.27            $9.67          8,008,178
   01/01/2011 to 12/31/2011                         $9.67            $8.91          5,066,553
   01/01/2012 to 12/31/2012                         $8.91            $9.88          5,946,493
   01/01/2013 to 12/31/2013                         $9.88           $11.36          5,941,905
   01/01/2014 to 12/31/2014                        $11.36           $12.19          5,862,480
---------------------------------------------------------------------------------------------------
AST QMA Emerging Markets Equity Portfolio
   02/25/2013* to 12/31/2013                       $10.00            $9.59                  0
   01/01/2014 to 12/31/2014                         $9.59            $9.19                826
---------------------------------------------------------------------------------------------------
AST QMA Large-Cap Portfolio
   04/29/2013* to 12/31/2013                       $10.00           $11.67                  0
   01/01/2014 to 12/31/2014                        $11.67           $13.21                  0
---------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   06/30/2008 to 12/31/2008                        $13.21            $9.01             65,761
   01/01/2009 to 12/31/2009                         $9.01           $10.79             83,441
   01/01/2010 to 12/31/2010                        $10.79           $12.19             93,648
   01/01/2011 to 12/31/2011                        $12.19           $12.39             80,817
   01/01/2012 to 12/31/2012                        $12.39           $14.47            119,164
   01/01/2013 to 12/31/2013                        $14.47           $18.82             96,916
   01/01/2014 to 12/31/2014                        $18.82           $21.68            132,779
---------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                       $10.00            $8.89             34,097
   01/01/2012 to 12/31/2012                         $8.89            $9.89             34,416
   01/01/2013 to 12/31/2013                         $9.89           $11.89                807
   01/01/2014 to 12/31/2014                        $11.89           $12.44              1,920
---------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   06/30/2008 to 12/31/2008                         $9.34            $7.14          1,735,291
   01/01/2009 to 12/31/2009                         $7.14            $8.66          3,303,858
   01/01/2010 to 12/31/2010                         $8.66            $9.52          3,744,133
   01/01/2011 to 12/31/2011                         $9.52            $9.19          2,822,961
   01/01/2012 to 12/31/2012                         $9.19            $9.95          3,000,554
   01/01/2013 to 12/31/2013                         $9.95           $11.00          2,844,187
   01/01/2014 to 12/31/2014                        $11.00           $11.36          2,575,009
---------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   06/30/2008 to 12/31/2008                        $10.33            $7.32            953,185
   01/01/2009 to 12/31/2009                         $7.32            $9.13          2,123,301
   01/01/2010 to 12/31/2010                         $9.13           $10.25          2,188,086
   01/01/2011 to 12/31/2011                        $10.25            $9.83          1,532,830
   01/01/2012 to 12/31/2012                         $9.83           $11.20          1,973,979
   01/01/2013 to 12/31/2013                        $11.20           $12.99          2,031,121
   01/01/2014 to 12/31/2014                        $12.99           $13.46          1,887,026

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   06/30/2008 to 12/31/2008                                 $13.80           $10.13            805,504
   01/01/2009 to 12/31/2009                                 $10.13           $12.69          1,848,676
   01/01/2010 to 12/31/2010                                 $12.69           $13.94          2,596,866
   01/01/2011 to 12/31/2011                                 $13.94           $13.23          1,587,756
   01/01/2012 to 12/31/2012                                 $13.23           $14.45          1,723,539
   01/01/2013 to 12/31/2013                                 $14.45           $16.24          1,483,807
   01/01/2014 to 12/31/2014                                 $16.24           $16.44          1,326,168
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   06/30/2008 to 12/31/2008                                 $21.30           $14.22            104,149
   01/01/2009 to 12/31/2009                                 $14.22           $18.53            232,311
   01/01/2010 to 12/31/2010                                 $18.53           $24.13            246,378
   01/01/2011 to 12/31/2011                                 $24.13           $20.60            210,184
   01/01/2012 to 12/31/2012                                 $20.60           $24.30            191,077
   01/01/2013 to 12/31/2013                                 $24.30           $33.62            181,082
   01/01/2014 to 12/31/2014                                 $33.62           $34.67            186,288
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                                 $13.52            $9.17             68,880
   01/01/2009 to 12/31/2009                                  $9.17           $12.07            124,179
   01/01/2010 to 12/31/2010                                 $12.07           $16.17            260,929
   01/01/2011 to 12/31/2011                                 $16.17           $15.74            118,967
   01/01/2012 to 12/31/2012                                 $15.74           $17.34            165,254
   01/01/2013 to 12/31/2013                                 $17.34           $23.03            236,534
   01/01/2014 to 12/31/2014                                 $23.03           $23.49            202,822
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   06/30/2008 to 12/31/2008                                 $16.10           $12.18            207,810
   01/01/2009 to 12/31/2009                                 $12.18           $15.20            346,090
   01/01/2010 to 12/31/2010                                 $15.20           $18.81            370,330
   01/01/2011 to 12/31/2011                                 $18.81           $17.38            308,621
   01/01/2012 to 12/31/2012                                 $17.38           $20.17            230,213
   01/01/2013 to 12/31/2013                                 $20.17           $27.23            221,981
   01/01/2014 to 12/31/2014                                 $27.23           $28.17            202,133
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                                 $14.62           $11.46          1,854,274
   01/01/2009 to 12/31/2009                                 $11.46           $13.97          3,003,586
   01/01/2010 to 12/31/2010                                 $13.97           $15.31          3,463,609
   01/01/2011 to 12/31/2011                                 $15.31           $15.34          2,695,482
   01/01/2012 to 12/31/2012                                 $15.34           $17.11          3,129,497
   01/01/2013 to 12/31/2013                                 $17.11           $19.64          3,355,844
   01/01/2014 to 12/31/2014                                 $19.64           $20.43          3,188,704
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   06/30/2008 to 12/31/2008                                 $13.63            $9.51            162,150
   01/01/2009 to 12/31/2009                                  $9.51           $11.57            232,439
   01/01/2010 to 12/31/2010                                 $11.57           $12.87            263,882
   01/01/2011 to 12/31/2011                                 $12.87           $12.44            209,831
   01/01/2012 to 12/31/2012                                 $12.44           $14.33            234,409
   01/01/2013 to 12/31/2013                                 $14.33           $18.26            259,454
   01/01/2014 to 12/31/2014                                 $18.26           $19.28            269,680
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                                 $13.40            $8.70            366,989
   01/01/2009 to 12/31/2009                                  $8.70           $13.11            634,431
   01/01/2010 to 12/31/2010                                 $13.11           $14.91            621,392
   01/01/2011 to 12/31/2011                                 $14.91           $14.40            510,390
   01/01/2012 to 12/31/2012                                 $14.40           $16.64            618,330
   01/01/2013 to 12/31/2013                                 $16.64           $23.54            659,574
   01/01/2014 to 12/31/2014                                 $23.54           $25.06            663,743

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   06/30/2008 to 12/31/2008                              $40.57           $17.60            116,495
   01/01/2009 to 12/31/2009                              $17.60           $25.83            303,259
   01/01/2010 to 12/31/2010                              $25.83           $30.57            357,381
   01/01/2011 to 12/31/2011                              $30.57           $25.55            250,885
   01/01/2012 to 12/31/2012                              $25.55           $26.01            225,332
   01/01/2013 to 12/31/2013                              $26.01           $29.49            171,665
   01/01/2014 to 12/31/2014                              $29.49           $26.55            181,973
---------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   06/30/2008 to 12/31/2008                              $13.08           $12.35            196,898
   01/01/2009 to 12/31/2009                              $12.35           $13.61            510,891
   01/01/2010 to 12/31/2010                              $13.61           $14.14            404,389
   01/01/2011 to 12/31/2011                              $14.14           $14.46            331,623
   01/01/2012 to 12/31/2012                              $14.46           $14.95            336,636
   01/01/2013 to 12/31/2013                              $14.95           $14.14            282,751
   01/01/2014 to 12/31/2014                              $14.14           $13.97            264,758
---------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   06/30/2008 to 12/31/2008                              $10.60            $6.93            308,687
   01/01/2009 to 12/31/2009                               $6.93            $8.74            627,433
   01/01/2010 to 12/31/2010                               $8.74            $9.85            494,408
   01/01/2011 to 12/31/2011                               $9.85            $9.34            549,724
   01/01/2012 to 12/31/2012                               $9.34           $10.19            573,378
   01/01/2013 to 12/31/2013                              $10.19           $12.06          1,015,167
   01/01/2014 to 12/31/2014                              $12.06           $12.50            870,202
---------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   06/30/2008 to 12/31/2008                              $10.06            $9.29            827,581
   01/01/2009 to 12/31/2009                               $9.29           $10.19          1,709,734
   01/01/2010 to 12/31/2010                              $10.19           $10.79          1,705,804
   01/01/2011 to 12/31/2011                              $10.79           $11.24          1,440,916
   01/01/2012 to 12/31/2012                              $11.24           $11.92          1,487,081
   01/01/2013 to 12/31/2013                              $11.92           $11.53          1,542,429
   01/01/2014 to 12/31/2014                              $11.53           $12.15          1,616,819
---------------------------------------------------------------------------------------------------------
AST Western Asset Emerging Markets Debt Portfolio
   08/20/2012* to 12/31/2012                             $10.00           $10.38              2,753
   01/01/2013 to 12/31/2013                              $10.38            $9.37                425
   01/01/2014 to 12/31/2014                               $9.37            $9.33                425
---------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   06/30/2008 to 12/31/2008                              $11.65            $7.87             45,694
   01/01/2009 to 12/31/2009                               $7.87           $10.81             46,512
   01/01/2010 to 07/16/2010                              $10.81           $10.58                  0
---------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   06/30/2008 to 12/31/2008                              $16.80           $10.96             34,306
   01/01/2009 to 12/31/2009                              $10.96           $12.49             38,920
   01/01/2010 to 07/16/2010                              $12.49           $11.86                  0
---------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   06/30/2008 to 12/31/2008                              $14.72           $11.65              5,197
   01/01/2009 to 12/31/2009                              $11.65           $16.48             23,777
   01/01/2010 to 07/16/2010                              $16.48           $15.39                  0
---------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   06/30/2008 to 12/31/2008                               $9.16            $6.11             13,357
   01/01/2009 to 12/31/2009                               $6.11            $7.73             25,448
   01/01/2010 to 12/31/2010                               $7.73            $9.04             16,066
   01/01/2011 to 12/31/2011                               $9.04            $7.91             12,763
   01/01/2012 to 12/31/2012                               $7.91            $8.85             19,944
   01/01/2013 to 12/31/2013                               $8.85           $11.40             17,886
   01/01/2014 to 04/25/2014                              $11.40           $11.74                  0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   06/30/2008 to 12/31/2008                                   $9.28            $6.64          2,458,339
   01/01/2009 to 12/31/2009                                   $6.64            $8.48          5,009,139
   01/01/2010 to 12/31/2010                                   $8.48            $9.19          4,904,811
   01/01/2011 to 12/31/2011                                   $9.19            $8.88          3,519,423
   01/01/2012 to 09/21/2012                                   $8.88            $9.94                  0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   06/30/2008 to 12/31/2008                                  $21.34           $14.63             54,496
   01/01/2009 to 12/31/2009                                  $14.63           $20.28             45,909
   01/01/2010 to 12/31/2010                                  $20.28           $21.86             41,451
   01/01/2011 to 12/31/2011                                  $21.86           $19.87             38,477
   01/01/2012 to 12/31/2012                                  $19.87           $24.48             27,454
   01/01/2013 to 12/31/2013                                  $24.48           $27.50             23,137
   01/01/2014 to 04/25/2014                                  $27.50           $26.90                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.16             11,147
   01/01/2012 to 04/27/2012                                   $8.16            $9.25                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                                  $9.99            $9.12             22,541
   01/01/2012 to 12/31/2012                                   $9.12           $10.63             19,661
   01/01/2013 to 12/31/2013                                  $10.63           $13.69             19,004
   01/01/2014 to 12/31/2014                                  $13.69           $15.17             15,796
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   06/30/2008 to 12/31/2008                                  $17.49           $10.21             11,493
   01/01/2009 to 12/31/2009                                  $10.21           $14.29             10,055
   01/01/2010 to 12/31/2010                                  $14.29           $17.39              8,468
   01/01/2011 to 04/29/2011                                  $17.39           $19.36                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   06/30/2008 to 12/31/2008                                   $8.31            $4.89             27,302
   01/01/2009 to 12/31/2009                                   $4.89            $6.12             46,084
   01/01/2010 to 12/31/2010                                   $6.12            $6.63             34,698
   01/01/2011 to 04/29/2011                                   $6.63            $7.00                  0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   06/30/2008 to 12/31/2008                                  $13.69           $10.69             20,679
   01/01/2009 to 12/31/2009                                  $10.69           $13.41             22,802
   01/01/2010 to 12/31/2010                                  $13.41           $13.87             21,332
   01/01/2011 to 12/31/2011                                  $13.87           $14.17             20,251
   01/01/2012 to 12/31/2012                                  $14.17           $16.83             13,718
   01/01/2013 to 12/31/2013                                  $16.83           $23.24             21,230
   01/01/2014 to 12/31/2014                                  $23.24           $27.32             22,948
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                                 $10.05            $9.76              4,386
   01/01/2013 to 12/31/2013                                   $9.76           $13.14              2,175
   01/01/2014 to 12/31/2014                                  $13.14           $13.95             11,038
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Technology Fund - Series I
   06/30/2008 to 12/31/2008                                   $9.92            $6.22              9,377
   01/01/2009 to 12/31/2009                                   $6.22            $9.61             13,037
   01/01/2010 to 12/31/2010                                   $9.61           $11.46             11,371
   01/01/2011 to 12/31/2011                                  $11.46           $10.69              5,242
   01/01/2012 to 12/31/2012                                  $10.69           $11.68              4,697
   01/01/2013 to 12/31/2013                                  $11.68           $14.37              5,557
   01/01/2014 to 12/31/2014                                  $14.37           $15.67              8,562
-------------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   06/30/2008 to 12/31/2008                                   $9.89            $5.97              5,319
   01/01/2009 to 12/31/2009                                   $5.97            $6.85              1,708
   01/01/2010 to 12/31/2010                                   $6.85            $8.78              2,439
   01/01/2011 to 12/31/2011                                   $8.78            $8.74              2,622
   01/01/2012 to 12/31/2012                                   $8.74            $9.70              2,070
   01/01/2013 to 12/31/2013                                   $9.70           $14.18             13,686
   01/01/2014 to 04/25/2014                                  $14.18           $14.13                  0

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   06/30/2008 to 12/31/2008                         $38.74           $18.30            47,859
   01/01/2009 to 12/31/2009                         $18.30           $29.16            74,449
   01/01/2010 to 12/31/2010                         $29.16           $33.28            57,941
   01/01/2011 to 12/31/2011                         $33.28           $25.37            40,811
   01/01/2012 to 12/31/2012                         $25.37           $29.11            24,448
   01/01/2013 to 12/31/2013                         $29.11           $28.61            14,418
   01/01/2014 to 12/31/2014                         $28.61           $26.46            11,003
----------------------------------------------------------------------------------------------------
Prudential SP International Growth Portfolio
   06/30/2008 to 12/31/2008                         $14.70            $8.21            37,898
   01/01/2009 to 12/31/2009                          $8.21           $11.06            19,932
   01/01/2010 to 12/31/2010                         $11.06           $12.39            11,182
   01/01/2011 to 12/31/2011                         $12.39           $10.36               557
   01/01/2012 to 12/31/2012                         $10.36           $12.46               451
   01/01/2013 to 12/31/2013                         $12.46           $14.55               121
   01/01/2014 to 12/31/2014                         $14.55           $13.48                12
----------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   06/30/2008 to 12/31/2008                         $12.08            $9.90             7,628
   01/01/2009 to 12/31/2009                          $9.90           $11.06             8,587
   01/01/2010 to 12/31/2010                         $11.06           $12.97             9,863
   01/01/2011 to 12/31/2011                         $12.97           $13.83            10,795
   01/01/2012 to 12/31/2012                         $13.83           $14.87             7,841
   01/01/2013 to 12/31/2013                         $14.87           $20.78             7,270
   01/01/2014 to 04/25/2014                         $20.78           $20.49                 0
----------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   06/30/2008 to 12/31/2008                         $15.24            $9.75            57,975
   01/01/2009 to 12/31/2009                          $9.75           $10.82            60,338
   01/01/2010 to 12/31/2010                         $10.82           $12.66            60,391
   01/01/2011 to 12/31/2011                         $12.66           $12.23             7,656
   01/01/2012 to 12/31/2012                         $12.23           $13.58             6,544
   01/01/2013 to 12/31/2013                         $13.58           $18.12             5,311
   01/01/2014 to 04/25/2014                         $18.12           $18.00                 0
----------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   06/30/2008 to 12/31/2008                         $12.06            $9.96             5,473
   01/01/2009 to 12/31/2009                          $9.96           $11.15             3,925
   01/01/2010 to 12/31/2010                         $11.15           $12.79             8,226
   01/01/2011 to 12/31/2011                         $12.79           $13.53            16,068
   01/01/2012 to 12/31/2012                         $13.53           $14.72             2,726
   01/01/2013 to 12/31/2013                         $14.72           $18.93             2,819
   01/01/2014 to 04/25/2014                         $18.93           $18.63                 0
----------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   06/30/2008 to 12/31/2008                          $8.16            $6.57            33,392
   01/01/2009 to 12/31/2009                          $6.57            $7.37            43,573
   01/01/2010 to 12/31/2010                          $7.37            $8.43            37,446
   01/01/2011 to 12/31/2011                          $8.43            $8.78            25,669
   01/01/2012 to 12/31/2012                          $8.78            $9.11            41,678
   01/01/2013 to 12/31/2013                          $9.11           $11.47            37,450
   01/01/2014 to 04/25/2014                         $11.47           $11.86                 0
----------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   06/30/2008 to 12/31/2008                          $9.90            $4.55             5,578
   01/01/2009 to 12/31/2009                          $4.55            $4.78             6,045
   01/01/2010 to 12/31/2010                          $4.78            $6.13             6,402
   01/01/2011 to 12/31/2011                          $6.13            $4.54             3,015
   01/01/2012 to 12/31/2012                          $4.54            $5.41             5,178
   01/01/2013 to 12/31/2013                          $5.41            $6.98             2,345
   01/01/2014 to 04/25/2014                          $6.98            $7.45                 0
----------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   06/30/2008 to 12/31/2008                         $13.88           $10.19            10,669
   01/01/2009 to 12/31/2009                         $10.19           $11.70            13,252
   01/01/2010 to 07/16/2010                         $11.70           $11.24                 0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.87           $14.35            30,964
   01/01/2011 to 12/31/2011                                                  $14.35           $12.30            35,489
   01/01/2012 to 12/31/2012                                                  $12.30           $13.73            36,307
   01/01/2013 to 12/31/2013                                                  $13.73           $16.18            19,432
   01/01/2014 to 12/31/2014                                                  $16.18           $15.06             7,726
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.24           $13.08            14,974
   01/01/2011 to 12/31/2011                                                  $13.08           $12.58            29,389
   01/01/2012 to 12/31/2012                                                  $12.58           $14.76            25,003
   01/01/2013 to 12/31/2013                                                  $14.76           $18.90            31,328
   01/01/2014 to 12/31/2014                                                  $18.90           $20.49            22,562
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $15.39           $19.40            31,133
   01/01/2011 to 12/31/2011                                                  $19.40           $18.04            33,795
   01/01/2012 to 12/31/2012                                                  $18.04           $21.40            31,280
   01/01/2013 to 12/31/2013                                                  $21.40           $29.48            18,601
   01/01/2014 to 12/31/2014                                                  $29.48           $30.15             4,136
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.24            54,823
   01/01/2011 to 12/31/2011                                                  $12.24           $11.51            42,833
   01/01/2012 to 12/31/2012                                                  $11.51           $12.22            10,081
   01/01/2013 to 12/31/2013                                                  $12.22           $18.08             4,391
   01/01/2014 to 12/31/2014                                                  $18.08           $17.46             2,194

 *  Denotes the start date of these sub-accounts

                 ADVANCED SERIES XTRA CREDIT EIGHT/SM/ ("XT8")
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

   ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO Plus
                     2008 60 bps, EBP and Combo DB (3.10%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13              0
   01/01/2010 to 12/31/2010                               $12.13           $13.16              0
   01/01/2011 to 12/31/2011                               $13.16           $12.41              0
   01/01/2012 to 12/31/2012                               $12.41           $13.54              0
   01/01/2013 to 12/31/2013                               $13.54           $14.43              0
   01/01/2014 to 12/31/2014                               $14.43           $14.52              0
----------------------------------------------------------------------------------------------------------
AST Advanced Strategies Portfolio
   05/01/2009 to 12/31/2009                               $10.04           $12.33              0
   01/01/2010 to 12/31/2010                               $12.33           $13.58              0
   01/01/2011 to 12/31/2011                               $13.58           $13.18              0
   01/01/2012 to 12/31/2012                               $13.18           $14.51              0
   01/01/2013 to 12/31/2013                               $14.51           $16.39              0
   01/01/2014 to 12/31/2014                               $16.39           $16.85              0
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.37              0
   01/01/2010 to 12/31/2010                               $12.37           $13.65              0
   01/01/2011 to 12/31/2011                               $13.65           $13.70              0
   01/01/2012 to 05/04/2012                               $13.70           $14.81              0

                                                                                  Number of
                                              Accumulation     Accumulation      Accumulation
                                              Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                               Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                      $10.02           $11.96              0
   01/01/2010 to 12/31/2010                      $11.96           $13.01              0
   01/01/2011 to 12/31/2011                      $13.01           $12.46              0
   01/01/2012 to 12/31/2012                      $12.46           $13.58              0
   01/01/2013 to 12/31/2013                      $13.58           $15.48              0
   01/01/2014 to 12/31/2014                      $15.48           $15.97              0
-------------------------------------------------------------------------------------------------
AST BlackRock Global Strategies Portfolio
   05/02/2011* to 12/31/2011                     $10.00            $9.08              0
   01/01/2012 to 12/31/2012                       $9.08            $9.84              0
   01/01/2013 to 12/31/2013                       $9.84           $10.57              0
   01/01/2014 to 12/31/2014                      $10.57           $10.74              0
-------------------------------------------------------------------------------------------------
AST BlackRock iShares ETF Portfolio
   04/29/2013* to 12/31/2013                     $10.00           $10.39              0
   01/01/2014 to 12/31/2014                      $10.39           $10.43              0
-------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                       $9.96            $9.92              0
   01/01/2010 to 12/31/2010                       $9.92           $10.51              0
   01/01/2011 to 12/31/2011                      $10.51           $10.84              0
   01/01/2012 to 12/31/2012                      $10.84           $10.82              0
   01/01/2013 to 12/31/2013                      $10.82           $10.45              0
   01/01/2014 to 12/31/2014                      $10.45           $10.11              0
-------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                       $9.94            $9.54              0
   01/01/2010 to 12/31/2010                       $9.54           $10.22              0
   01/01/2011 to 12/31/2011                      $10.22           $10.86              0
   01/01/2012 to 12/31/2012                      $10.86           $10.96              0
   01/01/2013 to 12/31/2013                      $10.96           $10.55              0
   01/01/2014 to 12/31/2014                      $10.55           $10.27              0
-------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                     $10.00           $10.62              0
   01/01/2011 to 12/31/2011                      $10.62           $11.47              0
   01/01/2012 to 12/31/2012                      $11.47           $11.68              0
   01/01/2013 to 12/31/2013                      $11.68           $11.08              0
   01/01/2014 to 12/31/2014                      $11.08           $10.89              0
-------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                       $9.92            $9.61              0
   01/01/2010 to 12/31/2010                       $9.61           $10.35              0
   01/01/2011 to 12/31/2011                      $10.35           $11.39              0
   01/01/2012 to 12/31/2012                      $11.39           $11.67              0
   01/01/2013 to 12/31/2013                      $11.67           $10.95              0
   01/01/2014 to 12/31/2014                      $10.95           $10.90              0
-------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                       $9.91            $9.51              0
   01/01/2010 to 12/31/2010                       $9.51           $10.26              0
   01/01/2011 to 12/31/2011                      $10.26           $11.53              0
   01/01/2012 to 12/31/2012                      $11.53           $11.83              0
   01/01/2013 to 12/31/2013                      $11.83           $10.91              0
   01/01/2014 to 12/31/2014                      $10.91           $11.02              0
-------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                       $9.88            $9.19              0
   01/01/2010 to 12/31/2010                       $9.19            $9.95              0
   01/01/2011 to 12/31/2011                       $9.95           $11.45              0
   01/01/2012 to 12/31/2012                      $11.45           $11.79              0
   01/01/2013 to 12/31/2013                      $11.79           $10.68              0
   01/01/2014 to 12/31/2014                      $10.68           $10.99              0

                                                                                                   Number of
                                                               Accumulation     Accumulation      Accumulation
                                                               Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                                      $10.00           $10.86              0
   01/01/2011 to 12/31/2011                                       $10.86           $12.66              0
   01/01/2012 to 12/31/2012                                       $12.66           $13.10              0
   01/01/2013 to 12/31/2013                                       $13.10           $11.81              0
   01/01/2014 to 12/31/2014                                       $11.81           $12.32              0
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                                      $10.00           $11.86              0
   01/01/2012 to 12/31/2012                                       $11.86           $12.17              0
   01/01/2013 to 12/31/2013                                       $12.17           $10.64              0
   01/01/2014 to 12/31/2014                                       $10.64           $11.38              0
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                                      $10.00           $10.26              0
   01/01/2013 to 12/31/2013                                       $10.26            $8.93              0
   01/01/2014 to 12/31/2014                                        $8.93            $9.74              0
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                                      $10.00            $8.63              0
   01/01/2014 to 12/31/2014                                        $8.63            $9.59              0
------------------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                                      $10.00           $11.15              0
------------------------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.04           $12.22              0
   01/01/2010 to 12/31/2010                                       $12.22           $13.43              0
   01/01/2011 to 12/31/2011                                       $13.43           $12.70              0
   01/01/2012 to 12/31/2012                                       $12.70           $13.99              0
   01/01/2013 to 12/31/2013                                       $13.99           $16.63              0
   01/01/2014 to 12/31/2014                                       $16.63           $17.24              0
------------------------------------------------------------------------------------------------------------------
AST ClearBridge Dividend Growth Portfolio
   02/25/2013* to 12/31/2013                                      $10.00           $11.52              0
   01/01/2014 to 12/31/2014                                       $11.52           $12.68              0
------------------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                                        $9.61           $14.41              0
   01/01/2010 to 12/31/2010                                       $14.41           $17.97              0
   01/01/2011 to 12/31/2011                                       $17.97           $18.56              0
   01/01/2012 to 12/31/2012                                       $18.56           $20.74              0
   01/01/2013 to 12/31/2013                                       $20.74           $20.73              0
   01/01/2014 to 12/31/2014                                       $20.73           $26.30              0
------------------------------------------------------------------------------------------------------------------
AST Defensive Asset Allocation Portfolio
   04/29/2013* to 12/31/2013                                      $10.00            $9.59              0
   01/01/2014 to 12/31/2014                                        $9.59            $9.77              0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis Quantitative Portfolio
formerly, AST First Trust Balanced Target Portfolio
   05/01/2009 to 12/31/2009                                       $10.01           $12.21              0
   01/01/2010 to 12/31/2010                                       $12.21           $13.53              0
   01/01/2011 to 12/31/2011                                       $13.53           $12.91              0
   01/01/2012 to 12/31/2012                                       $12.91           $13.84              0
   01/01/2013 to 12/31/2013                                       $13.84           $15.40              0
   01/01/2014 to 12/31/2014                                       $15.40           $15.39              0
------------------------------------------------------------------------------------------------------------------
AST FI Pyramis(R) Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                       $10.03           $11.89              0
   01/01/2010 to 12/31/2010                                       $11.89           $13.05              0
   01/01/2011 to 12/31/2011                                       $13.05           $12.34              0
   01/01/2012 to 12/31/2012                                       $12.34           $13.58              0
   01/01/2013 to 12/31/2013                                       $13.58           $15.69              0
   01/01/2014 to 12/31/2014                                       $15.69           $16.08              0
------------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Allocation Portfolio
   04/30/2012* to 12/31/2012                                      $10.00           $10.64              0
   01/01/2013 to 12/31/2013                                       $10.64           $12.83              0
   01/01/2014 to 12/31/2014                                       $12.83           $12.83              0

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Franklin Templeton Founding Funds Plus Portfolio
   04/29/2013* to 12/31/2013                                $10.00           $10.71              0
   01/01/2014 to 12/31/2014                                 $10.71           $10.64              0
------------------------------------------------------------------------------------------------------------
AST Global Real Estate Portfolio
   05/01/2009 to 12/31/2009                                  $9.86           $13.84              0
   01/01/2010 to 12/31/2010                                 $13.84           $16.12              0
   01/01/2011 to 12/31/2011                                 $16.12           $14.83              0
   01/01/2012 to 12/31/2012                                 $14.83           $18.22              0
   01/01/2013 to 12/31/2013                                 $18.22           $18.43              0
   01/01/2014 to 12/31/2014                                 $18.43           $20.34              0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Concentrated Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.05           $12.75              0
   01/01/2010 to 12/31/2010                                 $12.75           $13.62              0
   01/01/2011 to 12/31/2011                                 $13.62           $12.68              0
   01/01/2012 to 12/31/2012                                 $12.68           $14.72              0
   01/01/2013 to 12/31/2013                                 $14.72           $18.50              0
   01/01/2014 to 02/07/2014                                 $18.50           $18.17              0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                 $10.12           $12.12              0
   01/01/2010 to 12/31/2010                                 $12.12           $13.26              0
   01/01/2011 to 12/31/2011                                 $13.26           $12.14              0
   01/01/2012 to 12/31/2012                                 $12.14           $14.07              0
   01/01/2013 to 12/31/2013                                 $14.07           $18.21              0
   01/01/2014 to 12/31/2014                                 $18.21           $19.96              0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.06           $13.39              0
   01/01/2010 to 12/31/2010                                 $13.39           $15.55              0
   01/01/2011 to 12/31/2011                                 $15.55           $14.62              0
   01/01/2012 to 12/31/2012                                 $14.62           $16.94              0
   01/01/2013 to 12/31/2013                                 $16.94           $21.70              0
   01/01/2014 to 12/31/2014                                 $21.70           $23.45              0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Multi-Asset Portfolio
   05/01/2009 to 12/31/2009                                 $10.02           $11.78              0
   01/01/2010 to 12/31/2010                                 $11.78           $12.73              0
   01/01/2011 to 12/31/2011                                 $12.73           $12.28              0
   01/01/2012 to 12/31/2012                                 $12.28           $13.10              0
   01/01/2013 to 12/31/2013                                 $13.10           $13.94              0
   01/01/2014 to 12/31/2014                                 $13.94           $14.06              0
------------------------------------------------------------------------------------------------------------
AST Goldman Sachs Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $9.95           $12.67              0
   01/01/2010 to 12/31/2010                                 $12.67           $15.56              0
   01/01/2011 to 12/31/2011                                 $15.56           $15.28              0
   01/01/2012 to 12/31/2012                                 $15.28           $17.13              0
   01/01/2013 to 12/31/2013                                 $17.13           $23.04              0
   01/01/2014 to 12/31/2014                                 $23.04           $23.93              0
------------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                 $10.10           $12.67              0
   01/01/2010 to 12/31/2010                                 $12.67           $13.80              0
   01/01/2011 to 12/31/2011                                 $13.80           $13.31              0
   01/01/2012 to 12/31/2012                                 $13.31           $14.62              0
   01/01/2013 to 12/31/2013                                 $14.62           $19.08              0
   01/01/2014 to 12/31/2014                                 $19.08           $18.77              0
------------------------------------------------------------------------------------------------------------
AST High Yield Portfolio
   05/01/2009 to 12/31/2009                                 $10.02           $12.43              0
   01/01/2010 to 12/31/2010                                 $12.43           $13.67              0
   01/01/2011 to 12/31/2011                                 $13.67           $13.67              0
   01/01/2012 to 12/31/2012                                 $13.67           $15.08              0
   01/01/2013 to 12/31/2013                                 $15.08           $15.66              0
   01/01/2014 to 12/31/2014                                 $15.66           $15.56              0

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                              $10.14           $13.18              0
   01/01/2010 to 12/31/2010                              $13.18           $14.62              0
   01/01/2011 to 12/31/2011                              $14.62           $12.34              0
   01/01/2012 to 12/31/2012                              $12.34           $14.39              0
   01/01/2013 to 12/31/2013                              $14.39           $16.60              0
   01/01/2014 to 12/31/2014                              $16.60           $15.20              0
---------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                              $10.12           $13.01              0
   01/01/2010 to 12/31/2010                              $13.01           $14.00              0
   01/01/2011 to 12/31/2011                              $14.00           $11.87              0
   01/01/2012 to 12/31/2012                              $11.87           $13.42              0
   01/01/2013 to 12/31/2013                              $13.42           $15.53              0
   01/01/2014 to 12/31/2014                              $15.53           $14.04              0
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Global Thematic Portfolio
   05/01/2009 to 12/31/2009                              $10.04           $12.16              0
   01/01/2010 to 12/31/2010                              $12.16           $13.41              0
   01/01/2011 to 12/31/2011                              $13.41           $12.92              0
   01/01/2012 to 12/31/2012                              $12.92           $14.22              0
   01/01/2013 to 12/31/2013                              $14.22           $16.03              0
   01/01/2014 to 12/31/2014                              $16.03           $16.52              0
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                              $10.13           $13.49              0
   01/01/2010 to 12/31/2010                              $13.49           $14.01              0
   01/01/2011 to 12/31/2011                              $14.01           $12.34              0
   01/01/2012 to 12/31/2012                              $12.34           $14.57              0
   01/01/2013 to 12/31/2013                              $14.57           $16.29              0
   01/01/2014 to 12/31/2014                              $16.29           $14.78              0
---------------------------------------------------------------------------------------------------------
AST J.P. Morgan Strategic Opportunities Portfolio
   05/01/2009 to 12/31/2009                              $10.08           $11.58              0
   01/01/2010 to 12/31/2010                              $11.58           $12.05              0
   01/01/2011 to 12/31/2011                              $12.05           $11.70              0
   01/01/2012 to 12/31/2012                              $11.70           $12.55              0
   01/01/2013 to 12/31/2013                              $12.55           $13.51              0
   01/01/2014 to 12/31/2014                              $13.51           $13.80              0
---------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                              $10.06           $12.64              0
   01/01/2010 to 12/31/2010                              $12.64           $13.86              0
   01/01/2011 to 12/31/2011                              $13.86           $12.87              0
   01/01/2012 to 12/31/2012                              $12.87           $14.58              0
   01/01/2013 to 12/31/2013                              $14.58           $19.76              0
   01/01/2014 to 12/31/2014                              $19.76           $21.78              0
---------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                              $10.01           $12.63              0
   01/01/2010 to 12/31/2010                              $12.63           $14.65              0
   01/01/2011 to 12/31/2011                              $14.65           $14.07              0
   01/01/2012 to 12/31/2012                              $14.07           $15.30              0
   01/01/2013 to 12/31/2013                              $15.30           $20.26              0
   01/01/2014 to 12/31/2014                              $20.26           $21.71              0
---------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                              $10.03           $12.00              0
   01/01/2010 to 12/31/2010                              $12.00           $13.19              0
   01/01/2011 to 12/31/2011                              $13.19           $14.08              0
   01/01/2012 to 12/31/2012                              $14.08           $14.45              0
   01/01/2013 to 12/31/2013                              $14.45           $13.72              0
   01/01/2014 to 12/31/2014                              $13.72           $14.15              0

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Global Equity Portfolio
   05/01/2009 to 12/31/2009                               $10.07           $13.27              0
   01/01/2010 to 12/31/2010                               $13.27           $14.41              0
   01/01/2011 to 12/31/2011                               $14.41           $13.53              0
   01/01/2012 to 12/31/2012                               $13.53           $16.13              0
   01/01/2013 to 12/31/2013                               $16.13           $19.95              0
   01/01/2014 to 12/31/2014                               $19.95           $20.03              0
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07              0
   01/01/2010 to 12/31/2010                               $12.07           $13.19              0
   01/01/2011 to 12/31/2011                               $13.19           $12.70              0
   01/01/2012 to 12/31/2012                               $12.70           $14.41              0
   01/01/2013 to 12/31/2013                               $14.41           $19.09              0
   01/01/2014 to 12/31/2014                               $19.09           $20.11              0
----------------------------------------------------------------------------------------------------------
AST MFS Large-Cap Value Portfolio
   08/20/2012* to 12/31/2012                              $10.00           $10.14              0
   01/01/2013 to 12/31/2013                               $10.14           $13.22              0
   01/01/2014 to 12/31/2014                               $13.22           $14.12              0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14              0
   01/01/2010 to 12/31/2010                               $13.14           $15.74              0
   01/01/2011 to 12/31/2011                               $15.74           $14.72              0
   01/01/2012 to 12/31/2012                               $14.72           $16.89              0
   01/01/2013 to 12/31/2013                               $16.89           $21.67              0
   01/01/2014 to 12/31/2014                               $21.67           $24.15              0
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80              0
   01/01/2010 to 12/31/2010                                $9.80            $9.50              0
   01/01/2011 to 12/31/2011                                $9.50            $9.20              0
   01/01/2012 to 12/31/2012                                $9.20            $8.92              0
   01/01/2013 to 12/31/2013                                $8.92            $8.64              0
   01/01/2014 to 12/31/2014                                $8.64            $8.37              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62              0
   01/01/2010 to 12/31/2010                               $13.62           $16.29              0
   01/01/2011 to 12/31/2011                               $16.29           $15.40              0
   01/01/2012 to 12/31/2012                               $15.40           $17.47              0
   01/01/2013 to 12/31/2013                               $17.47           $24.04              0
   01/01/2014 to 12/31/2014                               $24.04           $26.62              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28              0
   01/01/2010 to 12/31/2010                               $12.28           $15.31              0
   01/01/2011 to 12/31/2011                               $15.31           $15.08              0
   01/01/2012 to 12/31/2012                               $15.08           $16.43              0
   01/01/2013 to 12/31/2013                               $16.43           $21.11              0
   01/01/2014 to 12/31/2014                               $21.11           $22.08              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.98              0
   01/01/2010 to 12/31/2010                               $11.98           $13.96              0
   01/01/2011 to 04/29/2011                               $13.96           $15.59              0
----------------------------------------------------------------------------------------------------------
AST New Discovery Asset Allocation Portfolio
   04/30/2012* to 12/31/2012                              $10.00           $10.22              0
   01/01/2013 to 12/31/2013                               $10.22           $11.78              0
   01/01/2014 to 12/31/2014                               $11.78           $12.00              0

                                                                                         Number of
                                                     Accumulation     Accumulation      Accumulation
                                                     Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                      Beginning of Period End of Period    End of Period
--------------------------------------------------------------------------------------------------------
AST Parametric Emerging Markets Equity Portfolio
   05/01/2009 to 12/31/2009                             $10.05           $14.69              0
   01/01/2010 to 12/31/2010                             $14.69           $17.41              0
   01/01/2011 to 12/31/2011                             $17.41           $13.45              0
   01/01/2012 to 12/31/2012                             $13.45           $15.37              0
   01/01/2013 to 12/31/2013                             $15.37           $14.92              0
   01/01/2014 to 12/31/2014                             $14.92           $13.78              0
--------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                              $9.99           $10.41              0
   01/01/2010 to 12/31/2010                             $10.41           $10.48              0
   01/01/2011 to 12/31/2011                             $10.48           $10.38              0
   01/01/2012 to 12/31/2012                             $10.38           $10.53              0
   01/01/2013 to 12/31/2013                             $10.53            $9.99              0
   01/01/2014 to 12/31/2014                              $9.99            $9.67              0
--------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                              $9.98           $10.97              0
   01/01/2010 to 12/31/2010                             $10.97           $11.45              0
   01/01/2011 to 12/31/2011                             $11.45           $11.45              0
   01/01/2012 to 12/31/2012                             $11.45           $12.13              0
   01/01/2013 to 12/31/2013                             $12.13           $11.54              0
   01/01/2014 to 12/31/2014                             $11.54           $11.65              0
--------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                             $10.02           $11.53              0
   01/01/2010 to 12/31/2010                             $11.53           $12.35              0
   01/01/2011 to 12/31/2011                             $12.35           $12.09              0
   01/01/2012 to 12/31/2012                             $12.09           $12.92              0
   01/01/2013 to 12/31/2013                             $12.92           $13.68              0
   01/01/2014 to 12/31/2014                             $13.68           $14.02              0
--------------------------------------------------------------------------------------------------------
AST Prudential Growth Allocation Portfolio
   05/01/2009 to 12/31/2009                              $9.98           $12.07              0
   01/01/2010 to 12/31/2010                             $12.07           $13.92              0
   01/01/2011 to 12/31/2011                             $13.92           $12.65              0
   01/01/2012 to 12/31/2012                             $12.65           $13.84              0
   01/01/2013 to 12/31/2013                             $13.84           $15.70              0
   01/01/2014 to 12/31/2014                             $15.70           $16.61              0
--------------------------------------------------------------------------------------------------------
AST QMA US Equity Alpha Portfolio
   05/01/2009 to 12/31/2009                             $10.08           $12.72              0
   01/01/2010 to 12/31/2010                             $12.72           $14.18              0
   01/01/2011 to 12/31/2011                             $14.18           $14.21              0
   01/01/2012 to 12/31/2012                             $14.21           $16.36              0
   01/01/2013 to 12/31/2013                             $16.36           $21.00              0
   01/01/2014 to 12/31/2014                             $21.00           $23.85              0
--------------------------------------------------------------------------------------------------------
AST Quantitative Modeling Portfolio
   05/02/2011* to 12/31/2011                            $10.00            $8.81              0
   01/01/2012 to 12/31/2012                              $8.81            $9.66              0
   01/01/2013 to 12/31/2013                              $9.66           $11.46              0
   01/01/2014 to 12/31/2014                             $11.46           $11.83              0
--------------------------------------------------------------------------------------------------------
AST RCM World Trends Portfolio
   05/01/2009 to 12/31/2009                             $10.04           $11.85              0
   01/01/2010 to 12/31/2010                             $11.85           $12.85              0
   01/01/2011 to 12/31/2011                             $12.85           $12.23              0
   01/01/2012 to 12/31/2012                             $12.23           $13.07              0
   01/01/2013 to 12/31/2013                             $13.07           $14.24              0
   01/01/2014 to 12/31/2014                             $14.24           $14.51              0

                                                                                             Number of
                                                         Accumulation     Accumulation      Accumulation
                                                         Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                          Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------------
AST Schroders Global Tactical Portfolio
   05/01/2009 to 12/31/2009                                 $10.05           $12.26              0
   01/01/2010 to 12/31/2010                                 $12.26           $13.58              0
   01/01/2011 to 12/31/2011                                 $13.58           $12.84              0
   01/01/2012 to 12/31/2012                                 $12.84           $14.43              0
   01/01/2013 to 12/31/2013                                 $14.43           $16.50              0
   01/01/2014 to 12/31/2014                                 $16.50           $16.86              0
------------------------------------------------------------------------------------------------------------
AST Schroders Multi-Asset World Strategies Portfolio
   05/01/2009 to 12/31/2009                                 $10.08           $12.30              0
   01/01/2010 to 12/31/2010                                 $12.30           $13.32              0
   01/01/2011 to 12/31/2011                                 $13.32           $12.48              0
   01/01/2012 to 12/31/2012                                 $12.48           $13.43              0
   01/01/2013 to 12/31/2013                                 $13.43           $14.89              0
   01/01/2014 to 12/31/2014                                 $14.89           $14.87              0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.89              0
   01/01/2010 to 12/31/2010                                 $12.89           $16.56              0
   01/01/2011 to 12/31/2011                                 $16.56           $13.94              0
   01/01/2012 to 12/31/2012                                 $13.94           $16.22              0
   01/01/2013 to 12/31/2013                                 $16.22           $22.13              0
   01/01/2014 to 12/31/2014                                 $22.13           $22.51              0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $10.01           $13.04              0
   01/01/2010 to 12/31/2010                                 $13.04           $17.24              0
   01/01/2011 to 12/31/2011                                 $17.24           $16.54              0
   01/01/2012 to 12/31/2012                                 $16.54           $17.98              0
   01/01/2013 to 12/31/2013                                 $17.98           $23.55              0
   01/01/2014 to 12/31/2014                                 $23.55           $23.69              0
------------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                  $9.98           $12.85              0
   01/01/2010 to 12/31/2010                                 $12.85           $15.69              0
   01/01/2011 to 12/31/2011                                 $15.69           $14.29              0
   01/01/2012 to 12/31/2012                                 $14.29           $16.37              0
   01/01/2013 to 12/31/2013                                 $16.37           $21.79              0
   01/01/2014 to 12/31/2014                                 $21.79           $22.23              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                 $10.04           $12.06              0
   01/01/2010 to 12/31/2010                                 $12.06           $13.03              0
   01/01/2011 to 12/31/2011                                 $13.03           $12.88              0
   01/01/2012 to 12/31/2012                                 $12.88           $14.17              0
   01/01/2013 to 12/31/2013                                 $14.17           $16.04              0
   01/01/2014 to 12/31/2014                                 $16.04           $16.45              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                 $10.10           $12.81              0
   01/01/2010 to 12/31/2010                                 $12.81           $14.06              0
   01/01/2011 to 12/31/2011                                 $14.06           $13.40              0
   01/01/2012 to 12/31/2012                                 $13.40           $15.23              0
   01/01/2013 to 12/31/2013                                 $15.23           $19.13              0
   01/01/2014 to 12/31/2014                                 $19.13           $19.93              0
------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                  $9.99           $13.07              0
   01/01/2010 to 12/31/2010                                 $13.07           $14.66              0
   01/01/2011 to 12/31/2011                                 $14.66           $13.97              0
   01/01/2012 to 12/31/2012                                 $13.97           $15.92              0
   01/01/2013 to 12/31/2013                                 $15.92           $22.21              0
   01/01/2014 to 12/31/2014                                 $22.21           $23.32              0

                                                                                              Number of
                                                          Accumulation     Accumulation      Accumulation
                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                           Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Natural Resources Portfolio
   05/01/2009 to 12/31/2009                                  $10.30           $13.66              0
   01/01/2010 to 12/31/2010                                  $13.66           $15.94              0
   01/01/2011 to 12/31/2011                                  $15.94           $13.14              0
   01/01/2012 to 12/31/2012                                  $13.14           $13.20              0
   01/01/2013 to 12/31/2013                                  $13.20           $14.75              0
   01/01/2014 to 12/31/2014                                  $14.75           $13.10              0
-------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                  $10.02           $11.03              0
   01/01/2010 to 12/31/2010                                  $11.03           $11.30              0
   01/01/2011 to 12/31/2011                                  $11.30           $11.40              0
   01/01/2012 to 12/31/2012                                  $11.40           $11.62              0
   01/01/2013 to 12/31/2013                                  $11.62           $10.84              0
   01/01/2014 to 12/31/2014                                  $10.84           $10.56              0
-------------------------------------------------------------------------------------------------------------
AST Wellington Management Hedged Equity Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $12.67              0
   01/01/2010 to 12/31/2010                                  $12.67           $14.08              0
   01/01/2011 to 12/31/2011                                  $14.08           $13.17              0
   01/01/2012 to 12/31/2012                                  $13.17           $14.17              0
   01/01/2013 to 12/31/2013                                  $14.17           $16.54              0
   01/01/2014 to 12/31/2014                                  $16.54           $16.91              0
-------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                   $9.99           $10.68              0
   01/01/2010 to 12/31/2010                                  $10.68           $11.16              0
   01/01/2011 to 12/31/2011                                  $11.16           $11.46              0
   01/01/2012 to 12/31/2012                                  $11.46           $11.98              0
   01/01/2013 to 12/31/2013                                  $11.98           $11.44              0
   01/01/2014 to 12/31/2014                                  $11.44           $11.88              0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Growth Fund
   05/01/2009 to 12/31/2009                                  $10.04           $12.54              0
   01/01/2010 to 07/16/2010                                  $12.54           $12.19              0
-------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                  $10.05           $12.65              0
   01/01/2010 to 07/16/2010                                  $12.65           $11.92              0
-------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                   $9.89           $12.75              0
   01/01/2010 to 07/16/2010                                  $12.75           $11.82              0
-------------------------------------------------------------------------------------------------------------
First Trust Target Focus Four Portfolio
   05/01/2009 to 12/31/2009                                  $10.10           $13.18              0
   01/01/2010 to 12/31/2010                                  $13.18           $15.20              0
   01/01/2011 to 12/31/2011                                  $15.20           $13.12              0
   01/01/2012 to 12/31/2012                                  $13.12           $14.47              0
   01/01/2013 to 12/31/2013                                  $14.47           $18.38              0
   01/01/2014 to 04/25/2014                                  $18.38           $18.86              0
-------------------------------------------------------------------------------------------------------------
Franklin Templeton VIP Founding Funds Allocation Fund
   05/01/2009 to 12/31/2009                                  $10.07           $12.74              0
   01/01/2010 to 12/31/2010                                  $12.74           $13.60              0
   01/01/2011 to 12/31/2011                                  $13.60           $12.96              0
   01/01/2012 to 09/21/2012                                  $12.96           $14.37              0
-------------------------------------------------------------------------------------------------------------
Global Dividend Target 15 Portfolio
   05/01/2009 to 12/31/2009                                  $10.06           $14.39              0
   01/01/2010 to 12/31/2010                                  $14.39           $15.30              0
   01/01/2011 to 12/31/2011                                  $15.30           $13.72              0
   01/01/2012 to 12/31/2012                                  $13.72           $16.66              0
   01/01/2013 to 12/31/2013                                  $16.66           $18.46              0
   01/01/2014 to 04/25/2014                                  $18.46           $17.98              0
-------------------------------------------------------------------------------------------------------------
Invesco V.I. Capital Development Fund - Series I
   04/29/2011* to 12/31/2011                                 $10.03            $8.09              0
   01/01/2012 to 04/27/2012                                   $8.09            $9.12              0

                                                                                          Number of
                                                      Accumulation     Accumulation      Accumulation
                                                      Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                       Beginning of Period End of Period    End of Period
---------------------------------------------------------------------------------------------------------
Invesco V.I. Diversified Dividend Fund - Series I
   04/29/2011* to 12/31/2011                              $9.99            $9.03              0
   01/01/2012 to 12/31/2012                               $9.03           $10.39              0
   01/01/2013 to 12/31/2013                              $10.39           $13.19              0
   01/01/2014 to 12/31/2014                              $13.19           $14.42              0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Dynamics Fund - Series I
   05/01/2009 to 12/31/2009                              $10.04           $13.06              0
   01/01/2010 to 12/31/2010                              $13.06           $15.67              0
   01/01/2011 to 04/29/2011                              $15.67           $17.37              0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Financial Services Fund - Series I
   05/01/2009 to 12/31/2009                              $10.00           $13.89              0
   01/01/2010 to 12/31/2010                              $13.89           $14.85              0
   01/01/2011 to 04/29/2011                              $14.85           $15.59              0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Global Health Care Fund - Series I
   05/01/2009 to 12/31/2009                               $9.95           $12.66              0
   01/01/2010 to 12/31/2010                              $12.66           $12.92              0
   01/01/2011 to 12/31/2011                              $12.92           $13.02              0
   01/01/2012 to 12/31/2012                              $13.02           $15.25              0
   01/01/2013 to 12/31/2013                              $15.25           $20.76              0
   01/01/2014 to 12/31/2014                              $20.76           $24.08              0
---------------------------------------------------------------------------------------------------------
Invesco V.I. Mid Cap Growth Portfolio, Series I
   04/27/2012* to 12/31/2012                             $10.05            $9.67              0
   01/01/2013 to 12/31/2013                               $9.67           $12.84              0
   01/01/2014 to 12/31/2014                              $12.84           $13.44              0
---------------------------------------------------------------------------------------------------------
NASDAQ Target 15 Portfolio
   05/01/2009 to 12/31/2009                               $9.88           $11.41              0
   01/01/2010 to 12/31/2010                              $11.41           $14.42              0
   01/01/2011 to 12/31/2011                              $14.42           $14.15              0
   01/01/2012 to 12/31/2012                              $14.15           $15.50              0
   01/01/2013 to 12/31/2013                              $15.50           $22.35              0
   01/01/2014 to 04/25/2014                              $22.35           $22.16              0
---------------------------------------------------------------------------------------------------------
NVIT Developing Markets Fund
   05/01/2009 to 12/31/2009                              $10.12           $14.41              0
   01/01/2010 to 12/31/2010                              $14.41           $16.21              0
   01/01/2011 to 12/31/2011                              $16.21           $12.19              0
   01/01/2012 to 12/31/2012                              $12.19           $13.80              0
   01/01/2013 to 12/31/2013                              $13.80           $13.37              0
   01/01/2014 to 12/31/2014                              $13.37           $12.20              0
---------------------------------------------------------------------------------------------------------
S&P Target 24 Portfolio
   05/01/2009 to 12/31/2009                              $10.00           $11.93              0
   01/01/2010 to 12/31/2010                              $11.93           $13.79              0
   01/01/2011 to 12/31/2011                              $13.79           $14.51              0
   01/01/2012 to 12/31/2012                              $14.51           $15.38              0
   01/01/2013 to 12/31/2013                              $15.38           $21.19              0
   01/01/2014 to 04/25/2014                              $21.19           $20.81              0
---------------------------------------------------------------------------------------------------------
Target Managed VIP Portfolio
   05/01/2009 to 12/31/2009                              $10.00           $12.22              0
   01/01/2010 to 12/31/2010                              $12.22           $14.11              0
   01/01/2011 to 12/31/2011                              $14.11           $13.44              0
   01/01/2012 to 12/31/2012                              $13.44           $14.72              0
   01/01/2013 to 12/31/2013                              $14.72           $19.37              0
   01/01/2014 to 04/25/2014                              $19.37           $19.16              0
---------------------------------------------------------------------------------------------------------
The DOW DART 10 Portfolio
   05/01/2009 to 12/31/2009                              $10.14           $13.21              0
   01/01/2010 to 12/31/2010                              $13.21           $14.94              0
   01/01/2011 to 12/31/2011                              $14.94           $15.60              0
   01/01/2012 to 12/31/2012                              $15.60           $16.74              0
   01/01/2013 to 12/31/2013                              $16.74           $21.22              0
   01/01/2014 to 04/25/2014                              $21.22           $20.79              0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
The DOW Target Dividend Portfolio
   05/01/2009 to 12/31/2009                                                  $10.05           $13.62              0
   01/01/2010 to 12/31/2010                                                  $13.62           $15.38              0
   01/01/2011 to 12/31/2011                                                  $15.38           $15.80              0
   01/01/2012 to 12/31/2012                                                  $15.80           $16.16              0
   01/01/2013 to 12/31/2013                                                  $16.16           $20.07              0
   01/01/2014 to 04/25/2014                                                  $20.07           $20.66              0
-----------------------------------------------------------------------------------------------------------------------------
Value Line Target 25 Portfolio
   05/01/2009 to 12/31/2009                                                   $9.81           $10.65              0
   01/01/2010 to 12/31/2010                                                  $10.65           $13.46              0
   01/01/2011 to 12/31/2011                                                  $13.46            $9.82              0
   01/01/2012 to 12/31/2012                                                   $9.82           $11.55              0
   01/01/2013 to 12/31/2013                                                  $11.55           $14.70              0
   01/01/2014 to 04/25/2014                                                  $14.70           $15.63              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Equity Income
   05/01/2009 to 12/31/2009                                                  $10.09           $12.19              0
   01/01/2010 to 07/16/2010                                                  $12.19           $11.62              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.93           $14.33              0
   01/01/2011 to 12/31/2011                                                  $14.33           $12.11              0
   01/01/2012 to 12/31/2012                                                  $12.11           $13.34              0
   01/01/2013 to 12/31/2013                                                  $13.34           $15.51              0
   01/01/2014 to 12/31/2014                                                  $15.51           $14.23              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Intrinsic Value Portfolio Share Class 2
   07/16/2010* to 12/31/2010                                                 $11.62           $13.45              0
   01/01/2011 to 12/31/2011                                                  $13.45           $12.75              0
   01/01/2012 to 12/31/2012                                                  $12.75           $14.76              0
   01/01/2013 to 12/31/2013                                                  $14.76           $18.63              0
   01/01/2014 to 12/31/2014                                                  $18.63           $19.92              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.82           $14.80              0
   01/01/2011 to 12/31/2011                                                  $14.80           $13.58              0
   01/01/2012 to 12/31/2012                                                  $13.58           $15.88              0
   01/01/2013 to 12/31/2013                                                  $15.88           $21.58              0
   01/01/2014 to 12/31/2014                                                  $21.58           $21.77              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Small Cap Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $9.59           $12.16              0
   01/01/2011 to 12/31/2011                                                  $12.16           $11.28              0
   01/01/2012 to 12/31/2012                                                  $11.28           $11.81              0
   01/01/2013 to 12/31/2013                                                  $11.81           $17.23              0
   01/01/2014 to 12/31/2014                                                  $17.23           $16.42              0

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. Each example assumes that no Credits have been applied to the Account Value. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                Growth         =   Account Value of variable         minus purchase payments -
                                   investment options plus Interim         proportional
                                   Value of Fixed Allocations              withdrawals
                                   (no MVA applies)

EXAMPLE WITH MARKET INCREASE

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

           Growth                      =                 $75,000 - [$50,000 - $0]
                                       =                 $25,000

           Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                       =                 $25,000 * 0.40
                                       =                 $10,000

           Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                       =                 $85,000

EXAMPLES WITH MARKET DECLINE

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

           Growth                      =                 $45,000 - [$50,000 - $0]
                                       =                 $-5,000

           Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                                       NO BENEFIT IS PAYABLE

           Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                                       =                 $50,000

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

EXAMPLE WITH MARKET INCREASE AND WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

         Growth                =           $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
                               =           $90,000 - [$50,000 - $10,000]
                               =           $90,000 - $40,000
                               =           $50,000

         Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
                               =           $50,000 * 0.40
                               =           $20,000

         Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit
                               =           $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died BEFORE the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

EXAMPLE WITH WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died BEFORE the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

           Highest Anniversary Value  =   $90,000 - [$90,000 * $15,000/$75,000]
                                      =   $90,000 - $18,000
                                      =   $72,000

           Basic Death Benefit        =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                                      =   max [$80,000, $40,000]
                                      =   $80,000

           The Death Benefit therefore is $80,000.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

           Highest Anniversary Value  =   $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                                      =   $80,000 + $15,000 - $6,786
                                      =   $88,214

           Basic Death Benefit        =   max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                                      =   max [$75,000, $60,357]
                                      =   $75,000

           The Death Benefit therefore is $88,214.

EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died BEFORE the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

EXAMPLE WITH WITHDRAWALS

Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2/nd/ anniversary of the Issue Date was $70,000. Assume as well that the Owner has died BEFORE the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

           Roll-Up Value              =   {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                                      =   ($63,655 - $2,522) * 1.05
                                      =   $64,190

           Highest Anniversary Value  =   $70,000 - [$70,000 * $5,000/$45,000]
                                      =   $70,000 - $7,778
                                      =   $62,222

           Basic Death Benefit        =   max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                                      =   max [$43,000, $44,444]
                                      =   $44,444

           The Death Benefit therefore is $64,190.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies AFTER the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

           Roll-Up Value              =   $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                                      =   $81,445 + $15,000 - $6,889
                                      =   $89,556

           Highest Anniversary Value  =   $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                                      =   $85,000 + $15,000 - $7,143
                                      =   $92,857

           Basic Death Benefit        =   max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                                      =   max [$75,000, $60,357]
                                      =   $75,000

           The Death Benefit therefore is $92,857.

EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

EXAMPLE WITH MARKET INCREASE AND DEATH BEFORE DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died BEFORE the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

EXAMPLE WITH WITHDRAWALS

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died BEFORE the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

           Highest Daily Value  =   $90,000 - [$90,000 * $15,000/$75,000]
                                =   $90,000 - $18,000
                                =   $72,000

           Basic Death Benefit  =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                                =   max [$80,000, $40,000]
                                =   $80,000

           The Death Benefit therefore is $80,000.

EXAMPLE WITH DEATH AFTER DEATH BENEFIT TARGET DATE

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Daily Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Daily Value on the Death Benefit Target Date plus Purchase Payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

           Highest Daily Value  =   $80,000 + $15,000 - [($80,000 + $15,000) * $5,000/$70,000]
                                =   $80,000 + $15,000 - $6,786
                                =   $88,214

           Basic Death Benefit  =   max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                                =   max [$75,000, $60,357]
                                =   $75,000

           The Death Benefit therefore is $88,214.

     APPENDIX C - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

    . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

    .  V - the total value of all Permitted Sub-accounts in the Annuity.

    .  F - the total value of all Benefit Fixed Rate Account allocations.

    . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

    .  T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

    . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

             L   =   I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

             Target Ratio r  =   (L - F) / V.

       . If r (>) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r (<) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

           T   =   {Min(V, [L - F - V * C\\t\\] / (1 - C\\t\\))}  T>0, Money moving from the Permitted Sub-accounts to the Benefit Fixed Rate Account
           T   =   {Min(F, [L - F - V * C\\t\\] / (1 - C\\t\\))}  T<0, Money moving from the Benefit Fixed Rate
                                                                  Account to the Permitted Sub-accounts]

EXAMPLE:

MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

TARGET VALUE CALCULATION:

           L   =   I * Q * a
               =   5000.67 * 1 * 15.34
               =   76,710.28

TARGET RATIO:

           r   =   (L - F) / V
               =   (76,710.28 - 0)/ 92,300.00
               =   83.11%

SINCE R > CU ( BECAUSE 83.11% > 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

           T   =   { Min ( V, [ L - F - V * C\\t\\] / ( 1 - C\\t\\))}
               =   { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 - 0.80))}
               =   { Min ( 92,300.00, 14,351.40 )}
               =   14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

           L   =   I * Q * a

If you elect this feature, the following replaces the "Transfer Calculation" above.

TRANSFER CALCULATION:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
Account:

            If (F / (V + F) > .90) then T = F - (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) <= .90), the following asset transfer calculation is performed

           Target Ratio r  =   (L - F) / V

    . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

    . If r < C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F > 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

          T   =   Min(MAX (0, (0.90 * (V + F)) - F),              Money is transferred from the elected
                  [L - F - V * C\\t\\] / (1 - C\\t\\))            Permitted Sub-accounts to Benefit
                                                                  Fixed Rate Account
          T   =   Min(F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),  Money is transferred from the Benefit
                                                                  Fixed Rate Account to the Permitted
                                                                  Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1    15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2    14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3    14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4    14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5    13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6    13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7    12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8    12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9    11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX D - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                                                              XTra Credit EIGHT NY
                                                              --------------------

Minimum Investment                     $10,000

Maximum Issue Age                      Annuitant 85 Oldest Owner 75

Contingent Deferred Sales Charge       10 Years (9%, 9%, 8%, 7%, 6%, 5%, 4%,
Schedule                               3%, 2%, 1%) (Applied to Purchase
                                       Payments based on the inception date
                                       of the Annuity)

Insurance Charge                       1.75%

Annual Maintenance Fee                 Lesser of $30 or 2% of Account Value

Transfer Fee                           $10 after twenty in any annuity year

Contract Credit                        Yes. The amount of the credit applied
                                       to a Purchase Payment is based on the
                                       year the Purchase Payment is
                                       received, for the first 6 years of
                                       the contract. Currently the credit
                                       percentages for each year starting
                                       with the first year are: If the
                                       Purchase Payments are 100,000+: 8%,
                                       6%, 4%, 3%, 2%, 1% and if the
                                       Purchase Payments are < $100,000: 6%,
                                       5%, 4%, 3%, 2%, and 1%.

Fixed Allocation (If available, early
withdrawals are subject to a Market
Value Adjustment) ("MVA")              No

Variable Investment Options
                                       All options generally available except where restrictions apply when certain riders are purchased.

Basic Death Benefit                    The greater of: Purchase Payments
                                       less proportional withdrawals or
                                       Account Value (variable); no MVA
                                       applied.

Optional Death Benefits (for an
additional cost)/1/                    HAV

Optional Living Benefits (for an       Highest Daily GRO, GMWB, GMIB,
additional cost)/2/                    Lifetime Five, Spousal Lifetime Five,
                                       Highest Daily Lifetime Five, Highest
                                       Daily Lifetime Seven, Spousal Highest
                                       Daily Lifetime Seven, Highest Daily
                                       Lifetime 7 Plus, Spousal Highest
                                       Daily Lifetime 7 Plus, GRO Plus II,
                                       Highest Daily GRO II, Highest Daily
                                       Lifetime 6 Plus, and Spousal Highest
                                       Daily Lifetime 6 Plus.

Annuity Rewards/3/                     Available after initial CDSC period

Annuitization Options                  Fixed option only Annuity date cannot
                                       exceed the first day of the calendar
                                       month following Annuitant's 90/th/
                                       birthday. The maximum Annuity Date is
                                       based on the first Owner or Annuitant
                                       to reach the maximum age, as
                                       indicated in your Annuity.

Medically-Related Surrender Feature    Not Available

(1) For more information on these benefits, refer to the "Death Benefit"
    section in the Prospectus.
(2) For more information on these benefits, refer to the "Living Benefit Programs" section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
(3) The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

FOR MORE INFORMATION ABOUT VARIATIONS APPLICABLE TO ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT, PLEASE REFER TO YOUR ANNUITY CONTRACT.

                   APPENDIX E - FORMULA UNDER GRO PLUS 2008
   (THE FOLLOWING FORMULA ALSO APPLIES TO ELECTIONS OF HD GRO IF HD GRO WAS
                        ELECTED PRIOR TO JULY 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

      L  =   MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Next the formula calculates the following formula ratio:

      r  =   (L - B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\.

The transfer amount is calculated by the following formula:

      T  =   {Min(V, [L - B - V*C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

      T  =   {Min(B, - [L - B - V*C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

  FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND HIGHEST
                                   DAILY GRO
                      (IF ELECTED PRIOR TO JULY 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

TRANSFER CALCULATION

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

      If (B / (V + B) > .90), then
      T   =   B - [(V + B) * .90]

If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)."

      L  =   MAX(L\\i\\), where L\\i\\ = Gi / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

      r  =   (L - B) / V

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the

AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T   =   {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

    T  =   {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX F - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
                                    SPOUSAL
                  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. FORMULA FOR CONTRACTS ISSUED ON OR AFTER JULY 21, 2008

(WITHOUT ELECTION OF 90% CAP FEATURE)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

    .  L - the target value as of the current business day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r   =   (L - B) / (V\\V\\ + V\\F\\).

       . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   {Min ((V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -C\\t\\))}  Money is transferred from the elected Sub-
                                                                                       accounts and Fixed Rate Options to the
                                                                                       Transfer Account
T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}                Money is transferred from the Transfer
                                                                                       Account to the elected Sub-accounts

2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08

(WITHOUT ELECTION OF 90% CAP FEATURE)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

       . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

       . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

       . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

       .  L - the target value as of the current business day.

       .  r - the target ratio.

       . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

       .  V - the total value of all Permitted Sub-accounts in the annuity.

       . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

       . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

       . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

       L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r   =   (L - B) / V.

       . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},   Money is transferred from the Permitted Sub-accounts
                                                         to the AST Investment Grade Bond Portfolio Sub-
                                                         account
T   =   {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the AST Investment Grade
                                                         Bond Portfolio Sub-account to the Permitted Sub-
                                                         accounts

3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008

SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

       L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

       If (B / (V + B) > .90) then
       T   =   B - [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r   =   (L - B) / V

       . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))  Money is transferred from the elected Sub-
                                                                                  accounts to the AST Investment Grade Bond
                                                                                  Portfolio Sub-account
T   =   {Min (B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}                          Money is transferred from the AST Investment
                                                                                  Grade Bond Portfolio Sub-account to the
                                                                                  elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% CAP FEATURE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008

SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

       L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

       If (B / (V\\V\\ + V\\F\\ + B) > .90) then
       T   =   B - [(V\\V\\ + V\\F\\ + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r   =   (L - B) / (V\\V\\ + V\\F\\)

       . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

       . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),     Money is transferred from the elected Sub-accounts to
        [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))  AST Investment Grade Bond Portfolio Sub-account.
T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) *               Money is transferred from the AST Investment Grade
        C\\t\\] / (1 - C\\t\\))}                              Bond Portfolio Sub-account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% CAP FEATURE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11    12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
 31     4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
 32     3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
 33     3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
 34     3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
 35     3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
 36     3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
 37     2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
 38     2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
 39     2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
 40     2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
 41     2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX G - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
                                SPOUSAL HIGHEST
                     DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

  TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST
                       INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    .  V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional Purchase Payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional Purchase Payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

      L  =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

      Target Ratio r  =   (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r > Cu and r (less or =) Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Option used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),              Money is transferred from the Permitted Sub-accounts
        [L -B - (V\\V\\ + V\\F\\) * C\\t\\]/(1 - C\\t\\))              and Fixed Rate Options to the AST Investment Grade
                                                                       Bond Sub-account
T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\]/(1 - C\\t\\))}  Money is transferred from the AST Investment Grade
                                                                       Bond Sub-account to the Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V\\F\\) - L + B) /
(1 - C\\u\\), then

T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST Investment
                                                    Grade Bond Sub-account to the Permitted Sub-
                                                    accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX H - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix D.

Jurisdiction                                               Special Provisions
------------   -----------------------------------------------------------------------------------------------------------

Connecticut    Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Hawaii         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Iowa           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Maryland       Fixed Allocations are not available.

Massachusetts  If your Annuity is issued in Massachusetts after January 1, 2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum Withdrawal Benefit).
               Medically Related Surrenders are not available.

Montana        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit
               (except the Guaranteed Minimum Withdrawal Benefit).

Nevada         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.

New York       Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

North Dakota   Fixed Allocations are not available.

Texas          Death benefit suspension not applicable upon provision of evidence of good health. See annuity contract for exact details.

Utah           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

Vermont        Fixed Allocations are not available.

Washington     If your Annuity was issued in Washington, and you have elected Highest Daily Lifetime Five, or any version of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, the Guaranteed Minimum
               Account Value Credit otherwise available on these optional benefits is not available.
               Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death
               Benefit not available. Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

   APPENDIX I - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
                                SPOUSAL HIGHEST
                     DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

      L  =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

      Target Ratio r  =   (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r > C\\u\\ and r (less or =) Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                 Money is transferred from the Permitted Sub-
        [L -B - (V\\V\\ + V\\F\\) * C\\t\\] /(1 - C\\t\\))                accounts and DCA Fixed Rate Options to the AST
                                                                          Investment Grade Bond Sub-account
T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the AST Investment
                                                                          Grade Bond Sub-account to the Permitted Sub-
                                                                          accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V \\F\\) - L + B)
/ (1 - C \\u\\), then

T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST
                                                    Investment Grade Bond Sub-
                                                    account to the Permitted Sub-
                                                    accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06.

   APPENDIX J - FORMULA FOR GRO PLUS II (AND HD GRO II, IF ELECTED PRIOR TO
                                JULY 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

       L   =   MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

       r   =   (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

       T   =   {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\
+ V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T   =   {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                  APPENDIX K - FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  A\\V\\ is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee
       Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

      L  =   MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of the Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

      r  =   (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T   =   {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\)
        * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

      T  =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

                 APPENDIX L - FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

       L   =   MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of the Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

       r   =   (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

       T   =   {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\
+ V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

           PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITIES ANNUITY DESCRIBED IN PROSPECTUS XT8PROS (4/30/2015).

           -----------------------------------------------------------
                               (print your name)

           -----------------------------------------------------------
                                   (address)

           -----------------------------------------------------------
                             (city/state/zip code)

 Variable Annuity Issued by:                 Variable Annuity Distributed by:
 PRUDENTIAL ANNUITIES LIFE                               PRUDENTIAL ANNUITIES
 ASSURANCE CORPORATION                                     DISTRIBUTORS, INC.
 A PRUDENTIAL FINANCIAL COMPANY                A PRUDENTIAL FINANCIAL COMPANY
 One Corporate Drive                                      One Corporate Drive
 Shelton, Connecticut 06484                        Shelton, Connecticut 06484
 Telephone: 1-888-PRU-2888                            Telephone: 203-926-1888
 http://www.prudentialannuities.com        http://www.prudentialannuities.com

                              MAILING ADDRESSES:

                   Please see the section of this prospectus
                   entitled "How To Contact Us" for where to
                            send your request for a
                     Statement of Additional Information.

[LOGO PRUDENTIAL]
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

OPTIMUM/SM/
OPTIMUM FOUR/SM/
OPTIMUM PLUS/SM/

FLEXIBLE PREMIUM DEFERRED ANNUITIES
PROSPECTUS: APRIL 30, 2015

This prospectus describes three different flexible premium deferred annuities (the "Annuities" or the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us") exclusively through LPL Financial Corporation. If you are receiving this prospectus, it is because you currently own one of these Annuities. These Annuities are no longer offered as an individual annuity contract or as an interest in a group annuity. Each Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuities. The Prospectus also describes differences among the Annuities which include differences in the fees and charges you pay and variations in some product features such as the availability of certain bonus amounts and basic death benefit protection. EACH ANNUITY OR CERTAIN OF ITS INVESTMENT OPTIONS AND/OR FEATURES MAY NOT BE AVAILABLE IN ALL STATES. VARIOUS RIGHTS, BENEFITS AND CERTAIN FEES MAY DIFFER AMONG STATES TO MEET APPLICABLE LAWS AND/OR REGULATIONS. There may also be differences in the compensation paid to your Financial Professional for each Annuity. Differences in compensation among different annuity products could influence a Financial Professional's decision as to which annuity to recommend for you. In addition, the selling broker-dealer firm through which each Annuity is sold not make available or may not recommend to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, such firm may restrict the optional benefits that it does make available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). Please speak to your Financial Professional for further details. For more information about variations applicable to your state, please refer to your Annuity or consult your Financial Professional. For some of the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum Plus Annuity grants credits with respect to your Purchase Payments, the expenses of Optimum Plus may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits you receive under the Optimum Plus Annuity may be more than offset over time by the additional fees and charges associated with the credit.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Advanced Series Trust and Wells Fargo Variable Trust. See the following page for a complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS
PLEASE READ THIS PROSPECTUS AND THE CURRENT PROSPECTUSES FOR THE UNDERLYING MUTUAL FUNDS. KEEP THEM FOR FUTURE REFERENCE.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described below - see Table of Contents. The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

THESE ANNUITIES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, ARE NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. AN INVESTMENT IN AN ANNUITY INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF VALUE, EVEN WITH RESPECT TO AMOUNTS ALLOCATED TO THE AST MONEY MARKET SUB-ACCOUNT.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OPTIMUM/SM/, OPTIMUM FOUR/SM/, OPTIMUM PLUS/SM/, ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

--------------------------------------------------------------------------------

                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2015  Statement of Additional Information Dated: April 30, 2015
OPTIMUM                                                                            LPLOASAI

                              INVESTMENT OPTIONS

 Please note that you may not allocate Purchase Payments to the AST Investment
    Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond
                                Portfolio 2025)

ADVANCED SERIES TRUST
   AST Academic Strategies Asset Allocation Portfolio
   AST Balanced Asset Allocation Portfolio
   AST BlackRock/Loomis Sayles Bond Portfolio
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Bond Portfolio 2022
   AST Bond Portfolio 2023
   AST Bond Portfolio 2024
   AST Bond Portfolio 2025
   AST Bond Portfolio 2026
   AST Capital Growth Asset Allocation Portfolio
   AST Cohen & Steers Realty Portfolio
   AST Goldman Sachs Large-Cap Value Portfolio
   AST Goldman Sachs Mid-Cap Growth Portfolio
   AST Herndon Large-Cap Value Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Investment Grade Bond Portfolio
   AST J.P. Morgan International Equity Portfolio
   AST Large-Cap Value Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Growth Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio
   AST Small-Cap Growth Portfolio
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio
   AST Templeton Global Bond Portfolio
   AST Western Asset Core Plus Bond Portfolio

WELLS FARGO VARIABLE TRUST
   Wells Fargo Advantage VT International Equity -- Class 1
   Wells Fargo Advantage VT Omega Growth -- Class 1

                                   CONTENTS

GLOSSARY OF TERMS.....................................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES..................................................  5
EXPENSE EXAMPLES...................................................................... 15
SUMMARY............................................................................... 17
INVESTMENT OPTIONS.................................................................... 22
   WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?................. 22
   WHAT ARE THE FIXED ALLOCATIONS?.................................................... 27
FEES AND CHARGES...................................................................... 29
   WHAT ARE THE CONTRACT FEES AND CHARGES?............................................ 29
   WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?....................................... 31
   WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?.......................... 31
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES.......................................... 31
PURCHASING YOUR ANNUITY............................................................... 32
   WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?..................... 32
MANAGING YOUR ANNUITY................................................................. 35
   MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?.................... 35
   MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?....................................... 36
   MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?........................................... 36
   MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?....................... 37
   MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?................... 37
MANAGING YOUR ACCOUNT VALUE........................................................... 38
   HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?....................................... 38
   HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?.... 38
   HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE OPTIMUM AND OPTIMUM
     FOUR ANNUITIES?.................................................................. 38
   HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM PLUS ANNUITY?........................... 39
   HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM PLUS ANNUITY?........... 39
   ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?......... 40
   DO YOU OFFER DOLLAR COST AVERAGING?................................................ 41
   DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?................................... 42
   ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?....................................... 42
   WHAT IS THE BALANCED INVESTMENT PROGRAM?........................................... 43
   MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION
     INSTRUCTIONS?.................................................................... 43
   MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?............ 43
   HOW DO THE FIXED ALLOCATIONS WORK?................................................. 44
   HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?.................................. 44
   HOW DOES THE MARKET VALUE ADJUSTMENT WORK?......................................... 45
   WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?..................................... 46
ACCESS TO ACCOUNT VALUE............................................................... 47
   WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?................................... 47
   ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?.......... 47
   CAN I WITHDRAW A PORTION OF MY ANNUITY?............................................ 47

                                      (i)

   HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?..........................................  48
   CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?........  48
   DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL
     REVENUE CODE?........................................................................  49
   WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?............  49
   CAN I SURRENDER MY ANNUITY FOR ITS VALUE?..............................................  49
   WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?............................  50
   WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?...........................................  50
   HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?...................................  51
   HOW ARE ANNUITY PAYMENTS CALCULATED?...................................................  52
LIVING BENEFITS...........................................................................  53
   DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE
     THEY ARE ALIVE?......................................................................  53
   GUARANTEED RETURN OPTION PLUS II (GRO Plus II).........................................  55
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)..................................  59
   GUARANTEED RETURN OPTION Plus (GRO Plus)...............................................  63
   GUARANTEED RETURN OPTION (GRO)(R)......................................................  67
   GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008).....................................  70
   HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO/SM/)................................  76
   GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)...........................................  81
   GUARANTEED MINIMUM INCOME BENEFIT (GMIB)...............................................  84
   LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)...........................................  88
   SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)...........................  93
   HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5).......................................  97
   HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)...................................... 105
   SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)............................. 117
   HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)............................... 127
   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)....................... 140
   HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)............................... 149
   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)....................... 163
DEATH BENEFIT............................................................................. 173
   WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.......................................... 173
   BASIC DEATH BENEFIT.................................................................... 173
   OPTIONAL DEATH BENEFITS................................................................ 173
   PRUDENTIAL ANNUITIES' ANNUITY REWARDS.................................................. 178
   PAYMENT OF DEATH BENEFITS.............................................................. 178
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT.................................................. 181
VALUING YOUR INVESTMENT................................................................... 182
   HOW IS MY ACCOUNT VALUE DETERMINED?.................................................... 182
   WHAT IS THE SURRENDER VALUE OF MY ANNUITY?............................................. 182
   HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?............................................ 182
   HOW DO YOU VALUE FIXED ALLOCATIONS?.................................................... 182
   WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?............................................ 182
   WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?.......... 184
TAX CONSIDERATIONS........................................................................ 185
NONQUALIFIED ANNUITIES.................................................................... 185
QUALIFIED ANNUITIES....................................................................... 188
GENERAL INFORMATION....................................................................... 194

                                     (ii)

   HOW WILL I RECEIVE STATEMENTS AND REPORTS?....................................... 194
   WHO IS PRUDENTIAL ANNUITIES?..................................................... 194
   WHAT ARE SEPARATE ACCOUNTS?...................................................... 195
   WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?............................. 196
   WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?....................... 197
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................. 200
   FINANCIAL STATEMENTS............................................................. 200
   HOW TO CONTACT US................................................................ 200
   INDEMNIFICATION.................................................................. 201
   LEGAL PROCEEDINGS................................................................ 201
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.............................. 202
APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B............... A-1
APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS................................. B-1
APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS.................... C-1
APPENDIX D - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT............... D-1
APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
  DEPARTMENT........................................................................ E-1
APPENDIX F - FORMULA UNDER GRO PLUS 2008............................................ F-1
APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT....................................... G-1
APPENDIX H - FORMULA UNDER HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME PLUS INCOME BENEFIT........................................ H-1
APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES..... I-1
APPENDIX J - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT................ J-1
APPENDIX K - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT..................... K-1
APPENDIX L - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT...................................... L-1
APPENDIX M - FORMULA FOR GRO PLUS II BENEFIT........................................ M-1
APPENDIX N - FORMULA FOR HIGHEST DAILY GRO BENEFIT.................................. N-1
APPENDIX O - FORMULA FOR HIGHEST DAILY GRO II BENEFIT............................... O-1

                                     (iii)

                               GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

ACCOUNT VALUE: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. With respect to Optimum Plus, the Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Annuities with a Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

ADJUSTED PURCHASE PAYMENTS: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted Purchase Payments are purchase payments, increased by any Credits applied to your Account Value in relation to such purchase payments, and decreased by any charges deducted from such purchase payments.

ANNUAL INCOME AMOUNT: This is the annual amount of income you are eligible for life under the optional benefits.

ANNUITIZATION: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

ANNUITY DATE: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday and (b) the fifth anniversary of the Issue Date, whichever occurs first.

ANNUITY YEAR: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

BENEFICIARY ANNUITY: You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the requirements discussed in this Prospectus. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in this prospectus and continue receiving the distributions that are required by the tax laws. This transfer option in only available for purchase of an IRA, Roth IRA, or a nonqualified annuity.

BENEFIT FIXED RATE ACCOUNT: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

CODE: The Internal Revenue Code of 1986, as amended from time to time.

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on Purchase Payments adjusted for withdrawals.

CONTINGENT DEFERRED SALES CHARGE (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. The amount and duration of the CDSC varies among the Optimum, Optimum Four and Optimum Plus. See "Summary of Contract Fees and Charges" for details on the CDSC for each Annuity.

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

EXCESS INCOME: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

FIXED ALLOCATION: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation).

FREE LOOK: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not. Check your Annuity for more details about your free look right.

GOOD ORDER: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

GUARANTEE PERIOD: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

GUARANTEED RETURN OPTION PLUS/SM/ (GRO PLUS)/SM//GUARANTEED RETURN OPTION PLUS 2008/SM/ (GRO PLUS 2008)/GUARANTEED RETURN OPTION (GRO)(R)/HIGHEST DAILY GUARANTEED RETURN OPTION (HIGHEST DAILY GRO)/SM// GUARANTEED RETURN OPTION/SM/ PLUS II (GRO PLUS II)/SM//HIGHEST DAILY/SM/ GUARANTEED RETURN OPTION/SM/ II (HD GRO II). Each of GRO Plus, GRO Plus 2008, GRO, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefits as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV"): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

INTERIM VALUE: The value of the MVA Fixed Allocation on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The Interim Value does not include the effect of any MVA.

ISSUE DATE: The effective date of your Annuity.

KEY LIFE: Under the Beneficiary Continuation Option, or the Beneficiary Annuity, the person whose life expectancy is used to determine payments.

LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

OWNER: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

SERVICE OFFICE: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled "How to Contact Us" for the Service Office address.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefits as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

SPOUSAL LIFETIME FIVE INCOME BENEFIT: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

SUB-ACCOUNT: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

SURRENDER VALUE: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.

UNIT: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

VALUATION DAY: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuities. Some fees and charges are assessed against each Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT.

                         TRANSACTION FEES AND CHARGES

         CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR EACH ANNUITY /1/
                                    OPTIMUM

Yr. 1  Yr. 2  Yr. 3  Yr. 4  Yr. 5  Yr. 6  Yr. 7  Yr. 8  Yr. 9+
-----  -----  -----  -----  -----  -----  -----  -----  ------
7.5%   7.0%   6.5%   6.0%   5.0%   4.0%   3.0%   2.0%   0.0%

                                 OPTIMUM FOUR

Yr. 1  Yr. 2  Yr. 3  Yr. 4  Yr. 5+
-----  -----  -----  -----  ------
8.5%   8.0%   7.0%   6.0%   0.0%

                                 OPTIMUM PLUS

For Annuities issued prior to November 20, 2006, the following schedule applies:

Yr. 1  Yr. 2  Yr. 3  Yr. 4  Yr. 5  Yr. 6  Yr. 7  Yr. 8  Yr. 9  Yr. 10  Yr. 11+
-----  -----  -----  -----  -----  -----  -----  -----  -----  ------  -------
9.0%   9.0%   8.5%   8.0%   7.0%   6.0%   5.0%   4.0%   3.0%   2.0%     0.0%

For Annuities issued on or after November 20, 2006 (subject to state availability), the following schedule applies:

Yr. 1  Yr. 2  Yr. 3  Yr. 4  Yr. 5  Yr. 6  Yr. 7  Yr. 8  Yr. 9  Yr. 10  Yr. 11+
-----  -----  -----  -----  -----  -----  -----  -----  -----  ------  -------
9.0%   9.0%   8.0%   7.0%   6.0%   5.0%   4.0%   3.0%   2.0%   1.0%     0.0%

1 The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a "first-in, first-out" basis.

                      OTHER TRANSACTION FEES AND CHARGES

                        (assessed against each Annuity)

FEE/CHARGE             OPTIMUM         OPTIMUM FOUR      OPTIMUM PLUS
----------        ------------------ ----------------- -----------------
TRANSFER FEE /1/   $15.00 maximum     $15.00 maximum    $15.00 maximum
                  currently, $10.00  currently, $10.00 currently, $10.00
TAX CHARGE /2/       0% to 3.5%         0% to 3.5%        0% to 3.5%

1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES

                        (assessed against each Annuity)

FEE/CHARGE                         OPTIMUM               OPTIMUM FOUR            OPTIMUM PLUS
----------                  ----------------------- ----------------------- -----------------------
Annual Maintenance Fee /1/  Lesser of $35 or 2% of  Lesser of $35 or 2% of  Lesser of $35 or 2% of
                              Account Value /2/       Account Value /2/         Account Value
   Beneficiary
   Continuation             Lesser of $30 or 2% of  Lesser of $30 or 2% of  Lesser of $30 or 2% of
   Option Only                  Account Value           Account Value           Account Value

                  ANNUAL FEES CHARGES/OF THE SUB-ACCOUNTS /3/

    (assessed as a percentage of the daily net assets of the Sub-accounts)

FEE/CHARGE
----------
MORTALITY & EXPENSE
RISK CHARGE /4/                                  0.50%                 1.50%                 0.50%
ADMINISTRATION CHARGE /4/                        0.15%                 0.15%                 0.15%
DISTRIBUTION CHARGE /5/                     0.60% In Annuity            N/A             1.00% in Annuity
                                               Years 1-8                                   Years 1-10
SETTLEMENT SERVICE CHARGE /6/              1.40% (qualified);    1.40% (qualified);    1 40% (qualified);
                                          1.00% (nonqualified)  1.00% (nonqualified)  1.00% (nonqualified)
TOTAL ANNUAL CHARGES OF THE SUB-ACCOUNTS    1.25% In Annuity           1.65%            1.65% in Annuity
(EXCLUDING SETTLEMENT                          Years 1-8;                                 Years 1-10;
SERVICE CHARGE)                             0.65% In Annuity                            0.65% in Annuity
                                           Years 9 and later                           Years 11 and later

1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the nonqualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2 Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3  These charges are deducted daily and apply to the Sub-accounts only.
4 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
5 The Distribution Charge is 0.00% in Annuity Years 9+ for Optimum and in Annuity Years 11+ for Optimum Plus.
6 The Mortality & Expense Risk Charge, the Administration Charge and the Distribution Charge (if applicable) do not apply if you are a beneficiary under the Beneficiary Continuation Option. The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. These fees would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges.


                            YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
----------------------------------------------------------------------------------------------------
                                                                           TOTAL          TOTAL
                                                            TOTAL          ANNUAL         ANNUAL
                                                            ANNUAL       CHARGE /2/     CHARGE /2/
                                            OPTIONAL      CHARGE /2/        FOR            FOR
                                           BENEFIT FEE/      FOR          OPTIMUM        OPTIMUM
OPTIONAL BENEFIT                             CHARGE        OPTIMUM          FOUR           PLUS
----------------                           ------------  -------------- -------------- --------------
GRO PLUS II
CURRENT AND MAXIMUM CHARGE /4/                0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
HIGHEST DAILY GRO II
CURRENT AND MAXIMUM CHARGE /4/                0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
HIGHEST DAILY LIFETIME 6 PLUS (HD 6
  PLUS)
MAXIMUM CHARGE /3/                            1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                                0.85%      1.25% + 0.85%  1.65% + 0.85%  1.65% + 0.85%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
HIGHEST DAILY LIFETIME 6 PLUS WITH
  LIFETIME INCOME ACCELERATOR
  (LIA)
MAXIMUM CHARGE /3/                            2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                                1.20%      1.25% + 1.20%  1.65% + 1.20%  1.65% + 1.20%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
SPOUSAL HIGHEST DAILY LIFETIME 6
  PLUS
MAXIMUM CHARGE /3/                            1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                                0.95%      1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST GREATER OF ACCOUNT
VALUE AND PWV)
GUARANTEED RETURN OPTION (GRO)/
  GRO PLUS
MAXIMUM CHARGE /3/                            0.75%          2.00%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.25%          1.50%          1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
GUARANTEED RETURN OPTION PLUS
  2008 (GRO PLUS 2008)
MAXIMUM CHARGE /3/                            0.75%          2.00%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)

                            YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
----------------------------------------------------------------------------------------------------
                                                                           TOTAL          TOTAL
                                                            TOTAL          ANNUAL         ANNUAL
                                                            ANNUAL       CHARGE /2/     CHARGE /2/
                                            OPTIONAL      CHARGE /2/        FOR            FOR
                                           BENEFIT FEE/      FOR          OPTIMUM        OPTIMUM
OPTIONAL BENEFIT                             CHARGE        OPTIMUM          FOUR           PLUS
----------------                           ------------  -------------- -------------- --------------
HIGHEST DAILY GUARANTEED
  RETURN OPTION
(HD GRO)
MAXIMUM CHARGE /3/                            0.75%          2.00%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
(IF ELECTED ON OR AFTER MAY 1, 2009)
GUARANTEED MINIMUM
  WITHDRAWAL BENEFIT (GMWB)
MAXIMUM CHARGE /3/                            1.00%          2.25%          2.65%          2.65%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.35%          1.60%          2.00%          2.00%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
GUARANTEED MINIMUM INCOME
  BENEFIT (GMIB)
MAXIMUM CHARGE /3/                            1.00%      1.25% + 1.00%  1.65% + 1.00%  1.65% + 1.00%
(ASSESSED AGAINST PIV)
CURRENT CHARGE                                0.50%      1.25% + 0.50%  1.65% + 0.50%  1.65% + 0.50%
(ASSESSED AGAINST PIV)
LIFETIME FIVE INCOME BENEFIT
MAXIMUM CHARGE /3/                            1.50%          2.75%          3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
SPOUSAL LIFETIME FIVE INCOME
  BENEFIT
MAXIMUM CHARGE /3/                            1.50%          2.75%          3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.75%          2.00%          2.40%          2.40%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
HIGHEST DAILY LIFETIME FIVE
  INCOME BENEFIT
MAXIMUM CHARGE /3/                            1.50%          2.75%          3.15%          3.15%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
CURRENT CHARGE                                0.60%          1.85%          2.25%          2.25%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
HIGHEST DAILY LIFETIME SEVEN
  INCOME BENEFIT
MAXIMUM CHARGE /3/                            1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                                0.60%      1.25% + 0.60%  1.65% + 0.60%  1.65% + 0.60%
(ASSESSED AGAINST THE PWV)

                            YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
----------------------------------------------------------------------------------------------------
                                                                          TOTAL          TOTAL
                                                           TOTAL          ANNUAL         ANNUAL
                                                           ANNUAL       CHARGE /2/     CHARGE /2/
                                           OPTIONAL      CHARGE /2/        FOR            FOR
                                          BENEFIT FEE/      FOR          OPTIMUM        OPTIMUM
OPTIONAL BENEFIT                            CHARGE        OPTIMUM          FOUR           PLUS
----------------                          ------------- -------------- -------------- --------------
HIGHEST DAILY LIFETIME SEVEN
  WITH BENEFICIARY INCOME
  OPTION (BIO)
MAXIMUM CHARGE /3/                        2.00% of PWV  1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                            0.95% of PWV  1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
HIGHEST DAILY LIFETIME SEVEN
  WITH LIFETIME INCOME
  ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                        2.00% of PWV  1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                            0.95% of PWV  1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
SPOUSAL HIGHEST DAILY LIFETIME
  SEVEN INCOME BENEFIT
MAXIMUM CHARGE /3/                        1.50% of PWV  1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                            0.75% of PWV  1.25% + 0.75%  1.65% + 0.75%  1.65% + 0.75%
(ASSESSED AGAINST THE PWV)
SPOUSAL HIGHEST DAILY LIFETIME
  SEVEN WITH BENEFICIARY INCOME
  BENEFIT (BIO)
MAXIMUM CHARGE /3/                        2.00% of PWV  1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE PWV)
CURRENT CHARGE                            0.95% of PWV  1.25% + 0.95%  1.65% + 0.95%  1.65% + 0.95%
(ASSESSED AGAINST THE PWV)
HIGHEST DAILY LIFETIME 7 PLUS
MAXIMUM CHARGE /3/                           1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                               0.75%      1.25% + 0.75%  1.65% + 0.75%  1.65% + 0.75%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
HIGHEST DAILY LIFETIME 7 PLUS
  WITH BENEFICIARY INCOME
  OPTION (BIO)
MAXIMUM CHARGE /3/                           2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                               1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
HIGHEST DAILY LIFETIME 7 PLUS
  WITH LIFETIME INCOME
  ACCELERATOR (LIA)
MAXIMUM CHARGE /3/                           2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                               1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)

                                YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/
-----------------------------------------------------------------------------------------------------------
                                                                                  TOTAL          TOTAL
                                                                   TOTAL          ANNUAL         ANNUAL
                                                                   ANNUAL       CHARGE /2/     CHARGE /2/
                                                   OPTIONAL      CHARGE /2/        FOR            FOR
                                                  BENEFIT FEE/      FOR          OPTIMUM        OPTIMUM
OPTIONAL BENEFIT                                    CHARGE        OPTIMUM          FOUR           PLUS
----------------                                  ------------  -------------- -------------- --------------
SPOUSAL HIGHEST DAILY LIFETIME
  7 PLUS
MAXIMUM CHARGE /3/                                   1.50%      1.25% + 1.50%  1.65% + 1.50%  1.65% + 1.50%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                                       0.90%      1.25% + 0.90%  1.65% + 0.90%  1.65% + 0.90%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
SPOUSAL HIGHEST DAILY LIFETIME
  7 PLUS WITH BENEFICIARY INCOME
  OPTION (BIO)
MAXIMUM CHARGE /3/                                   2.00%      1.25% + 2.00%  1.65% + 2.00%  1.65% + 2.00%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
CURRENT CHARGE                                       1.10%      1.25% + 1.10%  1.65% + 1.10%  1.65% + 1.10%
(ASSESSED AGAINST THE GREATER OF ACCOUNT
VALUE AND PWV)
ENHANCED BENEFICIARY PROTECTION
  DEATH BENEFIT
CURRENT AND MAXIMUM CHARGE /4/                       0.25%          1.50%          1.90%          1.90%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
HIGHEST ANNIVERSARY VALUE DEATH
  BENEFIT ("HAV")
CURRENT AND MAXIMUM CHARGE /4/                       0.40%          1.65%          2.05%          2.05%
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
COMBINATION 5% ROLL-UP AND HAV
  DEATH BENEFIT
CURRENT AND MAXIMUM CHARGE /4/                       0.80%          2.05%          2.45%          2.45%
(IF ELECTED ON OR AFTER MAY 1, 2009)
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
HIGHEST DAILY VALUE DEATH
  BENEFIT ("HDV")
CURRENT AND MAXIMUM CHARGE /4/                       0.50%          1.75%          2.15%          2.15%
(ASSESSED AGAINST SUB-ACCOUNT NET ASSETS)
PLEASE REFER TO THE SECTION OF THIS PROSPECTUS
  THAT DESCRIBES EACH OPTIONAL BENEFIT FOR A
  COMPLETE DESCRIPTION OF THE BENEFIT,
  INCLUDING ANY RESTRICTIONS OR LIMITATIONS THAT
  MAY APPLY.

HOW CHARGE IS DETERMINED

1 GRO PLUS II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus, the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

   HIGHEST DAILY GRO II: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, the 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, the 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus the 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter.

   HIGHEST DAILY LIFETIME 6 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.85% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.85% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 0.85% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 6 PLUS WITH LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 1.20% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.20% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in all Annuity Years. For Optimum Plus, 1.20% charge is in addition to 1.65% charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years.

   GUARANTEED RETURN OPTION/GRO PLUS: Charge for each benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For Optimum Four, 1.90% total annual charge applies in all Annuity Years, and for Optimum Plus, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. Each benefit is no longer available for new elections. This benefit is no longer available for new elections.

   GRO PLUS 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.35% of Sub-account assets. For Optimum, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For Optimum Four, 2.00% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECT THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For Optimum, 1.85% total annual charge applies in Annuity Years 1-8 and is 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The current charge is .35% of Sub-account assets. For Optimum, 1.60% total annual charge applies in Annuity years 1-8 and 1.00% thereafter. For Optimum Four, 2.00% total annual charge applies in all Annuity years, and for Optimum Plus, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For Optimum, 1.85% total annual charge applies in Annuity years 1-8 and 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   GUARANTEED MINIMUM WITHDRAWAL BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.60% total annual charge applies in Annuity Years 1-8 and is 1.00% thereafter. For Optimum Four, 2.00% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.00% total annual charge applies in Annuity Years 1-10 and is 1.00% thereafter. This benefit is no longer available for new elections.

   GUARANTEED MINIMUM INCOME BENEFIT: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. For Optimum, 0.50% of PIV for GMIB is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four, 0.50% of PIV for GMIB is in addition to 1.65% annual charge. For Optimum Plus, 0.50% of PIV for GMIB is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   SPOUSAL LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 2.00% total annual charge applies in Annuity years 1-8 and is 1.40% thereafter. For Optimum Four, 2.40% total annual charge applies in all Annuity years, and for Optimum Plus, 2.40% total annual charge applies in Annuity Years 1-10 and is 1.40% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.85% total annual charge applies in Annuity years 1-8 and is 1.25% thereafter. For Optimum Four, 2.25% total annual charge applies in all Annuity years, and for Optimum Plus, 2.25% total annual charge applies in Annuity Years 1-10 and is 1.25% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). PWV is described in the Living Benefits section of this Prospectus. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.60% for Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For Optimum Plus, 0.60% for Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME SEVEN WITH BIO: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME SEVEN WITH LIA: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME SEVEN: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). For Optimum, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.25% annual charge in years 1-8 and 0.65% thereafter. For Optimum Four, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% annual charge. For Optimum Plus, 0.75% for Spousal Highest Daily Lifetime Seven is in addition to 1.65% in years 1-10 and 0.65% thereafter. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BIO: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.95% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.95% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts in Annuity Years 1-10 and 0.65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 7 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.75% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.75% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and .65% annual charge of the amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 7 PLUS WITH BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   HIGHEST DAILY LIFETIME 7 PLUS WITH LIA: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 0.90% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 0.90% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-10) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BIO: Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. For Optimum, 1.10% is in addition to 1.25% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. For Optimum Four, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts. For Optimum Plus, 1.10% is in addition to 1.65% annual charge of amounts invested in the Sub-accounts (in Annuity Years 1-8) and 0.65% annual charge of amounts invested in the Sub-accounts in subsequent Annuity Years. This benefit is no longer available for new elections.

   ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.50% total annual charge applies in Annuity years 1-8 and is 0.90% thereafter. For Optimum Four, 1.90% total annual charge applies in all Annuity years, and for Optimum Plus, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. This benefit is no longer available for new elections.

   HIGHEST ANNIVERSARY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.25% of Sub-account assets if you elected the benefit prior to May 1, 2009. For Optimum, 1.50% total annual charge applies in Annuity Years 1-8 and is 0.90% thereafter. For Optimum Four, 1.90% total annual charge applies in all Annuity Years, and for Optimum Plus, 1.90% total annual charge applies in Annuity Years 1-10 and is 0.90% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For Optimum, 1.65% total annual charge applies in Annuity Years 1-8 and is 1.05% thereafter. For Optimum Four, 2.05% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.05% total annual charge applies in Annuity Years 1-10 and is 1.05% thereafter. This benefit is no longer available for new elections.

   COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. IF YOU ELECTED THE BENEFIT PRIOR TO MAY 1, 2009, THE FEES ARE AS FOLLOWS: The charge is 0.50% of Sub-account assets if you elected the benefit prior to May 1, 2009. For Optimum, 1.75% total annual charge applies in Annuity Years 1-8 and is 1.15% thereafter. For Optimum Four, 2.15% total annual charge applies in all Annuity Years, and for Optimum Plus, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. IF YOU ELECTED THE BENEFIT ON OR AFTER MAY 1, 2009, THE FEES ARE AS FOLLOWS: For Optimum, 2.05% total annual charge applies in Annuity Years 1-8 and is 1.45% thereafter. For Optimum Four, 2.45% total annual charge applies in all Annuity Years, and Optimum Plus, 2.45% total annual charge applies in Annuity Years 1-10 and is 1.45% thereafter. This benefit is no longer available for new elections.

   HIGHEST DAILY VALUE DEATH BENEFIT: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. For Optimum, 1.75% total annual charge applies in Annuity years 1-8 and is 1.15% thereafter. For Optimum Four, 2.15% total annual charge applies in all Annuity years, and for Optimum Plus, 2.15% total annual charge applies in Annuity Years 1-10 and is 1.15% thereafter. This benefit is no longer available for new elections.

2 The Total Annual Charge includes the Insurance Charge and Distribution Charge (if applicable) assessed against the daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus, one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3 We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                   MINIMUM  MAXIMUM
                                   -------  -------
Total Portfolio Operating Expense  0.60%    2.23%

The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2014, except as noted and except if the underlying portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

                                       UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                           (as a percentage of the average net assets of the underlying Portfolios)
--------------------------------------------------------------------------------------------------------------------------------
                                                             For the year ended December 31, 2014
                               ------------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                   Distribution             Fees and Acquired   Annual    Contractual   Annual
                                                      and/or     Dividend   Expenses Portfolio Portfolio  Fee Waiver   Portfolio
UNDERLYING                     Management  Other   Service Fees Expense on  on Short  Fees &   Operating  or Expense   Operating
PORTFOLIO                         Fees    Expenses (12b-1 fees) Short Sales  Sales   Expenses  Expenses  Reimbursement Expenses
----------                     ---------- -------- ------------ ----------- -------- --------- --------- ------------- ---------
AST Academic Strategies
  Asset Allocation Portfolio      0.70%     0.03%      0.04%       0.05%      0.01%    0.63%     1.46%       0.00%       1.46%
AST Balanced Asset
  Allocation Portfolio            0.15%     0.01%      0.00%       0.00%      0.00%    0.75%     0.91%       0.00%       0.91%
AST BlackRock/Loomis
  Sayles Bond Portfolio*          0.61%     0.02%      0.10%       0.00%      0.00%    0.00%     0.73%       0.03%       0.70%
AST Bond Portfolio 2015*          0.63%     0.45%      0.10%       0.00%      0.00%    0.00%     1.18%       0.19%       0.99%
AST Bond Portfolio 2016*          0.63%     1.50%      0.10%       0.00%      0.00%    0.00%     2.23%       1.24%       0.99%
AST Bond Portfolio 2017*          0.63%     0.14%      0.10%       0.00%      0.00%    0.00%     0.87%       0.00%       0.87%
AST Bond Portfolio 2018*          0.63%     0.10%      0.10%       0.00%      0.00%    0.00%     0.83%       0.00%       0.83%
AST Bond Portfolio 2019*          0.63%     0.21%      0.10%       0.00%      0.00%    0.00%     0.94%       0.00%       0.94%
AST Bond Portfolio 2020*          0.63%     0.11%      0.10%       0.00%      0.00%    0.00%     0.84%       0.00%       0.84%
AST Bond Portfolio 2021*          0.63%     0.10%      0.10%       0.00%      0.00%    0.00%     0.83%       0.00%       0.83%
AST Bond Portfolio 2022*          0.63%     0.20%      0.10%       0.00%      0.00%    0.00%     0.93%       0.00%       0.93%
AST Bond Portfolio 2023*          0.63%     0.06%      0.10%       0.00%      0.00%    0.00%     0.79%       0.01%       0.78%
AST Bond Portfolio 2024*          0.63%     0.09%      0.10%       0.00%      0.00%    0.00%     0.82%       0.00%       0.82%
AST Bond Portfolio 2025*          0.63%     0.38%      0.10%       0.00%      0.00%    0.00%     1.11%       0.12%       0.99%
AST Bond Portfolio 2026*          0.63%     0.05%      0.10%       0.00%      0.00%    0.00%     0.78%       0.00%       0.78%
AST Capital Growth Asset
  Allocation Portfolio            0.15%     0.01%      0.00%       0.00%      0.00%    0.76%     0.92%       0.00%       0.92%
AST Cohen & Steers Realty
  Portfolio*                      0.98%     0.03%      0.10%       0.00%      0.00%    0.00%     1.11%       0.07%       1.04%
AST Goldman Sachs Large-
  Cap Value Portfolio*            0.72%     0.02%      0.10%       0.00%      0.00%    0.00%     0.84%       0.01%       0.83%
AST Goldman Sachs Mid-Cap
  Growth Portfolio*               0.98%     0.03%      0.10%       0.00%      0.00%    0.00%     1.11%       0.05%       1.06%
AST Herndon Large-Cap
  Value Portfolio*                0.83%     0.02%      0.10%       0.00%      0.00%    0.00%     0.95%       0.15%       0.80%
AST International Growth
  Portfolio*                      0.97%     0.02%      0.10%       0.00%      0.00%    0.00%     1.09%       0.01%       1.08%
AST International Value
  Portfolio                       0.97%     0.03%      0.10%       0.00%      0.00%    0.00%     1.10%       0.00%       1.10%
AST Investment Grade Bond
  Portfolio*                      0.63%     0.05%      0.10%       0.00%      0.00%    0.00%     0.78%       0.03%       0.75%
AST J.P. Morgan International
  Equity Portfolio                0.86%     0.06%      0.10%       0.00%      0.00%    0.00%     1.02%       0.00%       1.02%
AST Large-Cap Value
  Portfolio                       0.72%     0.02%      0.10%       0.00%      0.00%    0.00%     0.84%       0.00%       0.84%
AST Loomis Sayles Large-
  Cap Growth Portfolio*           0.87%     0.01%      0.10%       0.00%      0.00%    0.00%     0.98%       0.06%       0.92%
AST Lord Abbett Core Fixed
  Income Portfolio*               0.77%     0.02%      0.10%       0.00%      0.00%    0.00%     0.89%       0.29%       0.60%
AST MFS Growth Portfolio          0.87%     0.02%      0.10%       0.00%      0.00%    0.00%     0.99%       0.00%       0.99%
AST Mid-Cap Value Portfolio       0.94%     0.04%      0.10%       0.00%      0.00%    0.00%     1.08%       0.00%       1.08%
AST Money Market                  0.47%     0.03%      0.10%       0.00%      0.00%    0.00%     0.60%       0.00%       0.60%
AST Neuberger Berman / LSV
  Mid-Cap Value Portfolio*        0.88%     0.02%      0.10%       0.00%      0.00%    0.00%     1.00%       0.00%       1.00%
AST Neuberger Berman Mid-
  Cap Growth Portfolio*           0.88%     0.03%      0.10%       0.00%      0.00%    0.00%     1.01%       0.01%       1.00%
AST New Discovery Asset
  Allocation Portfolio*           0.83%     0.08%      0.10%       0.00%      0.00%    0.00%     1.01%       0.01%       1.00%
AST PIMCO Limited Maturity
  Bond Portfolio                  0.63%     0.04%      0.10%       0.00%      0.00%    0.00%     0.77%       0.00%       0.77%
AST Preservation Asset
  Allocation Portfolio            0.15%     0.01%      0.00%       0.00%      0.00%    0.71%     0.87%       0.00%       0.87%
AST Small Cap Growth
  Portfolio                       0.88%     0.03%      0.10%       0.00%      0.00%    0.00%     1.01%       0.00%       1.01%
AST Small Cap Value
  Portfolio                       0.87%     0.03%      0.10%       0.00%      0.00%    0.02%     1.02%       0.00%       1.02%
AST Small-Cap Growth
  Opportunities Portfolio         0.93%     0.04%      0.10%       0.00%      0.00%    0.00%     1.07%       0.00%       1.07%
AST T. Rowe Price Equity
  Income Portfolio                0.72%     0.02%      0.10%       0.00%      0.00%    0.00%     0.84%       0.00%       0.84%
AST T. Rowe Price Large-Cap
  Growth Portfolio                0.85%     0.02%      0.10%       0.00%      0.00%    0.00%     0.97%       0.00%       0.97%
AST Templeton Global Bond
  Portfolio                       0.78%     0.09%      0.10%       0.00%      0.00%    0.00%     0.97%       0.00%       0.97%
AST Western Asset Core Plus
  Bond Portfolio*                 0.66%     0.03%      0.10%       0.00%      0.00%    0.00%     0.79%       0.20%       0.59%

                                       UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
                           (as a percentage of the average net assets of the underlying Portfolios)
--------------------------------------------------------------------------------------------------------------------------------
                                                             For the year ended December 31, 2014
                               ------------------------------------------------------------------------------------------------
                                                                             Broker              Total                    Net
                                                   Distribution             Fees and Acquired   Annual    Contractual   Annual
                                                      and/or     Dividend   Expenses Portfolio Portfolio  Fee Waiver   Portfolio
UNDERLYING                     Management  Other   Service Fees Expense on  on Short  Fees &   Operating  or Expense   Operating
PORTFOLIO                         Fees    Expenses (12b-1 fees) Short Sales  Sales   Expenses  Expenses  Reimbursement Expenses
----------                     ---------- -------- ------------ ----------- -------- --------- --------- ------------- ---------
Wells Fargo Advantage VT
  International Equity Fund -
  Class 1*                        0.75%     0.19%      0.00%       0.00%      0.00%    0.01%     0.95%       0.25%       0.70%
Wells Fargo Advantage VT
  Omega Growth Fund Class
  1*                              0.55%     0.20%      0.00%       0.00%      0.00%    0.00%     0.75%       0.00%       0.75%

*  See notes immediately below for important information about this fund.

AST BLACKROCK/LOOMIS SAYLES BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST TARGET YEAR BOND PORTFOLIOS The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST COHEN & STEERS REALTY PORTFOLIO The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST GOLDMAN SACHS MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST HERNDON LARGE-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INTERNATIONAL GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.013% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST INVESTMENT GRADE BOND The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LOOMIS SAYLES LARGE-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST LORD ABBETT CORE FIXED INCOME PORTFOLIO The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN/LSV MID-CAP VALUE PORTFOLIO The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEUBERGER BERMAN MID-CAP GROWTH PORTFOLIO The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST NEW DISCOVERY ASSET ALLOCATION PORTFOLIO The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST WESTERN ASSET CORE PLUS BOND PORTFOLIO The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

WELLS FARGO ADVANTAGE VT INTERNATIONAL EQUITY - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

WELLS FARGO ADVANTAGE VT OMEGA GROWTH - CLASS 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges":

    .  Insurance Charge

    .  Distribution Charge (if applicable)

    .  Contingent Deferred Sales Charge (when and if applicable)

    .  Annual Maintenance Fee

    .  The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

    . You allocate all of your Account Value to the Sub-account with the maximum total annual operating expenses for 2014, and those expenses remain the same each year*

    . For each charge, we deduct the maximum charge rather than the current charge

    .  You make no withdrawals of your Account Value

    .  You make no transfers, or other transactions for which we charge a fee

    .  No tax charge applies

    . You elect Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

    .  For the Optimum Plus example, no Purchase Credit applies**

    .  For the Optimum Four example, no Loyalty Credit applies**

    .  For the Optimum example, no Loyalty Credit applies**

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.
** Expense examples calculations are not adjusted to reflect the Purchase
   Credit or Loyalty Credit. If the Purchase Credit or Loyalty Credit were reflected in the calculations, expenses would be higher.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

EXPENSE EXAMPLES ARE PROVIDED AS FOLLOWS:

IF YOU SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:

                  1 YR  3 YRS  5 YRS  10 YRS
                 ------ ------ ------ ------
OPTIMUM          $1,360 $2,497 $3,605 $6,349
OPTIMUM FOUR     $1,498 $2,653 $3,271 $6,623
OPTIMUM PLUS/2/  $1,548 $2,753 $3,871 $6,723

IF YOU ANNUITIZE YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:/1/

                 1 YR 3 YRS  5 YRS  10 YRS
                 ---- ------ ------ ------
OPTIMUM          $610 $1,847 $3,105 $6,349
OPTIMUM FOUR     $648 $1,953 $3,271 $6,623
OPTIMUM PLUS/2/  $648 $1,953 $3,271 $6,623

IF YOU DO NOT SURRENDER YOUR ANNUITY AT THE END OF THE APPLICABLE TIME PERIOD:

                 1 YR 3 YRS  5 YRS  10 YRS
                 ---- ------ ------ ------
OPTIMUM          $610 $1,847 $3,105 $6,349
OPTIMUM FOUR     $648 $1,953 $3,271 $6,623
OPTIMUM PLUS/2/  $648 $1,953 $3,271 $6,623

1. If you own Optimum Plus, you may not annuitize in the first Three
   (3) Annuity Years; if you own Optimum or Optimum Four, you may not annuitize in the first Annuity Year.
2. Expense example calculations for Optimum Plus are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the Sub-accounts, please see Appendix A - Condensed Financial Information About Separate Account B.

                                    SUMMARY

                      Optimum, Optimum Four, Optimum Plus

This Summary describes key features of the variable annuities described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuities. Your Financial Professional can also help you if you have questions.

WHAT IS A VARIABLE ANNUITY? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your Financial Professional, you choose how to invest your money within your annuity (subject to certain restrictions; see "Investment Options"). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

WHAT DOES IT MEAN THAT MY VARIABLE ANNUITY IS "TAX-DEFERRED"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59/1//\\2\\, you also may be subject to a 10% federal tax penalty.

WHAT VARIABLE ANNUITIES ARE OFFERED IN THIS PROSPECTUS? This Prospectus describes the variable annuities listed below. The annuities differ primarily in the fees deducted, and whether the annuity provides credits in certain circumstances. The annuities described in this prospectus are:

..  Optimum

..  Optimum Four

..  Optimum Plus

HOW DO I PURCHASE ONE OF THE VARIABLE ANNUITIES? These Annuities are no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

              MAXIMUM AGE FOR  MINIMUM INITIAL
PRODUCT       INITIAL PURCHASE PURCHASE PAYMENT
-------       ---------------- ----------------
OPTIMUM              80            $ 1,000
OPTIMUM FOUR         85            $10,000
OPTIMUM PLUS         75            $10,000

The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. For annuities purchased as a Beneficiary Annuity, the maximum issue age is 70 and applies to the Key Life. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the sections entitled "Living Benefits" and "Death Benefit" for additional information on these benefits. We may allow you to purchase an Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "Free look period"). The period of time and the amount returned to you is dictated by state law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

See "What Are Our Requirements for Purchasing One of the Annuities?" for more detail.

WHERE SHOULD I INVEST MY MONEY? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See "Investment Options," and "Managing Your Account Value."

HOW CAN I RECEIVE INCOME FROM MY ANNUITY? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See "Access to Account Value."

OPTIONS FOR GUARANTEED LIFETIME WITHDRAWALS. We offer optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it is due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (i.e., Excess Income), (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year, that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..  Highest Daily Lifetime 6 Plus

..  Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..  Spousal Highest Daily Lifetime 6 Plus

..  Highest Daily Lifetime 7 Plus

..  Spousal Highest Daily Lifetime 7 Plus

..  Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

..  Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..  Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..  Highest Daily Lifetime Seven

..  Spousal Highest Daily Lifetime Seven

..  Highest Daily Lifetime Seven with Lifetime Income Accelerator

..  Highest Daily Lifetime Seven with Beneficiary Income Option

..  Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT OPTIONS ARE NO LONGER OFFERED FOR NEW ELECTIONS.

OPTIONS FOR GUARANTEED ACCUMULATION. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..  Guaranteed Return Option Plus II

..  Highest Daily Guaranteed Return Option II

..  Guaranteed Return Option Plus (GRO Plus)*

..  Guaranteed Return Option Plus 2008*

..  Highest Daily Guaranteed Return Option*

*  No longer available for new elections.

WHAT HAPPENS TO MY ANNUITY UPON DEATH? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. Each of our annuities offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent's age).

We also offer optional death benefits for an additional charge:

.. Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

.. Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions. Please see the "Death Benefit" section of the Prospectus for more information.

HOW DO I RECEIVE CREDITS? With Optimum Plus, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits.

The amount of the credit depends on the year during which the purchase payment is made:

ANNUITY YEAR  CREDIT
------------  ------
    1          6.50%*
    2          5.00%
    3          4.00%
    4          3.00%
    5          2.00%
    6          1.00%
    7+         0.00%

* For annuities issued before February 13, 2006, the Credit during Annuity Year 1 is 6.00%.

Please note that during the first 10 years, the total asset-based charges on the Optimum Plus annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum Plus annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State law, we may also take back credits if you return your Annuity under the "free-look" provision.

For Optimum annuities issued on or after February 13, 2006, and Optimum Four annuities issued on or after June 20, 2005, we apply a "loyalty credit" at the end of your fifth anniversary for money invested with us during the first four years of your Annuity (less adjustments for any withdrawals). For Optimum, the credit is 0.50%. For Optimum Four, the credit is either 0%, 2.25% or 2.75% depending on the Issue Date of your Annuity.

Please see the section entitled "Managing Your Account Value" for more information.

WHAT ARE THE ANNUITY'S FEES AND CHARGES? Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your purchase payment has been invested. The CDSC is different depending on which annuity you purchase:

               YR. 1 YR. 2 YR. 3 YR. 4 YR. 5 YR. 6 YR. 7 YR. 8 YR. 9 YR. 10 YR. 11+
               ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
Optimum         7.5%  7.0%  6.5%  6.0%  5.0%  4.0%  3.0%  2.0%  0.0%   --      --
Optimum Four    8.5%  8.0%  7.0%  6.0%  0.0%   --    --    --    --    --      --
Optimum Plus*   9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%  1.0%    0.0%

*  For annuities issued before November 20, 2006, the schedule is as follows:
   Year 1: 9.0%; Year 2: 9.0%; Year 3: 8.5%; Year 4: 8.0%; Year 5: 7.0%; Year
   6: 6.0%; Year 7: 5.0%; Year 8: 4.0%; Year 9: 3.0%; Year 10: 2.0%; Year 11+:
   0.0%.

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

TRANSFER FEE: You may make 20 transfers between investment options each year free of charge. After the 20th transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.

ANNUAL MAINTENANCE FEE: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. Except for Optimum Plus, the Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

TAX CHARGE: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

INSURANCE CHARGE: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

FEE/CHARGE                       OPTIMUM OPTIMUM FOUR OPTIMUM PLUS
----------                       ------- ------------ ------------
MORTALITY & EXPENSE RISK CHARGE   0.50%      1.50%        0.50%
ADMINISTRATION CHARGE             0.15%      0.15%        0.15%
TOTAL INSURANCE CHARGE            0.65%      1.65%        0.65%

DISTRIBUTION CHARGE: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. It is an annual charge assessed on a daily basis. The charge is assessed for a certain number of years against the daily net assets allocated to the Sub-accounts and is equal to the following:

FEE/CHARGE                    OPTIMUM            OPTIMUM FOUR         OPTIMUM PLUS
----------           --------------------------- ------------  ----------------------------
DISTRIBUTION CHARGE  0.60% in Annuity Years 1-8      N/A       1.00% in Annuity Years 1-10

CHARGES FOR OPTIONAL BENEFITS: Generally, if you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts and DCA Fixed Rate Options periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

COSTS TO SELL AND ADMINISTER OUR VARIABLE ANNUITY

Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your Financial Professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See "General Information".

OTHER INFORMATION

Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the "General Information" section of this Prospectus, under the heading "Fees and Payments Received by Prudential Annuities" for a discussion of fees that we may receive from underlying mutual funds and/or their families.

The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

When you purchase one of the Annuities, you will be required to participate in LPL's asset allocation program which does not utilize all of the investment options available under the Annuities. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs: Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 and Highest Daily Lifetime 6 Plus benefits, GRO Plus 2008, Highest Daily GRO, GRO Plus II, Highest Daily GRO II, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, see Appendix C - "Additional Information on Asset Allocation Programs." If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL's asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

The optional benefits listed above employ predetermined formulas, under which money is transferred between your chosen variable Sub-accounts and a bond portfolio (the "AST Investment Grade Bond Sub-account").

WHETHER OR NOT YOU ELECTED AN OPTIONAL BENEFIT SUBJECT TO THE PREDETERMINED MATHEMATICAL FORMULA, YOU SHOULD BE AWARE THAT THE OPERATION OF THE FORMULA MAY RESULT IN LARGE-SCALE ASSET FLOWS INTO AND OUT OF THE SUB-ACCOUNTS. THESE ASSET FLOWS COULD ADVERSELY IMPACT THE PORTFOLIOS, INCLUDING THEIR RISK PROFILE, EXPENSES AND PERFORMANCE. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

    (a)a portfolio's investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor's ability to fully implement the portfolio's investment strategy;

    (b)the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c)a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

THE FOLLOWING TABLE CONTAINS LIMITED INFORMATION ABOUT THE PORTFOLIOS. BEFORE SELECTING AN INVESTMENT OPTION, YOU SHOULD CAREFULLY REVIEW THE SUMMARY PROSPECTUSES AND/OR PROSPECTUSES FOR THE PORTFOLIOS, WHICH CONTAIN DETAILS ABOUT THE INVESTMENT OBJECTIVES, POLICIES, RISKS, COSTS AND MANAGEMENT OF THE PORTFOLIOS. YOU CAN OBTAIN THE SUMMARY PROSPECTUSES, THE PROSPECTUSES AND STATEMENT OF ADDITIONAL INFORMATION FOR THE PORTFOLIOS BY CALLING 1-888-PRU-2888 OR AT WWW.PRUDENTIALANNUITIES.COM.

PORTFOLIO                                                 INVESTMENT                                PORTFOLIO
NAME                                                      OBJECTIVES                         ADVISER(S)/SUBADVISER(S)
---------                                 -------------------------------------------- -------------------------------------
AST Academic Strategies Asset Allocation  Seeks long-term capital appreciation.        AlphaSimplex Group, LLC
Portfolio                                                                              AQR Capital Management, LLC and
                                                                                       CNH Partners, LLC
                                                                                       CoreCommodity Management, LLC
                                                                                       First Quadrant, L.P.
                                                                                       Jennison Associates LLC
                                                                                       J.P. Morgan Investment Management,
                                                                                       Inc.
                                                                                       Pacific Investment Management
                                                                                       Company LLC (PIMCO)
                                                                                       Prudential Investments LLC
                                                                                       Quantitative Management Associates
                                                                                       LLC
                                                                                       Western Asset Management Company/
                                                                                       Western Asset Management Company
                                                                                       Limited

AST Balanced Asset Allocation Portfolio   Seeks to obtain the highest potential total  Prudential Investments LLC
                                          return consistent with its specified level   Quantitative Management Associates
                                          of risk tolerance.                           LLC

AST BlackRock/Loomis Sayles Bond          Seek to maximize total return, consistent    BlackRock Financial Management, Inc.
Portfolio (formerly AST PIMCO Total       with preservation of capital and prudent     BlackRock International Limited
Return Bond Portfolio)                    investment management                        BlackRock (Singapore) Limited
                                                                                       Loomis, Sayles & Company, L.P.

AST Bond Portfolio 2015                   Seeks the highest total return for a         Prudential Investment Management,
                                          specific period of time, consistent with     Inc.
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2016                   Seeks the highest total return for a         Prudential Investment Management,
                                          specific period of time, consistent with     Inc.
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2017                   Seeks the highest total return for a         Prudential Investment Management,
                                          specific period of time, consistent with     Inc.
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2018                   Seeks the highest total return for a         Prudential Investment Management,
                                          specific period of time, consistent with     Inc.
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

AST Bond Portfolio 2019                   Seeks the highest total return for a         Prudential Investment Management,
                                          specific period of time, consistent with     Inc.
                                          the preservation of capital and liquidity
                                          needs. Total return is comprised of
                                          current income and capital appreciation.

PORTFOLIO                                            INVESTMENT                               PORTFOLIO
NAME                                                 OBJECTIVES                        ADVISER(S)/SUBADVISER(S)
---------                            -------------------------------------------- -----------------------------------
AST Bond Portfolio 2020              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2021              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2022              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2023              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2024              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2025              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Bond Portfolio 2026              Seeks the highest total return for a         Prudential Investment Management,
                                     specific period of time, consistent with     Inc.
                                     the preservation of capital and liquidity
                                     needs. Total return is comprised of
                                     current income and capital appreciation.

AST Capital Growth Asset Allocation  Seeks to obtain the highest potential total  Prudential Investments LLC
Portfolio                            return consistent with its specified level   Quantitative Management Associates
                                     of risk tolerance.                           LLC

AST Cohen & Steers Realty Portfolio  Seeks to maximize total return through       Cohen & Steers Capital Management,
                                     investment in real estate securities.        Inc.

AST Goldman Sachs Large-Cap Value    Seeks long-term growth of capital.           Goldman Sachs Asset Management,
Portfolio                                                                         L.P.

AST Goldman Sachs Mid-Cap Growth     Seeks long-term growth of capital.           Goldman Sachs Asset Management,
Portfolio                                                                         L.P.

PORTFOLIO                                              INVESTMENT                               PORTFOLIO
NAME                                                   OBJECTIVES                       ADVISER(S)/SUBADVISER(S)
---------                              ------------------------------------------- ------------------------------------
AST Herndon Large-Cap Value Portfolio  Seeks maximum growth of capital by          Herndon Capital Management, LLC
                                       investing primarily in the value stocks of
                                       larger companies.

AST International Growth Portfolio     Seeks long-term capital growth.             Jennison Associates LLC
                                                                                   Neuberger Berman Management LLC
                                                                                   William Blair & Company, LLC

AST International Value Portfolio      Seeks capital growth.                       Lazard Asset Management LLC
                                                                                   LSV Asset Management

AST Investment Grade Bond Portfolio    Seeks to maximize total return, consistent  Prudential Investment Management,
                                       with the preservation of capital and        Inc.
                                       liquidity needs. Total return is comprised
                                       of current income and capital
                                       appreciation.

AST J.P. Morgan International Equity   Seeks capital growth.                       J.P. Morgan Investment Management,
Portfolio                                                                          Inc.

AST Large-Cap Value Portfolio          Seeks current income and long-term          Hotchkis and Wiley Capital
                                       growth of income, as well as capital        Management, LLC
                                       appreciation.

AST Loomis Sayles Large-Cap Growth     Seeks capital growth. Income realization    Loomis, Sayles & Company, L.P.
Portfolio                              is not an investment objective and any
                                       income realized on the Portfolio's
                                       investments, therefore, will be incidental
                                       to the Portfolio's objective.

AST Lord Abbett Core Fixed Income      Seeks income and capital appreciation to    Lord, Abbett & Co. LLC
Portfolio                              produce a high total return.

AST MFS Growth Portfolio               Seeks long-term capital growth and          Massachusetts Financial Services
                                       future, rather than current income.         Company

AST Mid-Cap Value Portfolio            Seeks to provide capital growth by          EARNEST Partners, LLC
                                       investing primarily in mid-capitalization   WEDGE Capital Management L.L.P.
                                       stocks that appear to be undervalued.

AST Money Market Portfolio             Seeks high current income and maintain      Prudential Investment Management,
                                       high levels of liquidity.                   Inc.

AST Neuberger Berman Mid-Cap Growth    Seeks capital growth.                       Neuberger Berman Management LLC
Portfolio

AST Neuberger Berman/LSV Mid-Cap       Seeks capital growth.                       LSV Asset Management
Value Portfolio                                                                    Neuberger Berman Management LLC

AST New Discovery Asset Allocation     Seeks total return.                         C.S. McKee, LP
Portfolio                                                                          EARNEST Partners, LLC
                                                                                   Epoch Investment Partners, Inc.
                                                                                   Longfellow Investment Management
                                                                                   Co. LLC
                                                                                   Parametric Portfolio Associates LLC
                                                                                   Security Investors, LLC
                                                                                   Thompson, Siegel & Walmsley LLC
                                                                                   Vision Capital Management, Inc.

PORTFOLIO                                                    INVESTMENT                               PORTFOLIO
NAME                                                         OBJECTIVES                        ADVISER(S)/SUBADVISER(S)
---------                                    -------------------------------------------- -----------------------------------
AST PIMCO Limited Maturity Bond              Seeks to maximize total return consistent    Pacific Investment Management
Portfolio                                    with preservation of capital and prudent     Company LLC (PIMCO)
                                             investment management.

AST Preservation Asset Allocation Portfolio  Seeks to obtain the highest potential total  Prudential Investments LLC
                                             return consistent with its specified level   Quantitative Management Associates
                                             of risk tolerance.                           LLC

AST Small-Cap Growth Portfolio               Seeks long-term capital growth.              Eagle Asset Management, Inc.
                                                                                          Emerald Mutual Fund Advisers Trust

AST Small-Cap Growth Opportunities           Seeks capital growth.                        RS Investment Management Co. LLC
Portfolio (formerly AST Federated                                                         Wellington Management Company,
Aggressive Growth Portfolio):                                                             LLP

AST Small-Cap Value Portfolio                Seeks to provide long-term capital           ClearBridge Investments, LLC
                                             growth by investing primarily in small-      J.P. Morgan Investment Management,
                                             capitalization stocks that appear to be      Inc.
                                             undervalued.                                 LMC Investments, LLC

AST T. Rowe Price Equity Income Portfolio    Seeks to provide substantial dividend        T. Rowe Price Associates, Inc.
                                             income as well as long-term growth of
                                             capital through investments in the
                                             common stocks of established
                                             companies.

AST T. Rowe Price Large-Cap Growth           Seeks long-term growth of capital by         T. Rowe Price Associates, Inc.
Portfolio                                    investing predominantly in the equity
                                             securities of a limited number of large,
                                             carefully selected, high-quality U.S.
                                             companies that are judged likely to
                                             achieve superior earnings growth.

AST Templeton Global Bond Portfolio          Seeks to provide current income with         Franklin Advisers, Inc.
                                             capital appreciation and growth of
                                             income.

AST Western Asset Core Plus Bond             Seeks to maximize total return, consistent   Western Asset Management
Portfolio                                    with prudent investment management           Company/ Western Asset
                                             and liquidity needs, by investing to         Management Company Limited
                                             obtain the average duration specified for
                                             the Portfolio.

Wells Fargo Advantage VT International       Seeks long-term capital appreciation.        Wells Fargo Funds Management,
Equity Fund - Class 1                                                                     LLC, advisor;
                                                                                          Wells Capital Management Inc.,
                                                                                          subadvisor

Wells Fargo Advantage VT Omega Growth        Seeks long-term capital appreciation.        Wells Fargo Funds Management,
Fund - Class 1                                                                            LLC, advisor;
                                                                                          Wells Capital Management Inc.,
                                                                                          subadvisor

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the Fixed Allocations and DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled "Do You Offer Dollar Cost Averaging?"

We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period. However, for certain MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont and Washington. Availability of Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits:
Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO, GRO Plus, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

                               FEES AND CHARGES

The charges under each Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under each Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuities exceed our total costs in connection with the Annuities, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

CONTINGENT DEFERRED SALES CHARGE: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year
1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under "Summary of Contract Fees and Charges". If you purchase Optimum Plus and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

TRANSFER FEE: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20/th/ in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

ANNUAL MAINTENANCE FEE: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. With respect to Optimum and Optimum Four, currently, the Annual Maintenance Fee is only deducted if your Account Value is less than

$100,000 on the anniversary of the Issue Date or at the time of surrender. With respect to Optimum Plus, we deduct the Annual Maintenance Fee regardless of Account Value. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Related Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a nonqualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

TAX CHARGE: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3/1//\\2\\%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

INSURANCE CHARGE: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

DISTRIBUTION CHARGE: For Optimum and Optimum Plus, we deduct a Distribution Charge daily. The charge is assessed against the average assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges" on an annual basis. The Distribution Charge is intended to compensate us for a portion of our acquisition expenses under the Annuity, including promotion and distribution of the Annuity and, with respect to Optimum Plus, the costs associated with offering Credits which are funded through Prudential Annuities' general account. The Distribution Charge is deducted against your Annuity's Account Value and any increases or decreases in your Account Value based on market fluctuations of the Sub-accounts will affect the charge.

CHARGES FOR OPTIONAL BENEFITS: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the sections entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

SETTLEMENT SERVICE CHARGE: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

FEES AND EXPENSES INCURRED BY THE PORTFOLIOS: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

PLEASE NOTE THAT THESE ANNUITIES ARE NO LONGER AVAILABLE FOR NEW SALES. THE INFORMATION PROVIDED IN THIS SECTION IS FOR INFORMATIONAL PURPOSES ONLY.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING ONE OF THE ANNUITIES?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

INITIAL PURCHASE PAYMENT: We no longer allow new purchases of these Annuities. Previously, you must have made a minimum initial Purchase Payment as follows:
$1,000 for Optimum, and $10,000 for Optimum Plus and Optimum Four. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold. Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block a contract owner's ability to make certain transactions, and thereby refuse to accept purchase payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Except as noted below, Purchase Payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase Payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, Purchase Payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

AGE RESTRICTIONS: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 80 for Optimum, age 75 for Optimum Plus and age 85 for Optimum Four. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. Under the Beneficiary Annuity, the maximum issue age is 70 based on the Key Life. If you take a distribution prior to age 59/1//\\2\\, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

"BENEFICIARY" ANNUITY

You may purchase an Annuity if you are a beneficiary of an annuity that was owned by a decedent, subject to the following requirements. You may transfer the proceeds of the decedent's annuity into one of the Annuities described in the prospectus and continue receiving the distributions that are required by the tax laws. This transfer option is only available for purchase of an IRA, Roth IRA, or a nonqualified annuity, for distributions based on lives age 70 or under. This transfer option is also not available if the proceeds are being transferred from an annuity issued by us or one of our affiliates and the annuity offers a "Beneficiary Continuation Option".

Upon purchase, the Annuity will be issued in the name of the decedent for your benefit. We will calculate your required distributions based on the applicable life expectancy in the year of the decedent's death, using Table 1 in IRS Publication 590. These distributions are not subject to any CDSC.

For IRAs and Roth IRAs, distributions must begin by December 31 of the year following the year of the decedent's death. If you are the surviving spouse beneficiary, distributions may be deferred until the decedent would have attained age 70/1//\\2\\, however if you choose to defer distributions, you are responsible for complying with the distribution requirements under the Code, and you must notify us when you would like distributions to begin. For additional information regarding the tax considerations applicable to beneficiaries of an IRA or Roth IRA, see "Required Distributions Upon Your Death for Qualified Annuity Contracts" in the Tax Considerations section of your prospectus.

For nonqualified Annuities, distributions must begin within one year of the decedent's death. For additional information regarding the tax considerations applicable to beneficiaries of a nonqualified Annuity see "Required Distributions Upon Your Death for Nonqualified Annuity Contracts" in the Tax Considerations section of your prospectus.

You may choose to take more than your required distribution. You may take withdrawals in excess of your required distributions, however your withdrawal may be subject to the Contingent Deferred Sales Charge. Any withdrawals reduce the required distribution for the year. All applicable charges will be assessed against your Annuity, such as the Insurance Charge and the Annual Maintenance Fee.

The Annuity may provide a basic Death Benefit upon death, and you may name "successors" who may receive the Death Benefit as a lump sum or continue receiving distributions after your death under the Beneficiary Continuation Option.

Please note the following additional limitations:

.. No additional Purchase Payments are permitted. You may only make a one-time initial Purchase Payment transferred to us directly from another annuity or eligible account. You may not make your Purchase Payment as an indirect rollover, or combine multiple "Transfer of Assets" or "TOA's" into a single contact as part of this "Beneficiary" Annuity.

.. You may not elect any optional living or death benefits. Annuity Rewards is not available.

..  You may not annuitize the Annuity; no annuity options are available.

..  You may participate only in the following programs: Auto-Rebalancing, Dollar
   Cost Averaging, Systematic Withdrawals, and Third Party Investment Advisor.

.. You may not assign or change ownership of the Annuity, and you may not change or designate another life upon which distributions are based. A "Beneficiary Annuity" may not be co-owned.

..  If the Annuity is funded by means of transfer from another "Beneficiary
   Annuity" with another company, we require that the sending company or the beneficial owner provide certain information in order to ensure that applicable required distributions have been made prior to the transfer of the contract proceeds to us. We further require appropriate information to enable us to accurately determine future distributions from the Annuity. Please note we are unable to accept a transfer of another "Beneficiary Annuity" where taxes are calculated based on an exclusion amount or an exclusion ratio of earnings to original investment. We are also unable to accept a transfer of an annuity that has annuitized.

.. The beneficial owner of the Annuity can be an individual, grantor trust, or, for an IRA or Roth IRA, a qualified trust. In general, a qualified trust
   (1) must be valid under state law; (2) must be irrevocable or became irrevocable by its terms upon the death of the IRA or Roth IRA owner; and
   (3) the beneficiaries of the trust who are beneficiaries with respect to the trust's interest in this Annuity must be identifiable from the trust instrument and must be individuals. A qualified trust must provide us with a list of all beneficiaries to the trust (including contingent and remainder beneficiaries with a description of the conditions on their entitlement), all of whom must be individuals, as of September 30/th/ of the year following the year of death of the IRA or Roth IRA owner, or date of Annuity application if later. The trustee must also provide a copy of the trust document upon request. If the beneficial owner of the Annuity is a grantor trust, distributions must be based on the life expectancy of the grantor. If the beneficial owner of the Annuity is a qualified trust, distributions must be based on the life expectancy of the oldest beneficiary under the trust.

.. If this Beneficiary Annuity is transferred to another company as a tax-free exchange with the intention of qualifying as a beneficiary annuity with the receiving company, we may require certifications from the receiving company that required distributions will be made as required by law.

.. If you are transferring proceeds as beneficiary of an annuity that is owned by a decedent, we must receive your transfer request at least 45 days prior to your first required distribution. If, for any reason, your transfer request impedes our ability to complete your first distribution by the required date, we will be unable to accept your transfer request.

OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

    . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

    . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus. For Beneficiary Annuities, instead of an Annuitant there is a "Key Life" which is used to determine the annual required distributions.

    . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary. For Beneficiary Annuities, instead of Beneficiary, the term "Successor" is used.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA, Beneficiary Annuity, or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. However, if the Annuity is held as a Beneficiary Annuity, the Owner may not be changed and you may not designate another Key Life upon which distributions are based. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..  a new Owner subsequent to the death of the Owner or the first of any joint
   Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;

..  a new Annuitant subsequent to the Annuity Date;

.. for "nonqualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

.. a change in Beneficiary if the Owner had previously made the designation irrevocable;

.. a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..  a new Annuitant for a contract issued to a grantor trust where the new
   Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us. WE ACCEPT ASSIGNMENTS OF NONQUALIFIED ANNUITIES ONLY.

UNLESS PROHIBITED BY APPLICABLE STATE LAW, WE RESERVE THE RIGHT TO REFUSE A PROPOSED CHANGE OF OWNER AND/OR BENEFICIARY, AND A PROPOSED ASSIGNMENT OF THE ANNUITY.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..  a company(ies) that issues or manages viatical or structured settlements;

..  an institutional investment company;

..  an Owner with no insurable relationship to the Annuitant or Contingent
   Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

.. a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

WE WILL IMPLEMENT THIS RIGHT ON A NON-DISCRIMINATORY BASIS, AND TO THE EXTENT ALLOWED BY STATE LAW, AND WE ARE NOT OBLIGATED TO PROCESS YOUR REQUEST WITHIN ANY PARTICULAR TIMEFRAME. For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

DEATH BENEFIT SUSPENSION UPON CHANGE OF OWNER OR ANNUITANT. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

SPOUSAL DESIGNATIONS

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you designate a different Beneficiary. Unless you designate a different Beneficiary, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouse. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

CONTINGENT ANNUITANT

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity. If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. However, where required by law, we will return your Purchase Payment(s), if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum Plus, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Additional purchase payments may be made at any time before the Annuity Date, or prior to the Account Value being reduced to zero. Purchase payments are not permitted if the Annuity is held as a Beneficiary Annuity. Please see the "Living Benefits" section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional purchase payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity (unless your Annuity is being held as a Beneficiary Annuity). We call our electronic funds transfer program "The Systematic Investment Plan." Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic Purchase Payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent purchase payments.)

INITIAL PURCHASE PAYMENT: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

SUBSEQUENT PURCHASE PAYMENTS: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE A LOYALTY CREDIT UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?

We apply a Loyalty Credit to your Annuity's Account Value at the end of your fifth Annuity Year ("fifth Annuity Anniversary"). With respect to Optimum, for annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 0.50% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. With respect to Optimum Four, for annuities issued between June 20, 2005 and February 13, 2006, the Loyalty Credit is equal to 2.25% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary. For Optimum Four Annuities issued on or after February 13, 2006, the Loyalty Credit is equal to 2.75% of total purchase payments made during the first four Annuity Years less the cumulative amount of withdrawals made (including the deduction of any CDSC amounts) through the fifth Annuity Anniversary.

If the total purchase payments made during the first four Annuity Years is less than the cumulative amount of withdrawals made on or before the fifth Annuity Anniversary, no Loyalty Credit will be applied to your Annuity. Also, no Loyalty Credit will be applied to your Annuity if your Account Value is zero on the fifth Annuity Anniversary. This would include any situation where the Annuity is still in force due to the fact that payments are being made under an optional benefit such as Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Guaranteed Minimum Withdrawal Benefit, Highest Daily Lifetime 6 Plus, and Spousal Highest Daily Lifetime 6 Plus. In addition, no Loyalty Credit will be applied to your Annuity if before the fifth Annuity Anniversary: (i) you have surrendered your Annuity; (ii) you have annuitized your Annuity; (iii) your Beneficiary has elected our Beneficiary Continuation Option; or (iv) we have received due proof of your death (and there has been no spousal continuation election made). If your spouse continues the Annuity under our spousal continuation option, we will apply the Loyalty Credit to your Annuity only on the fifth Annuity Anniversary measured from the date that we originally issued you the Annuity. Since the Loyalty Credit is applied to the Account Value only, any guarantees that are not based on Account Value will not reflect the Loyalty Credit. Similarly, guarantees that are made against a loss in Account Value will not be triggered in certain very limited circumstances where they otherwise would have been, had no Loyalty Credit been applied to the Account Value.

HOW ARE LOYALTY CREDITS APPLIED TO MY ACCOUNT VALUE UNDER THE OPTIMUM AND OPTIMUM FOUR ANNUITIES?

Any Loyalty Credit that is allocated to your Account Value on the fifth Annuity Anniversary will be allocated to the Fixed Allocations and Sub-accounts according to the "hierarchy" described in this paragraph. This hierarchy consists of a priority list of investment options, and the Loyalty Credit is applied based on which of the items below is applicable and in effect when the Loyalty Credit is applied. Thus, if a given item in the priority list is inapplicable to you, we move to the next item. The hierarchy is as follows:
(a) if you participate in an asset allocation program (see Appendix C for a description of such programs), in accordance with that program, (b) in accordance with your standing allocation instructions (c) if you participate in the Systematic Investment Plan, in accordance with that Plan, (d) if you participate in an automatic rebalancing program, in accordance with that program (e) in accordance with how your most recent purchase payment was allocated and (f) otherwise in accordance with your instructions, if items
(a) through (e) above are not permitted or applicable.

EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO OPTIMUM.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 0.50% of $15,000 (this represents the $20,000 of Purchase Payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $75.00.

EXAMPLE OF APPLYING THE LOYALTY CREDIT WITH RESPECT TO OPTIMUM FOUR.

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. During Annuity Year four (i.e., prior to the fourth Annuity Anniversary) you make an additional $10,000 Purchase Payment. During the early part of Annuity Year five (i.e., prior to the fifth Annuity Anniversary) you make a $10,000 Purchase Payment and later in the year make a withdrawal of $5,000. The Loyalty Credit that we will apply to your Annuity on the fifth Annuity Anniversary is, subject to state availability, equal to 2.75% of $15,000 (this represents the $20,000 of purchase payments made during the first four Annuity Years minus the $5,000 withdrawal made in the fifth Annuity Year. The computation disregards the additional $10,000 Purchase Payment made in the fifth Annuity Year.) Therefore, the Loyalty Credit amount would be equal to $412.50.

HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM PLUS ANNUITY?

We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made, according to the table below:

For annuities issued prior to February 13, 2006:

ANNUITY YEAR  CREDIT
------------  ------
    1          6.00%
    2          5.00%
    3          4.00%
    4          3.00%
    5          2.00%
    6          1.00%
    7+         0.00%

For annuities issued on or after February 13, 2006 (subject to state availability):

ANNUITY YEAR  CREDIT
------------  ------
    1          6.50%
    2          5.00%
    3          4.00%
    4          3.00%
    5          2.00%
    6          1.00%
    7+         0.00%

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM PLUS ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

EXAMPLES OF APPLYING CREDITS

INITIAL PURCHASE PAYMENT

Assume you make an initial Purchase Payment of $10,000 and your Annuity is issued on or after February 13, 2006. We would apply a 6.5% Credit to your Purchase Payment and allocate the amount of the Credit ($650 = $10,000 X .065) to your Account Value in the proportion that your Purchase Payment is allocated.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 2

Assume that you make an additional Purchase Payment of $5,000. We would apply a 5.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $5,000 X .05) to your Account Value.

ADDITIONAL PURCHASE PAYMENT IN ANNUITY YEAR 6

Assume that you make an additional Purchase Payment of $15,000. We would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($150 = $15,000 X .01) to your Account Value.

The amount of any Optimum Plus Credits applied to your Optimum Plus Annuity Account Value can be taken back by Prudential Annuities under certain circumstances:

    . any Optimum Plus Credits applied to your Account Value on Purchase Payments made within the 12 months before the Owner's (or Annuitant's if entity owned) date of death will be taken back (to the extent allowed by state law);

    . the amount available under the Medically-Related Surrender portion of the Annuity will not include the amount of any Optimum Plus Credits payable on Purchase Payments made within 12 months prior to the date of a request under the Medically-Related Surrender provision; and

    . if you elect to "free look" your Annuity, the amount returned to you will not include the amount of any Optimum Plus Credits.

The Account Value may be substantially reduced if Prudential Annuities takes back the Optimum Plus Credit amount under these circumstances. The amount we take back will equal the Optimum Plus Credit amount, without adjustment up or down for investment performance. Therefore, any gain on the Optimum Plus Credit amount will not be taken back. But if there was a loss on the Optimum Plus Credit amount, the amount we take back will still equal the amount of the Optimum Plus Credit amount. We do not deduct a CDSC in any situation where we take back the Optimum Plus Credit amount. During the first 10 Annuity Years, the total asset-based charges on this Annuity (including the Insurance Charge and the Distribution Charge) are higher than many of our other annuities, including other annuities we offer that apply credits to Purchase Payments.

GENERAL INFORMATION ABOUT CREDITS

    . We do not consider Credits to be "investment in the contract" for income tax purposes.

    . You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation. You may only allocate payments to DCA Fixed Allocations.

Currently, we charge $10.00 for each transfer after the twentieth
(20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..  With respect to each Sub-account (other than the AST Money Market
   Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals;
   (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

.. We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from jurisdiction- specific and contract differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

ALTHOUGH OUR TRANSFER RESTRICTIONS ARE DESIGNED TO PREVENT EXCESSIVE TRANSFERS, THEY ARE NOT CAPABLE OF PREVENTING EVERY POTENTIAL OCCURRENCE OF EXCESSIVE TRANSFER ACTIVITY.

The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owner's TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

..  You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

.. You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

.. Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: WHEN A DOLLAR COST AVERAGING PROGRAM IS ESTABLISHED FROM A FIXED ALLOCATION, THE FIXED RATE OF INTEREST WE CREDIT TO YOUR ACCOUNT VALUE IS APPLIED TO A DECLINING BALANCE DUE TO THE TRANSFERS OF ACCOUNT VALUE TO THE SUB-ACCOUNTS DURING THE GUARANTEE PERIOD. THIS WILL REDUCE THE EFFECTIVE RATE OF RETURN ON THE FIXED ALLOCATION OVER THE GUARANTEE PERIOD.

The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program ("DCA Fixed Allocations"). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

Account Value allocated to the DCA Fixed Allocation will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account unless restricted due to benefit election. Transfers from Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you elected automatic rebalancing; you should be aware that:
(a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain "static asset allocation programs" are provided by LPL Financial Corporation ("LPL"), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled "Additional Information on the Asset Allocation Programs."

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL Financial Professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL Financial Professional before electing any asset allocation program.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program. This program is not available if your Annuity is held as a Beneficiary Annuity.

       EXAMPLE

       Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. IF YOUR FINANCIAL PROFESSIONAL HAS THIS AUTHORITY, WE DEEM THAT ALL TRANSACTIONS THAT ARE DIRECTED BY YOUR FINANCIAL PROFESSIONAL WITH RESPECT TO YOUR ANNUITY HAVE BEEN AUTHORIZED BY YOU. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. EVEN IF THIS IS THE CASE, HOWEVER, PLEASE NOTE THAT THE INVESTMENT ADVISOR YOU ENGAGE TO PROVIDE ADVICE AND/OR MAKE TRANSFERS FOR YOU, IS NOT ACTING ON OUR BEHALF, BUT RATHER IS ACTING ON YOUR BEHALF. We do not offer advice about how to allocate your Account Value under any circumstance.
As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

PLEASE NOTE: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

LIMITATIONS THAT WE MAY IMPOSE ON YOUR FINANCIAL PROFESSIONAL OR INVESTMENT ADVISOR UNDER THE TERMS OF THE ADMINISTRATIVE AGREEMENT DO NOT APPLY TO FINANCIAL TRANSACTIONS REQUESTED BY AN OWNER ON THEIR OWN BEHALF, EXCEPT AS OTHERWISE DESCRIBED IN THIS PROSPECTUS.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

    . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

    . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

    .  when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

Prudential Annuities offers Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". Under certain optional benefits (such as GRO and GRO Plus) a formula transfers amounts between the MVA Fixed Allocations and the Permitted Sub-accounts. The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

.. "Strips" are a form of security where ownership of the interest portion of United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..  "Strip Yields" are the yields payable on coupon Strips of United States
   Treasury securities.

.. "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA FORMULA

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                       [(1+I) / (1+J+0.0010)]/^(N/365)/

                                    where:

       I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

       J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

       N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                          [(1 + I)/(1 + J)]/^(N/365)/

MVA EXAMPLES

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

    . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

    . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

    . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

EXAMPLE OF POSITIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0010)]/^(N/365)/ = [1.055/1.041]/2/ /= 1.027078

                          Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

EXAMPLE OF NEGATIVE MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

   MVA Factor = [(1+I)/(1+J+0.0010)]/^(N/365)/ = [1.055/1.071]/2/ = 0.970345
                          Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that Fixed Allocation's Account Value to another Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

IF YOU DO NOT SPECIFY HOW YOU WANT A FIXED ALLOCATION TO BE ALLOCATED ON ITS MATURITY DATE, WE WILL THEN TRANSFER THE ACCOUNT VALUE OF THE FIXED ALLOCATION TO THE AST MONEY MARKET SUB-ACCOUNT. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                            ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions ("RMD"). You can also surrender your Annuity at any time. Depending on your instructions we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?

DURING THE ACCUMULATION PERIOD

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59/1//\\2\\, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

DURING THE ANNUITIZATION PERIOD

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

    . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.

    . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.

3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (NOTE, HOWEVER, THAT WE DO NOT PERMIT COMMUTATION ONCE ANNUITY PAYMENTS HAVE COMMENCED).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select ("systematic withdrawals"). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

.. Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

.. If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

.. If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

.. For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(T) AND 72(Q) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59/1//\\2\\ if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% penalty tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
Section 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59/1//\\2\\ that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the Purchase Payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state.

We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus, with respect to Optimum Plus, (a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision (or as otherwise stipulated by applicable State law); and (b) the amount of any Credits added in conjunction with any Purchase Payments received after our receipt of your request for a Medically-Related Surrender (e.g. Purchase Payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

    . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

    . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

    . if the Owner is one or more natural persons, all such Owners must also be alive at such time;

    . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

    .  no additional Purchase Payments can be made to the Annuity

A "Contingency Event" occurs if the Annuitant is:

    . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

    . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. Specific details and definitions in relation to this benefit may differ in certain jurisdictions. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95th birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to Optimum Plus, you may not annuitize within the first three Annuity Years and with respect to Optimum and Optimum Four, you may not annuitize within the first Annuity Year.

For Beneficiary Annuities, no annuity payments are available and all references to an Annuity Date are not applicable.

OPTION 1

PAYMENTS FOR LIFE: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the key life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 2

PAYMENTS BASED ON JOINT LIVES: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

OPTION 3

PAYMENTS FOR LIFE WITH A CERTAIN PERIOD: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

OPTION 4

FIXED PAYMENTS FOR A CERTAIN PERIOD: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

For Annuities issued prior to November 20, 2006:

    . if you do not provide us with your Annuity Date, a default date for the Annuity Date will be the first day of the calendar month following the later of the Annuitant's 85/th/ birthday or the fifth anniversary of our receipt of your request to purchase an Annuity; and

    . unless you instruct us otherwise, the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

For Annuities issued on or after November 20, 2006:

    . Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the oldest Owner's or Annuitant's 95/th/ birthday, whichever occurs first, and the fifth anniversary of the Issue Date.

    . If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

FIXED ANNUITY PAYMENTS

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

ADJUSTABLE ANNUITY PAYMENTS

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Optional benefits are not available if your Annuity is held as a Beneficiary Annuity. Notwithstanding the additional protection provided under the optional Living Benefits, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

.. protecting a principal amount from decreases in value as of specified future dates due to investment performance;

.. taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

.. guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

..  providing spousal continuation of certain benefits.

The "living benefits" are as follows:
Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option (GRO)/1/
Guaranteed Return Option Plus (GRO Plus)/1/
Guaranteed Return Option Plus 2008 (GRO Plus 2008)/1/
Highest Daily Guaranteed Return Option (Highest Daily GRO)/1/
Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
Guaranteed Minimum Income Benefit (GMIB)/1/
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
Highest Daily Lifetime Seven Income Benefit/1/
Spousal Highest Daily Lifetime Seven Income Benefit/1/
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit/1/ Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
Highest Daily Lifetime 7 Plus Income Benefit/1/
Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit/1/
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator/1/
Spousal Highest Daily Lifetime 6 Plus Income Benefit/1/

(1) No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

.. GUARANTEED MINIMUM ACCUMULATION BENEFITS. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or MVA Fixed Allocations, for certain of the benefits). The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

.. GUARANTEED MINIMUM INCOME BENEFIT OR ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

.. GUARANTEED MINIMUM WITHDRAWAL BENEFIT OR ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

.. LIFETIME GUARANTEED MINIMUM WITHDRAWAL BENEFITS. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6
   Plus), withdrawals in excess of the Annual Income Amount, called "Excess Income," will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

FINALLY, PLEASE NOTE THAT CERTAIN OF THESE BENEFITS REQUIRE YOUR PARTICIPATION IN A PREDETERMINED MATHEMATICAL FORMULA THAT MAY TRANSFER YOUR ACCOUNT VALUE BETWEEN CERTAIN PERMITTED SUB-ACCOUNTS AND A BOND PORTFOLIO SUB-ACCOUNT (OR THE GENERAL ACCOUNT, FOR ONE OF THE BENEFITS). ALTHOUGH NOT GUARANTEED, THE OPTIONAL LIVING BENEFIT INVESTMENT REQUIREMENTS AND THE APPLICABLE FORMULA ARE DESIGNED TO REDUCE THE DIFFERENCE BETWEEN YOUR ACCOUNT VALUE AND OUR LIABILITY UNDER THE BENEFIT. MINIMIZING SUCH DIFFERENCE GENERALLY BENEFITS US BY DECREASING THE RISK THAT WE WILL USE OUR OWN ASSETS TO MAKE BENEFIT PAYMENTS TO YOU. THOUGH THE INVESTMENT REQUIREMENTS AND FORMULAS ARE DESIGNED TO REDUCE RISK, THEY DO NOT GUARANTEE ANY APPRECIATION OF YOUR ACCOUNT VALUE. IN FACT, THEY COULD MEAN THAT YOU MISS APPRECIATION OPPORTUNITIES IN OTHER INVESTMENT OPTIONS. WE ARE NOT PROVIDING YOU WITH INVESTMENT ADVICE THROUGH THE USE OF ANY OF THE FORMULAS. IN ADDITION, THE FORMULAS DO NOT CONSTITUTE AN INVESTMENT STRATEGY THAT WE ARE RECOMMENDING TO YOU.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

PLEASE REFER TO THE BENEFIT DESCRIPTIONS THAT FOLLOW FOR A COMPLETE DESCRIPTION OF THE TERMS, CONDITIONS AND LIMITATIONS OF EACH OPTIONAL BENEFIT. INVESTMENT RESTRICTIONS APPLY IF YOU ELECT CERTAIN OPTIONAL LIVING BENEFITS. WE RESERVE THE RIGHT TO TERMINATE SUCH BENEFIT IF YOU ALLOCATE FUNDS INTO NON-PERMITTED INVESTMENT OPTIONS. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

TERMINATION OF EXISTING BENEFITS AND ELECTION OF NEW BENEFITS

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. NOTE THAT ONCE YOU TERMINATE AN EXISTING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO PLUS II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

..  An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

..  The Account Value immediately prior to the withdrawal is equal to $300,000

.. For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Account Value before withdrawal                  $300,000
Equals ratio                                                   16.67%
All guarantees will be reduced by the above ratio (16.67%)
Base guarantee amount                                       $166,667
Enhanced guarantee amount                                   $250,000

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix M of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. On March 20, 2010 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT BENEFIT EFFECTIVENESS. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS II BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS II BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

SPECIAL CONSIDERATIONS UNDER GRO PLUS II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  Transfers to and from your elected Sub-accounts and an AST bond portfolio
   Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
   (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..  The Issue Date is December 1, 2010

..  The benefit is elected on December 1, 2010

.. The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

..  An additional guarantee amount of $300,000 is locked in on December 1, 2011

..  The Account Value immediately prior to the withdrawal is equal to $300,000

.. For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION (FIGURES ARE ROUNDED):

Withdrawal Amount                                           $ 50,000
Divided by Account Value before withdrawal                  $300,000
Equals ratio                                                   16.67%
All guarantees will be reduced by the above ratio (16.67%)
Initial guarantee amount                                    $166,667
Additional guarantee amount                                 $250,000

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix O of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options". In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

.. March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

.. On March 18, 2011 (and at least until first a transfer is made out of the AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

.. Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HD GRO II BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE AT THE TIME THE NEW BENEFIT BECOMES EFFECTIVE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL.

SPECIAL CONSIDERATIONS UNDER HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..  Transfers to and from your elected Sub-accounts and an AST bond portfolio
   Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

.. Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

.. As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

.. We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

.. If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
   (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

GUARANTEED RETURN OPTION PLUS (GRO PLUS)

GRO PLUS IS NO LONGER AVAILABLE FOR ELECTION.

GRO Plus is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period and any applicable subsequent period as the "maturity date") and on each anniversary of the maturity date thereafter while the benefit remains in effect, guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value"). The benefit also offers you the opportunity to elect a second, enhanced guaranteed amount at a later date if your Account Value has increased, while preserving the guaranteed amount established on the effective date of your benefit. The enhanced guaranteed amount (called the "Enhanced Protected Principal Value") guarantees that, after a separate period following election of the enhanced guarantee and on each anniversary thereafter while this enhanced guarantee amount remains in effect, your Account Value will not be less than your Account Value on the effective date of your election of the enhanced guarantee.

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts between the Sub-accounts you choose and MVA Fixed Allocations used to support the Protected Principal Value(s). The benefit may be appropriate if you wish to protect a principal amount against poor Sub-account performance as of a specific date in the future. There is an additional charge if you elected the Guaranteed Return Option Plus benefit.

The guarantees provided by the benefit exist only on the applicable maturity date(s) and on each anniversary of the maturity date(s) thereafter.

KEY FEATURE - PROTECTED PRINCIPAL VALUE/ENHANCED PROTECTED PRINCIPAL VALUE

The Guaranteed Return Option Plus offers a base guarantee as well as the option of electing an enhanced guarantee at a later date.

       . BASE GUARANTEE: Under the base guarantee, Prudential Annuities guarantees that on the maturity date and on each anniversary of the maturity date thereafter that the benefit remains in effect, your Account Value will be no less than the Protected Principal Value. On the maturity date and on each anniversary after the maturity date that the benefit remains in effect, if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the base guarantee by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the base guarantee (as discussed below). Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

       . ENHANCED GUARANTEE: On any anniversary following commencement of the benefit, you can establish an enhanced guarantee amount based on your current Account Value. Under the enhanced guarantee, Prudential Annuities guarantees that at the end of the specified period following the election of the enhanced guarantee (also referred to as its "maturity date"), and on each anniversary of the maturity date thereafter that the enhanced guaranteed amount remains in effect, your Account Value will be no less than the Enhanced Protected Principal Value. YOU CAN ELECT AN ENHANCED GUARANTEE MORE THAN ONCE; HOWEVER, A SUBSEQUENT ELECTION SUPERSEDES THE PRIOR ELECTION OF AN ENHANCED GUARANTEE. ELECTION OF AN ENHANCED GUARANTEE DOES NOT IMPACT THE BASE GUARANTEE. IN ADDITION, YOU MAY ELECT AN "AUTO STEP-UP" FEATURE THAT WILL AUTOMATICALLY CREATE AN ENHANCED GUARANTEE (OR INCREASE YOUR ENHANCED GUARANTEE, IF PREVIOUSLY ELECTED) ON EACH ANNIVERSARY OF THE BENEFIT (AND CREATE A NEW MATURITY PERIOD FOR THE NEW ENHANCED GUARANTEE) IF THE ACCOUNT VALUE AS OF THAT ANNIVERSARY EXCEEDS THE PROTECTED PRINCIPAL VALUE OR ENHANCED PROTECTED PRINCIPAL VALUE BY 7% OR MORE. YOU MAY ALSO ELECT TO TERMINATE AN ENHANCED GUARANTEE. IF YOU ELECT TO TERMINATE THE ENHANCED GUARANTEE ANY AMOUNTS HELD IN THE MVA FIXED ALLOCATIONS FOR THE ENHANCED GUARANTEE WILL BE LIQUIDATED, ON THE VALUATION DAY THE REQUEST IS PROCESSED, (WHICH MAY RESULT IN A MARKET VALUE ADJUSTMENT), AND SUCH AMOUNTS WILL BE TRANSFERRED ACCORDING TO THE RULES DESCRIBED IN "TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE". TERMINATION OF AN ENHANCED GUARANTEE WILL NOT RESULT IN TERMINATION OF THE BASE GUARANTEE. If you have elected the enhanced guarantee, on the guarantee's maturity date and on each anniversary of the maturity date thereafter that the enhanced guarantee amount remains in effect, if your Account Value is below the Enhanced Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Enhanced Protected Principal Value. Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will first be applied to any MVA Fixed Allocations then required to support guarantees due on subsequent maturity dates. We will allocate the remainder to the Sub-accounts pro-rata, based on the Account Value in the Sub-accounts at that time.

If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to your Annuity. The Protected Principal Value is referred to as the "Base Guarantee" and the Enhanced Protected Principal Value is referred to as the "Step-up Guarantee" in the rider we issue for this benefit.

WITHDRAWALS UNDER YOUR ANNUITY

Withdrawals from your Annuity, while the benefit is in effect, will reduce the base guarantee under the benefit as well as any enhanced guarantee. Cumulative annual withdrawals up to 5% of the Protected Principal Value as of the effective date of the program (adjusted for any subsequent purchase payments and, with respect to Optimum Plus, any Credits applied to such Purchase Payments) will reduce the applicable guaranteed amount by the actual amount of the withdrawal (referred to as the "dollar-for-dollar limit"). If the amount withdrawn is greater than the dollar-for-dollar limit, the portion of the withdrawal equal to the dollar-for-dollar limit will be treated as described above, and the portion of the withdrawal in excess of the dollar-for-dollar limit will reduce the base guarantee and the enhanced guarantee proportionally, according to the formula as described in the rider for this benefit (see the examples of this calculation below). Withdrawals other than Systematic Withdrawals will be taken pro-rata from the Sub-accounts and any MVA Fixed Allocations. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment (which may be positive or negative) that would apply.

Charges for other optional benefits under your Annuity that are deducted as an annual charge in arrears will not reduce the applicable guaranteed amount under the Guaranteed Return Option Plus benefit and any third party investment advisory service will be treated as withdrawals and will reduce the applicable guaranteed amount.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ benefit are October 13, 2004; 2.) an initial Purchase Payment of $250,000 (includes any Credits under Optimum Plus); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2004 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2004 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The base guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on December 19, 2005 (second Annuity Year). The Remaining Limit has been reset to the dollar-for-dollar limit of $12,500. As the amount withdrawn is less than the dollar-for-dollar limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., reduced by $10,000, from $227,464.79 to $217,464.79).

.. The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO Plus uses a mathematical formula that we operate to help manage your guarantees through all market cycles. Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". The formula does this by (a) first identifying each guarantee that is outstanding under GRO Plus (b) then discounting the value of each such guarantee to a present value, based on crediting rates associated with the MVA Fixed Allocations, then (c) identifying the largest of such present values. Then, the formula compares the largest present value to both the Account Value and the value of assets allocated to the Sub-accounts to determine whether a transfer into or out of the MVA Fixed Allocations is required. As detailed in the formula, if that largest present value exceeds the Account Value less a percentage of the Sub-account value, a transfer into the MVA Fixed Allocations will occur. Conversely, if the largest present value is less than the Account Value less a percentage of the Sub-account value, a transfer out of the MVA Fixed Allocations will occur. The formula is set forth in Appendix J.

If your Account Value is greater than or equal to the reallocation trigger, then:

.. your Account Value in the Sub-accounts will remain allocated according to your most recent instructions; and

.. if a portion of your Account Value is allocated to a Fixed Allocation to support the applicable guaranteed amount, all or a portion of those amounts may be transferred from the Fixed Allocation and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time; and

.. if all of your Account Value is allocated to a Fixed Allocation, then all or a portion of that amount may be transferred from the Fixed Allocation and re-allocated to the Sub-accounts, according to the following hierarchy:
   (i) first according to any asset allocation program that you may have in effect (ii) if no such program is in effect, then in accordance with any automatic rebalancing program that you may have in effect and (iii) if neither such program is in effect, then to the AST Money Market Sub-account

.. a Market Value Adjustment will apply when we reallocate Account Value from a Fixed Allocation to the Sub-accounts, which may result in a decrease or increase in your Account Value.

If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new Fixed Allocation(s) to support the applicable guaranteed amount. The new Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. With respect to any amounts held within the MVA Fixed Allocations, we can give no assurance how long the amounts will reside there or if such amounts will transfer out of the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value (including any Market Value
   Adjustment) and your Protected Principal Value(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Sub-accounts;

..  The amount invested in, and interest earned within, the MVA Fixed
   Allocations;

..  The current crediting rates associated with MVA Fixed Allocations;

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocations.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

Separate Fixed Allocations may be established in support of the Protected Principal Value and the Enhanced Protected Principal Value (if elected). There may also be circumstances when an MVA Fixed Allocation will be established only in support of the Protected Principal Value or the Enhanced Protected Principal Value. If you elect an enhanced guarantee, it is more likely that a portion of your Account Value may be allocated to MVA Fixed Allocations and will remain allocated for a longer period of time to support the Enhanced Protected Principal Value, even during a period of positive Sub-account performance and/or under circumstances where MVA Fixed Allocations would not be necessary to support the Protected Principal Value. Further, there may be circumstances where MVA Fixed Allocations in support of the Protected Principal Value or Enhanced Protected Principal Value are transferred to the Sub-accounts under the formula differently than each other because of the different guarantees they support.

You should be aware of the following potential ramifications of the formula:

.. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

.. As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

.. Transfers under the formula do not impact your guarantees under GRO Plus that have already been locked-in.

ELECTION OF THE BENEFIT

We no longer permit new elections of GRO Plus. If you currently participate in GRO Plus, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT/ENHANCED GUARANTEE

You can elect to terminate the enhanced guarantee but maintain the protection provided by the base guarantee. You also can terminate the Guaranteed Return Option Plus benefit entirely, in which case you will lose any existing guarantees.

Upon termination of the benefit or of the enhanced guarantee, any amounts held in the MVA Fixed Allocations related to the guarantee(s) being terminated will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed

Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata, based on your Account Value in such Sub-accounts on the day of the transfer, unless we receive other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program
(b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive prior instructions from you. A Market Value Adjustment will apply.

In general, you may cancel GRO Plus and then elect another living benefit that is available post issue, effective on any Valuation Day after your cancellation of GRO Plus. If you terminate GRO Plus, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of the Annuity. If you elect to terminate the benefit, the Guaranteed Return Option Plus will no longer provide any guarantees. The surviving spouse may elect the benefit at any time, subject to the limitations described above, after the death of the Annuity Owner. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION PLUS

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

    . Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. No MVA Fixed Allocations could be in effect as of the date that you elect to participate in the benefit. However, the reallocation trigger may transfer Account Value to MVA Fixed Allocations as of the effective date of the benefit under some circumstances.

    . You cannot allocate any portion of Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) or transfer Account Value to or from a MVA Fixed Allocation while participating in the benefit; however, all or a portion of any Purchase Payments (including any Credits applied to such Purchase Payments under Optimum Plus) may be allocated by us to MVA Fixed Allocations to support the amount guaranteed. You cannot participate in any dollar cost averaging program that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

    . Transfers from MVA Fixed Allocations made as a result of the allocation mechanism under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established Fixed Allocation.

    . Transfers from the Sub-accounts to MVA Fixed Allocations or from MVA Fixed Allocations to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

    . Any amounts applied to your Account Value by Prudential Annuities on the maturity date or any anniversary of the maturity date will not be treated as "investment in the contract" for income tax purposes.

    . Low interest rates may require allocation to MVA Fixed Allocations even when the current Account Value exceeds the guarantee.

    . As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to MVA Fixed Allocations.

    . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We currently deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option Plus benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

If you elect the Enhanced Guarantee under the benefit, and on the date you elect to step-up, the charges under the program have changed for new purchases, your benefit may be subject to the new charge level. These charges will not exceed the maximum charges shown in the section of the prospectus entitled "Your Optional Benefit Fees and Charges."

GUARANTEED RETURN OPTION (GRO)(R)

GRO IS NO LONGER AVAILABLE FOR ELECTION.

GRO is an optional benefit that, after a seven-year period following commencement of the benefit (we refer to the end of that period as the "maturity date") guarantees your Account Value will not be less than your Account Value on the effective date of your benefit (called the "Protected Principal Value").

The benefit monitors your Account Value daily and, if necessary, systematically transfers amounts pursuant to a mathematical formula between the Sub-accounts you choose and the MVA Fixed Allocation used to support the Protected Principal Value. There is an additional charge if you elect the Guaranteed Return Option benefit.

The guarantee provided by the benefit exists only on the applicable maturity date. However, due to the ongoing monitoring of your Account Value and the transfer of Account Value between the Sub-accounts and the MVA Fixed Allocation to support our future guarantee, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date.

KEY FEATURE - PROTECTED PRINCIPAL VALUE

Under the GRO benefit, Prudential Annuities guarantees that on the maturity date, your Account Value will be no less than the Protected Principal Value. On the maturity date if your Account Value is below the Protected Principal Value, Prudential Annuities will apply additional amounts to your Annuity from its general account to increase your Account Value to be equal to the Protected Principal Value. A subsequent Purchase Payment increases the amount of the Protected Principal Value by the amount of the Purchase Payment (plus any Credits), and withdrawals reduce the Protected Principal Value (as discussed below).

We will notify you of any amounts added to your Annuity under the benefit. If our assumptions are correct and the operations relating to the administration of the benefit work properly, we do not expect that we will need to add additional amounts to an Annuity. The Protected Principal Value is generally referred to as the "Guaranteed Amount" in the rider we issue for this benefit.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO uses a mathematical formula that we operate to help manage your guarantees through all market cycles. The formula weighs a number of factors, including the current Account Value, the value in the Sub-accounts, the value in the MVA Fixed Allocations, the Protected Principal Value, the expected value of the MVA Fixed Allocations used to support the guarantee, the time remaining until maturity, and the current crediting rates associated with the MVA Fixed Allocations. In essence, and as detailed in the formula, the formula will transfer Account Value into the MVA Fixed Allocations if needed to support an anticipated guarantee. The formula is set forth in Appendix K.

Each Valuation Day, the formula determines if any portion of your Account Value needs to be transferred into or out of the MVA Fixed Allocations, through reference to a "reallocation trigger". At any given time, some, none, or all of your Account Value may be allocated to the MVA Fixed Allocations. If your entire Account Value is transferred to the MVA Fixed Allocations, the formula will not transfer amounts out of the MVA Fixed Allocations to the Sub-accounts and the entire Account Value would remain in the MVA Fixed Allocations. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the MVA Fixed Allocations. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the MVA Fixed Allocations, if dictated by the formula. The amount of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the MVA Fixed Allocations pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value (including any Market Value
   Adjustment) and your Protected Principal Value(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Sub-accounts;

..  The amount invested in, and interest earned within, the MVA Fixed
   Allocations;

..  The current crediting rates associated with MVA Fixed Allocations;

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the MVA Fixed Allocations will affect your ability to participate in a subsequent recovery within the Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

While you are not notified when your Account Value reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the MVA Fixed Allocation.

You may not allocate purchase payments to or transfer Account Value to or from the MVA Fixed Allocations.

You should be aware of the following potential ramifications of the formula:

.. A Market Value Adjustment will apply when we reallocate Account Value from the MVA Fixed Allocation to the Sub-accounts. Transfers of your Account Value can be frequent, and under some scenarios may occur on a daily basis. As indicated, each such transfer may be subject to a Market Value Adjustment, which can be positive or negative. Thus, a Market Value Adjustment will directly increase or reduce your Account Value.

.. As indicated, some or even all, of your Account Value may be maintained in the MVA Fixed Allocations. The greater the Account Value held in MVA Fixed Allocations, the larger (in dollar terms) the Market Value Adjustment upon any transfer of such Account Value to the Sub-accounts.

.. If your Account Value is less than the reallocation trigger, a portion of your Account Value in the Sub-accounts will be transferred from the Sub-accounts pro-rata according to your allocations to a new MVA Fixed Allocation(s) to support the applicable guaranteed amount. The new MVA Fixed Allocation(s) will have a Guarantee Period equal to the time remaining until the applicable maturity date(s). The Account Value allocated to the new MVA Fixed Allocation(s) will be credited with the fixed interest rate(s) then being credited to a new MVA Fixed Allocation(s) maturing on the applicable maturity date(s) (rounded to the next highest yearly duration). The Account Value will remain invested in each applicable Fixed Allocation until the applicable maturity date unless, at an earlier date, your Account Value is greater than or equal to the reallocation trigger and, therefore, amounts can be transferred to the Sub-accounts while maintaining the guaranteed protection under the program (as described above).

.. If your Account Value is greater than or equal to the reallocation trigger, and therefore Account Value must be transferred from the MVA Fixed Allocations to the Sub-accounts, then those amounts will be transferred from the MVA Fixed Allocations and re-allocated to the Sub-accounts according to any asset allocation programs (including an Automatic Rebalancing program) established on your Annuity or in the absence of such programs, pro-rata, based on the Account Values in such Sub-accounts at that time. A market value adjustment will apply upon a transfer out of the MVA Fixed Allocations, which may result in an increase or decrease in your Account Value.

Transfers under the formula do not impact your guarantees under GRO that have already been locked-in.

Withdrawals from your Annuity, while the benefit is in effect, will reduce the Protected Principal Value proportionally. The proportion will be equal to the proportionate reduction in the Account Value due to the withdrawal as of that date. Withdrawals will be taken pro rata from the Sub-accounts and any MVA Fixed Allocations. Systematic Withdrawals will be taken pro-rata from the Sub-accounts and the MVA Fixed Allocations up to growth in the MVA Fixed Allocations and thereafter pro-rata solely from the Sub-accounts. The growth in the MVA Fixed Allocations at any point in time consists of the remaining earnings since the program of systematic withdrawal began. Withdrawals will be subject to all other provisions of your Annuity, including any Contingent Deferred Sales Charge and Market Value Adjustment that would apply.

ELECTION OF THE BENEFIT

We no longer permit new elections of GRO. If you currently participate in GRO, your existing guarantees are unaffected by the fact that we no longer offer GRO. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GRO AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

RESTART OF THE BENEFIT

Once each Annuity Year you may request to restart the Benefit. Such a request is an election by you to terminate the existing Benefit (and all guarantees under the benefit) and start a new one. Restarts only take effect on anniversaries of the Issue Date. To make such a request for a restart, you must notify us in advance in accordance with our administrative requirements. If we accept your request, we then terminate the existing Benefit as of that valuation period, if it is an anniversary of the Issue Date, or, if not, as of the next following anniversary of the Issue Date. The new Benefit starts at that time. The initial Protected Principal Value for the new Benefit is the Account Value as of the effective date of the new Benefit. Unless you tell us otherwise, the duration of the new Benefit will be the same as that for the existing Benefit. However, if we do not then make that duration available, you must elect from those we make available at that time. For those who elect to restart the benefit, the charge will be assessed according to the current methodology prior to re-starting the benefit - see "Charges Under the Benefit," below.

As part of terminating the existing Benefit, we transfer any amounts in MVA Fixed Allocations, subject to a Market Value Adjustment, to the Sub-accounts on a pro-rata basis. If your entire Account Value was then in MVA Fixed Allocations, you must first provide us instructions as to how to allocate the transferred Account Value among the Sub-accounts.

TERMINATION OF THE BENEFIT

The Annuity Owner also can terminate the Guaranteed Return Option benefit. Upon termination, any amounts held in the MVA Fixed Allocations will be transferred as follows: (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or
(ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program
(b) if your entire Account Value is in MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you. A Market Value Adjustment will apply.

In general, you may cancel GRO and then elect another living benefit available post issue, effective on any Valuation Day after your cancellation of GRO. If you terminate GRO, you will lose all guarantees under that benefit. Your election of another living benefit is subject to State and firm availability and our eligibility rules.

The benefit will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract); (b) as of the date Account Value is applied to begin annuity payments; or (c) upon full surrender of your Annuity. If you elect to terminate the benefit, the Guaranteed Return Option will no longer provide any guarantees. If the surviving spouse assumes your Annuity, he/she may re-elect the benefit on any anniversary of the Issue Date of the Annuity or, if the deceased Owner had not previously elected the benefit, may elect the benefit at any time. The surviving spouse's election will be effective on the Valuation Day that we receive the required documentation in good order at our home office, and the Account Value on that Valuation Day will be the Protected Principal Value.

The charge for the Guaranteed Return Option benefit will no longer be deducted from your Account Value after the benefit has been terminated, although for those Annuities for which the GRO charge is deducted annually rather than daily (see Charges Under the Benefit below), we will deduct the final annual charge upon termination of the benefit.

SPECIAL CONSIDERATIONS UNDER THE GUARANTEED RETURN OPTION. This benefit is subject to certain rules and restrictions, including, but not limited to the following:

.. Upon inception of the benefit, 100% of your Account Value must have been allocated to the Sub-accounts. The MVA Fixed Allocation must not have been in effect as of the date that you elect to participate in the benefit. However, the formula may transfer Account Value to the MVA Fixed Allocation as of the effective date of the benefit under some circumstances.

.. Annuity Owners cannot allocate any portion of purchase payments (including any Credits applied to such purchase payments under Optimum Plus) or transfer Account Value to or from the MVA Fixed Allocation while participating in the benefit; however, all or a portion of any purchase payments (including any Credits applied to such purchase payments under Optimum Plus) may be allocated by us to the MVA Fixed Allocation to support the amount guaranteed. You cannot participate in any dollar cost averaging benefit that transfers Account Value from a MVA Fixed Allocation to a Sub-account.

.. Transfers from the MVA Fixed Allocation made as a result of the formula under the benefit will be subject to the Market Value Adjustment formula under an Annuity; however, the 0.10% liquidity factor in the formula will not apply. A Market Value Adjustment may be either positive or negative. Transfer amounts will be taken from the most recently established MVA Fixed Allocation.

..  Transfers from the Sub-accounts to the MVA Fixed Allocation or from the MVA
   Fixed Allocation to the Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. Any amounts applied to your Account Value by Prudential Annuities on the maturity date will not be treated as "investment in the contract" for income tax purposes.

.. Any amounts that we add to your Annuity to support our guarantee under the benefit will be applied to the Sub-accounts pro rata, after first transferring any amounts held in the MVA Fixed Allocations as follows:
   (a) if only a portion of your Account Value is in the MVA Fixed Allocations, we will transfer such Account Value (i) to the Sub-accounts pro-rata based on the Account Values in such Sub-accounts on the day of the transfer, unless we receive at our office other prior instructions from you or (ii) if you are then participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program and (b) if your entire Account Value is in the MVA Fixed Allocations, we will transfer your Account Value to the Sub-account corresponding to the AST Money Market Portfolio, unless we receive at our Office prior instructions from you.

.. Low interest rates may require allocation to the MVA Fixed Allocation even when the current Account Value exceeds the guarantee.

.. As the time remaining until the applicable maturity date gradually decreases the benefit will become increasingly sensitive to moves to the MVA Fixed Allocation.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

CHARGES UNDER THE BENEFIT

We deduct a charge equal to 0.25% of the daily net assets of the Sub-accounts for participation in the Guaranteed Return Option benefit. The annual charge is deducted daily. The charge is deducted to compensate Prudential Annuities for:
(a) the risk that your Account Value on the maturity date is less than the amount guaranteed; and (b) administration of the benefit.

GUARANTEED RETURN OPTION PLUS 2008 (GRO PLUS 2008)

GRO PLUS 2008 IS NO LONGER AVAILABLE FOR NEW ELECTIONS.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceeding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The base guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  the base guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

The Remaining Limit is set to zero (0) for the balance of the first Annuity
Year.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula described in this section, and which is set forth in Appendix F to this prospectus, applies to both (a) GRO Plus 2008 and
(b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made PRIOR to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made AFTER July 16, 2010, is set forth in Appendix N to this prospectus. The cap can be referred to as the "the 90% cap" OR "the 90% cap rule" OR "the 90% cap feature". A summary description of each AST Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios? You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current

AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Guarantee Amount(s);

..  The amount of time until the maturity of your Guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the Bond Portfolios;

..  The discount rate used to determine the present value of your Guarantee(s);

..  Additional purchase payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

ELECTION/CANCELLATION OF THE BENEFIT

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we generally no longer offer GRO Plus 2008.

You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio. GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE GRO PLUS 2008 BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES

UNDER ANY NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE GRO PLUS 2008 BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE GRO PLUS 2008 BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

SPECIAL CONSIDERATIONS UNDER GRO PLUS 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

    . Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

    . You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.

    . Transfers between an AST bond portfolio Sub-account and your other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

    . Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

    . As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

    . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

    . If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% cap will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap feature"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..  Once there is a transfer out of the Transfer AST bond portfolio Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:

.. At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

.. Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

.. Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO/SM/)

WE NO LONGER PERMIT NEW ELECTIONS OF HIGHEST DAILY GRO.

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
(ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by
(i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal
(iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

.. The initial guarantee amount is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  the initial guarantee amount is first reduced by the Remaining Limit (from
   $240,000 to $237,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

KEY FEATURE - ALLOCATION OF ACCOUNT VALUE

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix N of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. In the formula, we use the term "Transfer Account" to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your guarantee amount(s);

..  The amount of time until the maturity of your guarantee(s);

..  The amount invested in, and the performance of, the Permitted Sub-accounts;

..  The amount invested in, and the performance of, the AST bond portfolio
   Sub-accounts;

..  The discount rate used to determine the present value of your guarantee(s);

..  Additional Purchase Payments, if any, that you make to the Annuity; and

..  Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

ELECTION/CANCELLATION OF THE BENEFIT

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO.

If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio. Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. YOU ALSO SHOULD BE AWARE THAT UPON CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT, YOU WILL LOSE ALL GUARANTEES THAT YOU HAD ACCUMULATED UNDER THE BENEFIT. THUS, THE GUARANTEES UNDER YOUR NEWLY-ELECTED BENEFIT WILL BE BASED ON YOUR CURRENT ACCOUNT VALUE. THE BENEFIT YOU ELECT OR RE-ELECT MAY BE MORE EXPENSIVE THAN THE BENEFIT YOU CANCEL. ONCE THE HIGHEST DAILY GRO BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY GRO BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

SPECIAL CONSIDERATIONS UNDER HIGHEST DAILY GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

    . Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

    . You cannot participate in any dollar cost averaging program that transfers Account Value from a fixed interest rate option to a Sub-account.

    . Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

    . Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

    . As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

    . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

    . If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

CHARGES UNDER THE BENEFIT

We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix N of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio
Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the "Projected Future Guarantee" (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap feature"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

.. March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

.. As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..  Once there is a transfer out of the Transfer AST bond portfolio Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following

"hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

IMPORTANT CONSIDERATIONS WHEN ELECTING THIS FEATURE:

.. At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

.. Please be aware that because of the way the 90% cap rule mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.

KEY FEATURE - PROTECTED VALUE

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB program terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments under Optimum Plus) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

    . If you elect the GMWB benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments under Optimum Plus).

    . If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

    . If you make additional purchase payments after your first withdrawal, the Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments under Optimum Plus).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

KEY FEATURE - PROTECTED ANNUAL WITHDRAWAL AMOUNT.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

THE GMWB BENEFIT DOES NOT AFFECT YOUR ABILITY TO MAKE WITHDRAWALS UNDER YOUR ANNUITY OR LIMIT YOUR ABILITY TO REQUEST WITHDRAWALS THAT EXCEED THE PROTECTED ANNUAL WITHDRAWAL AMOUNT. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..  Additional purchase payments will increase the Protected Annual Withdrawal
   Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum Plus).

.. If the Protected Annual Withdrawal Amount after an adjustment exceeds the Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum
Plus); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

.. The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

.. The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

..  The Protected Value is first reduced by the remaining Protected Annual
   Withdrawal Amount (from $240,000 to $232,500);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

    . B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..  The Protected Annual Withdrawal Amount is also reduced by the ratio of A to
   B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12;

.. The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

EXAMPLE 3. RESET OF THE MAXIMUM ANNUAL BENEFIT

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

.. the Protected Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $229,764.71 to $219,764.71).

.. the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

    . In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional Purchase Payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

    . If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. THE PROTECTED VALUE IS NOT EQUAL TO THE ACCOUNT VALUE FOR PURPOSES OF THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. THE GMWB BENEFIT DOES NOT INCREASE OR DECREASE THE AMOUNT OTHERWISE PAYABLE UNDER THE ANNUITY'S OTHER DEATH BENEFIT OPTIONS. GENERALLY, THE GMWB BENEFIT WOULD BE OF VALUE TO YOUR BENEFICIARY ONLY WHEN THE PROTECTED VALUE AT DEATH EXCEEDS ANY OTHER AMOUNT AVAILABLE AS A DEATH BENEFIT.

    . If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. YOU CAN ALSO ELECT TO TERMINATE THE GMWB BENEFIT AND BEGIN RECEIVING ANNUITY PAYMENTS BASED ON YOUR THEN CURRENT ACCOUNT VALUE (NOT THE REMAINING PROTECTED VALUE) UNDER ANY OF THE AVAILABLE ANNUITY PAYMENT OPTIONS.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

    . Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

    . The GMWB benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

    . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

    . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

    . The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF THE BENEFIT

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS GMWB AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

CHARGES UNDER THE PROGRAM

Currently, we deduct a charge equal to 0.35% of the daily net assets of the Sub-accounts per year to purchase the GMWB benefit. The annual charge is deducted daily.

.. If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

.. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

ADDITIONAL TAX CONSIDERATIONS FOR QUALIFIED CONTRACTS/ARRANGEMENTS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

THE GUARANTEED MINIMUM INCOME BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

KEY FEATURE - PROTECTED INCOME VALUE

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus) made after the waiting period begins ("Maximum Protected Income Value"), minus the impact of any withdrawals (as described below in "Impact of Withdrawals on the Protected Income Value") you make from your Annuity after the waiting period begins.

    . Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

    . Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

    . Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment in the case of Optimum Plus) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.

    . As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

STEPPING-UP THE PROTECTED INCOME VALUE - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

    . A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.

    . The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments in the case of Optimum Plus), minus the impact of any withdrawals after the date of the step-up.

    . When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

    . If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

    . A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits in the case of Optimum Plus); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a
Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

.. The Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000, from $251,038.10 to $241,038.10).

.. The Maximum Protected Income Value is reduced by the amount withdrawn (i.e., by $10,000 from $500,000.00 to $490,000.00).

.. The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..  The Protected Income Value is first reduced by the Remaining Limit (from
   $242,006.64 to $239,506.64);

..  The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

    . B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 - $7,500 / $217,500), or $231,247.79.

.. The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 - $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X
   0.9655 or $470,689.66).

..  The Remaining Limit is set to zero (0) for the balance of the first Annuity
   Year.

EXAMPLE 3. RESET OF THE DOLLAR-FOR-DOLLAR LIMIT

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

.. The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..  The Maximum Protected Income Value is also reduced by the amount withdrawn
   (i.e., by $10,000 from $470,689.66, to $460,689.66).

.. The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

KEY FEATURE - GMIB ANNUITY PAYMENTS

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

Your Annuity or state law may require you to begin receiving annuity payments at an earlier date.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

ON THE DATE THAT YOU ELECT TO BEGIN RECEIVING GMIB ANNUITY PAYMENTS, WE GUARANTEE THAT YOUR PAYMENTS WILL BE CALCULATED BASED ON YOUR ACCOUNT VALUE AND OUR THEN CURRENT ANNUITY PURCHASE RATES IF THE PAYMENT AMOUNT CALCULATED ON THIS BASIS WOULD BE HIGHER THAN IT WOULD BE BASED ON THE PROTECTED INCOME VALUE AND THE SPECIAL GMIB ANNUITY PURCHASE RATES.

GMIB ANNUITY PAYMENT OPTION 1 - PAYMENTS FOR LIFE WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB ANNUITY PAYMENT OPTION 2 - PAYMENTS FOR JOINT LIVES WITH A CERTAIN PERIOD

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

.. If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

.. If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

OTHER IMPORTANT CONSIDERATIONS

YOU SHOULD NOTE THAT GMIB IS DESIGNED TO PROVIDE A TYPE OF INSURANCE THAT SERVES AS A SAFETY NET ONLY IN THE EVENT YOUR ACCOUNT VALUE DECLINES SIGNIFICANTLY DUE TO NEGATIVE INVESTMENT PERFORMANCE. IF YOUR ACCOUNT VALUE IS NOT SIGNIFICANTLY AFFECTED BY NEGATIVE INVESTMENT PERFORMANCE, IT IS UNLIKELY THAT THE PURCHASE OF THE GMIB WILL RESULT IN YOUR RECEIVING LARGER ANNUITY PAYMENTS THAN IF YOU HAD NOT PURCHASED GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

.. Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

.. Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit Purchase Payments, we will look at purchase payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

.. We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this program. We reserve the right to transfer any Account Value in a prohibited investment option to an eligible investment option. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year. We may also require that you allocate your Account Value according to an asset allocation model.

.. If you change the Annuitant after the effective date of the GMIB, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB based on his or her age at the time of the change, then the GMIB program will terminate.

.. Annuity payments made under the GMIB are subject to the same tax treatment as any other annuity payment.

.. At the time you elect to begin receiving annuity payments under the GMIB or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

ELECTION OF THE BENEFIT

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

TERMINATION OF THE BENEFIT

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

CHARGES UNDER THE BENEFIT

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

THE LIFETIME FIVE INCOME BENEFIT IS NO LONGER BEING OFFERED. LIFETIME FIVE COULD HAVE BEEN ELECTED ONLY WHERE THE ANNUITANT AND THE OWNER WERE THE SAME PERSON OR, IF THE ANNUITY OWNER IS AN ENTITY, WHERE THERE WAS ONLY ONE ANNUITANT. THE ANNUITANT MUST HAVE BEEN AT LEAST 45 YEARS OLD WHEN THE BENEFIT IS ELECTED. THE LIFETIME FIVE INCOME BENEFIT WAS NOT AVAILABLE IF YOU ELECTED ANY OTHER OPTIONAL LIVING BENEFIT. AS LONG AS YOUR LIFETIME FIVE INCOME BENEFIT IS IN EFFECT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT.

The benefit that guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the purchase payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

    . If you elected the Lifetime Five benefit at the time you purchased your Annuity, the Account Value would have been your initial Purchase Payment.

    . If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

STEP-UP OF THE PROTECTED WITHDRAWAL VALUE

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

    . you are eligible to step-up the Protected Withdrawal Value on or after the 1/st/ anniversary of the first withdrawal under the Lifetime Five benefit

    . the Protected Withdrawal Value can be stepped up again on or after the 1/st/ anniversary of the preceding step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and that original election remains in effect:

    . you are eligible to step-up the Protected Withdrawal Value on or after the 5/th/ anniversary of the first withdrawal under the Lifetime Five benefit

    . the Protected Withdrawal Value can be stepped up again on or after the 5/th/ anniversary of the preceding step-up.

In either scenario (i.e., elections before or after March 20, 2006) if you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit on or after March 20, 2006 and have also elected the Auto Step-Up feature:

    . the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

    . your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

    . if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

    . once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the most recent step-up

If you elected the Lifetime Five benefit prior to March 20, 2006 and have also elected the Auto Step-Up feature:

    . the first Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

    . your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by 5% or more

    . if at the time of the first Auto Step-Up opportunity, 5% of the Account Value does not exceed the Annual Income Amount by 5% or more, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

    . once a step-up occurs, the next Auto Step-Up opportunity will occur on the Annuity Anniversary that is at least 5 years after the most recent step-up

In either scenario (i.e., elections before or after March 20, 2006), if on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

KEY FEATURE - ANNUAL WITHDRAWAL AMOUNT UNDER THE WITHDRAWAL BENEFIT

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit with respect to Optimum Plus). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

       . If, cumulatively, you withdraw an amount less than the Annual Withdrawal Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

       . If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

EXAMPLES OF WITHDRAWAL

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
   $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

..  Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
   = $3,250.

..  Annual Income Amount for future Annuity Years remains at $13,250

..  Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

(a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

    . Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 - $15,000 = $3,550

    .  Annual Withdrawal Amount for future Annuity Years remains at $18,550

    .  Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93. Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

    .  Protected Withdrawal Value is reduced by $15,000 from $265,000 to
       $250,000

(b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

    .  Remaining Annual Withdrawal Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

    . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061

    .  Remaining Annual Income Amount for current Annuity Year = $0

Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623

Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

    . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

    . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503. Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

BENEFITS UNDER THE LIFETIME FIVE BENEFIT

    . If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

    . If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

(1)apply your Account Value to any annuity option available; or

(2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

(3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

    . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

(1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

(2)the Account Value.

    . If no withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

    . Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

    . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

    . You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

    . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

    . You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

    . The Basic Death Benefit will terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

    . If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

ELECTION OF THE BENEFIT

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime

Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. IF YOU CANCEL LIFETIME FIVE, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. ANY SUCH BENEFIT MAY BE MORE EXPENSIVE.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the program other than in the circumstances listed above. However, we may stop offering the benefit for new elections or re-elections at any time in the future.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE INCOME BENEFIT (SPOUSAL LIFETIME FIVE)

THE SPOUSAL LIFETIME FIVE BENEFIT IS NO LONGER BEING OFFERED. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five program was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

KEY FEATURE - INITIAL PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10th anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. With respect to Optimum Plus, Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

    . For existing Owners who are electing the Spousal Lifetime Five benefit, the Account Value on the date of your election of the Spousal Lifetime Five program will be used to determine the initial Protected Withdrawal Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL LIFE INCOME BENEFIT

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

STEP-UP OF ANNUAL INCOME AMOUNT

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit with respect to Optimum Plus). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Spousal Lifetime Five benefit or (2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

EXAMPLES OF WITHDRAWALS AND STEP-UP

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume:

1) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

EXAMPLE 1. DOLLAR-FOR-DOLLAR REDUCTION

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

..  Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
   = $3,250

..  Annual Income Amount for future Annuity Years remains at $13,250

EXAMPLE 2. DOLLAR-FOR-DOLLAR AND PROPORTIONAL REDUCTIONS

(a)If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

.. Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

..  Reduction to Annual Income Amount = Excess Income/ Account Value before
   Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X $13,250 = $93

..  Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

EXAMPLE 3. STEP-UP OF THE ANNUAL INCOME AMOUNT

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

BENEFITS UNDER THE SPOUSAL LIFETIME FIVE BENEFIT

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

.. If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and
       (2)the Account Value.

..  If no withdrawal was ever taken, we will determine an initial Protected
   Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

    . Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

    . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

    . You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

    . If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

    . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

    . There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

    . In order for the Surviving Designated Life to continue the Spousal Lifetime Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations" and "Spousal - Assumption of Annuity" in this Prospectus.

    . You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

    . The Basic Death Benefit will terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

    . One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

    . Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

    . One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

TERMINATION OF THE BENEFIT

The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS SPOUSAL LIFETIME FIVE AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

EXCEPT FOR ANNUITIES ISSUED IN THE STATE OF FLORIDA, EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME FIVE BENEFIT. FOR ANNUITIES ISSUED IN FLORIDA, THIS RESTRICTION DOES NOT APPLY AND YOU MAY CONTINUE TO MAKE ADDITIONAL PURCHASE PAYMENTS AT THIS TIME.

The Highest Daily Lifetime Five benefit is no longer being offered for new elections. The income benefit under Highest Daily Lifetime Five is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

KEY FEATURE - TOTAL PROTECTED WITHDRAWAL VALUE

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:

    . the Protected Withdrawal Value for the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

    .  the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)200% of the Account Value on the date you elected Highest Daily Lifetime
   Five;

(b)200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c)100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

KEY FEATURE - TOTAL ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2006

    .  The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                $110,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $106,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $106,500.00
Ratio                                                                 1.41%
Total Annual Income Amount                                     $  6,000.00
Less ratio of 1.41%                                            $     84.51
Total Annual Income Amount for future Annuity Years            $  5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credit with respect to Optimum Plus).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH       ADJUSTED TOTAL ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

BENEFITS UNDER THE HIGHEST DAILY LIFETIME FIVE BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

    . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

    . If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

    . Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

    . Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

    . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

    . You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

    . If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

    . Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

    . You cannot allocate Purchase Payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

    . Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

    . In general, you must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Five benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional Purchase Payments may be subject to the new investment limitations.

    . The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

    . The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) both the new Owner and previous Owner are entities or (c) the previous Owner is a natural person and the new Owner is an entity.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. ONCE THE HIGHEST DAILY LIFETIME FIVE BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME FIVE BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)your Account Value on the day that you elected Highest Daily Lifetime Five;
   and

(b)the sum of each Purchase Payment you made (including any Credits with respect to Optimum Plus) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME FIVE

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

..  Not make any transfer between the Permitted Sub-accounts and the Benefit
   Fixed Rate Account; or

..  If a portion of your Account Value was previously allocated to the Benefit
   Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

..  Transfer all or a portion of your Account Value in the Permitted
   Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Total Protected
   Withdrawal Value;

.. The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income

Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

OPTIONAL 90% CAP FEATURE FOR THE FORMULA UNDER HIGHEST DAILY LIFETIME FIVE.

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix D. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer into the Benefit Fixed Rate Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

.. March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

.. Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

Once the 90% cap feature is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

PLEASE BE AWARE THAT AFTER THE INITIAL TRANSFER OUT OF THE BENEFIT FIXED RATE ACCOUNT UPON ELECTION OF THE 90% CAP, THERE IS NO ASSURANCE THAT FUTURE TRANSFERS OUT WILL OCCUR, OR THE AMOUNT OF SUCH FUTURE TRANSFERS, AS A RESULT OF THE ELECTION OF THE 90% CAP. THESE TRANSFERS WILL BE DETERMINED BY THE MATHEMATICAL FORMULA AND DEPEND ON A NUMBER OF FACTORS UNIQUE TO YOUR ANNUITY.

Important Considerations When Electing the New Formula:

.. At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

.. Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

.. Because the charge for Highest Daily Lifetime Five is assessed against the daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN BENEFIT.

Highest Daily Lifetime Seven is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. Highest Daily Lifetime Seven is only available in those states that have not yet approved Highest Daily Lifetime 7 Plus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily Lifetime Seven guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)the sum of:

       (a)200% of the Account Value on the effective date of the benefit;

       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME SEVEN
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that
(i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    .  The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                $ 110,000.00
Less amount of "non" excess withdrawal                         $   3,500.00
Account Value immediately before excess withdrawal of $1,500   $ 106,500.00
Excess withdrawal amount                                       $   1,500.00
Divided by Account Value immediately before excess withdrawal  $ 106,500.00
Ratio                                                                  1.41%
Annual Income Amount                                           $   6,000.00
Less ratio of 1.41%                                            $      84.51
Annual Income Amount for future Annuity Years                  $   5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

    . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

BENEFITS UNDER THE HIGHEST DAILY LIFETIME SEVEN BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

.. If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

.. Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and an AST Investment Grade
   Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..  The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected
   Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

.. The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

WE NO LONGER PERMIT NEW ELECTIONS OF HIGHEST DAILY LIFETIME SEVEN.

For Highest Daily Lifetime Seven, there must have been either a single Owner who was the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old. Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or (c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. ONCE THE HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. IF YOU CANCEL THE BENEFIT, YOU LOSE ALL GUARANTEES UNDER THE BENEFIT, AND YOUR GUARANTEE UNDER ANY NEW BENEFIT YOU ELECT WILL BE BASED ON YOUR ACCOUNT VALUE AT THAT TIME. ANY SUCH NEW BENEFIT MAY BE MORE EXPENSIVE.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

MATHEMATICAL FORMULA COMPONENT OF HIGHEST DAILY LIFETIME SEVEN

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

    . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

    . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO Benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself . Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount--such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Benefit" section, above.

HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME ACCELERATOR.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven Benefit with LIA to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven Benefit with LIA and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value

("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.   Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime Seven Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA AMOUNT AT THE FIRST WITHDRAWAL. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10th benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

OPTIONAL 90% CAP FEATURE FOR FORMULA FOR HIGHEST DAILY LIFETIME SEVEN

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix G. Only the election of the 90% cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

.. March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix G will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

.. At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

.. Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime. Seven Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must be at least 59/1//\\2\\ years old when the benefit is elected. Spousal Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the Investment Options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit , the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)the Account Value; or

(b)the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)the sum of:

       (a)200% of the Account Value on the effective date of the benefit;

       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer permit additional purchase payments to Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    . The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

    . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

DOLLAR-FOR-DOLLAR REDUCTIONS

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before withdrawal                                $ 110,000.00
Less amount of "non" excess withdrawal                         $   3,500.00
Account Value immediately before excess withdrawal of $1,500   $ 106,500.00
Excess withdrawal amount                                       $   1,500.00
Divided by Account Value immediately before excess withdrawal  $ 106,500.00
Ratio                                                                  1.41%
Annual Income Amount                                           $   6,000.00
Less ratio of 1.41%                                            $      84.51
Annual Income Amount for future Annuity Years                  $   5,915.49

HIGHEST QUARTERLY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 HIGHEST QUARTERLY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**       HIGHEST QUARTERLY VALUE)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

    . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

BENEFITS UNDER THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT

.. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current

Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.

We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.
In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

    (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

    (2)the Account Value.

.. If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

    . Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

    . Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

    . You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

    . If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

    . Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

    . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the elected Sub-accounts and the AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

    . You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

    . The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

    . The Basic Death Benefit will terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Spousal Highest Daily Lifetime Seven Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59/1//\\2\\ years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59/1//\\2\\ years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59/1//\\2\\ years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. ONCE THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT IS CANCELLED YOU ARE NOT REQUIRED TO RE-ELECT ANOTHER OPTIONAL LIVING BENEFIT AND ANY SUBSEQUENT BENEFIT ELECTION MAY BE MADE ON OR AFTER THE FIRST VALUATION DAY FOLLOWING THE CANCELLATION OF THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN BENEFIT PROVIDED THAT THE BENEFIT YOU ARE LOOKING TO ELECT IS AVAILABLE ON A POST-ISSUE BASIS. ANY SUCH BENEFIT MAY BE MORE EXPENSIVE.

RETURN OF PRINCIPAL GUARANTEE

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

MATHEMATICAL FORMULA COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME SEVEN

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

    . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

    . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. PLEASE NOTE THAT ANY WITHDRAWAL YOU TAKE PRIOR TO THE TENTH ANNIVERSARY, EVEN IF WITHDRAWN TO SATISFY REQUIRED MINIMUM DISTRIBUTION RULES, WILL CAUSE YOU TO LOSE THE ABILITY TO RECEIVE THE RETURN OF PRINCIPAL GUARANTEE AND THE GUARANTEED AMOUNT DESCRIBED ABOVE UNDER "KEY FEATURE - PROTECTED WITHDRAWAL VALUE".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all Purchase Payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven benefit with BIO to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven benefit with BIO, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

OPTIONAL 90% CAP FEATURE FOR SPOUSAL HIGHEST DAILY LIFETIME SEVEN

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix G of this prospectus (page G-4). As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. HOWEVER, IT IS POSSIBLE THAT, DUE TO THE INVESTMENT PERFORMANCE OF YOUR ALLOCATIONS IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT AND YOUR ALLOCATIONS IN THE PERMITTED SUB-ACCOUNTS YOU HAVE SELECTED, YOUR ACCOUNT VALUE COULD BE MORE THAN 90% INVESTED IN THE AST INVESTMENT GRADE BOND SUB-ACCOUNT.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

.. March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix G will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. WHILE THERE ARE NO ASSURANCES THAT FUTURE TRANSFERS WILL OCCUR, IT IS POSSIBLE THAT AN ADDITIONAL TRANSFER(S) TO THE PERMITTED SUB-ACCOUNTS COULD OCCUR FOLLOWING THE VALUATION DAY(S), AND IN SOME INSTANCES (BASED ON THE FORMULA) THE ADDITIONAL TRANSFER(S) COULD BE LARGE.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

IMPORTANT CONSIDERATION WHEN ELECTING THE NEW FORMULA:

.. At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

.. Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..  If this feature is elected, any Account Value transferred to the Permitted
   Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any available living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

       (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

       (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

       (c)all adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

RETURN OF PRINCIPAL GUARANTEE

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 7 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45-less than 59/1//\\2\\, 5% for ages 59/1//\\2\\-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45-less than 59/1//\\2\\, 5% for ages 59/1//\\2\\-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value
(after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45-less than 59/1//\\2\\, 5% for ages 59/1//\\2\\-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income

Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2008

    .  The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $ 118,000.00
Less amount of "non" excess withdrawal                         $   3,500.00
Account Value immediately before excess withdrawal of $1,500   $ 114,500.00
Excess withdrawal amount                                       $   1,500.00
Divided by Account Value immediately before excess withdrawal  $ 114,500.00
Ratio                                                                  1.31%
Annual Income Amount                                           $   6,000.00
Less ratio of 1.31%                                            $      78.60
Annual Income Amount for future Annuity Years                  $   5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1, 2008

..  The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The Account Value at benefit election was $105,000

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 7 Plus benefit.

..  No previous withdrawals have been taken under the Highest Daily Lifetime 7
   Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10th benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25th benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal Amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Return of Principal                    $ 91,875
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500
25/th/ benefit year Minimum Periodic Value                 $551,250

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

BENEFITS UNDER HIGHEST DAILY LIFETIME 7 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..  If no Lifetime Withdrawal was ever taken, we will calculate the Annual
   Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

.. Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation
   Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account, and from the DCA

   Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..  The Basic Death Benefit will terminate if withdrawals taken under Highest
   Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT SUCH AS HIGHEST DAILY LIFETIME 7 PLUS AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates:

(i)upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount),
   (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts".

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..  March 19, 2009 - a transfer is made to the AST Investment Grade Bond
   Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

.. On March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

..  Once there is a transfer out of the AST Investment Grade Bond Sub-account
   (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the AST
   Investment Grade Bond Sub-account; or

..  If a portion of your Account Value was previously allocated to the AST
   Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

.. Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime 7 Plus has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA was based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.   Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 7 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

STEP UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options"
section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit--the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/ th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

    (c)All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

RETURN OF PRINCIPAL GUARANTEE

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

    a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

    b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59/1//\\2\\, 5% for ages 59/1//\\2\\ - 79, 6% for ages 80 to 84, 7%
for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59/1//\\2\\, 5% for ages 59/1//\\2\\ - 79, 6% for ages 80-84, 7%
for ages 85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59/1//\\2\\, 5% for ages 59/1//\\2\\ - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

..  The Issue Date is December 1, 2008

..  The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The younger Designated Life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 7 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59/1//\\2\\ and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $118,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $114,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $114,500.00
Ratio                                                                 1.31%
Annual Income Amount                                           $  6,000.00
Less ratio of 1.31%                                            $     78.60
Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59/1//\\2\\ and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                 HIGHEST DAILY VALUE
                                   (ADJUSTED WITH          ADJUSTED ANNUAL
                     ACCOUNT   WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*                 VALUE          PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ----------- ----------------------- ------------------------
November 25, 2009  $119,000.00    $      119,000.00           $5,950.00
November 26, 2009                  Thanksgiving Day
November 27, 2009  $113,000.00    $      113,986.95           $5,699.35
November 30, 2009  $113,000.00    $      113,986.95           $5,699.35
December 01, 2009  $119,000.00    $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

..  The Issue Date is December 1, 2008

..  The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

..  The Account Value at benefit election was $105,000

..  The younger Designated Life was 70 years old when he/she elected the Spousal
   Highest Daily Lifetime 7 Plus benefit.

..  No previous withdrawals have been taken under the Spousal Highest Daily
   Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal Amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Return of Principal                    $ 91,875
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500
25/th/ benefit year Minimum Periodic Value                 $551,250

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

.. If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..  If no Lifetime Withdrawal was ever taken, we will calculate the Annual
   Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..  Please note that payments that we make under this benefit after the Annuity
   Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

.. Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. Upon inception of the benefit, and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime 7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..  The Basic Death Benefit will terminate if withdrawals taken under Spousal
   Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchase your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. WE RESERVE THE RIGHT TO WAIVE, CHANGE AND/OR FURTHER LIMIT THE ELECTION FREQUENCY IN THE FUTURE.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

HOW SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION/SM/

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus is no longer available for new elections. You may choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected

Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..  Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal
   Value is $100,000, and the Annual Income Amount is $5,000; (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

.. Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS BENEFIT.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime

Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER THE HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE HIGHEST DAILY LIFETIME 6 PLUS
BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59/1//\\2\\; 5% for ages 59/1//\\2\\-79, and 6% for ages 80 or older. Under the
Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59/1//\\2\\; 5% for ages 59/1//\\2\\-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59/1//\\2\\; 5% for ages 59/1//\\2\\-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

..  The Issue Date is December 1, 2008

..  The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

..  The Annuitant was 70 years old when he/she elected the Highest Daily
   Lifetime 6 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59/1//\\2\\ and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $118,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $114,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $114,500.00
Ratio                                                                 1.31%
Annual Income Amount                                           $  6,000.00
Less ratio of 1.31%                                            $     78.60
Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    .  The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    .  The Account Value at benefit election was $105,000

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

    . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10/th/ benefit year Minimum Periodic Value                 $183,750
20/th/ benefit year Minimum Periodic Value                 $367,500

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

..  the basic death benefit under the Annuity; and

.. the amount of any optional death benefit you may have elected and remains in effect; and

.. (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

PLEASE NOTE THAT THE DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

BENEFITS UNDER HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.

.. Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

PLEASE NOTE THAT A DEATH BENEFIT (AS DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the Sub-accounts and the AST Investment Grade Bond
   Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..  The Basic Death Benefit will terminate if withdrawals taken under Highest
   Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

TERMINATION OF THE BENEFIT

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

HOW HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is described below.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

.. September 4, 2012 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

.. September 5, 2012 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

.. On September 5, 2012 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

.. Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..  Not make any transfer between the Permitted Sub-accounts and the Bond
   Sub-account; or

..  If a portion of your Account Value was previously allocated to the Bond
   Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..  Transfer a portion of your Account Value in the Permitted Sub-accounts.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..  The difference between your Account Value and your Protected Withdrawal
   Value;

.. The amount of time Highest Daily Lifetime 6 Plus has been in effect on your Annuity;

.. The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

.. Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..  Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR

EFFECTIVE SEPTEMBER 14, 2012, HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Plus 40 life insurance rider or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation

Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X ..30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

ELIGIBILITY REQUIREMENTS FOR LIA AMOUNT. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

    iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v.   Transferring: Moving into or out of a bed, chair or wheelchair.

    vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA AMOUNT AT THE FIRST LIFETIME WITHDRAWAL. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA AMOUNT AFTER THE FIRST LIFETIME WITHDRAWAL. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

WITHDRAWALS IN EXCESS OF THE LIA AMOUNT. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

WITHDRAWALS ARE NOT REQUIRED. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

PURCHASE PAYMENTS. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59/1//\\2\\; 5% for ages 59/1//\\2\\-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

STEP-UPS. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

GUARANTEE PAYMENTS. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". TO THE EXTENT THAT CUMULATIVE WITHDRAWALS IN THE CURRENT ANNUITY YEAR THAT REDUCE YOUR ACCOUNT VALUE TO ZERO ARE MORE THAN THE LIA AMOUNT (EXCEPT IN THE CASE OF REQUIRED MINIMUM DISTRIBUTIONS), HIGHEST DAILY LIFETIME 6 PLUS WITH LIA TERMINATES, AND NO ADDITIONAL PAYMENTS ARE PERMITTED. A DEATH BENEFIT UNDER HIGHEST DAILY LIFETIME 6 PLUS WITH LIA IS NOT PAYABLE IF GUARANTEE PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

ANNUITY OPTIONS. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA

Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

DEATH BENEFIT COMPONENT OF HIGHEST DAILY LIFETIME 6 PLUS WITH LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (see above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 PLUS)

EFFECTIVE SEPTEMBER 14, 2012, SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NO LONGER AVAILABLE FOR NEW ELECTIONS AND WE NO LONGER ACCEPT ADDITIONAL PURCHASE PAYMENTS FOR ANNUITIES WITH THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

ALTHOUGH YOU ARE GUARANTEED THE ABILITY TO WITHDRAW YOUR ANNUAL INCOME AMOUNT FOR LIFE EVEN IF YOUR ACCOUNT VALUE FALLS TO ZERO, IF YOU TAKE WITHDRAWALS OF EXCESS INCOME THAT BRING YOUR ACCOUNT VALUE TO ZERO, YOUR ANNUAL INCOME AMOUNT WOULD ALSO FALL TO ZERO, AND THE BENEFIT WOULD TERMINATE. IN THAT SCENARIO, NO FURTHER AMOUNT, INCLUDING THE DEATH BENEFIT DESCRIBED BELOW, WOULD BE PAYABLE UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

KEY FEATURE - PROTECTED WITHDRAWAL VALUE

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected

Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

KEY FEATURE - ANNUAL INCOME AMOUNT UNDER THE SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS BENEFIT

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

HIGHEST DAILY AUTO STEP-UP

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

EXAMPLE OF DOLLAR-FOR-DOLLAR REDUCTIONS.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

EXAMPLE OF PROPORTIONAL REDUCTIONS

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

HERE IS THE CALCULATION:

Account Value before Lifetime Withdrawal                       $118,000.00
Less amount of "non" excess withdrawal                         $  3,500.00
Account Value immediately before excess withdrawal of $1,500   $114,500.00
Excess withdrawal amount                                       $  1,500.00
Divided by Account Value immediately before excess withdrawal  $114,500.00
Ratio                                                                 1.31%
Annual Income Amount                                           $  6,000.00
Less ratio of 1.31%                                            $     78.60
Annual Income Amount for future Annuity Years                  $  5,921.40

EXAMPLE OF HIGHEST DAILY AUTO STEP-UP

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   HIGHEST DAILY VALUE
                                     (ADJUSTED WITH          ADJUSTED ANNUAL
                                 WITHDRAWAL AND PURCHASE INCOME AMOUNT (5% OF THE
DATE*              ACCOUNT VALUE       PAYMENTS)**         HIGHEST DAILY VALUE)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

    . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

    . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

    . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

NON-LIFETIME WITHDRAWAL FEATURE

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

EXAMPLE - NON-LIFETIME WITHDRAWAL (PROPORTIONAL REDUCTION)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

    .  The Issue Date is December 1, 2008

    . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

    .  The Account Value at benefit election was $105,000

    . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

    . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

HERE IS THE CALCULATION:

Withdrawal amount divided by                               $ 15,000
Account Value before withdrawal                            $120,000
Equals ratio                                                   12.5%
All guarantees will be reduced by the above ratio (12.5%)
Protected Withdrawal Value                                 $109,375
10th benefit year Minimum Periodic Value                   $183,750
20th benefit year Minimum Periodic Value                   $367,500

REQUIRED MINIMUM DISTRIBUTIONS

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

EXAMPLE - REQUIRED MINIMUM DISTRIBUTIONS

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

DEATH BENEFIT COMPONENT OF SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

..  the basic death benefit under the Annuity; and

.. the amount of any optional death benefit you may have elected and remains in effect; and

.. a) if no Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

PLEASE NOTE THAT THE DEATH BENEFIT UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS IS NOT PAYABLE IF YOUR ACCOUNT VALUE IS REDUCED TO ZERO AS A RESULT OF WITHDRAWALS OR IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH. THIS DEATH BENEFIT MAY NOT BE AVAILABLE IN ALL STATES.

BENEFITS UNDER SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

.. To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

.. Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

.. If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

.. In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

PLEASE NOTE THAT THE DEATH BENEFIT (DESCRIBED ABOVE) IS NOT PAYABLE IF ANNUITY PAYMENTS ARE BEING MADE AT THE TIME OF THE DECEDENT'S DEATH.

OTHER IMPORTANT CONSIDERATIONS

.. Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

.. Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

.. You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

.. You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..  If you are taking your entire Annual Income Amount through the Systematic
   Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

.. You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..  Transfers to and from the elected Sub-accounts and the AST Investment Grade
   Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

.. Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

.. If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..  The Basic Death Benefit will terminate if withdrawals taken under Spousal
   Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

.. The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily

   Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

ELECTION OF AND DESIGNATIONS UNDER THE BENEFIT

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

.. One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

.. Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

.. One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. PLEASE NOTE THAT IF YOU TERMINATE A LIVING BENEFIT AND ELECT A NEW LIVING BENEFIT, YOU LOSE THE GUARANTEES THAT YOU HAD ACCUMULATED UNDER YOUR EXISTING BENEFIT AND WE WILL BASE ANY GUARANTEES UNDER THE NEW BENEFIT ON YOUR ACCOUNT VALUE AS OF THE DATE THE NEW BENEFIT BECOMES ACTIVE. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

TERMINATION OF THE BENEFIT

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit,
(iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount), (vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

HOW SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS TRANSFERS ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE AST INVESTMENT GRADE BOND SUB-ACCOUNT. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

ADDITIONAL TAX CONSIDERATIONS

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70/1//\\2\\. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

                                 DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

Each Annuity provides a Death Benefit during its accumulation period. IF AN ANNUITY IS OWNED BY ONE OR MORE NATURAL PERSONS, THE DEATH BENEFIT IS PAYABLE UPON THE FIRST DEATH OF AN OWNER. IF AN ANNUITY IS OWNED BY AN ENTITY, THE DEATH BENEFIT IS PAYABLE UPON THE ANNUITANT'S DEATH, IF THERE IS NO CONTINGENT ANNUITANT. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

Each Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. Each Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. NOTWITHSTANDING THE ADDITIONAL PROTECTION PROVIDED UNDER THE OPTIONAL DEATH BENEFITS, THE ADDITIONAL COST HAS THE IMPACT OF REDUCING THE NET PERFORMANCE OF THE INVESTMENT OPTIONS. IN ADDITION, WITH RESPECT TO OPTIMUM PLUS, UNDER CERTAIN CIRCUMSTANCES, YOUR DEATH BENEFIT MAY BE REDUCED BY THE AMOUNT OF ANY CREDITS WE APPLIED TO YOUR PURCHASE PAYMENTS. (SEE "HOW ARE CREDITS APPLIED TO MY ACCOUNT VALUE".) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan. In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity subject to Section 72(u) of the Code as such Annuity does not receive tax deferral benefits.

For Optimum, Optimum Four and Optimum Plus Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

.. The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.

..  The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate
   Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus, if allowed by applicable State law).

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Two optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. No optional Death Benefit is available if your Annuity is held as a Beneficiary Annuity. We reserve the right to cease offering any optional death benefit.

CURRENTLY, THESE BENEFITS ARE ONLY OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL AND MUST BE ELECTED AT THE TIME THAT YOU PURCHASE YOUR ANNUITY. WE MAY, AT A LATER DATE, ALLOW EXISTING ANNUITY OWNERS TO
PURCHASE AN OPTIONAL DEATH BENEFIT SUBJECT TO OUR RULES AND ANY CHANGES OR RESTRICTIONS IN THE BENEFITS. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED AND IF YOU PURCHASE YOUR ANNUITY AS PART OF AN EXCHANGE, REPLACEMENT OR TRANSFER, IN WHOLE OR IN PART, FROM ANY OTHER ANNUITY WE ISSUE. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT MAY ONLY BE ELECTED INDIVIDUALLY, AND CANNOT BE ELECTED IN COMBINATION WITH ANY OTHER OPTIONAL DEATH BENEFIT. IF YOU ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, OR SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR THE BIO FEATURE OF HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME 7 PLUS, YOU ARE NOT PERMITTED TO ELECT AN OPTIONAL DEATH BENEFIT. WITH RESPECT TO OPTIMUM PLUS, UNDER CERTAIN CIRCUMSTANCES, EACH OPTIONAL DEATH BENEFIT THAT YOU ELECT MAY BE REDUCED BY THE AMOUNT OF CREDITS APPLIED TO YOUR PURCHASE PAYMENTS.

INVESTMENT RESTRICTIONS MAY APPLY IF YOU ELECT CERTAIN OPTIONAL DEATH BENEFITS.

ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS NO LONGER AVAILABLE FOR NEW ELECTIONS. IT PROVIDES ADDITIONAL AMOUNTS TO YOUR BENEFICIARY THAT MAY BE USED TO OFFSET FEDERAL AND STATE TAXES PAYABLE ON ANY TAXABLE GAINS IN YOUR ANNUITY AT THE TIME OF YOUR DEATH. WHETHER THIS BENEFIT IS APPROPRIATE FOR YOU MAY DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, INCLUDING OTHER FINANCIAL RESOURCES THAT MAY BE AVAILABLE TO YOUR BENEFICIARY TO PAY TAXES ON YOUR ANNUITY SHOULD YOU DIE DURING THE ACCUMULATION PERIOD. NO BENEFIT IS PAYABLE IF DEATH OCCURS ON OR AFTER THE ANNUITY DATE.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT PROVIDED A BENEFIT PAYABLE IN ADDITION TO THE BASIC DEATH BENEFIT AND CERTAIN OTHER OPTIONAL DEATH BENEFITS YOU MAY ELECT IN CONJUNCTION WITH THIS BENEFIT. IF THE ANNUITY HAS ONE OWNER, THE OWNER HAD TO BE AGE 75 OR LESS AT THE TIME THE BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER HAD TO BE AGE 75 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT HAD TO BE AGE 75 OR LESS.

CALCULATION OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1. the basic DEATH BENEFIT described above;

   PLUS

2. 40% of your "GROWTH" under an Annuity, as defined below.

"GROWTH" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum Plus) reduced by the sum of all proportional withdrawals.

"PROPORTIONAL WITHDRAWALS" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT IS SUBJECT TO A MAXIMUM OF 100% OF ALL PURCHASE PAYMENTS APPLIED TO AN ANNUITY AT LEAST 12 MONTHS PRIOR TO THE DEATH OF THE DECEDENT THAT TRIGGERS THE PAYMENT OF THE DEATH BENEFIT.

THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT WAS OFFERED IN THOSE JURISDICTIONS WHERE WE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. PLEASE REFER TO THE SECTION ENTITLED "TAX CONSIDERATIONS" FOR A DISCUSSION OF SPECIAL TAX CONSIDERATIONS FOR PURCHASERS OF THIS BENEFIT. THE ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT WAS NOT AVAILABLE IF YOU ELECT THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT OR THE SPOUSAL LIFETIME FIVE INCOME BENEFIT, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR HIGHEST DAILY LIFETIME SEVEN WITH BIO.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")

IF AN ANNUITY HAS ONE OWNER, THE OWNER MUST BE AGE 79 OR LESS AT THE TIME THE HIGHEST ANNIVERSARY VALUE OPTIONAL DEATH BENEFIT IS PURCHASED. IF AN ANNUITY HAS JOINT OWNERS, THE OLDEST OWNER MUST BE AGE 79 OR LESS. IF AN ANNUITY IS OWNED BY AN ENTITY, THE ANNUITANT MUST BE AGE 79 OR LESS. CERTAIN OF THE PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER THE ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT. IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       THE AMOUNT DETERMINED BY THIS CALCULATION IS INCREASED BY ANY PURCHASE PAYMENTS RECEIVED AFTER THE OWNER'S DATE OF DEATH AND DECREASED BY ANY PROPORTIONAL WITHDRAWALS SINCE SUCH DATE.

       THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. CERTAIN TERMS AND CONDITIONS MAY DIFFER BETWEEN JURISDICTIONS ONCE APPROVED. THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT IS NOT AVAILABLE IF YOU HAVE ELECTED "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" OR THE "HIGHEST DAILY VALUE" DEATH BENEFIT. IT IS ALSO NOT AVAILABLE WITH SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN OR SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

CERTAIN PORTFOLIOS OFFERED AS SUB-ACCOUNTS UNDER AN ANNUITY ARE NOT AVAILABLE IF YOU ELECT THE COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT. IF YOU ELECT THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE THEN PERMITTED AND AVAILABLE OPTION(S). IN ADDITION, WE RESERVE THE RIGHT TO REQUIRE YOU TO USE CERTAIN ASSET ALLOCATION MODEL(S) IF YOU ELECT THIS DEATH BENEFIT.

CALCULATION OF THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value Death Benefit described above; and

       3. 5% Roll-up described below.

       The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

       . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

   MINUS

       . the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

       . the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death in the case of Optimum Plus) made after the Death Benefit Target Date;

   MINUS

    .  the sum of all withdrawals which reduce the 5% Roll-up proportionally.

IN THE CASE OF OPTIMUM PLUS, AS INDICATED, THE AMOUNTS CALCULATED IN ITEMS 1, 2 AND 3 ABOVE (BEFORE, ON OR AFTER THE DEATH BENEFIT TARGET DATE) MAY BE REDUCED BY ANY CREDITS UNDER CERTAIN CIRCUMSTANCES IF ALLOWED UNDER APPLICABLE STATE LAW. PLEASE REFER TO THE DEFINITIONS OF DEATH BENEFIT TARGET DATE BELOW. THIS DEATH BENEFIT MAY NOT BE AN APPROPRIATE FEATURE WHERE THE OWNER'S AGE IS NEAR THE AGE SPECIFIED IN THE DEATH BENEFIT TARGET DATE. THIS IS BECAUSE THE BENEFIT MAY NOT HAVE

THE SAME POTENTIAL FOR GROWTH AS IT OTHERWISE WOULD, SINCE THERE WILL BE FEWER ANNUITY ANNIVERSARIES BEFORE THE DEATH BENEFIT TARGET DATE IS REACHED.

THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT DESCRIBED ABOVE IS CURRENTLY BEING OFFERED IN THOSE JURISDICTIONS WHERE WE HAVE RECEIVED REGULATORY APPROVAL. THE "COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE" DEATH BENEFIT IS NOT AVAILABLE IF YOU ELECT ANY OTHER OPTIONAL DEATH BENEFIT OR ELECT SPOUSAL LIFETIME FIVE, SPOUSAL HIGHEST DAILY LIFETIME SEVEN, SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS OR ANY BENEFIT WITH BIO.

See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

KEY TERMS USED WITH THE HIGHEST ANNIVERSARY VALUE DEATH BENEFIT AND THE COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT:

    . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

    . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

    . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) since such anniversary.

    . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law).

    . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

IF YOU ELECTED THIS BENEFIT, YOU MUST ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH THE PERMITTED AND AVAILABLE OPTION(S) WITH THIS BENEFIT. YOU ARE REQUIRED TO ENROLL AND MAINTAIN YOUR ACCOUNT VALUE IN THE ASSET ALLOCATION PROGRAM IF YOU ELECTED THIS BENEFIT. IF, SUBSEQUENT TO YOUR ELECTION OF THE BENEFIT, WE CHANGE OUR REQUIREMENTS FOR HOW ACCOUNT VALUE MUST BE ALLOCATED UNDER THE BENEFIT, THE NEW REQUIREMENT WOULD APPLY ONLY TO NEW ELECTIONS OF THE BENEFIT, AND WE WILL NOT COMPEL YOU TO RE-ALLOCATE YOUR ACCOUNT VALUE IN ACCORDANCE WITH OUR NEWLY-ADOPTED REQUIREMENTS. SUBSEQUENT TO ANY CHANGE IN REQUIREMENTS, TRANSFERS OF ACCOUNT VALUE AND ALLOCATION OF ADDITIONAL PURCHASE PAYMENTS MAY BE SUBJECT TO THE NEW INVESTMENT LIMITATIONS.

The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law); and

       2. the HDV as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit is not available if you elected the Guaranteed Return Option, Guaranteed Return Option Plus, Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

KEY TERMS USED WITH THE HIGHEST DAILY VALUE DEATH BENEFIT:

    . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

    . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any purchase payments (plus associated Credits in the case of Optimum Plus applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such date.

    . The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death in the case of Optimum Plus or as otherwise provided for under applicable State law).

    . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

ANNUITIES WITH JOINT OWNERS

For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit (unless the Annuity is a Beneficiary Annuity).

ANNUITIES OWNED BY ENTITIES

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable). Where a contract is structured so that it is owned by a grantor trust, but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

CAN I TERMINATE THE OPTIONAL DEATH BENEFITS? DO THE OPTIONAL DEATH BENEFITS TERMINATE UNDER OTHER CIRCUMSTANCES?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue unless the Annuity is continued by a spouse Beneficiary (see "Spousal Assumption of Annuity" below). Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

WHAT ARE THE CHARGES FOR THE OPTIONAL DEATH BENEFITS?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit made on or after May 1, 2009, we impose a charge equal to 0.40% and 0.80%, respectively, per year of the daily net assets of the Sub-accounts. For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit that were made prior to May 1, 2009, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death Benefit and 0.50% per year of the daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES' ANNUITY REWARDS

WHAT IS THE ANNUITY REWARDS BENEFIT?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

       . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

       . MINUS any proportional withdrawals following the effective date of the benefit

       . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED PLANS)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

    .  within five (5) years of the date of death (the "5 Year Deadline"); or

    . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

If the Annuity is held as a Beneficiary Annuity, the payment of the Death Benefit must be distributed:

    .  as a lump sum payment; or

    . Unless you have made an election prior to Death Benefit proceeds becoming due, a Beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

ALTERNATIVE DEATH BENEFIT PAYMENT OPTIONS - ANNUITIES HELD BY TAX-FAVORED PLANS

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

    . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70/1//\\2\\, which ever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31st of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31st of the year including the six year anniversary date of death.

    . If you die before a designated beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

    . If you die before a designated beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

BENEFICIARY CONTINUATION OPTION

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)), Beneficiary Annuities and nonqualified Annuities.

UNDER THE BENEFICIARY CONTINUATION OPTION:

    . The beneficiary must apply at least $15,000 to the Beneficiary Continuation Option. Thus, the death benefit must be at least $15,000.

    . The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.

    . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

    . Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account Value. For nonqualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

    . The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

    . The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

    . The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

    . No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

    .  No additional purchase payments can be applied to the Annuity.

    . The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

    . The beneficiary can request a withdrawal of all or a portion of the Account Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.

    .  Withdrawals are not subject to CDSC.

    . Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary
       (successor), unless the successor chooses to continue receiving payments.

    . If the beneficiary elects to receive the death benefit proceeds under the Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

SPOUSAL ASSUMPTION OF ANNUITY
You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless you designate a different Beneficiary. Unless you designate a different Beneficiary or the Annuity is held as a Beneficiary Annuity, the spouse Beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the Beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled "Managing Your Annuity - Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

ARE THERE ANY EXCEPTIONS TO THESE RULES FOR PAYING THE DEATH BENEFIT?

Yes, there are exceptions that apply no matter how your Death Benefit is calculated. There are exceptions to the Death Benefit if the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter) and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death. Any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period from the date he or she first became Owner or Annuitant. After the two-year suspension period is completed, the Death Benefit is the same as if this person had been an Owner or Annuitant on the Issue Date.

WHEN DO YOU DETERMINE THE DEATH BENEFIT?

We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. DURING THE PERIOD FROM THE DATE OF DEATH UNTIL WE RECEIVE ALL REQUIRED PAPER WORK, THE AMOUNT OF THE DEATH BENEFIT IS IMPACTED BY THE INSURANCE CHARGE AND MAY BE SUBJECT TO MARKET FLUCTUATIONS.

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

SUBMISSION OF DUE PROOF OF DEATH AFTER ONE YEAR. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

DEATH BENEFIT SUSPENSION PERIOD. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date, (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less (if allowed by applicable state law) any Purchase Credits (for Optimum Plus) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

BENEFICIARY ANNUITY. With respect to a Beneficiary Annuity, the Death Benefit is triggered by the death of the beneficial Owner (or the Key Life, if entity-owned). However, if the Annuity is held as a Beneficiary Annuity, the Owner is an entity, and the Key Life is already deceased, then no Death Benefit is payable upon the death of the beneficial Owner.

                            VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. With respect to Optimum and Optimum Four, the Account Value includes any Loyalty Credit we apply. With respect to Optimum Plus, the Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

EXAMPLE

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request. We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..  trading on the NYSE is restricted;

.. an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

.. the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

INITIAL PURCHASE PAYMENTS: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum Plus) and issue an Annuity within two
(2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. Neither will the amounts be reduced nor increased due to market fluctuations during that period. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

ADDITIONAL PURCHASE PAYMENTS: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum Plus) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see "Living Benefits" for further information on additional purchase payments.

SCHEDULED TRANSACTIONS: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

UNSCHEDULED TRANSACTIONS: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

MEDICALLY-RELATED SURRENDERS & DEATH BENEFITS: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

DISTRIBUTION CHARGE APPLICABLE TO OPTIMUM AND OPTIMUM PLUS: At the end of the Period during which the Distribution Charge applies, your Annuity will become subject to a different daily asset-based charge. We will process a transaction where your Account Value allocated to the Sub-accounts will be used to purchase new Units of the Sub-accounts that reflect the Insurance Charge (and the charge for any optional benefits you have elected) but not the Distribution Charge. The number of Units attributed to your Annuity will be decreased and the Unit Price of each unit of the Sub-accounts in which you invested will be increased. The adjustment in the number of Units and Unit Price will not affect your Account Value. Beginning on that date, your Account Value will be determined based on the change in the value of Units that reflect the Insurance Charge and any other optional benefits that you have elected.

TERMINATION OF OPTIONAL BENEFITS: Except for the Guaranteed Minimum Income Benefit, generally the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

SAME SEX MARRIAGES, CIVIL UNIONS AND DOMESTIC PARTNERSHIPS

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES
IN GENERAL, AS USED IN THIS PROSPECTUS, A NONQUALIFIED ANNUITY IS OWNED BY AN INDIVIDUAL OR NON-NATURAL PERSON AND IS NOT ASSOCIATED WITH A TAX-FAVORED RETIREMENT PLAN.

TAXES PAYABLE BY YOU

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

TAXES ON ANNUITY PAYMENTS

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

MAXIMUM ANNUITY DATE

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

PARTIAL ANNUITIZATION

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

MEDICARE TAX ON NET INVESTMENT INCOME

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

TAX PENALTY FOR EARLY WITHDRAWAL FROM A NONQUALIFIED ANNUITY

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled;

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

.. the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

TAXES PAYABLE BY BENEFICIARIES FOR A NONQUALIFIED ANNUITY

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

.. As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

.. Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

.. Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

CONSIDERATIONS FOR CONTINGENT ANNUITANTS: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ENTITY OWNERS

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

ANNUITY QUALIFICATION

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A NONQUALIFIED ANNUITY. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

IN GENERAL, AS USED IN THIS PROSPECTUS, A QUALIFIED ANNUITY IS AN ANNUITY WITH APPLICABLE ENDORSEMENTS FOR A TAX-FAVORED PLAN OR A NONQUALIFIED ANNUITY HELD BY A TAX-FAVORED RETIREMENT PLAN.

The following is a general discussion of the tax considerations for Qualified Annuities. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

       . Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

       . Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

       . A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

       . H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

       . Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

       .  Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

TYPES OF TAX-FAVORED PLANS

IRAS. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarizes the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

    . You, as Owner of the Annuity, must be the "Annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

    .  Your rights as Owner are non-forfeitable;

    .  You cannot sell, assign or pledge the Annuity;

    . The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

    . The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

    . Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

    .  A 10% early withdrawal penalty described below;

    . Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

    .  Failure to take a Required Minimum Distribution, also described below.

SEPS. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

.. If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
   (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

.. SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

.. SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAS. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..  Contributions to a Roth IRA cannot be deducted from your gross income;

..  "Qualified distributions" from a Roth IRA are excludable from gross income.
   A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

.. If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAS. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..  Your attainment of age 59 1/2;

..  Your severance of employment;

..  Your death;

..  Your total and permanent disability; or

.. Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

CAUTION: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

REQUIRED MINIMUM DISTRIBUTIONS AND PAYMENT OPTIONS

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

CHARITABLE IRA DISTRIBUTIONS.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

REQUIRED DISTRIBUTIONS UPON YOUR DEATH FOR A QUALIFIED ANNUITY

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

.. If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

.. If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

.. If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

TAX PENALTY FOR EARLY WITHDRAWALS FROM A QUALIFIED ANNUITY You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..  the amount is paid on or after you reach age 59 1/2 or die;

..  the amount received is attributable to your becoming disabled; or

.. generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually. (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

WITHHOLDING

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

.. For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

.. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..  For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

SPOUSAL CONSENT RULES FOR RETIREMENT PLANS - QUALIFIED ANNUITIES

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

GIFTS AND GENERATION-SKIPPING TRANSFERS

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                              GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www. prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfers, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company ("Prudential Annuities"), is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States.

SERVICE PROVIDERS

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

NAME OF SERVICE PROVIDER                              SERVICES PROVIDED                              ADDRESS
------------------------                  ------------------------------------------ ----------------------------------------
Broadridge Investor Communication         Proxy services and regulatory mailings     51 Mercedes Way, Edgewood,
Solutions, Inc.                                                                      NY 11717

CT Corporation System                     UCC filings, corporate filings and annual  111 Eighth Avenue, New York, NY
                                          report filings                             10011

Depository Trust & Clearing Corporation   Clearing and settlement services           55 Water Street, 26/th/ Floor, New York,
                                                                                     NY 10041

EDM Americas                              Records management and administration      301 Fayetteville Street, Suite 1500,
                                          of annuity contracts                       Raleigh, NC 27601

ExlService Holdings, Inc.                 Administration of annuity contracts        350 Park Avenue, 10/th/ Floor, New
                                                                                     York, NY 10022

National Financial Services               Clearing and settlement services           82 Devonshire Street Boston, MA
                                                                                     02109

NEPS, LLC                                 Composition, printing, and mailing of      12 Manor Parkway, Salem, NH 03079
                                          contracts and benefit documents

Pershing LLC                              Order-entry systems provider               One Pershing Plaza, Jersey City, NJ
                                                                                     07399

Thomson Reuters                           Tax form printing                          3 Times Square New York, NY 10036

Venio                                     Claim related services                     4031 University Drive, Suite 100,
                                                                                     Fairfax, VA 22030

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

SEPARATE ACCOUNT B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

VALUES AND BENEFITS BASED ON ALLOCATIONS TO THE SUB-ACCOUNTS WILL VARY WITH THE INVESTMENT PERFORMANCE OF THE UNDERLYING MUTUAL FUNDS OR FUND PORTFOLIOS, AS APPLICABLE. WE DO NOT GUARANTEE THE INVESTMENT RESULTS OF ANY SUB-ACCOUNT. YOUR ACCOUNT VALUE ALLOCATED TO THE SUB-ACCOUNTS MAY INCREASE OR DECREASE. YOU BEAR THE ENTIRE INVESTMENT RISK. THERE IS NO ASSURANCE THAT THE ACCOUNT VALUE OF YOUR ANNUITY WILL EQUAL OR BE GREATER THAN THE TOTAL OF THE PURCHASE PAYMENTS YOU MAKE TO US.

SEPARATE ACCOUNT D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain. We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

CYBER SECURITY RISKS. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

VOTING RIGHTS

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

MATERIAL CONFLICTS

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

FEES AND PAYMENTS RECEIVED BY PRUDENTIAL ANNUITIES

As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA). Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners;
(2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2009. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 7.0% for Optimum, 6.0% for Optimum Plus and 5.5% for Optimum Four. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms (including LPL Financial Corporation) with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays registered broker-dealers and firms which are broadly defined as follows:

    . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain held in all Prudential Annuities products.

    . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

    . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

    . Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to our annuity business during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon the request. During 2014, the least amount paid, and greatest amount paid, were $0.38 and $6,711,354.31, respectively.

NAME OF FIRM:

Allstate Financial                          Invest Financial Corporation              Sagepoint Financial, Inc.
Services, LLC                               Investacorp                               Sammons Securities Co., LLC
American Portfolio Financial Services Inc.  Investment Centers of America             Securian Financial Services, Inc.
Associated Securities Corporation           Investment Professionals                  Securities America, Inc.
AXA Advisors, LLC                           Investors Capital Corporation             Securities Service Network
BBVA Compass Investment Solutions, Inc.     Janney Montgomery Scott, LLC.             Sigma Financial Corporation
BFT Financial Group, LLC                    Legend Equities Corporation               Signator Investors, Inc.
Cadaret, Grant & Co., Inc.                  Lincoln Financial Advisors                SII Investments, Inc.
Cambridge Investment Research, Inc.         Lincoln Financial Securities Corporation  Stifel Nicolaus & Co.
Capital One Investment Services, LLC        Lincoln Investment Planning               Summit Brokerage Services, Inc.
Centaurus Financial, Inc.                   LPL Financial Corporation                 TFS Securities, Inc.
Cetera Advisor Network LLC                  LPL Financial Corporation (OAP)           The Investment Center
Cetera Financial Group LLC                  M Holdings Securities, Inc.               TransAmerica Financial Advisors, Inc.
Cetera Financial Specialists                MetLife                                   Triad Advisors, Inc.
Cetera Investment Services                  Mutual Service Corporation                UBS Financial Services, Inc.
CFD Investments, Inc.                       National Planning Corporation             United Planners Financial Service
Commonwealth Financial Network              Next Financial Group, Inc.                Wall Street Financial Group
Crown Capital Securities, L.P.              NFP Securities, Inc.                      Waterstone Financial Group Inc.
CUSO Financial Services, L.P.               PNC Investments, LLC                      Wells Fargo Advisors LLC
Equity Services, Inc.                       ProEquities                               Wells Fargo Advisors LLC - Wealth
First Allied Securities Inc.                Questar Capital Corporation               Wells Fargo Investments LLC
FSC Securities Corporation                  Raymond James & Associates                Woodbury Financial Services
Gary Goldberg & Co., Inc.                   Raymond James Financial Services          World Group Securities, Inc.
Geneos Wealth Management, Inc.              RBC Capital Markets Corporation           WRP Investments, Inc.
H. Beck, Inc.                               Robert W. Baird & Co., Inc.
Hantz Financial Services, Inc.              Royal Alliance Associates
ING Financial Partners, LLC

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to
Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

PRUDENTIAL'S CUSTOMER SERVICE TEAM

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

INTERNET

Access information about your Annuity through our website:
www.prudentialannuities.com

CORRESPONDENCE SENT BY REGULAR MAIL

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

CORRESPONDENCE SENT BY OVERNIGHT*, CERTIFIED OR REGISTERED MAIL

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www.prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

LITIGATION AND REGULATORY MATTERS

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Prudential Annuities's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities's financial position.

              CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION
  The following are the contents of the Statement of Additional Information:

  General Information about Prudential Annuities
     Prudential Annuities Life Assurance Corporation
     Prudential Annuities Life Assurance Corporation Variable Account B
     Prudential Annuities Life Assurance Corporation Separate Account D
  Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc.
  How the Unit Price is Determined
  Additional Information on Fixed Allocations
     How We Calculate the Market Value Adjustment
  General Information
     Voting Rights
     Modification
     Deferral of Transactions
     Misstatement of Age or Sex
     Cyber Security Risks
  Annuitization
  Experts
  Legal Experts
  Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 Unit Prices And Numbers Of Units. The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31/st/ of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2015.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                                    Optimum
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.25%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02             405,782
   01/01/2006 to 12/31/2006                               $10.02           $11.06           3,716,970
   01/01/2007 to 12/31/2007                               $11.06           $11.93           5,006,440
   01/01/2008 to 12/31/2008                               $11.93            $8.03           6,104,215
   01/01/2009 to 12/31/2009                                $8.03            $9.86          26,917,264
   01/01/2010 to 12/31/2010                                $9.86           $10.90          35,419,588
   01/01/2011 to 12/31/2011                               $10.90           $10.48          27,867,684
   01/01/2012 to 12/31/2012                               $10.48           $11.65          31,632,710
   01/01/2013 to 12/31/2013                               $11.65           $12.65          31,978,989
   01/01/2014 to 12/31/2014                               $12.65           $12.97          30,105,387
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   06/20/2005* to 12/31/2005                               $9.67            $9.79             626,417
   01/01/2006 to 12/31/2006                                $9.79           $11.30             579,491
   01/01/2007 to 12/31/2007                               $11.30           $11.15             493,545
   01/01/2008 to 12/31/2008                               $11.15            $7.18             440,398
   01/01/2009 to 12/31/2009                                $7.18            $8.35           1,506,808
   01/01/2010 to 12/31/2010                                $8.35            $9.39           2,225,396
   01/01/2011 to 12/31/2011                                $9.39            $9.60           1,745,553
   01/01/2012 to 05/04/2012                                $9.60           $10.45                   0

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                         $10.00           $10.03              53,897
   01/01/2006 to 12/31/2006                          $10.03           $10.95           1,008,771
   01/01/2007 to 12/31/2007                          $10.95           $11.79           1,635,321
   01/01/2008 to 12/31/2008                          $11.79            $8.30           3,896,032
   01/01/2009 to 12/31/2009                           $8.30           $10.11          26,515,475
   01/01/2010 to 12/31/2010                          $10.11           $11.21          36,140,128
   01/01/2011 to 12/31/2011                          $11.21           $10.94          30,390,625
   01/01/2012 to 12/31/2012                          $10.94           $12.15          33,353,854
   01/01/2013 to 12/31/2013                          $12.15           $14.12          32,580,994
   01/01/2014 to 12/31/2014                          $14.12           $14.85          31,331,321
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                         $10.00           $10.01             403,183
   01/01/2006 to 12/31/2006                          $10.01           $11.24           4,226,992
   01/01/2007 to 12/31/2007                          $11.24           $12.18           5,738,690
   01/01/2008 to 12/31/2008                          $12.18            $7.82           6,696,087
   01/01/2009 to 12/31/2009                           $7.82            $9.68          31,792,069
   01/01/2010 to 12/31/2010                           $9.68           $10.84          41,650,794
   01/01/2011 to 12/31/2011                          $10.84           $10.44          30,125,427
   01/01/2012 to 12/31/2012                          $10.44           $11.73          36,635,255
   01/01/2013 to 12/31/2013                          $11.73           $14.21          42,035,241
   01/01/2014 to 12/31/2014                          $14.21           $15.01          45,541,719
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   06/20/2005* to 12/31/2005                         $23.60           $24.98             223,265
   01/01/2006 to 12/31/2006                          $24.98           $33.72             265,912
   01/01/2007 to 12/31/2007                          $33.72           $26.66             201,539
   01/01/2008 to 12/31/2008                          $26.66           $17.10             163,226
   01/01/2009 to 12/31/2009                          $17.10           $22.28             328,842
   01/01/2010 to 12/31/2010                          $22.28           $28.31             510,403
   01/01/2011 to 12/31/2011                          $28.31           $29.80             376,813
   01/01/2012 to 12/31/2012                          $29.80           $33.94             463,095
   01/01/2013 to 12/31/2013                          $33.94           $34.57             450,921
   01/01/2014 to 12/31/2014                          $34.57           $44.69             435,105
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                          $11.24           $11.63           5,200,125
   01/01/2006 to 12/31/2006                          $11.63           $13.46           3,863,961
   01/01/2007 to 12/31/2007                          $13.46           $13.98           3,567,122
   01/01/2008 to 12/31/2008                          $13.98            $8.19           2,148,857
   01/01/2009 to 12/31/2009                           $8.19            $9.64           3,356,527
   01/01/2010 to 12/31/2010                           $9.64           $10.74           3,792,800
   01/01/2011 to 12/31/2011                          $10.74           $10.02           2,403,875
   01/01/2012 to 12/31/2012                          $10.02           $11.84           2,347,900
   01/01/2013 to 12/31/2013                          $11.84           $15.62           3,172,056
   01/01/2014 to 12/31/2014                          $15.62           $17.45           3,008,724
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                           $4.44            $4.60           2,666,931
   01/01/2006 to 12/31/2006                           $4.60            $4.83           2,231,991
   01/01/2007 to 12/31/2007                           $4.83            $5.69           2,097,846
   01/01/2008 to 12/31/2008                           $5.69            $3.32           1,540,597
   01/01/2009 to 12/31/2009                           $3.32            $5.16           3,511,898
   01/01/2010 to 12/31/2010                           $5.16            $6.10           4,701,456
   01/01/2011 to 12/31/2011                           $6.10            $5.85           2,984,433
   01/01/2012 to 12/31/2012                           $5.85            $6.91           3,543,005
   01/01/2013 to 12/31/2013                           $6.91            $9.02           3,803,084
   01/01/2014 to 12/31/2014                           $9.02            $9.93           3,451,022

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   06/20/2005* to 12/31/2005                          $11.46           $12.07            242,790
   01/01/2006 to 12/31/2006                           $12.07           $14.51            524,592
   01/01/2007 to 12/31/2007                           $14.51           $14.50            421,188
   01/01/2008 to 12/31/2008                           $14.50            $8.98            486,765
   01/01/2009 to 12/31/2009                            $8.98           $10.49            858,302
   01/01/2010 to 12/31/2010                           $10.49           $11.64          1,078,324
   01/01/2011 to 12/31/2011                           $11.64           $11.44            864,374
   01/01/2012 to 12/31/2012                           $11.44           $12.81          1,095,404
   01/01/2013 to 12/31/2013                           $12.81           $17.03          1,093,521
   01/01/2014 to 12/31/2014                           $17.03           $17.08            968,257
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                           $16.42           $18.90          2,113,594
   01/01/2006 to 12/31/2006                           $18.90           $22.58          1,664,525
   01/01/2007 to 12/31/2007                           $22.58           $26.55          1,428,930
   01/01/2008 to 12/31/2008                           $26.55           $13.05            942,837
   01/01/2009 to 12/31/2009                           $13.05           $17.43          1,310,930
   01/01/2010 to 12/31/2010                           $17.43           $19.71          1,459,929
   01/01/2011 to 12/31/2011                           $19.71           $16.95            915,042
   01/01/2012 to 12/31/2012                           $16.95           $20.14            876,174
   01/01/2013 to 12/31/2013                           $20.14           $23.68          1,198,831
   01/01/2014 to 12/31/2014                           $23.68           $22.09          1,223,949
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                            $7.01            $7.87            402,498
   01/01/2006 to 12/31/2006                            $7.87            $9.90            593,100
   01/01/2007 to 12/31/2007                            $9.90           $11.52            794,549
   01/01/2008 to 12/31/2008                           $11.52            $6.37            641,680
   01/01/2009 to 12/31/2009                            $6.37            $8.21          1,442,051
   01/01/2010 to 12/31/2010                            $8.21            $9.01          1,743,754
   01/01/2011 to 12/31/2011                            $9.01            $7.78          1,310,153
   01/01/2012 to 12/31/2012                            $7.78            $8.96          1,443,923
   01/01/2013 to 12/31/2013                            $8.96           $10.57          1,466,476
   01/01/2014 to 12/31/2014                           $10.57            $9.74          1,498,945
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                            $8.24            $9.04          1,051,555
   01/01/2006 to 12/31/2006                            $9.04           $10.96          1,002,727
   01/01/2007 to 12/31/2007                           $10.96           $11.84            985,495
   01/01/2008 to 12/31/2008                           $11.84            $6.85            614,606
   01/01/2009 to 12/31/2009                            $6.85            $9.20          1,827,855
   01/01/2010 to 12/31/2010                            $9.20            $9.73          2,492,453
   01/01/2011 to 12/31/2011                            $9.73            $8.73          1,670,674
   01/01/2012 to 12/31/2012                            $8.73           $10.51          1,947,918
   01/01/2013 to 12/31/2013                           $10.51           $11.98          2,070,280
   01/01/2014 to 12/31/2014                           $11.98           $11.07          2,030,830
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                           $10.25           $10.77            694,885
   01/01/2006 to 12/31/2006                           $10.77           $12.60            680,203
   01/01/2007 to 12/31/2007                           $12.60           $12.07            680,350
   01/01/2008 to 12/31/2008                           $12.07            $6.97            649,783
   01/01/2009 to 12/31/2009                            $6.97            $8.23          1,032,590
   01/01/2010 to 12/31/2010                            $8.23            $9.19          1,205,571
   01/01/2011 to 12/31/2011                            $9.19            $8.70            860,066
   01/01/2012 to 12/31/2012                            $8.70           $10.04            942,929
   01/01/2013 to 12/31/2013                           $10.04           $13.86          1,237,335
   01/01/2014 to 12/31/2014                           $13.86           $15.57          1,567,637

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                          $9.67           $10.20          7,048,023
   01/01/2006 to 12/31/2006                         $10.20           $10.80          5,983,458
   01/01/2007 to 12/31/2007                         $10.80           $12.26          5,638,342
   01/01/2008 to 12/31/2008                         $12.26            $6.82          3,539,119
   01/01/2009 to 12/31/2009                          $6.82            $8.74          4,539,651
   01/01/2010 to 12/31/2010                          $8.74           $10.34          4,594,031
   01/01/2011 to 12/31/2011                         $10.34           $10.11          3,055,225
   01/01/2012 to 12/31/2012                         $10.11           $11.21          2,844,826
   01/01/2013 to 12/31/2013                         $11.21           $15.12          3,397,998
   01/01/2014 to 12/31/2014                         $15.12           $16.52          3,969,455
----------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                         $12.71           $12.69          1,294,706
   01/01/2006 to 12/31/2006                         $12.69           $13.76          1,196,608
   01/01/2007 to 12/31/2007                         $13.76           $14.42          1,051,089
   01/01/2008 to 12/31/2008                         $14.42           $10.93            929,322
   01/01/2009 to 12/31/2009                         $10.93           $14.52          1,689,546
   01/01/2010 to 12/31/2010                         $14.52           $16.27          1,430,293
   01/01/2011 to 12/31/2011                         $16.27           $17.70          1,455,420
   01/01/2012 to 12/31/2012                         $17.70           $18.51          1,706,809
   01/01/2013 to 12/31/2013                         $18.51           $17.91          1,893,341
   01/01/2014 to 12/31/2014                         $17.91           $18.82          1,987,724
----------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                          $7.04            $7.39          1,025,239
   01/01/2006 to 12/31/2006                          $7.39            $8.01            758,550
   01/01/2007 to 12/31/2007                          $8.01            $9.10            686,498
   01/01/2008 to 12/31/2008                          $9.10            $5.72            700,352
   01/01/2009 to 12/31/2009                          $5.72            $7.03          1,732,194
   01/01/2010 to 12/31/2010                          $7.03            $7.82          2,119,460
   01/01/2011 to 12/31/2011                          $7.82            $7.68          1,429,953
   01/01/2012 to 12/31/2012                          $7.68            $8.88          1,486,414
   01/01/2013 to 12/31/2013                          $8.88           $11.99          1,613,878
   01/01/2014 to 12/31/2014                         $11.99           $12.87          1,604,312
----------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                         $11.63           $12.11            192,419
   01/01/2006 to 12/31/2006                         $12.11           $13.66            174,411
   01/01/2007 to 12/31/2007                         $13.66           $13.86            156,606
   01/01/2008 to 12/31/2008                         $13.86            $8.47            191,791
   01/01/2009 to 12/31/2009                          $8.47           $11.62            547,214
   01/01/2010 to 12/31/2010                         $11.62           $14.18            743,476
   01/01/2011 to 12/31/2011                         $14.18           $13.52            516,116
   01/01/2012 to 12/31/2012                         $13.52           $15.81            587,711
   01/01/2013 to 12/31/2013                         $15.81           $20.67            561,570
   01/01/2014 to 12/31/2014                         $20.67           $23.47            523,357
----------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                         $10.46           $10.62          3,179,375
   01/01/2006 to 12/31/2006                         $10.62           $10.96          3,505,960
   01/01/2007 to 12/31/2007                         $10.96           $11.36          4,361,361
   01/01/2008 to 12/31/2008                         $11.36           $11.50          7,844,009
   01/01/2009 to 12/31/2009                         $11.50           $11.38          7,658,391
   01/01/2010 to 12/31/2010                         $11.38           $11.24          6,801,612
   01/01/2011 to 12/31/2011                         $11.24           $11.10          6,279,406
   01/01/2012 to 12/31/2012                         $11.10           $10.96          4,601,307
   01/01/2013 to 12/31/2013                         $10.96           $10.83          3,604,420
   01/01/2014 to 12/31/2014                         $10.83           $10.69          3,389,920

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $16.76           $18.55           1,303,740
   01/01/2006 to 12/31/2006                               $18.55           $20.28           1,086,861
   01/01/2007 to 12/31/2007                               $20.28           $20.66             975,347
   01/01/2008 to 12/31/2008                               $20.66           $11.78             570,591
   01/01/2009 to 12/31/2009                               $11.78           $16.36             867,525
   01/01/2010 to 12/31/2010                               $16.36           $19.95           1,067,139
   01/01/2011 to 12/31/2011                               $19.95           $19.21             718,917
   01/01/2012 to 12/31/2012                               $19.21           $22.22             726,117
   01/01/2013 to 12/31/2013                               $22.22           $31.16             958,640
   01/01/2014 to 12/31/2014                               $31.16           $35.15             927,072
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   06/20/2005* to 12/31/2005                               $7.24            $8.00             771,461
   01/01/2006 to 12/31/2006                                $8.00            $9.01             697,877
   01/01/2007 to 12/31/2007                                $9.01           $10.88             971,242
   01/01/2008 to 12/31/2008                               $10.88            $6.10             610,828
   01/01/2009 to 12/31/2009                                $6.10            $7.82           1,281,862
   01/01/2010 to 12/31/2010                                $7.82            $9.94           1,796,178
   01/01/2011 to 12/31/2011                                $9.94            $9.98           1,468,365
   01/01/2012 to 12/31/2012                                $9.98           $11.08           1,554,762
   01/01/2013 to 12/31/2013                               $11.08           $14.51           1,582,884
   01/01/2014 to 12/31/2014                               $14.51           $15.46           1,649,910
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                $7.41            $7.35             267,925
   01/01/2006 to 12/31/2006                                $7.35            $7.82             344,893
   01/01/2007 to 12/31/2007                                $7.82            $9.17             382,635
   01/01/2008 to 12/31/2008                                $9.17            $5.20             242,993
   01/01/2009 to 12/31/2009                                $5.20            $6.30             809,394
   01/01/2010 to 12/31/2010                                $6.30            $7.48           1,201,338
   01/01/2011 to 04/29/2011                                $7.48            $8.40                   0
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                               $12.18           $12.22           2,996,256
   01/01/2006 to 12/31/2006                               $12.22           $12.53           2,687,532
   01/01/2007 to 12/31/2007                               $12.53           $13.21           2,594,813
   01/01/2008 to 12/31/2008                               $13.21           $13.19           1,654,958
   01/01/2009 to 12/31/2009                               $13.19           $14.36           2,949,882
   01/01/2010 to 12/31/2010                               $14.36           $14.74           3,080,140
   01/01/2011 to 12/31/2011                               $14.74           $14.88           2,600,827
   01/01/2012 to 12/31/2012                               $14.88           $15.38           2,281,868
   01/01/2013 to 12/31/2013                               $15.38           $14.86           2,529,324
   01/01/2014 to 12/31/2014                               $14.86           $14.66           2,269,196
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                               $13.72           $13.88           1,924,370
   01/01/2006 to 12/31/2006                               $13.88           $14.22           2,004,498
   01/01/2007 to 12/31/2007                               $14.22           $15.21           2,344,694
   01/01/2008 to 12/31/2008                               $15.21           $14.68           2,402,587
   01/01/2009 to 12/31/2009                               $14.68           $16.90          10,715,121
   01/01/2010 to 12/31/2010                               $16.90           $17.97          15,065,751
   01/01/2011 to 12/31/2011                               $17.97           $18.31          11,688,146
   01/01/2012 to 12/31/2012                               $18.31           $19.77          12,996,719
   01/01/2013 to 12/31/2013                               $19.77           $19.16          12,953,608
   01/01/2014 to 12/31/2014                               $19.16           $19.72          11,489,506

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                               $10.00           $10.04             215,280
   01/01/2006 to 12/31/2006                                $10.04           $10.70             443,968
   01/01/2007 to 12/31/2007                                $10.70           $11.49             649,597
   01/01/2008 to 12/31/2008                                $11.49            $9.14           3,492,156
   01/01/2009 to 12/31/2009                                 $9.14           $10.83          16,345,435
   01/01/2010 to 12/31/2010                                $10.83           $11.83          21,296,028
   01/01/2011 to 12/31/2011                                $11.83           $11.79          20,978,607
   01/01/2012 to 12/31/2012                                $11.79           $12.85          21,413,601
   01/01/2013 to 12/31/2013                                $12.85           $13.86          19,382,539
   01/01/2014 to 12/31/2014                                $13.86           $14.48          18,214,833
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                $10.12           $10.94           1,386,930
   01/01/2006 to 12/31/2006                                $10.94           $12.20           1,165,926
   01/01/2007 to 12/31/2007                                $12.20           $13.39           1,078,773
   01/01/2008 to 12/31/2008                                $13.39            $7.39             767,197
   01/01/2009 to 12/31/2009                                 $7.39            $9.69           1,308,983
   01/01/2010 to 12/31/2010                                 $9.69           $12.68           1,500,026
   01/01/2011 to 12/31/2011                                $12.68           $10.88           1,440,412
   01/01/2012 to 12/31/2012                                $10.88           $12.90           1,624,583
   01/01/2013 to 12/31/2013                                $12.90           $17.94           1,692,703
   01/01/2014 to 12/31/2014                                $17.94           $18.59           1,505,947
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                $15.97           $16.00             126,824
   01/01/2006 to 12/31/2006                                $16.00           $17.80             111,114
   01/01/2007 to 12/31/2007                                $17.80           $18.83             118,021
   01/01/2008 to 12/31/2008                                $18.83           $12.09             187,342
   01/01/2009 to 12/31/2009                                $12.09           $15.98             375,867
   01/01/2010 to 12/31/2010                                $15.98           $21.53             527,269
   01/01/2011 to 12/31/2011                                $21.53           $21.05             412,276
   01/01/2012 to 12/31/2012                                $21.05           $23.32             475,113
   01/01/2013 to 12/31/2013                                $23.32           $31.13             525,441
   01/01/2014 to 12/31/2014                                $31.13           $31.92             468,074
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                $16.64           $17.52           1,484,713
   01/01/2006 to 12/31/2006                                $17.52           $20.77           1,198,255
   01/01/2007 to 12/31/2007                                $20.77           $19.36           1,176,566
   01/01/2008 to 12/31/2008                                $19.36           $13.44             760,721
   01/01/2009 to 12/31/2009                                $13.44           $16.85             971,333
   01/01/2010 to 12/31/2010                                $16.85           $20.96             983,045
   01/01/2011 to 12/31/2011                                $20.96           $19.47             633,878
   01/01/2012 to 12/31/2012                                $19.47           $22.71             589,246
   01/01/2013 to 12/31/2013                                $22.71           $30.82             725,986
   01/01/2014 to 12/31/2014                                $30.82           $32.03             663,097
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                                $12.28           $12.79             635,233
   01/01/2006 to 12/31/2006                                $12.79           $15.33             815,109
   01/01/2007 to 12/31/2007                                $15.33           $14.60             776,427
   01/01/2008 to 12/31/2008                                $14.60            $8.38             424,531
   01/01/2009 to 12/31/2009                                 $8.38           $10.24             788,524
   01/01/2010 to 12/31/2010                                $10.24           $11.45           1,004,584
   01/01/2011 to 12/31/2011                                $11.45           $11.12             741,548
   01/01/2012 to 12/31/2012                                $11.12           $12.88             986,090
   01/01/2013 to 12/31/2013                                $12.88           $16.50           1,240,563
   01/01/2014 to 12/31/2014                                $16.50           $17.51           1,307,147

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                                   $6.19            $7.12            512,014
   01/01/2006 to 12/31/2006                                                   $7.12            $7.43            608,747
   01/01/2007 to 12/31/2007                                                   $7.43            $7.94            919,355
   01/01/2008 to 12/31/2008                                                   $7.94            $4.66          1,074,328
   01/01/2009 to 12/31/2009                                                   $4.66            $7.06          3,806,238
   01/01/2010 to 12/31/2010                                                   $7.06            $8.07          5,578,264
   01/01/2011 to 12/31/2011                                                   $8.07            $7.84          3,909,559
   01/01/2012 to 12/31/2012                                                   $7.84            $9.10          4,988,062
   01/01/2013 to 12/31/2013                                                   $9.10           $12.94          5,503,342
   01/01/2014 to 12/31/2014                                                  $12.94           $13.84          5,405,579
-----------------------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                                                  $14.73           $13.89            938,587
   01/01/2006 to 12/31/2006                                                  $13.89           $14.58            836,914
   01/01/2007 to 12/31/2007                                                  $14.58           $15.79            874,210
   01/01/2008 to 12/31/2008                                                  $15.79           $15.21            536,127
   01/01/2009 to 12/31/2009                                                  $15.21           $16.84          1,081,396
   01/01/2010 to 12/31/2010                                                  $16.84           $17.58          1,391,312
   01/01/2011 to 12/31/2011                                                  $17.58           $18.08          1,078,586
   01/01/2012 to 12/31/2012                                                  $18.08           $18.79          1,116,940
   01/01/2013 to 12/31/2013                                                  $18.79           $17.85          1,226,981
   01/01/2014 to 12/31/2014                                                  $17.85           $17.73          1,116,770
-----------------------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                                                 $10.00            $9.98             48,832
   01/01/2008 to 12/31/2008                                                   $9.98            $9.35            677,200
   01/01/2009 to 12/31/2009                                                   $9.35           $10.30          2,726,911
   01/01/2010 to 12/31/2010                                                  $10.30           $10.97          3,801,379
   01/01/2011 to 12/31/2011                                                  $10.97           $11.48          3,277,047
   01/01/2012 to 12/31/2012                                                  $11.48           $12.23          3,417,319
   01/01/2013 to 12/31/2013                                                  $12.23           $11.90          3,858,415
   01/01/2014 to 12/31/2014                                                  $11.90           $12.59          4,617,743
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                                                  $12.31           $14.10            130,749
   01/01/2006 to 12/31/2006                                                  $14.10           $17.15            182,002
   01/01/2007 to 12/31/2007                                                  $17.15           $19.47            167,896
   01/01/2008 to 12/31/2008                                                  $19.47           $11.25            150,691
   01/01/2009 to 12/31/2009                                                  $11.25           $12.88            146,213
   01/01/2010 to 07/16/2010                                                  $12.88           $12.26                  0
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                                                   $9.75           $10.00             18,356
   01/01/2006 to 12/31/2006                                                  $10.00           $10.47             19,700
   01/01/2007 to 12/31/2007                                                  $10.47           $11.58             38,907
   01/01/2008 to 12/31/2008                                                  $11.58            $8.32             68,712
   01/01/2009 to 12/31/2009                                                   $8.32           $11.83            117,760
   01/01/2010 to 07/16/2010                                                  $11.83           $11.08                  0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.28           $14.87            173,563
   01/01/2011 to 12/31/2011                                                  $14.87           $12.81            149,767
   01/01/2012 to 12/31/2012                                                  $12.81           $14.38            122,892
   01/01/2013 to 12/31/2013                                                  $14.38           $17.03            100,597
   01/01/2014 to 12/31/2014                                                  $17.03           $15.93             76,194
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.08           $14.00            129,477
   01/01/2011 to 12/31/2011                                                  $14.00           $13.08             90,859
   01/01/2012 to 12/31/2012                                                  $13.08           $15.60             50,798
   01/01/2013 to 12/31/2013                                                  $15.60           $21.60             38,150
   01/01/2014 to 12/31/2014                                                  $21.60           $22.20             22,509

 *  Denotes the start date of these sub-accounts

                                    Optimum
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (2.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $7.66            $9.30           159,301
   01/01/2010 to 12/31/2010                                $9.30           $10.14           212,391
   01/01/2011 to 12/31/2011                               $10.14            $9.61           105,066
   01/01/2012 to 12/31/2012                                $9.61           $10.53           134,457
   01/01/2013 to 12/31/2013                               $10.53           $11.27            66,527
   01/01/2014 to 12/31/2014                               $11.27           $11.39            69,109
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                                $6.70            $8.26            53,149
   01/01/2010 to 12/31/2010                                $8.26            $9.15            55,133
   01/01/2011 to 12/31/2011                                $9.15            $9.23            13,061
   01/01/2012 to 05/04/2012                                $9.23            $9.99                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $7.97            $9.54           676,115
   01/01/2010 to 12/31/2010                                $9.54           $10.43           803,521
   01/01/2011 to 12/31/2011                               $10.43           $10.03           368,297
   01/01/2012 to 12/31/2012                               $10.03           $10.98           447,452
   01/01/2013 to 12/31/2013                               $10.98           $12.58           326,622
   01/01/2014 to 12/31/2014                               $12.58           $13.04           360,939
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.95                 0
   01/01/2010 to 12/31/2010                                $9.95           $10.59                 0
   01/01/2011 to 12/31/2011                               $10.59           $10.97                 0
   01/01/2012 to 12/31/2012                               $10.97           $11.01                 0
   01/01/2013 to 12/31/2013                               $11.01           $10.68                 0
   01/01/2014 to 12/31/2014                               $10.68           $10.38                 0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.57             5,603
   01/01/2010 to 12/31/2010                                $9.57           $10.30           156,943
   01/01/2011 to 12/31/2011                               $10.30           $11.00           575,620
   01/01/2012 to 12/31/2012                               $11.00           $11.15           307,580
   01/01/2013 to 12/31/2013                               $11.15           $10.78            65,976
   01/01/2014 to 12/31/2014                               $10.78           $10.54            48,868
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                              $10.00           $10.67           310,356
   01/01/2011 to 12/31/2011                               $10.67           $11.57           645,073
   01/01/2012 to 12/31/2012                               $11.57           $11.84           401,438
   01/01/2013 to 12/31/2013                               $11.84           $11.29           152,935
   01/01/2014 to 12/31/2014                               $11.29           $11.15            98,153
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                                $9.92            $9.64                 0
   01/01/2010 to 12/31/2010                                $9.64           $10.43                 0
   01/01/2011 to 12/31/2011                               $10.43           $11.53           794,107
   01/01/2012 to 12/31/2012                               $11.53           $11.87           526,285
   01/01/2013 to 12/31/2013                               $11.87           $11.19           279,656
   01/01/2014 to 12/31/2014                               $11.19           $11.18           103,650

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                           $9.91            $9.54                  0
   01/01/2010 to 12/31/2010                           $9.54           $10.34              6,929
   01/01/2011 to 12/31/2011                          $10.34           $11.67                  0
   01/01/2012 to 12/31/2012                          $11.67           $12.03            305,082
   01/01/2013 to 12/31/2013                          $12.03           $11.15            288,796
   01/01/2014 to 12/31/2014                          $11.15           $11.31            135,552
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                           $9.88            $9.21                  0
   01/01/2010 to 12/31/2010                           $9.21           $10.03            100,282
   01/01/2011 to 12/31/2011                          $10.03           $11.59              8,944
   01/01/2012 to 12/31/2012                          $11.59           $12.00              7,256
   01/01/2013 to 12/31/2013                          $12.00           $10.92            685,862
   01/01/2014 to 12/31/2014                          $10.92           $11.28            352,471
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                         $10.00           $10.91             64,449
   01/01/2011 to 12/31/2011                          $10.91           $12.78            706,219
   01/01/2012 to 12/31/2012                          $12.78           $13.29            323,557
   01/01/2013 to 12/31/2013                          $13.29           $12.03             15,261
   01/01/2014 to 12/31/2014                          $12.03           $12.61            444,243
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                         $10.00           $11.92            329,141
   01/01/2012 to 12/31/2012                          $11.92           $12.28            414,448
   01/01/2013 to 12/31/2013                          $12.28           $10.79             45,625
   01/01/2014 to 12/31/2014                          $10.79           $11.59             42,773
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                         $10.00           $10.31            155,312
   01/01/2013 to 12/31/2013                          $10.31            $9.01          1,001,752
   01/01/2014 to 12/31/2014                           $9.01            $9.88            492,219
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                         $10.00            $8.67            405,665
   01/01/2014 to 12/31/2014                           $8.67            $9.68            251,870
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                         $10.00           $11.21             52,018
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                           $7.48            $9.13            708,219
   01/01/2010 to 12/31/2010                           $9.13           $10.08            749,579
   01/01/2011 to 12/31/2011                          $10.08            $9.58            281,330
   01/01/2012 to 12/31/2012                           $9.58           $10.60            358,749
   01/01/2013 to 12/31/2013                          $10.60           $12.66            307,488
   01/01/2014 to 12/31/2014                          $12.66           $13.19            309,371
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                           $6.68           $10.04             39,209
   01/01/2010 to 12/31/2010                          $10.04           $12.58             51,647
   01/01/2011 to 12/31/2011                          $12.58           $13.05             12,690
   01/01/2012 to 12/31/2012                          $13.05           $14.65             15,675
   01/01/2013 to 12/31/2013                          $14.65           $14.71             10,375
   01/01/2014 to 12/31/2014                          $14.71           $18.75             11,401
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $6.64            $7.97              6,997
   01/01/2010 to 12/31/2010                           $7.97            $8.76             13,269
   01/01/2011 to 12/31/2011                           $8.76            $8.05              4,169
   01/01/2012 to 12/31/2012                           $8.05            $9.38              4,513
   01/01/2013 to 12/31/2013                           $9.38           $12.20              2,530
   01/01/2014 to 12/31/2014                          $12.20           $13.43              6,298

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                            $8.32           $11.11            17,908
   01/01/2010 to 12/31/2010                           $11.11           $12.96            39,965
   01/01/2011 to 12/31/2011                           $12.96           $12.25            10,818
   01/01/2012 to 12/31/2012                           $12.25           $14.26            13,842
   01/01/2013 to 12/31/2013                           $14.26           $18.35            17,574
   01/01/2014 to 12/31/2014                           $18.35           $19.92            17,554
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                            $6.93            $8.71            23,375
   01/01/2010 to 12/31/2010                            $8.71            $9.54            49,989
   01/01/2011 to 12/31/2011                            $9.54            $9.24            18,206
   01/01/2012 to 12/31/2012                            $9.24           $10.20            15,220
   01/01/2013 to 12/31/2013                           $10.20           $13.37             1,249
   01/01/2014 to 12/31/2014                           $13.37           $13.22               881
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                            $7.48            $9.75            27,547
   01/01/2010 to 12/31/2010                            $9.75           $10.86            42,682
   01/01/2011 to 12/31/2011                           $10.86            $9.21            14,523
   01/01/2012 to 12/31/2012                            $9.21           $10.79            13,807
   01/01/2013 to 12/31/2013                           $10.79           $12.51            28,143
   01/01/2014 to 12/31/2014                           $12.51           $11.50            24,466
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                            $8.11           $10.46            44,606
   01/01/2010 to 12/31/2010                           $10.46           $11.31            49,149
   01/01/2011 to 12/31/2011                           $11.31            $9.63            11,615
   01/01/2012 to 12/31/2012                            $9.63           $10.94            25,404
   01/01/2013 to 12/31/2013                           $10.94           $12.72            12,457
   01/01/2014 to 12/31/2014                           $12.72           $11.56             6,767
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                            $7.60           $10.15             9,545
   01/01/2010 to 12/31/2010                           $10.15           $10.59            37,715
   01/01/2011 to 12/31/2011                           $10.59            $9.37            12,895
   01/01/2012 to 12/31/2012                            $9.37           $11.12            15,160
   01/01/2013 to 12/31/2013                           $11.12           $12.49             9,996
   01/01/2014 to 12/31/2014                           $12.49           $11.38            11,150
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                            $5.99            $7.55            12,659
   01/01/2010 to 12/31/2010                            $7.55            $8.32             4,760
   01/01/2011 to 12/31/2011                            $8.32            $7.76             3,241
   01/01/2012 to 12/31/2012                            $7.76            $8.83            12,829
   01/01/2013 to 12/31/2013                            $8.83           $12.02            34,651
   01/01/2014 to 12/31/2014                           $12.02           $13.31            26,370
------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                            $6.91            $8.75            37,494
   01/01/2010 to 12/31/2010                            $8.75           $10.20            63,578
   01/01/2011 to 12/31/2011                           $10.20            $9.84            22,561
   01/01/2012 to 12/31/2012                            $9.84           $10.76            21,520
   01/01/2013 to 12/31/2013                           $10.76           $14.30             4,048
   01/01/2014 to 12/31/2014                           $14.30           $15.40            11,540
------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                            $8.89           $10.66            27,186
   01/01/2010 to 12/31/2010                           $10.66           $11.77            21,065
   01/01/2011 to 12/31/2011                           $11.77           $12.63            24,541
   01/01/2012 to 12/31/2012                           $12.63           $13.02            18,227
   01/01/2013 to 12/31/2013                           $13.02           $12.42            10,377
   01/01/2014 to 12/31/2014                           $12.42           $12.86            11,063

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                                $7.93            $9.58             7,736
   01/01/2010 to 12/31/2010                                $9.58           $10.51             8,723
   01/01/2011 to 12/31/2011                               $10.51           $10.18             3,745
   01/01/2012 to 12/31/2012                               $10.18           $11.60            12,102
   01/01/2013 to 12/31/2013                               $11.60           $15.44            16,542
   01/01/2014 to 12/31/2014                               $15.44           $16.33            14,230
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $7.05            $9.30             8,401
   01/01/2010 to 12/31/2010                                $9.30           $11.19            30,309
   01/01/2011 to 12/31/2011                               $11.19           $10.52            11,640
   01/01/2012 to 12/31/2012                               $10.52           $12.13            14,025
   01/01/2013 to 12/31/2013                               $12.13           $15.63            20,604
   01/01/2014 to 12/31/2014                               $15.63           $17.49            17,595
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.32           $10.14           186,292
   01/01/2010 to 12/31/2010                               $10.14            $9.88            56,299
   01/01/2011 to 12/31/2011                                $9.88            $9.62            49,295
   01/01/2012 to 12/31/2012                                $9.62            $9.36            40,412
   01/01/2013 to 12/31/2013                                $9.36            $9.11            11,715
   01/01/2014 to 12/31/2014                                $9.11            $8.87             8,866
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $6.67            $8.99            13,800
   01/01/2010 to 12/31/2010                                $8.99           $10.81            36,557
   01/01/2011 to 12/31/2011                               $10.81           $10.26            11,055
   01/01/2012 to 12/31/2012                               $10.26           $11.70            14,944
   01/01/2013 to 12/31/2013                               $11.70           $16.17             7,481
   01/01/2014 to 12/31/2014                               $16.17           $17.99             9,475
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $8.41           $10.38             8,686
   01/01/2010 to 12/31/2010                               $10.38           $13.00            18,742
   01/01/2011 to 12/31/2011                               $13.00           $12.87             5,978
   01/01/2012 to 12/31/2012                               $12.87           $14.08            12,258
   01/01/2013 to 12/31/2013                               $14.08           $18.17             4,962
   01/01/2014 to 12/31/2014                               $18.17           $19.10             5,605
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $6.84            $8.27             9,909
   01/01/2010 to 12/31/2010                                $8.27            $9.69            15,269
   01/01/2011 to 04/29/2011                                $9.69           $10.83                 0
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                               $10.59           $11.07            27,342
   01/01/2010 to 12/31/2010                               $11.07           $11.20            33,522
   01/01/2011 to 12/31/2011                               $11.20           $11.14            14,026
   01/01/2012 to 12/31/2012                               $11.14           $11.36             8,601
   01/01/2013 to 12/31/2013                               $11.36           $10.82             4,268
   01/01/2014 to 12/31/2014                               $10.82           $10.52             2,997
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                               $10.49           $11.57           100,899
   01/01/2010 to 12/31/2010                               $11.57           $12.13           259,444
   01/01/2011 to 12/31/2011                               $12.13           $12.18            94,206
   01/01/2012 to 12/31/2012                               $12.18           $12.97            96,756
   01/01/2013 to 12/31/2013                               $12.97           $12.39            59,772
   01/01/2014 to 12/31/2014                               $12.39           $12.57            59,859
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $8.86           $10.22           159,770
   01/01/2010 to 12/31/2010                               $10.22           $11.00           172,519
   01/01/2011 to 12/31/2011                               $11.00           $10.81            76,467
   01/01/2012 to 12/31/2012                               $10.81           $11.62            85,882
   01/01/2013 to 12/31/2013                               $11.62           $12.35            28,140
   01/01/2014 to 12/31/2014                               $12.35           $12.72            44,324

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                 $7.01            $9.09            19,394
   01/01/2010 to 12/31/2010                                 $9.09           $11.73            35,005
   01/01/2011 to 12/31/2011                                $11.73            $9.92            19,569
   01/01/2012 to 12/31/2012                                 $9.92           $11.60            17,162
   01/01/2013 to 12/31/2013                                $11.60           $15.89            14,881
   01/01/2014 to 12/31/2014                                $15.89           $16.24            15,001
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $7.46            $9.76             4,989
   01/01/2010 to 12/31/2010                                 $9.76           $12.96             8,672
   01/01/2011 to 12/31/2011                                $12.96           $12.49             3,795
   01/01/2012 to 12/31/2012                                $12.49           $13.64             9,240
   01/01/2013 to 12/31/2013                                $13.64           $17.95            10,329
   01/01/2014 to 12/31/2014                                $17.95           $18.14             9,004
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                 $7.42            $9.59            57,584
   01/01/2010 to 12/31/2010                                 $9.59           $11.76            57,699
   01/01/2011 to 12/31/2011                                $11.76           $10.77            18,951
   01/01/2012 to 12/31/2012                                $10.77           $12.38            25,564
   01/01/2013 to 12/31/2013                                $12.38           $16.57            26,533
   01/01/2014 to 12/31/2014                                $16.57           $16.98            21,303
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                 $6.07            $7.73            14,808
   01/01/2010 to 12/31/2010                                 $7.73            $8.52            17,597
   01/01/2011 to 12/31/2011                                 $8.52            $8.16             8,102
   01/01/2012 to 12/31/2012                                 $8.16            $9.32            19,482
   01/01/2013 to 12/31/2013                                 $9.32           $11.76            24,827
   01/01/2014 to 12/31/2014                                $11.76           $12.30            22,884
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $8.57           $11.25            13,227
   01/01/2010 to 12/31/2010                                $11.25           $12.68            16,377
   01/01/2011 to 12/31/2011                                $12.68           $12.14             5,215
   01/01/2012 to 12/31/2012                                $12.14           $13.89             7,212
   01/01/2013 to 12/31/2013                                $13.89           $19.48            20,350
   01/01/2014 to 12/31/2014                                $19.48           $20.55            17,245
-----------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                 $9.71           $10.73            31,524
   01/01/2010 to 12/31/2010                                $10.73           $11.04            39,047
   01/01/2011 to 12/31/2011                                $11.04           $11.19            17,715
   01/01/2012 to 12/31/2012                                $11.19           $11.46            17,456
   01/01/2013 to 12/31/2013                                $11.46           $10.74             6,107
   01/01/2014 to 12/31/2014                                $10.74           $10.52             6,879
-----------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                 $9.32            $9.99            50,536
   01/01/2010 to 12/31/2010                                 $9.99           $10.49            80,747
   01/01/2011 to 12/31/2011                                $10.49           $10.83            33,098
   01/01/2012 to 12/31/2012                                $10.83           $11.37            41,891
   01/01/2013 to 12/31/2013                                $11.37           $10.90            64,111
   01/01/2014 to 12/31/2014                                $10.90           $11.38            62,478
-----------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                 $7.46            $9.41             2,694
   01/01/2010 to 07/16/2010                                 $9.41            $8.89                 0
-----------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                 $9.09           $11.76             1,366
   01/01/2010 to 07/16/2010                                $11.76           $10.93                 0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                  $8.91           $10.72            2,060
   01/01/2011 to 12/31/2011                                                  $10.72            $9.10              775
   01/01/2012 to 12/31/2012                                                   $9.10           $10.07            1,130
   01/01/2013 to 12/31/2013                                                  $10.07           $11.76              873
   01/01/2014 to 12/31/2014                                                  $11.76           $10.84              538
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $10.93           $13.72            1,684
   01/01/2011 to 12/31/2011                                                  $13.72           $12.64              457
   01/01/2012 to 12/31/2012                                                  $12.64           $14.86              898
   01/01/2013 to 12/31/2013                                                  $14.86           $20.28              821
   01/01/2014 to 12/31/2014                                                  $20.28           $20.55              819

 *  Denotes the start date of these sub-accounts

                                  Optimum Four
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02           2,726,484
   01/01/2006 to 12/31/2006                               $10.02           $11.01          21,829,919
   01/01/2007 to 12/31/2007                               $11.01           $11.83          30,616,578
   01/01/2008 to 12/31/2008                               $11.83            $7.93          35,995,508
   01/01/2009 to 12/31/2009                                $7.93            $9.70         107,441,591
   01/01/2010 to 12/31/2010                                $9.70           $10.68         133,580,486
   01/01/2011 to 12/31/2011                               $10.68           $10.22         102,346,558
   01/01/2012 to 12/31/2012                               $10.22           $11.32         108,178,074
   01/01/2013 to 12/31/2013                               $11.32           $12.24         100,174,797
   01/01/2014 to 12/31/2014                               $12.24           $12.50          87,606,755
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   06/20/2005* to 12/31/2005                              $11.78           $11.90           4,205,656
   01/01/2006 to 12/31/2006                               $11.90           $13.68           3,984,557
   01/01/2007 to 12/31/2007                               $13.68           $13.44           3,435,528
   01/01/2008 to 12/31/2008                               $13.44            $8.62           2,803,150
   01/01/2009 to 12/31/2009                                $8.62            $9.99           4,930,435
   01/01/2010 to 12/31/2010                                $9.99           $11.18           6,178,407
   01/01/2011 to 12/31/2011                               $11.18           $11.39           5,937,210
   01/01/2012 to 05/04/2012                               $11.39           $12.38                   0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.03             685,724
   01/01/2006 to 12/31/2006                               $10.03           $10.90           7,315,279
   01/01/2007 to 12/31/2007                               $10.90           $11.70          12,873,620
   01/01/2008 to 12/31/2008                               $11.70            $8.20          24,018,186
   01/01/2009 to 12/31/2009                                $8.20            $9.95          97,458,970
   01/01/2010 to 12/31/2010                                $9.95           $10.99         124,066,065
   01/01/2011 to 12/31/2011                               $10.99           $10.67          99,522,684
   01/01/2012 to 12/31/2012                               $10.67           $11.81         107,656,583
   01/01/2013 to 12/31/2013                               $11.81           $13.66         103,827,389
   01/01/2014 to 12/31/2014                               $13.66           $14.31          95,621,538

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                         $10.00           $10.01           2,586,013
   01/01/2006 to 12/31/2006                          $10.01           $11.19          23,048,850
   01/01/2007 to 12/31/2007                          $11.19           $12.07          31,465,957
   01/01/2008 to 12/31/2008                          $12.07            $7.73          32,624,883
   01/01/2009 to 12/31/2009                           $7.73            $9.52         118,425,926
   01/01/2010 to 12/31/2010                           $9.52           $10.62         141,306,019
   01/01/2011 to 12/31/2011                          $10.62           $10.19         100,099,910
   01/01/2012 to 12/31/2012                          $10.19           $11.40         113,717,767
   01/01/2013 to 12/31/2013                          $11.40           $13.75         125,316,122
   01/01/2014 to 12/31/2014                          $13.75           $14.47         121,728,074
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   06/20/2005* to 12/31/2005                         $19.77           $20.88           3,749,124
   01/01/2006 to 12/31/2006                          $20.88           $28.08           3,925,105
   01/01/2007 to 12/31/2007                          $28.08           $22.11           2,254,421
   01/01/2008 to 12/31/2008                          $22.11           $14.12           1,741,032
   01/01/2009 to 12/31/2009                          $14.12           $18.32           2,154,565
   01/01/2010 to 12/31/2010                          $18.32           $23.19           2,674,245
   01/01/2011 to 12/31/2011                          $23.19           $24.31           2,210,944
   01/01/2012 to 12/31/2012                          $24.31           $27.58           2,291,954
   01/01/2013 to 12/31/2013                          $27.58           $27.98           2,083,185
   01/01/2014 to 12/31/2014                          $27.98           $36.02           2,044,785
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                          $11.46           $11.81          31,190,346
   01/01/2006 to 12/31/2006                          $11.81           $13.62          23,350,650
   01/01/2007 to 12/31/2007                          $13.62           $14.08          19,997,748
   01/01/2008 to 12/31/2008                          $14.08            $8.22          14,384,005
   01/01/2009 to 12/31/2009                           $8.22            $9.63          15,821,358
   01/01/2010 to 12/31/2010                           $9.63           $10.69          15,820,580
   01/01/2011 to 12/31/2011                          $10.69            $9.94          12,948,030
   01/01/2012 to 12/31/2012                           $9.94           $11.69          10,758,682
   01/01/2013 to 12/31/2013                          $11.69           $15.36           8,989,436
   01/01/2014 to 12/31/2014                          $15.36           $17.09           7,637,977
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                          $11.80           $12.16           5,391,424
   01/01/2006 to 12/31/2006                          $12.16           $12.71           4,189,111
   01/01/2007 to 12/31/2007                          $12.71           $14.92           3,918,725
   01/01/2008 to 12/31/2008                          $14.92            $8.69           2,808,881
   01/01/2009 to 12/31/2009                           $8.69           $13.42           5,868,356
   01/01/2010 to 12/31/2010                          $13.42           $15.82           6,728,348
   01/01/2011 to 12/31/2011                          $15.82           $15.10           4,560,864
   01/01/2012 to 12/31/2012                          $15.10           $17.76           4,904,077
   01/01/2013 to 12/31/2013                          $17.76           $23.09           5,099,534
   01/01/2014 to 12/31/2014                          $23.09           $25.32           4,212,533
-----------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   06/20/2005* to 12/31/2005                         $12.81           $13.47           2,585,881
   01/01/2006 to 12/31/2006                          $13.47           $16.13           4,397,725
   01/01/2007 to 12/31/2007                          $16.13           $16.05           3,751,417
   01/01/2008 to 12/31/2008                          $16.05            $9.90           2,589,179
   01/01/2009 to 12/31/2009                           $9.90           $11.51           3,294,871
   01/01/2010 to 12/31/2010                          $11.51           $12.73           3,942,580
   01/01/2011 to 12/31/2011                          $12.73           $12.46           3,528,509
   01/01/2012 to 12/31/2012                          $12.46           $13.89           3,502,241
   01/01/2013 to 12/31/2013                          $13.89           $18.40           2,924,047
   01/01/2014 to 12/31/2014                          $18.40           $18.38           2,608,050

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
   01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
   01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
   01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
   01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
   01/01/2010 to 12/31/2010                           $15.91           $17.92           7,241,298
   01/01/2011 to 12/31/2011                           $17.92           $15.34           5,734,722
   01/01/2012 to 12/31/2012                           $15.34           $18.16           4,942,527
   01/01/2013 to 12/31/2013                           $18.16           $21.27           4,582,698
   01/01/2014 to 12/31/2014                           $21.27           $19.76           3,989,471
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
   01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
   01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
   01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
   01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
   01/01/2010 to 12/31/2010                           $14.74           $16.10           3,649,081
   01/01/2011 to 12/31/2011                           $16.10           $13.85           2,916,031
   01/01/2012 to 12/31/2012                           $13.85           $15.89           2,668,328
   01/01/2013 to 12/31/2013                           $15.89           $18.67           2,705,225
   01/01/2014 to 12/31/2014                           $18.67           $17.13           2,548,306
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                           $12.67           $13.84           5,621,834
   01/01/2006 to 12/31/2006                           $13.84           $16.71           4,715,269
   01/01/2007 to 12/31/2007                           $16.71           $17.98           4,504,935
   01/01/2008 to 12/31/2008                           $17.98           $10.37           2,459,224
   01/01/2009 to 12/31/2009                           $10.37           $13.86           5,086,873
   01/01/2010 to 12/31/2010                           $13.86           $14.60           5,905,133
   01/01/2011 to 12/31/2011                           $14.60           $13.05           4,359,903
   01/01/2012 to 12/31/2012                           $13.05           $15.65           4,428,816
   01/01/2013 to 12/31/2013                           $15.65           $17.75           4,647,244
   01/01/2014 to 12/31/2014                           $17.75           $16.35           4,276,895
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                           $11.17           $11.69           5,245,458
   01/01/2006 to 12/31/2006                           $11.69           $13.62           5,568,043
   01/01/2007 to 12/31/2007                           $13.62           $13.00           4,973,375
   01/01/2008 to 12/31/2008                           $13.00            $7.48           4,027,564
   01/01/2009 to 12/31/2009                            $7.48            $8.78           5,087,827
   01/01/2010 to 12/31/2010                            $8.78            $9.78           5,307,829
   01/01/2011 to 12/31/2011                            $9.78            $9.21           4,698,568
   01/01/2012 to 12/31/2012                            $9.21           $10.59           4,248,181
   01/01/2013 to 12/31/2013                           $10.59           $14.57           5,494,376
   01/01/2014 to 12/31/2014                           $14.57           $16.30           5,782,801
------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                           $12.26           $12.88          32,140,125
   01/01/2006 to 12/31/2006                           $12.88           $13.59          26,497,526
   01/01/2007 to 12/31/2007                           $13.59           $15.36          23,963,028
   01/01/2008 to 12/31/2008                           $15.36            $8.51          16,673,165
   01/01/2009 to 12/31/2009                            $8.51           $10.86          17,250,307
   01/01/2010 to 12/31/2010                           $10.86           $12.79          17,364,094
   01/01/2011 to 12/31/2011                           $12.79           $12.47          14,080,420
   01/01/2012 to 12/31/2012                           $12.47           $13.77          11,942,585
   01/01/2013 to 12/31/2013                           $13.77           $18.50           9,091,584
   01/01/2014 to 12/31/2014                           $18.50           $20.12           9,720,568

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                               $12.26           $12.20          12,427,806
   01/01/2006 to 12/31/2006                               $12.20           $13.17          10,147,675
   01/01/2007 to 12/31/2007                               $13.17           $13.74           8,365,789
   01/01/2008 to 12/31/2008                               $13.74           $10.37           8,586,978
   01/01/2009 to 12/31/2009                               $10.37           $13.73          10,096,051
   01/01/2010 to 12/31/2010                               $13.73           $15.32           8,604,037
   01/01/2011 to 12/31/2011                               $15.32           $16.60           9,200,629
   01/01/2012 to 12/31/2012                               $16.60           $17.29           8,547,651
   01/01/2013 to 12/31/2013                               $17.29           $16.67           6,345,324
   01/01/2014 to 12/31/2014                               $16.67           $17.44           6,499,325
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                                $9.97           $10.43           5,915,443
   01/01/2006 to 12/31/2006                               $10.43           $11.25           4,572,301
   01/01/2007 to 12/31/2007                               $11.25           $12.73           3,902,210
   01/01/2008 to 12/31/2008                               $12.73            $7.98           3,159,245
   01/01/2009 to 12/31/2009                                $7.98            $9.75           4,944,538
   01/01/2010 to 12/31/2010                                $9.75           $10.82           5,238,425
   01/01/2011 to 12/31/2011                               $10.82           $10.57           4,289,955
   01/01/2012 to 12/31/2012                               $10.57           $12.18           4,420,398
   01/01/2013 to 12/31/2013                               $12.18           $16.37           4,361,903
   01/01/2014 to 12/31/2014                               $16.37           $17.50           3,793,575
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $12.38           $12.83           1,988,251
   01/01/2006 to 12/31/2006                               $12.83           $14.42           1,907,063
   01/01/2007 to 12/31/2007                               $14.42           $14.57           1,540,522
   01/01/2008 to 12/31/2008                               $14.57            $8.87           1,381,269
   01/01/2009 to 12/31/2009                                $8.87           $12.11           2,137,413
   01/01/2010 to 12/31/2010                               $12.11           $14.72           2,978,973
   01/01/2011 to 12/31/2011                               $14.72           $13.98           2,405,087
   01/01/2012 to 12/31/2012                               $13.98           $16.28           2,424,624
   01/01/2013 to 12/31/2013                               $16.28           $21.20           2,138,372
   01/01/2014 to 12/31/2014                               $21.20           $23.97           1,904,816
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                                $9.78            $9.88          42,442,274
   01/01/2006 to 12/31/2006                                $9.88           $10.16          46,325,237
   01/01/2007 to 12/31/2007                               $10.16           $10.48          56,111,128
   01/01/2008 to 12/31/2008                               $10.48           $10.57          91,319,625
   01/01/2009 to 12/31/2009                               $10.57           $10.42          66,786,776
   01/01/2010 to 12/31/2010                               $10.42           $10.25          50,307,852
   01/01/2011 to 12/31/2011                               $10.25           $10.09          50,902,069
   01/01/2012 to 12/31/2012                               $10.09            $9.92          39,894,836
   01/01/2013 to 12/31/2013                                $9.92            $9.76          29,504,243
   01/01/2014 to 12/31/2014                                $9.76            $9.60          25,524,289
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $14.51           $15.99          12,260,006
   01/01/2006 to 12/31/2006                               $15.99           $17.42           9,574,218
   01/01/2007 to 12/31/2007                               $17.42           $17.67           8,191,847
   01/01/2008 to 12/31/2008                               $17.67           $10.03           5,184,438
   01/01/2009 to 12/31/2009                               $10.03           $13.88           5,689,131
   01/01/2010 to 12/31/2010                               $13.88           $16.85           5,901,157
   01/01/2011 to 12/31/2011                               $16.85           $16.16           4,911,194
   01/01/2012 to 12/31/2012                               $16.16           $18.62           4,148,499
   01/01/2013 to 12/31/2013                               $18.62           $26.00           4,423,739
   01/01/2014 to 12/31/2014                               $26.00           $29.21           4,014,110

                                                                                        Number of
                                                    Accumulation     Accumulation      Accumulation
                                                    Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                     Beginning of Period End of Period    End of Period
-------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   06/20/2005* to 12/31/2005                           $10.98           $12.12           5,728,444
   01/01/2006 to 12/31/2006                            $12.12           $13.59           5,378,198
   01/01/2007 to 12/31/2007                            $13.59           $16.34           6,560,811
   01/01/2008 to 12/31/2008                            $16.34            $9.13           3,042,143
   01/01/2009 to 12/31/2009                             $9.13           $11.65           4,022,837
   01/01/2010 to 12/31/2010                            $11.65           $14.75           5,702,161
   01/01/2011 to 12/31/2011                            $14.75           $14.75           4,466,247
   01/01/2012 to 12/31/2012                            $14.75           $16.30           3,764,767
   01/01/2013 to 12/31/2013                            $16.30           $21.26           3,561,170
   01/01/2014 to 12/31/2014                            $21.26           $22.57           3,128,103
-------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                            $11.98           $11.83           1,385,431
   01/01/2006 to 12/31/2006                            $11.83           $12.53           1,174,654
   01/01/2007 to 12/31/2007                            $12.53           $14.63           1,215,825
   01/01/2008 to 12/31/2008                            $14.63            $8.27             768,282
   01/01/2009 to 12/31/2009                             $8.27            $9.97           1,585,215
   01/01/2010 to 12/31/2010                             $9.97           $11.79           2,045,616
   01/01/2011 to 04/29/2011                            $11.79           $13.23                   0
-------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                            $10.55           $10.54          28,031,651
   01/01/2006 to 12/31/2006                            $10.54           $10.76          22,394,558
   01/01/2007 to 12/31/2007                            $10.76           $11.31          20,392,150
   01/01/2008 to 12/31/2008                            $11.31           $11.24          15,403,578
   01/01/2009 to 12/31/2009                            $11.24           $12.19          19,779,745
   01/01/2010 to 12/31/2010                            $12.19           $12.46          20,255,855
   01/01/2011 to 12/31/2011                            $12.46           $12.53          18,155,075
   01/01/2012 to 12/31/2012                            $12.53           $12.90          15,540,231
   01/01/2013 to 12/31/2013                            $12.90           $12.41          10,724,539
   01/01/2014 to 12/31/2014                            $12.41           $12.19           7,424,203
-------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                            $11.31           $11.40          22,436,395
   01/01/2006 to 12/31/2006                            $11.40           $11.63          21,700,661
   01/01/2007 to 12/31/2007                            $11.63           $12.39          21,645,194
   01/01/2008 to 12/31/2008                            $12.39           $11.91          20,478,277
   01/01/2009 to 12/31/2009                            $11.91           $13.65          59,442,486
   01/01/2010 to 12/31/2010                            $13.65           $14.46          75,211,006
   01/01/2011 to 12/31/2011                            $14.46           $14.67          60,233,010
   01/01/2012 to 12/31/2012                            $14.67           $15.77          65,143,645
   01/01/2013 to 12/31/2013                            $15.77           $15.23          54,477,871
   01/01/2014 to 12/31/2014                            $15.23           $15.61          44,662,030
-------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                           $10.00           $10.04             115,215
   01/01/2006 to 12/31/2006                            $10.04           $10.66           3,303,256
   01/01/2007 to 12/31/2007                            $10.66           $11.40           7,359,596
   01/01/2008 to 12/31/2008                            $11.40            $9.02          24,830,005
   01/01/2009 to 12/31/2009                             $9.02           $10.65          82,197,582
   01/01/2010 to 12/31/2010                            $10.65           $11.58         100,001,194
   01/01/2011 to 12/31/2011                            $11.58           $11.51          96,778,216
   01/01/2012 to 12/31/2012                            $11.51           $12.49          98,362,559
   01/01/2013 to 12/31/2013                            $12.49           $13.42          79,093,854
   01/01/2014 to 12/31/2014                            $13.42           $13.96          69,937,144

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                $15.42           $16.60           5,464,855
   01/01/2006 to 12/31/2006                                $16.60           $18.43           4,641,175
   01/01/2007 to 12/31/2007                                $18.43           $20.16           4,026,646
   01/01/2008 to 12/31/2008                                $20.16           $11.08           2,977,983
   01/01/2009 to 12/31/2009                                $11.08           $14.46           3,702,808
   01/01/2010 to 12/31/2010                                $14.46           $18.85           4,200,876
   01/01/2011 to 12/31/2011                                $18.85           $16.11           4,029,967
   01/01/2012 to 12/31/2012                                $16.11           $19.02           3,987,156
   01/01/2013 to 12/31/2013                                $19.02           $26.34           3,589,232
   01/01/2014 to 12/31/2014                                $26.34           $27.19           3,049,744
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                 $9.05            $9.04           2,134,731
   01/01/2006 to 12/31/2006                                 $9.04           $10.01           1,867,490
   01/01/2007 to 12/31/2007                                $10.01           $10.55           1,740,242
   01/01/2008 to 12/31/2008                                $10.55            $6.74           1,375,635
   01/01/2009 to 12/31/2009                                 $6.74            $8.88           2,524,147
   01/01/2010 to 12/31/2010                                 $8.88           $11.91           4,648,452
   01/01/2011 to 12/31/2011                                $11.91           $11.60           3,213,655
   01/01/2012 to 12/31/2012                                $11.60           $12.80           3,096,260
   01/01/2013 to 12/31/2013                                $12.80           $17.01           4,073,887
   01/01/2014 to 12/31/2014                                $17.01           $17.37           3,201,641
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                $14.22           $14.91          11,285,282
   01/01/2006 to 12/31/2006                                $14.91           $17.61           9,098,178
   01/01/2007 to 12/31/2007                                $17.61           $16.34           8,130,632
   01/01/2008 to 12/31/2008                                $16.34           $11.30           6,242,966
   01/01/2009 to 12/31/2009                                $11.30           $14.11           6,242,625
   01/01/2010 to 12/31/2010                                $14.11           $17.49           6,195,308
   01/01/2011 to 12/31/2011                                $17.49           $16.17           5,166,090
   01/01/2012 to 12/31/2012                                $16.17           $18.79           3,913,693
   01/01/2013 to 12/31/2013                                $18.79           $25.39           3,418,708
   01/01/2014 to 12/31/2014                                $25.39           $26.29           2,808,610
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                                $12.39           $12.86           4,311,857
   01/01/2006 to 12/31/2006                                $12.86           $15.34           5,318,094
   01/01/2007 to 12/31/2007                                $15.34           $14.55           4,469,636
   01/01/2008 to 12/31/2008                                $14.55            $8.32           2,874,755
   01/01/2009 to 12/31/2009                                 $8.32           $10.13           3,572,238
   01/01/2010 to 12/31/2010                                $10.13           $11.28           4,182,015
   01/01/2011 to 12/31/2011                                $11.28           $10.91           3,313,597
   01/01/2012 to 12/31/2012                                $10.91           $12.58           4,588,707
   01/01/2013 to 12/31/2013                                $12.58           $16.05           5,133,443
   01/01/2014 to 12/31/2014                                $16.05           $16.96           4,589,369
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                 $9.44           $10.81           3,925,742
   01/01/2006 to 12/31/2006                                $10.81           $11.23           4,132,529
   01/01/2007 to 12/31/2007                                $11.23           $11.96           5,137,246
   01/01/2008 to 12/31/2008                                $11.96            $6.99           4,437,756
   01/01/2009 to 12/31/2009                                 $6.99           $10.54          10,159,519
   01/01/2010 to 12/31/2010                                $10.54           $12.01          12,250,636
   01/01/2011 to 12/31/2011                                $12.01           $11.61           9,294,364
   01/01/2012 to 12/31/2012                                $11.61           $13.43          10,725,477
   01/01/2013 to 12/31/2013                                $13.43           $19.02          11,809,685
   01/01/2014 to 12/31/2014                                $19.02           $20.27          11,237,461

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                                                  $13.45           $12.64           6,261,824
   01/01/2006 to 12/31/2006                                                  $12.64           $13.21           6,093,700
   01/01/2007 to 12/31/2007                                                  $13.21           $14.24           6,452,566
   01/01/2008 to 12/31/2008                                                  $14.24           $13.67           4,228,137
   01/01/2009 to 12/31/2009                                                  $13.67           $15.07           6,337,072
   01/01/2010 to 12/31/2010                                                  $15.07           $15.67           7,114,847
   01/01/2011 to 12/31/2011                                                  $15.67           $16.05           6,639,260
   01/01/2012 to 12/31/2012                                                  $16.05           $16.61           5,533,305
   01/01/2013 to 12/31/2013                                                  $16.61           $15.72           4,600,108
   01/01/2014 to 12/31/2014                                                  $15.72           $15.55           3,672,856
-----------------------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                                                 $10.00            $9.98             213,630
   01/01/2008 to 12/31/2008                                                   $9.98            $9.30           4,064,760
   01/01/2009 to 12/31/2009                                                   $9.30           $10.21          12,750,275
   01/01/2010 to 12/31/2010                                                  $10.21           $10.83          17,651,916
   01/01/2011 to 12/31/2011                                                  $10.83           $11.29          18,170,336
   01/01/2012 to 12/31/2012                                                  $11.29           $11.98          18,416,796
   01/01/2013 to 12/31/2013                                                  $11.98           $11.60          17,928,589
   01/01/2014 to 12/31/2014                                                  $11.60           $12.23          19,702,934
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                                                  $13.66           $15.59             689,816
   01/01/2006 to 12/31/2006                                                  $15.59           $18.88           1,081,552
   01/01/2007 to 12/31/2007                                                  $18.88           $21.35           1,401,663
   01/01/2008 to 12/31/2008                                                  $21.35           $12.29             984,931
   01/01/2009 to 12/31/2009                                                  $12.29           $14.01             668,798
   01/01/2010 to 07/16/2010                                                  $14.01           $13.31                   0
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                                                  $11.29           $11.53             281,775
   01/01/2006 to 12/31/2006                                                  $11.53           $12.03             241,307
   01/01/2007 to 12/31/2007                                                  $12.03           $13.24             249,298
   01/01/2008 to 12/31/2008                                                  $13.24            $9.48             271,517
   01/01/2009 to 12/31/2009                                                   $9.48           $13.42             749,780
   01/01/2010 to 07/16/2010                                                  $13.42           $12.54                   0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $13.33           $16.11             637,587
   01/01/2011 to 12/31/2011                                                  $16.11           $13.82             523,908
   01/01/2012 to 12/31/2012                                                  $13.82           $15.45             401,945
   01/01/2013 to 12/31/2013                                                  $15.45           $18.23             283,907
   01/01/2014 to 12/31/2014                                                  $18.23           $16.98             217,416
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.54           $15.82             385,986
   01/01/2011 to 12/31/2011                                                  $15.82           $14.72             411,256
   01/01/2012 to 12/31/2012                                                  $14.72           $17.48             413,544
   01/01/2013 to 12/31/2013                                                  $17.48           $24.11             306,342
   01/01/2014 to 12/31/2014                                                  $24.11           $24.68             201,332

 *  Denotes the start date of these sub-accounts

                                  Optimum Four
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13            20,597
   01/01/2010 to 12/31/2010                               $12.13           $13.17            65,536
   01/01/2011 to 12/31/2011                               $13.17           $12.43            29,622
   01/01/2012 to 12/31/2012                               $12.43           $13.57            36,253
   01/01/2013 to 12/31/2013                               $13.57           $14.46            11,985
   01/01/2014 to 12/31/2014                               $14.46           $14.56            21,734
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.38            11,520
   01/01/2010 to 12/31/2010                               $12.38           $13.66            10,502
   01/01/2011 to 12/31/2011                               $13.66           $13.72             7,324
   01/01/2012 to 05/04/2012                               $13.72           $14.83                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.96           104,004
   01/01/2010 to 12/31/2010                               $11.96           $13.02           131,786
   01/01/2011 to 12/31/2011                               $13.02           $12.47            52,667
   01/01/2012 to 12/31/2012                               $12.47           $13.60            56,424
   01/01/2013 to 12/31/2013                               $13.60           $15.51            26,419
   01/01/2014 to 12/31/2014                               $15.51           $16.02            35,868
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.92                 0
   01/01/2010 to 12/31/2010                                $9.92           $10.52                 0
   01/01/2011 to 12/31/2011                               $10.52           $10.85                 0
   01/01/2012 to 12/31/2012                               $10.85           $10.84                 0
   01/01/2013 to 12/31/2013                               $10.84           $10.48                 0
   01/01/2014 to 12/31/2014                               $10.48           $10.14                 0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.54            10,856
   01/01/2010 to 12/31/2010                                $9.54           $10.23            53,548
   01/01/2011 to 12/31/2011                               $10.23           $10.88            99,457
   01/01/2012 to 12/31/2012                               $10.88           $10.98            49,369
   01/01/2013 to 12/31/2013                               $10.98           $10.58            31,441
   01/01/2014 to 12/31/2014                               $10.58           $10.30            14,936
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                              $10.00           $10.63            78,013
   01/01/2011 to 12/31/2011                               $10.63           $11.48           166,186
   01/01/2012 to 12/31/2012                               $11.48           $11.70           128,946
   01/01/2013 to 12/31/2013                               $11.70           $11.11            97,521
   01/01/2014 to 12/31/2014                               $11.11           $10.92            54,941
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                                $9.92            $9.61                 0
   01/01/2010 to 12/31/2010                                $9.61           $10.36                 0
   01/01/2011 to 12/31/2011                               $10.36           $11.41           300,079
   01/01/2012 to 12/31/2012                               $11.41           $11.69           203,929
   01/01/2013 to 12/31/2013                               $11.69           $10.98           124,021
   01/01/2014 to 12/31/2014                               $10.98           $10.93            85,105

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                           $9.91            $9.51                 0
   01/01/2010 to 12/31/2010                           $9.51           $10.27                 0
   01/01/2011 to 12/31/2011                          $10.27           $11.55                 0
   01/01/2012 to 12/31/2012                          $11.55           $11.85            57,097
   01/01/2013 to 12/31/2013                          $11.85           $10.93            75,887
   01/01/2014 to 12/31/2014                          $10.93           $11.05            30,895
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                           $9.88            $9.19                 0
   01/01/2010 to 12/31/2010                           $9.19            $9.96            67,081
   01/01/2011 to 12/31/2011                           $9.96           $11.46             5,989
   01/01/2012 to 12/31/2012                          $11.46           $11.82             3,224
   01/01/2013 to 12/31/2013                          $11.82           $10.71           100,166
   01/01/2014 to 12/31/2014                          $10.71           $11.02            58,122
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                         $10.00           $10.87            55,827
   01/01/2011 to 12/31/2011                          $10.87           $12.68           479,189
   01/01/2012 to 12/31/2012                          $12.68           $13.12           250,845
   01/01/2013 to 12/31/2013                          $13.12           $11.83            78,873
   01/01/2014 to 12/31/2014                          $11.83           $12.35           169,047
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                         $10.00           $11.87           148,179
   01/01/2012 to 12/31/2012                          $11.87           $12.18           231,919
   01/01/2013 to 12/31/2013                          $12.18           $10.66            25,469
   01/01/2014 to 12/31/2014                          $10.66           $11.40            15,562
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                         $10.00           $10.27            77,251
   01/01/2013 to 12/31/2013                          $10.27            $8.94           685,322
   01/01/2014 to 12/31/2014                           $8.94            $9.76           475,047
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                         $10.00            $8.64           347,529
   01/01/2014 to 12/31/2014                           $8.64            $9.60           177,322
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                         $10.00           $11.16            16,526
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                          $10.04           $12.23            88,371
   01/01/2010 to 12/31/2010                          $12.23           $13.44           112,968
   01/01/2011 to 12/31/2011                          $13.44           $12.71            48,818
   01/01/2012 to 12/31/2012                          $12.71           $14.02            64,061
   01/01/2013 to 12/31/2013                          $14.02           $16.67            34,911
   01/01/2014 to 12/31/2014                          $16.67           $17.29            31,756
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                           $9.61           $14.41             3,009
   01/01/2010 to 12/31/2010                          $14.41           $17.98             2,762
   01/01/2011 to 12/31/2011                          $17.98           $18.59             1,055
   01/01/2012 to 12/31/2012                          $18.59           $20.78             1,973
   01/01/2013 to 12/31/2013                          $20.78           $20.78               973
   01/01/2014 to 12/31/2014                          $20.78           $26.38             1,299
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                          $10.12           $12.12             5,259
   01/01/2010 to 12/31/2010                          $12.12           $13.27             4,461
   01/01/2011 to 12/31/2011                          $13.27           $12.15             2,054
   01/01/2012 to 12/31/2012                          $12.15           $14.10             2,577
   01/01/2013 to 12/31/2013                          $14.10           $18.25             2,072
   01/01/2014 to 12/31/2014                          $18.25           $20.02             2,527

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.06           $13.39            10,087
   01/01/2010 to 12/31/2010                           $13.39           $15.56            11,918
   01/01/2011 to 12/31/2011                           $15.56           $14.64             5,719
   01/01/2012 to 12/31/2012                           $14.64           $16.97             5,361
   01/01/2013 to 12/31/2013                           $16.97           $21.75             3,788
   01/01/2014 to 12/31/2014                           $21.75           $23.52             5,202
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.10           $12.67             3,083
   01/01/2010 to 12/31/2010                           $12.67           $13.81             2,749
   01/01/2011 to 12/31/2011                           $13.81           $13.33             1,157
   01/01/2012 to 12/31/2012                           $13.33           $14.65               912
   01/01/2013 to 12/31/2013                           $14.65           $19.12               533
   01/01/2014 to 12/31/2014                           $19.12           $18.83             3,009
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.14           $13.18             2,490
   01/01/2010 to 12/31/2010                           $13.18           $14.63            11,291
   01/01/2011 to 12/31/2011                           $14.63           $12.35             3,255
   01/01/2012 to 12/31/2012                           $12.35           $14.42             4,810
   01/01/2013 to 12/31/2013                           $14.42           $16.64             2,931
   01/01/2014 to 12/31/2014                           $16.64           $15.24             3,701
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                           $10.12           $13.01             2,413
   01/01/2010 to 12/31/2010                           $13.01           $14.02             2,501
   01/01/2011 to 12/31/2011                           $14.02           $11.88             1,271
   01/01/2012 to 12/31/2012                           $11.88           $13.44             1,073
   01/01/2013 to 12/31/2013                           $13.44           $15.57               345
   01/01/2014 to 12/31/2014                           $15.57           $14.08               415
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                           $10.13           $13.50             6,659
   01/01/2010 to 12/31/2010                           $13.50           $14.02            15,984
   01/01/2011 to 12/31/2011                           $14.02           $12.35             3,646
   01/01/2012 to 12/31/2012                           $12.35           $14.60             4,897
   01/01/2013 to 12/31/2013                           $14.60           $16.33             2,837
   01/01/2014 to 12/31/2014                           $16.33           $14.82             3,439
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.06           $12.65               573
   01/01/2010 to 12/31/2010                           $12.65           $13.88            14,237
   01/01/2011 to 12/31/2011                           $13.88           $12.89             2,571
   01/01/2012 to 12/31/2012                           $12.89           $14.61             3,452
   01/01/2013 to 12/31/2013                           $14.61           $19.81             2,533
   01/01/2014 to 12/31/2014                           $19.81           $21.84             2,755
------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.01           $12.63            10,541
   01/01/2010 to 12/31/2010                           $12.63           $14.66            10,205
   01/01/2011 to 12/31/2011                           $14.66           $14.09             6,178
   01/01/2012 to 12/31/2012                           $14.09           $15.33             5,047
   01/01/2013 to 12/31/2013                           $15.33           $20.31             4,771
   01/01/2014 to 12/31/2014                           $20.31           $21.77             5,355
------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                           $10.03           $12.00             1,494
   01/01/2010 to 12/31/2010                           $12.00           $13.20             5,460
   01/01/2011 to 12/31/2011                           $13.20           $14.10             3,371
   01/01/2012 to 12/31/2012                           $14.10           $14.48             3,340
   01/01/2013 to 12/31/2013                           $14.48           $13.76               550
   01/01/2014 to 12/31/2014                           $13.76           $14.19             2,615

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07            12,013
   01/01/2010 to 12/31/2010                               $12.07           $13.20            19,094
   01/01/2011 to 12/31/2011                               $13.20           $12.72             5,650
   01/01/2012 to 12/31/2012                               $12.72           $14.44            12,520
   01/01/2013 to 12/31/2013                               $14.44           $19.14             7,446
   01/01/2014 to 12/31/2014                               $19.14           $20.17             7,479
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14            12,399
   01/01/2010 to 12/31/2010                               $13.14           $15.75             8,558
   01/01/2011 to 12/31/2011                               $15.75           $14.74             4,926
   01/01/2012 to 12/31/2012                               $14.74           $16.92             5,226
   01/01/2013 to 12/31/2013                               $16.92           $21.73             2,453
   01/01/2014 to 12/31/2014                               $21.73           $24.22             4,675
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80            61,155
   01/01/2010 to 12/31/2010                                $9.80            $9.50            66,807
   01/01/2011 to 12/31/2011                                $9.50            $9.22            22,753
   01/01/2012 to 12/31/2012                                $9.22            $8.94            21,654
   01/01/2013 to 12/31/2013                                $8.94            $8.66            38,219
   01/01/2014 to 12/31/2014                                $8.66            $8.40            34,608
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62             1,324
   01/01/2010 to 12/31/2010                               $13.62           $16.31             2,199
   01/01/2011 to 12/31/2011                               $16.31           $15.42               751
   01/01/2012 to 12/31/2012                               $15.42           $17.51             4,345
   01/01/2013 to 12/31/2013                               $17.51           $24.10             3,593
   01/01/2014 to 12/31/2014                               $24.10           $26.70             2,440
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28             2,880
   01/01/2010 to 12/31/2010                               $12.28           $15.32            12,697
   01/01/2011 to 12/31/2011                               $15.32           $15.10             3,661
   01/01/2012 to 12/31/2012                               $15.10           $16.46            10,250
   01/01/2013 to 12/31/2013                               $16.46           $21.16             6,640
   01/01/2014 to 12/31/2014                               $21.16           $22.14             4,576
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.99             1,364
   01/01/2010 to 12/31/2010                               $11.99           $13.98            13,027
   01/01/2011 to 04/29/2011                               $13.98           $15.60                 0
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $10.41            10,719
   01/01/2010 to 12/31/2010                               $10.41           $10.49             8,917
   01/01/2011 to 12/31/2011                               $10.49           $10.40             3,150
   01/01/2012 to 12/31/2012                               $10.40           $10.55             3,391
   01/01/2013 to 12/31/2013                               $10.55           $10.01               590
   01/01/2014 to 12/31/2014                               $10.01            $9.70               546
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $10.98           109,219
   01/01/2010 to 12/31/2010                               $10.98           $11.46           174,087
   01/01/2011 to 12/31/2011                               $11.46           $11.47            92,726
   01/01/2012 to 12/31/2012                               $11.47           $12.15            96,820
   01/01/2013 to 12/31/2013                               $12.15           $11.57            35,919
   01/01/2014 to 12/31/2014                               $11.57           $11.69            32,447

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $10.02           $11.53           117,847
   01/01/2010 to 12/31/2010                                $11.53           $12.36           141,279
   01/01/2011 to 12/31/2011                                $12.36           $12.10            76,596
   01/01/2012 to 12/31/2012                                $12.10           $12.95            76,027
   01/01/2013 to 12/31/2013                                $12.95           $13.71            18,950
   01/01/2014 to 12/31/2014                                $13.71           $14.06            22,497
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606
   01/01/2010 to 12/31/2010                                $12.90           $16.57             4,862
   01/01/2011 to 12/31/2011                                $16.57           $13.96             5,255
   01/01/2012 to 12/31/2012                                $13.96           $16.25             5,823
   01/01/2013 to 12/31/2013                                $16.25           $22.19             4,781
   01/01/2014 to 12/31/2014                                $22.19           $22.57             6,128
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $10.01           $13.05             1,009
   01/01/2010 to 12/31/2010                                $13.05           $17.25             4,684
   01/01/2011 to 12/31/2011                                $17.25           $16.57             1,545
   01/01/2012 to 12/31/2012                                $16.57           $18.01             4,955
   01/01/2013 to 12/31/2013                                $18.01           $23.61             3,505
   01/01/2014 to 12/31/2014                                $23.61           $23.76             1,821
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $12.85               758
   01/01/2010 to 12/31/2010                                $12.85           $15.70             9,508
   01/01/2011 to 12/31/2011                                $15.70           $14.31             2,394
   01/01/2012 to 12/31/2012                                $14.31           $16.40             3,290
   01/01/2013 to 12/31/2013                                $16.40           $21.84             2,171
   01/01/2014 to 12/31/2014                                $21.84           $22.29             2,870
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                $10.10           $12.82               240
   01/01/2010 to 12/31/2010                                $12.82           $14.07               187
   01/01/2011 to 12/31/2011                                $14.07           $13.42             1,337
   01/01/2012 to 12/31/2012                                $13.42           $15.25               120
   01/01/2013 to 12/31/2013                                $15.25           $19.18               429
   01/01/2014 to 12/31/2014                                $19.18           $19.98             1,130
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $9.99           $13.07             5,649
   01/01/2010 to 12/31/2010                                $13.07           $14.68            16,473
   01/01/2011 to 12/31/2011                                $14.68           $13.99             4,943
   01/01/2012 to 12/31/2012                                $13.99           $15.95             7,580
   01/01/2013 to 12/31/2013                                $15.95           $22.27             3,641
   01/01/2014 to 12/31/2014                                $22.27           $23.39             8,038
-----------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                $10.02           $11.03             7,216
   01/01/2010 to 12/31/2010                                $11.03           $11.31            13,161
   01/01/2011 to 12/31/2011                                $11.31           $11.42             8,552
   01/01/2012 to 12/31/2012                                $11.42           $11.65             8,562
   01/01/2013 to 12/31/2013                                $11.65           $10.87               953
   01/01/2014 to 12/31/2014                                $10.87           $10.59             1,094
-----------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                 $9.99           $10.68               608
   01/01/2010 to 12/31/2010                                $10.68           $11.17             8,009
   01/01/2011 to 12/31/2011                                $11.17           $11.48             2,004
   01/01/2012 to 12/31/2012                                $11.48           $12.00             4,104
   01/01/2013 to 12/31/2013                                $12.00           $11.46             1,345
   01/01/2014 to 12/31/2014                                $11.46           $11.91             3,980

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                                  $10.05           $12.65              96
   01/01/2010 to 07/16/2010                                                  $12.65           $11.93               0
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                                   $9.89           $12.76             471
   01/01/2010 to 07/16/2010                                                  $12.76           $11.82               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.94           $14.34               0
   01/01/2011 to 12/31/2011                                                  $14.34           $12.13               0
   01/01/2012 to 12/31/2012                                                  $12.13           $13.37               0
   01/01/2013 to 12/31/2013                                                  $13.37           $15.54               0
   01/01/2014 to 12/31/2014                                                  $15.54           $14.27               0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.82           $14.81               0
   01/01/2011 to 12/31/2011                                                  $14.81           $13.59               0
   01/01/2012 to 12/31/2012                                                  $13.59           $15.91               0
   01/01/2013 to 12/31/2013                                                  $15.91           $21.63               0
   01/01/2014 to 12/31/2014                                                  $21.63           $21.83               0

 *  Denotes the start date of these sub-accounts

                                  Optimum Plus
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.65%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                              $10.00           $10.02           2,726,484
   01/01/2006 to 12/31/2006                               $10.02           $11.01          21,829,919
   01/01/2007 to 12/31/2007                               $11.01           $11.83          30,616,578
   01/01/2008 to 12/31/2008                               $11.83            $7.93          35,995,508
   01/01/2009 to 12/31/2009                                $7.93            $9.70         107,441,591
   01/01/2010 to 12/31/2010                                $9.70           $10.68         133,580,486
   01/01/2011 to 12/31/2011                               $10.68           $10.22         102,346,558
   01/01/2012 to 12/31/2012                               $10.22           $11.32         108,178,074
   01/01/2013 to 12/31/2013                               $11.32           $12.24         100,174,797
   01/01/2014 to 12/31/2014                               $12.24           $12.50          87,606,755
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   06/20/2005* to 12/31/2005                              $11.78           $11.90           4,205,656
   01/01/2006 to 12/31/2006                               $11.90           $13.68           3,984,557
   01/01/2007 to 12/31/2007                               $13.68           $13.44           3,435,528
   01/01/2008 to 12/31/2008                               $13.44            $8.62           2,803,150
   01/01/2009 to 12/31/2009                                $8.62            $9.99           4,930,435
   01/01/2010 to 12/31/2010                                $9.99           $11.18           6,178,407
   01/01/2011 to 12/31/2011                               $11.18           $11.39           5,937,210
   01/01/2012 to 05/04/2012                               $11.39           $12.38                   0

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                         $10.00           $10.03             685,724
   01/01/2006 to 12/31/2006                          $10.03           $10.90           7,315,279
   01/01/2007 to 12/31/2007                          $10.90           $11.70          12,873,620
   01/01/2008 to 12/31/2008                          $11.70            $8.20          24,018,186
   01/01/2009 to 12/31/2009                           $8.20            $9.95          97,458,970
   01/01/2010 to 12/31/2010                           $9.95           $10.99         124,066,065
   01/01/2011 to 12/31/2011                          $10.99           $10.67          99,522,684
   01/01/2012 to 12/31/2012                          $10.67           $11.81         107,656,583
   01/01/2013 to 12/31/2013                          $11.81           $13.66         103,827,389
   01/01/2014 to 12/31/2014                          $13.66           $14.31          95,621,538
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                         $10.00           $10.01           2,586,013
   01/01/2006 to 12/31/2006                          $10.01           $11.19          23,048,850
   01/01/2007 to 12/31/2007                          $11.19           $12.07          31,465,957
   01/01/2008 to 12/31/2008                          $12.07            $7.73          32,624,883
   01/01/2009 to 12/31/2009                           $7.73            $9.52         118,425,926
   01/01/2010 to 12/31/2010                           $9.52           $10.62         141,306,019
   01/01/2011 to 12/31/2011                          $10.62           $10.19         100,099,910
   01/01/2012 to 12/31/2012                          $10.19           $11.40         113,717,767
   01/01/2013 to 12/31/2013                          $11.40           $13.75         125,316,122
   01/01/2014 to 12/31/2014                          $13.75           $14.47         121,728,074
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   06/20/2005* to 12/31/2005                         $19.77           $20.88           3,749,124
   01/01/2006 to 12/31/2006                          $20.88           $28.08           3,925,105
   01/01/2007 to 12/31/2007                          $28.08           $22.11           2,254,421
   01/01/2008 to 12/31/2008                          $22.11           $14.12           1,741,032
   01/01/2009 to 12/31/2009                          $14.12           $18.32           2,154,565
   01/01/2010 to 12/31/2010                          $18.32           $23.19           2,674,245
   01/01/2011 to 12/31/2011                          $23.19           $24.31           2,210,944
   01/01/2012 to 12/31/2012                          $24.31           $27.58           2,291,954
   01/01/2013 to 12/31/2013                          $27.58           $27.98           2,083,185
   01/01/2014 to 12/31/2014                          $27.98           $36.02           2,044,785
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                          $11.46           $11.81          31,190,346
   01/01/2006 to 12/31/2006                          $11.81           $13.62          23,350,650
   01/01/2007 to 12/31/2007                          $13.62           $14.08          19,997,748
   01/01/2008 to 12/31/2008                          $14.08            $8.22          14,384,005
   01/01/2009 to 12/31/2009                           $8.22            $9.63          15,821,358
   01/01/2010 to 12/31/2010                           $9.63           $10.69          15,820,580
   01/01/2011 to 12/31/2011                          $10.69            $9.94          12,948,030
   01/01/2012 to 12/31/2012                           $9.94           $11.69          10,758,682
   01/01/2013 to 12/31/2013                          $11.69           $15.36           8,989,436
   01/01/2014 to 12/31/2014                          $15.36           $17.09           7,637,977
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                          $11.80           $12.16           5,391,424
   01/01/2006 to 12/31/2006                          $12.16           $12.71           4,189,111
   01/01/2007 to 12/31/2007                          $12.71           $14.92           3,918,725
   01/01/2008 to 12/31/2008                          $14.92            $8.69           2,808,881
   01/01/2009 to 12/31/2009                           $8.69           $13.42           5,868,356
   01/01/2010 to 12/31/2010                          $13.42           $15.82           6,728,348
   01/01/2011 to 12/31/2011                          $15.82           $15.10           4,560,864
   01/01/2012 to 12/31/2012                          $15.10           $17.76           4,904,077
   01/01/2013 to 12/31/2013                          $17.76           $23.09           5,099,534
   01/01/2014 to 12/31/2014                          $23.09           $25.32           4,212,533

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   06/20/2005* to 12/31/2005                          $12.81           $13.47           2,585,881
   01/01/2006 to 12/31/2006                           $13.47           $16.13           4,397,725
   01/01/2007 to 12/31/2007                           $16.13           $16.05           3,751,417
   01/01/2008 to 12/31/2008                           $16.05            $9.90           2,589,179
   01/01/2009 to 12/31/2009                            $9.90           $11.51           3,294,871
   01/01/2010 to 12/31/2010                           $11.51           $12.73           3,942,580
   01/01/2011 to 12/31/2011                           $12.73           $12.46           3,528,509
   01/01/2012 to 12/31/2012                           $12.46           $13.89           3,502,241
   01/01/2013 to 12/31/2013                           $13.89           $18.40           2,924,047
   01/01/2014 to 12/31/2014                           $18.40           $18.38           2,608,050
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   01/01/2005 to 12/31/2005                           $15.30           $17.54          12,141,521
   01/01/2006 to 12/31/2006                           $17.54           $20.87           9,628,446
   01/01/2007 to 12/31/2007                           $20.87           $24.43           8,347,423
   01/01/2008 to 12/31/2008                           $24.43           $11.96           6,129,240
   01/01/2009 to 12/31/2009                           $11.96           $15.91           6,854,079
   01/01/2010 to 12/31/2010                           $15.91           $17.92           7,241,298
   01/01/2011 to 12/31/2011                           $17.92           $15.34           5,734,722
   01/01/2012 to 12/31/2012                           $15.34           $18.16           4,942,527
   01/01/2013 to 12/31/2013                           $18.16           $21.27           4,582,698
   01/01/2014 to 12/31/2014                           $21.27           $19.76           3,989,471
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   01/01/2005 to 12/31/2005                           $12.84           $14.36           2,013,543
   01/01/2006 to 12/31/2006                           $14.36           $18.00           3,305,654
   01/01/2007 to 12/31/2007                           $18.00           $20.85           4,044,519
   01/01/2008 to 12/31/2008                           $20.85           $11.48           2,393,870
   01/01/2009 to 12/31/2009                           $11.48           $14.74           3,492,926
   01/01/2010 to 12/31/2010                           $14.74           $16.10           3,649,081
   01/01/2011 to 12/31/2011                           $16.10           $13.85           2,916,031
   01/01/2012 to 12/31/2012                           $13.85           $15.89           2,668,328
   01/01/2013 to 12/31/2013                           $15.89           $18.67           2,705,225
   01/01/2014 to 12/31/2014                           $18.67           $17.13           2,548,306
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   01/01/2005 to 12/31/2005                           $12.67           $13.84           5,621,834
   01/01/2006 to 12/31/2006                           $13.84           $16.71           4,715,269
   01/01/2007 to 12/31/2007                           $16.71           $17.98           4,504,935
   01/01/2008 to 12/31/2008                           $17.98           $10.37           2,459,224
   01/01/2009 to 12/31/2009                           $10.37           $13.86           5,086,873
   01/01/2010 to 12/31/2010                           $13.86           $14.60           5,905,133
   01/01/2011 to 12/31/2011                           $14.60           $13.05           4,359,903
   01/01/2012 to 12/31/2012                           $13.05           $15.65           4,428,816
   01/01/2013 to 12/31/2013                           $15.65           $17.75           4,647,244
   01/01/2014 to 12/31/2014                           $17.75           $16.35           4,276,895
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   01/01/2005 to 12/31/2005                           $11.17           $11.69           5,245,458
   01/01/2006 to 12/31/2006                           $11.69           $13.62           5,568,043
   01/01/2007 to 12/31/2007                           $13.62           $13.00           4,973,375
   01/01/2008 to 12/31/2008                           $13.00            $7.48           4,027,564
   01/01/2009 to 12/31/2009                            $7.48            $8.78           5,087,827
   01/01/2010 to 12/31/2010                            $8.78            $9.78           5,307,829
   01/01/2011 to 12/31/2011                            $9.78            $9.21           4,698,568
   01/01/2012 to 12/31/2012                            $9.21           $10.59           4,248,181
   01/01/2013 to 12/31/2013                           $10.59           $14.57           5,494,376
   01/01/2014 to 12/31/2014                           $14.57           $16.30           5,782,801

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                         $12.26           $12.88          32,140,125
   01/01/2006 to 12/31/2006                         $12.88           $13.59          26,497,526
   01/01/2007 to 12/31/2007                         $13.59           $15.36          23,963,028
   01/01/2008 to 12/31/2008                         $15.36            $8.51          16,673,165
   01/01/2009 to 12/31/2009                          $8.51           $10.86          17,250,307
   01/01/2010 to 12/31/2010                         $10.86           $12.79          17,364,094
   01/01/2011 to 12/31/2011                         $12.79           $12.47          14,080,420
   01/01/2012 to 12/31/2012                         $12.47           $13.77          11,942,585
   01/01/2013 to 12/31/2013                         $13.77           $18.50           9,091,584
   01/01/2014 to 12/31/2014                         $18.50           $20.12           9,720,568
----------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   01/01/2005 to 12/31/2005                         $12.26           $12.20          12,427,806
   01/01/2006 to 12/31/2006                         $12.20           $13.17          10,147,675
   01/01/2007 to 12/31/2007                         $13.17           $13.74           8,365,789
   01/01/2008 to 12/31/2008                         $13.74           $10.37           8,586,978
   01/01/2009 to 12/31/2009                         $10.37           $13.73          10,096,051
   01/01/2010 to 12/31/2010                         $13.73           $15.32           8,604,037
   01/01/2011 to 12/31/2011                         $15.32           $16.60           9,200,629
   01/01/2012 to 12/31/2012                         $16.60           $17.29           8,547,651
   01/01/2013 to 12/31/2013                         $17.29           $16.67           6,345,324
   01/01/2014 to 12/31/2014                         $16.67           $17.44           6,499,325
----------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   01/01/2005 to 12/31/2005                          $9.97           $10.43           5,915,443
   01/01/2006 to 12/31/2006                         $10.43           $11.25           4,572,301
   01/01/2007 to 12/31/2007                         $11.25           $12.73           3,902,210
   01/01/2008 to 12/31/2008                         $12.73            $7.98           3,159,245
   01/01/2009 to 12/31/2009                          $7.98            $9.75           4,944,538
   01/01/2010 to 12/31/2010                          $9.75           $10.82           5,238,425
   01/01/2011 to 12/31/2011                         $10.82           $10.57           4,289,955
   01/01/2012 to 12/31/2012                         $10.57           $12.18           4,420,398
   01/01/2013 to 12/31/2013                         $12.18           $16.37           4,361,903
   01/01/2014 to 12/31/2014                         $16.37           $17.50           3,793,575
----------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                         $12.38           $12.83           1,988,251
   01/01/2006 to 12/31/2006                         $12.83           $14.42           1,907,063
   01/01/2007 to 12/31/2007                         $14.42           $14.57           1,540,522
   01/01/2008 to 12/31/2008                         $14.57            $8.87           1,381,269
   01/01/2009 to 12/31/2009                          $8.87           $12.11           2,137,413
   01/01/2010 to 12/31/2010                         $12.11           $14.72           2,978,973
   01/01/2011 to 12/31/2011                         $14.72           $13.98           2,405,087
   01/01/2012 to 12/31/2012                         $13.98           $16.28           2,424,624
   01/01/2013 to 12/31/2013                         $16.28           $21.20           2,138,372
   01/01/2014 to 12/31/2014                         $21.20           $23.97           1,904,816
----------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   01/01/2005 to 12/31/2005                          $9.78            $9.88          42,442,274
   01/01/2006 to 12/31/2006                          $9.88           $10.16          46,325,237
   01/01/2007 to 12/31/2007                         $10.16           $10.48          56,111,128
   01/01/2008 to 12/31/2008                         $10.48           $10.57          91,319,625
   01/01/2009 to 12/31/2009                         $10.57           $10.42          66,786,776
   01/01/2010 to 12/31/2010                         $10.42           $10.25          50,307,852
   01/01/2011 to 12/31/2011                         $10.25           $10.09          50,902,069
   01/01/2012 to 12/31/2012                         $10.09            $9.92          39,894,836
   01/01/2013 to 12/31/2013                          $9.92            $9.76          29,504,243
   01/01/2014 to 12/31/2014                          $9.76            $9.60          25,524,289

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   01/01/2005 to 12/31/2005                               $14.51           $15.99          12,260,006
   01/01/2006 to 12/31/2006                               $15.99           $17.42           9,574,218
   01/01/2007 to 12/31/2007                               $17.42           $17.67           8,191,847
   01/01/2008 to 12/31/2008                               $17.67           $10.03           5,184,438
   01/01/2009 to 12/31/2009                               $10.03           $13.88           5,689,131
   01/01/2010 to 12/31/2010                               $13.88           $16.85           5,901,157
   01/01/2011 to 12/31/2011                               $16.85           $16.16           4,911,194
   01/01/2012 to 12/31/2012                               $16.16           $18.62           4,148,499
   01/01/2013 to 12/31/2013                               $18.62           $26.00           4,423,739
   01/01/2014 to 12/31/2014                               $26.00           $29.21           4,014,110
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   06/20/2005* to 12/31/2005                              $10.98           $12.12           5,728,444
   01/01/2006 to 12/31/2006                               $12.12           $13.59           5,378,198
   01/01/2007 to 12/31/2007                               $13.59           $16.34           6,560,811
   01/01/2008 to 12/31/2008                               $16.34            $9.13           3,042,143
   01/01/2009 to 12/31/2009                                $9.13           $11.65           4,022,837
   01/01/2010 to 12/31/2010                               $11.65           $14.75           5,702,161
   01/01/2011 to 12/31/2011                               $14.75           $14.75           4,466,247
   01/01/2012 to 12/31/2012                               $14.75           $16.30           3,764,767
   01/01/2013 to 12/31/2013                               $16.30           $21.26           3,561,170
   01/01/2014 to 12/31/2014                               $21.26           $22.57           3,128,103
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                               $11.98           $11.83           1,385,431
   01/01/2006 to 12/31/2006                               $11.83           $12.53           1,174,654
   01/01/2007 to 12/31/2007                               $12.53           $14.63           1,215,825
   01/01/2008 to 12/31/2008                               $14.63            $8.27             768,282
   01/01/2009 to 12/31/2009                                $8.27            $9.97           1,585,215
   01/01/2010 to 12/31/2010                                $9.97           $11.79           2,045,616
   01/01/2011 to 04/29/2011                               $11.79           $13.23                   0
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   01/01/2005 to 12/31/2005                               $10.55           $10.54          28,031,651
   01/01/2006 to 12/31/2006                               $10.54           $10.76          22,394,558
   01/01/2007 to 12/31/2007                               $10.76           $11.31          20,392,150
   01/01/2008 to 12/31/2008                               $11.31           $11.24          15,403,578
   01/01/2009 to 12/31/2009                               $11.24           $12.19          19,779,745
   01/01/2010 to 12/31/2010                               $12.19           $12.46          20,255,855
   01/01/2011 to 12/31/2011                               $12.46           $12.53          18,155,075
   01/01/2012 to 12/31/2012                               $12.53           $12.90          15,540,231
   01/01/2013 to 12/31/2013                               $12.90           $12.41          10,724,539
   01/01/2014 to 12/31/2014                               $12.41           $12.19           7,424,203
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   01/01/2005 to 12/31/2005                               $11.31           $11.40          22,436,395
   01/01/2006 to 12/31/2006                               $11.40           $11.63          21,700,661
   01/01/2007 to 12/31/2007                               $11.63           $12.39          21,645,194
   01/01/2008 to 12/31/2008                               $12.39           $11.91          20,478,277
   01/01/2009 to 12/31/2009                               $11.91           $13.65          59,442,486
   01/01/2010 to 12/31/2010                               $13.65           $14.46          75,211,006
   01/01/2011 to 12/31/2011                               $14.46           $14.67          60,233,010
   01/01/2012 to 12/31/2012                               $14.67           $15.77          65,143,645
   01/01/2013 to 12/31/2013                               $15.77           $15.23          54,477,871
   01/01/2014 to 12/31/2014                               $15.23           $15.61          44,662,030

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   12/05/2005* to 12/31/2005                               $10.00           $10.04             115,215
   01/01/2006 to 12/31/2006                                $10.04           $10.66           3,303,256
   01/01/2007 to 12/31/2007                                $10.66           $11.40           7,359,596
   01/01/2008 to 12/31/2008                                $11.40            $9.02          24,830,005
   01/01/2009 to 12/31/2009                                 $9.02           $10.65          82,197,582
   01/01/2010 to 12/31/2010                                $10.65           $11.58         100,001,194
   01/01/2011 to 12/31/2011                                $11.58           $11.51          96,778,216
   01/01/2012 to 12/31/2012                                $11.51           $12.49          98,362,559
   01/01/2013 to 12/31/2013                                $12.49           $13.42          79,093,854
   01/01/2014 to 12/31/2014                                $13.42           $13.96          69,937,144
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   01/01/2005 to 12/31/2005                                $15.42           $16.60           5,464,855
   01/01/2006 to 12/31/2006                                $16.60           $18.43           4,641,175
   01/01/2007 to 12/31/2007                                $18.43           $20.16           4,026,646
   01/01/2008 to 12/31/2008                                $20.16           $11.08           2,977,983
   01/01/2009 to 12/31/2009                                $11.08           $14.46           3,702,808
   01/01/2010 to 12/31/2010                                $14.46           $18.85           4,200,876
   01/01/2011 to 12/31/2011                                $18.85           $16.11           4,029,967
   01/01/2012 to 12/31/2012                                $16.11           $19.02           3,987,156
   01/01/2013 to 12/31/2013                                $19.02           $26.34           3,589,232
   01/01/2014 to 12/31/2014                                $26.34           $27.19           3,049,744
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                 $9.05            $9.04           2,134,731
   01/01/2006 to 12/31/2006                                 $9.04           $10.01           1,867,490
   01/01/2007 to 12/31/2007                                $10.01           $10.55           1,740,242
   01/01/2008 to 12/31/2008                                $10.55            $6.74           1,375,635
   01/01/2009 to 12/31/2009                                 $6.74            $8.88           2,524,147
   01/01/2010 to 12/31/2010                                 $8.88           $11.91           4,648,452
   01/01/2011 to 12/31/2011                                $11.91           $11.60           3,213,655
   01/01/2012 to 12/31/2012                                $11.60           $12.80           3,096,260
   01/01/2013 to 12/31/2013                                $12.80           $17.01           4,073,887
   01/01/2014 to 12/31/2014                                $17.01           $17.37           3,201,641
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   01/01/2005 to 12/31/2005                                $14.22           $14.91          11,285,282
   01/01/2006 to 12/31/2006                                $14.91           $17.61           9,098,178
   01/01/2007 to 12/31/2007                                $17.61           $16.34           8,130,632
   01/01/2008 to 12/31/2008                                $16.34           $11.30           6,242,966
   01/01/2009 to 12/31/2009                                $11.30           $14.11           6,242,625
   01/01/2010 to 12/31/2010                                $14.11           $17.49           6,195,308
   01/01/2011 to 12/31/2011                                $17.49           $16.17           5,166,090
   01/01/2012 to 12/31/2012                                $16.17           $18.79           3,913,693
   01/01/2013 to 12/31/2013                                $18.79           $25.39           3,418,708
   01/01/2014 to 12/31/2014                                $25.39           $26.29           2,808,610
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   01/01/2005 to 12/31/2005                                $12.39           $12.86           4,311,857
   01/01/2006 to 12/31/2006                                $12.86           $15.34           5,318,094
   01/01/2007 to 12/31/2007                                $15.34           $14.55           4,469,636
   01/01/2008 to 12/31/2008                                $14.55            $8.32           2,874,755
   01/01/2009 to 12/31/2009                                 $8.32           $10.13           3,572,238
   01/01/2010 to 12/31/2010                                $10.13           $11.28           4,182,015
   01/01/2011 to 12/31/2011                                $11.28           $10.91           3,313,597
   01/01/2012 to 12/31/2012                                $10.91           $12.58           4,588,707
   01/01/2013 to 12/31/2013                                $12.58           $16.05           5,133,443
   01/01/2014 to 12/31/2014                                $16.05           $16.96           4,589,369

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   01/01/2005 to 12/31/2005                                                   $9.44           $10.81           3,925,742
   01/01/2006 to 12/31/2006                                                  $10.81           $11.23           4,132,529
   01/01/2007 to 12/31/2007                                                  $11.23           $11.96           5,137,246
   01/01/2008 to 12/31/2008                                                  $11.96            $6.99           4,437,756
   01/01/2009 to 12/31/2009                                                   $6.99           $10.54          10,159,519
   01/01/2010 to 12/31/2010                                                  $10.54           $12.01          12,250,636
   01/01/2011 to 12/31/2011                                                  $12.01           $11.61           9,294,364
   01/01/2012 to 12/31/2012                                                  $11.61           $13.43          10,725,477
   01/01/2013 to 12/31/2013                                                  $13.43           $19.02          11,809,685
   01/01/2014 to 12/31/2014                                                  $19.02           $20.27          11,237,461
-----------------------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   01/01/2005 to 12/31/2005                                                  $13.45           $12.64           6,261,824
   01/01/2006 to 12/31/2006                                                  $12.64           $13.21           6,093,700
   01/01/2007 to 12/31/2007                                                  $13.21           $14.24           6,452,566
   01/01/2008 to 12/31/2008                                                  $14.24           $13.67           4,228,137
   01/01/2009 to 12/31/2009                                                  $13.67           $15.07           6,337,072
   01/01/2010 to 12/31/2010                                                  $15.07           $15.67           7,114,847
   01/01/2011 to 12/31/2011                                                  $15.67           $16.05           6,639,260
   01/01/2012 to 12/31/2012                                                  $16.05           $16.61           5,533,305
   01/01/2013 to 12/31/2013                                                  $16.61           $15.72           4,600,108
   01/01/2014 to 12/31/2014                                                  $15.72           $15.55           3,672,856
-----------------------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   11/19/2007* to 12/31/2007                                                 $10.00            $9.98             213,630
   01/01/2008 to 12/31/2008                                                   $9.98            $9.30           4,064,760
   01/01/2009 to 12/31/2009                                                   $9.30           $10.21          12,750,275
   01/01/2010 to 12/31/2010                                                  $10.21           $10.83          17,651,916
   01/01/2011 to 12/31/2011                                                  $10.83           $11.29          18,170,336
   01/01/2012 to 12/31/2012                                                  $11.29           $11.98          18,416,796
   01/01/2013 to 12/31/2013                                                  $11.98           $11.60          17,928,589
   01/01/2014 to 12/31/2014                                                  $11.60           $12.23          19,702,934
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   01/01/2005 to 12/31/2005                                                  $13.66           $15.59             689,816
   01/01/2006 to 12/31/2006                                                  $15.59           $18.88           1,081,552
   01/01/2007 to 12/31/2007                                                  $18.88           $21.35           1,401,663
   01/01/2008 to 12/31/2008                                                  $21.35           $12.29             984,931
   01/01/2009 to 12/31/2009                                                  $12.29           $14.01             668,798
   01/01/2010 to 07/16/2010                                                  $14.01           $13.31                   0
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   01/01/2005 to 12/31/2005                                                  $11.29           $11.53             281,775
   01/01/2006 to 12/31/2006                                                  $11.53           $12.03             241,307
   01/01/2007 to 12/31/2007                                                  $12.03           $13.24             249,298
   01/01/2008 to 12/31/2008                                                  $13.24            $9.48             271,517
   01/01/2009 to 12/31/2009                                                   $9.48           $13.42             749,780
   01/01/2010 to 07/16/2010                                                  $13.42           $12.54                   0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $13.33           $16.11             637,587
   01/01/2011 to 12/31/2011                                                  $16.11           $13.82             523,908
   01/01/2012 to 12/31/2012                                                  $13.82           $15.45             401,945
   01/01/2013 to 12/31/2013                                                  $15.45           $18.23             283,907
   01/01/2014 to 12/31/2014                                                  $18.23           $16.98             217,416
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $12.54           $15.82             385,986
   01/01/2011 to 12/31/2011                                                  $15.82           $14.72             411,256
   01/01/2012 to 12/31/2012                                                  $14.72           $17.48             413,544
   01/01/2013 to 12/31/2013                                                  $17.48           $24.11             306,342
   01/01/2014 to 12/31/2014                                                  $24.11           $24.68             201,332

 *  Denotes the start date of these sub-accounts

                                  Optimum Plus
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

  ACCUMULATION UNIT VALUES: With HD GRO 60 bps and Combo 5%/HAV 80 bps OR GRO
                Plus 2008 60 bps and Combo 5%/HAV 80 bps (3.05%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13            20,597
   01/01/2010 to 12/31/2010                               $12.13           $13.17            65,536
   01/01/2011 to 12/31/2011                               $13.17           $12.43            29,622
   01/01/2012 to 12/31/2012                               $12.43           $13.57            36,253
   01/01/2013 to 12/31/2013                               $13.57           $14.46            11,985
   01/01/2014 to 12/31/2014                               $14.46           $14.56            21,734
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.38            11,520
   01/01/2010 to 12/31/2010                               $12.38           $13.66            10,502
   01/01/2011 to 12/31/2011                               $13.66           $13.72             7,324
   01/01/2012 to 05/04/2012                               $13.72           $14.83                 0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.96           104,004
   01/01/2010 to 12/31/2010                               $11.96           $13.02           131,786
   01/01/2011 to 12/31/2011                               $13.02           $12.47            52,667
   01/01/2012 to 12/31/2012                               $12.47           $13.60            56,424
   01/01/2013 to 12/31/2013                               $13.60           $15.51            26,419
   01/01/2014 to 12/31/2014                               $15.51           $16.02            35,868
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.92                 0
   01/01/2010 to 12/31/2010                                $9.92           $10.52                 0
   01/01/2011 to 12/31/2011                               $10.52           $10.85                 0
   01/01/2012 to 12/31/2012                               $10.85           $10.84                 0
   01/01/2013 to 12/31/2013                               $10.84           $10.48                 0
   01/01/2014 to 12/31/2014                               $10.48           $10.14                 0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.54            10,856
   01/01/2010 to 12/31/2010                                $9.54           $10.23            53,548
   01/01/2011 to 12/31/2011                               $10.23           $10.88            99,457
   01/01/2012 to 12/31/2012                               $10.88           $10.98            49,369
   01/01/2013 to 12/31/2013                               $10.98           $10.58            31,441
   01/01/2014 to 12/31/2014                               $10.58           $10.30            14,936
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                              $10.00           $10.63            78,013
   01/01/2011 to 12/31/2011                               $10.63           $11.48           166,186
   01/01/2012 to 12/31/2012                               $11.48           $11.70           128,946
   01/01/2013 to 12/31/2013                               $11.70           $11.11            97,521
   01/01/2014 to 12/31/2014                               $11.11           $10.92            54,941
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                                $9.92            $9.61                 0
   01/01/2010 to 12/31/2010                                $9.61           $10.36                 0
   01/01/2011 to 12/31/2011                               $10.36           $11.41           300,079
   01/01/2012 to 12/31/2012                               $11.41           $11.69           203,929
   01/01/2013 to 12/31/2013                               $11.69           $10.98           124,021
   01/01/2014 to 12/31/2014                               $10.98           $10.93            85,105

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                           $9.91            $9.51                 0
   01/01/2010 to 12/31/2010                           $9.51           $10.27                 0
   01/01/2011 to 12/31/2011                          $10.27           $11.55                 0
   01/01/2012 to 12/31/2012                          $11.55           $11.85            57,097
   01/01/2013 to 12/31/2013                          $11.85           $10.93            75,887
   01/01/2014 to 12/31/2014                          $10.93           $11.05            30,895
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                           $9.88            $9.19                 0
   01/01/2010 to 12/31/2010                           $9.19            $9.96            67,081
   01/01/2011 to 12/31/2011                           $9.96           $11.46             5,989
   01/01/2012 to 12/31/2012                          $11.46           $11.82             3,224
   01/01/2013 to 12/31/2013                          $11.82           $10.71           100,166
   01/01/2014 to 12/31/2014                          $10.71           $11.02            58,122
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                         $10.00           $10.87            55,827
   01/01/2011 to 12/31/2011                          $10.87           $12.68           479,189
   01/01/2012 to 12/31/2012                          $12.68           $13.12           250,845
   01/01/2013 to 12/31/2013                          $13.12           $11.83            78,873
   01/01/2014 to 12/31/2014                          $11.83           $12.35           169,047
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                         $10.00           $11.87           148,179
   01/01/2012 to 12/31/2012                          $11.87           $12.18           231,919
   01/01/2013 to 12/31/2013                          $12.18           $10.66            25,469
   01/01/2014 to 12/31/2014                          $10.66           $11.40            15,562
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                         $10.00           $10.27            77,251
   01/01/2013 to 12/31/2013                          $10.27            $8.94           685,322
   01/01/2014 to 12/31/2014                           $8.94            $9.76           475,047
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                         $10.00            $8.64           347,529
   01/01/2014 to 12/31/2014                           $8.64            $9.60           177,322
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                         $10.00           $11.16            16,526
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                          $10.04           $12.23            88,371
   01/01/2010 to 12/31/2010                          $12.23           $13.44           112,968
   01/01/2011 to 12/31/2011                          $13.44           $12.71            48,818
   01/01/2012 to 12/31/2012                          $12.71           $14.02            64,061
   01/01/2013 to 12/31/2013                          $14.02           $16.67            34,911
   01/01/2014 to 12/31/2014                          $16.67           $17.29            31,756
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                           $9.61           $14.41             3,009
   01/01/2010 to 12/31/2010                          $14.41           $17.98             2,762
   01/01/2011 to 12/31/2011                          $17.98           $18.59             1,055
   01/01/2012 to 12/31/2012                          $18.59           $20.78             1,973
   01/01/2013 to 12/31/2013                          $20.78           $20.78               973
   01/01/2014 to 12/31/2014                          $20.78           $26.38             1,299
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                          $10.12           $12.12             5,259
   01/01/2010 to 12/31/2010                          $12.12           $13.27             4,461
   01/01/2011 to 12/31/2011                          $13.27           $12.15             2,054
   01/01/2012 to 12/31/2012                          $12.15           $14.10             2,577
   01/01/2013 to 12/31/2013                          $14.10           $18.25             2,072
   01/01/2014 to 12/31/2014                          $18.25           $20.02             2,527

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.06           $13.39            10,087
   01/01/2010 to 12/31/2010                           $13.39           $15.56            11,918
   01/01/2011 to 12/31/2011                           $15.56           $14.64             5,719
   01/01/2012 to 12/31/2012                           $14.64           $16.97             5,361
   01/01/2013 to 12/31/2013                           $16.97           $21.75             3,788
   01/01/2014 to 12/31/2014                           $21.75           $23.52             5,202
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.10           $12.67             3,083
   01/01/2010 to 12/31/2010                           $12.67           $13.81             2,749
   01/01/2011 to 12/31/2011                           $13.81           $13.33             1,157
   01/01/2012 to 12/31/2012                           $13.33           $14.65               912
   01/01/2013 to 12/31/2013                           $14.65           $19.12               533
   01/01/2014 to 12/31/2014                           $19.12           $18.83             3,009
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.14           $13.18             2,490
   01/01/2010 to 12/31/2010                           $13.18           $14.63            11,291
   01/01/2011 to 12/31/2011                           $14.63           $12.35             3,255
   01/01/2012 to 12/31/2012                           $12.35           $14.42             4,810
   01/01/2013 to 12/31/2013                           $14.42           $16.64             2,931
   01/01/2014 to 12/31/2014                           $16.64           $15.24             3,701
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                           $10.12           $13.01             2,413
   01/01/2010 to 12/31/2010                           $13.01           $14.02             2,501
   01/01/2011 to 12/31/2011                           $14.02           $11.88             1,271
   01/01/2012 to 12/31/2012                           $11.88           $13.44             1,073
   01/01/2013 to 12/31/2013                           $13.44           $15.57               345
   01/01/2014 to 12/31/2014                           $15.57           $14.08               415
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                           $10.13           $13.50             6,659
   01/01/2010 to 12/31/2010                           $13.50           $14.02            15,984
   01/01/2011 to 12/31/2011                           $14.02           $12.35             3,646
   01/01/2012 to 12/31/2012                           $12.35           $14.60             4,897
   01/01/2013 to 12/31/2013                           $14.60           $16.33             2,837
   01/01/2014 to 12/31/2014                           $16.33           $14.82             3,439
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.06           $12.65               573
   01/01/2010 to 12/31/2010                           $12.65           $13.88            14,237
   01/01/2011 to 12/31/2011                           $13.88           $12.89             2,571
   01/01/2012 to 12/31/2012                           $12.89           $14.61             3,452
   01/01/2013 to 12/31/2013                           $14.61           $19.81             2,533
   01/01/2014 to 12/31/2014                           $19.81           $21.84             2,755
------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.01           $12.63            10,541
   01/01/2010 to 12/31/2010                           $12.63           $14.66            10,205
   01/01/2011 to 12/31/2011                           $14.66           $14.09             6,178
   01/01/2012 to 12/31/2012                           $14.09           $15.33             5,047
   01/01/2013 to 12/31/2013                           $15.33           $20.31             4,771
   01/01/2014 to 12/31/2014                           $20.31           $21.77             5,355
------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                           $10.03           $12.00             1,494
   01/01/2010 to 12/31/2010                           $12.00           $13.20             5,460
   01/01/2011 to 12/31/2011                           $13.20           $14.10             3,371
   01/01/2012 to 12/31/2012                           $14.10           $14.48             3,340
   01/01/2013 to 12/31/2013                           $14.48           $13.76               550
   01/01/2014 to 12/31/2014                           $13.76           $14.19             2,615

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07            12,013
   01/01/2010 to 12/31/2010                               $12.07           $13.20            19,094
   01/01/2011 to 12/31/2011                               $13.20           $12.72             5,650
   01/01/2012 to 12/31/2012                               $12.72           $14.44            12,520
   01/01/2013 to 12/31/2013                               $14.44           $19.14             7,446
   01/01/2014 to 12/31/2014                               $19.14           $20.17             7,479
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14            12,399
   01/01/2010 to 12/31/2010                               $13.14           $15.75             8,558
   01/01/2011 to 12/31/2011                               $15.75           $14.74             4,926
   01/01/2012 to 12/31/2012                               $14.74           $16.92             5,226
   01/01/2013 to 12/31/2013                               $16.92           $21.73             2,453
   01/01/2014 to 12/31/2014                               $21.73           $24.22             4,675
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80            61,155
   01/01/2010 to 12/31/2010                                $9.80            $9.50            66,807
   01/01/2011 to 12/31/2011                                $9.50            $9.22            22,753
   01/01/2012 to 12/31/2012                                $9.22            $8.94            21,654
   01/01/2013 to 12/31/2013                                $8.94            $8.66            38,219
   01/01/2014 to 12/31/2014                                $8.66            $8.40            34,608
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62             1,324
   01/01/2010 to 12/31/2010                               $13.62           $16.31             2,199
   01/01/2011 to 12/31/2011                               $16.31           $15.42               751
   01/01/2012 to 12/31/2012                               $15.42           $17.51             4,345
   01/01/2013 to 12/31/2013                               $17.51           $24.10             3,593
   01/01/2014 to 12/31/2014                               $24.10           $26.70             2,440
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28             2,880
   01/01/2010 to 12/31/2010                               $12.28           $15.32            12,697
   01/01/2011 to 12/31/2011                               $15.32           $15.10             3,661
   01/01/2012 to 12/31/2012                               $15.10           $16.46            10,250
   01/01/2013 to 12/31/2013                               $16.46           $21.16             6,640
   01/01/2014 to 12/31/2014                               $21.16           $22.14             4,576
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.99             1,364
   01/01/2010 to 12/31/2010                               $11.99           $13.98            13,027
   01/01/2011 to 04/29/2011                               $13.98           $15.60                 0
----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $10.41            10,719
   01/01/2010 to 12/31/2010                               $10.41           $10.49             8,917
   01/01/2011 to 12/31/2011                               $10.49           $10.40             3,150
   01/01/2012 to 12/31/2012                               $10.40           $10.55             3,391
   01/01/2013 to 12/31/2013                               $10.55           $10.01               590
   01/01/2014 to 12/31/2014                               $10.01            $9.70               546
----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $10.98           109,219
   01/01/2010 to 12/31/2010                               $10.98           $11.46           174,087
   01/01/2011 to 12/31/2011                               $11.46           $11.47            92,726
   01/01/2012 to 12/31/2012                               $11.47           $12.15            96,820
   01/01/2013 to 12/31/2013                               $12.15           $11.57            35,919
   01/01/2014 to 12/31/2014                               $11.57           $11.69            32,447
----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.53           117,847
   01/01/2010 to 12/31/2010                               $11.53           $12.36           141,279
   01/01/2011 to 12/31/2011                               $12.36           $12.10            76,596
   01/01/2012 to 12/31/2012                               $12.10           $12.95            76,027
   01/01/2013 to 12/31/2013                               $12.95           $13.71            18,950
   01/01/2014 to 12/31/2014                               $13.71           $14.06            22,497

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $12.90             3,606
   01/01/2010 to 12/31/2010                                $12.90           $16.57             4,862
   01/01/2011 to 12/31/2011                                $16.57           $13.96             5,255
   01/01/2012 to 12/31/2012                                $13.96           $16.25             5,823
   01/01/2013 to 12/31/2013                                $16.25           $22.19             4,781
   01/01/2014 to 12/31/2014                                $22.19           $22.57             6,128
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $10.01           $13.05             1,009
   01/01/2010 to 12/31/2010                                $13.05           $17.25             4,684
   01/01/2011 to 12/31/2011                                $17.25           $16.57             1,545
   01/01/2012 to 12/31/2012                                $16.57           $18.01             4,955
   01/01/2013 to 12/31/2013                                $18.01           $23.61             3,505
   01/01/2014 to 12/31/2014                                $23.61           $23.76             1,821
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $12.85               758
   01/01/2010 to 12/31/2010                                $12.85           $15.70             9,508
   01/01/2011 to 12/31/2011                                $15.70           $14.31             2,394
   01/01/2012 to 12/31/2012                                $14.31           $16.40             3,290
   01/01/2013 to 12/31/2013                                $16.40           $21.84             2,171
   01/01/2014 to 12/31/2014                                $21.84           $22.29             2,870
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                $10.10           $12.82               240
   01/01/2010 to 12/31/2010                                $12.82           $14.07               187
   01/01/2011 to 12/31/2011                                $14.07           $13.42             1,337
   01/01/2012 to 12/31/2012                                $13.42           $15.25               120
   01/01/2013 to 12/31/2013                                $15.25           $19.18               429
   01/01/2014 to 12/31/2014                                $19.18           $19.98             1,130
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $9.99           $13.07             5,649
   01/01/2010 to 12/31/2010                                $13.07           $14.68            16,473
   01/01/2011 to 12/31/2011                                $14.68           $13.99             4,943
   01/01/2012 to 12/31/2012                                $13.99           $15.95             7,580
   01/01/2013 to 12/31/2013                                $15.95           $22.27             3,641
   01/01/2014 to 12/31/2014                                $22.27           $23.39             8,038
-----------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                $10.02           $11.03             7,216
   01/01/2010 to 12/31/2010                                $11.03           $11.31            13,161
   01/01/2011 to 12/31/2011                                $11.31           $11.42             8,552
   01/01/2012 to 12/31/2012                                $11.42           $11.65             8,562
   01/01/2013 to 12/31/2013                                $11.65           $10.87               953
   01/01/2014 to 12/31/2014                                $10.87           $10.59             1,094
-----------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                 $9.99           $10.68               608
   01/01/2010 to 12/31/2010                                $10.68           $11.17             8,009
   01/01/2011 to 12/31/2011                                $11.17           $11.48             2,004
   01/01/2012 to 12/31/2012                                $11.48           $12.00             4,104
   01/01/2013 to 12/31/2013                                $12.00           $11.46             1,345
   01/01/2014 to 12/31/2014                                $11.46           $11.91             3,980
-----------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                $10.05           $12.65                96
   01/01/2010 to 07/16/2010                                $12.65           $11.93                 0
-----------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                 $9.89           $12.76               471
   01/01/2010 to 07/16/2010                                $12.76           $11.82                 0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.94           $14.34              0
   01/01/2011 to 12/31/2011                                                  $14.34           $12.13              0
   01/01/2012 to 12/31/2012                                                  $12.13           $13.37              0
   01/01/2013 to 12/31/2013                                                  $13.37           $15.54              0
   01/01/2014 to 12/31/2014                                                  $15.54           $14.27              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.82           $14.81              0
   01/01/2011 to 12/31/2011                                                  $14.81           $13.59              0
   01/01/2012 to 12/31/2012                                                  $13.59           $15.91              0
   01/01/2013 to 12/31/2013                                                  $15.91           $21.63              0
   01/01/2014 to 12/31/2014                                                  $21.63           $21.83              0

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

EXAMPLES OF ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT CALCULATION

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

         Growth  =     Account Value of variable     minus    purchase payments -
                    investment options plus Interim         proportional withdrawals
                      Value of Fixed Allocations
                           (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

  Growth  =   $75,000 - [$50,000 - $0]
          =   $25,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

          =   $25,000 * 0.40
          =   $10,000

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

          =   $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

  Growth  =   $45,000 - [$50,000 - $0]
          =   $-5,000

Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

          NO BENEFIT IS PAYABLE

Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

          =   $50,000

IN THIS EXAMPLE YOU WOULD RECEIVE NO ADDITIONAL BENEFIT FROM PURCHASING THE ENHANCED BENEFICIARY PROTECTION OPTIONAL DEATH BENEFIT.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

  Growth     =     $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
             =     $90,000 - [$50,000 - $10,000]
             =     $90,000 - $40,000
             =     $50,000

  Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

             =     $50,000 * 0.40
             =     $20,000

  Benefit Payable under Basic Death Benefit PLUS Enhanced Beneficiary Protection Optional Death Benefit

             =     $110,000

EXAMPLES OF HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

                      =   $90,000 - [$90,000 * $15,000/$75,000]
                      =   $90,000 - $18,000
                      =   $72,000

  Basic Death Benefit =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                      =   max [$80,000, $40,000]
                      =   $80,000

  The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

Highest Anniversary Value  = $80,000 + $15,000 - [($ 80,000 + $15,000) * $5,000/$70,000]
                           = $80,000 + $15,000 - $6,786
                           = $88,214

Basic Death Benefit        = max [$75,000, ($50,000 + $15,000) - {($50,000 + $15,000) * $5,000/$70,000}]
                           = max [$75,000, $60,357]
                           = $75,000

The Death Benefit therefore is $88,214.

EXAMPLES OF COMBINATION 5% ROLL-UP AND HIGHEST ANNIVERSARY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

Roll-Up Value              = {(67,005 - $3,350) - [($67,005 - $3,350) * $1,650/($45,000 - $3,350)]} * 1.05
                           = ($63,655 - $2,522) * 1.05
                           = $64,190

Highest Anniversary Value  = $70,000 - [$70,000 * $5,000/$45,000]
                           = $70,000 - $7,778
                           = $62,222

Basic Death Benefit        = max [$43,000, $50,000 - ($50,000 * $5,000/$45,000)]
                           = max [$43,000, $44,444]
                           = $44,444

The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value              = $81,445 + $15,000 - [($81,445 + 15,000) * $5,000/$70,000]
                           = $81,445 + $15,000 - $6,889
                           = $89,556

Highest Anniversary Value  = $85,000 + $15,000 - [($85,000 + 15,000) * $5,000/$70,000]
                           = $85,000 + $15,000 - $7,143
                           = $92,857

Basic Death Benefit        = max [$75,000, $50,000 + $15,000 - {(50,000 + $15,000) * $5,000/$70,000}]
                           = max [$75,000, $60,357]
                           = $75,000

The Death Benefit therefore is $92,857.

EXAMPLES OF HIGHEST DAILY VALUE DEATH BENEFIT CALCULATION

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

Highest Daily Value  = $90,000 - [$90,000 * $15,000/$75,000]
                     = $90,000 - $18,000
                     = $72,000

Basic Death Benefit  = max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                     = max [$80,000, $40,000]
                     = $80,000

The Death Benefit therefore is $80,000.

       APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

PROGRAM RULES

    . You can elect an asset allocation program provided by LPL Financial Corporation ("LPL"), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL's evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit ("HD5"), the Lifetime Five Benefit ("LT5"), Spousal Lifetime Five Benefit ("SLT5"), the Highest Daily Lifetime Seven Benefit (including the "Plus" version) ("HD7"), the Spousal Highest Daily Lifetime Seven Benefit (including the "Plus" version) ("SHD7"), the Highest Daily Lifetime 6 Plus Benefits, Highest Daily GRO, GRO Plus II, Highest Daily GRO II or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

    . Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

    . PLEASE SEE YOUR PROGRAM MATERIALS FOR A DETAILED DESCRIPTION OF LPL'S ASSET ALLOCATION PROGRAM INCLUDING THE AVAILABLE MODEL PORTFOLIOS. YOU CAN OBTAIN THESE MATERIALS FROM YOUR LPL FINANCIAL PROFESSIONAL.

HOW THE ASSET ALLOCATION PROGRAM WORKS

    . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL Financial Professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

    . ADDITIONAL PURCHASE PAYMENTS: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

    . REBALANCING YOUR MODEL PORTFOLIO: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

    . OWNER CHANGES IN CHOICE OF MODEL PORTFOLIO: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

    . You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

    . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

     APPENDIX D - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

.. C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

.. C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

.. C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

..  L - the target value as of the current Valuation Day.

..  r - the target ratio.

.. a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

.. Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

..  V - the total value of all Permitted Sub-accounts in the Annuity.

..  F - the total value of all Benefit Fixed Rate Account allocations.

.. I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

..  T - the amount of a transfer into or out of the Benefit Fixed Rate Account.

.. I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L = I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

          Target Ratio r = (L - F) / V.

       . If r (>) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

       . If r (<) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T  =  {Min(V, [L - F - V * C\\t\\] / (1-C\\t\\))}  T>0, Money moving from the Permitted
                                                   Sub-accounts to the Benefit Fixed Rate Account
T  =  {Min(F, [L - F - V * C\\t\\] / (1-C\\t\\))}  T<0, Money moving from the Benefit Fixed Rate
                                                   Account to the Permitted Sub-accounts]

EXAMPLE:

MALE AGE 65 CONTRIBUTES $100,000 INTO THE PERMITTED SUB ACCOUNTS AND THE VALUE DROPS TO $92,300 DURING YEAR ONE, END OF DAY ONE. A TABLE OF VALUES FOR "A" APPEARS BELOW.

TARGET VALUE CALCULATION:

  L   =   I * Q * a
      =   5000.67 * 1 * 15.34
      =   76,710.28

TARGET RATIO:

  r   =   (L - F) / V
      =   (76,710.28 - 0) / 92,300.00
      =   83.11%

SINCE R (>) CU (BECAUSE 83.11% > 83%) A TRANSFER INTO THE BENEFIT FIXED RATE ACCOUNT OCCURS.

T  =  { Min ( V, [ L - F - V * C\\t\\] / ( 1 - C\\t\\))}
   =  { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 - 0.80))}
   =  { Min ( 92,300.00, 14,351.40 )}
   =  14,351.40

                  FORMULA FOR CONTRACTS WITH 90% CAP FEATURE
                           TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

       L = I * Q * a

If you elect this feature, the following replaces the "Transfer Calculation" above.

TRANSFER CALCULATION:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
Account:

       If (F / (V + F) > .90) then T = F - (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than) = .90), the following asset transfer calculation is performed

          Target Ratio r = (L - F) / V

           . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

           . If r < C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

T  =  Min (MAX (0, (0.90 * (V + F)) - F), [L - F - V *  Money is transferred from the elected Permitted
      C\\t\\] / (1 - C\\t\\))                           Sub-accounts to Benefit Fixed Rate Account
T  =  Min (F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),   Money is transferred from the Benefit Fixed Rate
                                                        Account to the Permitted Sub-accounts

                 AGE 65 "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       MONTHS
YEARS    1      2     3     4     5     6     7     8     9    10    11    12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
 31     4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
 32     3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
 33     3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
 34     3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
 35     3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
 36     3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
 37     2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
 38     2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
 39     2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
 40     2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
 41     2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

   APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
                                  DEPARTMENT

                               Optimum Four NY               Optimum NY                    Optimum Plus NY
Minimum Investment             $10,000                       $1,000                        $10,000

Maximum Issue Age              Annuitant 85                  Annuitant 85                  Annuitant 85
                               Oldest Owner 85               Oldest Owner 80               Oldest Owner 75

Contingent Deferred Sales      4 Years                       7 Years                       10 Years
Charge Schedule                (7%, 6%, 5%, 4%)              (7%, 6%, 5%, 4%, 3%,          (9%, 9%, 8%, 7%, 6%,
                               (Applied to Purchase          2%, 1%)                       5%, 4%, 3%, 2%, 1%)
                               Payments based on the         (Applied to Purchase          (Applied to Purchase
                               inception date of the         Payments based on the         Payments based on the
                               Annuity)                      inception date of the         inception date of the
                                                             Annuity)                      Annuity)

Insurance Charge               1.65%                         0.65%                         0.65%

Distribution Charge            N/A                           0.60% annuity years 1-7       1.00% annuity years 1-10
                                                             0.0% annuity years 8+         0.00% annuity years 11+

Annual Maintenance Fee         Lesser of $30 or 2% of        Lesser of $30 or 2% of        Lesser of $30 or 2% of
                               Account Value. Waived         Account Value. Waived         Account Value
                               for Account Values            for Account Values
                               exceeding $100,000            exceeding $100,000

Transfer Fee                   $10 after twenty in any       $10 after twenty in any       $10 after twenty in any
                               annuity year.                 annuity year. May be          annuity year
                                                             increased to $15 after
                                                             eight in any annuity year

Contract Credit                Yes. Effective for            Yes. Effective for            Yes The amount of the
                               Annuities issued on or        Annuities issued on or        credit applied to a
                               after June 20, 2005.          after July 24, 2006.          Purchase Payment is
                               Generally we apply a          Generally we apply a          based on the year the
                               Loyalty Credit to your        Loyalty Credit to your        Purchase Payment is
                               Annuity's Account Value       Annuity's Account Value       received, for the first 6
                               at the end of your fifth      at the end of your fifth      years of the Annuity.
                               Annuity year (i.e. on your    Annuity year (i.e. on your    Currently the credit
                               fifth Contract                fifth Contract                percentages for each year
                               Anniversary). Currently       Anniversary). Currently       starting with the first year
                               the Loyalty Credit is equal   the Loyalty Credit is equal   are: 6.50%, 5.00%, 4.00%,
                               to 2.75% of total Purchase    to 0.50% of total Purchase    3.00%, 2.00%, and 1.00%.
                               Payments made during the      Payments made during the
                               first four Annuity years      first four Annuity years
                               less the cumulative           less the cumulative
                               amount of withdrawals         amount of withdrawals
                               made (including the           made (including the
                               deduction of any CDSC         deduction of any CDSC
                               amounts) through the fifth    amounts) through the fifth
                               Contract Anniversary          Contract Anniversary

Fixed Allocation (If           Fixed Allocations             Fixed Allocations             No
available, early withdrawals   Available (Currently          Available (Currently
are subject to a Market Value  offering durations of: 5, 7,  offering durations of: 2, 3,
Adjustment) ("MVA")            and 10 years). The MVA        5, 7, and 10 years). The
                               formula for NY is [(1+I)/     MVA formula for NY is
                               (1+J)] N 365. The MVA         [(1+I)/ (1+J)] N 365. The
                               formula does not apply        MVA formula does not
                               during the 30 day period      apply during the 30 day
                               immediately before the        period immediately before
                               end of the Guarantee          the end of the Guarantee
                               Period.                       Period.

Variable Investment Options    All options generally         All options generally         All options generally
                               available except where        available except where        available except where
                               restrictions apply when       restrictions apply when       restrictions apply when
                               certain riders are            certain riders are            certain riders are
                               purchased.                    purchased.                    purchased.

Basic Death Benefit            The greater of: Purchase      The greater of: Purchase      The greater of: Purchase
                               Payments less                 Payments less                 Payments less
                               proportional withdrawals      proportional withdrawals      proportional withdrawals
                               or Account Value              or Account Value              or Account Value
                               (variable) plus Interim       (variable) plus Interim       (variable) (No MVA
                               Value (fixed). (No MVA        Value (fixed). (No MVA        applied)
                               applied)                      applied)

                                  Optimum Four NY                 Optimum NY                      Optimum Plus NY
Optional Death Benefits (for an   HAV                             HAV                             HAV
additional cost)/(1)/

Optional Living Benefits (for an  GRO/GRO Plus, GRO Plus          GRO/GRO Plus, GRO Plus          GRO/GRO Plus, GRO Plus
additional cost)/(2,3)/           2008, Highest Daily GRO,        2008, Highest Daily GRO,        2008, Highest Daily GRO,
                                  GMWB, GMIB, Lifetime            GMWB, GMIB, Lifetime            GMWB, GMIB, Lifetime
                                  Five, Spousal Lifetime Five,    Five, Spousal Lifetime Five,    Five, Spousal Lifetime Five,
                                  Highest Daily Lifetime Five,    Highest Daily Lifetime Five,    Highest Daily Lifetime Five
                                  Highest Daily Lifetime Seven,   Highest Daily Lifetime Seven,   Highest Daily Lifetime Seven,
                                  Spousal Highest Daily           Spousal Highest Daily           Spousal Highest Daily
                                  Lifetime Seven and "Plus"       Lifetime Seven and "Plus"       Lifetime Seven and "Plus"
                                  versions, GRO Plus II,          versions, GRO Plus II,          versions, GRO Plus II,
                                  Highest Daily GRO II,           Highest Daily GRO II,           Highest Daily GRO II,
                                  Highest Daily Lifetime 6 Plus,  Highest Daily Lifetime 6 Plus,  Highest Daily Lifetime 6 Plus,
                                  Spousal Highest Daily           Spousal Highest Daily           Spousal Highest Daily
                                  Lifetime 6 Plus                 Lifetime 6 Plus                 Lifetime 6 Plus

Annuity Rewards/(4)/              Available after initial CDSC    Available after initial CDSC    Available after initial CDSC
                                  period                          period                          period

Annuitization Options             Fixed option only Annuity       Fixed option only Annuity       Fixed option only Annuity
                                  date cannot exceed the first    date cannot exceed the first    date cannot exceed the first
                                  day of the calendar month       day of the calendar month       day of the calendar month
                                  following Annuitant's 90/th/    following Annuitant's 90/th/    following Annuitant's 90/th/
                                  birthday The maximum            birthday The maximum            birthday The maximum
                                  Annuity Date is based on the    Annuity Date is based on the    Annuity Date is based on the
                                  first Owner or Annuitant to     first Owner or Annuitant to     first Owner or Annuitant to
                                  reach the maximum age, as       reach the maximum age, as       reach the maximum age, as
                                  indicated in your Annuity.      indicated in your Annuity.      indicated in your Annuity.

(1)For more information on these benefits, refer to the "Death Benefit" section in the Prospectus.
(2)For more information on these benefits, refer to the "Living Benefit Programs" section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA, and Highest Daily Lifetime 6 Plus with LIA are not currently available in New York.
(3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

                   APPENDIX F - FORMULA UNDER GRO PLUS 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

..  G\\i\\ is the guarantee amount

..  N\\i\\ is the number of days until the maturity date

.. d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

          L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Next the formula calculates the following formula ratio:

          r = (L - B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\.

The transfer amount is calculated by the following formula:

          T = {Min(V, [L - B - V*C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

          T = {Min(B, - [L - B- V*C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

      FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND
                               HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010)

The Following are the Terms and Definitions Referenced in the Transfer Calculation Formula:

    .  AV is the current Account Value of the Annuity

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t\\ is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i\\ is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

TRANSFER CALCULATION

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

          If (B / (V + B) > .90), then
          T = B - [(V + B) * .90]

If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)."

          L = MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

          r = (L - B) / V

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

          T = {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 -
          C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T = {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

    .  L - the target value as of the current business day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

          Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

           . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

           . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T  = {Min ((V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the Permitted
                                                                                       Sub-accounts and Fixed Rate Options to the
                                                                                       AST Investment Grade Bond Sub-account

  T  = {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}                 Money is transferred from the AST Investment
                                                                                       Grade Bond Sub-account to the Permitted
                                                                                       Sub-accounts

T  = {Min ((V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the Permitted
                                                                                     Sub-accounts and Fixed Rate Options to the
                                                                                     AST Investment Grade Bond Sub-account

T  = {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\] / (1 - C\\t\\))}                 Money is transferred from the AST Investment
                                                                                     Grade Bond Sub-account to the Permitted
                                                                                     Sub-accounts

2. FORMULA FOR CONTRACTS ISSUED PRIOR TO 7/21/08

(WITHOUT ELECTION OF 90% CAP FEATURE)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

           . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

           . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

           . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

           .  L - the target value as of the current business day.

           .  r - the target ratio.

           . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

           .  V - the total value of all Permitted Sub-accounts in the annuity.

           . B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

           . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

           . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

          Target Ratio r = (L - B) / V.

           . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

           . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T  = {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},    Money is transferred from the Permitted
                                                         Sub-accounts to the AST Investment Grade Bond
                                                         Portfolio Sub-account

  T  = {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))},  Money is transferred from the AST Investment
                                                         Grade Bond Portfolio Sub-account to the Permitted
                                                         Sub- accounts

3. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED PRIOR TO JULY 21, 2008

SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA.

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

          If (B / (V + B) > .90) then
          T   =     B - [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

          Target Ratio r = (L - B) / V

           . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

           . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

  T  = Min (MAX (0, (0.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1  Money is transferred from the elected Sub-accounts
  - Ct))                                                              to the AST Investment Grade Bond Portfolio
                                                                      Sub-account

  T  = {Min (B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}               Money is transferred from the AST Investment
                                                                      Grade Bond Portfolio Sub-account to the elected
                                                                      Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. FORMULA FOR ANNUITIES WITH 90% CAP FEATURE IF BENEFIT WAS ELECTED ON OR AFTER JULY 21, 2008

SEE ABOVE FOR THE TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

          If (B / (V\\V\\ + V\\F\\ + B) > .90) then
          T   =     B - [(V\\V\\ + V\\F\\ + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) <= .90), the following asset transfer calculation is performed:

          Target Ratio r = (L - B) / (VV + VF)

           . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

           . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

  T  = Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\  Money is transferred from the elected Sub-accounts
  + V\\F\\) * Ct] / (1 - C\\t\\))                                          to AST Investment Grade Bond Portfolio
                                                                           Sub-account.

  T  = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}    Money is transferred from the AST Investment
                                                                           Grade Bond Portfolio Sub-account to the elected
                                                                           Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% CAP RULE: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       MONTHS
YEARS    1      2     3     4     5     6     7     8     9    10    11    12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
 31     4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
 32     3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
 33     3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
 34     3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
 35     3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
 36     3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
 37     2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
 38     2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
 39     2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
 40     2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
 41     2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

      TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
                   THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

    . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

    . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

    . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

    . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

    .  L - the target value as of the current Valuation Day.

    .  r - the target ratio.

    . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

    .  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

    .  V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

    .  B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

    . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

    . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

    . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

          L = 0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

          Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

       . If on the third consecutive Valuation Day r > Cu and r ? Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

       . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T  = Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L -B - (V\\V\\  Money is transferred from the Permitted
  + V\\F\\) * C\\t\\]/(1 - C\\t\\))                                       Sub-accounts and Fixed Rate Options to the AST
                                                                          Investment Grade Bond Sub-account

  T  = {Min (B, - [L - B - (V\\V\\ + V\\F\\)* C\\t\\]/(1 - C\\t\\))}      Money is transferred from the AST Investment
                                                                          Grade Bond Sub-account to the Permitted Sub-
                                                                          accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V\\F\\) - L + B) /
(1 - C\\u\\), then

  TM  = {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}  Money is transferred from the AST Investment
                                                Grade Bond Sub-account to the Permitted Sub-
                                                accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction                         Special Provisions
------------  ----------------------------------------------------------------
Connecticut   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii        Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa          Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland      Fixed Allocations are not available.
Massachusetts If your Annuity is issued in Massachusetts after January 1,
              2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity
              Option or any lifetime withdrawal optional benefit (except the
              Guaranteed Minimum Withdrawal Benefit).
              Medically-Related Surrenders are not available.
Montana       If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a
              gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum
              Withdrawal Benefit).
Nevada        Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York      Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota  Fixed Allocations are not available.
Texas         Death benefit suspension not applicable upon provision of
              evidence of good health. See annuity contract for exact details.
Utah          Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont       Fixed Allocations are not available.
Washington    Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest
              Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

     APPENDIX J - FORMULA UNDER THE GUARANTEED RETURN OPTION PLUS BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter the formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  F is the current Account Value of the Fixed Allocations

For each guarantee provided under the program,

    .  G\\i\\ is the Principal Value of the guarantee

    . t \\i\\ is the number of whole and partial years until the maturity date of the guarantee.

    . r \\i\\ is the current fixed rate associated with Fixed Allocations of length ti (ti is rounded to the next highest integer to determine this rate).

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each guarantee the value (Li) that, if appreciated at the current fixed rate, would equal the Principal Value on the applicable maturity date. We call the greatest of these values the "current liability (L)."

          L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + r\\i\\)/^ti/

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if L > (AV - 0.2 * V), and V >
0.

The transfer amount is calculated by the following formula:

          T = MIN (V, (V - (1 / 0.23) * (AV - L)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if L < (AV
- 0.26 * V), and F > 0.

The transfer amount is calculated by the following formula:

          T = MIN (F, ((1 / 0.23) * (AV - L) - V))

        APPENDIX K - FORMULA UNDER THE GUARANTEED RETURN OPTION BENEFIT

We set out below the current formula under which we may transfer amounts between the Sub-accounts and the Fixed Allocations. We will not alter this pre-determined mathematical formula.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

    . AV is the current Account Value of the Annuity (including any Market Value Adjustment on Fixed Allocations)

    .  V is the current Account Value of the elected Sub-accounts of the Annuity

    .  F is the current Account Value of the Fixed Allocations

    .  G is the Principal Value of the guarantee

    . t is the number of whole and partial years between the current Valuation Day and the maturity date.

    . t\\i\\ is the number of whole and partial years between the next Valuation Day (i.e., the Valuation Day immediately following the current Valuation Day) and the maturity date.

    . r is the fixed rate associated with Fixed Allocations of length t (t\\i\\ is rounded to the next highest whole number to determine this rate) as of the current Valuation Day.

    . r\\i\\ is the fixed rate associated with Fixed Allocations of length t\\i\\ (t\\i\\ is rounded to the next highest whole number to determine this rate) as of the next Valuation Day.

    . M is the total maturity value of all Fixed Allocations, i.e., the total value that the Fixed Allocations will have on the maturity date of the guarantee if no subsequent transactions occur.

The formula determines, on each Valuation Day, when a transfer is required.

The formula begins by determining a "cushion", D:

          D   =   1 - [(G - M) / (1 + r)/t/] / V

Next, the formula determines whether or not a transfer to or from the Fixed Allocations is needed:

A transfer into the Fixed Allocations will occur if D (less than) 0.20, V (greater than) 0, and V (greater than) 0.02 * AV.

The transfer amount is calculated by the following formula:

          T = MIN (V, (V * (0.75 * (1 + ri)ti - G + M) / (0.75 * (1 + ri)/^ti/
          - (1 + r)/t/)))

A transfer from the Fixed Allocations to the Sub-accounts will occur if D (greater than) 0.30 and F (greater than) 0.

The transfer amount is calculated by the following formula:

          T = MIN (F, (V * (0.75 * (1 + ri)ti - G + M) / ((1 + r)/t/ - 0.75 *
          (1 + ri)/^ti/)))

   APPENDIX L - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

.. C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

.. Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

.. C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

.. C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

..  L - the target value as of the current Valuation Day.

..  r - the target ratio.

.. a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

..  V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

..  V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

..  B - the total value of the AST Investment Grade Bond Portfolio Sub-account.

.. P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

..  T - the amount of a transfer into or out of the AST Investment Grade Bond
   Portfolio Sub-account.

..  T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade
   Bond Portfolio.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

L   =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r   =   (L - B) / (V\\V\\ + V\\F\\).

           . If on the third consecutive Valuation Day r > C\\u\\ and r > Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

           . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B),                 Money is transferred from the Permitted
          [L -B -(V\\V\\ + V\\F\\) * C\\t\\] /(1 - C\\t\\))                 Sub-accounts and DCA Fixed Rate Options to the
                                                                            AST Investment Grade Bond Sub-account

  T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}  Money is transferred from the AST Investment
                                                                            Grade Bond Sub-account to the Permitted
                                                                            Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V \\F\\) - L + B)
/ (1 - C \\u\\), then


  T\\M  \\ =   {Min (B, .05 * (V\\V\\ + V \\F\\ + B))}  Money is transferred from the AST Investment
                                                        Grade Bond Sub-account to the Permitted
                                                        Sub-accounts.

                    "A" FACTORS FOR LIABILITY CALCULATIONS
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11     12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06.

                     APPENDIX M - FORMULA FOR GRO PLUS II

(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010)

The following are the terms and definitions referenced in the transfer calculation formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

    .  B is the total current value of the AST bond portfolio Sub-account

    .  C\\l\\ is the lower target value. Currently, it is 79%.

    .  C\\t \\is the middle target value. Currently, it is 82%.

    .  C\\u\\ is the upper target value. Currently, it is 85%.

    . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

    .  G\\i\\ is the guarantee amount

    .  N\\i \\is the number of days until the maturity date

    . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

          L   =   MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

          r   =   (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\)
* C\\t\\] / (1 - Ct))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T   =   {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -
          C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                  APPENDIX N - FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F \\is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee
       Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

          L = MAX (L\\i\\), where Li = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of the Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

          r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) *
C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

                 APPENDIX O - FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

    .  AV is the current Account Value of the Annuity

    . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

    . V\\F \\is the current Account Value of the elected Fixed Rate Options of the Annuity

    .  B is the total current value of the Transfer Account

    . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

    . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

    .  T is the amount of a transfer into or out of the Transfer Account

    . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

          L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Where:

    . G\\i\\ is the value of the Guarantee Amount or the Projected Future Guarantee

    .  N\\i\\ is the number of days until the end of the Guarantee Period

    . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

          r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ + V\\F\\) *
C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

          T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% CAP FEATURE: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

          PLEASE SEND ME A STATEMENT OF ADDITIONAL INFORMATION THAT CONTAINS FURTHER DETAILS ABOUT THE PRUDENTIAL ANNUITY DESCRIBED IN PROSPECTUS (PLEASE CHECK ONE) OPTIMUM (4/30/2015)______, OPTIMUM FOUR (4/30/2015) ______, OPTIMUM PLUS (4/30/2015) ______ .

                               -----------------
                               (print your name)

                               -----------------
                                   (address)

                               -----------------
                             (city/state/zip code)

Variable Annuity Issued by:           Variable Annuity Distributed by:
PRUDENTIAL ANNUITIES LIFE                         PRUDENTIAL ANNUITIES
ASSURANCE CORPORATION                                     DISTRIBUTORS
A Prudential Financial Company          A Prudential Financial Company
One Corporate Drive                                One Corporate Drive
Shelton, Connecticut 06484                  Shelton, Connecticut 06484
Telephone: 1-888-PRU-2888                      Telephone: 203-926-1888
http://www.prudentialannuities.com  http://www.prudentialannuities.com

                              MAILING ADDRESSES:

  Please see the section of this prospectus entitled "How To Contact Us" for where to send your request for a Statement of Additional Information.

(LOGO)

The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

                                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                                                 A Prudential Financial Company
                                One Corporate Drive, Shelton, Connecticut 06484

OPTIMUM XTRA/SM/

Flexible Premium Deferred Annuities
PROSPECTUS: APRIL 30, 2015

This prospectus describes one flexible premium deferred annuity (the "Annuity") issued by Prudential Annuities Life Assurance Corporation ("Prudential Annuities(R)", "we", "our", or "us") exclusively through LPL Financial Corporation. If you are receiving this prospectus, it is because you currently own this prospectus. The Annuity was offered as an individual annuity contract or as an interest in a group annuity. The Annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Annuity. This Prospectus describes the important features of the Annuity. The Annuity or certain of its investment options and/or features may not be available in all states. In addition, the selling broker-dealer firm through which this Annuity is sold may decline to make available to its customers certain of the optional features and investment options offered generally under the Annuity. Alternatively, the firm may restrict the optional benefits that it makes available to its customers (e.g., by imposing a lower maximum issue age for certain optional benefits than what is prescribed generally under the Annuity). The selling broker-dealer firm may not make available or may not recommend the Annuity based on certain criteria. Please speak to your Financial Professional for further details. For the variations specific to Annuities approved for sale by the New York State Insurance Department, see Appendix E. The guarantees provided by the variable annuity contracts and the optional benefits are the obligations of and subject to the claims paying ability of Prudential Annuities. Certain terms are capitalized in this Prospectus. Those terms are either defined in the Glossary of Terms or in the context of the particular section. Because the Optimum XTra Annuity grants credits with respect to your Purchase Payments, the expenses of the Optimum XTra Annuity may be higher than expenses for an Annuity without a credit. In addition, the amount of the credits that you receive under the Optimum XTra Annuity may be more than offset over time by the additional fees and charges associated with the credit.

THE SUB-ACCOUNTS

Each Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B invests in an underlying mutual fund portfolio. Currently, portfolios of the following underlying mutual funds are being offered: Advanced Series Trust and Wells Fargo Variable Trust. See the following page for a complete list of Sub-accounts.

PLEASE READ THIS PROSPECTUS

Please read this Prospectus and the current prospectuses for the underlying mutual funds. Keep them for future reference.

AVAILABLE INFORMATION

We have also filed a Statement of Additional Information that is available from us, without charge, upon your request. The contents of the Statement of Additional Information are described at the end of this prospectus under "Contents of Statement of Additional Information". The Statement of Additional Information is incorporated by reference into this prospectus. This Prospectus is part of the registration statement we filed with the SEC regarding this offering. Additional information on us and this offering is available in the registration statement and the exhibits thereto. You may review and obtain copies of these materials at no cost to you, by contacting us. These documents, as well as documents incorporated by reference, may also be obtained through the SEC's Internet Website (http://www.sec.gov) for this registration statement as well as for other registrants that file electronically with the SEC. Please see "How to Contact Us" later in this prospectus for our Service Office Address.

In compliance with U.S. law, Prudential Annuities Life Assurance Corporation delivers this prospectus to current contract owners that reside outside of the United States.

The Annuity is NOT a deposit or obligation of, or issued, guaranteed or endorsed by, any bank, are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment in an annuity involves investment risks, including possible loss of value, even with respect to amounts allocated to the AST Money Market Sub-account.

--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OPTIMUM XTRA/SM/ IS A SERVICE MARK OR REGISTERED TRADEMARK OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND IS USED UNDER LICENCE BY ITS AFFILIATES.
--------------------------------------------------------------------------------

                 FOR FURTHER INFORMATION CALL: 1-888-PRU-2888

Prospectus Dated: April 30, 2015    Statement of Additional Information Dated:
                                                                April 30, 2015
OPTIMUMX                                                              LPLOASAI

                              INVESTMENT OPTIONS

 Please note that you may not allocate Purchase Payments to the AST Investment
    Grade Bond Portfolio or the target date bond portfolios (e.g., AST Bond
                                Portfolio 2025)

Advanced Series Trust:

   AST Academic Strategies Asset Allocation Portfolio
   AST Balanced Asset Allocation Portfolio
   AST BlackRock/Loomis Sayles Bond Portfolio
   AST Bond Portfolio 2015
   AST Bond Portfolio 2016
   AST Bond Portfolio 2017
   AST Bond Portfolio 2018
   AST Bond Portfolio 2019
   AST Bond Portfolio 2020
   AST Bond Portfolio 2021
   AST Bond Portfolio 2022
   AST Bond Portfolio 2023
   AST Bond Portfolio 2024
   AST Bond Portfolio 2025
   AST Bond Portfolio 2026
   AST Capital Growth Asset Allocation Portfolio
   AST Cohen & Steers Realty Portfolio
   AST Goldman Sachs Large-Cap Value Portfolio
   AST Goldman Sachs Mid-Cap Growth Portfolio
   AST Herndon Large-Cap Value Portfolio
   AST International Growth Portfolio
   AST International Value Portfolio
   AST Investment Grade Bond Portfolio
   AST J.P. Morgan International Equity Portfolio
   AST Large-Cap Value Portfolio
   AST Loomis Sayles Large-Cap Growth Portfolio
   AST Lord Abbett Core Fixed Income Portfolio
   AST MFS Growth Portfolio
   AST Mid-Cap Value Portfolio
   AST Money Market Portfolio
   AST Neuberger Berman Mid-Cap Growth Portfolio
   AST Neuberger Berman/LSV Mid-Cap Value Portfolio
   AST New Discovery Asset Allocation Portfolio
   AST PIMCO Limited Maturity Bond Portfolio
   AST Preservation Asset Allocation Portfolio
   AST Small-Cap Growth Portfolio
   AST Small-Cap Growth Opportunities Portfolio
   AST Small-Cap Value Portfolio
   AST T. Rowe Price Equity Income Portfolio
   AST T. Rowe Price Large-Cap Growth Portfolio
   AST Templeton Global Bond Portfolio
   AST Western Asset Core Plus Bond Portfolio

Wells Fargo Variable Trust:

   Wells Fargo Advantage VT International Equity -- Class 1
   Wells Fargo Advantage VT Omega Growth -- Class 1

                                   CONTENTS

GLOSSARY OF TERMS..................................................................  1
SUMMARY OF CONTRACT FEES AND CHARGES...............................................  4
EXPENSE EXAMPLES................................................................... 12
SUMMARY............................................................................ 13
INVESTMENT OPTIONS................................................................. 17
   WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?.............. 17
   WHAT ARE THE FIXED ALLOCATIONS?................................................. 22
FEES AND CHARGES................................................................... 24
   WHAT ARE THE CONTRACT FEES AND CHARGES?......................................... 24
   WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?.................................... 25
   WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?....................... 26
   EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES....................................... 26
PURCHASING YOUR ANNUITY............................................................ 27
   WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?........................... 27
MANAGING YOUR ANNUITY.............................................................. 29
   MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?................. 29
   MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?.................................... 30
   MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?........................................ 30
   MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?.................... 30
   MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?................ 31
MANAGING YOUR ACCOUNT VALUE........................................................ 32
   HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?.................................... 32
   HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM XTRA ANNUITY?........................ 32
   HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM XTRA ANNUITY?........ 32
   ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?...... 33
   DO YOU OFFER DOLLAR COST AVERAGING?............................................. 34
   DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?................................ 35
   ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?.................................... 35
   WHAT IS THE BALANCED INVESTMENT PROGRAM?........................................ 36
   MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION
     INSTRUCTIONS?................................................................. 36
   MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?......... 36
   HOW DO THE FIXED ALLOCATIONS WORK?.............................................. 37
   HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?............................... 37
   HOW DOES THE MARKET VALUE ADJUSTMENT WORK?...................................... 38
   WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?.................................. 39
ACCESS TO ACCOUNT VALUE............................................................ 40
   WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?................................ 40
   ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?....... 40
   CAN I WITHDRAW A PORTION OF MY ANNUITY?......................................... 40
   HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?................................... 41
   CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?. 41

                                      (i)

   DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL
     REVENUE CODE?........................................................................  42
   WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?............  42
   CAN I SURRENDER MY ANNUITY FOR ITS VALUE?..............................................  42
   WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?............................  43
   WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?...........................................  43
   HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?...................................  44
   HOW ARE ANNUITY PAYMENTS CALCULATED?...................................................  44
LIVING BENEFITS...........................................................................  46
   DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE
     THEY ARE ALIVE?......................................................................  46
   GUARANTEED RETURN OPTION PLUS II (GRO Plus II).........................................  48
   HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)..................................  52
   GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008).....................................  57
   HIGHEST DAILY GUARANTEED RETURN OPTION/SM/(HD GRO/SM/).................................  62
   GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)...........................................  67
   GUARANTEED MINIMUM INCOME BENEFIT (GMIB)...............................................  70
   LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)...........................................  74
   SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT (SPOUSAL LIFETIME FIVE/SM/)...................  79
   HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5).......................................  82
   HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)......................................  91
   SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)............................. 102
   HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)............................... 112
   SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)....................... 126
   HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)............................... 135
   SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)....................... 148
DEATH BENEFIT............................................................................. 158
   WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?.......................................... 158
   BASIC DEATH BENEFIT.................................................................... 158
   OPTIONAL DEATH BENEFITS................................................................ 158
   PRUDENTIAL ANNUITIES' ANNUITY REWARDS.................................................. 163
   PAYMENT OF DEATH BENEFITS.............................................................. 163
   EXCEPTIONS TO AMOUNT OF DEATH BENEFIT.................................................. 165
VALUING YOUR INVESTMENT................................................................... 167
   HOW IS MY ACCOUNT VALUE DETERMINED?.................................................... 167
   WHAT IS THE SURRENDER VALUE OF MY ANNUITY?............................................. 167
   HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?............................................ 167
   HOW DO YOU VALUE FIXED ALLOCATIONS?.................................................... 167
   WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?............................................ 167
   WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?.......... 169
TAX CONSIDERATIONS........................................................................ 170
   NONQUALIFIED ANNUITIES................................................................. 170
   QUALIFIED ANNUITIES.................................................................... 173
GENERAL INFORMATION....................................................................... 179
   HOW WILL I RECEIVE STATEMENTS AND REPORTS?............................................. 179
   WHO IS PRUDENTIAL ANNUITIES?........................................................... 179
   WHAT ARE SEPARATE ACCOUNTS?............................................................ 180

                                     (ii)

   WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?............................ 181
   WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?...................... 182
   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................. 184
   FINANCIAL STATEMENTS............................................................ 184
   HOW TO CONTACT US............................................................... 184
   INDEMNIFICATION................................................................. 185
   LEGAL PROCEEDINGS............................................................... 185
   CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION............................. 186
APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B ACCUMULATION
  UNIT VALUES...................................................................... A-1
APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS................................ B-1
APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS................... C-1
APPENDIX D - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT.............. D-1
APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE
  DEPARTMENT....................................................................... E-1
APPENDIX F - FORMULA UNDER GRO PLUS 2008........................................... F-1
APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT...................................... G-1
APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT..................................... H-1
APPENDIX I - SPECIAL CONTRACT PROVISIONS FOR ANNUITIES ISSUED IN CERTAIN STATES.... I-1
APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND SPOUSAL
  HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT..................................... J-1
APPENDIX K - FORMULA FOR GRO PLUS II............................................... K-1
APPENDIX L - FORMULA FOR HIGHEST DAILY GRO......................................... L-1
APPENDIX M - FORMULA FOR HIGHEST DAILY GRO II...................................... M-1

                                     (iii)

                               GLOSSARY OF TERMS

Many terms used within this Prospectus are described within the text where they appear. The description of those terms are not repeated in this Glossary of Terms.

Account Value: The value of each allocation to a Sub-account (also referred to as a "variable investment option") plus any Fixed Allocation prior to the Annuity Date, increased by any earnings, and/or less any losses, distributions and charges. The Account Value is calculated before we assess any applicable Contingent Deferred Sales Charge ("CDSC" or "surrender charge") and/or, unless the Account Value is being calculated on an annuity anniversary, any fee that is deducted from the Annuity annually in arrears. The Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine the Account Value for your entire Annuity. The Account Value of each MVA Fixed Allocation on any day other than its Maturity Date may be calculated using a market value adjustment. The Account Value includes any Credits we applied to your purchase payments that we are entitled to take back under certain circumstances. With respect to the Highest Daily Lifetime Five Income Benefit election, Account Value includes the value of any allocation to the Benefit Fixed Rate Account.

Adjusted Purchase Payments: As used in the discussion of certain optional benefits in this prospectus and elsewhere, Adjusted purchase payments are purchase payments, increased by any Credits applied to your Account Value in relation to such Purchase Payments, and decreased by any charges deducted from such purchase payments.

Annual Income Amount: This is the annual amount of income you are eligible for life under the optional benefits.

Annuitization: The application of Account Value to one of the available annuity options for the Owner to begin receiving periodic payments for life (or joint lives), for a guaranteed minimum number of payments or for life with a guaranteed minimum number of payments.

Annuity Date: The date you choose for annuity payments to commence. Unless we agree otherwise, for Annuities issued on or after November 20, 2006, the Annuity Date must be no later than the first day of the calendar month coinciding with or next following the later of: (a) the oldest Owner's or Annuitant's 95/th/ birthday, and (b) the fifth anniversary of the Issue Date, whichever occurs first.

Annuity Year: A 12-month period commencing on the Issue Date of the Annuity and each successive 12-month period thereafter.

Benefit Fixed Rate Account: A fixed investment option offered as part of this Annuity that is used only if you have elected the optional Highest Daily Lifetime Five Benefit. Amounts allocated to the Benefit Fixed Rate Account earn a fixed rate of interest, and are held within our general account. You may not allocate Purchase Payments to the Benefit Fixed Rate Account. Rather, Account Value is transferred to and from the Benefit Fixed Rate Account only under the pre-determined mathematical formula of the Highest Daily Lifetime Five Income Benefit.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Combination 5% Roll-up And HAV Death Benefit: We offer an optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing the greater of the Highest Anniversary Value Death Benefit and a 5% annual increase on purchase payments adjusted for withdrawals.

Contingent Deferred Sales Charge (CDSC): This is a sales charge that may be deducted when you make a full or partial withdrawal under your Annuity. We refer to this as a "contingent" charge because it can be imposed only if you make a withdrawal. The charge is a percentage of each applicable Purchase Payment that is being withdrawn. The period during which a particular percentage applies is measured from the Issue Date of the Annuity.

Enhanced Beneficiary Protection Death Benefit: An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing amounts in addition to the basic Death Benefit that can be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. We no longer offer the Enhanced Beneficiary Protection Death Benefit.

Excess Income: All or a portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that benefit year is considered excess income ("Excess Income"). Each withdrawal of Excess Income proportionally reduces the Annual Income Amount for future benefit years.

Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. Certain Fixed Allocations are subject to a market value adjustment if you withdraw Account Value prior to the Fixed Allocation's maturity (MVA Fixed Allocation).

Free Look: Under state insurance laws, you have the right, during a limited period of time, to examine your Annuity and decide if you want to keep it or cancel it. This right is referred to as your "free look" right. The length of this time period depends on the law of your state, and may vary depending on whether your purchase is a replacement or not.

Good Order: An instruction received by us, utilizing such forms, signatures, and dating as we require, which is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. In your Annuity contract, we use the term "In Writing" to refer to this general requirement.

Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.

Guaranteed Minimum Income Benefit (GMIB): An optional benefit that, for an additional cost, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on your total purchase payments and an annual increase of 5% on such purchase payments adjusted for withdrawals (called the "Protected Income Value"), regardless of the impact of market performance on your Account Value. We no longer offer GMIB.

Guaranteed Minimum Withdrawal Benefit (GMWB): An optional benefit that, for an additional cost, guarantees your ability to withdraw amounts over time equal to an initial principal value, regardless of the impact of market performance on your Account Value. We no longer offer GMWB.

Guaranteed Return Option Plus 2008/SM/ (GRO Plus 2008)/Highest Daily Guaranteed Return Option (Highest Daily GRO)/SM//Guaranteed Return Option/SM/ Plus II (GRO Plus II)/SM//Highest Daily/SM/ Guaranteed Return Option/SM/ II (HD GRO II). Each of GRO Plus 2008, Highest Daily GRO, GRO Plus II, and HD GRO II is a separate optional benefit that, for an additional cost, guarantees a minimum Account Value at one or more future dates and that requires your participation in a program that may transfer your Account Value according to a predetermined mathematical formula. Each benefit has different features, so please consult the pertinent benefit description in the section of the prospectus entitled "Living Benefits". Certain of these benefits are no longer available for election.

Highest Anniversary Value Death Benefit ("HAV"): An optional Death Benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Anniversary Value, less proportional withdrawals.

Highest Daily Lifetime Five/SM/ Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of a guaranteed benefit base called the Total Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Highest Daily Lifetime Five.

Highest Daily Lifetime Seven/SM/ Income Benefit: An optional benefit for an additional charge, that guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime Seven is the same class of optional benefits as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime Seven.

Highest Daily Lifetime 7 Plus/SM/ Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 7 Plus is the same class of optional benefit as our Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated. We no longer offer Highest Daily Lifetime 7 Plus.

Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that is available for an additional charge. The benefit guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. Highest Daily Lifetime 6 Plus is the same class of optional benefit as our Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and how the lifetime withdrawals are calculated.

Highest Daily Value Death Benefit ("HDV"): An optional benefit that, for an additional cost, provides an enhanced level of protection for your beneficiary(ies) by providing a death benefit equal to the greater of the basic Death Benefit and the Highest Daily Value, less proportional withdrawals. We no longer offer HDV.

Interim Value: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocations plus all interest credited to the MVA Fixed Allocations as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocations. The Interim Value does not include the effect of any MVA.

Issue Date: The effective date of your Annuity.

Key Life: Under the Beneficiary Continuation Option, the person whose life expectancy is used to determine payments.

Lifetime Five/SM/ Income Benefit: An optional benefit that, for an additional cost, guarantees your ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Lifetime Five.

MVA: A market value adjustment used in the determination of Account Value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.

Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or person named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the "Owner" refers to the person or entity who has the rights and benefits designated as to the "Participant" in the certificate.

Service Office: The place to which all requests and payments regarding an Annuity are to be sent. We may change the address of the Service Office at any time. Please see the section of this prospectus entitled "How to Contact Us" for the Service Office address.

Spousal Highest Daily Lifetime Seven/SM/ Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime Seven Income Benefit and is the same class of optional benefit as our Highest Daily Lifetime Five Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime Seven.

Spousal Highest Daily Lifetime 7 Plus/SM/ Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 7 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime Seven Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated. We no longer offer Spousal Highest Daily Lifetime 7 Plus.

Spousal Highest Daily Lifetime 6 Plus Income Benefit: An optional benefit that, for an additional charge, guarantees your ability to withdraw amounts equal to a percentage of a guaranteed benefit base called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. The benefit is the spousal version of the Highest Daily Lifetime 6 Plus Income Benefit and is the same class of optional benefit as our Spousal Highest Daily Lifetime 7 Plus Income Benefit, but differs (among other things) with respect to how the Protected Withdrawal Value is calculated and to how the lifetime withdrawals are calculated.

Spousal Lifetime Five/SM/ Income Benefit: An optional benefit that, for an additional cost, guarantees until the later death of two Designated Lives (as defined in this Prospectus) the ability to withdraw an annual amount equal to a percentage of an initial principal value called the Protected Withdrawal Value. Subject to our rules regarding the timing and amount of withdrawals, we guarantee these withdrawal amounts, regardless of the impact of market performance on your Account Value. We no longer offer Spousal Lifetime Five.

Sub-account: We issue your Annuity through our separate account. See "What is the Separate Account?" under the General Information section. The separate account invests in underlying mutual fund portfolios. From an accounting perspective, we divide the separate account into a number of sections, each of which corresponds to a particular underlying mutual fund portfolio. We refer to each such section of our separate account as a "Sub-account".

Surrender Value: The value of your Annuity available upon surrender prior to the Annuity Date. It equals the Account Value as of the date we price the surrender minus any applicable CDSC, Annual Maintenance Fee, any Tax Charge and the charge for any optional benefits and any additional amounts we applied to your purchase payments that we may be entitled to recover under certain circumstances. The surrender value may be calculated using a MVA with respect to amounts in any MVA Fixed Allocation.

Unit: A measure used to calculate your Account Value in a Sub-account during the accumulation period.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

                     SUMMARY OF CONTRACT FEES AND CHARGES

Below is a summary of the fees and charges for the Annuity. Some fees and charges are assessed against the Annuity while others are assessed against assets allocated to the Sub-accounts. The fees and charges that are assessed against an Annuity include any applicable Contingent Deferred Sales Charge, Transfer Fee, Tax Charge and Annual Maintenance Fee. The charges that are assessed against the Sub-accounts are the Mortality and Expense Risk charge, the charge for Administration of the Annuity, any applicable Distribution Charge and the charge for certain optional benefits you elect. Certain optional benefits deduct a charge from each Annuity based on a percentage of a "protected value." Each underlying mutual fund portfolio assesses a fee for investment management, other expenses and, with some mutual funds, a 12b-1 fee. The prospectus for each underlying mutual fund provides more detailed information about the expenses for the underlying mutual funds.

The following tables provide a summary of the fees and charges you will pay if you surrender your Annuity or transfer Account Value among investment options. These fees and charges are described in more detail within this Prospectus.

FOR CHARGES SPECIFIC TO CONTRACTS ISSUED IN NEW YORK STATE, PLEASE REFER TO APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE INSURANCE DEPARTMENT

                         TRANSACTION FEES AND CHARGES

         CONTINGENT DEFERRED SALES CHARGES (CDSC) FOR THE ANNUITY /1/
                                 OPTIMUM XTRA

     Yr. 1  Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
     -----  ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
     9.0%    9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%  1.0%    0.0%

1 The Contingent Deferred Sales Charges, if applicable, are assessed upon surrender or withdrawal. The charge is a percentage of each applicable Purchase Payment deducted upon surrender or withdrawal. The period during which a particular percentage applies is measured from the Issue Date of the Annuity. Purchase Payments are withdrawn on a "first-in, first-out" basis.

                      OTHER TRANSACTION FEES AND CHARGES
                        (assessed against the Annuity)

                 FEE/CHARGE               OPTIMUM XTRA
                 ----------               ------------
              Transfer Fee /1/  $15.00 maximum currently, $10.00
              Tax Charge /2/               0% to 3.5%

1 Currently, we deduct the fee after the 20/th/ transfer each Annuity Year. We guarantee that the number of charge free transfers per Annuity Year will never be less than 8.
2 In some states a tax is payable, either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is assessed as a percentage of purchase payments, Surrender Value, or Account Value, as applicable. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. See the subsection "Tax Charge" under "Fees and Charges" in this Prospectus.

The following table provides a summary of the periodic fees and charges you will pay while you own your Annuity, excluding the underlying mutual fund Portfolio annual expenses. These fees and charges are described in more detail within this Prospectus.

                           PERIODIC FEES AND CHARGES
                        (assessed against the Annuity)

              FEE/CHARGE                               OPTIMUM XTRA
                                          Lesser of $35 or 2% of Account Value /2/
Annual Maintenance Fee /1/                ---------------------------------------
   Beneficiary Continuation Option Only    Lesser of $30 or 2% of Account Value

                  ANNUAL FEES CHARGES/OF THE SUB-ACCOUNTS /3/
    (assessed as a percentage of the daily net assets of the Sub-accounts)

               FEE/CHARGE                              OPTIMUM XTRA
Mortality & Expense Risk Charge /4/                        1.60%

Administration Charge /4/                                  0.15%

Settlement Service Charge /5/             1 40% (qualified); 1.00% (nonqualified)

Total Annual Charges of The Sub-accounts
(excluding settlement service charge)                      1.75%

1 Assessed annually on the Annuity's anniversary date or upon surrender. For beneficiaries who elect the nonqualified Beneficiary Continuation Option, the fee is only applicable if Account Value is less than $25,000 at the time the fee is assessed.
2 Only applicable if Account Value is less than $100,000. Fee may differ in certain States.
3  These charges are deducted daily and apply to the Sub-accounts only.
4 The combination of the Mortality and Expense Risk Charge and Administration Charge is referred to as the "Insurance Charge" elsewhere in this Prospectus.
5 The Mortality & Expense Risk Charge and the Administration Charge do not apply if you are a beneficiary under the Beneficiary Continuation Option.
   The Settlement Service Charge applies only if your beneficiary elects the Beneficiary Continuation Option.

The following table sets forth the charge for each optional benefit under the Annuity. The fees for these optional benefits would be in addition to the periodic fees and transaction fees set forth in the tables above. The first column shows the charge for each optional benefit on a maximum and current basis. Then, we show the total expenses you would pay for an Annuity if you purchased the relevant optional benefit. More specifically, we show the total charge for the optional benefit plus the Total Annualized Insurance Fees/Charges applicable to the Annuity. Where the charges cannot actually be totaled (because they are assessed against different base values), we show both individual charges. In general, we reserve the right to increase the charge to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit. However, we have no present intention of doing so. The total charge column depicts the sum of the applicable Insurance Charge and the charge for the particular optional benefit.

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                  TOTAL ANNUAL
                                                       OPTIONAL    CHARGE /2/
                                                     BENEFIT FEE/ for OPTIMUM
OPTIONAL BENEFIT                                        CHARGE        XTRA
----------------                                     ------------ ------------
GRO PLUS II
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                0.60%            2.35%

HIGHEST DAILY GRO II
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                0.60%            2.35%

HIGHEST DAILY LIFETIME 6 PLUS (HD 6 PLUS)

Maximum Charge /3/
(assessed against greater of Account Value and PWV)      1.50%        1.75% + 1.50%

Current Charge
(assessed against greater of Account Value and PWV)      0.85%        1.75% + 0.85%

HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME
  ACCELERATOR (LIA)

Maximum Charge /3/
(assessed against greater of Account Value and PWV)      2.00%        1.75% + 2.00%

Current Charge
(assessed against greater of Account Value and PWV)      1.20%        1.75% + 1.20%

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS

Maximum Charge /3/
(assessed against greater of Account Value and PWV)      1.50%        1.75% + 1.50%

Current Charge
(assessed against greater of Account Value and PWV)      0.95%        1.75% + 0.95%

GUARANTEED RETURN OPTION PLUS 2008 (GRO Plus 2008)

Maximum Charge /3/                                       0.75%            2.50%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                                TOTAL ANNUAL
                                                                     OPTIONAL    CHARGE/ 2/
                                                                   BENEFIT FEE/ for OPTIMUM
OPTIONAL BENEFIT                                                      CHARGE        XTRA
----------------                                                   ------------ ------------
(assessed against Sub-account net assets)

Current Charge
(assessed against Sub-account net assets)
(if elected on or after May 1, 2009)                                   0.60%            2.35%

HIGHEST DAILY GUARANTEED RETURN OPTION (HD GRO)
Current and Maximum Charge /4/
(if elected on or after May 1, 2009)
(assessed against Sub-account net assets)                              0.75%            2.50%

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

Maximum Charge /3/
(assessed against Sub-account net assets)                              1.00%            2.75%

Current Charge
(assessed against Sub-account net assets)                              0.35%            2.10%

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

Maximum Charge /3/
(assessed against PIV)                                                 1.00%        1.75% + 1.00%

Current Charge
(assessed against PIV)                                                 0.50%        1.75% + 0.50%

LIFETIME FIVE INCOME BENEFIT

Maximum Charge /3/
(assessed against Sub-account net assets)                              1.50%            3.25%

Current Charge
(assessed against Sub-account net assets)                              0.60%            2.35%

SPOUSAL LIFETIME FIVE INCOME BENEFIT

Maximum Charge/ 3/
(assessed against Sub-account net assets)                              1.50%            3.25%

Current Charge
(assessed against Sub-account net assets)                              0.75%            2.50%

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

Maximum Charge /3/                                                     1.50%            3.25%

Current Charge                                                         0.60%            2.35%

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge /3/
(assessed against the PWV)                                             1.50%        1.75% + 1.50%

Current Charge
(assessed against the PWV)                                             0.60%        1.75% + 0.60%

HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge /3/
(assessed against the PWV)                                             2.00%        1.75% + 2.00%

Current Charge
(assessed against the PWV)                                             0.95%        1.75% + 0.95%

HIGHEST DAILY LIFETIME SEVEN WITH LIFETIME INCOME
  ACCELERATOR (LIA)

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                                 TOTAL ANNUAL
                                                                      OPTIONAL    CHARGE /2/
                                                                    BENEFIT FEE/ for OPTIMUM
OPTIONAL BENEFIT                                                       CHARGE        XTRA
----------------                                                    ------------ ------------
Maximum Charge /3/
(assessed against the PWV)                                              2.00%        1.75% + 2.00%

Current Charge
(assessed against the PWV)                                              0.95%        1.75% + 0.95%

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

Maximum Charge /3/
(assessed against the PWV)                                              1.50%        1.75% + 1.50%

Current Charge
(assessed against the PWV)                                              0.75%        1.75% + 0.75%

SPOUSAL HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY
  INCOME OPTION (BIO)

Maximum Charge /3/
(assessed against the PWV)                                              2.00%        1.75% + 2.00%

Current Charge
(assessed against the PWV)                                              0.95%        1.75% + 0.95%

HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 1.50%        1.75% + 1.50%

Current Charge
(assessed against the greater of Account Value and PWV)                 0.75%        1.75% + 0.75%

HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY INCOME OPTION (BIO)

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 2.00%        1.75% + 2.00%

Current Charge
(assessed against the greater of Account Value and PWV)                 1.10%        1.75% + 1.10%

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 1.50%        1.75% + 1.50%

Current Charge
(assessed against the greater of Account Value and PWV)                 0.90%        1.75% + 0.90%

HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME
  ACCELERATOR (LIA)

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 2.00%        1.75% + 2.00%

Current Charge
(assessed against the greater of Account Value and PWV)                 1.10%        1.75% + 1.10%

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS WITH BENEFICIARY
  INCOME OPTION (BIO)

Maximum Charge /3/
(assessed against the greater of Account Value and PWV)                 2.00%        1.75% + 2.00%

Current Charge
(assessed against the greater of Account Value and PWV)                 1.10%        1.75% + 1.10%

ENHANCED BENEFICIARY PROTECTION DEATH BENEFIT

Current and Maximum Charge /4/                                          0.25%            2.00%

                  YOUR OPTIONAL BENEFIT FEES AND CHARGES /1/

                                                                                              TOTAL ANNUAL
                                                                                   OPTIONAL    CHARGE /2/
                                                                                 BENEFIT FEE/ for OPTIMUM
OPTIONAL BENEFIT                                                                    CHARGE        XTRA
----------------                                                                 ------------ ------------
(assessed against Sub-account net assets)

HIGHEST ANNIVERSARY VALUE DEATH BENEFIT ("HAV")
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                                            0.40%        2.15%

COMBINATION 5% ROLL-UP AND HAV DEATH BENEFIT
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                                            0.80%        2.55%

HIGHEST DAILY VALUE DEATH BENEFIT ("HDV")
Current and Maximum Charge /4/
(assessed against Sub-account net assets)                                            0.50%        2.25%

Please refer to the section of this Prospectus that describes each optional benefit for a complete description of the benefit, including any restrictions or limitations that may apply.

1 GRO Plus II. Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The 2.35% total annual charge applies.
   Highest Daily GRO II. Charge for this benefit is assessed against the daily net assets of the Sub-accounts. The 2.35% total annual charge applies. Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.85% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts. This benefit is no longer available for new elections.
   Highest Daily Lifetime 6 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 1.20% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.
   This benefit is no longer available for new elections.
   Spousal Highest Daily Lifetime 6 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the DCA Fixed Rate Options, if applicable. Under certain circumstances, we may not deduct the charge or may only deduct a portion of the charge (see the description of the benefit for details). 0.95% is in addition to 1.75% annual charge of amounts invested in the Sub-accounts.
   This benefit is no longer available for new elections.
   GRO Plus 2008: Charge for the benefit is assessed against the daily net assets of the Sub-accounts. For elections prior to May 1, 2009, the charge is 0.35% of Sub-account assets, for a 2.10% total annual charge. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. This benefit is no longer available.
   Highest Daily GRO: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. If you elected the benefit prior to May 1, 2009, the fees are as follows: The current charge is .35% of Sub-account assets, and 2.10% total annual charge applies. For elections on or after May 1, 2009, the charge is 0.60%, for a total annual charge of 2.35%. This benefit is no longer available.
   Guaranteed Minimum Withdrawal Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.10% total annual charge applies. This benefit is no longer available for new elections.
   Guaranteed Minimum Income Benefit: Charge for this benefit is assessed against the GMIB Protected Income Value ("PIV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts and the Fixed Allocations. 0.50% of PIV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections.
   Spousal Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.50% total annual charge applies. This benefit is no longer available for new elections.
   Highest Daily Lifetime Five Income Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.35% total annual charge applies. This benefit is no longer available for new elections. Highest Daily Lifetime Seven: 0.60% of PWV is in addition to 1.75% annual charge. PWV is described in the Living Benefits section of this Prospectus. This benefit is no longer available for new elections.
   Highest Daily Lifetime Seven with BIO. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Highest Daily Lifetime Seven with LIA. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Spousal Highest Daily Lifetime Seven with BIO. Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.95% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Spousal Highest Daily Lifetime Seven: Charge for this benefit is assessed against the Protected Withdrawal Value ("PWV"). As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% of PWV is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.75% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.

   Highest Daily Lifetime 7 Plus with LIA. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Spousal Highest Daily Lifetime 7 Plus. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 0.90% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Spousal Highest Daily Lifetime 7 Plus with BIO. Charge for this benefit is assessed against the greater of Account Value and Protected Withdrawal
   Value. As discussed in the description of the benefit, the charge is taken out of the Sub-accounts. 1.10% is in addition to 1.75% annual charge. This benefit is no longer available for new elections.
   Enhanced Beneficiary Protection Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.00% total annual charge applies. This benefit is no longer available for new elections. Highest Anniversary Value Death Benefit. If you elected the benefit prior to May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 0.25% charge results in 2.00% total annual charge. If you elected the benefit on or after May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the average daily net assets of the sub-accounts. 0.40% charge results in 2.15% total annual charge.
   Combination 5% Roll-Up and HAV Death Benefit: If you elected the benefit prior to May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 0.50% charge results in 2.25% total annual charge. If you elected the benefit on or after May 1, 2009, the fee is as follows: Charge for this benefit is assessed against the average daily net assets of the sub-accounts. 0.80% charge results in 2.55% total annual charge. This benefit is no longer available for new elections.
   Highest Daily Value Death Benefit: Charge for this benefit is assessed against the daily net assets of the Sub-accounts. 2.25% total annual charge applies. This benefit is no longer available for new elections.
2  The Total Annual Charge includes the Insurance Charge and Distribution
   Charge (if applicable) assessed against the average daily net assets allocated to the Sub-accounts. If you elect more than one optional benefit, the Total Annual Charge would be increased to include the charge for each optional benefit. With respect to GMIB, the 0.50% charge is assessed against the GMIB Protected Income Value. With respect to Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus the charge is assessed against the Protected Withdrawal Value (greater of PWV and Account Value, for the "Plus" benefits). With respect to each of Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, Highest Daily Lifetime 7 Plus, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 6 Plus and Spousal Highest Daily Lifetime 6 Plus one-fourth of the annual charge is deducted quarterly. These optional benefits are not available under the Beneficiary Continuation Option.
3 We reserve the right to increase the charge up to the maximum charge indicated, upon any step-up or reset under the benefit, or new election of the benefit.
4 Our reference in the fee table to "current and maximum" charge does not connote that we have the authority to increase the charge for Annuities that already have been issued. Rather, the reference indicates that there is no maximum charge to which the current charge could be increased for existing Annuities. However, our State filings may have included a provision allowing us to impose an increased charge for newly-issued Annuities.

The following table provides the range (minimum and maximum) of the total annual expenses for the underlying mutual funds ("Portfolios") as of December 31, 2014 before any contractual waivers and expense reimbursements. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets.

                   TOTAL ANNUAL PORTFOLIO OPERATING EXPENSES

                                                  MINIMUM MAXIMUM
                                                  ------- -------
               Total Portfolio Operating Expense   0.60%   2.23%

The following are the total annual expenses for each underlying mutual fund ("Portfolio") as of December 31, 2014, except as noted and except if the underlying portfolio's inception date is subsequent to December 31, 2014. The "Total Annual Portfolio Operating Expenses" reflect the combination of the underlying Portfolio's investment management fee, other expenses, any 12b-1 fees, and certain other expenses. Each figure is stated as a percentage of the underlying Portfolio's average daily net assets. For certain of the Portfolios, a portion of the management fee has been contractually waived and/or other expenses have been contractually partially reimbursed, which is shown in the table. The following expenses are deducted by the underlying Portfolio before it provides Prudential Annuities with the daily net asset value. The underlying Portfolio information was provided by the underlying mutual funds and has not been independently verified by us. See the prospectuses or statements of additional information of the underlying Portfolios for further details. The current prospectus and statement of additional information for the underlying Portfolios can be obtained by calling 1-888-PRU-2888.

               UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
   (as a percentage of the average net assets of the underlying Portfolios)

                                                    For the year ended December 31, 2014
                         ------------------------------------------------------------------------------------------
                                                                                               Total
                                             Distribution             Broker Fees  Acquired   Annual    Contractual  Net Annual
                                                and/or     Dividend   and Expenses Portfolio Portfolio  Fee Waiver   Portfolio
                         Management  Other   Service Fees Expense on    on Short    Fees &   Operating  or Expense   Operating
UNDERLYING PORTFOLIO        Fees    Expenses (12b-1 fees) Short Sales    Sales     Expenses  Expenses  Reimbursement  Expenses
--------------------     ---------- -------- ------------ ----------- ------------ --------- --------- ------------- ----------
AST Academic Strategies
  Asset Allocation
  Portfolio                 0.70%     0.03%      0.04%       0.05%        0.01%      0.63%     1.46%       0.00%        1.46%
AST Balanced Asset
  Allocation Portfolio      0.15%     0.01%      0.00%       0.00%        0.00%      0.75%     0.91%       0.00%        0.91%
AST BlackRock/Loomis
  Sayles Bond Portfolio*    0.61%     0.02%      0.10%       0.00%        0.00%      0.00%     0.73%       0.03%        0.70%
AST Bond Portfolio 2015*    0.63%     0.45%      0.10%       0.00%        0.00%      0.00%     1.18%       0.19%        0.99%
AST Bond Portfolio 2016*    0.63%     1.50%      0.10%       0.00%        0.00%      0.00%     2.23%       1.24%        0.99%
AST Bond Portfolio 2017*    0.63%     0.14%      0.10%       0.00%        0.00%      0.00%     0.87%       0.00%        0.87%
AST Bond Portfolio 2018*    0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio 2019*    0.63%     0.21%      0.10%       0.00%        0.00%      0.00%     0.94%       0.00%        0.94%
AST Bond Portfolio 2020*    0.63%     0.11%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Bond Portfolio 2021*    0.63%     0.10%      0.10%       0.00%        0.00%      0.00%     0.83%       0.00%        0.83%
AST Bond Portfolio 2022*    0.63%     0.20%      0.10%       0.00%        0.00%      0.00%     0.93%       0.00%        0.93%
AST Bond Portfolio 2023*    0.63%     0.06%      0.10%       0.00%        0.00%      0.00%     0.79%       0.01%        0.78%
AST Bond Portfolio 2024*    0.63%     0.09%      0.10%       0.00%        0.00%      0.00%     0.82%       0.00%        0.82%
AST Bond Portfolio 2025*    0.63%     0.38%      0.10%       0.00%        0.00%      0.00%     1.11%       0.12%        0.99%
AST Bond Portfolio 2026*    0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.00%        0.78%
AST Capital Growth
  Asset Allocation
  Portfolio                 0.15%     0.01%      0.00%       0.00%        0.00%      0.76%     0.92%       0.00%        0.92%
AST Cohen & Steers
  Realty Portfolio*         0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.07%        1.04%
AST Goldman Sachs
  Large-Cap Value
  Portfolio*                0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.01%        0.83%
AST Goldman Sachs
  Mid-Cap Growth
  Portfolio*                0.98%     0.03%      0.10%       0.00%        0.00%      0.00%     1.11%       0.05%        1.06%
AST Herndon Large-Cap
  Value Portfolio*          0.83%     0.02%      0.10%       0.00%        0.00%      0.00%     0.95%       0.15%        0.80%
AST International
  Growth Portfolio*         0.97%     0.02%      0.10%       0.00%        0.00%      0.00%     1.09%       0.01%        1.08%
AST International Value
  Portfolio                 0.97%     0.03%      0.10%       0.00%        0.00%      0.00%     1.10%       0.00%        1.10%
AST Investment Grade
  Bond Portfolio*           0.63%     0.05%      0.10%       0.00%        0.00%      0.00%     0.78%       0.03%        0.75%
AST J.P. Morgan
  International Equity
  Portfolio                 0.86%     0.06%      0.10%       0.00%        0.00%      0.00%     1.02%       0.00%        1.02%
AST Large-Cap Value
  Portfolio                 0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST Loomis Sayles
  Large-Cap Growth
  Portfolio*                0.87%     0.01%      0.10%       0.00%        0.00%      0.00%     0.98%       0.06%        0.92%
AST Lord Abbett Core
  Fixed Income
  Portfolio*                0.77%     0.02%      0.10%       0.00%        0.00%      0.00%     0.89%       0.29%        0.60%
AST MFS Growth Portfolio    0.87%     0.02%      0.10%       0.00%        0.00%      0.00%     0.99%       0.00%        0.99%
AST Mid-Cap Value
  Portfolio                 0.94%     0.04%      0.10%       0.00%        0.00%      0.00%     1.08%       0.00%        1.08%
AST Money Market
  Portfolio                 0.47%     0.03%      0.10%       0.00%        0.00%      0.00%     0.60%       0.00%        0.60%
AST Neuberger & Berman
  Mid-Cap Growth
  Portfolio*                0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST Neuberger Berman /
  LSV Mid-Cap Value
  Portfolio*                0.88%     0.02%      0.10%       0.00%        0.00%      0.00%     1.00%       0.00%        1.00%
AST New Discovery Asset
  Allocation Portfolio*     0.83%     0.08%      0.10%       0.00%        0.00%      0.00%     1.01%       0.01%        1.00%
AST PIMCO Limited
  Maturity Bond
  Portfolio                 0.63%     0.04%      0.10%       0.00%        0.00%      0.00%     0.77%       0.00%        0.77%
AST Preservation Asset
  Allocation Portfolio      0.15%     0.01%      0.00%       0.00%        0.00%      0.71%     0.87%       0.00%        0.87%
AST Small Cap Growth
  Portfolio                 0.88%     0.03%      0.10%       0.00%        0.00%      0.00%     1.01%       0.00%        1.01%
AST Small Cap Value
  Portfolio                 0.87%     0.03%      0.10%       0.00%        0.00%      0.02%     1.02%       0.00%        1.02%
AST Small-Cap Growth
  Opportunities
  Portfolio                 0.93%     0.04%      0.10%       0.00%        0.00%      0.00%     1.07%       0.00%        1.07%
AST T. Rowe Price
  Equity Income
  Portfolio                 0.72%     0.02%      0.10%       0.00%        0.00%      0.00%     0.84%       0.00%        0.84%
AST T. Rowe Price
  Large-Cap Growth
  Portfolio                 0.85%     0.02%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Templeton Global
  Bond Portfolio            0.78%     0.09%      0.10%       0.00%        0.00%      0.00%     0.97%       0.00%        0.97%
AST Western Asset Core
  Plus Bond Portfolio*      0.66%     0.03%      0.10%       0.00%        0.00%      0.00%     0.79%       0.20%        0.59%

Wells Fargo Advantage VT International Equity Class 1*  0.75% 0.19% 0.00% 0.00% 0.00% 0.01% 0.95% 0.25% 0.70%
Wells Fargo Advantage VT Omega Growth Class 1*          0.55% 0.20% 0.00% 0.00% 0.00% 0.00% 0.75% 0.00% 0.75%

* See notes immediately below for important information about this fund.

AST BlackRock/Loomis Sayles Bond Portfolio The Investment Managers have contractually agreed to waive 0.035% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Target Year Bond Portfolios The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Cohen & Steers Realty Portfolio The Investment Managers have contractually agreed to waive 0.07% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.013% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Goldman Sachs Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.053% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Herndon Large-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.15% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Investment Grade Bond The Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio so that each Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.99% of each Portfolio's average daily net assets through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Loomis Sayles Large-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.06% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Lord Abbett Core Fixed Income Portfolio The Investment Managers have contractually agreed to waive 0.16% of their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fee, as follows: 0.10% on the first $500 million of average daily net assets; 0.125% of the Portfolio's average daily net assets between $500 million and $1 billion; and 0.15% of the Portfolio's average daily net assets in excess of $1 billion through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman Mid-Cap Growth Portfolio The Investment Managers have contractually agreed to waive 0.005% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Neuberger Berman/LSV Mid-Cap Value Portfolio The Investment Managers have contractually agreed to waive 0.003% of their investment management fee through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST New Discovery Asset Allocation Portfolio The Investment Managers have contractually agreed to waive 0.009% their investment management fees through June 30, 2016. In addition, the Investment Managers have contractually agreed to waive a portion of their investment management fees and/or reimburse certain expenses for the Portfolio so that the Portfolio's investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.08% of the Portfolio's average daily net assets through June 30, 2016. These waivers may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

AST Western Asset Core Plus Bond Portfolio The Investment Managers have contractually agreed to waive 0.20% of their investment management fees through June 30, 2016. This waiver may not be terminated prior to June 30, 2016 without the prior approval of the Trust's Board of Trustees.

Wells Fargo Advantage VT International Equity - class 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at 0.69% for Class 1. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

Wells Fargo Advantage VT Omega Growth - class 1 The Adviser has committed through April 30, 2016 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's Total Annual Fund Operating Expenses After Fee Waiver at the amounts shown above. Brokerage commissions, stamp duty fees, interest, taxes, acquired fund fees and expenses and extraordinary expenses are excluded from the cap. After this time, the cap may be increased or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.

                               EXPENSE EXAMPLES

These examples are intended to help you compare the cost of investing in one Prudential Annuity with the cost of investing in other Prudential Annuities and/or other variable annuities.

Below are examples for each Annuity showing what you would pay in expenses at the end of the stated time periods had you invested $10,000 in the Annuity and your investment has a 5% return each year.

The examples reflect the fees and charges listed below for each Annuity as described in "Summary of Contract Fees and Charges":

   .   Insurance Charge

   .   Distribution Charge (if applicable)

   .   Contingent Deferred Sales Charge

   .   Annual Maintenance Fee

   .   The maximum combination of optional benefit charges

The examples also assume the following for the period shown:

   . You allocate all of your Account Value to the Sub-account with the maximum gross total annual operating expenses for 2014, and those expenses remain the same each year*

   . For each charge, we deduct the maximum charge rather than the current charge

   .   You make no withdrawals of your Account Value

   .   You make no transfers, or other transactions for which we charge a fee

   .   No tax charge applies

   . You elect the Highest Daily Lifetime 6 Plus with Combination 5% Roll-up and HAV Death Benefit, which are the maximum combination of optional benefit charges. There is no other optional benefit combination that would result in higher maximum charges than those shown in the examples.

   .   No Purchase Payment credit is granted under the Annuity.

Amounts shown in the examples are rounded to the nearest dollar.

* Note: Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm.

THE EXAMPLES ARE ILLUSTRATIVE ONLY - THEY SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OF THE UNDERLYING MUTUAL FUNDS OR THEIR PORTFOLIOS - ACTUAL EXPENSES WILL BE LESS THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE ACCOUNT VALUE TO ANY OTHER AVAILABLE SUB-ACCOUNTS.

Expense Examples are provided as follows:

If you surrender your annuity at the end of the applicable time period:

                                    1 yr  3 yrs  5 yrs  10 yrs
                                   ------ ------ ------ ------
                  OPTIMUM XTRA/2/  $1,558 $2,780 $3,912 $6,790

If you annuitize your annuity at the end of the applicable time period:/ 1/

                                    1 yr 3 yrs  5 yrs  10 yrs
                                    ---- ------ ------ ------
                   OPTIMUM XTRA/2/  $658 $1,980 $3,312 $6,690

If you do not surrender your annuity at the end of the applicable time period:

                                    1 yr 3 yrs  5 yrs  10 yrs
                                    ---- ------ ------ ------
                   OPTIMUM XTRA/2/  $658 $1,980 $3,312 $6,690

1. If you own Optimum Xtra, you may not annuitize in the first Three
   (3) Annuity Years.
2. Expense examples calculations for Optimum Xtra are not adjusted to reflect the Purchase Credit. If the Purchase Credit were reflected in the calculations, expenses would be higher.

For information relating to accumulation unit values pertaining to the sub-accounts, please see Appendix A - condensed Financial Information About Seperate Account B.

                                    SUMMARY

                                 Optimum XTra

This Summary describes key features of the variable annuity described in this Prospectus. It is intended to help give you an overview, and to point you to sections of the prospectus that provide greater detail. This Summary is intended to supplement the prospectus, so you should not rely on the Summary alone for all the information you need to know before purchase. You should read the entire Prospectus for a complete description of the variable annuity. Your Financial Professional can also help you if you have questions.

What is a variable annuity? A variable annuity is a contract between you and an insurance company. It is designed to help you save money for retirement, and provide income during your retirement. With the help of your Financial Professional, you choose how to invest your money within your annuity (subject to certain restrictions; see "Investment Options"). Any allocation that is recommended to you by your Financial Professional may be different than automatic asset transfers that may be made under the Annuity, such as under a pre-determined mathematical formula used with an optional living benefit. The value of your annuity will rise or fall depending on whether the investment options you choose perform well or perform poorly. Investing in a variable annuity involves risk and you can lose your money. By the same token, investing in a variable annuity can provide you with the opportunity to grow your money through participation in mutual fund-type investments. Your Financial Professional will help you choose the investment options that are suitable for you based on your tolerance for risk and your needs.

Variable annuities also offer a variety of optional guarantees to receive an income for life through withdrawals or provide minimum death benefits for your beneficiaries, or minimum account value guarantees. These benefits provide a degree of insurance in the event your annuity performs poorly. These optional benefits are available for an extra cost, and are subject to limitations and conditions more fully described later in this Prospectus. The guarantees are based on the long-term financial strength of the insurance company.

What does it mean that my variable annuity is "tax-deferred"? Because variable annuities are issued by an insurance company, you pay no taxes on any earnings from your annuity until you withdraw the money. You may also transfer among your investment options without paying a tax at the time of the transfer. Until you withdraw the money, tax deferral allows you to keep money invested that would otherwise go to pay taxes. When you take your money out of the variable annuity, however, you will be taxed on the earnings at ordinary income tax rates rather than lower capital gains rates. If you withdraw earnings before you reach age 59 1/2, you also may be subject to a 10% federal tax penalty.

What variable annuities are offered in this Prospectus? This Prospectus describes the variable annuity listed below. With the help of your Financial Professional, you choose the annuity based on your time horizon, liquidity needs, and desire for credits. The annuity described in this prospectus is:

..   Optimum XTra

How do I purchase the variable annuity? This Annuity is no longer available for new purchases. Our eligibility criteria for purchasing the Annuities are as follows:

                              Maximum Age for  Minimum Initial
                Product       Initial Purchase Purchase Payment
                -------       ---------------- ----------------
                Optimum XTra         75            $10,000

The "Maximum Age for Initial Purchase" applies to the oldest owner as of the day we would issue the Annuity. If the Annuity is to be owned by an entity, the maximum age applies to the annuitant as of the day we would issue the Annuity. The availability and level of protection of certain optional benefits may also vary based on the age of the owner or annuitant on the issue date of the annuity, the date the benefit is elected, or the date of the owner's death. Please see the sections entitled "Living Benefits" and "Death Benefit" for additional information on these benefits.

We may allow you to purchase an Annuity with an amount lower than the "Minimum Initial Purchase Payment" if you establish an electronic funds transfer that would allow you to meet the minimum requirement within one year.

You may make additional payments of at least $100 into your Annuity at any time, subject to maximums allowed by us and as provided by law.

After you purchase your Annuity you will have usually ten days to examine it and cancel it if you change your mind for any reason (referred to as the "free look period"). The period of time and the amount returned to you is dictated by State law, and is stated on the front cover of your contract. You must cancel your Annuity in writing.

See "What Are Our Requirements for Purchasing the Annuity?" for more detail.

Where should I invest my money? With the help of your Financial Professional, you choose where to invest your money within the Annuity. Our optional benefits may limit your ability to invest in the investment options otherwise available to you under the Annuity. You may choose from a variety of investment options ranging from conservative to aggressive. These investment options participate in mutual fund investments that are kept in a separate account from our other general assets. Although you may recognize some of the names of the money managers, these investment options are designed for variable annuities and are not the same mutual funds available to the general public. You can decide on a mix of investment options that suit your goals. Or, you can choose one of our investment options that participates in several mutual funds according to a specified goal such as balanced asset allocation, or capital growth asset allocation. If you select optional benefits, we may limit the investment options that you may elect. Each of the underlying mutual funds is described by its own prospectus, which you should read before investing. You can obtain the summary prospectuses and prospectuses for the underlying mutual funds by calling 1-888-PRU-2888 or at www.prudentialannuities.com. There is no assurance that any investment option will meet its investment objective.

We also offer programs to help discipline your investing, such as dollar cost averaging or automatic rebalancing.

See "Investment Options," and "Managing Your Account Value."

How can I receive income from my Annuity? You can receive income by taking withdrawals or electing annuity payments. If you take withdrawals, you should plan them carefully, because withdrawals may be subject to tax, and may be subject to a contingent deferred sales charge (discussed below). See the "Tax Considerations" section of this Prospectus. You may withdraw up to 10% of your investment each year without being subject to a contingent deferred sales charge.

You may elect to receive income through annuity payments over your lifetime, also called "annuitization". This option may appeal to those who worry about outliving their Account Value through withdrawals. If you elect to receive annuity payments, you convert your Account Value into a stream of future payments. This means in most cases you no longer have an Account Value and therefore cannot make withdrawals. We offer different types of annuity options to meet your needs, and you can choose the benefits and costs that make sense for you. For example, some of our annuity options allow for withdrawals, and some provide a death benefit, while others guarantee payments for life without a death benefit or the ability to make withdrawals.

See "Access to Account Value."

Options for Guaranteed Lifetime Withdrawals. We offer several optional benefits for an additional fee that guarantee your ability to take withdrawals for life as a percentage of an initial guaranteed benefit base, even after your Account Value falls to zero (unless it does so due to a withdrawal of Excess Income). The Account Value has no guarantees, may fluctuate, and can lose value. These benefits may appeal to you if you wish to maintain flexibility and control over your Account Value invested (instead of converting it to an annuity stream) and want the assurance of predictable income. If you withdraw more than the allowable amount during any year, your future level of guaranteed withdrawals decreases.

As part of these benefits you are required to invest only in certain permitted investment options. Some of the benefits utilize a predetermined mathematical formula to help manage your guarantee through all market cycles. Please see the applicable optional benefits section for more information. In the Living Benefits section, we describe these guaranteed minimum withdrawal benefits, which allow you to withdraw a specified amount each year for life (or joint lives, for the spousal version of the benefit). Please be aware that if you withdraw more than that amount in a given year (i.e., Excess Income), that may permanently reduce the guaranteed amount you can withdraw in future years. Please note that if your Account Value is reduced to zero as a result of a withdrawal of Excess Income, both the optional benefit and the Annuity will terminate. Thus, you should think carefully before taking a withdrawal of Excess Income. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..   Highest Daily Lifetime 6 Plus

..   Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

..   Spousal Highest Daily Lifetime 6 Plus

..   Highest Daily Lifetime 7 Plus

..   Spousal Highest Daily Lifetime 7 Plus

..   Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator

..   Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..   Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option

..   Highest Daily Lifetime Seven

..   Spousal Highest Daily Lifetime Seven

..   Highest Daily Lifetime Seven with Lifetime Income Accelerator

..   Highest Daily Lifetime Seven with Beneficiary Income Option

..   Spousal Highest Daily Lifetime Seven with Beneficiary Income Option

The Guaranteed Lifetime Withdrawal Benefit options are no longer offered for new elections.

Options for Guaranteed Accumulation. We offer optional benefits for an additional fee that guarantee your Account Value to a certain level after a period of years. As part of these benefits you are required to invest only in certain permitted investment options. Please see applicable optional benefits sections for more information.

These benefits contain detailed provisions, so please see the following sections of the Prospectus for complete details:

..   Guaranteed Return Option Plus II

..   Highest Daily Guaranteed Return Option II

..   Guaranteed Return Option Plus 2008*

..   Highest Daily Guaranteed Return Option*

*   No longer available for new elections.

What happens to my annuity upon death? You may name a beneficiary to receive the proceeds of your annuity upon your death. Your annuity must be distributed within the time periods required by the tax laws. The annuity offers a basic death benefit. The basic death benefit provides your beneficiaries with the greater of your purchase payments less all proportional withdrawals or your value in the annuity at the time of death (the amount of the basic death benefit may depend on the decedent's age).

We also offer optional death benefits for an additional charge:

..   Highest Anniversary Value Death Benefit: Offers the greater of the basic death benefit and a highest anniversary value of the annuity.

..   Combination 5% Roll-up and Highest Anniversary Value Death Benefit: Offers
    the greatest of the basic death benefit, the highest anniversary value death benefit described above, and a value assuming 5% growth of your investment adjusted for withdrawals.

Each death benefit has certain age restrictions and could only have been elected at time of contract purchase. Please see the "Death Benefit" section of the Prospectus for more information.

How do I receive credits?

With Optimum XTra, we apply a credit to your Annuity each time you make a purchase payment during the first six (6) years. Because of the credits, the expenses of this Annuity may be higher than other annuities that do not offer credits. The amount of the credit depends on the amount of the purchase payment:

                                  CREDIT              CREDIT
                               (Cumulative          (Cumulative
                            Purchase Payments    Purchase Payments
             ANNUITY YEAR  $100,000 or Greater) Less than $100,000)
             ------------  -------------------- -------------------
                 1                 8.00%               6.00%
                 2                 6.00%               5.00%
                 3                 4.00%               4.00%
                 4                 3.00%               3.00%
                 5                 2.00%               2.00%
                 6                 1.00%               1.00%
                 7+                0.00%               0.00%

Please note that during the first 10 years, the total asset-based charges on the Optimum XTra annuity are higher than many of our other annuities. In addition, the Contingent Deferred Sales Charge (CDSC) on the Optimum XTra annuity is higher and is deducted for a longer period of time as compared to our other annuities. In general, we may take back credits applied within 12 months of death or a Medically-Related Surrender. Unless prohibited by applicable State law, we may also take back credits if you return your Annuity under the "free-look" provision.

Please see the section entitled "Managing Your Account Value" for more information.

What are the Annuity's Fees and Charges?

Contingent Deferred Sales Charge: If you withdraw all or part of your annuity before the end of a period of years, we may deduct a contingent deferred sales charge, or "CDSC". The CDSC is calculated as a percentage of your purchase payment being withdrawn, and depends on how long your Annuity has been in effect.

              Yr. 1 Yr. 2 Yr. 3 Yr. 4 Yr. 5 Yr. 6 Yr. 7 Yr. 8 Yr. 9 Yr. 10 Yr. 11+
              ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ -------
Optimum XTra   9.0%  9.0%  8.0%  7.0%  6.0%  5.0%  4.0%  3.0%  2.0%  1.0%    0.0%

Each year you may withdraw up to 10% of your purchase payments without the imposition of a CDSC. This free withdrawal feature does not apply when fully surrendering your Annuity. We may also waive the CDSC under certain circumstances, such as for medically-related circumstances or taking required minimum distributions under a qualified contracts.

Transfer Fee: You may make 20 transfers between investment options each year free of charge. After the 20/th/ transfer, we will charge $10.00 for each transfer. We do not consider transfers made as part of any Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Any transfers made as a result of the predetermined mathematical formula will not count towards the total transfers allowed.

Annual Maintenance Fee: Until you start annuity payments, we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value invested in the Sub-accounts, whichever is less. The Annual Maintenance Fee is only deducted if your Account Value is less than $100,000.

Tax Charge: We may deduct a charge to reimburse us for taxes we may pay on premiums received in certain jurisdictions. The tax charge currently ranges up to 3 1/2% of your purchase payments and is designed to approximate the taxes that we are required to pay.

Insurance Charge: We deduct an Insurance Charge. It is an annual charge assessed on a daily basis. It is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The charge is assessed against the daily assets allocated to the Sub-accounts and depends on which annuity you purchase:

                 FEE/CHARGE                       Optimum XTra
                 ----------                       ------------
                 Mortality & Expense Risk Charge      1.60%
                 Administration Charge                0.15%
                 Total Insurance Charge               1.75%

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain optional benefits, such as Highest Daily Lifetime Seven, the charge is assessed against the Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the section entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios. Please see the "Fees and Charges" section of the Prospectus for more information.

Costs to Sell and Administer Our Variable Annuity:

Your Financial Professional may receive a commission for selling one of our variable annuities to you. We may pay fees to your Financial Professional's broker dealer firm to cover costs of marketing or administration. These commissions and fees may incent your Financial Professional to sell our variable annuity instead of one offered by another company. We also receive fees from the mutual fund companies that offer the investment options for administrative costs and marketing. These fees may influence our decision to offer one family of funds over another. If you have any questions you may speak with your Financial Professional or us. See "General Information".

Other Information

Please see the section entitled "General Information" for more information about our annuities, including legal information about our company, separate account, and underlying funds.

                              INVESTMENT OPTIONS

WHAT ARE THE INVESTMENT OBJECTIVES AND POLICIES OF THE PORTFOLIOS?

Each variable investment option is a Sub-account of Prudential Annuities Life Assurance Corporation Variable Account B (see "What are Separate Accounts" for more detailed information). Each Sub-account invests exclusively in one Portfolio. You should carefully read the prospectus for any Portfolio in which you are interested. The Investment Objectives/Policies chart below provides a description of each Portfolio's investment objective (in italics) and a short, summary description of their key policies to assist you in determining which Portfolios may be of interest to you. There is no guarantee that any underlying Portfolio will meet its investment objective. Not all portfolios offered as Sub-accounts may be available depending on optional benefit selection, the applicable jurisdiction and selling firm. The Portfolios that you select are your choice - we do not provide investment advice, and we do not recommend or endorse any particular Portfolio. You bear the investment risk for amounts allocated to the Portfolios. Please see the "General Information" section of this Prospectus, under the heading "Fees and Payments Received by Prudential Annuities" for a discussion of fees that we may receive from underlying mutual funds and/or their affiliates.

The name of the advisor/subadviser for each Portfolio appears next to the designation. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-adviser, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as Investment Options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same Portfolio adviser or subadviser as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds and Portfolios can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the Portfolios.

This Annuity offers Portfolios managed by AST Investment Services, Inc. and/or Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities ("Affiliated Portfolios") and Portfolios managed by companies not affiliated with Prudential Annuities ("Unaffiliated Portfolios"). Prudential Annuities and its affiliates ("Prudential Companies") receive fees and payments from both the Affiliated Portfolios and the Unaffiliated Portfolios. We consider the amount of these fees and payments when determining which portfolios to offer through the Annuity. Affiliated Portfolios may provide Prudential Companies with greater fees and payments than Unaffiliated Portfolios. Because of the potential for greater profits earned by the Prudential Companies with respect to the Affiliated Portfolios, we have an incentive to offer Affiliated Portfolios over Unaffiliated Portfolios. As indicated next to each Portfolio's description in the table that follows, each Portfolio has one or more subadvisers that conduct day to day management. We have an incentive to offer Portfolios with certain subadvisers, either because the subadviser is a Prudential Company or because the subadviser provides payments or support, including distribution and marketing support, to the Prudential Companies. We may consider those subadviser factors in determining which portfolios to offer under the Annuities. Please see "Other Information" under the heading concerning "Fees and Payments Received by Prudential Annuities" for more information about fees and payments we may receive from underlying Portfolios and/or their affiliates. In addition, we may consider the potential risk to us of offering a Portfolio in light of the benefits provided by the Annuity.

When you purchase the Annuity, you will be required to participate in LPL's asset allocation program which does not utilize all of the investment options available under the Annuity. Unless you have elected an optional benefit that requires you to stay in the asset allocation program, you will be permitted to transfer Account Value out of the asset allocation program subsequent to the Issue Date. Currently, the following optional benefits require that you maintain your Account Value in one or more of the asset allocation programs:
Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, GRO Plus 2008, GRO Plus II, Highest Daily GRO, Highest Daily GRO II, the Highest Daily Lifetime 7 Plus benefits, the Highest Daily Lifetime 6 Plus benefits, and the Highest Daily Value death benefit. The asset allocation program is offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For additional information, see Appendix C - "Additional Information on Asset Allocation Programs." If your Annuity is no longer held through LPL, we will not require you to continue to participate in LPL's asset allocation program. In that event, you will be permitted to allocate your Account Value to any permitted Portfolio (unless you are obligated to invest in specified Portfolios to participate in an optional benefit).

The optional benefits listed above employ predetermined formulas, under which money is transferred between your chosen variable Sub-accounts and a bond portfolio (the "AST Investment Grade Bond Sub-account").

Whether or not you elected an optional benefit subject to the predetermined mathematical formula, you should be aware that the operation of the formula may result in large-scale asset flows into and out of the Sub-accounts. These asset flows could adversely impact the portfolios, including their risk profile, expenses and performance. These asset flows impact not only the Permitted Sub-accounts used with the benefits but also the other Sub-accounts, because the portfolios may be used as investments in certain Permitted Sub-accounts that are structured as funds-of-funds. Because transfers between the Sub-accounts and the AST Investment Grade Bond Sub-account can be frequent and the amount transferred can vary from day to day, any of the portfolios could experience the following effects, among others:

    (a)a portfolio's investment performance could be adversely affected by requiring a subadvisor to purchase and sell securities at inopportune times or by otherwise limiting the subadvisor's ability to fully implement the portfolio's investment strategy;

    (b)the subadvisor may be required to hold a larger portion of assets in highly liquid securities than it otherwise would hold, which could adversely affect performance if the highly liquid securities underperform other securities (e.g., equities) that otherwise would have been held;

    (c)a portfolio may experience higher turnover than it would have experienced without the formula, which could result in higher operating expense ratios and higher transaction costs for the portfolio compared to other similar funds.

The asset flows caused by the formula may affect Owners in differing ways. In particular, because the formula is calculated on an individual basis for each contract, on any particular day, some Owners' Account Value may be transferred to the AST Investment Grade Bond Sub-account and others Owners' Account Value may not be transferred. To the extent that there is a large transfer of Account Value on a given trading day to the AST Investment Grade Bond Sub-account, and your Account Value is not so transferred, it is possible that the investment performance of the Sub-accounts in which your Account Value remains invested will be negatively affected.

The efficient operation of the asset flows caused by the formula depends on active and liquid markets. If market liquidity is strained, the asset flows may not operate as intended. For example, it is possible that illiquid markets or other market stress could cause delays in the transfer of cash from one portfolio to another portfolio, which in turn could adversely impact performance.

Please consult the prospectus for the applicable portfolio for additional information about these effects.

The name of the advisor/sub-advisor for each Portfolio appears next to the description. Those Portfolios whose name includes the prefix "AST" are Portfolios of Advanced Series Trust. The investment managers for AST are AST Investment Services, Inc., a Prudential Financial Company, and Prudential Investments LLC, both of which are affiliated companies of Prudential Annuities. However, a sub-advisor, as noted below, is engaged to conduct day-to-day management.

The Portfolios are not publicly traded mutual funds. They are only available as investment options in variable annuity contracts and variable life insurance policies issued by insurance companies, or in some cases, to participants in certain qualified retirement plans. However, some of the Portfolios available as Sub-accounts under the Annuities are managed by the same portfolio advisor or sub-advisor as a retail mutual fund of the same or similar name that the Portfolio may have been modeled after at its inception. Certain retail mutual funds may also have been modeled after a Portfolio. While the investment objective and policies of the retail mutual funds and the Portfolios may be substantially similar, the actual investments will differ to varying degrees. Differences in the performance of the funds can be expected, and in some cases could be substantial. You should not compare the performance of a publicly traded mutual fund with the performance of any similarly named Portfolio offered as a Sub-account. Details about the investment objectives, policies, risks, costs and management of the Portfolios are found in the prospectuses for the underlying mutual funds.

The following table contains limited information about the Portfolios. Before selecting an Investment Option, you should carefully review the summary prospectuses and/or prospectuses for the Portfolios, which contain details about the investment objectives, policies, risks, costs and management of the Portfolios. You can obtain the summary prospectuses and prospectuses for the portfolios by calling 1-888-PRU-2888 or at www.prudentialannuities.com.

           PORTFOLIO                 INVESTMENT              PORTFOLIO
             NAME                    OBJECTIVES       ADVISER(S)/SUBADVISER(S)
           ---------                 ----------       ------------------------
AST Academic Strategies Asset    Seeks long-term       AlphaSimplex Group,
  Allocation Portfolio           capital               LLC
                                 appreciation.         AQR Capital
                                                       Management, LLC and
                                                       CNH Partners, LLC
                                                       CoreCommodity
                                                       Management, LLC
                                                       First Quadrant, L.P.
                                                       Jennison Associates
                                                       LLC
                                                       J.P. Morgan
                                                       Investment
                                                       Management, Inc.
                                                       Pacific Investment
                                                       Management Company
                                                       LLC (PIMCO)
                                                       Prudential
                                                       Investments LLC
                                                       Quantitative
                                                       Management Associates
                                                       LLC
                                                       Western Asset
                                                       Management Company/
                                                       Western Asset
                                                       Management Company
                                                       Limited

AST Balanced Asset Allocation    Seeks to obtain the   Prudential
  Portfolio                      highest potential     Investments LLC
                                 total return          Quantitative
                                 consistent with its   Management Associates
                                 specified level of    LLC
                                 risk tolerance.

AST BlackRock/Loomis Sayles      Seek to maximize      BlackRock Financial
  Bond Portfolio (formerly AST   total return,         Management, Inc.
  PIMCO Total Return Bond        consistent with       BlackRock
  Portfolio)                     preservation of       International Limited
                                 capital and prudent   BlackRock (Singapore)
                                 investment            Limited
                                 management            Loomis, Sayles &
                                                       Company, L.P.

AST Bond Portfolio 2015          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2016          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2017          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2018          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2019          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

           PORTFOLIO                 INVESTMENT              PORTFOLIO
             NAME                    OBJECTIVES       ADVISER(S)/SUBADVISER(S)
           ---------                 ----------       ------------------------
AST Bond Portfolio 2020          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2021          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2022          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2023          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2024          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2025          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Bond Portfolio 2026          Seeks the highest     Prudential Investment
                                 total return for a    Management, Inc.
                                 specific period of
                                 time, consistent
                                 with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST Capital Growth Asset         Seeks to obtain the   Prudential
  Allocation Portfolio           highest potential     Investments LLC
                                 total return          Quantitative
                                 consistent with its   Management Associates
                                 specified level of    LLC
                                 risk tolerance.

AST Cohen & Steers Realty        Seeks to maximize     Cohen & Steers
  Portfolio                      total return          Capital Management,
                                 through investment    Inc.
                                 in real estate
                                 securities.

AST Goldman Sachs Large-Cap      Seeks long-term       Goldman Sachs Asset
  Value Portfolio                growth of capital.    Management, L.P.

AST Goldman Sachs Mid-Cap        Seeks long-term       Goldman Sachs Asset
  Growth Portfolio               growth of capital.    Management, L.P.

           PORTFOLIO                 INVESTMENT              PORTFOLIO
             NAME                    OBJECTIVES       ADVISER(S)/SUBADVISER(S)
           ---------                 ----------       ------------------------
AST Herndon Large-Cap Value      Seeks maximum         Herndon Capital
  Portfolio                      growth of capital     Management, LLC
                                 by investing
                                 primarily in the
                                 value stocks of
                                 larger companies.

AST International Growth         Seeks long-term       Jennison Associates
  Portfolio                      capital growth.       LLC
                                                       Neuberger Berman
                                                       Management LLC
                                                       William Blair &
                                                       Company, LLC

AST International Value          Seeks capital         Lazard Asset
  Portfolio                      growth.               Management LLC LSV
                                                       Asset Management

AST Investment Grade Bond        Seeks to maximize     Prudential Investment
  Portfolio                      total return,         Management, Inc.
                                 consistent with the
                                 preservation of
                                 capital and
                                 liquidity needs.
                                 Total return is
                                 comprised of
                                 current income and
                                 capital
                                 appreciation.

AST J.P. Morgan International    Seeks capital         J.P. Morgan
  Equity Portfolio               growth.               Investment
                                                       Management, Inc.

AST Large-Cap Value Portfolio    Seeks current         Hotchkis and Wiley
                                 income and            Capital Management,
                                 long-term growth of   LLC
                                 income, as well as
                                 capital
                                 appreciation.

AST Loomis Sayles Large-Cap      Seeks capital         Loomis, Sayles &
  Growth Portfolio               growth. Income        Company, L.P.
                                 realization is not
                                 an investment
                                 objective and any
                                 income realized on
                                 the Portfolio's
                                 investments,
                                 therefore, will be
                                 incidental to the
                                 Portfolio's
                                 objective.

AST Lord Abbett Core Fixed       Seeks income and      Lord, Abbett & Co. LLC
  Income Portfolio               capital
                                 appreciation to
                                 produce a high
                                 total return.

AST MFS Growth Portfolio         Seeks long-term       Massachusetts
                                 capital growth and    Financial Services
                                 future, rather than   Company
                                 current income.

AST Mid-Cap Value Portfolio      Seeks to provide      EARNEST Partners, LLC
                                 capital growth by     WEDGE Capital
                                 investing primarily   Management L.L.P.
                                 in
                                 mid-capitalization
                                 stocks that appear
                                 to be undervalued.

AST Money Market Portfolio       Seeks high current    Prudential Investment
                                 income and maintain   Management, Inc.
                                 high levels of
                                 liquidity.

AST Neuberger Berman Mid-Cap     Seeks capital         Neuberger Berman
  Growth Portfolio               growth.               Management LLC

AST Neuberger Berman/LSV         Seeks capital         LSV Asset Management
  Mid-Cap Value Portfolio        growth.               Neuberger Berman
                                                       Management LLC

AST New Discovery Asset          Seeks total return.   C.S. McKee, LP
  Allocation Portfolio                                 EARNEST Partners, LLC
                                                       Epoch Investment
                                                       Partners, Inc.
                                                       Longfellow Investment
                                                       Management Co. LLC
                                                       Parametric Portfolio
                                                       Associates LLC
                                                       Security Investors,
                                                       LLC Thompson, Siegel
                                                       & Walmsley LLC Vision
                                                       Capital Management,
                                                       Inc.

           PORTFOLIO                 INVESTMENT              PORTFOLIO
             NAME                    OBJECTIVES       ADVISER(S)/SUBADVISER(S)
           ---------                 ----------       ------------------------
AST PIMCO Limited Maturity Bond  Seeks to maximize     Pacific Investment
  Portfolio                      total return          Management Company
                                 consistent with       LLC (PIMCO)
                                 preservation of
                                 capital and prudent
                                 investment
                                 management.

AST Preservation Asset           Seeks to obtain the   Prudential
  Allocation Portfolio           highest potential     Investments LLC
                                 total return          Quantitative
                                 consistent with its   Management Associates
                                 specified level of    LLC
                                 risk tolerance.

AST Small-Cap Growth Portfolio   Seeks long-term       Eagle Asset
                                 capital growth.       Management, Inc.
                                                       Emerald Mutual Fund
                                                       Advisers Trust

AST Small-Cap Growth             Seeks capital         RS Investment
  Opportunities Portfolio        growth.               Management Co. LLC
  (formerly AST Federated                              Wellington Management
  Aggressive Growth Portfolio):                        Company, LLP

AST Small-Cap Value Portfolio    Seeks to provide      ClearBridge
                                 long-term capital     Investments, LLC J.P.
                                 growth by investing   Morgan Investment
                                 primarily in          Management, Inc. LMC
                                 small-capitalization  Investments, LLC
                                 stocks that appear
                                 to be undervalued.

AST T. Rowe Price Equity Income  Seeks to provide      T. Rowe Price
  Portfolio                      substantial           Associates, Inc.
                                 dividend income as
                                 well as long-term
                                 growth of capital
                                 through investments
                                 in the common
                                 stocks of
                                 established
                                 companies.

AST T. Rowe Price Large-Cap      Seeks long-term       T. Rowe Price
  Growth Portfolio               growth of capital     Associates, Inc.
                                 by investing
                                 predominantly in
                                 the equity
                                 securities of a
                                 limited number of
                                 large, carefully
                                 selected,
                                 high-quality U.S.
                                 companies that are
                                 judged likely to
                                 achieve superior
                                 earnings growth.

AST Templeton Global Bond        Seeks to provide      Franklin Advisers,
  Portfolio                      current income with   Inc.
                                 capital
                                 appreciation and
                                 growth of income.

AST Western Asset Core Plus      Seeks to maximize     Western Asset
  Bond Portfolio                 total return,         Management Company/
                                 consistent with       Western Asset
                                 prudent investment    Management Company
                                 management and        Limited
                                 liquidity needs, by
                                 investing to obtain
                                 the average
                                 duration specified
                                 for the Portfolio.

Wells Fargo Advantage VT         Seeks long-term       Wells Fargo Funds
  International Equity Fund -    capital               Management, LLC,
  Class 1                        appreciation.         advisor; Wells
                                                       Capital Management
                                                       Inc., subadvisor

Wells Fargo Advantage VT Omega   Seeks long-term       Wells Fargo Funds
  Growth Fund - Class 1          capital               Management, LLC,
                                 appreciation.         advisor;
                                                       Wells Capital
                                                       Management Inc.,
                                                       subadvisor

Security Capital Research & Management Incorporated is a wholly owned subsidiary of J.P. Morgan Investment Management Inc.

WHAT ARE THE FIXED ALLOCATIONS?

The Fixed Allocations consist of the MVA Fixed Allocations, the DCA Fixed Allocations used with our dollar-cost averaging program, and (with respect to Highest Daily Lifetime Five only), the Benefit Fixed Rate Account. We describe the Benefit Fixed Rate Account in the section of the Prospectus concerning Highest Daily Lifetime Five. We describe the DCA Fixed Allocations in the section entitled "Do You Offer Dollar Cost Averaging?"

MVA Fixed Allocations. We offer MVA Fixed Allocations of different durations during the accumulation period. These "MVA Fixed Allocations" earn a guaranteed fixed rate of interest for a specified period of time, called the "Guarantee Period." In most states, we offer MVA Fixed Allocations with Guarantee Periods from 1 to 10 years. We may also offer special purpose MVA Fixed Allocations for use with certain optional investment programs. We guarantee the fixed rate for the entire Guarantee Period.

However for MVA Fixed Allocations, if you withdraw or transfer Account Value before the end of the Guarantee Period, we will adjust the value of your withdrawal or transfer based on a formula, called a "Market Value Adjustment." The Market Value Adjustment can either be positive or negative, depending on the movement of applicable interest rates. Please refer to the section entitled "How does the Market Value Adjustment Work?" for a description of the formula along with examples of how it is calculated. You may allocate Account Value to more than one MVA Fixed Allocation at a time.

Fixed Allocations are not available in Maryland, Nevada, North Dakota, Vermont, and Washington. Availability of MVA Fixed Allocations is subject to change and may differ by state and by the annuity product you purchase. Please call Prudential Annuities at 1-888-PRU-2888 to determine availability of MVA Fixed Allocations in your state and for your annuity product. You may not allocate Account Value to MVA Fixed Allocations if you have elected the following Optional Benefits: Lifetime Five Income Benefit, Spousal Lifetime Five Income Benefit, Highest Daily Lifetime Five Income Benefit, Highest Daily Lifetime Seven Income Benefit, Spousal Highest Daily Lifetime Seven Income Benefit, Highest Daily Value Death Benefit, Highest Daily Lifetime Seven with Beneficiary Income Option, Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, Highest Daily Lifetime Seven with Lifetime Income Accelerator, GRO Plus 2008, Highest Daily GRO, Highest Daily GRO II, GRO
Plus II, Highest Daily Lifetime 7 Plus Income Benefit, Spousal Highest Daily Lifetime 7 Plus, Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator, Highest Daily Lifetime 6 Plus, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator and Spousal Highest Daily Lifetime 6 Plus. The interest rate that we credit to the MVA Fixed Allocations may be reduced by an amount that corresponds to the asset-based charges assessed against the Sub-accounts.

No specific fees or expenses are deducted when determining the rate we credit to an MVA Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the MVA Fixed Allocations.

                               FEES AND CHARGES

The charges under the Annuity are designed to cover, in the aggregate, our direct and indirect costs of selling, administering and providing benefits under the Annuity. They are also designed, in the aggregate, to compensate us for the risks of loss we assume. If, as we expect, the charges that we collect from the Annuity exceed our total costs in connection with the Annuity, we will earn a profit. Otherwise we will incur a loss. For example, Prudential Annuities may make a profit on the Insurance Charge if, over time, the actual costs of providing the guaranteed insurance obligations under an Annuity are less than the amount we deduct for the Insurance Charge. To the extent we make a profit on the Insurance Charge, such profit may be used for any other corporate purpose, including payment of other expenses that Prudential Annuities incurs in promoting, distributing, issuing and administering an Annuity and to offset a portion of the costs associated with offering any Credits which are funded through Prudential Annuities' general account.

The rates of certain of our charges have been set with reference to estimates of the amount of specific types of expenses or risks that we will incur. In most cases, this prospectus identifies such expenses or risks in the name of the charge; however, the fact that any charge bears the name of, or is designed primarily to defray a particular expense or risk does not mean that the amount we collect from that charge will never be more than the amount of such expense or risk, nor does it mean that we may not also be compensated for such expense or risk out of any other charges we are permitted to deduct by the terms of the Annuity. A portion of the proceeds that Prudential Annuities receives from charges that apply to the Sub-accounts may include amounts based on market appreciation of the Sub-account values including appreciation on amounts that represent any Credits.

WHAT ARE THE CONTRACT FEES AND CHARGES?

Contingent Deferred Sales Charge: We do not deduct a sales charge from purchase payments you make to your Annuity. However, we may deduct a CDSC if you surrender your Annuity or when you make a partial withdrawal. The CDSC reimburses us for expenses related to sales and distribution of the Annuity, including commissions, marketing materials and other promotional expenses. The CDSC is calculated as a percentage of your Purchase Payment being surrendered or withdrawn during the applicable Annuity Year. For purposes of calculating the CDSC, we consider the year following the Issue Date of your Annuity as Year
1. The amount of the CDSC decreases over time, measured from the Issue Date of the Annuity. The CDSC percentages for each Annuity are shown under "Summary of Contract Fees and Charges". If you purchase Optimum XTra and make a withdrawal that is subject to a CDSC, we may use part of that CDSC to recoup our costs of providing the Credit. However, we do not impose any CDSC on your withdrawal of a Credit amount.

With respect to a partial withdrawal, we calculate the CDSC by assuming that any available free withdrawal amount is taken out first (see How Much Can I Withdraw as a Free Withdrawal?). If the free withdrawal amount is not sufficient, we then assume that withdrawals are taken from purchase payments that have not been previously withdrawn, on a first-in, first-out basis, and subsequently from any other Account Value in the Annuity.

For purposes of calculating any applicable CDSC on a surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior partial withdrawals or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount.

We may waive any applicable CDSC under certain circumstances including, certain medically-related circumstances or when taking a Minimum Distribution from an Annuity purchased as a "qualified" investment. Free Withdrawals, Medically-Related Surrenders and Minimum Distributions are each explained more fully in the section entitled "Access to Your Account Value".

Transfer Fee: Currently, you may make 20 free transfers between investment options each Annuity Year. We currently charge $10.00 for each transfer after the 20/th/ in each Annuity Year. The fee will never be more than $15.00 for each transfer. We do not consider transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program when we count the 20 free transfers. All transfers made on the same day will be treated as one
(1) transfer. Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the Transfer Fee and are not counted toward the 20 free transfers. Similarly, transfers made pursuant to a formula used with an optional benefit are not subject to the Transfer fee and are not counted toward the 20 free transfers. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee unless you make use of electronic means to transmit your transfer requests. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If you are enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Annual Maintenance Fee: During the accumulation period we deduct an Annual Maintenance Fee. The Annual Maintenance Fee is $35.00 or 2% of your Account Value (including any amounts in Fixed Allocations), invested in the Sub-accounts, whichever is less. This fee will be deducted annually on the anniversary of the Issue Date of your Annuity or, if you surrender your Annuity during the Annuity Year, the fee is deducted at the time of surrender. The fee is taken out only from the Sub-accounts. We do not impose the Annual Maintenance Fee upon annuitization, the payment of a Death Benefit, or a Medically-Rated Surrender. We may increase the Annual Maintenance Fee. However, any increase will only apply to Annuities issued after the date of the increase. For beneficiaries that elect the Beneficiary Continuation Option, the Annual Maintenance Fee is the lesser of $30 or 2% of Account Value. For a nonqualified Beneficiary Continuation Option, the fee is only applicable if the Account Value is less than $25,000 at the time the fee is assessed.

Tax Charge: Several states and some municipalities charge premium taxes or similar taxes on annuities that we are required to pay. The amount of tax will vary from jurisdiction to jurisdiction and is subject to change. We pay the tax either when purchase payments are received, upon surrender or when the Account Value is applied under an annuity option. The tax charge is designed to approximate the taxes that we are required to pay and is assessed as a percentage of purchase payments, surrender value, or Account Value as applicable. The tax charge currently ranges up to 3 1/2%. We reserve the right to deduct the charge either at the time the tax is imposed, upon a full surrender of the Annuity, or upon annuitization. We may assess a charge against the Sub-accounts and the Fixed Allocations equal to any taxes which may be imposed upon the separate accounts.

We will pay company income taxes on the taxable corporate earnings created by this separate account product. While we may consider company income taxes when pricing our products, we do not currently include such income taxes in the tax charges you pay under the Annuity. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

In calculating our corporate income tax liability, we derive certain corporate income tax benefits associated with the investment of company assets, including separate account assets, which are treated as company assets under applicable income tax law. These benefits reduce our overall corporate income tax liability. Under current law, such benefits may include foreign tax credits and corporate dividends received deductions. We do not pass these tax benefits through to holders of the separate account annuity contracts because (i) the contract owners are not the owners of the assets generating these benefits under applicable income tax law and (ii) we do not currently include company income taxes in the tax charges you pay under the contract.

Insurance Charge: We deduct an Insurance Charge daily. The charge is assessed against the daily assets allocated to the Sub-accounts and is equal to the amount indicated under "Summary of Contract Fees and Charges". The Insurance Charge is the combination of the Mortality & Expense Risk Charge and the Administration Charge. The Insurance Charge is intended to compensate Prudential Annuities for providing the insurance benefits under each Annuity, including each Annuity's basic Death Benefit that may provide guaranteed benefits to your beneficiaries even if the market declines and the risk that persons we guarantee annuity payments to will live longer than our assumptions. The charge also compensates us for administrative costs associated with providing the Annuity benefits, including preparation of the contract and prospectus, confirmation statements, annual account statements and annual reports, legal and accounting fees as well as various related expenses. Finally, the charge compensates us for the risk that our assumptions about the mortality risks and expenses under each Annuity are incorrect and that we have agreed not to increase these charges over time despite our actual costs. We may increase the portion of the total Insurance Charge that is deducted for administrative costs; however, any increase will only apply to Annuities issued after the date of the increase.

The Insurance Charge is not deducted against assets allocated to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

Charges for Optional Benefits: If you elect to purchase certain optional benefits, we will deduct an additional charge. For some optional benefits, the charge is deducted from your Account Value allocated to the Sub-accounts. This charge is included in the daily calculation of the Unit Price for each Sub-account. For certain other optional benefits, such as Highest Daily Lifetime 6 Plus, the charge is assessed against the greater of the Account Value and Protected Withdrawal Value and taken out of the Sub-accounts periodically. Please refer to the sections entitled "Summary of Contract Fees and Charges" for the list of charges for each optional benefit.

Settlement Service Charge: If your beneficiary takes the death benefit under a Beneficiary Continuation Option, we deduct a Settlement Service Charge, although the Insurance Charge no longer applies. The charge is assessed daily against the daily net assets allocated to the Sub-accounts and is equal to an annual charge of 1.00% for nonqualified Annuities and 1.40% for qualified Annuities.

Fees and expenses incurred by the Portfolios: Each Portfolio incurs total annual operating expenses comprised of an investment management fee, other expenses and any distribution and service (12b-1) fees that may apply. These fees and expenses are reflected daily by each Portfolio before it provides Prudential Annuities with the net asset value as of the close of business each Valuation Day. More detailed information about fees and expenses can be found in the prospectuses for the Portfolios, which can be obtained by calling 1-888-PRU-2888, or at www.prudentialannuities.com.

WHAT CHARGES APPLY TO THE FIXED ALLOCATIONS?

No specific fees or expenses are deducted when determining the rate we credit to a Fixed Allocation. However, for some of the same reasons that we deduct the Insurance Charge against Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would. Any CDSC or Tax Charge applies to amounts that are taken from the Sub-accounts or the Fixed Allocations. A Market Value Adjustment may also apply to transfers, certain withdrawals, surrender or annuitization from an MVA Fixed Allocation.

WHAT CHARGES APPLY IF I CHOOSE AN ANNUITY PAYMENT OPTION?

If you select a fixed payment option, the amount of each fixed payment will depend on the Account Value of your Annuity when you elected to annuitize. There is no specific charge deducted from these payments; however, the amount of each annuity payment reflects assumptions about our insurance expenses. If you select a variable payment option that we may offer, then the amount of your benefits will reflect changes in the value of your Annuity and will be subject to charges that apply under the variable immediate annuity option. Also, a tax charge may apply (see "Tax Charge" above). Currently, we only offer fixed payment options.

EXCEPTIONS/REDUCTIONS TO FEES AND CHARGES

We may reduce or eliminate certain fees and charges or alter the manner in which the particular fee or charge is deducted. For example, we may reduce the amount of any CDSC or the length of time it applies, reduce or eliminate the amount of the Annual Maintenance Fee or reduce the portion of the total Insurance Charge that is deducted as an Administration Charge. We will not discriminate unfairly between Annuity purchasers if and when we reduce any fees and charges.

                            PURCHASING YOUR ANNUITY

Please note that these Annuities are no longer available for new sales. The information provided in this section is for informational purposes only.

WHAT ARE OUR REQUIREMENTS FOR PURCHASING THE ANNUITY?

We may apply certain limitations, restrictions, and/or underwriting standards as a condition of our issuance of an Annuity and/or acceptance of Purchase Payments. All such conditions are described below.

Initial Purchase Payment: We no longer allow new purchases of this Annuity. Previously, you must have made a minimum initial Purchase Payment of $10,000 for Optimum Xtra. However, if you decided to make payments under a systematic investment or an electronic funds transfer program, we would have accepted a lower initial Purchase Payment provided that, within the first Annuity Year, your subsequent purchase payments plus your initial Purchase Payment totaled the minimum initial Purchase Payment amount required for the Annuity purchased.

We must approve any initial and additional Purchase Payments where the total amount of Purchase Payments equal $1,000,000 or more with respect to this Annuity and any other annuities you are purchasing from us (or that you already own) and/or our affiliates. To the extent allowed by state law, that required approval also will apply to a proposed change of owner of the Annuity, if as a result of the ownership change, total Purchase Payments would equal or exceed that $1 million threshold.

Applicable laws designed to counter terrorists and prevent money laundering might, in certain circumstances, require us to block an Annuity Owner's ability to make certain transactions, and thereby refuse to accept Purchase Payments or requests for transfers, partial withdrawals, total withdrawals, death benefits, or income payments until instructions are received from the appropriate regulator. We also may be required to provide additional information about you and your Annuity to government regulators.

Speculative Investing - Do not purchase this Annuity if you, anyone acting on your behalf, and/or anyone providing advice to you plan to use it, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme now or at any time prior to termination of the Annuity. Your Annuity may not be traded on any stock exchange or secondary market. By purchasing this Annuity, you represent and warrant that you are not using this Annuity, or any of its riders, for speculation, arbitrage, viatication or any other type of collective investment scheme.

Currently, we will not issue an Annuity, permit changes in ownership or allow assignments to certain ownership types, including but not limited to: corporations, partnerships, endowments and grantor trusts with multiple grantors. Further, we will only issue an Annuity, allow changes of ownership and/or permit assignments to certain ownership types if the Annuity is held exclusively for the benefit of the designated annuitant. These rules are subject to state law. Additionally, we will not permit election or re-election of any optional death benefit or optional living benefit by certain ownership types. We may issue an Annuity in ownership structures where the annuitant is also the participant in a Qualified or Nonqualified employer sponsored plan and the Annuity represents his or her segregated interest in such plan. We reserve the right to further limit, restrict and/or change to whom we will issue an Annuity in the future, to the extent permitted by state law. Further, please be aware that we do not provide administration for employer-sponsored plans and may also limit the number of plan participants that elect to use our Annuity as a funding vehicle.

Except as noted below, purchase payments must be submitted by check drawn on a U.S. bank, in U.S. dollars, and made payable to Prudential Annuities. Purchase payments may also be submitted via 1035 exchange or direct transfer of funds. Under certain circumstances, purchase payments may be transmitted to Prudential Annuities via wiring funds through your Financial Professional's broker-dealer firm. Additional purchase payments may also be applied to your Annuity under an electronic funds transfer arrangement where you authorize us to deduct money directly from your bank account. We may reject any payment if it is received in an unacceptable form. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional Purchase Payments. Our acceptance of a check is subject to our ability to collect funds.

Age Restrictions: Unless we agree otherwise and subject to our rules, the Owner (or Annuitant if entity owned) must not be older than a maximum issue age as of the Issue Date of the Annuity as follows: age 75 for Optimum XTra. If an Annuity is owned jointly, the oldest of the Owners must not be older than the maximum issue age on the Issue Date. You should consider your need to access your Account Value and whether the Annuity's liquidity features will satisfy that need. If you take a distribution prior to age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. The availability and level of protection of certain optional benefits may vary based on the age of the Owner on the Issue Date of the Annuity or the date of the Owner's death.

Owner, Annuitant and Beneficiary Designations: We will ask you to name the Owner(s), Annuitant and one or more Beneficiaries for your Annuity.

   . Owner: The Owner(s) holds all rights under the Annuity. You may name up to two Owners in which case all ownership rights are held jointly. Generally, joint owners are required to act jointly; however, if each owner provides us with an instruction that we find acceptable, we will permit each owner to act independently on behalf of both owners. All information and documents that we are required to send you will be sent to the first named owner. This Annuity does not provide a right of survivorship. Refer to the Glossary of Terms for a complete description of the term "Owner."

   . Annuitant: The Annuitant is the person upon whose life we continue to make annuity payments. You must name an Annuitant who is a natural person. We do not accept a designation of joint Annuitants during the accumulation period. In limited circumstances and where allowed by law, you may name one or more Contingent Annuitants. Generally, a Contingent Annuitant will become the Annuitant if the Annuitant dies before the Annuity Date. Please refer to the discussion of "Considerations for Contingent Annuitants" in the Tax Considerations section of the Prospectus.

   . Beneficiary: The Beneficiary is the person(s) or entity you name to receive the Death Benefit. Your Beneficiary Designation should be the exact name of your beneficiary, not only a reference to the beneficiary's relationship to you. If you use a designation of "surviving spouse," we will pay the Death Benefit to the individual that is your spouse at the time of your death (as defined under the federal tax laws and regulations). If no beneficiary is named the Death Benefit will be paid to you or your estate. For Annuities that designate a custodian or a plan as Owner, the custodian or plan must also be designated as the Beneficiary.

Your right to make certain designations may be limited if your Annuity is to be used as an IRA or other "qualified" investment that is given beneficial tax treatment under the Code. You should seek competent tax advice on the income, estate and gift tax implications of your designations.

                             MANAGING YOUR ANNUITY

MAY I CHANGE THE OWNER, ANNUITANT AND BENEFICIARY DESIGNATIONS?

In general, you may change the Owner, Annuitant and Beneficiary designations by sending us a request in writing in a form acceptable to us. Upon an ownership change, including an assignment, any automated investment or withdrawal programs will be canceled. The new owner must submit the applicable program enrollment if they wish to participate in such a program. Where allowed by law, such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to:

..   a new Owner subsequent to the death of the Owner or the first of any joint
    Owners to die, except where a spouse Beneficiary has become the Owner as a result of an Owner's death;

..   a new Annuitant subsequent to the Annuity Date;

..   for "nonqualified" investments, a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity;

..   a change in Beneficiary if the Owner had previously made the designation irrevocable;

..   a new Owner or Annuitant that is a certain ownership type, including but not limited to corporations, partnerships, endowments, and grantor trusts with multiple grantors (if allowed by state law); and

..   a new Annuitant for a contract issued to a grantor trust where the new
    Annuitant is not the grantor of the trust.

There are also restrictions on designation changes when you have elected certain optional benefits. See the "Living Benefits" and "Death Benefits" sections of this Prospectus for any such restrictions.

If you wish to change the Owner and/or Beneficiary under the Annuity, or to assign the Annuity, you must deliver the request to us in writing at our Service Office. Generally, any change of Owner and/or Beneficiary, or assignment of the Annuity, will take effect when accepted and recorded by us (unless an alternative rule is stipulated by applicable State law). We will allow changes of ownership and/or assignments only if the Annuity is held exclusively for the benefit of the designated Annuitant. We are not responsible for any transactions processed before a change of Owner and/or Beneficiary, and an assignment of the Annuity, is accepted and recorded by us.

Unless prohibited by applicable State law, we reserve the right to refuse a proposed change of Owner and/or Beneficiary, and a proposed assignment of the Annuity. We accept assignments of nonqualified Annuities only.

We will reject a proposed change where the proposed Owner, Annuitant, Beneficiary or assignee is any of the following:

..   a company(ies) that issues or manages viatical or structured settlements;

..   an institutional investment company;

..   an Owner with no insurable relationship to the Annuitant or Contingent
    Annuitant (a "Stranger-Owned Annuity" or "STOA"); or

..   a change in designation(s) that does not comply with or that we cannot administer in compliance with Federal and/or state law.

We will implement this right on a non-discriminatory basis, and to the extent allowed by State law, and we are not obligated to process your request within any particular timeframe.

For New York Annuities, a request to change the Owner, Annuitant, Contingent Annuitant, Beneficiary and contingent Beneficiary designations is effective when signed, and an assignment is effective upon our receipt. We assume no responsibility for the validity or tax consequences of any change of Owner and/or Beneficiary or any assignment of the Annuity, and may be required to make reports of ownership changes and/or assignments to the appropriate federal, state and/or local taxing authorities. You should consult with a qualified tax advisor for complete information and advice prior to any ownership change or assignment. Once an ownership change or assignment is processed, the tax reporting cannot be reversed.

Death Benefit Suspension Upon Change of Owner or Annuitant. If there is a change of Owner or Annuitant, the change may affect the amount of the Death Benefit. See the Death Benefit section of this prospectus for additional details.

Spousal Designations

If an Annuity is co-owned by spouses, we will assume that the sole primary Beneficiary is the surviving spouse that was named as the co-owner unless you elect a different Beneficiary. Unless you elect a different Beneficiary, upon the death of either spousal Owner, the surviving spouse may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. The Death Benefit that would have been payable will be the new Account Value of the Annuity as of the date of due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the beneficiary of the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including the CDSC when applicable.

Spousal assumption is also permitted, subject to our rules and regulatory approval, if the Annuity is held by a custodial account established to hold retirement assets for the benefit of the natural person Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code ("Code") (or any successor Code section thereto) ("Custodial Account") and, on the date of the Annuitant's death, the spouse of the Annuitant is (1) the Contingent Annuitant under the Annuity and (2) the beneficiary of the Custodial Account. The ability to continue the Annuity in this manner will result in the Annuity no longer qualifying for tax deferral under the Code. However, such tax deferral should result from the ownership of the Annuity by the Custodial Account. Please consult your tax or legal adviser.

Note that any division of your Annuity due to divorce will be treated as a withdrawal and the non-owner spouse may then decide whether he or she would like to purchase a new Annuity, subject to the rules current at the time of purchase, with the withdrawn funds. Note that any division of your Annuity due to divorce will be treated as a withdrawal and CDSC may apply. If CDSC is applicable, it cannot be divided between the owner and the non-owner ex-spouse. The non-owner ex-spouse may decide whether he or she would like to use the withdrawn funds to purchase a new Annuity that is then available to new contract owners. Depending upon the method used for the division of the Annuity, the CDSC may be applied to the existing or new Annuity. Please consult with your tax advisor regarding your personal situation if you will be transferring or dividing your Annuity pursuant to a divorce.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (IRC) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. Currently, if a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes. Please consult with your tax or legal advisor before electing the Spousal Benefit for a same sex spouse or civil union partner. Please see "Tax Considerations" for more information.

Contingent Annuitant

Generally, if an Annuity is owned by an entity and the entity has named a Contingent Annuitant, the Contingent Annuitant will become the Annuitant upon the death of the Annuitant, and no Death Benefit is payable. Unless we agree otherwise, the Annuity is only eligible to have a Contingent Annuitant designation if the entity which owns the Annuity is (1) a plan described in Internal Revenue Code Section 72(s)(5)(A)(i) (or any successor Code section thereto); (2) an entity described in Code Section 72(u)(1) (or any successor Code section thereto); or (3) a Custodial Account, as described in the above section.

Where the Annuity is held by a Custodial Account, the Contingent Annuitant will not automatically become the Annuitant upon the death of the Annuitant. Upon the death of the Annuitant, the Custodial Account will have the choice, subject to our rules, to either elect to receive the Death Benefit or elect to continue the Annuity. If the Custodial Account elects to receive the Death Benefit, the Account Value of the Annuity as of the date of due proof of death of the Annuitant will reflect the amount that would have been payable had a Death Benefit been paid. See the section above entitled "Spousal Designations" for more information about how the Annuity can be continued by a Custodial Account.

MAY I RETURN MY ANNUITY IF I CHANGE MY MIND?

If after purchasing your Annuity you change your mind and decide that you do not want it, you may return it to us within a certain period of time known as a right to cancel period. This is often referred to as a "free look." Depending on the state in which you purchased your Annuity and, in some states, if you purchased the Annuity as a replacement for a prior contract, the right to cancel period may be ten (10) days, or longer, measured from the time that you received your Annuity (the free look period for replacements is typically longer, such as 20 or 30 days). If you return your Annuity during the applicable period, we will refund your current Account Value plus any tax charge deducted, less any applicable federal and state income tax withholding and depending on your state's requirements, any applicable insurance charges deducted. The amount returned to you may be higher or lower than the Purchase Payment(s) applied during the right to cancel period and may be subject to a market value adjustment if it was allocated to a MVA Fixed Allocation, to the extent allowed by State law. However, where required by law, we will return your Purchase Payments applied during the right to cancel period if they are greater than your current Account Value less any federal and state income tax withholding. With respect to Optimum XTra, if you return your Annuity, we will not return any Credits we applied to your Annuity based on your Purchase Payments.

MAY I MAKE ADDITIONAL PURCHASE PAYMENTS?

Unless we agree otherwise and subject to our rules, the minimum amount that we accept as an additional Purchase Payment is $100 unless you participate in our Systematic Investment Plan or a periodic Purchase Payment program. Purchase payments made while you participate in an asset allocation program will be allocated in accordance with such benefit. Please see the "Living Benefits" section of this prospectus for further information on additional Purchase Payments.

MAY I MAKE SCHEDULED PAYMENTS DIRECTLY FROM MY BANK ACCOUNT?

You can make additional Purchase Payments to your Annuity by authorizing us to deduct money directly from your bank account and applying it to your Annuity. We call our electronic funds transfer program "The Systematic Investment Plan." Purchase payments made through electronic funds transfer may only be allocated to the Sub-accounts when applied. Different allocation requirements may apply in connection with certain optional benefits. We may allow you to invest in your Annuity with a lower initial Purchase Payment, as long as you authorize payments through an electronic funds transfer that will equal at least the minimum Purchase Payment set forth above during the first 12 months of your Annuity. We may suspend or cancel electronic funds transfer privileges if sufficient funds are not available from the applicable financial institution on any date that a transaction is scheduled to occur. We may also suspend or cancel electronic funds transfer privileges if we have limited, restricted, suspended or rejected our acceptance of additional purchase payments.

MAY I MAKE PURCHASE PAYMENTS THROUGH A SALARY REDUCTION PROGRAM?

These types of programs are only available with certain types of qualified investments. If your employer sponsors such a program, we may agree to accept periodic purchase payments through a salary reduction program as long as the allocations are made only to Sub-accounts and the periodic purchase payments received in the first year total at least the minimum Purchase Payment set forth above.

                          MANAGING YOUR ACCOUNT VALUE

HOW AND WHEN ARE PURCHASE PAYMENTS INVESTED?

(See "Valuing Your Investment" for a description of our procedure for pricing initial and subsequent purchase payments.)

Initial Purchase Payment: Once we accept your application, we invest your Purchase Payment in your Annuity according to your instructions for allocating your Account Value. The Purchase Payment is your initial Purchase Payment minus any tax charges that may apply. You can allocate purchase payments to one or more available Sub-accounts or available Fixed Allocations. Investment restrictions will apply if you elect certain optional benefits.

Subsequent Purchase Payments: Unless you participate in an asset allocation program, or unless you have provided us with other specific allocation instructions for one, more than one, or all subsequent Purchase Payments, we will allocate any additional Purchase Payments you make according to your initial Purchase Payment allocation instructions. If you so instruct us, we will allocate subsequent Purchase Payments according to any new allocation instructions. Unless you tell us otherwise, Purchase Payments made while you participate in an asset allocation program will be allocated in accordance with such program.

HOW DO I RECEIVE CREDITS UNDER THE OPTIMUM XTRA ANNUITY?

We apply a "Credit" to your Annuity's Account Value each time you make a Purchase Payment during the first six (6) Annuity Years. The amount of the Credit is payable from our general account. The amount of the Credit depends on the Annuity Year in which the Purchase Payment(s) is made and the amount of the Purchase Payment according to the table below:

                            CREDIT (Cumulative  CREDIT (Cumulative
                            Purchase Payments    Purchase Payments
             ANNUITY YEAR  $100,000 or Greater) Less than $100,000)
             ------------  -------------------- -------------------
                 1                 8.00%               6.00%
                 2                 6.00%               5.00%
                 3                 4.00%               4.00%
                 4                 3.00%               3.00%
                 5                 2.00%               2.00%
                 6                 1.00%               1.00%
                 7+                0.00%               0.00%

HOW ARE CREDITS APPLIED TO ACCOUNT VALUE UNDER THE OPTIMUM XTRA ANNUITY?

Each Credit is allocated to your Account Value at the time the Purchase Payment is applied to your Account Value. The amount of the Credit is allocated to the investment options in the same ratio as the applicable Purchase Payment is applied.

Examples of Applying Credits

Initial Purchase Payment

Assume you make an initial Purchase Payment of $75,000 and your Annuity is issued on January 2, 2009. Since the cumulative Purchase Payments are less than $100,000 and the contract is in the first Annuity Year, we would apply a 6% Credit to your Purchase Payment and allocate the amount of the Credit ($4500 = $75,000 x .060) to your Account Value in the proportion that your Purchase Payment is allocated.

Initial Purchase Payment With Transfer of Assets

Assume you make an initial Purchase Payment of $105,000 (which consists of a check for $75,000 and exchange paperwork indicating additional purchase payments of $30,000) and your Annuity is issued on January 2, 2009 with the receipt of the check for $75,000. On January 16, 2009 the remaining $30,000, as indicated by the exchange paperwork, is received. Since the cumulative Purchase Payments are greater than $100,000 and the contract is in the first Annuity Year, we would apply an 8% Credit to the January 2, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($6,000 = $75,000 X .08) to your Account Value on January 2, 2009 and we would apply an 8% Credit to the January 16, 2009 portion of your Purchase Payment and allocate the amount of the Credit ($2,400 = $30,000 X .080) to your Account Value on January 16, 2009.

Additional Purchase Payment in Annuity Year 1

Assume that you make an additional Purchase Payment of $30,000 on March 5, 2009. The cumulative Purchase Payments are greater than $100,000; therefore we would apply an 8.0% Credit to your March 5, 2009 Purchase Payment and allocate the amount of the Credit ($2400 = $30,000 X .08) to your Account Value.

Additional Purchase Payment in Annuity Year 6

Assume that you make an additional Purchase Payment of $25,000 on February 6, 2014. The cumulative Purchase Payments are greater than $100,000 and the contract is in the sixth year; therefore we would apply a 1.0% Credit to your Purchase Payment and allocate the amount of the Credit ($250 = $25,000 X .01) to your Account Value.

Recapture of XTra Credits

The amount of any Credits applied to your Annuity Account Value can be taken back by Prudential Annuities. Specifically, we will recapture Credits: (a) if you return the Annuity during the "free look" period or (b) if the XTra Credit amount was granted within 12 months immediately before a death that triggers payment of the Annuity's death benefit (if allowed by State Law) or (c) if the XTra Credit amount was granted within 12 months immediately prior to your exercise of the medically-related surrender provision of the Annuity.

General Information about Credits

..   We do not consider Credits to be "investment in the contract" for income tax purposes.

..   You may not withdraw the amount of any Credits under the Free Withdrawal provision. The Free Withdrawal provision only applies to withdrawals of purchase payments.

ARE THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?

During the accumulation period you may transfer Account Value between investment options subject to the restrictions outlined below. Transfers are not subject to taxation on any gain. You may not transfer Account Value to any DCA fixed Allocation (as defined below). You may only allocated payments to DCA Fixed Allocations.

Currently, we charge $10.00 for each transfer after the twentieth
(20/th/) transfer in each Annuity Year. Transfers made as part of a Dollar Cost Averaging, Automatic Rebalancing or asset allocation program do not count toward the twenty free transfer limit. Renewals or transfers of Account Value from an MVA Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge. We may reduce the number of free transfers allowable each Annuity Year (subject to a minimum of eight) without charging a Transfer Fee. We may also increase the Transfer Fee that we charge to $15.00 for each transfer after the number of free transfers has been used up. We may eliminate the Transfer Fee for transfer requests transmitted electronically or through other means that reduce our processing costs. If enrolled in any program that does not permit transfer requests to be transmitted electronically, the Transfer Fee will not be waived.

Once you have made 20 transfers among the Sub-accounts during an Annuity Year, we will accept any additional transfer request during that year only if the request is submitted to us in writing with an original signature and otherwise is in good order. For purposes of this 20 transfer limit, we (i) do not view a facsimile transmission or other electronic transmission as a "writing",
(ii) will treat multiple transfer requests submitted on the same Valuation Day as a single transfer, and (iii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio, or any transfer that involves one of our systematic programs, such as asset allocation and automated withdrawals.

Frequent transfers among Sub-accounts in response to short-term fluctuations in markets, sometimes called "market timing," can make it very difficult for a Portfolio manager to manage a Portfolio's investments. Frequent transfers may cause the Portfolio to hold more cash than otherwise necessary, disrupt management strategies, increase transaction costs, or affect performance. Each Annuity offers Sub-accounts designed for Owners who wish to engage in frequent transfers (i.e., one or more of the Sub-accounts corresponding to the AST Money Market Portfolio), and we encourage Owners seeking frequent transfers to utilize those Sub-accounts.

In light of the risks posed to Owners and other investors by frequent transfers, we reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners and to take the other actions discussed below. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for an Owner or certain Owners if: (a) we believe that excessive transfer activity (as we define it) or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the Portfolios; or (b) we are informed by a Portfolio (e.g., by the Portfolio's portfolio manager) that the purchase or redemption of shares in the Portfolio must be restricted because the Portfolio believes the transfer activity to which such purchase and redemption relates would have a detrimental effect on the share prices of the affected Portfolio. Without limiting the above, the most likely scenario where either of the above could occur would be if the aggregate amount of a trade or trades represented a relatively large proportion of the total assets of a particular Portfolio. In furtherance of our general authority to restrict transfers as described above, and without limiting other actions we may take in the future, we have adopted the following specific restrictions:

..   With respect to each Sub-account (other than the AST Money Market
    Sub-account), we track amounts exceeding a certain dollar threshold that were transferred into the Sub-account. If you transfer such amount into a particular Sub-account, and within 30 calendar days thereafter transfer (the "Transfer Out") all or a portion of that amount into another Sub-account, then upon the Transfer Out, the former Sub-account becomes restricted (the "Restricted Sub-account"). Specifically, we will not permit subsequent transfers into the Restricted Sub-account for 90 calendar days after the Transfer Out if the Restricted Sub-account invests in a non-international Portfolio, or 180 calendar days after the Transfer Out if the Restricted Sub-account invests in an international Portfolio. For purposes of this rule, we (i) do not count transfers made in connection with one of our systematic programs, such as asset allocation and automated withdrawals; (ii) do not count any transfer that solely involves Sub-accounts corresponding to the AST Money Market Portfolio; and (iii) do not categorize as a transfer the first transfer that you make after the Issue Date, if you make that transfer within 30 calendar days after the Issue Date. Even if an amount becomes restricted under the foregoing rules, you are still free to redeem the amount from your Annuity at any time.

..   We reserve the right to effect exchanges on a delayed basis for all contracts. That is, we may price an exchange involving the Sub-accounts on the Valuation Day subsequent to the Valuation Day on which the exchange request was received. Before implementing such a practice, we would issue a separate written notice to Owners that explains the practice in detail.

If we deny one or more transfer requests under the foregoing rules, we will inform you or your Financial Professional promptly of the circumstances concerning the denial.

There are contract owners of different variable annuity contracts that are funded through the same Separate Account that are not subject to the above-referenced transfer restrictions and, therefore, might make more numerous and frequent transfers than contract owners who are subject to such limitations. Finally, there are contract owners of other variable annuity contracts or variable life contracts that are issued by Prudential Annuities as well as other insurance companies that have the same underlying mutual fund portfolios available to them. Since some contract owners are not subject to the same transfer restrictions, unfavorable consequences associated with such frequent trading within the underlying mutual fund (e.g., greater portfolio turnover, higher transaction costs, or performance or tax issues) may affect all contract owners. Similarly, while contracts managed by a Financial Professional or third party investment advisor are subject to the restrictions on transfers between investment options that are discussed above, if the advisor manages a number of contracts in the same fashion unfavorable consequences may be associated with management activity since it may involve the movement of a substantial portion of an underlying mutual fund's assets which may affect all contract owners invested in the affected options. Apart from such differences in transfer restrictions, we will apply these rules uniformly (including contracts managed by a Financial Professional or third party investment advisor), and will not waive a transfer restriction for any contract owner.

Although our transfer restrictions are designed to prevent excessive transfers, they are not capable of preventing every potential occurrence of excessive transfer activity.

The Portfolios may have adopted their own policies and procedures with respect to excessive trading of their respective shares, and we reserve the right to enforce any such current or future policies and procedures. The prospectuses for the Portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Under SEC rules, we are required to: (1) enter into a written agreement with each Portfolio or its principal underwriter or its transfer agent that obligates us to provide to the Portfolio promptly upon request certain information about the trading activity of individual contract owners (including an Annuity Owners' TIN number), and (2) execute instructions from the Portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the excessive trading policies established by the Portfolio. In addition, you should be aware that some Portfolios may receive "omnibus" purchase and redemption orders from other insurance companies or intermediaries such as retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Portfolios in their ability to apply their excessive trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Portfolios.

A Portfolio also may assess a short term trading fee (redemption fee) in connection with a transfer out of the Sub-account investing in that Portfolio that occurs within a certain number of days following the date of allocation to the Sub-account. Each Portfolio determines the amount of the short term trading fee and when the fee is imposed. The fee is retained by or paid to the Portfolio and is not retained by us. The fee will be deducted from your Account Value, to the extent allowed by law. At present, no Portfolio has adopted a short-term trading fee.

DO YOU OFFER DOLLAR COST AVERAGING?

Yes. As discussed below, we offer Dollar Cost Averaging programs during the accumulation period. In general, Dollar Cost Averaging allows you to systematically transfer an amount periodically from one investment option to one or more other investment options. You can choose to transfer earnings only, principal plus earnings or a flat dollar amount. You may elect a Dollar Cost Averaging program that transfers amounts monthly, quarterly, semi-annually, or annually from Sub-accounts, or a program that transfers amounts monthly from the DCA Fixed Allocations. By investing amounts on a regular basis instead of investing the total amount at one time, Dollar Cost Averaging may decrease the effect of market fluctuation on the investment of your Purchase Payment. This may result in a lower average cost of units over time. However, there is no guarantee that Dollar Cost Averaging will result in a profit or protect against a loss in a declining market. We do not deduct a charge for participating in a Dollar Cost Averaging program.

You can Dollar Cost Average from Sub-accounts or the Fixed Allocations. Dollar Cost Averaging from Fixed Allocations is subject to a number of rules that include, but are not limited to the following:

   . You may only use Fixed Allocations with Guarantee Periods of 1, 2 or 3 years.

   . You may only Dollar Cost Average earnings or principal plus earnings. If transferring principal plus earnings, the program must be designed to last the entire Guarantee Period for the Fixed Allocation.

   . Dollar Cost Averaging transfers from Fixed Allocations are not subject to a Market Value Adjustment.

NOTE: When a Dollar Cost Averaging program is established from a Fixed Allocation, the fixed rate of interest we credit to your Account Value is applied to a declining balance due to the transfers of Account Value to the Sub-accounts during the Guarantee Period. This will reduce the effective rate of return on the Fixed Allocation over the Guarantee Period.

The Dollar Cost Averaging program is not available if you have elected an automatic rebalancing program or an asset allocation program. Dollar Cost Averaging from Fixed Allocations also is not available if you elect certain optional benefits.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 6 months or 12 months exclusively for use with a Dollar Cost Averaging program ("DCA Fixed Allocations"). DCA Fixed Allocations are designed to automatically transfer Account Value in either 6 or 12 payments under a Dollar Cost Averaging program. Dollar Cost Averaging transfers will be effected on the date the DCA Fixed Dollar Allocations is established and each month following until the entire principal amount plus earning is transferred. DCA Fixed Allocations may only be established with your initial Purchase Payment or additional purchase payments. You may not transfer existing Account Value to a DCA Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

Account Value allocated to the DCA Fixed Allocations will be transferred to the Sub-accounts you choose under the Dollar Cost Averaging program. If you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s), you must transfer all remaining Account Value to any other investment option. Unless you provide alternate instructions at the time you terminate the Dollar Cost Averaging program, Account Value will be transferred to the AST Money Market Sub-account. Transfers from DCA Fixed Allocations as part of a Dollar Cost Averaging program are not subject to a Market Value Adjustment. However, a Market Value Adjustment will apply if you terminate the Dollar Cost Averaging program before the entire principal amount plus earnings has been transferred to the Sub-account(s).

DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?

Yes. During the accumulation period, we offer Automatic Rebalancing among the Sub-accounts you choose. You can choose to have your Account Value rebalanced monthly, quarterly, semi-annually, or annually. On the appropriate date, the Sub-accounts you chose are rebalanced to the allocation percentages you requested. With Automatic Rebalancing, we transfer the appropriate amount from the "overweighted" Sub-accounts to the "underweighted" Sub-accounts to return your allocations to the percentages you request. For example, over time the performance of the Sub-accounts will differ, causing your percentage allocations to shift.

Any transfer to or from any Sub-account that is not part of your Automatic Rebalancing program, will be made; however, that Sub-account will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value required to enroll in Automatic Rebalancing. All rebalancing transfers as part of an Automatic Rebalancing program are not included when counting the number of transfers each year toward the maximum number of free transfers. We do not deduct a charge for participating in an Automatic Rebalancing program. Participation in the Automatic Rebalancing program may be restricted if you are enrolled in certain other optional programs. Sub-accounts that are part of a Systematic Withdrawal program or Dollar Cost Averaging program will be excluded from an Automatic Rebalancing program.

If you are participating in an optional living benefit (such as Highest Daily Lifetime 6 Plus) that makes transfers under a pre-determined mathematical formula, and you elected automatic rebalancing; you should be aware that:
(a) the AST bond portfolio used as part of the pre-determined mathematical formula will not be included as part of automatic rebalancing and (b) the operation of the formula may result in the rebalancing not conforming to the percentage allocations that you specified originally as part of your Automatic Rebalancing Program.

ARE ANY ASSET ALLOCATION PROGRAMS AVAILABLE?

Yes. Certain "static asset allocation programs" are provided by LPL Financial Corporation, ("LPL"), the firm selling the Annuity. Initially, you may be required to enroll in an available asset allocation program if you purchase one of the Annuities. Additionally, certain optional benefits require your Account Value be maintained in a model in the asset allocation program. These programs are considered static because once you have selected a model portfolio, the Sub-accounts and the percentage of contract value allocated to each Sub-account cannot be changed without your consent and direction. The programs are available at no additional charge. Under these programs, the Sub-account for each asset class in each model portfolio is designated for you. Under the programs, the values in the Sub-accounts will be rebalanced periodically back to the indicated percentages for the applicable asset class within the model portfolio that you have selected. The programs are offered by LPL. We have not designed the models or the program, and we are not responsible for them. Our role is limited to administering the model you select. For more information on the asset allocation programs see the Appendix entitled "Additional Information on the Asset Allocation Programs."

Asset allocation is a sophisticated method of diversification, which allocates assets among asset classes in order to manage investment risk and enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss. No personalized investment advice is provided in connection with the asset allocation programs and you should not rely on these programs as providing individualized investment recommendations to you. The asset allocation programs do not guarantee better investment results. LPL reserves the right to terminate or change the programs at any time. We reserve the right to change the way in which we administer the program you have selected with your LPL Financial Professional, and we reserve the right to terminate our administration of the programs. You should consult with your LPL Financial Professional before electing any asset allocation program.

WHAT IS THE BALANCED INVESTMENT PROGRAM?

We offer a balanced investment program where a portion of your Account Value is allocated to a Fixed Allocation and the remaining Account Value is allocated to the Sub-accounts that you select. When you enroll in the Balanced Investment Program, you choose the duration that you wish the program to last. This determines the duration of the Guarantee Period for the Fixed Allocation. Based on the fixed rate for the Guarantee Period chosen, we calculate the portion of your Account Value that must be allocated to the Fixed Allocation to grow to a specific "principal amount" (such as your initial Purchase Payment). We determine the amount based on the rates then in effect for the Guarantee Period you choose. If you continue the program until the end of the Guarantee Period and make no withdrawals or transfers, at the end of the Guarantee Period, the Fixed Allocation will have grown to equal the "principal amount". Withdrawals or transfers from the Fixed Allocation before the end of the Guarantee Period will terminate the program and may be subject to a Market Value Adjustment (which may be positive or negative). You can transfer the Account Value that is not allocated to the Fixed Allocation between any of the Sub-accounts available under your Annuity. Account Value you allocate to the Sub-accounts is subject to market fluctuations and may increase or decrease in value. We do not deduct a charge for participating in the Balanced Investment Program.

       Example

       Assume you invest $100,000. You choose a 10-year program and allocate a portion of your Account Value to a Fixed Allocation with a 10-year Guarantee Period. The rate for the 10-year Guarantee Period is 2.50%*. Based on the fixed interest rate for the Guarantee Period chosen, the factor is 0.781198 for determining how much of your Account Value will be allocated to the Fixed Allocation. That means that $78,120 will be allocated to the Fixed Allocation and the remaining Account Value ($21,880) will be allocated to the Sub-accounts. Assuming that you do not make any withdrawals or transfers from the Fixed Allocation, it will grow to $100,000 at the end of the Guarantee Period. Of course we cannot predict the value of the remaining Account Value that was allocated to the Sub-accounts.

* The rate in this example is hypothetical and may not reflect the current rate for Guarantee Periods of this duration.

MAY I GIVE MY FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS?

Yes. Subject to our rules, your Financial Professional may forward instructions regarding the allocation of your Account Value, and request financial transactions involving investment options. If your Financial Professional has this authority, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person's authority. We may also suspend, cancel or limit these privileges at any time. We will notify you if we do.

MAY I AUTHORIZE MY THIRD PARTY INVESTMENT ADVISOR TO MANAGE MY ACCOUNT?

Yes. You may engage your own investment advisor to manage your account. These investment advisors may be firms or persons who also are appointed by us, or whose affiliated broker-dealers are appointed by us, as authorized sellers of the Annuities. Even if this is the case, however, please note that the investment advisor you engage to provide advice and/or make transfers for you, is not acting on our behalf, but rather is acting on your behalf. We do not offer advice about how to allocate your Account Value under any circumstance.
As such, we are not responsible for any recommendations such investment advisors make, any investment models or asset allocation programs they choose to follow or any specific transfers they make on your behalf. Please note that if you have engaged a third-party investment advisor to provide asset allocation services with respect to your Annuity, we may not allow you to elect an optional benefit that requires investment in an asset allocation Portfolio and/or that involves mandatory Account Value transfers (e.g. Highest Daily GRO).

It is your responsibility to arrange for the payment of the advisory fee charged by your investment advisor. Similarly, it is your responsibility to understand the advisory services provided by your investment advisor and the advisory fees charged for the services.

We or an affiliate of ours may provide administrative support to licensed, registered Financial Professionals or Investment advisors who you authorize to make financial transactions on your behalf. We may require Financial Professionals or investment advisors, who are authorized by multiple contract owners to make financial transactions, to enter into an administrative agreement with Prudential Annuities as a condition of our accepting transactions on your behalf. The administrative agreement may impose limitations on the Financial Professional's or investment advisor's ability to request financial transactions on your behalf. These limitations are intended to minimize the detrimental impact of a Financial Professional who is in a position to transfer large amounts of money for multiple clients in a particular Portfolio or type of portfolio or to comply with specific restrictions or limitations imposed by a Portfolio(s) of Prudential Annuities.

Please Note: Annuities where your Financial Professional or investment advisor has the authority to forward instruction on financial transactions are also subject to the restrictions on transfers between investment options that are discussed in the section entitled "ARE

THERE RESTRICTIONS OR CHARGES ON TRANSFERS BETWEEN INVESTMENT OPTIONS?" Since transfer activity directed by a Financial Professional or third party investment adviser may result in unfavorable consequences to all contract owners invested in the affected options, we reserve the right to limit the investment options available to a particular Owner where such authority as described above has been given to a Financial Professional or investment advisor or impose other transfer restrictions we deem necessary. The administrative agreement may limit the available investment options, require advance notice of large transactions, or impose other trading limitations on your Financial Professional. Your Financial Professional will be informed of all such restrictions on an ongoing basis. We may also require that your Financial Professional transmit all financial transactions using the electronic trading functionality available through our Internet website (www.prudentialannuities.com).

Limitations that we may impose on your Financial Professional or investment advisor under the terms of the administrative agreement do not apply to financial transactions requested by an Owner on their own behalf, except as otherwise described in this Prospectus.

HOW DO THE FIXED ALLOCATIONS WORK?

We credit a fixed interest rate to the Fixed Allocation throughout a set period of time called a "Guarantee Period." (Note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations, or the Benefit Fixed Rate Account). Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make Fixed Allocations of different durations available in the future, including Fixed Allocations offered exclusively for use with certain optional investment programs. Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.

The interest rate credited to a Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change during the Guarantee Period. The rates are an effective annual rate of interest. We determine, in our sole discretion, the interest rates for the various Guarantee Periods. At the time that we confirm your Fixed Allocation, we will advise you of the interest rate in effect and the date your Fixed Allocation matures. We may change the rates we credit new Fixed Allocations at any time. Any change in interest rate does not affect Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for Fixed Allocations, please call 1-888-PRU-2888.

A Guarantee Period for a Fixed Allocation begins:

   . when all or part of a net Purchase Payment is allocated to that particular Guarantee Period;

   . upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or

   .   when you "renew" a Fixed Allocation by electing a new Guarantee Period.

To the extent permitted by law, we may establish different interest rates for Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available. This may include, but is not limited to, Owners who elect to use Fixed Allocations under a dollar cost averaging program (see "Do You Offer Dollar Cost Averaging?") or the Balanced Investment Program.

The interest rate credited to Fixed Allocations offered to this class of purchasers may be different than those offered to other purchasers who choose the same Guarantee Period but who do not participate in an optional investment program. Any such program is at our sole discretion.

Prudential Annuities may offer Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term Fixed Allocation ("Short-term Fixed Allocations"). Short-term Fixed Allocations may only be established with your initial Purchase Payment or additional Purchase Payments. You may not transfer existing Account Value to a Short-term Fixed Allocation. We reserve the right to terminate offering these special purpose Fixed Allocations at any time.

On the Maturity Date of the Short-term Fixed Allocation, the Account Value will be transferred to the Sub-account(s) you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Money Market Sub-account. Short-term Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or transfer any Account Value from the Short-term Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.

HOW DO YOU DETERMINE RATES FOR FIXED ALLOCATIONS?

We do not have a specific formula for determining the fixed interest rates for Fixed Allocations. Generally the interest rates we offer for Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the Insurance Charge that we deduct from

Account Value allocated to the Sub-accounts. For some of the same reasons that we deduct the Insurance Charge against the Account Value allocated to the Sub-accounts, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.

We will credit interest on a new Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rate we credit for a Fixed Allocation may be subject to a minimum. Please refer to the Statement of Additional Information. In certain states the interest rate may be subject to a minimum under state law or regulation.

HOW DOES THE MARKET VALUE ADJUSTMENT WORK?

If you transfer or withdraw Account Value from a MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a "Market Value Adjustment" or "MVA". The amount of any Market Value Adjustment can be either positive or negative, depending on the movement of a combination of Strip Yields on Strips and an Option-adjusted Spread (each as defined below) between the time that you purchase the Fixed Allocation and the time you make a transfer or withdrawal. The Market Value Adjustment formula compares the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the Guarantee Period began with the combination of Strip Yields for Strips and the Option-adjusted Spreads as of the date the MVA is being calculated. Any Market Value Adjustment that applies will be subject to our rules for complying with applicable state law.

..   "Strips" are a form of security where ownership of the interest portion of
    United States Treasury securities are separated from ownership of the underlying principal amount or corpus.

..   "Strip Yields" are the yields payable on coupon Strips of United States
    Treasury securities.

..   "Option-adjusted Spread" is the difference between the yields on corporate debt securities (adjusted to disregard options on such securities) and government debt securities of comparable duration. We currently use the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads.

MVA Formula

The MVA formula is applied separately to each MVA Fixed Allocation to determine the Account Value of the MVA Fixed Allocation on a particular date. The formula is as follows:

                       [(1+I) / (1+J+0.0010)]/^(N/365)/

                                    where:

          I is the Strip Yield as of the start date of the Guarantee Period for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

          J is the Strip Yield as of the date the MVA formula is being applied for coupon Strips maturing at the end of the applicable Guarantee Period plus the Option-adjusted Spread. If there are no Strips maturing at that time, we will use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends.

          N is the number of days remaining in the original Guarantee Period.

The denominator of the MVA formula includes a factor, currently equal to 0.0010 or 0.10%. It is an adjustment that is applied when an MVA is assessed (regardless of whether the MVA is positive or negative) and, relative to when no factor is applied, will reduce the amount being surrendered or transferred from the MVA Fixed Allocation.

If you surrender your Annuity under the right to cancel provision, the MVA formula is:

                          [(1 + I)/(1 + J)]/^(N/365)/

MVA Examples

The following hypothetical examples show the effect of the MVA in determining Account Value. Assume the following:

   . You allocate $50,000 into a MVA Fixed Allocation (we refer to this as the "Allocation Date" in these examples) with a Guarantee Period of 5 years (we refer to this as the "Maturity Date" in these examples).

   . The Strip Yields for coupon Strips beginning on Allocation Date and maturing on Maturity Date plus the Option-adjusted Spread is 5.50% (I = 5.50%).

   . You make no withdrawals or transfers until you decide to withdraw the entire MVA Fixed Allocation after exactly three (3) years, at which point 730 days remain before the Maturity Date (N = 730).

Example Of Positive MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 4.00% (J = 4.00%). Based on these assumptions, the MVA would be calculated as follows:

  MVA Factor = [(1+I)/(1+J+0.0010)]/^(N/365)/ = [1.055/1.041]/2/ /= 1.027078
                          Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $59,448.56

Example Of Negative MVA

Assume that at the time you request the withdrawal, the Strip Yields for Strips maturing on the Maturity Date plus the Option-adjusted Spread is 7.00% (J = 7.00%). Based on these assumptions, the MVA would be calculated as follows:

   MVA Factor = [(1+I)/(1+J+0.0010)]/^(N/365)/= [1.055/1.071]/2/ = 0.970345
                          Interim Value = $57,881.25
       Account Value after MVA = Interim Value X MVA Factor = $56,164.78

WHAT HAPPENS WHEN MY GUARANTEE PERIOD MATURES?

The "Maturity Date" for a MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the DCA Fixed Allocations and the Benefit Fixed Rate Account). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length or you may transfer all or part of that MVA Fixed Allocation's Account Value to another MVA Fixed Allocation or to one or more Sub-accounts. We will not charge a MVA if you choose to renew a MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more Sub-accounts. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to Fixed Allocations may change before the Maturity Date.

If you do not specify how you want a Fixed Allocation to be allocated on its Maturity Date, we will then transfer the Account Value of the Fixed Allocation to the AST Money Market Sub-account. You can then elect to allocate the Account Value to any of the Sub-accounts or to a new Fixed Allocation.

                            ACCESS TO ACCOUNT VALUE

WHAT TYPES OF DISTRIBUTIONS ARE AVAILABLE TO ME?

During the accumulation period you can access your Account Value through partial withdrawals, Systematic Withdrawals, and where required for tax purposes, Required Minimum Distributions ("RMD"). You can also surrender your Annuity at any time. Depending on your instructions, we may deduct a portion of the Account Value being withdrawn or surrendered as a CDSC, if applicable. If you surrender your Annuity, in addition to any CDSC, we may deduct the Annual Maintenance Fee, any Tax Charge that applies and the charge for any optional benefits. We may also apply a Market Value Adjustment to MVA Fixed Allocations being withdrawn or surrendered. Certain amounts may be available to you each Annuity Year that are not subject to a CDSC. These are called "Free Withdrawals." Unless you notify us differently, as permitted, withdrawals are taken pro-rata based on the Account Value in the investment options at the time we receive your withdrawal request. Each of these types of distributions is described more fully below.

ARE THERE TAX IMPLICATIONS FOR DISTRIBUTIONS FROM NONQUALIFIED ANNUITIES?

During The Accumulation Period

A distribution during the accumulation period is deemed to come first from any "gain" in your Annuity and second as a return of your "tax basis", if any. Distributions from your Annuity are generally subject to ordinary income taxation on the amount of any investment gain unless the distribution qualifies as a non-taxable exchange or transfer. If you take a distribution prior to the taxpayer's age 59 1/2, you may be subject to a 10% penalty in addition to ordinary income taxes on any gain. You may wish to consult a professional tax advisor for advice before requesting a distribution.

During The Annuitization Period

During the annuitization period, a portion of each annuity payment is taxed as ordinary income at the tax rate you are subject to at the time of the payment. The Code and regulations have "exclusionary rules" that we use to determine what portion of each annuity payment should be treated as a return of any tax basis you have in your Annuity. Once the tax basis in your Annuity has been distributed, the remaining annuity payments are taxable as ordinary income. The tax basis in your Annuity may be based on the tax-basis from a prior contract in the case of a 1035 exchange or other qualifying transfer.

There may also be tax implications on distributions from qualified Annuities. See "Tax Considerations" for information about qualified Annuities and for additional information about nonqualified Annuities.

CAN I WITHDRAW A PORTION OF MY ANNUITY?

Yes, you can make a withdrawal during the accumulation period.

   . To meet liquidity needs, you can withdraw a limited amount from your Annuity during each Annuity Year without application of any CDSC. We call this the "Free Withdrawal" amount. The Free Withdrawal amount is not available if you choose to surrender your Annuity. Amounts withdrawn as a Free Withdrawal do not reduce the amount of CDSC that may apply upon a subsequent withdrawal or surrender of your Annuity. After any partial withdrawal, your Annuity must have a Surrender Value of at least $1,000, or we may treat the partial withdrawal request as a request to fully surrender your annuity. The minimum Free Withdrawal you may request is $100.

   . You can also make withdrawals in excess of the Free Withdrawal amount. The minimum partial withdrawal you may request is $100.

To determine if a CDSC applies to partial withdrawals, we:

1. First determine what, if any, amounts qualify as a Free Withdrawal. These amounts are not subject to the CDSC.

2. Next determine what, if any, remaining amounts are withdrawals of purchase payments. Amounts in excess of the Free Withdrawal amount will be treated as withdrawals of purchase payments unless all purchase payments have been previously withdrawn. These amounts are subject to the CDSC. Purchase payments are withdrawn on a first in, first out basis.

3. Withdraw any remaining amounts from any other Account Value. These amounts are not subject to the CDSC.

You may request a withdrawal for an exact dollar amount after deduction of any CDSC that applies (called a "net withdrawal") or request a gross withdrawal from which we will deduct any CDSC that applies, resulting in less money being payable to you than the amount you requested. If you request a net withdrawal, the amount deducted from your Account Value to pay the CDSC may also be subject to a CDSC.

Partial withdrawals may also be available following annuitization but only if you choose certain annuity payment options. (Note, however, that we do not permit commutation once annuity payments have commenced).

To request the forms necessary to make a withdrawal from your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

HOW MUCH CAN I WITHDRAW AS A FREE WITHDRAWAL?

The maximum Free Withdrawal amount during each Annuity Year is equal to 10% of all purchase payments that are subject to a CDSC. Withdrawals made within an Annuity Year reduce the Free Withdrawal amount available for the remainder of the Annuity Year. If you do not make a withdrawal during an Annuity Year, you are not allowed to carry over the Free Withdrawal amount to the next Annuity Year.

CAN I MAKE PERIODIC WITHDRAWALS FROM MY ANNUITY DURING THE ACCUMULATION PERIOD?

Yes. Our systematic withdrawal program is an administrative program designed for you to withdraw a specified amount from your Annuity on an automated basis at the frequency you select ("systematic withdrawals"). This program is available to you at no additional charge. We may cease offering this program or change the administrative rules related to the program at any time on a non-discriminatory basis.

You may not have a systematic withdrawal program, as described in this section, if you are receiving substantially equal periodic payments under Sections 72(t) or 72(q) of the Code or Required Minimum Distributions.

You may terminate your systematic withdrawal program at any time. Ownership changes to, and assignment of, your Annuity will terminate any systematic withdrawal program on the Annuity as of the effective date of the change or assignment. Requesting partial withdrawals while you have a systematic withdrawal program may also terminate your systematic withdrawal program as described below.

Systematic withdrawals can be made from your Account Value allocated to the Sub-accounts or certain MVA Options. Please note that systematic withdrawals may be subject to any applicable CDSC and/or an MVA. We will determine whether a CDSC applies and the amount in the same way as we would for a partial withdrawal.

The minimum amount for each systematic withdrawal is $100. If any scheduled systematic withdrawal is for less than $100 (which may occur under a program that provides payment of an amount equal to the earnings in your Annuity for the period requested), we may postpone the withdrawal and add the expected amount to the amount that is to be withdrawn on the next scheduled systematic withdrawal.

If you do not have an optional benefit, we will withdraw systematic withdrawals from the Investment Options you have designated (your "designated Investment Options"). If you do not designate Investment Options for systematic withdrawals, we will withdraw systematic withdrawals pro rata based on the Account Value in the Investment Options at the time we pay out your withdrawal. "Pro rata" means that the percentage of each Investment Option withdrawn is the same percentage that the Investment Option bears to the total Account Value. For any scheduled systematic withdrawal for which you have elected a specific dollar amount and have specified percentages to be withdrawn from your designated Investment Options, if the amounts in your designated Investment Options cannot satisfy such instructions, we will withdraw systematic withdrawals pro rata (as described above) based on the Account Value across all of your Investment Options.

If you have a Guaranteed Lifetime Minimum Withdrawal Benefit or the Guaranteed Minimum Withdrawal Benefit (GMWB) and elect, or have elected, to receive withdrawals under the benefit using our systematic withdrawal program, please be advised of the current administrative rules associated with this program:

..   Excluding Lifetime Five and GMWB, systematic withdrawals must be taken from your Account Value on a pro rata basis from the Investment Options at the time we process each withdrawal.

..   If you either have an existing or establish a new systematic withdrawal program for a) your Annual Income Amount, Annual Withdrawal Amount (only applicable to Lifetime Five), Protected Annual Withdrawal Amount (only applicable to GMWB) or LIA Amount (only applicable to a Lifetime Income Accelerator Benefit) or b) for a designated amount that is less than your Annual Income Amount or Protected Annual Withdrawal Amount, and we receive a request for a partial withdrawal from your Annuity in Good Order, we will process your partial withdrawal request and may cancel your systematic withdrawal program.

..   If you either have or establish a new systematic withdrawal program for an amount greater than your Annual Income Amount, Protected Annual Withdrawal Amount or LIA Amount, it is important to note that these systematic withdrawals may result in Excess Income which will negatively impact your guaranteed withdrawal amounts available in future Annuity Years. Taking partial withdrawals in addition to your systematic withdrawal program will further increase the impact on your future guaranteed withdrawal amounts.

..   For a discussion of how a withdrawal of Excess Income would impact your optional living benefits, see "Living Benefits" later in this prospectus.

Gross Withdrawal or Net Withdrawal. Generally, you can request either a gross withdrawal or a net withdrawal. If, however, you are taking your withdrawal under your living benefit as described above through our Systematic Withdrawal program, you will only be permitted to take that withdrawal on a gross basis. In a gross withdrawal, you request a specific withdrawal amount with the understanding that the amount you actually receive is reduced by an applicable CDSC or tax withholding. In a net withdrawal, you request a withdrawal for an exact dollar amount with the understanding that any applicable deduction for CDSC or tax withholding is taken from your Account Value. This means that an amount greater than the amount of your requested withdrawal will be deducted from your Unadjusted Account Value. To make sure that you receive the full amount requested, we calculate the entire amount, including the amount generated due to the CDSC or tax withholding, that will need to be withdrawn. We then apply the CDSC or tax withholding to that entire amount. As a result, you will pay a greater CDSC or have more tax withheld if you elect a net withdrawal.

DO YOU OFFER A PROGRAM FOR WITHDRAWALS UNDER SECTIONS 72(t) AND 72(q) OF THE INTERNAL REVENUE CODE?

Yes. If your Annuity is used as a funding vehicle for certain retirement plans that receive special tax treatment under Sections 401, 403(b), 408 or 408A of the Code, Section 72(t) of the Code may provide an exception to the 10% penalty tax on distributions made prior to age 59 1/2 if you elect to receive distributions as a series of "substantially equal periodic payments." For Annuities issued as Nonqualified Annuities, the Code may provide a similar exception to the 10% penalty tax under Section 72(q) of the Code. Distributions received under these provisions in any Annuity Year that exceed the maximum amount available as a free withdrawal will be subject to any applicable CDSC. We may apply a Market Value Adjustment to any MVA Fixed Allocations. To request a program that complies with Section 72(t)/72(q), you must provide us with certain required information in writing on a form acceptable to us. We may require advance notice to allow us to calculate the amount of 72(t)/72(q) withdrawals. The Surrender Value of your Annuity must be at least $20,000 before we will allow you to begin a program for withdrawals under
Section 72(t)/72(q). The minimum amount for any such withdrawal is $100 and payments may be made monthly, quarterly, semi-annually or annually.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a means of receiving income payments before age 59 1/2 that are not subject to the 10% penalty.

WHAT ARE REQUIRED MINIMUM DISTRIBUTIONS AND WHEN WOULD I NEED TO MAKE THEM?

(See "Tax Considerations" for a further discussion of Required Minimum Distributions.)

Required Minimum Distributions are a type of Systematic Withdrawal we allow to meet distribution requirements under Sections 401, 403(b) or 408 of the Code. Required Minimum Distribution rules do not apply to Roth IRAs during the Owner's lifetime. Under the Code, you may be required to begin receiving periodic amounts from your Annuity. In such case, we will allow you to make Systematic Withdrawals in amounts that satisfy the Required Minimum Distribution rules under the Code. We do not assess a CDSC on Required Minimum Distributions from your Annuity if you are required by law to take such Required Minimum Distributions from your Annuity at the time it is taken, provided the amount withdrawn is the amount we calculate as the RMD and is paid out through a program of systematic withdrawals that we make available. However, a CDSC (if applicable) may be assessed on that portion of a Systematic Withdrawal that is taken to satisfy the Required Minimum Distribution provisions in relation to other savings or investment plans under other qualified retirement plans not maintained with Prudential Annuities. However, no MVA may be assessed on a withdrawal taken to meet RMD requirements applicable to your Annuity.

The amount of the Required Minimum Distribution for your particular situation may depend on other annuities, savings or investments. We will only calculate the amount of your Required Minimum Distribution based on the value of your Annuity. We require three (3) days advance written notice to calculate and process the amount of your payments. You may elect to have Required Minimum Distributions paid out monthly, quarterly, semi-annually or annually. The $100 minimum amount that applies to Systematic Withdrawals applies to monthly Required Minimum Distributions but does not apply to Required Minimum Distributions taken out on a quarterly, semi-annual or annual basis.

You may also annuitize your contract and begin receiving payments for the remainder of your life (or life expectancy) as a continued means of receiving income payments and satisfying the Required Minimum Distribution provisions under the Code.

Please see "Highest Daily Lifetime 6 Plus" under the subsection "Required Minimum Distributions" for further information relating to Required Minimum Distributions if you own that benefit.

CAN I SURRENDER MY ANNUITY FOR ITS VALUE?

Yes. During the accumulation period you can surrender your Annuity at any time. Upon surrender, you will receive the Surrender Value. Upon surrender of your Annuity, you will no longer have any rights under the surrendered Annuity.

For purposes of calculating any applicable CDSC on surrender, the purchase payments being withdrawn may be greater than your remaining Account Value or the amount of your withdrawal request. This is most likely to occur if you have made prior withdrawals under the Free Withdrawal provision or if your Account Value has declined in value due to negative market performance. In that scenario, we would determine the CDSC amount as the applicable percentage of the purchase payments being withdrawn, rather than as a percentage of the remaining Account Value or withdrawal request. Thus, the CDSC would be greater than if it were calculated as a percentage of remaining Account Value or withdrawal amount. We may apply a Market Value Adjustment to any MVA Fixed Allocations.

Under certain annuity payment options, you may be allowed to surrender your Annuity for its then current value.

To request the forms necessary to surrender your Annuity, call 1-888-PRU-2888 or visit our Internet Website at www.prudentialannuities.com.

We apply as a threshold, in certain circumstances, a minimum Surrender Value of $1,000. If you purchase an Annuity without a lifetime guaranteed minimum withdrawal benefit, we will not allow you to take any withdrawals that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value. Likewise, if you purchase an Annuity with certain lifetime guaranteed minimum withdrawal benefits, we will not allow you to take a Non-Lifetime Withdrawal (see "Living Benefits") that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value.

WHAT IS A MEDICALLY-RELATED SURRENDER AND HOW DO I QUALIFY?

Where permitted by law, you may request to surrender all or part of your Annuity prior to the Annuity Date without application of any otherwise applicable CDSC upon occurrence of a medically-related "Contingency Event" as described below. (a "Medically-Related Surrender"). The requirements of such a surrender and waiver may vary by state.

We may apply a Market Value Adjustment to any MVA Fixed Allocations. If you request a full surrender, the amount payable will be your Account Value minus
(a) the amount of any Credits applied within 12 months prior to your request to surrender your Annuity under this provision (or as otherwise stipulated by applicable State law); and (b) the amount of any Credits added in conjunction with any purchase payments received after our receipt of your request for a Medically-Related Surrender (e.g. purchase payments received at such time pursuant to a salary reduction program). With respect to partial surrenders, we similarly reserve the right to take back Credits as described above (if allowed by State law).

This waiver of any applicable CDSC is subject to our rules in place at the time of your request, which currently include but are not limited to the following:

   . The Annuitant must have been named or any change of Annuitant must have been accepted by us, prior to the "Contingency Event" described below in order to qualify for a Medically-Related Surrender;

   . the Annuitant must be alive as of the date we pay the proceeds of such surrender request;

   . if the Owner is one or more natural persons, all such Owners must also be alive at such time;

   . we must receive satisfactory proof of the Annuitant's confinement in a Medical Care Facility or Fatal Illness in writing on a form satisfactory to us; and

   .   no additional purchase payments can be made to the Annuity

A "Contingency Event" occurs if the Annuitant is:

   . first confined in a "Medical Care Facility" while your Annuity is in force and remains confined for at least 90 days in a row; or

   . first diagnosed as having a "Fatal Illness" while your Annuity is in force.

The definitions of "Medical Care Facility" and "Fatal Illness," as well as additional terms and conditions, are provided in your Annuity. This waiver is not available in Massachusetts.

WHAT TYPES OF ANNUITY OPTIONS ARE AVAILABLE?

We currently make available annuity options that provide fixed annuity payments. Your Annuity provides certain fixed annuity payment options. We do not guarantee to continue to make available or any other option other than the fixed annuity payment options set forth in your Annuity. Fixed options provide the same amount with each payment. Adjustable options provide a fixed payment that is periodically adjusted based on current interest rates. Please refer to the "Living Benefits" section below for a description of annuity options that are available when you elect one of the living benefits. For additional information on annuity payment options you may request a Statement of Additional Information. You must annuitize your entire Account Value; partial annuitizations are not allowed.

You have a right to choose your annuity start date, provided that it is no later than the first day of the calendar month next following the 95/th/ birthday of the oldest of any Owner and Annuitant whichever occurs first ("Latest Annuity Date") and no earlier than the earliest permissible Annuity Date. If you do not request an earlier Annuity Date in writing, then your Annuity Date will be the Latest Annuity Date. You may choose one of the Annuity Options described below, and the frequency of annuity payments. Certain annuity options and/or periods certain may not be available, depending on the age of the Annuitant. You may change your choices before the Annuity Date.

Certain of these annuity options may be available as "settlement options" to Beneficiaries who choose to receive the Death Benefit proceeds as a series of payments instead of a lump sum payment.

Please note, with respect to Optimum XTra, you may not annuitize within the first three Annuity Years.

Option 1

Payments for Life: Under this option, income is payable periodically until the death of the "Key Life". The "Key Life" (as used in this section) is the person or persons upon whose life annuity payments are based. No additional annuity payments are made after the death of the Key Life. Since no minimum number of payments is guaranteed, this option offers the largest amount of periodic payments of the life contingent annuity options. It is possible that only one payment will be payable if the death of the Key Life occurs before the date the second payment was due, and no other payments nor death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 2

Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Key Lives occurs before the date the second payment was due, and no other payments or death benefits would be payable. Under this option, you cannot make a partial or full surrender of the annuity.

Option 3

Payments for Life with a Certain Period: Under this option, income is payable until the death of the Key Life. However, if the key life dies before the end of the period selected (5, 10 or 15 years), the remaining payments are paid to the Beneficiary until the end of such period. Under this option, you cannot make a partial or full surrender of the annuity. If this Annuity is issued as a Qualified Annuity contract and annuity payments begin after age 92, then this Option will be modified to permit a period certain that will end no later than the life expectancy of the annuitant defined under the IRS Required Minimum Distribution tables.

Option 4

Fixed Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. If the payee dies before the end of the specified number of years, the remaining payments are paid to the Beneficiary until the end of such period. Note that under this option, payments are not based on any assumptions of life expectancy. Therefore, that portion of the Insurance Charge assessed to cover the risk that key lives outlive our expectations provides no benefit to an Owner selecting this option. Under this option, you cannot make a partial or full surrender of the annuity.

We may make different annuity and settlement options available in the future. We do not guarantee to continue to make available any other option other than the fixed annuity payment options set forth in your contract.

HOW AND WHEN DO I CHOOSE THE ANNUITY PAYMENT OPTION?

Unless prohibited by law, we require that you elect either a life annuity or an annuity with a certain period of at least 5 years if any CDSC would apply were you to surrender your Annuity on the Annuity Date. Certain annuity payment options may not be available if your Annuity Date occurs during the period that a CDSC would apply.

You have a right to choose your Annuity Date provided it is no later than the maximum Annuity Date that may be required by law or under the terms of your Annuity.

If you choose to defer the Annuity Date beyond the default date, the IRS may not consider your contract to be an annuity under the tax law. If that should occur, all gain in your Annuity at that time will become immediately taxable to you. Further, each subsequent year's increase in Account Value would be taxable in that year. By choosing to continue to defer after the default date, you will assume the risk that your Annuity will not be considered an annuity for federal income tax purposes.

Unless we agree otherwise, the Annuity Date you choose must be no later than the first day of the calendar month coinciding with or next following the later of the oldest Owner's or Annuitant's 95/th/ birthday whichever occurs first, and the fifth anniversary of the Issue Date. If you do not provide us with your Annuity Date, the maximum date as described above will be the default date; and, unless you instruct us otherwise, we will pay you the annuity payments and the annuity payments, where allowed by law, will be calculated on a fixed basis under Option 3, Payments for Life with 10 years certain.

Please note that annuitization essentially involves converting your Account Value to an annuity payment stream, the length of which depends on the terms of the applicable annuity option. Thus, once annuity payments begin, your death benefit is determined solely under the terms of the applicable annuity payment option, and you no longer participate in any optional living benefit (unless you have annuitized under that benefit).

HOW ARE ANNUITY PAYMENTS CALCULATED?

Fixed Annuity Payments

If you choose to receive fixed annuity payments, you will receive equal fixed-dollar payments throughout the period you select. The amount of the fixed payment will vary depending on the annuity payment option and payment frequency you select. Generally, the first annuity payment is determined by multiplying the Account Value, minus any state premium taxes that may apply, by the factor determined from our table of annuity rates. The table of annuity rates differs based on the type of annuity chosen and the frequency of payment selected. Our rates will not be less than our guaranteed minimum rates. These guaranteed minimum rates are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3% per annum. Where required by law or regulation, (e.g., Montana), such annuity table will have rates that do not differ according to the gender of the Key Life. Otherwise, the rates will differ according to the gender of the Key Life.

Adjustable Annuity Payments

We may make an adjustable annuity payment option available. Adjustable annuity payments are calculated similarly to fixed annuity payments except that on every fifth (5/th/) anniversary of receiving annuity payments, the annuity payment amount is adjusted upward or downward depending on the rate we are currently crediting to annuity payments. The adjustment in the annuity payment amount does not affect the duration of remaining annuity payments, only the amount of each payment.

                                LIVING BENEFITS

DO YOU OFFER BENEFITS DESIGNED TO PROVIDE INVESTMENT PROTECTION FOR OWNERS WHILE THEY ARE ALIVE?

Prudential Annuities offers different optional benefits, for an additional charge, that can provide retirement income protection for Owners while they are alive. Notwithstanding the additional protection provided under the optional Living Benefit, the additional cost has the impact of reducing net performance of the investment options. Each optional benefit offers a distinct type of guarantee, regardless of the performance of the Sub-accounts, that may be appropriate for you depending on the manner in which you intend to make use of your Annuity while you are alive. We reserve the right to cease offering any of the living benefits. Depending on which optional benefit you choose, you can have flexibility to invest in the Sub-accounts while:

..   protecting a principal amount from decreases in value as of specified future dates due to investment performance;

..   taking withdrawals with a guarantee that you will be able to withdraw not less than a guaranteed benefit base over time;

..   guaranteeing a minimum amount of growth will be applied to your principal, if it is to be used as the basis for certain types of lifetime income payments or lifetime withdrawals; or

..   providing spousal continuation of certain benefits.

Guaranteed Return Option Plus II (GRO Plus II)
Highest Daily Guaranteed Return Option II (HD GRO II)
Guaranteed Return Option Plus 2008 (GRO Plus 2008)/1/
Highest Daily Guaranteed Return Option (Highest Daily GRO)/1/
Guaranteed Minimum Withdrawal Benefit (GMWB)/1/
Guaranteed Minimum Income Benefit (GMIB)/1/
Lifetime Five Income Benefit and Spousal Lifetime Five Income Benefit/1/ Highest Daily Lifetime Five Income Benefit/1/
Highest Daily Lifetime Seven Income Benefit/1/
Spousal Highest Daily Lifetime Seven Income Benefit/1/
Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/ Highest Daily Lifetime Seven with Lifetime Income Accelerator Income Benefit/1/ Spousal Highest Daily Lifetime Seven with Beneficiary Income Option Income Benefit/1/
Highest Daily Lifetime 7 Plus Income Benefit/1/
Spousal Highest Daily Lifetime 7 Plus Income Benefit/1/
Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/
Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator Benefit/1/ Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option Benefit/1/ Highest Daily Lifetime 6 Plus Income Benefit/1/
Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator/1/
Spousal Highest Daily Lifetime 6 Plus Income Benefit/1/

1  No longer available for new elections.

Here is a general description of each kind of living benefit that exists under this Annuity:

..   Guaranteed Minimum Accumulation Benefits. The common characteristic of these benefits is that a specified amount of your annuity value is guaranteed at some point in the future. For example, under our Highest Daily GRO II benefit, we make an initial guarantee that your annuity value on the day you start the benefit will not be any less ten years later. If your annuity value is less on that date, we use our own funds to give you the difference. Because the guarantee inherent in the guaranteed minimum accumulation benefit does not take effect until a specified number of years into the future, you should elect such a benefit only if your investment time horizon is of at least that duration. Please note that these guaranteed minimum accumulation benefits require your participation in certain predetermined mathematical formulas that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account. The portfolio restrictions and the use of each formula may reduce the likelihood that we will be required to make payments to you under the living benefits.

..   Guaranteed Minimum Income Benefit or ("GMIB"). As discussed elsewhere in this Prospectus, you have the right under your Annuity to ask us to convert your accumulated annuity value into a series of annuity payments. Generally, the smaller the amount of your annuity value, the smaller the amount of your annuity payments. GMIB addresses this risk, by guaranteeing a certain amount of appreciation in the amount used to produce annuity payments. Thus, even if your annuity value goes down in value, GMIB guarantees that the amount we use to determine the amount of the annuity payments will go up in value by the prescribed amount. You should select GMIB only if you are prepared to delay your annuity payments for the required waiting period and if you anticipate needing annuity payments. This benefit is no longer available for new elections.

..   Guaranteed Minimum Withdrawal Benefit or ("GMWB"). This benefit is designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. This benefit guarantees that a specified amount will be available for withdrawal over time, even if the value of the annuity itself has declined. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. This benefit is no longer available for new elections.

..   Lifetime Guaranteed Minimum Withdrawal Benefits. These benefits also are designed for someone who wants to access the annuity's value through withdrawals over time, rather than by annuitizing. These benefits differ from GMWB, however, in that the withdrawal amounts are guaranteed for life (or until the second to die of spouses). The way that we establish the guaranteed amount that, in turn, determines the amount of the annual lifetime payments varies among these benefits. Under our Highest Daily Lifetime 6 Plus benefit, for example, the guaranteed amount generally is equal to your highest daily Account Value, appreciated at six percent annually. Please note that there is a maximum Annuity Date under your Annuity, by which date annuity payments must commence. Certain of these benefits are no longer available for new elections. Under any of the Guaranteed Lifetime Withdrawal Benefits (e.g., Highest Daily Lifetime 6
    Plus), withdrawals in excess of the Annual Income Amount, called "Excess Income," will result in a permanent reduction in future guaranteed withdrawal amounts. If you purchased your contract in New York and wish to withdraw Excess Income but are uncertain how it will impact your future guaranteed withdrawal amounts, you may contact us prior to requesting the withdrawal to obtain a personalized, transaction-specific calculation showing the effect of taking the withdrawal.

Finally, please note that certain of these benefits require your participation in a predetermined mathematical formula that may transfer your Account Value between certain permitted Sub-accounts and a bond portfolio Sub-account (or the general account, for one of the benefits). Although not guaranteed, the optional living benefit investment requirements and the applicable formula are designed to reduce the difference between your Account Value and our liability under the benefit. Minimizing such difference generally benefits us by decreasing the risk that we will use our own assets to make benefit payments to you. Though the investment requirements and formulas are designed to reduce risk, they do not guarantee any appreciation of your Account Value. In fact, they could mean that you miss appreciation opportunities in other investment options. We are not providing you with investment advice through the use of any of the formulas. In addition, the formulas do not constitute an investment strategy that we are recommending to you.

In general, with respect to our lifetime guaranteed withdrawal benefits (e.g., Highest Daily Lifetime 6 Plus), please be aware that although a given withdrawal may qualify as a free withdrawal for purposes of not incurring a CDSC, the amount of the withdrawal could exceed the Annual Income Amount under the benefit and thus be deemed "Excess Income" - thereby reducing your Annual Income Amount for future years.

Please refer to the benefit descriptions that follow for a complete description of the terms, conditions and limitations of each optional benefit. Investment restrictions apply if you elect certain optional living benefits. We reserve the right to terminate such benefit if you allocate funds into non-permitted Investment Options. You should consult with your Financial Professional to determine if any of these optional benefits may be appropriate for you based on your financial needs. There are many factors to consider, but we note that among them you may want to evaluate the tax implications of these different approaches to meeting your needs, both between these benefits and in comparison to other potential solutions to your needs (e.g., comparing the tax implications of the withdrawal benefit and annuity payments).

Certain living benefits involve your participation in a pre-determined mathematical formula that may transfer your Account Value between the Sub-accounts you have chosen and certain bond portfolio Sub-accounts of AST and/or our general account. The formulas may differ among the living benefits that employ a formula. Such different formulas may result in different transfers of Account Value over time.

Termination of Existing Benefits and Election of New Benefits.

If you currently own an Annuity with an optional living benefit that is terminable, you may terminate the benefit rider and elect one of the currently available benefits, subject to availability of the benefit at that time and our then current rules. There is currently no waiting period (you may elect a new benefit beginning on the next Valuation Day) to elect any living benefit once a living benefit is terminated provided that the benefit being elected is available for election post-issue. We reserve the right to waive, change and/or further limit availability and election frequencies in the future. Check with your Financial Professional regarding the availability of re-electing or electing a benefit and any waiting period. The benefit you re-elect or elect may be more expensive than the benefit you are terminating. Note that once you terminate an existing benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you.

Prior to a recent Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

GUARANTEED RETURN OPTION PLUS II (GRO Plus II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel GRO Plus II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. GRO Plus II is not available if you participate in any other optional living benefit. However, GRO Plus II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

Under GRO Plus II, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus II offers the possibility of an enhanced guarantee. You may "manually" lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on that Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. If you elect to manually lock-in an enhanced guarantee on an anniversary of the effective date of the benefit, that lock-in will not count toward the one elective manual lock-in you may make each benefit year. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if your Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Conversely, the fact that you "manually" locked in an enhanced guarantee does not preclude the possibility of an automatic enhanced guarantee on the subsequent benefit anniversary. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your most recent allocation instructions (see below "Key Feature - Allocation of Account Value"). Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original Owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocation instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program. The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (including any associated purchase Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2010 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2011 would increase the base guarantee amount to $130,000.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..   The Issue Date is December 1, 2010

..   The benefit is elected on December 1, 2010

..   The Account Value on December 1, 2010 is $200,000, which results in a base guarantee of $200,000

..   An enhanced guarantee amount of $300,000 is locked in on December 1, 2011

..   The Account Value immediately prior to the withdrawal is equal to $300,000

..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Base guarantee amount                                       $166,667
     Enhanced guarantee amount                                   $250,000

Key Feature - Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect GRO Plus II. For purposes of this benefit, we refer to those permitted investment options (other than the required bond portfolio Sub-accounts discussed below) as the "Permitted Sub-accounts."

GRO Plus II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your Rider schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for newly-issued Annuities that elect or re-elect GRO Plus II and for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under GRO Plus II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts in certain other scenarios. The formula is set forth in Appendix K of this prospectus, and applies to both (a) GRO Plus II and (b) elections of HD GRO II made prior to July 16, 2010. A summary description of each AST bond portfolio Sub-account appears within the section entitled "What Are The Investment Objectives and Policies Of The Portfolios?". You can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the GRO Plus II formula, we have included within this Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-Account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the

Highest Daily GRO benefits). If you have elected GRO Plus II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the predetermined mathematical formula, and thus you may not allocate purchase payments to or make transfers to or from such a Sub-account. Please see the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the AST Bond Portfolio Sub-account associated with the "current liability" may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows. On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value within the AST bond portfolio Sub-account into the Permitted Sub-accounts in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have elected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

..   March 19, 2010 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   On March 20, 2010 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your guarantee amount(s);

..   The amount of time until the maturity of your guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);

..   Additional purchase payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with these benefits, and you may not allocate purchase payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. You may elect GRO Plus II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect GRO Plus II. However you will lose all guarantees that you had accumulated under those benefits. The base guarantee under GRO Plus II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

GRO Plus II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus II will no longer provide any guarantees. The charge for the GRO Plus II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus II benefit. You may also cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation, you may elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the GRO Plus II benefit, provided that your Account Value is allocated in a manner permitted with the benefit and that you otherwise meet our eligibility rules. Upon cancellation of the GRO Plus II benefit, any Account Value allocated to the AST bond portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata (i.e., in direct proportion to your current allocations). Upon your re-election of GRO Plus II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the Permitted Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" above for more details). It is possible that over time the formula could transfer some, none, or most of the Account Value to the AST bond portfolio Sub-accounts under GRO Plus II. You also should be aware that upon cancellation of the GRO Plus II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value at benefit effectiveness. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus II benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus II benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Options section of this prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the GRO Plus II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION II (HD GRO II)

You can elect this benefit on the Issue Date of your Annuity, or at any time thereafter if available. In addition, you may cancel HD GRO II and then re-elect the benefit beginning on the next Valuation Day if available, provided that your Account Value is allocated as required by the benefit and that you otherwise meet our eligibility rules. If you cancel the benefit, you lose all guarantees that you had accumulated under the benefit. The initial guarantee under the newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective on your Annuity. HD GRO II is not available if you participate in any other living benefit. However, HD GRO II may be elected together with any optional death benefit, other than the Highest Daily Value Death Benefit. As detailed below under "Key Feature - Allocation of Account Value", your participation in this benefit among other things entails your participation in a program that, as dictated by a predetermined mathematical formula, may transfer your Account Value between your elected Sub-accounts and an AST bond portfolio Sub-account.

HD GRO II creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. HD GRO II will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the HD GRO II benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the HD GRO II benefit was added or re-added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which HD GRO II was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2010, we would create a guarantee on January 1, 2014 based on the highest Account Value achieved between January 1, 2010 and January 1, 2014, and that guarantee would mature on January 1, 2024. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the AST bond portfolio Sub-account used with this benefit and described below) in accordance with your most recent allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts on a pro rata basis, unless your Account Value is being allocated according to an asset allocation program, in such case your Account Value will be transferred according to the program.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (including any associated purchase Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2010, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2020, and a second guaranteed amount that was set at $120,000 maturing January 1, 2021, then a $30,000 Purchase Payment made on March 30, 2011 would increase the guaranteed amounts to $130,000 and $150,000, respectively.

If you make a withdrawal (including any CDSC), we effect a proportional reduction to each existing guarantee amount. We calculate a proportional reduction by reducing each existing guarantee amount by the percentage represented by the ratio of the withdrawal amount (including any CDSC) to your Account Value immediately prior to the withdrawal.

If you make a withdrawal, we will deduct the withdrawal amount pro rata from each of your Sub-accounts (including the AST bond portfolio Sub-account used with this benefit).

Any partial withdrawal for payment of any third party investment advisory service will be treated as a withdrawal, and will reduce each guarantee amount proportionally, in the manner indicated above.

EXAMPLE

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of a withdrawal on each guarantee amount under this benefit.

Assume the following:

..   The Issue Date is December 1, 2010

..   The benefit is elected on December 1, 2010

..   The Account Value on December 1, 2010 is $200,000, which results in an initial guarantee of $200,000

..   An additional guarantee amount of $300,000 is locked in on December 1, 2011

..   The Account Value immediately prior to the withdrawal is equal to $300,000

..   For purposes of simplifying these assumptions, we assume hypothetically that no CDSC is applicable (in general, a CDSC could be inapplicable based on the Free Withdrawal provision, if the withdrawal was within the CDSC period)

If a withdrawal of $50,000 is taken on December 15, 2011, all guarantee amounts will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation (figures are rounded):

     Withdrawal Amount                                           $ 50,000
     Divided by Account Value before withdrawal                  $300,000
     Equals ratio                                                   16.67%
     All guarantees will be reduced by the above ratio (16.67%)
     Initial guarantee amount                                    $166,667
     Additional guarantee amount                                 $250,000

Key Feature - Allocation of Account Value

We limit the Sub-accounts to which you may allocate Account Value if you elect HD GRO II. For purposes of this benefit, we refer to those permitted investment options (other than the AST bond portfolio used with this benefit) as the "Permitted Sub-accounts".

HD GRO II uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval, we do reserve the right to amend the formula for existing Annuities that elect the benefit post-issue. This required formula helps us manage our financial exposure under HD GRO II, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix M of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options". In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO II formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO II, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the applicable formula under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value transfers between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO II) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed guarantee period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed guarantee period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the seven bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

The formula will not execute a transfer to the AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the AST bond portfolio Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the AST bond portfolio Sub-account will not be made (regardless of the performance of the AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST bond portfolio Sub-account. Once this transfer occurs out of the AST bond portfolio Sub-account, future amounts may be transferred to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the AST bond portfolio Sub-account at least until there is first a transfer out of the AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the AST bond portfolio Sub-account (at least until there is first a transfer out of the AST bond portfolio Sub-account).

For example,

..   March 17, 2011 - a transfer is made to the AST bond portfolio Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 18, 2011 - you make an additional Purchase Payment of $10,000. No transfers have been made from the AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 17, 2011.

..   On March 18, 2011 (and at least until first a transfer is made out of the
    AST bond portfolio Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST bond portfolio Sub-account).

..   Once there is a transfer out of the AST bond portfolio Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST bond portfolio Sub-account as dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Therefore, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your guarantee amount(s);

..   The amount of time until the maturity of your guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);

..   Additional Purchase Payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

HD GRO II can be elected on the Issue Date of your Annuity, or on any Valuation Day thereafter, provided that your Account Value is allocated in a manner permitted with the benefit and you otherwise meet our eligibility requirements. You may elect HD GRO II only if the oldest of the Owner and Annuitant is 84 or younger on the date of election (80 or younger, in New York). If you currently participate in a living benefit that may be cancelled, you may terminate that benefit at any time and elect HD GRO II. However you will lose all guarantees that you had accumulated under the previous benefit. The initial guarantee under HD GRO II will be based on your current Account Value at the time the new benefit becomes effective on your Annuity.

HD GRO II will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, HD GRO II will no longer provide any guarantees. The charge for the HD GRO II benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the HD GRO II benefit. You may then elect any other currently available living benefit beginning on the next Valuation Day after you have cancelled the HD GRO II benefit, provided that your Account Value is allocated in the manner permitted with the benefit and you otherwise meet our eligibility requirements. Upon cancellation of the HD GRO II benefit, any Account Value allocated to the AST bond portfolio Sub-accounts used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata (i.e., in direct proportion to your current allocations). Upon your re-election of HD GRO II, Account Value may be transferred between the AST bond portfolio Sub-accounts and the other Sub-accounts according to the predetermined mathematical formula (see "Key Feature - Allocation of Account Value" section for more details). It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST bond portfolio Sub-accounts under the newly-elected benefit. You also should be aware that upon cancellation of the HD GRO II benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value at the time the new benefit becomes effective. The benefit you elect or re-elect may be more expensive than the benefit you cancel.

Special Considerations under HD GRO II

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must be allocated to the Permitted Sub-accounts. The Permitted Sub-accounts are those described in the Investment Option section of the prospectus. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   Transfers to and from your elected Sub-accounts and an AST bond portfolio
    Sub-account will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts to which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in the permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. The protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct an annualized charge equal to 0.60% of the daily net assets of the Sub-accounts (including any AST bond portfolio Sub-account) for participation in the HD GRO II benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and (b) administration of the benefit. You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

GUARANTEED RETURN OPTION Plus 2008 (GRO Plus 2008)

GRO Plus 2008 is no longer available for new elections.

Under GRO Plus 2008, we guarantee that the Account Value on the date that the benefit is added to your Annuity (adjusted for subsequent purchase payments and withdrawals as detailed below) will not be any less than that original value on the seventh anniversary of benefit election and each anniversary thereafter. We refer to this initial guarantee as the "base guarantee." In addition to the base guarantee, GRO Plus 2008 offers the possibility of an enhanced guarantee. You may lock in an enhanced guarantee once per "benefit year" (i.e., a year beginning on the date you acquired the benefit and each anniversary thereafter) if your Account Value on the Valuation Day exceeds the amount of any outstanding base guarantee or enhanced guarantee. We guarantee that the Account Value locked-in by that enhanced guarantee will not be any less seven years later, and each anniversary of that date thereafter. In addition, you may elect an automatic enhanced guarantee feature under which, if Account Value on a benefit anniversary exceeds the highest existing guarantee by 7% or more, we guarantee that such Account Value will not be any less seven benefit anniversaries later and each benefit anniversary thereafter. You may maintain only one enhanced guarantee in addition to your base guarantee. Thus, when a new enhanced guarantee is created, it cancels any existing enhanced guarantee. However, the fact that an enhanced guarantee was effected automatically on a benefit anniversary does not prevent you from "manually" locking-in an enhanced guarantee during the ensuing benefit year. Please note that upon creation of a new enhanced guarantee, an immediate transfer to an AST bond portfolio Sub-account (which is used as part of this benefit) may occur depending on the discount rate (as described below) used to determine the present value of each of your guarantees. You may elect to terminate an enhanced guarantee without also terminating the base guarantee. If you do, any amounts held in the AST bond portfolio Sub-account with respect to that enhanced guarantee will be transferred to your other Sub-accounts in accordance with your current allocation instructions. Amounts held in an AST bond portfolio Sub-account with respect to the base guarantee will not be transferred as a result of the termination of an enhanced guarantee. Please note that whenever an enhanced guarantee is created, we reserve the right to increase your charge for GRO Plus 2008 if we have increased the charge for new elections of the benefit generally. You may not lock in an enhanced guarantee, either manually or through our optional automatic program, within seven years of the date by which annuity payments must commence under the terms of your Annuity (please see "How and When Do I Choose The Annuity Payment Option?" for further information on your maximum Annuity Date). The inability to lock in an enhanced guarantee referenced in the immediately preceding sentence also applies to a new Owner who has acquired the Annuity from the original owner.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the Current AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire Account Value is invested in an AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase both the base guarantee and any enhanced guarantee by the amount of each Purchase Payment (and associated Credits) made subsequent to the date that the guarantee was established. For example, if the effective date of the benefit was January 1, 2009 and the Account Value was $100,000 on that date, then a $30,000 Purchase Payment made on March 30, 2010 would increase the base guarantee amount to $130,000. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

The dollar-for-dollar corridor is equal to 5% of the base guarantee amount (i.e., 5% of the Account Value at benefit election). Thereafter, the dollar-for-dollar corridor is adjusted only for subsequent purchase payments (i.e., 5% of the Purchase Payment is added to the corridor amount) and "excess withdrawals" (as described below). Thus, the creation of any enhanced guarantee has no impact on the dollar-for-dollar corridor. Each "benefit year", withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce both the amount of the dollar-for-dollar corridor for that benefit year plus the base guarantee amount and the amount of any enhanced guarantee by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each guarantee amount. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii) We then use the resulting proportion to reduce each of the guaranteed amount and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each guarantee amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GRO Plus/SM/ 2008 benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a base guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GRO Plus 2008 or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

..   The base guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).

..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..   the base guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

   . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting base guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

Key Feature - Allocation of Account Value

GRO Plus 2008 uses a mathematical formula to help manage your guarantees through all market cycles. Because the formula is made part of your schedule supplement, the formula applicable to you may not be altered once you elect the benefit. However, subject to regulatory approval we do reserve the right to amend the formula for newly-issued Annuities that elect GRO Plus 2008 and for existing Annuities that elect the benefit in the future. This required formula helps us manage our financial exposure under GRO Plus 2008, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve the value of these assets, by transferring them to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to these bond portfolios collectively as the "AST bond portfolios." The formula described in this section, and which is set forth in Appendix L to this prospectus, applies to both (a) GRO Plus 2008 and
(b) elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made prior to July 16, 2010. The formula applicable to elections of HD GRO (including HD GRO with the 90% cap feature), where such an election was made after July 16, 2010, is set forth in Appendix M to this prospectus. The cap can be referred to as the "the 90% cap" OR "the 90% cap rule" OR "the 90% cap feature". A summary description of each AST Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies Of The Portfolios?. You can find a copy of the AST Bond Portfolio prospectus by going to www.prudentialannuities.com.

Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2015, an AST bond portfolio whose underlying investments generally mature in 2016, and so forth. We will introduce new AST bond portfolios in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit (and the Highest Daily GRO benefit). If you have elected GRO Plus 2008, you may invest in an AST bond portfolio only by operation of the formula, and thus you may not allocate purchase payments to such a Portfolio. Please see this Prospectus and the prospectus for the Advanced Series Trust for more information about each AST bond portfolio used with this benefit.

Although we employ several AST bond portfolios for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST Bond Portfolio Sub-account be made, or alternatively may mandate a transfer into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if such a transfer is dictated by the formula. As indicated, the AST bond portfolios are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, in accordance with the formula applicable to you under the benefit, we determine which AST bond portfolio your Account Value is transferred to, and under what circumstances a transfer is made. Please note that upon creation of a new enhanced guarantee, an immediate transfer to the Transfer AST Bond Portfolio Sub-account may occur, depending on the discount rate (as described in the next paragraph) used to determine the present value of each of your guarantees. As such, a low discount rate could cause a transfer of Account Value into an AST bond portfolio Sub-account, despite the fact that your Account Value had increased.

In general, the formula works as follows (please see Appendix F). On each Valuation Day, the formula automatically performs an analysis with respect to each guarantee amount that is outstanding. For each outstanding guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the maturity date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing the rate determined by that index by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the Current AST bond portfolio Sub-account and to your Account Value held within the other Sub-accounts. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount held within your other Sub-accounts, exceeds an upper target value (currently, 0.85), then the formula will make a transfer into the Transfer AST bond portfolio Sub-account, in the amount dictated by the formula. If the current liability, reduced by the amount held within the Current AST bond portfolio Sub-account, and divided by the amount within your other Sub-accounts, is less than a lower target value (currently, 0.79), then the formula will transfer Account Value within the Current AST bond portfolio Sub-account into the other Sub-accounts (other than the Transfer AST bond portfolio Sub-account), in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees, as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts (the "Bond Portfolios"). Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Bond Portfolios. If your entire Account Value is transferred to the Bond Portfolios, then based on the way the formula operates, the formula will not transfer amounts out of the Bond Portfolios to the Sub-accounts and the entire Account Value would remain in the Bond Portfolios. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Bond Portfolios. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Bond Portfolios, if dictated by the formula. The amounts of any such transfers will vary, as dictated by the formula, and will depend on the factors listed below.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Portfolios pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your Guarantee Amount(s);

..   The amount of time until the maturity of your Guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the Bond Portfolios;

..   The discount rate used to determine the present value of your Guarantee(s);

..   Additional purchase payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the Bond Portfolios will affect your ability to participate in a subsequent recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected.

The Bond Portfolios are available only with these benefits, and you may not allocate purchase payments and transfer Account Value to or from the Bond Portfolios.

Transfers under the formula do not impact any guarantees under the benefit that have already been locked-in.

Election/Cancellation of the Benefit

GRO Plus 2008 is no longer available for new elections. If you currently participate in GRO Plus 2008, your existing guarantees are unaffected by the fact that we no longer offer GRO Plus 2008. You may cancel the GRO Plus 2008 benefit at any time. You also can cancel an enhanced guarantee, but leave the base guarantee intact. Upon cancellation of GRO Plus 2008, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio.

GRO Plus 2008 will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or (d) upon full surrender of the Annuity. If you elect to terminate the benefit, GRO Plus 2008 will no longer provide any guarantees. The charge for the GRO Plus 2008 benefit will no longer be deducted from your Account Value upon termination of the benefit.

If you wish, you may cancel the GRO Plus 2008 benefit. You may then elect any other currently available living benefit on any Valuation Day after you have cancelled the GRO Plus 2008 benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio and the Permitted Sub-accounts according to the formula. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefit selected, the AST Investment Grade Bond Portfolio under the newly-elected benefit. You also should be aware that upon cancellation of the GRO Plus 2008 benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under any newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the GRO Plus 2008 benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the GRO Plus 2008 benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Special Considerations under GRO Plus 2008

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   You cannot participate in any dollar cost averaging program that transfers
    Account Value from a fixed interest rate option to a Sub-account.

..   Transfers between an AST bond portfolio Sub-account and your other
    Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you elect this benefit, and in connection with that election you are required to reallocate to different investment options permitted under this benefit, then on the Valuation Day on which we receive your request in Good Order, we will (i) sell units of the non-permitted investment options and
    (ii) invest the proceeds of those sales in permitted investment options that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

Charges under the Benefit

We deduct a charge equal to 0.60% (0.35%, for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts for participation in the GRO Plus 2008 benefit. The annual charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on a maturity date is less than the amount guaranteed and (b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of the prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE UNDER GRO PLUS 2008

If you currently own an Annuity and have elected the GRO Plus 2008 benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new mathematical formula appears in Appendix F in this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap rule"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

..   March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur on the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the

Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

..   Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing GRO Plus 2008 benefit.

HIGHEST DAILY GUARANTEED RETURN OPTION/SM/ (HD GRO/SM/)

We no longer permit new elections of Highest Daily GRO

Highest Daily GRO creates a series of separate guarantees, each of which is based on the highest Account Value attained on a day during the applicable time period. As each year of your participation in the benefit passes, we create a new guarantee. Each guarantee then remains in existence until the date on which it matures (unless the benefit terminates sooner). We refer to each date on which the specified Account Value is guaranteed as the "maturity date" for that guarantee. Highest Daily GRO will not create a guarantee if the maturity date of that guarantee would extend beyond the date by which annuity payments must commence under the terms of your Annuity. This is true even with respect to a new Owner who has acquired the Annuity from the original Owner.

The guarantees provided by the benefit exist only on the applicable maturity date(s). However, due to the ongoing monitoring of your Account Value, and the transfer of Account Value to support our future guarantees, the benefit may provide some protection from significant Sub-account losses if you choose to surrender your Annuity or begin receiving annuity payments prior to a maturity date. For this same reason, the benefit may limit your ability to benefit from Sub-account increases while it is in effect.

The initial guarantee is created on the day that the Highest Daily GRO benefit is added to your Annuity. We guarantee that your Account Value on the tenth anniversary of that day (we refer to each such anniversary as a "benefit anniversary") will not be less than your Account Value on the day that the Highest Daily GRO benefit was added to your Annuity. Each benefit anniversary thereafter, we create a new guarantee. With respect to each such subsequent guarantee, we identify the highest Account Value that occurred between the date of that benefit anniversary and the date on which Highest Daily GRO was added to your Annuity. We guarantee that your Account Value ten years after that benefit anniversary will be no less than the highest daily Account Value that occurred during that time period. The following example illustrates the time period over which we identify the highest daily Account Value for purposes of each subsequent guarantee under the benefit. If the date of benefit election were January 1, 2009, we would create a guarantee on January 1, 2012 based on the highest Account Value achieved between January 1, 2009 and January 1, 2012, and that guarantee would mature on January 1, 2022. As described below, we adjust each of the guarantee amounts for purchase payments and withdrawals.

In general, we refer to a date on which the Account Value is guaranteed to be present as the "maturity date". If the Account Value on the maturity date is less than the guaranteed amount, we will contribute funds from our general account to bring your Account Value up to the guaranteed amount. If the maturity date is not a Valuation Day, then we would contribute such an amount on the next Valuation Day. We will allocate any such amount to each Sub-account (other than the "Current AST bond portfolio Sub-account" described below) in accordance with your current allocations instructions. Regardless of whether we need to contribute funds at the end of a guarantee period, we will at that time transfer all amounts held within the AST bond portfolio Sub-account associated with the maturing guarantee to your other Sub-accounts, on a pro rata basis. If the entire account value is invested in the AST bond portfolio Sub-account, we will allocate according to your current allocation instructions.

We increase the amount of each guarantee that has not yet reached its maturity date, as well as the highest daily Account Value that we calculate to establish a guarantee, by the amount of each Purchase Payment (and associated Credits) made prior to the applicable maturity date. For example, if the effective date of the benefit was January 1, 2009, and there was an initial guaranteed amount that was set at $100,000 maturing January 1, 2019, and a second guaranteed amount that was set at $120,000 maturing January 1, 2020, then a $30,000 Purchase Payment made on March 30, 2010 would increase the guaranteed amounts to $130,000 and $150,000, respectively. As illustrated in the examples below, additional purchase payments also increase an amount we refer to as the "dollar-for-dollar corridor."

We reflect the effect of withdrawals by reference to an amount called the "dollar-for-dollar corridor." The dollar-for-dollar corridor is set initially to equal 5% of the initial guaranteed amount (i.e., 5% of the Account Value at benefit election). Each "benefit year" (i.e., a year that begins on the date of election of Highest Daily GRO and each anniversary thereafter), withdrawals that you make that are equal to or less than the dollar-for-dollar corridor reduce (i) the amount of the dollar-for-dollar corridor for that benefit year
(ii) the amount of each outstanding guarantee amount, and (iii) the highest daily Account Value that we calculate to establish a guarantee, by the exact amount of the withdrawal. However, if you withdraw more than the dollar-for-dollar corridor in a given benefit year, we use the portion of the withdrawal that exceeded the dollar-for-dollar corridor to effect a proportional reduction to both the dollar-for-dollar corridor itself and each outstanding guaranteed amount, as well as the highest daily Account Value that we calculate to establish a guarantee. We calculate a proportional reduction by (i) identifying the amount of the withdrawal that exceeded the dollar-for-dollar corridor (the "excess withdrawal") (ii) subtracting the dollar-for-dollar amount from the Account Value prior to the withdrawal (iii) dividing the excess withdrawal by the amount in (ii). We then use the resulting proportion to reduce each of the guaranteed amount, the highest daily Account Value that we calculate to establish a guarantee, and the dollar for dollar corridor itself. See examples of this calculation below.

Any partial withdrawals in payment of any third party investment advisory service will be treated as withdrawals, and will reduce each applicable guaranteed amount and the dollar-for-dollar corridor in the manner indicated above.

EXAMPLES

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the Highest Daily GRO benefit are October 13, 2008; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial guarantee amount of $250,000; and 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for Highest Daily GRO or other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 29, 2008 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Dollar-for-dollar Limit:

..   The initial guarantee amount is reduced by the amount withdrawn (i.e., by
    $10,000, from $250,000 to $240,000).

..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 18, 2008 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $180,000. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..   the initial guarantee amount is first reduced by the Remaining Limit (from
    $240,000 to $237,500);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

   . B is the Account Value less the Remaining Limit ($180,000 - $2,500, or $177,500).

The resulting initial guarantee amount is: $237,500 X (1 - $7,500 / $177,500), or $227,464.79.

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

The resulting dollar-for-dollar corridor for the next year is $11,373.24 (i.e., 5% of $227,464.79).

The resulting dollar-for-dollar corridor for the next Annuity Year is calculated by multiplying the prior dollar-for-dollar corridor by the same ratio by which we reduce the Guarantee Amount above: $12,500 X (1 - $7,500 / $177,500), or $11,971.83.

Key Feature - Allocation of Account Value

HD GRO uses a predetermined mathematical formula to help manage your guarantees through all market cycles. The formula applicable to you may not be altered once you elect the benefit. This required formula helps us manage our financial exposure under HD GRO, by moving assets out of certain Sub-accounts if dictated by the formula (see below). In essence, we seek to preserve Account Value, by transferring it to a more stable option (i.e., one or more specified bond portfolios of Advanced Series Trust). We refer to the Sub-accounts corresponding to these bond portfolios collectively as the "AST bond portfolio Sub-accounts". The formula also contemplates the transfer of Account Value from an AST bond portfolio Sub-account to the other Sub-accounts. The formula is set forth in Appendix L of this prospectus. A summary description of each AST bond portfolio Sub-account appears within the prospectus section entitled "Investment Options." In addition, you can find a copy of the AST bond portfolio prospectus by going to www.prudentialannuities.com.

For purposes of operating the HD GRO formula, we have included within each Annuity several AST bond portfolio Sub-accounts. Each AST bond portfolio is unique, in that its underlying investments generally mature at different times. For example, there would be an AST bond portfolio whose underlying investments generally mature in 2020, an AST bond portfolio whose underlying investments generally mature in 2021, and so forth. As discussed below, the formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. We will introduce new AST bond portfolio Sub-accounts in subsequent years, to correspond generally to the length of new guarantee periods that are created under this benefit. If you have elected HD GRO, you may have Account Value allocated to an AST bond portfolio Sub-account only by operation of the formula, and thus you may not allocate Purchase Payments to or make transfers to or from an AST bond portfolio Sub-account.

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. The formula determines the appropriate AST bond portfolio Sub-account to which Account Value is transferred. On any day a transfer into or out of the AST bond portfolio Sub-account is made, the formula may dictate that a transfer out of one AST bond portfolio Sub-account be made into another AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability", as described below. In the formula, we use the term "Transfer Account" to refer to the AST bond portfolio Sub-account to which a transfer would be made. As indicated, the formula and AST bond portfolio Sub-accounts are employed with this benefit to help us mitigate the financial risks under our guarantee. Thus, the formula applicable to you under the benefit determines which AST bond portfolio Sub-account your Account Value is transferred to, and under what circumstances a transfer is made.

In general, the formula works as follows. Under the formula, Account Value will transfer between the "Permitted Sub-accounts" and an AST bond portfolio Sub-account when dictated by the pre-determined mathematical formula. On each Valuation Day, including the effective date of the benefit, the pre-determined mathematical formula is used to compare your Account Value to an amount based on the guarantees provided under the benefit. The formula determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. Based on the formula, a determination is made as to whether any portion of your Account Value is to be transferred to or from the AST bond portfolio Sub-account. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as an amount that we refer to as the "Projected Future Guarantee." The "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for withdrawals, additional Purchase Payments, and any associated Credits as described in the section of the prospectus concerning HD GRO) within the current benefit year that would result in a new guarantee. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the effective date of the benefit. As such, a Projected Future Guarantee could cause a transfer of Account Value into an AST bond portfolio Sub-account. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity. The amount that is transferred to and from the AST bond portfolio Sub-accounts pursuant to the formula depends upon the factors set forth in the bullet points below, some of which relate to the guarantee amount(s), including the Projected Future Guarantee.

For each outstanding guarantee and the Projected Future Guarantee, the formula begins by determining the present value on that Valuation Day that, if appreciated at the applicable "discount rate", would equal the applicable guarantee amount on the Maturity Date. As detailed in the formula, the discount rate is an interest rate determined by taking a benchmark index used within the financial services industry and then reducing that interest rate by a prescribed adjustment. Once selected, we do not change the applicable benchmark index (although we do reserve the right to use a new benchmark index if the original benchmark is discontinued). The greatest of each such present value is referred to as the "current liability" in the formula. The formula compares the current liability to the amount of your Account Value held within the AST bond portfolio Sub-account and to your Account Value held within the Permitted Sub-accounts. If the current liability, reduced by the amount held within the current AST bond portfolio Sub-account, and divided by the amount held within the Permitted Sub-accounts, exceeds an upper target value (currently, 85%), then the formula will make a transfer into the AST bond portfolio Sub-account, in the amount dictated by the formula (subject to the 90% cap feature discussed below). If the current liability, reduced by the amount held within the AST bond portfolio Sub-account, and divided by the amount within the Permitted Sub-accounts, is less than a lower target value (currently, 79%), then the formula will transfer Account Value from the AST bond portfolio Sub-account into the Permitted Sub-accounts, in the amount dictated by the formula.

As discussed above, each Valuation Day, the formula analyzes the difference between your Account Value and your guarantees as well as how long you have owned the benefit, and determines if any portion of your Account Value needs to be transferred into or out of the AST bond portfolio Sub-accounts. Where you have not elected the 90% cap feature, at any given time, some, none, or all of your Account Value may be allocated to an AST bond portfolio Sub-account. For such elections, if your entire Account Value is transferred to an AST bond portfolio Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST bond portfolio Sub-account and the entire Account Value would remain in the AST bond portfolio Sub-account. If you make additional Purchase Payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional Purchase Payments may or may not cause the formula to transfer money into or out of the AST bond portfolio Sub-account. Once the Purchase Payments are allocated to your Annuity, they also will be subject to the formula, which may result in immediate transfers to or from the AST bond portfolio Sub-accounts, if dictated by the formula. If you have elected the 90% cap feature discussed below, at any given time, some, none, or most of your Account Value may be allocated to the AST bond portfolio Sub-accounts.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST bond portfolio Sub-accounts pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your guarantee amount(s);

..   The amount of time until the maturity of your guarantee(s);

..   The amount invested in, and the performance of, the Permitted Sub-accounts;

..   The amount invested in, and the performance of, the AST bond portfolio
    Sub-accounts;

..   The discount rate used to determine the present value of your guarantee(s);

..   Additional Purchase Payments, if any, that you make to the Annuity; and

..   Withdrawals, if any, taken from the Annuity.

Any amounts invested in the AST bond portfolio Sub-accounts will affect your ability to participate in a subsequent market recovery within the Permitted Sub-accounts. Conversely, the Account Value may be higher at the beginning of the market recovery, e.g. more of the Account Value may have been protected from decline and volatility than it otherwise would have been had the benefit not been elected. The AST bond portfolio Sub-accounts are available only with certain optional living benefits, and you may not allocate Purchase Payments to or transfer Account Value to or from the AST bond portfolio Sub-accounts.

Election/Cancellation of the Benefit

We no longer permit new elections of Highest Daily GRO. If you currently participate in Highest Daily GRO, your existing guarantees are unaffected by the fact that we no longer offer Highest Daily GRO. If you wish, you may cancel the Highest Daily GRO benefit. You may then elect any other currently available living benefit, which is available to be added post issue) on any Valuation Day after you have cancelled the Highest Daily GRO benefit, provided the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Upon cancellation of Highest Daily GRO, if only a portion of your Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer any Account Value that is held in such AST Bond Portfolio Sub-account to your elected Sub-accounts pro rata based on the Account Values in such Sub-accounts at that time, unless you are participating in any asset allocation program or automatic rebalancing program for which we are providing administrative support or unless we receive at our Service Office other instructions from you at the time you elect to cancel this benefit. If you are participating in any asset allocation program or automatic rebalancing program, we will transfer any such Account Value in accordance with that program. If your entire Account Value is allocated to an AST Bond Portfolio Sub-account, we will transfer your Account Value in accordance with your most recent allocation instructions, or, in the absence of such instructions, we will transfer the Account Value held in the AST Bond Portfolio to the AST Money-Market Portfolio.

Upon your election of another living benefit, Account Value may be transferred between the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, and the Permitted Sub-accounts according to a pre-determined mathematical formula used with that benefit. It is possible that over time the formula could transfer some, most, or none of the Account Value to the AST Bond Portfolio Sub-accounts or, depending on the benefits selected, the AST Investment Grade Bond Portfolio, under the newly-elected benefit. You also should be aware that upon cancellation of the Highest Daily GRO benefit, you will lose all guarantees that you had accumulated under the benefit. Thus, the guarantees under your newly-elected benefit will be based on your current Account Value. The benefit you elect or re-elect may be more expensive than the benefit you cancel. Once the Highest Daily GRO benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily GRO benefit provided that the benefit you are looking to elect is available on a post-issue basis.

Highest Daily GRO will terminate automatically upon: (a) the death of the Owner or the Annuitant (in an entity owned contract), unless the Annuity is continued by the surviving spouse; (b) as of the date Account Value is applied to begin annuity payments; (c) as of the anniversary of benefit election that immediately precedes the contractually-mandated latest annuity date, or
(d) upon full surrender of the Annuity. If you elect to terminate the benefit, Highest Daily GRO will no longer provide any guarantees. The charge for the Highest Daily GRO benefit will no longer be deducted from your Account Value upon termination of the benefit.

Special Considerations under Highest Daily GRO

This benefit is subject to certain rules and restrictions, including, but not limited to the following:

..   Upon inception of the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. No fixed interest rate allocations may be in effect as of the date that you elect to participate in the benefit.

..   You cannot participate in any dollar cost averaging program that transfers
    Account Value from a fixed interest rate option to a Sub-account.

..   Transfers from the other Sub-accounts to an AST bond portfolio Sub-account or from an AST bond portfolio Sub-account to the other Sub-accounts under the benefit will not count toward the maximum number of free transfers allowable under the Annuity.

..   Any amounts applied to your Account Value by us on a maturity date will not be treated as "investment in the contract" for income tax purposes.

..   As the time remaining until the applicable maturity date gradually decreases, the benefit may become increasingly sensitive to moves to an AST bond portfolio Sub-account.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

Charges under the Benefit

We deduct an annual charge equal to 0.60% (0.35% for elections prior to May 1, 2009) of the average daily net assets of the Sub-accounts (including each AST bond portfolio Sub-account) for participation in the Highest Daily GRO benefit. The charge is deducted daily. The charge is deducted to compensate us for: (a) the risk that your Account Value on the maturity date is less than the amount guaranteed and
(b) administration of the benefit. We reserve the right to increase this fee for newly-issued contracts or new elections of the benefit. The charges will not exceed the maximum charges shown in the section of this Prospectus entitled "Summary of Contract Fees and Charges." You will begin paying this charge as of the effective date of the benefit. We will not refund the charges you have paid even if we never have to make any payments under the benefit.

OPTIONAL 90% CAP FEATURE FOR HIGHEST DAILY GRO

If you currently own an Annuity and have elected the Highest Daily GRO benefit, you can elect this optional feature, at no additional cost, which utilizes a new mathematical formula. The predetermined mathematical formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. This election may only be made once and may not be revoked once elected. The new formula is set forth in Appendix L of this prospectus, and is described below. Only the election of the 90% cap feature will prevent all of your Account Value from being allocated to an AST bond portfolio Sub-account. If all of your Account Value is currently allocated to an AST bond portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect this 90% cap feature. If you make additional Purchase Payments, they may result in a transfer of Account Value.

As with the formula that does not include the 90% cap feature, the formula with the 90% cap feature determines whether a transfer occurs based, among other things, on an identification of the outstanding guarantee that has the largest present value. In identifying those guarantees, we consider each guarantee that already has been set (i.e., on a benefit anniversary), as well as the "Projected Future Guarantee" (as described above).

Although we employ several AST bond portfolio Sub-accounts for purposes of the benefit, the formula described in the next paragraph operates so that your Account Value may be allocated to only one AST bond portfolio Sub-account at one time. In the description of the formula in the next paragraph, we refer to the AST bond portfolio Sub-account in which you are invested immediately prior to any potential asset transfer as the "Current AST bond portfolio Sub-account." The formula may dictate that a transfer out of the Current AST bond portfolio Sub-account be made, or alternatively may mandate a transfer into an AST bond portfolio Sub-account. Any transfer into an AST bond portfolio Sub-account will be directed to the AST bond portfolio Sub-account associated with the "current liability" (we refer to that Sub-account as the "Transfer AST bond portfolio Sub-account"). Note that if the Current AST bond portfolio Sub-account is associated with the current liability, then that Sub-account would be the Transfer AST bond portfolio Sub-account, and we would simply transfer additional assets into the Sub-account if dictated by the formula.

Under the new formula, the formula will not execute a transfer to the Transfer AST bond portfolio Sub-account that results in more than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account ("90% cap feature"). Thus, on any Valuation Day, if the formula would require a transfer to the Transfer AST bond portfolio Sub-account that would result in more than 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Transfer AST bond portfolio Sub-account will be transferred. Additionally, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a formula-initiated transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature). At no time will the formula make a transfer to the Transfer AST bond portfolio Sub-account that results in greater than 90% of your Account Value being allocated to the Transfer AST bond portfolio Sub-account. However, it is possible that, due to the investment performance of your allocations in the Transfer AST bond portfolio Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Transfer AST bond portfolio Sub-account.

If you make additional purchase payments to your Annuity while the transfer restriction of the 90% cap feature is in effect, the formula will not transfer any of such additional purchase payments to the Transfer AST bond portfolio Sub-account at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Transfer AST bond portfolio Sub-account, and the formula will still not transfer any of your Account Value to the Transfer AST bond portfolio Sub-account (at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account).

For example,

..   March 19, 2010 - a transfer is made that results in the 90% cap feature being met and now $90,000 is allocated to the Transfer AST bond portfolio Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2010 - you make an additional purchase payment of $10,000. No transfers have been made from the Transfer AST bond portfolio Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2010.

..   As of March 20, 2010 (and at least until first a transfer is made out of the Transfer AST bond portfolio Sub-account under the formula) the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Transfer AST bond portfolio Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Transfer AST bond portfolio Sub-account).

..   Once there is a transfer out of the Transfer AST bond portfolio Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

If at the time you elect the 90% cap feature, more than 90% of your Account Value is allocated to an AST bond portfolio Sub-account used with the benefit, a transfer will be made from the AST bond portfolio Sub-account such that Account Value will be allocated 90% to the AST bond portfolio Sub-account and 10% will be allocated to your elected Sub-accounts. Amounts to be transferred from the AST bond portfolio Sub-account to your elected Sub-accounts will be transferred according to the following "hierarchy" (i.e., if a given item is inapplicable, we use the next instruction that is applicable): (a) the percentages dictated by any existing asset allocation program; or (b) the percentages dictated by any auto-rebalancing program; or (c) pro-rata according to amounts currently held in your elected Sub-accounts; or (d) according to the currently-effective allocation instructions used for the allocation of subsequent Purchase Payments. It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amount of such additional transfer(s) will vary. If, on the date this feature is elected, 100% of your Account Value is allocated to the Transfer AST bond portfolio Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts.

It is possible that an additional transfer to the Permitted Sub-accounts could occur the following Valuation Day(s), and in some instances (based upon the formula) the additional transfer(s) could be large. Thereafter, your Account Value can be transferred between the Transfer AST bond portfolio Sub-account and your Permitted Sub-accounts as frequently as daily, based on what the formula prescribes.

Once the transfer restriction of the 90% cap feature is triggered, future transfers into the Transfer AST bond portfolio Sub-account will not be made (regardless of the performance of the Transfer AST bond portfolio Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Transfer AST bond portfolio Sub-account. Once this transfer occurs out of the Transfer AST bond portfolio Sub-account, future amounts may be transferred to or from the Transfer AST bond portfolio Sub-account if dictated by the formula (subject to the 90% cap feature).

Important Considerations When Electing this Feature:

..   At any given time, some, most or none of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   Please be aware that because of the way the 90% cap feature mathematical formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Transfer AST bond portfolio Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending on the performance of the Permitted Sub-accounts you select.

Your election of the 90% cap feature will not result in your losing the guarantees you had accumulated under your existing Highest Daily GRO benefit.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB)

The Guaranteed Minimum Withdrawal Benefit is no longer available for new elections.

The Guaranteed Minimum Withdrawal Benefit guarantees your ability to withdraw amounts equal to an initial principal value (called the "Protected Value"), regardless of the impact of Sub-account performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that Sub-account performance will not affect your ability to protect your principal. You are not required to make withdrawals as part of the benefit - the guarantee is not lost if you withdraw less than the maximum allowable amount of principal each year under the rules of the benefit. There is an additional charge if you elect the GMWB benefit; however, the charge may be waived under certain circumstances described below.

Key Feature - Protected Value

The Protected Value is the total amount that we guarantee will be available to you through withdrawals from your Annuity and/or benefit payments, regardless of the impact of Sub-account performance on your Account Value. The Protected Value is reduced with each withdrawal you make until the Protected Value is reduced to zero. When the Protected Value is reduced to zero due to your withdrawals, the GMWB benefit terminates. Additionally, the Protected Value is used to determine the maximum annual amount that you can withdraw from your Annuity, called the Protected Annual Withdrawal Amount, without triggering an adjustment in the Protected Value on a proportional basis. The Protected Value is referred to as the "Benefit Base" in the rider we issue for this benefit.

The Protected Value is determined as of the date you make your first withdrawal under your Annuity following your election of the GMWB benefit. The initial Protected Value is equal to the greater of (A) the Account Value on the date you elect the GMWB benefit, plus any additional purchase payments (plus any Credits applied to such purchase payments) before the date of your first withdrawal; or (B) the Account Value as of the date of the first withdrawal from your Annuity. The Protected Value may be enhanced by increases in your Account Value due to market performance during the period between your election of the GMWB benefit and the date of your first withdrawal.

..   If you elect the GMWB benefit at the time you purchase your Annuity, the
    Account Value will be your initial Purchase Payment (plus any Credits applied to such purchase payments).

..   If we offer the GMWB benefit to existing Annuity Owners, the Account Value on the anniversary of the Issue Date of your Annuity following your election of the GMWB benefit will be used to determine the initial Protected Value.

..   If you make additional purchase payments after your first withdrawal, the
    Protected Value will be increased by the amount of the additional purchase payment (plus any Credits applied to such purchase payments).

You may elect to step-up your Protected Value if, due to positive market performance, your Account Value is greater than the Protected Value. You are eligible to step-up the Protected Value on or after the 5/th/ anniversary following the first withdrawal under the GMWB benefit. The Protected Value can be stepped up again on or after the 5/th/ anniversary following the preceding step-up. If you elect to step-up the Protected Value, you may do so during the 30-day period prior to your eligibility date or on any Valuation Day thereafter. If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the GMWB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

Upon election of the step-up, we reset the Protected Value to be equal to the then current Account Value. For example, assume your initial Protected Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Value to $60,000. On the date you are eligible to step-up the Protected Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Value to $75,000 on the date you are eligible. Upon election of the step-up, we also reset the Protected Annual Withdrawal Amount (discussed immediately below) to be equal to the greater of (A) the Protected Annual Withdrawal Amount immediately prior to the reset; and (B) 7% of the Protected Value immediately after the reset.

Key Feature - Protected Annual Withdrawal Amount.

The initial Protected Annual Withdrawal Amount is equal to 7% of the Protected Value. Under the GMWB benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Protected Annual Withdrawal Amount, your Protected Value will be reduced on a "dollar-for-dollar" basis (the Protected Value is reduced by the actual amount of the withdrawal, including any CDSC or MVA that may apply). Cumulative withdrawals in any Annuity Year that exceed the Protected Annual Withdrawal Amount trigger a proportional adjustment to both the Protected Value and the Protected Annual Withdrawal Amount, as described in the rider for this benefit (see the examples of this calculation below). The Protected Annual Withdrawal Amount is referred to as the "Maximum Annual Benefit" in the rider we issue for this benefit.

The GMWB benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Protected Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Protected Annual Withdrawal Amount each Annuity Year.

If, cumulatively, you withdraw an amount less than the Protected Annual Withdrawal Amount in any Annuity Year, you cannot carry-over the unused portion of the Protected Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Protected Annual Withdrawal Amount may extend the period of time until the remaining Protected Value is reduced to zero.

..   Additional purchase payments will increase the Protected Annual Withdrawal
    Amount by 7% of the applicable Purchase Payment (and any Credits we apply to such purchase payments under Optimum XTra).

..   If the Protected Annual Withdrawal Amount after an adjustment exceeds the
    Protected Value, the Protected Annual Withdrawal Amount will be set equal to the Protected Value.

The following examples of dollar-for-dollar and proportional reductions and the reset of the Maximum Annual Benefit assume that: 1.) the Issue Date and the effective date of the GMWB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) a Protected Value of $250,000; and 4.) a Protected Annual Withdrawal Amount of $17,500 (7% of $250,000). The values set forth here are purely hypothetical and do not reflect the charge for GMWB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals have been taken. As the amount withdrawn is less than the Protected Annual Withdrawal Amount:

..   The Protected Value is reduced by the amount withdrawn (i.e., by $10,000, from $250,000 to $240,000).

..   The remaining Protected Annual Withdrawal Amount for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $17,500 to $7,500).

Example 2. Dollar-For-Dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). The Account Value immediately before the withdrawal is $220,000. As the amount withdrawn exceeds the remaining Protected Annual Withdrawal Amount of $7,500 from Example 1:

..   The Protected Value is first reduced by the remaining Protected Annual
    Withdrawal Amount (from $240,000 to $232,500);

..   The result is then further reduced by the ratio of A to B, where:

    . A is the amount withdrawn less the remaining Protected Annual Withdrawal Amount ($10,000 - $7,500, or $2,500).

    . B is the Account Value less the remaining Protected Annual Withdrawal Amount ($220,000 - $7,500, or $212,500).

The resulting Protected Value is: $232,500 X (1 - $2,500 / $212,500), or $229,764.71.

..   The Protected Annual Withdrawal Amount is also reduced by the ratio of A to
    B: The resulting Protected Annual Withdrawal Amount is: $17,500 X (1 - $2,500 / $212,500), or $17,294.12;

..   The remaining Protected Annual Withdrawal Amount is set to zero (0) for the balance of the first Annuity Year.

Example 3. Reset of the maximum annual benefit

A $10,000 withdrawal is made on October 13, 2006 (second Annuity Year). The remaining Protected Annual Withdrawal Amount has been reset to the Protected Annual Withdrawal Amount of $17,294.12 from Example 2. As the amount withdrawn is less than the remaining Protected Annual Withdrawal Amount:

..   the Protected Value is reduced by the amount withdrawn (i.e., reduced by
    $10,000, from $229,764.71 to $219,764.71).

..   the remaining Protected Annual Withdrawal Amount for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $17,294.12 to $7,294.12).

BENEFITS UNDER GMWB

..   In addition to any withdrawals you make under the GMWB benefit, Sub-account performance may reduce your Account Value. If your Account Value is equal to zero, and you have not received all of your Protected Value in the form of withdrawals from your Annuity, we will continue to make payments equal to the remaining Protected Value in the form of fixed, periodic payments until the remainder of the Protected Value is paid, at which time the rider terminates. The fixed, periodic payments will each be equal to the Protected Annual Withdrawal Amount, except for the last payment which may be equal to the remaining Protected Value. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. You will not have the right to make additional purchase payments or receive the remaining Protected Value in a lump sum. You can elect the frequency of payments, subject to our rules then in effect.

..   If the death benefit under your Annuity becomes payable before you have received all of your Protected Value in the form of withdrawals from your Annuity, your Beneficiary has the option to elect to receive the remaining Protected Value as an alternate death benefit payout in lieu of the amount payable under any other death benefit provided under your Annuity. The remaining Protected Value will be payable in the form of fixed, periodic payments. Your beneficiary can elect the frequency of payments, subject to our rules then in effect. We will determine the duration for which periodic payments will continue by dividing the Protected Value by the Protected Annual Withdrawal Amount. The Protected Value is not equal to the Account Value for purposes of the Annuity's other death benefit options. The GMWB benefit does not increase or decrease the amount otherwise payable under the Annuity's other death benefit options. Generally, the GMWB benefit would be of value to your Beneficiary only when the Protected Value at death exceeds any other amount available as a death benefit.

..   If you elect to begin receiving annuity payments before you have received all of your Protected Value in the form of withdrawals from your Annuity, an additional annuity payment option will be available that makes fixed annuity payments for a certain period, determined by dividing the Protected Value by the Protected Annual Withdrawal Amount. If you elect to receive annuity payments calculated in this manner, the assumed interest rate used to calculate such payments will be 0%, which is less than the assumed interest rate on other annuity payment options we offer. This 0% assumed interest rate results in lower annuity payments than what would have been paid if the assumed interest rate was higher than 0%. You can also elect to terminate the GMWB benefit and begin receiving annuity payments based on your then current Account Value (not the remaining Protected Value) under any of the available annuity payment options.

Other Important Considerations

..   Withdrawals under the GMWB benefit are subject to all of the terms and conditions of your Annuity, including any CDSC and MVA that may apply.

..   Withdrawals made while the GMWB benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity.

..   The GMWB benefit does not directly affect your Annuity's Account Value or
    Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the GMWB benefit. The GMWB benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Protected Value in the form of periodic benefit payments.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   The Basic Death Benefit will terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the GMWB benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of the Benefit

The GMWB benefit is no longer available. If you currently participate in GMWB, your existing guarantees are unaffected by the fact that we no longer offer GMWB.

We reserve the right to restrict the maximum amount of Protected Value that may be covered under the GMWB benefit under this Annuity or any other annuities that you own that are issued by Prudential Annuities or its affiliated companies.

Termination of the Benefit

The benefit terminates automatically when your Protected Value reaches zero based on your withdrawals. You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon due proof of death (unless your surviving spouse elects to continue your Annuity and the GMWB benefit or your Beneficiary elects to receive the amounts payable under the GMWB benefit in lieu of the death benefit) or upon your election to begin receiving annuity payments.

The charge for the GMWB benefit will no longer be deducted from your Account Value upon termination of the benefit.

Please note that if you terminate a living benefit such as GMWB and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Charges under the Benefit

Currently, we deduct a charge equal to 0.35% of the average daily net assets of the Sub-accounts per year for the GMWB benefit. The annual charge is deducted daily.

..   If, during the seven years following the effective date of the benefit, you do not make any withdrawals, and also during the five years after the effective date of the benefit you make no purchase payment, we will thereafter waive the charge for GMWB. If you make a purchase payment after we have instituted that fee waiver (whether that purchase payment is directed to a Sub-account or to a Fixed Allocation), we will resume imposing the GMWB fee (without notifying you of the resumption of the charge). Withdrawals that you take after the fee waiver has been instituted will not result in the re-imposition of the GMWB charge.

..   If you elect to step-up the Protected Value under the benefit, and on the date you elect to step-up, the charges under the benefit have changed for new purchasers, your benefit may be subject to the new charge level for the benefit.

Additional Tax Considerations for Qualified Contracts/Arrangements

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5% owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Protected Annual Withdrawal Amount, which will cause us to recalculate the Protected Value and the Protected Annual Withdrawal Amount, resulting in a lower amount payable in future Annuity Years.

GUARANTEED MINIMUM INCOME BENEFIT (GMIB)

The Guaranteed Minimum Income Benefit is no longer available for new elections.

The Guaranteed Minimum Income Benefit is an optional benefit that, after a seven-year waiting period, guarantees your ability to begin receiving income from your Annuity in the form of annuity payments based on a guaranteed minimum value (called the "Protected Income Value") that increases after the waiting period begins, regardless of the impact of Sub-account performance on your Account Value. The benefit may be appropriate for you if you anticipate using your Annuity as a future source of periodic fixed income payments for the remainder of your life and wish to ensure that the basis upon which your income payments will be calculated will achieve at least a minimum amount despite fluctuations in market performance. There is an additional charge if you elected the GMIB benefit.

Key Feature - Protected Income Value

The Protected Income Value is the minimum amount that we guarantee will be available (net of any applicable tax charge), after a waiting period of at least seven years, as a basis to begin receiving fixed annuity payments. The Protected Income Value is initially established on the effective date of the GMIB benefit and is equal to your Account Value on such date. Currently, since the GMIB benefit may only be elected at issue, the effective date is the Issue Date of your Annuity. The Protected Income Value is increased daily based on an annual growth rate of 5%, subject to the limitations described below. The Protected Income Value is referred to as the "Protected Value" in the rider we issue for this benefit. The 5% annual growth rate is referred to as the "Roll-Up Percentage" in the rider we issue for this benefit.

The Protected Income Value is subject to a limit of 200% (2X) of the sum of the Protected Income Value established on the effective date of the GMIB benefit, or the effective date of any step-up value, plus any additional purchase payments (and any Credit that is applied to such purchase payments) made after the waiting period begins ("Maximum Protected Income Value"), minus the impact of any withdrawals (as described below in "Impact of Withdrawals on the Protected Income Value") you make from your Annuity after the waiting period begins.

..   Subject to the maximum age/durational limits described immediately below, we will no longer increase the Protected Income Value by the 5% annual growth rate once you reach the Maximum Protected Income Value. However, we will increase the Protected Income Value by the amount of any additional purchase payments after you reach the Maximum Protected Income Value. Further, if you make withdrawals after you reach the Maximum Protected Income Value, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..   Subject to the Maximum Protected Income Value, we will no longer increase the Protected Income Value by the 5% annual growth rate after the later of the anniversary date on or immediately following the Annuitant's 80/th/ birthday or the 7/th/ anniversary of the later of the effective date of the GMIB benefit or the effective date of the most recent step-up. However, we will increase the Protected Income Value by the amount of any additional purchase payments (and any Credit that is applied to such purchase payments). Further, if you make withdrawals after the Annuitant reaches the maximum age/duration limits, we will reduce the Protected Income Value and the Maximum Protected Income Value by the proportional impact of the withdrawal on your Account Value.

..   Subject to the Maximum Protected Income Value, if you make an additional purchase payment, we will increase the Protected Income Value by the amount of the purchase payment (and any Credit that is applied to such purchase payment) and will apply the 5% annual growth rate on the new amount from the date the purchase payment is applied.

..   As described below, after the waiting period begins, cumulative withdrawals each Annuity Year that are up to 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value by the amount of the withdrawal. Cumulative withdrawals each Annuity Year in excess of 5% of the Protected Income Value on the prior anniversary of your Annuity will reduce the Protected Income Value proportionately. All withdrawals after the Maximum Protected Income Value is reached will reduce the Protected Income Value proportionately. The 5% annual growth rate will be applied to the reduced Protected Income Value from the date of the withdrawal.

Stepping-Up the Protected Income Value - You may elect to "step-up" or "reset" your Protected Income Value if your Account Value is greater than the current Protected Income Value. Upon exercise of the step-up provision, your initial Protected Income Value will be reset equal to your current Account Value. From the date that you elect to step-up the Protected Income Value, we will apply the 5% annual growth rate to the stepped-up Protected Income Value, as described above. You can exercise the step-up provision twice while the GMIB benefit is in effect, and only while the Annuitant is less than age 76.

   . A new seven-year waiting period will be established upon the effective date of your election to step-up the Protected Income Value. You cannot exercise your right to begin receiving annuity payments under the GMIB benefit until the end of the new waiting period. In light of this waiting period upon resets, it is not recommended that you reset your GMIB if the required beginning date under IRS minimum distribution requirements would commence during the 7 year waiting period. See "Tax Considerations" section in this prospectus for additional information on IRS requirements.

   . The Maximum Protected Income Value will be reset as of the effective date of any step-up. The new Maximum Protected Income Value will be equal to 200% of the sum of the Protected Income Value as of the effective date of the step-up plus any subsequent purchase payments (and any Credit that is applied to such purchase payments), minus the impact of any withdrawals after the date of the step-up.

   . When determining the guaranteed annuity purchase rates for annuity payments under the GMIB benefit, we will apply such rates based on the number of years since the most recent step-up.

   . If you elect to step-up the Protected Income Value under the benefit, and on the date you elect to step-up, the charges under the GMIB benefit have changed for new purchasers, your benefit may be subject to the new charge going forward.

   . A step-up will increase the dollar-for-dollar limit on the anniversary of the Issue Date of the Annuity following such step-up.

Impact of Withdrawals on the Protected Income Value - Cumulative withdrawals each Annuity Year up to 5% of the Protected Income Value will reduce the Protected Income Value on a "dollar-for-dollar" basis (the Protected Income Value is reduced by the actual amount of the withdrawal). Cumulative withdrawals in any Annuity Year in excess of 5% of the Protected Income Value will reduce the Protected Income Value proportionately (see the examples of this calculation below). The 5% annual withdrawal amount is determined on each anniversary of the Issue Date (or on the Issue Date for the first Annuity Year) and applies to any withdrawals during the Annuity Year. This means that the amount available for withdrawals each Annuity Year on a "dollar-for-dollar" basis is adjusted on each Annuity anniversary to reflect changes in the Protected Income Value during the prior Annuity Year.

The Maximum Protected Income Value is reduced by the same dollar-for-dollar amount as the Protected Income Value is reduced and the same proportional percentage as the Protected Income Value is reduced.

The following examples of dollar-for-dollar and proportional reductions assume that: 1.) the Issue Date and the effective date of the GMIB benefit are October 13, 2005; 2.) an initial Purchase Payment of $250,000 (includes any Credits); 3.) an initial Protected Income Value of $250,000; 4.) a dollar-for-dollar limit of $12,500 (5% of $250,000); and 5.) a Maximum Protected Income Value of $500,000 (200% of the initial Protected Income Value). The values set forth here are purely hypothetical and do not reflect the charge for GMIB or any other fees and charges.

Example 1. Dollar-for-dollar reduction

A $10,000 withdrawal is taken on November 13, 2005 (in the first Annuity Year). No prior withdrawals or step-ups have been taken. Immediately prior to the withdrawal, the Protected Income Value is $251,038.10 (the initial value accumulated for 31 days at an annual effective rate of 5%). As the amount withdrawn is less than the dollar-for-dollar limit:

..   The Protected Income Value is reduced by the amount withdrawn (i.e., by
    $10,000, from $251,038.10 to $241,038.10).

..   The Maximum Protected Income Value is reduced by the amount withdrawn
    (i.e., by $10,000 from $500,000.00 to $490,000.00).

..   The remaining dollar-for-dollar limit ("Remaining Limit") for the balance of the first Annuity Year is also reduced by the amount withdrawn (from $12,500 to $2,500).

Example 2. Dollar-for-dollar and proportional reductions

A second $10,000 withdrawal is taken on December 13, 2005 (still within the first Annuity Year). Immediately before the withdrawal, the Account Value is $220,000, the Protected Income Value is $242,006.64 and the Maximum Protected Income Value is $490,000.00. As the amount withdrawn exceeds the Remaining Limit of $2,500 from Example 1:

..   The Protected Income Value is first reduced by the Remaining Limit (from
    $242,006.64 to $239,506.64);

..   The result is then further reduced by the ratio of A to B, where:

   . A is the amount withdrawn less the Remaining Limit ($10,000 - $2,500, or $7,500).

   . B is the Account Value less the Remaining Limit ($220,000 - $2,500, or $217,500).

The resulting Protected Income Value is: $239,506.64 X (1 - $7,500/$217,500), or $231,247.79.

..   The Maximum Protected Income Value is reduced first by the same dollar amount as the Protected Income Value ($490,000.00 - $2,500 or $487,500.00) and by the same proportion as for the Protected Income Value ($487,500.00 X
    0.9655 or $470,689.66).

..   The Remaining Limit is set to zero (0) for the balance of the first Annuity
    Year.

Example 3. Reset of the dollar-for-dollar limit

A $10,000 withdrawal is made on the first anniversary of the Issue Date, October 13, 2006 (second Annuity Year). Prior to the withdrawal, the Protected Income Value is $240,838.37 and the Maximum Protected Income Value is $470,689.66. The Remaining Limit is reset to 5% of the Protected Income Value amount, or $12,041.92. As the amount withdrawn is less than the dollar-for-dollar limit:

..   The Protected Income Value is reduced by the amount withdrawn (i.e., reduced by $10,000, from $240,838.37 to $230,838.37).

..   The Maximum Protected Income Value is also reduced by the amount withdrawn
    (i.e., by $10,000 from $470,689.66, to $460,689.66).

..   The Remaining Limit for the balance of the second Annuity Year is also reduced by the amount withdrawn (from $12,041.92 to $2,041.92).

Key Feature - GMIB Annuity Payments

You can elect to apply the Protected Income Value to one of the available GMIB Annuity Payment Options on any anniversary date following the initial waiting period, or any subsequent waiting period established upon your election to step-up the Protected Income Value. Once you have completed the waiting period, you will have a 30-day period each year, after the Annuity anniversary, during which you may elect to begin receiving annuity payments under one of the available GMIB Annuity Payment Options. You must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's or your 95/th/ birthday or whichever is sooner, except for Annuities used as a funding vehicle for an IRA, SEP IRA or 403(b), in which case you must elect one of the GMIB Annuity Payment Options by the anniversary of the Annuity's Issue Date on or immediately following the Annuitant's 92/nd/ birthday.

The amount of each GMIB Annuity Payment will be determined based on the age and, where permitted by law, sex of the Annuitant by applying the Protected Income Value (net of any applicable tax charge that may be due) to the GMIB Annuity Payment Option you choose. We use special annuity purchase rates to calculate the amount of each payment due under the GMIB Annuity Payment Options. These special rates for the GMIB Annuity Payment Options are calculated using an assumed interest rate factor that provides for lower growth in the value applied to produce annuity payments than if you elected an annuity payment option that is not part of the GMIB benefit. These special rates also are calculated using other factors such as "age setbacks" (use of an age lower than the Annuitant's actual age) that result in lower payments than would result if you elected an annuity payment option that is not part of the GMIB benefit. Use of an age setback entails a longer assumed life for the Annuitant which in turn results in lower annuity payments.

On the date that you elect to begin receiving GMIB Annuity Payments, we guarantee that your payments will be calculated based on your Account Value and our then current annuity purchase rates if the payment amount calculated on this basis would be higher than it would be based on the Protected Income Value and the special GMIB annuity purchase rates.

GMIB Annuity Payment Option 1 - Payments for Life with a Certain Period

Under this option, monthly annuity payments will be made until the death of the Annuitant. If the Annuitant dies before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

GMIB Annuity Payment Option 2 - Payments for Joint Lives with a Certain Period

Under this option, monthly annuity payments will be made until the death of both the Annuitant and the Joint Annuitant. If the Annuitant and the Joint Annuitant die before having received 120 monthly annuity payments, the remainder of the 120 monthly annuity payments will be made to the Beneficiary.

..   If the Annuitant dies first, we will continue to make payments until the later of the death of the Joint Annuitant and the end of the period certain. However, if the Joint Annuitant is still receiving annuity payments following the end of the certain period, we will reduce the amount of each subsequent payment to 50% of the original payment amount.

..   If the Joint Annuitant dies first, we will continue to make payments until the later of the death of the Annuitant and the end of the period certain.

You cannot withdraw your Account Value or the Protected Income Value under either GMIB Annuity Payment Option once annuity payments have begun. We may make other payout frequencies available, such as quarterly, semi-annually or annually.

Other Important Considerations

You should note that GMIB is designed to provide a type of insurance that serves as a safety net only in the event your Account Value declines significantly due to negative investment performance. If your Account Value is not significantly affected by negative investment performance, it is unlikely that the purchase of the GMIB will result in your receiving larger annuity payments than if you had not purchased GMIB. This is because the assumptions that we use in computing the GMIB, such as the annuity purchase rates, (which include assumptions as to age-setbacks and assumed interest rates), are more conservative than the assumptions that we use in computing annuity payout options outside of GMIB. Therefore, you may generate higher income payments if you were to annuitize a lower Account Value at the current annuity purchase rates, than if you were to annuitize under the GMIB with a higher Protected Value than your Account Value but, at the annuity purchase rates guaranteed under the GMIB. The GMIB benefit does not directly affect an Annuity's Account Value, Surrender Value or the amount payable under either the basic Death Benefit provision of the Annuity or any optional Death Benefit provision. If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Income Value. The Protected Income Value is only applicable if you elect to begin receiving annuity payments under one of the GMIB annuity options after the waiting period.

..   Each Annuity offers other annuity payment options that you can elect which do not impose an additional charge, but which do not offer to guarantee a minimum value on which to make annuity payments.

..   Where allowed by law, we reserve the right to limit subsequent purchase payments if we determine, at our sole discretion, that based on the timing of your purchase payments and withdrawals, your Protected Income Value is increasing in ways we did not intend. In determining whether to limit purchase payments, we will look at Purchase Payments which are disproportionately larger than your initial Purchase Payment and other actions that may artificially increase the Protected Income Value.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   If you change the Annuitant after the effective date of the GMIB benefit, the period of time during which we will apply the 5% annual growth rate may be changed based on the age of the new Annuitant. If the new Annuitant would not be eligible to elect the GMIB benefit based on his or her age at the time of the change, then the GMIB benefit will terminate.

..   Annuity payments made under the GMIB benefit are subject to the same tax treatment as any other annuity payment.

..   At the time you elect to begin receiving annuity payments under the GMIB benefit or under any other annuity payment option we make available, the protection provided by an Annuity's basic Death Benefit or any optional Death Benefit provision you elected will no longer apply.

Election of the Benefit

The GMIB benefit is no longer available. If you currently participate in GMIB, your existing guarantees are unaffected by the fact that we no longer offer GMIB.

Termination of the Benefit

The GMIB benefit cannot be terminated by the Owner once elected. The GMIB benefit automatically terminates as of the date your Annuity is fully surrendered, on the date the Death Benefit is payable to your Beneficiary (unless your surviving spouse elects to continue your Annuity), or on the date that your Account Value is transferred to begin making annuity payments. The GMIB benefit may also be terminated if you designate a new Annuitant who would not be eligible to elect the GMIB benefit based on his or her age at the time of the change.

Upon termination of the GMIB benefit we will deduct the charge from your Account Value for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year).

Charges under the Benefit

Currently, we deduct a charge equal to 0.50% per year of the average Protected Income Value for the period the charge applies. Because the charge is calculated based on the average Protected Income Value, it does not increase or decrease based on changes to the Annuity's Account Value due to market performance. The dollar amount you pay each year will increase in any year the

Protected Income Value increases, and it will decrease in any year the Protected Income Value decreases due to withdrawal, irrespective of whether your Account Value increases or decreases.

The charge is deducted annually in arrears each Annuity Year on the anniversary of the Issue Date of an Annuity. We deduct the amount of the charge pro-rata from the Account Value allocated to the Sub-accounts and the Fixed Allocations. No MVA will apply to Account Value deducted from a Fixed Allocation. If you surrender your Annuity, begin receiving annuity payments under the GMIB benefit or any other annuity payment option we make available during an Annuity Year, or the GMIB benefit terminates, we will deduct the charge for the portion of the Annuity Year since the prior anniversary of the Annuity's Issue Date (or the Issue Date if in the first Annuity Year). No charge applies after the Annuity Date.

LIFETIME FIVE INCOME BENEFIT (LIFETIME FIVE)

The Lifetime Five Income Benefit is no longer being offered. Lifetime Five could have been elected only where the Annuitant and the Owner were the same person or, if the Annuity Owner is an entity, where there was only one Annuitant. The Annuitant must have been at least 45 years old when the benefit is elected. The Lifetime Five Income Benefit was not available if you elected any other optional living benefit. As long as your Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this benefit.

The benefit guarantees your ability to withdraw amounts equal to a percentage of an initial principal value (called the "Protected Withdrawal Value"), regardless of the impact of market performance on your Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. There are two options - one is designed to provide an annual withdrawal amount for life (the "Life Income Benefit") and the other is designed to provide a greater annual withdrawal amount as long as there is Protected Withdrawal Value (adjusted as described below) (the "Withdrawal Benefit"). If there is no Protected Withdrawal Value, the withdrawal benefit will be zero. You do not choose between these two options; each option will continue to be available as long as your Annuity has an Account Value and the Lifetime Five is in effect. Certain benefits under Lifetime Five may remain in effect even if the Account Value of your Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Life Income Benefit and the Withdrawal Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under your Annuity following your election of Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Lifetime Five, plus any additional purchase payments, as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10th anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value, the Annual Income Amount and the Annual Withdrawal Amount (see below for a description of Annual Income Amount and Annual Withdrawal Amount).

    . If you elected the Lifetime Five benefit at the time you purchase your Annuity, the Account Value will be your initial Purchase Payment.

    . If you make additional purchase payments after your first withdrawal, the Protected Withdrawal Value will be increased by the amount of each additional purchase payment.

The Protected Withdrawal Value is reduced each time a withdrawal is made on a dollar-for-dollar basis up to the Annual Withdrawal Amount, per Annuity Year, of the Protected Withdrawal Value and on the greater of a dollar-for-dollar basis or a pro rata basis for withdrawals in an Annuity Year in excess of that amount until the Protected Withdrawal Value is reduced to zero. At that point the Annual Withdrawal Amount will be zero until such time (if any) as the Annuity reflects a Protected Withdrawal Value (for example, due to a step-up or additional purchase payments being made into the Annuity).

Step-Up of the Protected Withdrawal Value

You may elect to step-up your Protected Withdrawal Value if, due to positive market performance, your Account Value is greater than the Protected Withdrawal Value.

If you elected the Lifetime Five benefit on or after March 20, 2006:

    . you are eligible to step-up the Protected Withdrawal Value on or after the 1/st/ anniversary of the first withdrawal under the Lifetime Five benefit

    . the Protected Withdrawal Value can be stepped up again on or after the 1/st/ anniversary of the preceding step-up.

If you elect to step-up the Protected Withdrawal Value under the benefit, and on the date you elect to step-up, the charges under the Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of step-up. Upon election of the step-up, we increase the Protected Withdrawal Value to be equal to the then current Account Value. For example, assume your initial Protected Withdrawal Value was $100,000 and you have made cumulative withdrawals of $40,000, reducing the Protected Withdrawal Value to $60,000. On the date you are eligible to step-up the Protected Withdrawal Value, your Account Value is equal to $75,000. You could elect to step-up the Protected Withdrawal Value to $75,000 on the date you are eligible. If your current Annual Income Amount and Annual Withdrawal Amount are less than they would be if we did not reflect the step-up in Protected Withdrawal Value, then we will increase these amounts to reflect the step-up as described below.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force.

If you elected the Lifetime Five benefit and have also elected the Auto Step-Up feature:

    . the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of (1) the date of the first withdrawal under the Lifetime Five benefit or (2) the most recent step-up

    . your Protected Withdrawal Value will only be stepped-up if 5% of the Account Value is greater than the Annual Income Amount by any amount

    . if at the time of the first Auto Step-Up opportunity, 5% of the Account Value is not greater than the Annual Income Amount, an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs

    . once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the most recent step-up

If on the date that we implement an Auto Step-Up to your Protected Withdrawal Value, the charge for Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Protected Withdrawal Value even if you elect the Auto Step-Up feature.

Key Feature - Annual Income Amount under the Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. A withdrawal can be considered Excess Income under the Life Income Benefit even though it does not exceed the Annual Withdrawal Amount under the Withdrawal Benefit. When you elect a step-up (or an auto step-up is effected), your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Income Amount. Your Annual Income Amount also increases if you make additional purchase payments. The amount of the increase is equal to 5% of any additional purchase payments (and any associated Credit with respect to Optimum XTra). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

Key Feature - Annual Withdrawal Amount under the Withdrawal Benefit

The initial Annual Withdrawal Amount is equal to 7% of the initial Protected Withdrawal Value. Under the Lifetime Five benefit, if your cumulative withdrawals each Annuity Year are less than or equal to the Annual Withdrawal Amount, your Protected Withdrawal Value will be reduced on a dollar-for-dollar basis. If your cumulative withdrawals are in excess of the Annual Withdrawal Amount ("Excess Withdrawal"), your Annual Withdrawal Amount will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Withdrawal to the Account Value immediately prior to such withdrawal (see the examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. When you elect a step-up (or an auto step-up is effected), your Annual Withdrawal Amount increases to equal 7% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year, if such amount is greater than your Annual Withdrawal Amount. Your Annual Withdrawal Amount also increases if you make additional purchase payments. The amount of the increase is equal to 7% of any additional purchase payments (and any associated Credit). A determination of whether you have exceeded your Annual Withdrawal Amount is made at the time of each withdrawal; therefore, a subsequent increase in the Annual Withdrawal Amount will not offset the effect of a withdrawal that exceeded the Annual Withdrawal Amount at the time the withdrawal was made.

The Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount and the Annual Withdrawal Amount. You are not required to withdraw all or any portion of the Annual Withdrawal Amount or Annual Income Amount in each Annuity Year.

..   If, cumulatively, you withdraw an amount less than the Annual Withdrawal
    Amount under the Withdrawal Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Withdrawal Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Withdrawal Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

..   If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. However, because the Protected Withdrawal Value is only reduced by the actual amount of withdrawals you make under these circumstances, any unused Annual Income Amount may extend the period of time until the remaining Protected Withdrawal Value is reduced to zero.

Examples of Withdrawal

The following examples of dollar-for-dollar and proportional reductions of the Protected Withdrawal Value, Annual Withdrawal Amount and Annual Income Amount assume: 1.) the Issue Date and the Effective Date of the Lifetime Five benefit are February 1, 2005; 2.) an initial Purchase Payment of $250,000; 3.) the Account Value on February 1, 2006 is equal to $265,000; and 4.) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000;. The values set forth here are purely hypothetical, and do not reflect the charge for Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Withdrawal Amount is equal to $18,550 under the Withdrawal Benefit (7% of $265,000). The Annual Income Amount is equal to $13,250 under the Life Income Benefit (5% of $265,000).

Example 1. Dollar-for-dollar reduction

If $10,000 was withdrawn (less than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

..   Remaining Annual Withdrawal Amount for current Annuity Year = $18,550 -
    $10,000 = $8,550 Annual Withdrawal Amount for future Annuity Years remains at $18,550

..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250.

..   Annual Income Amount for future Annuity Years remains at $13,250

..   Protected Withdrawal Value is reduced by $10,000 from $265,000 to $255,000

Example 2. Dollar-for-dollar and proportional reductions

(a)If $15,000 was withdrawn (more than the Annual Income Amount but less than the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

       .  Remaining Annual Withdrawal Amount for current Annuity Year = $18,550
          - $15,000 = $3,550

       .  Annual Withdrawal Amount for future Annuity Years remains at $18,550

       .  Remaining Annual Income Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

       . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750/($263,000 - $13,250) X $13,250 = $93.

   Annual Income Amount for future Annuity Years = $13,250 - $93 = $13,157

       . Protected Withdrawal Value is reduced by $15,000 from $265,000 to $250,000

(b)If $25,000 was withdrawn (more than both the Annual Income Amount and the Annual Withdrawal Amount) on March 1, 2006, then the following values would result:

       .  Remaining Annual Withdrawal Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Withdrawal Amount ($25,000 - $18,550 = $6,450) reduces Annual Withdrawal Amount for future Annuity Years.

    . Reduction to Annual Withdrawal Amount = Excess Withdrawal/Account Value before Excess Withdrawal X Annual Withdrawal Amount = $6,450/($263,000 - $18,550) X $18,550 = $489

   Annual Withdrawal Amount for future Annuity Years = $18,550 - $489 = $18,061

    .  Remaining Annual Income Amount for current Annuity Year = $0

   Excess of withdrawal over the Annual Income Amount ($25,000 - $13,250 = $11,750) reduces Annual Income Amount for future Annuity Years.

    . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $11,750/($263,000 - $13,250) X $13,250 = $623

   Annual Income Amount for future Annuity Years = $13,250 - $623 = $12,627

    . Protected Withdrawal Value is first reduced by the Annual Withdrawal Amount ($18,550) from $265,000 to $246,450. It is further reduced by the greater of a dollar-for-dollar reduction or a proportional reduction. Dollar-for-dollar reduction = $25,000 - $18,550 = $6,450

    . Proportional reduction = Excess Withdrawal/Account Value before Excess Withdrawal X Protected Withdrawal Value = $6,450/($263,000 - $18,550) X $246,450 = $6,503. Protected Withdrawal Value = $246,450 - max {$6,450,
       $6,503} = $239,947

Benefits Under the Lifetime Five Benefit

..   If your Account Value is equal to zero, and the cumulative withdrawals in the current Annuity Year are greater than the Annual Withdrawal Amount, the Lifetime Five benefit will terminate. To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under both the Life Income Benefit and the Withdrawal Benefit, you will be given the choice of receiving the payments under the Life Income Benefit or under the Withdrawal Benefit. Thus, in that scenario, the remaining amounts under the Life Income Benefit and the Withdrawal Benefit would be payable even though your Account Value was reduced to zero. Once you make this election we will make an additional payment for that Annuity Year equal to either the remaining Annual Income Amount or Annual Withdrawal Amount for the Annuity Year, if any, depending on the option you choose. In subsequent Annuity Years we make payments that equal either the Annual Income Amount or the Annual Withdrawal Amount as described in this Prospectus. You will not be able to change the option after your election and no further purchase payments will be accepted under your Annuity. If you do not make an election, we will pay you annually under the Life Income Benefit. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount but less than or equal to the Annual Withdrawal Amount and amounts are still payable under the Withdrawal Benefit, you will receive the payments under the Withdrawal Benefit. In the year of a withdrawal that reduced your Account Value to zero, we will make an additional payment to equal any remaining Annual Withdrawal Amount and make payments equal to the Annual Withdrawal Amount in each subsequent year (until the Protected Withdrawal Value is depleted). Once your Account Value equals zero no further purchase payments will be accepted under your Annuity.

..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years or any remaining Protected Withdrawal Value, you can elect one of the following three options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

       (3)request that, as of the date annuity payments are to begin, we pay out any remaining Protected Withdrawal Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount or the remaining Protected Withdrawal Value if less. We make such annuity payments until the earlier of the Annuitant's death or the date the Protected Withdrawal Value is depleted.

We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine a Protected Withdrawal
    Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

..   Withdrawals under the Lifetime Five benefit are subject to all of the terms and conditions of your Annuity, including any applicable CDSC.

..   Withdrawals made while the Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under your Annuity. The Lifetime Five benefit does not directly affect your Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Lifetime Five program. The Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Protected Withdrawal Value or Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

Election of the Benefit

We no longer permit elections of Lifetime Five. If you wish, you may cancel the Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Lifetime Five benefit provided, the request is received in good order (subject to state availability and in accordance with any applicable age requirements). Once the Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Lifetime Five benefit provided that the benefit you are looking to elect is available on a post- issue basis. If you cancel Lifetime Five, you lose all guarantees under the benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Any such benefit may be more expensive.

Termination of the Benefit

The benefit terminates automatically when your Protected Withdrawal Value and Annual Income Amount equal zero. You may terminate the benefit at any time by notifying us. If you terminate the program, any guarantee provided by the benefit will terminate as of the date the termination is effective. The benefit terminates upon your surrender of your Annuity, upon the death of the Annuitant, upon a change in ownership of your Annuity that changes the tax identification number of the Owner, upon change in the Annuitant or upon your election to begin receiving annuity payments. While you may terminate your benefit at any time, we may not terminate the benefit other than in the circumstances listed above.

The charge for the Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Withdrawal Amount and the Annual Income Amount, which will cause us to increase the Annual Income Amount and the Annual Withdrawal Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of this prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

SPOUSAL LIFETIME FIVE/SM/ INCOME BENEFIT (SPOUSAL LIFETIME FIVE/SM/)

The Spousal Lifetime Five benefit is no longer being offered. Spousal Lifetime Five must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 55 years old when the benefit was elected. The Spousal Lifetime Five benefit was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Lifetime Five Income Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available option(s) with this program.

The benefit guarantees until the later death of two natural persons that are each other's spouses at the time of election of Spousal Lifetime Five and at the first death of one of them (the "Designated Lives", each a "Designated Life") the ability to withdraw an annual amount ("Spousal Life Income Benefit") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The Spousal Life Income Benefit may remain in effect even if the Account Value of the Annuity is zero. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that market performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Life Income Benefit after the death of the first. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under the Spousal Lifetime Income Benefit when and if your Account Value is reduced to zero (unless the benefit has terminated).

Key Feature - Initial Protected withdrawal Value

The Protected Withdrawal Value is used to determine the amount of each annual payment under the Spousal Life Income Benefit. The initial Protected Withdrawal Value is determined as of the date you make your first withdrawal under the Annuity following your election of Spousal Lifetime Five. The initial Protected Withdrawal Value is equal to the greatest of (A) the Account Value on the date you elect Spousal Lifetime Five, plus any additional purchase payments as applicable, each growing at 5% per year from the date of your election of the benefit, or application of the Purchase Payment to your Annuity, until the date of your first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier (B) the Account Value on the date of the first withdrawal from your Annuity, prior to the withdrawal, and (C) the highest Account Value on each Annuity anniversary, plus subsequent purchase payments prior to the first withdrawal or the 10/th/ anniversary of the benefit effective date, if earlier. With respect to (A) and (C) above, after the 10/th/ anniversary of the benefit effective date, each value is increased by the amount of any subsequent purchase payments. Credits are added to purchase payments for purposes of calculating the Protected Withdrawal Value and the Annual Income Amount (see below for a description of Annual Income Amount).

Key Feature - Annual Income Amount under the Spousal Life Income Benefit

The initial Annual Income Amount is equal to 5% of the initial Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active. Under the Spousal Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount under the Spousal Life Income Benefit in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply. The Spousal Lifetime Five benefit does not affect your ability to make withdrawals under your Annuity or limit your ability to request withdrawals that exceed the Annual Income Amount.

Step-Up of Annual Income Amount

You may elect to step-up your Annual Income Amount if, due to positive market performance, 5% of your Account Value is greater than the Annual Income Amount. You are eligible to step-up the Annual Income Amount on or after the 1/st/ anniversary of the first withdrawal under the Spousal Lifetime Five benefit. The Annual Income Amount can be stepped up again on or after the 1/st/ anniversary of the preceding step-up. If you elect to step-up the Annual Income Amount under the benefit, and on the date you elect to step-up, the charges under the Spousal Lifetime Five benefit have changed for new purchasers, your benefit may be subject to the new charge at the time of such step-up. When you elect a step-up, your Annual Income Amount increases to equal 5% of your Account Value after the step-up, adjusted for withdrawals within the current annuity year. Your Annual Income Amount also increases if you make additional Purchase Payments. The amount of the increase is equal to 5% of any additional Purchase Payments (plus any Credit). Any increase will be added to your Annual Income Amount beginning on the day that the step-up is effective or the Purchase Payment is made. A determination of whether you have exceeded your Annual Income Amount is made at the time of each withdrawal; therefore a subsequent increase in the Annual Income Amount will not offset the effect of a withdrawal that exceeded the Annual Income Amount at the time the withdrawal was made.

An optional automatic step-up ("Auto Step-Up") feature is available for this benefit. This feature may be elected at the time the benefit is elected or at any time while the benefit is in force. If you elect this feature, the first Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least one year after the later of
(1) the date of the first withdrawal under the Spousal Lifetime Five benefit or
(2) the most recent step-up. At this time, your Annual Income Amount will be stepped-up if 5% of your Account Value is greater than the Annual Income Amount by any amount. If 5% of the Account Value does not exceed the Annual Income Amount, then an Auto Step-Up opportunity will occur on each successive Annuity Anniversary until a step-up occurs. Once a step-up occurs, the next Auto Step-Up opportunity will occur on the 1/st/ Annuity Anniversary that is at least 1 year after the most recent step-up. If, on the date that we implement an Auto Step-Up to your Annual Income Amount, the charge for Spousal Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Subject to our rules and restrictions, you will still be permitted to manually step-up the Annual Income Amount even if you elect the Auto Step-Up feature.

Examples of Withdrawals and Step-Up

The following examples of dollar-for-dollar and proportional reductions and the step-up of the Annual Income Amount assume: 1) the Issue Date and the Effective Date of the Spousal Lifetime Five benefit are February 1, 2005; 2) an initial Purchase Payment of $250,000; 3) the Account Value on February 1, 2006 is equal to $265,000; 4) the first withdrawal occurs on March 1, 2006 when the Account Value is equal to $263,000; and 5) the Account Value on February 1, 2010 is equal to $280,000. The values set forth here are purely hypothetical, and do not reflect the charge for the Spousal Lifetime Five or any other fees and charges.

The initial Protected Withdrawal Value is calculated as the greatest of (a),
(b) and (c):

(a)Purchase payment accumulated at 5% per year from February 1, 2005 until March 1, 2006 (393 days) = $250,000 X 1.05/^(393/365)/ = $263,484.33

(b)Account Value on March 1, 2006 (the date of the first withdrawal) = $263,000

(c)Account Value on February 1, 2006 (the first Annuity Anniversary) = $265,000

Therefore, the initial Protected Withdrawal Value is equal to $265,000. The Annual Income Amount is equal to $13,250 under the Spousal Life Income Benefit (5% of $265,000).

Example 1. Dollar-For-Dollar Reduction

If $10,000 was withdrawn (less than the Annual Income Amount) on March 1, 2006, then the following values would result:

..   Remaining Annual Income Amount for current Annuity Year = $13,250 - $10,000
    = $3,250

..   Annual Income Amount for future Annuity Years remains at $13,250

Example 2. Dollar-For-Dollar and Proportional Reductions

(a) If $15,000 was withdrawn (more than the Annual Income Amount) on March 1, 2006, then the following values would result:

       . Remaining Annual Income Amount for current Annuity Year = $0 Excess of withdrawal over the Annual Income Amount ($15,000 - $13,250 = $1,750) reduces Annual Income Amount for future Annuity Years.

       . Reduction to Annual Income Amount = Excess Income/ Account Value before Excess Income X Annual Income Amount = $1,750 / ($263,000 - $13,250) X $13,250 = $93

       .  Annual Income Amount for future Annuity Years = $13,250 - $93 =
          $13,157

Example 3. Step-Up of the Annual Income Amount

If a step-up of the Annual Income Amount is requested on February 1, 2010 or the Auto Step-Up feature was elected, the step-up would occur because 5% of the Account Value, which is $14,000 (5% of $280,000), is greater than the Annual Income Amount of $13,250. The new Annual Income Amount will be equal to $14,000.

Benefits Under the Spousal Lifetime Five Benefit

To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount and amounts are still payable under the Spousal Life Income Benefit, we will make an additional payment for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year, if any. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this Prospectus. No further purchase payments will be accepted under your Annuity. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Life Income Benefit terminates and no additional payments will be made.

..   If annuity payments are to begin under the terms of your Annuity or if you decide to begin receiving annuity payments and there is any Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

           (1)apply your Account Value to any annuity option available; or

           (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death.

We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with five payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..   If no withdrawal was ever taken, we will determine an initial Protected
    Withdrawal Value and calculate an Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

Other Important Considerations

..   Withdrawals under the Spousal Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

..   Withdrawals made while the Spousal Lifetime Five benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Lifetime Five benefit does not directly affect the Annuity's Account Value or Surrender Value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity, you will receive the current Surrender Value, not the Protected Withdrawal Value.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Lifetime Five benefit. The Spousal Lifetime Five benefit provides a guarantee that if your Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

..   There may be circumstances where you will continue to be charged the full amount for the Spousal Lifetime Five benefit even when the benefit is only providing a guarantee of income based on one life with no survivorship.

..   In order for the Surviving Designated Life to continue the Spousal Lifetime
    Five benefit upon the death of an owner, the Designated Life must elect to assume ownership of the Annuity under the spousal continuation option. When the Annuity is owned by a Custodial Account, in order for Spousal Lifetime Five to be continued after the death of the first Designated Life (the Annuitant), the Custodial Account must elect to continue the Annuity and the second Designated Life (the Contingent Annuitant) will be named as the new Annuitant. See "Spousal Designations" and "Spousal - Assumption of Annuity" in this Prospectus.

..   You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Spousal Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit elections of Spousal Lifetime Five - whether for those who currently participate in Spousal Lifetime Five or for those who are buying an Annuity for the first time. If you wish, you may cancel the Spousal Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after have you cancelled the Spousal Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Once the Spousal Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time.

Spousal Lifetime Five could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Lifetime Five only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Lifetime Five benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Termination of the Benefit The benefit terminates automatically when your Annual Income Amount equals zero. The benefit also terminates upon your surrender of the Annuity, upon the first Designated Life to die if the Annuity is not continued, upon the second Designated Life to die or upon your election to begin receiving annuity payments. You may terminate the benefit at any time by notifying us. Please note that if you terminate a living benefit such as Spousal Lifetime Five and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

The charge for the Spousal Lifetime Five benefit will no longer be deducted from your Account Value upon termination of the benefit.

Additional Tax Considerations

If you purchase an Annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or an employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your Annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Any such payments will reduce your Protected Withdrawal Value.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here.

HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT (HD5)

Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments for Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

The Highest Daily Lifetime Five benefit is no longer being offered for new elections. The income benefit under Highest Daily Lifetime Five currently is based on a single "designated life" who is at least 55 years old on the date that the benefit was acquired. The Highest Daily Lifetime Five Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit (other than the Highest Daily Value Death Benefit). Any DCA program that transfers Account Value from a Fixed Allocation is also not available as Fixed Allocations are not permitted with the benefit. As long as your Highest Daily Lifetime Five Benefit is in effect, you must allocate your Account Value in accordance with the then-permitted and available investment option(s) with this benefit.

The benefit that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Total Annual Income Amount") equal to a percentage of an initial principal value (the "Total Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the program - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Five, and in Appendix D to this Prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Five is the Total Protected Withdrawal Value, which is an amount that is distinct from Account Value. Because each of the Total Protected Withdrawal Value and Total Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for Account Value to fall to zero, even though the Total Annual Income Amount remains. You are guaranteed to be able to withdraw the Total Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Total Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Total Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Five.

Key Feature - Total Protected Withdrawal Value

The Total Protected Withdrawal Value is used to determine the amount of the annual payments under Highest Daily Lifetime Five. The Total Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value and any Enhanced Protected Withdrawal Value that may exist. We describe how we determine Enhanced Protected Withdrawal Value, and when we begin to calculate it, below. If you do not meet the conditions described below for obtaining Enhanced Protected Withdrawal Value then Total Protected Withdrawal Value is simply equal to Protected Withdrawal Value.

The Protected Withdrawal Value initially is equal to the Account Value on the date that you elect Highest Daily Lifetime Five. On each Valuation Day thereafter, until the earlier of the first withdrawal or ten years after the date of your election of the benefit, we recalculate the Protected Withdrawal Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Protected Withdrawal Value is equal to the greater of:

       . the Protected Withdrawal Value for the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of 5% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Purchase Payment (including any associated credit) made on the Current Valuation Day; and

       .  the Account Value.

If you have not made a withdrawal prior to the tenth anniversary of the date you elected Highest Daily Lifetime Five (which we refer to as the "Tenth Anniversary"), we will continue to calculate a Protected Withdrawal Value. On or after the Tenth Anniversary and up until the date of the first withdrawal, your Protected Withdrawal Value is equal to the greater of the Protected Withdrawal Value on the Tenth Anniversary or your Account Value.

The Enhanced Protected Withdrawal Value is only calculated if you do not take a withdrawal prior to the Tenth Anniversary. Thus, if you do take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive Enhanced Protected Withdrawal Value. If so, then on or after the Tenth Anniversary up until the date of the first withdrawal, the Enhanced Protected Withdrawal Value is equal to the sum of:

(a)200% of the Account Value on the date you elected Highest Daily Lifetime
   Five;

(b)200% of all purchase payments (and any associated Credits) made during the one-year period after the date you elected Highest Daily Lifetime Five; and

(c)100% of all purchase payments (and any associated Credits) made more than one year after the date you elected Highest Daily Lifetime Five, but prior to the date of your first withdrawal.

We cease these daily calculations of the Protected Withdrawal Value and Enhanced Protected Withdrawal Value (and therefore, the Total Protected Withdrawal Value) when you make your first withdrawal. However, as discussed below, subsequent purchase payments (and any associated Credits) will increase the Total Annual Income Amount, while "excess" withdrawals (as described below) may decrease the Total Annual Income Amount.

Key Feature - Total Annual Income Amount under the Highest Daily Lifetime Five Benefit

The initial Total Annual Income Amount is equal to 5% of the Total Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. For purposes of the mathematical formula described below, we also calculate a Highest Daily Annual Income Amount, which is initially equal to 5% of the Protected Withdrawal Value.

Under the Highest Daily Lifetime Five benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Total Annual Income Amount ("Excess Income"), your Total Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions include the actual amount of the withdrawal, including any CDSC that may apply.

Any Purchase Payment that you make will increase the then-existing Total Annual Income Amount and Highest Daily Annual Income Amount by an amount equal to 5% of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional Purchase Payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Except for Annuities issued in the state of Florida, effective September 14, 2012, we no longer accept additional purchase payments to Annuities with the Highest Daily Lifetime Five benefit. For Annuities issued in Florida, this restriction does not apply and you may continue to make additional Purchase Payments at this time.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Total Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of this feature starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. We multiply each of those quarterly Account Values by 5%, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Total Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Total Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Total Annual Income Amount, the charge for Highest Daily Lifetime Five has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Five upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Five benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Total Annual Income Amount. Under Highest Daily Lifetime Five, if your cumulative withdrawals in an Annuity Year are less than or equal to the Total Annual Income Amount, they will not reduce your Total Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Total Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Total Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Total Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Five benefit or any other fees and charges. Assume the following for all three examples:

       .  The Issue Date is December 1, 2006

       .  The Highest Daily Lifetime Five benefit is elected on March 5, 2007.

Dollar-for-dollar reductions

On May 2, 2007, the Total Protected Withdrawal Value is $120,000, resulting in a Total Annual Income Amount of $6,000 (5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Total Annual Income Amount for that Annuity Year (up to and including December 1, 2007) is $3,500. This is the result of a dollar-for-dollar reduction of the Total Annual Income Amount - $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2007 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Total Annual Income Amount for that

Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Total Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Total Annual Income Amount).

Here is the calculation:

  Account Value before withdrawal                                $ 110,000.00
  Less amount of "non" excess withdrawal                         $   3,500.00
  Account Value immediately before excess withdrawal of $1,500   $ 106,500.00
  Excess withdrawal amount                                       $   1,500.00
  Divided by Account Value immediately before excess withdrawal  $ 106,500.00
  Ratio                                                                  1.41%
  Total Annual Income Amount                                     $   6,000.00
  Less ratio of 1.41%                                            $      84.51
  Total Annual Income Amount for future Annuity Years            $   5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Total Annual Income Amount is stepped-up if 5% of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Total Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Total Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Total Annual Income Amount will be stepped-up if 5% of the highest quarterly Account Value, adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 Highest Quarterly Value
                                     (adjusted with       Adjusted Total Annual
                                 withdrawal and purchase Income Amount (5% of the
Date*              Account value       payments)**       Highest Quarterly Value)
-----              ------------- ----------------------- ------------------------
June 1, 2007        $118,000.00        $118,000.00              $5,900.00
August 6, 2007      $110,000.00        $112,885.55              $5,644.28
September 1, 2007   $112,000.00        $112,885.55              $5,644.28
December 1, 2007    $119,000.00        $119,000.00              $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
  March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
**In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Total Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Total Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.
   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Total Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Total Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Total Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Total Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Total Annual Income Amount for the next Annuity Year, starting on December 2, 2007 and continuing through December 1, 2008, will be stepped-up to $5,950.00.

Benefits under the Highest Daily Lifetime Five Benefit

..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Total Annual Income Amount and amounts are still payable under Highest Daily Lifetime Five, we will make an additional payment, if any, for that Annuity Year equal to the remaining Total Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Total Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Total Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Total Annual Income Amount, the Highest Daily Lifetime Five benefit terminates, and no additional payments will be made.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Total Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Total Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

   . In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Total Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

   . If no withdrawal was ever taken, we will calculate the Total Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

   . Please note that if your Annuity has a maximum Annuity Date requirement, payments that we make under this benefit as of that date will be treated as annuity payments.

Other Important Considerations

   . Withdrawals under the Highest Daily Lifetime Five benefit are subject to all of the terms and conditions of the Annuity, including any CDSC.

   . Withdrawals made while the Highest Daily Lifetime Five Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Five Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

   . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Five benefit. The Highest Daily Lifetime Five benefit provides a guarantee that if your Account Value declines due to market performance, you will be able to receive your Total Annual Income Amount in the form of periodic benefit payments.

   . You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

   . If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

   . Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the Permitted Sub-accounts. However, the formula component of the benefit as described below may transfer Account Value to the Benefit Fixed Rate Account as of the effective date of the benefit in some circumstances.

   . You cannot allocate purchase payments or transfer Account Value to or from a Fixed Allocation if you elect this benefit.

   . Transfers to and from the Sub-accounts and the Benefit Fixed Rate Account triggered by the formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

   . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

   . The charge for Highest Daily Lifetime Five is 0.60% annually, assessed against the average daily net assets of the Sub-accounts. This charge is in addition to any other fees under the annuity. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. Also, the cost to us of providing the benefit is a factor, among many, that we consider when determining the interest rate credited under the Benefit Fixed Rate Account, and therefore, we credit lower interest rates due to this factor than we otherwise would.

   . The basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Five benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

Highest Daily Lifetime Five is no longer available for new elections. For Highest Daily Lifetime Five, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity-owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 55 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Five. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Five, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

We no longer permit elections of Highest Daily Lifetime Five. If you wish, you may cancel the Highest Daily Lifetime Five benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Five benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of the Highest Daily Lifetime Five benefit, any Account Value allocated to the Benefit Fixed Rate Account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro-rata. Once the Highest Daily Lifetime Five benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Five benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (iv) upon the death of the Annuitant (v) if both the Account Value and Total Annual Income Amount equal zero or (vi) if you fail to meet our requirements for issuing the benefit. If you terminate the benefit, you will lose the Protected Withdrawal Value, Annual Income Amount, as well as any Enhanced Protected Withdrawal Value and Return of Principal Guarantees.

Upon termination of Highest Daily Lifetime Five, we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the Benefit Fixed Rate Account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). Upon termination, we may limit or prohibit investment in the Fixed Allocations.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

(a)your Account Value on the day that you elected Highest Daily Lifetime Five;
   and

(b)the sum of each Purchase Payment you made (including any Credits with respect to Optimum XTra) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options and the Benefit Fixed Rate Account (described below), in the same proportion that each such investment option bears to your total Account Value, immediately prior to the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Total Protected Withdrawal Value, your death benefit, or the amount of any other or optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Five and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee.

Mathematical Formula Component of Highest Daily Lifetime Five

As indicated above, we limit the sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Five. For purposes of this benefit, we refer to those permitted sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Five, we require that you participate in our mathematical formula under which we may transfer Account Value between the Permitted Sub-accounts and a fixed interest rate account that is part of our general account (the "Benefit Fixed Rate Account"). This required formula helps us manage our financial exposure under the benefit, by moving assets to a more stable option (i.e., the Benefit Fixed Rate Account). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The Benefit Fixed Rate Account is available only with this benefit, and thus you may not allocate purchase payments to or transfer Account Value to or from the Benefit Fixed Rate Account. The interest rate that we pay with respect to the Benefit Fixed Rate Account is reduced by an amount that corresponds generally to the charge that we assess against your variable Sub-accounts for Highest Daily Lifetime Five. The Benefit Fixed Rate Account is not subject to the Investment Company Act of 1940 or the Securities Act of 1933.

Under the formula component of Highest Daily Lifetime Five, we monitor your Account Value daily and, if necessary, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account. Any transfer would be made in accordance with the formula, which is set forth in the schedule supplement to the endorsement for this benefit (and also appears in Appendix D to this prospectus). Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying your Protected Withdrawal Value for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) Highest Daily Annual Income Amount. Then, using our actuarial tables, we produce an estimate of the total amount we would target in our allocation model, based on the projected Highest Daily Annual Income Amount each year for the rest of your life. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected Annual Income Amount (and thus your Target Value) would take into account any automatic step-up that was scheduled to occur according to the step-up formula described above. Next, the formula subtracts from the Target Value the amount held within the Benefit Fixed Rate Account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Benefit Fixed Rate Account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%) it means essentially that too much Target Value is not offset by assets within the Benefit Fixed Rate Account, and therefore we will transfer an amount from your Permitted Sub-accounts to the Benefit Fixed Rate Account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the Benefit Fixed Rate Account to the Permitted Sub-accounts would occur. Note that the formula is calculated with reference to the Highest Daily Annual Income Amount, rather than with reference to the Annual Income Amount. If you select the new mathematical formula, see the discussion regarding the 90% cap.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the Benefit Fixed Rate Account, because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value to the Benefit Fixed Rate Account. Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the Benefit Fixed Rate Account so that the Target Ratio meets a target, which currently is equal to 80%. Once elected, the ratios we use will be fixed.

While you are not notified when the formula dictates a transfer, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Benefit Fixed Rate Account. The formula is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Five.

Depending on the results of the formula calculation we may, on any day:

   . Not make any transfer between the Permitted Sub-accounts and the Benefit Fixed Rate Account; or

   . If a portion of your Account Value was previously allocated to the Benefit Fixed Rate Account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule); or

   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro-rata to the Benefit Fixed Rate Account. The interest that you earn on such transferred amount will be equal to the annual rate that we have set for that day, and we will credit the daily equivalent of that annual interest until the earlier of one year from the date of the transfer or the date that such amount in the Benefit Fixed Rate Account is transferred back to the Permitted Sub-accounts.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the Benefit Fixed Rate Account. If your entire Account Value is transferred to the Benefit Fixed Rate Account, then based on the way the formula operates, the formula will not transfer amounts out of the Benefit Fixed Rate Account to the Permitted Sub-accounts and the entire Account Value would remain in the Benefit Rate Fixed Account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the Benefit Fixed Rate Account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the Benefit Fixed Rate Account, if dictated by the formula. The amounts of any such transfer will vary, as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the Benefit Fixed Rate Account is the difference between your Account Value and your Total Protected Withdrawal Value. If none of your Account Value is allocated to the Benefit Fixed Rate Account, then over time the formula permits an increasing difference between the Account Value and the Total Protected Withdrawal Value before a transfer to the Benefit Fixed Rate Account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Benefit Fixed Rate Account, the smaller the difference between the Total Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Benefit Fixed Rate Account.

Each market cycle is unique, therefore the performance of your Sub-accounts and the Benefit Fixed Rate Account, and their impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Benefit Fixed Rate Account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

   . The difference between your Account Value and your Total Protected Withdrawal Value;

   . The amount of time Highest Daily Lifetime Five has been in effect on your Annuity;

   . The amount allocated to and the performance of the Permitted Sub-accounts and the Benefit Fixed Rate Account;

   . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

   . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the Benefit Fixed Rate Account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Benefit Fixed Rate Account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Benefit Fixed Rate Account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Benefit Fixed Rate Account and it has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Benefit Fixed Rate Account even if the performance of your Permitted Sub-accounts is positive.

Any Account Value in the Benefit Fixed Rate Account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Benefit Fixed Rate Account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than 5 percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Total Annual Income Amount, which will cause us to increase the Total Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity that are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive Enhanced Protected Withdrawal Value and an amount under the Return of Principal Guarantee.

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Five through a nonqualified annuity, and your annuity has received Enhanced Protected Withdrawal Value and/or an additional amount under the Return of Principal Guarantee, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Optional 90% Cap Feature for the Formula Under Highest Daily Lifetime Five.

If you currently own an Annuity and have elected the Highest Daily Lifetime Five Income Benefit, you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will (if you elect it) replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. This feature is available subject to state approval. The new formula is found in Appendix D (page D-2). Only the election of the 90% cap will prevent all of your Account Value from being allocated to the Benefit Fixed Rate Account. If all of your Account Value is currently allocated to the Benefit Fixed Rate Account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the Benefit Fixed Rate Account.

Under the new formula, the formula will not execute a transfer to the Benefit Fixed Rate Account that results in more than 90% of your Account Value being allocated to the Benefit Fixed Rate Account ("90% cap" or "90% cap rule"). Thus, on any Valuation

Day, if the formula would require a transfer into the Benefit Fixed Rate
Account that would result in more than 90% of the Account Value being allocated to the Benefit Fixed Rate Account, only the amount that results in exactly 90% of the Account Value being allocated to the Benefit Fixed Rate Account will be transferred. Additionally, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is first a transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the Benefit Fixed Rate Account that results in greater than 90% of your Account Value being allocated to the Benefit Fixed Rate Account. However, it is possible that, due to the investment performance of your allocations in the Benefit Fixed Rate Account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Benefit Fixed Rate Account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the Benefit Fixed Rate Account at least until there is first a transfer out of the Benefit Fixed Rate Account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the Benefit Fixed Rate Account, and the formula will still not transfer any of your Account Value to the Benefit Fixed Rate Account (at least until there is first a transfer out of the Benefit Fixed Rate Account). For example:

..   March 19, 2009 - a transfer is made to the Benefit Fixed Rate Account that results in the 90% cap being met and now $90,000 is allocated to the Benefit Fixed Rate Account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the Benefit Fixed Rate Account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   As of March 20, 2009 (and at least until first a transfer is made out of the Benefit Fixed Rate Account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the Benefit Fixed Rate Account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the Benefit Fixed Rate Account).

..   Once there is a transfer out of the Benefit Fixed Rate Account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Benefit Fixed Rate Account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Benefit Fixed Rate Account as dictated by the formula. Once you elect this feature, the new transfer formula described above will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the Benefit Fixed Rate Account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the Benefit Fixed Rate Account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the Benefit Fixed Rate Account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). Amounts taken out of the Benefit Fixed Rate Account will be withdrawn for this purpose on a last-in, first-out basis (an amount renewed into a new guarantee period under the Benefit Fixed Rate Account will be deemed a new investment for purposes of this last-in, first-out rule).

Once the 90% cap feature is met, future transfers into the Benefit Fixed Rate Account will not be made (regardless of the performance of the Benefit Fixed Rate Account and the Permitted Sub-accounts) at least until there is a first transfer out of the Benefit Fixed Rate Account. Once this transfer occurs out of the Benefit Fixed Rate Account, future amounts may be transferred to or from the Benefit Fixed Rate Account if dictated by the formula.

Please be aware that after the initial transfer out of the Benefit Fixed Rate Account upon election of the 90% Cap, there is no assurance that future transfers out will occur, or the amount of such future transfers, as a result of the election of the 90% Cap. These transfers will be determined by the mathematical formula and depend on a number of factors unique to your Annuity.

Important Considerations When Electing the New Formula:

..   At any given time, some, most or none of your Account Value may be allocated to the Benefit Fixed Rate Account.

..   Please be aware that because of the way the new 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the Benefit Fixed Rate Account.

..   Because the charge for Highest Daily Lifetime Five is assessed against the average daily net assets of the Sub-accounts, that charge will be assessed against all assets transferred into the Permitted Sub-accounts.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (HD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

Highest Daily Lifetime Seven Income Benefit is no longer available for new elections. The income benefit under Highest Daily Lifetime Seven currently is based on a single "designated life" who is at least 55 years old on the date that the benefit is acquired. The Highest Daily Lifetime Seven Benefit was not available if you elected any other optional living benefit, although you may have elected any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the Investment options section of this prospectus. We no longer permit new elections of Highest Daily Lifetime Seven.

Highest Daily of Lifetime Seven that guarantees until the death of the single designated life the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of market performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that market performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life, provided that you have not made "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Highest Daily Lifetime Seven.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)the sum of:

           (a)200% of the Account Value on the effective date of the benefit;

           (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

           (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature - Annual Income Amount under the Highest Daily Lifetime Seven
Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the Annuitant on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 74 and younger, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

    .  The Issue Date is December 1, 2007

    .  The Highest Daily Lifetime Seven benefit is elected on March 5, 2008

    . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is younger than 75 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 75 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.


                                 Highest Quarterly Value
                                     (adjusted with          Adjusted Annual
                                 withdrawal and purchase Income Amount (5% of the
Date*              Account Value       payments)**       Highest Quarterly Value)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter -
   March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.
** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

   . The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under The Highest Daily Lifetime Seven Benefit

..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime Seven, and amounts are still payable under Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the death of the single designated life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

Other Important Considerations

    . Withdrawals under the Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

    . Withdrawals made while the Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

    . You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime Seven benefit. The Highest Daily Lifetime Seven benefit provides a guarantee that if your

       Account Value declines due to Sub-account performance, you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

    . You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

    . If you are taking your entire Annual Income Amount through the Systematic Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

    . Upon inception of the benefit and to maintain the benefit, 100% of your Account Value must have been allocated to the permitted Sub-accounts.

    . You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the Prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

    . Transfers to and from the elected Sub-accounts and an AST Investment Grade Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

    . We currently limit the Sub-accounts in which you may allocate Account Value if you participate in this benefit. Moreover, if you are invested in prohibited investment options and seek to acquire the benefit, we will ask you to reallocate to permitted investment options as a prerequisite to acquiring the benefit. Should we prohibit access to any investment option, any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.

    . The fee for Highest Daily Lifetime Seven is 0.60% annually of the Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.15% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the Protected Withdrawal Value the fee for Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

    . The Basic Death Benefit will terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime Seven.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime Seven. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime Seven, except if (a) the new Owner has the same taxpayer identification number as the previous owner (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

If you wish, you may cancel any Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on the Valuation Day after you have cancelled the Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instructions or, in absence of such instructions, pro rata. You should be aware that upon termination of Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value at the time you elect a new benefit. Once the Highest Daily Lifetime Seven benefit is canceled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. If you cancel the benefit, you lose all guarantees under the benefit, and your guarantee under any new benefit you elect will be based on your Account Value at that time. Any such new benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits for Optimum
   XTra) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is not available in the State of Washington.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) upon your termination of the benefit (ii) upon your surrender of the Annuity (iii) upon your election to begin receiving annuity payments (although if you have elected to the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount) (iv) upon the death of the Annuitant (v) if both the Account Value and Annual Income Amount equal zero or (vi) if you cease to meet our requirements for issuing the benefit (see Elections and Designations under the Benefit).

Upon termination of Highest Daily Lifetime Seven other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime Seven and existing Annuities that elect Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

    . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

    . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

    . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

    . The difference between your Account Value and your Protected Withdrawal Value;

    . The amount of time Highest Daily Lifetime Seven has been in effect on your Annuity;

    . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

    . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

    . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this Benefit here. However, we do note that if you participate in Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Highest Daily Lifetime Seven with Beneficiary Income Option/SM/

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Beneficiary Income Option.

There is an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or ("BIO"). Highest Daily Lifetime Seven was available without also selecting the Beneficiary Income Option death benefit. We no longer permit elections of the Highest Daily Lifetime Seven with Beneficiary Income Option benefit. If you terminate your Highest Daily Lifetime Seven with BIO benefit to elect any other available benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with BIO benefit and will begin new guarantees under the newly elected benefit.

If you have elected this death benefit, you may not elect any other optional death benefit. You may have elected the Beneficiary Income Option death benefit so long as the Annuitant is no older than age 75 at the time of election. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime Seven itself. Because the fee for this benefit is based on the Protected Withdrawal Value, the fee for Highest Daily Lifetime Seven with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic Death Benefit under the Annuity, (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic Death Benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

    . Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000:
       (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

    . Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year payout period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime Seven with Beneficiary Income Option, both Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election and Designations under the Program" section, above.

Highest Daily Lifetime Seven with Lifetime Income Accelerator/SM/.

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime Seven with Lifetime Income Accelerator.

There is another version of Highest Daily Lifetime Seven that we call Highest Daily Lifetime Seven with Lifetime Income Accelerator ("Highest Daily Lifetime Seven with LIA"). We no longer permit new elections of Highest Daily Lifetime Seven with LIA. If you have elected this benefit, you may not elect any other optional benefit. The income benefit under Highest Daily Lifetime Seven with LIA currently is based on a single "designated life" who was between the ages of 55 and 75 on the date that the benefit was elected. If you terminate your Highest Daily Lifetime Seven with LIA Benefit to elect any other available living benefit, you will lose the guarantees that you had accumulated under your Highest Daily Lifetime Seven with LIA Benefit and will begin the new guarantees under the newly elected benefit based on the account value as of the date the new benefit becomes active.

Highest Daily Lifetime Seven with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime Seven with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you had chosen the Highest Daily Lifetime Seven with LIA, the maximum charge is 2.00% of Protected Withdrawal Value ("PWV") annually. We deduct the current charge (0.95% of PWV) at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation
Day), we deduct 0.2375% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account. Since this fee is based on the protected withdrawal value, the fee for Highest Daily Lifetime Seven with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit was elected within on an Annuity held as a 403 (b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403 (b) plan itself.

You could have chosen Highest Daily Lifetime Seven without also electing LIA, however you may not have elected LIA without Highest Daily Lifetime Seven. All terms and conditions of Highest Daily Lifetime Seven apply to this version of the benefit, except as described herein.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months, from the benefit effective date, and an elimination period of 120 days, from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, either or both of the following requirements ("LIA conditions") must be met. It is not necessary to meet both conditions:

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

       i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

       ii. Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

       iii. Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

       iv. Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

       v.   Transferring: Moving into or out of a bed, chair or wheelchair.

       vi. Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described in this prospectus under the Highest Daily Lifetime Seven Benefit.

Additionally, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime Seven Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

You should also keep in mind that, at the time you are experiencing the LIA conditions that would qualify you for the LIA Amount, you may also be experiencing other disabilities that could impede your ability to conduct your affairs. You may wish to consult with a legal advisor to determine whether you should authorize a fiduciary who could notify us if you meet the LIA conditions and apply for the benefit.

LIA amount at the first Withdrawal. If your first withdrawal subsequent to election of Highest Daily Lifetime Seven with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the First Withdrawal. If you become eligible for the LIA Amount after you have taken your first withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any withdrawals that have been taken in the current Annuity Year. Cumulative withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount, or as a result of the fee that we assess for Highest Daily Lifetime Seven with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime Seven with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime Seven Annuity Options described above, after the 10/th/ benefit anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Prior to the 10/th/ benefit anniversary this option is not available.

We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elected Highest Daily Lifetime Seven with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Optional 90% Cap Feature for Formula for Highest Daily Lifetime Seven

If you currently own an Annuity and have elected the Highest Daily Lifetime Seven Income Benefit (including Highest Daily Lifetime Seven with Beneficiary Income Option and Highest Daily Lifetime Seven with Lifetime Income Accelerator) or Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature (subject to state approval) which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the mathematical formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new mathematical formula is found in Appendix G (page G-4). Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula

(subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in Appendix G will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. It is possible that an additional transfer to the Permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT (SHD7)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven Income benefit.

Spousal Highest Daily Lifetime Seven is the spousal version of Highest Daily Lifetime Seven. We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Spousal Highest Daily Lifetime Seven must have been elected based on two Designated Lives, as described below. Each Designated Life must have been at least 59 1/2 years old when the benefit was elected. Spousal

Highest Daily Lifetime Seven was not available if you elected any other optional living benefit or optional death benefit. As long as your Spousal Highest Daily Lifetime Seven Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted Investment Options, see the Investment options section of this prospectus.

The benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our benefit rules regarding the timing and amount of withdrawals. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime Seven benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime Seven, and in Appendix G to this prospectus, we set forth the formula under which we make the asset transfers. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

As discussed below, a key component of Spousal Highest Daily Lifetime Seven is the Protected Withdrawal Value. Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains. You are guaranteed to be able to withdraw the Annual Income Amount until the death of the second Designated Life, provided that there have not been "excess withdrawals." Excess withdrawals, as discussed below, will reduce your Annual Income Amount. Thus, you could experience a scenario in which your Account Value was zero, and, due to your excess withdrawals, your Annual Income Amount also was reduced to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime Seven.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the tenth anniversary of benefit election (the "Tenth Anniversary Date") or the date of the first withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter, until the earlier of the first withdrawal or the Tenth Anniversary Date, we recalculate the Periodic Value. We stop determining the Periodic Value upon the earlier of your first withdrawal after the effective date of the benefit or the Tenth Anniversary Date. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day; and

(2)the Account Value.

If you make a withdrawal prior to the Tenth Anniversary Date, the Protected Withdrawal Value on the date of the withdrawal is equal to the greatest of:

(a)the Account Value; or

(b)the Periodic Value on the date of the withdrawal.

If you have not made a withdrawal on or before the Tenth Anniversary Date, your Protected Withdrawal Value subsequent to the Tenth Anniversary Date is equal to the greatest of:

(1)the Account Value; or

(2)the Periodic Value on the Tenth Anniversary Date, increased for subsequent adjusted purchase payments; or

(3)the sum of:

       (a)200% of the Account Value on the effective date of the benefit;

       (b)200% of all adjusted purchase payments made within one year after the effective date of the benefit; and

       (c)all adjusted purchase payments made after one year following the effective date of the benefit up to the date of the first withdrawal.

On and after the date of your first withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first withdrawal (as described below), and is increased if you qualify for a step-up (as described below). Irrespective of these calculations, your Protected Withdrawal Value will always be at least equal to your Account Value.

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime Seven Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first withdrawal taken after the benefit becomes active and does not reduce in subsequent Annuity Years, as described below. The percentage depends on the age of the youngest Designated Life on the date of the first withdrawal after election of the benefit. The percentages are: 5% for ages 79 and younger, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime Seven benefit, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative withdrawals are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Any Purchase Payment that you make will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first withdrawal (the percentages are: 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits). Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven benefit.

An automatic step-up feature ("Highest Quarterly Auto Step-Up") is included as part of this benefit. As detailed in this paragraph, the Highest Quarterly Auto Step-Up feature can result in a larger Annual Income Amount if your Account Value increases subsequent to your first withdrawal. We begin examining the Account Value for purposes of the Highest Quarterly Step-Up starting with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on the Valuation Days corresponding to the end of each quarter that (i) is based on your Annuity Year, rather than a calendar year; (ii) is subsequent to the first withdrawal; and (iii) falls within the immediately preceding Annuity Year. If the end of any such quarter falls on a holiday or a weekend, we use the next Valuation Day. Having identified each of those quarter-end Account Values, we then multiply each such value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 5% for ages 79 and younger, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. Thus, we multiply each quarterly value by the applicable percentage, adjust each such quarterly value for subsequent withdrawals and purchase payments, and then select the highest of those values. If the highest of those values exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. In later years, (i.e., after the first Annuity Anniversary after the first withdrawal) we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values on the end of the four immediately preceding quarters. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest quarterly value upon which your step-up was based. If, on the date that we implement a Highest Quarterly Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime Seven has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime Seven upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

The Spousal Highest Daily Lifetime Seven benefit does not affect your ability to make withdrawals under your annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime Seven, if your cumulative withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Examples of dollar-for-dollar and proportional reductions, and the Highest Quarterly Auto Step-Up are set forth below. The values depicted here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime Seven benefit or any other fees and charges. Assume the following for all three examples:

       .  The Issue Date is December 1, 2007

       . The Spousal Highest Daily Lifetime Seven benefit is elected on March 5, 2008.

       . The youngest Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime Seven benefit.

Dollar-for-dollar reductions

On May 2, 2008, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest Designated Life is younger than 80 at the time of the 1/st/ withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2008) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount - $6,000 less $2,500 = $3,500.

Proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on August 6, 2008 and the Account Value at the time of this withdrawal is $110,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount - $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before withdrawal                                $110,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $106,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $106,500.00
  Ratio                                                                 1.41%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.41%                                            $     84.51
  Annual Income Amount for future Annuity Years                  $  5,915.49

Highest Quarterly Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest quarterly value since your first withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (plus any Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on August 6 reduces this amount to $5,915.49 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped-up if 5% (since the youngest Designated Life is younger than 80 on the date of the potential step-up) of the highest quarterly Account Value adjusted for withdrawals, is higher than $5,915.49. Here are the calculations for determining the quarterly values. Only the June 1 value is being adjusted for excess withdrawals as the September 1 and December 1 Valuation Days occur after the excess withdrawal on August 6.

                                 Highest Quarterly Value
                                     (adjusted with          Adjusted Annual
                                 withdrawal and purchase Income Amount (5% of the
Date*              Account Value       payments)**       Highest Quarterly Value)
-----              ------------- ----------------------- ------------------------
June 1, 2008        $118,000.00        $118,000.00              $5,900.00
August 6, 2008      $110,000.00        $112,885.55              $5,644.28
September 1, 2008   $112,000.00        $112,885.55              $5,644.28
December 1, 2008    $119,000.00        $119,000.00              $5,950.00

* In this example, the Annuity Anniversary date is December 1. The quarterly valuation dates are every three months thereafter - March 1, June 1, September 1, and December 1. In this example, we do not use the March 1 date as the first withdrawal took place after March 1. The Annuity Anniversary Date of December 1 is considered the fourth and final quarterly valuation date for the year.

** In this example, the first quarterly value after the first withdrawal is $118,000 on June 1, yielding an adjusted Annual Income Amount of $5,900.00. This amount is adjusted on August 6 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $118,000 on June 1 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $114,500 before the excess withdrawal.

   . This amount ($114,500) is further reduced by 1.41% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Quarterly Value of $112,885.55.

The adjusted Annual Income Amount is carried forward to the next quarterly anniversary date of September 1. At this time, we compare this amount to 5% of the Account Value on September 1. Since the June 1 adjusted Annual Income Amount of $5,644.28 is higher than $5,600.00 (5% of $112,000), we continue to carry $5,644.28 forward to the next and final quarterly anniversary date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,644.28, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value yields the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,915.49 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2008 and continuing through December 1, 2009, will be stepped-up to $5,950.00.

Benefits Under The Spousal Highest Daily Lifetime Seven Benefit

..   To the extent that your Account Value was reduced to zero as a result of cumulative withdrawals that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime Seven, and amounts are still payable under Spousal Highest Daily Lifetime Seven, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the current Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime Seven benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to meet required minimum distribution requirements under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in the form of a fixed annuity.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is a Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount.

We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life.

We must receive your request in a form acceptable to us at our office.

In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..   If no withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday, will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime Seven benefit are subject to all of the terms and conditions of the Annuity, including any CDSC that may apply. Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal. However, we may impose a CDSC on the portion of a withdrawal that is deemed Excess Income.

..   Withdrawals made while the Spousal Highest Daily Lifetime Seven Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. The Spousal Highest Daily Lifetime Seven Benefit does not directly affect the Account Value or surrender value, but any withdrawal will decrease the Account Value by the amount of the withdrawal (plus any applicable CDSC). If you surrender your Annuity you will receive the current surrender value.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the permitted Sub-accounts.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the mathematical formula component of the benefit will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Spousal Highest Daily Lifetime Seven benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements.

..   The fee for Spousal Highest Daily Lifetime Seven is 0.75% annually of the
    Protected Withdrawal Value. We deduct this fee at the end of each quarter, where each such quarter is part of a year that begins on the effective date of the benefit or an anniversary thereafter. Thus, on each such quarter-end (or the next Valuation Day, if the quarter-end is not a Valuation Day), we deduct 0.1875% of the Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of your Sub-accounts including the AST Investment Grade Bond Sub-account. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under the
    Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under the Spousal Highest Daily Lifetime Seven benefit cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime Seven. Elections of Spousal Highest Daily Lifetime Seven must have been based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime Seven could only be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The Owner/Annuitant and the beneficiary each must be at least 59 1/2 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. Each Owner must each be at least 59 1/2 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. Both the Annuitant and the Contingent Annuitant each must be at least 59 1/2 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime Seven benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

If you wish, you may cancel any Spousal Highest Daily Lifetime Seven benefit. You may then elect any other available living benefit on any Valuation Day after you have cancelled the Spousal Highest Daily Lifetime Seven benefit, provided the request is received in good order (subject to state availability and any applicable age requirements). Upon cancellation of any Spousal Highest Daily Lifetime Seven benefit, any Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account used with the formula will be reallocated to the Permitted Sub-Accounts according to your most recent allocation instruction or in absence of such instruction, pro-rata. You should be aware that upon termination of Spousal Highest Daily Lifetime Seven, you will lose the Protected Withdrawal Value (including the Tenth Anniversary Date Guarantee), Annual Income Amount, and the Return of Principal Guarantee that you had accumulated under the benefit. Thus, the initial guarantees under any newly-elected benefit will be based on your current Account Value. Once the Spousal Highest Daily Lifetime Seven benefit is cancelled you are not required to re-elect another optional living benefit and any subsequent benefit election may be made on or after the first Valuation Day following the cancellation of the Spousal Highest Daily Lifetime Seven benefit provided that the benefit you are looking to elect is available on a post-issue basis. Any such benefit may be more expensive.

Return of Principal Guarantee

If you have not made a withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime Seven; and

b) the sum of each Purchase Payment you made (including any Credits for Optimum
   XTra) during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime Seven and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal guarantee is not available in Washington State.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election will apply as described above. The benefit terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life) (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount) (iv) upon your surrender of the Annuity (v) upon your election to begin receiving annuity payments (vi) if both the Account Value and Annual Income Amount equal zero or (vii) if you cease to meet our requirements for issuing the benefit (see Election of and Designations under the Benefit).

Upon termination of Spousal Highest Daily Lifetime Seven other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

Mathematical Formula Component of Spousal Highest Daily Lifetime Seven

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you have elected Spousal Highest Daily Lifetime Seven. For purposes of the benefit, we refer to those permitted Sub-accounts as the "Permitted Sub-accounts". As a requirement of participating in Spousal Highest Daily Lifetime Seven, we require that you participate in our specialized program, under which we may transfer Account Value between the Permitted Sub-accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-account"). We determine whether to make a transfer, and the amount of any transfer, under a non-discretionary formula, discussed below. The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to the AST Investment Grade Bond Sub-account. Under the formula component of Spousal Highest Daily Lifetime Seven, we monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. Any transfer would be made in accordance with a formula, which is set forth in Appendix G to this prospectus.

Speaking generally, the formula, which we apply each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that we use 5% in the formula, irrespective of the Annuitant's attained age. Then we produce an estimate of the total amount we would target in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments, and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If the Target Ratio exceeds a certain percentage (currently 83%), it means essentially that too much Target Value is not offset by assets within the AST Investment Grade Bond Sub-account, and therefore we will transfer an amount from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Conversely, if the Target Ratio falls below a certain percentage (currently 77%), then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts would occur.

If you elect the new formula (90% Cap Feature), see discussion regarding that feature.

As you can glean from the formula, poor investment performance of your Account Value may result in a transfer of a portion of your variable Account Value to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Moreover, "flat" investment returns of your Account Value over a period of time also could result in the transfer of your Account Value from the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Spousal Highest Daily Lifetime Seven, the ratios we use will be fixed. For newly-issued Annuities that elect Spousal Highest Daily Lifetime Seven and existing Annuities that elect Spousal Highest Daily Lifetime Seven, however, we reserve the right, subject to any required regulatory approval, to change the ratios.

While you are not notified when your Annuity reaches a reallocation trigger, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the reallocation triggers operate is designed primarily to mitigate the financial risks that we incur in providing the guarantee under Spousal Highest Daily Lifetime Seven.

Depending on the results of the calculation relative to the reallocation triggers, we may, on any day:

   . Not make any transfer between the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account; or

   . If a portion of your Account Value was previously allocated to the AST Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

   . Transfer all or a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

Therefore, at any given time, some, none, or all of your Account Value may be allocated to the AST Investment Grade Bond Sub-account. If your entire Account Value is transferred to the AST Investment Grade Bond Sub-account, then based on the way the formula operates, the formula will not transfer amounts out of the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts and the entire Account Value would remain in the AST Investment Grade Bond Sub-account. If you make additional purchase payments to your Annuity, they will be allocated to the Sub-accounts according to your allocation instructions. Such additional purchase payments may or may not cause the formula to transfer money in or out of the AST Investment Grade Bond Sub-account. Once the purchase payments are allocated to your Annuity, they will also be subject to the formula, which may result in immediate transfers to or from the AST Investment Grade Bond Sub-accounts, if dictated by the formula. The amounts of any such transfers will vary as dictated by the formula, and will depend on the factors listed below.

Prior to the first withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

   . The difference between your Account Value and your Protected Withdrawal Value;

   . The amount of time Spousal Highest Daily Lifetime Seven has been in effect on your Annuity;

   . The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

   . Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

   . Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the Required Minimum Distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that Required Minimum Distributions due from your Annuity are greater than such amounts. Please note that any withdrawal you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime Seven through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

Spousal Highest Daily Lifetime Seven with Beneficiary Income Option/SM/

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime Seven with Beneficiary Income Option.

There was an optional death benefit feature under this benefit, the amount of which is linked to your Annual Income Amount. You may have chosen Spousal Highest Daily Lifetime Seven without also selecting the Beneficiary Income Option death benefit ("BIO"). We no longer permit elections of Spousal Highest Daily Lifetime Seven with BIO. If you terminate your Spousal Highest Daily Lifetime Seven with BIO benefit to elect any other available living benefit, you will lose all guarantees under the Spousal Highest Daily Lifetime Seven with BIO benefit, and will begin new guarantees under the newly elected benefit based on the Account Value as of the date the new benefit becomes active.

If you elected the Beneficiary Income Option death benefit, you may not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life was no older than age 75 at the time of election. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. Since this fee is based on the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime Seven with BIO may be greater than it would have been, had it been based on the Account Value alone.

For purposes of the Beneficiary Income Option death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime Seven itself. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts:
(a) the amount of the base death benefit under the Annuity (b) the Protected Withdrawal Value and (c) the Annual Income Amount. If there were no withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the base death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payment of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic death benefit or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value).

    The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value).

    The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, both Spousal Highest Daily Lifetime Seven and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime Seven with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section, above.

Optional 90% Cap Feature for Spousal Highest Daily Lifetime Seven

If you currently own an Annuity and have elected Spousal Highest Daily Lifetime Seven Income Benefit (including Spousal Highest Daily Lifetime Seven with Beneficiary Income Option), you can elect this feature which utilizes a new mathematical formula. The new formula is described below and will replace the "Transfer Calculation" portion of the formula currently used in connection with your benefit on a prospective basis. There is no cost to adding this feature to your Annuity. This election may only be made once and may not be revoked once elected. The new formula is found in Appendix G (page G-4) of this prospectus. Only the election of the 90% Cap will prevent all of your Account Value from being allocated to the AST Investment Grade Bond Portfolio Sub-account. If all of your Account Value is currently allocated to the AST Investment Grade Bond Portfolio Sub-account, it will not transfer back to the Permitted Sub-accounts unless you elect the 90% Cap feature. If you make additional Purchase Payments, they may or may not result in a transfer to or from the AST Investment Grade Bond Portfolio Sub-account.

Under the new formula, the formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap" or "90% Cap Rule"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..   March 19, 2009 - a transfer is made that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   As of March 20, 2009 (and at least until first a transfer is made out of the AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and now you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 is allocated to the AST Investment Grade Bond Sub-account).

..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and may be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula. Once you elect this feature, the new transfer formula described above and set forth in appendix - will be the formula for your Annuity.

In the event that more than ninety percent (90%) of your Account Value is allocated to the AST Investment Grade Bond Sub-account and you have elected this feature, up to ten percent (10%) of your Account Value currently allocated to the AST Investment Grade Bond Sub-account will be transferred to your Permitted Sub-accounts, such that after the transfer, 90% of your Account Value on the date of the transfer is in the AST Investment Grade Bond Sub-account. The transfer to the Permitted Sub-accounts will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options). It is possible that additional transfers might occur after this initial transfer if dictated by the formula. The amounts of such additional transfer(s) will vary. If on the date this feature is elected 100% of your Account Value is allocated to the AST Investment Grade Bond Sub-account, a transfer of an amount equal to 10% of your Account Value will be made to your Permitted Sub-accounts. While there are no assurances that future transfers will occur, it is possible that an additional transfer(s) to the permitted Sub-accounts could occur following the Valuation Day(s), and in some instances (based on the formula) the additional transfer(s) could be large.

Once the 90% cap rule is met, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Important Consideration When Electing the New Formula:

..   At any given time, some, most or none of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   Please be aware that because of the way the 90% cap formula operates, it is possible that more than or less than 90% of your Account Value may be allocated to the AST Investment Grade Bond Sub-account.

..   If this feature is elected, any Account Value transferred to the Permitted
    Sub-accounts is subject to the investment performance of those Sub-accounts. Your Account Value can go up or down depending of the performance of the Permitted Sub-accounts you select.

HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (HD 7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Lifetime 7 Plus is no longer offered for new elections. If you elected Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect any other living benefit, subject to our current rules. See "Election of and Designations under the Benefit" and "Termination of Existing Benefits and Election of New Benefits" below for details. Please note that if you terminate Highest Daily Lifetime 7 Plus and elect another available living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. The income benefit under Highest Daily Lifetime 7 Plus is based on a single "designated life" who is at least 45 years old on the date that the benefit was elected. The Highest Daily Lifetime 7 Plus Benefit was not available if you elected any other optional living benefit, although you may elect any optional death benefit other than the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options"
section in this prospectus.

Highest Daily Lifetime 7 Plus guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 7 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under the Highest Daily Lifetime 7 Plus benefit.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

    (c)all adjusted purchase payments made after one year following the effective date of the benefit.

If you elected Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature - Annual Income Amount under the Highest Daily Lifetime 7 Plus
Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older.

Under the Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 7 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2, 5% for ages 59 1/2-74, 6% for ages 75-79, 7% for ages 80-84, and 8% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

   .   The Issue Date is December 1, 2008

   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the Annuitant is between the ages of 59 1/2 and 74 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1,
2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 74 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including the amount of any associated Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    Highest Daily Value    Adjusted Annual Income
                                 (adjusted with withdrawal   Amount (5% of the
Date*              Account value and Purchase Payments)**   Highest Daily Value)
-----              ------------- ------------------------- ----------------------
November 25, 2009   $119,000.00      $      119,000.00           $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95           $5,699.35
November 30, 2009   $113,000.00      $      113,986.95           $5,699.35
December 01, 2009   $119,000.00      $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   .   The Highest Daily Lifetime 7 Plus benefit is elected on March 5, 2009

   .   The Account Value at benefit election was $105,000

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 7 Plus benefit.

   . No previous withdrawals have been taken under the Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example - required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Highest Daily Lifetime 7 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus, and amounts are still payable under Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments are made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the Designated Life.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

         (1) the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

         (2) the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

..   Withdrawals made while the Highest Daily Lifetime 7 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 7 Plus benefit. The Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (see description below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Highest Daily Lifetime 7 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   The maximum charge for Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value (PWV). The current charge is 0.75% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.1875% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Portfolio Sub-account and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value at the benefit quarter, we will charge the remainder of the Account Value for the benefit and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under Highest
    Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Highest Daily Lifetime 7 Plus. For Highest Daily Lifetime 7 Plus, there must have been either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must have been a single natural person Annuitant. In either case, the Annuitant must have been at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 7 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 7 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines. Please note that if you terminate a living benefit such as Highest Daily Lifetime 7 Plus and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 7 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of Annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant, (v) if both the Account Value and Annual Income Amount equal zero, or (vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Highest Daily Lifetime 7 Plus other than upon the death of the Annuitant, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 7 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 7 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts".

An integral part of Highest Daily Lifetime 7 Plus is the pre-determined mathematical formula used to transfer Account Value between the Permitted Sub-Accounts and a specified bond fund within the Advanced Series Trust (the "AST Investment Grade Bond Sub-Account"). The AST Investment Grade Bond Sub-account is available only with this benefit, and thus you may not allocate purchase payments to or make transfers to or from the AST Investment Grade Bond Sub-account. The formula monitors your Account Value daily and, if dictated by the formula, systematically transfers amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account. The formula is set forth in Appendix H.

Speaking generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. Note that 5% is used in the formula, irrespective of the Annuitant's attained age. Then it produces an estimate of the total amount targeted in our allocation model, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent purchase payments (and associated purchase credits), and any excess withdrawals. Next, the formula subtracts from the Target Value the amount held within the AST Investment Grade Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the AST Investment Grade Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap feature) to the AST Investment Grade Bond Sub-account. Once a transfer is made, the three consecutive Valuation Days begin again. If, however, on any Valuation Day, the Target Ratio is above 84.5%, it will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the AST Investment Grade Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the AST Investment Grade Bond Sub-account that results in more than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account ("90% cap"). Thus, on any Valuation Day, if the formula would require a transfer to the AST Investment Grade Bond Sub-account that would result in more than 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the AST Investment Grade Bond Sub-account will be transferred. Additionally, future transfers into the AST Investment Grade Bond Sub-account will not be made (regardless of the performance of the AST Investment Grade Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the AST Investment Grade Bond Sub-account. Once this transfer occurs out of the AST Investment Grade Bond Sub-account, future amounts may be transferred to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap). At no time will the formula make a transfer to the AST Investment Grade Bond Sub-account that results in greater than 90% of your Account Value being allocated to the AST Investment Grade Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the AST Investment Grade Bond Sub-account and your allocations in the permitted sub-accounts you have selected, your Account Value could be more than 90% invested in the AST Investment Grade Bond Sub-account.

If you make additional purchase payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional purchase payments to the AST Investment Grade Bond Sub-account at least until there is first a transfer out of the AST Investment Grade Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional purchase payments you make, less than 90% of your entire Account Value is allocated to the AST Investment Grade Bond Sub-account, and the formula will still not transfer any of your

Account Value to the AST Investment Grade Bond Sub-account (at least until there is first a transfer out of the AST Investment Grade Bond Sub-account). For example,

..   March 19, 2009 - a transfer is made to the AST Investment Grade Bond
    Sub-account that results in the 90% cap being met and now $90,000 is allocated to the AST Investment Grade Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   March 20, 2009 - you make an additional purchase payment of $10,000. No transfers have been made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on March 19, 2009.

..   On March 20, 2009 (and at least until first a transfer is made out of the
    AST Investment Grade Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the AST Investment Grade Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the AST Investment Grade Bond Sub-account).

..   Once there is a transfer out of the AST Investment Grade Bond Sub-account
    (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the AST Investment Grade Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into existence and be removed multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the AST Investment Grade Bond Sub-account as dictated by the formula.

As you can glean from the formula, poor or flat investment performance of your Account Value may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the AST Investment Grade Bond Sub-account because such poor investment performance will tend to increase the Target Ratio. Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. In deciding how much to transfer, we use another formula, which essentially seeks to re-balance amounts held in the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. Once you elect Highest Daily Lifetime 7 Plus, the values we use to compare to the Target Ratio will be fixed.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, a transfer may be made from the AST Investment Grade Bond Sub-account to the Permitted Sub-accounts. Any such transfer will be based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e. in the same proportion as the current balances in your variable investment options). This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the AST Investment Grade Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the AST Investment Grade Bond Sub-account. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 7 Plus. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..   Not make any transfer between the Permitted Sub-accounts and the AST
    Investment Grade Bond Sub-account; or

..   If a portion of your Account Value was previously allocated to the AST
    Investment Grade Bond Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts, based on your existing allocation instructions or (in the absence of such existing instructions) pro rata (i.e., in the same proportion as the current balances in your variable investment options); or

..   Transfer a portion of your Account Value in the Permitted Sub-accounts pro rata to the AST Investment Grade Bond Sub-account.

At any given time, some, most or none of your Account Value will be allocated to the AST Investment Grade Bond Sub-account, as dictated by the formula.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the AST Investment Grade Bond Sub-account is difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the AST Investment Grade Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the AST Investment Grade Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the AST Investment Grade Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the AST Investment Grade Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your Protected Withdrawal
    Value;

..   The amount of time Highest Daily Lifetime 7 Plus has been in effect on your
    Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the AST Investment Grade Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect) and;

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

Because the amount allocated to the AST Investment Grade Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the AST Investment Grade Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of those investments have on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the AST Investment Grade Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the AST Investment Grade Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the AST Investment Grade Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the AST Investment Grade Bond Sub-account, if dictated by the formula and subject to the 90% cap feature.

Any Account Value in the AST Investment Grade Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the AST Investment Grade Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 7 Plus with Beneficiary Income Option/SM/

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. Please note that if you terminate Highest Daily Lifetime 7 Plus with BIO and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. This benefit could be elected, provided that all owners and beneficiaries are natural persons or an agent acting for a natural person.

If you elected this death benefit, you could not elect any other optional benefit. You could have elected the Beneficiary Income Option death benefit so long as the Annuitant was no older than age 75 at the time of election and met the Highest Daily Lifetime 7 Plus age requirements. For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. If you choose the Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of the Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero and, continue the benefit as described below.

Upon a death that triggers payment of a death benefit under the Annuity, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value, and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death, and we calculate the Annual Income Amount as if there were a withdrawal on the date of death. If there were Lifetime Withdrawals prior to the date of death, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of periodic payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Each beneficiary can choose to take his/her portion of either (a) the basic death benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option death benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

..   Assume that (i) the basic death benefit is $50,000, the Protected
    Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
    (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

..   Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount, equal to $3,750 annually (i.e., the first beneficiary's 75% share multiplied by $5,000), is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section above.

Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator/SM/

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator.

In the past, we offered a version of Highest Daily Lifetime 7 Plus called Highest Daily Lifetime 7 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 7 Plus with LIA"). You could choose Highest Daily Lifetime 7 Plus with or without also electing LIA, however you could not elect LIA without Highest Daily Lifetime 7 Plus and you could elect the LIA benefit at the time you elect Highest Daily Lifetime 7 Plus. Please note that if you terminate Highest Daily Lifetime 7 Plus with LIA and elect any other available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. If you elected this benefit, you may not have elected any other optional benefit. As long as your Highest Daily Lifetime 7 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 7 Plus with LIA is based on a single "designated life" who was between the ages of 45 and 75 on the date that the benefit is elected. All terms and conditions of Highest Daily Lifetime 7 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 7 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

Highest Daily Lifetime 7 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. If you choose the Highest Daily Lifetime 7 Plus with LIA, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of Account Value or the Protected Withdrawal Value, the fee for Highest Daily Lifetime 7 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. Assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120/th/ day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v. Transferring: Moving into or out of a bed, chair or wheelchair.

    vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 7 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 7 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year.

Withdrawals In Excess of the LIA amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC. Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional Purchase Payment, we will increase your LIA Amount by double the amount we add to your Annual Income Amount.

Step Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, or as a result of the fee that we assess for Highest Daily Lifetime 7 Plus with LIA, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Highest Daily Lifetime 7 Plus with LIA, we will calculate the Annual Income Amount and any LIA amount if you are eligible, as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 7 Plus with LIA terminates, and no additional payments are permitted.

Annuity Options. In addition to the Highest Daily Lifetime 7 Plus Annuity Options described above, after the Tenth Anniversary you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun.

If you elect Highest Daily Lifetime 7 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT (SHD7 Plus)

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Spousal Highest Daily Lifetime 7 Plus is the spousal version of Highest Daily Lifetime 7 Plus. We no longer offer Spousal Highest Daily Lifetime 7 Plus. If you elected Spousal Highest Daily Lifetime 7 Plus and subsequently terminate the benefit, you may elect another available living benefit, subject to our current rules. See "Termination of Existing Benefits and Election New Benefits". Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Spousal Highest Daily Lifetime 7 Plus could have been elected based on two Designated Lives, as described below. The youngest Designated Life must have been at least 50 years old and the oldest Designated Life must have been at least 55 years old when the benefit was elected. Spousal Highest Daily Lifetime 7 Plus is not available if you elected any other optional benefit. As long as your Spousal Highest Daily Lifetime 7 Plus Benefit is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit. For a more detailed description of permitted investment options, see the "Investment Options"
section in this prospectus.

We previously offered a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "Designated Lives", and each, a "Designated Life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the Designated Lives ("Lifetime Withdrawals") provided you have not made "excess withdrawals" that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 7 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. As discussed below, we require that you participate in our pre-determined mathematical formula in order to participate in Spousal Highest Daily Lifetime 7 Plus. Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take an excess withdrawal that brings your Account Value to zero, it is possible that your Annual Income Amount could also fall to zero. In that scenario, no further amount would be payable under Spousal Highest Daily Lifetime 7 Plus.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 7% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any adjusted Purchase Payment made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value.

If you have not made a Lifetime Withdrawal on or before the 10/th/, 20/th/, or 25/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/, 20/th/, or 25/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of the Account Value on the effective date of the benefit;

    (b)200% (on the 10/th/ anniversary), 400% (on the 20/th/ anniversary) or 600% (on the 25/th/ anniversary) of all adjusted purchase payments made within one year following the effective date of the benefit; and

    (c)All adjusted purchase payments made after one year following the effective date of the benefit.

If you elect Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option ("BIO") (see below), we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary of the effective date of the benefit ("Tenth Anniversary"). This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date.

On and after the date of your first Lifetime Withdrawal, your Protected Withdrawal Value is increased by the amount of any subsequent purchase payments, is reduced by withdrawals, including your first Lifetime Withdrawal (as described below), and may be increased if you qualify for a step-up (as described below).

Return of Principal Guarantee

If you have not made a Lifetime Withdrawal before the Tenth Anniversary, we will increase your Account Value on that Tenth Anniversary (or the next Valuation Day, if that anniversary is not a Valuation Day), if the requirements set forth in this paragraph are met. On the Tenth Anniversary, we add:

a) your Account Value on the day that you elected Spousal Highest Daily Lifetime 7 Plus proportionally reduced for any Non-Lifetime Withdrawal; and

b) the sum of each Purchase Payment proportionally reduced for any subsequent Non-Lifetime Withdrawal (including the amount of any associated Credits) you made during the one-year period after you elected the benefit.

If the sum of (a) and (b) is greater than your Account Value on the Tenth Anniversary, we increase your Account Value to equal the sum of (a) and (b), by contributing funds from our general account. If the sum of (a) and (b) is less than or equal to your Account Value on the Tenth Anniversary, we make no such adjustment. The amount that we add to your Account Value under this provision will be allocated to each of your variable investment options (including the AST Investment Grade Bond Sub-account used with this benefit), in the same proportion that each such Sub-account bears to your total Account Value, immediately before the application of the amount. Any such amount will not be considered a Purchase Payment when calculating your Protected Withdrawal Value, your death benefit, or the amount of any optional benefit that you may have selected, and therefore will have no direct impact on any such values at the time we add this amount. Because the amount is added to your Account Value, it will also be subject to each charge under your Annuity based on Account Value. This potential addition to Account Value is available only if you have elected Spousal Highest Daily Lifetime 7 Plus and if you meet the conditions set forth in this paragraph. Thus, if you take a withdrawal, including a required minimum distribution, (other than a Non-Lifetime Withdrawal) prior to the Tenth Anniversary, you are not eligible to receive the Return of Principal Guarantee. The Return of Principal Guarantee is referred to as the Guaranteed Minimum Account Value Credit in the benefit rider.

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime 7 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest Designated Life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80 to 84, 7% for ages 85 to 89, and 8% for ages 90 and older. We use the age of the youngest Designated Life even if that Designated Life is no longer a participant under the Annuity due to death or divorce.

Under the Spousal Highest Daily Lifetime 7 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). Reductions are based on the actual amount of the withdrawal, including any

CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 7 Plus will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including the amount of any associated Credit) based on the age of the younger Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages
85-89, and 8% for ages 90 and older), and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including the amount of any associated Credit).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest Designated Life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50 - less than 59 1/2, 5% for ages 59 1/2 - 79, 6% for ages 80-84, 7% for ages 85-89, and 8% for ages 90 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 7 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 7 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you establish a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 7 Plus benefit does not affect your ability to make withdrawals under your Annuity, or limit your ability to request withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 7 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 7 Plus benefit or any other fees and charges. Assume the following for all three examples:

   .   The Issue Date is December 1, 2008

   .   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
       2009

   . The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of highest daily auto step-up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest Designated Life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including the amount of any associated Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest Designated Life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    Highest Daily Value        Adjusted Annual
                                 (adjusted with withdrawal Income Amount (5% of the
Date*              Account value and purchase payments)**    Highest Daily Value)
-----              ------------- ------------------------- ------------------------
November 25, 2009   $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95            $5,699.35
November 30, 2009   $113,000.00      $      113,986.95            $5,699.35
December 01, 2009   $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 7 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 7 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value and the Return of Principal guarantee. It will also proportionally reduce the Periodic Value guarantees on the tenth, twentieth and twenty-fifth anniversaries of the benefit effective date (see description in "Key Feature - Protected Withdrawal Value," above). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   .   The Spousal Highest Daily Lifetime 7 Plus benefit is elected on March 5,
       2009

   .   The Account Value at benefit election was $105,000

   . The younger Designated Life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 7 Plus benefit.

   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 7 Plus benefit.

On May 2, 2009, the Protected Withdrawal Value is $125,000, the 10/th/ benefit year minimum Periodic Value guarantee is $210,000, the 10/th/ benefit year Return of Principal guarantee is $105,000, the 20/th/ benefit year minimum Periodic Value guarantee is $420,000, the 25/th/ benefit year minimum Periodic Value guarantee is $630,000 and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on May 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal Amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Return of Principal                    $ 91,875
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500
      25/th/ benefit year Minimum Periodic Value                 $551,250

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Any withdrawal you take that exceeds the Annual Income Amount in Annuity Years that your required minimum distribution amount is not greater than the Annual Income Amount will be treated as an Excess Withdrawal under the benefit. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered an excess withdrawal. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as an excess withdrawal.

Example - required minimum distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 7 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as an Excess Withdrawal is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Benefits Under Spousal Highest Daily Lifetime 7 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are equal to or less than the Annual Income Amount or as a result of the fee that we assess for Spousal Highest Daily Lifetime 7 Plus, and amounts are still payable under Spousal Highest Daily Lifetime 7 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. If you have not begun taking Lifetime Withdrawals and your Account Value is reduced to zero as a result of the fee we assess for Spousal Highest Daily Lifetime 7 Plus, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the Account Value was reduced to zero and Lifetime Withdrawals will begin on the next Annuity Anniversary. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in these scenarios, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the Designated Lives to die, and will continue to make payments until the death of the second

   Designated Life as long as the Designated Lives were spouses at the time of the first death. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 7 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution under the Annuity the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second Designated Life provided the Designated lives were spouses at the death of the first Designated Life.

..   If Annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving Annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any Annuity option available; or

       (2)request that, as of the date Annuity payments are to begin, we make Annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the Designated Lives to die, and will continue to make payments until the death of the second Designated Life as long as the Designated Lives were spouses at the time of the first death. If, due to death of a Designated Life or divorce prior to annuitization, only a single Designated Life remains, then Annuity payments will be made as a life annuity for the lifetime of the Designated Life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such Annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

..   If no Lifetime Withdrawal was ever taken, we will calculate the Annual
    Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

..   Please note that payments that we make under this benefit after the Annuity
    Anniversary coinciding with or next following the older of the owner or Annuitant's 95/th/ birthday will be treated as annuity payments.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime 7 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount.

..   Withdrawals made while the Spousal Highest Daily Lifetime 7 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 7 Plus benefit. The Spousal Highest Daily Lifetime 7 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of periodic benefit payments.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must have been allocated to the Permitted Sub-accounts.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Portfolio Sub-account (as described below) if you elect this benefit. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Portfolio Sub-account triggered by the Spousal Highest Daily Lifetime
    7 Plus pre-determined mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   You must allocate your Account Value in accordance with the then available investment option(s) that we may prescribe in order to maintain the Highest Daily Lifetime 7 Plus benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, we will not compel you to re-allocate your Account Value in accordance with our newly adopted requirements. Subject to any change in requirements, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   The maximum fee for Spousal Highest Daily Lifetime 7 Plus is 1.50% annually of the greater of Account Value and the Protected Withdrawal Value. The current fee for Spousal Highest Daily Lifetime 7 Plus is 0.90% annually of the greater of Account Value and the Protected Withdrawal Value. We deduct this fee on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.225% of the greater of the prior day's Account Value, or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Since this fee is based on the greater of the Account Value and the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus may be greater than it would have been, had it been based on the Account Value alone. If the fee to be deducted exceeds the Account Value, we will reduce the Account Value to zero, and continue the benefit as described above. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments.

..   The Basic Death Benefit will terminate if withdrawals taken under Spousal
    Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 7 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

Election of and Designations under the Benefit

We no longer permit new elections of Spousal Highest Daily Lifetime 7 Plus. Spousal Highest Daily Lifetime 7 Plus could only be elected based on two Designated Lives. Designated Lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the Designated Lives to die. Spousal Highest Daily Lifetime 7 Plus only could be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:
(a) if one Owner dies and the surviving spousal Owner assumes the Annuity, or
(b) if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 7 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new Designated Life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 7 Plus could have been elected at the time that you purchased your Annuity or after the Issue Date, subject to our eligibility rules and restrictions. See "Termination of Existing Benefits and Election of New Benefits" below for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first Designated Life, the surviving Designated Life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first Designated Life), (ii) upon the death of the second Designated Life, (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 7 Plus other than upon death of a Designated Life, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the variable investment options, and (ii) transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account (as defined below) to your variable investment options based on your existing allocation instructions or (in the absence of such instruction) pro rata (i.e. in the same proportion as the current balances in your variable investment options).

How Spousal Highest Daily Lifetime 7 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

See "How Highest Daily Lifetime 7 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" in this Prospectus for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts. Please note that any withdrawal (except the Non-Lifetime Withdrawal) you take prior to the Tenth Anniversary, even if withdrawn to satisfy required minimum distribution rules, will cause you to lose the ability to receive the Return of Principal Guarantee and the guaranteed amount described above under "Key Feature - Protected Withdrawal Value".

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 7 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option/SM/

Effective September 14, 2012, we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option.

We previously offered an optional death benefit feature under Spousal Highest Daily Lifetime 7 Plus, the amount of which is linked to your Annual Income Amount. We refer to this optional death benefit as the Beneficiary Income Option or BIO. Spousal Highest Daily Lifetime 7 Plus with BIO is no longer available for new elections. You could choose Spousal Highest Daily Lifetime 7 Plus with or without also selecting the Beneficiary Income Option death benefit. However, you could not elect the Beneficiary Income Option without Spousal Highest Daily Lifetime 7 Plus and you could elect the Beneficiary Income Option death benefit at the time you elect Spousal Highest Daily Lifetime 7 Plus. Please note that if you terminate Spousal Highest Daily Lifetime 7 Plus with BIO and elect any available living benefit you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. As long as your Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option is in effect, you must allocate your Account Value in accordance with the then permitted and available investment option(s) with this benefit.

If you elected the Beneficiary Income Option death benefit, you could not elect any other optional benefit. You could elect the Beneficiary Income Option death benefit so long as each Designated Life is no older than age 75 at the time of election and the Spousal Highest Daily Lifetime 7 Plus age requirements are met. This death benefit is not transferable in the event of a divorce, nor may the benefit be split in accordance with any divorce proceedings or similar instrument of separation. If you choose the Spousal Highest Daily Lifetime 7 Plus with BIO, the maximum charge is 2.00% of the greater of Account Value and the Protected Withdrawal Value ("PWV") annually. The current charge is 1.10% annually of the greater of Account Value and the PWV. We deduct this charge on each quarterly anniversary of the benefit effective date. Thus, on each such quarterly anniversary (or the next Valuation Day, if the quarterly anniversary is not a Valuation Day), we deduct 0.275% of the greater of the prior day's Account Value or the prior day's Protected Withdrawal Value at the end of the quarter. We deduct the fee pro rata from each of the Sub-accounts, including the AST Investment Grade Bond Sub-account, and from the DCA Fixed Rate Option (if applicable). Because the fee for this benefit is based on the greater of the Account Value or the Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 7 Plus with the Beneficiary Income Option may be greater than it would have been based on the Account Value alone. If the fee to be deducted exceeds the current Account Value, we will reduce the Account Value to zero, and continue the benefit as described below.

For purposes of this optional death benefit, we calculate the Annual Income Amount and Protected Withdrawal Value in the same manner that we do under Spousal Highest Daily Lifetime 7 Plus itself. However, we will stop determining the Periodic Value (as described above) on the earlier of your first Lifetime Withdrawal after the effective date of the benefit or the Tenth Anniversary Date. This means that under the Spousal Highest Daily Lifetime 7 Plus with BIO benefit you will not be eligible for the guaranteed minimum Periodic Values described above on the 20/th/ and 25/th/ Anniversary of the Benefit Effective Date. Upon the first death of a Designated Life, no amount is payable under the Beneficiary Income Option death benefit. Upon the second death of a Designated Life, we identify the following amounts: (a) the amount of the basic death benefit under the Annuity, (b) the Protected Withdrawal Value (less any credits associated with purchase payments applied within 12 months prior to the date of death), and (c) the Annual Income Amount. If there were no Lifetime Withdrawals prior to the date of death of the second Designated Life, then we calculate the Protected Withdrawal Value for purposes of this death benefit as of the date of death of the second Designated Life, and we calculate the Annual Income Amount as if there were a Lifetime Withdrawal on the date of death of the second Designated Life. If there were Lifetime Withdrawals prior to the date of death of the second Designated Life, then we set the Protected Withdrawal Value and Annual Income Amount for purposes of this death benefit as of the date that we receive due proof of death.

If there is one beneficiary, he/she must choose to receive either the basic death benefit (in a lump sum or other permitted form of distribution) or the Beneficiary Income Option death benefit (in the form of annual payments of the Annual Income Amount - such payments may be annual or at other intervals that we permit). If there are multiple beneficiaries, each beneficiary is presented with the same choice. Thus, each beneficiary can choose to take his/her portion of either (a) the basic Death Benefit, or (b) the Beneficiary Income Option death benefit. If chosen, for qualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than December 31/st/ of the year following the annuity owner's date of death. For nonqualified Annuities, the Beneficiary Income Option death benefit payments must begin no later than one year after the owner's date of death. For nonqualified Annuities, if the beneficiary is other than an individual, payment under the Beneficiary Income Option may be limited to a period not exceeding five years from the owner's date of death. In order to receive the Beneficiary Income Option Death Benefit, each beneficiary's share of the death benefit proceeds must be allocated as a percentage of the total death benefit to be paid. We allow a beneficiary who has opted to receive the Annual Income Amount to designate another beneficiary, who would receive any remaining payments upon the former beneficiary's death. Note also that the final payment, exhausting the Protected Withdrawal Value, may be less than the Annual Income Amount.

Here is an example to illustrate how the death benefit may be paid:

   . Assume that (i) the basic death benefit is $50,000, the Protected Withdrawal Value is $100,000, and the Annual Income Amount is $5,000;
       (ii) there are two beneficiaries (the first designated to receive 75% of the death benefit and the second designated to receive 25% of the death benefit); (iii) the first beneficiary chooses to receive his/her portion of the death benefit in the form of the Annual Income Amount, and the second beneficiary chooses to receive his/her portion of the death benefit with reference to the basic death benefit.

   . Under those assumptions, the first beneficiary will be paid a pro-rated portion of the Annual Income Amount for 20 years (the 20 year pay out period is derived from the $5,000 Annual Income Amount, paid each year until it exhausts the entire $100,000 Protected Withdrawal Value). The pro-rated portion of the Annual Income Amount equal to $3,750 (i.e., the first beneficiary's 75% share multiplied by $5,000) is then paid each year for the 20 year period. Payment of $3,750 for 20 years results in total payments of $75,000 (i.e., the first beneficiary's 75% share of the $100,000 Protected Withdrawal Value). The second beneficiary would receive 25% of the basic death benefit amount (or $12,500).

If you elect to terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, both Spousal Highest Daily Lifetime 7 Plus and that death benefit option will be terminated. You may not terminate the death benefit option without terminating the entire benefit. If you terminate Spousal Highest Daily Lifetime 7 Plus with Beneficiary Income Option, your ability to elect other optional living benefits will be affected as indicated in the "Election of and Designations under the Benefit" section.

HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (HD 6 Plus)

Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

We offer a benefit that guarantees until the death of the single designated life (the Annuitant) the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the rest of your life ("Lifetime Withdrawals"), provided that you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit you to make a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. Highest Daily Lifetime 6 Plus may be appropriate if you intend to make periodic withdrawals from your Annuity, and wish to ensure that Sub-account performance will not affect your ability to receive annual payments. You are not required to take withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section below entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

The income benefit under Highest Daily Lifetime 6 Plus currently is based on a single "designated life" who is at least 45 years old on the date that the benefit is acquired. The Highest Daily Lifetime 6 Plus Benefit is not available if you elect any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of the permitted investment options, see the "Investment Options" section.

Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under the Highest Daily Lifetime 6 Plus benefit.

Currently, if you elect Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Highest Daily Lifetime 6 Plus and elect another living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraphs.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10th or 20th Anniversary of the effective date of the benefit, your Periodic Value on the 10th or 20th Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) below (proportionally reduced for any Non-Lifetime Withdrawals):

    (a)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

    (b)200% (on the 10th anniversary) or 400% (on the 20th anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature - Annual Income Amount under the Highest Daily Lifetime 6 Plus
Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the Annuitant on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 or older. Under the Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account

Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any Contingent Deferred Sales Charge (CDSC) that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any purchase payment that you make subsequent to the election of Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will
(i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the purchase payment (including any associated purchase Credits) based on the age of the Annuitant at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79 and 6% for ages 80 and older) and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of Highest Daily Lifetime 6 Plus. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Auto Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the Annuitant on the Annuity Anniversary as of which the step-up would occur. The percentages are: 4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79, and 6% for ages 80 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. All daily valuations and annual step-ups will only occur on a Valuation Day. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary, by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

   .   The Issue Date is December 1, 2008

   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the designated life is between the ages of 59 1/2 and 79 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there are other future withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the Annuitant's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the designated life is between 59 1/2 and 79 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5,921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                   Highest Daily Value
                                     (adjusted with          Adjusted Annual
                                 withdrawal and Purchase Income Amount (5% of the
Date*              Account value       Payments)**         Highest Daily Value)
-----              ------------- ----------------------- ------------------------
November 25, 2009   $119,000.00     $      119,000.00           $5,950.00
November 26, 2009                    Thanksgiving Day
November 27, 2009   $113,000.00     $      113,986.95           $5,699.35
November 30, 2009   $113,000.00     $      113,986.95           $5,699.35
December 01, 2009   $119,000.00     $      119,000.00           $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:

   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.

   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.

   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value described above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect to take the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce: the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   .   The Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   .   The Account Value at benefit election was $105,000

   . The Annuitant was 70 years old when he/she elected the Highest Daily Lifetime 6 Plus benefit

   . No previous withdrawals have been taken under the Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000, and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10/th/ benefit year Minimum Periodic Value                 $183,750
      20/th/ benefit year Minimum Periodic Value                 $367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar by dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example - Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000: ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all of the guarantees associated with the Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000), without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Highest Daily Lifetime 6 Plus

If you elect Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Highest Daily Lifetime 6 Plus, then your Death Benefit will be equal to the greatest of:

..   the basic death benefit under the Annuity; and

..   the amount of any optional death benefit you may have elected and remains in effect; and

..   (a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date, or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied to an Annuity granted within 12 months prior to death.

Please note that the Death Benefit under Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Highest Daily Lifetime 6 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account

    Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the single designated life. If this occurs, you will not be permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity, then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the designated life. Please note if your Account Value is reduced to zero as result of withdrawals, the Death Benefit (described above under "Death Benefit Component of Highest Daily Lifetime 6 Plus") will also be reduced to zero and the Death Benefit will not be payable.

..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95th birthday will be treated as annuity payments.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun. We will make payments until the death of the single designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments in the form of a single life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that a Death Benefit (as described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

..   Withdrawals under the Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

..   Withdrawals made while the Highest Daily Lifetime 6 Plus Benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Highest Daily Lifetime 6 Plus benefit. The Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to our rules regarding time and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears within the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com.

..   Transfers to and from the Sub-accounts and the AST Investment Grade Bond
    Sub-account triggered by the Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirements will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfer of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..   The Basic Death Benefit will terminate if withdrawals taken under Highest
    Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..   The maximum charge for Highest Daily Lifetime 6 Plus is 1.50% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.85% annually of the greater of the Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis 0.2125% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

    Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $425.00 ($200,000 X .2125%).

    If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

For Highest Daily Lifetime 6 Plus, there must be either a single Owner who is the same as the Annuitant, or if the Annuity is entity owned, there must be a single natural person Annuitant. In either case, the Annuitant must be at least 45 years old.

Any change of the Annuitant under the Annuity will result in cancellation of Highest Daily Lifetime 6 Plus. Similarly, any change of Owner will result in cancellation of Highest Daily Lifetime 6 Plus, except if (a) the new Owner has the same taxpayer identification number as the previous owner, (b) ownership is transferred from a custodian or other entity to the Annuitant, or vice versa or
(c) ownership is transferred from one entity to another entity that satisfies our administrative ownership guidelines.

Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it or elect any other living benefit, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate Highest Daily Lifetime 6 Plus at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) upon your termination of the benefit, (ii) upon your surrender of the Annuity, (iii) upon your election to begin receiving annuity payments (although if you have elected to receive the Annual Income Amount in the form of annuity payments, we will continue to pay the Annual Income Amount), (iv) upon our receipt of due proof of the death of the Annuitant (except insofar as paying the Death Benefit associated with this benefit), (v) if both the Account Value and Annual Income Amount equal zero, or
(vi) if you cease to meet our requirements as described in "Election of and Designations under the Benefit" above.

Upon termination of Highest Daily Lifetime 6 Plus other than upon the death of the Annuitant or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If, prior to the transfer from the AST Investment Grade Bond Sub-account, the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

If a surviving spouse elects to continue the Annuity, the Highest Daily Lifetime 6 Plus benefit terminates. The spouse may elect the benefit subject to the restrictions discussed above.

How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account

As indicated above, we limit the Sub-accounts to which you may allocate Account Value if you elect Highest Daily Lifetime 6 Plus. For purposes of this benefit, we refer to those permitted investment options as the "Permitted Sub-accounts". Because these restrictions and the use of the predetermined mathematical formula lessen the risk that your Account Value will be reduced to zero while you are still alive, they also reduce the likelihood that we will make any lifetime income payments under this benefit. They may also limit your upside potential for growth.

An integral part of Highest Daily Lifetime 6 Plus (including Highest Daily Lifetime 6 Plus with LIA and Spousal Highest Daily Lifetime 6 Plus) is the predetermined mathematical formula used to transfer Account Value between the Permitted Sub-accounts and the Bond Sub-account. This predetermined mathematical formula ("formula") runs each Valuation Day that the benefit is in effect on your Annuity and, as a result, transfers of Account Value between the Permitted Sub-accounts and the Bond Sub-account can occur on any Valuation Day subject to the conditions described below. Only the predetermined mathematical formula can transfer Account Value to and from the Bond Sub-account, and thus you may not allocate Purchase Payments to or make transfers to or from the Bond Sub-account. We are not providing you with investment advice through the use of the formula. The formula by which the transfer operates is designed primarily to mitigate some of the financial risks that we incur in providing the guarantee under Highest Daily Lifetime 6 Plus. The formula is not forward looking and contains no predictive or projective component with respect to the markets, the Account Value or the Protected Withdrawal Value. The formula is described below.

Generally, the formula, which is applied each Valuation Day, operates as follows. The formula starts by identifying an income basis for that day and then multiplies that figure by 5%, to produce a projected (i.e., hypothetical) income amount. This amount may be different than the actual Annual Income Amount currently guaranteed under your benefit. Then it produces an estimate of the total amount targeted in the formula, based on the projected income amount and factors set forth in the formula. In the formula, we refer to that value as the "Target Value" or "L". If you have already made a Lifetime Withdrawal, your projected income amount (and thus your Target Value) would take into account any automatic step-up, any subsequent Purchase Payments (including any associated Purchase Credits), and any withdrawals of Excess Income. Next, the formula subtracts from the Target Value the amount held within the Bond Sub-account on that day, and divides that difference by the amount held within the Permitted Sub-accounts. That ratio, which essentially isolates the amount of your Target Value that is not offset by amounts held within the Bond Sub-account, is called the "Target Ratio" or "r". If, on each of three consecutive Valuation Days, the Target Ratio is greater than 83% but less than or equal to 84.5%, the formula will, on such third Valuation Day, make a transfer from the Permitted Sub-accounts in which you are invested (subject to the 90% cap discussed below) to the Bond Sub-account. Once a transfer is made, the Target Ratio must again be greater than 83% but less than or equal to 84.5% for three consecutive Valuation Days before a subsequent transfer to the Bond Sub-account will occur. If, however, on any Valuation Day, the Target Ratio is above 84.5%, the formula will make a transfer from the Permitted Sub-accounts (subject to the 90% cap) to the Bond Sub-account (as described above). If the Target Ratio falls below 78% on any Valuation Day, then a transfer from the Bond Sub-account to the Permitted Sub-accounts will occur.

The formula will not execute a transfer to the Bond Sub-account that results in more than 90% of your Account Value being allocated to the Bond Sub-account ("90% cap") on that Valuation Day. Thus, on any Valuation Day, if the formula would require a transfer to the Bond Sub-account that would result in more than 90% of the Account Value being allocated to the Bond Sub-account, only the amount that results in exactly 90% of the Account Value being allocated to the Bond Sub-account will be transferred. Additionally, future transfers into the Bond Sub-account will not be made (regardless of the performance of the Bond Sub-account and the Permitted Sub-accounts) at least until there is first a transfer out of the Bond Sub-account. Once this transfer occurs out of the Bond Sub-account, future amounts may be transferred to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

At no time will the formula make a transfer to the Bond Sub-account that results in greater than 90% of your Account Value being allocated to the Bond Sub-account. However, it is possible that, due to the investment performance of your allocations in the Bond Sub-account and your allocations in the Permitted Sub-accounts you have selected, your Account Value could be more than 90% invested in the Bond Sub-account.

If you make additional Purchase Payments to your Annuity while the 90% cap is in effect, the formula will not transfer any of such additional Purchase Payments to the Bond Sub-account at least until there is first a transfer out of the Bond Sub-account, regardless of how much of your Account Value is in the Permitted Sub-accounts. This means that there could be scenarios under which, because of the additional Purchase Payments you make, less than 90% of your entire Account Value is allocated to the Bond Sub-account, and the formula will still not transfer any of your Account Value to the Bond Sub-account (at least until there is first a transfer out of the Bond Sub-account). For example,

..   September 4, 2012 - a transfer is made to the Bond Sub-account that results in the 90% cap being met and now $90,000 is allocated to the Bond Sub-account and $10,000 is allocated to the Permitted Sub-accounts.

..   September 5, 2012 - you make an additional Purchase Payment of $10,000. No transfers have been made from the Bond Sub-account to the Permitted Sub-accounts since the cap went into effect on September 4, 2012.

..   On September 5, 2012 - (and at least until first a transfer is made out of the Bond Sub-account under the formula) - the $10,000 payment is allocated to the Permitted Sub-accounts and on this date you have 82% in the Bond Sub-account and 18% in the Permitted Sub-accounts (such that $20,000 is allocated to the Permitted Sub-accounts and $90,000 to the Bond Sub-account).

..   Once there is a transfer out of the Bond Sub-account (of any amount), the formula will operate as described above, meaning that the formula could transfer amounts to or from the Bond Sub-account if dictated by the formula (subject to the 90% cap).

Under the operation of the formula, the 90% cap may come into and out of effect multiple times while you participate in the benefit. We will continue to monitor your Account Value daily and, if dictated by the formula, systematically transfer amounts between the Permitted Sub-accounts you have chosen and the Bond Sub-account as dictated by the formula.

Under the formula, investment performance of your Account Value that is negative, flat, or even moderately positive may result in a transfer of a portion of your Account Value in the Permitted Sub-accounts to the Bond Sub-account because such investment performance will tend to increase the Target Ratio. In deciding how much to transfer, we use another formula, which essentially seeks to reallocate amounts held in the Permitted Sub-accounts and the Bond Sub-account so that the Target Ratio meets a target, which currently is equal to 80%. The further the Target Ratio is from 80% when a transfer is occurring under the formula, the greater the transfer amount will be. Once you elect Highest Daily Lifetime 6 Plus, the values we use to compare to the Target Ratio will be fixed. For newly-issued Annuities that elect Highest Daily Lifetime 6 Plus and existing Annuities that elect Highest Daily Lifetime 6 Plus in the future, however, we reserve the right to change such values.

Additionally, on each monthly Annuity Anniversary (if the monthly Annuity Anniversary does not fall on a Valuation Day, the next Valuation Day will be used), following all of the above described daily calculations, if there is money allocated to the Bond Sub-account, we will perform an additional monthly calculation to determine whether or not a transfer will be made from the Bond Sub-account to the Permitted Sub-accounts. This transfer will automatically occur provided that the Target Ratio, as described above, would be less than 83% after the transfer. The formula will not execute a transfer if the Target Ratio after this transfer would occur would be greater than or equal to 83%.

The amount of the transfer will be equal to the lesser of:

a) The total value of all your Account Value in the Bond Sub-account, or

b) An amount equal to 5% of your total Account Value.

While you are not notified when your Annuity reaches a transfer trigger under the formula, you will receive a confirmation statement indicating the transfer of a portion of your Account Value either to or from the Bond Sub-account. Depending on the results of the calculations of the formula, we may, on any Valuation Day:

..   Not make any transfer between the Permitted Sub-accounts and the Bond
    Sub-account; or

..   If a portion of your Account Value was previously allocated to the Bond
    Sub-account, transfer all or a portion of those amounts to the Permitted Sub-accounts (as described above); or

..   Transfer a portion of your Account Value in the Permitted Sub-accounts.

Prior to the first Lifetime Withdrawal, the primary driver of transfers to the Bond Sub-account is the difference between your Account Value and your Protected Withdrawal Value. If none of your Account Value is allocated to the Bond Sub-account, then over time the formula permits an increasing difference between the Account Value and the Protected Withdrawal Value before a transfer to the Bond Sub-account occurs. Therefore, as time goes on, while none of your Account Value is allocated to the Bond Sub-account, the smaller the difference between the Protected Withdrawal Value and the Account Value, the more the Account Value can decrease prior to a transfer to the Bond Sub-account.

Each market cycle is unique, therefore the performance of your Sub-accounts, and its impact on your Account Value, will differ from market cycle to market cycle producing different transfer activity under the formula. The amount and timing of transfers to and from the Bond Sub-account pursuant to the formula depend on various factors unique to your Annuity and are not necessarily directly correlated with the securities markets, bond markets, interest rates or any other market or index. Some of the factors that determine the amount and timing of transfers (as applicable to your Annuity), include:

..   The difference between your Account Value and your Protected Withdrawal
    Value;

..   The amount of time Highest Daily Lifetime 6 Plus has been in effect on your
    Annuity;

..   The amount allocated to and the performance of the Permitted Sub-accounts and the Bond Sub-account;

..   Any additional Purchase Payments you make to your Annuity (while the benefit is in effect); and

..   Any withdrawals you take from your Annuity (while the benefit is in effect).

At any given time, some, most or none of your Account Value will be allocated to the Bond Sub-account, as dictated by the formula.

Because the amount allocated to the Bond Sub-account and the amount allocated to the Permitted Sub-accounts each is a variable in the formula, the investment performance of each affects whether a transfer occurs for your Annuity. The greater the amounts allocated to either the Bond Sub-account or to the Permitted Sub-accounts, the greater the impact performance of that Sub-account has on your Account Value and thus the greater the impact on whether (and how much) your Account Value is transferred to or from the Bond Sub-account. It is possible, under the formula, that if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has positive performance, the formula might transfer a portion of your Account Value to the Permitted Sub-accounts, even if the performance of your Permitted Sub-accounts is negative. Conversely, if a significant portion of your Account Value is allocated to the Bond Sub-account and that Sub-account has negative performance, the formula may transfer additional amounts from your Permitted Sub-accounts to the Bond Sub-account even if the performance of your Permitted Sub-accounts is positive.

If you make additional Purchase Payments to your Annuity, they will be allocated in accordance with your Annuity. Once allocated, they will also be subject to the formula described above and therefore may be transferred to the Bond Sub-account, if dictated by the formula and subject to the 90% cap feature described above.

Any Account Value in the Bond Sub-account will not participate in the positive or negative investment experience of the Permitted Sub-accounts until it is transferred out of the Bond Sub-account.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section of the prospectus for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator

Effective September 14, 2012, Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator.

We offer another version of Highest Daily Lifetime 6 Plus that we call Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator ("Highest Daily Lifetime 6 Plus with LIA"). Highest Daily Lifetime 6 Plus with LIA guarantees, until the death of the single designated life, the ability to withdraw an amount equal to double the Annual Income Amount (which we refer to as the "LIA Amount") if you meet the conditions set forth below. This version is only being offered in those jurisdictions where we have received regulatory approval and will be offered subsequently in other jurisdictions when we receive regulatory approval in those jurisdictions. Highest Daily Lifetime 6 Plus with LIA is not available in New York and certain other states/jurisdictions. You may choose Highest Daily Lifetime 6 Plus with or without also electing LIA, however you may not elect LIA without Highest Daily Lifetime 6 Plus and you must elect the LIA benefit at the time you elect Highest Daily Lifetime 6 Plus. If you elect Highest Daily Lifetime 6 Plus without LIA and would like to add the feature later, you must terminate the Highest Daily Lifetime 6 Plus benefit and elect the Highest Daily Lifetime 6 Plus with LIA (subject to availability and benefit re-election provisions). Please note that if you terminate Highest Daily Lifetime 6 Plus and elect the Highest Daily Lifetime 6 Plus with LIA you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. Highest Daily Lifetime 6 Plus with LIA is offered as an alternative to other lifetime withdrawal options. If you elect this benefit, it may not be combined with any other optional living benefit or the Highest Daily Value death benefit. As long as your Highest Daily Lifetime 6 Plus with LIA benefit is in effect, you must allocate your Account Value in accordance with the permitted and available investment option(s) with this benefit. The income benefit under Highest Daily Lifetime 6 Plus with LIA currently is based on a single "designated life" who is between the ages of 45 and 75 on the date that the benefit is elected and received in good order. All terms and conditions of Highest Daily Lifetime 6 Plus apply to this version of the benefit, except as described herein.

Highest Daily Lifetime 6 Plus with LIA is not long-term care insurance and should not be purchased as a substitute for long-term care insurance. The income you receive through the Lifetime Income Accelerator may be used for any purpose, and it may or may not be sufficient to address expenses you may incur for long-term care. You should seek professional advice to determine your financial needs for long-term care.

If you elect the Highest Daily Lifetime 6 Plus with LIA, the maximum charge is 2.00% annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 1.20% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.30% of the greater of the prior Valuation Day's Account Value and the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Highest Daily Lifetime 6 Plus with LIA may be greater than it would have been, had it been based on the Account Value alone. The following example is hypothetical and is for illustrative purposes only.

Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $600.00 ($200,000 X .30%)

If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Highest Daily Lifetime 6 Plus with LIA benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described below) will not be payable.

If this benefit is being elected on an Annuity held as a 403(b) plan, then in addition to meeting the eligibility requirements listed below for the LIA Amount you must separately qualify for distributions from the 403(b) plan itself.

Eligibility Requirements for LIA Amount. Both a waiting period of 36 months from the benefit effective date, and an elimination period of 120 days from the date of notification that one or both of the requirements described immediately below have been met, apply before you can become eligible for the LIA Amount. The 120 day elimination period begins on the date that we receive notification from you of your eligibility for the LIA Amount. Thus, assuming the 36 month waiting period has been met and we have received the notification referenced in the immediately preceding sentence, the LIA amount would be available for withdrawal on the Valuation Day immediately after the 120th day. The waiting period and the elimination period may run concurrently. In addition to satisfying the waiting and elimination period, at least one of the following requirements ("LIA conditions") must be met.

(1)The designated life is confined to a qualified nursing facility. A qualified nursing facility is a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is prescribed by a licensed physician in writing and based on physical limitations which prohibit daily living in a non-institutional setting.

(2)The designated life is unable to perform two or more basic abilities of caring for oneself or "activities of daily living." We define these basic abilities as:

    i. Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

    ii.Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

   iii.Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

    iv.Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

    v. Transferring: Moving into or out of a bed, chair or wheelchair.

    vi.Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

You must notify us in writing when the LIA conditions have been met. If, when we receive such notification, there are more than 120 days remaining until the end of the waiting period described above, you will not be eligible for the LIA Amount. If there are 120 days or less remaining until the end of the waiting period when we receive notification that the LIA conditions are met, we will determine eligibility for the LIA Amount through our then current administrative process, which may include, but is not limited to, documentation verifying the LIA conditions and/or an assessment by a third party of our choice. Such assessment may be in person and we will assume any costs associated with the aforementioned assessment. The designated life must be available for any assessment or reassessment pursuant to our administrative process requirements. Once eligibility is determined, the LIA Amount is equal to double the Annual Income Amount as described above under the Highest Daily Lifetime 6 Plus benefit.

Additionally, once eligibility is determined, we will reassess your eligibility on an annual basis although your LIA benefit for the year that immediately precedes our reassessment will not be affected if it is determined that you are no longer eligible. Your first reassessment may occur in the same year as your initial assessment. If we determine that you are no longer eligible to receive the LIA Amount, the Annual Income Amount would replace the LIA Amount on the next Annuity Anniversary (the "ineligibility effective date"). However, 1) if you were receiving income through a systematic withdrawal program that was based on your LIA Amount; 2) you subsequently become ineligible to receive your LIA Amount, and 3) we do not receive new withdrawal instructions from you prior to the ineligibility effective date, we will cancel such systematic withdrawal program on the ineligibility effective date. You will be notified of your subsequent ineligibility and the date systematic withdrawal payments will stop before either occur. If any existing systematic withdrawal program is canceled, you must enroll in a new systematic withdrawal program if you wish to receive income on a systematic basis. You may establish a new or make changes to any existing systematic withdrawal program at any time by contacting our Annuity Service Office. All "Excess Income" conditions described above in "Key Feature
- Annual Income Amount under the Highest Daily Lifetime 6 Plus Benefit" would apply. There is no limit on the number of times you can become eligible for the LIA Amount, however, each time would require the completion of the 120-day elimination period, notification that the designated life meets the LIA conditions, and determination, through our then current administrative process, that you are eligible for the LIA Amount, each as described above.

LIA Amount at the first Lifetime Withdrawal. If your first Lifetime Withdrawal subsequent to election of Highest Daily Lifetime 6 Plus with LIA occurs while you are eligible for the LIA Amount, the available LIA Amount is equal to double the Annual Income Amount.

LIA Amount after the first Lifetime Withdrawal. If you become eligible for the LIA Amount after you have taken your first Lifetime Withdrawal, the available LIA amount for the current and subsequent Annuity Years is equal to double the then current Annual Income Amount, however the available LIA amount in the current Annuity Year is reduced by any Lifetime Withdrawals that have been taken in the current Annuity Year. Cumulative Lifetime Withdrawals in an Annuity Year which are less than or equal to the LIA Amount (when eligible for the LIA amount) will not reduce your LIA Amount in subsequent Annuity Years, but any such withdrawals will reduce the LIA Amount on a dollar-for-dollar basis in that Annuity Year. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the LIA benefit will be deemed a Lifetime Withdrawal.

Withdrawals In Excess of the LIA Amount. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the LIA Amount when you are eligible ("Excess Withdrawal"), your LIA Amount in subsequent years will be reduced (except with regard to required minimum distributions) by the result of the ratio of the excess portion of the withdrawal to the Account Value immediately prior to the Excess Withdrawal. Reductions include the actual amount of the withdrawal, including any CDSC that may apply. Withdrawals of any amount (excluding the Non-Lifetime Withdrawal) up to and including the LIA Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Excess Withdrawals will reduce the Protected Withdrawal Value by the same ratio as the reduction to the LIA Amount. Any withdrawals that are less than or equal to the LIA Amount (when eligible) but in excess of the free withdrawal amount available under this Annuity will not incur a CDSC.

Withdrawals are not required. However, subsequent to the first Lifetime Withdrawal, the LIA Amount is not increased in subsequent Annuity Years if you decide not to take a withdrawal in an Annuity Year or take withdrawals in an Annuity Year that in total are less than the LIA Amount.

Purchase Payments. If you are eligible for the LIA Amount as described under "Eligibility Requirements for LIA Amount" and you make an additional purchase payment, the Annual Income Amount is increased by an amount obtained by applying the applicable percentage (4% for ages 45 - less than 59 1/2; 5% for ages 59 1/2-79; and 6% for ages 80 and older) to the purchase payment (including any associated purchase Credits). The applicable percentage is based on the attained age of the designated life on the date of the first Lifetime Withdrawal after the benefit effective date. The LIA Amount is increased by double the Annual Income Amount, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each purchase payment (including any associated purchase Credits).

If the Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the LIA Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the LIA Amount) in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Step-Ups. If your Annual Income Amount is stepped up, your LIA Amount will be stepped up to equal double the stepped up Annual Income Amount.

Guarantee Payments. If your Account Value is reduced to zero as a result of cumulative withdrawals that are equal to or less than the LIA Amount when you are eligible, and there is still a LIA Amount available, we will make an additional payment for that Annuity Year equal to the remaining LIA Amount. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. Thus, in that scenario, the remaining LIA Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the LIA Amount as described in this section. We will make payments until the death of the single designated life. Should the designated life no longer qualify for the LIA amount (as described under "Eligibility Requirements for LIA Amount" above), the Annual Income Amount would continue to be available. Subsequent eligibility for the LIA Amount would require the completion of the 120 day elimination period as well as meeting the LIA conditions listed above under "Eligibility Requirements for LIA Amount". To the extent that cumulative withdrawals in the current Annuity Year that reduce your Account Value to zero are more than the LIA Amount (except in the case of required minimum distributions), Highest Daily Lifetime 6 Plus with LIA terminates, and no additional payments are permitted. A Death Benefit under Highest Daily Lifetime 6 Plus with LIA is not payable if guarantee payments are being made at the time of the decedent's death.

Annuity Options. In addition to the Highest Daily Lifetime 6 Plus annuity options described above, after the tenth anniversary of the benefit effective date ("Tenth Anniversary"), you may also request that we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for the LIA Amount, we make annuity payments equal to the LIA Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount. Annuitization prior to the Tenth Anniversary will forfeit any present or future LIA amounts. We will continue to make payments until the death of the designated life. If this option is elected, the Annual Income Amount and LIA Amount will not increase after annuity payments have begun. A Death Benefit is not payable if annuity payments are being made at the time of the decedent's death.

If you elect Highest Daily Lifetime 6 Plus with LIA, and never meet the eligibility requirements you will not receive any additional payments based on the LIA Amount.

Death Benefit Component of Highest Daily Lifetime 6 Plus with LIA. The provisions of the Death Benefit Component of Highest Daily Lifetime 6 Plus (above for information about the Death Benefit) also apply to Highest Daily Lifetime Plus with LIA. Please note that with respect to Highest Daily Lifetime 6 Plus with LIA, we use the Annual Income Amount for purposes of the Death Benefit Calculations, not the LIA Amount.

SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT (SHD6 Plus)

Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Spousal Highest Daily Lifetime 6 Plus is the spousal version of Highest Daily Lifetime 6 Plus. Spousal Highest Daily Lifetime 6 Plus must be elected based on two designated lives, as described below. The youngest designated life must be at least 50 years old and the oldest designated life must be at least 55 years old when the benefit is elected. Spousal Highest Daily Lifetime 6 Plus is not available if you elect any other optional benefit. As long as your Spousal Highest Daily Lifetime 6 Plus Benefit is in effect, you must allocate your Account Value in accordance with the permitted Sub-accounts and other investment option(s) available with this benefit. For a more detailed description of permitted investment options, see the "Investment Options" section.

We offer a benefit that guarantees until the later death of two natural persons who are each other's spouses at the time of election of the benefit and at the first death of one of them (the "designated lives", and each, a "designated life") the ability to withdraw an annual amount (the "Annual Income Amount") equal to a percentage of an initial principal value (the "Protected Withdrawal Value") regardless of the impact of Sub-account performance on the Account Value, subject to our rules regarding the timing and amount of withdrawals. You are guaranteed to be able to withdraw the Annual Income Amount for the lives of the designated lives ("Lifetime Withdrawals") provided you have not made withdrawals of excess income that have resulted in your Account Value being reduced to zero. We also permit a one-time Non-Lifetime Withdrawal from your Annuity prior to taking Lifetime Withdrawals under the benefit. The benefit may be appropriate if you intend to make periodic withdrawals from your Annuity, wish to ensure that Sub-account performance will not affect your ability to receive annual payments, and wish either spouse to be able to continue the Spousal Highest Daily Lifetime 6 Plus benefit after the death of the first spouse. You are not required to make withdrawals as part of the benefit - the guarantees are not lost if you withdraw less than the maximum allowable amount each year under the rules of the benefit. An integral component of Spousal Highest Daily Lifetime 6 Plus is the mathematical formula we employ that may periodically transfer your Account Value to and from the AST Investment Grade Bond Sub-account. See the section above entitled "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account." Withdrawals are taken first from your own Account Value. We are only required to begin making lifetime income payments to you under our guarantee when and if your Account Value is reduced to zero (unless the benefit has terminated).

Spousal Highest Daily Lifetime 6 Plus also provides for a Death Benefit generally equal to three times your Annual Income Amount. The Death Benefit, however, is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. See Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus, below.

Although you are guaranteed the ability to withdraw your Annual Income Amount for life even if your Account Value falls to zero, if you take withdrawals of excess income that bring your Account Value to zero, your Annual Income Amount would also fall to zero, and the benefit would terminate. In that scenario, no further amount, including the Death Benefit described below, would be payable under Spousal Highest Daily Lifetime 6 Plus.

Currently, if you elect Spousal Highest Daily Lifetime 6 Plus and subsequently terminate the benefit, you may elect another living benefit, subject to our current rules. See "Election of and Designations under the Benefit" below and "Termination of Existing Benefits and Election of New Benefits" for details. Please note that if you terminate Spousal Highest Daily Lifetime 6 Plus and elect another benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active.

Key Feature - Protected Withdrawal Value

The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. The Protected Withdrawal Value is separate from your Account Value and not available as cash or a lump sum. On the effective date of the benefit, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter until the date of your first Lifetime Withdrawal (excluding any Non-Lifetime Withdrawal discussed below), the Protected Withdrawal Value is equal to the "Periodic Value" described in the next paragraph.

The "Periodic Value" initially is equal to the Account Value on the effective date of the benefit. On each Valuation Day thereafter until the first Lifetime Withdrawal, we recalculate the Periodic Value. We stop determining the Periodic Value upon your first Lifetime Withdrawal after the effective date of the benefit. On each Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greater of:

(1)the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of 6% annually during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any purchase payment (including any associated purchase Credits) made on the Current Valuation Day (the Periodic Value is proportionally reduced for any Non-Lifetime Withdrawal); and

(2)the Account Value on the current Valuation Day.

If you have not made a Lifetime Withdrawal on or before the 10/th/ or 20/th/ Anniversary of the effective date of the benefit, your Periodic Value on the 10/th/ or 20/th/ Anniversary of the benefit effective date is equal to the greater of:

(1)the Periodic Value described above or,

(2)the sum of (a), (b) and (c) (proportionally reduced for any Non-Lifetime Withdrawal):

    (a)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of the Account Value on the effective date of the benefit including any purchase payments (including any associated purchase Credits) made on that day;

    (b)200% (on the 10/th/ anniversary) or 400% (on the 20/th/ anniversary) of all purchase payments (including any associated purchase Credits) made within one year following the effective date of the benefit; and

    (c)all purchase payments (including any associated purchase Credits) made after one year following the effective date of the benefit.

Once the first Lifetime Withdrawal is made, the Protected Withdrawal Value at any time is equal to the greater of (i) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals, and (ii) the highest daily Account Value upon any step-up, increased for subsequent purchase payments (including any associated purchase Credits) and reduced for subsequent Lifetime Withdrawals (see below).

Key Feature - Annual Income Amount under the Spousal Highest Daily Lifetime 6 Plus Benefit

The Annual Income Amount is equal to a specified percentage of the Protected Withdrawal Value at the first Lifetime Withdrawal and does not reduce in subsequent Annuity Years, as described below. The percentage initially depends on the age of the youngest designated life on the date of the first Lifetime Withdrawal after election of the benefit. The percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. We use the age of the youngest designated life even if that designated life is no longer a participant under the Annuity due to death or divorce. Under the Spousal Highest Daily Lifetime 6 Plus benefit, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year. If your cumulative Lifetime Withdrawals in an Annuity Year are in excess of the Annual Income Amount for any Annuity Year ("Excess Income"), your Annual Income Amount in subsequent years will be reduced (except with regard to required minimum distributions for this Annuity that comply with our rules) by the result of the ratio of the Excess Income to the Account Value immediately prior to such withdrawal (see examples of this calculation below). If you take withdrawals of Excess Income, only the portion of the Lifetime Withdrawal that exceeds the remaining Annual Income Amount will proportionally reduce your Protected Withdrawal Value and Annual Income Amount in future years. Reductions are based on the actual amount of the withdrawal, including any CDSC that may apply. Lifetime Withdrawals of any amount up to and including the Annual Income Amount will reduce the Protected Withdrawal Value by the amount of the withdrawal. Withdrawals of Excess Income will reduce the Protected Withdrawal Value by the same ratio as the reduction to the Annual Income Amount.

Note that if your withdrawal of the Annual Income Amount in a given Annuity Year exceeds the applicable free withdrawal amount under the Annuity (but is not considered Excess Income), we will not impose any CDSC on the amount of that withdrawal.

You may use the Systematic Withdrawal program to make withdrawals of the Annual Income Amount. Any systematic withdrawal will be deemed a Lifetime Withdrawal under this benefit.

Any Purchase Payment that you make subsequent to the election of Spousal Highest Daily Lifetime 6 Plus and subsequent to the first Lifetime Withdrawal will (i) increase the then-existing Annual Income Amount by an amount equal to a percentage of the Purchase Payment (including any associated purchase Credits) based on the age of the younger designated life at the time of the first Lifetime Withdrawal (the percentages are: 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older, and (ii) increase the Protected Withdrawal Value by the amount of the Purchase Payment (including any associated purchase Credits).

If your Annuity permits additional purchase payments, we may limit any additional purchase payment(s) if we determine that as a result of the timing and amounts of your additional purchase payments and withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional purchase payment(s). Subject to state law, we reserve the right to not accept additional purchase payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner. Effective September 14, 2012, Spousal Highest Daily Lifetime 6 Plus is no longer available for new elections and we no longer accept additional Purchase Payments for Annuities with the Spousal Highest Daily Lifetime 6 Plus benefit.

Highest Daily Auto Step-Up

An automatic step-up feature ("Highest Daily Auto Step-Up") is part of this benefit. As detailed in this paragraph, the Highest Daily Auto Step-Up feature can result in a larger Annual Income Amount subsequent to your first Lifetime Withdrawal. The Highest Daily Step-Up starts with the anniversary of the Issue Date of the Annuity (the "Annuity Anniversary") immediately after your first Lifetime Withdrawal under the benefit. Specifically, upon the first such Annuity Anniversary, we identify the Account Value on each Valuation Day within the immediately preceding Annuity Year after your first Lifetime Withdrawal. Having identified the highest daily value (after all daily values have been adjusted for subsequent purchase payments and withdrawals), we then multiply that value by a percentage that varies based on the age of the youngest designated life on the Annuity Anniversary as of which the step-up would occur. The percentages are 4% for ages 50-64, 5% for ages 65-84, and 6% for ages 85 and older. If that value exceeds the existing Annual Income Amount, we replace the existing amount with the new, higher amount. Otherwise, we leave the existing Annual Income Amount intact. The Account Value on the Annuity Anniversary is considered the last daily step-up value of the Annuity Year. In later years (i.e., after the first Annuity Anniversary after the first Lifetime Withdrawal), we determine whether an automatic step-up should occur on each Annuity Anniversary by performing a similar examination of the Account Values that occurred on Valuation Days during the year. Taking Lifetime Withdrawals could produce a greater difference between your Protected Withdrawal Value and your Account Value, which may make a Highest Daily Auto Step-up less likely to occur. At the time that we increase your Annual Income Amount, we also increase your Protected Withdrawal Value to equal the highest daily value upon which your step-up was based only if that results in an increase to the Protected Withdrawal Value. Your Protected Withdrawal Value will never be decreased as a result of an income step-up. If, on the date that we implement a Highest Daily Auto Step-Up to your Annual Income Amount, the charge for Spousal Highest Daily Lifetime 6 Plus has changed for new purchasers, you may be subject to the new charge at the time of such step-up. Prior to increasing your charge for Spousal Highest Daily Lifetime 6 Plus upon a step-up, we would notify you, and give you the opportunity to cancel the automatic step-up feature. If you receive notice of a proposed step-up and accompanying fee increase, you should carefully evaluate whether the amount of the step-up justifies the increased fee to which you will be subject.

If you are engaged in a Systematic Withdrawal program, we will not automatically increase the withdrawal amount when there is an increase to the Annual Income Amount.

The Spousal Highest Daily Lifetime 6 Plus benefit does not affect your ability to take withdrawals under your Annuity, or limit your ability to take withdrawals that exceed the Annual Income Amount. Under Spousal Highest Daily Lifetime 6 Plus, if your cumulative Lifetime Withdrawals in an Annuity Year are less than or equal to the Annual Income Amount, they will not reduce your Annual Income Amount in subsequent Annuity Years, but any such withdrawals will reduce the Annual Income Amount on a dollar-for-dollar basis in that Annuity Year.

If, cumulatively, you withdraw an amount less than the Annual Income Amount in any Annuity Year, you cannot carry-over the unused portion of the Annual Income Amount to subsequent Annuity Years.

Because each of the Protected Withdrawal Value and Annual Income Amount is determined in a way that is not solely related to Account Value, it is possible for the Account Value to fall to zero, even though the Annual Income Amount remains.

Examples of dollar-for-dollar and proportional reductions, and the Highest Daily Auto Step-Up are set forth below. The values shown here are purely hypothetical, and do not reflect the charges for the Spousal Highest Daily Lifetime 6 Plus benefit or any other fees and charges under the Annuity. Assume the following for all three examples:

   .   The Issue Date is December 1, 2008

   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit.

Example of dollar-for-dollar reductions.

On November 24, 2009, the Protected Withdrawal Value is $120,000, resulting in an Annual Income Amount of $6,000 (since the youngest designated life is between the ages of 65 and 84 at the time of the first Lifetime Withdrawal, the Annual Income Amount is 5% of the Protected Withdrawal Value, in this case 5% of $120,000). Assuming $2,500 is withdrawn from the Annuity on this date, the remaining Annual Income Amount for that Annuity Year (up to and including December 1, 2009) is $3,500. This is the result of a dollar-for-dollar reduction of the Annual Income Amount ($6,000 less $2,500 = $3,500).

Example of proportional reductions

Continuing the previous example, assume an additional withdrawal of $5,000 occurs on November 27, 2009 and the Account Value at the time and immediately prior to this withdrawal is $118,000. The first $3,500 of this withdrawal reduces the Annual Income Amount for that Annuity Year to $0. The remaining withdrawal amount of $1,500 - reduces the Annual Income Amount in future Annuity Years on a proportional basis based on the ratio of the excess withdrawal to the Account Value immediately prior to the excess withdrawal. (Note that if there were other withdrawals in that Annuity Year, each would result in another proportional reduction to the Annual Income Amount).

Here is the calculation:

  Account Value before Lifetime Withdrawal                       $118,000.00
  Less amount of "non" excess withdrawal                         $  3,500.00
  Account Value immediately before excess withdrawal of $1,500   $114,500.00
  Excess withdrawal amount                                       $  1,500.00
  Divided by Account Value immediately before excess withdrawal  $114,500.00
  Ratio                                                                 1.31%
  Annual Income Amount                                           $  6,000.00
  Less ratio of 1.31%                                            $     78.60
  Annual Income Amount for future Annuity Years                  $  5,921.40

Example of Highest Daily Auto Step-Up

On each Annuity Anniversary date, the Annual Income Amount is stepped-up if the appropriate percentage (based on the youngest designated life's age on the Annuity Anniversary) of the highest daily value since your first Lifetime Withdrawal (or last Annuity Anniversary in subsequent years), adjusted for withdrawals and additional purchase payments, is higher than the Annual Income Amount, adjusted for excess withdrawals and additional purchase payments (including any associated purchase Credits).

Continuing the same example as above, the Annual Income Amount for this Annuity Year is $6,000. However, the excess withdrawal on November 27 reduces the amount to $5,921.40 for future years (see above). For the next Annuity Year, the Annual Income Amount will be stepped up if 5% (since the youngest designated life is between 65 and 84 on the date of the potential step-up) of the highest daily Account Value adjusted for withdrawals and purchase payments (including any associated purchase Credits), is higher than $5921.40. Here are the calculations for determining the daily values. Only the November 25 value is being adjusted for excess withdrawals as the November 30 and December 1 Valuation Days occur after the excess withdrawal on November 27.

                                    Highest Daily Value        Adjusted Annual
                                 (adjusted with withdrawal Income Amount (5% of the
Date*              Account value and Purchase Payments)**    Highest Daily Value)
-----              ------------- ------------------------- ------------------------
November 25, 2009   $119,000.00      $      119,000.00            $5,950.00
November 26, 2009                     Thanksgiving Day
November 27, 2009   $113,000.00      $      113,986.95            $5,699.35
November 30, 2009   $113,000.00      $      113,986.95            $5,699.35
December 01, 2009   $119,000.00      $      119,000.00            $5,950.00

* In this example, the Annuity Anniversary date is December 1. The Valuation Dates are every day following the first Lifetime Withdrawal. In subsequent Annuity Years Valuation Dates will be every day following the Annuity Anniversary. The Annuity Anniversary Date of December 1 is considered the final Valuation Date for the Annuity Year.
** In this example, the first daily value after the first Lifetime Withdrawal is $119,000 on November 25, resulting in an adjusted Annual Income Amount of $5,950.00. This amount is adjusted on November 27 to reflect the $5,000 withdrawal. The calculations for the adjustments are:
   . The Account Value of $119,000 on November 25 is first reduced dollar-for-dollar by $3,500 ($3,500 is the remaining Annual Income Amount for the Annuity Year), resulting in an adjusted Account Value of $115,500 before the excess withdrawal.
   . This amount ($115,500) is further reduced by 1.31% (this is the ratio in the above example which is the excess withdrawal divided by the Account Value immediately preceding the excess withdrawal) resulting in a Highest Daily Value of $113,986.95.
   . The adjusted Annual Income Amount is carried forward to the next Valuation Date of November 30. At this time, we compare this amount to 5% of the Account Value on November 30. Since the November 27 adjusted Annual Income Amount of $5,699.35 is higher than $5,650.00 (5% of $113,000), we continue to carry $5,699.35 forward to the next and final Valuation Date of December 1. The Account Value on December 1 is $119,000 and 5% of this amount is $5,950. Since this is higher than $5,699.35, the adjusted Annual Income Amount is reset to $5,950.00.

In this example, 5% of the December 1 value results in the highest amount of $5,950.00. Since this amount is higher than the current year's Annual Income Amount of $5,921.40 adjusted for excess withdrawals, the Annual Income Amount for the next Annuity Year, starting on December 2, 2009 and continuing through December 1, 2010, will be stepped-up to $5,950.00.

Non-Lifetime Withdrawal Feature

You may take a one-time non-lifetime withdrawal ("Non-Lifetime Withdrawal") under Spousal Highest Daily Lifetime 6 Plus. It is an optional feature of the benefit that you can only elect at the time of your first withdrawal. You cannot take a Non-Lifetime Withdrawal in an amount that would cause your Annuity's Account Value, after taking the withdrawal, to fall below the minimum Surrender Value (see "Access to Account Value - Can I Surrender My Annuity for Its Value?"). This Non-Lifetime Withdrawal will not establish your initial Annual Income Amount and the Periodic Value above will continue to be calculated. However, the total amount of the withdrawal will proportionally reduce all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit. You must tell us if your withdrawal is intended to be the Non-Lifetime Withdrawal and not the first Lifetime Withdrawal under the Spousal Highest Daily Lifetime 6 Plus benefit. If you don't elect the Non-Lifetime Withdrawal, the first withdrawal you make will be the first Lifetime Withdrawal that establishes your Protected Withdrawal Value and Annual Income Amount. Once you elect the Non-Lifetime Withdrawal or Lifetime Withdrawals, no additional Non-Lifetime Withdrawals may be taken.

The Non-Lifetime Withdrawal will proportionally reduce the Protected Withdrawal Value; the Periodic Value guarantees on the tenth and twentieth anniversaries of the benefit effective date (described above); and the Death Benefit (described below). It will reduce all three by the percentage the total withdrawal amount (including any applicable CDSC) represents of the then current Account Value immediately prior to the time of the withdrawal. As such, you should carefully consider when it is most appropriate for you to begin taking withdrawals under the benefit.

If you are participating in a Systematic Withdrawal program, the first withdrawal under the program cannot be classified as the Non-Lifetime Withdrawal. The first partial withdrawal in payment of any third party investment advisory service from your Annuity also cannot be classified as the Non-Lifetime Withdrawal.

Example - Non-Lifetime Withdrawal (proportional reduction)

This example is purely hypothetical and does not reflect the charges for the benefit or any other fees and charges under the Annuity. It is intended to illustrate the proportional reduction of the Non-Lifetime Withdrawal under this benefit.

Assume the following:

   .   The Issue Date is December 1, 2008

   . The Spousal Highest Daily Lifetime 6 Plus benefit is elected on September 1, 2009

   .   The Account Value at benefit election was $105,000

   . The younger designated life was 70 years old when he/she elected the Spousal Highest Daily Lifetime 6 Plus benefit

   . No previous withdrawals have been taken under the Spousal Highest Daily Lifetime 6 Plus benefit

On October 2, 2009, the Protected Withdrawal Value is $125,000, the 10th benefit year minimum Periodic Value guarantee is $210,000 and the 20th benefit year minimum Periodic Value guarantee is $420,000, and the Account Value is $120,000. Assuming $15,000 is withdrawn from the Annuity on October 2, 2009 and is designated as a Non-Lifetime Withdrawal, all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit will be reduced by the ratio the total withdrawal amount represents of the Account Value just prior to the withdrawal being taken.

Here is the calculation:

      Withdrawal amount divided by                               $ 15,000
      Account Value before withdrawal                            $120,000
      Equals ratio                                                   12.5%
      All guarantees will be reduced by the above ratio (12.5%)
      Protected Withdrawal Value                                 $109,375
      10th benefit year Minimum Periodic Value                   $183,750
      20th benefit year Minimum Periodic Value                   $367,500

Required Minimum Distributions

Withdrawals that exceed the Annual Income Amount, but which you are required to take as a required minimum distribution for this Annuity, will not reduce the Annual Income Amount for future years. No additional Annual Income Amounts will be available in an Annuity Year due to required minimum distributions unless the required minimum distribution amount is greater than the Annual Income Amount. Unless designated as a Non-Lifetime Withdrawal, required minimum distributions are considered Lifetime Withdrawals. If you take a withdrawal in an Annuity Year in which your required minimum distribution for that year is not greater than the Annual Income Amount, and the amount of the withdrawal exceeds the Annual Income Amount for that year, we will treat the withdrawal as a withdrawal of Excess Income. Such a withdrawal of Excess Income will reduce the Annual Income Amount available in future years. If the required minimum distribution (as calculated by us for your Annuity and not previously withdrawn in the current calendar year) is greater than the Annual Income Amount, an amount equal to the remaining Annual Income Amount plus the difference between the required minimum distribution amount not previously withdrawn in the current calendar year and the Annual Income Amount will be available in the current Annuity Year without it being considered a withdrawal of Excess Income. In the event that a required minimum distribution is calculated in a calendar year that crosses more than one Annuity Year and you choose to satisfy the entire required minimum distribution for that calendar year in the next Annuity Year, the distribution taken in the next Annuity Year will reduce your Annual Income Amount in that Annuity Year on a dollar for dollar basis. If the required minimum distribution not taken in the prior Annuity Year is greater than the Annual Income Amount as guaranteed by the benefit in the current Annuity Year, the total required minimum distribution amount may be taken without being treated as a withdrawal of Excess Income.

In any year in which the requirement to take required minimum distributions is suspended by law, we reserve the right, in our sole discretion and regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a required minimum distribution if not for the suspension as eligible for treatment as described herein.

Example - Required Minimum Distributions

The following example is purely hypothetical and is intended to illustrate a scenario in which the required minimum distribution amount in a given Annuity Year is greater than the Annual Income Amount.

Annual Income Amount = $5,000

Remaining Annual Income Amount = $3,000

Required Minimum Distribution = $6,000

The amount you may withdraw in the current Annuity Year without it being treated as an Excess Withdrawal is $4,000. ($3,000 + ($6,000 - $5,000) =
$4,000).

If the $4,000 withdrawal is taken, the remaining Annual Income Amount will be zero and the remaining required minimum distribution amount of $2,000 may be taken in the subsequent Annuity Year (when your Annual Income Amount is reset to $5,000) without proportionally reducing all guarantees associated with the Spousal Highest Daily Lifetime 6 Plus benefit as described above. The amount you may withdraw in the subsequent Annuity Year if you stop taking withdrawals in the current Annuity Year and choose not to satisfy the required minimum distribution in the current Annuity Year (assuming the Annual Income Amount in the subsequent Annuity Year is $5,000) without being treated as a withdrawal of Excess Income is $6,000. This withdrawal must comply with all IRS guidelines in order to satisfy the required minimum distribution for the current calendar year.

Death Benefit Component of Spousal Highest Daily Lifetime 6 Plus.

If you elect Spousal Highest Daily Lifetime 6 Plus, we include a death benefit (Death Benefit), at no additional cost, that is linked to the Annual Income Amount under the benefit. If a death benefit is triggered and you currently own Spousal Highest Daily Lifetime 6 Plus benefit, then your Death Benefit will be equal to the greatest of:

..   the basic death benefit under the Annuity; and

..   the amount of any optional death benefit you may have elected and remains in effect; and

..   a) if no Lifetime Withdrawal had been taken prior to death, 300% of the
    Annual Income Amount that would have been determined on the date of death if a Lifetime Withdrawal had occurred on that date or (b) if a Lifetime Withdrawal had been taken prior to death, 300% of the Annual Income Amount as of our receipt of due proof of death. Under this component of the Death Benefit, we will not recapture the amount of any purchase Credit applied within 12 months prior to death.

Upon the death of the first of the spousal designated lives, if a Death Benefit, as described above, would otherwise be payable, and the surviving designated life chooses to continue the Annuity, the Account Value will be adjusted, as of the date we receive due proof of death, to equal the amount of that Death Benefit if paid out in a lump sum, and the Spousal Highest Daily Lifetime 6 Plus benefit remains in force. Upon the death of the second Spousal designated life, the Death Benefit described above will be payable and the Spousal Highest Daily Lifetime 6 Plus rider will terminate as of the date we receive due proof of death.

Please note that the Death Benefit under Spousal Highest Daily Lifetime 6 Plus is not payable if your Account Value is reduced to zero as a result of withdrawals or if annuity payments are being made at the time of the decedent's death. This Death Benefit may not be available in all States.

Benefits Under Spousal Highest Daily Lifetime 6 Plus

..   To the extent that your Account Value was reduced to zero as a result of cumulative Lifetime Withdrawals in an Annuity Year that are less than or equal to the Annual Income Amount, and amounts are still payable under Spousal Highest Daily Lifetime 6 Plus, we will make an additional payment, if any, for that Annuity Year equal to the remaining Annual Income Amount for the Annuity Year. Thus, in that scenario, the remaining Annual Income Amount would be payable even though your Account Value was reduced to zero. In subsequent Annuity Years we make payments that equal the Annual Income Amount as described in this section. We will make payments until the death of the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If this were to occur, you are not permitted to make additional purchase payments to your Annuity. To the extent that cumulative withdrawals in the Annuity Year that reduced your Account Value to zero are more than the Annual Income Amount, the Spousal Highest Daily Lifetime 6 Plus benefit terminates, and no additional payments will be made. However, if a withdrawal in the latter scenario was taken to satisfy a required minimum distribution (as described above) under the Annuity then the benefit will not terminate, and we will continue to pay the Annual Income Amount in subsequent Annuity Years until the death of the second designated life provided the designated lives were spouses at the death of the first designated life. Please note that if your Account Value is reduced to zero as a result of withdrawals, the Death Benefit (described above) will also be reduced to zero and the Death Benefit will not be payable.

..   Please note that if your Account Value is reduced to zero, all subsequent payments will be treated as annuity payments. Further, payments that we make under this benefit after the first day of the calendar month coinciding with or next following the annuitant's 95/th/ birthday will be treated as annuity payments.

..   If annuity payments are to begin under the terms of your Annuity, or if you decide to begin receiving annuity payments and there is an Annual Income Amount due in subsequent Annuity Years, you can elect one of the following two options:

       (1)apply your Account Value to any annuity option available; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We will make payments until the first of the designated lives to die, and will continue to make payments until the death of the second designated life as long as the designated lives were spouses at the time of the first death. If, due to death of a designated life or divorce prior to annuitization, only a single designated life remains, then annuity payments will be made as a life annuity for the lifetime of the designated life. We must receive your request in a form acceptable to us at our office.

..   In the absence of an election when mandatory annuity payments are to begin, we will make annual annuity payments as a joint and survivor or single (as applicable) life fixed annuity with ten payments certain, by applying the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The amount that will be applied to provide such annuity payments will be the greater of:

       (1)the present value of the future Annual Income Amount payments. Such present value will be calculated using the greater of the joint and survivor or single (as applicable) life fixed annuity rates then currently available or the joint and survivor or single (as applicable) life fixed annuity rates guaranteed in your Annuity; and

       (2)the Account Value.

If no Lifetime Withdrawal was ever taken, we will calculate the Annual Income Amount as if you made your first Lifetime Withdrawal on the date the annuity payments are to begin.

Please note that the Death Benefit (described above) is not payable if annuity payments are being made at the time of the decedent's death.

Other Important Considerations

..   Withdrawals under the Spousal Highest Daily Lifetime 6 Plus benefit are subject to all of the terms and conditions of the Annuity, including any applicable CDSC for the Non-Lifetime Withdrawal as well as withdrawals that exceed the Annual

   Income Amount. If you have an active Systematic Withdrawal program running at the time you elect this benefit, the first Systematic Withdrawal that processes after your election of the benefit will be deemed a Lifetime Withdrawal.

..   Withdrawals made while the Spousal Highest Daily Lifetime 6 Plus benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Any withdrawals made under the benefit will be taken pro-rata from the Sub-accounts (including the AST Investment Grade Bond Sub-account).

..   You should carefully consider when to begin taking withdrawals. If you begin taking withdrawals early, you may maximize the time during which you may take withdrawals due to longer life expectancy, and you will be using an optional benefit for which you are paying a charge. On the other hand, you could limit the value of the benefit if you begin taking withdrawals too soon. For example, withdrawals reduce your Account Value and may limit the potential for increasing your Protected Withdrawal Value. You should discuss with your Financial Professional when it may be appropriate for you to begin taking withdrawals.

..   You can make withdrawals from your Annuity while your Account Value is greater than zero without purchasing the Spousal Highest Daily Lifetime 6 Plus benefit. The Spousal Highest Daily Lifetime 6 Plus benefit provides a guarantee that if your Account Value is reduced to zero (subject to program rules regarding the timing and amount of withdrawals), you will be able to receive your Annual Income Amount in the form of withdrawals.

..   You cannot allocate purchase payments or transfer Account Value to or from the AST Investment Grade Bond Sub-account. A summary description of the AST Investment Grade Bond Portfolio appears in the prospectus section entitled "What Are The Investment Objectives and Policies of The Portfolios?". You can find a copy of the AST Investment Grade Bond Portfolio prospectus by going to www.prudentialannuities.com

..   Transfers to and from the elected Sub-accounts and the AST Investment Grade
    Bond Sub-account triggered by the Spousal Highest Daily Lifetime 6 Plus mathematical formula will not count toward the maximum number of free transfers allowable under an Annuity.

..   If you are taking your entire Annual Income Amount through the Systematic
    Withdrawal program, you must take that withdrawal as a gross withdrawal, not a net withdrawal.

..   Upon inception of the benefit and to maintain the benefit, 100% of your
    Account Value must be allocated to the Permitted Sub-accounts. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement will apply only to new elections of the benefit, and we will not compel you to reallocate your Account Value in accordance with our newly adopted requirements. However, you may be required to reallocate due to the merger of a Portfolio or the closing of a Portfolio. At the time of any change in requirements, and as applicable only to new elections of the benefit, transfers of Account Value and allocation of additional purchase payments may be subject to new investment limitations.

..   If you elect this benefit and in connection with that election, you are required to reallocate to different Sub-accounts, then on the Valuation Day we receive your request in good order, we will (i) sell units of the non-permitted investment options and (ii) invest the proceeds of those sales in the Sub-accounts that you have designated. During this reallocation process, your Account Value allocated to the Sub-accounts will remain exposed to investment risk, as is the case generally. The newly-elected benefit will commence at the close of business on the following Valuation Day. Thus, the protection afforded by the newly-elected benefit will not arise until the close of business on the following Valuation Day.

..   The Basic Death Benefit will terminate if withdrawals taken under Spousal
    Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. Certain optional Death Benefits may terminate if withdrawals taken under Spousal Highest Daily Lifetime 6 Plus cause your Account Value to reduce to zero. (See "Death Benefit" for more information.)

..   The maximum charge for Spousal Highest Daily Lifetime 6 Plus is 1.50%
    annually of the greater of the Account Value and Protected Withdrawal Value. The current charge is 0.95% annually of the greater of Account Value and Protected Withdrawal Value. We deduct this charge on quarterly anniversaries of the benefit effective date. Thus, we deduct, on a quarterly basis, 0.2375% of the greater of the prior Valuation Day's Account Value, or the prior Valuation Day's Protected Withdrawal Value. We deduct the fee pro rata from each of your Sub-accounts, including the AST Investment Grade Bond Sub-account. Since this fee is based on the greater of the Account Value and Protected Withdrawal Value, the fee for Spousal Highest Daily Lifetime 6 Plus may be greater than it would have been, had it been based on the Account Value alone. You will begin paying the charge for this benefit as of the effective date of the benefit, even if you do not begin taking withdrawals for many years, or ever. We will not refund the charges you have paid if you choose never to take any withdrawals and/or if you never receive any lifetime income payments. The following example is hypothetical and is for illustrative purposes only.

   Assume a benefit effective date of September 1, 2009 (which means that quarterly benefit anniversaries are: December 1, March 1, June 1, and September 1). Assume the Protected Withdrawal Value as of November 30, 2009 (prior Valuation Day's Protected Withdrawal Value) = $200,000.00 and the Account Value as of November 30, 2009 (prior Valuation Day's Account Value) = $195,000.00. The first benefit charge date would be December 1, 2009 and the benefit charge amount would be $475.00 ($200,000 X .2375%)

   If the deduction of the charge would result in the Account Value falling below the lesser of $500 or 5% of the sum of the Account Value on the effective date of the benefit plus all purchase payments made subsequent thereto (and any associated purchase Credits) (we refer to this as the "Account Value Floor"), we will only deduct that portion of the charge that would not cause the Account Value to fall below the Account Value Floor. If the entire Account Value is less than the Account Value Floor when we would deduct a charge for the benefit, then no charge will be assessed for that benefit quarter. If a charge for the Spousal Highest Daily Lifetime 6 Plus benefit would be deducted on the same day we process a withdrawal request, the charge will be deducted first, then the withdrawal will be processed. The withdrawal could cause the Account Value to fall below the Account Value Floor. While the deduction of the charge (other than the final charge) may not reduce the Account Value to zero, withdrawals may reduce the Account Value to zero. If this happens and the Annual Income Amount is greater than zero, we will make payments under the benefit and the Death Benefit (described above) will not be payable.

Election of and Designations under the Benefit

Spousal Highest Daily Lifetime 6 Plus can only be elected based on two designated lives. Designated lives must be natural persons who are each other's spouses at the time of election of the benefit and at the death of the first of the designated lives to die. Currently, Spousal Highest Daily Lifetime 6 Plus only may be elected where the Owner, Annuitant, and Beneficiary designations are as follows:

..   One Annuity Owner, where the Annuitant and the Owner are the same person and the beneficiary is the Owner's spouse. The youngest Owner/Annuitant and the beneficiary must be at least 50 years old and the oldest must be at least 55 years old at the time of election; or

..   Co-Annuity Owners, where the Owners are each other's spouses. The beneficiary designation must be the surviving spouse, or the spouses named equally. One of the owners must be the Annuitant. The youngest Owner must be at least 50 years old and the oldest owner must be at least 55 years old at the time of election; or

..   One Annuity Owner, where the Owner is a custodial account established to hold retirement assets for the benefit of the Annuitant pursuant to the provisions of Section 408(a) of the Internal Revenue Code (or any successor Code section thereto) ("Custodial Account"), the beneficiary is the Custodial Account, and the spouse of the Annuitant is the Contingent Annuitant. The youngest of the Annuitant and the Contingent Annuitant must be at least 50 years old and the oldest must be at least 55 years old at the time of election.

We do not permit a change of Owner under this benefit, except as follows:

(a)if one Owner dies and the surviving spousal Owner assumes the Annuity, or

(b)if the Annuity initially is co-owned, but thereafter the Owner who is not the Annuitant is removed as Owner. We permit changes of beneficiary designations under this benefit. If the Designated Lives divorce, however, the Spousal Highest Daily Lifetime 6 Plus benefit may not be divided as part of the divorce settlement or judgment. Nor may the divorcing spouse who retains ownership of the Annuity appoint a new designated life upon re-marriage. Our current administrative procedure is to treat the division of an Annuity as a withdrawal from the existing Annuity. The non-owner spouse may then decide whether he or she wishes to use the withdrawn funds to purchase a new Annuity, subject to the rules that are current at the time of purchase.

Spousal Highest Daily Lifetime 6 Plus can be elected at the time that you purchase your Annuity or after the Issue Date, subject to availability, and our eligibility rules and restrictions. If you elect Spousal Highest Daily Lifetime 6 Plus and terminate it, you can re-elect it, subject to our current rules and availability. Additionally, if you currently own an Annuity with a living benefit that is terminable, you may terminate your existing benefit rider and elect any available benefits subject to our current rules. See "Termination of Existing Benefits and Election of New Benefits" in the prospectus for information pertaining to elections, termination and re-election of benefits. Please note that if you terminate a living benefit and elect a new living benefit, you lose the guarantees that you had accumulated under your existing benefit and we will base any guarantees under the new benefit on your Account Value as of the date the new benefit becomes active. You and your Financial Professional should carefully consider whether terminating your existing benefit and electing a new benefit is appropriate for you. We reserve the right to waive, change and/or further limit the election frequency in the future.

Termination of the Benefit

You may terminate the benefit at any time by notifying us. If you terminate the benefit, any guarantee provided by the benefit will terminate as of the date the termination is effective, and certain restrictions on re-election may apply. The benefit automatically terminates: (i) if upon the death of the first designated life, the surviving designated life opts to take the death benefit under the Annuity (thus, the benefit does not terminate solely because of the death of the first designated life), (ii) upon the death of the second designated life (except as may be needed to pay the Death Benefit associated with this benefit), (iii) upon your termination of the benefit, (iv) upon your surrender of the Annuity, (v) upon your election to begin receiving annuity payments (although if you have elected to take annuity payments in the form of the Annual Income Amount, we will continue to pay the Annual Income Amount),
(vi) if both the Account Value and Annual Income Amount equal zero, or (vii) if you cease to meet our requirements as described in "Election of and Designations under the Benefit".

Upon termination of Spousal Highest Daily Lifetime 6 Plus other than upon death of a designated life or annuitization, we impose any accrued fee for the benefit (i.e., the fee for the pro-rated portion of the year since the fee was last assessed), and thereafter we cease deducting the charge for the benefit. This final charge will be deducted even if it results in the Account Value falling below the Account Value Floor. With regard to your investment allocations, upon termination we will: (i) leave intact amounts that are held in the Permitted Sub-accounts, and (ii) unless you are participating in an asset allocation program, or Automatic Rebalancing Program, for which we are providing administrative support, transfer all amounts held in the AST Investment Grade Bond Portfolio Sub-account to your variable investment options, pro rata (i.e. in the same proportion as the current balances in your variable investment options). If prior to the transfer from the AST Investment Grade Bond Sub-account the Account Value in the variable investment options is zero, we will transfer such amounts according to your most recent allocation instructions.

How Spousal Highest Daily Lifetime 6 Plus Transfers Account Value between Your Permitted Sub-accounts and the AST Investment Grade Bond Sub-account. See "How Highest Daily Lifetime 6 Plus Transfers Account Value Between Your

Permitted Sub-accounts and the AST Investment Grade Bond Sub-account" above for information regarding this component of the benefit.

Additional Tax Considerations

If you purchase an annuity as an investment vehicle for "qualified" investments, including an IRA, SEP-IRA, Tax Sheltered Annuity (or 403(b)) or employer plan under Code Section 401(a), the required minimum distribution rules under the Code provide that you begin receiving periodic amounts from your annuity beginning after age 70 1/2. For a Tax Sheltered Annuity or a 401(a) plan for which the participant is not a greater than five (5) percent owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the owner's lifetime. The amount required under the Code may exceed the Annual Income Amount, which will cause us to increase the Annual Income Amount in any Annuity Year that required minimum distributions due from your Annuity are greater than such amounts.

As indicated, withdrawals made while this benefit is in effect will be treated, for tax purposes, in the same way as any other withdrawals under the Annuity. Please see the Tax Considerations section for a detailed discussion of the tax treatment of withdrawals. We do not address each potential tax scenario that could arise with respect to this benefit here. However, we do note that if you participate in Spousal Highest Daily Lifetime 6 Plus through a nonqualified annuity, as with all withdrawals, once all purchase payments are returned under the Annuity, all subsequent withdrawal amounts will be taxed as ordinary income.

If you take a partial withdrawal to satisfy RMD and designate that withdrawal as a Non-Lifetime Withdrawal, please note all Non-lifetime Withdrawal provisions will apply.

                                 DEATH BENEFIT

WHAT TRIGGERS THE PAYMENT OF A DEATH BENEFIT?

The Annuity provides a Death Benefit during its accumulation period. If an Annuity is owned by one or more natural persons, the Death Benefit is payable upon the first death of an Owner. If an Annuity is owned by an entity, the Death Benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. Generally, if a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, then the Contingent Annuitant becomes the Annuitant and a Death Benefit will not be paid at that time. The person upon whose death the Death Benefit is paid is referred to below as the "decedent."

BASIC DEATH BENEFIT

The Annuity provides a basic Death Benefit at no additional charge. The Insurance Charge we deduct daily from your Account Value allocated to the Sub-accounts is used, in part, to pay us for the risk we assume in providing the basic Death Benefit guarantee under an Annuity. The Annuity also offers two different optional Death Benefits that can be purchased for an additional charge. The additional charge is deducted to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. Notwithstanding the additional protection provided under the optional Death Benefits, the additional cost has the impact of reducing the net performance of the investment options. In addition, under certain circumstances, your Death Benefit may be reduced by the amount of any Credits we applied to your purchase payments. (See "How are Credits Applied to My Account Value".) Also, no basic Death Benefit will be paid if your Annuity terminates because your Account Value reaches zero (which can happen if, for example, you are taking withdrawals under an optional living benefit).

Considerations for Contingent Annuitants: We may allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by a pension plan or a tax favored retirement plan or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity contract continues after the death of the Annuitant. In some of our Annuities held by these same types of entities we allow for the naming of a co-annuitant, which also is used to mean the successor annuitant (and not another life used for measuring the duration of an annuity payment option). Like in the case of a contingent annuitant, the Annuity may no longer qualify for tax deferral where the contract continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity contract is held by an entity which is not eligible for tax deferral benefits under Section 72(u) of the Code. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

For Optimum XTra Annuities, the existing basic Death Benefit (for all decedent ages) is the greater of:

..   The sum of all purchase payments (not including any Credits) less the sum of all proportional withdrawals.

..   The sum of your Account Value in the Sub-accounts, the Benefit Fixed Rate
    Account and your Interim Value in the MVA Fixed Allocations (less the amount of any Credits applied within 12-months prior to the date of death).

"Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in Purchase Payments for purposes of calculating the basic Death Benefit.

OPTIONAL DEATH BENEFITS

Several optional Death Benefits are offered for purchase with your Annuity to provide an enhanced level of protection for your beneficiaries. We reserve the right to cease offering any optional death benefit.

Currently, these benefits are only offered in those jurisdictions where we have received regulatory approval and must be elected at the time that you purchase your Annuity. We may, at a later date, allow existing Annuity Owners to purchase an optional Death Benefit subject to our rules and any changes or restrictions in the benefits. The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit may only be elected individually, and cannot be elected in combination with any other optional Death Benefit. If you elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature of Highest Daily Lifetime Seven or Highest Daily Lifetime 7 Plus, you are not permitted to elect an optional Death Benefit. With respect to Optimum XTra, under certain circumstances, each Optional Death Benefit that you elect may be reduced by the amount of Credits applied to your purchase payments.

Investment Restrictions may apply if you elect certain optional death benefits.

Enhanced Beneficiary Protection Optional Death Benefit

The Enhanced Beneficiary Protection Optional Death Benefit is no longer available for new elections. It provides additional amounts to your Beneficiary that may be used to offset federal and state taxes payable on any taxable gains in your Annuity at the time of your death. Whether this benefit is appropriate for you may depend on your particular circumstances, including other financial resources that may be available to your Beneficiary to pay taxes on your Annuity should you die during the accumulation period. No benefit is payable if death occurs on or after the Annuity Date.

The Enhanced Beneficiary Protection Optional Death Benefit provided a benefit payable in addition to the basic Death Benefit and certain other optional death benefits you may elect in conjunction with this benefit. If the Annuity has one Owner, the Owner had to be age 75 or less at the time the benefit is purchased. If an Annuity has joint Owners, the oldest Owner had to be age 75 or less. If an Annuity is owned by an entity, the Annuitant had to be age 75 or less.

Calculation Of Enhanced Beneficiary Protection Optional Death Benefit

If you purchase the Enhanced Beneficiary Protection Optional Death Benefit, the Death Benefit is calculated as follows:

1. the basic Death Benefit described above;

   PLUS

2. 40% of your "Growth" under an Annuity, as defined below.

"Growth" means the sum of your Account Value in the Sub-accounts and your Interim Value in the MVA Fixed Allocations, minus the total of all Purchase Payments (less the amount of any Credits applied within 12-months prior to the date of death, with respect to Optimum XTra) reduced by the sum of all proportional withdrawals.

"Proportional withdrawals" are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. For example, a withdrawal of 50% of Account Value would be considered as a 50% reduction in purchase payments.

The Enhanced Beneficiary Protection Optional Death Benefit is subject to a maximum of 100% of all purchase payments applied to an Annuity at least 12 months prior to the death of the decedent that triggers the payment of the Death Benefit.

The Enhanced Beneficiary Protection Optional Death Benefit was offered in those jurisdictions where we received regulatory approval. Please refer to the section entitled "Tax Considerations" for a discussion of special tax considerations for purchasers of this benefit. The Enhanced Beneficiary Protection Death Benefit was not available if you elected the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit or the Spousal Lifetime Five Income Benefit, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature.

See Appendix B for examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated.

Highest Anniversary Value Death Benefit ("HAV")

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Highest Anniversary Value Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If an Annuity is owned by an entity, the Annuitant must be age 79 or less. Certain of the Portfolios offered as Sub-accounts under the Annuity are not available if you elect the Highest Anniversary Value Death Benefit.

Calculation of Highest Anniversary Value Death Benefit

The HAV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Anniversary Value Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The Highest Anniversary Value Death Benefit is not available if you have elected "Combination 5% Roll-up and Highest Anniversary Value" or the "Highest Daily Value" Death Benefit. It is also not available with Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, or Spousal Highest Daily Lifetime 7 Plus benefit.

Please refer to the definition of Death Benefit Target Date below. This death benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer contract anniversaries before the death benefit target date is reached. The death benefit target date under this death benefit is earlier than the death benefit target date under the Combination 5% Roll-up and Highest Anniversary Value Death Benefit for Owners who are age 76 or older when an Annuity is issued, which may result in a lower value on the death benefit, since there will be fewer contract anniversaries before the death benefit target date is reached.

See Appendix B for examples of how the Highest Anniversary Value Death Benefit is calculated.

Combination 5% Roll-up and Highest Anniversary Value Death Benefit

If an Annuity has one Owner, the Owner must be age 79 or less at the time the Combination 5% Roll-up and HAV Optional Death Benefit is purchased. If an Annuity has joint Owners, the oldest Owner must be age 79 or less. If the Annuity is owned by an entity, the Annuitant must be age 79 or less.

Certain Portfolios offered as Sub-accounts under an Annuity are not available if you elect the Combination 5% Roll-up and HAV Death Benefit. If you elect this benefit, you must allocate your Account Value in accordance with the then permitted and available option(s). In addition, we reserve the right to require you to use certain asset allocation model(s) if you elect this Death Benefit.

Calculation of the Combination 5% Roll-up and Highest Anniversary Value Death Benefit

The Combination 5% Roll-up and HAV Death Benefit equals the greatest of:

       1. the basic Death Benefit described above; and

       2. the Highest Anniversary Value Death Benefit described above; and

       3. 5% Roll-up described below.

       The calculation of the 5% Roll-up depends on whether death occurs before or after the Death Benefit Target Date.

       If the Owner dies before the Death Benefit Target Date the 5% Roll up is equal to:

          . all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) increasing at an annual effective interest rate of 5% starting on the date that each Purchase Payment is made and ending on the Owner's date of death;

   MINUS

          . the sum of all withdrawals, dollar for dollar up to 5% of the Roll-up value as of the prior contract anniversary (or Issue Date if the withdrawal is in the first contract year). Any withdrawals in excess of the 5% dollar for dollar limit are proportional.

       If the Owner dies on or after the Death Benefit Target Date the 5% Roll-up is equal to:

          . the 5% Roll-up value as of the Death Benefit Target Date increased by total purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to date of death or as otherwise provided for under applicable State law) made after the Death Benefit Target Date;

   MINUS

          . the sum of all withdrawals which reduce the 5% Roll-up proportionally.

The amounts calculated in Items 1, 2 and 3 above (before, on or after the Death Benefit Target Date) may be reduced by any Credits under certain circumstances if allowed under applicable State law. Please refer to the definitions of Death Benefit

Target Date below. This Death Benefit may not be an appropriate feature where the Owner's age is near the age specified in the Death Benefit Target Date. This is because the benefit may not have the same potential for growth as it otherwise would, since there will be fewer Annuity anniversaries before the Death Benefit Target Date is reached.

The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit described above is currently being offered in those jurisdictions where we have received regulatory approval. The "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is not available if you elect any other optional Death Benefit or elect Spousal Lifetime Five, Spousal Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime 7 Plus or the BIO feature.

See Appendix B for examples of how the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit is calculated.

Key Terms Used with the Highest Anniversary Value Death Benefit and the Combination 5% Roll-up and Highest Anniversary Value Death Benefit:

   . The Death Benefit Target Date for the Highest Anniversary Value Death Benefit is the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned.

   . The Death Benefit Target Date for the Combination 5% Roll-up and HAV Death Benefit is the later of the contract anniversary on or after the 80/th/ birthday of the current Owner, the oldest of either joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Anniversary Value equals the highest of all previous "Anniversary Values" less proportional withdrawals since such anniversary and plus any Purchase Payments (including any Credits applied to such Purchase Payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law) since such anniversary.

   . The Anniversary Value is the Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of each anniversary of the Issue Date of an Annuity. The Anniversary Value on the Issue Date is equal to your purchase payment. (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Anniversary Value or 5% Roll-up value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Anniversary Value or 5% Roll-up value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Anniversary Value ($ 125,000) by 10% or $12,500.

Highest Daily Value Death Benefit ("HDV")

The Highest Daily Value Death Benefit is no longer available for new elections. If an Annuity has one Owner, the Owner must have been age 79 or less at the time the Highest Daily Value Death Benefit was elected. If an Annuity has joint Owners, the older Owner must have been age 79 or less. If there are joint Owners, death of the Owner refers to the first to die of the joint Owners. If an Annuity is owned by an entity, the Annuitant must have been age 79 or less and death of the Owner refers to the death of the Annuitant.

If you elected this benefit, you must allocate your Account Value in accordance with the permitted and available option(s) with this benefit. If, subsequent to your election of the benefit, we change our requirements for how Account Value must be allocated under the benefit, the new requirement would apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. Subsequent to any change in requirements, transfers of Account Value and allocation of additional purchase payments may be subject to the new investment limitations.

       The HDV Death Benefit depends on whether death occurs before or after the Death Benefit Target Date (see the definitions below).

       If the Owner dies before the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death); and

       2. the HDV as of the Owner's date of death.

       If the Owner dies on or after the Death Benefit Target Date, the Death Benefit equals the greater of:

       1. the basic Death Benefit described above; and

       2. the HDV on the Death Benefit Target Date plus the sum of all purchase payments (including any Credits applied to such purchase payments more than twelve (12) months prior to the date of death) less the sum of all proportional withdrawals since the Death Benefit Target Date.

       The amount determined by this calculation is increased by any purchase payments received after the Owner's date of death and decreased by any proportional withdrawals since such date.

       The Highest Daily Value Death Benefit described above was offered in those jurisdictions where we received regulatory approval. The Highest Daily Value Death Benefit was not available if you elected the Guaranteed Return Option Plus 2008, Highest Daily GRO, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, the Highest Daily Lifetime 7 Plus benefits, the "Combination 5% Roll-up and Highest Anniversary Value" Death Benefit, or the Highest Anniversary Value Death Benefit.

Key Terms Used with the Highest Daily Value Death Benefit:

   . The Death Benefit Target Date for the Highest Daily Value Death Benefit is the later of an Annuity anniversary on or after the 80/th/ birthday of the current Owner, or the older of either the joint Owner or the Annuitant, if entity owned, or five years after the Issue Date of an Annuity.

   . The Highest Daily Value equals the highest of all previous "Daily Values" less proportional withdrawals since such date and plus any purchase payments (plus associated Credits or as otherwise provided for under applicable State law) since such date.

   . The Daily Value is the Account Value as of the end of each Valuation Day. The Daily Value on the Issue Date is equal to your Purchase Payment (plus associated Credits applied more than twelve (12) months prior to the date of death or as otherwise provided for under applicable State law).

   . Proportional Withdrawals are determined by calculating the percentage of your Account Value that each prior withdrawal represented when withdrawn. Proportional withdrawals result in a reduction to the Highest Daily Value by reducing such value in the same proportion as the Account Value was reduced by the withdrawal as of the date the withdrawal occurred. For example, if your Highest Daily Value is $125,000 and you subsequently withdraw $10,000 at a time when your Account Value is equal to $100,000 (a 10% reduction), when calculating the optional Death Benefit we will reduce your Highest Daily Value ($125,000) by 10% or $12,500.

Please see Appendix B to this prospectus for a hypothetical example of how the HDV Death Benefit is calculated.

Annuities with Joint Owners

For Annuities with joint Owners, the Death Benefits are calculated as shown above except that the age of the oldest of the joint Owners is used to determine the Death Benefit Target Date. NOTE: If you and your spouse own your Annuity jointly, we will pay the Death Benefit to the Beneficiary. If the sole primary Beneficiary is the surviving spouse, then the surviving spouse can elect to assume ownership of your Annuity and continue the Annuity instead of receiving the Death Benefit.

Annuities Owned by Entities

For Annuities owned by an entity, the Death Benefits are calculated as shown above except that the age of the Annuitant is used to determine the Death Benefit Target Date. Payment of the Death Benefit is based on the death of the Annuitant (or Contingent Annuitant, if applicable).

Where a contract is structured so that it is owned by a grantor trust, but the annuitant is not the grantor, then the contract is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the beneficiary and it is not eligible for the death benefit provided under the contract.

Can I Terminate the Optional Death Benefits? Do the Optional Death Benefits Terminate under other Circumstances?

You can terminate the Enhanced Beneficiary Protection Death Benefit and the Highest Anniversary Value Death Benefit at any time. The "Combination 5% Roll-up and HAV Death Benefit" and the HDV Death Benefit may not be terminated once elected. The optional Death Benefits will terminate automatically on the Annuity Date. Also, if you elected one of either the Highest Anniversary Value or the Combination 5% Roll-up and HAV Death Benefits and, in addition, are taking withdrawals under a guaranteed minimum withdrawal or a lifetime guaranteed minimum withdrawal benefit, these optional Death Benefits will terminate if such withdrawals cause your Account Value to reduce to zero. We may also terminate any optional Death Benefit if necessary to comply with our interpretation of the Code and applicable regulations. For jointly owned Annuities, the optional death benefits are payable upon the first death of either Owner and therefore terminate and do not continue unless the Annuity is continued by a spouse Beneficiary (see "Spousal Assumption of Annuity" below). Where an Annuity is structured so that it is owned by a grantor trust but the annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor if the grantor pre-deceases the annuitant under
Section 72(s) of the Code. Under this circumstance, the Surrender Value will be paid to the beneficiary and it is not eligible for the death benefit provided under the Annuity.

What are the Charges for the Optional Death Benefits?

For elections of the Highest Anniversary Value Death Benefit and the Combination 5% Roll-Up and HAV Death Benefit, we impose a charge equal to 0.25% and 0.50%, respectively, per year of the average daily net assets of the Sub-accounts. We deduct a charge equal to 0.25% per year of the average daily net assets of the Sub-accounts for the Enhanced Beneficiary Protection Death

Benefit and 0.50% per year of the average daily net assets of the Sub-accounts for the HDV Death Benefit. We deduct the charge for each of these benefits to compensate Prudential Annuities for providing increased insurance protection under the optional Death Benefits. The additional annual charge is deducted daily against your Account Value allocated to the Sub-accounts.

Please refer to the section entitled "Tax Considerations" for additional considerations in relation to the optional Death Benefit.

PRUDENTIAL ANNUITIES' ANNUITY REWARDS

What is the Annuity Rewards Benefit?

Annuity Rewards is a death benefit enhancement that Owners can elect when the original CDSC period is over. To be eligible to elect Annuity Rewards, the Account Value on the date that the Annuity Rewards benefit is effective must be greater than the amount that would be payable to the Beneficiary under the Death Benefit (including any amounts payable under any Optional Death Benefit then in effect). In addition, the effective date must occur before annuity payments begin. There can only be one effective date for the Annuity Rewards Death Benefit enhancement. There is no additional charge for electing the Annuity Rewards Death Benefit enhancement.

Annuity Rewards offers Owners the ability to lock in an amount equal to the Account Value in the Sub-accounts plus the MVA Fixed Allocations (without the effect of any MVA) as an enhancement to their current basic Death Benefit, so their beneficiaries will not receive less than an Annuity's value as of the effective date of the benefit. Under the Annuity Rewards Benefit, Prudential Annuities guarantees that the Death Benefit will not be less than:

          . your Account Value in the Sub-accounts plus the Interim Value in any MVA Fixed Allocations as of the effective date of the benefit

          . MINUS any proportional withdrawals following the effective date of the benefit

          . PLUS any additional purchase payments applied to your Annuity following the effective date of the benefit.

The Annuity Rewards Death Benefit enhancement does not affect the calculation of the basic Death Benefit or any Optional Death Benefits available under an Annuity. If the Death Benefit amount payable under your Annuity's basic Death Benefit or any Optional Death Benefits you purchase is greater than the enhanced Death Benefit under the Annuity Rewards Benefit on the date the Death Benefit is calculated, your beneficiary will receive the greater amount. Annuity Rewards is not available if your Annuity is held as a Beneficiary Annuity.

PAYMENT OF DEATH BENEFITS

Alternative Death Benefit Payment Options - Annuities owned by Individuals (not associated with Tax-Favored Plans)

Except in the case of a spousal assumption as described below, upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity.

If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In the event of your death before the Annuity Date, the Death Benefit must be distributed:

   .   within five (5) years of the date of death (the "5 Year Deadline"); or

   . as a series of payments not extending beyond the life expectancy of the beneficiary or over the life of the beneficiary. Payments under this option must begin within one year of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline.

Unless you have made an election prior to Death Benefit proceeds becoming due, a beneficiary can elect to receive the Death Benefit proceeds under the Beneficiary Continuation Option as described below in the section entitled "Beneficiary Continuation Option," as a series of required distributions.

Upon our receipt of proof of death, we will send to the beneficiary materials that list these payment options.

Alternative Death Benefit Payment Options - Annuities held by Tax-Favored Plans

The Code provides for alternative death benefit payment options when an Annuity is used as an IRA, 403(b) or other "qualified investment" that requires minimum distributions. Upon your death under an IRA, 403(b) or other "qualified investment", the designated Beneficiary may generally elect to continue the Annuity and receive Required Minimum Distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date Required Minimum Distributions under the Code were to begin, whether you have named a designated beneficiary and whether the Beneficiary is your surviving spouse.

   . If you die after a designated beneficiary has been named, the death benefit must be distributed by December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life expectancy of the designated beneficiary (provided such payments begin by December 31/st/ of the year following the year of death). If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is solely payable to (or for the benefit of) your surviving spouse, then the Annuity may be continued with your spouse as the owner. If your beneficiary elects to receive full distribution by December 31/st/ of the year including the five year anniversary of the date of death, 2009 shall not be included in the five year requirement period. This effectively extends this period to December 31/st/ of the year including the six year anniversary date of death.

   . If you die before a designated beneficiary is named and before the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out by December 31/st/ of the year including the five year anniversary of the date of death. If the Beneficiary does not begin installments by such time, then we require that the Beneficiary take the Death Benefit as a lump sum within the 5 Year Deadline. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary. For this distribution requirement also, 2009 shall not be included in the five year requirement period.

   . If you die before a designated beneficiary is named and after the date Required Minimum Distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

A beneficiary has the flexibility to take out more each year than mandated under the Required Minimum Distribution rules.

Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the Required Minimum Distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date Required Minimum Distributions must begin under the Code.

The tax consequences to the beneficiary may vary among the different death benefit payment options. See the Tax Considerations section of this prospectus, and consult your tax advisor.

Beneficiary Continuation Option

Instead of receiving the death benefit in a single payment, or under an Annuity Option, a beneficiary may take the death benefit under an alternative death benefit payment option, as provided by the Code and described above under the sections entitled "Payment of Death Benefits" and "Alternative Death Benefit Payment Options - Annuities Held by Tax-Favored Plans." This "Beneficiary Continuation Option" is described below and is available for both qualified Annuities (i.e. annuities sold to an IRA, Roth IRA, SEP IRA, or 403(b)) and nonqualified Annuities.

Under the Beneficiary Continuation Option:

..   The beneficiary must apply at least $15,000 to the Beneficiary Continuation
    Option. Thus, the death benefit must be at least $15,000.

..   The Owner's Annuity will be continued in the Owner's name, for the benefit of the beneficiary.

..   Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur a Settlement Service Charge which is an annual charge assessed on a daily basis against the average assets allocated to the Sub-accounts. For nonqualified Annuities the charge is 1.00% per year, and for qualified Annuities the charge is 1.40% per year.

..   Beginning on the date we receive an election by the beneficiary to take the death benefit in a form other than a lump sum, the beneficiary will incur an annual maintenance fee equal to the lesser of $30 or 2% of Account
    Value. For nonqualified annuities, the fee will only apply if the Account Value is less than $25,000 at the time the fee is assessed. The fee will not apply if it is assessed 30 days prior to a surrender request.

..   The initial Account Value will be equal to any death benefit (including any optional death benefit) that would have been payable to the beneficiary if the beneficiary had taken a lump sum distribution.

..   The available Sub-accounts will be among those available to the Owner at the time of death, however certain Sub-Accounts may not be available.

..   The beneficiary may request transfers among Sub-accounts, subject to the same limitations and restrictions that applied to the Owner. Transfers in excess of 20 per year will incur a $10 transfer fee.

..   No Fixed Allocations or fixed interest rate options will be offered for the nonqualified Beneficiary Continuation Options. However, for qualified Annuities, the Fixed Allocations will be those offered at the time the Beneficiary Continuation Option is elected.

..   No additional purchase payments can be applied to the Annuity.

..   The basic death benefit and any optional benefits elected by the Owner will no longer apply to the beneficiary.

..   The beneficiary can request a withdrawal of all or a portion of the Account
    Value at any time, unless the Beneficiary Continuation Option was the payout predetermined by the Owner and the Owner restricted the beneficiary's withdrawal rights.

..   Withdrawals are not subject to CDSC.

..   Upon the death of the beneficiary, any remaining Account Value will be paid in a lump sum to the person(s) named by the beneficiary (successor), unless the successor chooses to continue receiving payments.

..   If the beneficiary elects to receive the death benefit proceeds under the
    Beneficiary Continuation Option, we must receive the election in good order at least 14 days prior to the first required distribution. If, for any reason, the election impedes our ability to complete the first distribution by the required date, we will be unable to accept the election.

Currently only Investment Options corresponding to Portfolios of the Advanced Series Trust are available under the Beneficiary Continuation Option.

In addition to the materials referenced above, the Beneficiary will be provided with a prospectus and a settlement agreement describing the Beneficiary Continuation Option. We may pay compensation to the broker-dealer of record on the Annuity based on amounts held in the Beneficiary Continuation Option. Please contact us for additional information on the availability, restrictions and limitations that will apply to a beneficiary under the Beneficiary Continuation Option.

Spousal Assumption of Annuity

You may name your spouse as your beneficiary. If you and your spouse own your Annuity jointly, we assume that the sole primary beneficiary will be the surviving spouse unless designate a different Beneficiary. Unless you designate a different Beneficiary, the spouse beneficiary may elect to assume ownership of the Annuity instead of taking the Death Benefit payment. Any Death Benefit (including any optional Death Benefits) that would have been payable to the beneficiary will become the new Account Value as of the date we receive due proof of death and any required proof of a spousal relationship. As of the date the assumption is effective, the surviving spouse will have all the rights and benefits that would be available under the Annuity to a new purchaser of the same attained age. For purposes of determining any future Death Benefit for the surviving spouse, the new Account Value will be considered as the initial Purchase Payment. No CDSC will apply to the new Account Value. However, any additional purchase payments applied after the date the assumption is effective will be subject to all provisions of the Annuity, including any CDSC that may apply to the additional purchase payments.

A surviving spouse's ability to continue ownership of the Annuity may be impacted by the Defense of Marriage Act (see "Managing Your Annuity - Spousal Designations"). Please consult your tax or legal adviser for more information about such impact in your state.

See the section entitled "Managing Your Annuity - Spousal Designations" and "Contingent Annuitant" for a discussion of the treatment of a spousal Contingent Annuitant in the case of the death of the Annuitant in an Annuity owned by a Custodial Account.

When do you determine the Death Benefit?

We determine the amount of the Death Benefit as of the date we receive "due proof of death" (and in certain limited circumstances as of the date of death), any instructions we require to determine the method of payment and any other written representations we require to determine the proper payment of the Death Benefit. "Due proof of death" may include a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death or other satisfactory proof of death. Upon our receipt of "due proof of death" we automatically transfer the Death Benefit to the AST Money Market Sub-account until we further determine the universe of eligible Beneficiaries. Once the universe of eligible Beneficiaries has been determined each eligible Beneficiary may allocate his or her eligible share of the Death Benefit to an eligible annuity payment option.

Each Beneficiary must make an election as to the method they wish to receive their portion of the Death Benefit. Absent an election of a Death Benefit payment method, no Death Benefit can be paid to the Beneficiary. We may require written acknowledgment of all named Beneficiaries before we can pay the Death Benefit. During the period from the date of death until we receive all required paper work, the amount of the Death Benefit is impacted by the Insurance Charge and may be subject to market fluctuations.

EXCEPTIONS TO AMOUNT OF DEATH BENEFIT

There are certain exceptions to the amount of the Death Benefit.

Submission of Due Proof of Death after One Year. If we receive Due Proof of Death more than one year after the date of death, we reserve the right to limit the Death Benefit to the Account Value on the date we receive Due Proof of Death (i.e., we would not pay the minimum Death Benefit or any Optional Death Benefit).

Death Benefit Suspension Period. You should be aware that there is a Death Benefit suspension period (unless prohibited by applicable law). If the decedent was not the Owner or Annuitant as of the Issue Date (or within 60 days thereafter), and did not become the Owner or Annuitant due to the prior Owner's or Annuitant's death, any Death Benefit (including any optional Death Benefit) that applies will be suspended for a two-year period as to that person from the date he or she first became Owner or Annuitant. While the two year suspension is in effect, the Death Benefit amount will equal the Account Value plus the Interim Value in the MVA Fixed Allocations, less any Purchase Credits (for Optimum XTra) granted during the period beginning 12 months prior to decedent's date of death and ending on the date we receive Due Proof of death. Thus, if you had elected an Optional Death Benefit, and the suspension were in effect, you would be paying the fee for the Optional Death Benefit even though during the suspension period your Death Benefit would have been limited to the Account Value plus the Interim Value in the MVA Fixed Allocations. After the two year suspension period is completed, the Death Benefit is the same as if the suspension period had not been in force. See the section of the prospectus above generally with regard to changes of Owner and Annuitant that are allowable.

                            VALUING YOUR INVESTMENT

HOW IS MY ACCOUNT VALUE DETERMINED?

During the accumulation period, your Annuity has an Account Value. The Account Value is determined separately for each Sub-account allocation and for each Fixed Allocation. The Account Value is the sum of the values of each Sub-account allocation and the value of each Fixed Allocation. For Annuities with a Highest Daily Lifetime Five election, Account Value also includes the value of any allocation to the Benefit Fixed Rate Account. See the "Living Benefits - Highest Daily Lifetime Five" section of the Prospectus for a description of the Benefit Fixed Rate Account. The Account Value does not reflect any CDSC that may apply to a withdrawal or surrender. The Account Value includes any Credits we applied to your Purchase Payments which we are entitled to take back under certain circumstances. When determining the Account Value on a day more than 30 days prior to an MVA Fixed Allocation's Maturity Date, the Account Value may include any Market Value Adjustment that would apply to an MVA Fixed Allocation (if withdrawn or transferred) on that day.

WHAT IS THE SURRENDER VALUE OF MY ANNUITY?

The Surrender Value of your Annuity is the value available to you on any day during the accumulation period. The Surrender Value is defined under "Glossary of Terms" above.

HOW AND WHEN DO YOU VALUE THE SUB-ACCOUNTS?

When you allocate Account Value to a Sub-account, you are purchasing units of the Sub-account. Each Sub-account invests exclusively in shares of an underlying Portfolio. The value of the Units fluctuates with the market fluctuations of the Portfolios. The value of the Units also reflects the daily accrual for the Insurance Charge, the Distribution Charge (if applicable), and if you elected one or more optional benefits whose annual charge is deducted daily, the additional charge made for such benefits. There may be several different Unit Prices for each Sub-account to reflect the Insurance Charge, any Distribution Charge and the charges for any optional benefits. The Unit Price for the Units you purchase will be based on the total charges for the benefits that apply to your Annuity. See the section entitled "What Happens to My Units When There is a Change in Daily Asset-Based Charges?" for a detailed discussion of how Units are purchased and redeemed to reflect changes in the daily charges that apply to your Annuity.

Each Valuation Day, we determine the price for a Unit of each Sub-account, called the "Unit Price." The Unit Price is used for determining the value of transactions involving Units of the Sub-accounts. We determine the number of Units involved in any transaction by dividing the dollar value of the transaction by the Unit Price of the Sub-account as of the Valuation Day.

Example

Assume you allocate $5,000 to a Sub-account. On the Valuation Day you make the allocation, the Unit Price is $14.83. Your $5,000 buys 337.154 Units of the Sub-account. Assume that later, you wish to transfer $3,000 of your Account Value out of that Sub-account and into another Sub-account. On the Valuation Day you request the transfer, the Unit Price of the original Sub-account has increased to $16.79 and the Unit Price of the new Sub-account is $17.83. To transfer $3,000, we sell 178.677 Units at the current Unit Price, leaving you
158.477 Units. We then buy $3,000 of Units of the new Sub-account at the Unit Price of $17.83. You would then have 168.255 Units of the new Sub-account.

HOW DO YOU VALUE FIXED ALLOCATIONS?

During the Guarantee Period, we use the concept of an Interim Value. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any Market Value Adjustment. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the Account Value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the Market Value Adjustment factor.

WHEN DO YOU PROCESS AND VALUE TRANSACTIONS?

Prudential Annuities is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern
Time). Generally, financial transactions requested before the close of the NYSE which meet our requirements will be processed according to the value next determined following the close of business. Financial transactions requested on a non-Valuation Day or after the close of the NYSE will be processed based on the value next computed on the next Valuation Day. There may be circumstances when the opening or closing time of the NYSE is different than other major stock exchanges, such as NASDAQ or the American Stock Exchange. Under such circumstances, the closing time of the NYSE will be used when valuing and processing transactions.

There may be circumstances where the NYSE is open, however, due to inclement weather, natural disaster or other circumstances beyond our control, our offices may be closed or our business processing capabilities may be restricted. Under those circumstances, your Account Value may fluctuate based on changes in the Unit Values, but you may not be able to transfer Account Value, or make a purchase or redemption request.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed.

Prudential Annuities will also not process financial transactions involving purchase or redemption orders or transfers on any day that:

..   trading on the NYSE is restricted;

..   an emergency as determined by the SEC, exists making redemption or valuation of securities held in the separate account impractical; or

..   the SEC, by order, permits the suspension or postponement for the protection of security holders.

If, pursuant to SEC rules, the AST Money Market Portfolio suspends payment of redemption proceeds in connection with a liquidation of the Portfolio, we will delay payment of any transfer, full or partial withdrawal, or death benefit from the AST Money Market Sub-account until the Portfolio is liquidated.

Initial Purchase Payments: We are required to allocate your initial Purchase Payment to the Sub-accounts within two (2) Valuation Days after we receive all of our requirements at our office to issue an Annuity. If we do not have all the required information to allow us to issue your Annuity, we may retain the Purchase Payment while we try to reach you or your representative to obtain all of our requirements. If we are unable to obtain all of our required information within five (5) Valuation Days, we are required to return the Purchase Payment to you at that time, unless you specifically consent to our retaining the Purchase Payment while we gather the required information. Once we obtain the required information, we will invest the Purchase Payment (and any associated Credits with respect to Optimum XTra) and issue an Annuity within two
(2) Valuation Days. With respect to both your initial Purchase Payment and any subsequent Purchase Payment that is pending investment in our separate account, we may hold the amount temporarily in our general account and may earn interest on such amount. You will not be credited with interest during that period.

As permitted by applicable law, the broker-dealer firm through which you purchase your Annuity may forward your initial Purchase Payment to us prior to approval of your purchase by a registered principal of the firm. These arrangements are subject to a number of regulatory requirements, including that until such time that the insurer is notified of the firm's principal approval and is provided with the application, or is notified of the firm principal's rejection, customer funds will be held by the insurer in a segregated bank account. In addition, the insurer must promptly return the customer's funds at the customer's request prior to the firm's principal approval or upon the firm's rejection of the application. The monies held in the bank account will be held in a suspense account within our general account and we may earn interest on amounts held in that suspense account. Contract owners will not be credited with any interest earned on amounts held in that suspense account. Neither will the amounts be reduced nor increased due to market fluctuations during that period. The monies in such suspense account may be subject to our general creditors. Moreover, because the FINRA rule authorizing the use of such accounts is new, there may be uncertainty as to the segregation and treatment of such insurance company general account assets under applicable Federal and State laws.

Additional Purchase Payments: We will apply any additional Purchase Payments (and any associated Credit with respect to Optimum XTra) on the Valuation Day that we receive the Purchase Payment at our office with satisfactory allocation instructions. We may limit, restrict, suspend or reject any additional purchase payments at any time, on a non-discriminatory basis. Please see "Living Benefits" for further information on additional purchase payments.

Scheduled Transactions: Scheduled transactions include transfers made in connection with dollar cost averaging, the asset allocation program, auto-rebalancing, systematic withdrawals, systematic investments, required minimum distributions, substantially equal periodic payments under
Section 72(t) of the Code, or annuity payments. Scheduled transactions are processed and valued as of the date they are scheduled, unless the scheduled day is not a Valuation Day. In that case, the transaction will be processed and valued on the next Valuation Day, unless (with respect to required minimum distributions, substantially equal periodic payments under Section 72(t)/72(q) of the Code, systematic withdrawals and annuity payments only), the next Valuation Day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior Valuation Day.

In addition, if: you are taking your Annual Income Amount through our systematic withdrawal program; and the scheduled day is not a Valuation Day; and the next Valuation Day will occur in a new contract year, the transaction will be processed and valued on the prior Valuation Day.

Unscheduled Transactions: "Unscheduled" transactions include any other non-scheduled transfers and requests for Partial Withdrawals or Free Withdrawals or Surrenders. With respect to certain written requests to withdraw Account Value, we may seek to verify the requesting Owner's signature. Specifically, we reserve the right to perform a signature verification for
(a) any withdrawal exceeding a certain dollar amount and (b) a withdrawal exceeding a certain dollar amount if the payee is someone other than the Owner. In addition, we will not honor a withdrawal request in which the requested payee is the Financial Professional or agent of record. We reserve the right to request a signature guarantee with respect to a written withdrawal request. If we do perform a signature verification, we will pay the withdrawal proceeds within 7 days after the withdrawal request was received by us in good order, and will process the transaction in accordance with the discussion in "When Do You Process And Value Transactions?"

Medically-Related Surrenders & Death Benefits: Medically-Related Surrender requests and Death Benefit claims require our review and evaluation before processing. We price such transactions as of the date we receive at our Office all supporting documentation we require for such transactions and that are satisfactory to us.

We are generally required by law to pay any surrender request or death benefit claims from the Separate Account within 7 days of our receipt of your request in good order.

WHAT HAPPENS TO MY UNITS WHEN THERE IS A CHANGE IN DAILY ASSET-BASED CHARGES?

Termination of Optional Benefits: Except for the Guaranteed Minimum Income Benefit, generally the "Combination 5% Roll-up and Highest Anniversary Value Death Benefit" and the Highest Daily Value Death Benefit, which cannot be terminated by the owner once elected, if any optional benefit terminates, we will no longer deduct the charge we apply to purchase the optional benefit. Certain optional benefits may be added after you have purchased your Annuity. On the date a charge no longer applies or a charge for an optional benefit begins to be deducted, your Annuity will become subject to a different daily asset-based charge. This change may result in the number of Units attributed to your Annuity and the value of those Units being different than it was before the change; however, the adjustment in the number of Units and Unit Price will not affect your Account Value (although the change in charges that are deducted will affect your Account Value).

                              TAX CONSIDERATIONS

The tax considerations associated with an Annuity vary depending on whether the Annuity is (i) owned by an individual or non-natural person, and not associated with a tax-favored retirement plan, or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of Annuities below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. You should consult with a qualified tax adviser for complete information and advice.

Generally, the cost basis in an Annuity not associated with a tax-favored retirement plan is the amount you pay into your Annuity, or into Annuities exchanged for your Annuity, on an after-tax basis less any withdrawals of such payments. Cost basis for a tax-favored retirement plan is provided only in limited circumstances, such as for contributions to a Roth IRA or nondeductible contributions to a traditional IRA.

The discussion below generally assumes that the Annuity is issued to the Annuity Owner. For Annuities issued under the Beneficiary Continuation Option or as a Beneficiary Annuity, refer to the Taxes Payable by Beneficiaries for a Nonqualified Annuity and Required Distributions Upon Your Death for Qualified Annuities sections below.

Same Sex Marriages, Civil Unions and Domestic Partnerships

The summary that follows includes a description of certain spousal rights under the Annuity and our administration of such spousal rights and related tax reporting. Prior to a recent Supreme Court decision, and consistent with
Section 3 of the federal Defense of Marriage Act ("DOMA"), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing for federal law purposes a valid same sex marriage. The Windsor decision means that the favorable tax benefits afforded by the federal tax law to an opposite sex spouse under the Internal Revenue Code (the Code) are now available to a same sex spouse.

On August 29, 2013, the Internal Revenue Service ("IRS") issued guidance on its position regarding same sex marriages for federal tax purposes. If a couple is married in a jurisdiction (including a foreign country) that recognizes same sex marriages, that marriage will be recognized for all federal tax purposes regardless of the law in the jurisdiction where they reside. However, the IRS did not recognize civil unions and registered domestic partnerships as marriages for federal tax purposes. If a state does not recognize a civil union or a registered domestic partnership as a marriage, it is not a marriage for federal tax purposes.

Currently, a case is pending with the U.S. Supreme Court that may address several unanswered questions regarding the application of federal and state tax law to same sex marriages, civil unions and domestic partnerships. Absent further guidance from a state to the contrary, we will tax report and withhold at the state level consistent with the characterization of a given transaction under federal tax law (for example, a tax free rollover).

Please consult with your tax or legal adviser before electing the Spousal Benefit for a same sex spouse or civil union partner.

NONQUALIFIED ANNUITIES

In general, as used in this prospectus, a Nonqualified Annuity is owned by an individual or non-natural person and is not associated with a tax-favored retirement plan.

Taxes Payable by You

We believe the Annuity is an Annuity for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the Annuity. Generally, an Annuity issued by the same company (and affiliates) to you during the same calendar year must be treated as one Annuity for purposes of determining the amount subject to tax under the rules described below. Charges for investment advisory fees that are taken from the Annuity are treated as a partial withdrawal from the Annuity and will be reported as such to the Annuity Owner.

It is possible that the IRS could assert that some or all of the charges for the optional living benefits under the Annuity should be treated for federal income tax purposes as a partial withdrawal from the Annuity. If this were the case, the charge for this benefit could be deemed a withdrawal and treated as taxable to the extent there are earnings in the Annuity. Additionally, for Owners under age 59 1/2, the taxable income attributable to the charge for the benefit could be subject to a tax penalty. If the IRS determines that the charges for one or more benefits under the Annuity are taxable withdrawals, then the sole or surviving Owner will be provided with a notice from us describing available alternatives regarding these benefits.

Taxes on Withdrawals and Surrender

If you make a withdrawal from your Annuity or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of cost basis, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of cost basis until all cost basis has been returned. After all cost basis is returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawals from the Annuity while you are alive even if the withdrawal is paid to someone else. Withdrawals under any of the optional living benefits or as a systematic payment are taxed under these rules. If you assign or pledge all or part of your Annuity as collateral for a loan, the part assigned generally will be treated as a withdrawal and subject to income tax to the extent of gain. If you transfer your Annuity for less than full consideration, such as by gift, you will also trigger tax on any gain in the Annuity. This rule does not apply if you transfer the Annuity to your spouse or under most circumstances if you transfer the Annuity incident to divorce.

If you choose to receive payments under an interest payment option, or a Beneficiary chooses to receive a death benefit under an interest payment option, that election will be treated, for tax purposes, as surrendering your Annuity and will immediately subject any gain in the Annuity to income tax.

Taxes on Annuity Payments

If you select an annuity payment option as described in the Access to Account Value section earlier in this prospectus, a portion of each annuity payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Annuity. After the full amount of your cost basis has been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount.

If your Account Value is reduced to zero but the Annuity remains in force due to a benefit provision, further distributions from the Annuity will be reported as annuity payments, using an exclusion ratio based upon the undistributed cost basis in the Annuity and the total value of the anticipated future payments until such time as all cost basis has been recovered.

Maximum Annuity Date

You must commence annuity payments or surrender your Annuity no later than the first day of the calendar month next following the maximum Annuity Date for your Annuity. For some of our Annuities, you are able to choose to defer the Annuity Date beyond the default Annuity Date described in your Annuity. However, the IRS may not then consider your Annuity to be an Annuity under the tax law.

Please refer to your Annuity contract for the maximum Annuity Date.

Partial Annuitization

Individuals may partially annuitize their Nonqualified Annuity if the contract so permits. The tax law allows for a portion of a Nonqualified Annuity, endowment or life insurance contract to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one or more individuals. The annuitized portion of the Annuity is treated as a separate Annuity for purposes of determining taxability of the payments under section 72 of the Code. We do not currently permit partial annuitization.

Medicare Tax on Net Investment Income

The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of "modified adjusted gross income" over a threshold amount. The "threshold amount" is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,300 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the Annuity will be considered investment income for purposes of this surtax.

Tax Penalty for Early Withdrawal from a Nonqualified Annuity

You may owe a 10% tax penalty on the taxable part of distributions received from your Nonqualified Annuity before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled;

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years and modification of payments during that time period will result in retroactive application of the 10% tax penalty); or

..   the amount received is paid under an immediate Annuity (in which annuity payments begin within one year of purchase).

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Special Rules in Relation to Tax-free Exchanges Under Section 1035

Section 1035 of the Code permits certain tax-free exchanges of a life insurance contract, Annuity or endowment contract for an Annuity, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. Partial exchanges may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of the partially exchanged amount as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. In Revenue Procedure 2011-38, the IRS has indicated that, for exchanges on or after October 24, 2011, where there is a surrender or distribution from either the initial Annuity or receiving Annuity within 180 days of the date on which the partial exchange was completed, the IRS will apply general tax rules to determine the substance and treatment of the original transfer. We strongly urge you to discuss any partial exchange transaction of this type with your tax adviser before proceeding with the transaction.

If an Annuity is purchased through a tax-free exchange of a life insurance contract, Annuity or endowment contract that was purchased prior to August 14, 1982, then any Purchase Payments made to the original contract prior to August 14, 1982 will be treated as made to the new Annuity prior to that date. Generally, such pre-August 14, 1982 withdrawals are treated as a recovery of your investment in the Annuity first until Purchase Payments made before August 14, 1982 are withdrawn. Moreover, income allocable to Purchase Payments made before August 14, 1982, is not subject to the 10% tax penalty.

After you elect an annuity payment option, you are not eligible for a tax-free exchange under Section 1035.

Taxes Payable by Beneficiaries for a Nonqualified Annuity

The Death Benefit distributions are subject to ordinary income tax to the extent the distribution exceeds the cost basis in the Annuity. The value of the Death Benefit, as determined under federal law, is also included in the Owner's estate for federal estate tax purposes. Generally, the same tax rules described above would also apply to amounts received by your Beneficiary. Choosing an option other than a lump sum Death Benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below in the Annuity Qualification section. Tax consequences to the Beneficiary vary depending upon the Death Benefit payment option selected. Generally, for payment of the Death Benefit

..   As a lump sum payment, the Beneficiary is taxed in the year of payment on gain in the Annuity.

..   Within 5 years of death of Owner, the Beneficiary is taxed as amounts are withdrawn (with gain treated as being distributed first).

..   Under an Annuity or Annuity settlement option where distributions begin within one year of the date of death of the Owner, the Beneficiary is taxed on each payment with part as gain and part as return of cost basis.

Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Annuity is held by a pension plan or a tax favored retirement plan, or held by a Custodial Account (as defined earlier in this prospectus). In such a situation, the Annuity may no longer qualify for tax deferral where the Annuity continues after the death of the Annuitant. However, tax deferral should be provided instead by the pension plan, tax favored retirement plan, or Custodial Account. We may also allow the naming of a contingent annuitant when a Nonqualified Annuity is held by an entity owner when such Annuities do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.

Reporting and Withholding on Distributions

Taxable amounts distributed from an Annuity are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Annuity or similar periodic payment, we will withhold as if you are a married individual with three (3) exemptions unless you designate a different withholding status. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless you provide us with a U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the discussion below regarding withholding rules for a Qualified Annuity.

Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Entity Owners

Where an Annuity is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax annually.

Where an Annuity is issued to a Charitable Remainder Trust (CRT), the Annuity will not be taxed as an Annuity and increases in the value of the Annuity over its cost basis will be subject to tax reporting annually. As there are charges for the optional living benefits described elsewhere in this prospectus, and such charges reduce the contract value of the Annuity, trustees of the CRT should discuss with their legal advisers whether election of such optional living benefits violates their fiduciary duty to the remainder beneficiary.

Where an Annuity is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Annuity shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Annuity.

At this time, we will not issue an Annuity to grantor trusts with multiple grantors. Also, we will not issue an Annuity to a grantor trust where the Grantor is not also the Annuitant. Where a previously issued Annuity was structured so that it is owned by a grantor trust but the Annuitant is not the grantor, then the Annuity is required to terminate upon the death of the grantor of the trust if the grantor pre-deceases the Annuitant under
Section 72(s) of the Code. Under this circumstance, the contract value will be paid out to the trust and it is not eligible for the death benefit provided under the contract.

Annuity Qualification

Diversification And Investor Control. In order to qualify for the tax rules applicable to Annuities described above, the assets underlying the Sub-accounts of an Annuity must be diversified, according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the United States or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Annuity meet these diversification requirements.

An additional requirement for qualification for the tax treatment described above is that we, and not you as the Annuity Owner, must have sufficient control over the underlying assets to be treated as the Owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which a variable annuity will not be treated as an Annuity for tax purposes if persons with ownership rights have excessive control over the investments underlying such variable Annuity. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Annuity or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.

Required Distributions Upon Your Death for a Nonqualified Annuity. Upon your death, certain distributions must be made under the Annuity. The required distributions depend on whether you die before you start taking annuity payments under the Annuity or after you start taking annuity payments under the Annuity. If you die on or after the Annuity Date, the remaining portion of the interest in the Annuity must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, the entire interest in the Annuity must be distributed within 5 years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated Beneficiary (provided such payments begin within one year of your death). Your designated Beneficiary is the person to whom benefit rights under the Annuity pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Annuity may be continued with your spouse as the Owner. For Nonqualified Annuities owned by a non-natural person, the required distribution rules apply upon the death of the Annuitant. This means that for an Annuity held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitants to die.

Changes In Your Annuity. We reserve the right to make any changes we deem necessary to assure that your Annuity qualifies as an Annuity for tax purposes. Any such changes will apply to all Annuity Owners and you will be given notice to the extent feasible under the circumstances.

QUALIFIED ANNUITIES

In general, as used in this prospectus, a Qualified Annuity is an Annuity with applicable endorsements for a tax-favored plan or a Nonqualified Annuity held by a tax-favored retirement plan.

The following is a general discussion of the tax considerations for Qualified Annuites. This Annuity may or may not be available for all types of the tax-favored retirement plans discussed below. This discussion assumes that you have satisfied the eligibility requirements for any tax-favored retirement plan. Please consult your Financial Professional prior to purchase to confirm if this Annuity is available for a particular type of tax-favored retirement plan or whether we will accept the type of contribution you intend for this Annuity.

A Qualified Annuity may typically be purchased for use in connection with:

   . Individual retirement accounts and annuities (IRAs), including inherited IRAs (which we refer to as a Beneficiary IRA), which are subject to Sections 408(a) and 408(b) of the Code;

   . Roth IRAs, including inherited Roth IRAs (which we refer to as a Beneficiary Roth IRA) under Section 408A of the Code;

   . A corporate Pension or Profit-sharing plan (subject to 401(a) of the Code);

   .   H.R. 10 plans (also known as Keogh Plans, subject to 401(a) of the Code);

   . Tax Sheltered Annuities (subject to 403(b) of the Code, also known as Tax Deferred Annuities or TDAs);

   .   Section 457 plans (subject to 457 of the Code).

A Nonqualified Annuity may also be purchased by a 401(a) trust, a custodial IRA or a custodial Roth IRA account, or a Section 457 plan, which can hold other permissible assets. The terms and administration of the trust or custodial account or plan in accordance with the laws and regulations for 401(a) plans, IRAs or Roth IRAs, or a Section 457 plan, as applicable, are the responsibility of the applicable trustee or custodian.

You should be aware that tax favored plans such as IRAs generally provide income tax deferral regardless of whether they invest in Annuities. This means that when a tax favored plan invests in an Annuity, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).

Types of Tax-favored Plans

IRAs. If you buy an Annuity for use as an IRA, we will provide you a copy of the prospectus and contract which summarizes the material terms. The IRS requires that you have a "Free Look" after making an initial contribution to the Annuity. During this time, you can cancel the Annuity by notifying us in writing, and we will refund the greater of all purchase payments under the Annuity or the Account Value, less any applicable federal and state income tax withholding.

Contributions Limits/Rollovers. Subject to the minimum purchase payment requirements of an Annuity, you may purchase an Annuity for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, by making a contribution consisting of your IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the later applicable due date of your federal income tax return, without extension), or as a current year contribution. In 2015 the contribution limit is $5,500. The contribution amount is indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year. The catch-up amount is not indexed for inflation. The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy an Annuity, you can make regular IRA contributions under the Annuity (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA", which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan or TDA into another Section 401(a) plan or TDA. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee "transfer" from one IRA account to another. IRA transfers are not subject to this 12 month rule.

In some circumstances, non-spouse Beneficiaries may roll over to an IRA amounts due from qualified plans, 403(b) plans, and governmental 457(b) plans. However, the rollover rules applicable to non-spouse Beneficiaries under the Code are more restrictive than the rollover rules applicable to Owner/participants and spouse Beneficiaries. Generally, non-spouse Beneficiaries may roll over distributions from tax favored retirement plans only as a direct rollover, and if permitted by the plan. For plan years beginning after December 31, 2009, employer retirement plans are required to permit non-spouse Beneficiaries to roll over funds to an inherited IRA. An inherited IRA must be directly rolled over from the employer plan or transferred from an IRA and must be titled in the name of the deceased (i.e., John Doe deceased for the benefit of Jane Doe). No additional contributions can be made to an inherited IRA. In this prospectus, an inherited IRA is also referred to as a Beneficiary Annuity.

Required Provisions. Annuities that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

..   You, as Owner of the Annuity, must be the "Annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);

..   Your rights as Owner are non-forfeitable;

..   You cannot sell, assign or pledge the Annuity;

..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet Required Minimum Distribution rules described below.

Usually, the full amount of any distribution from an IRA (including a distribution from this Annuity) which is not a transfer or rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier regarding an Annuity in the Nonqualified Annuity section. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

..   A 10% early withdrawal penalty described below;

..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

..   Failure to take a Required Minimum Distribution, also described below.

SEPs. SEPs are a variation on a standard IRA, and Annuities issued to a SEP must satisfy the same general requirements described under IRAs (above). There are, however, some differences:

..   If you participate in a SEP, you generally do not include in income any employer contributions made to the SEP on your behalf up to the lesser of
    (a) $53,000 in 2015, or (b) 25% of your taxable compensation paid by the contributing employer (not including the employer's SEP contribution as compensation for these purposes). However, for these purposes, compensation in excess of certain limits established by the IRS will not be considered. In 2015, this limit is $265,000;

..   SEPs must satisfy certain participation and nondiscrimination requirements not generally applicable to IRAs; and

..   SEPs that contain a salary reduction or "SARSEP" provision prior to 1997 may permit salary deferrals up to $18,000 in 2015 with the employer making these contributions to the SEP. However, no new "salary reduction" or "SARSEPs" can be established after 1996. Individuals participating in a SARSEP who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. These amounts are indexed for inflation. Not all Annuities issued by us are available for SARSEPs. You will also be provided the same information, and have the same "Free Look" period, as you would have if you purchased the Annuity for a standard IRA.

ROTH IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

..   Contributions to a Roth IRA cannot be deducted from your gross income;

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the Owner of the IRA attains age 59 1/2; (b) after the Owner's death; (c) due to the Owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the Owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings and earnings will be taxed generally in the same manner as distributions from a traditional IRA.

..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

Subject to the minimum Purchase Payment requirements of an Annuity, you may purchase an Annuity for a Roth IRA in connection with a "rollover" of amounts of another traditional IRA, SEP, SIMPLE-IRA, employer sponsored retirement plan (under sections 401(a) or 403(b) of the Code) or Roth IRA; or, if you meet certain income limitations, by making a contribution consisting of your Roth IRA contributions and catch-up contributions, if applicable, attributable to the prior year during the period from January 1 to April 15 (or the applicable due date of your federal income tax return, without extension), or as a current year contribution. The Code permits persons who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. The conversion of non-Roth accounts triggers current taxation (but is not subject to a 10% early distribution penalty). Once an Annuity has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular contributions to a Roth IRA. Non-spouse Beneficiaries receiving a distribution from an employer sponsored retirement plan under sections 401(a) or 403(b) of the Code can also directly roll over contributions to a Roth IRA. However, it is our understanding of the Code that non-spouse Beneficiaries cannot "rollover" benefits from a traditional IRA to a Roth IRA.

TDAs. In general, you may own a Tax Deferred Annuity (also known as a TDA, Tax Sheltered Annuity (TSA), 403(b) plan or 403(b) Annuity) if you are an employee of a tax-exempt organization (as defined under Code Section 501(c)(3)) or a public educational organization, and you may make contributions to a TDA so long as your employer maintains such a plan and your rights to the Annuity are non-forfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $18,000 in 2015. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $6,000 in 2015. This amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. You may also roll over TDA amounts to a qualified retirement plan, a SEP and a 457 government plan. An Annuity may generally only qualify as a TDA if distributions of salary deferrals (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

..   Your attainment of age 59 1/2;

..   Your severance of employment;

..   Your death;

..   Your total and permanent disability; or

..   Hardship (under limited circumstances, and only related to salary deferrals, not including earnings attributable to these amounts).

In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later. These distribution limits do not apply either to transfers or exchanges of investments under the Annuity, or to any "direct transfer" of your interest in the Annuity to another employer's TDA plan or mutual fund "custodial account" described under Code Section 403(b)(7). Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and minimum participation rules applicable to "qualified" retirement plans.

Caution: Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement, or its functional equivalent, with the applicable employer or its agent. In addition, in order to comply with the regulations, we will only process certain transactions (e.g., transfers, withdrawals, hardship distributions and, if applicable, loans) with employer approval. This means that if you request one of these transactions we will not consider your request to be in Good Order, and will not therefore process the transaction, until we receive the employer's approval in written or electronic form.

Required Minimum Distributions and Payment Options

If you hold the Annuity under an IRA (or other tax-favored plan), Required Minimum Distribution rules must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. For a TDA or a 401(a) plan for which the participant is not a greater than 5% Owner of the employer, this required beginning date can generally be deferred to retirement, if later. Roth IRAs are not subject to these rules during the Owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us at a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% tax penalty on the amount of any required minimum distribution not made in a timely manner. Required Minimum Distributions are calculated based on the sum of the Account Value and the actuarial value of any additional living and death benefits from optional riders that you have purchased under the Annuity. As a result, the Required Minimum Distributions may be larger than if the calculation were based on the Account Value only, which may in turn result in an earlier (but not before the required beginning date) distribution of amounts under the Annuity and an increased amount of taxable income distributed to the Annuity Owner, and a reduction of payments under the living and death benefit optional riders.

You can use the Minimum Distribution option to satisfy the Required Minimum Distribution rules for an Annuity without either beginning annuity payments or surrendering the Annuity. We will distribute to you the Required Minimum Distribution amount, less any other partial withdrawals that you made during the year. Such amount will be based on the value of the Annuity as of December 31 of the prior year, but is determined without regard to other Annuities you may own.

Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. If you inherit more than one IRA or more than one Roth IRA from the same Owner, similar rules apply.

Charitable IRA Distributions.

Prior law provided a charitable giving incentive permitting tax-free IRA distributions for charitable purposes. As of the beginning of 2015, this provision has expired and has not been extended. It is possible that Congress will extend this provision retroactively to include some or all of 2015.

For distributions in tax years beginning after 2005 and before 2015, these rules provided an exclusion from gross income, up to $100,000 for otherwise taxable IRA distributions from a traditional or Roth IRA that are qualified charitable distributions. To constitute a qualified charitable distribution, the distribution must be made (1) directly by the IRA trustee to certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70 1/2. Distributions that are excluded from income under this provision are not taken into account in determining the individual's deductions, if any, for charitable contributions.

The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Per IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.

Required Distributions Upon Your Death for a Qualified Annuity

Upon your death under an IRA, Roth IRA, 403(b) or other employer sponsored plan, the designated Beneficiary may generally elect to continue the Annuity and receive required minimum distributions under the Annuity instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were to begin, whether you have named a designated Beneficiary and whether that Beneficiary is your surviving spouse.

..   If you die after a designated Beneficiary has been named, the death benefit must be distributed by December 31st of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated Beneficiary (as long as payments begin by December 31st of the year following the year of death). However, if your surviving spouse is the Beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31st of the year following the year of death or December 31st of the year in which you would have reached age 70 1/2, whichever is later. Additionally, if the Annuity is payable to (or for the benefit of) your surviving spouse as sole primary beneficiary, the Annuity may be continued with your spouse as the Owner.

..   If you die before a designated Beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out by December 31st of the year including the five year anniversary of the date of death. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

..   If you die before a designated Beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For Annuities where multiple Beneficiaries have been named and at least one of the Beneficiaries does not qualify as a designated Beneficiary and the account has not been divided into separate accounts by December 31st of the year following the year of death, such Annuity is deemed to have no designated Beneficiary. A designated Beneficiary may elect to apply the rules for no designated Beneficiary if those would provide a smaller payment requirement.

A Beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRAs, other than IRAs inherited by the owner's spouse, do not qualify as retirement assets for purposes of protection under the federal bankruptcy laws.

Until withdrawn, amounts in a Qualified Annuity continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the required minimum distribution rules, are subject to tax. You may wish to consult a professional tax adviser for tax advice as to your particular situation.

For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.

Tax Penalty for Early Withdrawals from a Qualified Annuity You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, SEP, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

..   the amount is paid on or after you reach age 59 1/2 or die;

..   the amount received is attributable to your becoming disabled; or

..   generally the amount paid or received is in the form of substantially equal payments (as defined in the Code) not less frequently than annually.
    (Please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments or additional contributions to the Annuity during that time period will result in retroactive application of the 10% tax penalty.)

Other exceptions to this tax may apply. You should consult your tax adviser for further details.

Withholding

We will withhold federal income tax at the rate of 20% for any eligible rollover distribution paid by us to or for a plan participant, unless such distribution is "directly" rolled over into another qualified plan, IRA (including the IRA variations described above), SEP, 457 government plan or TDA. An eligible rollover distribution is defined under the tax law as a distribution from an employer plan under 401(a), a TDA or a 457 governmental plan, excluding any distribution that is part of a series of substantially equal payments (at least annually) made over the life expectancy of the employee or the joint life expectancies of the employee and his designated Beneficiary, any distribution made for a specified period of 10 years or more, any distribution that is a required minimum distribution and any hardship distribution. Regulations also specify certain other items which are not considered eligible rollover distributions. We will not withhold for payments made from trustee owned Annuities or for payments under a 457 plan. For all other distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with 3 exemptions

..   If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default; and

..   For all other distributions, we will withhold at a 10% rate.

We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA Requirements

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the Annuity. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the Annuity. This information has to do primarily with the fees, charges, discounts and other costs related to the Annuity, as well as any commissions paid to any agent selling the Annuity. Information about any applicable fees, charges, discounts, penalties or adjustments may be found in the applicable sections of this prospectus. Information about sales representatives and commissions may be found in the sections of this prospectus addressing distribution of the Annuities.

Other relevant information required by the exemptions is contained in the contract and accompanying documentation.

Please consult with your tax adviser if you have any questions about ERISA and these disclosure requirements.

Spousal Consent Rules for Retirement Plans - Qualified Annuities

If you are married at the time your payments commence, you may be required by federal law to choose an income option that provides survivor annuity income to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the Death Benefit to be paid to your spouse, even if you designated someone else as your Beneficiary. A brief explanation of the applicable rules follows. For more information, consult the terms of your retirement arrangement.

Defined Benefit Plans and Money Purchase Pension Plans. If you are married at the time your payments commence, federal law requires that benefits be paid to you in the form of a "qualified joint and survivor annuity" (QJSA), unless you and your spouse waive that right, in writing. Generally, this means that you will receive a reduced payment during your life and, upon your death, your spouse will receive at least one-half of what you were receiving for life. You may elect to receive another income option if your spouse consents to the election and waives his or her right to receive the QJSA. If your spouse consents to the alternative form of payment, your spouse may not receive any benefits from the plan upon your death. Federal law also requires that the plan pay a Death Benefit to your spouse if you are married and die before you begin receiving your benefit. This benefit must be available in the form of an Annuity for your spouse's lifetime and is called a "qualified pre-retirement survivor annuity" (QPSA). If the plan pays Death Benefits to other Beneficiaries, you may elect to have a Beneficiary other than your spouse receive the Death Benefit, but only if your spouse consents to the election and waives his or her right to receive the QPSA. If your spouse consents to the alternate Beneficiary, your spouse will receive no benefits from the plan upon your death. Any QPSA waiver prior to your attaining age 35 will become null and void on the first day of the calendar year in which you attain age 35, if still employed.

Defined Contribution Plans (including 401(k) Plans and ERISA 403(b) Annuities). Spousal consent to a distribution is generally not required. Upon your death, your spouse will receive the entire Death Benefit, even if you designated someone else as your Beneficiary, unless your spouse consents in writing to waive this right. Also, if you are married and elect an Annuity as a periodic income option, federal law requires that you receive a QJSA (as described above), unless you and your spouse consent to waive this right.

IRAs, non-ERISA 403(b) Annuities, and 457 Plans. Spousal consent to a distribution usually is not required. Upon your death, any Death Benefit will be paid to your designated Beneficiary.

Gifts and Generation-skipping Transfers

If you transfer your Annuity to another person for less than adequate consideration, there may be gift tax consequences in addition to income tax consequences. Also, if you transfer your Annuity to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                              GENERAL INFORMATION

HOW WILL I RECEIVE STATEMENTS AND REPORTS?

We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www. prudentialannuities.com or any other electronic means, including diskettes or CD ROMs. We generally send a confirmation statement to you each time a financial transaction is made affecting Account Value, such as making additional Purchase Payments, transfers, exchanges or withdrawals. We may also send quarterly statements detailing the activity affecting your Annuity during the calendar quarter. We may confirm regularly scheduled transactions, including, but not limited to, the Annual Maintenance Fee, Systematic Withdrawals (including 72(t) and 72(q) payments and required minimum distributions), electronic funds transfers, Dollar Cost Averaging, and static rebalancing, in quarterly statements instead of confirming them immediately. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report. We will also send an annual report and a semi-annual report containing applicable financial statements for the Portfolios to Owners or, with your prior consent, make such documents available electronically through our Internet Website or other electronic means.

WHO IS PRUDENTIAL ANNUITIES?

Prudential Annuities Life Assurance Corporation, a Prudential Financial Company, ("Prudential Annuities") is a stock life insurance company incorporated under the laws of Arizona as of August 31, 2013, formerly incorporated in Connecticut, and is domiciled in Arizona, formerly Connecticut, with licenses in all 50 states, District of Columbia and Puerto Rico. Prudential Annuities Life Assurance Corporation is a wholly-owned subsidiary of Prudential Annuities, Inc., whose ultimate parent is Prudential Financial, Inc. Prudential Annuities markets through and in conjunction with registered broker-dealers.

Prudential Annuities offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Prudential Annuities has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.

No company other than Prudential Annuities has any legal responsibility to pay amounts that it owes under its annuity and variable life insurance contracts. Among other things, this means that where you participate in an optional living benefit or death benefit and the value of that benefit (e.g., the Protected Withdrawal for Highest Daily Lifetime 6 Plus) exceeds your current Account Value, you would rely solely on the ability of the issuing insurance company to make payments under the benefit out of its own assets. Prudential Financial, however, exercises significant influence over the operations and capital structure of Prudential Annuities.

Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Prudential Annuities delivers this prospectus to current contract owners that reside outside of the United States.

Service Providers

Prudential Annuities conducts the bulk of its operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed "service providers" under the Investment Company Act of 1940. The entities engaged by Prudential Annuities may change over time. As of December 31, 2014, non-affiliated entities that could be deemed service providers to Prudential Annuities and/or an affiliated insurer within the Prudential Annuities business unit consisted of those set forth in the table below.

Name of Service Provider      Services Provided               Address
------------------------  -------------------------  -------------------------
Broadridge Investor       Proxy services and         51 Mercedes Way,
Communication Solutions,  regulatory mailings        Edgewood, NY 11717
Inc.

CT Corporation System     UCC filings, corporate     111 Eighth Avenue, New
                          filings and annual report York, NY 10011 filings

Depository Trust &        Clearing and settlement    55 Water Street, 26/th/
Clearing Corporation      services                   Floor, New York, NY 10041

EDM Americas              Records management and     301 Fayetteville Street,
                          administration of annuity  Suite 1500, Raleigh, NC
                          contracts                  27601

ExlService Holdings, Inc. Administration of annuity  350 Park Avenue, 10/th/
                          contracts                  Floor, New York, NY 10022

National Financial        Clearing and settlement    82 Devonshire Street
Services                  services                   Boston, MA 02109

NEPS, LLC                 Composition, printing,     12 Manor Parkway, Salem,
                          and mailing of contracts   NH 03079
                          and benefit documents

Pershing LLC              Order-entry systems        One Pershing Plaza,
                          provider                   Jersey City, NJ 07399

Thomson Reuters           Tax form printing          3 Times Square New York,
                                                     NY 10036

Venio                     Claim related services     4031 University Drive,
                                                     Suite 100, Fairfax, VA
                                                     22030

WHAT ARE SEPARATE ACCOUNTS?

The separate accounts are where Prudential Annuities sets aside and invests the assets of some of our annuities. These separate accounts were established under the laws of the State of Connecticut. The assets of each separate account are held in the name of Prudential Annuities, and legally belong to us. Prudential Annuities Life Assurance Corporation segregates the Separate Account assets from all of its other assets. Thus, Separate Account assets that are held in support of the contracts are not chargeable with liabilities arising out of any other business we may conduct. Thus, income, gains and losses from assets allocated to a separate account are credited to or charged against each such separate account, without regard to other income, gains, or losses of Prudential Annuities or of any other of our separate accounts. The obligations under the Annuities are those of Prudential Annuities, which is the issuer of the Annuities and the depositor of the separate accounts. More detailed information about Prudential Annuities, including its audited consolidated financial statements, is provided in the Statement of Additional Information.

Separate Account B

During the accumulation period, the assets supporting obligations based on allocations to the Sub-accounts are held in Sub-accounts of Prudential Annuities Life Assurance Corporation Variable Account B, also referred to as "Separate Account B". Separate Account B was established by us pursuant to Connecticut law on November 25, 1987. Separate Account B also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of Separate Account B. Effective August 31, 2013, Prudential Annuities Life Assurance Corporation changed its domicile from Connecticut to Arizona. As a result of this change, the Arizona Department of Insurance is our principal regulatory authority and all of our separate accounts including Separate Account B, will now be operated in accordance with the laws of Arizona.

Separate Account B consists of multiple Sub-accounts. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. The name of each Sub-account generally corresponds to the name of the underlying Portfolio. Each Sub-account in Separate Account B may have several different Unit Prices to reflect the Insurance Charge, Distribution Charge (when applicable) and the charges for any optional benefits that are offered under the Annuities issued by us through Separate Account B. Separate Account B is registered with the SEC under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which is a type of investment company. The SEC does not supervise investment policies, management or practices of Separate Account B. We may offer new Sub-accounts, eliminate Sub-accounts, or combine Sub-accounts at our sole discretion. We may also close Sub-accounts to additional purchase payments on existing Annuities or close Sub-accounts for Annuities purchased on or after specified dates. We will first notify you and receive any necessary SEC and/or state approval before making such a change. If an underlying mutual fund is liquidated, we will ask you to reallocate any amount in the liquidated fund. If you do not reallocate these amounts, we will reallocate such amounts only in accordance with SEC pronouncements and only after obtaining an order from the SEC, if required. If investment in the Portfolios or a particular Portfolio is no longer possible, in our discretion becomes inappropriate for purposes the Annuity, or for any other rationale in our sole judgment, we may substitute another portfolio or investment portfolios without your consent. The substituted portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any required approval of the SEC and any applicable state insurance departments. In addition, we may close Portfolios to allocation of Purchase Payments or Account Value, or both, at any time in our sole discretion. We do not control the underlying mutual funds, so we cannot guarantee that any of those funds will always be available.

If you are enrolled in a Dollar Cost Averaging, Asset Rebalancing, or comparable programs while an underlying fund merger, substitution or liquidation takes place, unless otherwise noted in any communication from us, your Account Value invested in such underlying fund will be transferred automatically to the designated surviving fund in the case of mergers, the replacement fund in the case of substitutions, and an available Money Market Fund in the case of fund liquidations. Your enrollment instructions will be automatically updated to reflect the surviving fund, the replacement fund or a Money Market Fund for any continued and future investments.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account. Your Account Value allocated to the Sub-accounts may increase or decrease. You bear the entire investment risk. There is no assurance that the Account Value of your Annuity will equal or be greater than the total of the purchase payments you make to us.

Separate Account D

During the accumulation period, assets supporting our obligations based on Fixed Allocations are held in Prudential Annuities Life Assurance Corporation Separate Account D, also referred to as "Separate Account D". Such obligations are based on the fixed interest rates we credit to Fixed Allocations and the terms of the Annuities. These obligations do not depend on the investment performance of the assets in Separate Account D. Separate Account D was established by us pursuant to Connecticut law.

Based on our redomestication from Connecticut to Arizona, however, all our Separate Accounts, including Separate Account D, will be operated in accordance with the laws of Arizona, effective August 31, 2013.

There are no units in Separate Account D. The Fixed Allocations are guaranteed by our general account. An Annuity Owner who allocates a portion of their Account Value to Separate Account D does not participate in the investment gain or loss on assets maintained in Separate Account D. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account D may drop below the reserves and other liabilities we must maintain. Should the value of the assets in Separate Account D drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to Separate Account D to make up the difference. We have the right to transfer to our general account any assets of Separate Account D in excess of such reserves and other liabilities. We maintain assets in Separate Account D supporting a number of annuities we offer.

We may employ investment managers to manage the assets maintained in Separate Account D. Each manager we employ is responsible for investment management of a different portion of Separate Account D. From time to time additional investment managers may be employed or investment managers may cease being employed. We are under no obligation to employ or continue to employ any investment manager(s) and have sole discretion over the investment managers we retain. We are not obligated to invest according to specific guidelines or strategies except as may be required by Arizona and other state insurance laws.

Cyber Security Risks. We provide information about cyber security risks associated with this Annuity in the Statement of Additional Information.

WHAT IS THE LEGAL STRUCTURE OF THE UNDERLYING FUNDS?

Each underlying mutual fund is registered as an open-end management investment company under the Investment Company Act. Shares of the underlying mutual fund portfolios are sold to separate accounts of life insurance companies offering variable annuity and variable life insurance products. The shares may also be sold directly to qualified pension and retirement plans.

Voting Rights

We are the legal owner of the shares of the underlying mutual funds in which the Sub-accounts invest. However, under SEC rules, you have voting rights in relation to Account Value maintained in the Sub-accounts. If an underlying mutual fund portfolio requests a vote of shareholders, we will vote our shares based on instructions received from Owners with Account Value allocated to that Sub-account. Owners have the right to vote an amount equal to the number of shares attributable to their contracts. If we do not receive voting instructions in relation to certain shares, we will vote those shares in the same manner and proportion as the shares for which we have received instructions. This voting procedure is sometimes referred to as "mirror voting" because, as indicated in the immediately preceding sentence, we mirror the votes that are actually cast, rather than decide on our own how to vote. We will also "mirror vote" shares within the separate account that are owned directly by us or by an affiliate. In addition, because all the shares of a given mutual fund held within our separate account are legally owned by us, we intend to vote all of such shares when that underlying fund seeks a vote of its shareholders. As such, all such shares will be counted towards whether there is a quorum at the underlying fund's shareholder meeting and towards the ultimate outcome of the vote. Thus, under "mirror voting," it is possible that the votes of a small percentage of contractholders who actually vote will determine the ultimate outcome. We will furnish those Owners who have Account Value allocated to a Sub-account whose underlying mutual fund portfolio has requested a "proxy" vote with proxy materials and the necessary forms to provide us with their voting instructions. Generally, you will be asked to provide instructions for us to vote on matters such as changes in a fundamental investment strategy, adoption of a new investment advisory agreement, or matters relating to the structure of the underlying mutual fund that require a vote of shareholders.

Advanced Series Trust (the "Trust") has obtained an exemption from the Securities and Exchange Commission that permits its co-investment advisers, AST Investment Services, Inc. and Prudential Investments LLC, subject to approval by the Board of Trustees of the Trust, to change sub-advisors for a Portfolio and to enter into new sub-advisory agreements, without obtaining shareholder approval of the changes. This exemption (which is similar to exemptions granted to other investment companies that are organized in a similar manner as the Trust) is intended to facilitate the efficient supervision and management of the sub-advisors by AST Investment Services, Inc., Prudential Investments LLC and the Trustees. The Trust is required, under the terms of the exemption, to provide certain information to shareholders following these types of changes. We may add new Sub-accounts that invest in a series of underlying funds other than the Trust that is managed by an affiliate. Such series of funds may have a similar order from the SEC. You also should review the prospectuses for the other underlying funds in which various Sub-accounts invest as to whether they have obtained similar orders from the SEC.

Material Conflicts

It is possible that differences may occur between companies that offer shares of an underlying mutual fund portfolio to their respective separate accounts issuing variable annuities and/or variable life insurance products. Differences may also occur surrounding the offering of an underlying mutual fund portfolio to variable life insurance policies and variable annuity contracts that we offer. Under certain circumstances, these differences could be considered "material conflicts," in which case we would take necessary action to protect persons with voting rights under our variable annuity contracts and variable life insurance policies against persons with voting rights under other insurance companies' variable insurance products. If a "material conflict" were to arise between owners of variable annuity contracts and variable life insurance policies issued by us we would take necessary action to treat such persons equitably in resolving the conflict. "Material conflicts" could arise due to differences in voting instructions between owners of variable life insurance and variable annuity contracts of the same or different companies. We monitor any potential conflicts that may exist.

Fees and Payments Received by Prudential Annuities

As detailed below, Prudential Annuities and our affiliates receive substantial payments from the underlying Portfolios and/or related entities, such as the Portfolios' advisers and subadvisers. Because these fees and payments are made to Prudential Annuities and our affiliates, allocations you make to the underlying Portfolios benefit us financially. In selecting Portfolios available under the Annuity, we consider the payments that will be made to us. For more information on factors we consider when selecting the Portfolios under the Annuity, see "Variable Investment Options" under "Investment Options" earlier in this prospectus.

We receive Rule 12b-1 fees which compensate our affiliate, Prudential Annuities Distributors, Inc., for distribution and administrative services (including recordkeeping services and the mailing of prospectuses and reports to Owners invested in the Portfolios). These fees are paid by the underlying Portfolio out of each Portfolio's assets and are therefore borne by Owners. We also receive "revenue sharing" payments from the Portfolios or the advisers of the underlying Portfolios or their affiliates, which compensate us for administrative services. The maximum combined 12b-1 fees and revenue sharing payments we receive with respect to a Portfolio are equal to an annual rate of 0.50% of the average assets allocated to the Portfolio under the Annuity. We expect to make a profit on these fees and payments and consider them when selecting the Portfolios available under the Annuity.

In addition, an adviser or subadviser of a Portfolio or a distributor of the Annuity may also compensate us by providing reimbursement, defraying the costs of, or paying directly for, among other things, marketing and/or administrative services and/or other services they provide in connection with the Annuity. These services may include, but are not limited to: sponsoring or co-sponsoring various promotional, educational or marketing meetings and seminars attended by distributors, wholesalers, and/or broker dealer firms' registered representatives, and creating marketing material discussing the Annuity, available options, and underlying Portfolios. The amounts paid depend on the nature of the meetings, the number of meetings attended by the adviser, subadviser, or distributor, the number of participants and attendees at the meetings, the costs expected to be incurred, and the level of the adviser's, subadviser's or distributor's participation. These payments or reimbursements may not be offered by all advisers, subadvisers, or distributors and the amounts of such payments may vary between and among each adviser, subadviser, and distributor depending on their respective participation. We may also consider these payments and reimbursements when selecting the Portfolios available under the Annuity. During 2014, with regard to the total amounts that were paid under the kinds of arrangements described in this paragraph, the amounts for any particular adviser, subadviser or distributor ranged from approximately $300.00 to approximately $354,505.58. These amounts relate to all individual variable annuity contracts issued by Prudential Annuities or its affiliates, not only the Annuity covered by this prospectus.

WHO DISTRIBUTES ANNUITIES OFFERED BY PRUDENTIAL ANNUITIES?

Prudential Annuities Distributors, Inc. (PAD), a wholly-owned subsidiary of Prudential Annuities, Inc., is the distributor and principal underwriter of the Annuities offered through this prospectus. PAD acts as the distributor of a number of annuity and life insurance products. PAD's principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act), and is a member of the Financial Industry Regulatory Authority (FINRA).

Each Annuity is offered on a continuous basis. PAD enters into distribution agreements with broker-dealers who are registered under the Exchange Act and with entities that may offer the Annuities but are exempt from registration ("firms"). Applications for each Annuity are solicited by registered representatives of those firms. In addition, PAD may offer the Annuities directly to potential purchasers.

Prudential Annuities sells its annuity products through multiple distribution channels, including (1) independent broker-dealer firms and financial planners;
(2) broker-dealers that are members of the New York Stock Exchange, including "wirehouse" and regional broker-dealer firms; and (3) broker-dealers affiliated with banks or that specialize in marketing to customers of banks. Although we are active in each of those distribution channels, the majority of our sales have come from the independent broker-dealer firms and financial planners. On June 1, 2006, The Prudential Insurance Company of America, an affiliate of Prudential Annuities, acquired the variable annuity business of The Allstate Corporation ("Allstate"), which included exclusive access to the Allstate affiliated broker-dealer until May 31, 2008. We began selling variable annuities through the Allstate affiliated broker-dealer registered representatives in the third quarter of 2006.

Under the selling agreements, commissions are paid to firms on sales of the Annuities according to one or more schedules. The registered representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of Purchase Payments made, up to a maximum of 6.0% for Optimum XTra. Alternative compensation schedules are available that generally provide a lower initial commission plus ongoing quarterly compensation based on all or a portion of the Account Value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to your Annuity. Commissions and other compensation paid in relation to your Annuity do not result in any additional charge to you or to the Separate Account.

In addition, in an effort to promote the sale of our products (which may include the placement of Prudential Annuities and/or the Annuities on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PAD may enter into compensation arrangements with certain broker-dealer firms (including LPL Financial Corporation) with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide. These services may include, but are not limited to: educating customers of the firm on the Annuity's features; conducting due diligence and analysis, providing office access, operations and systems support; holding seminars intended to educate the firm's registered representatives and make them more knowledgeable about the Annuities; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval. To the extent permitted by FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation (e.g., gifts, occasional meals and entertainment, sponsorship of training and due diligence events). These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms. In addition, we or our affiliates may provide such compensation, payments and/or incentives to firms arising out of the marketing, sale and/or servicing of variable annuities or life insurance offered by different Prudential business units.

You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the Annuities than for selling a different annuity that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to an annuity product, any such compensation will be paid by us or PAD and will not result in any additional charge to you. Overall compensation paid to the distributing firm does not exceed, based on actuarial assumptions, 8.5% of the total purchase payments made. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the Annuity. Further information about the firms that are part of these compensation arrangements appears in the Statement of Additional Information, which is available without charge upon request.

We or PAD also may compensate third-party vendors, for services that such vendors render to broker-dealer firms. To the extent permitted by the FINRA rules and other applicable laws and regulations, PAD may pay or allow other promotional incentives or payments in the forms of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

The list below identifies three general types of payments that PAD pays to registered broker-dealers and firms which are broadly defined as follows:

   . Percentage Payments based upon "Assets under Management" or "AUM": This type of payment is a percentage payment that is based upon assets, subject to certain criteria in certain held in all Prudential Annuities products.

   . Percentage Payments based upon sales: This type of payment is a percentage payment that is based upon the total amount of money received as purchase payments under Prudential Annuities annuity products sold through the firm.

   . Fixed Payments: These types of payments are made directly to or in sponsorship of the firm.

   . Examples of arrangements under which such payments may be made currently include, but are not limited to: sponsorships, conferences (national, regional and top producer), speaker fees, promotional items and reimbursements to firms for marketing activities or services paid by the firms and/or their registered representatives. The amount of these payments varies widely because some payments may encompass only a single event, such as a conference, and others have a much broader scope. In addition, we may make payments periodically during the relationship for systems, operational and other support.

The list below includes the names of the firms that we are aware (as of December 31, 2014) received payment with respect to annuity business during 2014 (or as to which a payment amount was accrued during 2014). The firms listed below include those receiving payments in connection with marketing of products issued by Prudential Annuities Life Assurance Corporation. Your registered representative can provide you with more information about the compensation arrangements that apply upon request. During 2014, the least amount paid, and greatest amount paid, were $0.38 and $6,711,354.31, respectively.

Name of Firm:

Allstate Financial                       Invest Financial Corporation             Sagepoint Financial, Inc.
Services, LLC                            Investacorp                              Sammons Securities Co., LLC
American Portfolio Financial Services    Investment Centers of America            Securian Financial Services, Inc.
Inc.                                     Investment Professionals                 Securities America, Inc.
Associated Securities                    Investors Capital Corporation            Securities Service Network
Corporation                              Janney Montgomery Scott, LLC.            Sigma Financial Corporation
AXA Advisors, LLC                        Legend Equities Corporation              Signator Investors, Inc.
BBVA Compass Investment Solutions, Inc.  Lincoln Financial Advisors               SII Investments, Inc.
BFT Financial Group, LLC                 Lincoln Financial Securities Corporation Stifel Nicolaus & Co.
Cadaret, Grant & Co., Inc.               Lincoln Investment Planning              Summit Brokerage Services, Inc.
Cambridge Investment Research, Inc.      LPL Financial Corporation                TFS Securities, Inc.
Capital One Investment Services, LLC     LPL Financial Corporation (OAP)          The Investment Center
Centaurus Financial, Inc.                M Holdings Securities, Inc.              TransAmerica Financial Advisors, Inc.
Cetera Advisor Network LLC               MetLife                                  Triad Advisors, Inc.
Cetera Financial Group LLC               Mutual Service Corporation               UBS Financial Services, Inc.
Cetera Financial Specialists             National Planning Corporation            United Planners Financial Service
Cetera Investment Services               Next Financial Group, Inc.               Wall Street Financial Group
CFD Investments, Inc.                    NFP Securities, Inc.                     Waterstone Financial Group Inc.
Commonwealth Financial Network           PNC Investments, LLC                     Wells Fargo Advisors LLC
Crown Capital Securities, L.P.           ProEquities                              Wells Fargo Advisors LLC - Wealth
CUSO Financial Services, L.P.            Questar Capital Corporation              Wells Fargo Investments LLC
Equity Services, Inc.                    Raymond James & Associates               Woodbury Financial Services
First Allied Securities Inc.             Raymond James Financial Services         World Group Securities, Inc.
FSC Securities Corporation               RBC Capital Markets Corporation          WRP Investments, Inc.
Gary Goldberg & Co., Inc.                Robert W. Baird & Co., Inc.
Geneos Wealth Management, Inc.           Royal Alliance Associates
H. Beck, Inc.
Hantz Financial Services, Inc.
ING Financial Partners, LLC

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Prudential Annuities Life Assurance Corporation incorporates by reference into the prospectus its latest annual report on Form 10-K filed pursuant to
Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Prudential Annuities Life Assurance Corporation, One Corporate Drive, Shelton, CT 06484 or by calling 888-PRU-2888. We file periodic reports as required under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov). Our internet address is http://www.prudentialannuities.com.

FINANCIAL STATEMENTS

The financial statements of the Separate Account and Prudential Annuities Life Assurance Corporation are included in the Statement of Additional Information.

HOW TO CONTACT US

Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.

Prudential's Customer Service Team

Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.

Internet

Access information about your Annuity through our website:
www.prudentialannuities.com

Correspondence Sent by Regular Mail

Prudential Annuity Service Center
P.O. Box 7960
Philadelphia, PA 19176

Correspondence Sent by Overnight*, Certified or Registered Mail

Prudential Annuity Service Center
2101 Welsh Road
Dresher, PA 19025

* Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.

Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this Prospectus refers to the day when we receive a purchase payment, request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center
(1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.

You can obtain account information by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your account. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your account information and perform certain transactions on your account. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Annuity have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Annuity or you may establish or change your PIN by calling our automated response system and at www. prudentialannuities.com, our Internet Website. Any third party that you authorize to perform financial transactions on your account will be assigned a PIN for your account.

Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Annuity using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.

Prudential Annuities does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Prudential Annuities reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL PROCEEDINGS

Litigation and Regulatory Matters

Prudential Annuities is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Prudential Annuities and proceedings generally applicable to business practices in the industry in which we operate. Prudential Annuities is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Prudential Annuities is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In some of the pending legal and regulatory actions, plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. In addition, Prudential Annuities, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus. In some of Prudential Annuities's pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. The outcome of litigation or a regulatory matter, and the amount or range of potential loss at any particular time, is often inherently uncertain.

Prudential Annuities establishes accruals for litigation and regulatory matters when it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter, if material, is disclosed. As of December 31, 2014, the aggregate range of reasonably possible losses in excess of accruals established is not currently estimable. Prudential Annuities reviews relevant information with respect to its litigation and regulatory matters on a quarterly and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Prudential Annuities's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. It is possible that Prudential Annuities's results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. In light of the unpredictability of Prudential Annuities's litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Prudential Annuities's financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Prudential Annuities's financial position.

CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The following are the contents of the Statement of Additional Information:

General Information about Prudential Annuities
   Prudential Annuities Life Assurance Corporation
   Prudential Annuities Life Assurance Corporation Variable Account B Prudential Annuities Life Assurance Corporation Separate Account D
Principal Underwriter/Distributor - Prudential Annuities Distributors, Inc. How the Unit Price is Determined
Additional Information on Fixed Allocations
   How We Calculate the Market Value Adjustment
General Information
   Voting Rights
   Modification
   Deferral of Transactions
   Misstatement of Age or Sex
   Cyber Security Risks
Annuitization
Experts
Legal Experts
Financial Statements

     APPENDIX A - CONDENSED FINANCIAL INFORMATION ABOUT SEPARATE ACCOUNT B
                            ACCUMULATION UNIT VALUES

 Separate Account B consists of multiple Sub-accounts that are available as investment options for the Prudential Annuities' Annuities. Each Sub-account invests only in a single mutual fund or mutual fund portfolio. All or some of these Sub-accounts are available as investment options for other variable annuities we offer pursuant to different prospectuses.

 Unit Prices And Numbers Of Units: The following tables show for each Annuity:
 (a) the historical Unit Price, corresponding to the Annuity features bearing the highest and lowest combinations of asset-based charges*, as of the dates shown, for Units in each of the Sub-accounts of Separate Account B that are being offered pursuant to this Prospectus**; and (b) the number of Units outstanding for each such Sub-account as of the dates shown. The period for each year begins on January 1 and ends on December 31. Since November 18, 2002, we have been determining, on a daily basis, multiple Unit Prices for each Sub-account of Separate Account B. We compute multiple Unit Prices because several of our variable annuities invest in the same Sub-accounts, and these annuities deduct varying charges that correspond to each combination of the applicable Insurance Charge, Distribution Charge (when applicable) and the charges for each optional benefit. Where an asset-based charge corresponding to a particular Sub-account within a new annuity product is identical to that in the same Sub-account within an existing annuity, the Unit Price for the new annuity will be identical to that of the existing annuity. In such cases, we will for reference purposes depict, in the condensed financial information for the new annuity, Unit Prices of the existing annuity. To the extent a Sub-account commenced operations during a particular calendar year, the Unit Price as of the end of the period reflects only the partial year results from the commencement of operations until December 31st of the applicable year. When a Unit Price was first calculated for a particular Sub-account, we set the price of that Unit at $10.00 per Unit. Thereafter, Unit Prices vary based on market performance. Unit Prices and Units are provided for Sub-accounts that commenced operations prior to January 1, 2015.

 * Note: While a unit price is reflected for the maximum combination of asset based charges for each Sub-account, not all Sub-accounts are available if you elect certain optional benefits.
 ** The remaining unit values appear in the Statement of Additional
    Information, which you may obtain free of charge by sending in the request form at the end of the Prospectus or contacting us at 1-888-PRU-2888.

                                  Optimum XTRA
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

          ACCUMULATION UNIT VALUES: With No Optional Benefits (1.75%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                               $10.73            $7.90          4,352,710
   01/01/2009 to 12/31/2009                                $7.90            $9.66          7,832,549
   01/01/2010 to 12/31/2010                                $9.66           $10.62          8,125,948
   01/01/2011 to 12/31/2011                               $10.62           $10.16          5,875,413
   01/01/2012 to 12/31/2012                               $10.16           $11.24          5,884,306
   01/01/2013 to 12/31/2013                               $11.24           $12.14          5,528,716
   01/01/2014 to 12/31/2014                               $12.14           $12.38          5,179,509
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   06/30/2008 to 12/31/2008                               $13.99           $10.28            116,472
   01/01/2009 to 12/31/2009                               $10.28           $11.90            295,585
   01/01/2010 to 12/31/2010                               $11.90           $13.31            387,586
   01/01/2011 to 12/31/2011                               $13.31           $13.55            332,429
   01/01/2012 to 05/04/2012                               $13.55           $14.71                  0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                               $10.78            $8.18          4,544,410
   01/01/2009 to 12/31/2009                                $8.18            $9.90          9,195,019
   01/01/2010 to 12/31/2010                                $9.90           $10.93          8,699,486
   01/01/2011 to 12/31/2011                               $10.93           $10.61          6,901,091
   01/01/2012 to 12/31/2012                               $10.61           $11.72          7,178,712
   01/01/2013 to 12/31/2013                               $11.72           $13.55          7,213,994
   01/01/2014 to 12/31/2014                               $13.55           $14.18          6,928,953

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                          $10.79            $7.70          5,254,768
   01/01/2009 to 12/31/2009                           $7.70            $9.48          9,649,337
   01/01/2010 to 12/31/2010                           $9.48           $10.56          9,541,918
   01/01/2011 to 12/31/2011                          $10.56           $10.13          6,564,135
   01/01/2012 to 12/31/2012                          $10.13           $11.31          7,253,930
   01/01/2013 to 12/31/2013                          $11.31           $13.64          8,307,070
   01/01/2014 to 12/31/2014                          $13.64           $14.34          8,547,398
-----------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   06/30/2008 to 12/31/2008                          $21.71           $14.38             50,033
   01/01/2009 to 12/31/2009                          $14.38           $18.64            105,825
   01/01/2010 to 12/31/2010                          $18.64           $23.57            111,924
   01/01/2011 to 12/31/2011                          $23.57           $24.68             97,984
   01/01/2012 to 12/31/2012                          $24.68           $27.97            103,989
   01/01/2013 to 12/31/2013                          $27.97           $28.34            114,992
   01/01/2014 to 12/31/2014                          $28.34           $36.45            117,778
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   06/30/2008 to 12/31/2008                          $14.10            $9.96            371,815
   01/01/2009 to 12/31/2009                           $9.96           $11.67            621,602
   01/01/2010 to 12/31/2010                          $11.67           $12.94            632,157
   01/01/2011 to 12/31/2011                          $12.94           $12.01            436,847
   01/01/2012 to 12/31/2012                          $12.01           $14.12            404,667
   01/01/2013 to 12/31/2013                          $14.12           $18.53            518,331
   01/01/2014 to 12/31/2014                          $18.53           $20.59            488,701
-----------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                          $17.45           $10.70             86,649
   01/01/2009 to 12/31/2009                          $10.70           $16.52            253,562
   01/01/2010 to 12/31/2010                          $16.52           $19.45            254,558
   01/01/2011 to 12/31/2011                          $19.45           $18.54            155,235
   01/01/2012 to 12/31/2012                          $18.54           $21.78            158,856
   01/01/2013 to 12/31/2013                          $21.78           $28.29            227,835
   01/01/2014 to 12/31/2014                          $28.29           $31.00            190,945
-----------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   06/30/2008 to 12/31/2008                          $15.78           $11.34            124,499
   01/01/2009 to 12/31/2009                          $11.34           $13.17            292,701
   01/01/2010 to 12/31/2010                          $13.17           $14.55            285,605
   01/01/2011 to 12/31/2011                          $14.55           $14.23            245,098
   01/01/2012 to 12/31/2012                          $14.23           $15.85            280,404
   01/01/2013 to 12/31/2013                          $15.85           $20.97            214,589
   01/01/2014 to 12/31/2014                          $20.97           $20.92            156,711
-----------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   06/30/2008 to 12/31/2008                          $21.21           $11.88            279,897
   01/01/2009 to 12/31/2009                          $11.88           $15.80            487,491
   01/01/2010 to 12/31/2010                          $15.80           $17.77            425,028
   01/01/2011 to 12/31/2011                          $17.77           $15.20            278,398
   01/01/2012 to 12/31/2012                          $15.20           $17.98            225,134
   01/01/2013 to 12/31/2013                          $17.98           $21.03            314,013
   01/01/2014 to 12/31/2014                          $21.03           $19.52            326,012
-----------------------------------------------------------------------------------------------------
AST International Value Portfolio
   06/30/2008 to 12/31/2008                          $21.23           $13.65            149,062
   01/01/2009 to 12/31/2009                          $13.65           $17.50            230,878
   01/01/2010 to 12/31/2010                          $17.50           $19.10            223,400
   01/01/2011 to 12/31/2011                          $19.10           $16.41            166,971
   01/01/2012 to 12/31/2012                          $16.41           $18.81            154,255
   01/01/2013 to 12/31/2013                          $18.81           $22.08            154,201
   01/01/2014 to 12/31/2014                          $22.08           $20.24            152,233

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   06/30/2008 to 12/31/2008                           $18.54           $11.98            113,373
   01/01/2009 to 12/31/2009                           $11.98           $15.99            221,273
   01/01/2010 to 12/31/2010                           $15.99           $16.84            185,707
   01/01/2011 to 12/31/2011                           $16.84           $15.03            114,544
   01/01/2012 to 12/31/2012                           $15.03           $18.00            173,844
   01/01/2013 to 12/31/2013                           $18.00           $20.40            175,509
   01/01/2014 to 12/31/2014                           $20.40           $18.77            156,627
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   06/30/2008 to 12/31/2008                           $12.72            $8.83            276,477
   01/01/2009 to 12/31/2009                            $8.83           $10.36            346,012
   01/01/2010 to 12/31/2010                           $10.36           $11.52            329,940
   01/01/2011 to 12/31/2011                           $11.52           $10.84            425,797
   01/01/2012 to 12/31/2012                           $10.84           $12.45            310,531
   01/01/2013 to 12/31/2013                           $12.45           $17.11            379,818
   01/01/2014 to 12/31/2014                           $17.11           $19.12            413,328
------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                           $15.05            $9.68            585,331
   01/01/2009 to 12/31/2009                            $9.68           $12.34            888,567
   01/01/2010 to 12/31/2010                           $12.34           $14.52            935,347
   01/01/2011 to 12/31/2011                           $14.52           $14.13            601,374
   01/01/2012 to 12/31/2012                           $14.13           $15.59            530,840
   01/01/2013 to 12/31/2013                           $15.59           $20.93            528,924
   01/01/2014 to 12/31/2014                           $20.93           $22.74            586,879
------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   06/30/2008 to 12/31/2008                           $13.78           $10.62            187,186
   01/01/2009 to 12/31/2009                           $10.62           $14.04            462,990
   01/01/2010 to 12/31/2010                           $14.04           $15.65            363,535
   01/01/2011 to 12/31/2011                           $15.65           $16.94            802,019
   01/01/2012 to 12/31/2012                           $16.94           $17.63            499,905
   01/01/2013 to 12/31/2013                           $17.63           $16.97            370,452
   01/01/2014 to 12/31/2014                           $16.97           $17.74            381,932
------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   06/30/2008 to 12/31/2008                           $14.65            $9.90            101,558
   01/01/2009 to 12/31/2009                            $9.90           $12.10            319,640
   01/01/2010 to 12/31/2010                           $12.10           $13.40            285,466
   01/01/2011 to 12/31/2011                           $13.40           $13.09            256,621
   01/01/2012 to 12/31/2012                           $13.09           $15.06            275,009
   01/01/2013 to 12/31/2013                           $15.06           $20.23            302,283
   01/01/2014 to 12/31/2014                           $20.23           $21.60            310,671
------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   06/30/2008 to 12/31/2008                           $16.54           $10.84             84,121
   01/01/2009 to 12/31/2009                           $10.84           $14.79            131,073
   01/01/2010 to 12/31/2010                           $14.79           $17.96            245,356
   01/01/2011 to 12/31/2011                           $17.96           $17.04            194,504
   01/01/2012 to 12/31/2012                           $17.04           $19.82            208,652
   01/01/2013 to 12/31/2013                           $19.82           $25.79            167,490
   01/01/2014 to 12/31/2014                           $25.79           $29.13            144,781
------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   06/30/2008 to 12/31/2008                           $10.52           $10.54          4,924,789
   01/01/2009 to 12/31/2009                           $10.54           $10.38          6,589,463
   01/01/2010 to 12/31/2010                           $10.38           $10.20          3,952,695
   01/01/2011 to 12/31/2011                           $10.20           $10.02          3,134,616
   01/01/2012 to 12/31/2012                           $10.02            $9.85          2,455,891
   01/01/2013 to 12/31/2013                            $9.85            $9.67          1,802,602
   01/01/2014 to 12/31/2014                            $9.67            $9.50          1,296,519

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   06/30/2008 to 12/31/2008                                $18.09           $11.11            126,789
   01/01/2009 to 12/31/2009                                $11.11           $15.36            175,659
   01/01/2010 to 12/31/2010                                $15.36           $18.62            179,576
   01/01/2011 to 12/31/2011                                $18.62           $17.84            124,275
   01/01/2012 to 12/31/2012                                $17.84           $20.53            124,963
   01/01/2013 to 12/31/2013                                $20.53           $28.65            168,627
   01/01/2014 to 12/31/2014                                $28.65           $32.16            158,533
-----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                                $18.31           $11.65            166,699
   01/01/2009 to 12/31/2009                                $11.65           $14.86            194,357
   01/01/2010 to 12/31/2010                                $14.86           $18.79            265,825
   01/01/2011 to 12/31/2011                                $18.79           $18.77            159,187
   01/01/2012 to 12/31/2012                                $18.77           $20.73            170,702
   01/01/2013 to 12/31/2013                                $20.73           $27.01            217,953
   01/01/2014 to 12/31/2014                                $27.01           $28.64            184,093
-----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                                $16.13           $10.41             40,300
   01/01/2009 to 12/31/2009                                $10.41           $12.54             83,604
   01/01/2010 to 12/31/2010                                $12.54           $14.82            106,919
   01/01/2011 to 04/29/2011                                $14.82           $16.61                  0
-----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   06/30/2008 to 12/31/2008                                $11.15           $10.90            712,342
   01/01/2009 to 12/31/2009                                $10.90           $11.80          1,339,103
   01/01/2010 to 12/31/2010                                $11.80           $12.05          1,296,102
   01/01/2011 to 12/31/2011                                $12.05           $12.10          1,090,180
   01/01/2012 to 12/31/2012                                $12.10           $12.45            906,164
   01/01/2013 to 12/31/2013                                $12.45           $11.96            703,101
   01/01/2014 to 12/31/2014                                $11.96           $11.74            547,508
-----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   06/30/2008 to 12/31/2008                                $11.90           $11.38          1,923,586
   01/01/2009 to 12/31/2009                                $11.38           $13.03          6,477,063
   01/01/2010 to 12/31/2010                                $13.03           $13.79          5,823,131
   01/01/2011 to 12/31/2011                                $13.79           $13.98          4,380,484
   01/01/2012 to 12/31/2012                                $13.98           $15.02          4,925,654
   01/01/2013 to 12/31/2013                                $15.02           $14.48          3,565,817
   01/01/2014 to 12/31/2014                                $14.48           $14.83          3,009,945
-----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   06/30/2008 to 12/31/2008                                $10.81            $9.00          5,689,527
   01/01/2009 to 12/31/2009                                 $9.00           $10.61          8,876,053
   01/01/2010 to 12/31/2010                                $10.61           $11.52          8,285,111
   01/01/2011 to 12/31/2011                                $11.52           $11.44          9,292,075
   01/01/2012 to 12/31/2012                                $11.44           $12.40          7,824,702
   01/01/2013 to 12/31/2013                                $12.40           $13.31          6,555,353
   01/01/2014 to 12/31/2014                                $13.31           $13.83          5,989,981
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   06/30/2008 to 12/31/2008                                $21.30           $14.22            104,149
   01/01/2009 to 12/31/2009                                $14.22           $18.53            232,311
   01/01/2010 to 12/31/2010                                $18.53           $24.13            246,378
   01/01/2011 to 12/31/2011                                $24.13           $20.60            210,184
   01/01/2012 to 12/31/2012                                $20.60           $24.30            191,077
   01/01/2013 to 12/31/2013                                $24.30           $33.62            181,082
   01/01/2014 to 12/31/2014                                $33.62           $34.67            186,288

                                                                                     Number of
                                                 Accumulation     Accumulation      Accumulation
                                                 Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                  Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                         $13.52            $9.17             68,880
   01/01/2009 to 12/31/2009                          $9.17           $12.07            124,179
   01/01/2010 to 12/31/2010                         $12.07           $16.17            260,929
   01/01/2011 to 12/31/2011                         $16.17           $15.74            118,967
   01/01/2012 to 12/31/2012                         $15.74           $17.34            165,254
   01/01/2013 to 12/31/2013                         $17.34           $23.03            236,534
   01/01/2014 to 12/31/2014                         $23.03           $23.49            202,822
----------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   06/30/2008 to 12/31/2008                         $16.10           $12.18            207,810
   01/01/2009 to 12/31/2009                         $12.18           $15.20            346,090
   01/01/2010 to 12/31/2010                         $15.20           $18.81            370,330
   01/01/2011 to 12/31/2011                         $18.81           $17.38            308,621
   01/01/2012 to 12/31/2012                         $17.38           $20.17            230,213
   01/01/2013 to 12/31/2013                         $20.17           $27.23            221,981
   01/01/2014 to 12/31/2014                         $27.23           $28.17            202,133
----------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   06/30/2008 to 12/31/2008                         $13.63            $9.51            162,150
   01/01/2009 to 12/31/2009                          $9.51           $11.57            232,439
   01/01/2010 to 12/31/2010                         $11.57           $12.87            263,882
   01/01/2011 to 12/31/2011                         $12.87           $12.44            209,831
   01/01/2012 to 12/31/2012                         $12.44           $14.33            234,409
   01/01/2013 to 12/31/2013                         $14.33           $18.26            259,454
   01/01/2014 to 12/31/2014                         $18.26           $19.28            269,680
----------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   06/30/2008 to 12/31/2008                         $13.40            $8.70            366,989
   01/01/2009 to 12/31/2009                          $8.70           $13.11            634,431
   01/01/2010 to 12/31/2010                         $13.11           $14.91            621,392
   01/01/2011 to 12/31/2011                         $14.91           $14.40            510,390
   01/01/2012 to 12/31/2012                         $14.40           $16.64            618,330
   01/01/2013 to 12/31/2013                         $16.64           $23.54            659,574
   01/01/2014 to 12/31/2014                         $23.54           $25.06            663,743
----------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   06/30/2008 to 12/31/2008                         $13.08           $12.35            196,898
   01/01/2009 to 12/31/2009                         $12.35           $13.61            510,891
   01/01/2010 to 12/31/2010                         $13.61           $14.14            404,389
   01/01/2011 to 12/31/2011                         $14.14           $14.46            331,623
   01/01/2012 to 12/31/2012                         $14.46           $14.95            336,636
   01/01/2013 to 12/31/2013                         $14.95           $14.14            282,751
   01/01/2014 to 12/31/2014                         $14.14           $13.97            264,758
----------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   06/30/2008 to 12/31/2008                         $10.06            $9.29            827,581
   01/01/2009 to 12/31/2009                          $9.29           $10.19          1,709,734
   01/01/2010 to 12/31/2010                         $10.19           $10.79          1,705,804
   01/01/2011 to 12/31/2011                         $10.79           $11.24          1,440,916
   01/01/2012 to 12/31/2012                         $11.24           $11.92          1,487,081
   01/01/2013 to 12/31/2013                         $11.92           $11.53          1,542,429
   01/01/2014 to 12/31/2014                         $11.53           $12.15          1,616,819
----------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   06/30/2008 to 12/31/2008                         $16.80           $10.96             34,306
   01/01/2009 to 12/31/2009                         $10.96           $12.49             38,920
   01/01/2010 to 07/16/2010                         $12.49           $11.86                  0
----------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   06/30/2008 to 12/31/2008                         $14.72           $11.65              5,197
   01/01/2009 to 12/31/2009                         $11.65           $16.48             23,777
   01/01/2010 to 07/16/2010                         $16.48           $15.39                  0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.87           $14.35            30,964
   01/01/2011 to 12/31/2011                                                  $14.35           $12.30            35,489
   01/01/2012 to 12/31/2012                                                  $12.30           $13.73            36,307
   01/01/2013 to 12/31/2013                                                  $13.73           $16.18            19,432
   01/01/2014 to 12/31/2014                                                  $16.18           $15.06             7,726
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $15.39           $19.40            31,133
   01/01/2011 to 12/31/2011                                                  $19.40           $18.04            33,795
   01/01/2012 to 12/31/2012                                                  $18.04           $21.40            31,280
   01/01/2013 to 12/31/2013                                                  $21.40           $29.48            18,601
   01/01/2014 to 12/31/2014                                                  $29.48           $30.15             4,136

 *  Denotes the start date of these sub-accounts

                                  Optimum XTRA
                Prudential Annuities Life Assurance Corporation
                                   Prospectus

     ACCUMULATION UNIT VALUES: With HD GRO 60 bps, EBP and Combo DB OR GRO
                   Plus 2008 60 bps, EBP and Combo DB (3.10%)

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $12.13              0
   01/01/2010 to 12/31/2010                               $12.13           $13.16              0
   01/01/2011 to 12/31/2011                               $13.16           $12.41              0
   01/01/2012 to 12/31/2012                               $12.41           $13.54              0
   01/01/2013 to 12/31/2013                               $13.54           $14.43              0
   01/01/2014 to 12/31/2014                               $14.43           $14.52              0
----------------------------------------------------------------------------------------------------------
AST American Century Income & Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.08           $12.37              0
   01/01/2010 to 12/31/2010                               $12.37           $13.65              0
   01/01/2011 to 12/31/2011                               $13.65           $13.70              0
   01/01/2012 to 05/04/2012                               $13.70           $14.81              0
----------------------------------------------------------------------------------------------------------
AST Balanced Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                               $10.02           $11.96              0
   01/01/2010 to 12/31/2010                               $11.96           $13.01              0
   01/01/2011 to 12/31/2011                               $13.01           $12.46              0
   01/01/2012 to 12/31/2012                               $12.46           $13.58              0
   01/01/2013 to 12/31/2013                               $13.58           $15.48              0
   01/01/2014 to 12/31/2014                               $15.48           $15.97              0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2015
   05/01/2009 to 12/31/2009                                $9.96            $9.92              0
   01/01/2010 to 12/31/2010                                $9.92           $10.51              0
   01/01/2011 to 12/31/2011                               $10.51           $10.84              0
   01/01/2012 to 12/31/2012                               $10.84           $10.82              0
   01/01/2013 to 12/31/2013                               $10.82           $10.45              0
   01/01/2014 to 12/31/2014                               $10.45           $10.11              0
----------------------------------------------------------------------------------------------------------
AST Bond Portfolio 2016
   05/01/2009 to 12/31/2009                                $9.94            $9.54              0
   01/01/2010 to 12/31/2010                                $9.54           $10.22              0
   01/01/2011 to 12/31/2011                               $10.22           $10.86              0
   01/01/2012 to 12/31/2012                               $10.86           $10.96              0
   01/01/2013 to 12/31/2013                               $10.96           $10.55              0
   01/01/2014 to 12/31/2014                               $10.55           $10.27              0

                                                                                      Number of
                                                  Accumulation     Accumulation      Accumulation
                                                  Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                   Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2017
   01/04/2010* to 12/31/2010                         $10.00           $10.62              0
   01/01/2011 to 12/31/2011                          $10.62           $11.47              0
   01/01/2012 to 12/31/2012                          $11.47           $11.68              0
   01/01/2013 to 12/31/2013                          $11.68           $11.08              0
   01/01/2014 to 12/31/2014                          $11.08           $10.89              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2018
   05/01/2009 to 12/31/2009                           $9.92            $9.61              0
   01/01/2010 to 12/31/2010                           $9.61           $10.35              0
   01/01/2011 to 12/31/2011                          $10.35           $11.39              0
   01/01/2012 to 12/31/2012                          $11.39           $11.67              0
   01/01/2013 to 12/31/2013                          $11.67           $10.95              0
   01/01/2014 to 12/31/2014                          $10.95           $10.90              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2019
   05/01/2009 to 12/31/2009                           $9.91            $9.51              0
   01/01/2010 to 12/31/2010                           $9.51           $10.26              0
   01/01/2011 to 12/31/2011                          $10.26           $11.53              0
   01/01/2012 to 12/31/2012                          $11.53           $11.83              0
   01/01/2013 to 12/31/2013                          $11.83           $10.91              0
   01/01/2014 to 12/31/2014                          $10.91           $11.02              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2020
   05/01/2009 to 12/31/2009                           $9.88            $9.19              0
   01/01/2010 to 12/31/2010                           $9.19            $9.95              0
   01/01/2011 to 12/31/2011                           $9.95           $11.45              0
   01/01/2012 to 12/31/2012                          $11.45           $11.79              0
   01/01/2013 to 12/31/2013                          $11.79           $10.68              0
   01/01/2014 to 12/31/2014                          $10.68           $10.99              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2021
   01/04/2010* to 12/31/2010                         $10.00           $10.86              0
   01/01/2011 to 12/31/2011                          $10.86           $12.66              0
   01/01/2012 to 12/31/2012                          $12.66           $13.10              0
   01/01/2013 to 12/31/2013                          $13.10           $11.81              0
   01/01/2014 to 12/31/2014                          $11.81           $12.32              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2022
   01/03/2011* to 12/31/2011                         $10.00           $11.86              0
   01/01/2012 to 12/31/2012                          $11.86           $12.17              0
   01/01/2013 to 12/31/2013                          $12.17           $10.64              0
   01/01/2014 to 12/31/2014                          $10.64           $11.38              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2023
   01/03/2012* to 12/31/2012                         $10.00           $10.26              0
   01/01/2013 to 12/31/2013                          $10.26            $8.93              0
   01/01/2014 to 12/31/2014                           $8.93            $9.74              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2024
   01/02/2013* to 12/31/2013                         $10.00            $8.63              0
   01/01/2014 to 12/31/2014                           $8.63            $9.59              0
-----------------------------------------------------------------------------------------------------
AST Bond Portfolio 2025
   01/02/2014* to 12/31/2014                         $10.00           $11.15              0
-----------------------------------------------------------------------------------------------------
AST Capital Growth Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                          $10.04           $12.22              0
   01/01/2010 to 12/31/2010                          $12.22           $13.43              0
   01/01/2011 to 12/31/2011                          $13.43           $12.70              0
   01/01/2012 to 12/31/2012                          $12.70           $13.99              0
   01/01/2013 to 12/31/2013                          $13.99           $16.63              0
   01/01/2014 to 12/31/2014                          $16.63           $17.24              0

                                                                                       Number of
                                                   Accumulation     Accumulation      Accumulation
                                                   Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                    Beginning of Period End of Period    End of Period
------------------------------------------------------------------------------------------------------
AST Cohen & Steers Realty Portfolio
   05/01/2009 to 12/31/2009                            $9.61           $14.41              0
   01/01/2010 to 12/31/2010                           $14.41           $17.97              0
   01/01/2011 to 12/31/2011                           $17.97           $18.56              0
   01/01/2012 to 12/31/2012                           $18.56           $20.74              0
   01/01/2013 to 12/31/2013                           $20.74           $20.73              0
   01/01/2014 to 12/31/2014                           $20.73           $26.30              0
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.12           $12.12              0
   01/01/2010 to 12/31/2010                           $12.12           $13.26              0
   01/01/2011 to 12/31/2011                           $13.26           $12.14              0
   01/01/2012 to 12/31/2012                           $12.14           $14.07              0
   01/01/2013 to 12/31/2013                           $14.07           $18.21              0
   01/01/2014 to 12/31/2014                           $18.21           $19.96              0
------------------------------------------------------------------------------------------------------
AST Goldman Sachs Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.06           $13.39              0
   01/01/2010 to 12/31/2010                           $13.39           $15.55              0
   01/01/2011 to 12/31/2011                           $15.55           $14.62              0
   01/01/2012 to 12/31/2012                           $14.62           $16.94              0
   01/01/2013 to 12/31/2013                           $16.94           $21.70              0
   01/01/2014 to 12/31/2014                           $21.70           $23.45              0
------------------------------------------------------------------------------------------------------
AST Herndon Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.10           $12.67              0
   01/01/2010 to 12/31/2010                           $12.67           $13.80              0
   01/01/2011 to 12/31/2011                           $13.80           $13.31              0
   01/01/2012 to 12/31/2012                           $13.31           $14.62              0
   01/01/2013 to 12/31/2013                           $14.62           $19.08              0
   01/01/2014 to 12/31/2014                           $19.08           $18.77              0
------------------------------------------------------------------------------------------------------
AST International Growth Portfolio
   05/01/2009 to 12/31/2009                           $10.14           $13.18              0
   01/01/2010 to 12/31/2010                           $13.18           $14.62              0
   01/01/2011 to 12/31/2011                           $14.62           $12.34              0
   01/01/2012 to 12/31/2012                           $12.34           $14.39              0
   01/01/2013 to 12/31/2013                           $14.39           $16.60              0
   01/01/2014 to 12/31/2014                           $16.60           $15.20              0
------------------------------------------------------------------------------------------------------
AST International Value Portfolio
   05/01/2009 to 12/31/2009                           $10.12           $13.01              0
   01/01/2010 to 12/31/2010                           $13.01           $14.00              0
   01/01/2011 to 12/31/2011                           $14.00           $11.87              0
   01/01/2012 to 12/31/2012                           $11.87           $13.42              0
   01/01/2013 to 12/31/2013                           $13.42           $15.53              0
   01/01/2014 to 12/31/2014                           $15.53           $14.04              0
------------------------------------------------------------------------------------------------------
AST J.P. Morgan International Equity Portfolio
   05/01/2009 to 12/31/2009                           $10.13           $13.49              0
   01/01/2010 to 12/31/2010                           $13.49           $14.01              0
   01/01/2011 to 12/31/2011                           $14.01           $12.34              0
   01/01/2012 to 12/31/2012                           $12.34           $14.57              0
   01/01/2013 to 12/31/2013                           $14.57           $16.29              0
   01/01/2014 to 12/31/2014                           $16.29           $14.78              0
------------------------------------------------------------------------------------------------------
AST Large-Cap Value Portfolio
   05/01/2009 to 12/31/2009                           $10.06           $12.64              0
   01/01/2010 to 12/31/2010                           $12.64           $13.86              0
   01/01/2011 to 12/31/2011                           $13.86           $12.87              0
   01/01/2012 to 12/31/2012                           $12.87           $14.58              0
   01/01/2013 to 12/31/2013                           $14.58           $19.76              0
   01/01/2014 to 12/31/2014                           $19.76           $21.78              0

                                                                                           Number of
                                                       Accumulation     Accumulation      Accumulation
                                                       Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                        Beginning of Period End of Period    End of Period
----------------------------------------------------------------------------------------------------------
AST Loomis Sayles Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.01           $12.63              0
   01/01/2010 to 12/31/2010                               $12.63           $14.65              0
   01/01/2011 to 12/31/2011                               $14.65           $14.07              0
   01/01/2012 to 12/31/2012                               $14.07           $15.30              0
   01/01/2013 to 12/31/2013                               $15.30           $20.26              0
   01/01/2014 to 12/31/2014                               $20.26           $21.71              0
----------------------------------------------------------------------------------------------------------
AST Lord Abbett Core Fixed Income Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.00              0
   01/01/2010 to 12/31/2010                               $12.00           $13.19              0
   01/01/2011 to 12/31/2011                               $13.19           $14.08              0
   01/01/2012 to 12/31/2012                               $14.08           $14.45              0
   01/01/2013 to 12/31/2013                               $14.45           $13.72              0
   01/01/2014 to 12/31/2014                               $13.72           $14.15              0
----------------------------------------------------------------------------------------------------------
AST MFS Growth Portfolio
   05/01/2009 to 12/31/2009                               $10.03           $12.07              0
   01/01/2010 to 12/31/2010                               $12.07           $13.19              0
   01/01/2011 to 12/31/2011                               $13.19           $12.70              0
   01/01/2012 to 12/31/2012                               $12.70           $14.41              0
   01/01/2013 to 12/31/2013                               $14.41           $19.09              0
   01/01/2014 to 12/31/2014                               $19.09           $20.11              0
----------------------------------------------------------------------------------------------------------
AST Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                $9.99           $13.14              0
   01/01/2010 to 12/31/2010                               $13.14           $15.74              0
   01/01/2011 to 12/31/2011                               $15.74           $14.72              0
   01/01/2012 to 12/31/2012                               $14.72           $16.89              0
   01/01/2013 to 12/31/2013                               $16.89           $21.67              0
   01/01/2014 to 12/31/2014                               $21.67           $24.15              0
----------------------------------------------------------------------------------------------------------
AST Money Market Portfolio
   05/01/2009 to 12/31/2009                               $10.00            $9.80              0
   01/01/2010 to 12/31/2010                                $9.80            $9.50              0
   01/01/2011 to 12/31/2011                                $9.50            $9.20              0
   01/01/2012 to 12/31/2012                                $9.20            $8.92              0
   01/01/2013 to 12/31/2013                                $8.92            $8.64              0
   01/01/2014 to 12/31/2014                                $8.64            $8.37              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman / LSV Mid-Cap Value Portfolio
   05/01/2009 to 12/31/2009                               $10.13           $13.62              0
   01/01/2010 to 12/31/2010                               $13.62           $16.29              0
   01/01/2011 to 12/31/2011                               $16.29           $15.40              0
   01/01/2012 to 12/31/2012                               $15.40           $17.47              0
   01/01/2013 to 12/31/2013                               $17.47           $24.04              0
   01/01/2014 to 12/31/2014                               $24.04           $26.62              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Mid-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.98           $12.28              0
   01/01/2010 to 12/31/2010                               $12.28           $15.31              0
   01/01/2011 to 12/31/2011                               $15.31           $15.08              0
   01/01/2012 to 12/31/2012                               $15.08           $16.43              0
   01/01/2013 to 12/31/2013                               $16.43           $21.11              0
   01/01/2014 to 12/31/2014                               $21.11           $22.08              0
----------------------------------------------------------------------------------------------------------
AST Neuberger Berman Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $9.93           $11.98              0
   01/01/2010 to 12/31/2010                               $11.98           $13.96              0
   01/01/2011 to 04/29/2011                               $13.96           $15.59              0

                                                                                            Number of
                                                        Accumulation     Accumulation      Accumulation
                                                        Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                         Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------
AST PIMCO Limited Maturity Bond Portfolio
   05/01/2009 to 12/31/2009                                 $9.99           $10.41              0
   01/01/2010 to 12/31/2010                                $10.41           $10.48              0
   01/01/2011 to 12/31/2011                                $10.48           $10.38              0
   01/01/2012 to 12/31/2012                                $10.38           $10.53              0
   01/01/2013 to 12/31/2013                                $10.53            $9.99              0
   01/01/2014 to 12/31/2014                                 $9.99            $9.67              0
-----------------------------------------------------------------------------------------------------------
AST PIMCO Total Return Bond Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $10.97              0
   01/01/2010 to 12/31/2010                                $10.97           $11.45              0
   01/01/2011 to 12/31/2011                                $11.45           $11.45              0
   01/01/2012 to 12/31/2012                                $11.45           $12.13              0
   01/01/2013 to 12/31/2013                                $12.13           $11.54              0
   01/01/2014 to 12/31/2014                                $11.54           $11.65              0
-----------------------------------------------------------------------------------------------------------
AST Preservation Asset Allocation Portfolio
   05/01/2009 to 12/31/2009                                $10.02           $11.53              0
   01/01/2010 to 12/31/2010                                $11.53           $12.35              0
   01/01/2011 to 12/31/2011                                $12.35           $12.09              0
   01/01/2012 to 12/31/2012                                $12.09           $12.92              0
   01/01/2013 to 12/31/2013                                $12.92           $13.68              0
   01/01/2014 to 12/31/2014                                $13.68           $14.02              0
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Opportunities Portfolio
formerly, AST Federated Aggressive Growth Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $12.89              0
   01/01/2010 to 12/31/2010                                $12.89           $16.56              0
   01/01/2011 to 12/31/2011                                $16.56           $13.94              0
   01/01/2012 to 12/31/2012                                $13.94           $16.22              0
   01/01/2013 to 12/31/2013                                $16.22           $22.13              0
   01/01/2014 to 12/31/2014                                $22.13           $22.51              0
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                $10.01           $13.04              0
   01/01/2010 to 12/31/2010                                $13.04           $17.24              0
   01/01/2011 to 12/31/2011                                $17.24           $16.54              0
   01/01/2012 to 12/31/2012                                $16.54           $17.98              0
   01/01/2013 to 12/31/2013                                $17.98           $23.55              0
   01/01/2014 to 12/31/2014                                $23.55           $23.69              0
-----------------------------------------------------------------------------------------------------------
AST Small-Cap Value Portfolio
   05/01/2009 to 12/31/2009                                 $9.98           $12.85              0
   01/01/2010 to 12/31/2010                                $12.85           $15.69              0
   01/01/2011 to 12/31/2011                                $15.69           $14.29              0
   01/01/2012 to 12/31/2012                                $14.29           $16.37              0
   01/01/2013 to 12/31/2013                                $16.37           $21.79              0
   01/01/2014 to 12/31/2014                                $21.79           $22.23              0
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Equity Income Portfolio
   05/01/2009 to 12/31/2009                                $10.10           $12.81              0
   01/01/2010 to 12/31/2010                                $12.81           $14.06              0
   01/01/2011 to 12/31/2011                                $14.06           $13.40              0
   01/01/2012 to 12/31/2012                                $13.40           $15.23              0
   01/01/2013 to 12/31/2013                                $15.23           $19.13              0
   01/01/2014 to 12/31/2014                                $19.13           $19.93              0
-----------------------------------------------------------------------------------------------------------
AST T. Rowe Price Large-Cap Growth Portfolio
   05/01/2009 to 12/31/2009                                 $9.99           $13.07              0
   01/01/2010 to 12/31/2010                                $13.07           $14.66              0
   01/01/2011 to 12/31/2011                                $14.66           $13.97              0
   01/01/2012 to 12/31/2012                                $13.97           $15.92              0
   01/01/2013 to 12/31/2013                                $15.92           $22.21              0
   01/01/2014 to 12/31/2014                                $22.21           $23.32              0

                                                                                                              Number of
                                                                          Accumulation     Accumulation      Accumulation
                                                                          Unit Value at    Unit Value at Units Outstanding at
Sub-Accounts                                                           Beginning of Period End of Period    End of Period
-----------------------------------------------------------------------------------------------------------------------------
AST Templeton Global Bond Portfolio
   05/01/2009 to 12/31/2009                                                  $10.02           $11.03              0
   01/01/2010 to 12/31/2010                                                  $11.03           $11.30              0
   01/01/2011 to 12/31/2011                                                  $11.30           $11.40              0
   01/01/2012 to 12/31/2012                                                  $11.40           $11.62              0
   01/01/2013 to 12/31/2013                                                  $11.62           $10.84              0
   01/01/2014 to 12/31/2014                                                  $10.84           $10.56              0
-----------------------------------------------------------------------------------------------------------------------------
AST Western Asset Core Plus Bond Portfolio
   05/01/2009 to 12/31/2009                                                   $9.99           $10.68              0
   01/01/2010 to 12/31/2010                                                  $10.68           $11.16              0
   01/01/2011 to 12/31/2011                                                  $11.16           $11.46              0
   01/01/2012 to 12/31/2012                                                  $11.46           $11.98              0
   01/01/2013 to 12/31/2013                                                  $11.98           $11.44              0
   01/01/2014 to 12/31/2014                                                  $11.44           $11.88              0
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA International Equity Fund
   05/01/2009 to 12/31/2009                                                  $10.05           $12.65              0
   01/01/2010 to 07/16/2010                                                  $12.65           $11.92              0
-----------------------------------------------------------------------------------------------------------------------------
Evergreen VA Omega Fund
   05/01/2009 to 12/31/2009                                                   $9.89           $12.75              0
   01/01/2010 to 07/16/2010                                                  $12.75           $11.82              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT International Equity Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.93           $14.33              0
   01/01/2011 to 12/31/2011                                                  $14.33           $12.11              0
   01/01/2012 to 12/31/2012                                                  $12.11           $13.34              0
   01/01/2013 to 12/31/2013                                                  $13.34           $15.51              0
   01/01/2014 to 12/31/2014                                                  $15.51           $14.23              0
-----------------------------------------------------------------------------------------------------------------------------
Wells Fargo Advantage VT Omega Growth Portfolio Share Class 1
   07/16/2010* to 12/31/2010                                                 $11.82           $14.80              0
   01/01/2011 to 12/31/2011                                                  $14.80           $13.58              0
   01/01/2012 to 12/31/2012                                                  $13.58           $15.88              0
   01/01/2013 to 12/31/2013                                                  $15.88           $21.58              0
   01/01/2014 to 12/31/2014                                                  $21.58           $21.77              0

 *  Denotes the start date of these sub-accounts

              APPENDIX B - CALCULATION OF OPTIONAL DEATH BENEFITS

Examples of Enhanced Beneficiary Protection Optional Death Benefit Calculation

The following are examples of how the Enhanced Beneficiary Protection Optional Death Benefit is calculated. Each example assumes that a $50,000 initial Purchase Payment is made. Each example assumes that there is one Owner who is age 50 on the Issue Date and that all Account Value is maintained in the variable investment options. The formula for determining the Enhanced Beneficiary Protection Optional Death Benefit is as follows:

                Account Value of variable
 Growth  =   investment options plus Interim   minus   purchase payments -
               Value of Fixed Allocations            proportional withdrawals
                    (no MVA applies)

Example with market increase

Assume that the Owner has made no withdrawals and that the Account Value has been increasing due to positive market performance. On the date we receive due proof of death, the Account Value is $75,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $75,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($75,000) PLUS 40% of the "Growth" under the Annuity.

      Growth  =   $75,000 - [$50,000 - $0]
              =   $25,000

      Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth

              =   $25,000 * 0.40
              =   $10,000

      Benefit Payable under Basic Death Benefit PLUS Enhanced
      Beneficiary Protection Optional Death Benefit
              =   $85,000

Examples with market decline

Assume that the Owner has made no withdrawals and that the Account Value has been decreasing due to declines in market performance. On the date we receive due proof of death, the Account Value is $45,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $50,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($50,000) PLUS the "Growth" under the Annuity.

      Growth  =   $45,000 - [$50,000 - $0]
              =   $-5,000

      Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
              NO BENEFIT IS PAYABLE

      Benefit Payable under Basic Death Benefit PLUS Enhanced
      Beneficiary Protection Optional Death Benefit
              =   $50,000

In this example you would receive no additional benefit from purchasing the Enhanced Beneficiary Protection Optional Death Benefit.

Example with market increase and withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 5 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $90,000. The basic Death Benefit is calculated as purchase payments minus proportional withdrawals, or Account Value, which ever is greater. Therefore, the basic Death Benefit is equal to $90,000. The Enhanced Beneficiary Protection Optional Death Benefit is equal to the amount payable under the basic Death Benefit ($90,000) PLUS 40% of the "Growth" under the Annuity.

      Growth  =   $90,000 - [$50,000 - ($50,000 * $15,000/$75,000)]
              =   $90,000 - [$50,000 - $10,000]
              =   $90,000 - $40,000
              =   $50,000

      Benefit Payable under Enhanced Beneficiary Protection Optional Death Benefit = 40% of Growth
              =   $50,000 * 0.40
              =   $20,000

      Benefit Payable under Basic Death Benefit PLUS Enhanced
      Beneficiary Protection Optional Death Benefit
              =   $110,000

Examples of Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Highest Anniversary Value Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Anniversary Value or the basic Death Benefit.

                      =   $90,000 - [$90,000 * $15,000/$75,000]
                      =   $90,000 - $18,000
                      =   $72,000

 Basic Death Benefit  =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                      =   max [$80,000, $40,000]
                      =   $80,000

 The Death Benefit therefore is $80,000.

Example with death after Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals had been made prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Highest Anniversary Value on the Death Benefit Target Date was $80,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greater of the Highest Anniversary Value plus purchase payments minus proportional withdrawals after the Death Benefit Target Date or the basic Death Benefit.

    Highest Anniversary Value  =   $80,000 + $15,000 - [($ 80,000 +
                                   $15,000) * $5,000/$70,000]
                               =   $80,000 + $15,000 - $6,786
                               =   $88,214

    Basic Death Benefit        =   max [$75,000, ($50,000 + $15,000) -
                                   {($50,000 + $15,000) * $5,000/$70,000}]
                               =   max [$75,000, $60,357]
                               =   $75,000

    The Death Benefit therefore is $88,214.

Examples of Combination 5% Roll-up and Highest Anniversary Value Death Benefit Calculation

The following are examples of how the Combination 5% Roll-Up and Highest Anniversary Value Death Benefit are calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date and that all Account Value is maintained in the variable investment options.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $75,000; however, the Anniversary Value on the 5/th/ anniversary of the Issue Date was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Roll-Up Value is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit. The Death Benefit would be the Highest Anniversary Value ($90,000) because it is greater than both the Roll-Up Value ($67,005) and the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Owner made a withdrawal of $5,000 on the 6/th/ anniversary of the Issue Date when the Account Value was $45,000. The Roll-Up Value on the 6/th/ anniversary of the Issue Date is equal to initial Purchase Payment accumulated at 5% for 6 years, or $67,005. The 5% Dollar-for-Dollar Withdrawal Limit for the 7/th/ annuity year is equal to 5% of the Roll-Up Value as of the 6/th/ anniversary of the Issue Date, or $3,350. Therefore, the remaining $1,650 of the withdrawal results in a proportional reduction to the Roll-Up Value. On the 7/th/ anniversary of the Issue Date we receive due proof of death, at which time the Account Value is $43,000; however, the Anniversary Value on the 2nd anniversary of the Issue Date was $70,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit.

    Roll-Up Value              =   {(67,005 - $3,350) - [($67,005 -
                                   $3,350) * $1,650/($45,000 - $3,350)]} *
                                   1.05
                               =   ($63,655 - $2,522) * 1.05
                               =   $64,190

    Highest Anniversary Value  =   $70,000 - [$70,000 * $5,000/$45,000]
                               =   $70,000 - $7,778
                               =   $62,222

    Basic Death Benefit        =   max [$43,000, $50,000 - ($50,000 *
                                   $5,000/$45,000)]
                               =   max [$43,000, $44,444]
                               =   $44,444

    The Death Benefit therefore is $64,190.

Example with death after Death Benefit Target Date

Assume that the Owner has not made any withdrawals prior to the Death Benefit Target Date. Further assume that the Owner dies after the Death Benefit Target Date, when the Account Value is $75,000. The Roll-Up Value on the Death Benefit Target Date (the contract anniversary on or following the Owner's 80/th/ birthday) is equal to initial Purchase Payment accumulated at 5% for 10 years, or $81,445. The Highest Anniversary Value on the Death Benefit Target Date was $85,000; however, following the Death Benefit Target Date, the Owner made a Purchase Payment of $15,000 and later had taken a withdrawal of $5,000 when the Account Value was $70,000. The Death Benefit is equal to the greatest of the Roll-Up Value, Highest Anniversary Value or the basic Death Benefit as of the Death Benefit Target Date; each increased by subsequent purchase payments and reduced proportionally for subsequent withdrawals.

Roll-Up Value              =   $81,445 + $15,000 - [($81,445 + 15,000) *
                               $5,000/$70,000]
                           =   $81,445 + $15,000 - $6,889
                           =   $89,556

Highest Anniversary Value  =   $85,000 + $15,000 - [($85,000 + 15,000) *
                               $5,000/$70,000]
                           =   $85,000 + $15,000 - $7,143
                           =   $92,857

Basic Death Benefit        =   max [$75,000, $50,000 + $15,000 - {(50,000 +
                               $15,000) * $5,000/$70,000}]
                           =   max [$75,000, $60,357]
                           =   $75,000

The Death Benefit therefore is $92,857.

Examples of Highest Daily Value Death Benefit Calculation

The following are examples of how the HDV Death Benefit is calculated. Each example assumes an initial Purchase Payment of $50,000. Each example assumes that there is one Owner who is age 70 on the Issue Date.

Example with market increase and death before Death Benefit Target Date

Assume that the Owner's Account Value has generally been increasing due to positive market performance and that no withdrawals have been made. On the date we receive due proof of death, the Account Value is $75,000; however, the Highest Daily Value was $90,000. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value or the basic Death Benefit. The Death Benefit would be the HDV ($90,000) because it is greater than the amount that would have been payable under the basic Death Benefit ($75,000).

Example with withdrawals

Assume that the Account Value has been increasing due to positive market performance and the Owner made a withdrawal of $15,000 in Annuity Year 7 when the Account Value was $75,000. On the date we receive due proof of death, the Account Value is $80,000; however, the Highest Daily Value ($90,000) was attained during the fifth Annuity Year. Assume as well that the Owner has died before the Death Benefit Target Date. The Death Benefit is equal to the greater of the Highest Daily Value (proportionally reduced by the subsequent withdrawal) or the basic Death Benefit.

 Highest Daily Value. =   $90,000 - [$90,000 * $15,000/$75,000]
                      =   $90,000 - $18,000
                      =   $72,000

 Basic Death Benefit. =   max [$80,000, $50,000 - ($50,000 * $15,000/$75,000)]
                      =   max [$80,000, $40,000]
                      =   $80,000

 The Death Benefit therefore is $80,000.

       APPENDIX C - ADDITIONAL INFORMATION ON ASSET ALLOCATION PROGRAMS

PROGRAM RULES

   . You can elect an asset allocation program provided by LPL Financial Corporation, ("LPL"), the firm selling the Annuity. Under the program, the Sub-accounts for each asset class in each model portfolio are designated based on LPL's evaluation of available Sub-accounts. If you elect the Highest Daily Lifetime Five Benefit ("HD5"), the Lifetime Five Benefit ("LT5"), Spousal Lifetime Five Benefit ("SLT5"), the Highest Daily Lifetime Seven Benefit (including the "Plus" version) ("HD7"), the Spousal Highest Daily Lifetime Seven Benefit (including the "Plus" version) ("SHD7"), the Highest Daily Lifetime 6 Plus Benefits, Highest Daily GRO, GRO Plus II, Highest Daily GRO II or the Highest Daily Value Death Benefit ("HDV"), you must enroll in one of the eligible model portfolios. Asset allocation is a sophisticated method of diversification that allocates assets among asset classes in order to manage investment risk and potentially enhance returns over the long term. However, asset allocation does not guarantee a profit or protect against a loss.

   . Prudential Annuities does not design the program or the models, and it is not responsible for the program or the models. Prudential Annuities does not provide investment advice and is responsible only for administering the model you select.

   . Please see your program materials for a detailed description of LPL's asset allocation program including the available model portfolios. You can obtain these materials from your LPL Financial Professional.

HOW THE ASSET ALLOCATION PROGRAM WORKS

   . Amounts will automatically be allocated in accordance with the percentages and to Sub-accounts indicated for the model portfolio that you choose with your LPL Financial Professional. If you allocate your Account Value or transfer your Account Value among any Sub-accounts that are outside of your model portfolio, we will allocate these amounts according to the allocation percentages of the applicable model portfolio upon the next rebalancing. You may only choose one model portfolio at a time. When you enroll in the asset allocation program and upon each rebalance thereafter, 100% of your Account Value allocated to the variable Sub-accounts will be allocated to the asset allocation program. Any Account Value not invested in the Sub-accounts will not be part of the program.

   . Additional Purchase Payments: Unless otherwise requested, any additional Purchase Payments applied to the variable Sub-accounts in the Annuity will be allocated to the Sub-accounts according to the allocation percentages for the model portfolio you choose. Allocation of additional Purchase Payments outside of your model portfolio but into a Sub-account, will be reallocated according to the allocation percentages of the applicable model portfolio upon the next rebalancing.

   . Rebalancing Your Model Portfolio: Changes in the value of the Sub-account will cause your Account Value allocated to the Sub-accounts to vary from the percentage allocations of the model portfolio you select. By selecting the asset allocation program, you have directed us to periodically (e.g., quarterly) rebalance your Account Value allocated to the Sub-accounts in accordance with the percentage allocations assigned to each Sub-account within your model portfolio at the time you elected the program or as later modified with your consent. Some asset allocation programs will only require that a rebalancing occur when the percent of your Account Value allocated to the Sub-accounts are outside of the acceptable range permitted under such asset allocation program. Note - Any Account Value not invested in the Sub-accounts will not be affected by any rebalance.

   . Owner Changes in Choice of Model Portfolio: Generally, you may change from the model portfolio that you have elected to any other currently available model portfolio at any time. The change will be implemented on the date we receive all required information in the manner that is then permitted or required. Restrictions and limitations may apply, see LPL program materials for details.

TERMINATION OR MODIFICATION OF THE ASSET ALLOCATION PROGRAM:

   . You may request to terminate your asset allocation program at any time unless you have elected an optional benefit that requires that you maintain your Account Value in the asset allocation program. Any termination will be effective on the date that Prudential Annuities receives your termination request in good order. If you move your account from LPL to another firm, and you have elected one of the optional benefits mentioned above, then termination of your asset allocation program with LPL must coincide with enrollment in a then currently available and approved asset allocation program or other approved option. LPL reserves the right to terminate or modify the asset allocation program at any time. Prudential Annuities reserves the right to change the way in which we administer the program and to terminate our administration of the program.

RESTRICTIONS ON ELECTING THE ASSET ALLOCATION:

   . You cannot participate in auto-rebalancing or a DCA program while enrolled in an asset allocation program. Upon election of an asset allocation program, Prudential Annuities will automatically terminate your enrollment in any auto-rebalancing or DCA program. Finally, Systematic Withdrawals can only be made as flat dollar amounts.

     APPENDIX D - FORMULA UNDER HIGHEST DAILY LIFETIME FIVE INCOME BENEFIT

We set out below the current formula under which we may transfer amounts between the variable investment options and the Benefit Fixed Rate Account. Upon your election of Highest Daily Lifetime Five, we will not alter the formula that applies to your Annuity. However, as discussed in the "Living Benefits" section, we reserve the right to modify this formula with respect to those who elect Highest Daily Lifetime Five in the future.

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Five benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factors that we use currently are derived from the a2000 Individual Annuity Mortality Table with an assumed interest rate of 3%. Each number in the table "a" factors (which appears below) represents a factor, which when multiplied by the Highest Daily Annual Income Amount, projects our total liability for the purpose of asset transfers under the guarantee.

   . Q - age based factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. The factor is currently set equal to 1.

   .   V - the total value of all Permitted Sub-accounts in the Annuity.

   .   F - the total value of all Benefit Fixed Rate Account allocations.

   . I - the income value prior to the first withdrawal. The income value is equal to what the Highest Daily Annual Income Amount would be if the first withdrawal were taken on the date of calculation. After the first withdrawal the income value equals the greater of the Highest Daily Annual Income Amount, the quarterly step-up amount times the annual income percentage, and the Account Value times the annual income percentage.

   .   T - the amount of a transfer into or out of the Benefit Fixed Rate
       Account.

   . I% - annual income amount percentage. This factor is established on the Effective Date and is not changed for the life of the guarantee. Currently, this percentage is equal to 5%

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

                 L      =      I * Q * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

                 Target Ratio r      =      (L - F) / V.

      . If r (>) C\\u\\, assets in the Permitted Sub-accounts are transferred to Benefit Fixed Rate Account.

      . If r (<) C\\l\\, and there are currently assets in the Benefit Fixed Rate Account (F (>) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   {Min(V, [L - F - V * C\\t\\] / (1 -           T>0, Money moving from
          C\\t\\))}                                     the Permitted
                                                        Sub-accounts to the
                                                        Benefit Fixed Rate
                                                        Account
  T   =   {Min(F, [L - F - V * C\\t\\] / (1 - C\\t\\))} T<0, Money moving from the Benefit Fixed Rate
                                                        Account to the
                                                        Permitted Sub-accounts]

Example:

Male age 65 contributes $100,000 into the Permitted Sub accounts and the value drops to $92,300 during year one, end of day one. A table of values for "a" appears below.

Target Value Calculation:

  L   =   I * Q * a
      =   5000.67 * 1 * 15.34
      =   76,710.28

Target Ratio:

  r   =   (L - F) / V
      =   (76,710.28 - 0) / 92,300.00
      =   83.11%

Since r (>) Cu (because 83.11% > 83%) a transfer into the Benefit Fixed rate Account occurs.

  T   =   { Min ( V, [ L - F - V * Ct] / ( 1 - Ct))}
      =   { Min ( 92,300.00, [ 76,710.28 - 0 - 92,300.00 * 0.80] / ( 1 -
          0.80))}
      =   { Min ( 92,300.00, 14,351.40 )}
      =   14,351.40

FORMULA FOR CONTRACTS WITH 90% CAP FEATURE

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V) is equal to zero, no calculation is necessary.

   L      =      I * Q * a

If you elect this feature, the following replaces the "Transfer Calculation" above.

Transfer Calculation:

The following formula, which is set on the effective date of this feature and is not changed for the life of the guarantee, determines when a transfer is required: On the effective date of this feature (and only on the effective date of this feature), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Benefit Fixed Rate
Account:

If (F / (V + F) > .90) then T = F - (V + F) * .90

If T is greater than $0 as described above, then an amount equal to T is transferred from the Benefit Fixed Rate Account and allocated to the permitted Sub-accounts, no additional transfer calculations are performed on the effective date, and future transfers to the Benefit Fixed Rate Account will not occur at least until there is first a transfer out of the Benefit Fixed Rate Account.

On each Valuation Day thereafter (including the effective date of this feature provided F / (V + F) (less than)= .90), the following asset transfer calculation is performed



   Target Ratio r      =      (L - F) / V

   . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the Benefit Fixed Rate Account (subject to the 90% cap rule described above).

   . If r < C\\l\\ and there are currently assets in the Benefit Fixed Rate Account (F (greater than) 0), assets in the Benefit Fixed Rate Account are transferred to the Permitted Sub-accounts.

The following formula, which is set on the Effective Date of this feature and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 * (V + F)) - F),              Money is
          [L - F - V * C\\t\\] / (1 - C\\t\\))             transferred from
                                                           the elected
                                                           Permitted
                                                           Sub-accounts to
                                                           Benefit Fixed Rate
                                                           Account
  T   =   Min (F, - [L - F - V * C\\t\\] / (1 - C\\t\\)),  Money is
                                                           transferred from
                                                           the Benefit Fixed
                                                           Rate Account to the
                                                           Permitted
                                                           Sub-accounts

                 Age 65 "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
Years    1      2     3     4     5     6     7     8     9    10    11    12
-----  ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2     14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3     14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4     14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5     13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6     13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7     12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8     12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9     11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10    11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11    10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12    10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13    10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14     9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.26  9.29
 15     9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16     8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17     8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18     8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19     7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20     7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21     6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22     6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23     6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24     5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25     5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26     5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27     4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28     4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29     4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30     4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
 31     4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
 32     3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
 33     3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
 34     3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
 35     3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
 36     3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
 37     2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
 38     2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
 39     2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
 40     2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
 41     2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply whether or not the 90% cap is elected.

        APPENDIX E - ANNUITIES APPROVED FOR SALE BY THE NEW YORK STATE
                             INSURANCE DEPARTMENT

                                                   Optimum XTra NY

Minimum Investment                                 $10,000

Maximum Issue Age                                  Annuitant 85
                                                   Oldest Owner 75

Contingent Deferred Sales Charge Schedule          10 Years
                                                   (9%, 9%, 8%, 7%, 6%, 5%, 4%, 3%, 2%, 1%) (Applied
                                                   to Purchase Payments based on the inception date
                                                   of the Annuity)

Insurance Charge                                   1.75%

Distribution Charge                                N/A

Annual Maintenance Fee                             Lesser of $30 or 2% of Account Value

Transfer Fee                                       $10 after twenty in any annuity year

Contract Credit                                    Yes. The amount of the credit applied to a
                                                   Purchase Payment is based on the year the
                                                   Purchase Payment is received, and the amount of
                                                   the Purchase Payment. For cumulative Purchase
                                                   Payments $100,000 or greater, for the first 6
                                                   years of the Annuity is as follows: the credit
                                                   percentages for each year, starting with the
                                                   first, are 8%, 6%, 4%, 3%, 2%, and 1%. For
                                                   cumulative Purchase Payments less than $100,000:
                                                   6%, 5%, 4%, 3%, 2%, and 1%. Recaptured in certain
                                                   circumstances.

Fixed Allocation (If available, early withdrawals
  are subject to a Market Value Adjustment)
  ("MVA")                                          No

Variable Investment Options                        All options generally available except where
                                                   restrictions apply when certain riders are
                                                   purchased.

Basic Death Benefit
                                                   The greater of: Purchase Payments less proportional
                                                   withdrawals or Account Value (variable) (No MVA
                                                   applied)

Medically-Related Surrender Feature                N/A

Optional Death Benefits (for an additional
  cost)/(1)/                                       HAV

Optional Living Benefits (for an additional        GRO Plus 2008, Highest Daily GRO, GMWB, GMIB,
  cost)/(2)/                                       Lifetime Five, Spousal Lifetime Five, Highest
                                                   Daily Lifetime Five Highest Daily Lifetime Seven,
                                                   Spousal Highest Daily Lifetime Seven, Highest
                                                   Daily Lifetime 7 Plus and Spousal Highest Daily
                                                   Lifetime 7 Plus, GRO Plus II, Highest Daily GRO
                                                   II, Highest Daily Lifetime 6 Plus, Spousal
                                                   Highest Daily Lifetime 6 Plus

Annuity Rewards/(3)/                               Available after initial CDSC period

Annuitization Options                              Fixed option only Annuity date cannot exceed the
                                                   first day of the calendar month following
                                                   Annuitant's 90/th/ birthday The maximum Annuity
                                                   Date is based on the first Owner or Annuitant to
                                                   reach the maximum age, as indicated in your
                                                   Annuity.

(1)For more information on these benefits, refer to the "Death Benefit" section in the Prospectus.
(2)For more information on these benefits, refer to the "Living Benefit"
   section in the Prospectus. Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Spousal Highest Daily Lifetime Seven with Beneficiary Income Option (BIO), Highest Daily Lifetime Seven with Lifetime Income Accelerator (LIA), Highest Daily Lifetime 7 Plus with BIO, Spousal Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 6 Plus with LIA, and Highest Daily Lifetime 7 Plus with LIA are not currently available in New York.
(3)The Annuity rewards benefit offers Owners an ability to increase the guaranteed death benefit so that the death benefit will at least equal the Annuity's Account Value on the effective date of the Annuity Rewards benefits, if the terms of the Annuity Rewards benefit are met.

                   Appendix F - Formula Under GRO Plus 2008

(The following formula also applies to elections of HD GRO, if HD GRO was elected prior to July 16, 2010.)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of the Base Guarantee Period or Step-Up Guarantee Period. We call the greatest of these values the "current liability (L)."

       L    =    MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Next the formula calculates the following formula ratio:

       r    =    (L - B) / V.

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the bond fund Sub-account associated with the current liability. If at the time we make a transfer to the bond fund Sub-account associated with the current liability there is Account Value allocated to a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\.

The transfer amount is calculated by the following formula:

       T     =    {Min(V, [L - B - V*C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account into the elected Sub-accounts.

The transfer amount is calculated by the following formula:

       T    =    {Min(B, - [L - B - V*C\\t\\] / (1 - C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a bond fund Sub-account not associated with the current liability, we will transfer all assets from that bond fund Sub-account to the bond fund Sub-account associated with the current liability.

      FORMULA FOR ANNUITIES WITH 90% CAP RULE FEATURE - GRO PLUS 2008 AND
                               HIGHEST DAILY GRO

(The following formula also applies to elections of HD GRO with 90% cap, if HD GRO with 90% cap was elected prior to July 16, 2010.)

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   .   V is the current Account Value of the elected Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the Transfer AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

Transfer Calculation

The formula, which is set on the Effective Date of the 90% Cap Rule, and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST bond portfolio Sub-account:

       If (B / (V + B) > .90), then
       T    =    B - [(V + B) * .90]

If T as described above is greater than $0, then that amount ("T") is transferred from the AST bond portfolio Sub-account to the elected Sub-accounts and no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST bond portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST bond portfolio Sub-account occurs.

On each Valuation Date thereafter (including the Effective Date of the 90% Cap Rule, provided (B / (V + B) < = .90), the formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)."

       L    =    MAX(Li), where Li = Gi / (1 + di)/^(Ni/365)/

Next the formula calculates the following formula ratio:

       r    =    (L - B) / V

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability, subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account (the "90% cap rule"). If, at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability, there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

       T    =    {Min(MAX(0, (.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 -
       C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the Transfer AST bond portfolio Sub-account, then the formula will transfer assets out of the Transfer AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the Transfer AST bond portfolio Sub-account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T    =    {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap rule.

  APPENDIX G - FORMULA UNDER HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT AND
              SPOUSAL HIGHEST DAILY LIFETIME SEVEN INCOME BENEFIT

(including Highest Daily Lifetime Seven with BIO, Highest Daily Lifetime Seven with LIA and Spousal Highest Daily Lifetime Seven with BIO)

1. Formula for Contracts Issued on or after July 21, 2008

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L      =      0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r      =      (L - B) / (V\\V\\ + V\\F\\).

      . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

      . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   {Min ((V\\V\\ + V\\F\\), [L - B - (V\\V\\ +   Money is transferred
          V\\F\\) * C\\t\\] / (1 - C\\t\\))}            from the Permitted
                                                        Sub-accounts and Fixed
                                                        Rate Options to the
                                                        AST Investment Grade
                                                        Bond Sub-account
  T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\)*        Money is transferred
          C\\t\\] / (1 - C\\t\\))}                      from the AST
                                                        Investment Grade Bond
                                                        Sub-account to the
                                                        Permitted Sub-accounts

2. Formula for Contracts Issued Prior to 7/21/08

(Without Election of 90% Cap Feature)

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULA:

   . C\\u \\- the upper target is established on the effective date of the Highest Daily Lifetime Seven benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 77%.

   .   L - the target value as of the current business day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V - the total value of all Permitted Sub-accounts in the annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first withdrawal, the Income Basis is the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value at the time of the first withdrawal, adjusted for additional purchase payments including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, (2) any highest quarterly value increased for additional purchase payments including the amount of any associated Credits, and adjusted for withdrawals, and (3) the Account Value.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

* Note: withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

TARGET VALUE CALCULATION:

On each business day, a target value (L) is calculated, according to the following formula. If the variable account value (V) is equal to zero, no calculation is necessary.

   L       =   0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r       =   (L - B) / V.

   . If r > C\\u\\, assets in the Permitted Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account.

   . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T   =   {Min(V, [L - B - V * C\\t\\] / (1 - C\\t\\))},   Money is transferred
                                                         from the Permitted
                                                         Sub-accounts to the
                                                         AST Investment Grade
                                                         Bond Portfolio
                                                         Sub-account

T   =   {Min(B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}, Money is transferred from the AST
                                                         Investment Grade Bond
                                                         Portfolio Sub-account
                                                         to the Permitted
                                                         Sub-accounts

3. Formula for Annuities with 90% Cap Feature if Benefit was Elected Prior to July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula.

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

       L     =     0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

       If (B / (V + B) > .90) then
       T     =     B - [(V + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V + B) <= .90), the following asset transfer calculation is performed:

       Target Ratio r       = (L - B) / V

       . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account provided transfers are not suspended under the 90% Cap Rule described below.

       . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V + B)) - B),              Money is transferred
        [L - B - V * C\\t\\] / (1 - C\\t\\))             from the elected
                                                         Sub-accounts to the
                                                         AST Investment Grade
                                                         Bond Portfolio
                                                         Sub-account

T   =   {Min (B, - [L - B - V * C\\t\\] / (1 - C\\t\\))} Money is transferred from the AST
                                                         Investment Grade Bond
                                                         Portfolio Sub-account
                                                         to the elected
                                                         Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade

Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

4. Formula for Annuities with 90% Cap Feature if Benefit was Elected on or after July 21, 2008

See above for the Terms and Definitions Referenced in the Calculation Formula

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

       L     =     0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in the Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the AST Investment Grade Bond Portfolio Sub-account:

   If (B / (V\\V\\ + V\\F\\ + B) > .90) then
   T                                   =   B - [(V\\V\\ + V\\F\\ + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the AST Investment Grade Bond Portfolio Sub-account are suspended. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B / (V\\V\\ + V\\F\\ + B) <= .90), the following asset transfer calculation is performed:

                Target Ratio r  =   (L - B) / (V\\V\\ + V\\F\\)

      . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the AST Investment Grade Bond Portfolio Sub-account, provided transfers are not suspended under the 90% Cap Rule described below.

      . If r < C\\l\\ and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST
          Investment Grade Bond Portfolio Sub-account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B))      Money is transferred
        - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\]       from the elected
        / (1 - C\\t\\))                                  Sub-accounts to AST
                                                         Investment Grade Bond
                                                         Portfolio Sub-account.

T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\]  Money is transferred
        / (1 - C\\t\\))}                                 from the AST
                                                         Investment Grade Bond
                                                         Portfolio Sub-account
                                                         to the elected
                                                         Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the AST Investment Grade Bond Portfolio Sub-account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the AST Investment Grade Bond Portfolio Sub-account occurs which results in 90% of the Account Value being allocated to the AST Investment Grade Bond Portfolio Sub-account, any transfers into the AST Investment Grade Bond Portfolio Sub-account will be suspended, even if the formula would otherwise dictate that a transfer into the AST Investment Grade Bond Portfolio Sub-account should occur. Transfers out of the AST Investment Grade Bond Portfolio Sub-account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the AST Investment Grade Bond Portfolio Sub-account occurs. Due to the performance of the

AST Investment Grade Bond Portfolio Sub-account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the AST Investment Grade Bond Portfolio Sub-account.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

       Months
 Years   1      2     3     4     5     6     7     8     9    10    11    12
 ----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
  1    15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
  2    14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
  3    14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
  4    14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
  5    13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
  6    13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
  7    12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
  8    12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
  9    11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
  10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
  11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
  12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
  13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
  14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
  15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
  16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
  17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
  18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
  19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
  20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
  21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
  22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
  23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
  24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
  25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
  26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
  27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
  28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
  29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
  30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06
  31    4.04   4.02  4.00  3.98  3.97  3.95  3.93  3.91  3.90  3.88  3.86  3.84
  32    3.83   3.81  3.79  3.78  3.76  3.74  3.72  3.71  3.69  3.67  3.66  3.64
  33    3.62   3.61  3.59  3.57  3.55  3.54  3.52  3.50  3.49  3.47  3.45  3.44
  34    3.42   3.40  3.39  3.37  3.35  3.34  3.32  3.30  3.29  3.27  3.25  3.24
  35    3.22   3.20  3.18  3.17  3.15  3.13  3.12  3.10  3.08  3.07  3.05  3.03
  36    3.02   3.00  2.98  2.96  2.95  2.93  2.91  2.90  2.88  2.86  2.85  2.83
  37    2.81   2.79  2.78  2.76  2.74  2.73  2.71  2.69  2.68  2.66  2.64  2.62
  38    2.61   2.59  2.57  2.56  2.54  2.52  2.51  2.49  2.47  2.45  2.44  2.42
  39    2.40   2.39  2.37  2.35  2.34  2.32  2.30  2.29  2.27  2.25  2.24  2.22
  40    2.20   2.19  2.17  2.15  2.14  2.12  2.11  2.09  2.07  2.06  2.04  2.02
  41    2.01   1.84  1.67  1.51  1.34  1.17  1.00  0.84  0.67  0.50  0.33  0.17

* The values set forth in this table are applied to all ages, and apply to each formula set out in this Appendix.

   APPENDIX H - FORMULA FOR HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 7 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 7 Plus with BIO, Highest Daily Lifetime 7 Plus with LIA and Spousal Highest Daily Lifetime 7 Plus with BIO)

      TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND
                   THE AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 7 Plus/Spousal Highest Daily Lifetime 7 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors)

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   .   V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated Credits, and adjusted proportionally for excess withdrawals*, and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation increased for additional purchase payments including the amount of any associated Credits, and adjusted for Lifetime Withdrawals.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\+ V\\F\\) is equal to zero, no calculation is necessary.

       L      =      0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

               Target Ratio r  =   (L - B) / (V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r > Cu and r [_] Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including Book Value Fixed Allocations used with any applicable Enhanced DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

      . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 *
          (V\\V\\ + V\\F\\ +     Money is transferred from the Permitted
          B)) - B),              Sub-accounts and Fixed Rate Options to the AST
          [L - B - (V\\V\\ +     Investment Grade Bond
          V\\F\\) * C\\t\\]/(1   Sub-account
          - C\\t\\))

  T   =   {Min (B, - [L - B -    Money is transferred
          (V\\V\\ + V\\F\\)*     from the AST
          C\\t\\]/(1 - C\\t\\))} Investment Grade Bond
                                 Sub-account to the
                                 Permitted Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V\\F\\) - L + B) /
(1 - C\\u\\), then

   T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}   Money is transferred
                                                        from the AST
                                                        Investment Grade Bond
                                                        Sub-account to the
                                                        Permitted
                                                        Sub-accounts.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1    15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2    14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3    14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4    14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5    13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6    13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7    12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8    12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9    11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06

Appendix I - Special Contract Provisions for Annuities Issued in Certain States

Certain features of your Annuity may be different than the features described earlier in this prospectus if your Annuity is issued in certain states described below. For Annuities issued in New York, please see Appendix E.

Jurisdiction   Special Provisions
Connecticut    Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Hawaii         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Iowa           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Maryland       Fixed Allocations are not available.
Massachusetts  If your Annuity is issued in Massachusetts after January 1,
               2009, the annuity rates we use to calculate annuity payments are available only on a gender-neutral basis under any Annuity
               Option or any lifetime withdrawal optional benefit (except the
               Guaranteed Minimum Withdrawal Benefit).
               Medically-Related Surrenders are not available.
Montana        If your Annuity is issued in Montana, the annuity rates we use to calculate annuity payments are available only on a
               gender-neutral basis under any Annuity Option or any lifetime withdrawal optional benefit (except the Guaranteed Minimum
               Withdrawal Benefit).
Nevada         Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available. Fixed Allocations are not available.
New York       Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
North Dakota   Fixed Allocations are not available.
Texas          Death benefit suspension not applicable upon provision of
               evidence of good health. See annuity contract for exact details.
Utah           Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.
Vermont        Fixed Allocations are not available.
Washington     Fixed Allocations are not available. Combination Roll-Up Value and Highest Periodic Value Death Benefit not available. Highest
               Daily Lifetime 6 Plus with Lifetime Income Accelerator is not available.

  APPENDIX J - FORMULA FOR HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT AND
             SPOUSAL HIGHEST DAILY LIFETIME 6 PLUS INCOME BENEFIT

(including Highest Daily Lifetime 6 Plus with LIA)

    TRANSFERS OF ACCOUNT VALUE BETWEEN YOUR PERMITTED SUB-ACCOUNTS AND THE
                     AST INVESTMENT GRADE BOND SUB-ACCOUNT

TERMS AND DEFINITIONS REFERENCED IN THE CALCULATION FORMULAS:

   . C\\u\\ - the upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently, it is 83%.

   . Cu\\s\\ - The secondary upper target is established on the effective date of the Highest Daily Lifetime 6 Plus/Spousal Highest Daily Lifetime 6 Plus benefit (the "Effective Date") and is not changed for the life of the guarantee. Currently it is 84.5%.

   . C\\t\\ - the target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 80%.

   . C\\l\\ - the lower target is established on the Effective Date and is not changed for the life of the guarantee. Currently, it is 78%.

   .   L - the target value as of the current Valuation Day.

   .   r - the target ratio.

   . a - factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee. (See below for the table of "a" factors).

   .   V\\v\\ - the total value of all Permitted Sub-accounts in the Annuity.

   . V\\F\\ - the total value of all elected Fixed Rate Options in the Annuity.

   .   B - the total value of the AST Investment Grade Bond Portfolio
       Sub-account.

   . P - Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis is equal to the greater of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for additional purchase payments, including the amount of any associated purchase Credits, and adjusted proportionally for excess withdrawals*, and (2) the Protected Withdrawal Value on any Annuity Anniversary subsequent to the first Lifetime Withdrawal, increased for subsequent additional purchase payments (including the amount of any associated purchase Credits) and adjusted proportionately for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Annuity anniversary, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional purchase payments (including the amount of any associated purchase Credits) and adjusted for withdrawals, as described herein.

   . T - the amount of a transfer into or out of the AST Investment Grade Bond Portfolio Sub-account.

   . T\\M\\ - the amount of a monthly transfer out of the AST Investment Grade Bond Portfolio.

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

                              DAILY CALCULATIONS

TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

       L      =      0.05 * P * a

TRANSFER CALCULATION:

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

Target Ratio r     =     (L - B) / (V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r > C\\u\\ and r [_] Cu\\s\\ or if on any day r > Cu\\s\\, and subject to the 90% cap rule described above, assets in the Permitted Sub-accounts (including DCA Fixed Rate Options used with any applicable 6 or 12 Month DCA Program) are transferred to the AST Investment Grade Bond Portfolio Sub-account.

      . If r < C\\l\\, and there are currently assets in the AST Investment Grade Bond Portfolio Sub-account (B > 0), assets in the AST Investment Grade Bond Portfolio Sub-account are transferred to the Permitted Sub-accounts as described above.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

  T   =   Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B))      Money is
          - B), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] /     transferred from
          (1 - C\\t\\))                                    the Permitted
                                                           Sub-accounts and
                                                           DCA Fixed Rate
                                                           Options to the AST
                                                           Investment Grade
                                                           Bond Sub-account

  T   =   {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\]  Money is
          / (1 - C\\t\\))}                                 transferred from
                                                           the AST Investment
                                                           Grade Bond
                                                           Sub-account to the
                                                           Permitted
                                                           Sub-accounts

MONTHLY CALCULATION

On each monthly anniversary of the Annuity Issue Date and following the daily Transfer Calculation above, the following formula determines if a transfer from the AST Investment Grade Bond Sub-account to the Permitted Sub-Accounts will occur:

If, after the daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\ * (V\\V\\ + V \\F\\) - L + B)
/ (1 - C \\u\\), then

  T\\M\\  =   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))}       Money is
                                                           transferred from
                                                           the AST Investment
                                                           Grade Bond
                                                           Sub-account to the
                                                           Permitted
                                                           Sub-accounts.

                    "a" Factors for Liability Calculations
              (in Years and Months since Benefit Effective Date)*

      Months
Years   1      2     3     4     5     6     7     8     9    10    11     12
----- ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 1    15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2    14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3    14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4    14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5    13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6    13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7    12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8    12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9    11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10   11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11   10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12   10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13   10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14    9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15    9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16    8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17    8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18    8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19    7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20    7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21    6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22    6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23    6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24    5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25    5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26    5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27    4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28    4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29    4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30    4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

*  The values set forth in this table are applied to all ages.
** In all subsequent years and months thereafter, the annuity factor is 4.06.

                     APPENDIX K - FORMULA FOR GRO PLUS II

(The following formula also applies to elections of HD GRO II, if HD GRO II was elected prior to July 16, 2010.)

The following are the terms and definitions referenced in the transfer calculation formula:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of any fixed-rate Sub-accounts of the Annuity

   .   B is the total current value of the AST bond portfolio Sub-account

   .   C\\l\\ is the lower target value. Currently, it is 79%.

   .   C\\t\\ is the middle target value. Currently, it is 82%.

   .   C\\u\\ is the upper target value. Currently, it is 85%.

   . T is the amount of a transfer into or out of the AST bond portfolio Sub-account.

For each guarantee provided under the benefit,

   .   G\\i\\ is the guarantee amount

   .   N\\i\\ is the number of days until the maturity date

   . d\\i\\ is the discount rate applicable to the number of days until the maturity date. It is determined with reference to a benchmark index, reduced by the Discount Rate Adjustment and subject to the discount rate minimum. The discount rate minimum, beginning on the effective date of the benefit, is three percent, and will decline monthly over the first twenty-four months following the effective date of the benefit to one percent in the twenty-fifth month, and will remain at one percent for every month thereafter. Once selected, we will not change the applicable benchmark index. However, if the benchmark index is discontinued, we will substitute a successor benchmark index, if there is one. Otherwise we will substitute a comparable benchmark index. We will obtain any required regulatory approvals prior to substitution of the benchmark index.

The formula, which is set on the effective date and is not changed while the benefit is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the guarantee amount at the end of each applicable guarantee period. We call the greatest of these values the "current liability (L)."

       L      =      MAX(L\\i\\), where L\\i\\ = G\\i\\ / (1 +
       d\\i\\)/^(Ni/365)/

Next the formula calculates the following formula ratio:

       r      =      (L - B) / (V\\V\\ + V\\F\\)

If the formula ratio exceeds an upper target value, then all or a portion of the Account Value will be transferred to the AST bond portfolio Sub-account associated with the current liability subject to the rule that prevents a transfer into that AST bond portfolio Sub-account if 90% or more of Account Value is in that Sub-account ( "90% cap rule"). If at the time we make a transfer to the AST bond portfolio Sub-account associated with the current liability there is Account Value allocated to an AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the AST bond portfolio Sub-account if r > C\\u\\, subject to the 90% cap rule.

The transfer amount is calculated by the following formula:

       T      =      {Min(MAX(0, (.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B -
       (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value and there are assets in the AST bond portfolio Sub-account, then the formula will transfer assets out of the AST bond portfolio Sub-account into the elected Sub-accounts.

The formula will transfer assets out of the AST bond portfolio Sub-account if r
< C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

       T      =      {Min(B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 -
       C\\t\\))}

If following a transfer to the elected Sub-accounts, there are assets remaining in a AST bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that AST bond portfolio Sub-account to the AST bond portfolio Sub-account associated with the current liability.

If transfers into the AST bond portfolio Sub-account are restricted due to the operation of the 90% cap rule, then we will not perform any intra-AST bond portfolio Sub-account transfers. However, if assets transfer out of an AST bond portfolio Sub-account and into the elected Sub-accounts due to the maturity of the AST bond portfolio, by operation of the formula, assets may subsequently transfer to another AST bond portfolio Sub-account that is associated with a future guarantee, subject to the 90% cap.

                  APPENDIX L - FORMULA FOR HIGHEST DAILY GRO

Formula for elections of HD GRO on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F \\is the current Account Value of the elected Fixed Rate Options of the Annuity

   .   B is the total current value of the Transfer Account

   . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

   .   T is the amount of a transfer into or out of the Transfer Account

   . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Purchase Payments) within the current Benefit Year that would result in a new Guarantee
       Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

        L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Where:

   .   G\\i\\ is the value of the Guarantee Amount or the Projected Future
       Guarantee

   .   N\\i\\ is the number of days until the end of the Guarantee Period

   . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

                       r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

          T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\
+ V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

     T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

                 APPENDIX M - FORMULA FOR HIGHEST DAILY GRO II

Formula for elections of HD GRO II made on or after July 16, 2010, subject to state approval. The operation of the formula is the same as for elections of HD GRO II prior to July 16, 2010. The formula below provides additional information regarding the concept of the Projected Future Guarantee throughout the Transfer Calculation.

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

   .   AV is the current Account Value of the Annuity

   . V\\V\\ is the current Account Value of the elected Sub-accounts of the Annuity

   . V\\F\\ is the current Account Value of the elected Fixed Rate Options of the Annuity

   .   B is the total current value of the Transfer Account

   . C\\l\\ is the lower target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\t\\ is the middle target value; it is established on the Effective Date and is not changed for the life of the guarantee

   . C\\u\\ is the upper target value; it is established on the Effective Date and is not changed for the life of the guarantee

   .   T is the amount of a transfer into or out of the Transfer Account

   . "Projected Future Guarantee" is an amount equal to the highest Account Value (adjusted for Withdrawals and additional Net Purchase Payments) within the current Benefit Year that would result in a new Guarantee Amount. For the Projected Future Guarantee, the assumed Guarantee Period begins on the current Valuation Day and ends 10 years from the next anniversary of the Effective Date. We only calculate a Projected Future Guarantee if the assumed Guarantee Period associated with that Projected Future Guarantee does not extend beyond the latest Annuity Date applicable to the Annuity.

The formula, which is set on the Effective Date and is not changed while the Rider is in effect, determines, on each Valuation Day, when a transfer is required.

The formula begins by determining for each Guarantee Amount and for the Projected Future Guarantee, the value on that Valuation Day that, if appreciated at the applicable discount rate, would equal the Guarantee Amount at the end of the Guarantee Period. We call the greatest of these values the "current liability (L)".

     L = MAX (L\\i\\), where L\\i\\ = G\\i\\ / (1 + d\\i\\)/^(Ni/365)/.

Where:
   .   G\\i\\ is the value of the Guarantee Amount or the Projected Future
       Guarantee

   .   N\\i\\ is the number of days until the end of the Guarantee Period

   . d\\i\\ is the discount rate associated with the number of days until the end of a Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). The discount rate is determined by taking the greater of the Benchmark Index Interest Rate less the Discount Rate Adjustment, and the Discount Rate Minimum. The applicable term of the Benchmark Index Interest Rate is the same as the number of days remaining until the end of the Guarantee Period (or the assumed Guarantee Period, for the Projected Future Guarantee). If no Benchmark Index Interest Rate is available for such term, the nearest available term will be used. The Discount Rate Minimum is determined based on the number of months since the Effective Date.

Next the formula calculates the following formula ratio (r):

   r = (L - B) / (V\\V\\ + V\\F\\).

If the formula ratio exceeds an upper target value, then Account Value will be transferred to the bond portfolio Sub-account associated with the current liability subject to the feature. If, at the time we make a transfer to the bond portfolio Sub-account associated with the current liability, there is Account Value allocated to a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

The formula will transfer assets into the Transfer Account if r > C\\u\\ and if transfers have not been suspended due to the feature. Assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

The transfer amount is calculated by the following formula:

     T = {Min(MAX(0,(.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If the formula ratio is less than a lower target value, and there are assets in the Transfer Account, then the formula will transfer assets out of the Transfer Account and into the elected Sub-accounts.

The formula will transfer assets out of the Transfer Account if r < C\\l\\ and B > 0.

The transfer amount is calculated by the following formula:

     T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))}

If, following a transfer to the elected Sub-accounts, there are assets remaining in a bond portfolio Sub-account not associated with the current liability, we will transfer all assets from that bond portfolio Sub-account to the bond portfolio Sub-account associated with the current liability.

90% Cap Feature: If, on any Valuation Day the Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.

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